Exhibit 99.1

Stephen A. Youngman (22226600)	Gary T. Holtzer (pro hac vice)
WEIL, GOTSHAL & MANGES LLP	Kelly DiBlasi (pro hac vice)
200 Crescent Court, Suite 300	WEIL, GOTSHAL & MANGES LLP
Dallas, Texas 75201	767 Fifth Avenue
Telephone: (214) 746-7700	New York, New York 10153
Facsimile: (214) 746-7777	Telephone: (212) 310-8000
Facsimile: (212) 310-8007

Attorneys for Debtors and Debtors in Possession

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE NORTHERN DISTRICT OF TEXAS

DALLAS DIVISION

__________________________________________	x
:
In re:	:	Chapter 11
:
CHC GROUP LTD. et al.,	:	Case No. 16–31854 (BJH)
:
:
Debtors.	:	(Jointly Administered)
:
__________________________________________	x

PLAN SUPPLEMENT IN CONNECTION WITH

THE DEBTORS’ SECOND AMENDED JOINT CHAPTER 11 PLAN

Attached hereto is the Plan Supplement in connection with, and as defined in, the Debtors’ Second Amended Joint Chapter 11 Plan dated December 19, 2016 [Docket No. 1371] (as has been modified and may be further modified or amended, the “ Plan”). The documents contained in the Plan Supplement are annexed hereto as Exhibits A through K and are integral to and part of the Plan and, if the Plan is confirmed, shall be approved in connection therewith.

The Debtors, consistent with the terms of the Plan and any consent rights set forth in the Plan Support Agreement, reserve the right to alter, amend, modify, or supplement any document in the Plan Supplement.

[Balance of page intentionally left blank]

The hearing to consider confirmation of the Plan (the “Confirmation Hearing”) shall be held on February 13, 2017 at 9:00 a.m. (prevailing Central Time), before the Honorable Barbara J. Houser, United States Bankruptcy Judge, in Courtroom #2, 14th Floor of the United States Bankruptcy Court for the Northern District of Texas, Dallas Division (the “Bankruptcy Court”), Earle Cabell Federal Building, 1100 Commerce St., Dallas, Texas 75242. The Confirmation Hearing may be adjourned or continued from time to time by the Bankruptcy Court without further notice other than by a Court announcement or providing for such adjournment or continuation on its agenda. The Plan may be modified, if necessary, prior to, during, or as a result of the Confirmation Hearing.

Dated:	Dallas, Texas
January 22, 2017

/s/ Stephen A. Youngman

WEIL, GOTSHAL & MANGES LLP
Stephen A. Youngman (22226600)
200 Crescent Court, Suite 300
Dallas, Texas 75201
Telephone: (214) 746-7700
Facsimile: (214) 746-7777
Email: stephen.youngman@weil.com

-and-

Gary T. Holtzer (pro hac vice)
Kelly DiBlasi (pro hac vice)
767 Fifth Avenue
New York, New York 10153
Telephone:	(212) 310-8000
Facsimile:	(212) 310-8007
Email:	gary.holtzer@weil.com
Email:	kelly.diblasi@weil.com

Attorneys for Debtors and Debtors in Possession

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LIST OF PLAN SUPPLEMENT DOCUMENTS

•	Exhibit A – List of Initial Directors and Officers of CHC Helicopter I LLC (Reorganized CHC)

•	Exhibit B – Management Incentive Plan Term Sheet

•	Exhibit C – Reorganized CHC Operating Agreement

•	Exhibit D – Exit Revolving Credit Agreement

•	Exhibit E – Amended and Restated ABL Credit Agreement

•	Exhibit F – New Second Lien Convertible Notes Indenture

•	Exhibit G – New Unsecured Notes Indenture

•	Exhibit HI – Schedule of Assumed Contracts and Leases

•	Exhibit H2 – Schedule of Rejected Contracts and Leases

•	Exhibit H3 – Schedule of Assumed Aircraft Leases

•	Exhibit H4 – Schedule of Rejected Aircraft Leases

•	Exhibit H5 – Schedule of Postpetition Aircraft Agreements

•	Exhibit H6 – Schedule of Assumed Compensation and Benefit Plans

•	Exhibit I – Registration Rights Agreement

•	Exhibit J – New Intercreditor Agreement

•	Exhibit K – Restructuring Transactions

Exhibit A

List of Initial Directors and Officers of CHC Helicopter I LLC (Reorganized CHC)

INITIAL DIRECTORS OF REORGANIZED CHC1

Karl S. Fessenden. Mr. Fessenden was named president and chief executive officer of CHC Helicopter and a board member of its parent company, CHC Group, in February 2015. He came to CHC from GE, where over 20 years he amassed a track record of strong leadership in building industrial-services businesses, as well as process discipline around resource and capital allocation. Mr. Fessenden successfully led multiple global-service business units at GE Energy and GE Aviation. Most recently he directed GE’s integration of the Alstom power-generation business, the largest acquisition in GE’s history. Prior to that, Mr. Fessenden managed GE’s $8 billion Power Generation Services unit, the largest industrial-services business at GE. His background includes 15 years in the aviation sector with GE and Pratt & Whitney.

Michael J. Bevacqua. Mr. Bevacqua joined Bain Capital Credit in 1999. Mr. Bevacqua is a Managing Director in Opportunistic Credit and the Head of the Restructuring team. Prior to his current role, Mr. Bevacqua was responsible for investments in the Automotive, Building Products, Transportation, Equipment Rental, Waste Services and Aerospace & Defense sectors. Previously, Mr. Bevacqua was a Vice President at First Union Capital Markets where he worked in the Asset Securitization Group. Mr. Bevacqua was also an Associate in Corporate Finance at NationsBanc Capital Markets and spent four years as an officer in the United States Marine Corps. Mr. Bevacqua received an M.B.A. from Pennsylvania State University and a B.S. from Ithaca College. Mr. Bevacqua currently serves on the boards of Champion Home Builders, Inc., The Manischewitz Company, Paradis Oil and Gas, and Templar Energy LLC.

Robert Schwartz. Mr. Schwartz is a Senior Vice President, Portfolio Manager and Credit Research Analyst at Alliance Bernstein, covering specialty finance, automotive, aerospace/defense and industrial companies. Prior to joining Alliance Bernstein in 2012, he analyzed the same industries as a senior credit analyst at Citadel Investment Group and Bell Point Capital Management. Before beginning his investing career in 2005, Mr. Schwartz was a project leader with Boston Consulting Group, where he advised industrial and financial companies on corporate strategy. Mr. Schwartz started his career as an automotive engineer working in Detroit, where he was awarded two patents. Schwartz holds a BS in mechanical engineering (summa cum laude) from the University of Michigan and an MBA (with high distinction) from the University of Michigan’s Stephen M. Ross School of Business.

1 Efforts to identify members of the New Board are ongoing with the assistance of an independent consultant. As a result of the ongoing search, the individuals identified as initial members may be amended, in which case the Debtors shall file a notice thereof with the Bankruptcy Court prior to the commencement of the Confirmation Hearing in accordance with the Plan and Plan Support Agreement. Consistent with the Plan, the New Board shall include an Independent Director and such Independent Director shall be appointed prior to the commencement of the Confirmation Hearing. The appointment of an Independent Director shall be subject to the consultation rights set forth in the Plan Support Agreement or if such appointment takes place after the Effective Date, then such consultation rights shall be afforded to the Post-Effective Date Committee and the Individual Creditor Parties.

The directors and officers of the Reorganized Debtors (other than Reorganized CHC as indicated herein) will remain unchanged.

Robert Del Genio. Mr. Del Genio was a co-founder and has been a member of CDG Group, LLC since the firm’s organization in 1998. Mr. Del Genio has been a managing member of CDG Group, LLC since 2012. Prior thereto, Mr. Del Genio was a Corporate Finance Partner and a National Director with Ernst & Young LLP. Mr. Del Genio joined Ernst & Young LLP in 1982. Mr. Del Genio has a Masters of Management from the Kellogg Graduate School of Management at Northwestern University and a BBA (High Honors) from the University of Notre Dame. He is a member of the AICPA and the Ohio Society of CPAs. Mr. Del Genio currently serves on the Board of Directors of Panavision, Inc. and has previously served on the Board of Directors of Washington Group International, Inc., Lazare Kaplan International, Inc. and Buffets, Inc. Mr. Del Genio also serves on the University of Notre Dame Undergraduate Experience Advisory Council.

Christian Lundsgaard. Mr. Lundsgaard joined Wayzata Investment Partners in 2004 and performs company analysis on high yield and distressed credits. Prior to joining Wayzata, Mr. Lundsgaard was employed at Banc of America Securities as an Associate in the Equity Research Department. Mr. Lundsgaard holds an M.B.A. from the Carlson School at the University of Minnesota and a B.A. in Economics from the University of Washington. Mr. Lundsgaard currently serves on the boards of Jet Engine Holding Sarl and DAG Holdings Sarl, two wholly-owned portfolio companies.

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INITIAL OFFICERS OF REORGANIZED CHC

Karl Fessenden: President and Chief Executive Officer.

Lee Eckert: Senior Vice President, Chief Financial Officer.

David Lisabeth: Senior Vice President, Human Resources.

Hooman Yazhari: Senior Vice President, Legal & Administration.

David Balevic: Senior Vice President, Engineering & Operations

Melanie Kerr: Vice President and Chief Accounting Officer.

Nicolas Stable: Vice President, Fleet Transactions & Legal.

Barry Parsons: Senior Vice President, Sales.

 Exhibit B

Management Incentive Plan Term Sheet

CHC Group Ltd.

Management Incentive Plan Term Sheet

The following describes the principal terms of the management incentive plan (the “MIP”) to be adopted by Reorganized CHC (the “Company”), in connection with its chapter 11 restructuring and approved by the pre-restructuring Board of Directors. This term sheet does not contain all of the terms and conditions of the MIP and has been prepared for discussion purposes only. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Second Amended Joint Chapter 11 Plan, as filed with the Bankruptcy Court on December 19, 2016.

I.	Long Term Incentive Plan

Long Term Incentive Plan

Phantom Units	The Long Term Incentive Plan (“LTIP”) will become effective on the Effective Date of the Company’s Plan of Reorganization.

The LTIP will provide for the grant to eligible employees of equity incentive awards in the form of phantom units (“Phantom Units”) based upon increases in value of the Reorganized CHC’s reorganized equity value.

Each Phantom Unit represents the right to receive New Membership Interests in the Company (or other consideration specified herein) with a value equal to the excess, if any (the “Spread”) of (a) value of the Company’s New Membership Interests upon a Liquidity Event or other Settlement Event (as described below) over (b) the Base Price (defined below) per Phantom Unit.

For the Initial Awards, the “Base Price” will be determined based upon the mid-point of the reorganized equity value as set forth in the Company’s Disclosure Statement (i.e., $574 million) and will be allocated on a fully diluted basis as if the New Second Lien Convertible Notes converted on the Effective Date. For future awards, the base price will be equal to the FMV (as defined below) of the New Membership Interests on the date of grant.

Award Pool	Phantom Units reserved under the LTIP will represent 10% of the of the New Membership Interests, after taking into account dilution on account of the New Second Lien Convertible Notes (as if the New Second Lien Convertible Notes converted on the Effective Date) and the Phantom Units issuable under the LTIP (as if all Phantom Units were issued on the Effective Date) (the “Award Pool”).

Participants; Initial Awards	Senior management and other employees of the Company will be eligible for awards under the LTIP. Awards will be granted by the Compensation Committee of the New Board (“Compensation Committee”), in consultation with the Company’s Chief Executive Officer.

Initial Awards will be granted to the Company’s senior management as soon as practicable after the Effective Date. The balance of the Award Pool shall be allocated by the Compensation Committee in its discretion as to timing and participants.

Vesting of Awards	The Phantom Units will vest as follows (subject to continued employment on the vesting date, except as provided below in Accelerated Vesting):

•	70% vests on the date that is 3.5 years after the date of grant;
•	an additional 10% vests on the fourth anniversary of the date of grant; and

Long Term Incentive Plan

•	an additional 20% vests on the fifth anniversary of the date of grant.

For the Initial Awards, the date of grant shall be deemed to be the Effective Date.

Accelerated Vesting:

•	Full vesting in connection with a “Liquidity Event” (to be defined, i.e., a Section 409A change in control, excluding Effective Date holders of the New Membership Interests (as if the New Second Lien Convertible Notes converted on the Effective Date).

•	Ratable vesting of 1/60th for each month elapsed from the date of grant through termination, upon termination by the Company without Cause or for Good Reason (each as defined consistent with the employment agreements of senior management), or as a result of death or disability.

Settlement Events	All Phantom Units will be settled in New Membership Interests or other consideration as specified below, net of applicable withholding taxes.

•	Phantom Units will be settled promptly following the occurrence of a Liquidity Event based on the value of the New Membership Interests in the underlying transaction in the same form of consideration (on a pro-rata basis) and subject to any holdbacks, escrows or similar limitations, and similar rights, as apply to the Company shareholders generally.

•	Phantom Units that become vested prior to or as a result of a Participant’s termination by the Company without Cause or for Good Reason shall be settled in either New Membership Interests or cash, in the Company’s discretion, in an amount equal to the number of vested Phantom Units multiplied by the Spread, which shall be determined by a valid market-based FMV indicator arising within the 12 preceding months, subject to adjustment for any significant intervening events (as determined by the New Board) or in the absence of such an indicator, a multiple of 8 times EBITDA for the last completed fiscal year (as applicable, “FMV”). Such New Membership Interests or cash will be paid within 75 days following termination, subject to execution of a full release of claims by Participant in connection with such termination.

Membership Interests Ownership	Following an IPO, all New Membership Interests issued in respect of Phantom Units shall be subject to reasonable market-based ownership guidelines established by the New Board.

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CHC Group Ltd.

Short Term Incentive Plan Term Sheet

Short Term Incentive Plan

STIP Awards	The Short Term Incentive Plan (“STIP”) for the Company’s 2016-17 fiscal year (as adopted by the pre-restructuring Board of Directors Compensation Committee by resolution dated March 17, 2016) will be ratified, and will provide for annual cash bonus awards based on achievement of specified performance metrics as set forth on Annex I hereto, consistent with the aggregate STIP bonus pool established for the fiscal year.

Future STIP metrics will be determined by the Compensation Committee.

Performance Metric	Regional and/or corporate EBITDAR targets x individual performance rating.

Minimum achievement equal to 85% of target EBITDAR required.

Participants	CEO:	100% of base salary
and Target	SVP:	85% of base salary
Award Levels	VP:	45% of base salary
	Director:	25% of base salary
	Senior Manager:	15% of base salary
	Manager:	10% of base salary

Payment	Cash payment (lump sum) in June following the end of the fiscal year (April 30) and confirmation by the Compensation Committee of financial results for the year, subject to continuing employment on the payment date or if employment is terminated without Cause or for Good Reason on or after the first day of the fiscal year in which payment is to be made.

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Annex I

Short Term Incentive Plan Performance Metrics

	Performance Goal
	Corporate EBITDAR		Trigger %	Payout %
Threshold	$165	mm	85%	70%
Target	$194	mm*	100%	100%

* Corporate EBITDAR is adjusted upward for every dollar of actual EC225 impact costs below the targeted $37mm in EC225 impact costs (i.e., if actual EC225 impact costs are $32mm, then Target Corporate EBITDAR shall be adjusted upward by $5mm to $199mm and Threshold shall be $169mm (85% of Target))

[There are four regional plans / EBITDAR targets + HeliOne EBITDAR target + Corporate Plan]

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Exhibit C

Reorganized CHC Operating Agreement

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

[HELICOPTER COMPANY I LLC]

(a Cayman Islands limited liability company)

Effective as of

[●], 2017

THE UNITS ISSUED PURSUANT TO THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR REGISTERED OR QUALIFIED UNDER ANY APPLICABLE STATE OR FOREIGN SECURITIES LAWS AND, AS SUCH, THEY MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED, OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR AN AVAILABLE EXEMPTION FROM REGISTRATION THEREUNDER AND EXCEPT IN COMPLIANCE WITH APPLICABLE STATE OR FOREIGN SECURITIES LAWS. TRANSFER OF THE UNITS REPRESENTED BY THIS AGREEMENT ARE FURTHER SUBJECT TO THE RESTRICTIONS, TERMS AND CONDITIONS SET FORTH HEREIN.

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ARTICLE VI MEMBERS AND MEETINGS		23

6.1	Members	23
6.2	Admission of New Members	23
6.3	[reserved]	23
6.4	Power of Members	23
6.5	Meetings of Members	24
6.6	Place of Meetings	24
6.7	Notice of Members’ Meetings	24
6.8	Waiver of Notice	24
6.9	Voting	25
6.10	Quorum; Vote Required	25
6.11	Approval by Members of Certain Matters	25
6.12	Action by Written Consent of Members	26
6.13	Voting by Ballot	26
6.14	No Cumulative Voting	26
6.15	Voting by, and Deemed Membership of, Convertible Noteholders	26
6.16	FATCA	26

ARTICLE VII EXCULPATION; INDEMNIFICATION; LIABILITY; OPPORTUNITY		27

7.1	Exculpation	27
7.2	Indemnification	28
7.3	Liability; Duties	29
7.4	Insurance	30
7.5	Limited Liability Company Opportunity	30

ARTICLE VIII ACCOUNTING; FINANCIAL AND TAX MATTERS		31

8.1	Books and Records; Reports	31
8.2	Fiscal Year; Taxable Year	32
8.3	Bank and Investment Accounts	33
8.4	Tax Treatment	33

ARTICLE IX TRANSFERS OF UNITS; TAG-ALONG RIGHT; DRAG-ALONG RIGHT; PRE-EMPTIVE RIGHTS		33

9.1	Limitation on Transfer	33
9.2	Tag-Along Right	34
9.3	Drag-Along Right	36
9.4	Condition to Transfers	37
9.5	Effect of Transfer	39
9.6	Tolling	39
9.7	Pre-Emptive Rights	39
9.8	Exchange Offers with Respect to the Company	41

ARTICLE X INITIAL PUBLIC OFFERING		41

10.1	Initial Public Offering	41
10.2	Registration Rights Agreement	42

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ARTICLE XI DISSOLUTION OF COMPANY; LIQUIDATION AND DISTRIBUTION OF ASSETS		42

11.1	Events of Dissolution	42
11.2	Liquidation; Winding Up	42
11.3	Survival of Rights, Duties and Obligations	43
11.4	Claims of the Members	43
11.5	Authority to Present a Winding up Petition on Behalf of the Company	43

ARTICLE XII MISCELLANEOUS		44

12.1	Expenses	44
12.2	Further Assurances	44
12.3	Notices	44
12.4	Amendments; Termination	44
12.5	Severability	45
12.6	Headings and Captions	45
12.7	Counterparts	45
12.8	GOVERNING LAW	45
12.9	Jurisdiction	45
12.10	Entire Agreement; Non-Waiver	46
12.11	No Third Party Beneficiaries	46
12.12	No Right to Partition	46
12.13	Investment Representation and Indemnity	46
12.14	Confidentiality	47

Exhibit A	Form of Transfer Notice

Exhibit B	Form of Joinder

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AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

[HELICOPTER COMPANY I LLC]

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (as may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”) of [Helicopter Company I LLC], a Cayman Islands limited liability company (the “Company”), effective as of [●], 2017 (the “ Effective Date”), is adopted and entered into by and among the Company, and the Members (as defined herein) deemed to be parties hereto, Helicopter Member Ltd., a Cayman Islands exempted company (the “Initial Member”) and such other Persons (as defined herein) who shall become Members in accordance with the provisions contained herein and pursuant to and in accordance with the LLC Law (as defined herein), in order to amend and restate in its entirety the Initial Limited Liability Company Agreement of the Company, dated December 14, 2016 (as amended, supplemented, or otherwise modified on or prior to the Effective Date, the “Initial Agreement”).

WHEREAS, the Company was initially formed as a limited liability company on December 14, 2016, under the name “Helicopter Company I LLC” pursuant to a Statement in Terms of Section 5 of the LLC Law (the “Section 5 Statement”), filed with Registrar of Limited Liability Companies of the Cayman Islands on December 14, 2016 (the “Certificate of Formation”);

WHEREAS, the Members pursuant hereto have agreed to change the Company’s name to “[●] LLC” with effect from the Effective Date;

WHEREAS, (a) on May 5, 2016, CHC Group Ltd. (“CHC Parent”), and certain of its debtor affiliates (collectively, the “Debtors”) commenced jointly administered proceedings styled In re: CHC Group Ltd. et al. under chapter 11 of title 11 of the United States Code, 11 U.S.C. § 101 et seq. with the United States Bankruptcy Court for the Northern District of Texas, Dallas Division (the “Bankruptcy Court”) and (b) on September 30, 2016, the Supreme Court of British Columbia (the “Canadian Court”) recognized the Chapter 11 Proceedings as foreign main proceedings in proceedings commenced under Part IV of the Companies’ Creditors Arrangement Act;

WHEREAS, on December 19, 2016, the Debtors filed with the Bankruptcy Court the Debtors’ Second Amended Joint Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Procedures [Docket No. 1373] (as amended and supplemented from time to time, the “Plan”);

WHEREAS, on January 10, 2017, the Grand Court of the Cayman Islands (the “Cayman Islands Court”) appointed Joint Provisional Liquidators to CHC Parent to assist and oversee CHC Parent’s directors in taking such steps as are necessary in the Cayman Islands to promote and/or facilitate the Plan;

WHEREAS, on [●], 2017, the Bankruptcy Court entered an order confirming the Plan and on [●], 2017, the Canadian Court recognized the confirmation order of the Bankruptcy Court;

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WHEREAS, on [●], 2017, the Cayman Islands Court made an order pursuant to section 99 of the Companies Law (2016 Revision) of the Cayman Islands validating the sale and purchase of all of the Assets (as defined in the Plan) of CHC Parent by the Company or its nominee (the “Cayman Proceedings”) pursuant to that certain Asset Purchase Agreement, by and between the Company and CHC Parent, dated as of January 6, 2017, and effective as of the Effective Date (the “Asset Purchase Agreement”);

WHEREAS, in accordance with the Plan and as validated by the Cayman Islands Court in the Cayman Proceedings, the Company or its nominated wholly-owned entity has acquired all of the Assets (as defined in the Plan) of CHC Parent and pursuant to the Plan, the Company will serve as the parent company for the reorganized business of the Debtors;

WHEREAS, the Company shall be treated as a corporation for U.S. federal income tax purposes;

WHEREAS, pursuant to the Plan, and as of the Effective Date, each Member is to become a member of the Company and is automatically deemed to have accepted the terms of this Agreement (in its capacity as a Member of the Company) and to be a party hereto as a Member without any further action and as if, and with the same effect as if, such Member had delivered a duly executed counterpart signature page to this Agreement; and

WHEREAS, the parties hereto desire to amend and restate the Initial Agreement and to enter into this Agreement to provide for, among other things, the management of the business and affairs of the Company, the allocation of profits and losses among the Members, the respective rights and obligations of the Members to each other and to the Company, the withdrawal of the Initial Member, and certain other matters.

NOW, THEREFORE, in consideration of the mutual promises of the parties hereto, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is mutually agreed by and among the parties hereto as set forth in this Agreement.

ARTICLE I

DEFINITIONS

1.1           Definitions.

As used in this Agreement, the following terms shall have the meanings set forth below:

“1% Member” means each Member that, together with its Affiliates, holds, as of the applicable date of determination, at least one percent (1%) of the outstanding Common Units.

“Affiliate” means, with respect to any Person (as defined herein), any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person, including portfolio companies of such Person and, in the case of any Affiliate that is an Investment Manager, funds and/or accounts that are managed, advised or sub-advised by such Investment Manager or any Affiliate thereof. The term “Affiliated” shall have a correlative meaning.

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“ Beneficial Owner” means any Person beneficially owning an interest in Common Units through a Nominee, which interest is credited to the account of the Nominee as the registered holder and Member through the book-entry system maintained by DTC, the Company or its transfer agent.

“Board of Managers” means the Board of Managers provided for in Article V.

“ Business Day” means any calendar day that is not a Saturday, Sunday or other calendar day on which banks are required or authorized to be closed in New York, New York.

“Capital Contribution” means the contribution made by a Member in accordance with Section 3.1.

“Change of Control” shall be deemed to occur:

(1)           if at any time, and other than as contemplated by the Plan, any Person or group (within the meaning of Rule 13d-5 under the Exchange Act as in effect on the Effective Date), other than any combination of the Permitted Holders (or a single Permitted Holder), shall own beneficially (within the meaning of Rule 13d-5 under the Exchange Act as in effect on the Effective Date), directly or indirectly, in the aggregate 50% or more of the Vote;

(2)            upon the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of the Company and its Subsidiaries, taken as a whole, to a Person other than any of the Permitted Holders; or

(3)           at any time, the Company shall cease to own and control, directly or indirectly, beneficially and of record, 100% of the Voting Stock (as defined in the Convertible Indenture) and other Capital Stock (as defined in the Convertible Indenture) of CHC Helicopter Holding S.à r.l.

“Chief Executive Officer” means the natural person from time to time serving as chief executive officer of the Company in accordance with this Agreement.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, including any successor provisions and transition rules.

“Commission” means the U.S. Securities and Exchange Commission.

“Common Units” means the Units representing limited liability company Securities in the Company as the Company may issue from time to time in accordance with the terms of this Agreement and that are denominated as Common Units.

“Competitor of the Company” means any Person (including a holding company, but not including any private equity fund, hedge fund, alternative investment vehicle or other similar entity, or any of such entities’ Affiliates, which may control such Person) who is a competitor of the Company with substantial revenue/EBITDA from helicopter flight operations or helicopter maintenance, repair and overhaul operations, in each case primarily in support of the offshore oil and gas operations.

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“control ” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly (including through one or more intermediaries), of the power or authority to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Convertible Indenture” means that certain Indenture, dated as of [●], 2017, governing the Convertible Notes, by and among the Company and Finance Corp, certain Subsidiaries of the Company as guarantors, and The Bank of New York Mellon, as trustee and collateral agent, as the same may be amended from time to time.

“Convertible Noteholder” means any Person in whose name a Convertible Note is registered pursuant to the terms of the Convertible Indenture.

“Convertible Notes” means the Zero Interest Second Lien Convertible Notes due 2020 issued jointly by the Company and Finance Corp pursuant to the Convertible Indenture.

“Designated Convertible Noteholder Provisions” means Sections 3.4, 3.5, 6.15 and 12.4.

“DGCL” means the Delaware General Corporation Law, as the same may be amended from time to time.

“Excluded Issuances” means the issuance of equity or debt convertible into equity or equity-linked securities of the Company or its Subsidiaries (i) pursuant to conversion or exchange rights included in equity interests previously issued in compliance with the provisions of Section 9.7, (ii) in connection with a pro rata split, division or dividend of Units, (iii) that are issued pursuant to the Management Incentive Plan or any compensation plan or incentive plan approved by the Board of Managers pursuant to this Agreement (any equity interests issued pursuant to this clause (iii), “Incentive Units”), (iv) (a) as consideration in any merger, acquisition, joint venture or similar transaction, so long as such issuance does not involve cash consideration, or (b) as financing to fund such a transaction, (v) in connection with an exchange of equity, debt or debt securities offered on a pro rata basis among all holders of Common Units, (vi) pursuant to underwritten or otherwise widely distributed public offerings, (vii) pursuant to any private placement of warrants to purchase any form of equity interests in the Company to lenders that are not a Member (or an Affiliate thereof) unless approved pursuant to Section 5.11 providing debt financing to the Company or any of its Subsidiaries, (viii) by a Subsidiary to the Company or any of its wholly owned Subsidiaries and (ix) pursuant to any Note Conversion in accordance with the provisions of Section 3.5.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute thereto, and the rules and regulations of the Commission promulgated thereunder.

“FATCA” means one or more of the following, as the context requires:

(a)           Sections 1471 to 1474 of the Code and any associated legislation, regulations or guidance, commonly referred to as the U.S. Foreign Account Tax Compliance Act, the Common Reporting Standard (“CRS”) issued by the Organization for Economic Cooperation and Development, or similar legislation, regulations or guidance enacted in any other jurisdiction which seeks to implement equivalent tax reporting and/or withholding tax regimes;

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(b)           any intergovernmental agreement, treaty or any other arrangement between the Cayman Islands and any of the U.S., the U.K. or any other jurisdiction (including between any government bodies in each relevant jurisdiction), entered into to facilitate, implement, comply with or supplement the legislation, regulations or guidance described in clause (a); and

(c)           any legislation, regulations or guidance implemented in the Cayman Islands to give effect to the matters outlined in the preceding clauses.

“Federal Income Tax” means any Tax (as defined herein) imposed under Subtitle A of the Code or any other provision of United States federal income tax law (including the Taxes imposed by Sections 11, 55, 59A, and 1201(a) of the Code), and any interest, additions to Tax or penalties applicable or related to such Tax.

“Finance Corp” means Helicopter Finance Limited, a Cayman Islands exempted limited company.

“FINRA” means the Financial Industry Regulatory Authority.

“GAAP” means generally accepted accounting principles in Canada, the United States or under International Financial Reporting Standards, as applicable, set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such in effect from time to time.

“Governmental Authority” means the government of any nation, state, city, locality or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Independent Manager” means any Manager of the Company who meets the independence requirements of the New York Stock Exchange as in effect from time to time.

“Initial Public Offering” means a public offering of the equity interests of the Company or any successor thereto, pursuant to an effective registration statement filed under the Securities Act.

“Investment Manager” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, has the power to direct or control the investment decisions of such Person.

“Law” means any federal, state, local or foreign or provincial law, statute, ordinance, rule, regulation, judgment, Order, injunction, decree or agency requirement having the force of law or any undertaking to or agreement with any governmental authority, including common law.

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“LLC Law” means the Limited Liability Companies Law, 2016, of the Cayman Islands, as the same may be amended from time to time.

“Manager” means a natural person serving as a member of the Board of Managers in accordance with this Agreement.

“Management Incentive Plan” means the management incentive plan of the Company adopted by the Board of Managers on or as soon as reasonably practicable after, the Effective Date, pursuant to the Plan.

“Members” means the Persons who are parties hereto as listed on the Register as of the applicable time of determination; provided, however, that such term shall also include such other Persons who shall become members of the Company in accordance with the terms of this Agreement and pursuant to and in accordance with the LLC Law and shall also be deemed to include, for purposes of the provisions herein relating to the calling of, giving notice of, and voting at, meetings of Members (including the proceedings of such meetings), the Convertible Noteholders; provided, further, however , that, a Person shall cease to be a Member for purposes of this Agreement at such time as such Person ceases to own any Units. For the avoidance of doubt, the Convertible Noteholders shall be deemed to be Members for the purposes set forth in Section 6.15 and Section 12.4.

“Nominee” means a broker, dealer, commercial bank, trust company or other nominee holding Units for the benefit of a Beneficial Owner.

“Order” means a subpoena, order, judgment or decree of a court or governmental or regulatory agency of competent jurisdiction.

“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, limited liability company, trust, estate, unincorporated organization, Governmental Authority or other entity and shall include any “group” within the meaning of the regulations promulgated by the Commission under Section 13(d) of the Exchange Act.

“Permitted Holder” means each of (i) any Person (together with their Affiliates) owning beneficially (within the meaning of Rule 13d-5 under the Exchange Act as in effect on the Effective Date) directly or indirectly, in the aggregate 7.5% or more of the Vote as of the Effective Date and any of their Affiliates and (ii) any “group” (within the meaning of Rule 13d-5 under the Exchange Act as in effect on the Effective Date) of which any of the foregoing Persons identified in clause (i) are members, provided that such “group” shall own beneficially (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the Effective Date), directly or indirectly, at least 50% of the Vote.

“Pre-Emptive Rights Member” means each (a) 1% Member and (b) Convertible Noteholder holding at least 1% of the Vote, in each case, solely to the extent such Member or Convertible Noteholder is an “accredited investor” (as defined in Rule 501(a) of Regulation D promulgated under the Securities Act).

“Related Person” means (i) any Affiliate of the Company and (ii) any other Person if such other Person, together with its Affiliates, beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act) in the aggregate more than ten percent (10%) of the outstanding Units; provided, that for the purposes of this definition, portfolio companies (i.e., operating companies acting in the ordinary course of their business and that are not formed for the purposes of, or in contemplation of, the subject transaction) of any such Person shall be excluded.

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“ Register” means the register of Units maintained by the transfer agent on behalf of the Company in which the Company will provide for the registration and Transfer of Units.

“Securities” means “securities” as defined in Section 2(a)(1) of the Securities Act and includes, with respect to any Person, such Person’s capital stock or other equity interests or any options, warrants or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, such Person’s capital stock.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute thereto, and the rules and regulations of the Commission promulgated thereunder.

“Subsidiary” means, with respect to any Person, any other Person, whether incorporated or unincorporated, in which the Company or any one or more of its other Subsidiaries, directly or indirectly, owns or controls: (i) fifty percent (50%) or more of the securities or other ownership interests, including profits, equity or beneficial interests; or (ii) securities or other interests having by their terms ordinary voting power to elect more than fifty percent (50%) of the board of directors or others performing similar functions with respect to such other Person that is not a corporation.

“Tax” and “Taxes” means any U.S. federal, state or local, or non-U.S. taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Transfer” means any, direct or indirect, transfer, sale, assignment, pledge, hypothecation or other disposition of any Unit, whether voluntary or involuntary, or any agreement to transfer, sell, assign, pledge, hypothecate or otherwise dispose of any Unit, including any such transfer, sale, assignment, pledge, hypothecation, disposition by operation of Law or otherwise to an heir, successor or assign; provided, however, that (i) a transaction that is a pledge shall not be deemed to be a Transfer but a foreclosure pursuant thereto shall be deemed to be a Transfer; (ii) with respect to any Member that is a widely held “investment company” as defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”), or any publicly traded company whose securities are registered under the Exchange Act, a transfer, sale, assignment, pledge, hypothecation, or other disposition of ownership interests in such investment company or publicly traded company shall not be deemed a Transfer; and (iii) with respect to any Member that is a private equity fund, hedge fund or similar vehicle, any Transfer of limited partnership or other similar non-controlling interests in any entity which is a pooled investment vehicle holding other material investments and which is an equityholder (directly or indirectly) of a Member, or the change in control of any general partner, manager or similar person of such entity, will not be deemed to be a Transfer for purposes hereof. The term “Transferred” shall have a correlative meaning.

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“Unit Percentage Interest” means, with respect to any Member’s or Convertible Noteholder’s share as of a given determination date, a fraction, (i) the numerator of which is the total number of Common Units held by such Person (with respect to any Convertible Noteholder, treating such Convertible Noteholder as if such Convertible Noteholder held the total amount of Common Units such Convertible Noteholder would be entitled to receive as of such date if it elected to have all of its outstanding Convertible Notes converted into Common Units pursuant to the terms of the Convertible Indenture) and (ii) the denominator of which is the total number of Common Units issued and outstanding at the determination date (including for this purpose all Common Units which would be issuable upon the conversion of all outstanding Convertible Notes pursuant to the terms of the Convertible Indenture as of such date), excluding, from each of the numerator and the denominator above, any options, Incentive Units or similar Securities.

“Units” means the Common Units of the Company issued pursuant to the terms of this Agreement.

“Vote” means, the outstanding Common Units, excluding Incentive Units, and all Common Units issuable upon the Note Conversion as of such date.

1.2           Construction; Usage Generally.

(a)          The definitions in this Article I or the Schedules to this Agreement shall apply equally to both the singular and plural forms of the terms defined.

(b)          Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation” and shall not be construed to limit any general statement that they follow to the specific or similar items or matters immediately following them.

(c)          Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.

(d)          All references to days (excluding references to Business Days) or months shall be deemed references to calendar days or months.

(e)          Unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

(f)          All references herein to “Articles,” “Sections” and “Schedules” shall be deemed to be references to Articles and Sections of, and Schedules to, this Agreement unless the context shall otherwise require. All Schedules attached hereto shall be deemed incorporated herein as if set forth in full herein and, unless otherwise defined therein, all terms used in any Schedule shall have the meaning ascribed to such term in this Agreement. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

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(g)           All accounting terms not defined in this Agreement shall have the meanings determined by GAAP. Any reference in this Agreement to “$” or “dollars” shall mean United States dollars.

(h)           In calculating any Member’s or Convertible Noteholder’s Unit Percentage Interest or Vote for the purposes of determining whether such Person shall have any rights under this Agreement, all Units and Convertible Notes held by Affiliated Members and Affiliated Convertible Noteholders shall be aggregated for the purposes of such calculation and determination; provided, however, that no Units or Convertible Notes shall be attributed to more than one Member, Convertible Noteholder or Person within any such group of Affiliated Members or Affiliated Convertible Noteholders. Except as may be otherwise provided in this Agreement, and pursuant to Sections 6.9 and 6.15, each holder of Common Units shall be entitled to one (1) vote for each Common Unit owned by such holder and each Convertible Noteholder shall be entitled to that number of votes equal to the whole number of Common Units (rounded to the near nearest whole Unit (with one-half (½) rounded upward)) into which such Convertible Noteholder’s aggregate principal amount of outstanding Convertible Notes is convertible immediately after the close of business on the record date for the determination of the Members entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of Members is solicited.

(i)           The language used in this Agreement has been chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

1.3           Cross References to Other Defined Terms. Each capitalized term listed below is defined on the corresponding page of this Agreement:

Term	Page No.

Additional Capital Contribution	14
Agreement	1
Asset Purchase Agreement	2
Bain	18
Bain Manager	18
Bain Manager Threshold	18
Bankruptcy Court	1
Beneficial Ownership Transfer	33
Board Observer	19
Buyout Notice	36
Canadian Court	1
Cayman Islands Court	1
Cayman Proceedings	2
CEO Manager	18
Certificate of Formation	1
CHC Parent	1

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Company	1
Confidential Information	47
Damages	28
Debtors	1
Designated Independent Manager	18
Determination Date	18
Drag Third Party Purchaser	35
Drag-Along Outside Date	36
Drag-Along Sale	35
Dragging Members	35
DTC	13
Effective Date	1
Effective Transfer Time	38
Election Period	39
Event of Dissolution	42
Exchange Offer	41
Fund Indemnitee	28
Fund Indemnitors	28
Incentive Units	4
Indemnitee	27
Initial Agreement	1
Initial Member	1
Investment Company Act	7
Issuance	39
Majority Managers	18
New Securities	39
Noncompetitor Certfication	32
Note Conversion	14
Notice of Acceptance	40
Offered Securities	39
Permitted Amendment	15
Plan	1
Pre-Emptive Offer Notice	39
Pre-Emptive Right	39
Proportionate Percentage	39
Proposed Transfer	34
Protected Person	27
Related Party Approval	23
Section 5 Statement	1
Selling Tag Member	34
Stock	42
Subject Purchaser	39
Successor Corporation	41
Tag Third Party Purchaser	34
Tag-Along Notice	34
Tag-Along Notice Period	34
Tag-Along Rightholder	34

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ARTICLE II

THE COMPANY AND ITS BUSINESS

2.1           Formation. The Members hereby agree to continue the Company, which was formed pursuant to the provisions of the LLC Law and the Section 5 Statement, and hereby agree that the Company shall be governed by the terms and conditions of this Agreement and, except as otherwise provided herein, the LLC Law. This Agreement shall constitute the “LLC agreement” (as that term is used in the LLC Law) of the Company. The rights, powers, duties, obligations and liabilities of the Members shall be determined pursuant to the LLC Law and this Agreement. To the extent that the rights, powers, duties, obligations and liabilities of any Member are different by reason of any provision of this Agreement than they would be under the LLC Law in the absence of such provision, this Agreement shall, to the extent permitted by the LLC Law, control.

2.2           Company Name. The Members hereby agree that the name of the Company shall be “[Insert Name]”. The Board of Managers may (without the consent or approval of any Member) change the Company’s name at any time and from time to time in accordance with the provisions of the LLC Law and upon notice to the other Members.

2.3           Effective Date. This Agreement is entered into, and is effective, as of the Effective Date.

2.4           Term. The Company shall continue until dissolved and its affairs wound up in accordance with the LLC Law and the terms of this Agreement.

2.5           Offices. The address of the Company’s registered office in the Cayman Islands is c/o Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman, KY1-9008, Cayman Islands or at such other or additional place or places as the Board of Managers shall determine from time to time. The name and address of the registered agent in the Cayman Islands for service of process are c/o Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman, KY1-9008, Cayman Islands. The Company shall maintain a principal place of business and office(s) at such place or places as the Board of Managers may from time to time designate. The Company shall provide prompt written notice to the Members of any change in the Company’s principal place of business.

2.6           Filings; Authorized Persons. The Members shall execute and deliver such documents and perform such acts consistent with the terms of this Agreement as may be necessary to comply with the requirements of Law for the formation, qualification and operation of a limited liability company, the ownership of property and the conduct of business under the Laws of the Cayman Islands and each other jurisdiction in which the Company shall own property or conduct business. Steven Manning was designated as an “authorized person,” within the meaning of the LLC Law, to execute, deliver such documents and instruments on behalf of the Company and to take such other action on behalf of the Company, as directed by the “Managing Member” from time to time under the Initial Agreement, including in connection with the Restructuring Transactions and the Rights Offering (each as defined in the Plan). The Members hereby approve and ratify the execution and delivery of such documents and instruments by Steven Manning for and on behalf of the Initial Member and/or the Company, as the case may be, and any other actions taken by Steven Manning for and on behalf of the Initial Member and/or the Company, as the case may be, as an authorized person of the Company from execution of the Initial Agreement up to and including the execution of this Agreement. Furthermore, the Members as members of the Company, and the Company for itself and as member and/or shareholder of any Subsidiary of the Company, hereby confirm, ratify and approve all such actions taken by Steven Manning, the Initial Member and/or the Company up to and including the closing of the transactions contemplated herein and in the Asset Purchase Agreement, including in connection with the Restructuring Transactions and the Rights Offering (each as defined in the Plan). On the Effective Date, and following closing of the transactions contemplated by the Asset Purchase Agreement, Steven Manning’s powers as an authorized person shall cease, and officers of the Company or such other natural persons as the Board of Managers may thereafter designate in writing shall be deemed authorized persons within the meaning of the LLC Law and are authorized to execute such documents and instruments on behalf of the Company and to take such other action on behalf of the Company, as, in each case, is directed by the Board of Managers from time to time.

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2.7           Purposes. The Company is formed for the purposes of engaging in any lawful acts or activities for which limited liability companies may be organized under the LLC Law and to engage in any and all activities necessary or incidental thereto. The Company shall have all the powers necessary or convenient to carry out the purposes for which it is formed, including the powers granted by the LLC Law.

2.8           No Partnership. The Members intend that the Company shall not be a partnership (including a limited partnership) or joint venture, and that no Member, Manager or officer of the Company shall be a partner or joint venturer of any other Member, Manager or officer of the Company as a result of this Agreement.

ARTICLE III

CAPITAL CONTRIBUTIONS; DISTRIBUTIONS

3.1           Admission.

(a)          On the Effective Date and pursuant to the Plan, each of the Beneficial Owners has exchanged, or is deemed to have exchanged, directly or indirectly, such Beneficial Owner’s Allowed Senior Secured Notes Claims (as defined in the Plan), such Beneficial Owner’s Allowed Unsecured Notes Claims (as defined in the Plan) or such Beneficial Owner’s Allowed General Unsecured Claims (as defined in the Plan), as applicable (or such Beneficial Owner has received a Substitute Distribution (as defined in the Plan)), for newly authorized and issued Common Units of the Company, which are registered in the name of such Beneficial Owner’s Nominee as set forth on the Register and as described in the last sentence of this Section 3.1(a). Such exchange shall be deemed capital contributions to the Company. Pursuant to the Plan, each Member is automatically deemed to have accepted the terms of this Agreement (in its capacity as a Member of the Company) and is automatically deemed to be a party hereto as a Member as if, and with the same effect as if, such Member had delivered a duly executed counterpart signature page to this Agreement, in each case, without any further action by any party. Notwithstanding anything to the contrary contained herein, no further approval of the Board of Managers, any Member or any other Person shall be required with respect to the foregoing. All Common Units on the Effective Date to be delivered under the Plan (including in connection with the Substitute Distribution as part of the Rights Offering) shall be registered in the name of the Nominee that acted as the participant of The Depository Trust Company (the “DTC”) for the Claims (as defined in the Plan) giving rise to the right to receive such Common Units and such Nominees receiving such Common Units shall be deemed to be bound by the terms of this Agreement as if an original party hereto. Subject to Section 3.5, the Company shall take commercially reasonable efforts to cause all Common Units issued after the Effective Date to be registered in the name of Nominees acting as participants of DTC.

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(b)          No additional Person shall be admitted as a Member other than in connection with (i) a Transfer of Units, (ii) a Note Conversion (as defined below) or (iii) the issuance of New Securities in compliance with the terms of this Agreement, but only if such Person has also complied with all the restrictions and conditions imposed by this Agreement on such Transfer, exercise or issuance, including, without limitation, those conditions and restrictions set forth in Article IX. A Person so consented to be admitted as a Member shall be so admitted on the terms and conditions of this Agreement.

(c)          The Register sets forth the name and address of each Member as of the Effective Date, and will be amended from time to time to accurately reflect the name and address of each of the existing Members and each of the Persons who become Members after the Effective Date. The Company shall not be bound to recognize any equitable or other claim with respect to or interest in any Unit on the part of any Person (including a Beneficial Owner) not reflected on the Register, regardless of whether the Company shall have actual or other notice thereof. Any reference in this Agreement to the Register shall be deemed to be a reference to the Register as amended and in effect from time to time. Without limiting the foregoing, when a Member is acting as Nominee, agent or in some other representative capacity for any Beneficial Owner in acquiring and/or holding Units, such Beneficial Owner shall have no rights as a Member.

(d)          Each Person designated for admission to the Company as an additional Member in accordance with this Agreement (other than in connection with a Transfer made in accordance with Article IX or a Note Conversion) shall contribute cash, other property (including Securities) or services rendered in the amount and of the type designated by the Board of Managers and the Register shall be amended at the time of such additional Members’ admission as a Member to reflect such contribution.

3.2           Additional Capital Contributions; Additional Capital Commitment. No Member shall be obligated to make any additional capital contribution to the Company. All amounts paid to the Company by a Member as additional equity capital (excluding the initial capital contributions described in Section 3.1) shall be deemed to be an additional capital contribution (each, an “Additional Capital Contribution”) by such Member for the purposes of this Agreement, and the Register shall be amended to reflect each such Additional Capital Contribution.

3.3           No Interest in Company Property. A Member’s Units shall for all purposes be personal property. A Member has no interest in specific Company property.

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3.4            Distributions. No Member shall be entitled to receive any distribution from the Company except as provided in this Agreement. Pursuant to the terms of the Convertible Indenture, distributions (whether interim distributions or distributions on liquidation) made after the Effective Date shall be made in amounts determined by the Board of Managers to the Members and, other than a distribution in the form of Common Units, the Convertible Noteholders, subject to the restrictions and terms set forth in the LLC Law and, in respect of the Convertible Noteholders, the Convertible Indenture (including, for the avoidance of doubt, Section 13.12 of the Convertible Indenture); provided that, to avoid duplication, no distribution, dividend or redemption shall be paid to any Convertible Noteholder unless the Convertible Indenture provides that such dividend, distribution or redemption, if actually paid, will not result in an adjustment to the Conversion Price (as defined in the Convertible Note Indenture) of such Convertible Noteholder’s Convertible Notes. All such distributions, dividends, or redemptions shall be made to or among Members and the Convertible Noteholders in accordance with their Unit Percentage Interests; provided, however, for the avoidance of doubt, that unvested Incentive Units shall receive distributions in accordance with the rights provided under the Management Incentive Plan; provided, further, however, that if for any reason the Convertible Noteholders are not entitled to a particular distribution or dividend in connection with this Section 3.4 pursuant to the terms of the Convertible Indenture (including, for the avoidance of doubt, Section 13.12 of the Convertible Indenture), such distribution or dividend shall be made to the Members on a pro rata basis.

3.5           Conversion of Convertible Notes. Upon the conversion of any Convertible Note into Common Units in accordance with the terms and conditions of the Indenture (a “Note Conversion”) (and in accordance with the procedures of the DTC), a Convertible Noteholder shall be issued the number of Common Units to which it is entitled in accordance with the terms of the Indenture and shall be admitted to the Company as a Member. [Such Common Units issued upon a Note Conversion shall be directly registered in the name of the Beneficial Owner (i.e., the former Convertible Noteholder) and not in the name of a Nominee; provided, however, that if an opinion of counsel referenced in Section 4.4(c) is delivered to the Company, such Common Units shall be held in the name of the Nominee.] Each former Convertible Noteholder upon a Note Conversion is automatically deemed to have accepted the terms of this Agreement as a Member of the Company as if, and with the same effect as if, such Member had delivered a duly executed counterpart signature page to this Agreement, and the Register shall be amended at the time of such Note Conversion to reflect the issuance of the Common Units for which such Convertible Note was converted.

3.6           Withdrawal of the Initial Member. Upon the execution of this Agreement by the Initial Member, with effect from the Effective Date, the Initial Member shall be deemed to have withdrawn from the Company, have received the return of its capital contributions and will have no further interest in, or liability to, the Company, or owe any obligation to the Company or the Members.

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ARTICLE IV

UNITS

4.1           Authorized Units. As of the Effective Date, the ownership interests in the Company are evidenced by one class of Units, designated as Common Units. Common Units to be issued and delivered in connection with the conversion in full of all Convertible Notes pursuant to the Note Conversion are authorized.

4.2           Designation of Units. The Board of Managers shall have the power to designate the ownership interests in the Company to be issued after the Effective Date into one or more classes and/or series of Units and to fix for such class or series such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the properly approved resolution or resolutions of the Board of Managers providing for such designation, and such resolution or resolutions of the Board of Managers shall set forth such amendments to this Agreement as shall be necessary or reasonable in the sole judgment of the Board of Managers to effect such resolution and subject to Sections 6.9, 6.12, and 12.4, such amendments shall be binding upon all of the Members of the Company upon a properly adopted resolution by the Board of Managers (each such amendment to this Agreement, a “Permitted Amendment”); provided that no such amendment or other exercise of rights under this Section 4.2 may adversely affect rights provided under Section 3.4.

4.3           Issue of Units; Register; Transfer Agent. Subject to Sections 3.2, 3.5, and 9.7, the Board of Managers may issue Units from time to time in such portions of the entire interests in the Company as the Board of Managers shall properly approve, either for cash, services, Securities, property or other value, or in exchange for other Units, and at such price and upon such terms as the Board of Managers may, subject to the terms of this Agreement, determine. The Board of Managers (i) shall provide that a register of holders of any or all Units shall be kept and (ii) may appoint one or more transfer agents and one or more registrars, all in accordance with such rules, regulations and procedures as the Board of Managers may determine.

4.4           Certificates; Book-Entry.

(a)          Subject to Section 4.5(b), Units for each Member will be evidenced by a book-entry notation in the book-entry account of such Member established with a transfer agent and as registered on the Register maintained by the transfer agent. The Company and the transfer agent may establish reasonable book-entry procedures with respect to the Register and the regulation of such book entry accounts. Each Member in whose name any Units are issued and registered in the Register shall for all purposes be deemed to have become the holder of record of such Units as of the date of issuance or Transfer to such Member. Prior to the registration of any Transfer of a Unit in the Register, the Company, the transfer agent, and any agent of the Company or the transfer agent may treat the Person in whose name such Unit is registered in the Register as a Member and the owner thereof for all purposes, any notice to the contrary notwithstanding. Upon a proper Transfer of Units in accordance with Article IX, the Company shall (or shall cause the transfer agent to) register the Transfer in the Register.

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(b)          A Member may provide a written request to be issued a physical certificate, representing the Units held by such Member. Any such certificate shall be signed by an authorized officer.

(c)           (i) Each certificate or book entry position evidencing Common Units (including the Common Units issued pursuant to the Note Conversion but excluding Common Units Transferred pursuant to an effective registration statement under the Securities Act or in reliance on the exemption from registration requirements under Section 5 of the Securities Act provided by section 1145 of the Bankruptcy Code), shall (A) in the case of book entry position, reflect and (B) in the case of a certificate, be stamped or otherwise imprinted with a legend substantially in the following form:

THE UNITS REPRESENTED HEREBY, HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OR FOREIGN JURISDICTION, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR AN AVAILABLE EXEMPTION FROM REGISTRATION THEREUNDER AND EXCEPT IN COMPLIANCE WITH APPLICABLE STATE OR FOREIGN SECURITIES LAWS.

THE UNITS REPRESENTED HEREBY ARE SUBJECT TO THE PROVISIONS OF THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT, EFFECTIVE AS OF [●], 2017 (THE “AGREEMENT”) OF [HELICOPTER COMPANY I LLC] (THE “COMPANY”), AS IT MAY BE AMENDED FROM TIME TO TIME. THE AGREEMENT CONTAINS PROVISIONS LIMITING THE RIGHTS OF CERTAIN HOLDERS, INCLUDING, WITHOUT LIMITATION, RESTRICTIONS ON SALES, TRANSFERS AND OTHER DISPOSITIONS OF UNITS (INCLUDING A PROHIBITION ON TRANSFERS THAT WOULD RESULT IN THE NUMBER OF RECORD HOLDERS TO EXCEED 250 HOLDERS). COPIES OF THE AGREEMENT ARE ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY. HOLDERS OF THE UNITS SHOULD BE AWARE THAT THEY WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THEIR INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

If a requesting Member provides, at its expense, an opinion of counsel satisfactory to the Company that the first paragraph of such legend is no longer required under applicable requirements of the Securities Act or state securities Laws, such first paragraph of such legend shall be removed. In the event of effectiveness of any registration of Common Units under Section 12 of the Exchange Act, the parenthetical in the second sentence of the second paragraph of such legend shall be removed.

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(ii) Each certificate or book entry position evidencing Common Units (other than Common Units subject to the legends in 4.4(c)(i)) shall (A) in the case of book entry position, reflect and (B) in the case of a certificate, be stamped or otherwise imprinted with a legend substantially in the following form:

THE UNITS REPRESENTED HEREBY ARE SUBJECT TO THE PROVISIONS OF THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT, DATED [●], 2017 (THE “AGREEMENT”) OF [HELICOPTER COMPANY I LLC] (THE “COMPANY”), AS IT MAY BE AMENDED FROM TIME TO TIME. THE AGREEMENT CONTAINS PROVISIONS LIMITING THE RIGHTS OF CERTAIN HOLDERS, INCLUDING, WITHOUT LIMITATION, RESTRICTIONS ON SALES, TRANSFERS AND OTHER DISPOSITIONS OF UNITS (INCLUDING A PROHIBITION ON TRANSFERS THAT WOULD RESULT IN THE NUMBER OF RECORD HOLDERS TO EXCEED 250 HOLDERS). COPIES OF THE AGREEMENT ARE ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY. HOLDERS OF THE UNITS SHOULD BE AWARE THAT THEY WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THEIR INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

In the event of effectiveness of any registration of Common Units under Section 12 of the Exchange Act, the parenthetical in the second sentence of such legend shall be removed.

(d)          The Company shall issue a new certificate in place of any certificate previously issued and alleged to have been lost, stolen or destroyed if the holder of the Unit(s) evidenced by such previously issued certificate, as reflected on the books and records of the transfer agent, (x) makes proof by affidavit, in form and substance satisfactory to the Company, that such previously issued certificate has been lost, stolen or destroyed, and (y) requests the issuance of a new certificate before the Company has notice that such previously issued certificate has been acquired by a transferee in a Transfer permitted by this Agreement.

ARTICLE V

MANAGEMENT OF THE COMPANY

5.1           Management and Control of the Company. The management, operation and control of the business and affairs of the Company shall be vested exclusively in the Board of Managers, except as otherwise expressly provided for in this Agreement. The Board of Managers shall have full and complete power, authority and discretion for, on behalf of and in the name of the Company, to enter into and perform all contracts and other undertakings that it may deem necessary or advisable to carry out any and all of the objects and purposes of the Company. A Manager acting individually, in his or her capacity as such, will not have the power to bind the Company. The power and authority of the Board of Managers may be delegated by the Board of Managers to a committee consisting of one or more Managers, to any officer of the Company or to any other Person engaged to act on behalf of the Company. The Board of Managers shall adopt, institute, amend, modify or revoke the governance policies or initiatives of the Company, which shall be intended to set forth the guiding principles and policies of the Company and the Board of Managers on various governance related matters as the Board of Managers shall determine by resolution from time to time.

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5.2           Members Shall Not Manage or Control. The Members, other than as they may act by and through the Board of Managers, shall take no part in the management of the business and affairs of the Company and shall transact no business for the Company, in each case, other than as specifically delegated by the Board of Managers.

5.3           Board of Managers.

(a)          A Board of Managers shall be established and shall consist of five (5) natural persons as of the Effective Date, all in accordance with this Section 5.3. The initial Board of Managers as of the Effective Date shall be comprised of [●], [●], [●], and [●] as the Designated Independent Manager (as defined below) and Karl Fessenden as the CEO Manager (as defined below). Thereafter, the Board of Managers shall be elected every two years at the annual meeting of the Members (with the first such annual meeting to take place in 2019), which election may also be conducted through action by written consent pursuant to Section 6.12, and, subject to Section 5.3(e), shall be comprised of (i) as long as there is a Chief Executive Officer in office, the Chief Executive Officer (the “CEO Manager”); provided, however, that if the individual serving as the CEO Manager shall cease to serve as the Chief Executive Officer, such individual shall automatically resign from the Board of Managers and be replaced with the individual next serving as the Chief Executive Officer (if one is then in office, and if not, such CEO Manager position shall remain vacant until such time as a Chief Executive Officer is appointed by the Board of Managers pursuant to the terms of this Agreement); (ii) three (3) Managers, each elected by the Members holding at least a majority of the Vote (the “Majority Managers”) and (iii) one (1) Manager (the “Bain Manager”) appointed by Bain Capital Credit, LP (“Bain”) so long as Bain, together with its Affiliates, holds in the aggregate an amount of the Vote equal to at least sixteen percent (16%) (the “Bain Manager Threshold”) on the date of such annual meeting or the date of such written consent (the “Determination Date”); provided that if Bain’s ownership falls below the Bain Manager Threshold, Bain shall promptly inform the Company, the Bain Manager shall resign from the Board, the vacancy shall be filled as set forth in Section 5.3(e) and the number of Majority Managers on the Board shall be increased from three (3) to four (4) as of such time. One of the Managers specified in clause (ii) above must be an Independent Manager (the “Designated Independent Manager”) and notwithstanding any provision herein to the contrary, the individual elected and appointed as the Designated Independent Manager must always be an Independent Manager.

(b)          The initial Chairman of the Board of Managers shall be designated by a majority vote of the Board of Managers, from one of the initial Managers (other than the CEO Manager) listed in Section 5.3(a), to serve as Chairman until such time as such Chairman resigns or is removed by majority vote of the Board of Managers. Thereafter, the Board of Managers shall from time to time elect a member of the Board of Managers to serve as Chairman. The Chairman shall not have any special voting privileges or the ability to break ties.

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(c)          The Company shall send prompt written notice to all Members of the annual meeting and any change in the composition of the Board of Managers. Bain shall have the right to remove the Bain Manager at any time, with or without cause, for so long as Bain is entitled to appoint the Bain Manager to the Board of Managers in accordance with Section 5.3(a).

(d)          Any Manager may resign at any time by notifying the Chairman in writing. Such resignation shall take effect upon receipt of such notice by the Chairman or at such later time as is therein specified, and, unless otherwise specified, the acceptance of such resignation shall not be necessary to make it effective.

(e)          If at any time a vacancy is created or exists on the Board of Managers by reason of the incapacity, death, removal or resignation of any Manager or if a seat on the Board of Managers has not previously been filled, the vacancy shall be filled by another individual selected in accordance with the following provision and Section 5.3(a) to serve until the next annual meeting of the Members at which Managers are to be elected: (i) the CEO Manager vacancy shall be filled by the next duly appointed Chief Executive Officer, (ii) the Bain Manager shall be appointed by Bain to the extent Bain maintains the Bain Manager Threshold, and (iii) a vacancy in respect of any of the other Managers shall be filled by the vote of a majority of the Managers then holding such position, to serve until the next annual meeting of the Members unless the Members and the Convertible Noteholders holding a majority of the Vote decide to fill such vacancy sooner acting by written consent in accordance with Section 6. 12; provided, however, that if Bain is no longer entitled to designate a Bain Manager pursuant to Section 5.3(a), the vacancy created by the resignation of such Bain Manager shall be filled in accordance with the provisions of the foregoing clause (iii).

(f)           The designation of an individual as a Manager shall not of itself create a right to continued membership on the Board of Managers, attendance of the meetings of the Board of Managers, or employment with the Company.

(g)          The compensation of the Managers, other than the CEO Manager, shall be fixed by the Board of Managers from time to time. All Managers shall be entitled to reimbursement of their reasonable and documented out-of-pocket expenses incurred in connection with their attendance of meetings of the Board of Managers and any committees of the Board of Managers.

5.4          Board Observers.

(a)          Each of Bain, Alliance Bernstein L.P. and Wayzata Investment Partners LLC shall have the right to designate one non-voting observer to the Board of Managers (each, a “Board Observer”) for so long as such Member (together with its Affiliates) either holds (i) at least 50% of the Vote it held as of the Effective Date or (ii) 6% of the Vote as of the applicable Determination Date.

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(b)         Subject to the provisions of this Section 5.4, each Board Observer shall have right to attend all meetings of the Board of Managers, and the Company shall give the Board Observer copies of all notices, minutes, consents and other materials that it provides to the Managers, it being understood that the rights of the Board Observer to receive such notices or materials or to attend such meetings shall be conditional upon the Company, the Board Observer and the Member owning Units having rights pursuant to this Section 5.4 with respect to such Board Observer entering into a customary confidentiality and restriction on usage agreement in form and substance reasonably satisfactory to the Board of Managers.

(c)          Notwithstanding the foregoing, the Company reserves the right to withhold any information and to exclude any Board Observer from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel, serve to waive the work product doctrine or any other similarly protective privilege or doctrine, or result in disclosure of trade secrets or a conflict of interest, in each case upon the affirmative vote of a majority of the members of the Board of Managers not affiliated with such Board Observer, acting in good faith.

(d)          For the avoidance of doubt, no Board Observer shall be permitted to vote at any meeting of the Board of Managers or be counted for purposes of determining whether there is a sufficient quorum for the Board of Managers to conduct its business. Each Board Observer shall be reimbursed by the Company upon written request (including submission of reasonable documentation) for any reasonable out-of-pocket travel and other reasonable out-of-pocket expenses incurred in order to attend Board of Managers meetings.

(e)          Each Board Observer shall automatically cease to have any rights hereunder on the date that the holder of Units appointing such Board Observer no longer has the right to designate a Board Observer pursuant to this Agreement. A Board Observer may be removed or replaced at any time by the holder of Units entitled to designate such Board Observer.

5.5          Meetings of the Board of Managers. The Board of Managers shall hold regular meetings at least once during each fiscal quarter at such time and place as shall be determined by the Board of Managers. Special meetings of the Board of Managers may be called at any time by any two (2) or more Managers. Written notice shall be required with respect to any meeting of the Board of Managers, and written notice of any special meetings shall specify the purpose of the special meeting. Unless waived by all of the Managers then in office in writing (before, during or after a meeting) or with respect to any Manager at such meeting, prior notice of any regular or special meeting (including reconvening a meeting following any adjournments or postponements thereof) shall be given to each Manager then in office at least one (1) Business Day before the date of such meeting. Notice of any meeting need not be given to any Manager then in office who shall submit, either before, during or after such meeting, a signed waiver of notice. Attendance of a Manager at a meeting shall constitute a waiver of notice of such meeting, except when the Manager attends the meeting for the express purpose of objecting at the beginning thereof to the transaction of any business because the meeting is not properly noticed, called or convened.

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5.6          Quorum and Voting.

(a)          No action may be taken by the Board of Managers unless a quorum is present. A quorum shall consist of the presence, in person or by proxy, of a majority of the Managers then in office.

(b)          Except as otherwise provided herein, the Board of Managers shall act by vote of a majority of the Managers then in office, and each Manager shall have one vote.

(c)          Subject to Section 5.11, no Manager shall be disqualified from acting on any matter because such Manager, or any Member that appointed such Manager, if applicable, is interested in the matter to be acted upon by the Board of Managers so long as all material aspects of such matter have been disclosed in reasonable detail to all Managers who are to act on such matter. Each Manager may authorize in writing another natural person or natural persons to vote and act for such Manager by proxy, and such natural person or natural persons holding such proxy shall be counted towards the determination of whether a quorum of the Board of Managers is present. One natural person may hold more than one proxy and each such proxy held by such natural person shall be counted towards the determination of whether a quorum of the Board of Managers exists.

5.7          Procedural Matters of the Board of Managers.

(a)          Any action required or permitted to be taken by the Board of Managers (or any committee thereof) may be taken without a meeting, if all of the Managers consent in writing (including by e-mail) to such action. Such consent shall have the same effect as a vote of the Board of Managers.

(b)          The Board of Managers (and each committee thereof) shall cause to be kept a book of minutes of all of its actions by written consent and in which there shall be recorded with respect to each meeting of the Board of Managers (or any committee thereof) the time and place of such meeting, whether regular or special (and if special, how called), the names of those present and the proceedings thereof.

(c)          Managers may attend and participate in a meeting of the Board of Managers (or any committee thereof) by conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear one another, and such participation shall constitute presence in person at such meeting. Meetings of the Board of Managers shall be on not less than 24 hours’ notice, unless waived by all members of the Board of Managers.

(d)          At each meeting of the Board of Managers, the Chairman shall preside and, in his or her absence, Managers holding a majority of the votes present may appoint any member of the Board of Managers to preside at such meeting. The secretary (or such other person as shall be designated by the Board Managers) shall act as secretary at each meeting of the Board of Managers. In case the secretary shall be absent from any meeting of the Board of Managers, an assistant secretary shall perform the duties of secretary at such meeting or the person presiding at the meeting may appoint any person to act as secretary of the meeting.

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(e)          The Board of Managers may, by majority vote, designate one or more committees to take any action that may be taken hereunder by the Board of Managers, which committees shall take actions under such procedures (not inconsistent with this Agreement) as shall be designated by it; provided, however, that the Manager appointed by Bain may serve on any committee he or she wishes to.

5.8           Officers.

(a)          All officers of the Company, if any, shall have such authority and perform such duties as may be provided in this Agreement or, to the extent not so provided, by resolution passed by the Board of Managers. The officers of the Company, if any, shall be appointed by the Board of Managers. Each officer shall be a natural person eighteen years of age or older. One person may hold more than one office. In all cases where the duties of any officer, agent, or employee are not prescribed by this Agreement, such officer, agent or employee shall follow the orders and instructions of the Chief Executive Officer unless otherwise directed by the Board of Managers, or solely the instructions of the Board of Managers if there is no Chief Executive Officer. The officers, to the extent of their powers as set forth in this Agreement or as delegated to them by the Board of Managers, are agents of the Company and the actions of the officers taken in accordance with such powers shall bind the Company.

(b)          The secretary of the Company, if any, will generally perform all the duties usually appertaining to the office of secretary of a limited liability company.

5.9           Terms of Office; Resignation; Removal.

(a)          Each officer shall hold office until he or she is removed in accordance with clause (c) below or his or her earlier death, disability or resignation. Any vacancy occurring in any of the officers of the Company, for any reason, shall be filled by action of the Board of Managers.

(b)          Any officer may resign at any time by giving written notice to the Board of Managers. Such resignation shall take effect at the time specified in such notice or, if the time be not specified, upon receipt thereof by the Board of Managers. Unless otherwise specified therein, acceptance of such resignation shall not be necessary to make it effective.

(c)          Each officer shall be subject to removal by the Board of Managers, subject to the terms of any applicable employment agreement.

5.10         Compensation of Officers . The compensation and terms of employment of all of the officers shall be fixed by the Board of Managers from time to time.

5.11         Related Party Transactions. Neither the Company nor any of its Subsidiaries shall enter into, modify (including by waiver) or terminate any transaction, agreement or arrangement with any Related Person other than employment or indemnification arrangements with Managers, officers or employees of the Company in the ordinary course of business unless such transaction, agreement or arrangement is (a) on an arms-length basis and (b) approved by at least a majority of the Managers who are not designated by the Related Person or one of its Affiliates or otherwise Affiliated with the Related Person and are otherwise disinterested with respect to such transaction, agreement or arrangement (collectively, the “Related Party Approval”).

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5.12       Compliance with Law. The Company will implement, maintain and enforce policies and procedures reasonably designed to: (a) comply with all statutory and regulatory requirements under the U.S. Foreign Corrupt Practices Act (as amended from time to time), the U.S. Anti-Kickback Act of 1986 (as amended from time to time), the Organization for Economic Cooperation and Development Convention Against Bribery of Foreign Officials in International Business Transactions and all legislation implementing such convention and all other international anti-bribery conventions, and all other anti-corruption, bribery, money laundering and similar Laws (including any applicable written standards, requirements, directives or policies of any Governmental Authority); and (b) avoid any investment in the Company and its Subsidiaries by, and to avoid transactions with, (i) any Person appearing on the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control in the United States Department of the Treasury, any other relevant anti-money laundering legislation, regulation or order administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, including Subtitle B, Chapter V of Title 31 of the U.S. Code of Federal Regulations, in each case as amended from time to time and to the extent applicable, (ii) any other Person with whom a transaction is prohibited by Executive Order 13224, the USA PATRIOT Act, the Trading with the Enemy Act or the foreign asset control regulations of the United States Treasury Department, in each case as amended from time to time and to the extent applicable or (iii) any Person known by the Company (after reasonable inquiry) to be controlled by any Person described in the foregoing items (i) or (ii) (with ownership of 20% or more of outstanding voting securities being presumptively a control position).

ARTICLE VI

MEMBERS AND MEETINGS

6.1           Members. The name, address, class and number and type of Units of each Member are set forth on the Register. Such Register shall be amended from time to time to reflect the admission of new Members, Additional Capital Contributions of the Members, any Note Conversions, and the Transfer of Units, each only as permitted by the terms of this Agreement.

6.2           Admission of New Members. New Members, subject to the terms of this Agreement, (a) may be admitted by the Board of Managers and (b) shall be admitted (1) in connection with any Note Conversion pursuant to Section 3.5 or (2) in accordance with the transfer provisions contained in Article IX. Each new Member, prior to being admitted, shall represent and warrant to the Company, if applicable, as set forth under Section 12.13.

6.3           [reserved].

6.4           Power of Members. The Members shall have the power to exercise any and all rights or powers granted to Members pursuant to the express terms of this Agreement and the LLC Law. The Members shall elect the Board of Managers in accordance with Section 5.3. Except as otherwise specifically provided by this Agreement or required by the LLC Law, no Member shall have the power to act for or on behalf of, or to bind, the Company. All Members shall constitute one class or group of members for purposes of the LLC Law.

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6.5           Meetings of Members. Meetings of the Members shall be called by the Board of Managers. The Members may vote, approve a matter or take any action by vote of the Members at a meeting, in person or by proxy, or without a meeting by written consent of the Members pursuant to Section 6.12.

6.6           Place of Meetings. The Board of Managers or a duly authorized committee thereof may designate any place, either within or outside of the Cayman Islands, as the place of meeting for any annual meeting or for any special meeting of the Members. If no designation is made, the place of meeting shall be the principal executive offices of the Company. Members may participate in a meeting by means of a conference telephone or electronic media by means of which all persons participating in the meeting can communicate concurrently with each other, and any such participation in a meeting shall constitute presence in person of such Member at such meeting.

6.7           Notice of Members’ Meetings.

(a)          In connection with the calling of any meeting of the Members, the Board of Managers may set a record date for determining the Members entitled to vote at such meeting. Written notice stating the place, day, and hour of the meeting and, in case of a special meeting, the purpose for which the meeting is called shall be delivered not less than ten (10) days nor more than sixty (60) days before the date of the meeting, either personally, by facsimile or by mail, by or at the direction of any Manager calling the meeting to each Member, whether or not such Member is entitled to vote at such meeting. Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and shall specify the place, the day and the hour of the meeting, the matters that are intended to be presented, and, in the case of annual general meetings, the name of any nominee who the Board of Managers intend to present for election.

(b)          Notice to Members shall be given in accordance with Section 12.3.

(c)          When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Company may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each Member entitled to vote at the meeting.

6.8           Waiver of Notice.

(a)          When any notice is required to be given to any Member of the Company under the provisions of this Agreement, a waiver thereof in writing signed by the Person entitled to such notice, whether before, at, or after the time stated therein, shall be equivalent to the giving of such notice.

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(b)          By attending a meeting, a Member:

(i)          Waives objection to lack of notice or defective notice of such meeting unless the Member, at the beginning of the meeting, objects to the holding of the meeting or the transacting of business at the meeting; and

(ii)         Waives objection to consideration at such meeting of a particular matter not within the purpose or purposes described in the meeting notice unless the Member objects to considering the matter when it is presented.

6.9           Voting. Each holder of Common Units (excluding, for the avoidance of doubt, any Incentive Units) shall be entitled to one (1) vote for each Common Unit (excluding, for the avoidance of doubt, any Incentive Unit) owned by such holder, except as expressly provided otherwise in this Agreement. Convertible Noteholders may vote as provided for in Section 6.15.

6.10         Quorum; Vote Required.

(a)          Subject to Section 6.15, the presence at a meeting, in person or by proxy, of Members owning at least a majority of the Vote entitled to vote on the subject matter of the meeting at the time of the action taken constitutes a quorum for the transaction of business required. If a quorum is not represented at any meeting of the Members, such meeting may be adjourned to a period not to exceed sixty (60) days at any one adjournment.

(b)          When a quorum is present, the affirmative vote, in person or by proxy, of Members owning at least a majority of the Vote entitled to vote on the subject matter shall be the act of the Members, unless the vote of a greater proportion or number or voting by classes is required by the LLC Law or by this Agreement.

6.11         Approval by Members of Certain Matters. The following actions may not be undertaken by or on behalf of the Company or its Subsidiaries without, in addition to any other vote or consent required by Law or this Agreement, the affirmative vote or prior written consent of at least a majority of the Vote:

(a)          the Company’s effecting any Change of Control or other direct or indirect sale or other Transfer (including by way of merger, consolidation or amalgamation) of at least a majority of the Vote of the Company or of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, in one transaction or a series of related transactions (other than a sale of Units by Members under Section 9.2 or 9.3);

(b)          the liquidation, winding up or dissolution of the Company pursuant to Section 11.1; and

(c)          subject to Section 12.4, the amendment, modification, repeal or restatement of any provision of this Agreement.

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6.12         Action by Written Consent of Members. Any action required or permitted to be taken at any meeting of the Members may be taken without a meeting if Members holding not less than the minimum number of Votes that would be necessary to approve the action pursuant to the terms of this Agreement, consent thereto in writing, and the writing or writings are filed with the minutes of the proceedings of the Members. In no instance where action is authorized by written consent shall a meeting of Members be required to be called or notice required to be given prior to such action; provided, however, a copy of the action taken by written consent shall be with the records of the Company. Reasonably prompt notice of the taking of any action taken without a meeting by less than unanimous written consent shall be given to those Members and Convertible Noteholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of Members and Convertible Noteholder to take the action were obtained; provided, however, that the effectiveness of such action is not dependent on the giving of such notice. Written consent pursuant to this Section 6.12 shall have the same force and effect as a vote taken at a duly held meeting and may be stated as such in any document.

6.13         Voting by Ballot. Voting on any question or in any election shall be by ballot.

6.14         No Cumulative Voting. No holder of Votes shall be entitled to cumulative voting in any circumstance.

6.15         Voting by, and Deemed Membership of, Convertible Noteholders. Except as otherwise required by Law or as provided in this Agreement, so long as any obligations under the Convertible Notes remain outstanding pursuant to the Indenture, notwithstanding anything to the contrary, each Convertible Noteholder shall be entitled to vote on all matters submitted to a vote of the holders of Common Units, and shall be entitled to that number of votes equal to the whole number of Common Units (rounded to the near nearest whole Unit (with one-half (½) rounded upward)) into which such Convertible Noteholder’s aggregate principal amount of outstanding Convertible Notes is convertible immediately after the close of business on the record date for the determination of the Members entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of Members is solicited. The Convertible Noteholders shall be deemed to be Members, and their Convertible Notes shall be deemed to have been converted into Common Units in accordance with this Agreement and the Convertible Indenture, for the purpose of any provision of the LLC Law which requires the vote of Members as a prerequisite to any corporate action. Except as expressly otherwise provided herein or as required by Law, the Convertible Noteholders shall vote together with the holders of Common Units as a single class on all matters. The Convertible Noteholders shall be entitled to notice of, and have the right to attend, all Members’ meetings in accordance with this Agreement and the LLC Law.

6.16         FATCA. Each Member agrees to provide to the Company or its agents, upon request, any documentation or other information regarding the Member and its Beneficial Owners that the Company or its agents may require from time to time in connection with the Company’s obligations under, and compliance with, applicable Laws and regulations including, but not limited to FATCA. Each Member waives any provision under the Laws and regulations of any jurisdiction that would, in the absence of such waiver, prevent or inhibit the Company’s compliance with applicable Law as described in this paragraph including, but not limited to preventing (i) the Member from providing any requested information or documentation, or (ii) the disclosure by the Company or its agents of the provided information or documentation to applicable Governmental Authorities. Each Member further acknowledges that the Company may take such action as it considers necessary in relation to such Member’s interest in the Company to ensure that any withholding tax payable by the Company, and any related costs, interest, penalties and other losses and liabilities suffered by the Company or any other Member, or any agent, delegate, employee, director, officer or Affiliate of any of the foregoing Persons, arising from such Member's failure to provide any requested documentation or other information to the Company, is economically borne by such Member.

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ARTICLE VII

EXCULPATION; INDEMNIFICATION; LIABILITY; OPPORTUNITY

7.1           Exculpation.

(a)          No Manager, officer or Member, in any way, guarantees the return of any Members’ capital contributions or a profit for the Members from the operations of the Company. To the fullest extent permitted by the LLC Law, but subject to Section 7.3(d), none of (i) the Managers, (ii) the Members (including a Member appointing and each Investment Manager directing the appointment of a Manager, whether in its capacity as such appointing Member, Investment Manager, or otherwise and each Fund Indemnitor related to such Member, Manager, and/or Investment Manager), (iii) the Convertible Noteholders, or (iv) any of the Managers’, the Members’ or the Convertible Noteholders’ respective Affiliates, Investment Managers, or any of their respective officers, directors, employees, partners, members, representatives or equityholders (each, a “Protected Person”) shall be liable to the Company or its Members for any monetary loss or damage resulting from any act or omission taken or suffered by such Manager in connection with the conduct of the affairs of the Company or otherwise in connection with this Agreement or the matters contemplated hereby. Any Protected Person or any officer of the Company may consult with legal counsel, accountants, advisors or other similar persons with respect to the Company’s affairs and shall be fully protected and justified in any action or inaction that is taken or omitted in good faith, in reliance upon and in accord with the opinion or advice of such persons; provided, however, such legal counsel, accountants, advisors or other similar persons shall have been selected in good faith. The preceding sentence shall in no way limit any Person’s right to rely on information to the extent provided in the LLC Law.

(b)          None of the Members, by reason of their execution of this Agreement or their status as Members or equityholders of the Company shall be responsible or liable for any indebtedness, liability or obligation of any other Member incurred either before or after the execution of this Agreement.

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7.2           Indemnification.

(a)          To the fullest extent permitted under the LLC Law and applicable Law, the Company shall indemnify and hold harmless each of the Protected Persons and each officer of the Company and its Subsidiaries (each, an “Indemnitee”) from and against any and all claims, liabilities, damages, losses, costs and expenses (including amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties and legal or other costs and reasonable expenses of investigating or defending against any claim or alleged claim) of any nature whatsoever, known or unknown, liquidated or unliquidated (collectively, “Damages”), that are incurred by any Indemnitee, and arise out of, are related to, or are in connection with (i) the affairs or operations of the Company or the performance by such Indemnitee of any of the Indemnitee’s responsibilities hereunder, and (ii) the service at the request of the Company by such Indemnitee as a partner, member, manager, director, officer, trustee, employee or agent of any other Person; provided, however , that the Indemnitee (A) acted in good faith and in a manner such Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, (B) did not violate any applicable fiduciary duties set forth in Section 7.3, and, (C) with respect to any criminal action or proceeding, had no reasonable cause to believe such Indemnitee’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Indemnitee did not act in good faith and in a manner which such Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such Indemnitee’s conduct was unlawful. The indemnification obligations of the Company pursuant to this Section 7.2 shall be satisfied from and limited to the Company’s assets and no Member shall have any personal liability on account thereof.

(b) The Company shall pay reasonable, documented expenses incurred by any Indemnitee in defending any action, suit or proceeding described in subsection (a) of this Section 7.2 in advance of the final disposition of such action, suit or proceeding, as such Damages are incurred; provided, however, that any such advance shall only be made if such Indemnitee provides written affirmation to repay such advance if it shall ultimately be determined by a court of competent jurisdiction that such Indemnitee is not entitled to be indemnified by the Company pursuant to this Section 7.2.

(c) Certain Indemnitees that are directors, officers, employees, stockholders, partners, limited partners, members, equityholders, managers, or advisors of any Member or any of such Member’s Affiliates or that are otherwise Managers (each such Person, a “Fund Indemnitee”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by or on behalf of such Member and/or its Affiliates or such Indemnitees personally (collectively, the “Fund Indemnitors”). Notwithstanding anything to the contrary in this Agreement or otherwise: (i) the Company is the indemnitor of first resort (i.e., the Company’s obligations to each Fund Indemnitee are primary and any obligation of the Fund Indemnitors to advance Damages or to provide indemnification for such Damages incurred by each Fund Indemnitee are secondary), (ii) the Company shall be required to advance the full amount of Damages incurred by each Fund Indemnitee and will be liable for the full amount of all such Damages paid in settlement to the extent legally permitted and as required by this Agreement, without regard to any rights each Fund Indemnitee may have against the Fund Indemnitors, and (iii) the Company irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. Notwithstanding anything to the contrary in this Agreement or otherwise, no advancement or payment by the Fund Indemnitors on behalf of a Fund Indemnitee with respect to any claim for which such Fund Indemnitee has sought indemnification or advancement of Damages from the Company shall affect the foregoing and the Fund Indemnitors will have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Fund Indemnitee against the Company. The Fund Indemnitors are express third party beneficiaries of the terms of this Section 7.2(c).

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(d) Without limiting Section 7.2(c), the indemnification provided by this Section 7.2 shall not be deemed exclusive of any other rights to indemnification to which those seeking indemnification may be entitled under any agreement, determination of the Board of Managers or otherwise. The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 7.2 shall continue as to an Indemnitee who has ceased to be a Member, Manager or officer (or other Person indemnified hereunder) and shall inure to the benefit of the successors, executors, administrators, legatees and distributees of such Person.

(e) The provisions of this Section 7.2 shall be a contract between the Company, on the one hand, and each Indemnitee who served at any time while this Section 7.2 is in effect in any capacity entitling such Indemnitee to indemnification hereunder, on the other hand, pursuant to which the Company and each such Indemnitee intend to be legally bound. No repeal or modification of this Section 7.2 shall affect any rights or obligations with respect to any state of facts then or theretofore existing or thereafter arising or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon such state of facts.

(f)          The Company may enter into indemnity contracts with Indemnitees and adopt written procedures pursuant to which arrangements are made for the advancement of expenses and the funding of obligations under this Section 7.2 hereof and containing such other procedures regarding indemnification as are appropriate. For the avoidance of doubt, each of the Managers shall be entitled to receive indemnity contracts with the Company on terms no less favorable than any other indemnity contract entered into between the Company (or any of its Subsidiaries) and any other Manager.

7.3           Liability; Duties.

(a)          No Member, Manager or officer of the Company shall be personally liable for any indebtedness, liability or obligation of the Company, except as specifically provided for in this Agreement or required pursuant to the LLC Law or any other applicable Law.

(b)          Any duties (including fiduciary duties) of a Member (but not the duties of the Managers and the officers of the Company, in their capacity as such) that would otherwise apply at Law or in equity (including the duty of loyalty and the duty of care) are hereby waived and eliminated to the fullest extent permitted under Delaware law as if the Company were a Delaware corporation; provided, however, that (i) the foregoing shall not eliminate the obligation of each Member to act in compliance with the express terms of this Agreement and (ii) the foregoing shall not be deemed to eliminate the implied contractual covenant of good faith and fair dealing. In furtherance of the foregoing (but subject to the proviso in the foregoing sentence), when any Member (but not the Managers and officers of the Company, in their capacity as such) takes any action under this Agreement to give or withhold its consent or approval, such Member shall have no duty (fiduciary or other) to consider the interests of the Company, its Subsidiaries or the other Members or creditors, and may act exclusively in its own interest.

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(c)          The Members acknowledge and agree that the foregoing is intended to comply with the provisions of the LLC Law (including Section 26(5)) permitting members of a limited liability company to eliminate fiduciary duties of the Members (in their capacity as such) to the fullest extent permitted under the LLC Law.

(d)          The Managers and the officers of the Company, in their capacity as such, shall owe the same duties (including fiduciary duties of care and loyalty) to the Company and the Members as the duties that directors and officers, respectively, of a Delaware corporation owe to such corporation and its stockholders pursuant to the DGCL as if the Company were a Delaware corporation, including, without limitation, with respect to a Manager, any action, decision or consent taken, made, or given that is taken, made or given in the sole discretion, reasonable discretion or good faith (or similar standards) of the Board of Managers. In particular, and without limiting the foregoing, no Manager shall be liable to the Company or any of its Members or any other Person for monetary damages for breach of its fiduciary or other duties as a Manager, except for liability for:

(i)          any breach of such Manager’s duty of loyalty to the Company or its Members;

(ii)         such Manager’s acts or omissions not in good faith or that involve such Manager’s intentional misconduct or a knowing violation of Law or this Agreement;

(iii)        unlawful payments of dividends, repurchases of Units or redemptions; or

(iv)        any transaction from which such Manager derived an improper personal benefit.

7.4           Insurance. The Company shall purchase and maintain insurance, on behalf of such Indemnitees, and may purchase and maintain insurance on behalf of the Company, against any liability that may be asserted against or expenses that may be incurred by any such Person in connection with the activities of the Company or such Indemnitees, and in such amounts, as the Board of Managers reasonably determines are customary for similarly-situated businesses such as the Company and its Subsidiaries, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.

7.5           Limited Liability Company Opportunity.

(a)          Each Member acknowledges and affirms that the other Members may have, and may continue to, participate, directly or indirectly, in investments in assets and businesses which are, or will be, suitable for the Company or competitive with the Company’s business.

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(b)          Each Member, individually and on behalf of the Company, expressly (i) acknowledges and agrees that no Member nor any of their respective representatives (including any Manager) will have any duty to disclose to the Company or any other Member any such business opportunities, whether or not competitive with the Company’s business and whether or not the Company might be interested in such business opportunity for itself (except to the extent that such representative (including any Member or Manager) is a consultant or employee of the Company or its Subsidiaries, in which case such representative will be subject to the same “corporate opportunity” doctrine as would apply to them if the Company were a corporation organized under the DGCL), (ii) agrees that the terms of this Section 7.5, to the extent that they modify or limit a duty or other obligation (including fiduciary duties), if any, that such Member, Manager or other Person may have to the Company or any other Person under the LLC Law or other applicable Law, rule or regulation, are reasonable in form, scope and content; and (iii) waives to the fullest extent permitted by the LLC Law any duty or other obligation, if any, that such Member, Manager or other Person may have to the Company or another Person, pursuant to the LLC Law or any other applicable Law, rule or regulation, to the extent necessary to give effect to the terms of this Section 7.5.

ARTICLE VIII

ACCOUNTING; FINANCIAL AND TAX MATTERS

8.1           Books and Records; Reports.

(a)          The books of the Company will be maintained at the Company’s principal place of business. The Company shall maintain, or cause to be maintained, a register of Members (which register is not available for public inspection) containing the name and address of each Person who is a member of the Company, the date on which such Person became a Member and the date on which such Person ceased to be a Member. Proper books of account including material underlying documentation, including contracts and invoices with respect to money received and expended by the Company, all sales and purchases of goods by the Company and the assets and liabilities of the Company will be maintained in compliance with Cayman Islands law for a minimum period of six years. The Company will also maintain a record of the amount and date of the contributions of Members, and any return of contributions or distributions to Members.

(b)          As soon as reasonably practicable after the close of each fiscal year of the Company, but in any event not later than one hundred-twenty (120) days after the end of each fiscal year of the Company, the Company shall provide (or make available through a restricted electronic data room) to each Member and Beneficial Owner a copy of the audited consolidated financial statements of the Company and its Subsidiaries as of the end of such fiscal year.

(c)          As soon as reasonably practicable after the end of each of the first three quarters of each fiscal year, but in any event not later than sixty (60) days after the end of each such quarter, the Company shall provide (or make available through a restricted electronic data room) to each Member and Beneficial Owner a copy of the quarterly unaudited financial information with respect to the Company and its Subsidiaries.

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(d)          Management of the Company shall hold quarterly earnings conference calls with the Members and Beneficial Owners to discuss the results of the Company’s operations and the financial performance of the Company.

(e)          The Company shall make the information and reports to be provided pursuant to Sections 8.1(b) and 8.1(c) available (including by making available through a restricted electronic data room) to each Member, Beneficial Owner or any bona fide potential transferees of a Member’s Units subject, in each case, to such Member,

Beneficial Owner or bona fide potential transferee entering into a customary non-disclosure agreement with the Company (including on a click-through basis) which shall include a certification by such Person that it is not a Competitor of the Company (such certification, a “Noncompetitor Certification”).

(f)          In no event shall any financial information required to be furnished pursuant to this Agreement be required to include any information required by, or to be prepared or approved in accordance with, or otherwise be subject to, any provision of the Commission’s Regulation S-K, Section 404 of the Sarbanes-Oxley Act of 2002 or any rules, regulations, or accounting guidance adopted pursuant to that thereunder.

(g)          If the Company determines that it was a “passive foreign investment company” for U.S. federal income tax purposes for a taxable year, it shall provide or cause to be provided to any Member who so requests a “PFIC Annual Information Statement” as described in Treasury Regulation section 1.1295-1(g) (or in any successor IRS release or Treasury regulation) with respect to the Company and any of its Subsidiaries which the Company also determined was a “passive foreign investment company” for such taxable year, in each case, including all representations required by such Statement, and will take commercially reasonable steps to facilitate a “qualified electing fund” election for U.S. federal income tax purposes with respect to the Member’s interest in the Company and such Subsidiaries; provided, however, that any information or rights provided to a Member pursuant to this Section 8.1(g) or the “PFIC Annual Information Statement” may be used or exercised, respectively, solely for purposes of complying with U.S. federal income tax laws. Notwithstanding the foregoing, the Company shall have no obligations under this Section 8.1(g) with respect to a taxable year if it determines in good faith that neither the Company nor any of its Subsidiaries was a “passive foreign investment company” for the taxable year.

(h)          If at any time the Company fails to furnish the information required by Sections 8.1(b) and 8.1(c), the Company will make available (including by making available through a restricted electronic data room) to the Members, Beneficial Owners, and any bona fide potential transferees of a Member’s Units (subject, in each case, to such Member, Beneficial Owner or bona fide potential transferee entering into a customary non-disclosure agreement with the Company (including on a click-through basis) which shall include a Noncompetitor Certification), the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

8.2          Fiscal Year; Taxable Year. The fiscal year of the Company for financial accounting purposes shall end on April 30. The taxable year of the Company for federal, state and local income tax purposes shall end on April 30 unless another date is required by the Code or, as applicable, under such state or local Law.

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8.3          Bank and Investment Accounts. All funds of the Company shall be deposited in its name, or in such name as may be designated by the Board of Managers, in such checking, savings or other accounts, or held in its name in the form of such other investments, as shall be designated by the Board of Managers. The funds of the Company shall not be commingled with the funds of any other Person. All withdrawals of such deposits or liquidations of such investments by the Company shall be made exclusively upon the signature or signatures of such officer or officers of the Company as the Board of Managers may designate.

8.4          Tax Treatment. The Company shall be treated as a corporation for U.S. federal and applicable state income Tax purposes.

ARTICLE IX

TRANSFERS OF UNITS;

TAG-ALONG RIGHT; DRAG-ALONG RIGHT; PRE-EMPTIVE RIGHTS

9.1          Limitation on Transfer.

(a)          A Member may Transfer Units except as prohibited by the provisions of this Agreement. Any attempt to Transfer any Units in violation of the provisions of this Article IX shall be null and void ab initio and the Company shall not register or effect any such Transfer. Any Transfer of Units to the Company or pursuant to Section 9.2 or 9.3 shall not be prohibited by or subject to the provisions of this Section 9.1.

(b)          No Transfer of any Units shall be permitted if (i) such Transfer would violate the Securities Act or any state securities or “blue sky” laws applicable to the Company or to the Units to be Transferred, (ii) such Transfer would impose liability or reporting obligations on the Company or any Member thereof under the Exchange Act or would otherwise require the Company or any Member to make any filing with the Commission, (iii) such Transfer would cause an Event of Dissolution or, to the actual knowledge of the transferor, a Change of Control or (iv) following such proposed Transfer, the Company would have in the aggregate, more than two hundred and fifty (250) holders of record (as such concept is understood for purposes of Section 12(g) of the Exchange Act) (determined in the Company’s sole discretion), unless the Board of Managers otherwise approves such Transfer under clauses (ii) – (iv). The Company may institute legal proceedings to force rescission of a Transfer prohibited by this Section 9. 1(b) and to seek any other remedy available to it at Law, in equity or otherwise, including an injunction prohibiting any such Transfer.

(c)          The Board of Managers shall have the power to determine all matters related to this Section 9.1, including matters necessary or desirable to administer or to determine compliance with this Section 9.1 and, absent actual fraud, bad faith, manifest error, or self-dealing, the determinations of the Board of Managers with respect to such matters related to this Section 9.1 shall be final and binding on the Company and the Members and any proposed transferee.

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(d)          Notwithstanding anything to the contrary herein other than compliance with the terms and conditions of Section 9.1(b) and subject to the procedures of the applicable Member, a Beneficial Owner may freely Transfer its beneficial interest in Common Units to any Person to the extent that the applicable Common Units are not Transferred by the applicable Nominee serving as a Member for the benefit of the Beneficial Owner (the “Beneficial Ownership Transfer”). By acceptance of the Transfer of Units from any Beneficial Owner through a Beneficial Ownership Transfer, each such Transferee of Units takes such Units subject to the terms and condition of this Agreement whether or not they are a party hereto and shall be deemed bound by the terms and conditions contained herein.

9.2           Tag-Along Right.

(a)          If a Member or group of Members (the “Selling Tag Member”) elects to Transfer Units or Beneficial Ownership in Units comprising at least a majority of all then outstanding Common Units (including, for the purposes of this calculation, Common Units issuable upon the Note Conversion but excluding Incentive Units) to any Person other than to an Affiliate of the Selling Tag Member (and other than a Transfer by a Transferring Member in its capacity as a Nominee to the applicable Beneficial Owner who has a beneficial interest in such Transferring Member’s Common Units (including pursuant to Section 9.1(d)) (a “Tag Third Party Purchaser”), in one or a series of related transactions, then such Selling Tag Member shall offer the other Members (which, for the avoidance of doubt, shall include any former Convertible Noteholder which elects to become a Member pursuant to a Note Conversion during the Tag-Along Notice Period as described below in Section 9.2(b)) (each a “Tag-Along Rightholder”) the right to include in such Selling Tag Member’s Transfer to the Tag Third Party Purchaser the Tag-Along Rightholder’s pro rata portion of the Units (excluding Incentive Units) proposed to be Transferred by the Selling Tag Member determined based on the relative ownership of Units held by Selling Tag Member, at the same price and on the same terms and conditions described in the Tag-Along Notice (as defined below).

(b)          Prior to the consummation of any proposed Transfer described in Section 9.2(a) (a “Proposed Transfer”), the Selling Tag Member proposing to make the Proposed Transfer shall offer to the other Tag-Along Rightholders the right to be included in the Proposed Transfer by sending written notice (the “Tag-Along Notice”) to the Company, the Tag-Along Rightholders and each Convertible Noteholder (which, if it elects to pursue a Note Conversion upon receiving such Tag-Along Notice, shall become a Member and Tag-Along Rightholder for purposes of the Proposed Transfer), which notice shall (i) state the name of such Selling Tag Member, (ii) state the name and address of the proposed Tag Third Party Purchaser, (iii) state the portion of such Selling Tag Member’s Units to be sold, (iv) state the proposed purchase price and form of consideration of payment and all other material terms and conditions of such sale, (v) include a calculation of the consideration to be received by each Tag-Along Rightholder, (vi) include a representation that the Tag Third Party Purchaser has been informed of the “tag-along” rights provided in this Section 9.2 and has agreed to purchase the Units in accordance with the terms hereof and (vii) be accompanied by a written offer from the Tag Third Party Purchaser. Such right shall be exercisable by written notice to the Selling Tag Member (with a copy to the Company) given within fifteen (15) days after delivery of the Tag-Along Notice (the “Tag-Along Notice Period”) specifying the number of Units with respect to which such Tag-Along Rightholder has elected to exercise its rights under this Section 9.2. If the Tag Third Party Purchaser elects to purchase less than all of the Units offered for sale as a result of the Tag-Along Rightholders’ exercise of their “tag-along” rights provided in this Section 9.2, the Selling Tag Member and each Tag-Along Rightholder exercising its rights shall have the right to include its pro rata portion of the Units to be Transferred to the Tag Third Party Purchaser on the same terms and conditions as the Selling Tag Member including, in exchange for the pro rata share of consideration to be received by the Selling Tag Member. Failure by a Tag-Along Rightholder to respond within the Tag-Along Notice Period shall be regarded as a rejection of the offer made pursuant to the Tag-Along Notice and a waiver by such Tag-Along Rightholder of its rights under this Section 9.2.

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(c)          Each Tag-Along Rightholder shall agree (i) to make such representations, warranties, covenants, indemnities and agreements to the Tag Third Party Purchaser as made by the Selling Tag Member in connection with the tag-along Transfer (other than any noncompetition or similar agreements or covenants that would bind the Tag-Along Rightholder or its Affiliates), and (ii) to substantially the same terms and conditions to the Transfer as the Selling Tag Member agrees (including the same consideration the Selling Tag Member receives); provided, however , that (A) the representations, warranties, indemnities, covenants, conditions, escrow agreements and other provisions and agreements relating to such tag-along Transfer shall in no event be broader or more burdensome than those given by the Selling Tag Member, (B) all such representations, warranties, covenants, indemnities and agreements shall be made by each Tag-Along Rightholder and the Selling Tag Member severally and not jointly and severally, (C) a Tag-Along Rightholder’s liability under the definitive purchase agreement with respect to such transaction will not exceed the total purchase price received by such Tag-Along Rightholder in such transaction except for liability resulting from fraud or knowing and willful breach, and (D) any consideration, including escrow or holdbacks, applicable to such tag-along transaction shall be applied pro rata among the Members participating in the Tag-Along transaction, it being further agreed that in no event shall any Affiliate (other than any Affiliate of such Tag-Along Rightholder that is selling its Units in such transaction) of such Tag-Along Rightholder be liable under such transaction, in any respect.

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9.3           Drag-Along Right.

(a)          If a Member or Convertible Noteholder or group of Members or group of Convertible Noteholders (or any combination thereof) holding at least a majority of the then outstanding Common Units (including, for the purposes of this calculation, Common Units issuable upon the Note Conversion but excluding Incentive Units) (the “Dragging Members”), propose to consummate a Change of Control to any Person (other than to an Affiliate of the Company, its Subsidiaries or any of the Dragging Members, (a “Drag Third Party Purchaser”, and such a transaction, a “Drag-Along Sale”), then such Dragging Members shall have the right, in lieu of complying with the provisions of Section 9.4, to require the other Members (which, for the avoidance of doubt, shall include any former Convertible Noteholder which elects to become a Member pursuant to a Note Conversion upon receipt of a Buyout Notice as described below) to include the pro rata portion of their Units in such sale and/or vote their Units and Convertible Notes and take any other actions in furtherance thereof on the same terms and conditions applicable to the selling Members (if applicable), including by consenting to raise no objection against, have no dissenters’ rights, appraisal rights or similar rights with respect to the Drag-Along Sale and executing any action by written consent of the Members and Convertible Noteholders. Such right shall be exercisable by written notice (a “Buyout Notice”) given to each Member and Convertible Noteholder (which, if it elects to pursue a Note Conversion upon receiving such Buyout Notice, shall become a Member for purposes of the Drag-Along Sale) other than the Dragging Members which shall state (i) that such Dragging Members propose to effect the sale of all of the Units of every Member of the Company to such Drag Third Party Purchaser, (ii) the name of the Drag Third Party Purchaser, and (iii) the purchase price the Drag Third Party Purchaser is paying for the Units and which attaches a copy of any definitive agreements in connection with such Drag-Along Sale. Each such Member agrees that, upon receipt of a Buyout Notice, each such Member shall be obligated to sell all of its Units for the purchase price set forth in the Buyout Notice (on the same price and with the same amount of consideration or choice of consideration given to all other Members) and upon the other terms and conditions of such transaction (and otherwise take all reasonably necessary action to cause consummation of the proposed transaction, including voting such Units in favor of such transaction); provided, however, that the consideration in any Drag-Along Sale shall only consist of cash, equity securities listed on a national securities exchange and freely tradable upon receipt, or a combination or election thereof. No Dragging Member nor any of its Affiliates shall receive any direct or indirect consideration in connection with a Drag-Along Sale (including by way of fees, consulting arrangements or a non-compete payment) other than consideration received in exchange for its Units on the terms described in the Buyout Notice.

(b)          The closing with respect to any Drag-Along Sale pursuant to this Section 9.3 shall be held as soon as practicable and at the time and place specified in the Buyout Notice but in any event within nine (9) months of the date the Buyout Notice is delivered to the Members (the “Drag-Along Outside Date”). Consummation of the Transfer of Units by any Member to the Drag Third Party Purchaser in a Drag-Along Sale (i) shall be conditioned upon consummation of the Transfer by each Dragging Member, if applicable, to such Drag Third Party Purchaser of the Units proposed to be Transferred by the Dragging Members and (ii) may be effected by a Transfer of the Units or the merger, consolidation or other combination of the Company with or into the Drag Third Party Purchaser or its Affiliate, in one or a series of related transactions. If the proposed Transfer with respect to the applicable Units subject to the Buyout Notice does not meet the requirements of Section 9.3(a) prior to the Drag-Along Outside Date, such Dragging Members shall be deemed to have forfeited their rights to require the other Members to sell all of their Units to such Drag Third Party Purchaser in connection with such Drag-Along Sale.

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(c)          In connection with any Transfer pursuant to a Buyout Notice, each other Member shall execute the applicable transaction agreement, if applicable, and make or provide the same representations, warranties, covenants, indemnities, agreements, escrows and holdback arrangements as the Dragging Members, if applicable, in connection with the Drag-Along Sale (such representations, warranties, covenants, indemnities, agreements, escrows and holdback arrangements shall be included in the Buyout Notice); provided, however, that each other Member shall only be obligated to make individual representations and warranties with respect to its title to and ownership of the applicable Units, authorization, execution and delivery of relevant documents, enforceability of such documents against such Member, and other matters relating to such Member, but not with respect to any of the foregoing with respect to any other Members, the Dragging Members or their Units; provided, further, however, that all representations, warranties, covenants and indemnities in the applicable transaction agreement shall be made by the Dragging Members and the other Members severally and not jointly and any indemnification obligation shall be pro rata based on the consideration received by the Dragging Members and each other Member, in each case, in an amount not to exceed the aggregate proceeds received by the Dragging Members and each other Member in the Drag-Along Sale; provided, further, in no event shall any other Member be required to enter into a non-compete or any other restrictive covenant. Any transaction costs, including transfer taxes and legal, accounting and investment banking fees incurred by the Company and the Dragging Members and any other Member participating in a Transfer pursuant to a Buyout Notice shall be borne by the Members on a pro rata basis based on the consideration received by each Member in such Transfer.

(d)          Notwithstanding the foregoing, in connection with any Transfer pursuant to a Buyout Notice, each Member hereby irrevocably appoints the Chief Executive Officer of the Company, as such Member’s proxy and true and lawful attorney-in-fact with power to sign its name to vote or consent in writing with respect to such Member’s Units in accordance with such Member’s agreements contained in this Agreement and to execute any documents or agreements which such attorney-in-fact deems reasonably necessary to effect any Transfer pursuant to this Section 9.3. The voting agreements, proxy and power of attorney contained herein are intended to secure an interest in property and the obligations of the relevant Member hereunder and may not be revoked, except by an amendment, modification or termination.

9.4           Condition to Transfers. In addition to all other terms and conditions contained in this Agreement, no Transfers permitted under this Article IX (excluding Transfers pursuant to Section 9.2) shall be completed or effective unless each of the following has been satisfied or waived by the Board of Managers on the date of such Transfer:

(a)          To the extent any Common Units are directly registered in the name of a Member or such Common Units are not exempt from registration requirements under Section 5 of the Securities Act provided by Section 1145 of the Bankruptcy Code, the Member making such Transfer shall have provided to the Company, at least three (3) Business Days’ prior to the proposed Transfer, a duly executed Certificate of Transfer, in substantially the form attached hereto as Exhibit A, and (ii) such other information or documents, including a legal opinion to the extent required under Section 9.4(b) below, as may be reasonably requested by the Company in order for it to make such determination. Any transferee of Units who received such Units in a Transfer recognized by the Company shall be deemed to be a party to the Agreement and bound by the terms of this Agreement as a Member of the Company, as if, and with the same effect as if, such transferee executed a joinder agreement and transfer certificate, in substantially the form attached hereto as Exhibit B. A Member shall reimburse the Company promptly upon request for all reasonable out-of-pocket fees and expenses (including attorney’s fees) incurred by the Company in connection with the Transfer of Units hereunder.

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(b)          In addition to any other restrictions on the Transfer of Units contained in this Agreement, notwithstanding anything in this Agreement to the contrary, no Transfer of any Units shall be made if such Transfer would violate then applicable Law, including U.S. federal or state securities Laws or rules and regulations of the Commission, any state securities commission or any other applicable securities Laws of a governmental entity (including those outside the jurisdiction of the U.S.) with jurisdiction over such Transfer or have the effect of rendering unavailable any exemption under applicable Law relied upon for a prior Transfer of such Units. In furtherance of the foregoing, no Member or Beneficial Owner of Units may offer, sell or otherwise Transfer any of its Units other than (x) the sale of Units that were originally issued in a transaction exempt from registration requirements under Section 5 of the Securities Act provided by Section 1145 of the Bankruptcy Code or (y) (a) to the Company; (b) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act; (c) within the United States in accordance with (i) Rule 144A under the Securities Act to a person who the seller reasonably believes is a Qualified Institutional Buyer (as defined therein) that is purchasing for its own account or for the account of another Qualified Institutional Buyer to whom notice is given that the offer, sale, or transfer is being made in reliance on Rule 144A, if available, or (ii) the exemption from registration under the Securities Act provided by Rule 144 thereunder, if applicable; (d) in a transaction that does not require registration under the Securities Act or any applicable United States state Laws and regulations governing the offer and sale of Units; or (e) pursuant to an effective registration statement under the Securities Act, provided that with respect to Transfers under clauses (x) in the case of any “control” Units held by an Affiliate and subject to the transfer restrictions under Rule 144 and (y)(b), (y)(c) or (y)(d), only if the Member or Beneficial Owner has furnished to the Company and the transfer agent an opinion of counsel, at the expense of such Member making such Transfer, reasonably satisfactory to the Company and the transfer agent, prior to such Transfer to the extent requested by the Company following reasonable notice thereof, and in each case in accordance with any applicable state securities Laws in the United States or securities Laws of any other applicable jurisdiction. By accepting an interest in such Units, each Member and Beneficial Owner consents to the Company and/or the Nominee of such Beneficial Owner making a notation on its records and giving instructions to its transfer agent or any registrar and transfer agent not to record any Transfer of Units without first being notified by the Company that it is reasonably satisfied that such Transfer is exempt from, or not subject to, the registration requirements of the Securities Act and is a permitted Transfer in accordance with this Agreement. The Company shall promptly notify the transfer agent upon reasonably determining that a proposed Transfer is exempt from, or not subject to, the registration requirements of the Securities Act and is a permitted Transfer in accordance with this Agreement. No Member acting as a Nominee for a Beneficial Owner shall permit such Beneficial Owner to Transfer its Equity Securities in violation of this Section 9.4(b).

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9.5          Effect of Transfer. Upon the close of business on the effective date of any Transfer of Units (the “Effective Transfer Time”) in accordance with the provisions of this Agreement, (a) the transferee shall be admitted as a Member (if not already a Member) and for purposes of this Agreement such transferee shall be deemed a Member, and (b) the Transferred Units shall continue to be subject to all the provisions of this Agreement. Unless the transferor and transferee otherwise agree in writing, and give written notice of such agreement to the Company at least seven (7) days prior to such Effective Transfer Time, all distributions declared to be payable to the transferor at or prior to such Effective Transfer Time shall be made to the transferor. No Transfer shall relieve the transferor (or any of its Affiliates) of any of their obligations or liabilities under this Agreement arising prior to the closing of the consummation of such Transfer.

9.6          Tolling. All time periods specified in this Article IX are subject to reasonable extension for the purpose of complying with requirements of Law or regulation as determined by the Board of Managers.

9.7          Pre-Emptive Rights.

(a)          If the Company or any of its Subsidiaries shall propose to issue and sell any equity securities or any other securities convertible into equity securities (other than any Excluded Issuances) of the Company or any Subsidiary (collectively, the “New Securities”) or enter into any contracts relating to the issuance or sale of any New Securities to any Person (the “Subject Purchaser”), each Pre-Emptive Rights Member as of the date of issuance of such New Securities shall have the right (a “Pre-Emptive Right”) to purchase such Pre-Emptive Rights Member’s Unit Percentage Interest of the New Securities at the same price and on the same other terms proposed to be issued and sold (excluding from such Person’s allocated portion an amount of Units necessary to account for any options, warrants, SARs or other equity rights of Members or Convertible Noteholders if the holders of any such options, warrants, SARs or other equity rights are entitled to preemptive rights in any transaction to which this Section 9.7 applies, such that the number of New Securities to be purchased by Members and Convertible Noteholders pursuant to this Section 9.7 shall be reduced to permit such pre-emptive rights following the issuance of the New Securities to such holders upon exercise of their Pre-Emptive Rights) (the “ Proportionate Percentage”). The Company shall offer to sell to any such Member and Convertible Noteholder its Proportionate Percentage of such New Securities (the “Offered Securities”) and to sell to any such Member and Convertible Noteholder such of the Offered Securities as shall not have been subscribed for by the other Members and Convertible Noteholders as hereinafter provided, at the price and on the terms described above, which shall be specified by the Company in a written notice delivered to any such Member, which notice shall also state (x) the number of New Securities proposed to be issued and (y) the portion of the New Securities available for purchase by such Member or Convertible Noteholder, and shall be delivered to such Members and Convertible Noteholders not later than seven (7) Business Days prior to any issuance giving rights under this Section 9.7(a) (the “Pre-Emptive Offer Notice”). The Pre-Emptive Offer Notice shall by its terms remain open for a period of five (5) Business Days from the date of receipt thereof (the “Election Period”) and shall specify the date on which the Offered Securities will be sold to accepting Members and Convertible Noteholders (which shall be at least five (5) but not more than one hundred and eighty (180) days from the date of the Pre-Emptive Offer). The failure of any Member to respond to the Pre-Emptive Offer Notice during the Election Period shall be deemed a waiver of such Member’s or Convertible Noteholder’s Pre-Emptive Rights.

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(b)          Notwithstanding the advance notice requirements in Section 9.7(a), if the Board of Managers determines that special circumstances warrant, the Company may provide a Pre-Emptive Offer Notice after the issuance of the New Securities (the “Issuance”), in which case (1) if the Issuance was to an existing Member or Convertible Noteholders, the Company shall ensure that each Pre-Emptive Rights Member that elects to exercise its Pre-Emptive Rights within the Election Period is offered the right to acquire from the Company (or the issuing Subsidiary, as applicable), promptly following the Issuance, such Pre-Emptive Rights Member’s Proportionate Percentage (calculated disregarding all Units held by the existing Member or Convertible Noteholder to which the Issuance was made) of the number of Offered Securities that was issued in the Issuance and otherwise on the terms set forth in Sections 9.7(a) and (c) or (2) if the Issuance was not to an existing Member or Convertible Noteholder, the Company shall ensure that each Pre-Emptive Rights Member that elects to exercise its Pre -Emptive Rights within the Election Period is offered the right to acquire from the Person to whom the Issuance is made (or from the Company following a corresponding redemption from such Person), promptly following the Issuance, such number of Offered Securities that such Pre-Emptive Rights Member would have been entitled to acquire had the Issuance (including any such subsequent Issuance) occurred following the expiration of the Election Period and otherwise on the terms set forth in Sections 9.7(a) and (c) and the Company shall ensure that any such Issuance is made on terms that provide for the Company to ensure compliance with this provision.

(c)          Each Pre -Emptive Rights Member shall have the right, during the Election Period, to purchase any or all of its Proportionate Percentage of the Offered Securities at the purchase price and on the terms stated in the Pre-Emptive Offer. Notice by any Member or Convertible Noteholder of its acceptance, in whole or in part, of a Pre-Emptive Offer shall be in writing (a “Notice of Acceptance”) signed by such Pre-Emptive Rights Member and delivered to the Company prior to the end of the specified period of the Pre-Emptive Offer, setting forth the Offered Securities such Pre-Emptive Rights Member elects to purchase.

(d)          At the closing of the purchase of New Securities subscribed for by the Pre-Emptive Rights Member under this Article IX, the Company shall deliver certificates (if applicable) representing the New Securities and update the Register, and such New Securities shall be issued free and clear of all liens and the Company shall so represent and warrant, and further represent and warrant that such New Securities shall be, upon issuance thereof to the Members and Convertible Noteholders that elected to purchase New Securities and after payment therefor, duly authorized, validly issued, fully paid and non-assessable. Each Member and Convertible Noteholder purchasing the New Securities shall deliver at the closing payment in full in immediately available funds for the New Securities purchased by it. At such closing, all of the parties to the transaction shall execute such additional documents as are otherwise necessary or appropriate.

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(e)          In the case of any Pre-Emptive Offer, if Notices of Acceptance given by the Members and Convertible Noteholders do not cover in the aggregate all of the Offered Securities, the Company may during the period of one hundred and eighty (180) days following the date of expiration of such Pre-Emptive Offer sell to any other Person or Persons all or any part of the New Securities not covered by a Notice of Acceptance, but only on terms and conditions that are no more favorable to such Person or Persons or less favorable to the Company than those set forth in the Pre-Emptive Offer. If such sale is not consummated within such one hundred and eighty (180) day period for any reason, then the restrictions provided for herein shall again become effective, and no issuance and sale of New Securities may be made thereafter by the Company without again offering the same in accordance with this Article IX. The closing of any issuance and purchase pursuant to this Section 9.7 shall be held at a time and place as the parties to the transaction may agree.

9.8          Exchange Offers with Respect to the Company. In the event that an exchange offer involving an exchange of Units for other Securities of the Company or any Affiliate or Related Person of the Company (for the avoidance of doubt, excluding any repurchase by the Company or any other Person of Units for cash) (each, an “Exchange Offer”) is proposed by the Company or is otherwise effected or to be effected with the consent, recommendation or approval of the Board of Managers of the Company, each holder of Units shall be permitted to participate in such Exchange Offer in accordance with the terms thereof. Notwithstanding the foregoing, the Company shall be permitted in any Exchange Offer to exclude holders of Units in any jurisdiction or of any category where (1) the solicitation of any such holder of Units to participate in such Exchange Offer, or (2) the payment or issuance of any form of consideration to such holder of Units in connection with such Exchange Offer could reasonably be interpreted, in either instance, as requiring the Company to file a registration statement, prospectus or similar document under any applicable securities Laws or listing requirements (including, but not limited to, the United States federal securities Laws and the Laws of the European Union or any of its member states), which the Company in its sole discretion determines (acting in good faith) (a) would be materially burdensome (it being understood that it would not be materially burdensome to file the consent documents used in other jurisdictions, any substantially similar documents or any summary thereof with the securities or financial services authorities in such jurisdiction); or (b) such solicitation would otherwise not be permitted under applicable Law in such jurisdiction or with respect to such category of holders of Units.

ARTICLE X

INITIAL PUBLIC OFFERING

10.1         Initial Public Offering.

(a)          In connection with an Initial Public Offering of the Company, all Members shall and shall cause their Affiliates to take all necessary or desirable actions in connection with the consummation of such transaction, to, if and as the Board of Managers may reasonably request, convert the Company to a corporate form in a Tax-free transaction (except to the extent of taxable income or gain required to be recognized by a Member in an amount that does not exceed the amount of cash or any property or rights (other than stock) received by such Member upon the consummation of such transaction and/or any concurrent transaction), with the result that each Member shall hold capital stock of the resulting corporation (the “Successor Corporation”).

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(b)          The Company and the Board of Managers will use their respective best efforts to perform any conversion or restructuring contemplated in this Section 10.1 in the most Tax efficient manner for the Members, including any Members that are treated as corporations for Federal Income Tax purposes. Upon the unanimous vote of the Board of Managers that such action is necessary to preserve the benefits of “tacking” under Rule 144 of the Securities Act, such conversion or merger may be structured to occur without any action on the part of any Member, and each Member hereby consents in advance to any action that the Board of Managers shall deem necessary to accomplish such result.

(c)          In connection with an Initial Public Offering, all of the outstanding Common Units of the Company shall automatically convert into shares of common stock of the Successor Corporation (the “Stock”) immediately prior to the consummation of the Initial Public Offering or at such other time as the Board of Managers may determine.

(d)          In the event that the Company determines to permit sales of shares of Stock held by Members in connection with an Initial Public Offering, all Members shall have the right to include in such offering a pro rata number of such Member’s Common Units.

10.2        Registration Rights Agreement. Any registration rights agreement entered into by the Company on or after the Effective Date shall survive the termination of this Agreement in accordance with its terms and continue to bind the Company or any successor; provided, however, that, in the event there is a Successor Corporation to the Company in accordance with Section 10.1, any references in such registration rights agreement to the Company, Units or Common Units shall apply to equivalent concepts for the entity type of such successor.

ARTICLE XI

DISSOLUTION OF COMPANY;

LIQUIDATION AND DISTRIBUTION OF ASSETS

11.1        Events of Dissolution. This Section 11.1 sets forth the exclusive events which will cause the winding-up and dissolution of the Company. The Company shall be dissolved upon any of the following events (each, an “Event of Dissolution”):

(a)          The determination of the Board of Managers, subject to Section 6.11(b), to elect to dissolve the Company; or

(b)          A dissolution is required under Section 37 of the LLC Law or there is entered a decree of judicial dissolution under Section 37 of the LLC Law.

11.2        Liquidation; Winding Up. Upon the occurrence of an Event of Dissolution, the Board of Managers shall wind up the affairs of the Company in accordance with and subject to the LLC Law and shall supervise the liquidation of the assets and property of the Company and, except as hereinafter provided, shall have full, complete and absolute discretion in the mode, method, manner and timing of effecting such liquidation. The Board of Managers shall have absolute discretion in determining whether to sell or otherwise dispose of Company assets or to distribute the same in kind. The Board of Managers (subject as otherwise provided by the LLC Law) shall liquidate and wind up the affairs of the Company as follows:

(a)          The Board of Managers shall prepare (or cause to be prepared) a balance sheet of the Company in accordance with GAAP as of the date of dissolution.

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(b)          The assets, properties and business of the Company shall be liquidated by the Board of Managers in an orderly and businesslike manner so as not to involve undue sacrifice. Notwithstanding the foregoing, if it is determined by the Board of Managers not to sell all or any portion of the properties and assets of the Company, such properties and assets shall be distributed in kind in the order of priority set forth in subsection (c); provided, however, that the fair market value of such properties and assets (as determined by the Board of Managers in good faith, which determination shall be binding and conclusive) shall be used in determining the extent and amount of a distribution in kind of such properties and assets in lieu of actual cash proceeds of any sale or other disposition thereof.

(c)          The proceeds of the sale of all or substantially all of the properties and assets of the Company and all other properties and assets of the Company not sold, as provided in subsection (b) above, and valued at the fair market value thereof as provided in such subsection (b), shall be applied and distributed in one or more installments as follows, and in the following order of priority:

(i)          First, to the payment of all debts and liabilities of the Company and the expenses of liquidation not otherwise adequately provided for and the setting up of any reserves that are reasonably necessary for any contingent, conditional or unmatured liabilities or obligations of the Company or of the Members arising out of, or in connection with, the Company; and

(ii)         Second, the remaining proceeds to the Members and the Convertible Noteholders in accordance with the applicable provisions of Section3.4.

(d)          A cancellation of the Company’s certificate of registration, as required by the LLC Law, shall be filed by the Board of Managers to be recorded by the Registrar of Limited Liability Companies.

11.3        Survival of Rights, Duties and Obligations. Termination, dissolution, liquidation or winding up of the Company for any reason shall not release any Person from liability which at the time of such termination, dissolution, liquidation or winding up already had accrued to any other party or which thereafter may accrue with respect to any act or omission prior to such termination, dissolution, liquidation or winding up, or of any indemnity rights of Persons as against the Company.

11.4        Claims of the Members. Members and former Members shall look solely to the Company’s assets for the return of their contributions to the Company, and if the assets of the Company remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such contributions, the Members and former Members shall have no recourse against the Company or any other Member.

11.5        Authority to Present a Winding up Petition on Behalf of the Company. Subject to Section 6.11(b), the Board of Managers shall have the authority to present a winding up petition on behalf of the Company and/or to issue a summons or make an application for the appointment of a provisional liquidator on behalf of the Company upon the affirmative vote of a majority of the Managers then in office in accordance with the provisions of this Agreement.

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ARTICLE XII

MISCELLANEOUS

12.1        Expenses. Unless otherwise provided herein, the Company shall bear all of the expenses incurred by the Company in connection with the preparation, execution and performance of this Agreement and, the transactions contemplated hereby, including all fees and expenses of agents, counsel and accountants.

12.2        Further Assurances. Each party to this Agreement agrees to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents, and to do all such other acts and things, as may be required by Law or as, in the opinion of the Board of Managers, may be necessary or advisable to carry out the intent and purposes of this Agreement.

12.3        Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing, and shall be deemed given and received (a) when transmitted by facsimile or electronic mail or personally delivered on a Business Day during normal business hours, (b) on the Business Day following the date of dispatch by overnight courier, (c) on the third Business Day following the date of mailing by registered or certified mail, return receipt requested, or (d) when made available on an online data site, (i) in the case of clauses (a)-(c), addressed to the Company or the Board of Managers at the address of the principal office of the Company set forth in Section 2.5, or to a Member or at such Members’ address as set forth on the Register, or to a Convertible Noteholder at the address as determined in accordance with the terms of the Indenture, in any such case to such other address as the Company or any party hereto shall have last designated to the Company and the Members by notice given in accordance with this Section 12.3 and (ii) in the case of clause (d) in a folder on the Company’s data site available to the Members receiving such notice.

12.4        Amendments; Termination. Except as otherwise expressly provided herein, this Agreement may not be modified, amended or restated, and provisions hereof may not be waived (whether by merger, recapitalization or any other similar transaction) without the approval of each of (a) the Members holding at least a majority of the Vote and (b) Managers comprising at least a majority of the Managers; provided, however, that any amendment, termination, modification, or waiver that would adversely affect, in any respect, the rights or obligations of a Member without similarly and proportionally affecting the rights or obligations of all other Members (for the avoidance of doubt, without giving effect to any Member’s specific holdings of Units, specific tax or economic position or any other matters personal to a Member), shall not be effective as to such Member without such Member’s prior written consent; provided, further, however, that any amendment, termination, modification, or waiver that would adversely affect, in any respect, the rights or obligations of the Convertible Noteholders (including any of the Designated Convertible Noteholder Provisions) hereunder shall not be effective as to the Convertible Noteholders except upon the affirmative vote of the holders of at least a majority in aggregate principal amount of the then outstanding Convertible Notes voting as a single class; provided, further, that any amendment, modification or waiver of Sections 7.3, 9.2, 9.3, 9.7 or 9.8 shall require the approval of Managers comprising at least a majority of the Managers and the Members holding at least two-thirds (2/3) of the Vote; and provided, further, however, that (i) subject to compliance with Sections 7.3 and 9.7, the Company shall be permitted to amend and modify this Agreement pursuant to a Permitted Amendment approved by the Board of Managers as contemplated by Section 4.2 without the consent of the Members; (ii) no consent of any Member who only holds unvested Incentive Units shall be required to modify, amend, or restate this Agreement; (iii) the Company shall automatically amend the Register hereto without the consent of the Members; (iv) upon any modification, amendment or restatement of this Agreement, the Company shall distribute to each of the Members a copy of such modification, amendment or restatement of this Agreement; (v) the Company shall be permitted to amend and modify Exhibit A and/or Exhibit B hereto in its reasonable discretion at any time and from time to time, with the approval of the Board of Managers and (vi) the financial reporting obligations in Sections 8.1(b), 8.1(c) and 8.1(d) may not be amended to provide for less financial reporting to Members. Any approval, consent or waiver of or with respect to any provision of this Agreement requested by any party hereto must be in writing by the party granting such approval, consent or waiver; provided, however, that any such writing may be by means of an electronic writing or electronic mail. This Agreement shall terminate automatically upon the consummation of an Initial Public Offering.

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12.5        Severability. Each provision of this Agreement shall be considered severable and if for any reason any provision which is not essential to the effectuation of the basic purposes of this Agreement is determined by a court of competent jurisdiction to be invalid, unenforceable or contrary to the LLC Law or existing or future applicable Law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those provisions of this Agreement which are valid, enforceable and legal. In that case, this Agreement shall be construed so as to limit any term or provision so as to make it valid, enforceable and legal within the requirements of any applicable Law, and in the event such term or provision cannot be so limited, this Agreement shall be construed to omit such invalid, unenforceable or illegal provisions.

12.6        Headings and Captions. All headings and captions contained in this Agreement and the table of contents hereto are inserted for convenience only and shall not be deemed a part of this Agreement. The Annexes are considered a part of this Agreement.

12.7        Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one and the same agreement. Facsimile counterpart signatures to this Agreement shall be binding and enforceable.

12.8        GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE CAYMAN ISLANDS.

12.9        Jurisdiction. The parties hereby agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby, whether in contract, tort or otherwise, brought by a Member, Beneficial Owner, a Convertible Noteholder or a holder of Units in its capacity as such, shall be brought in the courts of the Cayman Islands. Each Beneficial Owner, a Convertible Noteholder or other holder of Units hereby irrevocably consents to the non-exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Service of process, summons, notice or other document by registered mail to the address designated in Section 12.3 shall be effective service of process for any suit, action or other proceeding brought in any such court.

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12.10      Entire Agreement; Non-Waiver. This Agreement supersedes all prior agreements between the parties with respect to the subject matter hereof and contains the entire agreement between the parties with respect to such subject matter. No delay on the part of any party in exercising any right hereunder shall operate as a waiver thereof, nor shall any waiver, express or implied, by any party of any right hereunder or of any failure to perform or breach hereof by any other party constitute or be deemed a waiver of any other right hereunder or of any other failure to perform or breach hereof by the same or any other Member, whether of a similar or dissimilar nature.

12.11      No Third Party Beneficiaries.

(a)          Unless expressly provided to the contrary in this Agreement, a Person who is not a party to this Agreement (other than an Indemnitee or other Person referred to in the Designated Convertible Noteholder Provisions) shall not have any rights under the Contracts (Rights of Third Parties) Law, 2014 (as amended) to enforce any term of this Agreement.

(b)          Notwithstanding any term of this Agreement, the consent of or notice to any Person who is not a party to this Agreement (other than any Convertible Noteholder) shall not be required for any termination, rescission or agreement to any variation, waiver, assignment, novation, release or settlement under this Agreement at any time.

12.12      No Right to Partition. The Members, on behalf of themselves and their successors and assigns, if any, hereby specifically renounce, waive and forfeit all rights, whether arising under contract or statute or by operation of Law, except as otherwise expressly provided in this Agreement, to seek, bring or maintain any action in any court of law or equity for partition of the Company or any asset of the Company, or any Unit which is considered to be Company property, regardless of the manner in which title to such property may be held.

12.13      Investment Representation and Indemnity. Each Member, by becoming a party to this Agreement, (a) represents to each other Member and to the Company that such Member is acquiring a Unit in the Company for the purpose of investment for such Members’ own account, with the intent of holding such Units for investment and without the intent of participating directly or indirectly in any sale or distribution thereof in a manner that would violate the Securities Act, (b) acknowledges that such Member must bear the economic risk of loss of such Members’ capital contributions to the Company because this Agreement contains restrictions on Transfer and because the Units in the Company may not have not been registered under applicable United States federal and state securities Laws (it being understood that the Company shall be under no obligation so to register such Units in the Company) and may not be able to be Transferred unless registered under such securities Laws or an exemption therefrom is available, and (c) agrees to indemnify each other Member and the Company from any loss, damage, liability, claims and expenses (including reasonable attorneys’ fees and expenses) incurred, suffered or sustained by any of them as a result of the inaccuracy of any representation contained in this Section 12.13; provided that any Member (or prospective Member) acquiring or otherwise receiving Units that were initially issued under the exemption provided by Section 1145 of the Bankruptcy Code or a resale pursuant to Rule 144A or Rule 144, each promulgated under the Securities Act, or a transaction under Section 3(a)(9) of the Securities Act, need not make the representation in the foregoing clause (a) of this Section 12.13.

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12.14      Confidentiality.

(a)          Except as and to the extent as may be required by applicable Law, regulatory authorities or examinations (including FINRA), without the prior written consent of the Board of Managers, the Members shall not make, and shall direct their officers, directors, agents, employees and other representatives not to make, directly or indirectly, any public comment, statement, or communication with respect to, or otherwise disclose or permit the disclosure of Confidential Information or any of the terms, conditions, or other aspects of this Agreement; provided, however, that the Members and their respective equity owners may disclose Confidential Information (i) to the extent required under any agreement between the Members or their respective equity owners and their respective investors, limited partners or other similar Persons of the Members and their respective equity owners, as applicable who are subject to obligations of confidentiality and in confidential materials delivered to prospective investors, limited partners or other similar Persons of the Members and their respective equity owners, as applicable who are subject to obligations of confidentiality; provided, however, that the Members will use commercially reasonable best efforts to, or cause their respective equity owners, to, enforce their respective rights in connection with a breach of such confidentiality obligations by any Person receiving Confidential Information pursuant to this clause (i), and (ii) to a bona fide potential purchaser of Units held by such Member if such bona fide potential purchaser executes a confidentiality agreement with such Member containing terms at least as protective as the terms set forth in this Section 12.14 and which, among other things, provides for third-party beneficiary rights in favor of the Company to enforce the terms thereof. As used herein, “Confidential Information” means all information, knowledge, systems or data relating to the business, operations, finances, policies, strategies, intentions or inventions of the Company (including any of the terms of this Agreement and any information provided pursuant to Article VIII) from whatever source obtained, except for any such information, knowledge, systems or data which at the time of disclosure was in the public domain. Each Member agrees that money damages would not be a sufficient remedy for any breach of this Section 12.14 by a Member, and that in addition to all other remedies, the Company shall be entitled to injunctive or other equitable relief as a remedy for any such breach. Each Member agrees not to oppose the granting of such relief and agrees to waive any requirement for the securing or posting of any bond in connection with such remedy.

(b)          If any Member is required by applicable Law to disclose any Confidential Information, it must, to the extent permitted by applicable Law, first provide notice reasonably in advance to the Company with respect to the content of the proposed disclosure, the reasons that such disclosure is required by Law and the time and place that the disclosure will be made. Such Member shall cooperate, at the Company’s sole cost and expense, with the Company to obtain confidentiality agreements or arrangements with respect to any legally mandated disclosure and in any event shall disclose only such information as is required by applicable Law when required to do so.

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(c)          Each Member shall indemnify the Company for any Damages incurred, suffered or sustained by any of them as a result of any breach by such Member of this Section 12.14.

* * * * *

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as a deed to be effective as of the Effective Date.

COMPANY:

[HELICOPTER COMPANY I LLC]

Name:
Title:

Witnessed by:

Name:
Title:

[Signature Page to [Helicopter Company I LLC]

A&R Limited Liability Company Agreement]

INITIAL MEMBER:

HELICOPTER MEMBER LTD.

Name:
Title:

Witnessed by:

Name:
Title:

[Signature Page to [Helicopter Company I LLC]

A&R Limited Liability Company Agreement]

EXHIBIT A

FORM OF TRANSFEROR NOTICE OF TRANSFER

In connection with the Transfer of Units (the “Units”) of [Helicopter Company I LLC], a Cayman Islands limited liability company (the “Company”), the undersigned registered owner of the Units hereby certifies that with respect to the number of Units set forth on Schedule A hereto for which the Transfer is being requested (the “Transferred Units”), such Transfer complies with the Amended and Restated Limited Liability Company Agreement of the Company, dated [●], 2017, effective as of the Effective Date, as it may be amended, restated, supplemented or otherwise modified from time to time (the “Agreement”)1 and (ii) such Transfer is being made (select the appropriate clause):

(A) to the Company or any Subsidiary thereof,

(B) to an “accredited investor” within the meaning of Rule 501(a) under Regulation D of the Securities Act for investment purposes and not with a view to or for offer or sale in connection with any distribution in violation of the Securities Act, in a transaction exempt from the requirements of the Securities Act,

(C) pursuant to the exemption from registration provided by [_____] under the Securities Act (if available), or

(D) pursuant to an effective registration statement under the Securities Act and, in each case, in accordance with applicable state securities Laws.

The undersigned understands that the Company will rely upon the completeness and accuracy of the undersigned’s certification in this transfer certificate in order to establish that the contemplated Transfer is exempt from the Securities Act and hereby affirms that all such responses are accurate and complete.

The undersigned further understands that the Company, in its sole discretion, may request additional supporting documentation from such undersigned, and the undersigned hereby agrees to promptly provide any such additional supporting documentation.

[TRANSFEROR]

By:
Signature of Authorized Representative

Name:
Title:

1 Capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreement.

Address:

Facsimile:
Phone:
Email:

Date:

[Signature Page to [Helicopter Company I LLC]

A&R Limited Liability Company Agreement]

Schedule A

Transferred Units

Transferor	Transferee
(Name / Contact	(Name / Contact
Information)	Information)	Number of Units

EXHIBIT B

FORM OF JOINDER AND TRANSFEREE CERTIFICATE OF TRANSFER

The undersigned is executing and delivering this Joinder, dated ___________, 20__, to that certain Amended and Restated Limited Liability Company Agreement, effective as of the Effective Date (the “LLC Agreement”), of [Helicopter Company I LLC], a Cayman Islands limited liability company (the “Company”). Capitalized terms used but not otherwise defined herein have the meanings given to them in the LLC Agreement.

By executing and delivering this Joinder to the Company, the undersigned hereby agrees to become a party to, to be bound by, and to comply with all of the provisions, obligations and responsibilities of the LLC Agreement in the same manner as if the undersigned were an original signatory to the LLC Agreement, and to the extent applicable, shall be deemed to make the representations contained in Section 12.13 contained therein. The undersigned also agrees that the undersigned shall be a Member of the Company, as such term is defined in the LLC Agreement.

Additionally, the undersigned agrees and acknowledges that the address provided on the signature page hereto shall be included as part of the Register.

Executed as a deed:

[TRANSFEREE]

By:
Signature of Authorized Representative

Name:
Title:

Address:

Facsimile:
Phone:
Email:

Date:

Witnessed by:

Name:
Title:

Exhibit D

Exit Revolving Credit Agreement

[RESTATED] CREDIT AGREEMENT

Dated as of [date], 2017

among

[HELICOPTER COMPANY I LLC],

as the Parent Guarantor,

THE BORROWERS PARTY HERETO,

THE LENDERS PARTY HERETO,

HSBC BANK PLC,

as Administrative Agent

HSBC BANK PLC,

as Collateral Agent

HSBC BANK CANADA,

J.P. MORGAN SECURITIES LLC,

BARCLAYS BANK PLC,

RBC CAPITAL MARKETS* and

UBS SECURITIES LLC,

as Joint Lead Arrangers and Joint Bookrunners,

J.P. MORGAN SECURITIES LLC and

BARCLAYS BANK PLC,

as Co-Syndication Agents

and

ROYAL BANK OF CANADA and

UBS SECURITIES LLC,

as Co-Documentation Agents

ii

iii

Exhibits and Schedules

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Prepayment Notice
Exhibit C-1	Form of Borrowing Request
Exhibit C-2	Form of Swingline Borrowing Request
Exhibit D	Form of Interest Election Request
Exhibit E	Form of Junior Lien Intercreditor Agreement
Exhibit F	Form of Solvency Certificate
Exhibit G	Form of Note
Exhibit H	Form of Designated Borrower Request and Assumption Agreement
Exhibit I	Form of United States Tax Compliance Certificate
Exhibit J	Form of Designated Borrower Notice
Exhibit K	Form of Administrative and Collateral Agent Appointment Deed Accession Agreement

Schedule I	Designated Borrower Subsidiaries
Schedule II	Existing Letters of Credit
Schedule III	Security Documents
Schedule IV	Closing Date Guarantors
Schedule V	Agreed Security Principles
Schedule 2.01	Commitments
Schedule 3.01	Organization and Good Standing
Schedule 3.04	Governmental Approvals
Schedule 3.07(d)	Condemnation Proceedings
Schedule 3.07(f)	Subsidiaries
Schedule 3.07(g)	Subscriptions
Schedule 3.08(a)	Litigation
Schedule 3.08(b)	Violations
Schedule 3.12	Taxes
Schedule 3.15	Environmental Matters
Schedule 3.19	Labor Matters
Schedule 3.20	Insurance
Schedule 4.02(k)	Governmental Approvals

iv

CREDIT AGREEMENT dated as of [date], 2017 (as amended, restated, amended and restated, supplemented or otherwise modified, this “Agreement”), among [Helicopter Company I LLC], a limited liability company formed and registered under the laws of Cayman Islands (the “Parent Guarantor”), [CHC HELICOPTER HOLDING S.À R.L. (formerly known as CHC Helicopter LLC), a private limited liability company (société à responsabilité limitée) incorporated under the laws of the Luxembourg whose registered office is located at 8-10 avenue de la Gare, L-1610 Luxembourg, Grand Duchy of Luxembourg (“Luxembourg”) and registered with the Luxembourg Register of Commerce and Companies (“R.C.S. Luxembourg”) under number B 155574]1 (the “Initial Borrower”), the Designated Borrowers listed on Schedule I hereto (which shall become party hereto by executing this Agreement on the Closing Date) and the other Borrowers party hereto from time to time, the LENDERS party hereto from time to time, HSBC BANK PLC, as administrative agent (in such capacity, together with any successor administrative agent, the “Administrative Agent”), and HSBC BANK PLC, as collateral agent (in such capacity, together with any successor collateral agent, the “Collateral Agent”) for the Lenders, J.P. MORGAN SECURITIES LLC and BARCLAYS BANK PLC, as co-syndication agents (in such capacity, the “Co-Syndication Agents”), HSBC BANK CANADA, J.P. MORGAN SECURITIES LLC, BARCLAYS BANK PLC, RBC CAPITAL MARKETS and UBS SECURITIES LLC, as joint lead arrangers and joint bookrunners (in such capacity, the “Joint Lead Arrangers”) and ROYAL BANK OF CANADA and UBS SECURITIES LLC, as co-documentation agents (in such capacity, the “Co-Documentation Agents”).

WITNESSETH :

WHEREAS, CHC Group Ltd. as Parent Guarantor, the Initial Borrower, the Designated Borrowers from time to time party thereto, the Lenders from time to time party thereto, the Administrative Agent and the Collateral Agent entered into a credit agreement (as amended prior to the date hereof, the “Existing Credit Agreement”) dated as of January 23, 2014 providing for the extension of credit in the form of Revolving Facility Loans and Revolving Letters of Credit (each as defined therein), in an aggregate principal amount at any time outstanding not in excess of U.S.$375,000,000 (or its equivalent) (the “Existing Facility”);

WHEREAS, on May 5, 2016 (the “Filing Date”) CHC Group Ltd. and certain of its Affiliates (collectively, the “Filed Entities”) filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code (as defined below) in the United States Bankruptcy Court for the Northern District of Texas (the “Bankruptcy Court”) (collectively, the “Chapter 11 Proceedings”);

WHEREAS, on December 5, 2016, the Filed Entities filed a First Amended Joint Chapter 11 Plan of CHC Group Ltd. and its Affiliated Debtors (as may be further amended, supplemented or otherwise modified in accordance with its terms and the terms of the Plan Support Agreement, the “Approved Restructuring Plan”) and the related Revised Proposed Disclosure Statement for the First Amended Joint Chapter 11 Plan of CHC Group Ltd. and its Affiliated Debtors;

WHEREAS, on [●], 2017, the Bankruptcy Court entered the Confirmation Order (the “Confirmation Order”) confirming the Approved Restructuring Plan, pursuant to which the Filed Entities will emerge from the Chapter 11 Proceedings on or about [●], 2017 (the “Restructuring Plan Effective Date”); and

WHEREAS, effective upon the Restructuring Plan Effective Date, [the Borrowers have agreed to amend and restate the Existing Credit Agreement and the Lenders have agreed to extend credit in the form of Revolving Facility Loans and Revolving Letters of Credit at any time and from time to time prior to the Maturity Date, in an aggregate principal amount at any time outstanding not in excess of U.S.$383,020,886 (or its equivalent) to the Borrowers on and after the Restructuring Plan Effective Date, on the terms set out in this Agreement (the “Restatement”).]2

1 NTD: to be confirmed.

2 Discuss termination versus restatement.

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NOW, THEREFORE, the Lenders are willing to extend such credit to the Borrowers on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.01.Defined Terms.

As used in this Agreement (including the recitals), the following terms shall have the meanings specified below:

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“Acquired Assets” shall have the meaning specified in paragraph (xxiv) of the definition of “Permitted Liens”.

“Acquired Debt” shall mean, with respect to any specified Person: (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or becomes a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Assets” shall mean (i) any properties or assets to be used by the Parent Guarantor or a Restricted Subsidiary in a Permitted Business; or (ii) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; provided, however, that, in the case of clause (ii), such Restricted Subsidiary is primarily engaged in a Permitted Business.

“Administrative Agent” shall have the meaning specified in the introductory paragraph of this Agreement.

“Administrative Agent’s Spot Rate of Exchange” shall mean the Administrative Agent’s spot rate of exchange for the purchase of the relevant currency with U.S. Dollars in the London foreign exchange market at or about 11.00 a.m. London time on a particular day.

“Affiliate” of any specified Person shall mean any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any specified Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings. Notwithstanding anything to the contrary contained herein, in no event shall any Lender or Agent be deemed an Affiliate of a Loan Party solely by virtue of its capacity as a Lender or Agent hereunder.

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“Affiliate Transaction” shall have the meaning specified in Section 6.07(a).

“Affiliated Lender” shall mean, at any time, any Lender that, together with its Affiliates, owns beneficially (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the Closing Date), directly or indirectly, in the aggregate Equity Interests representing not less than 5% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Parent Guarantor. For the avoidance of doubt, for purposes of this definition, Equity Interests shall include the Convertible Second Lien Notes.

“Affiliated Participant” shall mean, at any time, any Participant that, together with its Affiliates, owns beneficially (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the Closing Date), directly or indirectly, in the aggregate Equity Interests representing not less than 5% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Parent Guarantor. For the avoidance of doubt, for purposes of this definition, Equity Interests shall include the Convertible Second Lien Notes.

“Agent Fee Letter” shall mean that certain fee letter, dated [date], 2017, by and among the Parent Guarantor, the Initial Borrower and the Administrative Agent, and any other fee letter entered into between any of the Parent Guarantor, the Initial Borrower, and the Administrative Agent and/or the Collateral Agent and designated as an “Agent Fee Letter” for purposes hereof.

“Agent Fees” shall have the meaning specified in Section 2.13(d).

“Agent Parties” shall have the meaning specified in Section 9.18(c).

“Agents” shall mean the Administrative Agent and the Collateral Agent.

“Agreed Security Principles” shall mean the security principles set out in Schedule V.3

“Agreement” shall have the meaning specified in the introductory paragraph of this Agreement.

“Aircraft” shall mean one or more whole helicopter or other fixed-wing aircraft, including its engine and auxiliary power unit (if any), but excluding, for the avoidance of doubt, any engine, transmission and/or auxiliary power unit that has been separated from any whole helicopter or other fixed-wing aircraft.

“Aircraft Equipment” shall mean Aircraft engines and other aircraft-related equipment (including, without limitation, whole Aircraft).

“Aircraft Financing Subsidiary” shall mean any Person that owns one or more Aircraft that is or are the subject of a Permitted Aircraft Financing; provided that such Person does not own any material assets that do not relate to such Aircraft.

“Aircraft Operating Lease Deemed Principal” shall mean, as at any date of determination, the aggregate amount of Aircraft Operating Lease Payments for the most recently ended period of four consecutive fiscal quarters for which financial statements have been delivered pursuant to Section 5.04(a) or Section 5.04(b) on such date of determination, multiplied by seven (7).

3 Agreed Security Principles (and other provisions relating to provision of guarantees and Collateral) are under review.

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“Aircraft Operating Lease Payments” shall mean, with respect to any specified Person for any period, the aggregate of all scheduled amounts paid by such Person and its Restricted Subsidiaries during such period (treating the Existing Permitted JVs and the other Permitted Joint Ventures as Restricted Subsidiaries for this purpose) pursuant to all operating leases of Aircraft in respect of which any of such Person and/or its Restricted Subsidiaries is a lessee at such time of determination, as determined in accordance with GAAP.

“Aircraft Sale and Leaseback Transaction” shall mean, in respect of any Aircraft acquired or owned by the Parent Guarantor or any of its Restricted Subsidiaries (whether before or after the Closing Date), any transaction occurring whereby such Aircraft is sold by and leased back to the Parent Guarantor or any of its Restricted Subsidiaries (or where the contract relating to the purchase of such Aircraft is assigned or novated to an entity which will lease the Aircraft to the Parent Guarantor or any of its Restricted Subsidiaries).

“Alternate Base Rate” shall mean the greater of (i) the rate of interest per annum determined by the Swingline Lender from time to time as its prime commercial lending rate for U.S. Dollar loans in the United States for such day (the “Prime Rate”), (ii) the Federal Funds Rate plus 0.50% per annum and (iii) the rate per annum equal to the rate determined by the Swingline Lender to be the offered rate that appears on the Reuters LIBOR01 screen (or any successor thereto) that displays an average rate provided by ICE Benchmark Administration Limited (or any other Person which takes over the administration of that rate) for deposits in U.S. Dollars (for delivery on the first day of such Interest Period) with a term equivalent to one month, determined as of approximately 11:00 a.m. (London time) on the Business Day prior to the date at which the Alternate Base Rate is being determined, plus 1.00%. The Prime Rate is not necessarily the lowest rate that the Swingline Lender is charging to any corporate customer.

“Amendment Fee” shall mean the amendment fee payable to each Lender in an amount equal to 1.0% of such Lender’s Commitment on the Closing Date.

“Anti-Cash Hoarding Test Date” shall have the meaning specified in Section 2.12.

“Anti-Corruption Laws” means all laws concerning or relating to bribery or public corruption, including the Corruption of Foreign Public Officials Act (Canada), the Bribery Act 2010 (UK) and the FCPA and any similar laws currently in force or hereafter enacted (and including any regulations, rules, guidelines or orders thereunder) and, in any case, which are applicable to the Parent Guarantor or its Subsidiaries.

“Anti-Money Laundering/Anti-Terrorist Financing Laws” means all laws concerning or relating to money laundering or terrorist financing, including the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the Bank Secrecy Act, 31 U.S.C. sections 5301 et seq., the USA PATRIOT Act, Laundering of Monetary Instruments, 18 U.S.C. section 1956, Engaging in Monetary Transactions in Property Derived from Specified Unlawful Activity, 18 U.S.C. section 1957, the Financial Recordkeeping and Reporting of Currency and Foreign Transactions Regulations, 31 C.F.R. Chapter X (Parts 1000 et. seq.) and any similar laws currently in force or hereafter enacted (and including any regulations, rules, guidelines or orders thereunder) and, in any case, which are applicable to the Parent Guarantor or its Subsidiaries.

“Applicable Margin” shall mean, for any day, with respect to (i) any LIBOR Loan, 5.50% per annum, (ii) any ABR Loan, 4.50% per annum, (iii) any Canadian Prime Rate Loan, 4.50% per annum, (iv) any EURIBOR Loan, 5.50% per annum or (v) any CDOR Loan, 5.50% per annum.

“Applicant Borrower” shall have the meaning specified in Section 2.21(b).

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“Approved Fund” shall have the meaning specified in Section 9.04(b).

“Approved Restructuring Plan” shall have the meaning specified in the third recital hereto.

“Asset Acquisition” shall mean:

(i)          an investment by the Parent Guarantor or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged with or into or consolidated with the Parent Guarantor or any Restricted Subsidiary ; or

(ii)          the acquisition by the Parent Guarantor or any Restricted Subsidiary of the assets of any Person (other than a Restricted Subsidiary) which constitute all or substantially all of the assets of such Person or comprise any division or Business of such Person or any other properties or assets of such Person other than in the ordinary course of business but including acquisitions of Aircraft by purchase or lease (including operating lease), whether or not any such acquisition of Aircraft by purchase or lease is consummated in the ordinary course of business.

“Asset Sale” shall mean:

(I)          the sale, lease, conveyance or other disposition of any Asset Sale Collateral (including any “part out” of an Aircraft that constitutes Asset Sale Collateral); provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Parent Guarantor and its Restricted Subsidiaries taken as a whole will be subject to the provisions of Section 6.06 and not Section 6.03; and

(ii)          the issuance or sale of Equity Interests in any of the Restricted Subsidiaries (other than preferred stock of Restricted Subsidiaries issued in compliance with Section 6.02 and directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Parent Guarantor or a Restricted Subsidiary).

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(A)          a transfer of assets between or among the Parent Guarantor and any Restricted Subsidiary (treating the Existing Permitted JVs and the other Permitted Joint Ventures as Restricted Subsidiaries for this purpose); provided that any transfers from any Loan Party to a Restricted Subsidiary that is not a Loan Party or to an Existing Permitted JV or another Permitted Joint Venture must either (I) be made for Fair Market Value or (ii) be deemed to be an Investment by the transferor of such assets in the transferee and comply with Section 6.01 (as if such transfer constituted an Investment);

(B)          An issuance or sale of Equity Interests by a Restricted Subsidiary to the Parent Guarantor or another Restricted Subsidiary;

(C)          the lease by the Parent Guarantor or any of its Restricted Subsidiaries (in its capacity as lessor) of Aircraft in the ordinary course of business but excluding, for the avoidance of doubt, the sale of Aircraft pursuant to a purchase option in a lease in respect of such Aircraft;

(D)          Any sale or other disposition of damaged, worn-out or obsolete Aircraft;

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(E)          any sale of Aircraft received by the Parent Guarantor or any of its Restricted Subsidiaries upon the foreclosure on a Lien granted in favor of the Parent Guarantor or its relevant Restricted Subsidiary in the ordinary course of business for services rendered (and not, for the avoidance of doubt, any Lien granted to secure indebtedness in respect of borrowed money owing to the Parent Guarantor or its relevant Restricted Subsidiary);

(F)          (1) a Restricted Payment that does not violate the covenant described under Section 6.01 or (2) a Permitted Investment;

(G)          The granting of Liens not otherwise prohibited by the terms of this Agreement;

(H)         Any exchange of assets related to a Permitted Business of comparable market value, as determined in good faith by the Parent Guarantor;

(I)           any transaction permitted by Section 6.06, including, without limitation, the Emergence Restructuring Transactions;

(J)          The sale by the Parent Guarantor or any Restricted Subsidiary of the Equity Interests of any Existing Permitted JV and/or other Permitted Joint Venture in connection with the replacement of the applicable joint venture operating partner;

(K)         Any exchange of bills of sale in relation to Aircraft Equipment that was originally on an Aircraft subject to this Agreement;

(L)          any “part out” of any Aircraft with respect to which (1) the Parent Guarantor determines in good faith that the “part out” thereof is the most efficient use of such Aircraft and (2) the aggregate value of the parts subject to any such “part out” does not exceed U.S.$1,000,000 in the case of any individual Aircraft; and/or

(M)        To the extent constituting an Asset Sale, any sale, lease, conveyance or other disposition of any Third Party Aircraft-Related Collateral upon the foreclosure by the provider of any Permitted Aircraft Financing on a Lien on such Third Party Aircraft-Related Collateral.

“Asset Sale Collateral” shall mean any Collateral which consists of (me) Aircraft, (ii) all or substantially all of the Equity Interests of any Subsidiary (other than any Aircraft Financing Subsidiary) or (iii) any Business.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent and the Parent Guarantor (if required pursuant to Section 9.04(b)); in substantially the form of Exhibit A or such other form as shall be approved by the Administrative Agent.

“Australia PPSA” shall mean the Personal Property Securities Act 2009 (Cwlth).

“Availability Period” shall mean the period from the Closing Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

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“Available Unused Commitment” shall mean, with respect to a Revolving Facility Lender, at any time of determination, an amount equal to the amount by which (a) the Commitment of such Revolving Facility Lender at such time exceeds (b) the Revolving Facility Credit Exposure of such Revolving Facility Lender at such time.

“Bail-In Action” shall mean the exercise of any Write -Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank Products” shall mean any facilities or services related to cash management, including treasury, depository, overdraft, credit or debit card, purchase card, electronic funds transfer, cash pooling and other cash management arrangements and commercial credit card and merchant card services.

“Bankruptcy Code” shall mean Title 11 of the United States Code, as amended or any similar federal or state law for the relief of debtors.

“Bankruptcy Court” shall have the meaning specified in the second recital hereto.

“Bankruptcy Law ” shall mean the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Board Of Directors” shall mean:

(i)            with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(ii)           With respect to a partnership (or equivalent), the board of directors, board of managers, sole member, managing member, or other governing body of such partnership;

(iii)           with respect to a limited liability company, the board of directors or other governing body, and in the absence of the same, the manager or board of managers or the Managing member or members or any controlling committee thereof; and

(iv)          with respect to any other bestuur Person, the board or committee of such Person serving a similar function or, in relation to a Dutch Loan Party its managing board (bestir) or, in relation to a Polish Loan Party its management board.

“Borrowers” shall mean, collectively, (a) as of the Closing Date, the Initial Borrower and the Designated Borrowers listed on Schedule I and (b) upon the designation of any other Designated Borrower, the Initial Borrower, the Designated Borrowers listed on Schedule I and such other Designated Borrower and “Borrower” shall mean any one of them, as the context may require.

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“Borrowing” shall mean a group of Loans of a single Type and made on a single date to a Borrower and, in the case of LIBOR Loans, CDOR Loans or EURIBOR Loans, as to which a single Interest Period is in effect.

“Borrowing Minimum” shall mean (a) in the case of a Borrowing (other than a Swingline Borrowing), (i) denominated in U.S. Dollars, U.S.$1,000,000, (ii) denominated in Canadian Dollars, C$1,000,000, (iii) denominated in Euro, €1,000,000, and (iv) denominated in Sterling, £500,000; and (b) in the case of a Swingline Borrowing, (i) denominated in U.S. Dollars, U.S.$250,000 and (ii) denominated in Canadian Dollars, C$250,000.

“Borrowing Multiple” shall mean (a) in the case of a Borrowing (other than a Swingline Borrowing), (i) denominated in U.S. Dollars, U.S.$100,000, (ii) denominated in Canadian Dollars, C$100,000 (iii) denominated in Euro, €100,000 and (iv) denominated in Sterling £50,000; and (b) in the case of a Swingline Borrowing, (i) denominated in U.S. Dollars, U.S.$100,000 and (ii) denominated in Canadian Dollars, C$100,000.

“Borrowing Request” shall mean a request by a Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C-1.

“Brazil JV” shall mean BHH-Brazilian Holdings S.A., a company organized under the laws of Brazil for the purpose of holding the regulated Brazilian operations of the Parent Guarantor and its Subsidiaries and all of its Subsidiaries (as such joint venture is in effect on the Closing Date or as amended and/or modified in a manner not materially adverse to the Parent Guarantor and its Restricted Subsidiaries when taken as a whole).

“Budgeted Capital Expenditures” shall have the meaning specified in the definition of “Free Cash Flow”.

“Budgeted Financed Capital Expenditures” shall have the meaning specified in the definition of “Free Cash Flow”.

“Business” shall mean any Person or any assets of any Person which constitute all or substantially all of any division or line of business of any Person.

“Business Day” shall mean any day of the year, other than a Saturday, Sunday or other day on which banks are required or authorized to close in New York, New York, Vancouver, British Columbia, Toronto, Ontario, London, England and, where used in the context of (i) EURIBOR Loans or LIBOR Loans, is also a day on which dealings are carried on in the London interbank market and (ii) any date for payment or purchase of Euro, is also a TARGET Day.

“Business Optimization Expense” shall have the meaning specified in the definition of “Consolidated Adjusted EBITDAR”.

“Business Plan” shall mean the Initial Borrower’s five-year business plan dated October 2016 which was provided to the Lenders prior to the Closing Date.

“Business Plan Restructuring Charges” shall mean the aggregate amount of restructuring charges included in the Business Plan.

“Canadian Borrower” shall have the meaning specified in Section 2.14(h).

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“Canadian Dollars” or “C$” shall mean the lawful currency of Canada.

“Canadian JV” shall mean CHC Helicopters Canada Inc., a corporation organized under the laws of British Columbia, and all of its Subsidiaries (as such joint venture is in effect on the Closing Date or as amended and/or modified in a manner not materially adverse to the Parent Guarantor and its Restricted Subsidiaries when taken as a whole).

“Canadian PPSA” shall mean the Personal Property Security Act (or similar legislation) applicable in each Province or territory in Canada (other than Quebec) and, in the case of the Province of Quebec, the Civil Code of Quebec.

“Canadian Prime Rate” shall mean, with respect to a Canadian Prime Rate Loan on any day, the annual rate of interest expressed on the basis of a year of 365 or 366 days which is equal on such day to the greater of (a) the annual rate of interest announced from time to time by the Swingline Lender as being its reference rate then in effect on such day for determining interest rates on Canadian Dollar denominated commercial loans made by it in Canada; and (b) the 30-day CDOR Rate on such day; provided that if that rate is less than zero, the Canadian Prime Rate shall be deemed to be zero.

“Canadian Prime Rate Borrowing” shall mean a Borrowing under the Swingline Facility comprised of Canadian Prime Rate Loans.

“Canadian Prime Rate Loan” shall mean a Swingline Loan denominated in Canadian Dollars bearing interest at a rate determined by reference to the Canadian Prime Rate in accordance with the provisions of Article II.

“Capital Lease Obligations” shall mean, at the time any determination is to be made, the amount of the liability in respect of a lease that would at that time be required to be capitalized on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.

“Capital Stock” shall mean:

(i)           in the case of a corporation or company, corporate stock or shares;

(ii)          in the case of an association or business entity that is not a corporation or company, any and all shares, interests, participations, rights or other equivalents (however Designated) of corporate stock;

(iii)          in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(iv)          any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” shall mean:

(i)            Canadian Dollars, Euro, U.S. Dollars or such local currencies held by the Parent Guarantor and any of its Restricted Subsidiaries from time to time in the ordinary course of business;

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(ii)           securities issued or directly and fully guaranteed or insured by the government of Canada, Luxembourg, the United States, Norway, the United Kingdom, Ireland, South Africa, Holland or Australia or any agency or instrumentality of such government (provided that the full faith and credit of the such government is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(iii)          certificates of deposit, time deposits and Eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any Lender or with any bank to which the Bank Act (Canada) applies or by any company licensed to carry on the business of a trust in one or more provinces of Canada or any financial institution that is a member of the Federal Reserve System, or the comparable banking authority in Norway, the United Kingdom, South Africa, Holland or Australia, in each case having combined capital and surplus and undivided profits of not less than U.S.$500,000,000, whose debt has a rating, at the time as of which any investment made therein is made of at least A-1 by S&P or at least P-1 by Moody’s or having capital and surplus in excess of U.S.$500,000,000 and a Thomson Bank Watch Rating of “B” or better;

(iv)          repurchase obligations for underlying securities of the types described in (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in (iii) above;

(v)          commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within one year after the date of acquisition;

(vi)          securities issued or fully guaranteed by any state or commonwealth of the United States, or by any political subdivision or taxing authority thereof having one of the two highest ratings obtainable from Moody’s or S&P, and, in each case, maturing within one year after the date of acquisition;

(vii)        money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (i) through (vi) of this definition; and

(viii)       Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A-2” from Moody’s with maturities of 24 months or less from the date of acquisition.

“Cash Management Obligations” shall mean obligations owed by the Parent Guarantor or any of its Subsidiaries (treating the Europe JV, the Brazil JV and any other joint venture that is consolidated with the Parent Guarantor for accounting purposes as Subsidiaries for this purpose) to any Lender or Affiliate of a Lender (or any Person that was a Lender or an Affiliate of a Lender at the time the applicable agreements relating to such Cash Management Obligations were entered into) in respect of any Bank Products and/or any overdraft and related liabilities arising from treasury, depositary and cash management services or any automated clearing house transfers of funds.

“CDOR Borrowing” shall mean a Borrowing by a Borrower under the Revolving Facility comprised of CDOR Loans to such Borrower.

“CDOR Loan” shall mean, in respect of a Borrower, a Loan to such Borrower under the Revolving Facility denominated in Canadian Dollars that bears interest at a rate determined by reference to CDOR in accordance with the provisions of Article II.

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“CDOR Rate” shall mean, on any day, the rate of interest per annum equal to the arithmetic average of the annual rates (rounded up, if necessary, to the nearest basis point) for the applicable period for Canadian Dollar bankers’ acceptances displayed and identified as such on the display referred to as the “CDOR Page” (or any display substituted therefor) of Reuter Monitor Money Rates Service as at approximately 10:00 a.m. (Toronto time) on such day, or if such day is not a Business Day, then on the immediately preceding Business Day; provided however, that if no such rates are available at such time on such date, then the CDOR Rate for any day will be the banker’s acceptance rate of the Swingline Lender for the applicable period as of 10:00 a.m. (Toronto time) on such day, or if such day is not a Business Day, then on the immediately preceding Business Day; provided that the CDOR Rate, determined in the foregoing manner, shall be increased by 0.10% per annum for the portion of any CDOR Loan or CDOR Borrowing from any Lender or Swingline Lender that is not a Schedule I Bank under the Bank Act (Canada); and provided further that if that rate is less than zero, the CDOR Rate shall be deemed to be zero. No adjustment shall be made to account for the difference between the number of days in a year on which the rates referred to in this definition are based and the number of days in a year on the basis of which interest is calculated in this Agreement.

“Centre of Main Interests” shall have the meaning specified in Article 3(1) of Council Regulation (EC) No 1346/2000 of 29 May 2000 on Insolvency Proceedings, as amended.

“Change in Control” shall be deemed to occur:

(a)          if, at any time and other than as contemplated by the Approved Restructuring Plan, any Person or group (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the Closing Date), other than any combination of the Permitted Holders (or a single Permitted Holder), shall own beneficially (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the Closing Date), directly or indirectly, in the aggregate Equity Interests representing (i) prior to an Initial Public Offering that is a Qualifying IPO, 50% or more and (ii) after an Initial Public Offering that is a Qualifying IPO, 35% or more, in each case of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Parent Guarantor, and any combination of the Permitted Holders (including a single Permitted Holder) own beneficially (as defined above), directly or indirectly, a smaller percentage of such ordinary voting power at such time than the Equity Interests owned by such other Person or group. For the avoidance of doubt, for purposes of this definition, Equity Interests shall include the Convertible Second Lien Notes;

(b)          upon the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of the Parent Guarantor and its Restricted Subsidiaries, taken as a whole, to a Person other than any of the Permitted Holders; or

(c)          if, at any time, the Parent Guarantor shall cease to own and control, directly or indirectly, beneficially and of record, 100% of the Voting Stock and other Capital Stock of CHC Helicopter Holding S.à.r.l.

“Change in Law” shall mean (a) the adoption of any law, rule, regulation or treaty after the Closing Date, (b) any change in law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender or Issuing Bank (or, for purposes of Section 2.16(b), by any lending office of such Lender or Issuing Bank or by such Lender’s or Issuing Bank’s holding company, if any) with any written request, guideline or directive (whether or not having the force of law but if not having the force of law, then being one with which the relevant party would customarily be expected to comply) of any Governmental Authority made or issued after the Closing Date. Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued; provided that to the extent any increased costs or reductions are incurred by any Lender as a result of any requests, rules, guidelines or directives promulgated under the Dodd-Frank Wall Street Reform and Consumer Protection Act or pursuant to Basel III after the Closing Date, then such Lender shall be compensated pursuant to Section 2.16 only if such Lender imposes such charges under other syndicated credit facilities involving similarly situated borrowers that such Lender is a lender under.

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“Chapter 11 Proceedings” shall have the meaning specified in the second recital hereto.

“CHC Credit Agreement Agent” shall have the meaning specified in Section 9.27 and shall, in any event, include any Successor CHC Credit Agreement Agent.

“Charges” shall have the meaning specified in Section 9.10.

“Closing Date” shall mean the first date on which all conditions precedents to the effectiveness of this Agreement set forth in Section 4.02 are satisfied or waived in accordance with the terms of this Agreement, which date is [date], 2017.

“Co-Syndication Agent” shall have the meaning specified in the introductory paragraph of this Agreement.

“Co-Documentation Agent” shall have the meaning specified in the introductory paragraph of this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean any and all of the “Collateral” (or equivalent term of the same meaning) as defined in any Security Document.

“Collateral Agent” shall have the meaning specified in the introductory paragraph of this Agreement.

“Collateral and Guarantee Requirement” shall mean the requirement that, subject to the Agreed Security Principles:

(a)          on the Closing Date, the Parent Guarantor shall be required to be in compliance with the Ring Fence Test as determined by reference to the financial statements described in Section 3.05(b)(i) and subject to any exceptions listed in Parts [●] of Schedule III or Schedule IV;

(b)          on the Closing Date, the Collateral Agent shall have received from each applicable Loan Party a counterpart of each Security Document listed on Part A of Schedule III, duly executed and delivered on behalf of such Loan Party;

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(c)          on the Closing Date, the Collateral Agent shall be the beneficiary of a pledge or charge, as applicable, of all the issued and outstanding Equity Interests of (i) the Initial Borrower, (ii) each Subsidiary Loan Party listed on Schedule [●] and (iii) any other Restricted Subsidiary directly owned on the Closing Date by any Loan Party listed on Schedule [●]; except, in each case, to the extent that a pledge or charge, as applicable, of such Equity Interests is not permitted under Section 9.23 and the Collateral Agent shall have received all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank or a copy of a register of Equity Interests showing the registration of a security interest on the Equity Interests or shall have otherwise received a security interest over and have control (if control is required to perfect such security interest under applicable personal property security legislation) of such Equity Interests reasonably satisfactory to the Collateral Agent;

(d)          on the Closing Date, the Collateral Agent shall have received from each of (i) the Parent Guarantor, (ii) the Initial Borrower and (iii) each Subsidiary of the Parent Guarantor listed on Schedule IV (except as the Administrative Agent may agree, in its sole discretion (and any such excused Subsidiary will provide a counterpart of the Loan Document Guarantee pursuant to paragraph (e) below)) a counterpart of the Loan Document Guarantee, duly executed and delivered on behalf of such Loan Party, subject to the terms of such Guarantee;

(e)          [within 60 days following the Closing Date,] the Collateral Agent shall have received from the Parent Guarantor a counterpart of each Security Document listed on Part B of Schedule III, duly executed and delivered on behalf of the Parent Guarantor or the applicable Restricted Subsidiary;

(f)          in the case of any Person that becomes a Loan Party after the Closing Date, within the relevant time period set forth in Section 5.14, the Collateral Agent shall have received a supplement to the Loan Document Guarantee and the applicable Security Documents, in the form specified therein (or, if appropriate, new Security Documents in form substantially consistent with the existing Security Documents in the same jurisdiction with whatever amendments are required to reflect the different Collateral and in any case reflecting the Agreed Security Principles), duly executed and delivered on behalf of such Loan Party, subject, in each case, to the terms of such Guarantee or Security Document;

(g)          after the Closing Date, within the relevant time period set forth in Section 5.14(b), all the outstanding Equity Interests directly owned by a Loan Party or any Person that becomes (i) a Subsidiary Loan Party or (ii) a Restricted Subsidiary incorporated or acquired after the Closing Date, shall have been pledged pursuant to the applicable Security Document, as applicable, to the extent permitted under Section 5.11(d), and the Collateral Agent shall have received all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank or shall have otherwise received a security interest over such Equity Interests;

(h)          all Indebtedness of each Borrower and each Subsidiary of a Borrower having an aggregate principal amount in excess of U.S.$5,000,000 (other than intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Borrowers and their Subsidiaries) that is owing to any Loan Party organized under the laws of the United States or Canada shall be evidenced by a promissory note or an instrument and shall have been pledged pursuant to the applicable Security Document, and the Collateral Agent shall have received all such promissory notes or instruments, together with note powers or other instruments of transfer with respect thereto endorsed in blank within the timeframe prescribed by the applicable Security Document;

(i)          all documents and instruments, including UCC, Australian PPSA and Canadian PPSA financing statements, required by law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents (in each case, including any supplements thereto) and perfect such Liens to the extent required by, and with the priority required by, the Security Documents, shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or recording concurrently with, or promptly following, the execution and delivery of each such Security Document or within the timeframe prescribed by each such Security Document;

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(j)          each Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with the execution and delivery of all Security Documents (or supplements thereto) to which it is a party and the granting by it of the Liens thereunder and the performance of its obligations thereunder; and

(k)          with respect to each of the items identified in this definition of “Collateral and Guarantee Requirement” that are required to be delivered on a date after the Closing Date, the Administrative Agent, in each case, may (in its reasonable discretion) extend such date; provided that no such extension shall extend such date beyond [●] days after the Closing Date without the consent of Required Lenders.

“Commitment” shall mean the amount in U.S. Dollars set opposite each Lender’s name under the heading “Commitment” in Section 2.01.

“Commitment Fee” shall have the meaning specified in Section 2.13.

“Commitments” shall mean (a) with respect to any Lender, its Commitment, (b) with respect to any Swingline Lender, its Swingline Commitment, and (c) with respect to any Issuing Bank, its Revolving L/C Commitment.

“Commodity Agreements” shall mean, in respect of any Person, any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement and designed to protect such Person against fluctuation in commodity prices.

“Communications” shall have the meaning specified in Section 9.18.

“Confirmation Order” shall have the meaning specified in the fourth recital hereto.

“Consolidated Adjusted EBITDAR” shall mean, with respect to any specified Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period (treating the Europe JV, the Brazil JV and any other joint venture that is consolidated with the Parent Guarantor for accounting purposes as Restricted Subsidiaries for this purpose):

(a)	increased by (without duplication and only to the extent the same was deducted in calculating Consolidated Net Income for such period):

(i)          provision for Canadian or other taxes based on income, profits or capital, including without limitation provincial, state, franchise, local, foreign and similar taxes, of such Person and its Restricted Subsidiaries;

(ii)          the Fixed Charges of such Person and its Restricted Subsidiaries for such period;

(iii)         depreciation, amortization (including amortization of advance aircraft lease rental payments and amortization of goodwill and other intangibles, deferred financing fees and any amortization included in pension, OPEB or other employee benefit expenses, but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (including without limitation write-downs and impairment of property, plant, equipment and intangibles and other long-lived assets (including pursuant to the application of Accounting Standards Codification 350, “Intangibles – Goodwill and Other” and Accounting Standards Codification 360, “Property, Plant and Equipment”) and the impact of purchase accounting, but excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period;

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(iv)          the amount of any restructuring, integration, business optimization, systems establishment or excess pension or OPEB cost, charge, accrual or reserve, curtailment or other excess charge (any such cost, charge, accrual or reserve, curtailment or other excess charge a “Business Optimization Expense”) accrued during such period; provided that the aggregate amount of Business Optimization Expenses, together with the amount of any expected cost savings, synergies and operating expense reductions permitted to be added back in calculating Consolidated Adjusted EBITDAR under the definitions of “First Lien Leverage Ratio”, “Fixed Charge Coverage Ratio”, “Senior Secured Leverage Ratio” and/or “Total Leverage Ratio”, in any applicable four-fiscal quarter period may not exceed (x) the greater of U.S.$40,000,000 and 20% of Consolidated Adjusted EBITDAR plus (y) the portion of the Business Plan Restructuring Charges that the Parent Guarantor has incurred in any fiscal quarter included in such four-fiscal quarter period; provided further that the incurrence of such Business Plan Restructuring Charges in any fiscal quarter does not have to occur in the same fiscal quarter in which such charges are shown in the Business Plan and shall be included in the calculation of Consolidated Adjusted EBITDAR (and shall not reduce the amount available under the cap described above) in any subsequent four fiscal quarter period that includes such fiscal quarter;

(v)          the minority expense relating to any partner in a joint venture which is consolidated with the Parent Guarantor for accounting purposes and the minority interest expense consisting of subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary in such period or any prior period, except to the extent of dividends declared or paid on Equity Interests held by third parties;

(vi)          accretion of asset retirement obligations in accordance with, Accounting Standards Codification 410, “Asset Retirement and Environmental Obligations”, and any similar accounting in prior periods; and

(vii)          to the extent not otherwise included, the proceeds of any business interruption insurance received during such period; and

(b)          decreased by (without duplication and only to the extent the same increased Consolidated Net Income for such period):

(i)             non-cash items of such Person and its Restricted Subsidiaries for such period, other than (A) amortization of deferred revenue and deferred gains on Aircraft Sale and Leaseback Transactions, (B) any items which represent the reversal of any accrual of, or cash reserve for, anticipated charges in any prior period where such accrual or reserve is no longer required and (C) any items which represent the impact of purchase accounting; and

(ii)            the minority interest income consisting of subsidiary losses attributable to the minority equity interests of third parties in any Restricted Subsidiary that is a non-Wholly Owned Subsidiary for such period.

“Consolidated Net Income” shall mean, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries (treating the Europe JV, the Brazil JV and any other joint venture that is consolidated with the Parent Guarantor for accounting purposes as Restricted Subsidiaries for this purpose) for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

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(i)            any net after-tax extraordinary, unusual or nonrecurring gains or losses or income or expense or charge (including, without limitation, income, expenses and charges from litigation and arbitration settlements, severance, relocation, other restructuring costs and lease costs in connection with early aircraft contract terminations), any severance, retention or relocation expense, pre operating expenses that are expensed and not capitalized, and fees, expenses or charges related to the Chapter 11 Proceedings, any foreign law restructuring or insolvency proceedings arising in connection with the Chapter 11 Proceedings, the Transactions and the Emergence Restructuring Transactions, any offering of Equity Interests of such Person, any Investment, acquisition, disposition or incurrence or repayment of Indebtedness or other Obligations permitted to be incurred here under (in each case, whether or not successful), including all fees, expenses and charges, and any financing charges, including penalty interest and bank charges, related to any Indebtedness or other obligations, in each case, shall be excluded;

(ii)           any net after-tax income or loss from disposed, abandoned, transferred, closed or discontinued operations and any net after-tax gain or loss on disposal of disposed, abandoned, transferred, closed or discontinued operations shall be excluded;

(iii)          any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Parent Guarantor) shall be excluded;

(iv)          any net after-tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness and Hedging Obligations or other derivative instruments shall be excluded;

(v)           (A) the Net Income for such period of any Person that is not a Subsidiary (other than the Europe JV, the Brazil JV or any other joint venture that is consolidated with the Parent Guarantor for accounting purposes), or that is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments in respect of equity that are actually paid in cash (or to the extent converted into cash) by the referent Person to the Parent Guarantor or a Restricted Subsidiary thereof in respect of such period and (B) the Net Income for such period shall include any dividend, distribution or other payments in respect of equity paid in cash by such Person to the Parent Guarantor or a Restricted Subsidiary thereof in excess of the amount included in clause (A);

(vi)          any increase in depreciation, or amortization or any one-time non-cash charges (such as purchased in-process research and development or capitalized manufacturing profit in inventory) resulting from purchase accounting in connection with any acquisition that is consummated prior to or after the Closing Date shall be excluded;

(vii)          accruals and reserves that are established within twelve months after an acquisition’s closing date and that are so required to be established as a result of such transaction in accordance with GAAP or as a result of a modification of accounting policies shall be excluded;

(viii)        any impairment charges resulting from the application of Accounting Standards Codification 350, “Intangibles – Goodwill and Other”, and Accounting Standards Codification 360, “Property, Plant and Equipment”, and the amortization of intangibles pursuant to Accounting Standards Codification 805, “Business Combinations”, or asset write-offs shall be excluded;

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(ix)          any long-term incentive plan accruals and any compensation expense realized from grants of stock appreciation or similar rights, stock options or other rights to officers, directors and employees of such Person or any of its Restricted Subsidiaries shall be excluded;

(x)           any asset impairment writedowns under GAAP or SEC guidelines shall be excluded;

(xi)          (A) any unrealized non-cash gains or losses or charges in respect of Hedging Obligations (including those resulting from the application of Accounting Standards Codification 815, “Derivatives and Hedging”, or any comparable statement relating to hedging), (B) any foreign exchange gains and losses and (C) any adjustments for financial instruments, derivatives or Hedging Obligations required by GAAP shall be excluded except for any realized exchange gains or losses on derivative instruments which are included as offsets to operating items as part of a designated hedging relationship;

(xii)         the cumulative effect of a change in accounting principles shall be excluded; and

(xiii)        the amount by which any income or charge attributable to a post-employment benefit scheme differs from the current service costs attributable to the scheme shall be excluded.

“Consolidated Total Indebtedness” shall mean, as at any date of determination, an amount equal to the sum of (without duplication):

(i)            the aggregate amount of all outstanding Indebtedness of the Parent Guarantor and its Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money and other Indebtedness obligations evidenced by promissory notes and similar instruments, as determined in accordance with GAAP (excluding, for the avoidance of doubt, all undrawn amounts under revolving credit facilities and letters of credit and bank guarantees, all obligations under Qualified Receivables Financings and all Hedging Obligations); plus

(ii)           the aggregate amount of all outstanding Disqualified Stock of the Parent Guarantor and its Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Stock being equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices as determined on a consolidated basis in accordance with GAAP; plus

(iii)          the aggregate amount of all Capital Lease Obligations of the Parent Guarantor and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP; plus

(iv)          the Aircraft Operating Lease Deemed Principal; and minus

(v)           the aggregate amount of the Convertible Second Lien Notes and any Specified Convertible Debt.

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For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock, such fair market value shall be determined reasonably and in good faith by the Parent Guarantor. The U.S. Dollar Equivalent principal amount of any Indebtedness denominated in a foreign currency will reflect the currency translation effects, determined in accordance with GAAP, of Hedging Obligations for currency exchange risks with respect to the applicable currency in effect on the date of determination of the U.S. Dollar Equivalent principal amount of such Indebtedness.

“Contingent Obligations” shall mean, with respect to any specified Person, any obligation of such Person guaranteeing any performance, leases, dividends, taxes or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(i)            to purchase any such primary obligation or any property constituting direct or indirect security thereof,

(ii)           to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(iii)          to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such obligation against loss in respect thereof.

“Contribution Indebtedness” shall mean Indebtedness of the Initial Borrower or any Guarantor in an aggregate principal amount not greater than twice the amount of any Designated Contribution used for such purpose, provided that such Indebtedness:

(i)          has a Stated Maturity later than the Maturity Date; and

(ii)         does not require any amortization or similar payment obligation until after the Maturity Date.

“Convertible Second Lien Notes” shall mean the non-interest-bearing convertible second lien notes in a maximum initial principal amount of U.S.$ 464,100,000, issued pursuant to the Convertible Second Lien Notes Indenture and subordinated pursuant to the Intercreditor Agreement.

“Convertible Second Lien Notes Indenture” shall mean the indenture, dated as of [date], 2017 by and among the Parent Guarantor and the Convertible Second Lien Notes Trustee.

“Convertible Second Lien Notes Collateral Agent” shall mean [●], as collateral agent under the Convertible Second Lien Notes pursuant to the Convertible Second Lien Notes Indenture.

“Convertible Second Lien Notes Trustee” shall mean [●], as trustee for the holders of the Convertible Second Lien Notes pursuant to the Convertible Second Lien Notes Indenture.

“Credit Event” shall have the meaning specified in Article IV.

“Credit Facility Indebtedness” shall mean, as at any date of determination, the aggregate amount of all outstanding Indebtedness of the Parent Guarantor and its Restricted Subsidiaries on a consolidated basis consisting of Indebtedness under the Revolving Facility (excluding, for the avoidance of doubt, all undrawn amounts, including undrawn amounts in respect of letters of credit, Cash Management Obligations and Hedging Obligations).

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“ Credit Facility Obligations” shall mean all Credit Facility Indebtedness and all other amounts owing to any of the Agents, any Issuing Bank or the Lenders under the Revolving Facility or otherwise pursuant to the terms of this Agreement or any other Loan Document.

“Cure Amount” shall have the meaning specified in Section 7.02 and, for the avoidance of doubt, shall exclude any Designated Contribution.

“Cure Right” shall have the meaning specified in Section 7.02.

“ Currency Agreement” shall mean in respect of a Person, any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement as to which such Person is a party or a beneficiary.

“Debt Purchase Transaction” shall mean, in relation to a Person, a transaction where such Person:

(i)          purchases by way of assignment or transfer;

(ii)        enters into any sub-participation in respect of; or

(iii)       enters into any other agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of,

any Commitment or amount outstanding under this Agreement.

“Default” shall mean any event or condition that upon notice, lapse of time or both would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Delayed Lien Debt” shall have the meaning specified in Section 6.04(a)(ii)(B).

“Deposit Financings” shall mean Indebtedness incurred by the Parent Guarantor and/or any Restricted Subsidiary to an aircraft lessor or other third party to finance the deposit of funds in connection with Aircraft Sale and Leaseback Transactions, including in connection with pre-delivery novations of aircraft contracts.

“ Designated Borrower” shall mean each Subsidiary of the Parent Guarantor listed on Schedule I hereto or that becomes a party hereto pursuant to Section 2.21.

“Designated Borrower Notice” shall have the meaning specified in Section 2.21(b).

“Designated Borrower Request and Assumption Agreement” shall have the meaning specified in Section 2.21(b).

“Designated Building and Equipment Transactions” shall mean the sale and leaseback of (a) the hangar, office and repair facilities and/or equipment at (i) Boundary Bay Airport, Delta, British Columbia, (ii) Agar Drive, Richmond, British Columbia, (iii) Bergen, Norway, (iv) Gander Newfoundland, (v) Stavanger Norway, (vi) any hangar, office and repair facility that is acquired or for which construction has been completed, after the Closing Date and that has a market value in excess of U.S.$5,000,000 at the time of such sale and leaseback and/or (b) any flight simulator or flight training device.

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“Designated Contributions” shall mean the net cash proceeds (other than, for the avoidance of doubt, any Cure Amount) received by the Parent Guarantor after the Closing Date from:

(i)          contributions to its common Capital Stock, and

(ii)        (x) the sale (other than to a Subsidiary of the Parent Guarantor or a Permitted Joint Venture) of Capital Stock (other than Disqualified Stock) of the Parent Guarantor or (y) the incurrence of Specified Convertible Debt or other Indebtedness upon terms substantially similar to (or more favorable to the Lenders than) the Convertible Second Lien Notes, in each case which are designated as a “Designated Contribution” pursuant to an Officers’ Certificate executed by an Officer of the Parent Guarantor; provided that such proceeds may only be used for (x) funding Restricted Payments (other than Restricted Investments) or incurring Contribution Indebtedness for a period of up to six months after the date on which such proceeds were received, (y) funding any Restricted Investment for a period of up to 12 months after the date on which such proceeds were received or (z) funding any Equity Component Amount for a period of up to 12 months after the date on which such proceeds were received; provided that the period described in this clause (z) may be extended by an additional 12 months if, on and after the date that is 12 months after the date on which such proceeds were received, the Parent Guarantor or its applicable Restricted Subsidiary segregates such proceeds in a separate account designated for such purpose and, in each case, if not so used within such applicable time period (if any), such proceeds shall be deemed to no longer qualify as a Designated Contribution.

“Designated Non-cash Consideration” shall mean the Fair Market Value of non-cash consideration received by the Parent Guarantor or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as “Designated Non-cash Consideration” pursuant to an Officers’ Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Disqualified Stock” shall mean any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the Maturity Date. Notwithstanding the preceding sentence, no Capital Stock will constitute Disqualified Stock solely because the holders of the Capital Stock have the right, subject to Section 6.01 hereof, to require the Parent Guarantor to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that the Parent Guarantor and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Dividend/Repurchase Restricted Payment” shall mean any Restricted Payment of the type described in clause (i) and/or clause (ii) of the definition of “Restricted Payment”.

“Dutch Loan Party” shall mean any Loan Party incorporated or established (as applicable) in the Netherlands.

“EDC ABL” shall mean the [describe EDC ABL facility] in a maximum aggregate outstanding principal amount not to exceed U.S.$73,500,000.

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“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Emergence Restructuring Transactions” shall have the meaning specified in Section 1.06.

“Environment” shall mean ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata or sediment, natural resources such as flora and fauna or as otherwise defined as “environment” or “natural environment” in any Environmental Law.

“Environmental Claim” shall mean any and all actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, notices of liability or potential liability, investigations, charge, indictments, proceedings, orders or consent agreements relating in any way to any Environmental Law or any Hazardous Material.

“Environmental Law” shall mean, collectively, all federal, state, provincial, local or foreign laws, including rules of common law and equity, statutes, ordinances, regulations, rules, codes, orders, judgments or other requirements or rules of law that relate to (a) the prevention, abatement or elimination of pollution, or the protection of the Environment, natural resources or human health, or natural resource damages, and (b) the use, generation, handling, treatment, storage, disposal, Release, transportation or regulation of or exposure to Hazardous Materials, including the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq., the Endangered Species Act, 16 U.S.C. §§ 1531 et seq., the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., the Clean Air Act, 42 U.S.C. §§ 7401 et seq., the Clean Water Act, 33 U.S.C. §§ 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. §§ 11001 et seq., each as amended, and their foreign, state, provincial or local counterparts or equivalents.

“Equity Component Amount” shall mean, with respect to any Permitted Aircraft Financing which relates to an Aircraft (including an Aircraft owned by the Parent Guarantor or any of its Restricted Subsidiaries prior to such Permitted Aircraft Financing), any portion of the acquisition cost of such Aircraft which is funded directly or indirectly by the Parent Guarantor or any of its Restricted Subsidiaries consisting of the following amounts:

(i)          if such Aircraft is being leased pursuant to an operating lease or a capital lease (including a sale and leaseback transaction), an amount equal to any junior loan, advance rental payment or the economic equivalent of any of the foregoing, which constitutes an equity investment by the obligor that is recoverable, through a purchase option or the economic equivalent thereof net of any applicable impairment charge related to aircraft valuation, to directly or indirectly fund a portion of the capital cost of such Aircraft, upon which the lease is based; and

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(ii)          if such Aircraft is being purchased with Indebtedness (other than a capital lease), an amount equal to (A) the purchase price of such Aircraft (including any deposit or the economic equivalent thereof made in connection with or in anticipation of such purchase) less (B) the net cash proceeds received by the obligor(s) under such Indebtedness;

provided that (A) for the purposes of determining the Equity Component Amount, the following amounts shall be disregarded: (1) that portion of any equity component of the purchase price or lease cost of any Aircraft which is funded from a Designated Contribution used for such purpose and (2) the equity component of any Aircraft, the purchase of which is financed in part by the first U.S.$60,000,000 of Indebtedness incurred by the Parent Guarantor and its Restricted Subsidiaries under the New ABL and (B) the Equity Component Amount shall be calculated net of any return or net proceeds realized by the Parent Guarantor or its applicable Restricted Subsidiary in respect of any amount described in clauses (i) and (ii) above.

“Equity Interests” shall mean Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Investors” shall mean each Person identified in clause (i) of the definition of Permitted Holders and their respective Affiliates.

“ERISA” shall mean the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time.

“ ERISA Affiliate ” shall mean any trade or business (whether or not incorporated) that, together with any Borrower or any Subsidiary of a Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any Reportable Event; (b) the existence with respect to any Plan, of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the incurrence by a Borrower, any Subsidiary of a Borrower or any ERISA Affiliate of any liability under Title IV of ERISA; (e) the receipt by a Borrower, any Subsidiary of a Borrower or any ERISA Affiliate from the PBGC or a plan administrator, of any notice relating to an intention to terminate any Plan, or to appoint a trustee to administer any Plan under Section 4042 of ERISA, or the occurrence of any event or condition which could be reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (f) the incurrence by any Borrower, any Subsidiary of a Borrower or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (g) the receipt by any Borrower, any Subsidiary of a Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from a Borrower, a Subsidiary of a Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; or (h) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to result in liability to a Borrower or Subsidiary of a Borrower.

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“EU Bail-In Legislation Schedule” shall mean the EU Bail -In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EU Investorco” shall mean any Person established by the Parent Guarantor to acquire a direct or indirect ownership interest in an EU Licensed Operator, it being understood that once an EU Investorco ceases to be a Restricted Subsidiary, it and its Restricted Subsidiaries will cease to be bound by the covenants under this Agreement and will cease to be Guarantors and Restricted Subsidiaries.

“EU Licensed Operators” shall mean CHC Scotia Limited, CHC Ireland Ltd., CHC Denmark APS, CHC Helicopter Service AS, CHC Helicopters Netherlands B.V., or any other Restricted Subsidiary incorporated in a European country that holds licenses to conduct helicopter transportation business that is subject to the provisions of Article 4 of European Union Regulation No. 2407/92 of July 23, 1992, it being understood that once an EU Licensed Operator ceases to be a Restricted Subsidiary, it and its Restricted Subsidiaries will cease to be bound by the covenants under this Agreement and will cease to be Guarantors.

“EURIBOR” shall mean, for any Interest Period for EURIBOR Loans, the rate that appears on the page of the Reuters EURIBOR 01 screen (or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as reasonably determined by the applicable Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in Euro by reference to the Banking Federation of the European Union Settlement Rates for deposits in Euro) (the “EURIBOR Screen Rate”) at approximately 11:00 a.m., Brussels time, two TARGET Days prior to the commencement of such Interest Period, as the rate for deposits in Euro with a maturity comparable to such Interest Period or, if for any reason such rate is not available, the Interpolated Screen Rate calculated at approximately 10:00 a.m., London time, two TARGET Days prior to the commencement of such Interest Period; provided that if that rate is less than 1.00%, EURIBOR shall be deemed to be 1.00%.

“EURIBOR Borrowing” shall mean a Borrowing by a Borrower under the Revolving Facility comprised of EURIBOR Loans to such Borrower.

“EURIBOR Loan” shall mean, in respect of a Borrower, a Loan to such Borrower under the Revolving Facility denominated in Euro that bears interest at a rate determined by reference to EURIBOR in accordance with the provisions of Article II.

“Euro” or “€” shall mean the single currency of the participating members of the European Union.

“Europe JV” shall mean EEA Helicopter Operations B.V., a company organized under the laws of the Netherlands with its corporate seat in Amsterdam, the Netherlands, for the purpose of holding the regulated European operations of the Parent Guarantor and its Subsidiaries, and all of its Subsidiaries, as such joint venture is in effect on the Closing Date or as amended and/or modified in a manner not materially adverse to the Parent Guarantor and its Restricted Subsidiaries when taken as a whole.

“Event of Default” shall have the meaning specified in Section 7.01.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Indebtedness” shall mean all Indebtedness permitted to be incurred under Section 6.02.

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“Excluded Swap Obligation” shall mean, with respect to any Loan Party, (a) any Swap Obligation if, and to the extent that, all or a portion of the First Lien Obligations of such Loan Party of, or the grant by such Loan Party of a security interest to secure, as applicable, such Swap Obligation (or any Guarantee thereof by any Loan Party that is a First Lien Obligation) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Loan Party as specified in any agreement between the relevant Loan Party and counterparty applicable to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such First Lien Obligation or security interest is or becomes illegal.

“Excluded Subsidiary” shall mean any:

(a)          Subsidiary that is not a Wholly Owned Subsidiary;

(b)          Aircraft Financing Subsidiary;

(c)          Immaterial Subsidiary;

(d)          Securitization Subsidiary; and/or

(e)          Subsidiary that is not required to satisfy the Collateral and Guarantee Requirement by virtue of the application of the Agreed Security Principles.

“Excluded Taxes” shall mean, with respect to any Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder, (a) income, franchise and similar taxes, in each case imposed on (or measured by) net income or net profits (or capital in the case of taxes imposed by Canada (or any State, Province, Territory or other subdivision thereof)) by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or any jurisdiction in which such recipient has a present or former connection (other than any such connection arising arising from such Person having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document) or, in the case of any Lender or Issuing Bank, in which its applicable lending office is located, (b) any branch profits tax or any similar tax that is imposed by any jurisdiction described in clause (a) above, (c) other than in the case of an assignee pursuant to a request by a Loan Party under Section 2.20(b), in the case of a Lender or Issuing Bank, any withholding taxes imposed on amounts payable to or for the account of such Lender or Issuing Bank with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender or Issuing Bank acquires such interest in the Loan or Commitment or (ii) such Lender or Issuing Bank changes its lending office, except in each case to the extent that, pursuant to Section 2.18, amounts with respect to such Taxes were payable either to such Lender’s or Issuing Bank’s assignor immediately before such Lender or Issuing Bank became a party hereto or to such Lender or Issuing Bank immediately before it changed its lending office, (d) any withholding taxes attributable to such Lender’s or such other recipient’s failure (other than as a result of a Change in Law) to comply with Section 2.18(e), (e) any Canadian withholding tax that is applicable as a result of the recipient of the payment not dealing at arm’s length with the applicable Borrower and (f) any U.S. federal withholding Taxes imposed as a result of FATCA.

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“Existing ABL” shall mean the [describe existing ABL facility] in an aggregate outstanding principal amount not to exceed U.S.$52,000,000.

“Existing Capital Leases” shall mean Capital Lease Obligations outstanding on the Closing Date in an amount not to exceed U.S.$39,000,000.

“Existing Credit Agreement” shall have the meaning specified in the first recital hereto.

“Existing Facility” shall have the meaning specified in the first recital hereto.

“Existing Letters of Credit” shall mean each letter of credit previously issued for the account of any Loan Party by any Issuing Bank that (a) is outstanding on the Closing Date and (b) is listed on Schedule II.

“Existing Permitted JV” shall mean each of the Europe JV, the Brazil JV, the Canadian JV, CHC Helicopteros, Limitada and each other Permitted Joint Venture, as such Permitted Joint Venture is in effect on the Closing Date or amended or modified in a manner not materially adverse to the Parent Guarantor and its Restricted Subsidiaries when taken as a whole.

“Fair Market Value” shall mean the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by (i) the principal financial officer or manager of the Parent Guarantor or a Borrower for (A) transactions less than U.S.$50,000,000 and/or (B) intercompany transactions and (ii) the Board of Directors of the Parent Guarantor (unless otherwise provided in this Agreement) for transactions (other than intercompany transactions) valued at, or in excess of, U.S.$50,000,000.

“FATCA” shall mean Sections 1471 through 1474 of the Code (including, for the avoidance of doubt, any agreements entered into pursuant to Section 1471(b)(1) of the Code), as of the date of this Agreement (or any amended or successor version thereof that is substantively comparable and not materially more onerous to comply with), any current or future United States Treasury Regulations or other official administrative guidance promulgated thereunder and any intergovernmental agreements (or related legislation or official administrative rules or practices) implementing the foregoing or any analogous provision of non-U.S. law.

“FCPA” shall have the meaning specified in the definition of “Anti-Corruption Laws”.

“Federal Funds Effective Rate” shall mean, for any day, the rate calculated by the Federal Reserve Bank of New York, based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time, and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate or, if such day is not a Business Day, such rate for the immediately preceding Business Day for which the same is published or, if such rate is not so published for any day which is a Business Day, the average (rounded upward, if necessary, to the next 1/100 of 1%) of the quotations for the day of such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it; provided that if that rate is less than zero, the Federal Funds Effective Rate shall be deemed to be zero.

“Fees” shall mean the Commitment Fees, the Revolving L/C Participation Fees, the Issuing Bank Fees and the Agent Fees.

“Filed Entities” shall have the meaning specified in the second recital hereto.

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“Filing Date” shall have the meaning specified in the second recital hereto.

“Finance Parties” shall mean the Agents, the Lenders, any Issuing Bank and any Swingline Lender.

“Financial Officer” of any Person shall mean the Chief Financial Officer, principal accounting officer, Treasurer, Assistant Treasurer or Controller of such Person.

“Financial Performance Covenants” shall mean the covenants of the Parent Guarantor set forth in Section 6.10.

“First Lien Leverage Ratio” shall mean, as of any date of determination (the “First Lien Leverage Ratio Calculation Date”), the ratio of (a) the Credit Facility Indebtedness as of the end of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 5.04(a) or Section 5.04(b) to (b) the Consolidated Adjusted EBITDAR of the Parent Guarantor for the most recently ended four fiscal quarters ending at the end of such fiscal quarter.

In the event that the Parent Guarantor or any Restricted Subsidiary incurs, assumes, guarantees, redeems, repays, retires or extinguishes any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) subsequent to the commencement of the period for which the First Lien Leverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the First Lien Leverage Ratio is made, then the First Lien Leverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness, as if the same had occurred immediately prior to the end of such most recent fiscal quarter end.

For purposes of making the computation referred to above, Investments, Asset Acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP) that have been made by the Parent Guarantor or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the First Lien Leverage Ratio Calculation Date may be calculated on a pro forma basis assuming that all such Investments, Asset Acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (and the change in Consolidated Adjusted EBITDAR resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Parent Guarantor or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, Asset Acquisition, disposition, merger, amalgamation, consolidation or discontinued operation that would have required adjustment pursuant to this definition, then the First Lien Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, Asset Acquisition, disposition, merger, amalgamation, consolidation or discontinued operation had occurred at the beginning of the applicable four-quarter period. For purposes of this definition, whenever pro forma effect is to be given to an Investment, Asset Acquisition, disposition, merger or consolidation, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Parent Guarantor (and may include, for the avoidance of doubt, cost savings, synergies and operating expense reductions resulting from such Investment, Asset Acquisition, merger, amalgamation or consolidation which is being given pro forma effect that have been or are expected to be realized but only to the extent permitted by clause (iv) of the definition of “Consolidated Adjusted EBITDAR”).

“First Lien Obligations” shall mean (i) Credit Facility Obligations, (ii) Hedging Obligations owing to any Lender or its Affiliate (but only if such Lender was a Lender at the time the applicable agreements relating to such Hedging Obligations were entered into and other than with respect to any Loan Party’s obligations that constitute Excluded Swap Obligations solely with respect to such Loan Party) and (iii) Cash Management Obligations, including any Post-Petition Interest with respect to any of the foregoing.

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“Fixed Charge Coverage Ratio” shall mean, with respect to any specified Person, the ratio of (a) the Consolidated Adjusted EBITDAR of the Parent Guarantor (i) in the case any calculation of the Fixed Charge Coverage Ratio for purposes of Section 6.10(c), for the most recently ended four fiscal quarters for which financial statements have been delivered pursuant to Section 5.04(a) or Section 5.04(b) or (ii) in the case of any calculation of the Fixed Charge Coverage Ratio for any other purpose (including any provision of this agreement that requires pro forma compliance with Section 6.10(c), for the most recently ended four fiscal quarters for which internal financial statements are available to (b) the Fixed Charges of the Parent Guarantor for such period of four fiscal quarters. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than (i) ordinary working capital borrowings and (ii) in the case of revolving credit borrowings or revolving advances under any Qualified Receivables Financing, in which case interest expense will be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues, repurchases or redeems preferred equity subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred equity, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio, Asset Acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with GAAP), and any related financing transactions, that the specified Person or any of its Restricted Subsidiaries has both determined to make and made after the Closing Date and during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Asset Acquisitions, dispositions, mergers, consolidations and discontinued operations (and the change of any associated Fixed Charges and the change in Consolidated Adjusted EBITDAR resulting therefrom) had occurred on the first day of the four-quarter reference period, including any pro forma expense and cost reductions and other operating improvements that have occurred or are reasonably expected to occur (but only to the extent permitted by clause (iv) of the definition of “Consolidated Adjusted EBITDAR”) . Any Person that is a Restricted Subsidiary on the Fixed Charge Coverage Ratio Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period, and if, since the beginning of the four-quarter reference period, any Person that subsequently became a Restricted Subsidiary or was merged with or into the Parent Guarantor or any of its other Restricted Subsidiaries since the beginning of such period shall have made any Asset Acquisition, Investment, disposition, merger, consolidation or discontinued operation, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be adjusted giving pro forma effect thereto for such period as if such Asset Acquisition, disposition, discontinued operation, merger or consolidation had occurred at the beginning of the applicable four-quarter reference period. Any Person that is not a Restricted Subsidiary on the Fixed Charge Coverage Ratio Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period.

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For purposes of this definition, whenever pro forma effect is to be given to any transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Parent Guarantor. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months) . Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Parent Guarantor to be the rate of interest implicit in such Capital Lease Obligation. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Parent Guarantor may designate. Any such pro forma calculation may include adjustments appropriate, in the reasonable determination of the Parent Guarantor as set forth in an Officers’ Certificate, to reflect operating expense reductions reasonably expected to result from any acquisition or merger.

“Fixed Charges” shall mean, with respect to any specified Person for any period, the sum, without duplication, of:

(i)          the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, excluding amortization of deferred financing fees, debt issuance costs and commissions, fees and expenses and the expensing of any bridge, commitment or other financing fees, commissions, discounts, yield and other fees and charges (including any interest expense) related to any receivables facility but including original issue discount, non-cash interest payments, the interest component of any deferred payment obligations (classified as Indebtedness under this Agreement), the interest component of all payments associated with Capital Lease Obligations and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(ii)         the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(iii)        all cash dividend payments or other cash distributions on any series of preferred equity of such Person and all other dividend payments or other distributions on the Disqualified Stock of such Person; minus

(iv)        interest income, including interest income on junior loans extended in connection with leases of Aircraft; minus

(v)         non-cash interest expense attributable to movement in mark to market valuation of Hedging Obligations or other derivatives under GAAP; minus

(vi)        accretion or accrual of discounted liabilities not constituting Indebtedness; minus

(vii)       any expense resulting from the discounting of Indebtedness in connection with the application of purchase accounting in connection with any acquisition; plus

(viii)      the aggregate amount of Aircraft Operating Lease Payments for such period.

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“Free Cash Flow” shall mean, for any fiscal year of the Parent Guarantor and determined without duplication:

(i)             cash provided by (used in) operating activities in accordance with GAAP (“Operating Cash Flow”); minus

(ii)            an amount equal to:

(A)         capital expenditures reflected in the budget for the relevant fiscal year delivered pursuant to Section 5.04(h) (“Budgeted Capital Expenditures”), minus

(B)         (x) the amount of Budgeted Capital Expenditures financed with proceeds of Indebtedness (other than revolving Indebtedness) (“Budgeted Financed Capital Expenditures”) minus (y) any amortization payment or other repayment, fee or other payment with respect to the Budgeted Financed Capital Expenditures; minus

(iii)          any amortization payment or other repayment, fee or other payment in respect of any Indebtedness existing on the Closing Date (other than revolving Indebtedness) (or any Permitted Refinancing Indebtedness in respect thereof); minus

(iv)          deposits in respect of property, plant and equipment; minus

(v)           to the extent included in Operating Cash Flow, net cash flow from any non-ordinary course asset sales, equity issuances, debt issuances or other non-ordinary course events;

provided that such calculation of Free Cash Flow shall exclude the impact of any Receivables Financing.

“GAAP” shall have the meaning specified in Section 1.02.

“Governmental Authority” shall mean any federal, state, provincial, municipal, local or foreign court, tribunal, board or governmental agency, authority, instrumentality or regulatory or legislative body.

“Guarantee” of or by any Person (the “guarantor”) shall mean (a) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take or pay or otherwise) or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness, (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part) or (v) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness, or (b) any Lien on any assets of the guarantor securing any Indebtedness (or any existing right, contingent or otherwise, of the holder of Indebtedness to be secured by such a Lien) of any other Person, whether or not such Indebtedness is assumed by the guarantor; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement.

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“Guarantor” shall mean the Parent Guarantor, each Borrower, each Person listed as a Guarantor on Schedule [●]4 and each other Subsidiary of the Parent Guarantor which is or becomes a party to the Loan Document Guarantee.

“Hazardous Materials” shall mean all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including, without limitation, explosive or radioactive substances or petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls or radon gas, of any nature, in each case subject to regulation or which can give rise to liability under any Environmental Law.

“Hedging Obligations” shall mean, with respect to any specified Person, the obligations of such Person under Interest Rate Agreements, Currency Agreements or Commodity Agreements.

“Heli-One Business” shall mean the business of the Parent Guarantor and its applicable Subsidiaries (which as at the Closing Date includes Heli-One (Poland) Sp. z o.o.) that serves as an independent commercial provider of helicopter support and maintenance, repair and overhaul services.

“Helicopter Support Services” shall have the meaning specified in Section 9.27(a).

“Immaterial Subsidiary” means any Subsidiary of the Parent Guarantor the consolidated total assets of which (calculated on a basis consistent with the calculations used in preparing the Parent Guarantor’s consolidated financial statements) (excluding intra-group items) at the end of any fiscal quarter for which financial statements have been delivered pursuant to Section 5.04(a) or Section 5.04(b), as applicable, when taken together with the consolidated total assets of all other Subsidiaries that have not satisfied the Collateral and Guarantee Requirement on account of the reference in the definition of “Excluded Subsidiaries” to “Immaterial Subsidiaries” as of the end of such fiscal quarter, do not exceed 5.00% of Total Assets.

“Indebtedness” shall mean, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(i)          in respect of borrowed money;

(ii)         evidenced by (A) bonds, notes, debentures or similar instruments or (B) letters of credit (or reimbursement agreements in respect thereof);

(iii)        in respect of banker’s acceptances;

(iv)        representing Capital Lease Obligations;

(v)         representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed;

4List of Guarantors to include entities listed as new guarantors in term sheet, plus other entities agreed between the Lenders and the Parent Guarantor upon completion of due diligence into assets and EBITDA of the group.

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(vi)        to the extent not otherwise included in this definition, net obligations of such Person under Commodity Agreements, Currency Agreements and Interest Rate Agreements (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time) ; or

(vii)       to the extent not otherwise included, with respect to the Parent Guarantor and its Restricted Subsidiaries, the amount then outstanding (i.e., advanced, and received by, and available for use by, the Parent Guarantor or any of its Restricted Subsidiaries) under any Receivables Financing (as set forth in the books and records of the Parent Guarantor or any Restricted Subsidiary and confirmed by the agent, trustee or other representative of the institution or group providing such Receivables Financing), if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes (i) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person); provided, however, that the amount of such Indebtedness shall be the lesser of (x) the Fair Market Value of such asset as such date of determination and (y) the amount of such Indebtedness of such other Person; and (ii) to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

Notwithstanding the foregoing, “Indebtedness” shall not include (a) accrued expenses, royalties and trade payables; (b) Contingent Obligations incurred in the ordinary course of business; (c) asset retirement obligations and obligations in respect of reclamation and workers’ compensation (including pensions and retiree medical care) that are not overdue by more than 90 days; (d) any obligations under Currency Agreements, Commodity Agreements and Interest Rate Agreements; provided that such Agreements are entered into for bona fide hedging purposes of the Parent Guarantor or its Restricted Subsidiaries (as determined in good faith by the Board of Directors or senior management of the Parent Guarantor, whether or not accounted for as a hedge in accordance with GAAP) and, in the case of Currency Agreements or Commodity Agreements, such Currency Agreements or Commodity Agreements are related to business transactions of the Parent Guarantor or its Restricted Subsidiaries entered into in the ordinary course of business and, in the case of Interest Rate Agreements, such Interest Rate Agreements substantially correspond in terms of notional amount, duration and interest rates, as applicable, to Indebtedness of the Parent Guarantor or its Restricted Subsidiaries incurred without violation of this Agreement; or (e) any financing related to the novation of aircraft (“assets under construction”), where the recourse of the finance provider is limited to the relevant assets under construction.

“Indemnified Taxes” shall mean all Taxes, which arise from the transactions contemplated in this Agreement, other than Excluded Taxes.

“Indemnitee” shall have the meaning specified in Section 9.05(b).

“Information” shall have the meaning specified in Section 3.14(a).

“Initial Borrower” shall have the meaning specified in the recital of parties to this Agreement.

“Initial Lenders” shall mean the banks, financial institutions and other institutional lenders listed on the signature pages hereof as the Initial Lenders.

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“Initial Public Offering” shall mean an offering of common stock or other common equity interests of the Parent Guarantor or any direct or indirect parent entity of the Parent Guarantor or any of their respective successors (the “IPO Entity”) and, as a result of which, the shares of common stock or other common equity interests of the IPO Entity in such offering are listed on an internationally recognized stock exchange.

“Intercreditor Agreement” shall mean the Intercreditor Agreement, dated as of [date], 2017, by and among (among others) the Loan Parties parties thereto, the Collateral Agent, the Administrative Agent, Convertible Second Lien Notes Trustee, and the Convertible Second Lien Notes Collateral Agent, and as acceded to by any other agent or secured party that may be party thereto from time to time.

“Interest Election Request” shall mean a request by a Borrower to continue a Borrowing in accordance with Section 2.07, in a form consistent with Exhibit D or otherwise in a form approved by the Administrative Agent.

“Interest Payment Date” shall mean (a) with respect to any LIBOR Loan, CDOR Loan or EURIBOR Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a CDOR Borrowing, EURIBOR Borrowing or LIBOR Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing and (b) with respect to any Swingline Loan, the dates specified in Section 2.04(e)(v).

“Interest Period” shall mean, as to any Borrowing consisting of a CDOR Loan, EURIBOR Loan or LIBOR Loan, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as applicable, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter (or (i) 12 months or shorter, if at the time of the relevant Borrowing, all Lenders make interest periods of such length available or (ii) 1 week or 2 weeks, in the case of any Borrowing under the Swingline Facility), as the applicable Borrower may elect, or the date on which any LIBOR Borrowing is repaid or prepaid in accordance with Section 2.09, Section 2.10, Section 2.11 or Section 2.12; provided that, if any Interest Period for a CDOR Loan, EURIBOR Loan or LIBOR Loan would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Interest Rate Agreement” shall mean with respect to any specified Person, any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

“Interpolated Screen Rate” shall mean, at any time, in relation to LIBOR Rate or EURIBOR for any Loan, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)          the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and

(b)          the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan.

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“Investment Grade Securities” shall mean:

(1)         securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents) and in each case with maturities not exceeding two years from the date of acquisition;

(2)         investments in any fund that invests exclusively in investments of the type described in clause (1) which fund may also hold immaterial amounts of cash pending investment and/or distribution; and

(3)         corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” shall mean, with respect to any specified Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. It is understood and agreed for the avoidance of doubt that the term “Investment” shall not include the direct purchase or acquisition of Aircraft Equipment.

“Issuing Bank” shall mean HSBC Bank Canada and each other Issuing Bank designated pursuant to Section 2.05(l), in each case in its capacity as an issuer of Revolving Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(j). An Issuing Bank may, in its discretion, arrange for one or more Revolving Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Revolving Letters of Credit issued by such Affiliate.

“Issuing Bank Fees” shall have the meaning specified in Section 2.13(c).

“Joint Lead Arrangers” shall have the meaning specified in the introductory paragraph of this Agreement.

“Junior Lien Indebtedness” shall mean Indebtedness which is secured by the Collateral on a junior basis pursuant to a Junior Lien Intercreditor Agreement.

“Junior Lien Intercreditor Agreement” shall mean an intercreditor agreement on terms substantially consistent with the form of Junior Lien Intercreditor Agreement attached hereto as Exhibit E or otherwise on terms reasonably acceptable to the Administrative Agent.

“Last Cure Date” shall have the meaning specified in Section 7.02(a).

“LC Cash Collateral Notice” shall have the meaning specified in Section 2.05(e).

“Lender ” shall mean each financial institution listed on Schedule 2.01 (and any foreign branch of such Lender), as well as any Person that becomes a “Lender” hereunder pursuant to Section 9.04 (and any foreign branch of such Person).

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“Lender Default” shall mean (a) the refusal (which has not been retracted) of a Lender to make available as required its portion of any Borrowing, to acquire participations in a Swingline Loan pursuant to Section 2.04 or to fund its portion of any unreimbursed payment under Section 2.05(e), (b) a Lender having notified the Parent Guarantor and/or the Administrative Agent in writing that it does not intend to comply with its obligations under Section 2.05, 2.06 or 2.08, or (c) a Lender has (i) been (or has a parent company that has been) adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, receiver -manager, administrative receiver, trustee, administrator, assignee for the benefit of creditors, liquidator, liquidation custodian, sequestrator or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, unless in the case of any Lender referred to in this clause, or has become (or has a parent company that has become) the subject of a Bail-In Action and (c) the Borrowers, the Administrative Agent, the Swingline Lender and each Issuing Bank shall be satisfied that such Lender intends, and has all approvals required to enable it, to continue to perform its obligations as a Lender hereunder. For the avoidance of doubt, a Lender Default shall not be deemed to exist solely by virtue of the ownership or acquisition of any Equity Interest in any Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“LIBOR Borrowing” shall mean a Borrowing by a Borrower under the Revolving Facility comprised of LIBOR Loans to such Borrower.

“LIBOR Loan” shall mean, in respect of a Borrower, a Loan to such Borrower under the Revolving Facility denominated in U.S. Dollars or Sterling that bears interest at a rate determined by reference to the LIBOR Rate in accordance with the provisions of Article II.

“LIBOR Rate” shall mean, for any Interest Period for LIBOR Loans, the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) displayed on the appropriate page of the Reuters screen for the relevant currency (the “LIBOR Screen Rate”) two Business Days prior to the commencement of such Interest Period, or, if for any reason such rate is not available, the Interpolated Screen Rate calculated at approximately 10:00 a.m., London time, (i) in the case of LIBOR Loans denominated in U.S. Dollars two Business Days prior to the commencement of such Interest Period and (ii) in the case of LIBOR Loans denominated in Sterling, on the first day of such Interest Period; provided that if that rate is less than 1.00%, the LIBOR Rate shall be deemed to be 1.00%.

“Lien” shall mean, with respect to any asset, any mortgage, lien, hypothecation, deemed trust, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the UCC (or equivalent statutes) of any jurisdiction, but does not include any “security interest” which is deemed to be a security interest only by virtue of section 12(3) of the Australian PPSA (or the equivalent provision in any Canadian PPSA) if the security interest does not secure payment or performance of an obligation.

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“Loan Documents” shall mean this Agreement, the Revolving Letters of Credit, the Intercreditor Agreement, any Junior Lien Intercreditor Agreement, the Security Documents, the Loan Document Guarantee and any promissory note issued under Section 2.09(e).

“Loan Document Guarantee” shall mean the Guarantee, dated on or prior to the Closing Date, entered into by the Loan Parties in favor of the Administrative Agent and the Collateral Agent.

“Loan Parties” shall mean the Parent Guarantor, the Borrowers and the Subsidiary Loan Parties.

“Loans” shall mean, in respect of a Borrower, any loans made under this Agreement (including the Revolving Facility Loans) made to such Borrower.

“Luxembourg” shall have the meaning specified in the introductory paragraph of this Agreement.

“Management Group” shall mean the group consisting of the directors, executive officers and other management personnel of the Parent Guarantor, or any of its Subsidiaries, as the case may be, on the Closing Date together with (1) any new directors whose election by such boards of directors or whose nomination for election by the shareholders of the Parent Guarantor or any of its Subsidiaries, as the case may be, was approved by a vote of a majority of the directors of the Parent Guarantor or any of its Subsidiaries, as the case may be, then still in office who were either directors on the Closing Date or whose election or nomination was previously so approved and (2) executive officers and other management personnel of the Parent Guarantor or any of its Subsidiaries, as the case may be hired at a time when the directors on the Closing Date together with the directors so approved constituted a majority of the directors of the Parent Guarantor or any of its Subsidiaries, as the case may be.

“Manufacturer Support Indebtedness” shall mean Indebtedness incurred by the Parent Guarantor and/or a Restricted Subsidiary to a manufacturer of an Aircraft in connection with the purchase of such Aircraft from the manufacturer.

“Margin Stock” shall have the meaning specified in Regulation U.

“Marketable Securities” shall mean with respect to any Asset Sale, any readily marketable equity securities that are (i) traded on the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market; and (ii) issued by a corporation having a total equity market capitalization of not less than U.S.$500,000,000; provided that the excess of (A) the aggregate amount of securities of any one such corporation held by the Parent Guarantor and any Restricted Subsidiary over (B) ten times the average daily trading volume of such securities during the 20 immediately preceding trading days shall be deemed not to be Marketable Securities, as determined on the date of the contract relating to such Asset Sale.

“Material Adverse Effect” shall mean (i) a materially adverse effect on the business, operations, properties, assets or financial condition of the Parent Guarantor and its Subsidiaries, taken as a whole, or (ii) a material impairment of the validity or enforceability of, or a material impairment of the material rights, remedies or benefits available to the Lenders, any Issuing Bank, the Administrative Agent or the Collateral Agent under, any Loan Document; provided that it is understood and agreed that no event, condition and/or contingency described in clause (i) and/or clause (ii) above that arises directly out of or as a direct result of the Chapter 11 Proceedings will be deemed to give rise to a “Material Adverse Effect” for a period of twelve (12) months after the Closing Date.

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“Material Indebtedness” shall mean Indebtedness (other than Loans and Revolving Letters of Credit) of any Loan Party in an aggregate principal amount exceeding U.S.$25,000,000.

“Material Joint Venture” means, at any time, any Permitted Joint Venture that generated at least 10% of the consolidated total revenues of the Parent Guarantor, as determined by reference to the then most recent financial statements provided to the Administrative Agent pursuant to Section 5.04(a) or Section 5.04(b), as applicable.

“Maturity Date” shall mean [ date], 2022 [insert the date that is five (5) years after the Closing Date] (or if such date is not a Business Day, the next succeeding Business Day, unless such Business Day is in the next calendar month, in which case the next preceding Business Day).

“Maximum Rate” shall have the meaning specified in Section 9.10.

“Maximum Secured Leverage Ratio” shall have the meaning specified in Section 6.04(a)(ii)(B).

“Minimum Liquidity” shall mean, at the time of determination, the sum of (i) Cash Equivalents held by the Parent Guarantor and its Restricted Subsidiaries (treating the Europe JV, the Brazil JV and any other joint venture that is consolidated with the Parent Guarantor for accounting purposes as Restricted Subsidiaries for this purpose) plus (ii) the Available Unused Commitments of all Lenders.

“Moody’s” shall mean Moody’s Investors Service, Inc. and its successors.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA subject to the provisions of Title IV of ERISA and in respect of which any Borrower, any Subsidiary of a Borrower or any ERISA Affiliate is an “employer” as defined in Section 3(5) of ERISA.

“Net Income” shall mean, with respect to any specified Person for any period, the net income (loss) of such Person for such period, determined in accordance with GAAP and before any reduction in respect of dividends on preferred interests, excluding, however, (a) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with (1) any asset sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (2) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries and (b) any extraordinary or nonrecurring gain or loss, together with any related provision for taxes on such extraordinary or nonrecurring gain or loss.

“Net Proceeds” shall mean the aggregate cash proceeds received by the Parent Guarantor or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring Person of Indebtedness relating to the disposed assets or other consideration received in any non-cash form), net of the direct costs relating to such Asset Sale and the sale of such Designated Non-cash Consideration, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale, all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures or to holders of royalty or similar interests as a result of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP, including without limitation, pension and post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

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“New ABL” shall mean the [describe new (non-EDC) ABL facility] in a maximum aggregate outstanding principal amount not to exceed U.S.$150,000,000.

“New Lender” shall mean any Lender that is not an Original Lender.

“Non-Consenting Lender” shall have the meaning specified in Section 2.20(c).

“Non-Recourse Debt” shall mean Indebtedness:

(i)          as to which neither the Parent Guarantor nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking , agreement or instrument that would constitute Indebtedness) other than a limited recourse pledge of the Equity Interests of any Unrestricted Subsidiaries, (b) is directly or indirectly liable (as a guarantor or otherwise) other than by virtue of a limited recourse pledge of the Equity Interests of any Unrestricted Subsidiaries, or (c) constitutes the lender; and

(ii)         no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit, upon notice, lapse of time or both, any holder of any other Indebtedness (other than the Credit Facility Obligations) of the Parent Guarantor or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity.

“Non-Revolving Lender” shall have the meaning specified in Section 2.23.

“Non-U.S. Lender” shall mean any Lender or Issuing Bank that is not a United States person within the meaning of Section 7701(a)(30) of the Code.

“Notifiable Debt Purchase Transaction” shall have the meaning specified in Section 9.07(b).

“Obligations” shall mean any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Officer” shall mean, with respect to any specified Person, any Director, any Manager, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of such Person.

“Officers’ Certificate” shall mean a certificate signed on behalf of the Parent Guarantor and its Restricted Subsidiaries by an Officer of the CHC Credit Agreement Agent.

“Operating Cash Flow” shall have the meaning specified in the definition of “Free Cash Flow”.

“Original Lender” shall mean any Lender that was recognized as a Lender on May 5, 2016.

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“Other Taxes” shall mean any and all present or future stamp or documentary Taxes or any other excise or property, intangible or mortgage recording Taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, the Loan Documents.

“Parent Guarantor” shall have the meaning specified in the recital of parties to this Agreement.

“Participant” shall have the meaning specified in Section 9.04(c)(i).

“Participant Register” shall have the meaning specified in Section 9.04(c)(i).

“Participation Date” shall have the meaning specified in Section 2.04(c).

“Party” shall have the meaning specified in Section 2.18(g)(i).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“PCTFA” shall mean the Proceeds of Crime (money laundering) and Terrorist Financing Act (Canada).

“Permitted Aircraft Financing” shall mean (i) Indebtedness incurred in reliance on Section 6.02(b)(xviii) and/or Section 6.02(b)(xix) or (ii) an Aircraft operating lease permitted or not restricted by this Agreement.

“Permitted Aircraft Financing Investment” shall mean an Investment made by the Parent Guarantor or any Restricted Subsidiary in a Subsidiary which is not a Loan Party and which Investment consists of the transfer of (i) the Specified Existing S-92 Aircraft or (ii) any Aircraft which will be financed with the proceeds from a Permitted Aircraft Financing in which the acquiring or purchasing Subsidiary is an obligor.

“Permitted Business” shall mean the businesses of the Parent Guarantor and its Subsidiaries engaged in on the Closing Date and any other activities that are similar, ancillary or reasonably related to, or a reasonable extension, expansion or development of, such businesses or ancillary thereto.

“Permitted Cure Securities” shall mean (i) common Capital Stock of the Parent Guarantor and (ii) Specified Convertible Debt and any other Indebtedness governed by terms substantially similar to (or more favorable to the Lenders than) the Convertible Second Lien Notes.

“Permitted Debt” shall have the meaning specified in Section 6.02(b).

“Permitted Employee Stock Purchase Loans ” shall mean loans, in an aggregate amount outstanding at any time not to exceed U.S.$25,000,000, whether made by the Parent Guarantor or any third party (other than any Affiliate of the Parent Guarantor), to employees of the Parent Guarantor and its Subsidiaries who become participants in the Parent Guarantor’s stock purchase program to enable such employees to purchase Equity Interests in the Parent Guarantor or any of its parent entities.

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“Permitted Holder” shall mean each of (i) any Person (together with its Affiliates) owning beneficially (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the Closing Date) directly or indirectly, in the aggregate Equity Interests representing 7.5% or more of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Parent Guarantor as of the Closing Date and any of their Affiliates, (ii) any “group” (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the Closing Date) of which any of the foregoing Persons identified in clause (i) are members, provided that such “group” shall own beneficially (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the Closing Date), directly or indirectly, the aggregate Equity Interests representing (x) prior to an Initial Public Offering that is a Qualifying IPO, at least 50% and (y) after an Initial Public Offering that is a Qualifying IPO, at least 35%, in each case, of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Parent Guarantor, and (iii) with respect to not more than [●]% of the direct or indirect voting power of the Equity Interests of the Parent Guarantor, the Management Group. For the avoidance of doubt, for purposes of this definition, Equity Interests shall include the Convertible Second Lien Notes.

“Permitted Investments” shall mean:

(i)            any Investment in the Parent Guarantor and/or any Restricted Subsidiary; provided that any Investment made by any Loan Party in any Restricted Subsidiary that is not a Loan Party must be made in the ordinary course of business; provided further that (A) any Permitted Aircraft Financing Investment and (B) any Investment made by any Loan Party in any Restricted Subsidiary that is not a Loan Party for the purpose of funding the Equity Component Amount of the purchase price or lease cost of Aircraft that will be financed with the proceeds of a Permitted Aircraft Financing and under which such transferee Restricted Subsidiary will be an obligor shall, in each case, be deemed to be an Investment made in the ordinary course of business for purposes of the immediately preceding proviso;

(ii)           any Investment in cash, Cash Equivalents, Marketable Securities or Investment Grade Securities;

(iii)          any Investment by the Parent Guarantor or any Restricted Subsidiary in a Person, if as a result of such Investment:

(A)         such Person becomes a Restricted Subsidiary; or

(B)         such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Parent Guarantor or a Restricted Subsidiary;

and, in each case, includes any Investment held by any such Person;

(iv)          any Investment made as a result of the receipt of non-cash consideration from (A) an Asset Sale that was made pursuant to and in compliance with Section 6.03 and/or (B) any sale, lease, conveyance or other disposition of any asset that does not constitute an Asset Sale;

(v)          any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Parent Guarantor or a direct or indirect parent company of the Parent Guarantor;

(vi)         any Investments received (A) in compromise or resolution of (x) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Parent Guarantor or any Restricted Subsidiary, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (y) litigation, arbitration or other disputes; or (B) as a result of a foreclosure by the Parent Guarantor or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

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(vii)       Investments represented by Hedging Obligations;

(viii)      loans or advances to officers, directors and employees made in the ordinary course of business and Permitted Employee Stock Purchase Loans or Guarantees thereof;

(ix)         any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness; provided, however, that any Investment in a Receivables Subsidiary is in the form of a Purchase Money Note, contribution of additional receivables or an equity interest;

(x)          any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of Section 6.07(b) (except for transactions described in Section 6.07(b)(ii), (vi), (viii), (x) and (xii) thereof);

(xi)         (A) Guarantees issued in accordance with Section 6.02 and (B) Guarantees of performance or other obligations (other than Indebtedness) arising in the ordinary course of business;

(xii)        any Investment existing on the Closing Date and any Investment that replaces, refinances or refunds an existing Investment; provided, that the new Investment is in an amount that does not exceed the amount replaced, refinanced or refunded, and is made in the same Person as the Investment replaced, refinanced or refunded;

(xiii)       additional Investments by the Parent Guarantor or any Restricted Subsidiary having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), taken together with all other Investments made pursuant to this paragraph (xiii) that are at the time outstanding not to exceed U.S.$50,000,000; provided, however, that if any Investment pursuant to this paragraph (xiii) is made in a Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall may, at the election of the Parent Guarantor, be deemed to have been made pursuant to clause (i) above (if the conditions in that clause are satisfied) and shall, upon such election, cease to have been made pursuant to this paragraph (xiii) for so long as such Person continues to be a Restricted Subsidiary;

(xiv)       Investments, including junior loans to aircraft lessors or the economic equivalent thereof, made by the Parent Guarantor or a Restricted Subsidiary in connection with or in anticipation of (x) an Aircraft Sale and Leaseback Transaction or (y) the lease of an Aircraft by any Restricted Subsidiary; provided that the aggregate Investments permitted pursuant to this clause (xiii) does not exceed 25% of the aggregate value of all such Aircraft at the time the Investment was made; and provided further, that such Investments must be made no later than 365 days after the Aircraft Sale and Leaseback Transaction or the lease transaction, as the case may be, is entered into;

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(xv)       any Investment made in the ordinary course of business in any Existing Permitted JV and/or any Permitted Joint Venture, which Existing Permitted JV or Permitted Joint Venture was formed to facilitate the helicopter and/or fixed wing operations of the Parent Guarantor in any jurisdiction, region or other location either (A) to comply with applicable regulatory restrictions or (B) because the conduct of such operations through a Wholly Owned Subsidiary in such jurisdiction, region or other location is or was not commercially practicable at the time of the formation thereof; provided that any such Investment of Asset Sale Collateral will be subject to Section 6.01(e); and

(xvi)      the purchase by the Parent Guarantor and/or any Restricted Subsidiary of the shares of any Existing Permitted JV and/or any other Permitted Joint Venture in connection with the replacement of the applicable joint venture operating partner, provided, however, that with respect to any Investment, the Parent Guarantor may, in its sole discretion, allocate all or any portion of any Investment to one or more of the above paragraphs (i) through (xvi) so that the entire Investment would be a Permitted Investment.

“Permitted Joint Venture” shall mean any joint venture, partnership or other Person (i) in which the Parent Guarantor or a Restricted Subsidiary has an Investment in such Person, (ii) all of whose Indebtedness is Non-Recourse Debt, (iii) which is engaged in a Permitted Business, (iv) in which any Investment made as a result of designating such Person as a Permitted Joint Venture will not violate the covenant described under Section 6.02 and (v) none of the Capital Stock of which is held by an officer, director or holder of Capital Stock of the Parent Guarantor qualifying as an Affiliate. Notwithstanding the foregoing, each of CHC Helicopters Viscom (Aberdeen) Ltd., CHC Helicopter (Namibia) (Pty) Ltd., Court Aircraft Sales (Pty) Limited, Myanmar Helicopters International Ltd. East West Helicopter Services (Georgia) Corp., East West Helicopter Services (Azerbaijan) Ltd., Whirly Bird Airport Services Limited, Airport Den Helder CV, Schreiner Airways Cameroun SA, Inversiones Aereas S.L., Canadian Helicopters Philippines International Inc. and each EU Licensed Operator or EU Investorco that ceases to be a Restricted Subsidiary shall be deemed to be a Permitted Joint Venture. Any such designation (other than with respect to Persons identified in the preceding sentence) shall be evidenced to the Administrative Agent by promptly filing with the Administrative Agent a copy of the resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“Permitted Liens” shall mean:

(i)          Liens created pursuant to the Security Documents securing the First Lien Obligations;

(ii)         Liens in favor of the Parent Guarantor and/or any of its Restricted Subsidiaries;

(iii)        Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Parent Guarantor and/or any Subsidiary of the Parent Guarantor; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Parent Guarantor or such Subsidiary;

(iv)        Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Parent Guarantor and/or any Subsidiary of the Parent Guarantor; provided that such Liens were in existence prior to such acquisition, and not incurred in contemplation of, such acquisition;

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(v)         Liens or deposits to secure the performance of statutory or regulatory obligations, or surety, appeal, indemnity or performance bonds, warranty and contractual requirements or other obligations of a like nature incurred in the ordinary course of business and Liens over cash deposits in connection with an acquisition, lease , disposition or investment;

(vi)        Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other assets relating to such letters of credit and products and proceeds thereof and any cash cover relating to a letter of credit or bank guarantee;

(vii)       Liens to secure Indebtedness (including Capital Lease Obligations) permitted to be incurred pursuant to Section 6.02(b)(ii) or Section 6.02(b)(iv) covering only the assets acquired with or financed by such Indebtedness;

(viii)      Liens existing on the Closing Date;

(ix)         Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(x)          Liens incurred or deposits made in the ordinary course of business to secure payment of workers’ compensation or to participate in any fund in connection with workmen’s compensation, unemployment insurance, old-age pensions or other social security programs;

(xi)         Liens imposed by law, such as carriers’, warehousemen’s, landlord’s, lessor’s, suppliers, banks, repairmen’s and mechanics’ Liens, and Liens of landlords securing obligations to pay lease payments that are not yet due and payable or in default, in each case, incurred in the ordinary course of business;

(xii)        leases or subleases granted to others that do not materially interfere with the ordinary conduct of business of the Parent Guarantor and/or any of its Restricted Subsidiaries;

(xiii)       easements, rights of way, zoning and similar restrictions, reservations or encumbrances in respect of real property or title defects that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties (as such properties are used by the Parent Guarantor and/or its Restricted Subsidiaries) or materially impair their use in the operation of the business of the Parent Guarantor and/or its Restricted Subsidiaries;

(xiv)      Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under Section 6.02; provided, however, that:

(A)         the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is secured by an original Lien and such new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which such original Lien arose, could secure such original Lien (plus the improvements and accessions to, such property or proceeds or distributions thereof); and

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(B)         the Indebtedness secured by such new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(xv)       Liens arising from precautionary UCC, Australian PPSA, Canadian PPSA or analogous financing statement filings regarding operating leases entered into by the Parent Guarantor and/or any of its Restricted Subsidiaries in the ordinary course of business;

(xvi)      judgment Liens not giving rise to an Event of Default so long as any appropriate legal proceedings that may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such legal proceedings may be initiated shall not have expired;

(xvii)     Liens securing Indebtedness or other obligations of the Parent Guarantor and/or any of its Restricted Subsidiaries with respect to obligations with an aggregate principal amount that does not exceed U.S.$75,000,000 at any one time outstanding; provided that with respect to any Lien securing Indebtedness or other obligations with an aggregate outstanding principal amount in excess of U.S.$25,000,000, the underlying Indebtedness in excess of such amount is incurred in reliance on Section 6.02(a) and/or Section 6.02(b)(xv);

(xviii)    Liens on accounts receivable and related assets of the type specified in the definition of “Receivables Financing” incurred in connection with a Qualified Receivables Financing;

(xix)       licenses of intellectual property in the ordinary course of business;

(xx)        leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Parent Guarantor and its Restricted Subsidiaries;

(xxi)       Liens to secure a defeasance trust;

(xxii)      Liens on equipment of the Parent Guarantor and/or any Restricted Subsidiary granted in the ordinary course of business to clients of which such equipment is located;

(xxiii)     Liens securing insurance premium financing arrangements, provided that such Lien is limited to the applicable insurance contracts;

(xxiv)    Liens securing Indebtedness (including Acquired Debt) incurred pursuant to Section 6.02(b)(xii); provided that either (A) any such Lien is limited to the assets financed with such Indebtedness and/or the stock of the acquired entity (the “Acquired Assets”), or (B) any such Lien on the Collateral (other than the Acquired Assets) is subject to a Junior Lien Intercreditor Agreement and an equivalent second Lien on the Acquired Assets is granted in favor of the Finance Parties (subject to intercreditor arrangements in form and substance reasonably satisfactory to the Administrative Agent);

(xxv)     Liens arising under retention of title, hire purchase or conditional sale arrangements arising under provisions in a supplier’s standard conditions of supply in respect of goods or services supplied to the Parent Guarantor and/or any Restricted Subsidiary in the ordinary course of business and on arm’s length terms;

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(xxvi)      Liens arising by way of set-off or pledge (in favor of the account holding bank) (A ) arising by operation of law or pursuant to standard banking terms or conditions including bankers’ Liens and rights and remedies as to deposit accounts, provided that the relevant bank account has not been set up nor has the relevant credit balance arisen in order to implement a secured financing or (B) relating to pooled deposit or sweep accounts of the Parent Guarantor and/or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Parent Guarantor and/or any Restricted Subsidiary;

(xxvii)     Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(xxviii)    Liens securing obligations of the type described in Section 6.02(b)(viii);

(xxix)      any (A) interest or title of a lessor or sublessor under any lease, (B) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to (including, without limitation, ground leases or other prior leases of the demised premises, mortgages, mechanics’ liens, tax liens, and easements); (C) subordination of the interest of the lessee or sublessee under such lease to any restrictions or encumbrance referred to in the preceding clause (B) or (D) Liens over rental deposits with a lessor pursuant to a property lease entered into in the ordinary course of business;

(xxx)        Liens incurred under or in connection with lease or sale and leaseback transactions and novations and any refinancings thereof (and Liens securing obligations under lease transaction documents relating thereto), including, without limitation, Liens over the assets which are the subject of such lease or sale and leaseback transactions, novations and/or refinancings, assets and contract rights related thereto (including, without limitation, the right to receive rental rebates or deferred sale payments), sub-lease rights, insurances relating thereto and rental deposits;

(xxxi)       Liens securing Manufacturer Support Indebtedness, Deposit Financings and Vendor Financings; provided that such Liens only secure the Aircraft purchased from such manufacturer and any assets or contract rights related thereto;

(xxxii)      Liens on Collateral securing Junior Lien Indebtedness that has a Stated Maturity that is after the Maturity Date and that is permitted to be incurred pursuant to Section 6.02; provided that at the time such Liens are created, no Event of Default has occurred and is continuing;

(xxxiii)     Liens solely on any cash earnest money deposits made by the Parent Guarantor and/or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement with respect to any Permitted Investment;

(xxxiv)     Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(xxxv)      Liens in connection with any zoning, building or similar applicable law, rule or regulation or right reserved to or vested in any Governmental Authority to control or regulate the use of any or dimensions of real property or the structure thereon, including Liens in connection with any condemnation or eminent domain proceeding or compulsory purchase order;

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(xxxvi)     Liens securing obligations (other than obligations representing Indebtedness) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of the Parent Guarantor and/or its Restricted Subsidiaries;

(xxxvii)    Liens on securities that are the subject of repurchase agreements constituting Permitted Investments arising out of such repurchase transaction;

(xxxviii)   Liens securing obligations in an aggregate outstanding amount not to exceed U.S.$5,000,000 in respect of letters of credit, bank guarantees, surety bonds, performance bonds or similar instruments permitted under Section 6.02;

(xxxix)     Liens arising (A) out of conditional sale, title retention, consignment or similar arrangements for the sale of any asset in the ordinary course of business and permitted by this Agreement or (B) by operation of law under Article 2 of the UCC (or similar applicable law under any jurisdiction);

(xl)          Liens on specific items of inventory or other goods and the proceeds thereof securing the relevant Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(xli)         (A) Liens on Capital Stock of joint ventures or Unrestricted Subsidiaries securing capital contribution obligations to, or obligations of, such Persons and (B) customary rights of first refusal and tag, drag and similar rights in joint venture agreements and related agreements with respect to non-Wholly Owned Subsidiaries;

(xlii)        Liens consisting of the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(xliii)       Liens disclosed in any mortgage policy delivered pursuant to Section 5.11 with respect to any Real Property and any replacement, extension or renewal thereof; provided that no such replacement, extension or renewal Lien shall cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal (and additions thereto, improvements thereon and the proceeds thereof);

(xliv)       Liens securing obligations in respect of sale and repurchase transactions (and the obligations under the transaction documentation relating thereto); and

(xlv)        Liens on Aircraft Equipment temporarily installed on Aircraft, which are in favor of a third party lessor or financier; and

(xlvi)       Liens on Third Party Aircraft-Related Collateral relating to obligations under Aircraft operating leases;

provided, however, that no reference herein to Liens permitted hereunder (including Permitted Liens), including any statement or provision as to the acceptability of any Liens (including Permitted Liens), shall, solely by virtue of being permitted hereunder, in any way constitute or be construed as to provide for a contractual subordination of any rights of payment or any Liens of any Finance Party in favor of such Liens.

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“Permitted Payments to Parent” shall mean, without duplication as to amounts:

(i)         payments to any parent companies of the Parent Guarantor in amounts equal to the amounts requird for any direct payment of the Parent Guarantor to pay fees and expenses (including franchise or similar taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to officers and employees of any direct parent of the Parent Guarantor and general corporate overhead expenses of any direct parent of the Parent Guarantor to the extent such fees and expenses are attributable to the ownership or operation of the Parent Guarantor and its Subsidiaries; and

(ii)         for so long as the Parent Guarantor is a member of a group filing a consolidated or combined tax return in which a direct or indirect parent company of the Parent Guarantor is the common parent, payments (directly or indirectly through any intermediary parent) to such parent company in respect of an allocable portion of the tax liabilities of such group that is attributable to the Parent Guarantor and its Subsidiaries (“Tax Payments”). The Tax Payments shall not exceed the lesser of (A) the amount of the relevant tax (including any penalties and interest) that the Parent Guarantor would owe if the Parent Guarantor were filing a separate tax return (or a separate consolidated or combined return with its Subsidiaries that are members of the consolidated or combined group), taking into account any carryovers and carrybacks of tax attributes (such as net operating losses) of the Parent Guarantor and such Subsidiaries from other taxable years and (B) the net amount of the relevant tax that such parent companies actually owe to the appropriate taxing authority, which, in each case of clause (A) and (B), is reduced by any such taxes paid by the Parent Guarantor to the appropriate taxing authority. Any Tax Payments received from the Parent Guarantor shall be paid over to the appropriate taxing authority within 30 days of such parent companies’ receipt of such Tax Payments or refunded to the Parent Guarantor.

“Permitted Refinancing Indebtedness” shall mean any Indebtedness of the Parent Guarantor or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of the Parent Guarantor or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(i)         the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged (plus any premium required to be paid on the Indebtedness being so renewed, refunded, replaced, defeased or discharged, plus the amount of all fees and expenses incurred in connection therewith);

(ii)         such Permitted Refinancing Indebtedness has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; provided that this clause (ii) shall not apply to Indebtedness incurred under the Revolving Facility;

(iii)        if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Credit Facility Obligations, such Permitted Refinancing Indebtedness has a final maturity date later than the Maturity Date, and is subordinated in right of payment to the Credit Facility Obligations on terms at least as favorable to the holders of Credit Facility Obligations as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

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(iv)        such Permitted Refinancing Indebtedness shall not include Indebtedness of the Parent Guarantor or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary.

“Person” shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, unlimited liability company or government or other entity.

“Plan” shall mean, with respect to any specified Person resident in the United States, any employee pension benefit plan subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA and in respect of which any Borrower, any Subsidiary of a Borrower or any ERISA Affiliate is (or if such plan were terminated would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Supplement” means the supplemental appendix to the Approved Restructuring Plan filed in connection with the Chapter 11 Proceedings on January 22, 2017, as may be amended or supplemented in compliance with Section 1.06.

“Plan Support Agreement” shall mean the plan support agreement dated as of October 11, 2016 among CHC Group Ltd., the CHC Parties named therein, the Milestone Parties named therein, the Plan Sponsors named therein, the Official Committee of Unsecured Creditors, Marble Ridge Capital L.P., Solus Alternative Asset Management LP and the Additional Consenting Parties party thereto, as amended as of November 23, 2016 pursuant to an amendment among CHC Group Ltd., the Plan Sponsors named therein, the Official Committee of Unsecured Creditors, the Milestone Aviation Group Limited, Marble Ridge Capital L.P. and Solus Alternative Asset Management LP.

“Platform” shall have the meaning specified in Section 9.18(b).

“Polish Loan Party” shall mean any Loan Party incorporated or established (as applicable) in Poland.

“Post-Petition Interest” shall mean any interest or entitlement to fees or expenses or other charges that accrue after the commencement of any bankruptcy proceeding, whether or not allowed or allowable in any such bankruptcy proceeding.

“primary obligor” shall have the meaning specified in the definition of the term “Guarantee.”

“Prior Liens” shall mean Liens that, pursuant to the provisions of any Security Document, are or may rank in priority to the Lien created by such Security Document.

“Process Agent” shall have the meaning specified in Section 9.16(a).

“Projections” shall mean any projections and any forward-looking statements (including statements with respect to booked business) of such entities furnished to the Lenders or the Administrative Agent by or on behalf of the Parent Guarantor or any of its Subsidiaries prior to the Closing Date.

“Purchase Money Note” shall mean a promissory note of a Receivables Subsidiary evidencing a line of credit, which may be irrevocable, from the Parent Guarantor or any Subsidiary of the Parent Guarantor to a Receivables Subsidiary in connection with a Qualified Receivables Financing, which note is intended to finance that portion of the purchase price that is not paid by cash or a contribution of equity.

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“Qualified Receivables Financing” shall mean any Receivables Financing of a Receivables Subsidiary that meets the following conditions:

(i)          the Board of Directors of the Parent Guarantor will have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Parent Guarantor and the Receivables Subsidiary,

(ii)         all sales of accounts receivable and related assets to the Receivables Subsidiary are made at Fair Market Value, and

(iii)        the financing terms, covenants, termination events and other provisions thereof will be market terms (as determined in good faith by the Parent Guarantor) and may include Standard Securitization Undertakings.

“Qualifying IPO” shall mean a firm-commitment underwritten public offering of common equity of the Parent Guarantor, or any direct or indirect parent entity of the Parent Guarantor, or any successor to any of them, whether in a primary or secondary offering, pursuant to an effective registration statement under the Securities Act filed with the SEC on Form S-1 (or Form F-1) (or any successor form adopted by the SEC), for aggregate gross proceeds of at least U.S.$300,000,000.

“R.C.S. Luxembourg” shall have the meaning specified in the introductory paragraph of this Agreement.

“Real Property” shall mean, collectively, all right, title and interest of a Borrower or any other Loan Party in and to any and all parcels of real property owned or leased by a Borrower or any other Loan Party together with all improvements and appurtenant fixtures, easements and other property and rights incidental to the ownership, lease or operation thereof.

“Receivables Financing” shall mean any transaction or series of transactions that may be entered into by the Parent Guarantor or any of its Subsidiaries pursuant to which the Parent Guarantor or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by the Parent Guarantor or any of its Subsidiaries), and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Parent Guarantor or any of its Subsidiaries, and any assets related thereto, including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by the Parent Guarantor or any such Subsidiary in connection with such accounts receivable.

“Receivables Repurchase Obligation” shall mean any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

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“Receivables Subsidiary” shall mean a Wholly Owned Restricted Subsidiary (or another Person formed for the purposes of engaging in a Qualified Receivables Financing with the Parent Guarantor or any Subsidiary and to which the Parent Guarantor or any Subsidiary of the Parent Guarantor transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Parent Guarantor and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Parent Guarantor (as provided below) as a Receivables Subsidiary and:

(i)          no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (a) is guaranteed by the Parent Guarantor or any other Subsidiary of the Parent Guarantor (excluding guarantees of obligations (other than the principal of ,and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (b) is recourse to or obligates the Parent Guarantor or any other Subsidiary of the Parent Guarantor in any way other than pursuant to Standard Securitization Undertakings, or (c) subjects any property or asset of the Parent Guarantor or any other Subsidiary of the Parent Guarantor, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings,

(ii)         with which neither the Parent Guarantor nor any other Subsidiary of the Parent Guarantor has any material contract, agreement, arrangement or understanding other than on terms which the Parent Guarantor reasonably believes to be no less favorable to the Parent Guarantor or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Parent Guarantor, and

(iii)        to which neither the Parent Guarantor nor any other Subsidiary of the Parent Guarantor has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors of the Parent Guarantor shall be evidenced to the Administrative Agent by filing with the Administrative Agent a certified copy of the resolution of the Board of Directors of the Parent Guarantor giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Recipient” shall have the meaning specified in Section 2.18(g)(ii).

“Register” shall have the meaning specified in Section 9.04(b).

“Regulation S-X” shall mean Regulation S-X promulgated under the Securities Act.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” shall mean any placing, spilling, adding, releasing, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or depositing in, into or onto the Environment.

“Relevant Party” shall have the meaning specified in Section 2.18(g)(ii).

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“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period has been waived, with respect to a Plan.

“Required Lenders” shall mean, at any time, those Lenders having (a) Loans (other than Swingline Loans) outstanding, (b) Revolving L/C Exposures, (c) Swingline Exposures and (d) Available Unused Commitments, that taken together, represent more than 50% of the sum of (w) all Loans (other than Swingline Loans) outstanding, (x) Revolving L/C Exposures, (y) Swingline Exposures, and (z) the total Available Unused Commitments at such time. The Loans, Revolving L/C Exposures, Swingline Exposures and Available Unused Commitment of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Reservations” shall mean (a) the time barring of claims under applicable limitation laws, the possibility that an undertaking to assume liability for or indemnify a Person against non-payment of stamp duty may be void and defences of set-off or counterclaim, the principle that remedies may be granted or refused at the discretion of the court and similar principles or limitations under laws of applicable jurisdictions; and (b) general principles, reservations or qualifications in each case as to matters of law contained in the legal opinions delivered to the Administrative Agent in connection with any Loan Document; provided that where any such legal opinion has been delivered in relation to a particular Loan Party and/or a particular document, the said general principles, reservations or qualifications shall only be deemed to apply to such Loan Party and/or document (other than in the case where the definition is used in respect of a Person and/or a document in respect of which a legal opinion has not been rendered under this Agreement where the said general principles, reservations or qualifications shall, to the extent applicable, be deemed to apply to such Person and/or document)).

“Responsible Officer” of any Person shall mean any manager, executive officer, Financial Officer or director of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement.

[“Restatement” shall have the meaning specified in the fifth recital hereto.]

“Restricted Debt” shall mean:

(i)          the Unsecured Notes;

(ii)         the Convertible Second Lien Notes;

(iii)        any Specified Convertible Debt;

(iv)        any Junior Lien Indebtedness;

(v)         any other Indebtedness of the Parent Guarantor or any Restricted Subsidiary that is contractually subordinated (whether in right of payment to the Credit Facility Obligations and/or by lien subordination with respect to the Collateral); and

(vi)        any Permitted Refinancing Indebtedness in respect of any of the foregoing that is contractually subordinated (whether in right of payment to the Credit Facility Obligations and/or by lien subordination with respect to the Collateral);

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provided that it is understood and agreed that Restricted Debt will not include (A) any intercompany Indebtedness between or among the Parent Guarantor and/or any of its Restricted Subsidiaries (treating the Existing Permitted JVs and the other Permitted Joint Ventures as Subsidiaries for this purpose) and/or (B) any Indebtedness incurred in reliance on Section 6.02(b)(xii) that is secured by a first lien on the relevant Acquired Assets and a second Lien on the Collateral.

“Restricted Investment” shall mean an Investment other than a Permitted Investment.

“Restricted Lender” shall mean an Affiliated Lender or a Lender that has entered into a subparticipation agreement relating to a Commitment or other agreement or arrangement having a substantially similar economic effect and such agreement or arrangement has not been terminated with an Affiliated Participant.

“Restricted Payments” shall have the meaning specified in Section 6.01(a).

“Restricted Subsidiary” of a Person shall mean any Subsidiary of that Person that is not an Unrestricted Subsidiary and, unless specified otherwise, shall mean a Restricted Subsidiary of the Parent Guarantor and, if such Person is the Parent Guarantor, shall include the Initial Borrower.

“Restructuring Plan Effective Date” shall have the meaning specified in the fourth recital hereto.

“Revaluation Date” shall mean with respect to any Revolving Facility Loan, each of the following: (a) with respect to Revolving Facility Loans denominated in Canadian Dollars, Sterling or Euro, the first day of each applicable Interest Period; and (b) with respect to a Revolving Letter of Credit, the date falling six months from the date of issuance (or if such date is not a Business Day, the next succeeding Business Day) and at six monthly intervals thereafter.

“Revolving Facility” shall mean the Commitments and the extensions of credit made hereunder by the Revolving Facility Lenders (and, for the avoidance of doubt, the Non-Revolving Lenders).

“Revolving Facility Borrowing” shall mean a Borrowing by a Borrower comprised of Revolving Facility Loans to such Borrower.

“Revolving Facility Credit Exposure” shall mean, at any time, the sum of (a) the aggregate principal amount of the Revolving Facility Loans outstanding at such time, (b) the Swingline Exposure at such time and (c) the Revolving L/C Exposure at such time. The Revolving Facility Credit Exposure of any Revolving Facility Lender at any time shall be the sum of (a) the aggregate principal amount of such Revolving Facility Lender’s Revolving Facility Loans outstanding at such time and (b) such Revolving Facility Lender’s Revolving Facility Percentage of the Swingline Exposure and Revolving L/C Exposure at such time.

“Revolving Facility Lender” shall mean a Lender with a Commitment or with outstanding Revolving Facility Loans.

“Revolving Facility Loan” shall mean, in respect of a Borrower, a Loan made to such Borrower by a Revolving Facility Lender hereunder, including, for the avoidance of doubt, the Non-Revolving Lenders. Except as contemplated by Section 2.07(a), each Revolving Facility Loan shall be a LIBOR Loan, a CDOR Loan or a EURIBOR Loan.5

“Revolving Facility Percentage” shall mean, with respect to any Revolving Facility Lender, the percentage of the total Commitments represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Revolving Facility Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments pursuant to Section 9.04.

5 Review the usage of this term and any related terms to ensure alignment with the usage of Swingline Loans.

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“Revolving L/C Commitment” shall mean, with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Revolving Letters of Credit pursuant to Section 2.05, expressed as a U.S. Dollar amount, as such commitment may be (a) increased from time to time by agreement between such Issuing Bank and the Parent Guarantor (by notice to the Administrative Agent) and (b) reduced or increased from time to time pursuant to assignments by or to such Issuing Bank under Section 9.04. The amount of each Issuing Bank’s Revolving L/C Commitment as of the Closing Date is set forth in Schedule 2.01. In the event that any Issuing Bank assumes or provides a Revolving L/C Commitment after the Closing Date, the amount of such Issuing Lender’s L/C Commitment will be set forth in a notice to the Administrative Agent or in the Assignment and Acceptance pursuant to which such Issuing Bank shall have assumed its Revolving L/C Commitment, as applicable. In the event that any Issuing Bank increases its Revolving L/C Commitment by agreement between such Issuing Bank and the Parent Guarantor, it will inform the Administrative Agent promptly in writing of the amount of such increased Revolving L/C Commitment. In no event will the aggregate amount of all Revolving L/C Commitments exceed U.S.$70,000,000 at any time.

“Revolving L/C Disbursement” shall mean a payment or disbursement made by an Issuing Bank pursuant to a Revolving Letter of Credit, including, for the avoidance of doubt, a payment or disbursement made by an Issuing Bank pursuant to a Revolving Letter of Credit upon or following the reinstatement of such Revolving Letter of Credit.

“Revolving L/C Exposure” shall mean at any time the U.S. Dollar Equivalent of the sum of (a) the aggregate undrawn amount of all Revolving Letters of Credit outstanding at such time and (b) the aggregate principal amount of all Revolving L/C Disbursements that have not yet been reimbursed at such time. The Revolving L/C Exposure of any Revolving Facility Lender at any time shall mean its Revolving Facility Percentage of the aggregate Revolving L/C Exposure at such time.

“Revolving L/C Participation Fees” shall have the meaning specified in Section 2.13(b).

“Revolving L/C Reimbursement Obligation” shall mean the applicable Borrower’s obligation to repay Revolving L/C Disbursements as provided in Section 2.05(e) and Section 2.05(g).

“Revolving Letter of Credit” shall mean any letter of credit issued pursuant to Section 2.05.

“Ring Fence Test ” shall mean, at the end of any fiscal quarter, that the book value of the consolidated total assets of the Loan Parties (calculated on a consolidated basis and excluding intra-group items and investments in Subsidiaries) is at least 60% of the book value of the consolidated total assets of the Parent Guarantor and its Subsidiaries (treating the Existing Permitted JVs and the other Permitted Joint Ventures as Subsidiaries for this purpose) (excluding intra-group items, investments in Subsidiaries, Third Party Aircraft-Related Collateral and any assets subject to any Qualified Receivables Financing, in each case to the extent such assets are included on the balance sheet of the Parent Guarantor).

“Sanctioned Person” means:

(i)        a Person that is designated under, listed on, or is (directly or indirectly) owned or controlled by a Person designated under or listed on any comprehensive Sanctions-related list;

(ii)        a Person that resides in, is incorporated under the laws of, or is (directly or indirectly) owned or controlled by a Person residing in or organized under the laws of a country or territory, other than the United States of America, that is the target of country-wide or territory-wide Sanctions; or

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(iii)        any other Person to which one or more Lenders would not be permitted to make a loan, or provide funding, in accordance with the Sanctions, or otherwise deal with pursuant to the Sanctions.

“Sanctions” means the economic sanctions laws, regulations, orders, embargoes or restrictive measures administered, enacted or enforced by any Sanctions Authority, including any sanctions or requirements imposed by, or based upon the obligations or authorities set forth in, the Special Economic Measures Act (Canada), the United Nations Act (Canada), the Criminal Code (Canada), the Freezing of Assets of Corrupt Foreign Officials Act (Canada), the Foreign Extraterritorial Measures Act (Canada), the Export and Import Permits Act (Canada), the U.S. Bank Secrecy Act (31 U.S.C. §§ 5311 et seq.), the U.S. Money Laundering Control Act of 1986 (18 U.S.C. §§ 1956 et seq.), the USA PATRIOT Act, the U.S. International Emergency Economic Powers Act (50 U.S.C. §§ 1701 et seq.), the U.S. Trading with the Enemy Act (50 U.S.C. App. §§ 1 et seq.), the U.S. United Nations Participation Act, the U.S. Syria Accountability and Lebanese Sovereignty Act, the U.S. Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010 or the Iran Sanctions Act (United States), or any of the foreign assets control regulations of the U.S. Department of the Treasury (including but not limited to 31 CFR, Subtitle B, Chapter V) or any other law or executive order relating thereto or regulation administered by OFAC.

“Sanctions Authority” means any of: (a) the Canadian government; (b) the United States government; (c) the United Kingdom; (d) the respective governmental institutions, departments and agencies of any of the foregoing, including Foreign Affairs, Trade and Development Canada, Public Safety Canada, the Office of Foreign Assets Control of the United States Department of Treasury, the United States Department of State, and Her Majesty’s Treasury of the United Kingdom; (e) the United Nations or (f) the European Union; and “Sanctions Authorities” means all of the foregoing Sanctions Authorities, collectively.

“S&P” shall mean S&P’s Global Ratings (a division of S&P Global Inc.) and any successors thereto.

“Screen Rate” shall mean, in relation to EURIBOR, the EURIBOR Screen Rate and in relation to LIBOR Rate, the LIBOR Screen Rate.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Second Lien Conversion Date” shall mean the date on which all of the Convertible Second Lien Notes have been converted in full into common Capital Stock in the Parent Guarantor.

“Secured Parties”, with respect to a Security Document, shall have the meaning ascribed to such term (or equivalent term) in such Security Document, and collectively shall mean all such parties. The Secured Parties shall include the Finance Parties and may also include any Lender or Affiliate of a Lender to whom Hedging Obligations or Cash Management Obligations are owed (in its capacity as such).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Documents” shall mean each of the security agreements and other instruments and documents executed and delivered pursuant to the Collateral and Guarantee Requirement (other than the Loan Document Guarantee) or pursuant to Section 5.11. Each Security Document shall only secure the First Lien Obligations and shall not secure any other Obligations.

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“Senior Secured Leverage Ratio” shall mean, as of any date of determination (the “Senior Secured Leverage Ratio Calculation Date”), the ratio of (a) the sum of (i) the Consolidated Total Indebtedness (as of the end of the most recent fiscal quarter for which internal financial statements are available) that is secured by Liens (including, without duplication, any Delayed Lien Debt), (ii) to the extent not included in clause (i) above, the Aircraft Operating Lease Deemed Principal and (iii) the Unsecured Notes (including any Permitted Refinancing Indebtedness in respect thereof), to (b) the Consolidated Adjusted EBITDAR of the Parent Guarantor for the most recently ended four fiscal quarters ending at the end of such fiscal quarter.

In the event that the Parent Guarantor or any Restricted Subsidiary incurs, assumes, guarantees, redeems, repays, retires or extinguishes any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or preferred stock subsequent to the commencement of the period for which the Senior Secured Leverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Senior Secured Leverage Ratio is made, then the Senior Secured Leverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or preferred stock, as if the same had occurred immediately prior to the end of such most recent fiscal quarter end.

For purposes of making the computation referred to above, Investments, Asset Acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP) that have been made by the Parent Guarantor or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Senior Secured Leverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, Asset Acquisition, dispositions, mergers, amalgamations, consolidations and discontinued operations (and the change in Consolidated Adjusted EBITDAR resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Parent Guarantor or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, Asset Acquisition, disposition, merger, amalgamation, consolidation or discontinued operation that would have required adjustment pursuant to this definition, then the Senior Secured Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, Asset Acquisition, disposition, merger, amalgamation, consolidation or discontinued operation had occurred at the beginning of the applicable four-quarter period. For purposes of this definition, whenever pro forma effect is to be given to an Investment, acquisition, disposition, merger or consolidation, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Parent Guarantor (and may include, for the avoidance of doubt, cost savings, synergies and operating expense reductions resulting from such Investment, Asset Acquisition, merger, amalgamation or consolidation which is being given pro forma effect that have been or are expected to be realized but only to the extent permitted by in clause (iv) of the definition of “Consolidated Adjusted EBITDAR”).

“Significant Subsidiary” shall mean any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Closing Date.

“Specified Convertible Debt” shall mean any secured or unsecured Indebtedness incurred by the Parent Guarantor which:

(i)          is convertible into common Capital Stock of the Parent Guarantor;

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(ii)         is issued or owed to an Affiliate of the Parent Guarantor (or any holder of Capital Stock of the Parent Guarantor);

(iii)        does not bear any interest or fees that are paid or payable in cash on or before the Maturity Date; provided that the Specified Convertible Debt may bear interest and fees that are payable in kind and capitalized to the principal of such Specified Convertible Debt;

(iv)        does not require any amortization or similar payments until after the Maturity Date; and

(v)         is subject to payment subordination and, if secured by a Lien, lien subordination upon terms substantially consistent with the Intercreditor Agreement.

“Specified Existing S-92 Aircraft” shall mean the Sikorsky S92 (generic model S-92) Aircraft bearing manufacturer’s serial number 920045.

“Standard Securitization Undertakings” shall mean representations, warranties, covenants, indemnities and guarantees of performance entered into by the Parent Guarantor or any Subsidiary of the Parent Guarantor which the Parent Guarantor has determined in good faith to be customary in a Receivables Financing including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” shall mean, with respect to any installment of principal on any series of Indebtedness, the date on which the final payment of principal was scheduled to be paid in the documentation governing such Indebtedness as of the closing date thereof, and will not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof the satisfaction of which would result in a violation of Section 6.01.

“Sterling ” or “£” shall mean the lawful currency for the time being of the United Kingdom of Great Britain and Northern Ireland.

“Subsidiary” shall mean, with respect to any specified Person: (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof); and, unless specified otherwise, shall mean a Subsidiary of the Parent Guarantor.

“Subsidiary Loan Party” shall mean each Wholly Owned Subsidiary of the Parent Guarantor that is a Guarantor.

“Success Fee” shall mean the success fee payable to Alvarez & Marsal Holdings, LLC of U.S.$1,000,000 in consideration for its representation of the Lenders (as defined in the Existing Credit Agreement) in connection with the restructuring of the Filed Entities.

“Successor CHC Credit Agreement Agent” shall have the meaning specified in Section 9.27.

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“Supplier” shall have the meaning specified in Section 2.18(g)(ii).

“Surplus Cash” shall mean, as of any date of determination, the aggregate amount of Cash Equivalents (other than restricted Cash Equivalents (as determined in accordance with GAAP)) of the Parent Guarantor and its Restricted Subsidiaries on a consolidated basis in excess of the sum of:

(i)          U.S.$150,000,000 less the amount of any ‘trapped’ cash to which the Parent Guarantor and its Restricted Subsidiaries have access by virtue of any overdraft or similar facility pursuant to any cash pooling or similar arrangement that is offset by a positive amount of cash; plus

(ii)          the amount of cash necessary to fund future expenditures (including any Investment or other transaction permitted under this Agreement) of the Parent Guarantor or its Restricted Subsidiaries which are projected by the Parent Guarantor to be expended within five Business Days of the date on which such Surplus Cash is being determined.

“Swap Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of any Borrower or any of its Subsidiaries shall be a Swap Agreement.

“Swap Obligation” shall mean, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1(a)(47) of the Commodity Exchange Act.

“Swingline Borrowing” shall mean a Borrowing by a Borrower comprised of Swingline Loans to such Borrower.

“Swingline Borrowing Request” shall mean a request by a Borrower substantially in the form of Exhibit C-2.

“Swingline Cash Collateral Notice” has the meaning specified in Section 2.04(g).

“Swingline Commitment” shall mean, with respect to each Swingline Lender, the commitment of such Swingline Lender to make Swingline Loans pursuant to Section 2.04. The aggregate amount of the Swingline Commitments on the Closing Date is U.S.$25,000,000.

“Swingline Exposure” shall mean at any time the aggregate principal amount of all outstanding Swingline Borrowings at such time. The Swingline Exposure of any Revolving Facility Lender at any time shall mean its Revolving Facility Percentage of the aggregate Swingline Exposure at such time.

“Swingline Facility” shall mean the Swingline Commitments and the extensions of credit made hereunder by the Swingline Lenders.

“Swingline Lender” shall mean HSBC Bank Canada, in its capacity as a lender of Swingline Loans, and/or any other Revolving Facility Lender designated as such by the Parent Guarantor after the Closing Date that is reasonably satisfactory to the Parent Guarantor and the Administrative Agent and executes a counterpart to this Agreement as a Swingline Lender.

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“Swingline Loans” shall mean, in respect of a Borrower, the swingline loans made to such Borrower pursuant to Section 2.04. Each Swingline Loan shall be an ABR Loan, a Canadian Prime Rate Loan, a CDOR Loan, a LIBOR Loan or a EURIBOR Loan.

“TARGET2” shall mean the Trans-European Automated Real-Time Gross Settlement Express Transfer payment system, which utilizes a single shared platform and which was launched on November 19, 2007.

“TARGET Day” shall mean any day on which TARGET2 is open for the settlement of payments in Euro.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties (including stamp duties), deductions, charges (including ad valorem charges), withholdings (including backup withholding), assessments or fees imposed by any Governmental Authority and any and all interest and penalties related thereto.

“Test Period” shall mean, at any date of determination, the most recently completed four consecutive fiscal quarters of the Parent Guarantor ending on or prior to such date.

“Third Party Aircraft-Related Collateral” shall mean, in relation to any Aircraft which is financed by a Permitted Aircraft Financing:

(i)          the relevant Aircraft and any related Aircraft Equipment;

(ii)         the stock (or other ownership interest) or assets of any Person that owns the relevant Aircraft; provided that such Person does not own any material assets that do not relate to such Aircraft);

(iii)        the rights of any Person (including any Loan Party) with respect to any lease or sublease relating to the relevant Aircraft;

(iv)        the rights under maintenance agreements relating to the relevant Aircraft Equipment;

(v)         the warranties and other rights against the manufacturer (or repairers) of the relevant Aircraft Equipment, insurances, reinsurances, security deposits, maintenance reserves, letters of credit, other cash or cash-like amounts or assets and/or any other claims or proceeds arising out of the property listed in this clause (v) held by lessors, lenders or third parties in each case relating to such Aircraft Equipment; and

(vi)        the customer contracts and/or deposit or securities accounts which either relate to the relevant Aircraft or are subject to Liens in favor of the holder of such Indebtedness in existence on the Closing Date.

“Total Assets” shall mean the total consolidated assets of the Parent Guarantor and its Restricted Subsidiaries, as shown on the most recent balance sheet of the Parent Guarantor (treating the Europe JV, the Brazil JV and any other joint venture that is consolidated with the Parent Guarantor for accounting purposes as Restricted Subsidiaries for this purpose); provided that for purposes of the definition of “Immaterial Subsidiary” and the reference to “Total Assets” in the definition of “Unrestricted Subsidiary”, Section 5.04(m)(i), “Total Assets” shall include the consolidated total assets of any Unrestricted Subsidiary.

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“Total Commitments” shall mean the aggregate of the Commitments.

“Total Leverage Ratio” shall mean, as of any date of determination (the “Total Leverage Ratio Calculation Date”), the ratio of (a) the Consolidated Total Indebtedness as of the end of the most recent fiscal quarter for which internal financial statements are available, to (b) the Consolidated Adjusted EBITDAR of the Parent Guarantor for the most recently ended four fiscal quarters ending at the end of such fiscal quarter.

In the event that the Parent Guarantor or any Restricted Subsidiary incurs, assumes, guarantees, redeems, repays, retires or extinguishes any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) subsequent to the commencement of the period for which the Total Leverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Total Leverage Ratio is made, then the Total Leverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness, as if the same had occurred immediately prior to the end of such most recent fiscal quarter end.

For purposes of making the computation referred to above, Investments, Asset Acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP) that have been made by the Parent Guarantor or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Total Leverage Ratio Calculation Date may be calculated on a pro forma basis assuming that all such Investments, Asset Acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (and the change in Consolidated Adjusted EBITDAR resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Parent Guarantor or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, Asset Acquisition, disposition, merger, amalgamation, consolidation or discontinued operation that would have required adjustment pursuant to this definition, then the Total Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, Asset Acquisition, disposition, merger, amalgamation, consolidation or discontinued operation had occurred at the beginning of the applicable four-quarter period. For purposes of this definition, whenever pro forma effect is to be given to an Investment, Asset Acquisition, disposition, merger or consolidation, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Parent Guarantor (and may include, for the avoidance of doubt, cost savings, synergies and operating expense reductions resulting from such Investment, Asset Acquisition, merger, amalgamation or consolidation which is being given pro forma effect that have been or are expected to be realized but only to the extent permitted by clause (iv) of the definition of Consolidated Adjusted EBITDAR).

“Transactions” shall mean, collectively, (a) the consummation of the Approved Restructuring Plan including the issuance of the Confirmation Order and (b) the consummation of the Restatement including (i) the execution and delivery of the Loan Documents and the satisfaction of the conditions precedent to initial borrowings hereunder and (ii) the payment of all fees and expenses owing in connection with the foregoing.

“Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall include the CDOR Rate, the EURIBOR, the Canadian Prime Rate, the Alternate Base Rate and the LIBOR Rate.

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“UCC” shall mean (a) the Uniform Commercial Code as in effect in the applicable jurisdiction and (b) certificate of title or other similar statutes relating to “rolling stock” or barges as in effect in the applicable jurisdiction.

“United States Tax Compliance Certificate” shall have the meaning specified in Section 2.18(e)(ii)(B)(3).

“Unrestricted Subsidiary” shall mean:

(i)          any Subsidiary of the Parent Guarantor that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Parent Guarantor in the manner provided below; and

(ii)           any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Parent Guarantor may designate any Subsidiary of the Parent Guarantor (including any newly acquired or newly formed Subsidiary of the Parent Guarantor but excluding any Borrower) to be an Unrestricted Subsidiary provided that:

(A)         neither such Subsidiary nor any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property or assets of, the Parent Guarantor or any other Subsidiary of the Parent Guarantor that is not a Subsidiary of the Subsidiary to be so designated;

(B)         neither such Subsidiary nor any of its Subsidiaries have at the time of designation or thereafter incur any Indebtedness other than Non-Recourse Debt;

(C)         (1) the Parent Guarantor is in compliance with the Ring Fence Test and (2) the consolidated total assets of all Subsidiaries that have not satisfied the Collateral and Guarantee Requirement on account of the reference in the definition of “Excluded Subsidiaries” to “Immaterial Subsidiaries” do not exceed 5.00% of Total Assets, in each case as of the end of the most recent fiscal quarter for which internal financial statements are available and as determined on a pro forma basis after taking into account such designation;

(D)         if such Subsidiary has consolidated assets greater than U.S.$1,000, then such designation would be permitted or not restricted under Section 6.01; and

(E)         no Event of Default shall have occurred and be continuing and no Default or Event of Default would exist immediately following such designation.

It is understood and agreed that any Subsidiary Loan Party that is designated as an Unrestricted Subsidiary may be released from its Guarantee of the First Lien Obligations as long as such Subsidiary Loan Party constitutes an Immaterial Subsidiary.

The Board of Directors of the Parent Guarantor may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

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(A)        (x) the Parent Guarantor could incur U.S.$1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 6.02(a) or (y) the Fixed Charge Coverage Ratio for the Parent Guarantor and its Restricted Subsidiaries immediately after such designation would be greater than such ratio for the Parent Guarantor and its Restricted Subsidiaries immediately prior to such designation, in each case as determined on a pro forma basis after taking into account such designation; and

(B)        no Event of Default shall have occurred and be continuing and no Default or Event of Default would exist immediately following such designation.

Any such designation by the Board of Directors of the Parent Guarantor shall be evidenced to the Administrative Agent by promptly filing with the Administrative Agent a copy of the resolution of the applicable Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“Unsecured Notes” shall mean the unsecured notes in a maximum initial aggregate principal amount of U.S.$37,500,000, issued pursuant to the Unsecured Notes Indenture.

“Unsecured Notes Indenture” shall mean the indenture, dated as of [date], 2017 by and among the Parent Guarantor and the Unsecured Notes Trustee.

“Unsecured Notes Trustee” shall mean [●], as trustee for the holders of the Unsecured Notes pursuant to the Unsecured Notes Indenture.

“U.S. Borrower” shall mean a Borrower that is a United States person within the meaning of Section 7701(a)(30) of the Code.

“U.S. Dollar Equivalent” shall mean with respect to any monetary amount in a currency other than U.S. Dollars, at any time for determination thereof, the amount of U.S. Dollars obtained by converting such foreign currency involved in such computation into U.S. Dollars at the spot rate for the purchase of U.S. Dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two Business Days prior to such determination.

“U.S. Dollars” or “U.S.$” shall mean the lawful currency of the United States of America.

“U.S. Loan Party ” shall mean a Loan Party that is a United States person within the meaning of Section 7701(a)(30) of the Code.

“U.S.A. PATRIOT Act” shall have the meaning specified in Section 9.20.

“VAT” shall mean (a) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112), and (b) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in clause (a) above, or imposed elsewhere.

“Vendor Financings” shall mean Indebtedness incurred by the Parent Guarantor and/or its Restricted Subsidiary to a vendor of Aircraft Equipment and rotables and other aircraft parts in connection with the purchase of such Aircraft Equipment from such vendor.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

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“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(i)          the sum of the products obtained by multiplying (A) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (B) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(ii)         the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” of any Person shall mean a Wholly Owned Subsidiary that is a Restricted Subsidiary of such Person.

“Wholly Owned Subsidiary ” of any Person shall mean a Subsidiary of such Person, all of the Equity Interests of which (other than exchangeable shares held by members of the Management Group, directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned, directly or indirectly, by such Person or any other Wholly Owned Subsidiary of such Person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

“Yield Differential” shall have the meaning specified in Section 9.23(a).

Section 1.02.Terms Generally.

The definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time. Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with generally accepted accounting principles in Canada, the U.S. or under International Financial Reporting Standards applied on a consistent basis (“GAAP”) and all terms of an accounting or financial nature shall be construed and interpreted in accordance with GAAP, as in effect from time to time; provided that, if the Parent Guarantor notifies the Administrative Agent that the Parent Guarantor requests an amendment to Section 6.10 (or any defined term which has an effect on the provisions of Section 6.10 (but only to the extent of such effect and not for purposes of the other provisions hereof)) to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision or in the adoption by the Parent Guarantor of a different GAAP (or if the Administrative Agent notifies the Parent Guarantor that the Required Lenders request an amendment to Section 6.10 (or any defined term which has an effect on the provisions of Section 6.10 (but only to the extent of such effect and not for purposes of the other provisions hereof) for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith; provided further that, notwithstanding the foregoing, upon and following the acquisition of any Business or new Subsidiary by the Parent Guarantor or its Restricted Subsidiary in accordance with this Agreement, in each case that would not constitute a “significant subsidiary” for purposes of Regulation S-X, financial items and information with respect to such newly-acquired Business or Subsidiary that are required to be included in determining any financial calculations and other financial ratios contained herein for any period prior to such acquisition shall not be required to be in accordance with GAAP so long as the Parent Guarantor is able to reasonably estimate pro forma adjustments in respect of such acquisition for such prior periods, and in each case such estimates are made in good faith and are factually supportable.

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Section 1.03.Exchange Rates; U.S. Dollar Equivalents.

The Administrative Agent or the Issuing Bank, as applicable, shall determine the Administrative Agent’s Spot Rate of Exchange as of each Revaluation Date to be used for calculating U.S. Dollar Equivalent amounts of Revolving Letters of Credit or Revolving Facility Loans denominated in Canadian Dollars, Euro or Sterling. Such Administrative Agent’s Spot Rates of Exchange shall become effective as of such Revaluation Date and shall be the Administrative Agent’s Spot Rates of Exchange employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by a Borrower hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than U.S. Dollars) for purposes of the Loan Documents shall be such U.S. Dollar Equivalent amount as so determined by the Administrative Agent or the Issuing Bank, as applicable. Subject to Section 2.11(b), no Default or Event of Default shall arise as a result of any limitation or threshold set forth in U.S. Dollars being exceeded solely as a result of changes in currency exchange rates.

Section 1.04.Treatment of Certain Leases.

Notwithstanding anything to the contrary contained herein, in the event of an accounting change requiring all leases to be capitalized, only those leases (assuming for purposes hereof that such leases were in existence on the date hereof) that would constitute “capital leases” in conformity with GAAP on the date hereof shall be deemed to be capital leases (or Capital Lease Obligations) for the purposes hereof.

Section 1.05.[Amendment and Restatement.

On and as of the Closing Date:

(a)          the Existing Credit Agreement shall be and is hereby amended and restated in the form of this Agreement;

(b)          all rights, obligations and indebtedness which have arisen and remain outstanding under the Existing Credit Agreement as of the Closing Date shall, subject only to the effect of the amendments and modifications to the Existing Credit Agreement effected by this Agreement, continue in full force and effect as rights, obligations and indebtedness under this Agreement, all in accordance with and subject to the provisions herein set forth, and the liability of the Borrowers in respect of such rights, obligations and indebtedness shall be and be deemed to be continued under and governed by this Agreement from and after the Closing Date in accordance with the provisions of this Agreement; and

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(c)          notwithstanding the foregoing, in no event shall any Default or Event of Default or any breach or other violation of any term or provision of any Loan Document (as in effect prior to the Closing Date), in each case that occurred prior to the Closing Date, including, without limitation, any such Default or Event of Default or breach or other violation under any Loan Document (as in effect prior to the Closing Date) that gave rise to or arose in connection with the Chapter 11 Proceedings result in or constitute a Default, Event of Default, breach or other violation of any term of any Loan Document as in effect on or after the Closing Date; provided that this Section 1.05(c) shall not be interpreted to limit the representations and warranties, covenants or Events of Default set forth in this Agreement as they apply to actions, events and circumstances taken, occurring or existing, as applicable, on and after the Closing Date.

Section 1.06.Emergence Restructuring Transactions.

Notwithstanding anything to the contrary herein or in any other Loan Document, neither this Agreement nor any other Loan Document shall prohibit, and this Agreement and the Loan Documents shall permit, the consummation prior to, on or after the Closing Date of the internal corporate reorganization and/or restructuring transactions described in Exhibit [●] to the Plan Supplement and/or otherwise fully disclosed in writing to the Administrative Agent and6 its counsel prior to the Closing Date, as such transactions may be modified in a manner reasonably satisfactory to the Administrative Agent so long as such modifications, taken as a whole, do not impair the value of the Guarantees and/or Collateral supporting the First Lien Obligations or the rights, remedies or other benefits of the Finance Parties under the Loan Documents (including any action or intermediate transaction necessary to implement such reorganization and/or restructuring transactions) (the “Emergence Restructuring Transactions”) and no such reorganization and/or restructuring transaction (or action or intermediate transaction necessary to implement any such reorganization and/or restructuring transaction) shall constitute, result in or be deemed to constitute (a) a breach of any representation or warranty under this Agreement or any other Loan Document, (b) a breach of any covenant set forth in this Agreement or any other Loan Document or (c) a Default or Event of Default under this Agreement or any other Loan Document (without limiting the provisions of any Loan Document that may require any notice or other action as a result of the consummation of any such reorganization and/or restructuring transaction).

Section 1.07.Luxembourg Terms.

Luxembourg legal concepts expressed in English terms in this Agreement may not correspond to the original French or German terms relating thereto.

In this Agreement, where it relates to a Luxembourg entity, a reference to:

(a)           a winding-up, administration or dissolution includes bankruptcy (faillite), liquidation, composition with creditors (concordat préventif de la faillite), moratorium or reprieve from payments (sursis de paiement) and controlled management (gestion contrôlée);

(b)           a receiver, administrative receiver, administrator, trustee in bankruptcy, judicial custodian, compulsory manager, or similar officer includes:

(i)          a juge délégue, commissaire, juge-comissionaire, mandataire ad hoc, administrateur provisoire, liquidateur or curateur;

6 NTD: If restructuring steps are disclosed to Administrative Agent, HSBC will need to sign PWC Access Letter.

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(ii)         juge-commissaire or insolvency receiver (curateur) appointed under the Luxembourg Commercial Code ;

(iii)        liquidateur appointed under Articles 141 to 151 (inclusive) of the Luxembourg act dated 10 August 1915 on commercial companies, as amended;

(iv)        juge-commissaire or liquidateur appointed under Article 203 of the Luxembourg act dated 10 August 1915 on commercial companies, as amended;

(v)         commissaire appointed under the Grand-Ducal decree of 24 May 1935 on the controlled management regime or under Articles 593 to 614 (inclusive) of the Luxembourg Commercial Code; and

(vi)        juge délégué appointed under the Luxembourg act of 14 April 1886 on the composition to avoid bankruptcy, as amended;

(c)          a person being unable to pay its debts includes that person being in a state of cessation of payments (cessation de paiements);

(d)          a lien or security interest includes any hypothèque, nantissement, gage, privilège, sûreté réelle, droit de rétention, and any type of security in rem (sûreté réelle) or agreement or arrangement having a similar effect and any transfer of title by way of security;

(e)          by-laws or constitutional documents includes its up-to-date (restated) articles of association (statuts coordonnés); and

(f)          a director and/or a manager includes a gérant or an administrateur.

Section 1.08.Polish Terms.

In this Agreement, where it relates to a Polish entity, a reference to:

(a)          a composition, assignment, reorganisation or similar arrangement with any creditor includes (i) postępowanie upadłościowe z możliwością zawarcia układu; and (ii) postępowanie restrukturyzacyjne within the meaning of the Polish Restructuring Law of 15 May 2015 (Journal of Laws of 2015, item 978);

(b)          a compulsory manager, receiver or administrator includes a sędzia komisarz, nadzorca sądowy, syndyk or zarządca przymusowy established under art. 27 of the Polish Law on Registered Pledge and Pledge Register of 6 December 1996 (consolidated text: Journal of Laws of 2016, item 297, as amended) or Art. 931 or Art. 10641 of the Polish Civil Procedure Code of 17 November 1964 (consolidated text: Journal of Laws of 2014, item 101, as amended); and

(c)          a winding up includes a declaration of bankruptcy.

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ARTICLE II

THE CREDITS

Section 2.01.Commitments.

Subject to the terms and conditions set forth herein, each Revolving Facility Lender agrees to make available Revolving Facility Loans, in each case from time to time during the Availability Period to the Borrowers comprised of (i) LIBOR Loans to the Borrowers in U.S. Dollars or Sterling, as applicable, in an aggregate principal amount that will not result in (x) such Lender’s Revolving Facility Credit Exposure exceeding such Lender’s Commitment and (y) the Revolving Facility Credit Exposure exceeding the Total Commitments, (ii) EURIBOR Loans to the Borrowers in Euro in an aggregate principal amount that will not result in (x) such Lender’s Revolving Facility Credit Exposure exceeding such Lender’s Commitment and (y) the Revolving Facility Credit Exposure exceeding the Total Commitments and (iii) CDOR Loans to the Borrowers in Canadian Dollars in an aggregate principal amount that will not result in (x) such Lender’s Revolving Facility Credit Exposure exceeding such Lender’s Commitment and (y) the Revolving Facility Credit Exposure exceeding the Total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the applicable Borrower may borrow, prepay and reborrow Revolving Facility Loans.

Section 2.02.Loans and Borrowings.

(a)          Each Loan to an applicable Borrower shall be made as part of a Borrowing consisting of Loans of the same Type and in the same currency made by the Lenders ratably in accordance with their respective Commitments under the Revolving Facility (or, in the case of Swingline Loans, in accordance with their respective Swingline Commitments); provided, however, that Revolving Facility Loans shall be made by the Revolving Facility Lenders ratably in accordance with their respective Revolving Facility Percentages on the date such Loans are made hereunder. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)          Except as contemplated in Section 2.07(a), (i) each Revolving Facility Borrowing denominated in U.S. Dollars or Sterling shall be comprised entirely of LIBOR Loans; (ii) each Revolving Facility Borrowing denominated in Canadian Dollars shall be comprised entirely of CDOR Loans and (iii) each Revolving Facility Borrowing denominated in Euro shall be comprised entirely of EURIBOR Loans.

(c)          At the commencement of each Interest Period for any CDOR Borrowing, EURIBOR Borrowing or LIBOR Borrowing by a Borrower, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that a CDOR Borrowing, EURIBOR Borrowing or LIBOR Borrowing by the applicable Borrower may be in an aggregate amount that is equal to the entire unused balance of the Commitments or that is required to finance the reimbursement of a Revolving L/C Disbursement as contemplated by Section 2.05(e). Each Swingline Borrowing by a Borrower shall be in an amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. Borrowings of more than one Type and under more than one Facility may be outstanding at the same time; provided that there shall not at any time be more than a total of ten (10) Interest Periods in respect of Borrowings outstanding under the Revolving Facility.

(d)          Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.03.Requests for Borrowings.

To request a Revolving Facility Borrowing, the applicable Borrower shall submit a Borrowing Request to the Administrative Agent not later than 11:00 a.m., New York City time, three (3) Business Days before the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable. Each such Borrowing Request shall specify the following information in compliance with Section 2.02:

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(a)          the aggregate amount and currency of the requested Borrowing;

(b)          the Borrower in respect of such Borrowing;

(c)          the date of such Borrowing, which shall be a Business Day;

(d)          whether such Borrowing is to be a LIBOR Borrowing, a CDOR Borrowing or a EURIBOR Borrowing;

(e)          the initial Interest Period to be applicable thereto; and

(f)          the location and number of the Borrower’s account to which funds are to be disbursed.

If no Interest Period is specified with respect to any requested LIBOR Borrowing, CDOR Borrowing or EURIBOR Borrowing, then the Borrower requesting such LIBOR Borrowing, CDOR Borrowing or EURIBOR Borrowing shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04.Swingline Loans.

(a)          General. Subject to the terms and conditions set forth herein, each Swingline Lender agrees to make Swingline Loans to a Borrower from time to time during the Availability Period in U.S. Dollars, Canadian Dollars, Sterling or Euro, in an aggregate principal amount at any time outstanding that will not result in (x) the aggregate principal amount of outstanding Swingline Loans exceeding the Swingline Commitment, (y) the Revolving Facility Credit Exposure exceeding the total Commitments under the Revolving Facility or (z) the principal amount of outstanding Swingline Loans made by each Swingline Lender, plus the Revolving Credit Facility Exposure (excluding in respect of Swingline Loans) of such Swingline Lender, plus the Revolving L/C Exposure of such Swingline Lender exceeding the Commitment of such Swingline Lender under the Revolving Facility. Within the foregoing limits and subject to the terms and conditions set forth herein, the applicable Borrower may borrow, prepay and reborrow Swingline Loans.

(b)          Type. (i) Each Swingline Borrowing denominated in U.S. Dollars shall be comprised entirely of ABR Loans or LIBOR Loans as a Borrower may request in accordance herewith; (ii) each Swingline Borrowing denominated in Canadian Dollars shall be comprised entirely of Canadian Prime Rate Loans or CDOR Loans as a Borrower may request in accordance herewith; (iii) each Swingline Borrowing denominated in Sterling shall be comprised entirely of LIBOR Loans; and (iv) each Swingline Borrowing denominated in Euro shall be comprised entirely of EURIBOR Loans.

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(c)          Swingline Borrowing Requests. To request a Swingline Borrowing, a Borrower shall notify the applicable Swingline Lender of such request by telephone (confirmed by a Swingline Borrowing Request by telecopy or other electronic transmission (including.pdf) and copied to the Administrative Agent) not later than 11:00 a.m., Vancouver time (1) on the day of the proposed Swingline Borrowing, if the Revolving Facility Credit Exposure at such time is less than or equal to U.S.$200,000,000 and such proposed Swingline Borrowing is an ABR Borrowing or a Canadian Prime Rate Borrowing, (2) one Business Day before the date of the proposed Swingline Borrowing, if the Revolving Facility Credit Exposure at such time is greater than U.S.$200,000,000 and such proposed Swingline Borrowing is an ABR Borrowing or a Canadian Prime Rate Borrowing and (3) two Business Days before the date of the proposed Swingline Borrowing if such proposed Swingline Borrowing is a CDOR Borrowing, LIBOR Borrowing or a EURIBOR Borrowing. Each such notice and Swingline Borrowing Request shall be irrevocable and shall specify (i) the requested date (which shall be a Business Day), (ii) the amount of the requested Swingline Borrowing, (iii) the currency of such Swingline Loan, (iv) the Borrower in respect of such Borrowing, (v) whether such Swingline Borrowing is to be an ABR Borrowing, a Canadian Prime Rate Borrowing, a CDOR Borrowing, a LIBOR Borrowing or a EURIBOR Borrowing, (vi) in the case of a LIBOR Borrowing, a CDOR Borrowing or a EURIBOR Borrowing, the initial Interest Period applicable thereto and (vii) the location and number of such Borrower’s account to which funds are to be disbursed. Each Swingline Lender shall make each Swingline Loan to be made by it hereunder in accordance with Section 2.02(a) on the proposed date thereof by wire transfer of immediately available funds by 3:00 p.m., Vancouver time, to the account of the applicable Borrower (or, in the case of a Swingline Borrowing made to finance the reimbursement of a Revolving L/C Disbursement as provided in Section 2.05(e), by remittance to the applicable Issuing Bank).

(d)          Participations. A Swingline Lender may, by written notice given to the Administrative Agent (and to the other Swingline Lenders and the applicable Borrower) not later than 10:00 a.m., New York City time three (3) Business Days prior to the proposed date of participation, require the Revolving Facility Lenders to acquire participations in all or a portion of the outstanding Swingline Loans made by such Swingline Lender. Such notice shall specify the aggregate amount of such Swingline Loans in which the Revolving Facility Lenders will participate and the proposed date of such participation (the “Participation Date”). Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each such Lender, specifying in such notice such Lender’s Revolving Facility Percentage of such Swingline Loan or Loans. Each Revolving Facility Lender hereby absolutely and unconditionally agrees, by no later than 10:00 a.m., New York City time on the Participation Date, to pay to the Administrative Agent for the account of the applicable Swingline Lender, such Revolving Facility Lender’s Revolving Facility Percentage of such Swingline Loan or Loans. Each Revolving Facility Lender acknowledges and agrees that its respective obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Facility Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Revolving Facility Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable Swingline Lender the amounts so received by it from the Revolving Facility Lenders. Immediately upon such payment, the applicable Swingline Loan (if an ABR Borrowing or a Canadian Prime Rate Borrowing) will convert into a LIBOR Borrowing (or in the case of a Canadian Prime Rate Borrowing, a CDOR Borrowing), with an initial Interest Period of one week (commencing on the date of such payment). The Administrative Agent shall notify the applicable Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph (d), and thereafter payments by such Borrower in respect of such Swingline Loan shall be made to the Administrative Agent and not to the applicable Swingline Lender. Any amounts received by a Swingline Lender from the applicable Borrower (or other party on behalf of the applicable Borrower) in respect of a Swingline Loan after receipt by such Swingline Lender of the proceeds of a sale of participations therein shall be remitted promptly to the Administrative Agent; any such amounts received by the Administrative Agent shall be remitted promptly by the Administrative Agent to the Revolving Facility Lenders that shall have made their payments pursuant to this paragraph and to such Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to such Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the applicable Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the applicable Borrower of any default in the payment thereof.

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(e)           Interest Elections.

(i)        Each Swingline Borrowing initially shall be of the Type specified in the applicable Swingline Borrowing Request and, in the case of a LIBOR Borrowing, a CDOR Borrowing or a EURIBOR Borrowing, shall have an initial Interest Period as specified in such Swingline Borrowing Request. There after, each Borrower may elect to convert such Swingline Borrowing to a different Type (but the same currency) or to continue such Borrowing and, in the case of a LIBOR Borrowing, a CDOR Borrowing or a EURIBOR Borrowing, may elect Interest Periods therefor, all as provided in this Section.

(ii)        To make an election pursuant to this paragraph (e), a Borrower shall notify the Swingline Lender of such election by telephone by the time that a Swingline Borrowing Request would be required under Section 2.04(c) if such Borrower were requesting a Swingline Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic interest election shall be irrevocable and shall be confirmed promptly (but in any event on the same day) by hand delivery or telecopy (or other electronic transmission (including .pdf)), and copied to the Administrative Agent, to the Swingline Lender of a written interest election request signed by such Borrower.

(iii)       Each interest election request shall specify the following information:

(A)         the Swingline Borrowing to which such interest election request applies;

(B)         the effective date of the election made pursuant to such interest election request, which shall be a Business Day;

(C)         whether the resulting Swingline Borrowing is to be an ABR Borrowing, a Canadian Prime Rate Borrowing, a LIBOR Borrowing, a CDOR Borrowing or a EURIBOR Borrowing; and

(D)         if the resulting Swingline Borrowing is a LIBOR Borrowing, a CDOR Borrowing or a EURIBOR Borrowing, the Interest Period to be applicable thereto after giving effect to such election.

If any such interest election request made by a Borrower requests a LIBOR Borrowing, a CDOR Borrowing or a EURIBOR Borrowing but does not specify an Interest Period, then such Borrower shall be deemed to have selected an Interest Period of one week’s duration.

(iv)        If a Borrower fails to deliver a timely interest election request with respect to one of its Swingline Borrowings that is a LIBOR Borrowing, a CDOR Borrowing, or EURIBOR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period, such Borrower shall be deemed to have selected a period of one week’s duration.

(v)         All computations of interest with respect to Swingline Loans shall be made by the Swingline Lender as of the last Business Day of any month, taking into account the actual number of days occurring in the period for which such interest is payable, and (i) if based on the Canadian Prime Rate or the Alternate Base Rate, a year of 365 days or 366 days, as the case may be; (ii) for Swingline Loans denominated in Sterling, a year of 365 days or (iii) if based on the LIBOR Rate (and not denominated in Sterling), CDOR Rate, or EURIBOR, on the basis of a year of 360 days. Accrued interest on each Swingline Loan shall be payable by the applicable Borrower in arrears on or prior to the later of (x) the first Business Day of each month and (y) the date falling three (3) Business Days after the Swingline Lender informs the Parent Guarantor of the amount of interest owing, together with reasonable supporting calculations (regardless of the date of any borrowing, repayment or prepayment of Swingline Loans).

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(f)           Repayment.

(i)           Each Borrower hereby unconditionally promises to pay to the Swingline Lender the then unpaid principal amount of each Swingline Loan made to such Borrower on (x) in the case of Swingline Loans consisting of ABR Borrowings or Canadian Prime Rate Borrowings, the Maturity Date or (y) in the case of Swingline Loans consisting of LIBOR Borrowings, CDOR Borrowings or EURIBOR Borrowings, the earlier of the Maturity Date and date falling thirty (30) days after the date of borrowing of such Swingline Loan (of if such date is not a Business Day, the next succeeding Business Day).

(ii)           Prior to any repayment or prepayment of any Swingline Borrowings, the applicable Borrower shall select the Swingline Borrowing or Swingline Borrowings to be repaid and shall notify the Swingline Lender by telephone (confirmed by telecopy or other electronic transmission (including .pdf) and copied to the Administrative Agent) of such selection not later than 11:00 a.m., Vancouver time on the proposed date of such repayment or prepayment.

(g)           Cash Collateralization by New Lenders. A Swingline Lender may by notice (a “Swingline Cash Collateral Notice”) at any time demand the deposit of cash collateral by any New Lender pursuant to this paragraph. Within three (3) Business Days of receipt of a Swingline Cash Collateral Notice, each New Lender shall deposit in an account with such Swingline Lender (or an account in the name of such Swingline Lender with another institution designated by such Swingline Lender), in the name of such Swingline Lender and for the benefit of the Lenders, an amount in cash equal to the Swingline Exposure of such New Lender as of such date. Each such deposit pursuant to this paragraph shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the New Lender making such deposit under this Agreement. The Administrative Agent shall control, including the exclusive right of withdrawal, such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent, in term deposits and at the risk and expense of such New Lender, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the applicable Swingline Lender for disbursements of Swingline Loans for which such Swingline Lender has not been reimbursed by such New Lender and, to the extent not so applied, shall be held for the satisfaction of the obligations of the applicable New Lender for the Swingline Exposure in respect of such New Lender at such time.

(h)           Accounts. The Swingline Lender shall maintain accounts in which it shall record (i) the amount of each Swingline Loan made hereunder, the Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to the Swingline Lender hereunder, and (iii) any amount received by the Swingline Lender hereunder. The Swingline Lender shall periodically (and in any event promptly following request by the Administrative Agent or any Borrower) provide copies of or information regarding such accounts to the Administrative Agent.

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Section 2.05.Revolving Letters of Credit.

(a)          General. Subject to the terms and conditions set forth herein, each Borrower may request the issuance of Revolving Letters of Credit (denominated in any currency in which the Issuing Bank is able to issue letters of credit) for its own account or on behalf of any other Loan Party in a form reasonably acceptable to the applicable Issuing Bank, at any time and from time to time during the Availability Period and prior to the date that is five (5) Business Days prior to the Maturity Date. The parties hereto agree that the Existing Letters of Credit will automatically, without any further action on the part of any Person, be deemed to be Revolving Letters of Credit issued hereunder on the Closing Date for the account of the Parent Guarantor or any Restricted Subsidiary. Without limiting the foregoing (i) each such Existing Letter of Credit shall be included in the calculation of the Revolving L/C Exposure, (ii) all liabilities of the Borrowers and the other Loan Parties with respect to such Existing Letters of Credit shall constitute Obligations under this Agreement and (iii) each Lender shall have reimbursement obligations with respect to such Existing Letters of Credit as provided in Section 2.05(e). In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the applicable Borrower to, or entered into by the applicable Borrower with, an Issuing Bank relating to any Revolving Letter of Credit, the terms and conditions of this Agreement shall control.

(b)           Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Revolving Letter of Credit (or the amendment, renewal (other than an automatic renewal in accordance with paragraph (c) of this Section) or extension of an outstanding Revolving Letter of Credit), the applicable Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (three (3) Business Days, in the case of Revolving Letters of Credit denominated in Euro, and otherwise two (2) Business Days, in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Revolving Letter of Credit, or identifying the Revolving Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Revolving Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the currency of such Revolving Letter of Credit, the amount of such Revolving Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to issue, amend, renew or extend such Revolving Letter of Credit. If requested by the applicable Issuing Bank, the applicable Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Revolving Letter of Credit. A Revolving Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Revolving Letter of Credit the applicable Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the Revolving Facility Credit Exposure shall not exceed the total Commitments, (ii) the aggregate available amount of all Revolving Letters of Credit issued by any Issuing Bank shall not exceed such Issuing Bank’s Revolving L/C Commitment and (iii) the aggregate available amount of all Revolving Letters of Credit issued by all Issuing Banks shall not exceed U.S.$70,000,000.

(c)           Expiration Date.

(i)           Each Revolving Letter of Credit shall expire at or prior to the close of business on the earlier of (A) the date that is one (1) year after the date of the issuance of such Revolving Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (B) the date that is five (5) Business Days prior to the Maturity Date; provided that any Revolving Letter of Credit with a one-year tenor may provide for the automatic renewal thereof for additional one-year periods (which, in no event, shall extend beyond the date referred to in clause (B) of this paragraph (c)(i)).

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(ii)         Notwithstanding the foregoing, the applicable Borrower may request the issuance of one or more Revolving Letters of Credit that expire at or prior to the close of business on the date that is five (5) Business Days prior to the Maturity Date; provided that the Revolving L/C Exposure in respect of Revolving Letters of Credit issued pursuant to this Section 2.05(c)(ii) shall not exceed U.S.$10,000,000.

(d)          Participations. By the issuance of a Revolving Letter of Credit (or an amendment to a Revolving Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Revolving Facility Lenders, such Issuing Bank hereby grants to each Revolving Facility Lender, and each Revolving Facility Lender hereby acquires from such Issuing Bank, a participation in such Revolving Letter of Credit equal to such Revolving Facility Lender’s Revolving Facility Percentage of the aggregate amount available to be drawn under such Revolving Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Facility Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent (w) in the case of Revolving Letters of Credit denominated in any currency other than Canadian Dollars, Euro or Sterling, in U.S. Dollars, (x) in the case of Revolving Letters of Credit denominated in Canadian Dollars, in Canadian Dollars, (y) in the case of Revolving Letters of Credit denominated in Euro, in Euro and (z) in the case of Revolving Letters of Credit denominated in Sterling, in Sterling, in each case, for the account of the applicable Issuing Bank, such Revolving Facility Lender’s Revolving Facility Percentage of each Revolving L/C Disbursement made by such Issuing Bank not reimbursed by the applicable Borrower on the date due as provided in paragraph (f) of this Section, or of any reimbursement payment required to be refunded to the applicable Borrower for any reason. Each Revolving Facility Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Revolving Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Revolving Letter of Credit or the occurrence and continuance of a Default or Event of Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)          Cash Collateralization by New Lenders. An Issuing Bank may by notice (an “LC Cash Collateral Notice”) at any time demand the deposit of cash collateral by any New Lender pursuant to this paragraph. Within three (3) Business Days of receipt of an LC Cash Collateral Notice, each New Lender shall deposit in an account with such Issuing Bank (or an account in the name of such Issuing Bank with another institution designated by such Issuing Bank), in the name of such Issuing Bank and for the benefit of the Lenders, an amount in cash equal to the Revolving L/C Exposure of such New Lender as of such date. Each such deposit pursuant to this paragraph shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the New Lender making such deposit under this Agreement. The Administrative Agent shall control, including the exclusive right of withdrawal, such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion the applicable Administrative Agent, in term deposits and at the risk and expense of such New Lender, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the applicable Issuing Bank for Revolving L/C Disbursements for which such Issuing Bank has not been reimbursed by such New Lender and, to the extent not so applied, shall be held for the satisfaction of the obligations of the applicable New Lender for the Revolving L/C Exposure in respect of such New Lender at such time.

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(f)          Reimbursement. If the applicable Issuing Bank shall make any Revolving L/C Disbursement in respect of a Revolving Letter of Credit, the applicable Borrower shall reimburse such Revolving L/C Disbursement by paying to the Administrative Agent an amount equal to such Revolving L/C Disbursement in the currency in which such Revolving Letter of Credit was issued (or, if the Issuing Bank so agrees, the U.S. Dollar Equivalent thereof), not later than 3:00 p.m., London time, on the fourth Business Day following the date such Borrower receives notice under paragraph (h) of this Section of such Revolving L/C Disbursement; provided that such Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or Section 2.04, as applicable, that such payment be financed with a Revolving Facility Borrowing or a Swingline Borrowing in an equivalent amount and, in each case to the extent so financed, such Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Loan or Borrowing, as applicable; provided that in the case of any LIBOR Loan, CDOR Loan or EURIBOR Loan, such request must be made three Business Days prior to such refinancing in accordance with Section 2.03 or two Business Days prior to such refinancing in accordance with Section 2.04. If the applicable Borrower fails to reimburse any Revolving L/C Disbursement when due, then the Administrative Agent shall promptly notify the applicable Issuing Bank and each other Revolving Facility Lender of the applicable Revolving L/C Disbursement, the payment then due from such Borrower (and, if such payment is due in a currency other than U.S. Dollars, Canadian Dollars, Sterling or Euro, the U.S. Dollar Equivalent thereof) and, in the case of a Revolving Facility Lender, such Lender’s Revolving Facility Percentage thereof. Promptly following receipt of such notice, each Revolving Facility Lender shall pay to the Administrative Agent in U.S. Dollars, Canadian Dollars, Euro or Sterling, as applicable, its Revolving Facility Percentage of the payment then due from such Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Facility Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank in U.S. Dollars, Canadian Dollars, Euro or Sterling, as applicable, the amounts so received by it from the Revolving Facility Lenders. Promptly following receipt by the Administrative Agent of any payment from the applicable Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Facility Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Facility Lender pursuant to this paragraph to reimburse an Issuing Bank for any Revolving L/C Disbursement (other than the funding of a LIBOR Loan, a CDOR Loan, a EURIBOR Loan or a Swingline Borrowing as contemplated above) shall not constitute a Loan and shall not relieve the applicable Borrower of its obligation to reimburse such Revolving L/C Disbursement.

(g)          Obligations Absolute. The obligation of a Borrower to reimburse Revolving L/C Disbursements as provided in paragraph (f) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Revolving Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Revolving Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under a Revolving Letter of Credit against presentation of a draft or other document that does not strictly comply with the terms of such Revolving Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the applicable Borrower’s obligations hereunder; provided that, in each case, payment by the Issuing Bank shall not have constituted gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable judgment. Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Revolving Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Revolving Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank; provided that the foregoing shall not be construed to excuse the applicable Issuing Bank from liability to the applicable Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the applicable Borrower to the extent permitted by applicable law) suffered by such Borrower that are determined by a court of competent jurisdiction in a final and non-appealable judgment to have been caused by (A) such Issuing Bank’s failure to exercise reasonable care when determining whether drafts and other documents presented under a Revolving Letter of Credit comply with the terms thereof or (B) such Issuing Bank’s refusal to issue a Revolving Letter of Credit in accordance with the terms of this Agreement. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the applicable Issuing Bank as determined by a court of competent jurisdiction in a final and non -appealable judgment, such Issuing Bank shall be deemed to have exercised reasonable care in each such determination and each refusal to issue a Revolving Letter of Credit. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Revolving Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Revolving Letter of Credit.

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(h)          Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Revolving Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and the applicable Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make a Revolving L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve such Borrower of its obligation to reimburse such Issuing Bank and the Revolving Facility Lenders with respect to any such Revolving L/C Disbursement.

(i)          Interim Interest. If an Issuing Bank shall make any Revolving L/C Disbursement, then, unless the applicable Borrower shall reimburse such Revolving L/C Disbursement in full on the date such Revolving L/C Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such Revolving L/C Disbursement is made to but excluding the date that such Borrower reimburses such Revolving L/C Disbursement, at the rate per annum equal to (x) if the Revolving L/C Disbursement relates to a Revolving Letter of Credit that was issued in U.S. Dollars or Sterling, the rate per annum then applicable to LIBOR Loans having an Interest Period of one month, (y) if the Revolving L/C Disbursement relates to a Revolving Letter of Credit that was issued in Canadian Dollars, the rate per annum then applicable to CDOR Loans having an Interest Period of one month or (z) if the Revolving L/C Disbursement relates to a Revolving Letter of Credit that was issued in Euro, the rate per annum then applicable to EURIBOR Loans having an Interest Period of one month; provided that, if such Revolving L/C Disbursement is not reimbursed by such Borrower when due pursuant to paragraph (f) of this Section, then Section 2.14(e) shall apply; provided further that any Revolving L/C Disbursement that is reimbursed after the date such Revolving L/C Disbursement is required to be reimbursed under paragraph (f) of this Section, shall (i) be payable in U.S. Dollars, Canadian Dollars, Euro or Sterling, as applicable, (ii) bear interest at the rate per annum specified in (x) or (y) above, as applicable, and (iii) Section 2.14(e) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Facility Lender pursuant to paragraph (f) of this Section to reimburse such Issuing Bank shall be for the account of such Revolving Facility Lender to the extent of such payment.

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(j)          Replacement of an Issuing Bank. An Issuing Bank may be replaced at any time by written agreement among the Parent Guarantor, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the applicable Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.11(h). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Revolving Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of such Issuing Bank under this Agreement with respect to Revolving Letters of Credit issued by it prior to such replacement but shall not be required to issue additional Revolving Letters of Credit.

(k)          Cash Collateralization. If any Event of Default shall occur and be continuing, (i) in the case of an Event of Default described in Section 7.01(i) or Section 7.01(j), on the Business Day or (ii) in the case of any other Event of Default, on the third Business Day, in each case, following the date on which the Borrowers receive notice from the Administrative Agent (or, if the maturity of the Loans has been accelerated, Revolving Facility Lenders with Revolving L/C Exposure representing greater than 50% of the total Revolving L/C Exposure) demanding the deposit of cash collateral pursuant to this paragraph, each Borrower shall deposit in an account with the Issuing Bank (or an account in the name of the Issuing Bank with another institution designated by the Issuing Bank), in the name of the Issuing Bank and for the benefit of the Lenders, an amount in cash equal to the Revolving L/C Exposure in respect of such Borrower as of such date plus any accrued and unpaid interest thereon; provided that, upon the occurrence of any Event of Default with respect to a Borrower described in Section 7.01(i) or Section 7.01(j), the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable in U.S. Dollars, without demand or other notice of any kind. A Borrower also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.11(b). Each such deposit pursuant to this paragraph or pursuant to Section 2.11(b) shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower making such deposit under this Agreement. The Administrative Agent shall control, including the exclusive right of withdrawal, such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of (A) for so long as an Event of Default shall be continuing, the Administrative Agent and (B) at any other time, the applicable Borrower, in each case, in term deposits constituting Permitted Investments and at the risk and expense of such Borrower, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse each Issuing Bank for Revolving L/C Disbursements for which such Issuing Bank has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the Revolving L/C Reimbursement Obligations of the applicable Borrower for the Revolving L/C Exposure in respect of such Borrower at such time or, if the maturity of the Loans to such Borrower has been accelerated (but subject to the consent of Revolving Facility Lenders with Revolving L/C Exposure representing greater than 50% of the total Revolving L/C Exposure), be applied to satisfy other obligations of such Borrower under this Agreement. If a Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to such Borrower within three (3) Business Days after all Events of Default have been cured or waived. If a Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.11(b), such amount together with interest thereon (to the extent not applied as aforesaid) shall be returned to such Borrower as and to the extent that, after giving effect to such return, such Borrower would remain in compliance with Section 2.11(b) and no Event of Default shall have occurred and be continuing.

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(l)          Additional Issuing Banks. From time to time, the Parent Guarantor may by notice to the Administrative Agent designate up to four Lenders that agree (in their sole discretion) to act in such capacity and are reasonably satisfactory to the Administrative Agent as Issuing Banks. Each such additional Issuing Bank shall execute a counterpart of this Agreement upon the approval of the Administrative Agent (which approval shall not be unreasonably withheld) and shall thereafter be an Issuing Bank hereunder for all purposes.

(m)          Reporting. Each Issuing Bank shall (i) provide to the Administrative Agent copies of any notice received from a Borrower pursuant to Section 2.05(b) no later than the next Business Day after receipt thereof, (ii) provide the Administrative Agent with a copy of the Revolving Letter of Credit, or the amendment, renewal or extension of the Revolving Letter of Credit, as applicable, on the Business Day on which such Issuing Bank issues, amends, renews or extends any Revolving Letter of Credit, (iii) on each Business Day on which such Issuing Bank makes any Revolving L/C Disbursement, advise the Administrative Agent of the date of such Revolving L/C Disbursement and the amount of such Revolving L/C Disbursement and (iv) on any other Business Day, furnish the Administrative Agent with such other information as the Administrative Agent shall reasonably request. If requested by any Lender, the Administrative Agent shall provide copies to such Lender of the documents referred to in clause (ii) of the preceding sentence.

Section 2.06.Funding of Borrowings.

(a)          Each Lender shall make each Loan to be made by it to the applicable Borrower hereunder on the proposed date thereof by wire transfer of immediately available funds at the time specified by the Administrative Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment. Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to Euro, in London) with such bank as the Administrative Agent specifies. Swingline Loans shall not be governed by this Section but shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to such account of such Borrower as is designated by the Borrower in the Borrowing Request; provided that (i) Loans (other than Swingline Loans) made to finance the reimbursement of a Revolving L/C Disbursement and reimbursements as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank and (ii) Swingline Loans made to finance the reimbursement of a Revolving L/C Disbursement and reimbursements as provided in Section 2.05(e) shall be remitted by the Swingline Lender to the applicable Issuing Bank, and the Issuing Bank shall promptly confirm receipt to the Administrative Agent.

(b)          Unless the Agent shall have received notice from a Lender prior to the proposed time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the applicable Borrower, (x) in the case of Loans denominated in U.S. Dollars or Sterling, the interest rate applicable to LIBOR Loans denominated in the relevant currency, (y) in the case of Loans denominated in Canadian Dollars, the interest rate applicable to CDOR Loans or (z) in the case of Loans denominated in Euro, the interest rate applicable to the EURIBOR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

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Section 2.07.Interest Elections.

(a)           Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a LIBOR Borrowing, a CDOR Borrowing or a EURIBOR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, each Borrower may elect, in the case of a LIBOR Borrowing, a CDOR Borrowing or a EURIBOR Borrowing, Interest Periods therefor, all as provided in this Section. Each Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. Notwithstanding the foregoing, during the continuance of an Event of Default, the Required Lenders may, by notice to the Parent Guarantor through the Administrative Agent, prohibit the Borrowers from converting any Loan to, or continuing any Loan as, a LIBOR Loan, CDOR Loan or EURIBOR Loan and, in lieu thereof, such Loans may be converted into ABR Loans or Canadian Prime Rate Loans. This Section shall not apply to Swingline Borrowings, which may be converted or continued in accordance with Section 2.04(d).

(b)           To make an election pursuant to this Section, a Borrower shall notify the Administrative Agent of such election in writing (by hand delivery, telecopy or other electronic transmission (including.pdf)) by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and signed by such Borrower.

(c)           Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)          the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (ii) and (iii) below shall be specified for each resulting Borrowing);

(ii)         the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day; and

(iii)        the Interest Period to be applicable thereto after giving effect to such election.

If any such Interest Election Request made by a Borrower does not specify an Interest Period, then such Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)           Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender to which such Interest Election Request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)           If a Borrower fails to deliver a timely Interest Election Request with respect to one of its LIBOR Borrowings, CDOR Borrowings or EURIBOR Borrowings prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period, such Borrower shall be deemed to have selected a period of one month’s duration.

Section 2.08.Termination and Reduction of Commitments.

(a)           Unless previously terminated, the Commitments shall terminate on the Maturity Date.

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(b)          Each Borrower may at any time terminate, or from time to time reduce, the Commitments under any Facility; provided that (i) each reduction of the Commitments under any Facility shall be in an amount that is an integral multiple of U.S.$500,000 and not less than U.S.$2,000,000 (or, if less, the remaining amount of the Commitments), and (ii) no Borrower shall terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Revolving Facility Loans by one or more Borrowers in accordance with Section 2.11, the Revolving Facility Credit Exposure would exceed the total Commitments.

(c)          A Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by a Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by such Borrower may state that such notice is conditioned upon the effectiveness of other transactions, in which case such notice may be revoked by such Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments under any Facility shall be made ratably among the Lenders in accordance with their respective Commitments under such Facility.

Section 2.09.Repayment of Loans; Evidence of Debt.

(a)          Each Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Facility Lender the then unpaid principal amount of each Revolving Facility Loan to such Borrower on the Maturity Date, and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan made to such Borrower in accordance with Section 2.04.

(b)          Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)          The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder, and (iii) any amount received by such Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)          The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence absent manifest error of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans made to such Borrower in accordance with the terms of this Agreement.

(e)          Any Lender may request that Loans made by it to a Borrower be evidenced by a promissory note substantially in the form of Exhibit G. In such event, the applicable Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including, to the extent requested by any assignee, after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

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Section 2.10.Voluntary Prepayment of Loans.

Prior to any voluntary prepayment of any Borrowing (other than Swingline Borrowings), the applicable Borrower shall select the Borrowing or Borrowings to be prepaid and shall notify the Administrative Agent by telecopy or other electronic transmission (including .pdf) of such selection not later than 2:00 p.m., New York City time three Business Days before the scheduled date of such repayment. Each voluntary prepayment of a Borrowing shall be applied to the Revolving Facility Loans to such Borrower included in the prepaid Borrowing such that each Revolving Facility Lender receives its ratable share of such prepayment (based upon the respective Revolving Facility Credit Exposures of the Revolving Facility Lenders at the time of such prepayment). Voluntary prepayments of Borrowings (other than Swingline Borrowings) shall be accompanied by accrued interest on the amount prepaid. Any notice delivered pursuant to this Section may be conditioned upon the effectiveness of other transactions, in which case such notice may be revoked by the applicable Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

Section 2.11.Prepayment of Loans.

(a)          Each Borrower shall have the right at any time and from time to time to prepay Borrowings by such Borrower in whole or in part, without premium or penalty (but subject to Section 2.17), in an aggregate principal amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum or, if less, the amount outstanding, subject to prior notice in the form of Exhibit B hereto provided in accordance with Section 2.10.

(b)          If on any date, the Administrative Agent notifies the Parent Guarantor that on the last day of any month, the Revolving Credit Facility Exposure plus the aggregate principal amount of all Revolving Letters of Credit then outstanding has exceeded 100% (or 102% if such excess is solely as a result of changes in currency exchange rates) of the aggregate Commitments of the Lenders on such date, the Borrowers shall, as soon as practicable and in any event within two (2) Business Days following such date, prepay the outstanding principal amount of any Revolving Facility Loans owing by the Borrowers such that the aggregate amount so prepaid by such Borrower and cash collateral deposited in an account with the Administrative Agent (or an account in the name of the Administrative Agent with another institution designated by the Administrative Agent) pursuant to Section 2.05(k)) shall be sufficient to reduce such sum to an amount not to exceed 100% of the aggregate Commitments of the Lenders on such date together with any interest accrued to the date of such prepayment on the aggregate principal amount of Revolving Facility Loans prepaid. The Administrative Agent shall give prompt notice of any prepayment required under this Section 2.11(b) to the Parent Guarantor and the Lenders.

(c)          The Parent Guarantor shall ensure that all Net Proceeds from any Asset Sale which the Parent Guarantor is required to apply pursuant to Section 6.03(a) or (b) are applied in prepayment of outstanding Revolving Facility Loans in accordance with Section 2.11(f).

(d)          The Parent Guarantor shall ensure that 100% of the cash proceeds from the incurrence, issuance or sale by a Borrower or any Loan Party of any Indebtedness (other than Excluded Indebtedness), net of all taxes and fees (including investment banking fees), commissions, costs and other expenses, in each case incurred in connection with such issuance or sale are applied in prepayment of outstanding Revolving Facility Loans, within six (6) Business Days of receipt.

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(e)          Within 15 days after the annual financial statements for any fiscal year (commencing with the fiscal year ending April 30, 2019) are required to be delivered under Section 5.04(a), the Parent Guarantor shall ensure that the Borrowers prepay outstanding Revolving Facility Loans in an aggregate amount equal to 50% of Free Cash Flow for such fiscal year; provided that no such prepayment shall be required if and to the extent that the Total Commitments are or after such reduction would be less than U.S.$300,000,000 (including, for the avoidance of doubt, the Commitment of any Non-Revolving Lender).

(f)          The Parent Guarantor shall notify the Administrative Agent in writing of any mandatory prepayment of Loans required to be made by a Borrower pursuant to Section 2.11(c), Section 2.11(d) or Section 2.11(e) at least five (5) Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. Each mandatory prepayment shall be applied to the Revolving Facility Loans included in the relevant prepaid Borrowing in whatever order the Parent Guarantor may elect such that each Revolving Facility Lender receives its ratable share of such prepayment (based upon the respective Revolving Facility Credit Exposures of the Revolving Facility Credit Exposures of the Revolving Facility Lenders at the time of such repayment). Any such mandatory prepayment shall be accompanied by accrued interest on the amount prepaid. The Administrative Agent will promptly notify each Lender of the contents of the applicable Borrower’s prepayment notice and of such Lender’s pro rata share of the prepayment.

(g)          Any mandatory prepayment of Loans required to be made by a Borrower pursuant to Section 2.11(c), Section 2.11(d) or Section 2.11(e) shall result in a corresponding reduction of Commitments under the Revolving Facility (subject to the limitations set forth in Section 2.11(c), Section 2.11(d) or Section 2.11(e), as applicable), which reduction, for the avoidance of doubt, may exceed the amount of such prepayment if the amount of the required prepayment exceeds the amount of the outstanding Revolving Facility Loans). Any other repayments or prepayments of Loans (other than pursuant to Section 2.11(h)) shall not result in a reduction in Commitments under the Revolving Facility.

(h)          In the event of any termination of all of the Commitments, each Borrower shall, on the date of such termination, repay or prepay all of its outstanding Revolving Facility Loans and all of its outstanding Swingline Loans and terminate all of its outstanding Revolving Letters of Credit and/or cash collateralize such Revolving Letters of Credit in accordance with Section 2.05(k). If as a result of any partial reduction of the Commitments, the aggregate Revolving Facility Exposure would exceed the aggregate Commitments of all Revolving Facility Lenders after giving effect thereto, then the Borrowers shall, on the date of such reduction, repay or prepay their respective Revolving Facility Loans or Swingline Loans (or a combination thereof) and/or cash collateralize Revolving Letters of Credit in an amount sufficient to eliminate such excess.

Section 2.12. Anti-Hoarding.

If, on the last Business Day of any calendar week (other than the calendar week immediately preceding the calendar week in which a mandatory prepayment of Free Cash Flow is required pursuant to Section 2.11(e) above) (the “Anti-Cash Hoarding Test Date”), the Parent Guarantor and its Restricted Subsidiaries have any Surplus Cash, then within five (5) Business Days following the applicable Anti-Cash Hoarding Test Date, the Borrowers shall repay or cause to be repaid outstanding Loans in an amount equal to the lesser of (i) the amount of such Surplus Cash; and (ii) the aggregate outstanding principal of the outstanding Loans (in whatever order the Parent Guarantor may elect subject to following the procedure described in Section 2.10); provided that, in lieu of prepaying any outstanding Loan that would result in the payment of any break funding costs pursuant to Section 2.17, the amount of such Loan to be prepaid may be paid by the applicable Borrower to the Administrative Agent for deposit into an interest-bearing reserve account and shall be applied to prepay such Loan as soon as reasonably practicable after such prepayment may occur without incurring any such break funding costs.

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Section 2.13.Fees.

(a)          The Borrowers agree to pay to each Lender, without duplication of any other amounts paid to such Lender, (other than any Defaulting Lender), through the Administrative Agent, (i) on the later of (A) the last Business Day of March, June, September and December of each year and (B) three (3) Business Days following receipt by the Parent Guarantor of a reconciled invoice with respect to the period for which the payment of the Commitment Fee would be required on such last Business Day and (ii) within three (3) Business Days after the date on which the Commitments of all the Lenders shall be terminated as provided herein, a commitment fee (a “Commitment Fee”) on the daily amount of the Available Unused Commitment of such Lender during the preceding quarter up until the last day of such quarter (or other period commencing with the Closing Date and ending with the date on which the last of the Commitments of such Lender shall be terminated) at a rate of 0.90% per annum.

All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. For the purpose of calculating any Lender’s Commitment Fee, the outstanding Swingline Loans during the period for which such Lender’s Commitment Fee is calculated shall be deemed to be zero. The Commitment Fee due to each Lender shall begin to accrue on the Closing Date and shall cease to accrue on the date on which the last of the Commitments of such Lender shall be terminated as provided herein.

(b)          The Borrowers from time to time agree to pay to each Revolving Facility Lender (other than any Defaulting Lender), through the Administrative Agent, (i) on the later of (A) the date falling ten (10) Business Days after the last day of March, June, September and December of each year and and (B) three (3) Business Days following receipt by the Parent Guarantor of a reconciled invoice with respect to the period for which the payment of the Revolving L/C Participation Fee would be required on such last day of March, June, September or December, as applicable, and (ii) within three (3) Business Days after the date on which the Commitments of all the Lenders shall be terminated as provided herein, a fee (a “Revolving L/C Participation Fee”) on such Lender’s Revolving Facility Percentage of the daily aggregate Revolving L/C Exposure (excluding the portion thereof attributable to unreimbursed Revolving L/C Disbursements), during the preceding quarter (or shorter period commencing with the Closing Date and ending with the Maturity Date or the date on which the Commitments shall be terminated) at the rate per annum equal to the Applicable Margin for LIBOR Loans effective for each day in such period.

(c)          The Borrowers from time to time agree to pay to each Issuing Bank, for its own account, (x) (1) on the later of (I) the last Business Day of March, June, September and December of each year and (II) three (3) Business Days following receipt by the Parent Guarantor of a reconciled invoice with respect to the period for which the payment of the fronting fee would be required on such last Business Day and (2) within three (3) Business Days after the date on which the Commitments of all the Lenders shall be terminated as provided herein, a fronting fee in an amount equal to the greater of (i) U.S.$125 per fiscal quarter and (ii) 0.175% per annum of the daily average stated amount of such Revolving Letter of Credit (or such other amount as the Parent Guarantor and any Issuing Bank shall, in their sole discretion, agree in writing), in respect of each Revolving Letter of Credit issued by such Issuing Bank for the period from and including the date of issuance of such Revolving Letter of Credit to and including the termination of such Revolving Letter of Credit, plus (y) in connection with the issuance, amendment or transfer of any such Revolving Letter of Credit or any Revolving L/C Disbursement thereunder, such Issuing Bank’s customary documentary and processing charges (collectively, “Issuing Bank Fees”). All Revolving L/C Participation Fees and Issuing Bank Fees that are payable on a per annum basis shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

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(d)          The Borrowers agree to pay to the Administrative Agent and the Collateral Agent, for the account of the Administrative Agent and the Collateral Agent, the fees set forth in the Agent Fee Letter, as amended, restated, supplemented or otherwise modified from time to time, at the times specified therein (the “Agent Fees”).

(e)          All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that Issuing Bank Fees shall be paid directly to the applicable Issuing Banks. Unless expressly and unanimously agreed otherwise by the applicable payee(s), once paid, none of the Fees shall be refundable under any circumstances.

Section 2.14.Interest.

(a)          Each Borrower shall pay interest on the unpaid principal amount of each ABR Loan made to such Borrower at the Alternate Base Rate plus the Applicable Margin.

(b)          Each Borrower shall pay interest on the unpaid principal amount of each LIBOR Loan made to such Borrower at the LIBOR Rate for the Interest Period in effect for such LIBOR Loan plus the Applicable Margin.

(c)          Each Borrower shall pay interest on the unpaid principal amount of each CDOR Loan made to such Borrower at CDOR Rate for the Interest Period in effect for such CDOR Loan plus the Applicable Margin. Each Borrower shall pay interest on the unpaid principal amount of each Canadian Prime Rate Loan made to such Borrower at the Canadian Prime Rate plus the Applicable Margin.

(d)          Each Borrower shall pay interest on the unpaid principal amount of each EURIBOR Loan made to such Borrower at EURIBOR for the Interest Period in effect for such EURIBOR Loan plus the Applicable Margin.

(e)          Upon the occurrence and during the continuance of (i) an Event of Default under Section 7.01(b), 7.01(c), 7.01(i) or 7.01(j) and/or (ii) any other Event of Default following receipt by the Parent Guarantor of written notice from the Administrative Agent notifying the Parent Guarantor of the occurrence of such an Event of Default and the commencement of default interest under this Section 2.14(e), the relevant Borrower shall pay interest on the outstanding amount of any principal of any Loan or any overdue interest, overdue Fee or other overdue amount due and payable by any Borrower hereunder at a rate per annum equal to (x) in the case of overdue principal of any Loan, 2.00% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (y) in the case of any other amount, 2.00% plus the rate applicable to ABR Loans or Canadian Prime Rate Loans, as provided, respectively, in paragraphs (a), (b) and (c) of this Section; provided that this paragraph (e) shall not apply to any Default or Event of Default that has been waived by the Lenders pursuant to Section 9.09.

(f)          Accrued interest on each Loan shall be payable by the applicable Borrower in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Facility Loans, upon termination of the Commitments; provided that interest accrued pursuant to paragraph (c) of this Section shall be payable on demand. In the event of any repayment or prepayment of any Loan (other than Swingline Loans), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment. Accrued interest on each Swingline Loan shall be payable in accordance with Section 2.04.

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(g)          All computations of interest (other than with respect to Swingline Loans) shall be made by the Administrative Agent taking into account the actual number of days occurring in the period for which such interest is payable pursuant to this Section, and (i) for Loans denominated in Sterling, on the basis of a year of 365 days or (ii) for other Loans, on the basis of a year of 360 days.

(h)          Interest Act (Canada).

(i)          Notwithstanding any provision of this Agreement, with respect to Loans made to or fees paid by any Borrower that is organized under the laws of Canada or any province or territory thereof (a “Canadian Borrower”), whenever a rate of interest hereunder is calculated on the basis of a period of time other than a calendar year (the “deemed year”), the annual rate of interest to which each rate of interest determined pursuant to such calculation is equivalent for purposes of the Interest Act (Canada) is such rate as so determined by multiplying such rate of interest by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year.

(ii)          If interest at the rates provided for in Section 2.14(e) is not enforceable by reason of the Interest Act (Canada), interest after default on principal and interest amounts shall be at the same rate of interest payable thereto prior to default or such higher rate (not to exceed the default interest set forth in Section 2.14(e) as may be enforceable under the Interest Act (Canada)).

(i)         Nominal Rates; No Deemed Reinvestment. With respect to Loans made to or fees paid by a Canadian Borrower, the principle of deemed reinvestment of interest shall not apply to any interest calculation under this Agreement; all interest payments to be made hereunder shall be paid without allowance or deduction for reinvestment or otherwise, before and after maturity, default and judgment. The rates of interest specified in this Agreement are intended to be nominal rates and not effective rates. Interest calculated hereunder shall be calculated using the nominal rate method and not the effective rate method of calculation.

(j)         Interest Paid by a Canadian Borrower. Notwithstanding any provision of this Agreement or any other Loan Document, in no event shall the aggregate “interest” (as defined in Section 347 of the Criminal Code (Canada)) payable by a Canadian Borrower under this Agreement or any other Loan Document exceed the effective annual rate of interest on the “credit advanced” (as defined in Section 347 of the Criminal Code (Canada)) under this Agreement or any other Loan Document lawfully permitted by that Section and, if any payment, collection or demand pursuant to this Agreement or any other Loan Document in respect of “interest” (as defined in that Section) is determined to be contrary to the provisions of that Section, such payment, collection or demand shall be deemed to have been made by mutual mistake of such Borrower, the Administrative Agent and the applicable Lenders and the excess amount of such payment or collection shall be refunded to such Borrower, firstly, by reducing the amount of rate of interest required to be paid to the Administrative Agent or the applicable Lender under Section 2.14 and, thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to the Administrative Agent or such Lender which would constitute “interest” for purposes of that Section. For the purposes of this Agreement, the effective annual rate of interest shall be determined in accordance with generally accepted actuarial practices and principles over the relevant term and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the applicable Lenders will be prima facie evidence of such rate.

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Section 2.15.Alternate Rate of Interest.

(a)              If prior to the commencement of any Interest Period for a LIBOR Borrowing, a CDOR Borrowing or a EURIBOR Borrowing:

(i)         the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBOR Rate, the CDOR Rate or the EURIBOR, as applicable, for such Interest Period; or

(ii)         the Administrative Agent is advised by the Required Lenders that the LIBOR Rate, the CDOR Rate or the EURIBOR, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Parent Guarantor and the Lenders by telephone (confirmed by telecopy or other electronic transmission (including .pdf)) as promptly as practicable thereafter and, until the Administrative Agent notifies the Parent Guarantor and the Lenders that the circumstances giving rise to such notice no longer exist, the rate of interest per annum on each Lender’s share of the affected Borrowings shall be the rate per annum which is the aggregate of (x) the Applicable Margin and (y) the rate notified to the Administrative Agent by such Lender as soon as practicable, and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage per annum the cost to that Lender of funding its participation in that Borrowing from whatever source it may reasonably select.

(b)             If any of the circumstances described in paragraph (i) or (ii) of Section 2.15(a) occur and the Administrative Agent or the Parent Guarantor so requests, the Administrative Agent and the Parent Guarantor shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing on a substitute basis for determining the appropriate rate of interest applicable to affected Borrowings. Any alternative basis agreed pursuant to the foregoing sentence will, subject to the consent of the Required Lenders, be binding on all Lenders and the Loan Parties.

Section 2.16.Increased Costs.

(a)           If any Change in Law shall:

(i)          impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the LIBOR Rate, the CDOR Rate or EURIBOR) or Issuing Bank;

(ii)         impose on any Lender or Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Loans made by such Lender or any Revolving Letter of Credit or participation therein (other than Taxes); or

(iii)        subject any Lender or Issuing Bank to, or cause the withdrawal or termination of a previously granted exemption with respect to, any Taxes or change the basis of taxation of such Lender except for Indemnified Taxes indemnifiable under Section 2.18 or Excluded Taxes and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any Loan) to a Borrower or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Revolving Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise) (except, in each case (A) for Indemnified Taxes and Excluded Taxes or (B) for changes in the rate of tax on the overall rate of net income of such Lender), then such Borrower will pay to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered in connection with such Borrower.

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(b)          If any Lender or Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or any of the Loans made by, or participations in Revolving Letters of Credit held by, such Lender, or the Revolving Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time each Borrower shall pay to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered in connection with such Borrower.

(c)          A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section shall be delivered to each Borrower and shall be conclusive absent manifest error. Each Borrower shall pay such Lender or Issuing Bank, as applicable, the amount shown as due (with respect to such Borrower) on any such certificate within ten (10) days after receipt thereof.

(d)          Promptly after any Lender or any Issuing Bank has determined that it will make a request for increased compensation pursuant to this Section 2.16, such Lender or Issuing Bank shall notify the applicable Borrower thereof. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the applicable Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank, as applicable, notifies such Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.17.Break Funding Payments.

In the event of (a) the payment of any principal of any LIBOR Loan, CDOR Loan or EURIBOR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any LIBOR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any LIBOR Loan, CDOR Loan or EURIBOR Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any LIBOR Loan, CDOR Loan or EURIBOR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by a Borrower pursuant to Section 2.20, then, in any such event, the applicable Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a LIBOR Loan, a CDOR Loan or a EURIBOR Loan, such loss, cost or expense to any Lender shall be deemed to be the amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the LIBOR Rate, CDOR Rate or EURIBOR that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue a LIBOR Loan, a CDOR Loan or a EURIBOR Loan, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the U.S. Dollar Equivalent of a comparable amount and period from other banks in the LIBOR market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the applicable Borrower and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

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Section 2.18.Taxes.

(a)          Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction for any Taxes unless required by applicable law. If a Loan Party or other applicable withholding agent shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable by the applicable Loan Party shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) any Administrative Agent, Lender or Issuing Bank, as applicable, receives an amount equal to the sum it would have received had no such deductions for Indemnified Taxes and Other Taxes been made, (ii) such Loan Party or other applicable withholding agent shall make such deductions and (iii) such Loan Party or other applicable withholding agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)          In addition, each Loan Party shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any other Other Taxes.

(c)          The Loan Parties shall jointly and severally indemnify the Administrative Agent, each Lender and each Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (without duplication of any amounts indemnified under Section 2.18(a)) paid or payable by the Administrative Agent or such Lender or Issuing Bank, as applicable, on or with respect to any payment by or on account of any obligation of the Loan Parties under any Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any reasonable expenses arising therefrom or with respect thereto whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Loan Parties by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf, on behalf of another Administrative Agent or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error of the Lender, the Issuing Bank or the Administrative Agent.

(d)          As soon as practicable after any payment of Taxes by a Loan Party to a Governmental Authority pursuant to this Section 2.18, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

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(e)         Provision of supporting documentation.

(i)             Each Lender or Issuing Bank shall, at such times as are reasonably requested by any Borrower or the Administrative Agent, provide such Borrower and the Administrative Agent with any documentation reasonably requested by such Borrower or the Administrative Agent certifying as to any entitlement of such Lender or Issuing Bank to an exemption from, or reduction in, withholding Tax with respect to any payments to be made to such Lender or Issuing Bank under the Loan Documents. Each such Lender or Issuing Bank shall, whenever a lapse in time or change in circumstances renders such documentation obsolete, expired or inaccurate in any material respect, deliver promptly to the applicable Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the applicable Borrower or the Administrative Agent) or promptly notify such Borrower and the Administrative Agent of its inability to do so.

(ii)            Without limiting the foregoing and with respect to any Loan made to a U.S. Borrower:

(A)         Each Lender or Issuing Bank that is a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the U.S. Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the request of the U.S. Borrower or the Administrative Agent), two properly completed and duly signed original copies of Internal Revenue Service Form W-9 certifying that such Lender or Issuing Bank is exempt from U.S. federal backup withholding tax;

(B)         Each Non-U.S. Lender shall deliver to the U.S. Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the request of the U.S. Borrower or the Administrative Agent), whichever of the following is applicable:

(1)	two properly completed and duly signed original copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or any successor forms) claiming eligibility for the benefits of an income tax treaty to which the United States is a party, and such other documentation as required under the Code;

(2)	two properly completed and duly signed original copies of Internal Revenue Service Form W-8ECI (or any successor forms);

(3)	in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (A) a certificate substantially in the form of Exhibit I (any such certificate a “United States Tax Compliance Certificate”) and (B) two properly completed and duly signed original copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or any successor forms);

(4)	to the extent a Non-U.S. Lender is not the beneficial owner (for example, where the Non-U.S. Lender is a partnership or a participating Lender), duly signed originals of Internal Revenue Service Form W-8IMY (or any successor forms) of the Non-U.S. Lender, accompanied by Internal Revenue Service Form W-8ECI, Internal Revenue Service W-8BEN or Internal Revenue Service W-8BEN-E, a United States Tax Compliance Certificate, Internal Revenue Service Form W-9, and/or any other certification documents from each beneficial owner, as applicable (provided that, if one or more beneficial owners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate may be provided by such Non-U.S. Lender on behalf of such beneficial owner); or

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(5)	any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and Administrative Agent on or before the date on which such Non-U.S. Lender becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower and Administrative Agent), two properly completed and duly signed original copies of any other form prescribed by applicable law (including the United States Treasury Regulations) as a basis for claiming a complete exemption from, or a reduction in, U.S. federal withholding Tax, together with such supplementary documentation as may be prescribed by applicable to law, to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made on any payments to such Lender under the Loan Documents;

(C)         If a payment made to a Lender or Issuing Bank under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender or Issuing Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or Issuing Bank shall deliver to the U.S. Borrower and the Administrative Agent at the time or times prescribed by law, and at such time or times reasonably requested by the U.S. Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the U.S. Borrower or the Administrative Agent as may be necessary for the U.S. Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender or Issuing Bank has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (C), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)         At such times as are reasonably requested by any U.S. Borrower, the Administrative Agent shall deliver to such U.S. Borrower, (x) properly completed and executed documentation prescribed by applicable law certifying its entitlement to an available exemption from applicable U.S. federal withholding Tax in respect of any payments to be made to the Administrative Agent (in its capacity as the Administrative Agent) by any U.S. Loan Party pursuant to any Loan Document, and (y) on or before the date on which any such previously delivered documentation expires or becomes obsolete or invalid, after the occurrence of any event requiring a change in the most recent documentation previously delivered by it to any U.S. Borrower, and from time to time if reasonably requested by any U.S. Borrower, further copies of such documentation .

(iv)         Notwithstanding any other provision of this Section 2.18(e), a Lender, the Administrative Agent or an Issuing Bank shall not be required to deliver any form that such Lender, Administrative Agent or Issuing Bank is not legally eligible to deliver.

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(f)          If the Administrative Agent or any Lender or Issuing Bank (each, a “Refunded Party”) determines, in good faith and in its sole discretion, that it has received a refund of Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 2.18, such Refunded Party shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.18 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Refunded Party (including any Taxes imposed with respect to such refund) as is determined by such Refunded Party in good faith and in its sole discretion, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Loan Party, upon the request of such Refunded Party, agrees to repay as soon as reasonably practicable the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Refunded Party in the event such Refunded Party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the Refunded Party be required to pay any amount to a Loan Party pursuant to this paragraph (f) the payment of which would place the Refunded Party in a less favorable net after-Tax position than the Refunded Party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require the Administrative Agent or any Lender or Issuing Bank to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Loan Parties or any other Person.

(g)          VAT.

(i)          All amounts expressed to be payable under a Loan Document by any party to this Agreement (each, a “Party”) to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to Section 2.18(g)(ii) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Loan Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).

(ii)         If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Loan Document, and any Party other than the Recipient (the “Relevant Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(A)         (where the Supplier is the Person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (A) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(B)         (where the Recipient is the Person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

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(iii)        Where a Loan Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(iv)        In relation to any supply made by a Finance Party to any Party under a Loan Document, if reasonably requested by such Finance Party, such Party must promptly provide such Finance Party with details of such Party’s VAT registration (if any) and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.

(v)         Notwithstanding Section 2.18(g)(i) above, if an amount of Australian goods and services tax (“GST”) is payable in respect of any supply made under a Loan Document, that amount of GST shall not be payable until and unless a valid tax invoice or adjustment note is provided by the relevant supplier to the recipient.

Section 2.19.Payments Generally; Pro Rata Treatment; Sharing of Set-offs.Unless otherwise specified, each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of Revolving L/C Disbursements, or of amounts payable under Section 2.16, Section 2.17 or Section 2.18, or otherwise) prior to the time reasonably specified by the Administrative Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment, on the date when due, in immediately available funds, without condition or deduction for any defense, recoupment, set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated to the applicable Borrower by the Administrative Agent, except payments to be made directly to the applicable Issuing Bank or the applicable Swingline Lender as expressly provided herein and except that payments pursuant to Section 2.16, Section 2.17, Section 2.18 and Section 9.05 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder of (i) principal or interest in respect of any Loan or (ii) Revolving L/C Reimbursement Obligations shall in each case be made in the currency in which such Loan was made or such Revolving Letter of Credit was issued. All payments of other amounts due hereunder or under any other Loan Document shall be made in U.S. Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

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(b)         If at any time insufficient funds are received by and available to the Administrative Agent from a Borrower to pay fully all amounts of principal, unreimbursed Revolving L/C Disbursements, interest and fees then due from such Borrower hereunder, such funds shall be applied (i) first, towards payment of any Agent Fees then due from such Borrower hereunder, ratably among the parties entitled thereto, (ii) second towards payment of interest and fees then due from such Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (iii) third, towards payment of principal and unreimbursed Revolving L/C Disbursements then due from such Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed Revolving L/C Disbursements then due to such parties.

(c)          If any Lender shall, by exercising any right of set-off, consolidation, banker’s lien or counterclaim, through the application of any proceeds of Collateral or otherwise, obtain payment in respect of any principal of any Revolving Facility Loans or participations in Revolving L/C Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Facility Loans and participations in Revolving L/C Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender (as determined on the basis of their respective Commitments under the Revolving Facility), then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Facility Loans and participations in Revolving L/C Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Facility Loans and participations in Revolving L/C Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph (c) shall not be construed to apply to any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Revolving L/C Disbursements to any assignee or participant, other than to a Borrower or any Loan Party (as to which the provisions of this paragraph (c) shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(d)          Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment by such Borrower is due to the Administrative Agent for the account of the Lenders or the applicable Issuing Bank hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank, as applicable, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as applicable, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)          If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(d), Section 2.05(d), Section 2.05(e), Section 2.06(b) or Section 2.19(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

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Section 2.20.Mitigation Obligations; Replacement of Lenders.

(a)          If any Lender requests compensation under Section 2.16, or if any Loan Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18 [or Schedule VI],7 then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.16, Section 2.18, or Schedule VI, as applicable, in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The relevant Loan Party hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)          If any Lender requests compensation under Section 2.16, or if any Loan Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18 or Schedule VI, or is a Defaulting Lender, then such Loan Party may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04, all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) such Loan Party shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Revolving L/C Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or such Loan Party (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.16 or payments required to be made pursuant to Section 2.18 or Schedule VI, such assignment will result in a reduction in such compensation or payments. Nothing in this Section 2.20 shall be deemed to prejudice any rights that any Loan Party may have against any Lender that is a Defaulting Lender.

(c)          If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 9.09 requires the consent of all of the Lenders affected thereby and with respect to which the Required Lenders shall have granted their consent, then provided no Event of Default then exists, the Borrowers shall have the right (unless such Non-Consenting Lender grants such consent) to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans and Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent, provided that: (i) all Obligations of the Borrowers under the Loan Documents owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment, and (ii) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest or fees thereon. In connection with any such assignment, the Borrowers, the Administrative Agent, each such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 9.04.

7 Subject to review of Schedule VI.

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Section 2.21. Designated Borrowers.

(a)         (i) The Subsidiaries of the Parent Guarantor listed on Schedule I (effective as of the Closing Date) and (ii) any other Wholly Owned Subsidiary of the Parent Guarantor that is a Guarantor and is incorporated or formed in the United States, the Cayman Islands, Luxembourg, Canada, Norway, The Netherlands or Ireland (subject to the provisions of this Section 2.21), shall be “Designated Borrowers ” hereunder and may receive Loans for their respective accounts on the terms and conditions set forth in this Agreement.

(b)          The Parent Guarantor may at any time, upon not less than fifteen (15) Business Days’ notice to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), designate any additional Subsidiary (an “Applicant Borrower”) incorporated in a jurisdiction listed in paragraph (a) above to receive Loans under a Facility by delivering to the Administrative Agent (which shall promptly deliver counterparts thereof to each Lender) a duly executed notice and agreement in substantially the form of Exhibit H (a “Designated Borrower Request and Assumption Agreement”). The parties hereto acknowledge and agree that, prior to any Applicant Borrower becoming entitled to utilize the Revolving Facility, the Administrative Agent and the Lenders shall have received such supporting resolutions, incumbency certificates, opinions of counsel and other documents or information reasonably requested by the Administrative Agent (including, without limitation, all such documents or information required to comply with the U.S.A. PATRIOT Act), in each case consistent with the documents and information required to be delivered hereunder with respect to any Borrowers on the Closing Date (but with such differences as may be appropriate in light of applicable local law), and promissory notes signed by such new Borrowers to the extent any Lenders so require. Promptly following receipt of all such requested resolutions, incumbency certificates, opinions of counsel and other documents or information reasonably requested by the Administrative Agent, the Administrative Agent shall send a notice in substantially the form of Exhibit J (a “Designated Borrower Notice”) to the Borrowers and such Lenders specifying the effective date upon which the Applicant Borrower shall constitute a Designated Borrower for purposes hereof, whereupon each of such Lenders agrees to permit such Designated Borrower to receive Loans under the applicable Facility, on the terms and conditions set forth herein, and each of the parties agrees that such Designated Borrower otherwise shall be a Borrower under such Facility for all purposes of this Agreement.

(c)          The Parent Guarantor may from time to time, upon not less than ten (10) Business Days’ notice to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), terminate a Designated Borrower’s status as such, provided that any outstanding Loans (and all other amounts) payable by such Designated Borrower are at the option of the Parent Guarantor, either repaid in full or expressly assumed by another Borrower in a writing in form and substance reasonably satisfactory to the Administrative Agent (together with such other supporting certificates or documentation as the Administrative Agent may reasonably require), in each case as of the effective date of such termination; provided that, if such Designated Borrower is also a Subsidiary Loan Party, such termination will not affect such Designated Borrower’s Obligations under any of the Loan Documents. The Administrative Agent will promptly notify the Lenders of any such termination of Designated Borrower’s status

Section 2.22. Illegality.

If any Lender reasonably determines that any change in law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for any Lender or its applicable lending office to make or maintain any LIBOR Loans, CDOR Loans or EURIBOR Loans, then, on notice thereof by such Lender to the applicable Borrower through the Administrative Agent, any obligations of such Lender to make or continue LIBOR Loans. CDOR Loans or EURIBOR Loans, as the case may be, shall be suspended until such Lender notifies the Administrative Agent and the applicable Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the applicable Borrower shall, upon demand from such Lender, prepay all such LIBOR Borrowings, CDOR Borrowings or EURIBOR Borrowings of such Lender on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Borrowings, CDOR Borrowings or EURIBOR Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans. Upon any such prepayment, the applicable Borrower shall also pay accrued interest on the amount so prepaid.

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Section 2.23. Non-Revolving Lenders.

Notwithstanding any other provision of this Agreement, the following provisions shall apply if and for so long as there are any Non-Revolving Lenders:

(a)         a “Non-Revolving Lender” shall mean (i) any Lender not voting in favor of the Approved Restructuring Plan and (ii) any Affiliated Lender as of the Closing Date, in each case, which is designated as having a “Non-Revolving Commitment” in Schedule 2.01;

(b)         a Non-Revolving Commitment shall be fully drawn on the Closing Date and, subject to Section 2.23(d), shall remain fully drawn until the Maturity Date and in order to give effect to the foregoing:

(i)          no Revolving Facility Loans shall be made by a Non-Revolving Lender after the Closing Date (excluding, for the avoidance of doubt, interest elections under Section 2.07);

(ii)         no Swingline Exposure or Revolving L/C Exposure shall be allocated to a Non-Revolving Lender;

(iii)        the Loans of a Non-Revolving Lender shall be disregarded for the purposes of determining the ratable participation of the Lenders in the funding of any new Borrowings or the allocation of any principal repayments or prepayments which do not require a permanent reduction in the Total Commitments; and

(iv)        the Loans and Commitment of a Non-Revolving Lender and the Non-Revolving Lenders shall be disregarded for the purposes of the true-up provisions in Section 7.03;

(c)         the aggregate Loans owing to the Non-Revolving Lenders shall be treated as a separate Borrowing from the Borrowings owing to the Lenders which are not Non-Revolving Lenders for the purposes of any interest elections under Section 2.07;

(d)         no prepayment of principal shall be made to any Non-Revolving Lender; provided the Revolving Facility Loans of a Non-Revolving Lender shall, in each case, be reduced by such Non-Revolving Lender’s proportionate share of any prepayment or repayment of the Revolving Facility Loans that results in a permanent reduction of the Total Commitments;

(e)         a Non-Revolving Lender shall not be entitled to receive any share of the Amendment Fee and/or any fee contemplated by Section 2.13;

(f)         the Commitment of a Non-Revolving Lender shall be disregarded for the purposes of ascertaining whether (i) any given percentage of the Total Commitments, or (ii) the agreement of any specified group of Lenders, has been obtained to approve any request for a consent, waiver, amendment or other vote under the Loan Documents which relates solely to the drawdown and optional prepayment mechanics under this Agreement; and

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(g)          with the consent of the Initial Borrower, any Non-Revolving Lender may elect (in its sole discretion) to convert its Non-Revolving Commitment to a revolving Commitment and, if such election is made, the Lenders shall make all such payments and other adjustments as may be reasonably requested by the Administrative Agent in order to ensure that such Lender is thereafter owed its proportionate share of the Revolving Facility Credit Exposure.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each of the Parent Guarantor and each Borrower represents and warrants to each of the Lenders with respect to itself and each of the Restricted Subsidiaries (or each of its Subsidiaries in the case of Section 3.09, Section 3.15(a) and Section 3.16) that:

Section 3.01.Organization; Powers.

(a)          Except as set forth on Schedule 3.01 and after giving effect to the Confirmation Order and the Approved Restructuring Plan, each Loan Party and each of its Restricted Subsidiaries (i) is duly incorporated, established, registered or organized, validly existing and (if applicable) in good standing under the laws of the jurisdiction of its incorporation, establishment or organization except for such failure to be in good standing which does not have and could not reasonably be expected to have a Material Adverse Effect, (ii) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (iii) is qualified to do business in each jurisdiction where such qualification is required, except where the failure to so qualify does not have and could not reasonably be expected to have a Material Adverse Effect and (iv) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents subject to the terms of such Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of each Borrower, to borrow and otherwise obtain credit hereunder.

(b)          In the case of any Borrower or Guarantor incorporated in a Member State of the European Union, its Centre of Main Interests is situated at its registered office (siège statutaire).

Section 3.02.Authorization; No Violation; No Conflict.

After giving effect to the Confirmation Order and the Approved Restructuring Plan, the execution, delivery and performance by each Loan Party of each of the Loan Documents to which it is a party, and the borrowings hereunder and the Transactions described in clause (b) of the definition thereof (a) have been duly authorized by all necessary corporate, company, stockholder, shareholder, limited liability company or partnership action required to be obtained by such Loan Party and such Subsidiaries and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate, memorandum or articles of incorporation, association or amalgamation, or certificate or declaration of limited partnership, or other constitutive documents or by-laws of, or unanimous shareholders’ agreement or shareholder declaration pertaining to, such Loan Party or any such Subsidiary, (B) any applicable order of any court or any rule, regulation or order of any Governmental Authority or (C) any provision of any indenture, lease, agreement or other instrument to which such Loan Party or any such Subsidiary is a party or by which any of them or any of their respective property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a material benefit under any such indenture, lease, agreement or other instrument, where any such conflict, violation, breach or default referred to in clause (i) (other than with respect to any violation of any provision of the certificate, memorandum or articles of incorporation, association or amalgamation, or certificate or declaration of limited partnership, or other constitutive documents or bylaws of any Loan Party) or (ii) of this clause (b), could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by such Loan Party or any such Subsidiary, other than the Liens created by the Loan Documents or permitted pursuant to Section 6.04.

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Section 3.03.Enforceability.

This Agreement has been duly executed and delivered by the Parent Guarantor, the Initial Borrower and each other Borrower (including, if applicable, by way of a Designated Borrower Request and Assumption Agreement) and constitutes, and each other Loan Document when executed and delivered by each Loan Party that is party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against each such Loan Party in accordance with its terms, subject to (a) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other laws affecting creditors’ rights generally, (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (c) implied covenants of good faith and fair dealings and any other Reservations.

Section 3.04.Governmental Approvals.

After giving effect to the Confirmation Order and the Approved Restructuring Plan, no action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions described in clause (b) of the definition thereof except for (a) the filing of UCC financing statements (or the filing of financing statements under the Australian PPSA in connection with property located in Australia or Loan Parties incorporated in Australia, the filing of financing statements under the Canadian PPSA in connection with property located in Canada, or other local equivalent), (b) filings with the United States Patent and Trademark Office and the United States Copyright Office or, with respect to intellectual property which is the subject of registration or application for registration outside the United States, such applicable patent, trademark or copyright office or other intellectual property authority, (c) recordation of the Security Documents or any of the Collateral to the extent required or customary under applicable law, and/or (d) such consents, authorizations, approvals, registrations, filings or other actions (i) that have been made or obtained and are in full force and effect, (ii) that are listed on Schedule 3. 04 or (iii) the failure of which to be obtained or made does not have and could not reasonably be expected to have a Material Adverse Effect.

Section 3.05.Financial Statements.

(a)          The audited consolidated balance sheets and the related audited consolidated statements of operations, cash flows and owners’ equity of (i) CHC Group Ltd. as of April 30, 2015 and April 30, 2016 (which have heretofore been furnished to the Lenders) and (ii) the Parent Guarantor most recently delivered pursuant to Section 5.04(b), were prepared in accordance with GAAP and fairly present the consolidated financial position of CHC Group Ltd. or the Parent Guarantor, as the case may be, as of the dates thereof and its consolidated results of operations and cash flows for the periods then ended.

(b)          The unaudited interim consolidated balance sheets, and the related statements of consolidated statements of operations and cash flows of (i) CHC Group Ltd. as of [October 31, 2016] (which have heretofore been furnished to the Lenders) and (ii) the Parent Guarantor most recently delivered pursuant to Section 5.04(a) were prepared in accordance with GAAP and fairly present the consolidated financial position of CHC Group Ltd. or the Parent Guarantor, as the case may be, as of the dates thereof and its consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments and the absence of footnotes).

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Section 3.06.No Material Adverse Effect.

Since the Restructuring Plan Effective Date, there has been no event or occurrence which has resulted in or could reasonably be expected to result in, individually or in the aggregate, any Material Adverse Effect.

Section 3.07.Title to Properties; Possession Under Leases.

(a)          After giving effect to the Confirmation Order and the Approved Restructuring Plan, the Parent Guarantor and its Restricted Subsidiaries have good and valid title to, or valid leases, sub-leases or licenses of, or are otherwise entitled to use, all assets necessary for carrying on the business of the Parent Guarantor and its Restricted Subsidiaries as presently conducted, except where the failure to have such title does not have and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Parent Guarantor and its Restricted Subsidiaries have maintained, in all material respects and in accordance with normal industry practice, all of the machinery, equipment, vehicles, facilities and other tangible personal property now owned or leased by the Parent Guarantor and its Restricted Subsidiaries that is necessary to conduct their business as it is now conducted. All such assets are free and clear of Liens, other than Prior Liens and other Liens permitted by Section 6.04.

(b)          Each of the Parent Guarantor and each of its Restricted Subsidiaries has complied with all obligations under all leases, sub-leases and other occupancy agreements to which it is a party, except where the failure to comply does not have and could not reasonably be expect to have, individually or in the aggregate, a Material Adverse Effect, and all such leases, sub-leases and other occupancy agreements are in full force and effect, except leases, sub-leases and other occupancy agreements in respect of which the failure to be in full force and effect does not have and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Parent Guarantor and each of its Restricted Subsidiaries enjoys peaceful and undisturbed possession under all such leases, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession does not have and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)          The Parent Guarantor and its Restricted Subsidiaries own or possess, or have the right to use or could obtain ownership or possession of or a right to use, on terms not materially adverse to it, all patents, trademarks, service marks, trade names and copyrights necessary for the present conduct of their business, without any known conflict with the rights of others, and free from any burdensome restrictions, except where such conflicts and restrictions do not have and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d)          As of the Closing Date, neither the Parent Guarantor nor any of its Restricted Subsidiaries have received any notice of any pending or contemplated condemnation proceeding affecting any Real Property that constitutes part of the Collateral or any sale or disposition thereof in lieu of condemnation that remains unresolved as of the Closing Date, except as set forth on Schedule 3.07(d).

(e)          Neither the Parent Guarantor nor any of its Restricted Subsidiaries is obligated on the Closing Date under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Real Property that constitutes part of the Collateral or any interest therein, except to the extent the relevant obligation or action is not otherwise prohibited by the terms of this Agreement.

(f)          Schedule 3.07(f) sets forth as of the Closing Date the name and jurisdiction of incorporation, establishment, formation, registration or organization of each Subsidiary of the Parent Guarantor and, as to each such Subsidiary, the percentage of each class of Equity Interests owned by the Parent Guarantor or by any such Subsidiary, indicating the ownership thereof.

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(g)          As of the Closing Date, there are no outstanding subscriptions, options, warrants, calls, rights, pre-emptive rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Equity Interests of the Borrowers or any of their Restricted Subsidiaries, except as set forth on Schedule 3.07(g).

Section 3.08.Litigation; Compliance with Laws.

(a)          Except pursuant to the Chapter 11 Proceedings and the related insolvency proceedings in Canada and, in any case, any adversary proceeding or contested motion commenced in connection with any of the foregoing or as otherwise set forth on Schedule 3.08(a), there are no actions, suits, investigations or proceedings at law or in equity or by or on behalf of any Governmental Authority or in arbitration now pending against, or, to the knowledge of the Parent Guarantor or any Borrower, threatened in writing against or affecting, any of the Parent Guarantor and its Restricted Subsidiaries or any Business, property or rights of any such Person, which has or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)          After giving effect to the Confirmation Order and the Approved Restructuring Plan and except as set forth on Schedule 3.08(b), none of the Borrowers or any of their Restricted Subsidiaries and their respective properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any currently applicable law, rule or regulation (including any zoning, building, Environmental Law, ordinance, code or approval or any building permit) or any restriction of record or agreement affecting any Real Property that is part of the Collateral, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation(s) and/or default(s) have or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)          To the extent applicable, all the legal requirements of the Luxembourg law dated 31 May 1999, as amended, regarding the domiciliation of companies have been complied with by the Initial Borrower and any other Borrower or Guarantor incorporated or existing under the laws of Luxembourg, except where failure to so comply does not have and could not reasonably be expected to have a Material Adverse Effect.

Section 3.09.Sanctions; Anti-Corruption Laws; Anti-Money Laundering/Anti-Terrorist Financing Laws.

(a)          No part of the proceeds of any Loan will be used directly or, to the Parent Guarantor’s knowledge, indirectly, to fund any operations in, finance any investments or activities in, or make any payments to, any Sanctioned Person in any manner that would result in any violation of any Sanctions, Anti-Corruption Laws or Anti-Money Laundering/Anti-Terrorist Financing Laws.

(b)          None of it, its Subsidiaries or, to the Parent Guarantor’s knowledge, their respective directors, officers, employees, agents, affiliates or representatives is a Sanctioned Person.

(c)          Each of it, its Subsidiaries and, to the Parent Guarantor’s knowledge, their respective directors, officers, employees, agents, affiliates and representatives is in compliance in all material respects with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering/Anti-Terrorist Financing Laws, in each case to the extent applicable, where failure to comply has or could reasonably be expected to have a Material Adverse Effect or could reasonably be expected to materially and directly prejudice any of the Lenders or their respective reputations.

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(d)          The Parent Guarantor and its Subsidiaries have implemented and maintain in effect policies and procedures which are designed to ensure compliance by it, its Subsidiaries and their respective directors, officers, employees, agents, affiliates and representatives with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering/Anti-Terrorist Financing Laws.

(e)          The representations and warranties contained in this Section 3.09 made with respect to the Parent Guarantor or its Subsidiaries are subject to applicable requirements of law; provided that to the extent any of the representations or warranties contained in this Section 3.09 with respect to the Parent Guarantor or its Subsidiaries is prohibited, as a result of a requirement of law, from being made, then the Parent Guarantor or such Subsidiary shall be in compliance in all material respects with the equivalent requirements of law, if any, applicable in its local jurisdiction.

Section 3.10.Federal Reserve Regulations.

(a)          None of the Parent Guarantor or its Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b)          No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or Regulation X.

Section 3.11.Investment Company Act.

None of the Parent Guarantor or its Restricted Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 3.12.Use of Proceeds.

Each Borrower will use the proceeds of the Revolving Facility Loans, and may request the issuance of Revolving Letters of Credit, solely for general corporate purposes including, without limitation, to fund certain of the Loan Parties’ emergence from the Chapter 11 Proceedings.

Section 3.13.Tax Returns.

Except as set forth on Schedule 3.12, each of the Parent Guarantor and its Restricted Subsidiaries (i) has timely filed or caused to be timely filed all federal, state, local and non-U.S. Tax returns required to have been filed by it and each such Tax return is complete and accurate in all respects and (ii) has timely paid or caused to be timely paid all Taxes shown thereon to be due and payable by it and all other Taxes or assessments (including in the capacity of a withholding agent), except in each case referred to in clauses (i) or (ii) above, (1) if the failure to comply does not have and could not reasonably be expected to have a Material Adverse Effect or (2) if the Taxes or assessments are being contested in good faith by appropriate proceedings in accordance with Section 5.03 and for which the Parent Guarantor or any of its Restricted Subsidiaries (as the case may be) has set aside on its books adequate reserves in accordance with GAAP.

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Section 3.14.No Material Misstatements.

(a)            All written information (other than the Projections, estimates and information of a general economic nature) (the “Information”) concerning the Transactions, the Parent Guarantor and its Subsidiaries and all transactions contemplated hereby furnished by or on behalf of the Parent Guarantor and its Subsidiaries to the Administrative Agent or the Lenders in connection with the Transactions, when taken as a whole, was true and correct in all material respects, as of the date such Information was furnished to the Lenders and as of the Closing Date (after giving effect to any applicable supplement thereto), and did not contain any untrue statement of a material fact as of any such date or omit to state any material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made.

(b)            The Projections prepared by or on behalf of the Parent Guarantor or any of its representatives and that have been made available to any Lenders or the Administrative Agent in connection with the Transactions were prepared in good faith based upon assumptions believed by the Parent Guarantor to be reasonable as of the date of such Projections and as of the date such Projections were furnished to the Initial Lenders.

Section 3.15.Employee Benefit Plans.

(a)             Each Plan has been administered in compliance with the applicable provisions of ERISA and the Code (and the regulations and published interpretations thereunder), except for such noncompliance that does not have and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the Closing Date, the excess of the present value of all benefit liabilities under each Plan of the Parent Guarantor and each Restricted Subsidiary and the ERISA Affiliates (based on those assumptions used to fund such Plan), as of the last annual valuation date applicable thereto for which a valuation is available, over the value of the assets of such Plan does not have and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and the excess of the present value of all benefit liabilities of all underfunded Plans (based on those assumptions used to fund each such Plan) as of the last annual valuation dates applicable thereto for which valuations are available, over the value of the assets of all such underfunded Plans does not have and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other ERISA Events which have occurred or for which liability is reasonably expected to occur, has or could reasonably be expected to have a Material Adverse Effect.

(b)            All foreign pension schemes sponsored or maintained by the Parent Guarantor and each of its Subsidiaries, if any, are maintained in accordance with the requirements of applicable foreign law, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.

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Section 3.16.Environmental Matters.

Except as set forth on Schedule 3.16 or as to matters that do not have and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) no written notice, request for information, order, complaint, Environmental Claim or penalty has been received by any Parent Guarantor or any of its Subsidiaries, and there are no judicial, administrative or other actions, suits or proceedings pending or, to the knowledge of the Parent Guarantor and its Subsidiaries, threatened against a Borrower or any of its Subsidiaries which allege a violation of or liability under any Environmental Laws, in each case relating to such Borrower or any of its Subsidiaries, (ii) each of the Parent Guarantor and its Subsidiaries has all environmental, health and safety permits and approvals necessary for its operations as currently conducted to comply with all applicable Environmental Laws and is, and has been, in compliance with the terms of such permits and with all other applicable Environmental Laws except for non-compliances which have been resolved and the costs of such resolution have been paid, (iii) to the knowledge of the Parent Guarantor and its Subsidiaries, no Hazardous Material is located at any property currently or formerly owned, operated or leased by the Parent Guarantor or any of its Subsidiaries that could reasonably be expected to give rise to any liability to or Environmental Claim against the Parent Guarantor or any of its Subsidiaries under any Environmental Laws, and no Hazardous Material has been generated, owned or controlled by the Parent Guarantor or any of its Subsidiaries and transported to or Released at any location in a manner that could reasonably be expected to give rise to any liability or Environmental Claim of the Parent Guarantor or any of its Subsidiaries under any Environmental Laws, (iv) to the knowledge of the Parent Guarantor and its Subsidiaries, there are no acquisition agreements pursuant to which the Parent Guarantor or any of its Subsidiaries has expressly assumed or undertaken responsibility for any liability or obligation of any other Person arising under or relating to Environmental Laws, which in any such case has not been made available to the Administrative Agent prior to the date hereof, (v) to the knowledge of the Parent Guarantor and its Subsidiaries, there are no landfills or disposal areas located at, on, in or under the assets of the Parent Guarantor or any of its Subsidiaries, and (vi) to the knowledge of the Parent Guarantor and its Subsidiaries, except as listed on Schedule 3.16 there are not currently and there have not been any underground storage tanks “owned” or “operated” (as defined by applicable Environmental Law) by the Parent Guarantor or any Subsidiary or present or located on the Parent Guarantor’s or any Subsidiary’s Real Property. For purpose of Section 7.01(a), each of the representations and warranties contained in parts (iii), (iv), (v) and (vi) of this Section 3.16 that are qualified by the knowledge of the Parent Guarantor and its Subsidiaries shall be deemed not to be so qualified. Representations and warranties of the Parent Guarantor or any Subsidiary with respect to environmental matters are limited to those in this Section 3.16 unless expressly stated.

Section 3.17.No Undisclosed Liabilities.

(a)          After giving effect to the Confirmation Order and the Approved Restructuring Plan, no Lien exists on or over all or any part of the present or future assets of the Parent Guarantor or any of its Restricted Subsidiaries other than as permitted under Section 6.04.

(b)          None of the Parent Guarantor or any of its Restricted Subsidiaries have incurred any Indebtedness to the extent such incurrence is prohibited by Section 6.02.

Section 3.18.Creation of Security Interests.

Each Security Document is effective to create in favor of the Collateral Agent for the benefit of the Finance Parties, a legal, valid and enforceable security interest in the Collateral described therein except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, examinership or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and the implied covenants of good faith and fair dealings and any other Reservations. Subject to the Agreed Security Principles, upon completion of the delivery, filing and other actions specified in the relevant Security Documents, the Collateral Agent shall have a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral (to the extent a security interest in such Collateral can be perfected through taking of such actions), as security for the Obligations under the Loan Documents, in each case prior in right to the Lien of any other Person except for Liens permitted pursuant to Section 6.04.

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Section 3.19.Solvency.

(a)          Immediately after giving effect to the Transactions on the Closing Date, (i) the fair value of the assets (for the avoidance of doubt, calculated to include goodwill and other intangibles) of the Parent Guarantor and its Wholly Owned Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Parent Guarantor and its Wholly Owned Subsidiaries on a consolidated basis; (ii) the present fair saleable value of the property of the Parent Guarantor and its Wholly Owned Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Loan Parties on a consolidated basis, on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Parent Guarantor and its Wholly Owned Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Parent Guarantor and its Wholly Owned Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

(b)          The Parent Guarantor and its Wholly Owned Subsidiaries, on a consolidated basis, do not intend to, and do not believe that they will, incur debts beyond their ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by the Parent Guarantor and its Wholly Owned Subsidiaries and the timing and amounts of cash to be payable on or in respect of the Indebtedness of the Parent Guarantor and its Wholly Owned Subsidiaries.

(c)          None of the Parent Guarantor nor any of the Significant Subsidiaries that are Restricted Subsidiaries intends to file a voluntary case or proceeding under any Bankruptcy Law within ten (10) Business Days of the date on which this representation and warranty is made or deemed to be made under Section 4.01 hereof.

Section 3.20.Labor Matters.

There are no strikes pending or threatened against the Parent Guarantor or any of its Restricted Subsidiaries that, individually or in the aggregate, have or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as does not have and could not reasonably be expected to have a Material Adverse Effect, (a) the hours worked and payments made to employees of the Parent Guarantor and its Restricted Subsidiaries have not been in violation in any material respect of the Fair Labor Standards Act or any other applicable law dealing with such matters, (b) all material payments due from the Parent Guarantor or any of its Restricted Subsidiaries or for which any claim may be made against the Parent Guarantor or any of its Restricted Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Parent Guarantor or such Restricted Subsidiary to the extent required by GAAP and (c) consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Parent Guarantor or any of its Restricted Subsidiaries (or any predecessor) is a party or by which any Loan Party or any of its Subsidiaries (or any predecessor) is bound, other than collective bargaining agreements that, individually or in the aggregate, are not material to the Parent Guarantor and its Restricted Subsidiaries, taken as a whole.

Section 3.21.Insurance.

Schedule 3.21 sets forth a true, complete and correct description of all material insurance maintained by or on behalf of the Parent Guarantor and its Restricted Subsidiaries as of the Closing Date. As of such date, such insurance is in full force and effect. The Parent Guarantor believes that the insurance maintained by or on behalf of it and its Restricted Subsidiaries is adequate.

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ARTICLE IV

CONDITIONS TO CREDIT EVENTS

The obligations of (a) the Lenders to make Loans or (b) any Issuing Bank to issue, amend, extend or renew any Revolving Letter of Credit hereunder (each of (a) and (b), a “Credit Event”) are subject to the satisfaction of the following conditions:

Section 4.01.All Credit Events.

On the date of each Credit Event:

(a)          The Administrative Agent shall have received, in the case of a Borrowing, a Borrowing Request as required by Section 2.03 (or a Borrowing Request shall have been deemed given in accordance with the last paragraph of Section 2.03) or, in the case of the issuance of a Revolving Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance of such Revolving Letter of Credit as required by Section 2.05(b).

(b)          The representations and warranties set forth in Article III hereof shall be true and correct in all material respects on and as of the date of such Credit Event (other than an amendment, extension or renewal of a Revolving Letter of Credit without any increase in the stated amount of such Revolving Letter of Credit), as applicable, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

(c)          At the time of and immediately after such Credit Event (other than an amendment, extension or renewal of a Revolving Letter of Credit without any increase in the stated amount of such Revolving Letter of Credit), no Event of Default or Default shall have occurred and be continuing.

(d)          At the time of and immediately after such Credit Event (other than an issuance, amendment, extension or renewal of a Revolving Letter of Credit), none of the Parent Guarantor or its Restricted Subsidiaries has, or immediately after such Credit Event will have, any Surplus Cash.

Each Credit Event (other than an amendment, extension or renewal of a Revolving Letter of Credit without any increase in the stated amount of such Revolving Letter of Credit) shall be deemed to constitute a representation and warranty by the applicable Borrower on the date of such Credit Event as to the matters specified in paragraphs (b), (c) and (d) of this Section 4.01.

Section 4.02.First Credit Event.

On the Closing Date:

(a)         The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission, or electronic transmission of a PDF copy, of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

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(b)          The Administrative Agent shall have received, on behalf of itself, the Collateral Agent, the Lenders and each Issuing Bank on the Closing Date, favorable written opinions of (i) Weil, Gotshal & Manges LLP, special counsel for the Loan Parties, as to matters of New York, Texas and Delaware law, (ii) Blake, Cassels & Graydon LLP, British Columbia and Ontario counsel for the Loan Parties, as to matters of British Columbia and Ontario law, (iii) Norton Rose Fulbright LLP, Dutch counsel for the Finance Parties, as to matters of Dutch law, (iv) Van Doorne, N.V., Dutch counsel for the Loan Parties, as to matters of Dutch law, (v) Arendt & Medernach LLC, Luxembourg counsel for the Finance Parties, as to matters of Luxembourg law, (vi) Loyens&Loeff Luxembourg S.à r.l., Luxembourg counsel for the Loan Parties, as to matters of Luxembourg law, (vii) Norton Rose Fulbright LLP, English counsel for the Finance Parties, as to matters of English law, (viii) Debevoise & Plimpton LLP, English counsel for the Loan Parties, as to matters of English law, (ix) Maclay Murray & Spens LLP, Scottish counsel for the Finance Parties, as to matters of Scots law, (x) Advokatfirmaet Thommessen AS, Norwegian counsel for the Finance Parties, as to matters of Norwegian law, (xi) Lex Carribean, Barbados counsel for the Finance Parties, as to matters of Barbados law, (xii) Norton Rose Fulbright Australia, Australian counsel for the Finance Parties, as to matters of laws of the State of Victoria, South Australia and the Commonwealth of Australia, (xiii) A&L Goodbody, Irish counsel to the Finance Parties, as to matters of Irish law, (xiv) [●], Cayman Islands counsel for the Finance Parties, as to matters of Cayman Islands law, (xv) Appleby (Cayman) Ltd., Cayman Islands counsel for the Loan Parties, as to matters of Cayman Islands law, (xvi) [Appleby (Bermuda) Limited], Bermudan counsel for the Loan Parties, as to matters of Bermudan law, and (xvii) Norton Rose Fulbright Piotr Strawa and Partners, Limited Partnership, Polish counsel for the Finance Parties, as to matters of Polish law,8 in each case (A) dated the Closing Date, (B) addressed to each Issuing Bank on the Closing Date, the Administrative Agent, the Collateral Agent and the Lenders and (C) in form and substance reasonably satisfactory to the Administrative Agent and covering such matters relating to the Loan Documents as the Administrative Agent shall reasonably request, and, where applicable, each Loan Party and each Finance Party hereby instructs its counsel to deliver such opinions; provided that, if any of the above opinions is not required to cover Loan Documents being entered into on the Closing Date, such opinion may instead be provided pursuant to Section 5.13.

(c)          The Administrative Agent shall have received in the case of each Loan Party each of the following:

(i)          a copy of the certificate of registration, certificate or articles of incorporation, partnership agreement, memorandum and articles of association or limited liability company agreement, including all amendments thereto, or other relevant constitutional documents under applicable law of each Loan Party, (A) in the case of a corporation, certified as of a recent date by the Secretary of State (or other similar official, including a public notary or, where customary practice in any relevant jurisdiction, by an officer or director of such Loan Party) and a certificate as to the good standing (to the extent such concept or a similar concept exists under the laws of such jurisdiction) of each such Loan Party as of a recent date from such Secretary of State (or other similar official), (B) in the case of a partnership, exempted company or limited liability company, certified by an Officer or the Secretary or Assistant Secretary of each such Loan Party or (C) in the case of a Loan Party incorporated or established in Luxembourg, certified by a public notary; provided that, in the case of a Polish Loan Party, delivery of a copy of the articles of association shall be sufficient to fulfill the condition set forth in this paragraph (i);

8All local counsel to be confirmed following completion of due diligence on CHC group and new guarantors. Whether opinions will be required from borrower and lender counsel to be confirmed based on local practice.

NTD: Our Irish and Polish counsel confirmed that lenders’ counsel typically provides the opinion. Our Bermuda counsel told us that there is no standard practice but that they would provide.

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(ii)          a certificate of the Secretary, Assistant Secretary, Director (managing or otherwise), President or similar officer of each Loan Party, in each case dated the Closing Date and certifying:

(A)         that attached thereto is a true and complete copy of the by-laws (or partnership agreement, memorandum and articles of association, limited liability company agreement or other equivalent governing documents) of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below,

(B)         that attached thereto is a true and complete copy of resolutions (or, in respect of Loan Parties incorporated in Australia, extract resolutions) duly adopted by the Board of Directors (or equivalent governing body) of such Loan Party (or its managing general partner or managing member and, in the case of a Dutch Loan Party, by its general meeting of shareholders and its supervisory board (if any)) authorizing a specified person or persons to execute, deliver and perform of the Loan Documents to which such Loan Party is a party (or at least the Loan Documents to which such Loan Party is a party on the Closing Date) and any certificate, notice or document related thereto and, in the case of any Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Closing Date,

(C)         that the certificate of registration, certificate or articles of incorporation, partnership agreement, memorandum and articles of association or limited liability company agreement (or other equivalent governing documents) of such Loan Party has not been amended since the date of the last amendment thereto disclosed pursuant to clause (i) above,

(D)         as to the incumbency and specimen signature of each manager, officer or director executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party, and

(E)         as to the absence of any pending proceeding for the dissolution or liquidation of such Loan Party (including, in the case of a Dutch Loan Party, being declared bankrupt (failliet verklaard) or dissolved (ontbonden)) or, to the knowledge of such Person, threatening the existence of such Loan Party;

(iii)        for any Loan Party incorporated in Luxembourg, an electronic excerpt of the R.C.S. Luxembourg dated no more than two Business Days prior to the Closing Date;

(iv)        for any Polish Loan Party, the current extract from the National Court Register (Krajowy Rejestr Sądowy) (or its equivalent in a form of electronic information);

(v)         for any Loan Party incorporated in Luxembourg electronic certificates de non-inscription d’une décision judiciaire (certificates as to the non-inscription of a court decision) issued by the R.C.S. Luxembourg and dated no more than one Business Day prior to the Closing Date (the “Certificates”) certifying that, as of the date of the day immediately preceding the certificate, no court decision as to inter alia the faillite, concordat préventif de faillite, gestion contrôlée, sursis de paiement, liquidation judiciaire, liquidation volontaire or foreign court decisions as to faillite, concordat or analogous procedures according to the EC Regulation No. 44/2001 inter alia on the enforcement of foreign judgments is filed with the R.C.S. Luxembourg in respect of such Loan Parties;

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(vi)       for each Dutch Loan Party, a recent extract from the Dutch trade register (handelsregister) relating to it; and

(vii)       such other factual information or formality documents as the Administrative Agent may reasonably request no later than two (2) Business Days before the Closing Date (including without limitation, tax identification numbers and addresses).

(d)          The Collateral and Guarantee Requirement with respect to items to be completed as of the Closing Date shall have been satisfied and, if applicable, be in proper form for filing or be evidenced in the shareholder register.

(e)          After giving effect to the Transactions, the Parent Guarantor and its Restricted Subsidiaries shall have outstanding no Indebtedness other than (i) the Loans and other extensions of credit under this Agreement and (ii) other Indebtedness permitted pursuant to Section 6.02.

(f)          The Lenders shall have received a solvency certificate substantially in the form of Exhibit F and signed by the chief financial officer or another Responsible Officer of the Parent Guarantor confirming the solvency of the Parent Guarantor and its Wholly Owned Subsidiaries on a consolidated basis after giving effect to the Transactions.

(g)          After giving effect to the Transactions and except as set forth in Schedule 4.02(h), no provision of any applicable law or regulation, and no judgment, injunction, order or decree shall prohibit the consummation of the Transactions, and all material actions by or in respect of or material filings with any Governmental Authority required to permit the consummation of the Transactions shall have been taken, made or obtained, except for any such actions or filings the failure to take, make or obtain would not be material to the Borrowers and their Subsidiaries, taken as a whole.

(h)          The Agents shall have received all fees payable thereto or to any Lender on or prior to the Closing Date and, to the extent invoiced, all other amounts due and payable pursuant to the Loan Documents on or prior to the Closing Date, including, to the extent invoiced at least three (3) Business Days prior to the Closing Date, reimbursement or payment of all reasonable out-of-pocket expenses required to be reimbursed or paid by the Loan Parties hereunder or under any Loan Document.

(i)          The Parent Guarantor shall have received cash proceeds in connection with the issuance of the Convertible Second Lien Notes in an aggregate amount not less than U.S.$250,000,000.

(j)          The Restructuring Plan Effective Date shall have occurred and, without limiting the generality of the foregoing, the “CHC Parties” (as defined in the Plan Support Agreement) shall have complied with each of the covenants set forth in section 5 of the Plan Support Agreement without giving effect to any subsequent amendments, consents or waivers that are materially adverse to the Lenders and which have not been agreed to by the Required Lenders.

(k)          The [Restatement] shall have been consummated and, without limiting the generality of the foregoing, the Administrative Agent shall have received evidence reasonably satisfactory to it that:

(i)          all accrued and unpaid interest and all other fees and expenses due and outstanding under the Existing Credit Agreement shall have been paid as and to the extent set forth in the Approved Restructuring Plan;

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(ii)         [the relevant Subsidiaries of the Parent Guarantor shall have delivered all documentation required in order to require HSBC Corporate Trustee Company (UK) Limited to release all Liens held by it under the “Intercreditor Agreement” (as defined in the Existing Credit Agreement) and such Person shall have released all such Liens];9 and

(iii)         each of [HSBC Bank plc] and [Wells Fargo, National Association] shall have received payment in full of interest on the “Close-out Amounts” (as defined in the Interest Rate Agreement entered into between each such Person and [CHC entity]) calculated as if such Close-out Amounts had been outstanding as LIBOR Loans as at the Filing Date, each with an Interest Period of three months commencing as of the Filing Date.

(l)           The Administrative Agent shall have received a certificate signed by a Responsible Officer of the Parent Guarantor as to the matters set forth in clauses (e), (g), (i) and (j) of this Section 4.02.

(m)          No later than three (3) Business Days in advance of the Closing Date, the Administrative Agent shall have received all documentation and other information reasonably requested with respect to any Loan Party in writing by any Initial Lender at least ten (10) Business Days in advance of the Closing Date, which documentation or other information is required by regulatory authorities under applicable Anti-Money Laundering/Anti-Terrorist Financing Laws.

(n)          The Administrative Agent shall have received the Amendment Fee for the account of the Lenders (other than Non-Revolving Lenders) who consent to the Approved Restructuring Plan.

Section 4.03. Condition Subsequent.

Within [●] Business Days after the Closing Date, Alvarez & Marsal Holdings, LLC (or its applicable affiliate) shall have received payment in full of the Success Fee.

ARTICLE V

AFFIRMATIVE COVENANTS

The Parent Guarantor and the Initial Borrower covenant and agree with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full and all Revolving Letters of Credit (that are not cash collateralized or backstopped) have been cancelled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, the Parent Guarantor and the Initial Borrower will, and will cause each other Borrower and each of the Restricted Subsidiaries (or each of its Subsidiaries in the case of Section 5.15) to, from and after the Closing Date:

Section 5.01.Existence; Businesses and Properties.

(a)          Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.06, and, except for the liquidation or dissolution of Subsidiaries if the assets of such Subsidiaries are acquired by the Parent Guarantor or any Restricted Subsidiary in such liquidation or dissolution; provided that Subsidiary Loan Parties may not be liquidated into Subsidiaries that are not Loan Parties.

9 Discuss in context of restatement vs. refinancing.

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(b)          Do or cause to be done all things necessary to (i) in the Parent Guarantor’s reasonable business judgment obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect thereto necessary to the normal conduct of its business, (ii) comply in all material respects with all material applicable laws, rules, regulations (including any applicable zoning, building, ordinance, code or approval or any building permits) and judgments, writs, injunctions, decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted and (iii) at all times maintain and preserve all property necessary to the normal conduct of its business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as expressly permitted by this Agreement); in each case in this paragraph (b) except where the failure does not have and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.02. Insurance.

(a)          Keep its insurable properties insured at all times by financially sound and reputable insurers in such amounts as shall be customary for similar businesses and maintain such other reasonable insurance (including, to the extent consistent with past practices, self-insurance), of such types, to such extent and against such risks, as is customary with companies in the same or similar businesses and maintain such other insurance as may be required by law or any other Loan Document. Without limiting the generality of the foregoing, if any Lien is granted in favour of the Collateral Agent in respect of any real property interest located in the United States of America, and such real property interest is designated as, or to be in, a “flood hazard area”, it will maintain or cause to be maintained, with financially sound and reputable insurers, flood insurance on such real property interest in such total amount as required under applicable law and otherwise in compliance with the National Flood Insurance Program as set forth in the National Flood Insurance Reform Act of 1994.

(b)          In connection with the covenants set forth in this Section 5.02, it is understood and agreed that:

(i)          none of the Agents, the Lenders, the Issuing Bank or their respective agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this section 5.02, it being understood that (x) each Borrower and their Subsidiaries shall look solely to their insurance companies or any parties other than the aforesaid parties for the recovery of such loss or damage and (y) such insurance companies shall have no rights of subrogation against the Agents, the Lenders, any Issuing Bank or their respective agents or employees. if, however, the insurance policies do not provide waiver of subrogation rights against such parties, as required above, then the Parent Guarantor and each Borrower hereby agrees, to the extent permitted by law, to waive, and to cause each of its Restricted Subsidiaries to waive, its right of recovery, if any, against the Agents, the Lenders, any Issuing Bank and their respective agents and employees; and

(ii)          the designation of any form, type or amount of insurance coverage by the Administrative Agent, the Collateral Agent under this Section 5.02 shall in no event be deemed a representation, warranty or advice by the Administrative Agent, the Collateral Agent or the Lenders that such insurance is adequate for the purposes of the business of any Borrower or any of their Subsidiaries or the protection of their properties.

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Section 5.03.Taxes.

Pay and discharge promptly when due all material Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as (i) the validity or amount thereof shall be contested in good faith by appropriate proceedings, and the affected Borrower or the affected Subsidiary, as applicable, shall have set aside on its books reserves in accordance with GAAP with respect thereto or (ii) the aggregate amount of such Taxes, assessments, charges, levies or claims does not exceed U.S.$2,500,000.

Section 5.04.Financial Statements, Reports, Etc.

Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders):

(a)          within 120 days after the end of each fiscal year, a consolidated balance sheet and related statements of operations, cash flows and owners’ equity showing the financial position of the Parent Guarantor and its Subsidiaries as of the close of such fiscal year and the consolidated results of their operations during such year and setting forth in comparative form the corresponding figures for the prior fiscal year, all audited by independent chartered accountants of recognized national standing reasonably acceptable to the Administrative Agent and accompanied by an opinion of such accountants (which shall not be qualified in any material respect or subject to a “going concern” note; provided that the inclusion of a “going concern” note resulting from the anticipated breach of any financial covenant in the auditors’ report for the fiscal years ended April 30, 2017 and April 30, 2018 shall not result in a breach of the requirement set forth in this Section 5.04(a) to deliver an auditors’ report that is not qualified in any material respect or subject to a “going concern” note) to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of the Parent Guarantor and its Subsidiaries on a consolidated basis in accordance with GAAP;

(b)          within 60 days after the end of each of the first three fiscal quarters of each fiscal year, a consolidated balance sheet and related statements of operations and cash flows showing financial position of the Parent Guarantor and its Subsidiaries as of the close of such fiscal quarter and the consolidated results of their operations during such fiscal quarter and the then-elapsed portion of the fiscal year and setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, all certified by a Financial Officer of the Parent Guarantor, on behalf of the Parent Guarantor, as fairly presenting, in all material respects, the financial position and results of operations of the Parent Guarantor and its Subsidiaries on a consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes) (which certification may be included in the compliance certificate delivered pursuant to Section 5.04(n));

(c)          on or before the tenth (10th) day after the end of the third full calendar month after the Closing Date and the end of each calendar month thereafter until and including the fiscal month ending April 30, 2019, an Officers’ Certificate certifying the Minimum Liquidity as of the end of such calendar month;

(d)          promptly after the same become publicly available, copies of all periodic and other available reports, proxy statements and, to the extent requested by the Administrative Agent, other materials filed by the Parent Guarantor or any of its Restricted Subsidiaries with the SEC, or after an Initial Public Offering, distributed to its stockholders generally, if and as applicable;

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(e)          promptly, a copy of all reports submitted to the Board of Directors (or any committee thereof) of the Parent Guarantor or any of its Restricted Subsidiaries in connection with any material interim or special audit made by independent accountants of the books of the Parent Guarantor or any of its Restricted Subsidiaries;

(f)          promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Parent Guarantor or any of its Restricted Subsidiaries, or compliance with the terms of any Loan Document, or such consolidating financial statements, as in each case the Administrative Agent may reasonably request (for itself or on behalf of any Lender);

(g)          promptly upon request by the Administrative Agent (and only if such documents are in existence), copies of: (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed with the Internal Revenue Service with respect to a Plan; (ii) the most recent actuarial valuation report for any Plan; (iii) all notices received from a Multiemployer Plan sponsor or a Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Plan or Multiemployer Plan as the Administrative Agent shall reasonably request;

(h)          no later than 60 days (or in the case of the budget for the fiscal year ending on or about April 30, 2018, 90 days) following the first day of each fiscal year of the Parent Guarantor, a budget for such fiscal year in form customarily prepared by the Parent Guarantor;

(i)           no later than ten (10) days following the first day of each calendar month, a report setting out the amount of all ‘restricted cash’ and ‘trapped cash’ held by the Parent Guarantor and its Restricted Subsidiaries at the end of such calendar month, detailing which Person owns that cash, the manner in which it constitutes ‘restricted cash’ or ‘trapped cash’ as applicable, and the financial institutions and locations where such Cash Equivalents are being held on deposit;

(j)           promptly upon the same becoming available to the Parent Guarantor, a consolidated balance sheet and related statements of operations showing the financial position of the Europe JV as of the close of each fiscal quarter (in the form and to the extent the same are available to the Parent Guarantor);

(k)          promptly upon the same becoming available to the Parent Guarantor, annual financial statements of BHS Brazilian Helicopter Services S.A. (in the form and to the extent the same are available to the Parent Guarantor);

(l)          if the same (i) can be provided to the Administrative Agent (for distribution to the Lenders) without breaching any confidentiality or other disclosure restriction applicable to the Parent Guarantor, any Restricted Subsidiary and/or the relevant Material Joint Venture and (ii) are provided by the relevant Material Joint Venture to the Parent Guarantor without regard to this Section 5.04(l), promptly upon becoming available to the Parent Guarantor, annual or quarterly financial statements with respect to any Material Joint Venture (other than the Europe JV or the Brazil JV);

(m)        concurrently with the delivery of any financial statements under paragraphs (a) or (b) above, the following:

(i)          a compliance certificate of a Financial Officer of the Parent Guarantor (A) certifying that no Event of Default or Default has occurred and is continuing at the end of the fiscal quarter covered by the applicable financial statements or, if such an Event of Default or Default has occurred and is continuing, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (B) setting forth a computation of the Financial Performance Covenants (other than Section 6.10(a)) (if and to the extent same are applicable) in detail reasonably satisfactory to the Administrative Agent and (C) confirming whether (1) the Ring Fence Test is satisfied and (2) the consolidated total assets of all Subsidiaries that have not satisfied the Collateral and Guarantee Requirement on account of the reference in the definition of “Excluded Subsidiaries” to “Immaterial Subsidiaries” exceed 5.00% of Total Assets, in each case as of the end of the fiscal quarter covered by the relevant financial statements;

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(ii)         an organizational structure chart for the Parent Guarantor, Subsidiaries and any Existing Joint Venture and/or Permitted Joint Venture) as of the end of the fiscal quarter covered by the relevant financial statements;

(iii)        a list of (A) all Material Joint Ventures and (B) all Unrestricted Subsidiaries as of the end of the fiscal quarter covered by the relevant financial statements;

(iv)        a list of all Excluded Aircraft (as defined in the Agreed Security Principles) as of the end of the fiscal quarter covered by the relevant financial statements;

(v)         a list of tangible assets with a fair market value of at least U.S.$1,000,000 acquired by any Existing Permitted JV, any other Permitted Joint Venture, or any Subsidiary that is not a Loan Party during the fiscal quarter covered by the relevant financial statements;

(vi)        a list of all Aircraft owned by any of the Loan Parties that is included in the Collateral (including their habitual base and flight hours);

(vii)       an aggregate valuation conducted by management in good faith of the value (i.e., appraised value with assumed depreciation) of all Aircraft owned or leased (subject to a capital lease) by the Parent Guarantor, its Subsidiaries, the Existing Permitted JVs and the other Permitted Joint Ventures, such valuation to be categorized by aggregate reference to (A) owned Aircraft included in the Collateral, (B) owned Aircraft included in the Third Party Aircraft-Related Collateral, (C) owned Aircraft not pledged to secure any Indebtedness and (D) leased Aircraft subject to a capital lease; and

(viii)      a list of any Designated Contributions that were used for a permitted purpose during the fiscal quarter covered by the relevant financial statements;

(n)          within 120 days after the end of each fiscal year, a valuation of all Aircraft owned or leased by the Parent Guarantor, its Subsidiaries, the Existing Permitted JVs and/or any other Permitted Joint Ventures [at the end of such fiscal year] by a professional aircraft valuation agent of international standing, such valuation to be categorized by reference to (i) owned Aircraft included in the Collateral, (ii) owned Aircraft included in the Third Party Aircraft-Related Collateral, (iii) owned Aircraft not pledged to secure any Indebtedness and (iv) leased Aircraft subject to a capital lease or an operating lease; and

(o)          if an Event of Default has occurred and is continuing, not more than once in any period of 365 days, and in addition to any valuation delivered pursuant to Section 5.04(p), within sixty (60) days after a written request from the Administrative Agent (or such longer period as may be agreed to by the Administrative Agent, acting reasonably), a valuation of all Aircraft owned or leased by the Parent Guarantor, its Subsidiaries, the Existing Permitted JVs and Permitted Joint Ventures by a professional aircraft valuation agent of international standing, such valuation to be categorized by reference to (i) owned Aircraft included in the Collateral, (ii) owned Aircraft included in the Third Party Aircraft-Related Collateral, (iii) owned Aircraft not pledged to secure any Indebtedness and (iv) leased Aircraft subject to a capital lease or an operating lease.

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Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 5.04 may be satisfied with respect to financial information of the Parent Guarantor and its Subsidiaries by furnishing the Parent Guarantor’s Form 10-K or 10-Q, as applicable, filed with the SEC; provided that to the extent such information is in lieu of information required to be provided under Section 5.04(a)(i), such materials are accompanied by an opinion of independent chartered accountants of recognized national standing reasonably acceptable to the Administrative Agent (which shall not be qualified in any material respect).

Section 5.05.Conference Calls.

(a)          Within ten (10) days after any request by the Administrative Agent (which may be made at any time during the fiscal month immediately following any of the first three full fiscal months after the Restructuring Plan Effective Date but only once in any such fiscal month) (or such longer period as may be agreed to by the Administrative Agent, acting reasonably), the Parent Guarantor shall conduct a monthly conference call to discuss the financial performance of the Parent Guarantor and its Restricted Subsidiaries during the fiscal period since the Restructuring Plan Effective Date, which conference call shall, subject to Section 9.07, be open to all Lenders; it being understood and agreed that for the avoidance of doubt that (i) this Section 5.05(a) shall only require the Parent Guarantor to hold conference calls with respect to the first three fiscal months following the Restructuring Plan Effective Date and (ii) no such call shall be required in any fiscal month in which the Parent Guarantor is required to hold a call under Section 5.05(b) below.

(b)          After delivery of the financial statements referred to in Section 5.04(a) or Section 5.04(b) and within ten (10) Business Days after any request by the Administrative Agent (or such longer period as may be agreed to by the Administrative Agent, acting reasonably), the Parent Guarantor shall conduct a quarterly conference call to discuss such financial statements, which conference call shall, subject to Section 9.07(d), be open to all Lenders.

Section 5.06.Litigation and Other Notices.

Furnish to the Administrative Agent written notice of the following promptly after any Responsible Officer of the Parent Guarantor or any Borrower obtains actual knowledge thereof:

(a)          any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(b)          the filing or commencement of, or any written threat or written notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against any Loan Party or any of its Wholly Owned Subsidiaries as to which an adverse determination is reasonably probable and which, if adversely determined, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(c)          the occurrence of any ERISA Event, that together with all other ERISA Events that have occurred, has or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and

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(d)          the occurrence of any other development specific to the Parent Guarantor or any of its Restricted Subsidiaries that is not a matter of general public knowledge and that has, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.07.Compliance with Laws.

(a)          Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (owned or leased), except where the failure to do so does not have and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; provided that this Section 5.07 shall not apply to Environmental Laws, which are the subject of Section 5.10, or to laws related to payment of Taxes, which are the subject of Section 5.03.

(b)          Comply in all respects with the laws and regulations set forth in Section 3.08(c), in each case to the extent applicable, where failure to comply has or could reasonably be expected to have a Material Adverse Effect or could reasonably be expected to materially prejudice any of the Lenders or their respective reputations.

Section 5.08.Maintaining Records; Access to Properties and Inspections.

Maintain all financial records to permit the preparation of financial statements in accordance with GAAP and permit any Persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender to visit and inspect the financial records and the properties of the Parent Guarantor or any of its Restricted Subsidiaries at reasonable times, upon reasonable prior notice to the Parent Guarantor, and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any Persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender upon reasonable prior notice to the Parent Guarantor to discuss the affairs, finances and condition of the Parent Guarantor or any of its Restricted Subsidiaries with the officers thereof and independent accountants therefor (subject to reasonable requirements of confidentiality, including requirements imposed by law or by contract); provided that, during any calendar year absent the occurrence and continuation of an Event of Default, only one (1) visit by the Administrative Agent shall be at the Parent Guarantor’s expense; provided, further, that when an Event of Default exists, the Administrative Agent or any Lender may do any of the foregoing at the expense of the Parent Guarantor.

Section 5.09.Use of Proceeds.

Use the proceeds of the Loans and the issuance of Revolving Letters of Credit solely for the purposes described in Section 3.12.

Section 5.10.Compliance with Environmental Laws.

Comply, and make commercially reasonable efforts to cause all lessees and other Persons occupying its properties to comply, with all Environmental Laws applicable to its operations and properties; and obtain and renew all material authorizations and permits required pursuant to Environmental Law for its operations and properties, in each case in accordance with Environmental Laws, except, in each case with respect to this Section 5.10, to the extent the failure to do so does not have and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

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Section 5.11.Further Assurances.

(a)          Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages and other documents and recordings of Liens in stock registries or land title registries, as applicable), that may be required under any applicable law, or that the Administrative Agent may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied (subject to the Agreed Security Principles), all at the expense of the applicable Loan Parties and provide to the Administrative Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b)          In the case of each Borrower, grant and cause each of the Subsidiary Loan Parties to grant to the Collateral Agent security interests and mortgages in any owned Real Property of such Borrower or such Subsidiary Loan Party that is acquired after the Closing Date with a fair market value of U.S.$2,500,000 or more which is not already subject to an existing real property Security Document and which can, in accordance with the Agreed Security Principles, be made part of the Collateral and, if such Real Property is located in the United States, satisfy customary requirements with respect to title insurance with respect thereto, all within sixty (60) days after the date such Real Property is acquired; provided that the Collateral Agent may (in its reasonable discretion) extend such date.

(c)          In the case of any Loan Party, furnish to the Collateral Agent prompt written notice of any change (i) in such Loan Party’s corporate or organization name, (ii) in such Loan Party’s identity or organizational structure or (iii) in such Loan Party’s organizational identification number; provided that no Loan Party shall effect or permit any such change unless all filings have been made, or will have been made within any statutory period, under the UCC, the Australian PPSA, the Canadian PPSA or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral for the benefit of, among potentially other Secured Parties, the Finance Parties and (iv) promptly notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

(d)          The requirement to comply with the Collateral and Guarantee Requirement and the other provisions of this Section 5.11 is subject to the Agreed Security Principles.

Section 5.12.Fiscal Year.

In the case of the Parent Guarantor and its Restricted Subsidiaries, cause their fiscal year to end on April 30.

Section 5.13.Post-Closing Matters.

(a)          Execute and deliver the documents and complete the tasks set forth in the definition of “Collateral and Guarantee Requirement,” to the extent not executed, delivered or completed on the Closing Date, in each case within the time periods specified therein (including any extension of such time periods permitted by the Administrative Agent pursuant to the relevant paragraphs of the definition of “Collateral and Guarantee Requirement”).

(b)          To the extent the legal opinions delivered pursuant to Section 4.02(b) do not cover the documents delivered pursuant to paragraph (a) above, deliver to the Administrative Agent additional or supplemental legal opinions from the relevant law firms specified in Section 4.02(b) in form and substance reasonably satisfactory to the Administrative Agent and covering such matters relating to the documents delivered pursuant to paragraph (a) above as the Administrative Agent shall reasonably request.

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Section 5.14.Guarantors and Security Coverage.

(a)          Without duplication of the obligation set forth in Section 5.14(b), in the event that, at the end of any fiscal quarter, there is a Subsidiary (other than an Excluded Subsidiary) that has not satisfied the Collateral and Guarantee Requirement, the Parent Guarantor shall ensure that, within 90 days of the date on which the financial statements for such fiscal quarter were delivered pursuant to Section 5.04(a) or Section 5.04(b), as the case may be (or such longer period as may be agreed to by the Collateral Agent, acting reasonably), the Parent Guarantor shall ensure that such Subsidiary satisfies the Collateral and Guarantee Requirement.

(b)          Without duplication of the obligation set forth in Section 5.14(a), in the event that, at the end of any fiscal quarter, the Ring Fence Test is not satisfied, the Parent Guarantor shall ensure that, within 90 days of the date on which the financial statements for such fiscal quarter were delivered pursuant to Section 5.04(a) or Section 5.04(b), as the case may be (or such longer period as may be agreed to by the Collateral Agent, acting reasonably), a sufficient number of Subsidiaries which are not Guarantors satisfy the Collateral and Guarantee Requirement such that the Ring Fence Test is satisfied, calculated as if such new Guarantors had been Guarantors as of the end of such fiscal quarter.

(c)          The Parent Guarantor may (in its sole discretion) require any of its other Subsidiaries to become a Guarantor and satisfy the Collateral and Guarantee Requirement.

(d)          The Parent Guarantor shall promptly advise the Collateral Agent and the Administrative Agent of the acquisition by any Loan Party of any real property interest located in the United States of America having a value of not less than $2,500,000, and notwithstanding the Collateral and Guarantee Requirement, shall, within ninety (90) following the request of the Adminisrative Agent (or such longer period as my be agreed to by the Collateral Agent, acting reasonably) and subject to the Agreed Security Principles, grant a Lien in respect of such real property interest in favour of the Collateral Agent only following confirmation to the Parent Guarantor by the Collateral Agent of its receipt of confirmation from each Finance Party that all applicable requirements placed on such Finance Party under the National Flood Insurance Reform Act of 1994 and related legislation and regulatory requirements with respect to such material real property interest have been satisfied.

Section 5.15.Anti-Money Laundering/Anti-Terrorist Financing Laws; Sanctions; Anti-Corruption Laws Representations Continue to be True.

The Parent Guarantor and its Subsidiaries shall conduct their respective business operations such that, and have policies and procedures in place which are designed to ensure that, the representations and warranties in Section 3.09(a) and (c) will be true and correct at all times that this Agreement is in effect (and not just at, and as of, the times such representations and warranties are made or deemed to be made).

Section 5.16.Most Favored Nation.

If the Parent Guarantor or any of its Restricted Subsidiaries incurs any Restricted Debt or amends the covenants governing any Restricted Debt after the Closing Date and, after giving effect to such incurrence or amendment, such Restricted Debt is subject to any covenants (including, without limitation, financial covenants) that are in addition to or materially more restrictive than the covenants contained in this Agreement (as determined by the Parent Guarantor in its reasonable discretion and other than covenants that are customary for a particular type of indebtedness and not customary for a revolving credit facility and that do not restrict the operational flexibility of the Parent Guarantor and/or any Restricted Subsidiary or require the satisfaction of any maintenance test), the Parent Guarantor shall provide written notice thereof to the Administrative Agent, and the Required Lenders shall have the option, exercisable upon written notice to the Parent Guarantor, to have any such covenant(s) incorporated into this Agreement by way of an amendment that will not, in any event, require the payment of any fee to the Administrative Agent or any Lender. The Parent Guarantor shall ensure that the applicable Loan Parties promptly execute any amendment to this Agreement as may be necessary to give effect to this Section.

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ARTICLE VI

NEGATIVE COVENANTS

The Parent Guarantor covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full and all Revolving Letters of Credit (that are not cash collateralized or backstopped) have been cancelled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, from and after the Closing Date:

Section 6.01.Restricted Payments.

(a)          The Parent Guarantor will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i)          declare or pay any dividend or make any other payment or distribution on account of the Parent Guarantor’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Parent Guarantor or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Parent Guarantor’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Parent Guarantor and other than dividends or distributions payable to the Parent Guarantor or a Restricted Subsidiary);

(ii)         purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Parent Guarantor) any Equity Interests of the Parent Guarantor or any direct or indirect parent of the Parent Guarantor;

(iii)        make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Restricted Debt; or

(iv)        make any Restricted Investment;

(all such payments and other actions set forth in these clauses (i) through to (iv) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(A)         no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(B)         the Parent Guarantor would, after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least U.S.$1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 6.02(a); and

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(C)          such Restricted Payment is a Restricted Investment, and together with the aggregate amount of all other Restricted Investments made by the Parent Guarantor and its Restricted Subsidiaries since the Closing Date in reliance on this Section 6.01(a) is less than the sum, without duplication, of:

(1)	to the extent that any Restricted Investment that was made after the Closing Date is sold for cash or otherwise liquidated or repaid for cash, 100% of the aggregate amount received in cash and the Fair Market Value of property other than cash received; plus

(2)	to the extent that any Unrestricted Subsidiary designated as such after the Closing Date is redesignated as a Restricted Subsidiary after the Closing Date or has been merged into, consolidated or amalgamated with or into, or transfers or conveys its assets to, the Parent Guarantor or a Restricted Subsidiary, 100% of the Fair Market Value of the Parent Guarantor’s Investment in such Subsidiary as of the date of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable) after deducting any Indebtedness associated with the Unrestricted Subsidiary so designated or combined or any Indebtedness associated with the assets so transferred or conveyed; plus

(3)	100% of any dividends or distributions received by the Parent Guarantor or a Restricted Subsidiary after the Closing Date from an Unrestricted Subsidiary.

(b)          Subject to Section 6.01(d), the provisions in Section 6.01(a) will not prohibit:

(i)          the repurchase, redemption, defeasance or other acquisition or retirement for value of any Restricted Debt with or in exchange for (A) the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness or (B) a substantially concurrent issuance of Capital Stock (other than Disqualified Stock) of the Parent Guarantor or any direct or indirect parent company of the Parent Guarantor;

(ii)         the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary to the holders of its Equity Interests on a pro rata basis;

(iii)        the repurchase, redemption or other acquisition or retirement (or dividends or distributions to any direct or indirect parent company of the Parent Guarantor to finance any such repurchase, redemption or other acquisition or retirement) for value of any Equity Interests of the Parent Guarantor or any Restricted Subsidiary or any direct or indirect parent company of the Parent Guarantor held by any current or former officer, director, consultant or employee of the Parent Guarantor or any of its Restricted Subsidiaries or any direct or indirect parent company of the Parent Guarantor pursuant to any equity subscription agreement, stock option agreement, shareholders’ or members’ agreement or similar agreement, plan or arrangement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed U.S.$7,500,000 in any calendar year (which shall increase to U.S.$15,000,000 subsequent to the consummation of an Initial Public Offering (with unused amounts in any calendar year being permitted to be carried over for the two succeeding calendar years); provided further, that the amount in any calendar year may be increased by an amount not to exceed:

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(A)         the cash proceeds received by the Parent Guarantor or any of its Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Stock) of the Parent Guarantor or any direct or indirect parent company of the Parent Guarantor (to the extent contributed to the Parent Guarantor) to members of management, directors or consultants of the Parent Guarantor and its Restricted Subsidiaries or any direct or indirect parent company of the Parent Guarantor that occurs after the Closing Date; plus

(B)         the cash proceeds of key man life insurance policies received by the Parent Guarantor or any direct or indirect parent company of the Parent Guarantor (to the extent contributed to the Parent Guarantor) and its Restricted Subsidiaries after the Closing Date;

(provided that the Parent Guarantor may elect to apply all or any portion of the aggregate increase contemplated by clauses (A) and (B) above in any single calendar year);

(iv)         the repurchase of Equity Interests deemed to occur upon the exercise of stock options or warrants to the extent such Equity Interests represent a portion of the exercise price of those stock options or warrants;

(v)         the declaration and payment of regularly scheduled or accrued dividends or distributions to holders of any class or series of Disqualified Stock of Parent Guarantor or any Restricted Subsidiary of the Parent Guarantor issued on or after the Closing Date in reliance on Section 6.02(a);

(vi)        Permitted Payments to Parent;

(vii)       purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing;

(viii)      Restricted Payments (other than any Dividend/Repurchase Restricted Payment) in an aggregate amount equal to the amount of any Designated Contributions used for such purpose; provided that, in the case of any such Restricted Payment of the type described in clause (iii) of the definition of “Restricted Payment” that is made in cash, no Default resulting from a breach of any covenant in Article VI and no Event of Default (howsoever arising) has occurred and is continuing on the date of any such payment;

(ix)         the repayment of intercompany debt that was permitted to be incurred under this Agreement;

(x)          payments of regularly scheduled interest (including any interest that is paid in kind and/or any penalty interest, if applicable) and payments of fees, expenses and indemnification obligations as and when due; provided that this clause (x) shall not permit any such payment of interest or fees in cash (excluding, for the avoidance of doubt, the payment of interest and/or fees in kind, by way of accrual or through an “original issue discount” and customary fees due to any trustee, administrative agent, collateral agent, security agent or similar agent in respect of the Restricted Debt) (A) if, on the date of any such cash payment, any Default resulting from a breach of any covenant in Article VI or any Event of Default (howsoever arising) has occurred and is continuing, (B) with respect to the Convertible Second Lien Notes and/or any Specified Convertible Debt and/or (C) with respect to the Unsecured Notes if, in the case of this clause (C), the amount of any such cash payment of interest results in the cash payment of interest in respect of the Unsecured Notes at a rate higher than 5.00% for any period of twelve (12) months; and

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(xi)          cash dividends or other distributions on the Parent Guarantor’s Capital Stock used to, or the making of loans to any direct or indirect parent of the Parent Guarantor to, fund the payment of fees and expenses owed by the Parent Guarantor or its Restricted Subsidiaries to Affiliates, to the extent permitted by Section 6.07 (other than under Section 6.07(b)(vi)) .

(c)          The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Parent Guarantor or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. In the event that a Restricted Payment meets the criteria of more than one of the exceptions described in Section 6.01(b)(i) through (xi) above or is entitled to be made pursuant to the first paragraph above, the Parent Guarantor shall, in its sole discretion, classify such Restricted Payment.

(d)          Notwithstanding any other provision of this Section 6.01 or the definition of “Permitted Investment”, the Parent Guarantor will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any Investment in any Existing Permitted JV, any other Permitted Joint Venture or any Subsidiary that is not a Loan Party to the extent that such Investment includes a transfer to any such Person of any Asset Sale Collateral; provided that the following Investments will not be prohibited by this Section 6.01(d):

(i)          Investments of Aircraft into Existing Permitted JVs and/or other Permitted Joint Ventures which are necessary to comply with requirements of applicable law in any jurisdiction in which the relevant Existing Permitted JV and/or other Permitted Joint Venture operates; provided that the Parent Guarantor provides the Administrative Agent with notice promptly following the making of such Investment specifying the nature of the Investment, the parties involved and the nature of the applicable law requiring such Investment; and

(ii)         Permitted Aircraft Financing Investments.

Section 6.02. Incurrence of Indebtedness and Issuance of Preferred Equity.

(a)          The Parent Guarantor will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Parent Guarantor will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any preferred equity; provided, however, that at any time on or after the Second Lien Conversion Date, the Parent Guarantor may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Parent Guarantor or any Restricted Subsidiary may incur Indebtedness (including Acquired Debt) or issue preferred equity, if on the date thereof the Fixed Charge Coverage Ratio for the Parent Guarantor’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred equity is issued, as the case may be, would have been at least 1.00 to 1.00 (at any time until and including October 31, 2018) and 1.05 to 1.00 (at any time thereafter), each determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred equity had been issued, as the case may be, at the beginning of such four-quarter period; provided that:

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(i)         such additional Indebtedness, Disqualified Stock or preferred equity must be unsecured or, if secured by any Lien on the assets of any Loan Party, such Indebtedness must constitute Junior Lien Indebtedness;

(ii)        (A) the Stated Maturity applicable to such additional Indebtedness, Disqualified Stock or preferred equity shall be later than the Maturity Date and (B) no such additional Indebtedness, Disqualified Stock or preferred equity shall require any amortization or similar payment obligation until after the Maturity Date; and

(iii)       payments of cash interest in respect of such additional Indebtedness, Disqualified Stock or preferred equity may only be made if on the date of any such payment, no Default resulting from a breach of any covenant in Article VI and no Event of Default (howsoever arising) has occurred and is continuing.

(b)          Paragraph (a) above will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(i)         the incurrence by the Parent Guarantor and/or any of its Restricted Subsidiaries of First Lien Obligations;

(ii)        the incurrence by the Parent Guarantor and/or its Restricted Subsidiaries of Indebtedness to the extent outstanding on the Closing Date including (A) Indebtedness incurred pursuant to the Existing ABL and (B) Indebtedness incurred pursuant to the Existing Capital Leases;

(iii)       the incurrence by the Parent Guarantor and/or the other Loan Parties of Indebtedness represented by:

(A)         the Convertible Second Lien Notes; and/or

(B)         the Unsecured Notes;

(iv)       the incurrence by the Parent Guarantor and/or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings, industrial revenue bonds, purchase money obligations or other Indebtedness or preferred stock, or synthetic lease obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, development, construction, installation or improvement of property (real or personal and including Capital Stock), plant or equipment (excluding Aircraft) used in the business of the Parent Guarantor or any of its Restricted Subsidiaries (in each case, whether through the direct purchase of such assets or the Equity Interests of any Person owning such assets), in an aggregate principal amount not to exceed at any time outstanding 5.0% of Total Assets;

(v)         the incurrence by the Parent Guarantor and/or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted to be incurred under Section 6.02(a) or clauses (i), (ii), (iii), (iv), (v), (xii), (xvi),(xvii), (xviii), (xix) or (xx) of this Section 6.02(b);

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(vi)        the incurrence by the Parent Guarantor and/or any of its Restricted Subsidiaries of intercompany Indebtedness (including pursuant to cash management pooling obligations and arrangements) between or among the Parent Guarantor and any of its Restricted Subsidiaries (treating the Europe JV, the Brazil JV and any other Permitted Joint Venture as Restricted Subsidiaries for this purpose); provided, however, that:

(A)         if a Loan Party is the obligor in respect of such Indebtedness (other than cash management pooling obligations and arrangements and Indebtedness owed to the Europe JV, the Brazil JV and any other Permitted Joint Venture) and the payee is not a Loan Party, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Credit Facility Obligations; and

(B)         (x) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Parent Guarantor or a Restricted Subsidiary and (y) any sale or other transfer of any such Indebtedness to a Person that is not either the Parent Guarantor or a Restricted Subsidiary, will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Parent Guarantor or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (vi);

(vii)       the issuance by any of the Parent Guarantor’s Restricted Subsidiaries to the Parent Guarantor or to any of its Restricted Subsidiaries of preferred equity; provided, however, that:

(A)         any subsequent issuance or transfer of Equity Interests that results in any such preferred equity being held by a Person other than the Parent Guarantor or a Restricted Subsidiary, and

(B)         any sale or other transfer of any such preferred equity to a Person that is not either the Parent Guarantor or a Restricted Subsidiary,

will be deemed, in each case, to constitute an issuance of such preferred equity by such Restricted Subsidiary that was not permitted by this clause (vii);

(viii)      the incurrence by the Parent Guarantor and/or any of its Restricted Subsidiaries of (A) Hedging Obligations other than for speculative purposes and/or (B) obligations in respect of Bank Products and/or obligations in respect of overdraft and related liabilities arising from treasury, depositary and cash management services or any automated clearinghouse transfers of funds;

(ix)         the Guarantee by the Parent Guarantor and/or any of its Restricted Subsidiaries of Indebtedness and cash management pooling obligations and arrangements of the Parent Guarantor or a Restricted Subsidiary (treating the Europe JV, the Brazil JV and any other Permitted Joint Venture as Restricted Subsidiaries for this purpose; provided that any such Guarantee (other than a Guarantee of cash management pooling obligations and arrangements) by the Parent Guarantor or any of its Restricted Subsidiaries in respect of a Permitted Joint Venture that does not exist on the Closing Date is permitted under clause (xv) of the definition of “Permitted Investments”) that was permitted to be incurred by another provision of this covenant (including the first paragraph hereof); provided that if the Indebtedness being guaranteed is subordinated to or ranks pari passu with the Credit Facility Obligations, then any such Guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness being guaranteed;

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(x)         the incurrence by the Parent Guarantor and/or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, payment obligations in connection with health or other types of social security benefits, unemployment or other insurance or self-insurance obligations, reclamation, statutory obligations, bankers’ acceptances, bid, performance, surety or similar bonds and letters of credit or completion or performance guarantees (including without limitation, performance guarantees pursuant to or in connection with flying contracts, supply agreements or equipment leases), or other similar obligations in the ordinary course of business;

(xi)         the incurrence by the Parent Guarantor and/or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds;

(xii)        Indebtedness, Disqualified Stock or preferred equity of the Parent Guarantor and/or any Restricted Subsidiary incurred or issued to finance the acquisition of a Business which qualifies as a Permitted Business that is acquired by the Parent Guarantor or any of its Restricted Subsidiaries or merged into a Restricted Subsidiary in accordance with the terms of this Agreement or of any Person that is acquired by the Parent Guarantor and/or any of its Restricted Subsidiaries or merged into the Parent Guarantor and/or any Restricted Subsidiary in accordance with the terms of this Agreement; provided, however, that:

(A)         prior to the Second Lien Conversion Date, the aggregate outstanding amount of all such Indebtedness under this clause (xii) shall not exceed U.S.$50,000,000; and

(B)         on and after the Second Lien Conversion Date, either (1) the aggregate outstanding amount of all such Indebtedness does not exceed U.S.$50,000,000 or (2) after giving effect to such acquisition and the incurrence of such Indebtedness, Disqualified Stock and preferred equity, the Total Leverage Ratio (calculated on a pro forma basis including any pro forma expected cost savings, synergies and operating expense reductions associated with the acquired Person or assets but only to the extent permitted by clause (iv) of the definition of “Consolidated Adjusted EBITDAR”) is less than the Total Leverage Ratio as of the end of the most recently ended fiscal quarter for which financial statements are delivered pursuant to Section 5.04(a) or Section 5.04(b), as applicable;

(xiii)       Indebtedness incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse to the Parent Guarantor and/or any Restricted Subsidiary in an outstanding funded amount not to exceed U.S.$50,000,000 at the time of any weekly settlement calculation by the applicable administrator;

(xiv)      the incurrence of Indebtedness arising from agreements of the Parent Guarantor or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earn outs, or similar obligations, in each case, incurred or assumed in connection with the disposition or acquisition of any Business, assets or a Subsidiary in accordance with the terms of this Agreement, other than guarantees of Indebtedness incurred or assumed by any Person acquiring all or any portion of such Business, assets or Subsidiary for the purpose of financing such acquisition;

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(xv)       the incurrence by the Parent Guarantor or any of its Restricted Subsidiaries of additional Indebtedness or the issuance of Disqualified Stock or preferred equity in an aggregate principal amount (or accreted value, as applicable) or having an aggregate liquidation preference at any time outstanding not to exceed U.S.$75,000,000 (it being understood that any Indebtedness, Disqualified Stock or preferred equity incurred pursuant to this clause (xv) shall cease to be deemed incurred or outstanding for purposes of this covenant from and after the date on which the Parent Guarantor could have incurred such Indebtedness or Disqualified Stock or preferred equity under the first paragraph of this covenant without reliance upon this clause (xv)); provided that any such additional Indebtedness, Disqualified Stock or preferred equity (other than any such additional Indebtedness, Disqualified Stock or preferred equity with an aggregate outstanding principal amount not to exceed U.S.$25,000,000):

(A)         must be unsecured or, if secured by any Lien on the assets of any Loan Party, must be Junior Lien Indebtedness;

(B)         must have a Stated Maturity later than the Maturity Date; and

(C)         must not require any amortization or similar payment obligation until after the Maturity Date;

(xvi)      at any time on or after the Second Lien Conversion Date, Contribution Indebtedness;

(xvii)     Manufacturer Support Indebtedness, Deposit Financings and Vendor Financings at any time outstanding not to exceed 3.0% of Total Assets in the aggregate;

(xviii)    the following:

(A)         Permitted Refinancing Indebtedness in respect of Indebtedness or other obligations originally incurred in order to finance the purchase or lease by the Parent Guarantor and/or any Restricted Subsidiary of any Aircraft (including the Specified Existing S-92 Aircraft but excluding any other Aircraft included in the Collateral); and/or

(B)         Indebtedness (including Capital Lease Obligations) incurred in order to finance the purchase or lease of any Aircraft;

provided that such Indebtedness may only be incurred (1) at any time prior to the later of the Second Lien Conversion Date and May 1, 2019, if the Equity Component Amount payable in connection with any proposed purchase or lease of such Aircraft, together with the aggregate outstanding Equity Component Amount previously paid in connection with the purchase or lease of any other Aircraft after the Closing Date in reliance on this clause (xviii), clause (xix) below and/or any Aircraft operating lease entered into after the Closing Date does not exceed an aggregate of U.S.$75,000,000 or (2) after the Second Lien Conversion Date and prior to May 1, 2019, if the Parent Guarantor has a Fixed Charge Coverage Ratio of at least 1.1 to 1.0, as determined on a pro forma basis as if (x) such Indebtedness had been incurred and (y) the related Aircraft has been acquired at the beginning of the applicable four-quarter period; it being understood and agreed that none of the restrictions set forth in this proviso shall apply after the later of the Second Lien Conversion Date and May 1, 2019;

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(xix)       the incurrence by the Parent Guarantor or any of its Restricted Subsidiaries of Indebtedness represented by the EDC ABL and/or the New ABL;

(xx)        the incurrence by the Parent Guarantor or any other Loan Parties of Specified Convertible Debt;

(xxi)       Indebtedness in respect of letters of credit and/or bank guarantees issued as credit support for or otherwise to support (A) the performance of statutory or regulatory obligations, surety, appeal, indemnity or performance bonds, warranty and contractual requirements, commercial trade payments, performance and/or payment guarantees or other obligations of a like nature incurred in the ordinary course of business and/or (B) the payment of workers’ compensation or to the participation in any fund in connection with workmen’s compensation, unemployment insurance, old-age pensions or other social security programs; and

(xxii)      Indebtedness of the Parent Guarantor and/or any Restricted Subsidiary supported by any Revolving Letter of Credit.

(c)          The Parent Guarantor will not incur, and will not permit any Loan Party to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of any Loan Party unless such Indebtedness is also contractually subordinated in right of payment to the Credit Facility Obligations on substantially identical terms (or terms more favorable to the Lenders); provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness solely by virtue of being unsecured or by virtue of being secured on a junior Lien basis.

(d)          Notwithstanding any other provision of this Section 6.02, no Indebtedness, Disqualified Stock or preferred equity may be incurred or issued in reliance on Section 6.02(a) and/or Section 6.02(b)(xv) by:

(i)          any Existing Permitted JV or other Permitted Joint Venture, in each case with respect to which the Parent Guarantor or any Wholly Owned Restricted Subsidiary has voting control (whether by holding a majority of the voting shares in the relevant Person, or by holding a negative veto power in respect of the decisions of such Person) over such incurrence or issuance; or

(ii)         any Restricted Subsidiaries which are not Loan Parties,

in an aggregate outstanding principal amount greater than U.S.$10,000,000.

(e)            For purposes of determining compliance with this Section 6.02, in the event that an item of proposed Indebtedness, Disqualified Stock or preferred equity meets the criteria of more than one of the categories of Permitted Debt described in Section 6.02(b) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Parent Guarantor will be permitted to classify such item of Indebtedness, Disqualified Stock or preferred equity on the date of its incurrence and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or preferred equity in one of the above clauses, although the Parent Guarantor may divide and classify an item of Indebtedness, Disqualified Stock or preferred equity in one or more of the types of Indebtedness, Disqualified Stock or preferred equity and may later reclassify all or a portion of such item of Indebtedness, Disqualified Stock or preferred equity, in any manner that complies with this covenant. The accrual of interest or dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred equity as Indebtedness due to a change in accounting principles, the payment of dividends on Disqualified Stock or preferred equity in the form of additional shares of the same class of Disqualified Stock or preferred equity and unrealized losses or charges in respect of Hedging Obligations (including those resulting from the application of Accounting Standards Codification 815, “Derivatives and Hedging”, or any comparable standard relating to hedge accounting) will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock or preferred equity for purposes of this covenant; provided, in each such case (other than preferred stock that is not Disqualified Stock), that the amount of any such accrual, accretion or payment is included in Fixed Charges of the Parent Guarantor as accrued. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Parent Guarantor or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

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(f)          For purposes of determining compliance with any U.S. Dollar denominated restriction on the incurrence of Indebtedness where the Indebtedness incurred is denominated in a different currency, the amount of such Indebtedness will be the U.S. Dollar Equivalent determined on the date of the on which such Indebtedness was incurred or committed, in the case of non-revolving Indebtedness, or committed, in the case of revolving Indebtedness; provided, however, that if such Indebtedness denominated in a different currency is subject to a Currency Agreement with respect to U.S. Dollars, covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. Dollars will be as provided in such Currency Agreement. The principal amount of any refinancing Indebtedness incurred in the same currency as the Indebtedness being refinanced will be the U.S. Dollar Equivalent of the Indebtedness refinanced, except to the extent that (i) such U.S. Dollar Equivalent was determined based on a Currency Agreement, in which case the refinancing Indebtedness will be determined in accordance with the preceding sentence, and (ii) the principal amount of the refinancing Indebtedness exceeds the principal amount of the Indebtedness being refinanced, in which case the U.S. Dollar Equivalent of such excess, as appropriate, will be determined on the date such refinancing Indebtedness is incurred.

(g)          The amount of any Indebtedness outstanding as of any date will be:

(i)           the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(ii)          the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(iii)         in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(A)          the Fair Market Value of such assets at the date of determination; and

(B)          the amount of the Indebtedness of the other Person.

Section 6.03.Asset Sales.

(a)           The Parent Guarantor will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(i)           the Parent Guarantor (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value (such Fair Market Value to be determined on the date of contractually agreeing to such Asset Sale) of the assets or Equity Interests issued or sold or otherwise disposed of; and

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(ii)          other than in connection with an Aircraft Sale and Leaseback Transaction or a Designated Building and Equipment Transaction, at least either (x) 75% of the consideration received from such Asset Sale (if such Asset Sale is not of an Aircraft) and (y) 100% of the consideration (if such Asset Sale is of an Aircraft), by the Parent Guarantor or such Restricted Subsidiary is in the form of cash, Cash Equivalents, Marketable Securities or Additional Assets (or, if such Asset Sale is of an Aircraft, credits for purchases of Aircraft), or any combination thereof. For purposes of this provision, each of the following will be deemed to be cash:

(A)         any liabilities of the Parent Guarantor or any Restricted Subsidiary, including novations of aircraft contracts in connection with Aircraft Sale and Leaseback Transactions (other than contingent liabilities and liabilities that are contractually subordinated in right of payment to the Credit Facility Obligations or any Guarantee in respect of the Credit Facility Obligations) that are assumed by the transferee of any such assets and as a result of which the Parent Guarantor or such Restricted Subsidiary is released from further liability;

(B)         any securities, notes, other obligations or assets received by the Parent Guarantor or any such Restricted Subsidiary from such transferee that are converted by the Parent Guarantor or such Restricted Subsidiary into cash or Cash Equivalents within 180 days of the receipt thereof, to the extent of the cash or Cash Equivalents received in that conversion;

(C)         any Designated Non-cash Consideration received by the Parent Guarantor or any of its Restricted Subsidiaries in such Asset Sale; provided that the aggregate Fair Market Value of such Designated Non-cash Consideration, taken together with the Fair Market Value at the time of receipt of all other Designated Non-cash Consideration received pursuant to this clause (C) less the amount of Net Proceeds previously realized in cash from prior Designated Non-cash Consideration is less than the greater of (x) 2.0% of Total Assets at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value), and (y) U.S.$50,000,000; and

(D)         all or substantially all of the assets of, or the Equity Interests of, any Permitted Business (provided that in the case of any such acquisition of Equity Interests, the issuer of such Equity Interests is or becomes a Restricted Subsidiary), provided that the deemed cash provisions in paragraphs (B), (C) and (D) above shall not be applicable in the case of any Asset Sale of an Aircraft and provided further that the deemed cash provisions in paragraphs (A), (B), (C) and (D) above shall not be applicable in the case of any sale of Asset Sale Collateral that is not an Aircraft unless such consideration will be included in the Collateral upon or after receipt of such consideration by the Parent Guarantor or the applicable Restricted Subsidiary (in accordance with the terms of the applicable Loan Documents).

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(b)          Subject to the proviso at the end of this Section 6.03(b):

(i)           in the case of an Asset Sale of the Heli-One Business, 50% of the Net Proceeds from such Asset Sale shall be applied by the Parent Guarantor or its applicable Restricted Subsidiary to promptly prepay outstanding Revolving Facility Loans and permanently reduce the Total Commitments, and the Parent Guarantor or its applicable Restricted Subsidiary may retain the remaining 50% of such Net Proceeds for general corporate purposes and/or any other purpose permitted by this Agreement;

(ii)         in the case of an Asset Sale of Asset Sale Collateral (other than the Heli-One Business or any Aircraft):

(A)         the first U.S.$50,000,000 of cumulative Net Proceeds from all such Asset Sales described in this clause (ii) may be retained by the Parent Guarantor and its Restricted Subsidiaries for general corporate purposes and/or any other purpose permitted by this Agreement; and

(B)          any cumulative Net Proceeds in excess of U.S.$50,000,000 from all such Asset Sales described in this clause (ii) shall be applied as follows:

(1)           50% of such Net Proceeds shall be applied to promptly prepay outstanding Revolving Facility Loans and permanently reduce the Total Commitments; and

(2)           the remaining 50% of such Net Proceeds may be retained by the Parent Guarantor and its Restricted Subsidiaries for general corporate purposes and/or any other purpose permitted by this Agreement; and

(iii)         in the case of an Asset Sale of any Aircraft:

(A)         (x) prior to the Second Lien Conversion Date, the first U.S.$25,000,000 of cumulative Net Proceeds from all such Asset Sales, and (y) from and after the Second Lien Conversion Date, the first U.S.$50,000,000 of cumulative Net Proceeds from all such Asset Sales (inclusive of any Net Proceeds included in (x) above), may in each case be retained by the Parent Guarantor and its Restricted Subsidiaries for general corporate purposes and any other purpose permitted by this Agreement; and

(B)         any cumulative Net Proceeds from such Asset Sales in excess of the applicable limit in clause (A) above shall, at the election of the Parent Guarantor, be:

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(1)	reinvested by the Parent Guarantor or it applicable Restricted Subsidiary in Aircraft within 365 days after the receipt of such Net Proceeds (it being acknowledged that if the Parent Guarantor or its applicable Restricted Subsidiary purchases an Aircraft and sells such Aircraft pursuant to an Aircraft Sale and Leaseback Transaction, the purchase of such Aircraft prior to the receipt of the Net Proceeds of such Aircraft Sale and Leaseback Transaction shall be deemed to constitute a Permitted Investment of such Net Proceeds); provided that (I) if the Parent Guarantor or the applicable Restricted Subsidiary enters into a binding commitment to apply the Net Proceeds pursuant to this clause (1), such binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment until the earlier of (x) the date on which such acquisition or expenditure is consummated, and (y) the 180th day following the expiration of the aforementioned 365 day period and (II) if the relevant Asset Sale is of an Aircraft that is no longer useful in the business of the Parent Guarantor and its Restricted Subsidiaries, the relevant Net Proceeds may be reinvested by the Parent Guarantor or its applicable Restricted Subsidiary in any asset used or useful in the business of the Parent Guarantor and its Restricted Subsidiaries; or

(2)	within 365 days after the receipt of such Net Proceeds or, if applicable, the date determined in accordance with the proviso to clause (1) above, applied to prepay outstanding Revolving Facility Loans and permanently reduce the Total Commitments;

provided that no permanent reduction of the Total Commitments resulting from Asset Sales under this Section 6.03(b) (except for any permanent reduction of the Total Commitments resulting from a sale of the Heli-One Business), shall result in the Total Commitments (including, for the avoidance of doubt, the Commitment of any Non-Revolving Lender) being reduced to less than U.S.$250,000,000.

Section 6.04.Liens.

(a)          The Parent Guarantor will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset or property of the Parent Guarantor or any Restricted Subsidiary, or any income or profits therefrom, or assign or convey any right to receive income therefrom in each such case to the extent such asset, property, income or profits constitute Collateral, except that the foregoing shall not apply to:

(i)          Liens securing any Indebtedness permitted to be incurred pursuant to Section 6.02(b) (iii) (A); and

(ii)         the following:

(A)         Permitted Liens;

(B)         Liens securing Indebtedness permitted to be incurred under Section 6.02 so long as at the date of incurrence of such Lien the Senior Secured Leverage Ratio does not exceed 6.25:1.00 in respect of any fiscal quarter ending at any time on or prior to April 30, 2020 and 6.00:1.00 in respect of any fiscal quarter ending at any time thereafter and determined on a pro forma basis (including a pro forma application of the net proceeds therefrom) as if such Indebtedness had been incurred at the beginning of such four-quarter period (the “Maximum Secured Leverage Ratio”); provided that any Lien securing such Indebtedness may attach at the date of incurrence of such Indebtedness or within 180 days of the date of incurrence of such Indebtedness so long as at the date of incurrence of such Indebtedness the Maximum Secured Leverage Ratio would not have been exceeded had such Lien attached at the date of incurrence of such Indebtedness and the Parent Guarantor certifies the same in a certificate filed with the Administrative Agent and identifying with particularity such Indebtedness (such Indebtedness, the “Delayed Lien Debt”) and detailing the Liens generally to attach; and

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(C)          Liens securing the EDC ABL, the Existing ABL, the New ABL, the Convertible Second Lien Notes, any Specified Convertible Debt, the Existing Capital Leases, Indebtedness incurred in reliance on Section 6.02(b)(xviii), and Permitted Refinancing Indebtedness of any of the foregoing.

(b)          The Parent Guarantor will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien that secures any Restricted Debt, on any asset or property of the Parent Guarantor or any Restricted Subsidiary, or any income or profits therefrom, or assign or convey any right to receive income therefrom, in each case, that does not constitute Collateral unless the First Lien Obligations are secured in priority to such Restricted Debt until such time as such Restricted Debt is no longer secured by such Lien.

(c)          Notwithstanding any other provision of this Agreement, the Parent Guarantor will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien with respect to any Aircraft that constitutes Collateral on the Closing Date (other than the Specified Existing S-92 Aircraft) to secure any Permitted Aircraft Financing, without the prior written consent of the Required Lenders.

Section 6.05.Dividend and other Payment Restrictions Affecting Subsidiaries.

(a) The Parent Guarantor will not permit any of its Restricted Subsidiaries that is not a Loan Party to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary that is not a Loan Party to:

(i)          pay dividends or make any other distributions on its Capital Stock to the Parent Guarantor or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by , its profits, or pay any Indebtedness owed to the Parent Guarantor or any of its Restricted Subsidiaries;

(ii)          make loans or advances to the Parent Guarantor or any of its Restricted Subsidiaries; or

(iii)        sell, lease or transfer any of its properties or assets to the Parent Guarantor or any of its Restricted Subsidiaries.

(b)          The restrictions in Section 6.05(a) will not apply to encumbrances or restrictions existing under or by reason of:

(i)          agreements governing Indebtedness outstanding on the Closing Date, this Agreement and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Closing Date;

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(ii)        (A) the Convertible Notes Indenture and the Convertible Notes, (B) the Unsecured Notes Indenture and the Unsecured Notes, (C) the EDC ABL, (D) the Existing ABL, (E) the New ABL, (F) any Specified Convertible Debt, (G) the Existing Capital Leases and (H) Indebtedness incurred pursuant to Section 6.02(b) (xviii) and, in each case, Guarantees in respect thereof;

(iii)        applicable law, rule, regulation, order, approval, license, permit or similar restriction;

(iv)        any instrument governing Indebtedness or Capital Stock of a Person acquired by the Parent Guarantor or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Agreement to be incurred;

(v)         non-assignment provisions or subletting restrictions in contracts, leases and licenses entered into in the ordinary course of business;

(vi)        purchase money obligations for property (including Capital Stock) acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in Section 6.05(a)(iii);

(vii)       any agreement for the sale or other disposition of the Capital Stock or assets of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending closing of the sale or other disposition;

(viii)      Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(ix)         Liens permitted to be incurred under Section 6.04 that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(x)          provisions limiting the disposition or distribution of assets or property or transfer of Capital Stock in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements, limited liability company organizational documents, and other similar agreements entered into in the ordinary course of business or with the approval of the Parent Guarantor’s Board of Directors, which limitation is applicable only to the assets, property or Capital Stock that are the subject of such agreements;

(xi)         any encumbrance or restriction of a Receivables Subsidiary effected in connection with a Qualified Receivables Financing; provided, however, that such restrictions apply only to such Receivables Subsidiary;

(xii)        restrictions on cash, Cash Equivalents, Marketable Securities or other deposits or net worth imposed by customers or lessors under contracts or leases entered into in the ordinary course of business;

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(xiii)      other Indebtedness of Restricted Subsidiaries that are not Loan Parties that is incurred subsequent to the Closing Date pursuant to Section 6.02;

(xiv)      encumbrances on property that exist at the time the property was acquired by the Parent Guarantor or a Restricted Subsidiary;

(xv)       contractual encumbrances or restrictions in effect on the Closing Date, and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Closing Date;

(xvi)      any customary encumbrances or restrictions imposed pursuant to the Europe JV, the Brazil JV or any other Permitted Joint Ventures;

(xvii)     any encumbrance or restriction with respect to an Unrestricted Subsidiary pursuant to or by reason of an agreement that the Unrestricted Subsidiary is a party to or entered into before the date on which such Unrestricted Subsidiary became a Restricted Subsidiary; provided that such agreement was not entered into in anticipation of the Unrestricted Subsidiary becoming a Restricted Subsidiary and any such encumbrance or restriction does not extend to any assets or property of the Parent Guarantor or any Restricted Subsidiary other than the assets and property of such Unrestricted Subsidiary;

(xviii)    any encumbrance or restriction contained in the terms of any Indebtedness (other than any Restricted Debt) or any agreement pursuant to which such Indebtedness was incurred if either (x) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant in such Indebtedness or agreement or (y) the encumbrance or restriction will not materially affect any Borrower’s ability to make principal or interest payments on the Revolving Facility;

(xix)       any encumbrances or restrictions imposed by any amendments or refinancings of the contracts, instruments or obligations referred to above in Section 6.05(b)(i) through Section 6.05(b)(xviii) above; provided that such amendments or refinancings are not materially more restrictive, taken as a whole, than such encumbrances and restrictions prior to such amendment or refinancing; and

(xx)        provisions with respect to the receipt of a rebate on an operating lease until all obligations due to a lessor on other operating leases are satisfied or other customary restrictions in respect of assets or contract rights acquired by a Restricted Subsidiary in connection with a sale and leaseback transaction.

Section 6.06.Consolidation, Amalgamation, Merger, or Sale of Assets.

(a)          Neither the Parent Guarantor nor the Initial Borrower will, directly or indirectly: (1) consolidate, amalgamate or merge with or into another Person; or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets (determined on a consolidated basis for it and its Restricted Subsidiaries) in one or more related transactions to another Person, unless:

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(i)          either (a) the Parent Guarantor or the Initial Borrower is the surviving entity; or (b) the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Parent Guarantor or the Initial Borrower) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation, partnership or limited liability company organized or existing under the laws of Canada or any province or territory thereof or the United States, any state of the United States or the District of Columbia or the Cayman Islands;

(ii)         the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Parent Guarantor or the Initial Borrower) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of the Parent Guarantor or the Initial Borrower, as the case may be, under the Loan Documents pursuant to arrangements reasonably satisfactory to the Collateral Agent;

(iii)        immediately after such transaction, no Default or Event of Default exists; and

(iv)        immediately after such transaction, (x) if such transaction occurs at any time prior to May 1, 2019, the Parent Guarantor has a Fixed Charge Coverage Ratio of at least 1.1 to 1.0 and (y) if such transaction occurs at any time on or after May 1, 2019, the Parent Guarantor is in compliance with the applicable Financial Performance Covenants, in each case as determined on a pro forma basis after giving effect to such transaction.

In addition, the Parent Guarantor will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

(b)          Section 6.06(a) will not apply to:

(i)          a consolidation, amalgamation or merger of the Parent Guarantor or the Initial Borrower with an Affiliate solely for the purpose of reincorporating the Parent Guarantor or the Initial Borrower under the laws of Canada or any province or territory thereof or the United States, any state of the United States or the District of Columbia; or

(ii)         any consolidation, amalgamation, merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets wholly between or among (A) the Parent Guarantor, the Initial Borrower and/or any other Loan Party and/or (B) the Parent Guarantor, the Initial Borrower and/or any Restricted Subsidiary if the Parent Guarantor or the Initial Borrower is the surviving Person.

(c)          A Subsidiary Loan Party may not consolidate, amalgamate or merge with or into (whether or not such Subsidiary Loan Party is the surviving Person), another Person, other than the Parent Guarantor, the Initial Borrower or another Subsidiary Loan Party, unless:

(i)          immediately after giving effect to that transaction, no Default or Event of Default exists; and

(ii)         either: (A) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation, amalgamation or merger assumes all the obligations of that Subsidiary Loan Party under the Loan Documents pursuant to arrangements reasonably satisfactory to the Administrative Agent; or (B) the net proceeds of such sale or other disposition are applied (or not required to be applied) in accordance with the applicable provisions of this Agreement.

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Section 6.07.Transactions with Affiliates.

(a)           The Parent Guarantor will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or pay management, consulting, monitoring or advisory fees in cash or Cash Equivalents in favor of, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Parent Guarantor (each, an “Affiliate Transaction”), involving aggregate consideration in excess of U.S.$5,000,000 (or zero in the case of such management, consulting, monitoring or advisory fees), unless:

(i)           the Affiliate Transaction is on terms that are not materially less favorable to the Parent Guarantor or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Parent Guarantor or such Restricted Subsidiary with an unrelated Person; and

(ii)         with respect to any Affiliate Transaction involving aggregate consideration in excess of the thresholds set forth in clauses (x) and (y) below, the Parent Guarantor delivers to the Administrative Agent (x) if the relevant Affiliate Transaction or series of related Affiliate Transactions involves aggregate consideration in excess of U.S.$35,000,000, a resolution of the Board of Directors of the Parent Guarantor certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members, if any, of the Board of Directors of the Parent Guarantor and (y) if the relevant Affiliate Transaction or series of related Affiliate Transactions involves aggregate consideration in excess of U.S.$50,000,000, an opinion as to the fairness to the Parent Guarantor or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

(b)          The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 6.07(a):

(i)          any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by the Parent Guarantor or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

(ii)         transactions (including a merger) between or among the Parent Guarantor and/or any of its Restricted Subsidiaries (treating the Europe JV, the Brazil JV and any other Permitted Joint Venture as Restricted Subsidiaries for this purpose);

(iii)        transactions with a Person (other than an Unrestricted Subsidiary) that is an Affiliate of the Parent Guarantor solely because the Parent Guarantor owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(iv)        payment of reasonable fees to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Parent Guarantor or any of its Restricted Subsidiaries or any direct or indirect parent company of the Parent Guarantor;

(v)         any issuance of Equity Interests (other than Disqualified Stock) of the Parent Guarantor to Affiliates of the Parent Guarantor (or any other holder of Capital Stock of the Parent Guarantor) or to any director, officer, employee or consultant of the Parent Guarantor or any direct or indirect parent company of the Parent Guarantor, and the granting and performance of registration rights;

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(vi)        Restricted Payments that do not violate Section 6.01 and Permitted Investments;

(vii)       the entering into any agreement to pay, and the payment of, customary annual management, consulting, monitoring and advisory fees to the Equity Investors in an amount not to exceed in any four quarter period the greater of (x) U.S.$5,000,000 and (y) 2.0% of Consolidated Adjusted EBITDAR of the Parent Guarantor and its Restricted Subsidiaries for such period and related expenses; provided that no such fees may be paid in cash or Cash Equivalents until after the Maturity Date and the repayment in full of the Credit Facility Obligations;

(viii)      loans or advances to employees or consultants in the ordinary course of business;

(ix)         any transaction effected as part of a Qualified Receivables Financing;

(x)          any transaction in which the Parent Guarantor or any of its Restricted Subsidiaries, as the case may be, delivers to the Administrative Agent a letter from an accounting, appraisal or investment banking firm of national standing stating that such transaction is fair to the Parent Guarantor or such Restricted Subsidiary from a financial point of view or that such transaction meets the requirements of Section 6.07(a)(i);

(xi)         the existence of, or the performance by the Parent Guarantor or any of its Restricted Subsidiaries of its obligations under the terms of, any acquisition agreements or members’ or stockholders agreement or related documents to which it is a party as of the Closing Date and any amendment thereto or similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Parent Guarantor or any of its Restricted Subsidiaries of its obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Closing Date shall only be permitted by this Section 6.07(b)(xi) to the extent that the terms of any such existing agreement, together with all amendments thereto, taken as a whole, or such new agreement are not otherwise more disadvantageous to the Lenders taken as a whole than the original agreement as in effect on the Closing Date;

(xii)        transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services, including aircraft services, or lessors or lessees of property, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement which are, in the aggregate (taking into account all the costs and benefits associated with such transactions), materially no less favorable to the Parent Guarantor or its Restricted Subsidiaries than those that would have been obtained in a comparable transaction by the Parent Guarantor or such Restricted Subsidiary with an unrelated Person, in the reasonable determination of the Board of Directors of the Parent Guarantor or senior management of the Parent Guarantor or the Initial Borrower, or are on terms at least as favorable as might reasonably have been obtained at such time from an unrelated party;

(xiii)       (A) Guarantees of performance by the Parent Guarantor and its Restricted Subsidiaries of Unrestricted Subsidiaries in the ordinary course of business, except for Guarantees of Indebtedness, and (B) limited recourse pledges of Equity Interests of Unrestricted Subsidiaries for the benefit of lenders of Unrestricted Subsidiaries;

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(xiv)       if such Affiliate Transaction is with a Person in its capacity as a holder of Indebtedness or Capital Stock of the Parent Guarantor or any Restricted Subsidiary where such Person is treated no more favorably than the holders of Indebtedness or Capital Stock of the Parent Guarantor or any Restricted Subsidiary;

(xv)       transactions effected pursuant to agreements in effect on the Closing Date and any amendment, modification or replacement of such agreement (so long as such amendment or replacement is not materially more disadvantageous to the Lenders, taken as a whole);

(xvi)      payments to the Equity Investors made for any financial advisory, financing or other investment banking activities, including without limitation, in connection with acquisitions or divestitures, which payments are approved by a majority of the Board of Directors and on terms that are not materially less favorable to the Parent Guarantor or the relevant Restricted Subsidiary, as the case may be, than those that could reasonably have been obtained at such time from an unrelated third party;

(xvii)     transactions, agreements, arrangements and any amendments or modifications of the foregoing (including, without limitation, sale and leaseback transactions) entered into in the ordinary course of business between the Parent Guarantor or a Restricted Subsidiary and an EU Licensed Operator or EU Investorco (after such EU Licensed Operator or EU Investorco ceases to be a Restricted Subsidiary) that are on terms that are not materially less favorable to the Parent Guarantor or the Restricted Subsidiary, as the case may be, than those that could reasonably have been obtained at such time from an unrelated party;

(xviii)    transactions, agreements, arrangements and any amendments or modifications of the foregoing entered into in the ordinary course of business between the Parent Guarantor or a Restricted Subsidiary and a Permitted Joint Venture that are on terms that are not materially less favorable to the Parent Guarantor or the Restricted Subsidiary, as the case may be, than those that could reasonably have been obtained at such time from an unrelated party; and

(xix)       transactions related to the Convertible Second Lien Notes or Specified Convertible Debt.

Section 6.08.Business Activities.

The Parent Guarantor will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent such business would not be material to the Parent Guarantor and its Restricted Subsidiaries taken as a whole.

Section 6.09.Designation of Restricted and Unrestricted Subsidiaries.

(a) The Board of Directors of the Parent Guarantor may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would comply with all of the applicable conditions set forth in the definition of “Unrestricted Subsidiary”. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Parent Guarantor and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 6.01 or under one or more clauses of the definition of Permitted Investments, as determined by the Parent Guarantor. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Parent Guarantor or the Initial Borrower may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would comply with all of the applicable conditions set forth in the definition of “Unrestricted Subsidiary”.

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(b)          If, at any time, any Unrestricted Subsidiary fails to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 6.02, the Parent Guarantor will be in default of such covenant.

Section 6.10.Financial Performance Covenants.

(a)          Commencing with the end of the third full fiscal month ending after the Closing Date and continuing until and including the end of the fiscal month ending on April 30, 2019, the Parent Guarantor shall not permit the Minimum Liquidity on the last day of any fiscal month to be less than U.S.$125,000,000.

(b)          Commencing with the fiscal quarter ending July 31, 2019, the Parent Guarantor shall not permit the First Lien Leverage Ratio on the last day of any fiscal quarter specified in column 1 below to exceed the maximum ratio specified in column 2 below opposite that fiscal quarter end.

Column 1	Column 2
Fiscal Quarter End	First Lien Leverage Ratio

July 31, 2019	2.4:1.0

October 31, 2019	2.5:1.0

January 31, 2020	2.4:1.0

April 30, 2020	2.3:1.0

July 31, 2020	2.2:1.0

October 31, 2020	2.1:1.0

January 31, 2021	2.0:1.0

April 30, 2021	2.0:1.0

July 31, 2021	2.0:1.0

October 31, 2021	2.0:1.0

January 31, 2022	2.0:1.0

(c)          Commencing with the fiscal quarter ending July 31, 2019, the Parent Guarantor shall not permit the Fixed Charge Coverage Ratio on the last day of any fiscal quarter specified in column 1 below to be less than the minimum ratio specified in column 2 below opposite that fiscal quarter end.

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Column 1	Column 2
Fiscal Quarter End	Fixed Charge Coverage Ratio

July 31, 2019	1.1:1.0

October 31, 2019	1.1:1.0

January 31, 2020	1.1:1.0

April 30, 2020	1.2:1.0

July 31, 2020	1.2:1.0

October 31, 2020	1.2:1.0

January 31, 2021	1.2:1.0

April 30, 2021	1.3:1.0

July 31, 2021	1.3:1.0

October 31, 2021	1.3:1.0

January 31, 2022	1.3:1.0

Section 6.11.Centre of Main Interests.

No Loan Party incorporated in a Member State of the European Union shall knowingly cause or allow its Centre of Main Interests to change from that of its jurisdiction of incorporation or establishment.

ARTICLE VII

EVENTS OF DEFAULT

Section 7.01.Events of Default.

In case of the happening of any of the following events from and after the Closing Date (“Events of Default”):

(a)          any representation or warranty made or deemed made by a Borrower or any other Loan Party in any Loan Document, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been incorrect, false or misleading in any material respect when so made, deemed made or furnished by a Borrower or any other Loan Party;

(b)          default shall be made in the payment of any principal of any Loan or the reimbursement with respect to any Revolving L/C Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

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(c)          default shall be made in the payment of any interest on any Loan or on any Revolving L/C Disbursement or in the payment of any Fee or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three (3) Business Days;

(d)          failure by the Parent Guarantor to comply with its obligations under Section 5.01(a) (with respect to itself or any Borrower), Section 5.06(a), Section 5.09, Section 5.14 or Section 6.10;

(e)          failure by the Parent Guarantor or any of its Restricted Subsidiaries to comply with any of their other obligations (other than those specified in paragraph (b), (c) or (d) above) under:

(i)          Article VI hereof and the continuance of such failure for three Business Days after notice thereof to the Parent Guarantor by the Administrative Agent or any Lender (given through the Administrative Agent) ; or

(ii)          any provision of the Loan Documents (other than Article VI hereof) and the continuance of such failure for 30 days after notice thereof to the Parent Guarantor by the Administrative Agent or any Lender (given through the Administrative Agent);

(f)          (i) any breach or default under any Material Indebtedness that (x) results in such Material Indebtedness becoming due prior to its scheduled maturity or (y) enables or permits (with all applicable grace periods having expired) the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or (ii) the Parent Guarantor or any of its Restricted Subsidiaries shall fail to pay the principal of such Material Indebtedness at the stated final maturity thereof; provided that (1) this clause (f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness and (2) no such breach, default or failure with respect to any Aircraft Equipment lease shall constitute all or part of an Event of Default under this Section 7.01(f) unless such breach, default or failure results in the acceleration by the applicable lessor of the obligations of the Parent Guarantor or the relevant Restricted Subsidiary under the applicable Aircraft Equipment lease, which acceleration has not been rescinded;

(g)          failure by the Parent Guarantor, any of its Significant Subsidiaries, or any group of the Parent Guarantor’s Restricted Subsidiaries that taken as a whole would constitute a Significant Subsidiary, to pay final and non-appealable judgments entered by a court or courts of competent jurisdiction aggregating in excess of U.S.$25,000,000 (net of any amounts which are covered by insurance or bonded), which judgments are not paid, waived, satisfied, discharged or stayed for a period of 60 days;

(h)          the occurrence of a Change in Control;

(i)          the Parent Guarantor or any of its Restricted Subsidiaries that is a Significant Subsidiary (treating any Material Joint Venture that would constitute a Significant Subsidiary (if such Material Joint Venture was a Subsidiary) as a Restricted Subsidiary that is a Significant Subsidiary for the purposes of this Section 7.01(i) if the occurrence of any event described in this Section 7.01(i) in respect of such Material Joint Venture has or could reasonably be expected to have a Material Adverse Effect) or any group of the Parent Guarantor’s Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, pursuant to or within the meaning of Bankruptcy Law:

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(i)          commences a voluntary case or proceeding (including the filing of a notice of intention in respect there of),

(ii)         consents to the entry of an order for relief against it in an involuntary case or proceeding,

(iii)        consents to the appointment of a custodian, receiver, receiver-manager, administrative receiver, administrator, liquidator, trustee, liquidation custodian, sequestrator, conservator, or similar official of it or for all or substantially all of its property, or

(iv)        makes a general assignment for the benefit of its creditors;

(j)          a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i)          is for relief against the Parent Guarantor, or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary in an involuntary case or proceeding;

(ii)         appoints a custodian, receiver, receiver-manager, administrative receiver, administrator, liquidator, trustee, liquidation custodian, sequestrator, conservator, or similar official of the Parent Guarantor or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of the Parent Guarantor or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary; or

(iii)        orders the liquidation, winding up, or dissolution or a suspension of payments against the Parent Guarantor or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days; provided that any Material Joint Venture that would constitute a Significant Subsidiary (if such Material Joint Venture was a Subsidiary) shall be treated as a Restricted Subsidiary that is a Significant Subsidiary for the purposes of this Section 7.01(j) if the occurrence of any event described in this Section 7.01(j) in respect of such Material Joint Venture has or could reasonably be expected to have a Material Adverse Effect;

(k)          one or more ERISA Events shall have occurred that, when taken together with all other ERISA Events that have occurred, has or could reasonably be expected to have a Material Adverse Effect;

(l)          (i) any Loan Document (subject to the terms of such Loan Document) shall for any reason be asserted in writing by any Loan Party not to be a legal, valid and binding obligation of any party thereto, (ii) any security interest purported to be created by any Security Document and to extend to Collateral that is not immaterial to the Parent Guarantor and its Subsidiaries on a consolidated basis shall cease to be, or shall be asserted in writing by any Loan Party not to be, a valid and perfected security interest (having the priority required by this Agreement or the relevant Security Document) in the securities, assets or properties covered thereby, except to the extent that (x) any such loss of perfection or priority results from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under any Security Agreements or to file UCC or PPSA continuation statements, (y) such loss is covered by a lender’s title insurance policy and the Administrative Agent shall be reasonably satisfied with the credit of such insurer or (z) any such loss of validity, perfection or priority is the result of any failure by the Collateral Agent or the Administrative Agent to take any action necessary to secure the validity, perfection or priority of the liens, or (iii) the Guarantees pursuant to the Loan Document Guarantee by the Parent Guarantor, the Borrowers or the Subsidiary Loan Parties of any of the Obligations under the Loan Documents shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted in writing by the Parent Guarantor, any Borrower, any Subsidiary Loan Party or any other Person not to be in effect or not to be legal, valid and binding obligations; and

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(m)          the competent authorities in any jurisdiction in which any Loan Party that is a Significant Subsidiary or any Material Joint Venture operates Aircraft revokes, suspends, cancels, annuls or otherwise removes the Aircraft operating license of such Loan Party or Material Joint Venture and such revocation, suspension, cancellation, annulation or removal has or could reasonably be expected to have a Material Adverse Effect, then, and in every such event (other than an event with respect to the Parent Guarantor or a Borrower described in paragraph (i) or (j) above), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Parent Guarantor, take any or all of the following actions, at the same or different times: (i) terminate forthwith the Commitments, (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding and (iii) demand cash collateral pursuant to Section 2.05(k); and in any event described in paragraph (i) or (j) above with respect to the Parent Guarantor or a Borrower, the Commitments shall automatically terminate, the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall automatically become due and payable and the Administrative Agent shall be deemed to have made a demand for cash collateral to the full extent permitted under Section 2.05(k), without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 7.02.The Parent Guarantor’s Right to Cure.

(a)          Financial Performance Covenants. Notwithstanding anything to the contrary contained in Section 7.01, in the event that the Parent Guarantor fails to comply with the requirements of any of the Financial Performance Covenants, until the expiration of the tenth (10th) Business Day subsequent to the date the certificate calculating such Financial Performance Covenant(s) is required to be delivered pursuant to Section 5.04(c) or Section 5.04(m)(i), as applicable (the “Last Cure Date”), the Parent Guarantor shall have the right to issue Permitted Cure Securities for cash or otherwise receive cash contributions to the capital of the Parent Guarantor (collectively, the “Cure Right”), and upon the receipt by the Parent Guarantor of such cash (the “Cure Amount”) pursuant to the exercise by the Parent Guarantor of such Cure Right such Financial Performance Covenant(s) shall be recalculated giving effect to the following pro forma adjustments:

(i)          in the case of Section 6.10(b) and Section 6.10(c),

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(A)         Consolidated Adjusted EBITDAR shall be increased, solely for the purpose of measuring the applicable Financial Performance Covenant(s) (and measuring compliance with the applicable Financial Performance Covenant(s) in subsequent Test Periods that include the relevant fiscal quarter) and not for any other purpose under this Agreement, by an amount equal to the Cure Amount;

(B) to the extent applied in prepayment of the Credit Facility Obligations following the last day of the relevant quarter and on or prior to the Last Cure Date, an amount equal to the Cure Amount shall be deducted when calculating the Credit Facility Indebtedness and/or the Consolidated Total Indebtedness for the purposes of determining compliance with the applicable Financial Performance Covenant(s) and not for any other purpose under this Agreement; provided that the pro forma deduction contemplated by this clause (B) shall only be applicable after the Second Lien Conversion Date;

(ii)         in the case of Section 6.10(a), the amount of Minimum Liquidity as of the end of the relevant month shall be increased on a dollar-for-dollar basis by an amount equal to the Cure Amount, solely for the purposes of measuring the applicable Financial Performance Covenant for the applicable fiscal month end and not for any other purpose under this Agreement; and

(iii)        if, after giving effect to the foregoing recalculations, the Parent Guarantor shall then be in compliance with the requirements of the applicable Financial Performance Covenant(s), the Parent Guarantor shall be deemed to have satisfied the requirements of such Financial Performance Covenant(s) as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the applicable Financial Performance Covenant(s) that had occurred shall be deemed cured for this purposes of the Agreement.

(b)          Limitation on Exercise of Cure Right.

Notwithstanding anything herein to the contrary, solely with respect to the exercise of a Cure Right as it applies to Section 6.10(b) and/or Section 6.10(c), (i) the Cure Amount shall be no greater than the amount required for purposes of complying with the applicable Financial Performance Covenant(s), (ii) the Cure Right shall not be exercised more than three times during the term of this Agreement and (iii) in each four-fiscal-quarter period there shall be at least two fiscal quarters in which the Cure Right is not exercised.

Section 7.03.True-up Adjustments Following Acceleration or Insolvency.

Notwithstanding anything herein or in any other Loan Document to the contrary, if all Loans become due and payable pursuant to Section 7.01 (an “Acceleration”) or if an Event of Default under Section 7.01(i) or Section 7.01(j) shall occur and be continuing (an “Insolvency Event”), each Lender agrees that it shall, at any time or from time to time thereafter at the request of the Administrative Agent as requested by any Lender:

(a)          purchase at par on a non-recourse basis a participation in the Revolving Facility Loans or participations in Revolving L/C Disbursements or Swingline Loans owing to each other Lender under this Agreement; and

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(b)          effect such other transactions and make such other adjustments as are necessary or appropriate,in each case, in order that the aggregate Obligations owing to each of the Lenders under this Agreement, as adjusted pursuant to this Section 7.03, shall be in the same proportion as each Lender’s Commitment was to the Total Commitments immediately prior to the Acceleration or Insolvency Event, as the case may be; provided, in each case, that in no event shall any such purchase, transaction or readjustment result in the Loans owing to each Revolving Facility Lender under the Revolving Facility exceeding its Commitment.

ARTICLE VIII

THE AGENTS10

Section 8.01.Joint Lead Arrangers, etc.

Each Lender and each Issuing Bank recognizes and agrees that the Joint Lead Arrangers, Co-Syndication Agents and Co-Documentation Agents in their respective capacities as such, shall have no duties or responsibilities under this Agreement or any other Loan Document, or any fiduciary relationship with any Lender of Issuing Bank, and shall have no functions, responsibilities, duties, obligations or liabilities for acting as such hereunder.

Section 8.02.Withholding Taxes.

To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender or Issuing Bank an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 2.18(a) or Section 2.18(c), each Lender or Issuing Bank shall, and does hereby, indemnify the Administrative Agent against, and shall make payable in respect thereof within 30 days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the Internal Revenue Service or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of any Lender or Issuing Bank for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender or Issuing Bank failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender or Issuing Bank by the Administrative Agent shall be conclusive absent manifest error. Each Lender and Issuing Bank hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or Issuing Bank under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this Section 8.02. The agreements in this Section 8.02 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations under the Loan Documents.

[10]	Incorporation of agency provisions to be confirmed.

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ARTICLE IX

MISCELLANEOUS

Section 9.01.Notices.

(a)          Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)	if to any Loan Party:

c /o CHC Helicopter Support Services (US ) LLC
600 E. Las Colinas Blvd ., Suite 1000
Irving , T X 75039
Attention: Lee Eckert Fax : [•]
Email: lee.eckert@ chc .c a

if to the Initial Borrower:

8-10 avenue de la Gare
L-1610 Luxembourg
Grand Duchy of Luxembourg
Attention: the Board of Managers

However service of process to the Process Agent on behalf of the Parent Guarantor or any Borrower shall be made in accordance with Section 9.16 to:

[●]

with copies sent to the addresses set forth above;

(ii)	if to the Administrative Agent, to:

[HSBC Bank plc
Corporate Trust & Loan Agency, Level 278
Canada Square
London E14 5HQ

Attention: Loan Agency Operations
Fax: +44 (0) 20 7991 4347]

(iii)	if to the Collateral Agent, to:

[HSBC Bank plc
Corporate Trust & Loan Agency, Level 278
Canada Square
London E14 5HQ

Attention: Loan Agency Operations
Fax: +44 (0) 20 7991 4347]

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and

(iv)        if to an Issuing Bank, to it at the address or telecopy number set forth separately in writing from it; and

(v)         if to a Swingline Lender, to it at the address or telecopy number set forth separately in writing from it.

(b)          Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to service of process, or to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent, the Collateral Agent, the Parent Guarantor and each Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided further that approval of such procedures may be limited to particular notices or communications.

(c)          All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy or (to the extent permitted by paragraph (b) above) electronic means prior to 5:00 p.m. (London time) on such date, or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01.

(d)          Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

Section 9.02.Survival of Agreement.

All covenants, agreements, representations and warranties made by the Borrowers and the Loan Parties herein, in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and each Issuing Bank and shall survive the making by the Lenders of the Loans, the execution and delivery of the Loan Documents and the issuance of the Revolving Letters of Credit, regardless of any investigation made by such Persons or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or Revolving L/C Disbursement or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Revolving Letter of Credit is outstanding and so long as the Commitments have not been terminated. Without prejudice to the survival of any other agreements contained herein, indemnification and reimbursement obligations contained herein (including pursuant to Section 2.16, Section 2.18 and Section 9.05) shall survive the payment in full of the Credit Facility Obligations, the expiration of the Revolving Letters of Credit and the termination of the Commitments or this Agreement.

Section 9.03.Binding Effect.

(a)          This Agreement shall become effective when it shall have been executed by the Parent Guarantor, the Borrowers, each Issuing Bank, each Lender and the Agents and when the Administrative Agent shall have received copies hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the Parent Guarantor, the Borrowers, each Issuing Bank, the Agents and each Lender and their respective permitted successors and assigns.

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(b)          For the purpose of Articles 1278 et seq. of the Luxembourg Civil Code and any other relevant legal provisions, to the extent required under applicable law and without prejudice to any other terms of any Loan Documents, the Secured Parties and the Collateral Agent expressly reserve and the Loan Parties agree to the preservation of the security interest created under any Security Document in case of assignment, novation, amendment or any other transfer of any loans, commitments, obligations or rights arising under the Loan Documents.

Section 9.04.Successors and Assigns.

(a)          The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Revolving Letter of Credit), except that (i) other than pursuant to a transaction permitted by Section 6.06, no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by a Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Revolving Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, each Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)          (i)           Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)         the Parent Guarantor; provided that no consent of the Parent Guarantor shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee (provided that any liability of any Borrower to an assignee that is an Approved Fund or Affiliate of the assigning Lender under Section 2.16 or Section 2.18 shall be limited to the amount, if any, that would have been payable hereunder by such Borrower in the absence of such assignment);

(B)         the Administrative Agent, the Issuing Bank(s) and the Swingline Lender(s); and

(C)         so long as no Event of Default has occurred and is continuing, the Parent Guarantor may withhold its consent if the costs or the taxes payable by the Borrowers to the assignee under Section 2.16 or Section 2.18 shall be greater than they would have been in the absence of such assignment.

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(ii)         Assignments shall be subject to the following additional conditions:

(A)         except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, an assignment of the entire remaining amount of the assigning Lender’s Commitment or contemporaneous assignments to related Approved Funds that equal at least U.S.$1,000,000 in the aggregate, the amount of the commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than U.S.$5,000,000 and increments of U.S.$1,000,000 in excess thereof, in the case of assignments under the Revolving Facility, provided that no such consent of the Parent Guarantor shall be required if an Event of Default has occurred and is continuing;

(B)           each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)           the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of U.S.$3,000 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); provided that (x) only one such fee shall be payable in the case of contemporaneous assignments to or by two or more related Approved Funds and (y) such fee does not apply to assignments by the Joint Lead Arrangers;

(D)           the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent any administrative information that the Administrative Agent may reasonably request; and

(E)           no Commitments or Loans under the Revolving Facility may be assigned to an Affiliated Lender or to a Person who, following any such assignment, would be an Affiliated Lender.

For purposes of this Section 9.04(b), the term “Approved Fund” shall have the following meaning:

“Approved Fund” shall mean any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by a Lender, an Affiliate of a Lender or an entity or an Affiliate of an entity that administers or manages a Lender.

(iii)           Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance , have the rights and obligations of a Lender under this Agreement (including the requirement to provide documentation under Section 2.18(e)), and the assigning Lender hereunder shall, to the extent of the interest assigned by such Assignment and Acceptance , be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.16, Section 2.17, Section 2.18 and Section 9.05). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall not be effective as an assignment hereunder.

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(iv)          The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and Revolving L/C Disbursements owing to , each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Agents, each Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)           Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, any administrative information reasonably requested by the Administrative Agent (unless the assignee shall already be a Lender hereunder), and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)

(i)           Any Lender may, without the consent of any Borrower, the Administrative Agent or any Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans and Revolving L/C Disbursements owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrowers, the Agents, each Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (D) no participation in respect of any Commitment or Loan under the Revolving Facility may be assigned to an Affiliated Participant or to a Person who, following any such participation, would be an Affiliated Participant. Any agreement or instrument (oral or written) pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to exercise rights under and to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided that (x) such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 9.09(a)(i) or clause (i), (ii), (iii), (iv), (vi) or (vii) of the first proviso to Section 9.09(b) that affects such Participant and (y) no other agreement (oral or written) with respect to such Participant may exist between such Lender and such Participant. Subject to paragraph (c)(ii) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits (and subject to the requirements and limitations) of Section 2.16, Section 2.17 and Section 2.18 to the same extent as if it were the Lender from whom it obtained its participation (subject to the requirements and limitations therein, including the requirement to provide documentation under Section 2.18(e)) and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender, provided such Participant agrees to be subject to Section 2.19(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest) except to the extent that such disclosure is necessary to establish that such Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

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(ii)         A Participant shall not be entitled to receive any greater payment under Section 2.16, Section 2.17 or Section 2.18 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless (A) the sale of the participation to such Participant is made with the Parent Guarantor’s prior written consent (which shall not be unreasonably withheld) and the Parent Guarantor may withhold its consent if a Participant would be entitled to require greater payment than the applicable Lender under such Sections or (B) such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation ..

(d)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement and its promissory note, if any, to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto, and any such pledgee (other than a pledgee that is the Federal Reserve Bank) shall acknowledge in writing that its rights under such pledge are in all respects subject to the limitations applicable to the pledging Lender under this Agreement or the other Loan Documents.

Section 9.05.Expenses; Indemnity.

(a)           The Borrowers agree to pay all reasonable and documented out-of-pocket expenses incurred by the Agents in connection with the preparation of this Agreement and the other Loan Documents, or by the Agents in connection with the administration of this Agreement (including expenses incurred in connection with due diligence and initial and ongoing Collateral examination to the extent incurred with the reasonable prior approval of the Parent Guarantor and the reasonable fees, disbursements and the charges for no more than one counsel in each jurisdiction where Collateral is located) or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the Transactions hereby contemplated shall be consummated) or incurred by the Agents or any Lender in connection with the enforcement or protection of their rights in connection with this Agreement and the other Loan Documents, in connection with the Loans made or the Revolving Letters of Credit issued hereunder and, in connection with any such enforcement or protection, the reasonable fees, charges and disbursements of any other counsel (including the reasonable and documented expenses of Norton Rose Fulbright Canada LLP and the reasonable and documented allocated costs of internal counsel for the Agents, the Joint Lead Arrangers, any Issuing Bank or any Lender); provided that, absent any conflict of interest, the Agents and the Joint Lead Arrangers shall not be entitled to indemnification for the fees, charges or disbursements of more than one counsel in each jurisdiction.

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(b)          The Borrowers agree to indemnify the Agents, the Joint Lead Arrangers, each Issuing Bank, each Lender and each of their respective directors, trustees, officers, employees, investment advisors and agents (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable and documented counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated hereby, (ii) the use of the proceeds of the Loans or the use of any Revolving Letter of Credit or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction in a final and non-appealable judgment to have resulted from the gross negligence, material breach of contract or willful misconduct of such Indemnitee (treating, for this purpose only, any Lender and any of its Related Parties, and any Agent and any of its Related Parties, in each case as a single Indemnitee). Subject to and without limiting the generality of the foregoing sentence, the Borrowers agree to indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable and documented counsel or consultant fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (A) any Environmental Claim related in any way to the Parent Guarantor, the Borrowers or any of their Subsidiaries, or (B) any actual or alleged presence, Release or threatened Release of Hazardous Materials at, under, on or from any Real Property, any property owned, leased or operated by any predecessor of the Parent Guarantor, the Borrowers or any of their Subsidiaries, or any property at which the Parent Guarantor, the Borrowers or any of their Subsidiaries has sent Hazardous Materials for treatment, storage or disposal, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction in a final and non-appealable judgment to have resulted from the gross negligence, material breach of contract or willful misconduct of such Indemnitee or any of its Related Parties or would have arisen as against the Indemnitee regardless of this Agreement or any Borrowings hereunder. In no event shall any Indemnitee be liable to any Loan Party for any consequential, indirect, special or punitive damages. The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations under the Loan Documents, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of any Agent, any Issuing Bank or any Lender. All amounts due under this Section 9.05 shall be payable on written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested. Notwithstanding the foregoing, absent any conflict of interest, the Indemnitees shall not be entitled to indemnification for the fees, charges or disbursements of more than one counsel to all such Indemnitees, taken as a whole, in each relevant jurisdiction.

(c)          Unless an Event of Default shall have occurred and be continuing, the Borrowers shall be entitled to assume the defense of any action, claim or other proceeding for which indemnification is sought hereunder with counsel of their choice at its expense (in which case the Borrowers shall not thereafter be responsible for the fees and expenses of any separate counsel retained by an Indemnitee except as set forth below); provided, however, that such counsel shall be reasonably satisfactory to each such Indemnitee. Notwithstanding a Borrower’s election to assume the defense of such action, claim or proceeding, each Indemnitee shall have the right to employ separate counsel and to participate in the defense of such action, claim or proceeding, and such Borrower shall bear the reasonable fees, costs and expenses of such separate counsel, if (i) the use of counsel chosen by such Borrower to represent such Indemnitee would present such counsel with a conflict of interest; (ii) the actual or potential defendants in, or targets of, any such action, claim or proceeding include both such Borrower and such Indemnitee and such Indemnitee shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to such Borrower (in which case such Borrower shall not have the right to assume the defense or such action, claim or proceeding on behalf of such Indemnitee); (iii) such Borrower shall not have employed counsel reasonably satisfactory to such Indemnitee to represent it within a reasonable time after notice of the institution of such action, claim or proceeding; or (iv) such Borrower shall authorize in writing such Indemnitee to employ separate counsel at such Borrower’s expense. Such Borrower will not be liable under this Agreement for any amount paid by an Indemnitee to settle any claims, actions or proceedings if the settlement is entered into without such Borrower’s consent, which consent may not be withheld or delayed unless such settlement is unreasonable in light of such claims, actions or proceedings against, and defenses available to, such Indemnitee; provided, that such Borrower will have no such consent right if an Event of Default shall have occurred and be continuing.

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(d)          This Section 9.05 shall not apply to Taxes, other than any Taxes that represent losses or damages arising from non-Tax claims.

Section 9.06.Right of Set-off.

Subject to Section 9.23, if an Event of Default shall have occurred and be continuing, each Lender and each Issuing Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Issuing Bank to or for the credit or the account of any Loan Party, against any and all obligations of the Loan Parties, now or hereafter existing under this Agreement or any other Loan Document held by such Lender or such Issuing Bank, irrespective of whether or not such Lender or such Issuing Bank shall have made any demand under this Agreement or such other Loan Document and although the obligations may be unmatured; provided that no such amounts so set-off with respect to any Loan Party shall be applied to any Excluded Swap Obligation of such Loan Party. Each of the Lenders agrees to promptly notify the Parent Guarantor and the Administrative Agent after any such set-off and application made by such Lender; provided, further that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and each Issuing Bank under this Section 9.06 are in addition to other rights and remedies (including other rights of set-off) that such Lender or such Issuing Bank may have.

Section 9.07.Debt Purchase Transactions.

(a)          For so long as a Lender is a Restricted Lender, in ascertaining (i) the Required Lenders or (ii) whether (x) any given percentage of the Total Commitments, or (y) the agreement of any specified group of Lenders, has been obtained to approve any request for a consent, waiver, amendment or other vote under the Loan Documents, such Commitment shall be deemed to be zero and such Restricted Lender shall be deemed not to be a Lender for the purposes of clauses (i) and (ii) above (unless, in the case of a Person not being an Affiliate of the Parent Guarantor (other than the Parent Guarantor or its Subsidiaries), it is a Lender by virtue otherwise than by beneficially owning the relevant Commitment); provided that notwithstanding the foregoing, (A) any Restricted Lender shall have the right to vote (and the Commitment or Loans of such Restricted Lender shall not be disregarded) with respect to any such consent, waiver, amendment or other vote that requires the consent of all Lenders or all Lenders directly affected thereby and (B) no such consent, waiver, amendment or other vote shall (1) disproportionately affect such Restricted Lender in its capacity as a Lender as compared to other Lenders that are not a Restricted Lenders or (2) deprive any Restricted Lender of its share of any payment in which the Lenders are entitled to share on a pro rata basis, in each case, without the consent of such Restricted Lender.

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(b)          Each Lender shall promptly notify the Administrative Agent in writing if it knowingly enters into a Debt Purchase Transaction with an Affiliated Lender or Affiliated Participant (a “Notifiable Debt Purchase Transaction”).

(c)          A Lender shall promptly notify the Administrative Agent if a Notifiable Debt Purchase Transaction to which it is a party (i) is terminated or (ii) ceases to be with an Affiliated Lender.

(d)          Each Affiliated Lender that is a Lender agrees that (i) in relation to any meeting or conference call to which all the Lenders are invited to attend or participate (and to which no Loan Party nor any representative of any Loan Party is invited), it shall not attend or participate in the same if so requested by the Administrative Agent or, unless the Administrative Agent otherwise agrees, be entitled to receive the agenda or any minutes of the same; and (ii) in its capacity as Lender, unless the Administrative Agent otherwise agrees, it shall not be entitled to receive any report or other document prepared at the request of, or on the instructions of, the Administrative Agent or one or more of the Lenders, except to the extent such report or other document has been made available by the Administrative Agent or any Lender to any Loan Party and/or any representative thereof (and in any event, other than the right to receive notices of borrowings, prepayments or other administrative notices).

Section 9.08.Applicable Law.

THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Section 9.09.Waivers; Amendment.

(a)          No failure or delay of the Agents, any Issuing Bank or any Lender in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents, each Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by any Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any Borrower or any other Loan Party in any case shall entitle such Person to any other or further notice or demand in similar or other circumstances.

(b)          Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders and (y) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by each party thereto and the Collateral Agent and consented to by the Required Lenders (or otherwise in accordance with the terms of such Loan Document); provided, however, that no such agreement shall:

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(i)          decrease or forgive the principal amount of, or extend the final maturity of, or decrease the rate of interest on, any Loan or any Revolving L/C Disbursement, without the prior written consent of each Lender directly affected thereby; provided that any amendment to the financial covenant definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (i),

(ii)         increase or extend the Commitment of any Lender or decrease the Commitment Fees or Revolving L/C Participation Fees or other fees of any Lender without the prior written consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the aggregate Commitments shall not constitute an increase of the Commitments of any Lender),

(iii)        extend any date on which payment of interest on any Loan, Revolving L/C Disbursement or any Fees is due, without the prior written consent of each Lender adversely affected thereby,

(iv)        amend or modify the provisions of Section 2.19(a), Section 2.19(b) or Section 2.19(c) in a manner that would by its terms alter the pro rata sharing of payments required thereby, without the prior written consent of each Lender adversely affected thereby,

(v)         extend the stated expiration date of any Revolving Letter of Credit beyond the Maturity Date, without the prior written consent of each Lender directly affected thereby,

(vi)        amend or modify the provisions of this Section or the definition of the term “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each Lender adversely affected thereby (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Loans and Commitments are included on the Closing Date),

(vii)       release all or substantially all of the Collateral or release all or substantially all of the value of the Guarantees under the Loan Document Guarantee of the Subsidiary Loan Parties, taken as a whole, without the prior written consent of each Lender, or

(viii)      add a new Revolving Facility Lender, without the prior written consent of each Issuing Bank and Swingline Lender; and

provided, further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, a Swingline Lender or an Issuing Bank hereunder without the prior written consent of the Administrative Agent, such Swingline Lender or such Issuing Bank acting as such at the effective date of such agreement, as applicable. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 9.09 and any consent by any Lender pursuant to this Section 9.09 shall bind any assignee of such Lender.

(c)          Without the consent of any Co-Syndication Agent, Co-Documentation Agent, Joint Lead Arranger or Lender, the Loan Parties and the Administrative Agent and/or Collateral Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Finance Parties(and potentially other Secured Parties), or as required by local law to give effect to, or protect any security interest for the benefit of the Finance Parties (and potentially other Secured Parties), in any property or so that the security interests therein comply with applicable law.

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(d)          Notwithstanding the foregoing, if the Administrative Agent and the Parent Guarantor have jointly identified any ambiguity, mistake, defect, inconsistency, obvious error or any error or omission of a technical nature or any necessary or desirable technical change, in each case in any provision of any Loan Document, then the Administrative Agent and the Parent Guarantor shall be permitted to amend such provision solely to address such matter in a manner reasonably determined by them acting jointly.

Section 9.10.Interest Rate Limitation.

Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender or any Issuing Bank, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender or such Issuing Bank, shall be limited to the Maximum Rate, provided that such excess amount shall be paid to such Lender or such Issuing Bank on subsequent payment dates to the extent not exceeding the legal limitation.

Section 9.11.Entire Agreement.

This Agreement, the other Loan Documents and the agreements regarding certain Fees referred to herein constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Notwithstanding the foregoing, the Agent Fee Letter shall survive the execution and delivery of this Agreement and remain in full force and effect. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

Section 9.12.Waiver of Jury Trial.

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

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Section 9.13.Severability.

In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavour in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 9.14.Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 9.03. Delivery of an executed counterpart to this Agreement by facsimile transmission or an electronic transmission of a PDF copy thereof shall be as effective as delivery of a manually signed original; provided, however, that any such delivery shall be followed promptly by delivery of the manually signed original.

Section 9.15.Headings.

Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 9.16.Jurisdiction; Consent to Service of Process.

(a)          Each of the Borrowers, the Agents, the Issuing Bank and the Lenders hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each Borrower further irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties thereto by registered or certified mail, postage prepaid, to such Borrower at the address specified for the Loan Parties in Section 9.01, or in accordance with the following sentence. Each Borrower appoints Heli-One (U.S.) Inc. (the “Process Agent”) as its agent for service of process in relation to any action or proceeding in such courts and agrees that failure by the Process Agent to notify the relevant Borrower of any process will not invalidate the proceedings concerned. In the event the Process Agent is unable to act as a Borrower’s agent for service of process for any reason, the relevant Borrower will immediately appoint another process agent reasonably acceptable to the Administrative Agent. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Lender or any Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against any Borrower or any Loan Party or their properties in the courts of any jurisdiction.

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Section 9.17. Confidentiality.

Each of the Lenders, each Issuing Bank and each of the Agents agrees that it shall maintain in confidence any information relating to the Parent Guarantor, the Borrowers and their other Subsidiaries and their respective Affiliates furnished to it by or on behalf of the Parent Guarantor, the Borrowers or the other Loan Parties or such Subsidiary or Affiliate (other than information that (x) has become generally available to the public other than as a result of a disclosure by such party in breach of this Agreement, (y) has been independently developed by such Lender, such Issuing Bank or such Agent without violating this Section 9.17 or (z) was available to such Lender, such Issuing Bank or such Agent from a third party having, to such Person’s actual knowledge, no obligations of confidentiality to the Parent Guarantor, the Borrowers or any other Subsidiary or any such Affiliate) and shall not reveal the same other than to its affiliates and its and their respective directors, trustees, officers, employees and advisors with a need to know or to any Person that approves or administers the Loans on behalf of such Lender or Issuing Bank (so long as each such Person shall have been instructed to keep the same confidential in accordance with this Section 9.17), except: (i) to the extent necessary to comply with law or any legal process or the regulatory or supervisory requirements of any Governmental Authority (including bank examiners), the National Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded, (ii) as part of reporting or review procedures to Governmental Authorities (including bank examiners) or the National Association of Insurance Commissioners, (iii) to its parent companies, Affiliates or auditors (so long as each such Person shall have been instructed to keep the same confidential in accordance with this Section 9.17), (iv) in order to enforce its rights under any Loan Document in a legal proceeding; provided, however, unless prohibited by applicable law or not reasonably practicable in connection with a review as provided in clause (ii) above, it shall give such advance notice to the Parent Guarantor as is reasonably practicable of its intention to disclose any confidential information in connection therewith so that the Parent Guarantor may seek an appropriate protective order, (v) to any prospective assignee of, or prospective Participant in, any of its rights under this Agreement (so long as such Person shall have been instructed to keep the same confidential in accordance with this Section 9.17 or on terms at least as restrictive as those set forth in this Section 9.17) and (vi) to any direct or indirect contractual counterparty in Swap Agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section or on terms at least as restrictive as those set forth in this Section 9.17). If a Lender, an Issuing Bank or an Agent is requested or required to disclose any such information (other than to its bank examiners and similar regulators, internal or external auditors) pursuant to or as required by law or legal process or subpoena to the extent reasonably practicable, it shall give prompt notice thereof to the Parent Guarantor so that the Parent Guarantor may seek an appropriate protective order and such Lender, Issuing Bank or Agent will cooperate with the Parent Guarantor (or the applicable Subsidiary or Affiliate) in seeking such protective order.

Section 9.18. Communications.

(a)          Delivery.

(i)          Each Loan Party hereby agrees that it will use all reasonable efforts to provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement and any other Loan Document, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (A) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (B) relates to the payment of any principal or other amount due under this Agreement prior to 5:00 p.m. (New York time) on the scheduled date therefor, (C) provides notice of any Default or Event of Default under this Agreement or (D) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications collectively, the “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent at the address referenced in Section 9.01(a)(ii). Nothing in this Section 9.18 shall prejudice the right of the Agents, the Co-Syndication Agents, the Co-Documentation Agents, the Joint Lead Arrangers or any Lender or Issuing Bank or any Loan Party to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document.

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(ii)         Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform ( as defined below) shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (A) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s email address to which the fore going notice maybe sent by electronic transmission and (B) that the fore going notice maybe sent to such email address.

(b)          Posting. Each Loan Party further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”).

(c)          The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Communications, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its affiliates or any of their respective officers, directors, employees, agents advisors or representatives (collectively, “Agent Parties”) have any liability to the Loan Parties, any Lender or Issuing Bank or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of communications through the internet, except to the extent the liability of any Agent Party is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Agent Party’s gross negligence or willful misconduct.

Section 9.19.Release of Liens and Guarantee; Intercreditor Agreements.

(a)          Notwithstanding anything to the contrary contained herein or in any other Loan Document, automatically and without the need for any further action by any person (or, if automatic release is not permitted in accordance with any applicable law, upon request to the Collateral Agent by the Parent Guarantor or the relevant Loan Party):

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(i)          the Liens on the Collateral held by the Collateral Agent shall (without notice to, or vote or consent of, any Finance Party) be released: (A) in whole or in part, as applicable, as to all or any portion of the Collateral which has been taken by eminent domain, condemnation or other similar circumstances, at the time of such event; (B) in part, as to any property that is sold, transferred, leased or otherwise disposed of by any Loan Party (other than to any other Loan Party) in a transaction not prohibited by this Agreement (including a transfer of Aircraft Equipment (other than an Aircraft) to a lessor of a leased Aircraft pursuant to the terms of the relevant lease), at the time of such sale, transfer or disposition (which, in connection with sale and leaseback transactions and novations and any refinancings thereof shall include the assets which are the subject of such sale and leaseback transactions, novations and/or refinancings, assets and contract rights related thereto (including, without limitation, the right to receive rental rebates or deferred sale payments), sub-lease rights, insurances relating thereto and rental deposits); (C) in part, as to any Aircraft Equipment to be installed permanently on or associated permanently with (in each case, according to the relevant Loan Party’s records) an Aircraft that is subject to a Lien in favor of a third party lessor or financier and permitted hereby; (D) in part, as to any property that is owned or at any time acquired by a Loan Party that has been released from its Guarantee in accordance with this Section 9.19, concurrently with the release of such Guarantee; (E) otherwise in accordance with any applicable provisions of the Security Documents or the Intercreditor Agreement; and/or (F) if the relevant asset ceases to constitute Collateral under the terms hereof; and

(ii)         the Guarantee of a Subsidiary Loan Party given under the Loan Document Guarantee will be released: (A) in connection with any sale, disposition or transfer of all or substantially all of the assets of that Subsidiary Loan Party (including by way of merger, amalgamation or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Parent Guarantor or a Restricted Subsidiary, if such sale, disposition or transfer is not prohibited by this Agreement; (B) in connection with any sale, disposition or transfer of all of the Capital Stock of that Subsidiary Loan Party to a Person that is not (either before or after giving effect to such transaction) the Parent Guarantor or a Restricted Subsidiary, if the sale, disposition or transfer is not prohibited by this Agreement; (C) if the Parent Guarantor designates any Restricted Subsidiary that is a Subsidiary Loan Party to be an Unrestricted Subsidiary in accordance with the applicable provisions of this Agreement or (D) if such Subsidiary Loan Party is no longer required to provide a Guarantee in accordance with the terms here of (including on account of such Subsidiary Loan Party becoming an Excluded Subsidiary).

(b)          The Security Documents and the Loan Document Guarantee shall terminate, and each Loan Party shall automatically and without the need for any further action by any person be released from its obligations thereunder and the security interests in the Collateral granted by any Loan Party (excluding any cash collateral referred to below) shall be automatically released (or, if automatic release is not permitted in accordance with any applicable law, the Security Documents and the Loan Document Guarantee shall terminate, and each Loan Party shall be released from its obligations thereunder and the security interests in the Collateral shall be released upon request to the Collateral Agent by the Parent Guarantor or the relevant Loan Party) when all the Credit Facility Obligations are paid in full, all Commitments have terminated or expired and no Revolving Letter of Credit is outstanding that is not cash collateralized or backstopped.

(c)          The Administrative Agent and the Collateral Agent shall promptly (and the Lenders hereby authorize the Administrative Agent and the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by the applicable Loan Party and at such Loan Party’s expense to evidence or effect any release or termination provided for in this Section 9.19.

(d)          Any representation, warranty or covenant contained in any Loan Document relating to any Equity Interests or assets shall no longer be deemed to be made once such Equity Interests or asset is conveyed, sold, leased, assigned, transferred or disposed of.

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(e)          The Lenders hereby authorize the Administrative Agent and the Collateral Agent to, and the Administrative Agent and the Collateral Agent shall, enter into any subordination, intercreditor collateral trust and/or similar agreement that is contemplated hereunder (subject to any parameters applicable thereto, including, where applicable, the reasonable satisfaction of the Administrative Agent with the terms thereof), including, without limitation, any Junior Lien Intercreditor Agreement; provided, however, that it is understood and agreed for the avoidance of doubt that in no event shall the Administrative Agent or the Collateral Agent be required to enter into any subordination, intercreditor, collateral trust and/or similar agreement pursuant to which any other creditor will hold a Lien on all of the Collateral that ranks pari passu with the Lien securing the First Lien Obligations.

Section 9.20. U.S.A. PATRIOT Act and Similar Legislation.

Each Lender and Issuing Bank hereby notifies each Loan Party that pursuant to the requirements of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (signed into law on October 26, 2001) (the “ U.S.A. PATRIOT Act”) and similar legislation (including the PCTFA, the United Kingdom Proceeds of Crime Act 2002 and the United Kingdom Money Laundering Regulations 2003 (as amended)), as applicable, it is required to obtain, verify and record information that identifies Loan Parties, which information includes the name and address of each Loan Party and other information that will allow the Lenders to identify such Loan Party in accordance with such legislation. Each Loan Party agrees to furnish such information promptly upon request of a Lender. Each Lender shall be responsible for satisfying its own requirements in respect of obtaining all such information.

Section 9.21. Judgment.

If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in one currency into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first mentioned currency with such other currency at the Administrative Agent’s principal office in London on the Business Day preceding the date on which final judgment is given.

Section 9.22. Australian Matters.

(a)          None of the guarantees, undertakings or indemnities provided for in the Loan Documents apply to any liability or indebtedness to the extent that it would result in such guarantee, undertaking or indemnity constituting unlawful financial assistance within the meaning of section 260A of the Corporations Act 2001 (Cwlth) of Australia and, to the extent possible, all Subsidiaries of the Parent Guarantor incorporated in Australia are required, prior to providing a guarantee or a security, to comply with the provisions of section 260B of the Corporations Act 2001(Cwlth).

(b)          Notwithstanding any other provision of this Agreement, the parties agree that in respect of the Subsidiaries of the Parent Guarantor incorporated in Australia, the provisions of this Agreement and the obligations incurred under this Agreement, insofar as such obligations may constitute unlawful financial assistance under Section 260A of the Corporations Act 2001 (Cwlth), have no effect in respect of and do not apply to any Subsidiary of the Parent Guarantor incorporated in Australia until such time as the steps set out in Section 260B of the Corporations Act 2001 (Cwlth) of Australia have been complied with and all statutory periods required under Section 260B have elapsed.

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Section 9.23. Pledge and Guarantee Restrictions.

Notwithstanding any provision of this Agreement or any other Loan Document to the contrary (including any provision that would otherwise apply notwithstanding other provisions or that is the beneficiary of other overriding language):

(a)          subject to Section 5.14(c), no Subsidiary shall guarantee or support any Obligation of any Loan Party if such guarantee or support would contravene the Agreed Security Principles; and

(b)          the parties hereto agree that any pledge, guaranty or security or similar interest made or granted in contravention of this Section 9.23 shall be void ab initio, but only to the extent of such contravention.

Section 9.24. No Fiduciary Duty.

Each Agent, each Joint Lead Arranger, each Lender and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Borrowers and the other Loan Parties. Each Borrower hereby agrees that subject to applicable law, nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Lenders and Borrower, their stockholders or their Affiliates. Each Borrower hereby acknowledges and agrees that (i) the transactions contemplated by the Loan Documents are arm's-length commercial transactions between the Lenders, on the one hand, and the Loan Parties, on the other, (ii) in connection therewith and with the process leading to such transaction none of the Lenders is acting as the agent or fiduciary of any Loan Party, its management, stockholders, creditors or any other Person, (iii) no Lender has assumed an advisory or fiduciary responsibility in favor of any Loan Party with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether any Lender or any of its Affiliates has advised or is currently advising such Loan Party on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (iv) each Borrower and other Loan Party has consulted its own legal and financial advisors to the extent it has deemed appropriate. Each Borrower further acknowledges and agrees that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.

Section 9.25. Joint and Several Obligations - Canada.

Notwithstanding any other provision contained herein or in any other Loan Document, if a “secured creditor” (as that term is defined under the Bankruptcy and Insolvency Act (Canada) is determined by a court of competent jurisdiction not to include a Person to whom obligations are owed on a joint or joint and several basis, then the Obligations of each Loan Party under the Loan Documents, to the extent such Obligations are secured, only shall be several obligations and not joint or joint and several obligations for the purposes of that Act.

Section 9.26. Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)          the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

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(b)          the effects of any Bail-In Action on any such liability, including, if applicable:

(i)          a reduction in full or in part or cancellation of any such liability;

(ii)         a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)        the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Section 9.27. CHC Credit Agreement Agent.

(a)          The Parent Guarantor and each Borrower (on behalf of themselves and on behalf of each Restricted Subsidiary) hereby designate CHC Helicopter Support Services (US) Inc., a Delaware corporation (“Helicopter Support Services”), act as their agent (in such capacity, the “CHC Credit Agreement Agent”) hereunder and under the other Loan Documents. Without limiting the generality of the foregoing, the CHC Credit Agreement Agent may act as agent on behalf of (i) any Borrower for purposes of (A) the giving and receipt of notices, including without limitation, Borrowing Notices and Interest Election Requests, and (B) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto and/or (ii) the Parent Guarantor and/or any Restricted Subsidiary for purposes of sending and receiving any notice, delivering any certificate (including, for the avoidance of doubt, any compliance certificate required by Section 5.04(m)), making any determination, giving any consent and taking any other action specified as being taken by the Parent Guarantor and/or any Restricted Subsidiary hereunder and under the other Loan Documents (including, for the avoidance of doubt, any determination or other action required of the Board of Directors of the Parent Guarantor and/or any Restricted Subsidiary). Helicopter Support Services hereby accepts such designation. The Parent Guarantor and each Restricted Subsidiary agree that any notice, certificate, determination, consent or other action sent, received, delivered, made, given and/or taken, as applicable, by the CHC Credit Agreement Agent on its behalf shall be deemed for all purposes to have been sent, received, delivered, made, given and/or taken, as applicable, as of the same had been sent, received, delivered, made, given and/or taken, as applicable, by the Parent Guarantor or such Restricted Subsidiary, as applicable.

(b)          In the event that Helicopter Support Services (or any Successor CHC Credit Agreement Agent) ceases to be a Restricted Subsidiary, the Parent Guarantor may, on behalf of itself and each Restricted Subsidiary, designate any Restricted Subsidiary to act as the CHC Credit Agreement Agent, a “Successor CHC Credit Agreement Agent”) in a written notice to the Administrative Agent. Any Successor CHC Credit Agreement shall have authority prescribed in Section 9.27(a).

(c)          Any notice, demand, consent, acknowledgment, direction, certification or other communication delivered to the CHC Credit Agreement Agent in accordance with the terms of this Agreement shall be deemed to have been delivered to the Parent Guarantor or its applicable Restricted Subsidiary.

[SIGNATURE PAGES FOLLOW]

159

IN WITNESS WHEREOF, each of the undersigned has caused this [Restated] Credit Agreement to be duly executed and delivered by its duly authorized officer or other representative as of the day and year first above written.

Initial Borrower

CHC HELICOPTER HOLDING S.À R.L.
By its authorized signatory:

Name:
Title:

[CHC Credit Agreement]

Parent Guarantor

SIGNED for and on behalf of	)
[HELICOPTER COMPANY I LLC]:	)
)
)
	)	Name:
)
	)	Title:	Authorized Signatory

[CHC Credit Agreement]

Designated Borrowers

CHC GLOBAL OPERATIONS INTERNATIONAL ULC

By:
Name:
Title:

CHC GLOBAL OPERATIONS (2008) ULC

By:
Name:
Title:

HELI-ONE CANADA ULC

By:
Name:
Title:

HELI-ONE LEASING ULC

By:
Name:
Title:

[CHC Credit Agreement]

CHC DEN HELDER B.V.

By:
Name:
Title:

CHC HOLDING NL B.V.

By:
Name:
Title:

CHC NETHERLANDS B.V.

By:
Name:
Title:

CHC NORWAY ACQUISITION CO AS

By:
Name:
Title:

HELI-ONE (NORWAY) AS

By:
Name:
Title:

[CHC Credit Agreement]

Administrative Agent

HSBC BANK PLC
By its authorized signatory:

Name:
Title:

Collateral Agent

HSBC BANK PLC
By its authorized signatory:

Name:
Title:

[CHC Credit Agreement]

Lender

BARCLAYS BANK PLC
By its authorized signatory:

Name:
Title:

Name:
Title:

[CHC Credit Agreement]

Lender

BNP PARIBAS (CANADA)
By its authorized signatory:

Name:
Title:

Name:
Title:

[CHC Credit Agreement]

Lender

HSBC BANK CANADA
By its authorized signatory:

Name:
Title:

Name:
Title:

[CHC Credit Agreement]

Lender

JPMORGAN CHASE BANK, N.A., TORONTO
BRANCH
By its authorized signatory:

Name:
Title:

Name:
Title:

[CHC Credit Agreement]

Lender

ROYAL BANK OF CANADA
By its authorized signatory:

Name:
Title:

Name:
Title:

[CHC Credit Agreement]

Lender

UBS LIMITED
By its authorized signatory:

Name:
Title:

Name:
Title:

[CHC Credit Agreement]

Lender

WELLS FARGO BANK, N.A.
By its authorized signatory:

Name:
Title:

Name:
Title:

[CHC Credit Agreement]

Lender

[●]
By its authorized signatory:

Name:
Title:

Name:
Title:

[CHC Credit Agreement]

Exhibit E

Amended and Restated ABL Credit Agreement

$[REDACTED]

AMENDED AND RESTATED CREDIT AGREEMENT

among

6922767 HOLDING SARL,

as Parent Guarantor,

CHC CAYMAN ABL HOLDINGS LTD.,

as Holdings,

CHC CAYMAN ABL BORROWER LTD.

and

THE SUBSIDIARY BORROWERS PARTY HERETO,

as Borrowers,

THE LENDERS

FROM TIME TO TIME PARTY HERETO,

MORGAN STANLEY SENIOR FUNDING, INC.,

as Administrative Agent,

and

BNP PARIBAS S.A.,

as Collateral Agent

dated as of [_____], 2017

(i)

(continued)

(ii)

(continued)

(iii)

(continued)

SCHEDULES

1.1(a)	--	Abandoned Aircraft
1.1(b)	--	Chapter 11 Debtors
2.5(a)	--	Amortization Schedule
4.4(d)	--	Monthly Payment Recalculation Parameters
7.2	--	Website Address for Electronic Financial Reporting

EXHIBITS

A	--	Form of Note
B	--	[Reserved]
C	--	[Reserved]
D	--	[Reserved]
E	--	[Reserved]
F	--	[Reserved]
G	--	[Reserved]
H	--	Form of Compliance Certificate
I	--	Form of Assignment and Acceptance
J	--	Form of Lender Joinder Agreement
K	--	Form of Affiliated Lender Assignment and Assumption
L	--	Form of Subsidiary Borrower Joinder
M	--	Form of Subsidiary Borrower Termination

(iv)

AMENDED AND RESTATED CREDIT AGREEMENT, dated as of [____], 2017, among 6922767 HOLDING SARL, a private limited liability company (“ société à responsabilité limitée”) incorporated and existing under the laws of Grand Duchy of Luxembourg (“Luxembourg”), registered with the Luxembourg Trade and Companies Register under number B136.792, having its registered office at 6, rue Eugène Ruppert, L-2453 Luxembourg, Grand Duchy of Luxembourg and a share capital of EUR 1,228,377,778 (as further defined in Subsection 1.1, the “Parent Guarantor”), CHC CAYMAN ABL HOLDINGS LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands (as further defined in Subsection 1.1, “Holdings”), CHC CAYMAN ABL BORROWER LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands and a wholly owned subsidiary of Holdings (as further defined in Subsection 1.1, the “Parent Borrower”), and the Subsidiary Borrowers fr om time to time party hereto (together with the Parent Borrower, collectively, the “Borrowers” and each individually, a “Borrower”), the several banks and other financial institutions from time to time party hereto (as further defined in Subsection 1.1, the “Lenders”), MORGAN STANLEY SENI OR FUNDING, INC., as administrative agent (in such capacity and as further defined in Subsection 1.1, the “Administrative Agent”) for the Lenders hereunder, and BNP PARIBAS S.A., as collateral agent (in such capacity and as further defined in Subsection 1.1, the “Collateral Agent”) for the Secured Parties (as defined below).

WITNESSETH:

WHEREAS, on May 5, 2016 (the “Petition Date”), Borrowers and the other Chapter 11 Debtors filed voluntary petitions for reorganization under the Bankruptcy Code (the “Chapter 11 Cases”) with the United States Bankruptcy Court for the Northern District of Texas, Dallas Division (the “Bankruptcy Court”);

WHEREAS, pursuant to Credit Agreement dated as of June 12, 2015, among the Borrowers, the Parent Guarantor, the Lenders, the Administrative Agent and the Collateral Agent (the “Prior Credit Agreement”), the Lenders provide d financing to the Borrowers up to an aggregate principal amount of $145,000,000; and

WHEREAS, pursuant to that certain settlement term sheet dated October 26, 2016 (the “Settlement Agreement”), the parties hereto ag reed to restructure the Prior Credit Agreement and amend and restate the terms thereof.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereto agree as follows:

SECTION 1. Definitions

Subsection 1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Abandoned Aircraft”: the collective reference to Helicopter Equipment (including Manuals and Technical Records) in respect of the aircraft set forth on Schedule 1.1(a).

“Accelerated”: as defined in Subsection 9.1(e).

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“Acceleration”: as defined in Subsection 9.1(e).

“Account Debtor”: each Person who is obligated on an Account, Chattel Paper or General Intangible.

“Accounts”: “accounts” as defined in the UCC and, with respect to any Person,all such Accounts of such Person, whether now existing or existing in the future, including (a) all accounts receivable of such Person (whether or not specifically listed on schedules furnished to the Administrative Agent), including all accounts created by or arising from all of such Person’s sales of goods or rendition of services made under any of its trade names, or through any of its divisions, (b) all unpaid rights of such Person (including rescission, replevin, reclamation and stopping in transit) relating to the foregoing or arising therefrom, (c) all rights to any goods represented by any of the foregoing, including returned or repossessed goods, (d) all reserves and credit balances held by such Person with respect to any such accounts receivable of any Account Debtors, (e) all letters of credit, guarantees or collateral for any of the foregoing and (f) all insurance policies or rights relating to any of the foregoing.

“Acquisition Consideration”: the purchase consideration for any acquisition and all other payments by the Parent Guarantor or any of its Restricted Subsidiaries in exchange for, or as part of, or in connection with, any acquisition, consisting of cash or by exchange of property (other than Capital Stock of any Parent Entity) or the assumption of Indebtedness payable at or prior to the consummation of such acquisition or deferred for payment at any future time (provided that any such future payment is not subject to the occurrence of any contingency). For purposes of the foregoing, any Acquisition Consideration consisting of property shall be valued at the fair market value thereof (as determined in good faith by the Borrower Representative).

“Additional Agent”: as defined in the Guarantee and Collateral Agreement.

“Additional Assets”: (a) any property or assets that replace the property or assets that are the subject of an Asset Sale; (b) any property or assets (other than Indebtedness and Capital Stock) used or to be used by the Parent Borrower or a Restricted Subsidiary or otherwise useful in its business, and any capital expenditures (including in respect of any property or assets already so used); (c) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Parent Borrower or another Restricted Subsidiary; or (d) Capital Stock of any Person that at such time is a Restricted Subsidiary acquired from a third party.

“Additional Lender”: as defined in Subsection 2.6(a).

“Administrative Agent”: as defined in the Preamble hereto and shall include any successor to the Administrative Agent appointed pursuant to Subsection 10.9.

“Affiliate”: as to any specified Person, any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

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“Affiliate Guarantors”: the collective reference to the Parent Guarantor, Holdco and the Company; individually, an “Affiliate Guarantor”.

“Affiliated Debt Fund”: any Affiliated Lender that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, notes, bonds and similar extensions of credit or securities in the ordinary course, so long as (i) any such Affiliated Lender is managed as to day-to-day matters (but excluding, for the avoidance of doubt, as to strategic direction and similar matters) independently from any Plan Sponsor and any Affiliate of any Plan Sponsor that is not primarily engaged in the investing activities described above, (ii) any such Affiliated Lender has in place customary information screens between it and any Plan Sponsor and any Affiliate of any Plan Sponsor that is not primarily engaged in the investing activities described above, and (iii) neither Holdings nor any of its Subsidiaries directs or causes the direction of the investment policies of such entity.

“Affiliated Lender”: any Lender that is a Permitted Affiliated Assignee.

“Affiliated Lender Assignment and Assumption”: as defined in Subsection 11.6(h)(i)(1).

“Affiliated Lender Cap”: as defined in Subsection 11.6(h)(i)(2).

“Agents”: the collective reference to the Administ rative Agent and the Collateral Agent and “Agent” shall mean any of them.

“Aggregate Lender Exposure”: the principal amount of all Loans then outstanding (including, in the case of Loans then outstanding in any Designated Foreign Currency, the Dollar Equivalent of the aggregate principal amount thereof).

“Aggregate Outstanding Credit”: as to any Lender at any time, the aggregate principal amount of all Loans made by such Lender then outstanding (including, in the case of Loans then outstanding in any Designated Foreign Currency, the Dollar Equivalent of the aggregate principal amount thereof).

“Agreed Security Principles”: as defined in the Guarantee and Collateral Agreement.

“Agreement”: this Credit Agreement, as amended, supplemented, waived or otherwise modified from time to time.

“Airframe”: a helicopter (excluding the engines from time to time associated with such airframe and/or installed thereon) and all Parts installed on such helicopter (excluding such engines) (A) owned by a Qualified Loan Party at the date of this Agreement or (if later) the date on which a Qualified Loan Party acquired title to such helicopter or (B) removed from such helicopter (excluding such engines) so long as title thereto shall remain vested in the relevant Qualified Loan Party, together with all replacements, renewals and additions made to the foregoing Parts.

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“Amendment”: as defined in Subsection 8.8(d).

“Asset Sale”: any sale, issuance, conveyance, transfer, lease, Part-Out or other disposition (a “Disposition”), by the Parent Guaran tor or any Restricted Subsidiary in one or a series of related transactions, of any real or personal, tangible or intangible, property (including Capital Stock) of the Parent Guarantor or any of its Restricted Subsidiaries, other than (but, in each case of clauses (a) through (q), other than and excluding any Helicopter Equipment):

(a)         any Disposition of obsolete, worn-out or surplus property (including Inventory that is no longer useful (as determined in good faith by the Borrower Representative) in the business of the Parent Guarantor and its Subsidiaries taken as a whole), whether now owned or hereafter acquired;

(b)         any Disposition of any property (including Inventory) in the ordinary course of business;

(c)         any sale or discount of accounts receivable or notes receivable arising in the ordinary course of business, or the conversion or exchange of accounts receivable into or for notes receivable in connection with the compromise or collection thereof;

(d)         pursuant to any Sale and Leaseback Transaction;

(e)         (x) Dispositions of any assets or property by any Restricted Subsidiary of the Parent Guarantor other than the Qualified Loan Parties to the Parent Guarantor or any of its Restricted Subsidiaries and (y) Dispositions by the Parent Borrower or any of its Restricted Subsidiaries to any Qualified Loan Party or any Wholly Owned Subsidiary of the Parent Borrower;

(f)          (i) any Disposition of patents, trademarks or other intellectual property that are, in the reasonable judgment of the Borrower Representative, no longer economically practicable to maintain or useful in the conduct of the business of the Parent Guarantor and its Subsidiaries taken as a whole, and (ii) any license, sublicense or other grant of rights in or to any trademark, copyright, patent or other intellectual property;

(g)         any Disposition of any property (other than Helicopter Equipment) for aggregate consideration not to exceed $25,000,000;

(h)         any sale of assets received by the Parent Guarantor or any of its Restricted Subsidiaries upon the foreclosure on a Lien by the Parent Guarantor or any of its Restricted Subsidiaries;

(i)          [reserved];

(j)          the sale or lease of inventory, products or services or the lease, assignment or sub-lease of any real or personal property;

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(k)         any Disposition of cash, Cash Equivalents, Temporary Cash Investments, Investment Grade Securities or Marketable Securities;

(l)          a sale of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” to a Receivables Subsidiary in a Qualified Receivables Financing;

(m)        a transfer of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Financing;

(n)         any sale of Capital Stock in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(o)         the granting of Permitted Liens;

(p)         the surrender or waiver of contract rights or leases, or the settlement, release or surrender of contract, tort or other claims; and

(q)         any exchange of assets (other than Helicopter Equipment) related to a Permitted Business of comparable market value, as determined in good faith by the Borrower Representative.

“Assignee”: as defined in Subsection 11.6(b)(i).

“Assignment and Acceptance”: an Assignment and Acceptance, substantially in the form of Exhibit I hereto.

“Available Excluded Contribution Amount Basket”: as of any date, the excess, if any, of (a) the Net Proceeds from Excluded Contributions received by the Parent Guarantor as of such date over (b) the Net Proceeds from Excluded Contributions as of such date designated or applied prior to such date, or on such date in a separate designation or application, to a Restricted Payment made pursuant to Subsection 8.3(f) or 8.3(g).

“Available Incremental Amount”: at any time, the excess, if any, of (a) $405,000,000 over (b) the sum of (x) the Loans (other than Incremental Loans) plus (y) the sum of the aggregate principal amount of all Incremental Loans made in each case prior to such date pursuant to Subsection 2.6; provided that the sum of clause (x) plus clause (y) may not at any time exceed $405,000,000.

“Aviation Authority”: each aviation authority or other Governmental Authority which shall from time to time have control and/or supervision of the registration, airworthiness and operation of helicopters or other matters relating to civil aviation in the country, place or jurisdiction where a Helicopter owned by a Qualified Loan Party is registered from time to time.

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

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“Bail-In Legislation”: with respect to any EEA Member Country implementing Article 55 of the Bank Recovery and Resolution Directive, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank Products Affiliate”: as defined in the Guarantee and Collateral Agreement.

“Bank Products Agreement”: any agreement pursuant to which a bank or other financial institution agrees to provide (a) treasury services, (b) credit card, merchant card, purchasing card or stored value card services (including the processing of payments and other administrative services with respect thereto), (c) cash management services (including controlled disbursements, automated clearinghouse transactions, return items, netting, overdrafts, depository, lockbox, stop payment, electronic funds transfer, information reporting, wire transfer and interstate depository network services) and (d) other banking products or services as may be requested by the Parent Borrower or any Restricted Subsidiary (other than letters of credit and other than loans and advances except indebtedness arising from services described in clauses (a) through (c) of this definition), including, for the avoidance of doubt, bank guarantees.

“Bank Recovery and Resolution Directive”: Directive 2014/59/EU of the European Parliament and of the Council of the European Union.

“Bankruptcy Code”: Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, or any other federal or state bankruptcy or insolvency law.

“Bankruptcy Court”: as defined in the recitals.

“Bankruptcy Proceeding”: as defined in Subsection 11.6(h)(iv).

“Benefited Lender”: as defined in Subsection 11.7( a).

“Board”: the Board of Governors of the Federal Reserve System.

“Board of Directors”: for any Person, the board of directors or other governing body of such Person or, if such Person does not have such a board of directors or other governing body and is owned or managed by a single entity, the board of directors or other governing body of such entity, or, in either case, any committee thereof duly authorized to act on behalf of such board of directors or other governing body. Unless otherwise provided, “Board of Directors” means the Board of Directors of the Borrower Representative.

“Borrower Representative”: the Parent Borrower or such other Borrower as may be designated as the “Borrower Representative” by the Borrowers from time to time, in each case in its capacity as Borrower Representative pursuant to the provisions of Subsection 10.13.

“Borrowers”: as defined in the Preamble hereto.

“Borrowing”: the borrowing of the Loans from all the Lenders.

6

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Canadian JV”: any joint venture formed with a Canadian investor for the purpose of holding all the Capital Stock of CHC Global Operations Canada (2008) Inc.

“Cape Town Convention”: collectively, the official English language text of (a) the Convention on International Interests in Mobile Equipment, and (b) the Protocol to the Convention on International Interests in Mobile Equipment on Matters Specific to Aircraft Equipment, in each case adopted on November 16, 2001, at a diplomatic conference in Cape Town, South Africa, and from and after the effective date of the Cape Town Convention in the relevant country, means when referring to the Cape Town Convention with respect to that country, the Cape Town Convention as in effect in such country, unless otherwise indicated, and (c) all rules and regulations adopted pursuant thereto and, in the case of each of the foregoing described in clauses (a) through (c), all amendments, supplements, and revisions thereto.

“Capital Lease Obligations”: at the time any determination is to be made, the amount of the liability in respect of a lease that would at that time be required to be capitalized on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP; provided that any obligations of the Parent Guarantor or its Restricted Subsidiaries, or of a special purpose or other entity not consolidated with the Parent Guarantor and its Restricted Subsidiaries, either existing on the Closing Date or created prior to any re-characterization described below (or any refinancings thereof) (i) that were not included on the consolidated balance sheet of the Parent Guarantor as capital lease obligations and (ii) that are subsequently recharacterized as capital lease obligations or, in the case of such a special purpose or other entity becoming consolidated with the Parent Guarantor and its Restricted Subsidiaries, due to a change in accounting treatment or otherwise, shall for all purposes not be treated as Capital Lease Obligations or Indebtedness.

“Capital Stock”: as to any Person, any and all shares or units of, rights to purchase, warrants or options for, or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Cash Equivalents”: any of the following: (1) money and (2) (a) securities issued or fully guaranteed or insured by the United States of America, a member state of the European Union, Canada, Luxembourg, Norway, the United Kingdom, Ireland, South Africa, Holland or Australia or any agency or instrumentality of any thereof, (b) time deposits, certificates of deposit or bankers’ acceptances of (i) any bank or other institutional lender under this Agreement or any affiliate thereof or (ii) any commercial bank having capital and surplus in excess of $500,000,000 (or the foreign currency equivalent thereof as of the date of such investment) and the commercial paper of the holding company of which is rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or, if at such time neither is issuing ratings, a comparable rating of another nationally recognized rating agency), (c) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2)(a) and (b) above entered into with any financial institution meeting the qualifications specified in clause (2)(b) above, (d) money market instruments, commercial paper or other short-term obligations rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or, if at such time neither is issuing ratings, a comparable rating of another nationally recognized rating agency), (e) investments in money market funds subject to the risk limiting conditions of Rule 2a-7 or any successor rule of the SEC under the Investment Company Act of 1940, as amended, and (f) investments similar to any of the foregoing denominated in foreign currencies approved by the Board of Directors.

7

“Cash Management Arrangements”: any agreement or arrangement relating to any service provided pursuant to a Bank Products Agreement.

“Cash Management Party”: any Bank Products Affiliate party to a Bank Products Agreement.

“Cash Management Reserves”: reserves in an amount equal to the then reasonably anticipated monetary obligations of the Loan Parties under any Designated Cash Management Agreements owing to any Cash Management Party. Such anticipated monetary obligations shall be the amount calculated by the relevant Cash Management Party and provided to the Administrative Agent, the relevant Loan Party and the Borrower Representative together with the supporting calculations therefor (a) on or prior to the date on which the applicable Bank Products Agreement is designated as a Designated Cash Management Agreement and (b) thereafter promptly (but in any case not later than three Business Days) following (x) the last calendar day of each calendar month and (y) such other date on which a request was made by the Administrative Agent, the relevant Loan Party or the Borrower Representative, as applicable.

“Change of Control”: (a) any “person” or “group” ( as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Closing Date), other than one or more Permitted Holders, shall be the “beneficial owner” of (A) so long as the Parent Guarantor is a Subsidiary of any Parent Entity, shares or units of Voting Stock having more than 50.0% of the total voting power of all outstanding shares of such Parent Entity (other than a Parent Entity that is a Subsidiary of another Parent Entity) and (B) if the Parent Guarantor is not a Subsidiary of any Parent Entity, shares or units of Voting Stock having more than 50.0% of the total voting power of all outstanding shares of the Parent Guarantor; or (b) the Parent Guarantor shall cease to own, directly or indirectly, 100.0% of the Capital Stock of the Parent Borrower (or any Successor Borrower).

“Chapter 11 Cases”: as defined in the recitals.

“Chapter 11 Debtors”: as set forth on Schedule 1.1 (b).

“Chapter 11 Plan”: any plan of reorganization of the Chapter 11 Debtors in the Chapter 11 Cases.

“Chattel Paper”: chattel paper (as such term is defined in Article 9 of the UCC).

8

“Claims”: claims (as defined in section 101(5) of the Bankruptcy Code), causes of action, suits, debts, obligations, liabilities, accounts, damages, defenses or demands (including, without limitation, under any tax indemnity, general indemnity, reimbursement, rental or any other provision in any Prior Loan Document or in any Loan Document or in any other agreement relating to any of the foregoing), of whatsoever kind and nature, character and description, whether pre-petition unsecured, priority, administrative or post-petition/administrative, whether sounding in tort, contract or under other applicable law of any jurisdiction, whether known or unknown, whether anticipated or unanticipated, whether presently existing or existing at any time in the future, whether or not asserted, and whether founded in fact or law or in equity.

“Closing Date”: the date on which all the conditions precedent set forth in Subsection 6.1 shall be satisfied or waived.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all assets of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collateral Agent”: as defined in the Preamble hereto, and shall include any successor to the Collateral Agent appointed pursuant to Subsection 10.9.

“Collateral Representative”: if any Intercreditor Agreement is then in effect, the Person acting as representative for the Collateral Agent (or for the Administrative Agent in its capacity as agent for perfection of the Collateral Agent) and the Secured Parties thereunder for the applicable purpose contemplated by this Agreement and the Guarantee and Collateral Agreement.

“Commitment Percentage”: of any Lender at any time shall be that percentage which is equal to a fraction (expressed as a percentage) the numerator of which is the Loans of such Lender at such time and the denominator of which is the aggregate Loans at such time.

“Commodities Agreement”: in respect of a Person, any commodity futures contract, forward contract, option or similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is a party or beneficiary and that is designed to protect such Person against fluctuation in commodity prices.

“Commonly Controlled Entity”: an entity, whether or not incorporated, which is under common control with the Parent Guarantor within the meaning of Section 4001 of ERISA or is part of a group which includes the Parent Guarantor and which is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Sections 414(m) and (o) of the Code.

“Company”: CHC Helicopter S.A., a public limited liability company (“ société anonyme”) incorporated and existing under the laws of Luxembourg, registered with the Luxembourg Trade and Companies Register under number B139.673, having its registered office at 6, rue Eugène Ruppert, L-2453 Luxembourg, Grand Duchy of Luxembourg, and any legal or functional successor in interest thereto.

“Compliance Certificate”: as defined in Subsection 7.2(b).

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“Conduit Lender”: any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument delivered to the Administrative Agent (a copy of which shall be provided by the Administrative Agent to the Borrower Representative on request); provided that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations under this Agreement, including its obligation to fund a Loan if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to any provision of this Agreement, including Subsection 4.10 or 11.5, than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender if such designating Lender had not designated such Conduit Lender hereunder, or (b) be designated if such designation would otherwise increase the costs of any Facility to any Borrower.

“Consolidated Total Assets”: as of any date of determination, the total assets, in each case reflected on the consolidated balance sheet of the Parent Guarantor as at the end of the Most Recent Four Quarter Period, determined on a consolidated basis in accordance with GAAP (and, in the case of any determination relating to any incurrence of Indebtedness or Liens or any Investment or any acquisition pursuant to Subsection 8.4, on a pro forma basis, including any property or assets being acquired in connection therewith).

“Contingent Obligations”: with respect to any Person, any obligation of such Person guaranteeing any performance, leases, dividends, taxes or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent:

(i)          to purchase any such primary obligation or any property constituting direct or indirect security thereof;

(ii)         to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor;

(iii)        to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such obligation against loss in respect thereof; or

(iv)        to perform contractual services.

“Contracting State”: the meaning given to such term under the Cape Town Convention.

“Contractual Obligation”: as to any Person, any provision of any material security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

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“Contribution Indebtedness”: Indebtedness of the Parent Guarantor or any of its Restricted Subsidiaries in an aggregate principal amount not greater than twice the aggregate amount of cash contributions (other than Excluded Contributions) made to the equity capital of the Parent Guarantor or such Restricted Subsidiary on or after the Closing Date, provided that (i) if the aggregate principal amount of such Contribution Indebtedness is greater than one times such cash contributions to the equity capital of the Parent Guarantor or such Restricted Subsidiary, as applicable, the amount in excess shall be Indebtedness (other than secured Indebtedness) with a Stated Maturity later than the Stated Maturity of the Senior Secured Notes, and (ii) such Contribution Indebtedness (x) is incurred within 180 days after the making of such cash contributions and (y) is designated as Contribution Indebtedness pursuant to an officers’ certificate on the incurrence date thereof.

“Covered Liabilities”: as defined in Subsection 11. 27.

“Credit Agreement Refinancing Indebtedness”: any secured Indebtedness incurred or otherwise obtained by the Borrowers under and in accordance with the terms of this Agreement in the form of revolving commitments or term loans in exchange for, or to extend, renew, replace or refinance, in whole or part, existing Loans hereunder (including any successive Credit Agreement Refinancing Indebtedness obtained pursuant to a prior Refinancing Amendment) (“Refinanced Debt”); provided that:

(a)          such Refinanced Debt shall be repaid and the commitments with respect thereto terminated and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained; and

(b)          such Indebtedness shall:

(i)           be governed by the terms of this Agreement (as amended by any Refinancing Amendment) and the Security Documents and no other loan agreement, note purchase agreement or other similar agreement and the Lenders with respect to such Indebtedness shall execute an assumption agreement, reasonably satisfactory to the Administrative Agent and the Collateral Agent, pursuant to which such Lenders agree to be bound by the terms of this Agreement as Lenders; provided that the terms and conditions of such Indebtedness (as amended by such Refinancing Amendment but excluding pricing and optional prepayment or redemption terms) shall be substantially similar to, or (taken as a whole) not more favorable to the investors providing such Indebtedness than the terms and conditions of the applicable Refinanced Debt as reasonably determined by the Borrower Representative in good faith (except with respect to any terms (including covenants) and conditions contained in such Indebtedness that are applicable only after the then Termination Date); provided, further, that the terms and conditions applicable to such Indebtedness may provide for any additional or different financial or other covenants or other provisions that are agreed between the Borrower Representative and the applicable Lenders and applicable only during periods after the Termination Date that is in effect on the date such Credit Agreement Refinancing Indebtedness is incurred or obtained,

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(ii)          be in an original aggregate principal amount not greater than the aggregate principal amount of the Refinanced Debt except by any amount equal to unpaid accrued interest and premium (including applicable prepayment penalties) thereon plus underwriting discounts, original issue discount, commissions, fees and other costs and expenses incurred in connection therewith,

(iii)          not mature or have scheduled amortization, as applicable, sooner or greater than the same under such Refinanced Debt and not be subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (except customary asset sale or change of control provisions), in each case prior to the Termination Date,

(iv)          only be secured by assets consisting of Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations and not be secured by any property or assets of Holdings, the Borrowers or any of their respective Restricted Subsidiaries other than the Collateral; provided that such Obligations (including the Credit Agreement Refinancing Indebtedness) shall be secured by the Security Documents and the Lenders with respect to such Credit Agreement Refinancing Indebtedness shall have authorized (1) the Collateral Agent to act as their Agent to take any action with respect to any applicable Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents and (2) the Administrative Agent (either in its own name or in the name of the Collateral Agent) to take or to instruct the Collateral Agent to take any enforcement actions in respect of the Collateral and under any Security Document, and

(v)          rank pari passu in right of payment and of security with the Refinanced Debt (including being entitled to the benefits of the same place in the waterfall as the Refinanced Debt) and at any time that a Default or an Event of Default exists, all prepayments of Other Loans shall be made on a pro rata basis.

“Currency Agreement”: in respect of a Person, any foreign exchange contract, currency swap agreement or other similar agreement or arrangements (including derivative agreements or arrangements), as to which such Person is a party or a beneficiary.

“Customary Permitted Liens”: (a) Liens for taxes, assessments and similar charges that are not yet delinquent or the nonpayment of which in the aggregate would not reasonably be expected to have a Material Adverse Effect, or which are being contested in good faith by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of the Parent Borrower or its Restricted Subsidiaries, as the case may be, in conformity with GAAP;

(b)          Liens with respect to outstanding motor vehicle fines, liens of landlords or of mortgagees of landlords arising by statute and liens of suppliers, mechanics, carriers, materialmen, repairers, airports, air navigation authorities, airport hangar keepers, warehousemen or workmen, liens in respect of flight charges arising by way of contract or incurred in the ordinary course of business and other liens imposed by law created in the ordinary course of business for amounts not overdue for a period of more than 120 days or that are being contested in good faith by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of the Parent Borrower or its Restricted Subsidiaries, as the case may be, in conformity with GAAP;

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(c)          deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security benefits or other insurance related obligations (including pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements);

(d)          encumbrances arising by reason of zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions, title defects and other similar encumbrances on the use of real property not materially detracting from the value of such real property or not materially interfering with the ordinary conduct of the business conducted and proposed to be conducted at such real property;

(e)          encumbrances arising under leases or subleases of real property that do not, in the aggregate over all such encumbrances, materially detract from the value of such real property or interfere with the ordinary conduct of the business conducted and proposed to be conducted at such real property;

(f)          financing statements with respect to a lessor’s rights in and to personal property leased to such Person in the ordinary course of such Person’s business;

(g)          Liens, pledges or deposits securing the performance of (x) bids, contracts (other than for borrowed money), obligations for utilities, leases and statutory or regulatory obligations, or (y) performance, bid, surety, appeal, judgment, replevin and similar bonds, other surety arrangements, and other similar obligations, all in, or relating to liabilities or obligations incurred in, the ordinary course of business;

(h)          Liens arising by reason of any judgment, decree or order of any court or other Governmental Authority, unless the judgment, decree or order it secures has not, within 30 days after entry of such judgment, been discharged or execution stayed pending appeal, or has not been discharged within 30 days after the expiration of any such stay;

(i)           Liens existing on assets or properties at the time of the acquisition thereof by the Parent Borrower or any of its Restricted Subsidiaries which do not materially interfere with the use, occupancy, operation and maintenance of structures existing on the property subject thereto or extend to or cover any assets or properties of the Parent Borrower or such Restricted Subsidiary other than the assets or property being acquired;

(j)           Liens on goods in favor of customs and revenue authorities arising as a matter of law to secure customs duties in connection with the importation of such goods;

(k)           the rights of any Affiliate of the Parent Borrower or any of its Restricted Subsidiaries arising under pooling arrangements in respect of Helicopter Equipment;

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(l)           Liens on property (including Helicopter Equipment) arising under leases between the Parent Guarantor or any of its Restricted Subsidiaries, as lessor, and the Parent Guarantor or any of its Restricted Subsidiaries, as lessee;

(m)         Liens on Helicopter Equipment arising under leases between the Parent Guarantor or any of its Restricted Subsidiaries, as lessor, and any person (other than an Affiliate of the Parent Borrower or such Restricted Subsidiary), provided that the Collateral Agent has been granted a security interest or other Lien in such lease pursuant to the Guarantee and Collateral Agreement; and

(n)          Liens over Helicopter Equipment or other assets of the Parent Borrower or any of its Restricted Subsidiaries resulting from any claim of a Secured Party that is not related to the transactions contemplated by the Loan Documents.

“Debt Obligations”: with respect to any Indebtedness, any principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, other monetary obligations of any nature and all other amounts payable thereunder or in respect thereof.

“Default”: any of the events specified in Subsection 9.1, whether or not any requirement for the giving of notice (other than, in the case of Subsection 9.1(e), a Default Notice), the lapse of time, or both, or any other condition specified in Subsection 9.1, has been satisfied.

“Default Notice”: as defined in Subsection 9.1(e).

“Defaulting Lender”: any Lender or Agent whose acts or failure to act, whether directly or indirectly, cause it to meet any part of the definition of Lender Default.

“Deposit Account”: any deposit account (as such term is defined in Article 9 of the UCC).

“Deposit Financings”: Indebtedness incurred by the Parent Borrower or any Restricted Subsidiary to an aircraft lessor or other party to finance the deposit of funds in connection with aircraft sale and leaseback transactions, including in connection with pre-delivery novations of aircraft contracts.

“Designated Cash Management Agreements”: Bank Products Agreements that are (i) secured by Liens on Collateral that are pari passu in priority with the Liens on such Collateral securing the amounts due under this Agreement, pursuant to the Security Documents (but only to the extent that any such Bank Products Agreement secured under a Security Document has also been designated as a Designated Cash Management Agreement in accordance with clause (ii) hereof) and (ii) designated as a “ Designated Cash Management Agreement” as contemplated by Subsection 11.22.

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“Designated Foreign Currency”: Euro, or any other freely available currency reasonably requested by the Borrower Representative and acceptable to the Administrative Agent and each Lender.

“Designated Hedging Agreements”: Hedging Agreements that are (i) secured by Liens on Collateral that are pari passu in priority with the Liens on such Collateral securing the amounts due under this Agreement, pursuant to the Security Documents and (ii) designated as a “Designated Hedging Agreement” to the Administrative Agent as contemplated by Subsection 11.22.

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“Designated Hedging Reserves”: reserves in an amount equal to the then aggregate outstanding mark-to-market (“MTM”) exposure of all Loan Parties to the relevant Hedging Parties under all Designated Hedging Agreements as provided by the applicable Hedging Party from time to time in accordance with the succeeding requirements. Such exposure shall be the sum of the positive aggregate MTM values to each Hedging Party of all Designated Hedging Agreements with such Hedging Party outstanding at the time of the relevant calculation. The aggregate MTM value to a Hedging Party of all Designated Hedging Agreements with such Hedging Party shall be calculated by such Hedging Party (i) on a net basis by taking into account the netting provision contained in the ISDA Master Agreement (or other similar agreement with netting provisions substantially similar to an ISDA Master Agreement) with such Hedging Party and (ii) if applicable, by taking into account any master netting agreement or arrangement in place among such Hedging Party, any Subsidiary or Affiliate thereof that is also party to a Designated Hedging Agreement and the relevant Loan Party, in which case the positive aggregate MTM value of all relevant Designated Hedging Agreements to such Hedging Party and such Subsidiaries or Affiliates who are parties to such master netting agreements shall be calculated in respect of all of the relevant Designated Hedging Agreements on a net basis across all such Designated Hedging Agreements; provided that the Borrower Representative (i) certifies to the Administrative Agent that such master netting agreement shall apply to all such Designated Hedging Agreements in all cases including upon the occurrence of an event of default by the relevant Loan Party in respect of any such Designated Hedging Agreement and (ii) upon request, provides to the Administrative Agent a copy of the master netting agreement. The Hedging Party, in calculating the positive aggregate MTM value to such Hedging Party, shall take into account the value of collateral posted to such Hedging Party in respect of such Designated Hedging Agreements, such that the value of such collateral shall reduce the MTM value of such Designated Hedging Agreements that is out-of-the-money to the relevant Loan Party by an amount equal to (x) the amount of cash collateral or (y) the value of non-cash collateral with such value as determined by the relevant Hedging Party or the relevant valuation agent in accordance with the relevant credit support annex or other collateral agreement (for the avoidance of doubt, taking into account any haircut provision applicable to such non-cash collateral); provided that the Borrower Representative shall provide any supporting documentation for such value as may be reasonably requested by the Administrative Agent. For the avoidance of doubt, if the MTM value of all Designated Hedging Agreements with a Hedging Party is a negative amount to such Hedging Party (i.e., if all such Designated Hedging Agreements with such Hedging Party are in-the-money to the relevant Loan Party on a net basis), such MTM value shall be treated as zero in calculating the amount of the Designated Hedging Reserves. The MTM value of a Designated Hedging Agreement for this purpose shall be calculated and provided to the Administrative Agent, the relevant Loan Party and the Borrower Representative together with the supporting calculations therefor (i) on or prior to the date on which the applicable Hedging Agreement is designated as a Designated Hedging Agreement and (ii) thereafter promptly (but in any case not later than three Business Days) following (x) the last calendar day of each calendar month and (y) such other date on which a request was made by the Administrative Agent, the relevant Loan Party or the Borrower Representative, as applicable, for such MTM value. Upon receipt of such MTM value of a Designated Hedging Agreement from the relevant Hedging Party, the Borrower Representative may, within three Business Days of such receipt, notify the Administrative Agent that the Borrower Representative does not agree with such MTM value provided by such Hedging Party and seek a Dealer Polling (as defined below) with respect to the relevant Designated Hedging Agreement as set forth below. In the event the Borrower Representative does not provide such notice to the Administrative Agent, the Administrative Agent shall use such MTM value in calculating the relevant portion of the Designated Hedging Reserves. Prior to any Hedging Party providing the MTM value of any Hedging Agreement, the applicable Hedging Agreement will not be designated as a Designated Hedging Agreement for the purposes of this Agreement, until such time as an MTM value is provided by such Hedging Party or an alternative value is provided by the Borrower Representative pursuant to a Dealer Polling. The Borrower Representative may commence a Dealer Polling (i) at any time if a Hedging Party fails to provide an MTM value or (ii) within three Business Days of the receipt by the Administrative Agent of an MTM value provided by a Hedging Party. In the case of the immediately preceding subclause (ii), until Dealer Polling results in an alternative MTM value, the MTM value provided by the Hedging Party shall be used for purposes of calculating the Designated Hedging Reserves. If a Hedging Party provides an MTM value in respect of the relevant Designated Hedging Agreement subsequent to the determination of an MTM value in accordance with a Dealer Polling, such MTM value so provided by the Hedging Party shall be used in calculating the relevant portion of the Designated Hedging Reserves; provided that the Borrower Representative may disagree with such new MTM value and commence a new Dealer Polling in accordance with these provisions. A “Dealer Polling” for purposes hereof is a procedure by which the Borrower Representative seeks mid-market quotations (which may be firm or indicative) from at least two (and not more than three) recognized dealers in Hedging Agreements of the same or similar type of the MTM value of a Designated Hedging Agreement. In seeking such quotations, the Borrower Representative shall (x) instruct each such dealer to calculate its mid-market valuation in a manner consistent with the manner in which such dealer would calculate such valuation for products of its own that are of the same or substantially similar type as the relevant Designated Hedging Agreement and (y) provide each such dealer with the transaction details and other information necessary for such dealer to provide such mid-market quotation. The Borrower Representative shall provide a copy of all written communications with each such dealer and all information provided pursuant to clause (y) of the preceding sentence to the dealers participating in the Dealer Polling to the Administrative Agent and the relevant Hedging Party. Upon notification and delivery by the Borrower Representative to the Administrative Agent of (A) the details and results of any such mid-market quotations from such other dealers attributable to the Designated Hedging Agreement for which such additional dealer mid-market quotations have been obtained, and (B) a certificate showing the amount determined by calculating either (i) the arithmetic average of the valuation provided by the relevant Hedging Party and the valuations provided by each of such other dealers in the event the Borrower Representative did not agree with the valuation provided by such Hedging Party or (ii) the arithmetic average of the valuations provided by each of such other dealers in the event the relevant Hedging Party has not provided its valuation (in either case, including reasonable details of such calculation), the Administrative Agent shall adjust the Designated Hedging Reserves attributable to the Designated Hedging Agreement for which such additional dealer mid-market quotations have been obtained to equal the amount provided by the Borrower Representative in preceding clause (B). In the event that (x) the Borrower Representative commenced the Dealer Polling but no third-party dealer has provided any quotation within seven Business Days from the date on which the Borrower Representative notified the Administrative Agent of the commencement of the Dealer Polling, or (y) the Borrower Representative has failed to commence the Dealer Polling in a situation described above, then the MTM value of the relevant Designated Hedging Agreement for purposes of the determination of the relevant portion of the Designated Hedging Reserves shall be determined by the Administrative Agent based on the previous MTM value provided by the relevant Hedging Party.

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“Designated Noncash Consideration”: the Fair Market Value of noncash consideration received by the Parent Borrower or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to a certificate of a Responsible Officer of the Borrower Representative, setting forth the basis of such valuation.

“Designated Preferred Stock”: preferred stock of t he Company or any direct or indirect parent company of the Company (other than Disqualified Capital Stock) that is issued for cash (other than to the Parent Guarantor or any of its Subsidiaries or an employee stock ownership plan or trust established by the Parent Guarantor or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an certificate of a Responsible Officer of the Borrower Representative, on the issuance date thereof.

“Designation Date”: as defined in Subsection 2.8(e).

“Disinterested Director”: as defined in Subsection 8.11.

“Disposition”: as defined in the definition of the term “Asset Sale” in this Subsection 1.1.

“Disqualified Capital Stock”: with respect to any Person, any Capital Stock (other than Management Stock) that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), or upon the happening of any event (other than following the occurrence of a Change of Control or other similar event described under such terms as a “change of control” or an Asset Sale or other disposition), (a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (b) is convertible or exchangeable for Indebtedness or Disqualified Capital Stock or (c) is redeemable at the option of the holder thereof (other than following the occurrence of a Change of Control or other similar event described under such terms as a “change of control” or an Asset Sale or other disposition), in whole or in part, in each case on or prior to the Termination Date; provided that Capital Stock issued to any employee benefit plan, or by any such plan to any employees of the Parent Guarantor or any Subsidiary, shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased or otherwise acquired or retired in order to satisfy applicable statutory or regulatory obligations.

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“Disqualified Lender”: (i) any competitor of the Parent Guarantor and its Restricted Subsidiaries that is in the same or a similar line of business as the Parent Guarantor and its Restricted Subsidiaries, (ii) any lessor (which is not a commercial bank or a subsidiary of a commercial bank) under any helicopter lease held by the Parent Guarantor or any of its Subsidiaries and (iii) any Affiliate of any of the foregoing.

“Dollar Equivalent”: at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in Euro, the equivalent amount thereof in Dollars as determined by the Administrative Agent on the basis of the Spot Rate of Exchange (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with Euro.

“Dollars” and “$”: dollars in lawful currency of t he United States of America.

“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition and is subject to the supervision of an EEA Resolution Authority, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision of an EEA Resolution Authority with its parent.

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority”: any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EMEA JV”: EEA Helicopter Operations B.V., with corporate seat in Amsterdam, The Netherlands, a joint venture organized under the laws of The Netherlands for the purpose of holding regulated European operations of the Parent Guarantor and its Subsidiaries, and all its Subsidiaries as such joint venture is in effect on the Closing Date or amended or modified in the Parent Guarantor’s sole discretion in a manner not materially adverse to the Parent Guarantor and its Restricted Subsidiaries when taken as a whole.

“Engines”: (i) with respect to each Helicopter owned by a Qualified Loan Party, the engines related to that Helicopter, title to which engines has vested in the relevant Qualified Loan Party, with respect to all Helicopters, all of those engines and (ii) each other helicopter engine owned by a Qualified Loan Party, in each case, whether or not attached to a Helicopter, and together in each case with all equipment and accessories belonging to, installed in or appurtenant to those helicopter engines. For the avoidance of doubt, references to “Engines” shall include helicopter engines which have replaced another helicopter engine owned by the Qualified Loan Parties if title to such replacement helicopter engine shall have passed to a Qualified Loan Party.

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“Environmental Costs”: any and all costs or expenses (including attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, fines, penalties, damages, settlement payments, judgments and awards), of whatever kind or nature, known or unknown, contingent or otherwise, arising out of, or in any way relating to, any actual or alleged violation of, noncompliance with or liability under any Environmental Laws. Environmental Costs include any and all of the foregoing, without regard to whether they arise out of or are related to any past, pending or threatened proceeding of any kind.

“Environmental Laws”: any and all U.S. or foreign, federal, state, provincial, territorial, local or municipal laws, rules, orders, enforceable guidelines and orders-in-council, regulations, statutes, ordinances, codes, decrees, and such requirements of any Governmental Authority properly promulgated and having the force and effect of law or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning the management, discharge, release, registration or emissions of Materials of Environmental Concern or protection of human health (as it relates to exposure to Materials of Environmental Concern) or the environment, as have been, or now or at any relevant time hereafter are, in effect.

“Environmental Permits”: any and all permits, licenses, registrations, notifications, exemptions and any other authorization required under any Environmental Law.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” and “€”: the single currency of the European Union as constituted by the Treaty on European Union and as referred to in the legislative measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member states.

“Event of Default”: any of the events specified in Subsection 9.1, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Exchange Act”: the Securities Exchange Act of 1934, as amended from time to time.

“Excluded Assets”: as defined in the Guarantee and Collateral Agreement; provided that, for purposes of this Agreement, “Excluded Assets” shall be deemed not to include Helicopter Equipment.

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“Excluded Contribution”: (a) Net Proceeds, or the Fair Market Value of property or assets, received by the Parent Guarantor as capital contributions to the Parent Guarantor on or after the Closing Date or (b) Net Proceeds from the public or private issuance or sale (other than to a Restricted Subsidiary) of Capital Stock (other than Disqualified Capital Stock and Designated Preferred Stock) by, or a capital contribution to, the Parent Guarantor, in each case to the extent designated as an “Excluded Contribution” in a certificate of a Responsible Officer of the Parent Guarantor delivered to the Administrative Agent.

“Excluded Information”: as defined in Subsection 11.6(h)(i)(5).

“Excluded Liability”: any liability that is excluded under the Bail-In Legislation from the scope of any Bail-In Action including any liability excluded pursuant to Article 44 of the Bank Recovery and Resolution Directive.

“Excluded Obligation”: (i) with respect to any Guarantor, such Guarantor’s Excluded Loan Party Obligation (as defined in the Guarantee and Collateral Agreement), and (ii) with respect to any Affiliate Guarantor, such Affiliate Guarantor’s Excluded Affiliate Obligation (as defined in the Guarantee Agreement).

“Excluded Subsidiary”: at any date of determination, any Subsidiary of the Parent Borrower:

(a)         [reserved];

(b)         that is prohibited by Requirement of Law or Contractual Obligations existing on the Closing Date (or, in the case of any newly acquired Subsidiary, in existence at the time of acquisition but not entered into in contemplation thereof) from Guaranteeing, or granting Liens to secure, the Obligations or if Guaranteeing, or granting Liens to secure, the Obligations would require governmental (including regulatory) consent, approval, license or authorization unless such consent, approval, license or authorization has been received;

(c)         with respect to which the Borrower Representative and the Administrative Agent reasonably agree that the burden or cost or other consequences of providing a guarantee of the Obligations shall be excessive in view of the benefits to be obtained by the Lenders therefrom;

(d)         with respect to which the provision of such guarantee of the Obligations would result in material adverse tax consequences to Holdings or any of its Subsidiaries (as reasonably determined by the Borrower Representative and notified in writing to the Administrative Agent);

(e)         that is a Receivables Subsidiary;

(f)          that is a joint venture or Non-Wholly Owned Subsidiary;

(g)         that is an Unrestricted Subsidiary;

(h)         [reserved];

(i)          that is a special purpose entity; or

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(j) that is a Subsidiary formed solely for the purpose of (x) becoming a Parent Entity, or (y) merging with the Parent Borrower in connection with another Subsidiary becoming a Parent Entity, in each case to the extent that such entity becomes a Parent Entity or is merged with the Parent Borrower or any Parent Entity within 60 days of the formation thereof, or otherwise creating or forming a Parent Entity.

Subject to the proviso in the preceding sentence, any Subsidiary that fails to meet the foregoing requirements as of the last day of the Most Recent Four Quarter Period shall continue to be deemed an Excluded Subsidiary hereunder until the date that is 60 days following the date on which such annual or quarterly financial statements were required to be delivered pursuant to Subsection 7.1 with respect to such Most Recent Four Quarter Period. If reasonably requested by the Administrative Agent, the Borrower Representative shall provide to the Administrative Agent a list of all Excluded Subsidiaries at the time of such request.

“Excluded Taxes”: any of the following Taxes imposed on or with respect to an Agent or Lender or required to be withheld or deducted from a payment to an Agent or Lender, (a) any Taxes measured by or imposed upon net income (however denominated) and all franchise Taxes, branch Taxes, Taxes on doing business or Taxes measured by or imposed upon overall capital or net worth, in each case imposed: (i) by the jurisdiction under the laws of which such Agent or Lender, applicable lending office, branch or affiliate is organized or is located, or in which its principal executive office is located, or any nation within which such jurisdiction is located or any political subdivision thereof; or (ii) that would not have been imposed, withheld, or deducted but for any connection between the jurisdiction imposing such Tax and such Agent or Lender, applicable lending office, branch or affiliate other than a connection arising solely from such Agent or Lender having executed, delivered or performed its obligations under, or received payment under or enforced, this Agreement or any Notes, and (b) any Tax imposed by FATCA.

“Extended Loans”: as defined in Subsection 2.8(a).

“Extending Lender”: as defined in Subsection 2.8(a).

“Extension”: as defined in Subsection 2.8(a).

“Extension Offer”: as defined in Subsection 2.8(a).

“Facility”: each of (a) the Loans made (or deemed made) hereunder and (b) any other committed facility hereunder and the extensions of credit made thereunder, and collectively, the “Facilities”.

“Fair Market Value”: with respect to any asset or property, the fair market value of such asset or property as determined in good faith by senior management of the Borrower Representative or the Board of Directors, whose determination shall be conclusive.

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“FATCA”: Sections 1471 through 1474 of the Code as in effect on the Closing Date (and any amended or successor provisions that are substantially comparable), any current or future regulations or other administrative authority promulgated thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with any of the foregoing and any U.S. or non-U.S. fiscal or regulatory legislation, rules, guidance or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code or analogous provisions of non-U.S. law.

“Federal District Court”: as defined in Subsection 11.13(a).

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System of the United States arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fiscal Quarter”: for any Fiscal Year, (i) the fiscal period commencing on May 1 of such Fiscal Year and ending on July 31 of such Fiscal Year, (ii) the fiscal period commencing on August 1 of such Fiscal Year and ending on October 31 of such Fiscal Year, (iii) the fiscal period commencing on November 1 of such Fiscal Year and ending on January 31 of such Fiscal Year, and (iv) the fiscal period commencing on February 1 of such Fiscal Year and ending on April 30 of such Fiscal Year.

“Fiscal Year”: the annual accounting period of the Parent ending on April 30 of any calendar year, calculated in accordance with the fiscal calendar of the Parent, or any other date of any calendar year designated by the Borrower Representative in accordance with Subsection 7.11, in each case calculated in accordance with the fiscal calendar of the Parent.

“Fixed GAAP Date”: the Closing Date, provided that at any time after the Closing Date, the Borrower Representative may by written notice to the Administrative Agent elect to change the Fixed GAAP Date to be the date specified in such notice, and upon such notice, the Fixed GAAP Date shall be such date for all periods beginning on and after the date specified in such notice.

“Fixed GAAP Terms”: (a) the covenants contained in Subsection 8.13, and the defined term “Consolidated Total Assets”, (b) all defined terms in this Agreement (other than the term “Capital Lease Obligations”) to the extent used in or relating to any of the foregoing definitions, and all ratios and computations based on any of the foregoing definitions, and (c) any other term or provision of this Agreement or the Loan Documents that, at the Parent Guarantor’s election, may be specified by the Parent Guarantor by written notice to the Administrative Agent from time to time.

“Foreign Pension Plan”: a registered pension plan which is subject to applicable pension legislation other than ERISA or the Code, which a Restricted Subsidiary of the Parent Guarantor sponsors or maintains, or to which it makes or is obligated to make contributions.

“Foreign Plan”: each Foreign Pension Plan, deferred compensation or other retirement or superannuation plan, fund, program, agreement, commitment or arrangement whether oral or written, funded or unfunded, sponsored, established, maintained or contributed to, or required to be contributed to, or with respect to which any liability is borne, outside the United States of America, by the Parent Guarantor or any of its Restricted Subsidiaries, other than any such plan, fund, program, agreement or arrangement sponsored by a Governmental Authority.

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“Foreign Proceeding”: as defined in Subsection 9.1.

“GAAP”: generally accepted accounting principles in the United States of America as in effect on the Fixed GAAP Date (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of this Agreement), including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession, and subject to the following sentence. If at any time the SEC permits or requires U.S. domiciled companies subject to the reporting requirements of the Exchange Act to use IFRS in lieu of GAAP for financial reporting purposes, the Parent Guarantor may elect by written notice to the Administrative Agent to so use IFRS in lieu of GAAP and, upon any such notice, references herein to GAAP shall thereafter be construed to mean (a) for periods beginning on and after the date specified in such notice, IFRS as in effect on the date specified in such notice (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of this Agreement) and (b) for prior periods, GAAP as defined in the first sentence of this definition. All ratios and computations based on GAAP contained in this Agreement shall be computed in conformity with GAAP; provided that, notwithstanding the foregoing, upon and following the acquisition of any business or new Subsidiary by the Parent or the Parent Guarantor in accordance with this Agreement, in each case that would not constitute a “significant subsidiary” for purposes of Regulation S-X, financial items and information with respect to such newly-acquired business or Subsidiary that are required to be included in determining any financial calculations and other financial ratios contained herein for any period prior to such acquisition shall not be required to be in accordance with GAAP so long as the Parent Guarantor is able to estimate pro forma adjustments in respect of such acquisition for such prior periods, and in each case such estimates are made in good faith.

“General Intangibles”: general intangibles (as such term is defined in Article 9 of the UCC), including payment intangibles, contract rights, rights to payment, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, patents, trade names, trade secrets, trademarks, servicemarks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, infringement claims, computer programs, information contained on computer disks or tapes, software, literature, reports, catalogs, insurance premium rebates, tax refunds, and tax refund claims, and any and all supporting obligations in respect thereof, and any other personal property other than Accounts, Deposit Accounts, goods, Investment Property, and Negotiable Collateral.

“Governmental Authority”: the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).

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“Gross Proceeds”: with respect to any Asset Sale or Recovery Event subject to the provisions of Subsection 4.4(b) or 4.4(c), an amount equal to the sum of all cash, Cash Equivalents, Temporary Cash Investments and Marketable Securities plus the Fair Market Value of other property or assets, received by the applicable Loan Party in connection with such Asset Sale or Recovery Event.

“Guarantee”: any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantee Agreement”: the Guarantee Agreement, dated as of June 12, 2015, among the Affiliate Guarantors party thereto and the Administrative Agent, as amended by the Omnibus Reaffirmation Agreement and as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement, dated as of June 12, 2015, among the Loan Parties party thereto, the Collateral Agent and the Administrative Agent, as amended by the Omnibus Reaffirmation Agreement and as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any such obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower Representative in good faith.

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“Guarantors”: the collective reference to Holdings and each Subsidiary Guarantor; individually, a “Guarantor”.

“Hedging Affiliate”: as defined in the Guarantee and Collateral Agreement.

“Hedging Agreement”: any Interest Rate Agreement, Commodities Agreement, Currency Agreement or any other credit or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity, credit or equity values or creditworthiness (including any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.

“Hedging Party”: any Hedging Affiliate party to a Hedging Agreement.

“Helicopter”: together, (a) an Airframe, (b) the Engines, (c) all Parts installed in or furnished with such Airframe and (d) where the context permits, the Manuals and Technical Records.

“Helicopter Equipment”: a Helicopter, an Airframe, an Engine or a Part; provided that Helicopter Equipment shall not include any Abandoned Aircraft.

“Helicopter Mortgage”: as defined in the Guarantee and Collateral Agreement.

“Holdco”: CHC Helicopter Holding S.à.r.l., a private limited liability company (“ société à responsabilité limitée”) incorporated and existing under the laws of Luxembourg, registered with the Luxembourg Trade and Companies Register under number B155.574, having its registered office at 6, rue Eugène Ruppert, L-2453 Luxembourg, Grand Duchy of Luxembourg and a share capital of EUR 12,511, and any legal or functional successor in interest thereto.

“Holdings”: CHC Cayman ABL Holdings Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands, and any legal or functional successor in interest thereto.

“IFRS”: International Financial Reporting Standards and applicable accounting requirements set by the International Accounting Standards Board or any successor thereto (or the Financial Accounting Standards Board, the Accounting Principles Board of the American Institute of Certified Public Accountants, or any successor to either such board, or the SEC, as the case may be), as in effect from time to time.

“Incremental Facility” and “Incremental Facilities” : as defined in Subsection 2.6(a).

“Incremental Facility Increase”: as defined in Sub section 2.6(a).

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“Incremental Indebtedness”: Indebtedness incurred by any Borrower pursuant to and in accordance with Subsection 2.6.

“Incremental Loans”: as defined in Subsection 2.6( a).

“Indebtedness”: of any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property (other than trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), which purchase price is due more than one year after the date of placing such property in final service or taking final delivery and title thereto, (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all Capital Lease Obligations of such Person, (d) all obligations of such Person under letters of credit (to the extent that the underlying obligation in respect of which the letter of credit was issued would, under clause (a), (c) or (e) of this definition, be treated as Indebtedness), bankers’ acceptances or other similar instruments issued or created for the account of such Person, (e) for purposes of Subsection 9.1(e) only, all obligations of such Person in respect of interest rate protection agreements, interest rate futures, interest rate options, interest rate caps and any other interest rate hedge arrangements, (f) all indebtedness or obligations of the types referred to in the preceding clauses (a) through (d) (and for purposes of Subsection 9.1(e) only, clauses (a) through (e)) to the extent secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof and (g) Guarantee Obligations of such Person in respect of any Indebtedness of the type described in the preceding clauses (a) through (d) and clause (f) (and for purposes of Subsection 9.1(e) only, clauses (a) through (f)).

Notwithstanding the foregoing, “Indebtedness” shall not include (i) accrued expenses, royalties and trade payables; (ii) Contingent Obligations incurred in the ordinary course of business; (iii) asset retirement obligations and obligations in respect of reclamation and workers’ compensation (including pensions and retiree medical care) that are not overdue by more than 90 days; (iv) except to the extent set forth in clause (e) of the preceding paragraph, any obligations under Hedging Agreements; provided that such agreements are entered into for bona fide hedging purposes of the Parent Guarantor or its Restricted Subsidiaries (as determined in good faith by the Board of Directors or senior management of the Parent Guarantor or the Company, whether or not accounted for as a hedge in accordance with GAAP) and, in the case of Currency Agreements or Commodities Agreements, such Currency Agreements or Commodities Agreements are related to business transactions of the Parent Guarantor or its Restricted Subsidiaries entered into in the ordinary course of business and, in the case of Interest Rate Agreements, such Interest Rate Agreements substantially correspond in terms of notional amount, duration and interest rates, as applicable, to Indebtedness of the Parent Guarantor or its Restricted Subsidiaries incurred without violation of this Agreement; or (v) any financing related to the novation of aircraft purchase agreements for assets under construction or the sale of rotable parts, where the recourse of the finance provider is limited to the relevant assets under construction or rotable parts.

“Indemnified Liabilities”: as defined in Subsection 11.5.

“Indemnitee”: as defined in Subsection 11.5.

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“Individual Lender Exposure”: of any Lender, at any time, the aggregate principal amount of all Loans made by such Lender then outstanding (including, in the case of Loans made by such Lender then outstanding in any Designated Foreign Currency, the Dollar Equivalent of the aggregate principal amount thereof).

“Initial Agreement”: as defined in Subsection 8.8( d).

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Intercreditor Agreement”: an intercreditor agreement in form and substance reasonably satisfactory to the Borrower Representative and the Administrative Agent and the Collateral Agent.

“Intercreditor Agreement Supplement”: as defined in Subsection 10.8(a).

“Interest Rate Agreement”: with respect to any Person, any interest rate protection agreement, future agreement, option agreement, swap agreement, cap agreement, collar agreement, hedge agreement or other similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is a party or a beneficiary.

“International Interests”: the meaning expressed in the Cape Town Convention.

“International Registry”: the meaning expressed in the Cape Town Convention.

“Inventory”: inventory (as such term is defined in Article 9 of the UCC).

“Investment”: in any Person by any other Person, any direct or indirect advance, loan or other extension of credit (other than to customers, dealers, licensees, franchisees, suppliers, consultants, directors, officers or employees of any Person in the ordinary course of business) or capital contribution (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) to, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person. For purposes of the definition of “Unrestricted Subsidiary” only, (i) “Investment” shall include the portion (proportionate to the Parent Guarantor’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Parent Guarantor at the time that such Subsidiary is designated an Unrestricted Subsidiary, provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Parent Guarantor shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Parent Guarantor’s “Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Parent Guarantor’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value (as determined in good faith by the Borrower Representative) at the time of such transfer. Guarantees shall not be deemed to be Investments. The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced (at the Borrower Representative’s option) by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment.

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“Investment Agreements”: collectively, (i) the limited liability company operating agreement of Parent Guarantor, as the same may be amended, modified or restated in accordance with the terms thereof, (ii) the registration rights agreement dated as of [●], 2017 by and among Helicopter Company I LLC, Helicopter Finance Ltd. and the other parties thereto and (iii) any agreement primarily providing for indemnification and/or contribution for the benefit of any Permitted Holder in respect of liabilities resulting from, arising out of or in connection with, based upon or relating to (a) any management, consulting, advisory, financing, underwriting or placement services or other investment banking activities to, for or in respect of any Parent Entity or any of its Subsidiaries, (b) any offering of securities or other financing activity or arrangement of or by any Parent Entity or any of its Subsidiaries or (c) any action or failure to act of or by any Parent Entity or any of its Subsidiaries (or any of their respective predecessors), in each case as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof.

“Investment Company Act”: the Investment Company Act of 1940, as amended from time to time.

“Investment Grade Rating”: a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or any equivalent rating by any other nationally recognized rating agency.

“Investment Grade Securities”: (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (other than Cash Equivalents); (ii) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Parent Guarantor and its Subsidiaries; (iii) investments in any fund that invests exclusively in investments of the type described in clauses (i) and (ii) above, which fund may also hold immaterial amounts of cash pending investment or distribution; and (iv) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investment Property”: investment property (as such term is defined in Article 9 of the UCC) and any and all supporting obligations in respect thereof.

“Judgment Conversion Date”: as defined in Subsection 11.8(a).

“Judgment Currency”: as defined in Subsection 11.8 (a).

“LCA Election”: as defined in Subsection 1.2(h).

“LCA Test Date”: as defined in Subsection 1.2(h).

“Lenders”: the several lenders from time to time parties to this Agreement.

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“Lender Default”: (a) the refusal (which may be given verbally or in writing and has not been retracted) or failure of any Lender (including any Agent in its capacity as Lender) to make available its portion of any incurrence of Loans required to be made hereunder, which refusal or failure is not cured within two Business Days after the date of such refusal or failure, (b) the failure of any Lender (including any Agent in its capacity as Lender) to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, (c) a Lender (including any Agent in its capacity as Lender) has notified the Borrower Representative or the Administrative Agent that it does not intend to comply with its funding obligations hereunder, (d) a Lender (including any Agent in its capacity as Lender) has failed, within 10 Business Days after request by the Administrative Agent, to confirm that it will comply with its funding obligations hereunder, (e) an Agent or a Lender has admitted in writing that it is insolvent or such Agent or Lender becomes subject to a Lender-Related Distress Event or (f) has, or has a direct or indirect parent company that has, become the subject of a Bail-in-Action.

“Lender Joinder Agreement”: as defined in Subsection 2.6(c)(i).

“Lender-Related Distress Event”: with respect to any Agent or Lender (each, a “Distressed Person”), a voluntary or involuntary case with respect to such Distressed Person under any debt relief law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person to be, insolvent or bankrupt ; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interests in any Agent or Lender or any person that directly or indirectly controls such Agent or Lender by a Governmental Authority or an instrumentality thereof.

“Lien”: any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Limited Condition Acquisition”: any acquisition of any assets, business, or Person permitted by this Agreement whose consummation is not conditioned on the availability of, or on obtaining, third-party financing.

“Loan”: a Loan deemed made pursuant to Subsection 2.1(a); all such loans, the “Loans”.

“Loan Documents”: this Agreement, the Guarantee and Collateral Agreement, the Guarantee Agreement, any applicable Intercreditor Agreements (in each case, on and after the execution thereof) and any other Security Documents, each as amended, supplemented, waived or otherwise modified from time to time.

“Loan Parties”: Holdings, the Borrowers and the Subsidiary Guarantors; individually, a “Loan Party”.

“Loan Repayment Date” : as defined in Subsection 2.5(a).

“Luxembourg”: as defined in the Preamble hereto.

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“Management Investors”: the management members, officers, directors, employees and other members of the management of any Parent Entity or the Parent Guarantor or any of their respective Subsidiaries, or family members or relatives of any of the foregoing (provided that, solely for purposes of the definition of “Permitted Holders”, such relatives shall include only those Persons who are or become Management Investors in connection with estate planning for or inheritance from other Management Investors, as determined in good faith by the Borrower Representative, which determination shall be conclusive), or trusts, partnerships or limited liability companies for the benefit of any of the foregoing, or any of their heirs, executors, successors and legal representatives, who at any date beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Parent Guarantor or any of its Restricted Subsidiaries or any Parent Entity.

“Management Stock”: Capital Stock of the Parent Guarantor or any of its Restricted Subsidiaries or any Parent Entity (including any options, warrants or other rights in respect thereof) held by any of the Management Investors.

“Management Subscription Agreements”: one or more stock subscription, stock option, grant or other agreements which have been or may be entered into between the Parent Guarantor or any of its Restricted Subsidiaries or any Parent Entity and one or more Management Investors (or any of their heirs, successors, assigns, legal representatives or estates), with respect to the issuance to and/or acquisition, ownership and/or disposition by any of such parties of common stock of the Parent Guarantor or any of its Restricted Subsidiaries or any Parent Entity, or options, warrants, units or other rights in respect of common stock of the Parent Guarantor or any of its Restricted Subsidiaries or any Parent Entity, any agreements entered into from time to time by transferees of any such stock, options, warrants or other rights in connection with the sale, transfer or reissuance thereof, and any assumptions of any of the foregoing by third parties, as amended, supplemented, waived or otherwise modified from time to time.

“Manuals and Technical Records”: all records, logs , manuals, technical data and other repositories of information in whatever form and materials and documents (whether kept or to be kept in compliance with any regulation of the Aviation Authority or otherwise) relating to a Helicopter.

“Manufacturer Support Indebtedness”: Indebtedness incurred by the Parent Borrower or a Restricted Subsidiary of the Parent Borrower to a manufacturer of a helicopter or fixed-wing aircraft in connection with the purchase of such helicopter or fixed-wing aircraft from the manufacturer.

“Marketable Securities”: with respect to any Asset Sale, any readily marketable equity securities that are (i) traded on the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market; and (ii) issued by a corporation having a total equity market capitalization of not less than $250,000,000; provided that the excess of (A) the aggregate amount of securities of any one such corporation held by the Parent Guarantor and any Restricted Subsidiary over (B) ten times the average daily trading volume of such securities during the 20 immediately preceding trading days shall be deemed not to be Marketable Securities, as determined on the date of the contract relating to such Asset Sale.

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“Material Adverse Effect”: a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of the Parent Guarantor and its Restricted Subsidiaries taken as a whole, (b) the validity or enforceability as to the Loan Parties (taken as a whole) party thereto of the Loan Documents taken as a whole or (c) the rights or remedies of the Agents and the Lenders under the Loan Documents, in each case taken as a whole.

“Material Guarantee Obligation”: any Guarantee Obligation (excluding Guarantee Obligations in respect of the Loans and any Guarantee Obligations in respect of obligations under or in connection with Helicopter leases) in an aggregate principal amount in excess of $50,000,000.

“Material Indebtedness”: any financial Indebtedness (excluding the Loans and any financial Indebtedness under or in connection with Helicopter leases) in an aggregate principal amount in excess of $50,000,000.

“Material Subsidiaries”: Restricted Subsidiaries of the Parent Guarantor constituting, individually or in the aggregate (as if such Restricted Subsidiaries constituted a single Subsidiary), a “significant subsidiary” in accordance with Rule 1-02 under Regulation S-X.

“Materials of Environmental Concern”: any pollutants, contaminants, hazardous or toxic substances or materials or wastes defined, listed, or regulated as such in or under, or which may give rise to liability under, any applicable Environmental Law, including gasoline, petroleum (including crude oil or any fraction thereof), petroleum products or by-products, asbestos, pesticides, herbicides, fungicides and polychlorinated biphenyls.

“Minimum Extension Condition”: as defined in Subsection 2.8(b).

“Moody’s”: Moody’s Investors Service, Inc., and its successors.

“Most Recent Four Quarter Period”: the four Fiscal Quarter period of the Parent Guarantor ending on the last day of the most recently completed Fiscal Year for which financial statements of the Parent Guarantor have been (or have been required to be) delivered under Subsection 7.1(a) or Fiscal Quarter.

“MTM”: as defined in the definition of “Designated Hedging Reserves” in this Subsection 1.1.

“Multiemployer Plan”: a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Negotiable Collateral”: letters of credit, letter of credit rights, instruments, promissory notes, drafts, documents, and chattel paper (including electronic chattel paper and tangible chattel paper), and any and all supporting obligations in respect thereof.

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“Net Proceeds”: with respect to any new public or private issuance or sale of any securities or any capital contribution (whether of property or assets, including cash), an amount equal to the gross proceeds in cash and Cash Equivalents (or with respect to capital contributions of non-cash property or assets, the Fair Market Value) of such issuance, sale or contribution net of attorneys’ fees, accountants’ fees, underwriters ’ or placement agents’ fees, discounts or commissions, and brokerage, consultant and other fees actually incurred in connection with such issuance, sale or contribution and net of taxes paid or payable as a result, or in respect, thereof.

“New York Courts”: as defined in Subsection 11.13( a).

“New York Supreme Court”: as defined in Subsection 11.13(a).

“Non-Consenting Lender”: as defined in Subsection 11.1(g).

“Non-Core Assets”: all Collateral other than Primary Collateral, in each case as defined in the Guarantee and Collateral Agreement; provided that, for purposes of this Agreement, “Non-Core Assets” shall not include Helicopter Equipment.

“Non-Defaulting Lender”: any Lender other than a Defaulting Lender.

“Non-Excluded Taxes”: all Taxes other than Excluded Taxes.

“Non-Extending Lender”: any Lender that does not accept an Extension Offer.

“Non-Loan Party”: each Subsidiary of the Parent Borrower that is not a Loan Party.

“Non-Recourse Debt”: Indebtedness:

(i)          as to which neither the Parent Guarantor nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) other than a pledge of the Capital Stock of any Unrestricted Subsidiaries, (b) is directly or indirectly liable (as a guarantor or otherwise) other than by virtue of a pledge of the Capital Stock of any Unrestricted Subsidiaries, or (c) constitutes the lender; and

(ii)          no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit, upon notice, lapse of time or both, any holder of any other Indebtedness of the Parent Guarantor or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity.

“Non-Wholly Owned Subsidiary”: as to any Person, each Subsidiary of such Person that is not a Wholly Owned Subsidiary.

“Note”: as defined in Subsection 2.1(c).

“Obligation Currency”: as defined in Subsection 11 .8(a).

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“Obligations”: obligations of the Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during (or that would accrue but for) the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Loan Parties under this Agreement and the other Loan Documents.

“Omnibus Reaffirmation Agreement”: the Omnibus Reaffirmation, Amendment and Release Agreement dated on or about the date hereof among Holdings, the Parent Borrower, the Parent Guarantor, Holdco, the Company, the Administrative Agent, the Collateral Agent and each Lender.

“Organizational Documents”: with respect to any Person, (a) the articles of incorporation, memorandum and articles of incorporation, certificate of incorporation or certificate of formation (or the equivalent organizational documents) of such Person and (b) the bylaws or operating agreement (or the equivalent governing documents) of such Person.

“Other Loans”: one or more Tranches of term loans hereunder that result from a Refinancing Amendment.

“Parent”: [Helicopter Company I LLC], a limited liability company under the laws of the Cayman Islands, and any legal or functional successor in interest thereto.

“Parent Borrower”: as defined in the Preamble hereto, and shall include any legal or functional successor in interest thereto.

“Parent Entity”: any of Parent, any Other Parent, and any other Person that is a Subsidiary of Parent or any Other Parent and of which the Parent Guarantor is a Subsidiary. As used herein, “Other Parent” means a Person of which the Parent Guarantor becomes a Subsidiary after the Closing Date that is designated by the Borrower Representative as an “Other Parent”; provided that either (x) immediately after the Parent Guarantor first becomes a Subsidiary of such Person, more than 50.0% of the Voting Stock of such Person shall be held by one or more Persons that held more than 50.0% of the Voting Stock of a Parent Entity of the Parent Guarantor immediately prior to the Parent Guarantor first becoming such Subsidiary or (y) such Person shall be deemed not to be an Other Parent for the purpose of determining whether a Change of Control shall have occurred by reason of the Parent Guarantor first becoming a Subsidiary of such Person. None of the Borrowers shall in any event be deemed to be a “Parent Entity”.

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“Parent Entity Expenses”: (i) costs (including all professional fees and expenses) incurred by any Parent Entity in connection with maintaining its existence or in connection with its reporting obligations under, or in connection with compliance with, applicable laws or applicable rules of any governmental, regulatory or self-regulatory body or stock exchange, this Agreement or any other agreement or instrument relating to Indebtedness of the Parent Guarantor or any of its Restricted Subsidiaries, including in respect of any reports filed with respect to the Securities Act, the Exchange Act or the respective rules and regulations promulgated thereunder, (ii) expenses incurred by any Parent Entity in connection with the acquisition, development, maintenance, ownership, prosecution, protection and defense of its intellectual property and associated rights (including but not limited to trademarks, service marks, trade names, trade dress, patents, copyrights and similar rights, including registrations and registration or renewal applications in respect thereof; inventions, processes, designs, formulae, trade secrets, know-how, confidential information, computer software, data and documentation, and any other intellectual property rights; and licenses of any of the foregoing) to the extent that such intellectual property and associated rights relate to the business or businesses of the Parent Guarantor or any Subsidiary thereof, (iii) indemnification obligations of any Parent Entity owing to directors, officers, employees or other Persons under its charter or bylaws or pursuant to written agreements with or for the benefit of any such Person, or obligations in respect of director and officer insurance (including premiums therefor), (iv) other administrative and operational expenses of any Parent Entity incurred in the ordinary course of business, and (v) fees and expenses incurred by any Parent Entity in connection with any offering of Capital Stock or Indebtedness, (w) which offering is not completed, or (x) where the net proceeds of such offering are intended to be received by or contributed or loaned to the Parent Guarantor or any of its Restricted Subsidiaries, or (y) in a prorated amount of such expenses in proportion to the amount of such net proceeds intended to be so received, contributed or loaned, or (z) otherwise on an interim basis prior to completion of such offering so long as any Parent Entity shall cause the amount of such expenses to be repaid to the Parent Guarantor or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if completed.

“Parent Guarantor”: as defined in the Preamble hereto, and shall include any legal or functional successor in interest thereto.

“Participant”: as defined in Subsection 11.6(c)(i) .

“Participant Register”: as defined in Subsection 1 1.6(b)(v).

“Part-Out”: the disposition of an entire Aircraft (or the Airframe together with substantially all of the Engines and Parts) by way of its disassembly and sale (including of the raw materials forming the Airframe, Engines or Parts, as applicable). The time of the occurrence of a “Part-Out” of an Aircraft shall be deemed to be when title to the entire Aircraft or to the Airframe together with substantially all (as determined by the Borrower Representative acting it its reasonable discretion) of the Engines and Parts has passed to one or more third parties.

“Parts”: all appliances, parts, accessories, instruments, navigational and communications equipment, furnishings, modules, components, auxiliary power units and other items of equipment (other than complete Engines or engines) suitable for incorporation in, or installation on, an Airframe or Engine owned, or to be owned, by a Qualified Loan Party.

“Patriot Act”: as defined in Subsection 11.18.

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“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor thereto).

“Permitted Acquisitions”: any acquisition in a transaction that satisfies each of the following requirements:

(a)          the business of the acquired company shall be substantially similar to, or ancillary, complementary or related to the line of business of the Parent Guarantor and its Restricted Subsidiaries on the Closing Date, or the assets so acquired shall be used or useful in or otherwise relate to, any such business; provided that the acquisition shall have been approved by the Board of Directors of the Person being acquired; and

(b)          the acquired company and its Subsidiaries will become Guarantors or Borrowers and pledge their Collateral to the Collateral Agent to the extent required by Subsections 5.5.1 and 5.5.2 of the Guarantee and Collateral Agreement.

For the avoidance of doubt, for the purpose of this definition, any future investment to be made on terms that are substantially similar to (or more favorable to the Lenders than) the investment in the Affiliate Guarantors, the Loan Parties or their respective affiliates by the Plan Sponsors on or around the Closing Date, shall be deemed a capital contribution in respect of common equity.

“Permitted Affiliated Assignee”: any Plan Sponsor, any investment fund managed or controlled by the Plan Sponsors and any special purpose vehicle established by the Plan Sponsors or by one or more of such investment funds.

“Permitted Business”: the businesses of the Parent Guarantor and its Subsidiaries engaged in on the Closing Date and any other activities that are similar, ancillary or reasonably related to, or a reasonable extension, expansion or development of, such businesses or ancillary thereto.

“Permitted Holders”: any of the following: (i) any of the Plan Sponsors, Management Investors, Parent and their respective Affiliates; (ii) any “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Closing Date) of which any of the Persons specified in clause (i) above is a member (provided that (without giving effect to the existence of such “group” or any other “group”) one or more of such Persons collectively have beneficial ownership, directly or indirectly, of more than 50.0% of the total voting power of the Voting Stock of the Parent Guarantor or the Parent Entity held by such “group”), and any other Person that is a member of such “group”; and (iii) any Person acting in the capacity of an underwriter (solely to the extent that and for so long as such Person is acting in such capacity) in connection with a public or private offering of Capital Stock of any Parent Entity or the Parent Guarantor.

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“Permitted Joint Venture”: any joint venture, partnership or other Person (i) in which the Parent Guarantor or any of its Restricted Subsidiaries has an Investment in such Person, (ii) all of whose Indebtedness is Non-Recourse Debt, (iii) which is engaged in a Permitted Business, (iv) in which any Investment made as a result of designating such Person as a Permitted Joint Venture will not violate the covenant described under Subsection 8.13 and (v) none of the Capital Stock of which is held by an officer, director or holder of Capital Stock of the Parent Guarantor qualifying as an Affiliate. Notwithstanding the foregoing, each of Slemon Park Corporation, Thai Aviation Services Ltd., Viscom (Aberdeen) Ltd., CHC Helicopter (Namibia) (Pty) Ltd., Court Aircraft Sales (Pty) Limited, Myanmar Helicopters International Ltd., East West Helicopter Services (Georgia) Corp., East West Helicopter Services (Azerbaijan) Ltd., Whirly Bird Airport Services Limited, joint venture with Cougar Helicopters Inc. in respect of the Newfoundland offshore, Canadian Helicopters Limited, Aero Contractors Company of Nigeria Ltd., Airport Den Helder CV, Schreiner Airways Cameroun SA, Inaer, Inversiones Aereas S.L., Canadian Helicopters Philippines International Inc. and each EU Licensed Operator or EU Investorco that ceases to be a Restricted Subsidiary shall be deemed to be a Permitted Joint Venture. Any such designation (other than with respect to Persons identified in the preceding sentence) shall be evidenced to the Administrative Agent by promptly filing with the Administrative Agent a copy of the resolution giving effect to such designation and an officer’s certificate certifying that such designation complied with the foregoing provisions.

“Permitted Liens”: as defined in Subsection 8.14.

“Person”: an individual, partnership, corporation, company, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Parent Borrower or any Restricted Subsidiary or Commonly Controlled Entity is an “employer” as defined in Section 3(5) of ERISA.

“Plan Sponsor”: each of [●]1.

“Platform”: Intralinks, SyndTrak Online or any other similar electronic distribution system.

“Preferred Stock”: as applied to the Capital Stock of any corporation or company, Capital Stock of any class or classes (however designated) that by its terms is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation or company, over Capital Stock of any other class of such corporation or company.

“Prior Credit Agreement”: as defined in the recitals.

“Prior Loan Documents”: the “Loan Documents” (as defined in the Prior Credit Agreement) as in effect immediately prior to the Closing Date.

“Prior Revolving Loans”: “Revolving Credit Loans” under and as defined in the Prior Credit Agreement.

1 To be completed to reflect the legal entity names of the new owners once finalized.

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“Purchase”: (i) any Investment (by merger, consolidation, amalgamation or otherwise) by a specified Person in any other Person that thereby becomes a Restricted Subsidiary of the specified Person, or any acquisition of any company, any business or any group of assets constituting an operating unit of a business, including any such Investment or acquisition occurring in connection with a transaction causing a calculation to be made hereunder, or (ii) any designation of any Unrestricted Subsidiary as a Restricted Subsidiary; provided that an aircraft shall not constitute an operating unit of a business solely because such aircraft constitutes all or substantially all of a Person’s assets.

“Purchase Money Obligation”: any Indebtedness incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets, and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

“Qualified Loan Party”: each Borrower and each Subsidiary Guarantor.

“Qualified Receivables Financing”: any Receivables Financing of a Receivables Subsidiary that meets the following conditions:

(i) the Board of Directors of the Parent Guarantor or the Company will have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Parent Guarantor and the Receivables Subsidiary,

(ii) all sales of accounts receivable and related assets to the Receivables Subsidiary are made at Fair Market Value (as determined in good faith by the Parent Guarantor or the Company), and

(iii) the financing terms, covenants, termination events and other provisions thereof will be market terms (as determined in good faith by the Parent Guarantor or the Company) and may include Standard Securitization Undertakings.

“Receivable”: a right to receive payment pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay, as determined in accordance with GAAP.

“Receivables Financing” any transaction or series of transactions that may be entered into by the Parent Guarantor or any of its Subsidiaries pursuant to which the Parent Guarantor or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by the Parent Guarantor or any of its Subsidiaries), and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Parent Guarantor or any of its Subsidiaries, and any assets related thereto, including all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any obligations of the Parent Guarantor or any such Subsidiary in respect of Currency Agreements, Commodities Agreements or Interest Rate Agreements entered into by the Parent Guarantor or any such Subsidiary in connection with such accounts receivable.

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“Receivables Repurchase Obligation” shall mean any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” shall mean a Restricted Subsidiary of the Parent Guarantor that is a Wholly Owned Subsidiary of the Parent Guarantor (or another Person formed for the purposes of engaging in a Qualified Receivables Financing with the Parent Guarantor and to which the Parent Guarantor or any Subsidiary of the Parent Guarantor transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Parent Guarantor and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Parent Guarantor or the Company (as provided below) as a Receivables Subsidiary and:

(i)          no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (a) is guaranteed by the Parent Guarantor or any other Subsidiary of the Parent Guarantor (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (b) is recourse to or obligates the Parent Guarantor or any other Subsidiary of the Parent Guarantor in any way other than pursuant to Standard Securitization Undertakings, or (c) subjects any property or asset of the Parent Guarantor or any other Subsidiary of the Parent Guarantor, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings,

(ii)          with which neither the Parent Guarantor nor any other Subsidiary of the Parent Guarantor has any material contract, agreement, arrangement or understanding other than on terms which the Parent Guarantor reasonably believes to be no less favorable to the Parent Guarantor or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Parent Guarantor, and

(iii)          to which neither the Parent Guarantor nor any other Subsidiary of the Parent Guarantor has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors of the Parent Guarantor or the Company shall be evidenced to the Administrative Agent by filing with the Administrative Agent a certified copy of the resolution of the Board of Directors of the Parent Guarantor or the Company giving effect to such designation and an officers’ certificate certifying that such designation complied with the foregoing conditions.

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“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset (including, without limitation any Helicopter Equipment) of the Parent Borrower or any of its Restricted Subsidiaries.

“refinance”: refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell or extend (including pursuant to any defeasance or discharge mechanism); and the terms “refinances,” “ refinanced” and “refinancing” as used for any purpose in this Agreement shall have a correlative meaning.

“Refinanced Debt”: as defined in the definition of “Credit Agreement Refinancing Indebtedness” in this Subsection 1.1.

“Refinancing Agreement”: as defined in Subsection 8.8(d).

“Refinancing Amendment”: an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent, the Collateral Agent and the institutions providing such Credit Agreement Refinancing Indebtedness, executed by each of (a) the Borrower Representative, (b) the Administrative Agent and (c) each financial institution that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Subsection 2.7.

“Register”: as defined in Subsection 11.6(b)(iv).

“Regulation D”: Regulation D of the Board as in effect from time to time.

“Regulation S-X”: Regulation S-X promulgated by the SEC, as in effect on the Closing Date.

“Regulation T”: Regulation T of the Board as in effect from time to time.

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Regulation X”: Regulation X of the Board as in effect from time to time.

“Related Parties”: with respect to any Person, such Person’s affiliates and the partners, officers, directors, trustees, employees, equity holders, shareholders, members, attorneys and other advisors, agents and controlling persons of such person and of such person’s affiliates and “Related Party” shall mean any of them.

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“Related Taxes”: (x) any taxes, charges or assessments, including but not limited to sales, use, transfer, rental, ad valorem, value added, stamp, property, consumption, franchise, license, capital, net worth, gross receipts, excise, occupancy, intangibles or similar taxes, charges or assessments (other than federal, state or local taxes measured by income and federal, state or local withholding imposed by any government or other taxing authority on payments made by any Parent Entity other than to another Parent Entity), required to be paid by any Parent Entity by virtue of its being incorporated or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than the Parent Guarantor, any of its Subsidiaries or any Parent Entity), or being a holding company parent of the Parent Guarantor, any of its Subsidiaries or any Parent Entity or receiving dividends from or other distributions in respect of the Capital Stock of the Parent Guarantor, any of its Subsidiaries or any Parent Entity, or having guaranteed any obligations of the Parent Guarantor or any Subsidiary thereof, or having made any payment in respect of any of the items for which the Parent Guarantor or any of its Subsidiaries is permitted to make payments to any Parent Entity pursuant to Subsection 8.3, or acquiring, developing, maintaining, owning, prosecuting, protecting or defending its intellectual property and associated rights (including but not limited to receiving or paying royalties for the use thereof) relating to the business or businesses of the Parent Guarantor or any Subsidiary thereof, (y) any taxes attributable to any taxable period (or portion thereof) ending on or prior to the Closing Date, or to the consummation of any of the Transactions, or to any Parent Entity’s receipt of (or entitlement to) any payment in connection with the Transactions, including any payment received after the Closing Date pursuant to any agreement related to the Transactions or (z) any other federal, state, foreign, provincial or local taxes measured by income for which any Parent Entity is liable, including under Section 951 of the Code, up to an amount not to exceed the amount of any such taxes attributable to the Parent Guarantor and its Subsidiaries.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the 30 day notice period is waived under Section 21, 22, 23, 24, 25, 27 or 28 of PBGC Regulation Section 4043 or any successor regulation thereto.

“Reporting Failure”: the failure of the Parent Guarantor to make available, post or otherwise deliver to the Administrative Agent, within the time periods specified in Subsections 7.1 and 7.2 (other than clause (f) thereof) the periodic reports, information, documents or other reports which the Parent Guarantor or any of its Restricted Subsidiaries may be required to make available, post or otherwise deliver pursuant to such provision.

“Required Lenders”: Lenders the sum of whose outstanding Individual Lender Exposures represent a majority of the sum of the Individual Lender Exposures at such time; provided that the Individual Lender Exposures held or deemed held by Defaulting Lenders shall be excluded for purposes of making a determination of Required Lenders.

“Requirement of Law”: as to any Person, the Organizational Documents of such Person, and any law, statute, ordinance, code, decree, treaty, rule or regulation (including, any anti-bribery, anti-corruption, anti-terrorism or anti-money laundering laws, statutes and regulations) or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its material property or to which such Person or any of its material property is subject, including laws, ordinances and regulations pertaining to zoning, occupancy and subdivision of real properties; provided that the foregoing shall not apply to any non-binding recommendation of any Governmental Authority.

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“Responsible Officer”: as to any Person, any of the following officers of such Person: (a) the chief executive officer or the president of such Person and, with respect to financial matters, the chief financial officer, the treasurer, the controller, the chief accounting officer or the Vice President–Finance (or substantial equivalent) of such Person, (b) any vice president of such Person or, with respect to financial matters, any assistant treasurer, assistant controller or assistant accounting officer of such Person, in each case who has been designated in writing to the Administrative Agent or the Collateral Agent as a Responsible Officer by such chief executive officer or president of such Person or, with respect to financial matters, by such chief financial officer of such Person, (c) with respect to Subsection 7.7 and without limiting the foregoing, the general counsel of such Person and (d) with respect to ERISA matters, the senior vice president–human resources (or substantial equivalent) of such Person.

“Restricted Payment”: any dividend or any other payment whether direct or indirect (other than dividends payable solely in common stock of the Parent Guarantor or options, warrants or other rights to purchase common stock of the Parent Guarantor) on, or any payment on account of, or any setting apart of assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of Capital Stock of the Parent Guarantor or any of its Restricted Subsidiaries (other than any acquisition of Capital Stock deemed to occur upon the exercise of options if such Capital Stock represents a portion of the exercise price thereof) or any warrants or options to purchase any such Capital Stock, whether now or hereafter outstanding, or any other distribution (other than (x) distributions payable solely in common stock of the Parent Guarantor or (y) options, warrants or other rights to purchase common stock of the Parent Guarantor) in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Parent Guarantor or any of its Restricted Subsidiaries.

“Restricted Subsidiary”: as to any Person, any Subsidiary of such Person other than an Unrestricted Subsidiary.

“Restructured Aircraft”: the collective reference to the Tranche 1 Aircraft, the Tranche 2 Aircraft, the Tranche 3 Aircraft, the Tranche 4 Aircraft, the Tranche 5 Aircraft, the Tranche 6 Aircraft, the Tranche 7 Aircraft and the Tranche 8 Aircraft.

“S&P”: Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and its successors.

“Sale”: (i) any disposition of a company, any business or any group of assets constituting an operating unit of a business, or any discontinuation of operations (but if such operations are classified as discontinued because they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of), including any such disposition or discontinuation occurring in connection with a transaction causing a calculation to be made hereunder, or (ii) any designation of any Restricted Subsidiary as an Unrestricted Subsidiary; provided that an aircraft shall not constitute an operating unit of a business solely because such aircraft constitutes all or substantially all of a Person’s assets.

“Sale and Leaseback Transaction”: any arrangement with any Person providing for the leasing by the Parent Guarantor or any of its Restricted Subsidiaries of real or personal property (including, for the avoidance of doubt, Helicopter Equipment) which has been or is to be sold or transferred by the Parent Guarantor or any such Restricted Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Parent Guarantor or such Restricted Subsidiary.

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“SEC”: the United States Securities and Exchange Commission.

“Secured Parties”: the “Secured Parties” as defined in the Guarantee and Collateral Agreement.

“Securities Act”: the Securities Act of 1933, as amended from time to time.

“Security Documents”: the collective reference to each Helicopter Mortgage that is in effect after giving effect to the Omnibus Reaffirmation Agreement, the Guarantee and Collateral Agreement and all other similar security documents hereafter delivered to the Collateral Agent granting or perfecting a Lien on any asset or assets of any Person to secure the obligations and liabilities of the Loan Parties hereunder and/or under any of the other Loan Documents or to secure any guarantee of any such obligations and liabilities, including any security documents executed and delivered or caused to be delivered to the Collateral Agent pursuant to Subsection 5.5.1 and 5.5.2 of the Guarantee and Collateral Agreement, in each case, as amended, supplemented, waived or otherwise modified from time to time; provided that “Security Documents” shall not include any security document in respect of any Abandoned Aircraft.

“Settlement Agreement”: as defined in the recitals.

“Settlement Order”: the Order Approving a Settlement Term Sheet Between the Debtors and the ABL Lenders Parties, entered by the Bankruptcy Court on December 6, 2016, approving the Settlement Agreement.

“Settlement Service”: as defined in Subsection 11.6(b).

“Single Employer Plan”: any Plan which is covered by Title IV or Section 302 of ERISA or Section 412 of the Code, but which is not a Multiemployer Plan.

“Specified Default”: the occurrence and continuance of an Event of Default under Subsection 9.1(a) or Subsection 9.1(f).

“Spot Rate of Exchange”: on any day, with respect to any currency other than Dollars (for purposes of determining the Dollar Equivalent) the rate at which such currency may be exchanged into Dollars, as set forth at approximately 11:00 A.M., New York City time, on such date on the applicable Bloomberg Key Cross Currency Rates Page. In the event that any such rate does not appear on any Bloomberg Key Cross Currency Rates Page, the Spot Rate of Exchange shall be determined by reference to such other publicly available service for displaying exchange rates selected by the Administrative Agent (and reasonably satisfactory to the Borrower Representative) for such purpose, or, at the discretion of the Administrative Agent, such Spot Rate of Exchange shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 A.M., local time in such market, on such date for the purchase of Dollars, for delivery two Business Days later; provided that, if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any other reasonable method it deems appropriate to determine such rate, and such determination shall be presumed correct absent manifest error.

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“Standard Securitization Undertakings”: representations, warranties, covenants, indemnities and guarantees of performance entered into by the Parent Guarantor or any Subsidiary of the Parent Guarantor which the Parent Guarantor has determined in good faith to be customary in a Receivables Financing including those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity”: with respect to any Indebtedness, the date specified in such Indebtedness as the fixed date on which the payment of principal of such Indebtedness is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase or repayment of such Indebtedness at the option of the holder thereof upon the happening of any contingency).

“Subsidiary”: with respect to any specified Person, (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof), and (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Subsidiary Borrower Joinder”: a joinder in substantially the form of Exhibit L hereto, to be executed by each Subsidiary Borrower designated as such after the Closing Date.

“Subsidiary Borrower Termination”: a Subsidiary Borrower Termination delivered to the Administrative Agent in accordance with Subsection 11.1(h), substantially in the form of Exhibit M hereto.

“Subsidiary Borrowers”: each Restricted Subsidiary of the Parent Borrower that is a Wholly Owned Subsidiary of the Parent Borrower that becomes a Borrower after five days’ written notice to the Administrative Agent pursuant to a Subsidiary Borrower Joinder (provided that (i) for any such Restricted Subsidiary organized in a jurisdiction other than the United States of America, Luxembourg, Canada, Norway, Netherlands, Ireland, Cayman Islands and Barbados, there is no lending restriction or other legal or regulatory prohibition that prohibits or otherwise materially restrains any Lender of the applicable Facility from committing to make Loans or other credit extensions to such Subsidiary Borrower and (ii) the Administrative Agent and the Lenders of the applicable Facility under which such Subsidiary is proposed to become a Subsidiary Borrower shall have received, at least three days prior to the date on which such Subsidiary becomes a Subsidiary Borrower, (i) all documentation and information with respect to such Subsidiary required pursuant to Subsection 11.18 and (ii) solely with respect to any such Subsidiary that is not a Loan Party as of the Closing Date, all other documentation and information as is reasonably requested in writing by the Administrative Agent about such Subsidiary that is mutually agreed to be required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act), together with their respective successors and assigns unless and until such time as the respective Subsidiary Borrower ceases to be a Borrower in accordance with the terms and provisions hereof. Upon receipt thereof the Administrative Agent shall promptly transmit each such notice to each of the Lenders; provided that any failure to do so by the Administrative Agent shall not in any way affect the status of any such Subsidiary as a Subsidiary Borrower hereunder.

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“Subsidiary Guarantor”: each Subsidiary (other than any Borrower and any Excluded Subsidiary) of the Parent Borrower which executes and delivers a Subsidiary Guaranty pursuant to Subsection 5.5.1 or 5.5.2 of the Guarantee and Collateral Agreement or otherwise, in each case, unless and until such time as the respective Subsidiary Guarantor (a) is designated an Unrestricted Subsidiary pursuant to the terms of this Agreement or (b) is released from all of its obligations under the Subsidiary Guaranty in accordance with terms and provisions thereof.

“Subsidiary Guaranty”: as to any Subsidiary Guarantor, the guaranty by such Subsidiary Guarantor of the Obligations of the Borrowers under the Loan Documents provided pursuant to the Guarantee and Collateral Agreement.

“Taxes”: any and all present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

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“Temporary Cash Investments”: any of the following: (i) any investment in (x) direct obligations of the United States of America, a member state of the European Union, Canada, Luxembourg, Norway, the United Kingdom, Ireland, South Africa, Holland or Australia or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Parent Guarantor or any of its Restricted Subsidiaries in that country or with such funds, or any agency or instrumentality of any thereof or obligations Guaranteed by the United States of America, a member state of the European Union, Canada, Luxembourg, Norway, the United Kingdom, Ireland, South Africa, Holland or Australia or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Parent Guarantor or any of its Restricted Subsidiaries in that country or with such funds, or any agency or instrumentality of any of the foregoing, or obligations guaranteed by any of the foregoing or (y) direct obligations of any foreign country recognized by the United States of America rated at least “A” by S&P or “A-1” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (ii) overnight bank deposits, and investments in time deposit accounts, certificates of deposit, bankers’ acceptances and money market deposits (or, with respect to foreign banks, similar instruments) maturing not more than one year after the date of acquisition thereof issued by (x) any bank or other institutional lender under this Agreement or any affiliate thereof or (y) a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital and surplus aggregating in excess of $250,000,000 (or the foreign currency equivalent thereof) and whose long term debt is rated at least “A” by S&P or “A-1” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization) at the time such Investment is made, (iii) repurchase obligations with a term of not more than 30 days for underlying securities or instruments of the types described in clause (i) or (ii) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) Investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a Person (other than that of the Parent Guarantor or any of its Subsidiaries), with a rating at the time as of which any Investment therein is made of “P-2” (or higher) according to Moody’s or “A-2” (or higher) according to S&P (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (v) Investments in securities maturing not more than one year after the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or “A” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (vi) Indebtedness or Preferred Stock (other than of the Parent Guarantor or any of its Subsidiaries) having a rating of “A” or higher by S&P or “A2” or higher by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (vii) investment funds investing 95.0% of their assets in securities of the type described in clauses (i) through (vi) above (which funds may also hold reasonable amounts of cash pending investment and/or distribution), (viii) any money market deposit accounts issued or offered by a domestic commercial bank or a commercial bank organized and located in a country recognized by the United States of America, in each case, having capital and surplus in excess of $250,000,000 (or the foreign currency equivalent thereof), or investments in money market funds subject to the risk limiting conditions of Rule 2a-7 (or any successor rule) of the SEC under the Investment Company Act of 1940, as amended and (ix) similar investments approved by the Board of Directors in the ordinary course of business.

“Termination Date”: the date which is the [REDACTED] anniversary of the Closing Date.

“Total Loss”: with respect to any Helicopter Equipment, (i) its actual, constructive, compromised, arranged or agreed total loss; (ii) its destruction, damage beyond repair or being rendered permanently unfit for normal use for any reason whatsoever; (iii) its requisition for title, permanent confiscation or forfeiture or any compulsory acquisition of title by or under the order of any government (whether civil, military or de facto) or public or local authority; or (iv) its hijacking, theft or disappearance, or deprivation resulting in loss of possession by the owner or operator thereof for a period of 60 consecutive days or longer. A Total Loss of a Helicopter shall be deemed to occur on: (A) in the case of an actual total loss or destruction, damage beyond repair or being rendered permanently unfit, the date on which such loss, destruction, damage or rendering occurs (or, if the date of loss or destruction is not known, the date on which the relevant Helicopter was last heard of); (B) in the case of a constructive, compromised, arranged or agreed total loss, the earlier of (1) the date which is 60 days after the date on which notice claiming such total loss is issued to the insurers or brokers which shall be issued at the latest 30 days after the occurrence of the event giving rise to a Total Loss and (2) the date on which such loss is agreed or compromised by the insurers; (C) in the case of requisition for title, confiscation, restraint, detention, forfeiture, compulsory acquisition or seizure, the date on which the same takes effect; or (D) in the case of clause (iv) above, the final day of the period of 60 consecutive days referred to therein.

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“Tranche”: each Tranche of Loans (i.e. Tranche 1 Loan, Tranche 2 Loan, Tranche 3 Loan, Tranche 4 Loan, Tranche 5 Loan, Tranche 6 Loan, Tranche 7 Loan and Tranche 8 Loan), available hereunder.

“Tranche 1 Aircraft”: Airbus Helicopters Model AS332L1 Aircraft Bearing MSN 9009 together with the Engine installed thereon.

“Tranche 1 Loan”: the Loan deemed made under Subsection 2.1 in the original principal amount equal to $[REDACTED] in respect of the Tranche 1 Aircraft.

“Tranche 2 Aircraft”: AgustaWestland Model AW139 Aircraft Bearing MSN 31072 together with the Engine installed thereon.

“Tranche 2 Loan”: the Loan deemed made under Subsection 2.1 in the original principal amount equal to $[REDACTED] in respect of the Tranche 2 Aircraft.

“Tranche 3 Aircraft”: AgustaWestland Model AW139 Aircraft Bearing MSN 31099 together with the Engine installed thereon.

“Tranche 3 Loan”: the Loan deemed made under Subsection 2.1 in the original principal amount equal to $[REDACTED] in respect of the Tranche 3 Aircraft.

“Tranche 4 Aircraft”: AgustaWestland Model AW139 Aircraft Bearing MSN 31561 together with the Engine installed thereon.

“Tranche 4 Loan”: the Loan deemed made under Subsection 2.1 in the original principal amount equal to $[REDACTED] in respect of the Tranche 4 Aircraft.

“Tranche 5 Aircraft”: AgustaWestland Model AW139 Aircraft Bearing MSN 31610 together with the Engine installed thereon.

“Tranche 5 Loan”: the Loan deemed made under Subsection 2.1 in the original principal amount equal to $[REDACTED] in respect of the Tranche 5 Aircraft.

“Tranche 6 Aircraft”: Sikorsky Model S76C++ Aircraft Bearing MSN 760625 together with the Engine installed thereon.

“Tranche 6 Loan”: the Loan deemed made under Subsection 2.1 in the original principal amount equal to $[REDACTED] in respect of the Tranche 6 Aircraft.

“Tranche 7 Aircraft”: Sikorsky Model S76C++ Aircraft Bearing MSN 760632 together with the Engine installed thereon.

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“Tranche 7 Loan”: the Loan deemed made under Subsection 2.1 in the original principal amount equal to $[REDACTED] in respect of the Tranche 7 Aircraft.

“Tranche 8 Aircraft”: Sikorsky Model S76C++ Aircraft Bearing MSN 760636 together with the Engine installed thereon.

“Tranche 8 Loan”: the Loan deemed made under Subsection 2.1 in the original principal amount equal to $[REDACTED] in respect of the Tranche 8 Aircraft.

“Transactions”: collectively, the transactions to occur on or prior to the Closing Date with respect to the Chapter 11 Case and pursuant to the Settlement Order and the Settlement Agreement, including the execution, delivery and performance of the Loan Documents.

“Transferee”: any Participant or Assignee.

“Treaty”: the Treaty establishing the European Economic Community, being the Treaty of Rome of March 25, 1957 as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed on February 7, 1992 and came into force on November 1, 1993) and as may, from time to time, be further amended, supplemented or otherwise modified.

“UCC”: the Uniform Commercial Code as in effect in the State of New York from time to time.

“Unrestricted Subsidiary”: (i) any Subsidiary of the Parent Guarantor designated at any time by the Board of Directors as an Unrestricted Subsidiary hereunder by written notice to the Administrative Agent and (ii) any Subsidiary of an Unrestricted Subsidiary, provided that the Board of Directors shall only be permitted to designate a Subsidiary as an Unrestricted Subsidiary so long as:

(a)          immediately after such designation, no Event of Default under Subsection 9.1(a) or 9.1(f) shall have occurred and be continuing; and

(b)          no Subsidiary shall be designated as an Unrestricted Subsidiary if such Subsidiary owns (directly or indirectly) any Capital Stock or Indebtedness of, or holds any Liens on any property of, the Parent Guarantor or any of its Restricted Subsidiary that is not a Subsidiary of the Subsidiary to be so designated.

The Parent Guarantor shall only be permitted to designate an Unrestricted Subsidiary as a Restricted Subsidiary so long as immediately after such designation, no Event of Default under Subsection 9.1(a) or 9.1(f) shall have occurred and be continuing.

The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time and, in each case, shall be subject to the terms of Section 8 hereof and Subsections 5.5.1 and 5.5.2 of the Guarantee and Collateral Agreement.

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“Unsecured Indebtedness”: (i) with respect to the Parent Guarantor and its Restricted Subsidiaries other than the Parent Borrower and the Subsidiary Guarantors, Indebtedness that is not secured by a Lien on Collateral of any Loan Party, and (ii) with respect to the Parent Borrower and the Subsidiary Guarantors, Indebtedness that is not secured by any Lien.

“Vendor Financings”: Indebtedness incurred by the Parent Borrower or a Restricted Subsidiary of the Parent Borrower to a vendor of aircraft and rotables and other aircraft parts in connection with the purchase of such aircraft, rotables or other aircraft parts from such vendor.

“Voting Stock”: as to any entity, all classes of Capital Stock of such entity then outstanding and normally entitled to vote in the election of directors or all interests in such entity with the ability to control the management or actions of such entity.

“Wholly Owned Subsidiary”: as to any Person, any Subsidiary of such Person of which such Person owns, directly or indirectly through one or more Wholly Owned Subsidiaries, all of the Capital Stock of such Subsidiary other than directors qualifying shares or shares held by nominees.

“Write-down and Conversion Powers”: with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Subsection 1.2          Other Definitional and Interpretive Provisions. Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any Notes, any other Loan Document or any certificate or other document made or delivered pursuant hereto.

(a)          As used herein and in any Notes and any other Loan Document, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Parent Guarantor and its Restricted Subsidiaries not defined in Subsection 1.1 and accounting terms partly defined in Subsection 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

(b)          The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. Any reference herein to any Person shall be construed to include such Person’s successors and assigns permitted hereunder.

(c)          Any financial ratios required to be maintained pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (rounding up if there is no nearest number).

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(d)          Any references in this Agreement to “cash and/or Cash Equivalents”, “cash, Cash Equivalents and/or Temporary Cash Investments” or any similar combination of the foregoing shall be construed as not double counting cash or any other applicable amount which would otherwise be duplicated therein.

(e)          The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(f)           [Reserved].

(g)          In connection with any action being taken in connection with a Limited Condition Acquisition, for purposes of determining compliance with any provision of this Agreement which requires that no Default, Event of Default or Specified Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of the Borrower Representative, be deemed satisfied, so long as no Default, Event of Default or Specified Default, as applicable, exists on the date the definitive agreements for such Limited Condition Acquisition are entered into. For the avoidance of doubt, if the Borrower Representative has exercised its option under the first sentence of this clause (g), and any Default or Event of Default occurs following the date the definitive agreements for the applicable Limited Condition Acquisition were entered into and prior to the consummation of such Limited Condition Acquisition, any such Default or Event of Default shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Acquisition is permitted hereunder.

(h)          In connection with any action being taken in connection with a Limited Condition Acquisition, for purposes of testing baskets set forth in this Agreement (including baskets measured as a percentage of Consolidated Total Assets), at the option of the Borrower Representative (the Borrower Representative’s election to exercise such option in connection with any Limited Condition Acquisition, an “LCA Election”), the date of determination of whether any such action is permitted hereunder, shall be deemed to be the date the definitive agreements for such Limited Condition Acquisition are entered into (the “LCA Test Date”), and if, after giving pro forma effect to the Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the most recent four consecutive fiscal quarters ending prior to the LCA Test Date for which consolidated financial statements of the Parent Guarantor are available, the Parent Guarantor could have taken such action on the relevant LCA Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with. For the avoidance of doubt, if the Borrower Representative has made an LCA Election and any of the ratios or baskets for which compliance was determined or tested as of the LCA Test Date are exceeded as a result of fluctuations in any such ratio or basket, including due to fluctuations in Consolidated Total Assets of the Parent Guarantor or the Person subject to such Limited Condition Acquisition, at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations. If the Borrower Representative has made an LCA Election for any Limited Condition Acquisition, in connection with the calculation of any ratio or basket availability with respect to the incurrence of Indebtedness or Liens, or the making of Restricted Payments, Asset Sales, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of the Parent Guarantor or the designation of an Unrestricted Subsidiary on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the definitive agreement for such Limited Condition Acquisition is terminated, any such ratio or basket shall be calculated on a pro forma basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated.

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(i)           Notwithstanding anything in any Loan Document to the contrary, (x) no provision of any Loan Document shall prohibit any action, or any aspect thereof, by any of the Affiliate Guarantors, the Loan Parties or any group of such members to sell, transfer, lease, lend or otherwise dispose of its business, in whole or in part, change any aspect or nature thereof or otherwise accomplish group restructuring or reorganization, either as a general matter or of a particular type or under certain circumstances, nor shall the consent of any Lender be required in connection therewith, and (y) for the purpose of the carve-outs from Subsection 8.3 and the definition of Permitted Acquisitions, any future investment to be made on terms that are substantially similar to (or more favorable to the Lenders than) the investment in the Affiliate Guarantors, the Loan Parties or their respective affiliates by the Plan Sponsors on or around the Closing Date, shall be deemed a capital contribution in respect of common equity.

SECTION 2. Amount and Terms of Loans

Subsection 2.1          Loans. (a) The Borrowers and Lenders hereby agree that the aggregate principal amount of the Prior Revolving Loans outstanding immediately prior to the Closing Date is hereby restructured converted into Loans in the aggregate principal amount of $[REDACTED] outstanding as of the Closing Date. On the Closing Date, the Prior Loans shall be deemed repaid from proceeds of the Loans in a cashless exchange. Amounts repaid or prepaid on the Loans may not be reborrowed. The Loans shall be denominated in Dollars.

(b)          Upon the terms and conditions of this Agreement, each Lender shall be bound by the conversion of its Prior Revolving Loans into the Loans and the Borrowers will be liable for the Loans as so converted. Accordingly, to the extent necessary to implement the terms and provisions of this Agreement, the Prior Credit Agreement is ratified and reaffirmed in respect of the Obligations in respect of the Loans and other Obligations under this Agreement.

(c)          Each Borrower agrees that, upon the request to the Administrative Agent by any Lender made on or prior to the Closing Date or in connection with any assignment pursuant to Subsection 11.6(b), in order to evidence such Lender’s Loans, such Borrower will execute and deliver to such Lender a promissory note substantially in the form of Exhibit A hereto (each, as amended, supplemented, replaced or otherwise modified from time to time, a “Note”), with appropriate insertions as to payee, date and principal amount, payable to such Lender and in a principal amount equal to the aggregate unpaid principal amount of all Loans made by such Lender to such Borrower. Each Note shall (i) be dated the Closing Date, (ii) be stated to mature on the Termination Date and (iii) provide for the payment of interest in accordance with Subsection 4.1.

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Subsection 2.2          [Reserved].

Subsection 2.3          [Reserved].

Subsection 2.4          [Reserved].

Subsection 2.5          Repayment of Loans. (a) Borrowers shall pay to the Administrative Agent, for the account of the Lenders, a monthly payment comprising amortization and interest (accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment) equal to $[REDACTED] on or before the fifth (5th) Business Day of each calendar month, in arrears, with the remaining balance due on the Termination Date, or if, in each case, any such date is not a Business Day, on the immediately preceding Business Day (each such date, a “Loan Repayment Date”). To the extent not previously paid, all Loans shall be due and payable on the Termination Date (or such earlier date on which the Loans become due and payable pursuant to Section 9). The amortization schedule in respect of each Tranche is set forth on Schedule 2.5(a):

Notwithstanding the foregoing, all amounts set forth in this Subsection 2.5(a) and Schedule 2.5(a) are subject to revision as provided in Subsection 4.4(d) and Schedule 4.4(d).

(b)          Each Borrower hereby unconditionally promises to pay to the Administrative Agent the Loans for the account of each Lender the then unpaid principal amount of each Loan of such Lender made to such Borrower, on the Termination Date (or such earlier date on which the Loans become due and payable pursuant to Section 9). Each Borrower hereby further agrees to pay interest on the unpaid principal amount of such Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Subsection 4.1.

(c)          Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of each of the Borrowers to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(d)          The Administrative Agent shall maintain the Register pursuant to Subsection 11.6(b), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from each of the Borrowers to each applicable Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from each of the Borrowers and each applicable Lender’s share thereof.

(e)          The entries made in the Register and the accounts of each Lender maintained pursuant to Subsection 2.5(c) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of each of the Borrowers therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of any Borrower to repay (with applicable interest) the Loans made to such Borrower by such Lender in accordance with the terms of this Agreement.

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Subsection 2.6          Incremental Facilities. (a) So long as no Specified Default exists or would arise therefrom, the Borrower Representative shall have the right, at any time and from time to time after the Closing Date, to request an increase of the aggregate amount of the then outstanding Loans or one or more additional tranches of term loans (the “Incremental Loans” and collectively, the “Incremental Facilities” and each, an “Incremental Facility”). Notwithstanding anything to contrary herein, the principal amount of any Incremental Facility shall not exceed the Available Incremental Amount at such time. The Borrower Representative may seek to obtain Incremental Facilities from existing Lenders or other Persons, as applicable (each an “Incremental Facility Increase,” and each Person extending, or Lender extending, Incremental Facilities, an “Additional Lender”), provided, however, that (i) no Lender shall be obligated to provide an Incremental Facility Increase as a result of any such request by the Borrower Representative, and (ii) any Additional Lender which is not an existing Lender shall be subject to the approval of, the Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed). Each Incremental Facility Increase shall be in a minimum aggregate amount of at least $5,000,000 and in integral multiples of $5,000,000 in excess thereof (in the case of Incremental Facilities denominated in Dollars), in a minimum aggregate amount of at least €5,000,000 and in integral multiples of €5,000,000 in excess thereof (in the case of Incremental Facilities denominated in Euro) or in a minimum aggregate amount of at least the Dollar Equivalent of $5,000,000 and in integral multiples of at least the Dollar Equivalent of $5,000,000 in excess thereof (in the case of Incremental Facilities denominated in a Designated Foreign Currency other than Euro) (or, in each case, in such lower minimum amounts or multiples as agreed to by the Administrative Agent in its reasonable discretion). Any Incremental Facility Increase may be denominated in Dollars or any Designated Foreign Currency.

(b)          Any Incremental Loans (A) shall not have any borrower other than a Borrower and shall not be guaranteed by any Subsidiary of the Parent other than the Guarantors and the Affiliate Guarantors and shall rank pari passu (or, at the option of the Borrower Representative, junior) in right of (x) priority with respect to the Collateral and (y) payment with respect to the Loans and any existing Incremental Loans, (B) [reserved], (C) shall not have a final maturity that is earlier than the Termination Date, (D) shall not amortize at a rate greater than 1.0% per annum, (E) for purposes of prepayments, shall be treated no more favorably than the Loans, (F) may not be secured by any Collateral or other assets of any Loan Party that do not also secure the Loans and (G) shall otherwise be on terms as are reasonably satisfactory to the Administrative Agent.

(c)          No Incremental Facility shall become effective unless and until each of the following conditions have been satisfied:

(i)          The Borrower Representative, the Administrative Agent, and any Additional Lender shall have executed and delivered a joinder to the Loan Documents (“Lender Joinder Agreement”) in substantially the form of Exhibit J hereto;

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(ii)         The Borrowers shall have paid such fees and other compensation to the Additional Lenders and to the Administrative Agent as the Borrower Representative, the Administrative Agent and such Additional Lenders shall agree;

(iii)         The Borrower Representative shall deliver to the Administrative Agent and the Lenders an opinion or opinions, in form and substance reasonably satisfactory to the Administrative Agent from counsel to the Borrower Representative reasonably satisfactory to the Administrative Agent and dated such date;

(iv)        A Note (to the extent requested) will be issued at the applicable Borrowers’ expense, to each such Additional Lender, to be in conformity with requirements of Subsection 2.1(d) (with appropriate modification) to the extent necessary to reflect the new Loans of each Additional Lender;

(v)         The Borrower Representative shall deliver a certificate certifying that (A) the representations and warranties made by the Parent Borrower and its Restricted Subsidiaries contained herein and in the other Loan Documents are true and correct in all material respects on and as of the Incremental Facility Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and (B) no Specified Default has occurred and is continuing; and

(vi)        The applicable Borrowers and Additional Lenders shall have delivered such other instruments, documents and agreements as the Administrative Agent may reasonably have requested in order to effectuate the documentation of the foregoing.

(d)          In the case of any Incremental Facility, the Administrative Agent, the Additional Lenders and the Borrowers agree to enter into any amendment required to incorporate the addition of the Incremental Facilities, the pricing of the Incremental Facilities, the maturity date of the Incremental Facilities and such other amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrowers in connection therewith. The Lenders hereby irrevocably authorize the Administrative Agent to enter into such amendments.

(e)          In connection with the Incremental Facility Increases hereunder, the Lenders and the Borrowers agree that, notwithstanding anything to the contrary in this Agreement, any Lender Joinder Agreement being executed and delivered to effect any such Incremental Facility Increase may, to the extent necessary or advisable in the good faith determination of the Borrower Representative and the Administrative Agent, provide for variances from the terms of the Tranche of Loans being increased in order for the Loans provided by such Incremental Facility Increase to be fungible with the existing Loans of such Tranche, as applicable.

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Subsection 2.7          Refinancing Amendments. (a) So long as no Specified Default exists or would arise therefrom, at any time after the Closing Date, the Borrowers may obtain, from any Lender, any Additional Lender or any other Person, Credit Agreement Refinancing Indebtedness in respect of the Facility (which for purposes of this clause (a) will be deemed to include any then outstanding (x) Other Loans or (y) Incremental Loans) in the form of one or more Other Loans or Other ABL Term Commitments, in each case pursuant to a Refinancing Amendment. Each Tranche of Credit Agreement Refinancing Indebtedness incurred under this Subsection 2.7 shall be (x) in a minimum aggregate amount of $5,000,000 and in integral multiples of $5,000,000 in excess thereof (in the case of Other Loans denominated in Dollars), or (y) in a minimum aggregate amount of €5,000,000 and in integral multiples of €5,000,000 in excess thereof (in the case of Other Loans denominated in Euro) or (z) in a minimum aggregate amount of at least the Dollar Equivalent of $5,000,000 and in integral multiples of at least the Dollar Equivalent of $5,000,000 in excess thereof (in the case of Other Loans denominated in a Designated Foreign Currency other than Euro) (or, in each case, in such lower minimum amounts or multiples as agreed to by the Administrative Agent in its reasonable discretion).

(b)          The effectiveness of any Refinancing Amendment shall be subject to, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Closing Date under Subsection 6.1 (other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion).

(c)          The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans as Other Loans). The Lenders hereby irrevocably authorize the Administrative Agent to enter into any Refinancing Amendment to effect such amendments to this Agreement and the other Loan Documents and such technical amendments as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower Representative, to effect the provisions of this Subsection 2.7.

Subsection 2.8          Extension of Commitments. (a) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower Representative to all Lenders of Loans with a like maturity date, on a pro rata basis (based on the aggregate outstanding principal amount of the applicable Loans) and on the same terms to each such Lender, the Borrowers are hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s Loans, and otherwise modify the terms of such Loans pursuant to the terms of the relevant Extension Offer (including by increasing the interest rate or fees payable in respect of, or changing the amortization or prepayment provisions of, such Loans) (each, an “Extension”, and each group of Loans, as so extended, as well as the original Loans (not so extended), being a “tranche”; any Extended Loans shall constitute a separate tranche of Loans from the tranche of Loans from which they were converted), so long as the following terms are satisfied: (i) except as to interest rates, fees, final maturity, amortization and prepayment provisions (which shall be determined by the Borrower Representative and set forth in the relevant Extension Offer), the Loans of any Lender that agrees to an extension with respect to such Loans (an “Extending Lender”) pursuant to an Extension (“Extended Loans”) shall have the same terms as the original Loans; and (ii) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrowers.

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(b)          With respect to all Extensions consummated by the Borrowers pursuant to this Subsection 2.8, (i) such Extensions shall not constitute optional or mandatory payments or prepayments for purposes of Subsection 4.4 and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment, provided that the Borrower Representative may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower Representative’s sole discretion and which may be waived by the Borrower Representative) of Loans of any or all applicable Tranches be extended. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Subsection 2.8 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Loans, on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including Subsections 4.4 and 4.8) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Subsection 2.8.

(c)          No consent of any Lender or the Administrative Agent shall be required to effectuate any Extension, other than the consent of each Lender agreeing to such Extension with respect to its Loans (or a portion thereof). All Extended Loans and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other applicable Obligations under this Agreement and the other Loan Documents. The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrowers as may be necessary in order to establish new tranches or sub-tranches in respect of Loans so extended, permit the repayment of non-extending Loans on the Termination Date and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower Representative in connection therewith, in each case on terms consistent with this Subsection 2.8. Without limiting the foregoing, in connection with any Extensions the respective Loan Parties shall (at their expense) amend (and the Administrative Agent is hereby directed to amend) any Helicopter Mortgage that has a maturity date prior to the then latest maturity date so that such maturity date is extended to the then latest maturity date (or such later date as may be advised by local counsel to the Administrative Agent).

(d)          In connection with any Extension, the Borrower Representative shall provide the Administrative Agent at least five Business Days’ (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) prior written notice thereof, and shall agree to such procedures (including regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Subsection 2.8.

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(e)          Following any Extension, with the consent of the Borrower Representative, any Non-Extending Lender may elect to have all or a portion of its existing Loans deemed to be an Extended Loan under the applicable extended tranche on any date (each date a “Designation Date”) prior to the maturity date or termination date, as applicable, of such extended tranche; provided that (i) such Lender shall have provided written notice to the Borrower Representative and the Administrative Agent at least 10 Business Days prior to such Designation Date (or such shorter period as the Administrative Agent may agree in its reasonable discretion) and (ii) no more than three Designation Dates may occur in any one-year period without the written consent of the Administrative Agent. Following a Designation Date, the existing Loans held by such Lender so elected to be extended will be deemed to be an Extended Loan, and any existing Loans held by such Lender not elected to be extended, if any, shall continue to be existing Loans.

SECTION 3. [Reserved]

SECTION 4. General Provisions Applicable to Loans

Subsection 4.1           Interest Rates and Payment Dates. (a) Commencing on the Closing Date, each Loan shall bear interest for each day that it is outstanding at a rate per annum equal to [REDACTED].

(b)          If all or a portion of (i) the principal amount of any Loan, (ii) any interest payable thereon or (iii) any other amount payable hereunder shall not be paid when due (whether at the Stated Maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto pursuant to clause (a) of this Subsection 4.1 plus 2.0%, (y) in the case of overdue interest, the rate that would be otherwise applicable to principal of the Loan pursuant to clause (a) of this Subsection 4.1 plus 2.0% and (z) in the case of, fees or other amounts, the rate that would be otherwise applicable to principal of the Loan pursuant to clause (a) of this Subsection 4.1 plus 2.0%, in each case from the date of such nonpayment until such amount is paid in full (as well after as before any judgment relating thereto).

(c)          Interest shall be payable as set forth in Subsection 2.5, provided that interest accruing pursuant to clause (b) of this Subsection 4.1 shall be payable from time to time on demand exercised in accordance with Subsection 9.2.

(d)          It is the intention of the parties hereto to comply strictly with applicable usury laws; accordingly, it is stipulated and agreed that the aggregate of all amounts which constitute interest under applicable usury laws, whether contracted for, charged, taken, reserved, or received, in connection with the indebtedness evidenced by this Agreement or any Notes, or any other document relating or referring hereto or thereto, now or hereafter existing, shall never exceed under any circumstance whatsoever the maximum amount of interest allowed by applicable usury laws.

Subsection 4.2           [Reserved].

Subsection 4.3           [Reserved].

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Subsection 4.4           Optional and Mandatory Prepayments. (a) Each of the Borrowers may at any time and from time to time prepay the Loans made to it, in whole or in part, without premium or penalty, upon notice by the Borrower Representative to the Administrative Agent prior to 2:00 P.M., New York City time at least three days (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) prior to the date of prepayment. Such notice shall be irrevocable, except that any such notice of prepayment delivered by the Borrower Representative may state that such notice is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Borrower Representative (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Such notice shall specify, in the case of any prepayment of Loans, the date and amount of prepayment. Upon the receipt of any such notice the Administrative Agent shall promptly notify each affected Lender thereof. If any such notice is given, the amount specified in such notice shall (subject to Subsection 4.4(e)) be due and payable on the date specified therein, the Loans pursuant to this Section and shall be applied to payment of the Loans then outstanding. Partial prepayments pursuant to this Subsection 4.4(a) shall be in multiples of $100,000 (in the case of Loans outstanding in Dollars), €100,000 (in the case of Loans outstanding in Euro) or the Dollar Equivalent of at least $100,000 (in the case of Loans outstanding in a Designated Foreign Currency other than Euro), as applicable; provided that, notwithstanding the foregoing, any Loan may be prepaid in its entirety.

(b)          [REDACTED].

(c)          [REDACTED].

(d)          [REDACTED].

(e)          Subject to Subsection 11.1(a)(vii), but otherwise notwithstanding any other provision the contrary herein, this Subsection 4.4 may be amended (and the Lenders hereby irrevocably authorize the Administrative Agent to enter into any such amendments) to the extent necessary to reflect differing amounts payable, and priorities of payments, to Lenders participating in any new classes or tranches of Loans added pursuant to Subsections 2.6, 2.7 and 2.8, as applicable.

Subsection 4.5           [Reserved].

Subsection 4.6           Computation of Interest and Fees. Interest shall be calculated on the basis of a 365-day year (or 366-day year, as the case may be) for the actual days elapsed.

Subsection 4.7           [Reserved].

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Subsection 4.8          Pro Rata Treatment and Payments. Except as expressly otherwise provided herein, each borrowing of Loans by any of the applicable Borrowers from the Lenders hereunder shall be made and any reduction of the Loans of the Lenders, as applicable, shall be allocated by the Administrative Agent in each case pro rata according to the Commitment Percentages of the Lenders. Except as expressly otherwise provided herein, each payment (including each prepayment (but excluding payments made pursuant to Subsection 2.6, 2.7, 2.8, 4.10, 4.13(d), 4.15(c), or 11.1(g))) by any of the applicable Borrowers on account of principal of and interest on any Loans shall be allocated by the Administrative Agent pro rata according to the respective outstanding principal amounts of such Loans then held by the relevant Lenders. All payments (including prepayments) to be made by any of the Borrowers hereunder, whether on account of principal, interest, fees or otherwise, shall be made without set-off or counterclaim and shall be made on or prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 P.M., New York City time (or such later time as may be agreed by the Administrative Agent in its reasonable discretion)) on the due date thereof to the Administrative Agent for the account of the Lenders holding the relevant Loans, the Lenders, the Administrative Agent, as the case may be, at the Administrative Agent’s office specified in Subsection 11.2, in the same currency as the Loan being repaid and in immediately available funds. Payments received by the Administrative Agent after such time shall be deemed to have been received on the next Business Day. The Administrative Agent shall distribute such payments to such Lenders if any such payment is received prior to 2:00 P.M., New York City time, on a Business Day, in like funds as received prior to the end of such Business Day and otherwise the Administrative Agent shall distribute such payment to such Lenders on the next succeeding Business Day. If any payment hereunder becomes due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. Subject to Subsection 11.1(a)(vii), but otherwise notwithstanding any other provision the contrary herein, Subsection 4.8(a) may be amended in accordance with Subsection 11.1(d) to the extent necessary to reflect differing amounts payable, and priorities of payments, to Lenders participating in any new Tranches added pursuant to Subsections 2.6, 2.7 and 2.8, as applicable.

Subsection 4.9           [Reserved].

Subsection 4.10         Requirements of Law. (a) [reserved].

(b)          If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or liquidity or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) from any Governmental Authority, in each case, made subsequent to the Closing Date, does or shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of such Lender’s obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, within 10 Business Days after submission by such Lender to the Borrower Representative (through the Administrative Agent) of a written request therefor certifying (x) that one of the events described in this clause (b) has occurred and describing in reasonable detail the nature of such event, (y) as to the reduction of the rate of return on capital resulting from such event and (z) as to the additional amount or amounts demanded by such Lender or corporation and a reasonably detailed explanation of the calculation thereof, the applicable Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or corporation for such reduction. Such a certificate as to any additional amounts payable pursuant to this Subsection 4.10(b) submitted by such Lender, through the Administrative Agent, to the Borrower Representative shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Subsection 4.10(b), the Borrowers shall not be required to compensate a Lender (i) pursuant to this Subsection 4.10(b) for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower Representative of such Lender’s intention to claim compensation therefor (except that, if the adoption of or change in any Requirement of Law or in the interpretation or application thereof giving rise to such increased costs or reductions is retroactive, then provided such Lender shall, within six months of such adoption, change, interpretation or application, have notified the Borrower Representative of such Lender’s intention to claim compensation therefor, the six-month period first referred to in this sentence shall be extended to include the period of retroactive effect thereof) and (ii) for any increased costs, if such Lender is applying this provision to the Borrowers in a manner that is inconsistent with its application of “increased cost” or other similar provisions under other credit agreements to similarly situated borrowers. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

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Subsection 4.11        Taxes. (a) Except as provided below in this Subsection 4.11 or as required by law (which, for purposes of this Subsection 4.11, shall include FATCA), all payments made by the Borrowers or the Agents under this Agreement and any Notes shall be made without deduction or withholding for or on account of any Taxes. Whenever any Non-Excluded Taxes are payable by any Borrower with respect to a Lender or Agent, as soon as practicable thereafter the Borrower Representative shall send to the Administrative Agent for its own account or for the account of the respective Lender or Agent, as the case may be, a certified copy of an original official receipt received by such Borrower showing payment thereof or other evidence of such payment reasonably satisfactory to the Administrative Agent. The agreements in this Subsection 4.11 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(b)          If any Agent or any Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Agreement, such Agent or such Lender shall deliver to the Borrower Representative and the Administrative Agent, at the time or times reasonably requested by the Borrower Representative or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower Representative or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Agent or any Lender, if reasonably requested by the Borrower Representative or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower Representative or the Administrative Agent as will enable the Borrower Representative or the Administrative Agent to determine whether or not such Lender is subject to withholding or information reporting requirements. Each Lender and each Agent agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower Representative and the Administrative Agent in writing of its legal inability to do so.

(c)          If a payment made to a Lender or Agent under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender or Agent were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or Agent shall deliver to the Borrower Representative and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower Representative or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower Representative or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender or Agent has complied with such Lender’s or Agent’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (c), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

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Subsection 4.12         [Reserved].

Subsection 4.13         Certain Rules Relating to the Payment of Additional Amounts. (a) [Reserved].

(b)          If a Lender changes its applicable lending office (other than (i) pursuant to clause (c) below or (ii) after an Event of Default under Subsection 9.1(a) or 9.1(f) has occurred and is continuing) and the effect of such change, as of the date of such change, would be to cause any of the Borrowers to become obligated to pay any additional amount under Subsection 4.10, such Borrower shall not be obligated to pay such additional amount.

(c)          If a condition or an event occurs which would, or would upon the passage of time or giving of notice, result in the payment of any additional amount to any Lender or Agent by any of the Borrowers pursuant to Subsection 4.10 such Lender or Agent shall promptly notify the Borrower Representative and the Administrative Agent and shall take such steps as may reasonably be available to it to mitigate the effects of such condition or event (which shall include efforts to rebook the Loans held by such Lender at another lending office, or through another branch or an affiliate, of such Lender); provided that such Lender or Agent shall not be required to take any step that, in its reasonable judgment, would be materially disadvantageous to its business or operations or would require it to incur additional costs (unless the Borrowers agree to reimburse such Lender or Agent for the reasonable incremental out-of-pocket costs thereof).

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(d)          If any of the Borrowers shall become obligated to pay additional amounts pursuant to Subsection 4.10 and any affected Lender shall not have promptly taken steps necessary to avoid the need for payments under Subsection 4.10, the Borrower Representative shall have the right, for so long as such obligation remains, (i) with the assistance of the Administrative Agent to seek one or more substitute Lenders reasonably satisfactory to the Administrative Agent and the Borrower Representative to purchase the affected Loan, in whole or in part, at an aggregate price no less than such Loan’s principal amount plus accrued interest, and assume the affected obligations under this Agreement, or (ii) so long as no Event of Default under Subsection 9.1(a) or 9.1(f) then exists or will exist immediately after giving effect to the respective prepayment, upon notice to the Administrative Agent to prepay the affected Loan, in whole or in part, without premium or penalty. In the case of the substitution of a Lender, then, the Borrower Representative, any other applicable Borrower, the Administrative Agent, the affected Lender, and any substitute Lender shall execute and deliver an appropriately completed Assignment and Acceptance pursuant to Subsection 11.6(b) to effect the assignment of rights to, and the assumption of obligations by, the substitute Lender; provided that any fees required to be paid by Subsection 11.6(b) in connection with such assignment shall be paid by the Borrower Representative or the substitute Lender. In the case of a prepayment of an affected Loan, the amount specified in the notice shall be due and payable on the date specified therein, together with any accrued interest to such date on the amount prepaid. In the case of each of the substitution of a Lender and of the prepayment of an affected Loan, the applicable Borrower shall first pay the affected Lender any additional amounts owing under Subsection 4.10 (as well as any other amounts then due and owing to such Lender, including any amounts under this Subsection 4.13) prior to such substitution or prepayment. In the case of the substitution of a Lender pursuant to this Subsection 4.13(d) or Subsection 4.15(c)(i), if the Lender being replaced does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance and/or any other documentation necessary to reflect such replacement by the later of (a) the date on which the assignee Lender executes and delivers such Assignment and Acceptance and/or such other documentation and (b) the date as of which all obligations of the Borrowers owing to such replaced Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender and/or the Borrower Representative to such Lender being replaced, then the Lender being replaced shall be deemed to have executed and delivered such Assignment and Acceptance and/or such other documentation as of such date and the applicable Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or such other documentation on behalf of such Lender.

(e)          [Reserved].

(f)          The obligations of any Agent, Lender or Participant under this Subsection 4.13 shall survive the termination of this Agreement and the payment of the Loans and all amounts payable hereunder.

Subsection 4.14         [Reserved].

Subsection 4.15          Defaulting Lenders. Notwithstanding anything contained in this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)          [reserved];

(b)          in determining the Required Lenders any Lender that at the time is a Defaulting Lender (and the Loans of such Defaulting Lender) shall be excluded and disregarded;

(c)          the Borrower Representative shall have the right, at its sole expense and effort (i) to seek one or more Persons reasonably satisfactory to the Administrative Agent and the Borrower Representative to each become a substitute Lender and assume all or part of the Loans of any Defaulting Lender and the Borrower Representative, the Administrative Agent and any such substitute Lender shall execute and deliver, and such Defaulting Lender shall thereupon be deemed to have executed and delivered, an appropriately completed Assignment and Acceptance to effect such substitution or (ii) so long as no Event of Default under Subsection 9.1(a) or 9.1(f) then exists or will exist immediately after giving effect to the respective prepayment, upon notice to the Administrative Agent, to prepay the Loans of such Defaulting Lender, in whole or in part, without premium or penalty;

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(d)          any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Subsection 11.7) may, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated non-interest bearing account and, subject to any applicable Requirements of Law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing to the Borrowers or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by a Borrower or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement and (iii) third, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (x) a prepayment of the principal amount of any Loans in respect of which a Defaulting Lender has funded its participation obligations and (y) made at a time when the conditions set forth in Subsection 6.2 are satisfied, such payment shall be applied solely to prepay the Loans of all Non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans to any Defaulting Lender; and

(e)          In the event that the Administrative Agent and the Borrower Representative each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Commitment Percentage. The rights and remedies against a Defaulting Lender under this Subsection 4.15 are in addition to other rights and remedies that the Borrowers, the Administrative Agent, and the Non-Defaulting Lenders may have against such Defaulting Lender. The arrangements permitted or required by this Subsection 4.15 shall be permitted under this Agreement, notwithstanding any limitation on Liens or the pro rata sharing provisions or otherwise.

SECTION 5. Representations and Warranties

(I) To induce the Administrative Agent and each Lender to enter into this Agreement on the Closing Date, the Parent Guarantor with respect to itself and its wholly owned Restricted Subsidiaries, hereby represents and warrants, on the Closing Date that:

Subsection 5.1          Status. It is a corporation, company or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, except (other than with respect to the Borrowers), to the extent that the failure to be in good standing would not reasonably be expected to have a Material Adverse Effect.

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Subsection 5.2          Non-Conflict. The execution and delivery by it of the Loan Documents to which it is a party, the consummation by it of the transactions contemplated in such Loan Documents and compliance with the terms and provisions of such Loan Documents are within its corporate power, do not and will not result in a violation of its constitutional documents as currently in effect, and do not and will not conflict with, or result in a breach of any term or provision of, or constitute a default under any material indenture, mortgage, or other agreement or instrument to which it is a party or by which it or any of its material properties is or may be bound; provided that it makes no representation or warranty in this paragraph with respect to the Prior Credit Agreement or the other Prior Loan Documents.

Subsection 5.3          Legal Validity. Each of the Loan Documents to which it is a party has been duly authorised by all necessary corporate action on its part and by the Bankruptcy Court and executed and delivered by it and constitutes its legal, valid and binding obligations, enforceable against it in accordance with their terms, except as their enforceability may be limited by bankruptcy, liquidation, examinership, insolvency, reorganization and other laws of general application affecting the enforcement of creditors’ rights and general principles of equity (regardless of whether such proceeding is considered a proceeding in equity or at law) and except, in the case of this Agreement, as limited by applicable laws that may affect the remedies provided in this Agreement but such limitations would not make such remedies inadequate for the practical realization of the rights and benefits intended to be provided thereby.

Subsection 5.4          Consents. It has received every material consent, approval or authorisation of, and has given every material notice to, the governmental authority in its country of incorporation having jurisdiction with respect to the execution, delivery or performance of the Loan Documents to which it is a party including all monetary and other obligations under such Loan Documents) that is required for it to execute and deliver the Loan Documents to which it is a party, and to perform the transactions contemplated by such Loan Documents, and each such consent, approval or authorisation is valid and is in full force and effect and has not been revoked; provided that it makes no representation or warranty in this paragraph as to (a) any consent, approval, authorisation, notice or any other action that may be required under or by any of the Prior Credit Agreement and the other Prior Loan Documents, including any filings, registrations and recordations as may be necessary or advisable with respect thereto under any applicable laws, (b) the order of the Bankruptcy Court approving the Settlement Agreement and the transaction contemplated thereunder, which has been obtained and is in full force and effect, or (c) any periodic renewals of the registration of any Restructured Aircraft with the aircraft registry it is currently registered on, the registration of the “international interests” that may be created under the Loan Documents pursuant to the Cape Town Treaty or any other consent, approval, authorisation, notice or any other action that may be required or allowed to be obtained, given, made or performed after the Closing Date.

(II)          To induce the Parent Guarantor and each other Loan Party to enter into this Agreement and the other Loan Documents on the Closing Date, each of the Agents and the Lenders hereby represents and warrants, on the Closing Date that:

Subsection 5.5          Legal Validity. Each of the Loan Documents to which it is a party constitutes the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting the rights of creditors generally and by general principles of equity, whether considered in a proceeding at law or in equity.

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Subsection 5.6          Liens. All Restructured Aircraft are free and clear of any Liens created by the Agents or the Lenders, as applicable, other than Liens created pursuant to the Loan Documents.

SECTION 6. Conditions Precedent

Subsection 6.1          Conditions to Effectiveness. This Agreement shall become effective on the date on which the following conditions precedent shall have been satisfied or waived:

(a)           Loan Documents. The Administrative Agent shall have received (or, in the case of Loan Parties other than the Borrowers, shall receive substantially concurrently with the satisfaction of the other conditions precedent set forth in this Subsection 6.1) the following Loan Documents, executed and delivered as required below:

(i)          this Agreement, executed and delivered by a duly authorized officer, director or attorney of the Parent Guarantor, Holdings, the Parent Borrower, the Administrative Agent, the Collateral Agent and each Lender; and

(ii)          the Omnibus Reaffirmation Agreement, reaffirming and amending the Guarantee and Collateral Agreement and the Guarantee Agreement and releasing the applicable Loan Parties from certain of the other Prior Loan Documents, executed and delivered by a duly authorized officer, director or attorney of the Parent Guarantor, Holdco, the Company, Holdings, the Parent Borrower, the Administrative Agent, the Collateral Agent and each Lender.

(b)          [Reserved].

(c)          [Reserved].

(d)          [Reserved].

(e)          [Reserved].

(f)           [Reserved].

(g)          Secretary’s Certificates. The Administrative Agent shall have received a certificate from each of the Affiliate Guarantors and the Loan Parties, dated the Closing Date, with appropriate insertions and attachments of evidence of incumbency and the signature of authorized signatories, executed by a Responsible Officer and the Secretary or any Assistant Secretary or other authorized representative of such Affiliate Guarantor or Loan Party, as applicable.

(h)          [Reserved].

(i)           [Reserved].

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(j)           [Reserved].

(k)          [Reserved].

(l)           Restructuring and Other Transactions, etc.

(i)          Confirmation Order. The Settlement Order shall have been entered sand shall not have been stayed, vacated or reversed, or amended or modified in any manner unacceptable to the Agents, the Lenders, the Affiliate Guarantors or the Loan Parties.

(ii)         Consummation of Plan. Substantial consummation (as defined in Section 1101 of the Bankruptcy Code) of the Chapter 11 Plan shall have occurred or will occur substantially contemporaneously with the Closing Date;

or

Plan Effective. All conditions set forth in the Chapter 11 Plan have been satisfied or waived and the Chapter 11 Plan shall have become effective.

The delivery of executed counterparts to this Agreement by the Lenders hereunder shall conclusively be deemed to constitute an acknowledgement by the Administrative Agent and each Lender that each of the conditions precedent set forth in this Subsection 6.1 shall have been satisfied in accordance with its respective terms or shall have been irrevocably waived by such Person.

SECTION 7. Affirmative Covenants

From and after the Closing Date and until payment in full of the Loans and all other Obligations then due and owing to any Lender or any Agent hereunder (i) with respect to Subsections 7.1, 7.2, 7.3, 7.4, 7.5, 7.6(a), 7.8 and 7.11, the Parent Guarantor hereby agrees that it shall and shall cause each of its wholly owned Restricted Subsidiaries to, and (ii) with respect to Subsections 7.6(b), and 7.7 the Parent Borrower hereby agrees that it shall and shall cause each other Loan Party to:

Subsection 7.1          Financial Statements. Furnish to the Administrative Agent for delivery to each Lender (and the Administrative Agent agrees to make and so deliver such copies):

(a)           as soon as available, but in any event not later than the fifth Business Day after the 90th day following the end of each Fiscal Year of the Parent, a copy of the consolidated balance sheet of the Parent Guarantor as at the end of such year and the related consolidated statement of operations, consolidated statement of comprehensive income (loss), consolidated statement of cash flows and changes in shareholders’ equity for such year, setting forth in each case, in comparative form, the figures for and as of the end of the previous year, reported on by independent certified public accountants of nationally recognized standing (it being agreed that the furnishing of the Parent’s or any Parent Entity’s annual report on Form 10-K for such year, as filed with the SEC, will satisfy the Parent Guarantor’s obligation under this Subsection 7.1(a) with respect to such year);

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(b)          [reserved];

(c)          [reserved]; and

(d)          all such financial statements delivered pursuant to Subsection 7.1(a) to fairly present in all material respects the financial condition of the Parent and its Subsidiaries in conformity with GAAP and to be in reasonable detail and prepared in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods that began on or after the Closing Date.

Subsection 7.2          Certificates; Other Information. Furnish to the Administrative Agent for delivery to each Lender (and the Administrative Agent agrees to make and so deliver such copies):

(a)          [reserved]; and

(b)          concurrently with the delivery of the financial statements and reports referred to in Subsections 7.1(a), a certificate signed by a Responsible Officer of the Parent Guarantor in substantially the form of Exhibit H or such other form as may be agreed between the Parent Guarantor and the Administrative Agent (a “Compliance Certificate”) stating that, to the best of such Responsible Officer’s knowledge, each of the Parent Guarantor and its Restricted Subsidiaries during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement or the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default, except, in each case, as specified in such certificate.

Documents required to be delivered pursuant to Subsection 7.1 or 7.2 may at the Parent Guarantor’s option be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date on which the Parent Guarantor posts such documents, or provides a link thereto, on the Parent Guarantor’s (or any Parent Entity’s) website on the Internet at the website address listed on Schedule 7.2 (or such other website address as the Parent Guarantor may specify by written notice to the Administrative Agent from time to time), or (ii) on which such documents are posted on the Parent Guarantor’s (or any Parent Entity’s) behalf on an Internet or intranet website to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent). Following the electronic delivery of any such documents by posting such documents to a website in accordance with the preceding sentence (other than the posting by the Parent Guarantor of any such documents on any website maintained for or sponsored by the Administrative Agent), the Parent Guarantor shall promptly provide the Administrative Agent notice of such delivery (which notice may be by facsimile or electronic mail) and the electronic location at which such documents may be accessed; provided that, in the absence of bad faith, the failure to provide such prompt notice shall not constitute a Default hereunder.

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Subsection 7.3          Payment of Taxes. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all taxes except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings diligently conducted and reserves in conformity with GAAP with respect thereto have been provided on the books of the Parent Guarantor or any of its Restricted Subsidiaries, as the case may be, or except to the extent that failure to do so, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Subsection 7.4          Conduct of Business and Maintenance of Existence; Compliance with Contractual Obligations and Requirements of Law. Preserve, renew and keep in full force and effect its existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of the business of the Parent Guarantor and its Restricted Subsidiaries, taken as a whole, except as otherwise permitted pursuant to Subsection 8.5; provided that the Parent Guarantor and its Restricted Subsidiaries shall not be required to maintain any such rights, privileges or franchises and the Parent Guarantor’s Restricted Subsidiaries shall not be required to maintain such existence, if the failure to do so would not reasonably be expected to have a Material Adverse Effect; and comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

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Subsection 7.5          Maintenance of Property; Insurance. (i) Keep all property necessary in the business of the Parent Guarantor and its Restricted Subsidiaries, taken as a whole, in good working order and condition, except where failure to do so would not reasonably be expected to have a Material Adverse Effect; provided that, for the avoidance of doubt, and notwithstanding anything in any Loan Document to the contrary, during any period that a Restructured Aircraft is not operating in revenue service, the Borrowers and any operator of such Restructured Aircraft shall be permitted to store such Restructured Aircraft in accordance with any manufacturer-approved storage program and to keep Manuals and Technical Records at locations chosen by any Borrower or any operator of such Restructured Aircraft in accordance with its ordinary course of business and applicable legal requirements; (ii) use commercially reasonable efforts to maintain with financially sound and reputable insurance companies insurance on, or self-insure, all property material to the business of the Parent Guarantor and its Restricted Subsidiaries, taken as a whole, in at least such amounts and against at least such risks (but including in any event public liability and damage) as are usually insured against in the same general area by companies engaged in the same or a similar business; provided that insurances shall be maintained in respect each Helicopter owned by a Qualified Loan Party for (x) hull insurance in an amount at least equal to [REDACTED]% of the Tranche attributable to such Helicopter, (y) liability insurance denominated in Dollars (or the Dollar Equivalent thereof) for an amount not less than $150,000,000 on a per occurrence basis and (z) war risk hull and liability insurance for each Helicopter in a manner consistent with the customary practices of any reputable international helicopter operator; (iii) furnish to the Administrative Agent, upon written request, a certificate of insurance; (iv) use commercially reasonable efforts to maintain property and liability policies that provide that in the event of any cancellation thereof during the term of the policy, either by the insured or by the insurance company, the insurance company shall provide to the secured party at least 30 days prior written notice thereof, or in the case of cancellation for non-payment of premium, 30 days prior written notice thereof; (v) in the event of any material change in any of the property or liability policies referenced in the preceding clause (iv), use commercially reasonable efforts to provide the Administrative Agent with at least 30 days prior written notice thereof; and (vi) use commercially reasonable efforts to ensure that, subject to any applicable Intercreditor Agreement at all times, the Collateral Agent or the applicable Collateral Representative, in accordance with any applicable Intercreditor Agreement, for the benefit of the Secured Parties, shall be named as an additional insured with respect to liability policies maintained by each Borrower and each Subsidiary Guarantor and the Collateral Agent or the applicable Collateral Representative, in accordance with any applicable Intercreditor Agreement, for the benefit of the Secured Parties, in respect of any insurance proceeds payable in relation to a Total Loss of a Helicopter and in respect of an event of partial loss or damage over $5,000,000 in respect of any other assets or property of the Borrower or Subsidiary Guarantor shall be named as loss payee, with respect to the property insurance maintained by each Borrower and each Subsidiary Guarantor; provided that, unless an Event of Default shall have occurred and be continuing or, in the case of subclauses (A) and (C) of this proviso, such amounts are subject to the mandatory prepayment provisions of Subsection 4.4(c), (A) the Collateral Agent (at the instruction of the Administrative Agent) shall turn over to the Borrower Representative any amounts received by it as an additional insured or loss payee under any property insurance maintained by the Parent Borrower and its Subsidiaries, (B) the Collateral Agent agrees that the applicable Borrower and/or the applicable Subsidiary shall have the sole right to adjust or settle any claims under such insurance and (C) all proceeds from a Recovery Event shall be paid to the Borrower Representative; and provided further that, in respect of the insurances for any Helicopter Equipment, to the extent that the provisions of AVN67B conflict with the provisions of clauses (iv) through (vii) of this Subsection 7.5, the provisions of AVN67B shall prevail and be deemed to satisfy the requirements of this Agreement (so long as it remains general industry practice to insure financed helicopters on the basis of AVN67B).

Subsection 7.6          Inspection of Property; Books and Records; Discussions. (a) (i) Keep proper books and records in a manner to allow financial statements to be prepared in conformity with GAAP consistently applied in respect of all material financial transactions and matters involving the material assets and business of the Parent Guarantor and its Restricted Subsidiaries, taken as a whole; and (ii) permit representatives of the Administrative Agent to visit and inspect any of its properties and examine and, to the extent reasonable, make abstracts from any of its books and records and to discuss the business, operations, properties and financial and other condition of the Parent Guarantor and its Restricted Subsidiaries with officers of the Parent Guarantor and its Restricted Subsidiaries and with its independent certified public accountants, in each case at any reasonable time, upon reasonable notice, and as often as may reasonably be desired; provided that representatives of the Parent Guarantor may be present during any such visits, discussions and inspections.

(b)          Keep records of each Borrower’s Helicopter Equipment. Upon the Administrative Agent’s reasonable request, the Parent Borrower will provide a summary report (based on its customary methodology and, in form and substance, as prepared for its internal purposes) no more than once per year and at a time prepared by the Parent Borrower for its internal purposes in its ordinary course of business.

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Notwithstanding anything to the contrary in this Subsection 7.6, none of the Parent Guarantor or any Restricted Subsidiary will be required to disclose, or permit the inspection or discussion of, any document, information or other matter (i) in respect of which disclosure to the Administrative Agent, the Collateral Agent or the Lenders (or their respective representatives) is prohibited by Law or any binding agreement or (ii) that is subject to attorney-client or similar privilege or constitutes attorney work product

Subsection 7.7          Notices. Promptly give notice to the Administrative Agent and each Lender of:

(a)          as soon as possible after a Responsible Officer of the Parent Guarantor knows thereof, the occurrence of any Default or Event of Default;

(b)          as soon as possible after a Responsible Officer of the Parent Guarantor knows thereof, any default or event of default under any Contractual Obligation of the Parent Guarantor or any of its Restricted Subsidiaries, other than as previously disclosed in writing to the Lenders, which would reasonably be expected to have a Material Adverse Effect;

(c)          as soon as possible after a Responsible Officer of the Parent Guarantor knows thereof, any litigation, investigation or proceeding affecting the Parent Guarantor or any of its Restricted Subsidiaries that would reasonably be expected to have a Material Adverse Effect;

(d)          as soon as possible after a Responsible Officer of the Parent Borrower knows thereof, the occurrence of any payment default under any agreement or document governing any financial Indebtedness of the Parent Guarantor and its Restricted Subsidiaries (excluding the Loans and any financial Indebtedness under or in connection with Helicopter leases) in an aggregate principal amount in excess of $50,000,000;

(e)          the following events, as soon as possible and in any event within 30 days after a Responsible Officer of the Parent Guarantor or any of its Restricted Subsidiaries knows thereof: (i) the occurrence or expected occurrence of any Reportable Event (or similar event) with respect to any Single Employer Plan (or Foreign Plan), a failure to make any required contribution to a Single Employer Plan, Multiemployer Plan or Foreign Plan, the creation of any Lien on the property of the Parent Guarantor or its Restricted Subsidiaries in favor of the PBGC, a Plan or a Foreign Plan or any withdrawal from, or the full or partial termination, ERISA Reorganization or Insolvency of, any Multiemployer Plan or Foreign Plan; or (ii) the institution of proceedings or the taking of any other formal action by the PBGC or the Parent Guarantor or any of its Restricted Subsidiaries or any Commonly Controlled Entity or any Multiemployer Plan which would reasonably be expected to result in the withdrawal from, or the termination, ERISA Reorganization or Insolvency of, any Single Employer Plan, Multiemployer Plan or Foreign Plan; provided, however, that no such notice will be required under clause (i) or (ii) above unless the event giving rise to such notice, when aggregated with all other such events under clause (i) or (ii) above, would be reasonably expected to result in a Material Adverse Effect;

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(f)          as soon as possible after a Responsible Officer of the Parent Guarantor knows thereof, (i) any release or discharge by the Parent Guarantor or any of its Restricted Subsidiaries of any Materials of Environmental Concern required to be reported under applicable Environmental Laws to any Governmental Authority, unless the Parent Guarantor reasonably determines that the total Environmental Costs arising out of such release or discharge would not reasonably be expected to have a Material Adverse Effect; (ii) any condition, circumstance, occurrence or event not previously disclosed in writing to the Administrative Agent that would reasonably be expected to result in liability or expense under applicable Environmental Laws, unless the Parent Guarantor reasonably determines that the total Environmental Costs arising out of such condition, circumstance, occurrence or event would not reasonably be expected to have a Material Adverse Effect, or would not reasonably be expected to result in the imposition of any lien or other material restriction on the title, ownership or transferability of any facilities and properties owned, leased or operated by the Parent Guarantor or any of its Restricted Subsidiaries that would reasonably be expected to result in a Material Adverse Effect; and (iii) any proposed action to be taken by the Parent Guarantor or any of its Restricted Subsidiaries that would reasonably be expected to subject the Parent Guarantor or any of its Restricted Subsidiaries to any material additional or different requirements or liabilities under Environmental Laws, unless the Parent Guarantor reasonably determines that the total Environmental Costs arising out of such proposed action would not reasonably be expected to have a Material Adverse Effect; and

(g)          any loss, damage, or destruction to a significant portion of the Collateral, whether or not covered by insurance.

Each notice pursuant to this Subsection 7.7 shall be accompanied by a statement of a Responsible Officer of the Parent Guarantor (and, if applicable, the relevant Commonly Controlled Entity or Restricted Subsidiary) setting forth details of the occurrence referred to therein and stating what action the Parent Guarantor (or, if applicable, the relevant Commonly Controlled Entity or Restricted Subsidiary) proposes to take with respect thereto.

Subsection 7.8          Environmental Laws. (a) (i) Comply substantially with, and require substantial compliance by all tenants, subtenants, contractors, and invitees with, all applicable Environmental Laws; (ii) obtain, comply substantially with and maintain any and all Environmental Permits necessary for its operations as conducted and as planned; and (iii) require that all tenants, subtenants, contractors, and invitees obtain, comply substantially with and maintain any and all Environmental Permits necessary for their operations as conducted and as planned, with respect to any property leased or subleased from, or operated by the Parent Guarantor or its Restricted Subsidiaries. For purposes of this Subsection 7.8(a), noncompliance shall not constitute a breach of this covenant, provided that, upon learning of any actual or suspected noncompliance, the Parent Guarantor and any such affected Restricted Subsidiary shall promptly undertake and diligently pursue reasonable efforts, if any, to achieve compliance, and provided, further, that in any case such noncompliance would not reasonably be expected to have a Material Adverse Effect.

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(b)          Promptly comply, in all material respects, with all orders and directives of all Governmental Authorities regarding Environmental Laws, other than such orders or directives (i) as to which the failure to comply would not reasonably be expected to result in a Material Adverse Effect or (ii) as to which: (x) appropriate reserves have been established in accordance with GAAP; (y) an appeal or other appropriate contest is or has been timely and properly taken and is being diligently pursued in good faith; and (z) if the effectiveness of such order or directive has not been stayed, the failure to comply with such order or directive during the pendency of such appeal or contest would not reasonably be expected to have a Material Adverse Effect.

(c)          Except to the extent that failure to do so, in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (i) conduct, or have conducted on its behalf, any investigation, study, sampling, or testing any real property at which the Parent Guarantor or its Restricted Subsidiaries operate as required by Environmental Laws, and (ii) respond, or cause a third party to respond, to any release, threatened release, or discharge of Materials of Environmental Concern at, on, or under any real property at which the Parent Guarantor or its Restricted Subsidiaries operate as required by Environmental Laws.

Subsection 7.9           [Reserved].

Subsection 7.10         [Reserved].

Subsection 7.1          Accounting Changes. For financial reporting purposes, cause the Parent’s and each of its Subsidiaries’ Fiscal Years to end on April 30th of each calendar year; provided that the Borrower Representative may, upon written notice to the Administrative Agent, change the financial reporting convention specified above to cause the Parent’s and each of its Subsidiaries’ Fiscal Years to end on any date reasonably acceptable to the Administrative Agent, in which case the Borrower Representative and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting.

SECTION 8. Negative Covenants

From and after the Closing Date and until payment in full of the Loans and all other Obligations then due and owing to any Lender or any Agent hereunder, (i) with respect to Subsections 8.3, 8.4, 8.5 and 8.11, the Parent Guarantor hereby agrees that it shall not and shall not permit any of its Restricted Subsidiaries to and (ii) with respect to Subsections 8.8, 8.13 and 8.14, the Parent Borrower hereby agrees that it shall not and shall not permit any of its Restricted Subsidiaries to:

Subsection 8.1           [Reserved].

Subsection 8.2           [Reserved].

Subsection 8.3           Limitation on Restricted Payments.  Declare or pay any Restricted Payment, except that:

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(a)          the Parent Guarantor and its Restricted Subsidiaries may pay cash dividends, payments and distributions in an amount sufficient to allow any Parent Entity to pay legal, accounting and other maintenance and operational expenses (other than taxes) incurred in the ordinary course of business, provided that, if any Parent Entity shall own any material assets other than the Capital Stock of the Parent Guarantor or another Parent Entity or other assets, relating to the ownership interest of such Parent Entity in another Parent Entity, the Parent Guarantor or its Subsidiaries, such cash dividends with respect to such Parent Entity shall be limited to the reasonable and proportional share, as determined by the Parent Guarantor in its reasonable discretion, of such expenses incurred by such Parent Entity relating or allocable to its ownership interest in the Parent Guarantor or another Parent Entity and such other related assets;

(b)          the Parent Guarantor and its Restricted Subsidiaries may pay cash dividends, payments and distributions in an amount sufficient to cover reasonable and necessary expenses (including professional fees and expenses) (other than taxes) incurred by any Parent Entity in connection with (i) registration, public offerings and exchange listing of equity or debt securities and maintenance of the same, (ii) reporting obligations under, or in connection with compliance with, applicable laws or applicable rules of any governmental, regulatory or self-regulatory body or stock exchange, this Agreement or any other agreement or instrument relating to Indebtedness of the Parent Guarantor or any of its Restricted Subsidiaries and (iii) indemnification and reimbursement of directors, officers and employees in respect of liabilities relating to their serving in any such capacity, or obligations in respect of director and officer insurance (including premiums therefor), provided that, in the case of subclause (i) above, if any Parent Entity shall own any material assets other than the Capital Stock of the Parent Guarantor or another Parent Entity or other assets relating to the ownership interest of such Parent Entity in another Parent Entity, the Parent Guarantor or its Subsidiaries, with respect to such Parent Entity such cash dividends shall be limited to the reasonable and proportional share, as determined by the Parent Guarantor in its reasonable discretion, of such expenses incurred by such Parent Entity relating or allocable to its ownership interest in another Parent Entity, the Parent Guarantor and such other assets;

(c)          the Parent Guarantor and its Restricted Subsidiaries may pay, without duplication, cash dividends, payments and distributions to pay or permit any Parent Entity to pay any Related Taxes;

(d)          the Parent Guarantor and its Restricted Subsidiaries may pay cash dividends, payments and distributions in an amount sufficient to allow any Parent Entity to perform its obligations under the Investment Agreements and to pay all fees and expenses incurred in connection with the transactions contemplated by the Investment Agreements and the other transactions expressly contemplated by this Agreement and the other Loan Documents, and sufficient to allow each of the Affiliate Guarantors and the Loan Parties to perform its obligations under or in connection with the Loan Documents to which it is a party;

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(e)          the Parent Guarantor and its Restricted Subsidiaries may pay cash dividends, payments and distributions in an amount sufficient to allow any Parent Entity to repurchase shares of its Capital Stock or rights, options or units in respect thereof from any Management Investors or former Management Investors (or any of their respective heirs, successors, assigns, legal representatives or estates) (including any repurchase or acquisition by reason of the Parent Guarantor or any Parent Entity retaining any Capital Stock, option, warrant or other right in respect of any withholding obligations, and any related payment in respect of any such obligations), or as otherwise contemplated by any Management Subscription Agreements for an aggregate purchase price not to exceed in any calendar year $20,000,000; provided that such amount shall be increased by (A) an amount equal to $7,500,000 multiplied by the number of calendar years that have commenced since the Closing Date; (B) an amount equal to the proceeds to the Parent Guarantor (whether received by it directly or from a Parent Entity or applied to pay Parent Entity Expenses) or any Parent Entity of any resales or new issuances of shares and options to any Management Investors, at any time after the initial issuances to any Management Investors, together with the aggregate amount of deferred compensation owed by any Parent Entity, the Parent Guarantor or any of its Subsidiaries to any Management Investor that shall thereafter have been cancelled, waived or exchanged at any time after the initial issuances to any thereof in connection with the grant to such Management Investor of the right to receive or acquire shares of the Parent Guarantor’s or any Parent Entity’s Capital Stock; provided, however, that, if applicable, any amount actually received by any Parent Entity in accordance with this clause (B) shall have been further contributed to the Parent Guarantor or applied (i) to pay expenses, taxes or other amounts (in respect of which the Parent Guarantor is permitted to make dividends, payments or distributions pursuant to this Subsection 8.3) or (ii) in payment of Parent Entity Expenses; and (C) the cash proceeds of key man life insurance policies received by the Parent Guarantor or any of its Subsidiaries (or by any Parent Entity and contributed to the Parent Guarantor);

(f)          the Parent Guarantor and its Restricted Subsidiaries may pay dividends, payments and distributions to the extent of Net Proceeds from any Excluded Contribution; provided that any payment pursuant to this Subsection 8.3(f) shall be deemed to be a usage of the Available Excluded Contribution Amount Basket;

(g)          the Parent Guarantor and its Restricted Subsidiaries may pay dividends, payments and distributions in an amount not to exceed the Available Excluded Contribution Amount Basket, (i) for purposes permitted under Subsection 8.3(e) if at the time such dividend, payment or distribution is made no Specified Default shall have occurred and be continuing or would result therefrom or (ii) for any other purposes if at the time such dividend, payment or distribution is made no Specified Default or Event of Default known to the Parent Borrower shall have occurred and be continuing or would result therefrom;

(h)          the Parent Guarantor and its Restricted Subsidiaries may pay cash dividends, payments and distributions in an aggregate amount not to exceed $40,000,000;

(i)          any Restricted Subsidiary of the Parent Guarantor may pay dividends, payments and distributions to the Parent Guarantor or any other Restricted Subsidiary (treating the EMEA JV and the other Permitted Joint Ventures as Restricted Subsidiaries for this purpose);

(j)          [reserved];

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(k)          the Parent Guarantor and any of its Restricted Subsidiaries may pay dividends, payments and distributions within 60 days after the date of declaration or notice of the dividend, payment or distribution, as the case may be, if, at the date of declaration or notice, the dividend, payment or distribution would have complied with the provisions of this Agreement;

(l)          the Parent Guarantor and any of its Restricted Subsidiaries may make any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Parent Guarantor) of, Capital Stock of the Parent Guarantor or any Parent Entity (other than Disqualified Capital Stock) or from the substantially concurrent contribution of common equity capital to the Parent Guarantor;

(m)          the Parent Guarantor and any of its Restricted Subsidiaries may pay dividends, payments and distributions to the holders of its Capital Stock on a pro rata basis;

(n)          the repurchase of Capital Stock deemed to occur upon the exercise of stock options or warrants to the extent that such Capital Stock represents a portion of the exercise price of those stock options or warrants;

(o)          the Parent Guarantor and any of its Restricted Subsidiaries may pay dividends, payments and distributions on the Parent Guarantor’s common equity (or dividends, payments or distributions to a Parent Entity to fund the payment by such Parent Entity of dividends, payments or distributions on its common equity) of up to 6.0% per calendar year of the net proceeds received by the Parent Guarantor from any public or private offering of Capital Stock of any Parent Entity or the Parent Guarantor or contributed to the Parent Guarantor by a Parent Entity from any public or private offering of Capital Stock of such Parent Entity;

(p)          the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Parent Guarantor or a Restricted Subsidiary of the Parent Guarantor by, Unrestricted Subsidiaries;

(q)          [reserved];

(r)          the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Capital Stock) issued after the Closing Date and the declaration and payment of dividends to any direct or indirect parent company of the Parent Guarantor, the proceeds of which will be used to fund the payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Capital Stock) of any direct or indirect parent company of the Parent Guarantor issued after the Closing Date; provided, however, that the aggregate amount of dividends declared and paid pursuant to this clause (r) does not exceed the net cash proceeds actually received by the Parent Guarantor (including any such proceeds contributed to the Parent Guarantor by any direct or indirect parent company of the Parent Guarantor) from any such sale of Designated Preferred Stock (other than Disqualified Capital Stock) issued after the Closing Date;

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(s)          the declaration and payment of regularly scheduled or accrued dividends or distributions to holders of any class or series of Disqualified Capital Stock of the Parent Guarantor or any Restricted Subsidiary of the Parent Guarantor issued on or after the Closing Date;

(t)          the Parent Guarantor and its Restricted Subsidiaries may pay cash dividends, payments and distributions to fund the payment of fees and expenses owed by the Parent Guarantor or its Restricted Subsidiaries to Affiliates, to the extent permitted by Subsection 8.11 (other than under Subsection 8.11(g)(ii) or 8.11(g)(iii)); and

(u)          in addition to the foregoing dividends, payments and distributions, the Parent Guarantor and its Restricted Subsidiaries may pay additional dividends, payments and distributions, (x) for purposes permitted under Subsection 8.3(e) if at the time such dividend, payment or distribution is declared no Specified Default shall have occurred and be continuing or would if paid on the date of such declaration result therefrom or (y) for any other purposes, if at the time such dividend, payment or distribution is declared no Specified Default or Event of Default known to the Parent Borrower shall have occurred and be continuing or would if paid on the date of such declaration result therefrom, provided that in each case such dividend, payment or distribution is paid within 30 days of such declaration.

For purposes of determining compliance with this Subsection 8.3, in the event that any Restricted Payment meets the criteria of more than one of the types of Restricted Payments described in one or more of the clauses of this Subsection 8.3, the Parent Guarantor, in its sole discretion, shall classify such item of Restricted Payment and may include the amount and type of such Restricted Payment in one or more of such clauses (including in part under one such clause and in part under another such clause).

For the avoidance of doubt, for the purpose of this Subsection 8.3, any future investment to be made on terms that are substantially similar to (or more favorable to the Lenders than) the investment in the Affiliate Guarantors, the Loan Parties or their respective affiliates by the Plan Sponsors on or around the Closing Date, shall be deemed a capital contribution in respect of common equity.

Subsection 8.4 Limitations on Certain Acquisitions. Acquire by purchase or otherwise all the business or assets of, or stock or other evidences of beneficial ownership of, any Person, except that the Parent Guarantor and its Restricted Subsidiaries shall be allowed to make any such acquisitions so long as such acquisition is a Permitted Acquisition; provided that in the case of each such acquisition after giving effect thereto, no Specified Default or other Event of Default known to the Parent Borrower shall occur as a result of such acquisition; and provided, further, that with respect to any acquisition that is consummated in a single transaction or a series of related transactions, all or any of which might constitute an Investment but not the acquisition of all of the business or assets of, or stock or other evidences of beneficial ownership of, any Person, the Borrower Representative at its option may classify such transactions in whole or in part as an acquisition subject to this Subsection 8.4. Notwithstanding anything in this Subsection 8.4 to the contrary, none of the Parent Guarantor and its Restricted Subsidiaries shall be prohibited from purchasing or otherwise acquiring Helicopter Equipment, including by means of acquiring all the assets of, or stock or other evidences of beneficial ownership of, a Person substantially all of the assets of which constitute Helicopter Equipment.

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Subsection 8.5           Limitation on Dispositions of Collateral. Engage in any Asset Sale with respect to any of the Collateral, except that the Parent Guarantor and its Restricted Subsidiaries shall be allowed to engage in any such Asset Sale, so long as the consideration received (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) in connection with such Asset Sale is for Fair Market Value (determined as of the date a legally binding commitment for such Asset Sale was entered into) and, in the case of Collateral other than any entire Restructured Aircraft if the consideration received is greater than $25,000,000, at least 75.0% of such consideration received (excluding, in the case of an Asset Sale (or series of related Asset Sales), any consideration by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise, that are not Indebtedness) is in the form of cash. For the purposes of the foregoing, the following are deemed to be cash: (1) Cash Equivalents, Temporary Cash Investments and Marketable Securities, (2) the assumption of Indebtedness of the Parent Guarantor (other than Disqualified Capital Stock of the Parent Guarantor) or any Restricted Subsidiary and the release of the Parent Guarantor or such Restricted Subsidiary from all liability on payment of the principal amount of such Indebtedness in connection with such Asset Sale, (3) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Sale, to the extent that the Parent Guarantor and each other Restricted Subsidiary are released from any Guarantee Obligation of payment of the principal amount of such Indebtedness in connection with such Asset Sale, (4) securities received by the Parent Guarantor or any Restricted Subsidiary from the transferee that are converted by the Parent Guarantor or such Restricted Subsidiary into cash within 180 days, (5) consideration consisting of Indebtedness of the Parent Guarantor or any Restricted Subsidiary, (6) Additional Assets and (7) any Designated Noncash Consideration received by the Parent Guarantor or any of its Restricted Subsidiaries in an Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause, not to exceed an aggregate amount at any time outstanding equal to $25,000,000 (with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value).

In connection with any Asset Sale permitted under this Subsection 8.5 or any Disposition that is excluded from the definition of “Asset Sale”, the Administrative Agent shall, and the Lenders hereby authorize the Administrative Agent to, execute such releases of Liens and take such other actions as the Borrower Representative may reasonably request in connection with the foregoing.

Subsection 8.6           [Reserved].

Subsection 8.7           [Reserved].

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Subsection 8.8          Limitation on Negative Pledge Clauses. Enter into with any Person any agreement which prohibits or limits the ability of the Parent Borrower or any of its Restricted Subsidiaries that are Loan Parties to create, incur, assume or suffer to exist any Lien in favor of the Lenders in respect of obligations and liabilities under this Agreement or any other Loan Documents upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than:

(a)          pursuant to any agreement or instrument in effect at or entered into on the Closing Date, this Agreement, the other Loan Documents and any related documents and, on and after the execution and delivery thereof, any applicable Intercreditor Agreement and any Intercreditor Agreement Supplement;

(b)          pursuant to any agreement governing or relating to Indebtedness or other obligations and liabilities, in each case secured by a Lien permitted by Subsection 8.14 (in which case any restriction shall only be effective against the assets subject to such Lien, except as may otherwise be permitted under this Subsection 8.8);

(c)          pursuant to any agreement or instrument of a Person, or relating to Indebtedness (including any Guarantee Obligation in respect thereto) or Capital Stock of a Person, which Person is acquired by or merged or consolidated or amalgamated with or into the Parent Borrower or any Restricted Subsidiary, or which agreement or instrument is assumed by the Parent Borrower, or any Restricted Subsidiary in connection with an acquisition from such Person or any other transaction entered into in connection with any such acquisition, merger, consolidation or amalgamation, as in effect at the time of such acquisition, merger, consolidation, amalgamation or transaction (except to the extent that such Indebtedness was incurred to finance, or otherwise in connection with, such acquisition, merger, consolidation, amalgamation or transaction), provided that for purposes of this Subsection 8.8(c), if a Person other than a Borrower is the Successor Borrower with respect thereto, any Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed, as the case may be, by the Parent Borrower or a Restricted Subsidiary, as the case may be, when such Person becomes such Successor Borrower;

(d)          pursuant to any agreement or instrument (a “Refinancing Agreement”) effecting a refinancing of Indebtedness incurred or outstanding pursuant or relating to, or that otherwise extends, renews, refunds, refinances or replaces, any agreement or instrument referred to in Subsections 8.8(a) through 8.8(m) (an “Initial Agreement”) or that is, or is contained in, any amendment, supplement or other modification to an Initial Agreement or Refinancing Agreement (an “Amendment”); provided, however, that the encumbrances and restrictions contained in any such Refinancing Agreement or Amendment taken as a whole are not materially less favorable to the Lenders than encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such Refinancing Agreement or Amendment relates (as determined in good faith by the Borrower Representative);

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(e)          (i) pursuant to any agreement or instrument that restricts in a customary manner the assignment or transfer thereof, or the subletting, assignment or transfer of any property or asset subject thereto, (ii) by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of a Borrower or any Restricted Subsidiary not otherwise prohibited by this Agreement, (iii) pursuant to mortgages, pledges or other security agreements securing Indebtedness or other obligations of the Parent Borrower or a Restricted Subsidiary to the extent restricting the transfer of the property or assets subject thereto, (iv) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Parent Borrower or any Restricted Subsidiary, (v) pursuant to Purchase Money Obligations that impose encumbrances or restrictions on the property or assets so acquired, (vi) pursuant to any agreement with customers, suppliers or lessors entered into in the ordinary course of business that impose restrictions with respect to cash, Cash Equivalents, Marketable Securities or other deposits or net worth or inventory, (vii) pursuant to customary provisions contained in agreements and instruments entered into in the ordinary course of business (including but not limited to leases and licenses) or in joint venture and other similar agreements, or in shareholder, partnership, limited liability company and other similar agreements in respect of non-Wholly Owned Subsidiaries, (viii) restrictions that arise or are agreed to in the ordinary course of business and do not detract from the value of property or assets of the Parent Borrower or any Restricted Subsidiary in any manner material to the Parent Borrower or such Restricted Subsidiary, or (ix) pursuant to Hedging Agreements or under Bank Products Agreements;

(f)           pursuant to any agreement or instrument relating to any Indebtedness permitted to be incurred subsequent to the Closing Date pursuant to Subsection 8.13, if either (i) the Borrower Representative determines in good faith that such encumbrance or restriction will not materially affect the Parent Borrower’s ability to create and maintain the Liens on the Collateral pursuant to the Security Documents or (ii) such encumbrance or restriction applies only if a default occurs in respect of a payment or financial covenant relating to such Indebtedness;

(g)          pursuant to any agreement relating to intercreditor arrangements and related rights and obligations, to or by which the Lenders and/or the Administrative Agent, the Collateral Agent or any other agent, trustee or representative on their behalf may be party or bound at any time or from time to time, and any agreement providing that in the event that a Lien is granted for the benefit of the Lenders another Person shall also receive a Lien, which Lien is permitted by Subsection 8.14;

(h)          pursuant to any agreement for the direct or indirect disposition of Capital Stock of any Person, property or assets, imposing restrictions with respect to such Person, Capital Stock, property or assets pending the closing of such disposition;

(i)           by reason of any applicable law, rule, regulation or order, or required by any regulatory authority having jurisdiction over the Parent Borrower or any of its Restricted Subsidiary or any of their businesses;

(j)           any customary encumbrances or restrictions imposed pursuant to the EMEA JV or other Permitted Joint Ventures;

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(k)          any encumbrance or restriction with respect to an Unrestricted Subsidiary pursuant to or by reason of an agreement that the Unrestricted Subsidiary is a party to or entered into before the date on which such Unrestricted Subsidiary became a Restricted Subsidiary; provided that such agreement was not entered into in anticipation of the Unrestricted Subsidiary becoming a Restricted Subsidiary and any such encumbrance or restriction does not extend to any assets or property of the Parent Borrower or any other Restricted Subsidiary other than the assets and property of such Unrestricted Subsidiary;

(l)           provisions with respect to the receipt of a rebate on an operating lease until all obligations due to a lessor on other operating leases are satisfied or other customary restrictions in respect of assets or contract rights acquired by a Restricted Subsidiary in connection with a sale and leaseback transaction; and

(m)          any encumbrance or restriction of a Receivables Subsidiary effected in connection with a Qualified Receivables Financing; provided, however, that such restrictions apply only to such Receivables Subsidiary.

Subsection 8.9          [Reserved].

Subsection 8.10        [Reserved].

Subsection 8.11       Limitations on Transactions with Affiliates. Except as otherwise expressly permitted in this Agreement, enter into any transaction, including any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is (A) not otherwise prohibited under this Agreement, and (B) upon terms not materially less favorable to the Parent Guarantor or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time in a transaction with a Person which is not an Affiliate; provided that nothing contained in this Subsection 8.11 shall be deemed to prohibit:

(a)          (1) the Parent Guarantor or any Restricted Subsidiary from entering into, modifying, maintaining or performing any consulting, management, compensation, collective bargaining, benefits or employment agreements, related trust agreement or other compensation arrangements with a current or former management member, director, officer, employee or consultant of or to the Parent Guarantor or such Restricted Subsidiary or any Parent Entity in the ordinary course of business or consistent with past practice, including vacation, health, insurance, deferred compensation, severance, retirement, savings, or other similar plans, programs or arrangements, (2) payments, compensation, or performance of indemnification or contribution obligations, in the ordinary course of business or consistent with past practice, to any such management members, employees, officers, directors or consultants, (3) loans or advances (or cancellation thereof), in the ordinary course of business or consistent with past practice, to any such management members, employees, officers, directors or consultants, (4) any issuance, grant or award of stock, options, other equity related interests or other equity securities, to any such management members, employees, officers, directors or consultants, or (5) the payment of reasonable fees to, and indemnities provided on behalf of, management members, employees, officers, directors or consultants of the Parent Guarantor or any of its Subsidiaries or any Parent Entity;

(b)          the payment of all amounts in connection with this Agreement;

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(c)          the Parent Guarantor or any of its Restricted Subsidiaries from entering into, making payments pursuant to and otherwise performing (i) the obligations under the Investment Agreements and (ii) an indemnification and contribution agreement in favor of any Permitted Holder and each person who is or becomes a director, officer, agent, consultant or employee of the Parent Guarantor or any of its Subsidiaries or any Parent Entity, in respect of liabilities (A) arising under the Securities Act, the Exchange Act and any other applicable securities laws or otherwise, in connection with any offering of securities by any Parent Entity (provided that, if such Parent Entity shall own any material assets other than (x) the Capital Stock of the Parent Guarantor or another Parent Entity, or (y) other assets relating to the ownership interest by such Parent Entity in the Parent Guarantor or another Parent Entity, such liabilities shall be limited to the reasonable and proportional share, as determined by the Parent Guarantor in its reasonable discretion based on the benefit therefrom to the Parent Guarantor and its Subsidiaries, of such liabilities relating or allocable to the ownership interest of such Parent Entity in the Parent Guarantor or another Parent Entity and such other related assets) or the Parent Guarantor or any of its Subsidiaries, (B) incurred to third parties for any action or failure to act of the Parent Guarantor or any of its Subsidiaries or any Parent Entity or any of their predecessors or successors, (C) arising out of the performance by any Affiliate of the Plan Sponsors of management, consulting or financial advisory services provided to the Parent Guarantor or any of its Subsidiaries or any Parent Entity, (D) arising out of the fact that any indemnitee was or is a director, officer, agent, consultant or employee of the Parent Guarantor or any of its Subsidiaries or any Parent Entity, or is or was serving at the request of any such Person as a director, officer, agent, consultant or employee of another corporation, partnership, joint venture, trust, enterprise or other Person or (E) to the fullest extent permitted by Delaware or other applicable state law, arising out of any breach or alleged breach by such indemnitee of his or her fiduciary duty as a director or officer of the Parent Guarantor or any of its Subsidiaries or any Parent Entity;

(d)          any issuance or sale of Capital Stock of the Parent Guarantor or any Parent Entity or capital contribution to the Parent Guarantor or any Restricted Subsidiary; provided that, for the avoidance of doubt, any future investment to be made on terms that are substantially similar to (or more favorable to the Lenders than) the investment in the Affiliate Guarantors, the Loan Parties or their respective affiliates by the Plan Sponsors on or around the Closing Date, shall be deemed a capital contribution to the Parent Guarantor or any Restricted Subsidiary;

(e)          (1) the execution, delivery and performance of the Investment Agreements, and (2) payments to any Plan Sponsor or any of their respective Affiliates (x) for any management, consulting, financial or advisory services, or in respect of financing, underwriting or placement services, or in respect of other investment banking activities (if any), as may be approved by a majority of the Disinterested Directors, (y) in connection with any acquisition, disposition, merger, recapitalization or similar transactions, which payments are made pursuant to the Investment Agreements or are approved by a majority of the Board of Directors in good faith, and (z) of all out-of-pocket expenses incurred in connection with such services or activities;

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(f)           the execution, delivery and performance of agreements or instruments under which the Parent Guarantor or its Restricted Subsidiaries do not make payments or provide consideration in excess of $10,000,000 per Fiscal Year;

(g)          (i) any transaction among any of the Parent Guarantor, one or more Restricted Subsidiaries, the EMEA JV and one or more Permitted Joint Ventures, (ii) any Investment, (iii) any merger, consolidation or amalgamation or liquidation, wind-up or dissolution or any conveyance, sale, lease, assignment, transfer or other disposition of, all or substantially all of its property, business or assets, or any transaction permitted by Subsection 8.3 or specifically excluded from the definition of Restricted Payment and (iv) any transaction permitted by Subsection 8.13(f)(i), 8.13(f)(ii), 8.13(f)(iii), 8.13(f)(vii) or 8.13(j);

(h)          the entry into this Agreement and all transactions in connection therewith, and all fees and expenses paid or payable in connection with the entry into this Agreement, including the fees and out-of-pocket expenses of any Plan Sponsor and its Affiliates;

(i)           any transaction in the ordinary course of business, or approved by a majority of the Board of Directors of the Parent Guarantor, between the Parent Guarantor or any Restricted Subsidiary and any Affiliate of the Parent Guarantor controlled by the Parent Guarantor that is a joint venture or similar entity;

(j)           any investment by any Plan Sponsor in securities of the Parent Guarantor or any of its Restricted Subsidiaries (and payment of out-of-pocket expenses incurred by any Plan Sponsor in connection therewith) so long as such securities are being offered generally to investors (other than Plan Sponsors) on the same or more favorable terms;

(k)          the execution, delivery and performance of any lease (whether “wet” or “dry”) of Helicopter Equipment to any Affiliate of the Parent Guarantor or any of its Restricted Subsidiaries;

(l)           the execution, delivery and performance of agreements or instruments relating to the pooling of Helicopter Equipment;

(m)         transactions with a Person (other than an Unrestricted Subsidiary of the Parent Guarantor) that is an Affiliate of the Parent Guarantor solely because the Parent Guarantor owns, directly or through a Restricted Subsidiary, Capital Stock in, or controls, such Person;

(n)          any transaction effected as part of a Qualified Receivables Financing;

(o)          the existence of, or the performance by the Parent Guarantor or any of its Restricted Subsidiaries of its obligations under the terms of, any acquisition agreements or members’ or stockholders agreement or related documents to which it is a party as of the Closing Date and any amendment thereto or similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Parent Guarantor or any of its Restricted Subsidiaries of its obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Closing Date shall only be permitted by this Subsection 8.11(o) to the extent that the terms of any such existing agreement, together with all amendments thereto, taken as a whole, or such new agreement are not otherwise more disadvantageous to the holders of the notes taken as a whole than the original agreement as in effect on the Closing Date;

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(p)          transactions with Unrestricted Subsidiaries, customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services, including aircraft services, or lessors or lessees of property, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement which are, in the aggregate (taking into account all the costs and benefits associated with such transactions), materially no less favorable to the Parent Guarantor or its Restricted Subsidiaries than those that would have been obtained in a comparable transaction by the Parent Guarantor or such Restricted Subsidiary with an unrelated Person, in the reasonable determination of the Board of Directors of the Parent Guarantor or the Company or senior management of either of them, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(q)          (A) guarantees of performance by the Parent Guarantor and its Restricted Subsidiaries of Unrestricted Subsidiaries in the ordinary course of business, except for guarantees of Indebtedness in respect of borrowed money, and (B) pledges of Capital Stock of Unrestricted Subsidiaries for the benefit of lenders of Unrestricted Subsidiaries;

(r)           if such Affiliate Transaction is with a Person in its capacity as a holder of Indebtedness or Capital Stock of the Parent Guarantor or any Restricted Subsidiary where such Person is treated no more favorably than the holders of Indebtedness or Capital Stock of the Parent Guarantor or any Restricted Subsidiary;

(s)           transactions effected pursuant to agreements in effect on the Closing Date and any amendment, modification or replacement of such agreement (so long as such amendment or replacement is not materially more disadvantageous to the holders of the notes, taken as a whole);

(t)           transactions, agreements, arrangements and any amendments or modifications of the foregoing (including sale and leaseback transactions) entered into in the ordinary course of business between the Parent Guarantor or a Restricted Subsidiary of the Parent Guarantor and an EU Licensed Operator or EU Investorco (after such EU Licensed Operator or EU Investorco ceases to be a Restricted Subsidiary) that are on terms that are not materially less favorable to the Parent Guarantor or the Restricted Subsidiary, as the case may be, than those that could reasonably have been obtained at such time from an unaffiliated party; and

(u)          transactions, agreements, arrangements and any amendments or modifications of the foregoing entered into in the ordinary course of business between the Parent Guarantor or a Restricted Subsidiary of the Parent Guarantor and a Permitted Joint Venture that are on terms that are not materially less favorable to the Parent Guarantor or the Restricted Subsidiary, as the case may be, than those that could reasonably have been obtained at such time from an unaffiliated party.

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For purposes of this Subsection 8.11, (i) any transaction with any Affiliate shall be deemed to have satisfied the standard set forth in clause (B) of the first sentence hereof if (x) such transaction is approved by a majority of the Disinterested Directors of the Board of Directors of the Parent Guarantor or any Parent Entity or (y) a fairness opinion is provided by a nationally recognized appraisal or investment banking firm with respect to such transaction and (ii) “Disinterested Director” shall mean, with respect to any Person and transaction, a member of the Board of Directors of such Person who does not have any material direct or indirect financial interest in or with respect to such transaction; it being understood that a member of any such Board of Directors shall not be deemed to have such a financial interest by reason of such member holding Capital Stock of the Parent Guarantor or any Parent Entity or any options, warrants or other rights in respect of such Capital Stock

Subsection 8.12         [Reserved].

Subsection 8.13         Limitations on Indebtedness. Directly or indirectly create, incur, assume or otherwise become directly or indirectly liable with respect to any Indebtedness except for the following:

(a)         [reserved];

(b)         Indebtedness of the Parent Borrower or any of its Restricted Subsidiaries incurred pursuant to this Agreement and the other Loan Documents (including any Incremental Facility, Extension or Credit Agreement Refinancing Indebtedness);

(c)         Unsecured Indebtedness of the Parent Borrower or any of its Restricted

Subsidiaries;

(d)         Indebtedness (other than Indebtedness permitted by clauses (b) and (c) above) existing on the Closing Date, together with any renewal, extension, refinancing or refunding pursuant to clause (i) below;

(e)          [reserved];

(f)          Guarantee Obligations incurred by:

(i)          the Parent Borrower or any of its Restricted Subsidiaries in respect of Indebtedness of a Loan Party that is permitted hereunder;

(ii)         the Parent Borrower or any of its Restricted Subsidiaries in respect of lease obligations of Non-Loan Parties (to the extent that such lease obligations constitute Indebtedness);

(iii)        a Non-Loan Party in respect of Indebtedness of another Non-Loan Party that is permitted hereunder;

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(iv)        the Parent Borrower or any of its Restricted Subsidiaries in respect of Indebtedness of any Person; provided that the aggregate amount at any time outstanding of such Guarantee Obligations incurred pursuant to this clause (iv), when aggregated with the amount of all other Guarantee Obligations incurred and outstanding pursuant to this clause (iv) and all Indebtedness incurred and outstanding pursuant to clause (w) of this Subsection 8.13, shall not exceed the greater of (x) $150,000,000 and (y) the amount equal to 5.0% of Consolidated Total Assets at the time of such Guarantee Obligations being incurred;

(v)         the Parent Borrower or any of its Restricted Subsidiaries in connection with sales or other dispositions permitted under Subsection 8.5, including indemnification obligations with respect to leases, and guarantees of collectability in respect of accounts receivable or notes receivable for up to face value;

(vi)        the Parent Borrower or any of its Restricted Subsidiaries consisting of accommodation guarantees for the benefit of trade creditors of the Parent Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(vii)       the Parent Borrower or any of its Restricted Subsidiaries in respect of Investments expressly permitted pursuant to clause (c), (h), (i) or (s) of the definition of “Permitted Investments” (as defined i n the Prior Credit Agreement);

(viii)      [reserved];

(ix)        the Parent Borrower or any of its Restricted Subsidiaries in respect of reimbursement obligations in respect of any letters of credit permitted under this Agreement;

(x)         the Parent Borrower or any of its Restricted Subsidiaries in respect of performance, bid, appeal, surety, judgment, replevin and similar bonds, other suretyship arrangements, other similar obligations and letters of credit, bankers’ acceptances or similar instruments or obligations, all in, or relating to liabilities or obligations incurred in, the ordinary course of business;

(xi)        the Parent Borrower or any of its Restricted Subsidiaries in respect of Indebtedness or other obligations of a Person in connection with a joint venture or similar arrangement in respect of which the aggregate outstanding amount of all such Indebtedness does not exceed the greater of $90,000,000 and 3.0% of Consolidated Total Assets; and

(xii)       the guarantee by the Parent Borrower or any of its Restricted Subsidiaries of Indebtedness and cash management pooling obligations and arrangements of the Parent Guarantor or a Restricted Subsidiary of the Parent Guarantor (treating the EMEA JV and any other Permitted Joint Venture as Restricted Subsidiaries for this purpose);

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provided, however, that if any Indebtedness referred to in clauses (i) through (iv) above is subordinated in right of payment to the Obligations or is secured by Liens that are senior or subordinate to any Liens securing the Collateral, then any corresponding Guarantee Obligations shall be subordinated and the Liens securing the corresponding Guarantee Obligations shall be senior or subordinate to substantially the same extent;

(g)         Purchase Money Obligations and Capital Lease Obligations, and other Indebtedness incurred by the Parent Borrower or any of its Restricted Subsidiaries to finance or refinance the acquisition, leasing, construction or improvement of fixed assets or other property; provided, however, that the aggregate principal amount of any such Purchase Money Obligations incurred to finance the acquisition of Capital Stock of any Person at any time outstanding pursuant to this clause (g) shall not exceed an amount equal to the greater of (x) $150,000,000 and (y) 5.0% of Consolidated Total Assets;

(h)         [reserved];

(i)           renewals, extensions, refinancings and refundings of Indebtedness (in whole or in part) permitted by:

(i)          clause (d) or (g) above or this clause (i)(i) provided, however, that (A) any such renewal, extension, refinancing or refunding is in an aggregate principal amount not greater than the principal amount (or accreted value, if applicable) of such Indebtedness so renewed, extended, refinanced or refunded (plus accrued interest, any premium and reasonable commission, fees, underwriting discounts and other costs and expenses incurred in connection with such refinanced Indebtedness) and (B) such Indebtedness has a weighted average life to maturity no shorter than the remaining weighted average life to maturity of the Indebtedness so renewed, extended, refinanced or refunded; and

(ii)         clause (m) hereof or this clause (i)(ii); provided, however, that (A) any such renewal, extension, refinancing or refunding is in an aggregate principal amount (or, if issued with original issue discount, the accreted value) not greater than the principal amount (or accreted value, if applicable) of such Indebtedness so renewed, extended, refinanced or refunded (plus accrued interest, any premium and reasonable commission, fees, underwriting discounts and other costs and expenses, incurred in connection with such refinanced Indebtedness), (B) with respect to Indebtedness originally incurred under clause (m), such Indebtedness has a Stated Maturity date that is (i) at least 91 days after the Termination Date or (ii) in respect of Indebtedness with a Stated Maturity earlier than 91 days after the Termination Date, not earlier than the Stated Maturity date of the Indebtedness that is renewed, extended, refinanced or refunded, (C) if secured by any Collateral, such Indebtedness shall be subject to the terms of an Intercreditor Agreement, and (D) such renewed, extended, refinanced or refunded Indebtedness shall not include Indebtedness of a Restricted Subsidiary that is not a Loan Party that refinances Indebtedness of a Loan Party that could not have been initially incurred by such Restricted Subsidiary pursuant to this Subsection 8.13;

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(j)           Indebtedness of the Parent Borrower or any Restricted Subsidiary (treating the EMEA JV and any other Permitted Joint Venture as Restricted Subsidiaries for this purpose) to the Parent or the Parent Guarantor or any of its Subsidiaries (treating the EMEA JV and any other Permitted Joint Venture as Subsidiaries for this purpose);

(k)          Indebtedness incurred under any agreement pursuant to which a Person provides cash management services or similar financial accommodations to the Parent Borrower or any of its Restricted Subsidiaries (including any Cash Management Arrangements);

(l)           [reserved];

(m)         Indebtedness incurred or assumed in connection with, or as a result of, a Permitted Acquisition or any other acquisition not prohibited by this Agreement so long as: (i) [reserved], (ii) before and after giving effect thereto, no Specified Default or Event of Default known to the Parent Borrower has occurred and is continuing, and (iii) with respect to any newly incurred Indebtedness, such Indebtedness does not have any maturity or amortization rate greater than 1.0% per annum prior to the date that is 91 days after the Termination Date (other than (x) mandatory prepayments with proceeds of and exchanges for refinancing Indebtedness in respect thereof permitted hereunder or (y) an earlier maturity date and/or higher amortization rate for customary bridge financings, which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which does not provide for an earlier maturity date or an amortization rate greater than 1.0% per annum prior to the date that is 91 days after the Termination Date and other mandatory prepayments with proceeds of and exchanges for refinancing Indebtedness in respect thereof permitted hereunder); it being understood that, in the event that any such Indebtedness incurred under this Subsection 8.13(m) is incurred in good faith to finance the purchase price of any such acquisition in advance of the closing of such acquisition, and such closing shall thereafter not occur and such Indebtedness (or an equal principal amount of other Indebtedness) is redeemed, repaid or otherwise retired promptly after the Parent Borrower determines that such transaction has been abandoned, such Indebtedness shall be deemed to comply with this Subsection 8.13(m);

(n)          Indebtedness of the Parent Borrower or any of its Restricted Subsidiaries incurred to finance insurance premiums in the ordinary course of business;

(o)          Indebtedness (A) arising from the honoring of a check, draft or similar instrument against insufficient funds and which is extinguished within five Business Days of its incurrence; or (B) consisting of indemnities, obligations in respect of earnouts or other purchase price adjustments, or similar obligations, created, incurred or assumed in connection with the acquisition or disposition of any business, assets or Person;

(p)          Indebtedness of the Parent Borrower or any of its Restricted Subsidiaries in respect of Capital Lease Obligations which have been funded solely by Investments of the Parent Borrower and its Restricted Subsidiaries permitted under clause (o) of the definition of “Permitted Investments” (as defined in the Prior Credit Agreement);

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(q)          Indebtedness of the Parent Borrower or any of its Restricted Subsidiaries arising in connection with industrial development or revenue bonds or similar obligations secured by property or assets leased to and operated by the Parent Borrower or such Restricted Subsidiary that were issued in connection with the financing or refinancing of such property or assets, provided, that the aggregate principal amount of such Indebtedness outstanding at any time shall not exceed $25,000,000;

(r)           Indebtedness of the Parent Borrower or any of its Restricted Subsidiaries in respect of obligations evidenced by bonds, debentures, notes or similar instruments issued as payment-in-kind interest payments in respect of Indebtedness otherwise permitted hereunder;

(s)          accretion of the principal amount of Indebtedness of the Parent Borrower or any of its Restricted Subsidiaries otherwise permitted hereunder issued at any original issue discount;

(t)           Indebtedness of the Parent Borrower and its Restricted Subsidiaries under Hedging Agreements;

(u)          Indebtedness of the Parent Borrower or any of its Restricted Subsidiaries in respect of any Sale and Leaseback Transaction;

(v)          [reserved];

(w)         other Indebtedness of the Parent Borrower or any of its Restricted Subsidiaries; provided that the aggregate amount outstanding at any time of such Indebtedness incurred or assumed pursuant to this clause (w), when aggregated with all other Indebtedness incurred or assumed and outstanding pursuant to this clause (w) and all Guarantee Obligations incurred and outstanding pursuant to Subsection 8.13(f)(iv), shall not exceed the greater of (i) $150,000,000 and (ii) the amount equal to 5.0% of the Consolidated Total Assets at the time of incurrence of such Indebtedness;

(x)           Indebtedness in respect of performance, bid, appeal, surety, judgment, replevin and similar bonds, other suretyship arrangements, other similar obligations, letters of credit, bankers’ acceptances or similar instruments or obligations, and take-or-pay obligations under supply arrangements, all provided in, or relating to liabilities or obligations incurred in, the ordinary course of business, including those issued to government entities in connection with self-insurance under applicable workers’ compensation statutes;

(y)          the incurrence by the Parent Borrower or any of its Restricted Subsidiaries of intercompany Indebtedness and cash management pooling obligations and arrangements between or among the Parent Guarantor and any of its Restricted Subsidiaries (treating the EMEA JV and any other Permitted Joint Venture as Restricted Subsidiaries for this purpose); provided, however, that:

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(A)  if any Loan Party is the obligor on such Indebtedness (other than cash management pooling obligations and arrangements and Indebtedness owed to the EMEA JV and any other Permitted Joint Venture) and the payee is not a Loan Party, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Facility under the Loan Documents and the Guarantees given under the Loan Documents; and

(B) (x) any subsequent issuance or transfer of Capital Stock that results in any such Indebtedness being held by a Person other than the Parent Borrower or a Restricted Subsidiary of the Parent Borrower and (y) any sale or other transfer of any such Indebtedness to a Person that is not either the Parent Borrower or a Restricted Subsidiary of the Parent Borrower, will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Parent Borrower or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (y);

(z) Indebtedness incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse to the Parent Borrower or any Restricted Subsidiary of the Parent Borrower other than a Receivables Subsidiary (except for Standard Securitization Undertakings);

(aa)        Contribution Indebtedness; and

(bb)       Manufacturer Support Indebtedness, Deposit Financings and Vendor Financings at any time outstanding not to exceed in the aggregate 3.0% of Consolidated Total Assets.

For purposes of determining compliance with and the outstanding principal amount of any particular Indebtedness (including Guarantee Obligations) incurred pursuant to and in compliance with, this Subsection 8.13, (i) in the event that any Indebtedness (including Guarantee Obligations) meets the criteria of more than one of the types of Indebtedness (including Guarantee Obligations) described in one or more clauses of this Subsection 8.13, the Parent Guarantor, in its sole discretion, shall classify such item of Indebtedness and may include the amount and type of such Indebtedness in one or more of the clauses of this Subsection 8.13 (including in part under one such clause and in part under another such clause), (ii) the amount of any Indebtedness denominated in any currency other than Dollars shall be calculated based on customary currency exchange rates in effect, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness), on the date that such Indebtedness was incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness); provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a currency other than Dollars (or in a different currency from the Indebtedness being refinanced), and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (1) the principal amount of such Indebtedness being refinanced plus (2) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) incurred or payable in connection with such refinancing, (iii) if any Indebtedness is incurred to refinance Indebtedness initially incurred in reliance on a basket measured by reference to a percentage of Consolidated Total Assets at the time of incurrence, and such refinancing would cause the percentage of Consolidated Total Assets restriction to be exceeded if calculated based on the Consolidated Total Assets on the date of such refinancing, such percentage of Consolidated Total Assets restriction shall not be deemed to be exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced, plus the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) incurred or payable in connection with such refinancing, (iv) the amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in accordance with GAAP, and (v) the principal amount of Indebtedness outstanding under any subclause of this Subsection 8.13 shall be determined after giving effect to the application of proceeds of any such Indebtedness to refinance any such other Indebtedness.

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Subsection 8.14 Limitations on Liens. Create or suffer to exist, any Lien upon or with respect to any of their respective properties or assets, whether now owned or hereafter acquired, or assign, or permit any of their respective Restricted Subsidiaries to assign, any right to receive income, except for the following (collectively, “Permitted Liens”):

(a)          Liens created pursuant to the Loan Documents or otherwise securing, directly or indirectly, the Obligations or other Indebtedness permitted by Subsection 8.13(b);

(b)          Liens existing on the Closing Date;

(c)          Customary Permitted Liens;

(d)          Liens (including Purchase Money Obligation Liens) granted by the Parent Borrower or any of its Restricted Subsidiaries (including the interest of a lessor under a Capital Lease Obligation and Liens to which any property is subject at the time, on or after the Closing Date, of the Parent Borrower’s or such Restricted Subsidiary’s acquisition thereof) securing Indebtedness of the Parent Borrower and its Restricted Subsidiaries permitted under Subsection 8.13(g) and limited in each case to the property purchased with the proceeds of such Indebtedness or subject to such Lien or Capital Lease Obligation;

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(e)          any Lien securing the renewal, extension, refinancing or refunding of any Indebtedness secured by any Lien permitted by clause (a), (b) or (d) above, clause (l), (q) or (x) below, or this clause (e); provided that (A) in the case of any renewal, extension, refinancing or refunding of Indebtedness secured by any Lien permitted by clause (x) below any such Indebtedness shall be secured on a junior basis with this Facility with respect to the Collateral, (B) in the case of any renewal, extension, refinancing or refunding of Indebtedness secured by any Lien permitted by clause (b) or (d) above (or successive renewals, extensions, refinancings or refundings thereof) such renewal, extension, refinancing or refunding is made without any change in the class or category of assets or property subject to such Lien and no such Lien is extended to cover any additional class or category of assets or property, (C) in the case of any renewal, extension, refinancing or refunding of Indebtedness secured by any Lien permitted by clause (l) below (or successive renewals, extensions, refinancings or refundings thereof), such Lien does not extend to cover any other assets or property (other than the proceeds or products thereof and after-acquired property subjected to a Lien pursuant to terms existing at the time of such acquisition, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), (D) in the case of any renewal, extension, refinancing or refunding of Indebtedness secured by any Lien permitted by clause (q) below (or successive renewals, extensions, refinancings or refundings thereof), such Liens do not encumber any assets or property other than Collateral (with the priority of such Liens in the Collateral being as set forth in an Intercreditor Agreement); and (E) in the case of any renewal, extension, refinancing or refunding of Indebtedness of the Parent Borrower and its Restricted Subsidiaries permitted by Subsection 8.13(i) (or successive renewals, extensions, refinancings or refundings thereof), that the principal amount of such Indebtedness is not increased except as permitted by Subsection 8.13(i);

(f)           Liens on accounts receivable and related assets of the type specified in the definition of “Receivables Financing” incurred in connection with a Qualified Receivables Financing;

(g)          Liens in favor of lessors securing operating leases permitted hereunder;

(h)          statutory or common law Liens or rights of setoff of depository banks or securities intermediaries with respect to deposit accounts, securities accounts or other funds of the Parent Borrower or any Restricted Subsidiary maintained at such banks or intermediaries, including to secure fees and charges in connection with returned items or the standard fees and charges of such banks or intermediaries in connection with the deposit accounts, securities accounts or other funds maintained by the Parent Borrower or such Restricted Subsidiary at such banks or intermediaries (excluding any Indebtedness for borrowed money owing by the Parent Borrower or such Restricted Subsidiary to such banks or intermediaries);

(i)           Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Parent Borrower or its Restricted Subsidiaries in the ordinary course of business;

(j)           Liens on the property or assets described in Subsection 8.13(p) in respect of Indebtedness of the Parent Borrower and its Restricted Subsidiaries permitted by Subsection 8.13(p);

(k)          (i) Liens on the property or assets described in Subsection 8.13(q) in respect of Indebtedness of the Parent Borrower and its Subsidiaries permitted by Subsection 8.13(q) or (ii) Liens on cash, Cash Equivalents and Temporary Cash Investments in respect of obligations described in Subsection 8.13(x) (whether or not such obligations constitute Indebtedness);

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(l)           Liens securing Indebtedness of the Parent Borrower and its Restricted Subsidiaries permitted by Subsection 8.13(m) assumed in connection with any Permitted Acquisition (other than Liens on the Capital Stock of any Person that becomes a Restricted Subsidiary); provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (ii) such Lien does not extend to cover any other assets or property (other than the proceeds or products thereof and after-acquired property subjected to a Lien pursuant to terms existing at the time of such acquisition, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (iii) such Lien shall be created no later than the later of the date of such acquisition or the date of the assumption of such Indebtedness (other than as permitted by clause (ii) above);

(m)         any encumbrance or restriction (including put and call agreements) with respect to the Capital Stock of any joint venture or similar arrangement pursuant to the joint venture or similar agreement with respect to such joint venture or similar arrangement;

(n)          leases, subleases, licenses or sublicenses to or from third parties;

(o)          Liens in respect of Guarantee Obligations permitted under Subsection 8.13(f) relating to Indebtedness of the Parent Borrower and its Restricted Subsidiaries otherwise permitted under Subsection 8.13, to the extent that Liens in respect of such Indebtedness are permitted under this Subsection 8.14;

(p)          [reserved];

(q)          Liens securing Indebtedness permitted by Subsections 8.13(k) and 8.13(t), provided that to the extent that the Borrower Representative determines to secure such Indebtedness permitted by Subsection 8.13(k) or 8.13(t) with a Lien on any Collateral on a basis pari passu in priority with the Liens securing the amounts due under the Facility and with a higher payment priority pursuant to Subsection 10.15 than clause “fifth” (Hedging Agreements or Cash Management Arrangements otherwise secured under the Security Documents), (x) only in respect of (i) any Bank Products Agreements constituting such Indebtedness permitted by Subsection 8.13(k) that are designated as Designated Cash Management Agreements and (ii) any Hedging Agreements constituting such Indebtedness permitted by Subsection 8.13(t) that are designated as Designated Hedging Agreements, in each case in accordance with the terms of Subsection 11.22 and (y) provided that the Borrower Representative shall designate the other party to such Bank Products Agreement or Hedging Agreement, as the case may be, as a Bank Products Affiliate or a Hedging Affiliate for the purposes of the Guarantee and Collateral Agreement in accordance with the terms of Subsection 11.22;

(r)           Liens securing Indebtedness permitted by Subsection 8.13(u);

(s)          Liens on Capital Stock of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

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(t)          Liens on equipment of the Parent Borrower or any of its Restricted Subsidiaries granted in the ordinary course of business to clients of which such equipment is located;

(u)          Liens securing insurance premium financing arrangements, provided that such Lien is limited to the applicable insurance contracts;

(v)          Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(w)         Liens securing Manufacturer Support Indebtedness, provided that such Liens only secure the helicopter or fixed-wing aircraft purchased from such manufacturer and any assets or contract rights related thereto;

(x)          Liens in favor of the Parent Borrower or any of its Restricted Subsidiaries;

and

(y)          Liens on assets of the Parent Borrower or any of its Restricted Subsidiaries not otherwise permitted by the foregoing clauses of this Subsection 8.14 securing obligations or other liabilities of the Parent Borrower or any of its Restricted Subsidiaries; provided that the aggregate outstanding amount of obligations and liabilities secured by such Liens (when created), when aggregated with the amount of all other obligations and liabilities secured by other Liens incurred and outstanding under this clause (y), shall not exceed $10,000,000; provided further that any Lien securing Indebtedness created pursuant to this clause (y) on Collateral shall be junior to the Lien on Collateral securing the Obligations under this Facility and subject to the terms of an Intercreditor Agreement or otherwise be on terms reasonably satisfactory to the Administrative Agent;

provided that, notwithstanding anything in this Agreement to the contrary, except for Customary Permitted Liens and Liens permitted under Subsection 8.14(h), there shall be no Lien on any Restructured Aircraft that ranks pari passu with or senior to the Lien on such Restructured Aircraft created pursuant to the Loan Documents securing the Secured Obligations in respect of the Loans deemed made on the Closing Date pursuant to Subsection 2.1.

For purposes of determining compliance with this Subsection 8.14, (i) a Lien need not be incurred solely by reference to one category of Permitted Liens described in this Subsection 8.14 but may be incurred under any combination of such categories (including in part under one such category and in part under any other such category), (ii) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories of Permitted Liens, the Borrower Representative shall, in its sole discretion, classify or reclassify such Lien (or any portion thereof) and may include the amount and type of such Lien in one or more of the clauses of this Subsection 8.14, (iii) if any Liens securing Indebtedness are incurred to refinance Liens securing Indebtedness initially incurred in reliance on a basket measured by reference to a percentage of Consolidated Total Assets at the time of incurrence, and such refinancing would cause the percentage of Consolidated Total Assets restriction to be exceeded if calculated based on the Consolidated Total Assets on the date of such refinancing, such percentage of Consolidated Total Assets restriction shall not be deemed to be exceeded so long as the principal amount of such Indebtedness secured by such Liens does not exceed the principal amount of such Indebtedness secured by such Liens being refinanced, plus the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) incurred or payable in connection with such refinancing, and (iv) it is understood that a Lien securing Indebtedness that is permitted by the foregoing provisions of this Subsection 8.14 may secure Debt Obligations with respect to such Indebtedness.

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SECTION 9. Events of Default

Subsection 9.1          Events of Default. Any of the following from and after the Closing Date shall constitute an event of default:

(a)          (i) Any of the Borrowers shall fail to pay any principal of any Loan when due in accordance with the terms hereof (whether at Stated Maturity, by mandatory prepayment or otherwise) or (ii) any of the Borrowers shall fail to pay any interest on any Loan, or any other amount payable hereunder, within five Business Days after any such interest or other amount has become due in accordance with the terms hereof; or

(b)          Any representation or warranty made or deemed made by the Parent Guarantor or Loan Party herein or in any other Loan Document (or in any amendment, modification or supplement hereto or thereto) or which is contained in any certificate furnished at any time by or on behalf of the Parent Guarantor or Loan Party pursuant to this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

(c)          [reserved]; or

(d)          The Parent Guarantor or Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in clauses (a) through (c) of this Subsection 9.1), and such default shall continue unremedied for a period of 60 days (or 180 days in the case of a Reporting Failure) after the date on which written notice thereof shall have been given to the Borrower Representative by the Administrative Agent or the Required Lenders; or

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(e)          (i) Any Loan Party or any of its Restricted Subsidiaries shall default in (x) any payment of principal of or interest on any Material Indebtedness or (y) in the payment of any Material Guarantee Obligation, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness or Guarantee Obligation was created; (ii) any Loan Party or any of its Restricted Subsidiaries shall default in the observance or performance of any other agreement or condition relating to any Material Indebtedness or Material Guarantee Obligation contained in any instrument or agreement evidencing, securing or relating thereto (other than a default in the observance of any financial maintenance covenant, or a failure to provide notice of a default or an event of default under such instrument or agreement),, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Material Indebtedness or beneficiary or beneficiaries of such Material Guarantee Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice or lapse of time if required, such Material Indebtedness to become due prior to its Stated Maturity or such Material Guarantee Obligation to become payable (an “Acceleration”; and the term “Accelerated” shall have a correlative meaning), and such time shall have lapsed and, if any notice (a “Default Notice”) shall be required to commence a grace period or declare the occurrence of an event of default before notice of Acceleration may be delivered, such Default Notice shall have been given and (in the case of the preceding clause (i) or this clause (ii)) such default, event or condition shall not have been remedied or waived by or on behalf of the holder or holders of such Material Indebtedness or Material Guarantee Obligation (provided that this clause (ii) shall not apply to (x) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder or (y) any termination event or equivalent event pursuant to the terms of any Hedging Agreement); (iii) [reserved]; (iv) the Parent Guarantor or any of its Restricted Subsidiaries other than the Loan Parties shall default in (x) any payment of principal of or interest on any Material Indebtedness or (y) in the payment of any Material Guarantee Obligation, beyond the period of grace, if any, provided in the instrument or agreement under which such Material Indebtedness or Material Guarantee Obligation was created; or (v) the Parent Guarantor or any of its Restricted Subsidiaries other than the Loan Parties shall default in the observance or performance of any other agreement or condition relating to any Material Indebtedness or Material Guarantee Obligation or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist such that such Material Indebtedness or Material Guarantee Obligation shall have been Accelerated and such Acceleration shall not have been rescinded; or

(f)           If (i) the Parent Guarantor or any Material Subsidiary of the Parent Guarantor shall commence any case, proceeding or other action (other than any case, proceeding or other action relating to the solvent reorganization of any Material Subsidiary of the Parent Guarantor (other than the Loan Parties)) (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, interim receiver, receivers, receiver and manager, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Parent Guarantor or any Material Subsidiary of the Parent Guarantor shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Parent Guarantor or any Material Subsidiary of the Parent Guarantor any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged, unstayed or unbonded for a period of 60 days; or (iii) there shall be commenced against the Parent Guarantor or any Material Subsidiary of the Parent Guarantor any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Parent Guarantor or any Material Subsidiary of the Parent Guarantor shall take any corporate or other similar organizational action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Parent Guarantor or any Material Subsidiary of the Parent Guarantor shall be generally unable to, or shall admit in writing its general inability to, pay its debts as they become due; or

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(g)          (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any failure to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Borrower, Restricted Subsidiary or Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is in the reasonable opinion of the Administrative Agent likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA other than a standard termination pursuant to Section 4041(b) of ERISA, (v) either of the Parent Guarantor or any Commonly Controlled Entity shall, or in the reasonable opinion of the Administrative Agent is reasonably likely to, incur any liability in connection with a withdrawal from, or the Insolvency or ERISA Reorganization of, a Multiemployer Plan, or (vi) any other event or condition shall occur or exist with respect to a Plan or Foreign Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, would be reasonably expected to result in a Material Adverse Effect; or

(h)          One or more judgments or decrees shall be entered against the Parent Guarantor or any Material Subsidiary of the Parent Guarantor involving in the aggregate at any time a liability (net of any insurance or indemnity payments actually received in respect thereof prior to or within 60 days from the entry thereof, or to be received in respect thereof in the event any appeal thereof shall be unsuccessful) of $50,000,000 or more (in respect of which any right of appeal, judicial review or other judicial review process has lapsed or has been exhausted or foregone), and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(i)           (i) Any material provision of any Security Document shall cease for any reason to be in full force and effect (other than (x) pursuant to the terms hereof or thereof or (y) by reason of any act or omission by the Administrative Agent or any Lender), or any Loan Party which is a party to any such Security Document shall so assert in writing, or (ii) the Lien created by any of the Security Documents shall cease to be created or perfected in accordance with (and to the extent required by) the terms of the Loan Documents with respect to any portion of the Collateral in excess of $25,000,000 (x) in connection with any termination of such Lien in respect of any Collateral as permitted hereby or by any Security Document, (y) by reason of any act or omission by the Administrative Agent, the Collateral Agent or any Lender to take any action necessary to secure the validity or perfection of such Lien or (z) to the extent covered by a lender’s title insurance policy provided by an insurer reasonably acceptable to the Administrative Agent), and such failure of such Lien to be created or perfected shall have continued unremedied for a period of 20 days;

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[REDACTED].

Subsection 9.2          Remedies Upon an Event of Default. (a) If any Event of Default occurs and is continuing, then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of Subsection 9.1(f) with respect to any Borrower, the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement shall immediately and automatically become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower Representative, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement to be due and payable forthwith, whereupon the same shall immediately become due and payable.

(b)          Except as expressly provided above in this Section 9, to the maximum extent permitted by applicable law, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

SECTION 10. The Agents

Subsection 10.1        Appointment. (a) Each Lender hereby irrevocably designates and appoints the Agents as the agents of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes each Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to or required of such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agents shall not have any duties or responsibilities, except, in the case of the Administrative Agent and the Collateral Agent, those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent.

(b)         Each of the Agents may perform any of their respective duties under this Agreement, the other Loan Documents and any other instruments and agreements referred to herein or therein by or through its respective officers, directors, agents, employees or affiliates, or delegate any and all such rights and powers to, any one or more sub-agents appointed by such Agent (it being understood and agreed, for avoidance of doubt and without limiting the generality of the foregoing, that the Administrative Agent and the Collateral Agent may perform any of their respective duties under the Security Documents by or through one or more of their respective affiliates). Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 10 shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

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(c)         Except for Subsections 10.5, 10.8(a), 10.8(b), 10.8(c), 10.8(e), 10.13 and (to the extent of the Borrowers’ rights thereunder and the conditions included therein) 10.9, the provisions of this Section 10 are solely for the benefit of the Agents and the Lenders, and no Borrower or any other Loan Party shall have rights as a third-party beneficiary of any of such provisions.

Subsection 10.2         The Agents and Affiliates. Each person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each person serving as an Agent hereunder in its individual capacity. Such person and its affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Holdings, the Parent Borrower or any Subsidiary or other Affiliate thereof as if such person were not an Agent hereunder and without any duty to account therefor to the Lenders.

Subsection 10.3        Action by an Agent. In performing its functions and duties under this Agreement, each Agent shall act solely as an agent for the Lenders and, as applicable, the other Secured Parties, and no Agent assumes any (and shall not be deemed to have assumed any) relationship of agency or trust with or for the Parent Borrower or any of its Subsidiaries. Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact (including the Collateral Agent in the case of the Administrative Agent), and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact or counsel selected by it with reasonable care.

Subsection 10.4        Exculpatory Provisions. (a) No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, no Agent:

(i)        shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)       shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that such Agent shall not be required to take any action that, in its judgment or the judgment of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Requirement of Law; provided further that the Collateral Agent may refrain from taking any such action unless it receives written instruction to do so by the Administrative Agent; and

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(iii)       shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their Affiliates that is communicated to or obtained by the person serving as such Agent or any of its affiliates in any capacity.

(b)          No Agent shall be liable for any action taken or not taken by it (x) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Subsection 9.2 or 11.1, as applicable), (y) in the absence of its own bad faith, gross negligence or willful misconduct or (z) in the case of the Collateral Agent, with the consent or at the request of the Administrative Agent. No Agent shall be deemed to have knowledge of any Default unless and until notice describing such Default is given to such Agent by a Borrower or a Lender.

(c)          No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the creation, perfection or priority of any Lien purported to be created by the Security Documents or (v) the satisfaction of any condition set forth in Section 6 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term as used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

(d)          Each party to this Agreement acknowledges and agrees that the Agents may use an outside service provider for the tracking of all UCC financing statements required to be filed pursuant to the Loan Documents and notification to any Agent of, among other things, the upcoming lapse or expiration thereof, and that any such service provider will be deemed to be acting at the request and on behalf of the Borrowers and the other Loan Parties. No Agent shall be liable for any action taken or not taken by any such service provider.

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Subsection 10.5        Acknowledgement and Representations by Lenders. Each Lender expressly acknowledges that none of the Agents nor any of their officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of the Parent Borrower or any other Loan Party, shall be deemed to constitute any representation or warranty by such Agent to any Lender. Each Lender further represents and warrants to the Agents and each of the Loan Parties that it has had the opportunity to review each document made available to it on the Platform in connection with this Agreement and has acknowledged and accepted the terms and conditions applicable to the recipients thereof. Each Lender represents to the Agents and each of the Loan Parties that, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, it has made and will make, its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of Holdings and the Parent Borrower and the other Loan Parties, it has made its own decision to make its Loans hereunder and enter into this Agreement and it will make its own decisions in taking or not taking any action under this Agreement and the other Loan Documents and, except as expressly provided in this Agreement, none of the Agents shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. Each Lender (other than, in the case of clause (i), an Affiliated Lender, any Parent Entity or any Unrestricted Subsidiary) represents to each other party hereto (i) that it is a bank, savings and loan association or other similar savings institution, insurance company, investment fund or company or other financial institution which makes or acquires commercial loans in the ordinary course of its business, that it is participating hereunder as a Lender for such commercial purposes, and (ii) that it has the knowledge and experience to be and is capable of evaluating the merits and risks of being a Lender hereunder. Each Lender acknowledges and agrees to comply with the provisions of Subsection 11.6 applicable to the Lenders hereunder.

Subsection 10.6        Indemnity; Reimbursement by Lenders. (a) To the extent that the Parent Borrower or any other Loan Party for any reason fails to indefeasibly pay any amount required under Subsection 11.5 to be paid by it to the Administrative Agent (or any sub-agent thereof), the Collateral Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay ratably according to their respective Commitment Percentages in effect on the date on which the applicable unreimbursed expense or indemnity payment is sought under this Subsection 10.6 (or, if the applicable unreimbursed expense or indemnity payment is sought after the date upon which the Loans shall have been paid in full, ratably in accordance with their Commitment Percentages, immediately prior to such date) such unpaid amount (such indemnity shall be effective whether or not the related losses, claims, damages, liabilities and related expenses are incurred or asserted by any party hereto or any third party); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Collateral Agent (or any sub-agent thereof), or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or the Collateral Agent (or any sub-agent thereof) in connection with such capacity. The obligations of the Lenders under this Subsection 10.6 are subject to the provisions of Subsection 4.8.

(b)          Any Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document (except actions expressly required to be taken by it hereunder or under the Loan Documents) unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

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(c)          All amounts due under this Subsection 10.6 shall be payable not later than three Business Days after demand therefor. The agreements in this Subsection 10.6 shall survive the payment of the Loans and all other amounts payable hereunder.

Subsection 10.7        Right to Request and Act on Instructions. (a) Each Agent may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Loan Documents an Agent is permitted or desires to take or to grant, and if such instructions are promptly requested, the requesting Agent shall be absolutely entitled as between itself and the Lenders to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Lender for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from the Required Lenders or all or such other portion of the Lenders as shall be prescribed by this Agreement. Without limiting the foregoing, no Lender shall have any right of action whatsoever against any Agent as a result of an Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Required Lenders (or all or such other portion of the Lenders as shall be prescribed by this Agreement) and, notwithstanding the instructions of the Required Lenders (or such other applicable portion of the Lenders), an Agent shall have no obligation to any Lender to take any action if it believes, in good faith, that such action would violate applicable law or exposes an Agent to any liability for which it has not received satisfactory indemnification in accordance with the provisions of Subsection 10.6.

(b)         Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. Each Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall be entitled to rely upon the advice of any such counsel, accountants or experts and shall not be liable for any action taken or not taken by it in accordance with such advice.

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Subsection 10.8      Collateral Matters. (a) Each Lender authorizes and directs the Collateral Agent and/or the Administrative Agent to enter into (x) the Security Documents and any Intercreditor Agreement for the benefit of the Lenders and the other Secured Parties, (y) any amendments or waivers of or supplements to or other modifications to the Security Documents and any Intercreditor Agreement in connection with the incurrence by any Loan Party or any Subsidiary thereof of additional Indebtedness permitted to be secured by lien on Collateral pursuant to Subsection 8.14 (each an “Intercreditor Agreement Supplement”) to permit such additional Indebtedness to be secured by a valid, perfected lien (with such priority as may be designated by the Borrower Representative or relevant Subsidiary, to the extent that such priority is permitted by the Loan Documents) and (z) any amendments provided for under Subsections 2.6, 2.7 and 2.8, respectively. Each Lender hereby agrees, and each holder of any Revolving Credit Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Administrative Agent, Collateral Agent or the Required Lenders in accordance with the provisions of this Agreement, the Security Documents, any Intercreditor Agreement, any Intercreditor Agreement Supplement, or any agreement required in connection with an Incremental Facility pursuant to Subsection 2.6, any agreement required in connection with a Refinancing Amendment pursuant to Subsection 2.7 and any agreement required in connection with an Extension Offer pursuant to Subsection 2.8, and the exercise by the Agents or the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Each of the Collateral Agent and the Administrative Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time, to take any action with respect to any applicable Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents. Each Lender agrees that it will not have any right individually to enforce or seek to enforce any Security Document or to realize upon any Collateral for the Loans unless instructed to do so by the Collateral Agent or the Administrative Agent, as applicable, it being understood and agreed that such rights and remedies may be exercised only by the Collateral Agent or the Administrative Agent or any of their respective sub-agents or designees. The Administrative Agent may grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets or the provision of any guarantee by any Subsidiary (including extensions beyond the Closing Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Closing Date) where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Security Documents. Notwithstanding any provision herein to the contrary herein or in any Security Document, the Administrative Agent shall undertake all decisions related to all enforcement actions against the Loan Parties and their properties and assets (including the Collateral) and in the absence of its own bad faith, gross negligence or willful misconduct, the Collateral Agent shall have no liability for following the Administrative Agent’s instructions.

(b)         The Lenders hereby authorize each Agent, in each case at its option and in its discretion, (A) to release or subordinate any Lien granted to or held by such Agent upon any Collateral (i) upon payment and satisfaction of all of the Obligations under the Loan Documents at any time arising under or in respect of this Agreement or the Loan Documents or the transactions contemplated hereby or thereby that are then due and unpaid, (ii) constituting property being sold or otherwise disposed of (to Persons other than a Loan Party) upon the sale or other disposition thereof, (iii) owned by any Subsidiary Guarantor that becomes an Excluded Subsidiary or ceases to be a Restricted Subsidiary of the Parent Borrower or constituting Capital Stock of an Excluded Subsidiary, (iv) if approved, authorized or ratified in writing by the Required Lenders (or such greater amount, to the extent required by Subsection 11.1), (v) constituting Non-Core Assets or (vi) as otherwise may be expressly provided in the relevant Security Documents, (B) at the written request of the Borrower Representative to subordinate any Lien on any Excluded Assets or any other property granted to or held by such Agent, as the case may be under any Loan Document, to the holder of any Lien on such property that is permitted by Subsection 8.14 and (C) to release any Subsidiary Guarantor from its Obligations under any Loan Documents to which it is a party if such Person ceases to be a Restricted Subsidiary of the Parent Borrower or becomes an Excluded Subsidiary. Upon request by any Agent, at any time, the Required Lenders or all or such other portion of the Lenders as shall be prescribed by this Agreement will confirm in writing any Agent’s authority to release particular types or items of Collateral pursuant to this Subsection 10.8.

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(c)          The Lenders hereby authorize the Administrative Agent and the Collateral Agent, as the case may be, in each case at its option and in its discretion, to enter into any amendment, amendment and restatement, restatement, waiver, supplement or modification, and to make or consent to any filings or to take any other actions, in each case as contemplated by Subsection 11.17. Upon request by any Agent, at any time, the Required Lenders or all or such other portion of the Lenders as shall be prescribed by this Agreement will confirm in writing the Administrative Agent’s and the Collateral Agent’s authority under this Subsection 10.8(c).

(d)          No Agent shall have any obligation whatsoever to the Lenders to assure that the Collateral exists or is owned by Holdings, the Parent Borrower or any of its Restricted Subsidiaries or is cared for, protected or insured or that the Liens granted to any Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Agents in this Subsection 10.8 or in any of the Security Documents, it being understood and agreed by the Lenders that in respect of the Collateral, or any act, omission or event related thereto, each Agent may act in any manner it may deem appropriate, in its sole discretion, given such Agent’s own interest in the Collateral as a Lender and that no Agent shall have any duty or liability whatsoever to the Lenders, except for its bad faith, gross negligence or willful misconduct.

(e)          Notwithstanding any provision herein to the contrary, any Security Document may be amended (or amended and restated), restated, waived, supplemented or modified as contemplated by and in accordance with either Subsection 11.1 or 11.17, as applicable, with the written consent of the Agent party thereto and the Loan Party party thereto.

(f)          The Collateral Agent may, and hereby does, appoint the Administrative Agent as its agent for the purposes of holding any Collateral and/or perfecting the Collateral Agent’s security interest therein and for the purpose of taking such other action with respect to the collateral as such Agents may from time to time agree. Notwithstanding anything to the contrary herein or in any other Loan Document, (i) the Administrative Agent shall have no liability or obligations for the perfection or failure to perfect in any Collateral, (ii) the Administrative Agent may resign from its role as a designee and sub-agent of the Collateral Agent at any time upon 10 days’ written notice to the Borrower Representative and the Collateral Agent, without any further liability or obligation and (iii) the Collateral Agent shall have no liability or obligations relating the collection and distribution of any funds relating to any Collateral.

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Subsection 10.9      Successor Agent. Subject to the appointment of a successor as set forth herein, (i) the Administrative Agent or the Collateral Agent may be removed by the Borrower Representative or the Required Lenders if the Administrative Agent, the Collateral Agent, or a controlling affiliate of the Administrative Agent or the Collateral Agent is a Defaulting Lender and (ii) the Administrative Agent and the Collateral Agent may resign as Administrative Agent or Collateral Agent, respectively, in each case upon 10 days’ notice to the Administrative Agent, the Collateral Agent, the Lenders, the Parent Borrower and the Borrower Representative, as applicable. If the Administrative Agent or the Collateral Agent shall be removed by the Parent Borrower or the Required Lenders pursuant to clause (i) above or if the Administrative Agent or the Collateral Agent shall resign as Administrative Agent or Collateral Agent, as applicable, under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which such successor agent shall be subject to approval by the Parent Borrower; provided that such approval by the Parent Borrower in connection with the appointment of any successor Administrative Agent or Collateral Agent shall only be required so long as no Event of Default under Subsection 9.1(a) or 9.1(f) has occurred and is continuing; provided, further, that the Parent Borrower shall not unreasonably withhold its approval of any successor Administrative Agent or Collateral Agent if such successor is a commercial bank with a consolidated combined capital and surplus of at least $5,000,000,000. Upon the successful appointment of a successor agent, such successor agent shall succeed to the rights, powers and duties of the Administrative Agent or the Collateral Agent, as applicable, and the term “Administrative Agent” or “Collateral Agent”, as applicable, shall mean such successor agent effective upon such appointment and approval, and the former Agent’s rights, powers and duties as Administrative Agent or Collateral Agent, as applicable, shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Loans. After any retiring Agent’s resignation or removal as Agent, the provisions of this Section 10 (including this Subsection 10.9) shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents. The fees payable by the Borrower Representative to a successor Administrative Agent or Collateral Agent shall not be greater than those payable to its predecessor unless otherwise agreed between the Borrower Representative and such successor.

Subsection 10.10       [Reserved].

Subsection 10.11     Withholding Tax. To the extent required by any applicable law, each Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax, and in no event shall such Agent be required to be responsible for or pay any additional amount with respect to any such withholding. If the Internal Revenue Service or any other Governmental Authority asserts a claim that any Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify such Agent of a change in circumstances which rendered the exemption from or reduction of withholding tax ineffective or for any other reason, without limiting the provisions of Subsection 4.11(a), such Lender shall indemnify such Agent fully for all amounts paid, directly or indirectly, by such Agent as tax or otherwise, including any penalties or interest and together with any expenses incurred and shall make payable in respect thereof within 30 days after demand therefor. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Subsection 10.11. The agreements in this Subsection 10.11 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all other Obligations.

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Subsection 10.12      [Reserved]. [Reserved].

Subsection 10.13     Appointment of Borrower Representatives. Each Borrower hereby designates the Parent Borrower as its Borrower Representative. The Borrower Representative will be acting as agent on each Borrower’s behalf for the purposes of issuing notices of Borrowing and notices of conversion/continuation of any Loans pursuant to Section 2 and Section 4 or similar notices, giving instructions with respect to the disbursement of the proceeds of the Loans, selecting interest rate options, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Borrower or the Borrowers under the Loan Documents. The Borrower Representative hereby accepts such appointment. Each Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by the Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

Subsection 10.14     Administrative Agent May File Proofs of Claim. In case of the pendency of any Bankruptcy Proceeding or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) is hereby authorized by the Lenders, by intervention in such proceeding or otherwise:

(a)          to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Subsection 11.5) allowed in such judicial proceeding;

(b)          to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Subsection 11.5.

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Subsection 10.15       Application of Proceeds. The Lenders, the Administrative Agent and the Collateral Agent agree, as among such parties, as follows: subject to the terms of any applicable Intercreditor Agreement or Intercreditor Agreement Supplement, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Administrative Agent, the Collateral Agent, any Lender on account of amounts then due and outstanding under any of the Loan Documents (the “Collection Amounts”) shall, except as otherwise expressly provided herein, be applied as follows: first, [reserved], second, to pay all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees to the extent provided herein) due and owing hereunder of the Administrative Agent and the Collateral Agent in connection with enforcing the rights of the Agents, the Lenders under the Loan Documents (including all expenses of sale or other realization of or in respect of the Collateral and any sums advanced to the Collateral Agent (or to the Administrative Agent as its sub-agent or designee) or to preserve its security interest in the Collateral), third, to pay all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees to the extent provided herein) due and owing hereunder of each of the Lenders in connection with enforcing such Lender’s rights under the Loan Documents, fourth, (x) to the extent such amounts are collected or received pursuant to Subsection 4.4(b) or 4.4(c), to pay (on a ratable basis) interest on and principal of the Loans then outstanding as set forth in such Subsections and (y) in all other cases, to pay (on a ratable basis) (A) interest on and then principal of Loans then outstanding and (B) any outstanding obligations payable under (i) Designated Cash Management Agreements, up to the maximum amount of the exposure thereunder as notified from time to time by the Cash Management Party to the Administrative Agent pursuant to the definition of “Cash Management Reserves” and (ii) Designated Hedging Agreements up to the maximum amount of the MTM value thereunder as notified from time to time by the Hedging Party (or, if applicable, an alternative MTM value notified by the Borrower Representative pursuant to a Dealer Polling) to the Administrative Agent pursuant to the definition of “Designated Hedging Reserves”, in each case which are secured under the Security Documents, fifth, to pay obligations under Cash Management Arrangements (other than pursuant to any Designated Cash Management Agreements, but including any amounts not paid pursuant to clause “fourth”(y)(B)(i) above) and Hedging Agreements (other than pursuant to any Designated Hedging Agreements, but including any amounts not paid pursuant to clause “fourth”(y)(B)(ii) above), and sixth, to pay the surplus, if any, to whomever may be lawfully entitled to receive such surplus. To the extent that any amounts available for distribution pursuant to clause “fourth” are insufficient to pay all obligations described therein in full, such moneys shall be allocated pro rata among the Lenders based on their respective Commitment Percentages. Subject to Subsection 11.1(a)(vii), this Subsection 10.15 may be amended (and the Lenders hereby irrevocably authorize the Administrative Agent to enter into any such amendment) to the extent necessary to reflect differing amounts payable, and priorities of payments, to Lenders participating in any new classes or tranches of loans added pursuant to Subsections 2.6, 2.7 and 2.8, as applicable.

Notwithstanding the foregoing, no Excluded Obligation shall be paid with amounts received from the applicable Guarantor or Affiliate Guarantor or its respective assets, and all Excluded Obligations shall be disregarded in any application of Collection Amounts pursuant to the preceding paragraph.

Subsection 10.16      FATCA Information. (a) Upon written request, the Administrative Agent, the Collateral Agent and/or the Lenders shall provide to the Parent Guarantor and the Borrower Representative or any agent thereof any information specified by such parties that is reasonably available to the Administrative Agent, the Collateral Agent and/or the Lenders, as the case may be, and may be necessary for compliance with FATCA, subject in all cases to confidentiality provisions.

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(b)        The Administrative Agent, the Collateral Agent and the Lenders shall provide to the Parent Guarantor and the Borrower Representative upon reasonable request all reasonably available information in their possession and specifically requested by the Parent Guarantor or the Borrower Representative in connection with regulatory matters, including any information that is necessary or advisable in order for the Parent Guarantor and its Subsidiaries (or their parents and/or Affiliates) to comply with regulatory requirements, including, for the avoidance of doubt, FATCA.

SECTION 11. Miscellaneous

Subsection 11.1        Amendments and Waivers. (a) Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof, may be amended, supplemented, modified or waived except in accordance with the provisions of this Subsection 11.1. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (x) enter into with the respective Affiliate Guarantors or Loan Parties hereto or thereto, as the case may be, written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or to the other Loan Documents or changing, in any manner the rights or obligations of the Lenders or the Affiliate Guarantors or Loan Parties hereunder or thereunder or (y) waive at any Affiliate Guarantor’s or Loan Party’s request, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that amendments pursuant to Subsections 11.1(d) and 11.1(f) may be effected without the consent of the Required Lenders to the extent provided therein; provided, further, that no such waiver and no such amendment, supplement or modification shall:

(i)         (A) reduce or forgive the amount or extend the scheduled date of maturity of any Loan or of any scheduled installment thereof (including extending the Termination Date), (B) reduce the stated rate of any interest, commission or fee payable hereunder (other than as a result of any waiver of the applicability of any post-default increase in interest rates), (C) increase the amount or extend the expiration date of any Lender’s Loans or extend the scheduled date of any payment thereof or (D) change the currency in which any Loan is payable, in each case without the consent of each Lender directly and adversely affected thereby (it being understood that amendments or supplements to, or waivers or modifications of, any conditions precedent, representations, warranties, covenants, Defaults or Events of Default or of a mandatory repayment or mandatory reduction in the aggregate Loans of all Lenders shall not constitute an extension of the scheduled date of maturity, any scheduled installment, or the scheduled date of payment of the Loans of, any Lender);

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(ii)         amend, modify or waive any provision of this Subsection 11.1(a) or reduce the percentage specified in the definition of “Required Lenders” or consent to the assignment or transfer by the Parent Borrower of any of its respective rights and obligations under this Agreement and the other Loan Documents (other than pursuant to Subsection 11.6(a)), in each case without the written consent of all the Lenders;

(iii)         release Guarantors or Affiliate Guarantors accounting for all or substantially all of the value of the Guarantee of the Obligations pursuant to the Guarantee and Collateral Agreement and the Guarantee Agreement, or, in the aggregate (in a single transaction or a series of related transactions), all or substantially all of the Collateral without the consent of all of the Lenders, except as expressly permitted hereby or by any Security Document (as such documents are in effect on the date hereof or, if later, the date of execution and delivery thereof in accordance with the terms hereof);

(iv)         require any Lender to make Loans having an Interest Period of longer than six months or shorter than one month without the consent of such Lender;

(v)         amend, modify or waive any provision of Section 10 without the written consent of the then Agents;

(vi)         [reserved;]

(vii)        amend, modify or waive the order of application of payments set forth in Subsection 4.4(b) or Subsection 4.4(c) hereof, or provide for the Lenders of any tranche of Extended Loans or Incremental Facilities or of any other tranche created pursuant to Subsection 2.6, 2.7 or 2.8 to receive any portion of the payments required to be made under Subsection 4.4(b) or 4.4(c), in each case without the consent of each Lender directly and adversely affected thereby; or

(viii)        amend, modify or waive the order of application of payments set forth in the penultimate sentence of Subsection 4.4(a), or Subsection 4.8(a), 10.15 or 11.7 hereof, in each case without the consent of each Lender directly and adversely affected thereby;

provided, further, that notwithstanding and in addition to the foregoing, and in addition to Liens the Collateral Agent (or the Administrative Agent as its sub-agent or designee) is authorized to release pursuant to Subsection 10.8(b), the Administrative Agent may, in its discretion, instruct the Collateral Agent (or, to the extent applicable, the Administrative Agent as its sub-agent or designee) to release the Lien on Collateral valued in the aggregate not in excess of $7,500,000 in any Fiscal Year without the consent of any Lender (and, for the avoidance of doubt, without the consent of any other Secured Party).

(b)         Any waiver and any amendment, supplement or modification pursuant to this Subsection 11.1 shall apply to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans. In the case of any waiver, each of the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

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(c)          Notwithstanding any provision herein to the contrary, (x) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder or under any of the Loan Documents, except to the extent that the consent of such Lender would be required under clause (i) in the further proviso to the second sentence of Subsection 11.1(a) and (y) no Disqualified Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder or under any of the Loan Documents.

(d)          Subject in the case of clauses (ii) through (iv) of this Subsection 11.1(d) to Subsection 11.1(a)(vii), but otherwise notwithstanding any other provision the contrary herein, this Agreement and the other Loan Documents may be amended (i) to cure any ambiguity, mistake, omission, defect or inconsistency, with the consent of the Borrower Representative and the Administrative Agent, (ii) in accordance with Subsection 2.6, to incorporate the terms of any Incremental Facility with the written consent of the Borrower Representative and Lenders providing such Incremental Facility, (iii) by a Refinancing Amendment in accordance with Subsection 2.7, with the written consent of the Borrower Representative and the Lenders providing such Credit Agreement Refinancing Indebtedness, (iv) in accordance with Subsection 2.8, to effectuate an Extension with the written consent of the Borrower Representative and the Extending Lenders and (v) in accordance with Subsection 7.11, to change the financial reporting convention. Without limiting the generality of the foregoing, any provision of this Agreement and the other Loan Documents, including, subject to Subsection 11.1(a)(vii), Subsection 4.4, 4.8 or 10.15, may be amended as set forth in the immediately preceding sentence to provide for non-pro rata borrowings and payments of any amounts hereunder as between any tranche hereunder (including any tranche of Extended Loans or Incremental Facilities and any other tranche created pursuant to Subsection 2.6, 2.7 or 2.8), or to provide for the inclusion, as appropriate, of the Lenders of any tranche of Extended Loans or Incremental Facilities or of any other tranche created pursuant to Subsection 2.6, 2.7 or 2.8 in any required vote or action of the Required Lenders, the Supermajority Lenders or the Lenders of each Tranche hereunder. The Administrative Agent hereby agrees (if requested by the Borrower Representative) to execute any amendment referred to in this clause (d) or an acknowledgement thereof.

(e)          Notwithstanding any provision herein to the contrary, this Agreement may be amended (or deemed amended) or amended and restated with the written consent of the Required Lenders, the Administrative Agent and the Borrowers (x) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the existing Facilities and the accrued interest and fees in respect thereof, (y) to include, as appropriate, the Lenders holding such credit facilities in any required vote or action of the Required Lenders or of the Lenders of each Facility hereunder and (z) to provide class protection for any additional credit facilities.

(f)           Notwithstanding any provision herein to the contrary, any Security Document may be amended (or amended and restated), restated, waived, supplemented or modified as contemplated by Subsection 11.17 with the written consent of the Agent party thereto and the Loan Party party thereto.

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(g)          If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement and/or any other Loan Document as contemplated by Subsection 11.1(a), the consent of each Lender or each affected Lender, as applicable, is required and the consent of the Required Lenders at such time is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained (each such other Lender, a “Non-Consenting Lender”) then the Borrower Representative may, on notice to the Administrative Agent and the Non-Consenting Lender, replace such Non-Consenting Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Subsection 11.6 (with the assignment fee and any other costs and expenses to be paid by the Borrower Representative in such instance) all of its rights and obligations under this Agreement to one or more assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower Representative to find a replacement Lender; provided, further, that the applicable assignee shall have agreed to the applicable change, waiver, discharge or termination of this Agreement and/or the other Loan Documents; and provided, further, that all obligations of the Borrowers owing to the Non-Consenting Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender (or, at the Borrower Representative’s option, by a Borrower) to such Non-Consenting Lender concurrently with such Assignment and Acceptance. In connection with any such replacement under this Subsection 11.1(g), if the Non-Consenting Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance and/or any other documentation necessary to reflect such replacement by the later of (a) the date on which the replacement Lender executes and delivers such Assignment and Acceptance and/or such other documentation and (b) the date as of which all obligations of the Borrowers owing to the Non-Consenting Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such Non-Consenting Lender, then such Non-Consenting Lender shall be deemed to have executed and delivered such Assignment and Acceptance and/or such other documentation as of such date and the applicable Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or such other documentation on behalf of such Non-Consenting Lender, and the Administrative Agent shall record such assignment in the Register.

(h)         Upon the execution by the Parent Borrower and delivery to the Administrative Agent of a Subsidiary Borrower Termination with respect to any Subsidiary Borrower, such Subsidiary Borrower shall cease to be a Borrower; provided that the Subsidiary Borrower Termination shall not be effective (other than to terminate its right to borrow additional Loans under this Agreement) unless (x) another Borrower shall remain liable for the principal of or interest on any Loan to such Subsidiary Borrower outstanding hereunder or (y) the obligations of such Subsidiary Borrower shall have been assumed by another Borrower on terms and conditions reasonably satisfactory to the Administrative Agent. In the event that such Subsidiary Borrower shall cease to be a Subsidiary of the Parent Borrower, the Parent Borrower shall promptly execute and deliver to the Administrative Agent a Subsidiary Borrower Termination terminating its status as a Borrower, subject to the proviso in the immediately preceding sentence.

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Subsection 11.2         Notices. (a) All notices, requests, and demands to or upon the respective parties hereto to be effective shall be in writing (including facsimile or electronic mail), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three days after being deposited in the mail, postage prepaid, or, in the case of facsimile notice or electronic mail, when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day) or, in the case of delivery by a nationally recognized overnight courier, when received, addressed as follows in the case of the Borrowers, the Administrative Agent and the Collateral Agent, and as set forth in Schedule A in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Loans:

The Parent Guarantor or the Parent Borrower	c/o CHC Helicopter
(including in its capacity as Borrower Representative):	600 East Las Colinas Blvd., 10th Flr
Irving, TX 75039
Attention: Nicolas P. Stable and Aoife
Considine
Telephone: +1-214-262-7437 and +353 1
6343096
Email: Nicolas.Stable@chc.ca and
Aoife.Considine@chc.ca

In each case with copies (which shall not constitute notice) to:	Debevoise & Plimpton LLP
65 Gresham Street
London EC2V 7NQ
Attention: Geoffrey P. Burgess
	Facsimile:	+44 20 7588 4180
	Telephone:	+44 20 7786 9075
Email: gpburgess@debevoise.com

The Administrative Agent:	Morgan Stanley Senior Lending, Inc.
1585 Broadway
New York, NY 10036
	Attention:	Lisa Hanson
	Facsimile:	(212) 507-0993
	Telephone:	(212) 761-6894
Email: Lisa.Hanson@morganstanley.com

With copies (which shall not constitute notice) to:	Paul Hastings LLP
200 Park Avenue
New York, NY 10166
	Attention:	Leslie A. Plaskon
	Facsimile:	(212) 230-7701
	Telephone:	(212) 318-6421
Email: leslieplaskon@paulhastings.com

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The Collateral Agent:	BNP Paribas S.A.
[16, rue de Hanovre
75002 Paris
ACI: CAT04B1
Facsimile : +33 1 43 16 82 54
Telephone : +33 1 43 16 82 33 (Noëlle Courtin) / +33 1 42 98 60 77 (Philippe Laude)

Email: noelle.courtin@bnpparibas.com;
philippe.laude@bnpparibas.com;
axel.rohrlich@bnpparibas.com;
camille.brunel@bnpparibas.com]

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to Subsection 4.4 or 4.8 shall not be effective until received.

(b)         Without in any way limiting the obligation of any Loan Party and its Subsidiaries to confirm in writing any telephonic notice permitted to be given hereunder, the Administrative Agent may prior to receipt of written confirmation act without liability upon the basis of such telephonic notice, believed by the Administrative Agent in good faith to be from a Responsible Officer of a Loan Party.

(c)         Loan Documents may be transmitted and/or signed by facsimile or other electronic means (i.e., a “pdf” or “tiff”). The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as manually signed originals and shall be binding on each Loan Party, each Agent and each Lender. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any facsimile or other electronic document or signature.

(d)         Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including electronic mail and Internet or intranet websites). Unless the Administrative Agent otherwise prescribes (with the Borrower Representative’s consent), (i) notices and other communications sent to an e-mail address shall be deemed to have been duly made or given when delivered, provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been delivered at the opening of business on the next Business Day, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the posting thereof.

(e)        THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANT THE ACCURACY OR COMPLETENESS OF MATERIALS AND/OR INFORMATION PROVIDED BY OR ON BEHALF OF ANY BORROWER HEREUNDER (THE “BORROWER MATERIALS”) OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.

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(f)         Each Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower Representative and the Administrative Agent.

(g)         All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Subsection 11.3        No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent, any Lender or any Loan Party, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Subsection 11.4        Survival of Representations and Warranties. All representations and warranties made hereunder and in the other Loan Documents (or in any amendment, modification or supplement hereto or thereto) and in any certificate delivered pursuant hereto or such other Loan Documents shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

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Subsection 11.5        Payment of Expenses and Taxes. Subject in all cases to Subsection 11.25(a) (for the avoidance of doubt and without limiting the generality thereof), the Borrowers, jointly and severally, agree (a) to pay or reimburse the Agents for (1) all their reasonable and documented out-of-pocket costs and expenses incurred in connection with (i) the development, preparation, execution and delivery of any amendment, supplement or modification to this Agreement and the other Loan Documents, and any other documents prepared in connection herewith or therewith (it being understood that the Borrowers shall not be liable for any costs or expenses incurred in connection with the development, preparation, execution and delivery of the Loan Documents delivered on the Closing Date), (ii) [reserved] and (iii) efforts to monitor the Loans and verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Collateral in accordance with the terms of the Loan Documents, and (2) the reasonable and documented fees and disbursements of Paul Hastings LLP, solely in its capacity as counsel to the Administrative Agent, [●], solely in its capacity as counsel to the Collateral Agent, one firm of special aviation counsel to the Administrative Agent and, if necessary, and such other special or local counsel, consultants, advisors, appraisers and auditors whose retention (other than during the continuance of an Event of Default) is approved by the Borrower Representative, (b) to pay or reimburse each Lender and the Agents for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights under this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, including the fees and disbursements of counsel to the Agents and the Lenders, (c) to pay, indemnify, or reimburse each Lender and the Agents for, and hold each Lender and the Agents harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, any stamp, documentary, recording, filing and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution, delivery or enforcement of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify or reimburse each Lender, each Agent (and any sub-agent thereof) and each Related Party of any of the foregoing Persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against, any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to (i) the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans, (ii) the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Parent Guarantor or any of its Restricted Subsidiaries or any of the property of the Parent Guarantor or any of its Restricted Subsidiaries, or any other property at which Materials of Environmental Concern generated by the Parent Guarantor or any of its Restricted Subsidiaries was managed, released, or discharged, or (iii) of any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Affiliate Guarantor or Loan Party and regardless of whether any Indemnitee is a party thereto (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”); provided that none of the Parent Guarantor and the Borrowers shall have any obligation hereunder to any Agent (or any sub-agent thereof) or any Lender (or any Related Party of any of the foregoing Persons) with respect to Indemnified Liabilities arising from (i) the gross negligence, bad faith or willful misconduct of any such Agent (or any sub-agent thereof) or Lender (or any Related Party of any of the foregoing Persons), as the case may be, as determined by a court of competent jurisdiction in a final and non-appealable decision, (ii) a material breach of the Loan Documents by any such Agent (or any sub-agent thereof) or Lender (or any Related Party of any of the foregoing Persons), as the case may be, as determined by a court of competent jurisdiction in a final and non-appealable decision, or (iii) claims against such Indemnitee or any Related Party brought by any other Indemnitee that do not involve claims against any Agent in its capacity as such. None of the Parent Guarantor and the Borrowers nor any Indemnitee shall be liable for any indirect, special, punitive or consequential damages hereunder; provided that nothing contained in this sentence shall limit the Borrowers’ indemnity under this Subsection 11.5 to the extent that such indirect, special, punitive or consequential damages are included in any third-party claim in connection with which such Indemnitee is entitled to indemnification hereunder. All amounts due under this Subsection 11.5 shall be payable not later than 30 days after written demand therefor. Statements reflecting amounts payable by the Affiliate Guarantors or the Loan Parties pursuant to this Subsection 11.5 shall be submitted to the address of the Borrower Representative set forth in Subsection 11.2, or to such other Person or address as may be hereafter designated by the Borrower Representative in a notice to the Administrative Agent. Notwithstanding the foregoing, (A) except as provided in Subsections 11.5(b) and 11.5(c) above, none of the Parent Guarantor and the Borrowers shall have any obligation under this Subsection 11.5 to any Indemnitee with respect to any tax, levy, impost, duty, charge, fee, deduction or withholding imposed, levied, collected, withheld or assessed by any Governmental Authority and (B) [REDACTED]. The agreements in this Subsection 11.5 shall survive repayment of the Loans and all other amounts payable hereunder.

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Subsection 11.6        Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) none of the Borrowers may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of each Lender (and any attempted assignment or transfer by the Parent Guarantor or any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with Subsection 4.13(d), Subsection 4.15(c), Subsection 11.1(g) and this Subsection 11.6.

(b)        (i) Subject to the conditions set forth in Subsection 11.6(b)(ii) below, any Lender other than a Conduit Lender may, in the ordinary course of business and in accordance with applicable law, assign (other than to a Disqualified Lender, to any natural person or to the Parent Guarantor or any of their respective Subsidiaries) to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including its Loans, pursuant to an Assignment and Acceptance) with the prior written consent of:

(1)         the Borrower Representative (such consent not to be unreasonably withheld, conditioned or delayed, in the case of an assignment to a commercial bank); provided that no consent of the Parent Borrower shall be required for an assignment if an Event of Default under Subsection 9.1(a) or 9.1(f) with respect to the Parent Borrower has occurred and is continuing; and

(2)         the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed).

(ii)         Assignments shall be subject to the following additional conditions:

(1)         except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Loans under any Facility, the amount of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless the Borrower Representative and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower Representative shall be required if an Event of Default under Subsection 9.1(a) or 9.1(f) with respect to the Parent Borrower has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates, if any;

(2)         the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 (unless waived by the Administrative Agent in any given case); provided that for concurrent assignments to two or more Lenders or Affiliates of a Lender, such assignment fee shall only be required to be paid once in respect of and at the time of such assignments; and

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(3)         the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire.

(iii)     Subject to acceptance and recording thereof pursuant to clause (b)(iv) below, from and after the effective date specified in each Assignment and Acceptance the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of (and bound by any related obligations under) Subsections 4.10, 4.11, 4.13, 4.15 and 11.5, and bound by its continuing obligations under Subsection 11.16). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with Subsection 4.13(d), Subsection 4.15(c), Subsection 11.1(g) and this Subsection 11.6 shall, to the extent that it would comply with Subsection 11.6(c), be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Subsection 11.6 (and any attempted assignment, transfer or participation which does not comply with this Subsection 11.6 shall be null and void).

(iv)    The Borrowers hereby collectively designate the Administrative Agent, and the Administrative Agent agrees, to serve as the Borrowers’ agent, solely for purposes of this Subsection 11.6, to maintain at one of its offices in New York, New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and interest and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, and solely with respect to entries applicable to such Lender, any Lender, at any reasonable time and from time to time upon reasonable prior notice. Notwithstanding anything herein to the contrary, any assignment by a Lender to a Disqualified Lender shall be deemed null and void ab initio and the Register shall be modified to reflect a reversal of such assignment, and the Borrowers shall be entitled to pursue any remedy available to them (whether at law or in equity, including specific performance to unwind such assignment) against the Lender and such Disqualified Lender. In no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any prospective assignee is a Disqualified Lender. Notwithstanding the foregoing, in no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any Lender is an Affiliated Lender nor shall the Administrative Agent be obligated to monitor the aggregate amount of Loans held by Affiliated Lenders. Upon request by the Administrative Agent, the Borrower Representative shall use commercially reasonable efforts to (i) promptly (and in any case, not less than five Business Days (or shorter period as agreed to by the Administrative Agent) prior to the proposed effective date of any amendment, consent or waiver pursuant to Subsection 11.1) provide to the Administrative Agent, a list of, to the Borrower Representative’s knowledge, all Affiliated Lenders holding Loans at the time of such notice and (ii) not less than five Business Days (or shorter period as agreed to by the Administrative Agent) prior to the proposed effective date of any amendment, consent or waiver pursuant to Subsection 11.1, provide to the Administrative Agent, a list of, to the Borrower Representative’s knowledge, all Affiliated Debt Funds holding Loans at the time of such notice.

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(v)     Each Lender that sells a participation shall, acting for itself and, solely for this purpose, as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, or its other obligations under any Loan Document) except to the extent that such disclosure is necessary (x) to establish that such commitment, loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or (y) for any Borrower to enforce its rights hereunder. The entries in the Participant Register shall be conclusive absent manifest error, and a Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(vi)     Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender (unless such assignment is being made in accordance with Subsection 4.13(d), Subsection 4.15(c), or Subsection 11.1(g), in which case the effectiveness of such Assignment and Acceptance shall not require execution by the assigning Lender) and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in this Subsection 11.6(b) and any written consent to such assignment required by this Subsection 11.6(b), the Administrative Agent shall accept such Assignment and Acceptance, record the information contained therein in the Register and give prompt notice of such assignment and recordation to the Borrower Representative. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this clause (vi).

(vii)      On or prior to the effective date of any assignment pursuant to this Subsection 11.6(b), the assigning Lender shall surrender to the Administrative Agent any outstanding Notes held by it evidencing Loans which are being assigned. Any Notes surrendered by the assigning Lender shall be returned by the Administrative Agent to the Borrower Representative marked “cancelled”.

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Notwithstanding the foregoing provisions of this Subsection 11.6(b) or any other provision of this Agreement, if the Borrower Representative shall have consented thereto in writing in its sole discretion, the Administrative Agent shall have the right, but not the obligation, to effectuate assignments of Loans via an electronic settlement system acceptable to Administrative Agent and the Borrower Representative as designated in writing from time to time to the Lenders by Administrative Agent (the “Settlement Service”). At any time when the Administrative Agent elects, in its sole discretion, to implement such Settlement Service, each such assignment shall be effected by the assigning Lender and proposed Assignee pursuant to the procedures then in effect under the Settlement Service, which procedures shall be subject to the prior written approval of the Borrower Representative and shall be consistent with the other provisions of this Subsection 11.6(b). Each assigning Lender and proposed Assignee shall comply with the requirements of the Settlement Service in connection with effecting any assignment of Loans pursuant to the Settlement Service. Assignments and assumptions of the Loans shall be effected by the provisions otherwise set forth herein until the Administrative Agent notifies the Lenders of the Settlement Service as set forth herein. The Borrower Representative may withdraw its consent to the use of the Settlement Service at any time upon notice to the Administrative Agent, and thereafter assignments and assumptions of the Loans shall be effected by the provisions otherwise set forth herein.

Furthermore, no Assignee, which as of the date of any assignment to it pursuant to this Subsection 11.6(b) would be entitled to receive any greater payment under Subsection 4.10 or 11.5 than the assigning Lender would have been entitled to receive as of such date under such Subsections with respect to the rights assigned, shall, notwithstanding anything to the contrary in this Agreement, be entitled to receive such greater payments unless the assignment was made after an Event of Default under Subsection 9.1(a) or 9.1(f) has occurred and is continuing or the Borrower Representative has expressly consented in writing to waive the benefit of this provision at the time of such assignment.

(c)         (i) Any Lender other than a Conduit Lender may, in the ordinary course of its business and in accordance with applicable law, without the consent of the Borrower Representative or the Administrative Agent, sell participations (other than to any Disqualified Lender, or a natural person or the Parent Borrower or any of the Parent Borrower’s Affiliates or its Subsidiaries (other than Permitted Affiliated Assignees)) to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, (D) the Borrower Representative, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (E) in the case of any participation to a Permitted Affiliated Assignee, such participation shall be governed by the provisions of Subsection 11.6(h) (other than subclauses (i) and (iii) thereof) to the same extent as if each reference therein to an assignment of a Loan were to a participation of a Loan and the references to Affiliated Lender were to such Permitted Affiliated Assignee in its capacity as a participant. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, supplement, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, supplement, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to clause (i) or (iii) of the second proviso to the second sentence of Subsection 11.1(a) and (2) directly affects such Participant. Subject to Subsection 11.6(c)(ii), each Borrower agrees that each Participant shall be entitled to the benefits of (and shall have the related obligations under) Subsections 4.10, 4.11, 4.13, 4.15 and 11.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Subsection 11.6(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Subsection 11.7(b) as though it were a Lender, provided that such Participant shall be subject to Subsection 11.7(a) as though it were a Lender. Notwithstanding the foregoing, no Lender shall be permitted to sell participations under this Agreement to any Disqualified Lender and any such participation shall be void ab initio, except to the extent that the Borrower Representative has consented to such participation in writing (in which case such Lender will not be considered a Disqualified Lender solely for that particular participation). Any attempted participation which does not comply with this Subsection 11.6 shall be null and void.

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(ii)     No Loan Party shall be obligated to make any greater payment under Subsection 4.10 or 11.5 than it would have been obligated to make in the absence of any participation, unless the sale of such participation is made with the prior written consent of the Borrower Representative and the Borrower Representative expressly waives the benefit of this provision at the time of such participation. Any Participant that is not incorporated under the laws of the United States of America or a state thereof shall not be entitled to the benefits of Subsection 4.11 unless such Participant complies with Subsections 4.11(b) and 4.11(c) and provides the forms and certificates referenced therein to the Lender that granted such participation.

(d)         Any Lender, without the consent of the Borrower Representative or the Administrative Agent, may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or central bank of a member state of the European Union, and this Subsection 11.6 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute (by foreclosure or otherwise) any such pledgee or Assignee for such Lender as a party hereto.

(e)          No assignment or participation made or purported to be made to any Assignee or Participant shall be effective without the prior written consent of the Borrower Representative if it would require any Borrower to make any filing with any Governmental Authority or qualify any Loan or Note under the laws of any jurisdiction, and the Borrower Representative shall be entitled to request and receive such information and assurances as it may reasonably request from any Lender or any Assignee or Participant to determine whether any such filing or qualification is required or whether any assignment or participation is otherwise in accordance with applicable law.

(f)          Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower Representative or the Administrative Agent and without regard to the limitations set forth in Subsection 11.6(b). Each Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any domestic or foreign bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state, federal or provincial bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance. Each such indemnifying Lender shall pay in full any claim received from each such Borrower pursuant to this Subsection 11.6(f) within 30 Business Days of receipt of a certificate from a Responsible Officer of the Borrower Representative specifying in reasonable detail the cause and amount of the loss, cost, damage or expense in respect of which the claim is being asserted, which certificate shall be conclusive absent manifest error. Without limiting the indemnification obligations of any indemnifying Lender pursuant to this Subsection 11.6(f), in the event that the indemnifying Lender fails timely to compensate each such Borrower for such claim, any Loans held by the relevant Conduit Lender shall, if requested by the Borrower Representative, be assigned promptly to the Lender that administers the Conduit Lender and the designation of such Conduit Lender shall be void.

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(g)         If the Borrower Representative wishes to replace the Loans under any Facility with ones having different terms, it shall have the option, with the consent of the Administrative Agent and subject to at least three Business Days’ (or such shorter period as agreed to by the Administrative Agent in its reasonable discretion) advance notice to the Lenders under such Facility, instead of prepaying the Loans to be replaced, to (i) require the Lenders under such Facility to assign such Loans to the Administrative Agent or its designees and (ii) amend the terms thereof in accordance with Subsection 11.1. Pursuant to any such assignment, all Loans to be replaced shall be purchased at par (allocated among the Lenders under such Facility in the same manner as would be required if such Loans were being optionally prepaid), accompanied by payment of any accrued interest thereon. By receiving such purchase price (including accrued interest, fees and indemnity payments), the Lenders under such Facility shall automatically be deemed to have assigned the Loans under such Facility pursuant to the terms of the form of the Assignment and Acceptance, the Administrative Agent shall record such assignment in the Register and accordingly no other action by such Lenders shall be required in connection therewith. The provisions of this clause (g) are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.

(h)          [reserved].

(i)          (i) Notwithstanding anything to the contrary in this Agreement, with respect to any assignment to or by an Affiliated Lender that is not an Affiliated Debt Fund:

(A)         such Affiliated Lender and such other Lender shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit K hereto (an “ Affiliated Lender Assignment and Assumption”) and the Administrative Agent shall record such assignment in the Register;

(B)         at the time of such assignment after giving effect to such assignment, the aggregate principal amount of all Loans held (or participated in) by Affiliated Lenders that are not Affiliated Debt Funds shall not exceed 25.0% of the aggregate principal amount of all Loans (the “Affiliated Lender Cap”) outstanding under this Agreement; provided that to the extent that any assignment to an Affiliated Lender would result in the aggregate principal amount of all Loans held by Affiliated Lenders exceeding the Affiliated Lender Cap, the assignment of such excess amount will be void ab initio;

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(C)         any such Loans acquired by (x) Holdings, the Parent Borrower or a Restricted Subsidiary shall be retired or cancelled promptly upon the acquisition thereof and (y) an Affiliated Lender may, with the consent of the Borrower Representative, be contributed to the Parent Borrower, whether through a Parent Entity or otherwise, and exchanged for debt or equity securities of the Parent Borrower or such Parent Entity that are otherwise permitted to be issued at such time pursuant to the terms of this Agreement, so long as any Loans so acquired by the Parent Borrower shall be retired and cancelled promptly upon the acquisition thereof;

(D)         such assignment may only relate to or be in respect of Loans and related Obligations; and

(E)         each Lender making such assignment to, or taking such assignment from, such Affiliated Lender acknowledges and agrees that in connection with such assignment, (1) such Affiliated Lender and/or its Affiliates then may have, and later may come into possession of information regarding the Loans or the Loan Parties hereunder that is not known to such Lender and that may be material to a decision by such Lender to enter into such assignment (“Excluded Information”), (2) such Lender has independently and, without reliance on the Affiliated Lender, Holdings, the Parent Borrower or any of its Subsidiaries, the Administrative Agent or any other Lender or any of their respective Affiliates, has made its own analysis and determination to enter into such assignment notwithstanding such Lender’s lack of knowledge of the Excluded Information and (3) none of the Affiliated Lender, Holdings, the Parent Borrower and its Subsidiaries, the Administrative Agent, the other Lenders or any of their respective Affiliates shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against the Affiliated Lender, Holdings, the Parent Borrower or its Subsidiaries, the Administrative Agent, the other Lenders and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information. Each Lender entering into such an assignment further acknowledges that the Excluded Information may not be available to the Administrative Agent or the other Lenders.

Each Affiliated Lender agrees to notify the Administrative Agent promptly (and in any event within 10 Business Days) if it acquires any Person who is also a Lender, and each Lender agrees to notify the Administrative Agent promptly (and in any event within 10 Business Days) if it becomes an Affiliated Lender.

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(ii)     Notwithstanding anything to the contrary in this Agreement, no Affiliated Lender that is not an Affiliated Debt Fund shall have any right to (A) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Loan Parties are not invited, (B) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among the Administrative Agent and/or one or more Lenders, except to the extent that such information or materials have been made available to the Borrower Representative or its representatives or (C) receive advice of counsel to the Administrative Agent, the Collateral Agent or any other Lender or challenge their attorney client privilege.

(iii)     Notwithstanding anything in Subsection 11.1 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders, all affected Lenders or all Lenders have (A) consented (or not consented) to any amendment or waiver of any provision of this Agreement or any other Loan Document or any departure by any Loan Party therefrom, (B) otherwise acted on any matter related to any Loan Document, or (C) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, an Affiliated Lender that is not an Affiliated Debt Fund shall be deemed to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not such Affiliated Lenders; provided that, (I) to the extent that any Lenders are being compensated by the Borrowers for consenting to an amendment, modification, waiver or any other action, each Affiliated Lender who has been deemed to have voted its Loans in accordance with this Subsection 11.6(h)(iii) shall be entitled to be compensated on the same basis as each consenting Lender as if it had voted all of its Loans in favor of the applicable amendment, modification, waiver or other action); (II) no amendment, modification, waiver, consent or other action with respect to any Loan Document shall deprive such Affiliated Lender of its ratable share of any payments of Loans to which such Affiliated Lender is entitled under the Loan Documents without such Affiliated Lender providing its consent; and (III) that such Affiliated Lender shall have the right to approve any amendment, modification, waiver or consent that (x) disproportionately and adversely affects such Affiliated Lender in its capacity as a Lender or affects such Affiliated Lender differently in its capacity as a Lender than other Lenders or (y) is of the type described in Subsections 11.1(a)(i) through 11.1(a)(viii) (other than subclauses (v) and (vi)); and in furtherance of the foregoing, (x) the Affiliated Lender agrees to execute and deliver to the Administrative Agent any instrument reasonably requested by the Administrative Agent to evidence the voting of its interest as a Lender in accordance with the provisions of this Subsection 11.6(h)(iii); provided that if the Affiliated Lender fails to promptly execute such instrument such failure shall in no way prejudice any of the Administrative Agent’s rights under this Subsection 11.6(h)(iii) and (y) the Administrative Agent is hereby appointed (such appointment being coupled with an interest) by such Affiliated Lender as such Affiliated Lender’s attorney-in-fact, with full authority in the place and stead of such Affiliated Lender and in the name of such Affiliated Lender, from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this Subsection 11.6(h)(iii).

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(iv)     Each Affiliated Lender that is not an Affiliated Debt Fund, solely in its capacity as a Lender, hereby agrees, and each Affiliated Lender Assignment and Assumption agreement shall provide a confirmation that, if any of Holdings, the Borrowers or any Restricted Subsidiary shall be subject to any voluntary or involuntary bankruptcy, reorganization, insolvency or liquidation proceeding (each, a “Bankruptcy Proceeding”), (i) such Affiliated Lender shall not take any step or action in such Bankruptcy Proceeding to object to, impede, or delay the exercise of any right or the taking of any action by the Administrative Agent (or the taking of any action by a third party that is supported by the Administrative Agent) in relation to such Affiliated Lender’s claim with respect to its Loans (including objecting to any debtor in possession financing, grant of adequate protection, sale or disposition, compromise, or plan of reorganization) so long as such Affiliated Lender in its capacity as a Lender is treated in connection with such exercise or action on the same or better terms as the other Lenders and (ii) with respect to any matter requiring the vote of Lenders during the pendency of a Bankruptcy Proceeding (including voting on any plan of reorganization), the Loans held by such Affiliated Lender (and any Claim with respect thereto) shall be deemed to be voted in accordance with Subsection 11.6(h)(iii) above, so long as such Affiliated Lender in its capacity as a Lender is treated in connection with the exercise of such right or taking of such action on the same or better terms as the other Lenders. For the avoidance of doubt, the Lenders and each Affiliated Lender that is not an Affiliated Debt Fund agree and acknowledge that the provisions set forth in this Subsection 11.6(h)(iv) and the related provisions set forth in each Affiliated Lender Assignment and Assumption constitute a “subordination agreement” as such term is contemplated by, and utilized in, Section 510(a) of the United States Bankruptcy Code, and, as such, it is their intention that this Subsection 11.6(h)(iv) would be enforceable for all purposes in any case where Holdings, the Parent Borrower or any Restricted Subsidiary has filed for protection under any law relating to bankruptcy, insolvency or reorganization or relief of debtors applicable to Holdings, the Parent Borrower or such Restricted Subsidiary, as applicable. Each Affiliated Lender that is not an Affiliated Debt Fund hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Affiliated Lender’s attorney-in-fact, with full authority in the place and stead of such Affiliated Lender and in the name of such Affiliated Lender (solely in respect of Loans and participations therein and not in respect of any other claim or status such Affiliated Lender may otherwise have), from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this Subsection 11.6(h)(iv).

(j)          Notwithstanding anything to the contrary in this Agreement, Subsection 11.1 or the definition of “Required Lenders” (x) with respect to any assignment or participation to or by an Affiliated Debt Fund, such assignment or participation shall be made pursuant to an open market purchase and (y) for purposes of determining whether the Required Lenders have (i) consented (or not consented) to any amendment, supplement, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Loan Document, or (iii) directed or required the Administrative Agent, Collateral Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, all Loans held by Affiliated Debt Funds may not account for more than 50.0% of the Loans of consenting Lenders included in determining whether the Required Lenders have consented to any action pursuant to Subsection 11.1.

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Subsection 11.7        Adjustments; Set-off; Calculations; Computations. (a) If any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Loans owing to it, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Subsection 9.1(f), or otherwise (except pursuant to Subsection 2.6, 2.7, 2.8, 4.4, 4.10, 4.13(d), 11.1(g) or 11.6)), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans owing to it, or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders an interest (by participation, assignment or otherwise) in such portion of each such other Lender’s Loans owing to it, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)          In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower Representative, any such notice being expressly waived by the Borrower Representative to the extent permitted by applicable law, upon the occurrence of an Event of Default under Subsection 9.1(a) to set-off and appropriate and apply against any amount then due and payable under Subsection 9.1(a) by such Borrower any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of such Borrower. Each Lender agrees promptly to notify the Borrower Representative and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

Subsection 11.8       Judgment. (a) If, for the purpose of obtaining or enforcing judgment against any Loan Party in any court in any jurisdiction, it becomes necessary to convert into any other currency (such other currency being hereinafter in this Subsection 11.8 referred to as the “Judgment Currency”) an amount due under any Loan Document in any currency (the “Obligation Currency”) other than the Judgment Currency, the conversion shall be made at the rate of exchange prevailing on the Business Day immediately preceding the date of actual payment of the amount due, in the case of any proceeding in the courts of any other jurisdiction that will give effect to such conversion being made on such date, or the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the applicable date as of which such conversion is made pursuant to this Subsection 11.8 being hereinafter in this Subsection 11.8 referred to as the “Judgment Conversion Date”).

(b)          If, in the case of any proceeding in the court of any jurisdiction referred to in Subsection 11.8(a), there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual receipt for value of the amount due, the applicable Loan Party shall pay such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount actually received in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of the Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date. Any amount due from any Loan Party under this Subsection 11.8(b) shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of any of the Loan Documents.

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(c)         The term “rate of exchange” in this Subsection 11.8 means the rate of exchange at which the Administrative Agent, on the relevant date at or about 12:00 noon (New York City time), would be prepared to sell, in accordance with its normal course foreign currency exchange practices, the Obligation Currency against the Judgment Currency.

Subsection 11.9        Counterparts. This Agreement may be executed by one or more of the parties to this Agreement in any number of separate counterparts (including by facsimile and other electronic transmission), and all of such counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be delivered to the Borrower Representative and the Administrative Agent.

Subsection 11.10    Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Subsection 11.11      Integration. The Settlement Agreement (including Sections 3.8, 7.1, 7.2, 8.1, 9.1 and 9.3 thereof), this Agreement and the other Loan Documents represent the entire agreement of each of the Loan Parties party hereto and thereto, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by any of the Loan Parties party hereto, the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to in the Settlement Agreement, herein or in the other Loan Documents, as applicable.

Subsection 11.12     Governing Law. THIS AGREEMENT AND ANY NOTES AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND ANY NOTES SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT THAT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

Subsection 11.13     Submission to Jurisdiction; Waivers. Except during the pendency of the Chapter 11 Cases, during which the Bankruptcy Court shall have exclusive jurisdiction, each party hereto hereby irrevocably and unconditionally:

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(a)          submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party to the exclusive general jurisdiction of the Supreme Court of the State of New York for the County of New York (the “New York Supreme Court”), and the United States District Court for the Southern District of New York (the “Federal District Court,” and together with the New York Supreme Court, the “New York Courts”) and appellate courts from either of them; provided that nothing in this Agreement shall be deemed or operate to preclude (i) any Agent from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations (in which case any party shall be entitled to assert any claim or defense, including any claim or defense that this Subsection 11.13 would otherwise require to be asserted in a legal action or proceeding in a New York Court), or to enforce a judgment or other court order in favor of the Administrative Agent or the Collateral Agent, (ii) any party from bringing any legal action or proceeding in any jurisdiction for the recognition and enforcement of any judgment, (iii) if all such New York Courts decline jurisdiction over any Person, or decline (or in the case of the Federal District Court, lack) jurisdiction over any subject matter of such action or proceeding, a legal action or proceeding may be brought with respect thereto in another court having jurisdiction and (iv) in the event a legal action or proceeding is brought against any party hereto or involving any of its assets or property in another court (without any collusive assistance by such party or any of its Subsidiaries or Affiliates), such party from asserting a claim or defense (including any claim or defense that this Subsection 11.13(a) would otherwise require to be asserted in a legal proceeding in a New York Court) in any such action or proceeding.

(b)          consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same;

(c)          agrees that service of process in any such action or proceeding may be effected (i) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the applicable Borrower, the applicable Lender or the Administrative Agent, as the case may be, at the address specified in Subsection 11.2 or at such other address of which the Administrative Agent, any such Lender and any such Borrower shall have been notified pursuant thereto, or (ii) in the case of the Borrowers, as provided in Subsection 11.23;

(d)          agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or (subject to clause (a) above) shall limit the right to sue in any other jurisdiction; and

(e)          waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Subsection 11.13 any consequential or punitive damages.

Subsection 11.14      Acknowledgements. Each Borrower hereby acknowledges that:

(a)          it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)          neither any Agent nor Lender has any fiduciary relationship with or duty to any Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and Lenders, on the one hand, and the Borrowers, on the other hand, in connection herewith or therewith is solely that of creditor and debtor; and

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(c)          no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby and thereby among the Lenders or among any of the Borrowers and the Lenders.

Subsection 11.15     Waiver of Jury Trial. EACH OF THE BORROWERS, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY NOTES OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

Subsection 11.16      Confidentiality. (a) Each Agent and each Lender agrees to keep confidential any information (a) provided to it by or on behalf of Holdings or any of the Borrowers or any of their respective Subsidiaries pursuant to or in connection with the Loan Documents or (b) obtained by such Lender based on a review of the books and records of Holdings or any of the Borrowers or any of their respective Subsidiaries; provided that nothing herein shall prevent any Lender from disclosing any such information (i) to any Agent or any other Lender, (ii) to any Transferee, or prospective Transferee or any creditor or any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations which agrees to comply with the provisions of this Subsection 11.16 pursuant to a written instrument (or electronically recorded agreement from any Person listed above in this clause (ii), in respect to any electronic information (whether posted or otherwise distributed on any Platform)) for the benefit of the Borrowers (it being understood that each relevant Lender shall be solely responsible for obtaining such instrument (or such electronically recorded agreement)), (iii) to its Affiliates and the employees, officers, partners, directors, agents, attorneys, accountants and other professional advisors of it and its Affiliates; provided that such Lender shall inform each such Person of the agreement under this Subsection 11.16 and take reasonable actions to cause compliance by any such Person referred to in this clause (iii) with this agreement (including, where appropriate, to cause any such Person to acknowledge its agreement to be bound by the agreement under this Subsection 11.16), (iv) upon the request or demand of any Governmental Authority having jurisdiction over such Lender or its affiliates or to the extent required in response to any order of any court or other Governmental Authority or as shall otherwise be required pursuant to any Requirement of Law; provided that, other than with respect to any disclosure to any bank regulatory authority, such Lender shall, unless prohibited by any Requirement of Law, notify the Borrower Representative of any disclosure pursuant to this clause (iv) as far in advance as is reasonably practicable under such circumstances, (v) which has been publicly disclosed other than in breach of this Agreement, (vi) in connection with the exercise of any remedy hereunder, under any Loan Document or under any Interest Rate Agreement, (vii) in connection with periodic regulatory examinations and reviews conducted by the National Association of Insurance Commissioners or any Governmental Authority having jurisdiction over such Lender or its affiliates (to the extent applicable), (viii) in connection with any litigation to which such Lender (or, with respect to any Interest Rate Agreement, any Affiliate of any Lender party thereto) may be a party subject to the proviso in clause (iv) above, and (ix) if, prior to such information having been so provided or obtained, such information was already in an Agent’s or a Lender’s possession on a non-confidential basis without a duty of confidentiality to any Borrower being violated. Notwithstanding any other provision of this Agreement, any other Loan Document or any Assignment and Acceptance, the provisions of this Subsection 11.16 shall survive with respect to each Agent and Lender until the second anniversary of such Agent or Lender ceasing to be an Agent or a Lender, respectively; provided that in no case shall any Agent or Lender cease to be obligated pursuant to this Subsection 11.16 prior to the third anniversary of the Closing Date.

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(b)         Each Lender acknowledges that any such information referred to in Subsection 11.16(a), and any information (including requests for waivers and amendments) furnished by the Borrowers or the Administrative Agent pursuant to or in connection with this Agreement and the other Loan Documents, may include material non-public information concerning the Borrowers, the other Loan Parties and their respective Affiliates or their respective securities. Each Lender represents and confirms that such Lender has developed compliance procedures regarding the use of material non-public information; that such Lender will handle such material non-public information in accordance with those procedures and applicable law, including United States federal and state securities laws; and that such Lender has identified to the Administrative Agent a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law.

Subsection 11.17      Incremental Indebtedness; Additional Indebtedness. In connection with the incurrence by any Loan Party or any Subsidiary thereof of any Incremental Indebtedness or additional Indebtedness permitted to be secured by a lien on Collateral pursuant to Subsection 8.14, each of the Administrative Agent and the Collateral Agent agree to execute and deliver any applicable Intercreditor Agreement or Intercreditor Agreement Supplement and amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, any Security Document (including but not limited to any Helicopter Mortgages and UCC fixture filings), and to make or consent to any filings or take any other actions in connection therewith, as may be reasonably deemed by the Borrower Representative to be necessary or reasonably desirable for any Lien on the assets of any Loan Party permitted to secure such Incremental Indebtedness or additional Indebtedness to become a valid, perfected lien (with such priority as may be designated by the relevant Loan Party or Subsidiary, to the extent that such priority is permitted by the Loan Documents) pursuant to the Security Document being so amended, amended and restated, restated, waived, supplemented or otherwise modified or otherwise.

Subsection 11.18      USA PATRIOT Act Notice. Each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patrio t Act”), it is required to obtain, verify, and record information that identifies each Loan Party, which information includes the name of each Loan Party and other information that will allow such Lender to identify each Loan Party in accordance with the Patriot Act, and each Loan Party agrees to provide such information from time to time to any Lender.

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Subsection 11.19      Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature” and words of like import in any Assignment and Acceptance or Affiliated Lender Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Subsection 11.20      Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition or other proceeding be filed by or against any Loan Party for liquidation or reorganization, should any Loan Party become insolvent or make an assignment for the benefit of any creditor or creditors or should an interim receiver, receiver, receiver and manager or trustee be appointed for all or any significant part of any Loan Party’s assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the obligations of the Borrowers under the Loan Documents, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the obligations, whether as a fraudulent preference, reviewable transaction or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the obligations of the Borrowers hereunder shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

Subsection 11.21      Joint and Several Liability; Postponement of Subrogation. (a) The obligations of the Borrowers hereunder and under the other Loan Documents to which each Borrower is a party shall be joint and several and, as such, each Borrower shall be liable for all of such obligations of the other Borrowers under this Agreement and the other Loan Documents to which each Borrower is a party. To the fullest extent permitted by law the liability of each Borrower for the obligations under this Agreement and the other Loan Documents of the other applicable Borrowers with whom it has joint and several liability shall be absolute, unconditional and irrevocable, without regard to (i) the validity or enforceability of this Agreement or any other Loan Document, any of the obligations hereunder or thereunder or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by any applicable Secured Party, (ii) any defense, set-off or counterclaim (other than a defense of payment or performance hereunder; provided that no Borrower hereby waives any suit for breach of a contractual provision of any of the Loan Documents) which may at any time be available to or be asserted by such other applicable Borrower or any other Person against any Secured Party or (iii) any other circumstance whatsoever (with or without notice to or knowledge of such other applicable Borrower or such Borrower) which constitutes, or might be construed to constitute, an equitable or legal discharge of such other applicable Borrower for the obligations hereunder or under any other Loan Document, or of such Borrower under this Subsection 11.21, in bankruptcy or in any other instance.

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(b)         Each Borrower agrees that it will not exercise any rights which it may acquire by way of rights of subrogation under this Agreement, by any payments made hereunder or otherwise, until the prior payment in full in cash of all of the obligations hereunder and under any other Loan Document. Any amount paid to any Borrower on account of any such subrogation rights prior to the payment in full in cash of all of the obligations hereunder and under any other Loan Document shall be held in trust for the benefit of the applicable Secured Parties and shall immediately be paid to the Administrative Agent for the benefit of the applicable Secured Parties and credited and applied against the obligations of the applicable Borrowers, whether matured or unmatured, in such order as the Administrative Agent shall elect. In furtherance of the foregoing, for so long as any obligations of the Borrowers hereunder remain outstanding, each Borrower shall refrain from taking any action or commencing any proceeding against any other Borrower (or any of its successors or assigns, whether in connection with a bankruptcy proceeding or otherwise) to recover any amounts in respect of payments made in respect of the obligations hereunder or under any other Loan Document of such other Borrower to any Secured Party.

Subsection 11.22    Designated Cash Management Agreements and Designated Hedging Agreements. (a) The Borrower Representative may from time to time elect by notice in writing to the Administrative Agent that (x) a Cash Management Arrangement is to be a “Designated Cash Management Agreement” and that the monetary obligations thereunder be treated as pari passu with the Obligations with respect to the priority of payment of proceeds of the Collateral in accordance with the waterfall provisions set forth in Subsection 10.15, or (y) a Hedging Agreement is to be a “Designated Hedging Agreement” and that the monetary obligations thereunder be treated as pari passu with the Obligations with respect to the priority of payment of proceeds of the Collateral in accordance with the waterfall provisions set forth in Subsection 10.15, provided that no monetary obligations under any Designated Cash Management Agreement or Designated Hedging Agreement shall receive any benefit of the designation under this Subsection 11.22 after the date on which the Commitments have been terminated and the Obligations then due and owing to any Lender or Agent hereunder and under the other Loan Documents have been paid in full. Any such designation notice shall include the information required under the definition of “Cash Management Reserves” or “Designated Hedging Reserves”, as applicable.

(b)       Notwithstanding any such designation of a Cash Management Arrangement as a Designated Cash Management Agreement or a Hedging Agreement as a Designated Hedging Agreement, no provider or holder of any such Designated Cash Management Agreement or Designated Hedging Agreement shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider under such agreements, nor shall their consent be required (other than in their capacities as a Lender to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of the Collateral, any Subsidiary Borrower or any Subsidiary Guarantor.

(c)       The Administrative Agent accepts no responsibility and shall have no liability for the calculation of the exposure owing by the Loan Parties under any such Designated Cash Management Agreement or Designated Hedging Agreement, and shall be entitled in all cases to rely on the applicable Cash Management Party, Hedging Party or the Borrower Representative (in the case of any Dealer Polling), as the case may be, in each case party to such agreement for the calculation thereof.

129

Subsection 11.23       Service of Process. The Borrower Representative, on behalf of each Borrower, appoints Heli-One (U.S.) Inc., a Delaware corporation (the “Process Agent”) as its agent for service of process in relation to any action or proceeding in the New York Courts and agrees that failure by the Process Agent to notify the Borrower Representative of any process will not invalidate the proceedings concerned. In the event the Process Agent is unable to act as a Borrower Representative’s agent for service of process for any reason, the Borrower Representative will promptly appoint another process agent reasonably acceptable to the Administrative Agent.

Subsection 11.24      Effect of Amendment and Restatement. (a) On the Closing Date, the Prior Credit Agreement shall be amended and restated in its entirety by this Agreement, and the Prior Credit Agreement shall thereafter be of no further force and effect and shall be deemed replaced and superseded in all respects by this Agreement.

(b)         Except as provided in this Subsection 11.24(b) or in Subsection 11.25(a), nothing in this Agreement or any other Loan Document will affect the Lenders’ rights, if any, to the protection of the Cape Town Convention, with respect to the Prior Credit Agreement, if the Cape Town Convention is applicable, or the right of the Affiliate Guarantors, the Loan Parties and their respective affiliates to challenge any and all claims to such protection. None of this Agreement or the other Loan Documents constitutes an election or agreement within the meaning of Section 1110 or any other provision of the Bankruptcy Code. Nothing herein or in any other Loan Document constitutes an assumption by the Affiliate Guarantors, the Loan Parties or their respective affiliates of any contract or lease under Section 365(a) of the Bankruptcy Code and the Affiliate Guarantors, the Loan Parties and their respective affiliates reserve all of their rights to reject any contract or lease except as otherwise provided in the Settlement Agreement.

(c)          Nothing contained herein or in any other Loan Document constitutes a stipulation or an admission that the Abandoned Aircraft or the Restructured Aircraft are entitled to the protection of Article XI of the Cape Town Convention, and the Affiliate Guarantors, the Loan Parties and their respective affiliates reserve all of their rights under applicable agreements and law, including the right to contest that the Cape Town Convention is applicable.

Subsection 11.25       Releases. [REDACTED].

Subsection 11.26       Termination. [REDACTED].

Subsection 11.27    Contractual Recognition of Bail-In. Notwithstanding anything to the contrary in any Loan Document, each party hereto acknowledges that any liability of any party hereto that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured (all such liabilities, other than any Excluded Liability, the “Covered Liabilities”), may be subject to the Write-Down and Conversion Powers and agrees and consents to, and acknowledges and agrees to be bound by:

(a)       the application of Write-Down and Conversion Powers to any Covered Liability arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

130

(b)       the effects of any Bail-in Action on any such Covered Liability, including, if applicable:

(i)          a reduction in full or in part or cancellation of any such Covered Liability;

(ii)        a conversion of all, or a portion of, such Covered Liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such Covered Liability under this Agreement or any other Loan Document; or

(iii)       the variation of the terms of such Covered Liability in connection with the exercise of Write-Down and Conversion Powers.

Notwithstanding anything to the contrary herein, nothing contained in this Subsection 11.27 shall modify or otherwise alter the rights or obligations under this Agreement or any other Loan Document with respect to any liability that is not a Covered Liability.

[SIGNATURE PAGES FOLLOW]

131

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of the date first written above.

6922767 HOLDING SARL

By:
Name:
Title:

[Signature Page to Amended and Restated Credit Agreement]

CHC CAYMAN ABL HOLDINGS LTD.

By:
Name:
Title:

In the presence of:
Witness:
Name:
Title:

CHC CAYMAN ABL BORROWER LTD.

By:
Name:
Title:

In the presence of:
Witness:
Name:
Title:

[Signature Page to Amended and Restated Credit Agreement]

AGENT AND LENDERS:

MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent and Lender

By:
Name:
Title:

[Signature Page to Amended and Restated Credit Agreement]

BNP PARIBAS S.A.,
as Collateral Agent and Lender

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Amended and Restated Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH,
as Lender

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Amended and Restated Credit Agreement]

NATIXIS, NEW YORK BRANCH,
as Lender

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Amended and Restated Credit Agreement]

SCHEDULE 1.1(a)

Abandoned Aircraft

1.	Sikorsky Model S76C++ Aircraft Bearing MSN 760674

2.	Airbus Helicopters Model EC225 Aircraft Bearing MSN 2674

3.	Airbus Helicopters Model EC225 Aircraft Bearing MSN 2914

4.	Airbus Helicopters Model EC225 Aircraft Bearing MSN 2949

5.	Airbus Helicopters Model EC225 Aircraft Bearing MSN 2986

SCHEDULE 1.1(b)

Chapter 11 Debtors

Debtor	Debtor

CHC Group Ltd.	CHC Hoofddorp B.V.

6922767 Holding SARL	CHC Leasing (Ireland) Limited

Capital Aviation Services B.V.	CHC Netherlands B.V.

CHC Cayman ABL Borrower Ltd.	CHC Norway Acquisition Co AS

CHC Cayman ABL Holdings Ltd.	Heli-One (Netherlands) B.V.

CHC Cayman Investments I Ltd.	Heli-One (Norway) AS

CHC Den Helder B.V.	Heli-One (U.S.) Inc.

CHC Global Operations (2008) ULC	Heli-One (UK) Limited

CHC Global Operations Canada (2008) ULC	Heli-One Canada ULC

CHC Global Operations International ULC	Heli-One Holdings (UK) Limited

CHC Helicopter (1) S.à r.l.	Heli-One Leasing (Norway) AS

CHC Helicopter (2) S.à r.l.	Heli-One Leasing ULC

CHC Helicopter (3) S.à r.l.	Heli-One USA Inc.

CHC Helicopter (4) S.à r.l.	Heliworld Leasing Limited

CHC Helicopter (5) S.à r.l.	Integra Leasing AS

CHC Helicopter Australia Pty Ltd	Lloyd Bass Strait Helicopters Pty. Ltd.

CHC Helicopter Holding S.à r.l.	Lloyd Helicopter Services Limited

CHC Helicopter S.A.	Lloyd Helicopter Services Pty. Ltd.

CHC Helicopters (Barbados) Limited	Lloyd Helicopters International Pty. Ltd.

CHC Helicopters (Barbados) SRL	Lloyd Helicopters Pty. Ltd.

CHC Holding (UK) Limited	Management Aviation Limited

CHC Holding NL B.V.

SCHEDULE 2.5(a)

Amortization Schedules

[REDACTED]

SCHEDULE 4.4(d)

Monthly Payment Recalculation Parameters

At any time of determination, the amortization schedule shall be calculated on the basis of an [REDACTED] mortgage-style amortization with a balloon payment due at the Termination Date, with monthly payments in arrears due on each Loan Repayment Date, based on the assumed fixed interest rate set forth in Subsection 4.1(a) of the Credit Agreement (with the accrual of interest at such rate commencing on the Closing Date) and default rate interest, as applicable, to be charged as provided in Subsection 4.1(b) of the Credit Agreement.

SCHEDULE 7.2

Website Address for Electronic Financial Reporting

http://ir.chc.ca/docs.aspx?iid=4293047

EXHIBIT A

to

AMENDED AND RESTATED CREDIT AGREEMENT

FORM OF NOTE

THIS NOTE AND THE OBLIGATIONS EVIDENCED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS NOTE AND THE OBLIGATIONS EVIDENCED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

New York, New York

[_______________, 20 ]

FOR VALUE RECEIVED, the undersigned, CHC CAYMAN ABL BORROWER LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Parent Borrower”), and the Subsidiary Borrowers from time to time party to the Credit Agreement (as defined below) (together with the Parent Borrower and their respective successors and assigns, collectively, the “Borrowers”, and each individually, a “Borrower”), hereby unconditionally promises to pay to [_____________] (the “Lender”), and its successors and assigns, at the office of MORGAN STANLEY SENIOR FUNDING, INC., located at 1585 Broadway, New York, New York 10036, in [lawful money of the United States of America] [Euro] [other Designated Foreign Currency] and in immediately available funds, the aggregate unpaid principal amount of the Loans [deemed] made by the Lender to the undersigned pursuant to Subsection 2.1 of the Credit Agreement referred to below, which sum shall be payable at such times and in such amounts as are specified in the Credit Agreement.

The Borrowers further agree to pay interest in like money at such office on the unpaid principal amount hereof from time to time at the applicable rates per annum and on the dates set forth in Subsection 4.1 of the Credit Agreement until such principal amount is paid in full (both before and after judgment).

This Note is one of the Notes referred to in, and is subject in all respects to, the Amended and Restated Credit Agreement, dated as of [●], 2017 (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among 6922767 HOLDING SARL, a private limited liability company (“ société à responsabilité limitée”) incorporated and existing under the laws of Luxembourg, registered with the Luxembourg Trade and Companies Register under number B136.792, having its registered office at 6, rue Eugène Ruppert, L-2453 Luxembourg, Grand Duchy of Luxembourg and a share capital of EUR 1,228,377,778, as Parent Guarantor, CHC CAYMAN ABL HOLDINGS LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands, as Holdings, the Parent Borrower, the Subsidiary Borrowers from time to time party thereto, the several banks and other financial institutions from time to time party thereto (including the Lender), MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent for the Lenders, and BNP PARIBAS S.A., as Collateral Agent for the Secured Parties (as defined therein), and is entitled to the benefits thereof, is secured and guaranteed as provided therein and is subject to optional and mandatory prepayment in whole or in part as provided therein. Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the holder of this Note in respect thereof. The holder hereof, by its acceptance of this Note, agrees to the terms of, and to be bound by and to observe the provisions applicable to the Lenders contained in, the Credit Agreement. Capitalized terms used herein which are defined in the Credit Agreement shall have such defined meanings unless otherwise defined herein or unless the context otherwise requires.

Exhibit A

to

Amended and Restated Credit Agreement

Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided therein.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive, to the maximum extent permitted by applicable law, presentment, demand, protest and all other notices of any kind under this Note.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

CHC CAYMAN ABL BORROWER LTD.

By:
Name:
Title:

[SUBSIDIARY BORROWER[S]

Exhibit A

to

Amended and Restated Credit Agreement

By:
Name:
Title: ]

Exhibit I

to

Amended and Restated Credit Agreement

FORM OF ASSIGNMENT AND ACCEPTANCE

Reference is made to the Amended and Restated Credit Agreement (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), dated as of [●], 2017, among 6922767 HOLDING SARL, a private limited liability company (“société à responsabilité limitée”) incorporated and existing under the laws of Luxembourg, registered with the Luxembourg Trade and Companies Register under number B136.792, having its registered office at 6, rue Eugène Ruppert, L-2453 Luxembourg, Grand Duchy of Luxembourg and a share capital of EUR 1,228,377,778, as Parent Guarantor, CHC CAYMAN ABL HOLDINGS LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands, as Holdings, CHC CAYMAN ABL BORROWER LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Parent Borrower”), the Subsidiary Borrowers (as defined therein) from time to time party thereto (together with the Parent Borrower, the “Borrowers” , and each individually, a “Borrower”), the several banks and other financial institutions from time to time parties thereto (the “Lenders”), MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent (in such capacity, the “Administrative Agent”) for the Lenders, and BNP PARIBAS S.A., as Collateral Agent for the Secured Parties (as defined therein). Unless otherwise defined herein, capitalized terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

___________________________ (the “Assignor”) and _________________ (the “Assignee”) agree as follows:

1.          The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Transfer Effective Date (as defined below), an interest (the “Assigned Interest”) as set forth in Schedule 1 in and to the Assignor’s rights and obligations under the Credit Agreement and the other Loan Documents with respect to those credit facilities provided for in the Credit Agreement as are set forth on Schedule 1 (individually, an “Assigned Facility”; collectively, the “Assigned Facilities”), in a principal amount for each Assigned Facility as set forth on Schedule 1.

2.          The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that it is the legal and beneficial owner of the Assigned Interest and that it has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrowers, any of their Subsidiaries or any other obligor or the performance or observance by the Borrowers, any of their Subsidiaries or any other obligor of any of their respective obligations under the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; and (c) attaches the Note(s), if any, held by it evidencing the Assigned Facilities [and requests that the Administrative Agent exchange such Note(s) for a new Note or Notes payable to the Assignee and (if the Assignor has retained any interest in the Assigned Facilities) a new Note or Notes payable to the Assignor in the respective amounts which reflect the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Transfer Effective Date)].1

[1]	Should only be included when specifically required by the Assignee and/or the Assignor, as the case may be.

Exhibit I

to

Amended and Restated Credit Agreement

3.          The Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Subsection 7.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (c) agrees that it will, independently and without reliance upon the Assignor, any Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes each applicable Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; (e) hereby affirms the acknowledgements and representations of such Assignee as a Lender contained in Subsection 10.5 of the Credit Agreement; (f) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with the terms of the Credit Agreement all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender, including its obligations pursuant to Subsections 11.16, 4.11(b) and 4.11(c) of the Credit Agreement; and (g) represents and warrants that it is not a Disqualified Lender.

4.          The effective date of this Assignment and Acceptance shall be [___________], 20[__] (the “Transfer Effective Date”). Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to Subsection 11.6 of the Credit Agreement, effective as of the Transfer Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of such acceptance and recording by the Administrative Agent).

5. Upon such acceptance and recording, from and after the Transfer Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to the Transfer Effective Date or accrued subsequent to the Transfer Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Transfer Effective Date or with respect to the making of this assignment directly between themselves.

Exhibit I

 to

Amended and Restated Credit Agreement

6.          From and after the Transfer Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement, but shall nevertheless continue to be entitled to the benefits of (and bound by related obligations under) Subsections 4.10, 4.11, 4.13, 4.15 and 11.5 thereof.

7.          Notwithstanding any other provision hereof, if the consents of the Borrower Representative and the Administrative Agent hereto are required under Subsection 11.6 of the Credit Agreement, this Assignment and Acceptance shall not be effective unless such consents shall have been obtained.

8.          This Assignment and Acceptance shall be governed by and construed in accordance with the law of the State of New York, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

[Remainder of page intentionally left bank; signature page on Schedule 1 follows]

SCHEDULE 1

to

EXHIBIT I

ASSIGNMENT AND ACCEPTANCE

Re:     Amended and Restated Credit Agreement (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), dated as of [●], 2017, among 6922767 HOLDING SARL, a private limited liability company (“ société à responsabilité limitée”) incorporated and existing under the laws of Luxembourg, registered with the Luxembourg Trade and Companies Register under number B136.792, having its registered office at 6, rue Eugène Ruppert, L-2453 Luxembourg, Grand Duchy of Luxembourg and a share capital of EUR 1,228,377,778, as Parent Guarantor, CHC CAYMAN ABL HOLDINGS LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands, as Holdings, CHC CAYMAN ABL BORROWER LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Parent Borrower”), the Subsidiary Borrowers (as defined therein) from time to time party thereto (together with the Parent Borrower, the “Borrowers”, and each individually, a “Borrower”), the several banks and other financial institutions from time to time parties thereto (the “Lenders”), MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent for the Lenders, and BNP PARIBAS S.A., as Collateral Agent for the Secured Parties (as defined therein).

Name of Assignor:

Name of Assignee:

Transfer Effective Date of Assignment:

Aggregate Amount of
	Commitment/Loans under	Amount of
Assigned Facility	Assigned Facility for Assignor	Commitment/Loans Assigned

	[$][€][other Designated	[$][€][other Designated
	Foreign	Foreign
	Currency]__________	Currency]__________

[NAME OF ASSIGNEE]		[NAME OF ASSIGNOR]

By:		By:
	Name:		Name:
	Title:		Title:

Schedule 1

to

Exhibit I

Accepted for recording in the Register:	Consented To:

MORGAN STANLEY SENIOR FUNDING, INC.,	[[CHC CAYMAN ABL BORROWER LTD.][2]
as Administrative Agent

By:		By:
	Name:		Name:
	Title:		Title:][3]

MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent

By:
Name:
Title:

[2]	Or such other Borrower as may be designated as the “Borrower Representative” by the Borrowers from time to time.
[3]	Insert only as required by Subsection 11.6 of the Credit Agreement.

EXHIBIT J

to

AMENDED AND RESTATED CREDIT AGREEMENT

FORM OF LENDER JOINDER AGREEMENT

THIS LENDER JOINDER AGREEMENT, dated as of [_______ __, 20__] (this “Agreement”), by and among [Additional Lenders] (each an “Additional Lender” and collectively the “Additional Lenders”), the Borrower Representative (as defined in the Credit Agreement (as defined below)) and the Administrative Agent (as defined below).

RECITALS:

WHEREAS, reference is hereby made to that certain Amended and Restated Credit Agreement, dated as of [●], 2017 (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”, capitalized terms defined therein being used herein as therein defined), among 6922767 HOLDING SARL, a private limited liability company (“société à responsabilité limitée”) incorporated and existing under the laws of Luxembourg, registered with the Luxembourg Trade and Companies Register under number B136.792, having its registered office at 6, rue Eugène Ruppert, L-2453 Luxembourg, Grand Duchy of Luxembourg and a share capital of EUR 1,228,377,778, as Parent Guarantor, CHC CAYMAN ABL HOLDINGS LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands, as Holdings, CHC CAYMAN ABL BORROWER LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Parent Borrower”), the Subsidiary Borrowers from time to time party thereto (together with the Parent Borrower and their respective successors and assigns, collectively, the “Borrowers”, and each individually, a “Borrower”), the several banks and other financial institutions from time to time party thereto (the “Lenders”), MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent (in such capacity, the “Administrative Agent”) for the Lenders, and BNP PARIBAS S.A., as Collateral Agent for the Secured Parties; and

WHEREAS, subject to the terms and conditions of the Credit Agreement, the Borrowers may [increase the Loans by obtaining][borrow new] Incremental Loans by entering into one or more Lender Joinder Agreements with the Additional Lenders.

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

A.          Each Additional Lender party hereto hereby agrees to commit to provide its respective Incremental Loans as set forth on Schedule A annexed hereto, on the terms and subject to the conditions set forth below:

Such Additional Lender (i) represents and warrants that it is legally authorized to enter into this Agreement; (ii) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Subsection 7.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (iii) agrees that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (iv) appoints and authorizes each applicable Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to each such Agent, as applicable, by the terms thereof, together with such powers as are incidental thereto; (v) hereby affirms the acknowledgements and representations of such Additional Lender as a Lender contained in Subsection 10.5 of the Credit Agreement; and (vi) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with the terms of the Credit Agreement all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender, including its obligations pursuant to Subsections 11.16, 4.11(b) and 4.11(c) of the Credit Agreement.

B.          Each Additional Lender hereby agrees to make its Incremental Loans on the following terms and conditions:

1.          Other Fees. The applicable Borrowers agree to pay each Additional Lender its pro rata share of an aggregate fee equal to [__]%.

2.          Additional Lenders. Each Additional Lender acknowledges and agrees that upon its execution of this Agreement that such Additional Lender shall become a “Lender” under, and for all purposes of, the Credit Agreement and the other Loan Documents, and shall be subject to and bound by the terms thereof, and shall perform all the obligations of and shall have all rights of a Lender thereunder.

3.          Credit Agreement Governs. Except as set forth in this Agreement and any related amendments to the Loan Documents, Incremental Facility Increases shall otherwise be subject to the provisions of the Credit Agreement and the other Loan Documents.

4.          Borrower Covenant. By its execution of this Agreement, the Borrower Representative hereby covenants to deliver or cause to be delivered all legal opinions and other documents reasonably requested by the Administrative Agent, as applicable, in connection with this Agreement.

5.          Notice. For purposes of the Credit Agreement, the initial notice address of each Additional Lender shall be as set forth below its signature below.

6.          Certain Delivery Requirements. Each Additional Lender has delivered or shall deliver herewith to the Borrower Representative and the Administrative Agent such forms, certificates or other evidence with respect to tax withholding matters as such Additional Lender may be required to deliver to the Borrower Representative and/or the Administrative Agent pursuant to Subsection 4.11 of the Credit Agreement.

7.          Recordation of the New Loans. Upon execution and delivery hereof, the Administrative Agent will record the Incremental Facility Increase made by the Additional Lender in the Register.

8.          Amendment, Modification and Waiver. This Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

9.          Entire Agreement. This Agreement, the Credit Agreement and the other Loan Documents represent the entire agreement among the parties with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by any of the parties relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.          GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

12.          Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.          Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile and other electronic transmission), and all of such counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be delivered to the Borrower Representative and the Administrative Agent.

[Remainder of page intentionally left bank; signature page follows]

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Agreement as of the date first above written.

[NAME OF ADDITIONAL LENDER]

By:
Name:
Title:

Attention:
Telephone:
Facsimile:

[CHC CAYMAN ABL BORROWER LTD.],[4]
as Borrower Representative

By:
Name:
Title:

MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent

By:
Name:
Title:

[4]	Or such other Borrower as may be designated as the “Borrower Representative” by the Borrowers from time to time.

SCHEDULE A

to

LENDER JOINDER AGREEMENT

EXHIBIT M

to

AMENDED AND RESTATED CREDIT AGREEMENT

FORM OF SUBSIDIARY BORROWER TERMINATION

Morgan Stanley Senior Funding, Inc.
[●]
Attention: [●]
Facsimile: [●]
Telephone: [●]
Email: [●]

[Date]

Ladies and Gentlemen:

The undersigned, CHC CAYMAN ABL BORROWER LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands (together with its successors and assigns, the “Parent Borrower”), refers to that certain Amended and Restated Credit Agreement, dated as of [●], 2017 (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”) , among 6922767 HOLDING SARL, a private limited liability company (“ société à responsabilité limitée”) incorporated and existing under the laws of Luxembourg, registered with the Luxembourg Trade and Companies Register under number B136.792, having its registered office at 6, rue Eugène Ruppert, L-2453 Luxembourg, Grand Duchy of Luxembourg and a share capital of EUR 1,228,377,778, as Parent Guarantor, CHC CAYMAN ABL HOLDINGS LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands, as Holdings, the Parent Borrower, the Subsidiary Borrowers from time to time party thereto, the several banks and other financial institutions from time to time party thereto, MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent for the Lenders, and BNP PARIBAS S.A., as Collateral Agent for the Secured Parties. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

The Borrower Representative hereby terminates the status of [           ] (the “Terminated Subsidiary Borrower”) as a Borrower under the Credit Agreement.

Very truly yours,

CHC CAYMAN ABL BORROWER LTD.

By:
Name:
Title

EXHIBIT L

to

AMENDED AND RESTATED CREDIT AGREEMENT

FORM OF SUBSIDIARY BORROWER JOINDER AGREEMENT

THIS SUBSIDIARY BORROWER JOINDER AGREEMENT, dated as of [_______ __, 20__] (this “Joinder”), by and among [ Subsidiary Borrower[s]] ([each an] [the] “Applicant Subsidiary Borrower” [and collectively, the “Applicant Subsidiary Borrowers”]), the Borrower Representative (as defined in the Credit Agreement (as defined below)) and the Administrative Agent (as defined below).

RECITALS:

WHEREAS, reference is hereby made to that certain Amended and Restated Credit Agreement, dated as of [●], 2017 (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”, capitalized terms defined therein being used herein as therein defined), among 6922767 HOLDING SARL, a private limited liability company (“société à responsabilité limitée”) incorporated and existing under the laws of Luxembourg, registered with the Luxembourg Trade and Companies Register under number B136.792, having its registered office at 6, rue Eugène Ruppert, L-2453 Luxembourg, Grand Duchy of Luxembourg and a share capital of EUR 1,228,377,778, as Parent Guarantor, CHC CAYMAN ABL HOLDINGS LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands, as Holdings, CHC CAYMAN ABL BORROWER LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Parent Borrower”), the Subsidiary Borrowers from time to time party thereto (together with the Parent Borrower and their respective successors and assigns, collectively, the “Borrowers”, and each individually, a “Borrower”), the several banks and other financial institutions from time to time party thereto (the “Lenders”), MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent (in such capacity, the “Administrative Agent”) for the Lenders, and BNP PARIBAS S.A., as collateral agent (in such capacity, the “Collateral Agent”) for the Secured Parties; and

WHEREAS, subject to the terms and conditions of the Credit Agreement, additional Subsidiaries of the Parent Borrower may join the Facility as Subsidiary Borrowers by entering into one or more Subsidiary Borrower Joinders with the Parent Borrower and the Administrative Agent; [and]

WHEREAS, each Applicant Subsidiary Borrower has indicated its desire to become a Subsidiary Borrower pursuant to the terms of the Credit Agreement[; and][.]

[WHEREAS, each Applicant Subsidiary Borrower is currently a party to the Guarantee and Collateral Agreement,] [WHEREAS, each Applicant Subsidiary Borrower shall become a party to the Guarantee and Collateral Agreement, concurrently herewith by executing an Assumption Agreement in accordance with the terms of the Guarantee and Collateral Agreement.]1

[1]	Insert latter recital for Subsidiary Borrowers not party to the Guarantee and Collateral Agreement.

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

1.          Each Applicant Subsidiary Borrower hereby acknowledges, agrees and confirms that, by its execution of this Joinder, such Applicant Subsidiary Borrower will be deemed to be a party to the Credit Agreement and a “Subsidiary Borrower” for all purposes of the Credit Agreement and the other Loan Documents, and shall have all of the obligations of a Subsidiary Borrower thereunder as if it has executed the Credit Agreement and the other Loan Documents.

2.          Each Applicant Subsidiary Borrower acknowledges and confirms that it has received a copy of the Credit Agreement and the schedules and exhibits thereto and the Guarantee and Collateral Agreement and the schedules and exhibits relating thereto. The information on the schedules to the Credit Agreement and each of the Security Documents are amended to provide the information shown on the attached Schedule A. Each Applicant Subsidiary Borrower agrees that, upon the request to the Administrative Agent by any Lender, in order to evidence such Lender’s Loans, such Applicant Subsidiary Borrower will execute and deliver to such Lender a promissory note substantially in the form of Exhibit A to the Credit Agreement with appropriate insertions as to payee, date and principal amount, payable to such Lender and in a principal amount equal to the aggregate unpaid principal amount of all applicable Loans made by such Lender to such Applicant Subsidiary Borrower.

3.          The Parent Borrower confirms that all of its and its Subsidiaries’ obligations under the Credit Agreement and the Guarantee and Collateral Agreement are, and upon each Applicant Subsidiary Borrower becoming a Subsidiary Borrower shall continue to be, in full force and effect, except as otherwise set forth therein. Each Applicant Subsidiary Borrower hereby agrees that upon becoming a Subsidiary Borrower it will assume all obligations of a Subsidiary Borrower as set forth in the Credit Agreement and shall deliver or cause to be delivered all legal opinions and other documents reasonably requested by the Administrative Agent in connection with this Joinder.

4.          The Applicant Subsidiary Borrower represents and warrants to the Administrative Agent and the Lenders that this Joinder has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except to the extent enforceability may be limited by applicable domestic or foreign bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

5.          This Joinder may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

6.          This Joinder, the Credit Agreement and the other Loan Documents represent the entire agreement among the parties with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by any of the parties relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

7.          THIS JOINDER AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

8.          Any provision of this Joinder which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.          This Joinder may be executed by one or more of the parties to this Joinder on any number of separate counterparts (including by telecopy), and all of such counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be delivered to the Borrower Representative and the Administrative Agent.

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Joinder as of the date first above written.

[APPLICANT SUBSIDIARY BORROWER]

By:
Name:
Title:

Attention:
Telephone:
Facsimile:

[CHC CAYMAN ABL BORROWER LTD.][2]

[2]	Or such other Borrower as may be designated as the “Borrower Representative” by the Borrowers from time to time.

By:
Name:
Title:

MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent

By:
Name:
Title:

SCHEDULE A to the Joinder

[Updates to Schedules to the Credit Agreement]

[Updates to Schedules to the Guarantee and Collateral Agreement]

EXHIBIT H

to

AMENDED AND RESTATED CREDIT AGREEMENT

FORM OF COMPLIANCE CERTIFICATE

This Compliance Certificate is delivered to you pursuant to Section 7.2(b) of the Amended and Restated Credit Agreement, dated as of [●], 2017 (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among 6922767 HOLDING SARL, a private limited liability company (“société à responsabilité limitée”) incorporated and existing under the laws of Luxembourg, registered with the Luxembourg Trade and Companies Register under number B136.792, having its registered office at 6, rue Eugène Ruppert, L-2453 Luxembourg, Grand Duchy of Luxembourg and a share capital of EUR 1,228,377,778 (the “Parent Guarantor”), CHC CAYMAN ABL HOLDINGS LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands, as Holdings, CHC CAYMAN ABL BORROWER LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Parent Borrower”), the Subsidiary Borrowers from time to time party thereto (together with the Parent Borrower and their respective successors and assigns, collectively, the “Borrowers”, and each individually, a “Borrower”), the several banks and other financial institutions from time to time party thereto (the “Lenders”), MORGAN STANLEY SENIOR FUNDING, INC ., as Administrative Agent for the Lenders, and BNP PARIBAS S.A., as Collateral Agent for the Secured Parties (as defined therein). Terms defined in the Credit Agreement and not otherwise defined herein are used herein as therein defined.

1.          I am the duly elected, qualified and acting [chief financial officer] [treasurer] [controller] [chief accounting officer] [vice president—finance] of the Parent Guarantor.

2.          I have reviewed and am familiar with the contents of this Compliance Certificate. I am providing this Compliance Certificate solely in my capacity as an officer of the Parent Guarantor. The matters set forth herein are true to my knowledge after reasonable inquiry.

3.          I have reviewed the terms of the Credit Agreement and the other Loan Documents and have made or caused to be made under my supervision a review in reasonable detail of the transactions and condition of the Parent Guarantor and its Subsidiaries during the accounting period covered by the financial statements attached hereto as ANNEX 1 (the “Financial Statements”). Such review disclosed at the end of the accounting period covered by the Financial Statements, to my knowledge as of the date of this Compliance Certificate, that (i) the Parent Guarantor and its Restricted Subsidiaries during such period have observed or performed all of their covenants and other agreements, and satisfied every condition, contained in the Credit Agreement or the other Loan Documents to which they are a party to be observed, performed or satisfied by them, and (ii) no Default or an Event of Default has occurred and is continuing [,except for __________].

[Remainder of page intentionally left bank; signature page follows]

Exhibit H

IN WITNESS WHEREOF, I have executed this Compliance Certificate this ____ day of _________, 20[__].

[NEWCO]

By:
Name:
Title: Class [A][B] Manager

ANNEX 1

to

Exhibit H

[Applicable Financial Statements To Be Attached]

Compliance Certificate

EXHIBIT K

to

AMENDED AND RESTATED CREDIT AGREEMENT

FORM OF AFFILIATED LENDER ASSIGNMENT AND ASSUMPTION7

Reference is made to the Amended and Restated Credit Agreement (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), dated as of [●], 2017 (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among 6922767 HOLDING SARL, a private limited liability company (“société à responsabilité limitée”) incorporated and existing under the laws of Luxembourg, registered with the Luxembourg Trade and Companies Register under number B136.792, having its registered office at 6, rue Eugène Ruppert, L-2453 Luxembourg, Grand Duchy of Luxembourg and a share capital of EUR 1,228,377,778, as Parent Guarantor, CHC CAYMAN ABL HOLDINGS LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands, as Holdings, CHC CAYMAN ABL BORROWER LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Parent Borrower”), the Subsidiary Borrowers from time to time party thereto (together with the Parent Borrower and their respective successors and assigns, collectively, the “Borrowers”, and each individually, a “Borrower”), the several banks and other financial institutions from time to time party thereto (the “Lenders”), MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent for the Lenders, and BNP PARIBAS S.A., as Collateral Agent for the Secured Parties (as defined therein). Unless otherwise defined herein, capitalized terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

___________________________ (the “Assignor”) and _________________ (the “Assignee”) agree as follows:

1.          The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Transfer Effective Date (as defined below), an interest (the “Assigned Interest”) as set forth in Schedule 1 in and to the Assignor’s rights and obligations under the Credit Agreement and the other Loan Documents with respect to those credit facilities provided for in the Credit Agreement as are set forth on Schedule 1 (individually, an “Assigned Facility”; collectively, the “Assigned Facilities”), in a principal amount for each Assigned Facility as set forth on Schedule 1.

[7]	Assignment Agreement to or by Affiliated Lender that is not an Affiliated Debt Fund.

Exhibit K to

Amended and Restated Credit Agreement

2.          The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that it is the legal and beneficial owner of the Assigned Interest and that it has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrowers, any of their Subsidiaries or any other obligor or the performance or observance by the Borrowers, any of their Subsidiaries or any other obligor of any of their respective obligations under the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; and (c) attaches the Note(s), if any, held by it evidencing the Assigned Facilities [and requests that the Administrative Agent exchange such Note(s) for a new Note or Notes payable to the Assignee and (if the Assignor has retained any interest in the Assigned Facilities) a new Note or Notes payable to the Assignor in the respective amounts which reflect the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Transfer Effective Date)].8 The Assignor acknowledges and agrees that in connection with this assignment, (1) the Assignee is an Affiliated Lender and it or its Affiliates may have, and later may come into possession of, information regarding the Loans or the Loan Parties that is not known to the Assignor and that may be material to a decision by such Assignor to assign the Assigned Interests (such information, the “Excluded Information”), (2) such Assignor has independently, without reliance on the Assignee, the Parent, the Parent Guarantor, the Parent Borrower, any of its Subsidiaries, the Administrative Agent or any other Lender or any of their respective Affiliates, made its own analysis and determination to participate in such assignment notwithstanding such Assignor’s lack of knowledge of the Excluded Information, (3) none of the Assignee, the Parent, the Parent Guarantor, the Parent Borrower, its Subsidiaries, the Administrative Agent, the other Lenders or any of their respective Affiliates shall have any liability to the Assignor, and the Assignor hereby waives and releases, to the extent permitted by law, any claims such Assignor may have against the Assignee, the Parent, the Parent Guarantor, the Parent Borrower, any of its Subsidiaries, the Administrative Agent, the other Lenders and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information and (4) the Excluded Information may not be available to the Agents or the other Lenders.

3.          The Assignee (a) represents and warrants that (i) it is legally authorized to enter into this Affiliated Lender Assignment and Assumption (ii) it is an Affiliated Lender; (iii) each of the terms and conditions set forth in Subsection 11.6(h)(i) of the Credit Agreement have been satisfied with respect to this Affiliated Lender Assignment and Assumption; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Subsection 7.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Affiliated Lender Assignment and Assumption; (c) agrees that it will, independently and without reliance upon the Assignor, any Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) agrees that it shall not be permitted to (A) attend or participate in, and shall not attend or participate in, any “lender-only” meetings or receive any related “lender-only” information, (B) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among the Administrative Agent and/or one or more Lenders, except to the extent such information or materials have been made available to the Parent Borrower or its representatives or (C) receive advice of counsel to the Administrative Agent or any other Lender or challenge their attorney client privilege; (e) appoints and authorizes each applicable Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; (f) hereby affirms the acknowledgements and representations of such Assignee as a Lender contained in Subsection 10.5 of the Credit Agreement; and (g) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with the terms of the Credit Agreement all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender, including its obligations pursuant to Subsections 11.16, 4.11(b) and 4.11(c) of the Credit Agreement.

[8]	Should only be requested when specifically required by the Assignee and/or the Assignor, as the case may be.

Exhibit K to

Amended and Restated Credit Agreement

4.          The Assignee hereby confirms, in accordance with Subsection 11.6(h) of the Credit Agreement, that it will comply with the requirements of such subsection.

5.          The effective date of this Affiliated Lender Assignment and Assumption shall be [___________], 20[___] (the “Transfer Effective Date”). Following the execution of this Affiliated Lender Assignment and Assumption, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to Subsection 11.6 of the Credit Agreement, effective as of the Transfer Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of such acceptance and recording by the Administrative Agent).

6.          Upon such acceptance and recording, from and after the Transfer Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to the Transfer Effective Date or accrued subsequent to the Transfer Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Transfer Effective Date or with respect to the making of this assignment directly between themselves.

7.          From and after the Transfer Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Affiliated Lender Assignment and Assumption, have the rights and obligations of an Affiliated Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent provided in this Affiliated Lender Assignment and Assumption, relinquish its rights and be released from its obligations under the Credit Agreement, but shall nevertheless continue to be entitled to the benefits of (and bound by related obligations under) Subsections 4.10, 4.11, 4.13, 4.15 and 11.5 thereof.

8.          Notwithstanding any other provision hereof, if the consents of the Borrower Representative and the Administrative Agent hereto are required under Subsection 11.6 of the Credit Agreement, this Affiliated Lender Assignment and Assumption shall not be effective unless such consents shall have been obtained.

Exhibit K to

Amended and Restated Credit Agreement

9.          This Affiliated Lender Assignment and Assumption shall be governed by, and construed and interpreted in accordance with, the law of the State of New York, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction.

IN WITNESS WHEREOF, the parties hereto have caused this Affiliated Lender Assignment and Assumption to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

[Remainder of page intentionally left bank; signature page on Schedule 1 follows]

SCHEDULE 1

to

EXHIBIT K

AFFILIATED LENDER ASSIGNMENT AND ASSUMPTION

Re: Amended and Restated Credit Agreement (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), dated as of [●], 2017, among 6922767 HOLDING SARL, a private limited liability company (“société à responsabilité limitée”) incorporated and existing under the laws of Luxembourg, registered with the Luxembourg Trade and Companies Register under number B136.792, having its registered office at 6, rue Eugène Ruppert, L-2453 Luxembourg, Grand Duchy of Luxembourg and a share capital of EUR 1,228,377,778, as Parent Guarantor, CHC CAYMAN ABL HOLDINGS LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands, as Holdings, CHC CAYMAN ABL BORROWER LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Parent Borrower”), the Subsidiary Borrowers from time to time party thereto (together with the Parent Borrower and their respective successors and assigns, collectively, the “Borrowers”, and each individually, a “Borrower”), the several banks and other financial institutions from time to time party thereto (the “Lenders”), MORGAN STANLEY SENIOR FUNDING, INC ., as Administrative Agent for the Lenders (as defined therein), and BNP PARIBAS S.A., as Collateral Agent for the Secured Parties (as defined therein).

Name of Assignor:

Name of Assignee:

Transfer Effective Date of Assignment:

Aggregate Amount of
	Commitment/Loans under	Amount of
Assigned Facility	Assigned Facility for Assignor	Commitment/Loans Assigned

	[$][€][other	[$][€][other
	Designated Foreign Currency]	Designated Foreign Currency]
	__________	_________

[NAME OF ASSIGNEE]	[NAME OF ASSIGNOR]

By:		By:
	Name:		Name:
	Title:		Title:

SCHEDULE 1

to

EXHIBIT K

Accepted for recording in the Register:	Consented To:

MORGAN STANLEY SENIOR FUNDING,	[[CHC CAYMAN ABL BORROWER LTD.][9]
INC.,
as Administrative Agent

By:	By:
Name:	Name:
Title:	Title:][10]

MORGAN STANLEY SENIOR FUNDING,
INC.,
as Administrative Agent

By:
Name:
Title:

[9]	Or such other Borrower as may be designated as the “Borrower Representative” by the Borrowers from time to time.
[10]	Insert only as required by Subsection 11.6 of the Credit Agreement.

OMNIBUS REAFFIRMATION, AMENDMENT AND RELEASE AGREEMENT

OMNIBUS REAFFIRMATION, AMENDMENT AND RELEASE AGREEMENT (this “Reaffirmation Agreement”), dated as of [___], 2017, among 6922767 HOLDING SARL, a private limited liability company (“société à responsabilité limitée”) incorporated and existing under the laws of Luxembourg, registered with the Luxembourg Trade and Companies Register under number B136.792, having its registered office at 6, rue Eugène Ruppert, L-2453 Luxembourg, Grand Duchy of Luxembourg and a share capital of EUR 1,228,377,778 (as further defined in the Amended and Restated Credit Agreement, the “Parent Guarantor”), CHC HELICOPTER HOLDING S.À R.L., a private limited liability company (“société à responsabilité limitée”) incorporated and existing under the laws of Luxembourg, registered with the Luxembourg Trade and Companies Register under number B155.574, having its registered office at 6, rue Eugène Ruppert, L-2453 Luxembourg, Grand Duchy of Luxembourg and a share capital of EUR 12,511 (as further defined in the Amended and Restated Credit Agreement, “Holdco”), CHC HELICOPTER S.A., a public limited liability company (“société anonyme”) incorporated and existing under the laws of Luxembourg, registered with the Luxembourg Trade and Companies Register under number B139.673, having its registered office at 6, rue Eugène Ruppert, L-2453 Luxembourg, Grand Duchy of Luxembourg (as further defined in the Amended and Restated Credit Agreement, the “Company” and together with the Parent Guarantor and Holdco, collectively the “Affiliate Guarantors”), CHC CAYMAN ABL HOLDINGS LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands (as further defined in the Amended and Restated Credit Agreement, “Holdings”), CHC CAYMAN ABL BORROWER LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands and a wholly owned subsidiary of Holdings (as further defined in the Amended and Restated Credit Agreement, the “Parent Borrower”), BNP PARIBAS S.A., as collateral agent (in such capacity and as further defined in the Amended and Restated Credit Agreement, the “Collateral Agent”) for the Secured Parties (as further defined in the Amended and Restated Guarantee and Collateral Agreement), MORGAN STANLEY SENIOR FUNDING, INC., as administrative agent (in such capacity and as further defined in the Amended and Restated Credit Agreement, the “Administrative Agent”) for the Lenders, and the Lenders party hereto.

WITNESSETH:

WHEREAS, the Parent Borrower, Holdings, the Parent Guarantor, the several banks and other financial institutions from time to time party hereto (as further defined in the Amended and Restated Credit Agreement, the “Lenders”), the Collateral Agent and the Administrative Agent are each party to that certain Credit Agreement (the “Prior Credit Agreement”), dated as of June 12, 2015;

WHEREAS, the Parent Borrower, Holdings, the Collateral Agent and the Administrative Agent are each party to that certain Guarantee and Collateral Agreement (the “Existing Collateral Agreement”), dated as of June 12, 2015;

WHEREAS, the Parent Guarantor, Holdco, the Company and the Administrative Agent are each party to that certain Guarantee Agreement (the “Existing Guarantee Agreement”), dated as of June 12, 2015;

WHEREAS, pursuant to the Prior Credit Agreement and the Existing Collateral Agreement, Holdings and the Parent Borrower, as the case may be, delivered certain security documents to the Collateral Agent and/or the Administrative Agent, as the case may be, and provided certain other ancillary documents;

WHEREAS, on May 5, 2016, Borrowers and certain other affiliates filed voluntary petitions for reorganization under the Bankruptcy Code with the United States Bankruptcy Court for the Northern District of Texas, Dallas Division;

WHEREAS, pursuant to that certain settlement term sheet dated October 26, 2016, concurrently herewith, the Parent Borrower, Holdings, the Parent Guarantor, the Lenders, the Collateral Agent and the Administrative Agent are entering into an Amended and Restated Credit Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Amended and Restated Credit Agreement”) dated as of the date hereof, which will amend and restate the Prior Credit Agreement in its entirety but will not constitute a novation of the parties’ rights and obligations thereunder;

WHEREAS, concurrently herewith, the Parent Borrower, Holdings, the Affiliate Guarantors, the Collateral Agent, the Administrative Agent and the Lenders are entering into this Reaffirmation Agreement dated as of the date hereof, which will (i) reaffirm, ratify and amend the Existing Guarantee Agreement and the Continuing Collateral Documents as amended hereby and (ii) terminate all Terminating Collateral Documents and release all liens and collateral granted thereunder;

NOW, THEREFORE, the parties hereto agree as follows:

1.	Defined Terms

1.1          Unless otherwise defined herein, terms defined in the Amended and Restated Credit Agreement and used herein shall have the meanings given to them in the Amended and Restated Credit Agreement.

1.2          As used in this Reaffirmation Agreement, the following terms shall have the following meanings:

“Borrower Obligations”: as the context may require, as defined in the Existing Collateral Agreement as amended hereby or in the Existing Guarantee Agreement as amended hereby.

“Collateral”: as defined in the Existing Collateral Agreement as amended hereby.

“Continuing Collateral Documents”: the Existing Collateral Agreement and the Security Documents and ancillary documents listed in Schedule 1 hereto.

2

“Existing Collateral Documents”: all Security Documents (as defined in the Prior Credit Agreement) delivered by a Loan Party to the Collateral Agent and/or the Administrative Agent, as the case may be, pursuant to the Prior Credit Agreement prior to the date hereof.

“Guarantor Obligations”: as the context may require, as defined in the Existing Collateral Agreement as amended hereby or in the Existing Guarantee Agreement as amended hereby.

“Obligations”: as the context may require, as defined in the Existing Collateral Agreement as amended hereby or in the Existing Guarantee Agreement as amended hereby.

“Terminating Collateral Documents”: all Existing Collateral Documents other than the Continuing Collateral Documents.

2.             Loan Document; Amendments to Existing Guarantee Agreement and Continuing Collateral Documents

2.1          This Reaffirmation Agreement shall constitute a “Loan Document” and a “Security Document” (as further defined in the Prior Credit Agreement, as amended and restated in the Amended and Restated Credit Agreement) for all purposes of the Amended and Restated Credit Agreement and the other Loan Documents.

2.2          The parties acknowledge and confirm that each reference to the Prior Credit Agreement, however so defined, in any of the Existing Guarantee Agreement and the Continuing Collateral Documents shall be deemed to refer to the Amended and Restated Credit Agreement, as the same may be further amended, restated, supplemented or otherwise modified from time to time. The parties further acknowledge and confirm that each reference to any of the Existing Guarantee Agreement and the Continuing Collateral Documents, however so defined, in any of the Existing Guarantee Agreement, the Continuing Collateral Documents and the other Loan Documents shall be deemed to refer to such Existing Guarantee Agreement or Continuing Collateral Documents, as applicable, as amended by this Reaffirmation Agreement and as further amended, restated, supplemented or otherwise modified from time to time. Holdings and the Parent Borrower, respectively, further acknowledge that the Local Law Security Documents (as further defined in the Existing Collateral Agreement) listed in Schedule 1 shall be, or are being concurrently, amended to the extent necessary to continue the perfection of the liens granted thereunder and otherwise to reflect this Reaffirmation Agreement.

2.3          The parties acknowledge and confirm that notices, requests and demands to or upon the respective parties hereto shall be made in accordance with the provisions of each respective Existing Collateral Document, as may be the case, to the following address, or to such other address as may be hereafter notified by the respective parties thereto:

The Parent Guarantor:	As set forth in Subsection 11.2 of the Amended and Restated Credit Agreement.

3

Holdco:	As set forth in Schedule 1 to the Existing Guarantee Agreement as amended hereby.

The Company:	As set forth in Schedule 1 to the Existing Guarantee Agreement as amended hereby.

Holdings:	As set forth in Schedule 1 to the Existing Collateral Agreement as amended hereby.

The Parent Borrower (including in its capacity as Borrower Representative):	As set forth in Subsection 11.2 of the Amended and Restated Credit Agreement.

The Collateral Agent:	As set forth in Subsection 11.2 of the Amended and Restated Credit Agreement.

The Administrative Agent:	As set forth in Subsection 11.2 of the Amended and Restated Credit Agreement.

3.	Reaffirmation and Ratification of Security Interests, Etc.

3.1          Each of the Parent Borrower and Holdings hereby confirms that, pursuant to the Continuing Collateral Documents to which it is a party, it pledged, assigned and granted to the Collateral Agent, for the benefit of the Secured Parties, a security interest in all of its right, title and interest in, to and under the Collateral to secure the prompt and complete payment and performance of its respective Obligations. Each of the Parent Borrower and Holdings hereby expressly reaffirms and ratifies such pledge, assignment, and grant of such security interest to secure the prompt and complete payment and performance of its respective Obligations.

3.2          Each of the Parent Borrower and Holdings hereby confirms that, pursuant to the Existing Collateral Agreement, it guaranteed the prompt and complete payment and performance of the Borrower Obligations. Each of the Parent Borrower and Holdings hereby expressly reaffirms and ratifies such guarantee of the prompt and complete payment and performance of the Borrower Obligations.

3.3          Each of Holdco and the Company hereby confirms that, pursuant to the Existing Guarantee Agreement, it guaranteed the prompt and complete payment and performance of the Borrower Obligations. Each of Holdco and the Company hereby expressly reaffirms and ratifies such guarantee of the prompt and complete payment and performance of the Borrower Obligations.

3.4          Except as expressly amended by this Reaffirmation Agreement, the Continuing Collateral Documents and the Existing Guarantee Agreement are hereby ratified and confirmed in all respects and shall continue in full force and effect. The perfected security interests of the Collateral Agent, for the benefit of the Secured Parties, under the Continuing Collateral Documents (as amended hereby) shall continue in full force and effect, and the collateral security provided for in each of the Continuing Collateral Documents (as amended hereby) shall not be impaired by this Reaffirmation Agreement.

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4.	Amendments to Existing Guarantee Agreement.

4.1          At the date hereof, the Notice Addresses of Affiliate Guarantors listed in Schedule 1 to the Existing Guarantee Agreement shall be deleted in their entirety and replaced as follows:

“ PARENT GUARANTOR

As set forth in Subsection 11.2 of the Credit Agreement.

CHC HELICOPTER HOLDING S.À R.L.

or

CHC HELICOPTER S.A.

c/o CHC Helicopter

600 East Las Colinas Blvd., 10th Flr

Irving, TX 75039

Attention: Nicolas P. Stable and Aoife Considine

Telephone: +1-214-262-7437 and +353 1 6343096

Email: Nicolas.Stable@chc.ca and Aoife.Considine@chc.ca”

In each case with copies (which shall not constitute notice) to

Debevoise & Plimpton LLP

65 Gresham Street

London EC2V 7NQ

Attention: Geoffrey P. Burgess

Facsimile:           +44 20 7588 4180

Telephone:         +44 20 7786 9075

Email: gpburgess@debevoise.com”

4.2          At the date hereof, the Existing Guarantee Agreement shall be further amended as follows:

(a)	Subsection 9.10 thereof shall be deleted in its entirety and replaced with the following:

“9.10      Integration. The Settlement Agreement (including Sections 3.8, 7.1, 7.2, 8.1, 9.1 and 9.3 thereof), this Agreement and the other Loan Documents represent the entire agreement of the Affiliate Guarantors, the Administrative Agent and the other Secured Parties with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Affiliate Guarantors, the Administrative Agent or any other Secured Party relative to subject matter hereof not expressly set forth or referred to in the Settlement Agreement, herein or in the other Loan Documents.”

(b)	The text “Each” at the beginning of Subsection 9.12 thereof and shall be deleted and replaced with the text “Except during the pendency of the Chapter 11 Cases, during which the Bankruptcy Court shall have exclusive jurisdiction, each”.

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5.          Other Amendments to Existing Collateral Agreement. At the date hereof, the Existing Collateral Agreement shall be further amended as follows:

5.1          In the definition of “Deposit Account” in Subsection 1.1(b) thereof, the text “, and, in any event, shall include all Blocked Accounts, DDAs and Concentration Accounts” shall be deleted.

5.2          In the definition of “Primary Collateral” in Subsection 1.1(b) thereof, the text “the Core Concentration Account, DDAs and Concentration Accounts (in each case, other than Excluded Accounts),” shall be deleted.

5.3          The following new definition shall be inserted in alphabetical order is Subsection 1.1(b) thereof:

““Commitment”: as to any Lender, its obligation to make Loans to the Borrowers.”

5.4          In Subsection 3.3(l) thereof, subclause (iii) shall be deleted.

5.5          In Subsection 3.3(o) thereof, the text “Abandoned Aircraft, and any” shall be inserted immediately following the text “any”.

5.6          Each reference in Section 4 thereof to the “Closing Date” shall be deemed to refer to the “Closing Date” as defined in the Prior Credit Agreement.

5.7          In Subsection 4.2.2(b) thereof, the text “all Blocked Accounts,” and “(in the case of Deposit Accounts and Blocked Accounts to the extent required under Subsection 4.16 of the Credit Agreement)” shall be deleted.

5.8          In Subsection 4.2.2(b) thereof, subclause 6 of the definition of “Specified Assets” shall be amended to delete the text “or to a Blocked Account”.

5.9          In Subsection 5.2.5(c) thereof, clauses (ii)(A) and (iii)(A) shall be deleted.

5.10          In Subsection 5.2.11 thereof, the text “Concurrently with the delivery of the annual Compliance Certificate pursuant to Subsection 7.2(a) of the Credit Agreement” shall be deleted and replaced with the text “Concurrently with the delivery of the annual financial statement pursuant to Subsection 7.1(a) of the Credit Agreement.”

5.11          Subsection 5.2.13 thereof shall be deleted in its entirety.

5.12          In Subsection 5.2.17 thereof, the text “Each” shall be deleted and replaced with the text “Except in connection with the Transactions, each”.

5.13          In Subsection 5.3.4(a) thereof, clause (ii)(A) shall be deleted.

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5.14          Subsection 5.4 thereof shall be deleted in its entirety.

5.15          In Subsection 5.5.1 thereof, the text “Immaterial Subsidiary or other” shall be deleted from subclause (c) and the text “8.2 or” shall be deleted from subclause (d).

5.16          Subsection 6.1 thereof shall be deleted in its entirety

5.17          In Subsection 6.4 thereof, the text “In addition to the rights of the Collateral Agent and the Administrative Agent specified in Subsection 6.1 with respect to payments of Affiliate Rental Payments constituting Collateral, subject” shall be deleted and replaced with the text “Subject”.

5.18          In Subsection 7.1(b) thereof, the text “ABR Loans that are Revolving Credit Loans” shall be deleted and replaced with the text “Loans”.

5.19          Subsection 9.10 thereof shall be deleted in its entirety and replaced with the following:

“9.10        Integration. The Settlement Agreement (including Sections 3.8, 7.1, 7.2, 8.1, 9.1 and 9.3 thereof), this Agreement and the other Loan Documents represent the entire agreement of the Granting Parties, the Collateral Agent, the Administrative Agent and the other Secured Parties with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Granting Parties, the Collateral Agent or any other Secured Party relative to subject matter hereof not expressly set forth or referred to in the Settlement Agreement, herein or in the other Loan Documents.”

5.20          The text “Each” at the beginning of Subsection 9.12 thereof and shall be deleted and replaced with the text “Except during the pendency of the Chapter 11 Cases, during which the Bankruptcy Court shall have exclusive jurisdiction, each”.

5.21          The Notice Addresses of Granting Parties listed in Schedule 1 of the Guarantee and Collateral Agreement shall be deleted in their entirety and replaced as follows:

“PARENT BORROWER

As set forth in Subsection 11.2 of the Credit Agreement.

CHC CAYMAN ABL HOLDINGS LTD.

c/o CHC Helicopter

600 East Las Colinas Blvd., 10th Flr

Irving, TX 75039

Attention: Nicolas P. Stable and Aoife Considine

Telephone: +1-214-262-7437 and +353 1 6343096

Email: Nicolas.Stable@chc.ca and Aoife.Considine@chc.ca”

In each case with copies (which shall not constitute notice) to

7

Debevoise & Plimpton LLP

65 Gresham Street

London EC2V 7NQ

Attention: Geoffrey P. Burgess

Facsimile:           +44 20 7588 4180

Telephone:         +44 20 7786 9075

Email: gpburgess@debevoise.com”

5.22          In Schedule 8, paragraph 2.6, the text “included in the Borrowing Base” shall be deleted.

5.23          In Schedule 8, paragraph 2.11, the text “Revolving Credit Loans” shall be deleted and replaced with “Loans”.

6.	Terminations and Releases.

6.1          Each of the Administrative Agent, the Collateral Agent and the Lenders acknowledges, agrees and confirms that, at the date hereof, each of the Terminating Collateral Documents has been terminated and discharged and is of no further force or effect, and accordingly each of the Loan Parties is unconditionally released from all obligations under the Terminating Collateral Documents.

7.	Further Assurances.

7.1          Each of Parent Borrower, Holdings, the Company, the Parent Guarantor and Holdco hereby confirms that, on or after the date hereof, it will, at the sole expense of the [Collateral Agent], cause to be done, executed, acknowledged and delivered such further acts, conveyances and assurances or other documents as the Collateral Agent shall reasonably request for the purposes of obtaining or preserving the full benefits of this Reaffirmation Agreement, provided that such documents, acts, conveyances and assurances shall not expand any obligations or limit any rights of such of Parent Borrower, Holdings, the Company, the Parent Guarantor or Holdco in respect of the obligations contemplated herein.

7.2          Each of the Administrative Agent, the Collateral Agent and the Lenders confirms that, on or after the date hereof, it will, at the sole expense of the Parent Borrower, cause to be done, executed, acknowledged and delivered such further acts, conveyances, assurances and releases or other documents as the Parent Borrower or Holdings shall reasonably request for the purposes of releasing such Loan Party from the liens or security interests on the Abandoned Aircraft or pursuant to the Terminating Collateral Documents.

8.           Counterparts. This Reaffirmation Agreement may be executed by one or more of the parties to this Reaffirmation Agreement in any number of separate counterparts (including by facsimile and other electronic transmission), and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

8

9.            Severability. Any provision of this Reaffirmation Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.           GOVERNING LAW. THIS REAFFIRMATION AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS REAFFIRMATION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT THAT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

11.           Miscellaneous. Except as expressly set forth in this Reaffirmation Agreement, nothing contained herein shall constitute a waiver of, impair or otherwise affect any Obligations (as further defined in the Prior Credit Agreement, as amended and restated in the Amended and Restated Credit Agreement), any other obligation of any of the Parent Borrower, Holdings, the Company, the Parent Guarantor or Holdco or any rights of the Collateral Agent, the Administrative Agent or any of the Secured Parties consequent thereon. For the avoidance of doubt, except for the representations and warranties contained in Subsections 5.1 through 5.4 of the Amended and Restated Credit Agreement, none of the Loan Parties and the Affiliate Guarantors makes any representation or warranty pursuant to any Loan Document in connection with this Reaffirmation Agreement. Section headings in this Reaffirmation Agreement are included herein for convenience of reference only and shall not constitute part of this Reaffirmation Agreement for any other purpose.

[Signature Pages Follow]

9

IN WITNESS WHEREOF, the parties hereto have duly executed this Reaffirmation Agreement as of the date first above written.

PARENT GUARANTOR:

6922767 HOLDING SARL

By:
Name:
Title:

HOLDCO:

CHC HELICOPTER HOLDING S.À R.L.

By:
Name:
Title:

COMPANY:

CHC HELICOPTER S.A.

By:
Name:
Title:

[Signature Page to Omnibus Reaffirmation, Amendment and Release Agreement]

HOLDINGS:

Executed as a deed by
CHC CAYMAN ABL HOLDINGS LTD.

By:
Name:
Title:

In the presence of:
Witness:
Name:
Title:

PARENT BORROWER:

Executed as a deed by
CHC CAYMAN ABL BORROWER LTD.

By:
Name:
Title:

In the presence of:
Witness:
Name:
Title:

[Signature Page to Omnibus Reaffirmation, Amendment and Release Agreement]

AGENT AND LENDERS:

BNP PARIBAS S.A.,
as Collateral Agent and Lender

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Omnibus Reaffirmation, Amendment and Release Agreement]

MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent and Lender

By:
Name:
Title:

[Signature Page to Omnibus Reaffirmation, Amendment and Release Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH,
as Lender

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Omnibus Reaffirmation, Amendment and Release Agreement]

NATIXIS, NEW YORK BRANCH,
as Lender

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Omnibus Reaffirmation, Amendment and Release Agreement]

SCHEDULE 1

Continuing Collateral Documents

1.	Equitable Mortgage over Shares in CHC Cayman ABL Borrower Ltd. dated 12 June 2015 between CHC Cayman ABL Holdings Ltd., as Mortgagor, and BNP Paribas S.A., as Collateral Agent

2.	UCC-1 financing statement, on file with the Washington DC Recorder of Deeds, against the Parent Borrower, as debtor, in favor of the Collateral Agent, as secured party

3.	UCC-1 financing statement, on file with the Washington DC Recorder of Deeds, against Holdings, as debtor, in favor of the Collateral Agent, as secured party

4.	New York Law Helicopter Mortgages listed in Schedule 1-A hereto

5.	Norwegian Law Helicopter Mortgage (MSN 9009)

6.	Brazilian Law Helicopter Mortgages (MSNs 760625, 760632 and 760636)

7.	Dutch Law Deed of Mortgage (MSN 31099)

8.	IDERA (MSNs 9009, 31072, 31561, 31610, 760625, 760632 and 760636)

9.	Deregistration Power of Attorney (MSNs 31099, 31561, 31610, 760625, 760632 and 760636)

Schedule 1-1

SCHEDULE 1-A

New York Law Helicopter Mortgages

No.	MSN	New York Helicopter Mortgage
1.	9009	Helicopter Mortgage dated 28 October 2015 between CHC Cayman ABL Borrower Ltd, as mortgagor and BNP Paribas S.A., as Collateral Agent, with respect to the Airbus AS332L1 aircraft bearing manufacturer’s serial number 9009 and Norwegian registration mark LN-OPX, together with two Turbomeca Makila 1A1 engines installed thereon

2.	31099	Helicopter Mortgage dated 28 October 2015 between CHC Cayman ABL Borrower Ltd, as mortgagor and BNP Paribas S.A., as Collateral Agent, with respect to the AgustaWestland AW139 aircraft bearing manufacturer’s serial number 31099 and Dutch registration mark PH- SHP, together with two Pratt and Whitney PT6C-67C engines installed thereon

3.	31072	Helicopter Mortgage dated 1 March 2016 between CHC Cayman ABL Borrower Ltd, as mortgagor and BNP Paribas S.A., as Collateral Agent, with respect to the AgustaWestland AW139 aircraft bearing manufacturer’s serial number 31072 and Canadian registration mark C-FNFZ, together with two PT6C-67C Pratt and Whitney Canada engines installed thereon

4.	31561	Helicopter Mortgage dated 27 January 2016 between CHC Cayman ABL Borrower Ltd, as mortgagor and BNP Paribas S.A., as Collateral Agent, with respect to the AgustaWestland AW139 aircraft bearing manufacturer’s serial number 31561 and UK registration mark G- SNSE, together with two PT6C-67C Pratt and Whitney Canada engines installed thereon

5.	31610	Helicopter Mortgage dated 27 January 2016 between CHC Cayman ABL Borrower Ltd, as mortgagor and BNP Paribas S.A., as Collateral Agent, with respect to the AgustaWestland AW139 aircraft bearing manufacturer’s serial number 31610 and UK registration mark G- SARE, together with two PT6C-67C Pratt and Whitney Canada engines installed thereon

Schedule 1-A-1

6.	760625	Helicopter Mortgage dated 1 December 2015 between CHC Cayman ABL Borrower Ltd, as mortgagor and BNP Paribas S.A., as Collateral Agent, with respect to the Sikorsky S76C++ aircraft bearing manufacturer’s serial number 760625 and Brazilian registration mark PR-CHA, together with two Turbomeca Arriel 2S2 engines installed thereon

7.	760632	Helicopter Mortgage dated 1 December 2015 between CHC Cayman ABL Borrower Ltd, as mortgagor and BNP Paribas S.A., as Collateral Agent, with respect to the Sikorsky S76C++ aircraft bearing manufacturer’s serial number 760632 and Brazilian registration mark PR-CHC, together with two Turbomeca Arriel 2S2 engines installed thereon

8.	760636	Helicopter Mortgage dated 1 March 2016 between CHC Cayman ABL Borrower Ltd, as mortgagor and BNP Paribas S.A., as Collateral Agent, with respect to the Sikorsky S76C++ aircraft bearing manufacturer’s serial number 760636 and Brazilian registration mark PR-CHD, together with two Turbomeca Arriel 2S2 engines installed thereon

Schedule 1-A-2

Exhibit F

New Second Lien Convertible Notes Indenture

[HELICOPTER COMPANY I LLC]

[HELICOPTER FINANCE LTD]

ZERO INTEREST SECOND LIEN CONVERTIBLE NOTES DUE 2020

___________________________

INDENTURE

Dated as of [_________], 2017

___________________________

The Bank of New York Mellon

Trustee

[_________]

Collateral Agent

___________________________

THIS INDENTURE AND THE RIGHTS AND OBLIGATIONS EVIDENCED HEREBY ARE SUBJECT TO THAT CERTAIN INTERCREDITOR AGREEMENT DATED AS OF [_________], 2017, BY AND AMONG HSBC BANK PLC, AS INITIAL SENIOR REPRESENTATIVE (AS DEFINED THEREIN), THE BANK OF NEW YORK MELLON, AS INITIAL SECOND LIEN TRUSTEE (AS DEFINED THEREIN), [______], AS INITIAL SECOND LIEN COLLATERAL AGENT (AS DEFINED THEREIN), EACH ADDITIONAL REPRESENTATIVE (AS DEFINED THEREIN) FROM TIME TO TIME PARTY THERETO AND [HELICOPTER COMPANY I LLC] AND EACH OF THE OTHER GRANTORS (AS DEFINED THEREIN) FROM TIME TO TIME PARTY THERETO (AS IT MAY BE AMENDED, MODIFIED, SUPPLEMENTED, RESTATED, RENEWED, EXTENDED, AMENDED AND RESTATED, REPLACED, REFINANCED OR RESTRUCTURED FROM TIME TO TIME IN ACCORDANCE WITH ITS TERMS, THE “INTERCREDITOR AGREEMENT”), AND EACH PARTY TO OR HOLDER UNDER THIS INDENTURE, BY ITS ACCEPTANCE OF THIS INDENTURE OR ANY NOTES ISSUED HEREUNDER, IRREVOCABLY AGREES TO BE BOUND BY THE PROVISIONS OF THE INTERCREDITOR AGREEMENT. IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE INTERCREDITOR AGREEMENT AND THE TERMS OF THIS INDENTURE, THE TERMS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN. EACH OF THE PARTIES HERETO AND EACH HOLDER OF NOTES ACKNOWLEDGES, AUTHORIZES AND CONSENTS TO THE ENTRY BY THE INITIAL SECOND LIEN REPRESENTATIVE INTO THE INTERCREDITOR AGREEMENT. THE ISSUERS, TRUSTEE AND EACH HOLDER SHALL, UNLESS PROHIBITED BY APPLICABLE LAW, TREAT THE NOTES AS EQUITY FOR U.S. FEDERAL INCOME TAX PURPOSES (THAT IS NOT PREFERRED STOCK FOR PURPOSES OF SECTION 305 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED), SUBJECT TO DEFINITIVE GUIDANCE FROM THE INTERNAL REVENUE SERVICE OR A COURT OF COMPETENT JURISDICTION TO THE CONTRARY.

CROSS-REFERENCE TABLE*

Trust Indenture Act Section	Indenture Section
310(a)(1)	7.10
(a)(2)	7.10
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	7.10
(b)	7.10
(c)	N.A.
311(a)	7.11
(b)	7.11
(c)	N.A.
312(a)	2.05
(b)	14.03
(c)	14.03
313(a)	7.06; 12.02
(b)(1)	7.06; 12.02
(b)(2)	7.06; 7.07
(c)	7.06; 14.02
(d)	7.06
314(a)	4.04; 14.02; 14.05
(b)	N.A.
(c)(1)	14.04
(c)(2)	14.04
(c)(3)	N.A.
(d)	12.06
(e)	14.05
(f)	N.A.
315(a)	7.01
(b)	7.05; 14.02
(c)	7.01
(d)	7.01
(e)	6.11
316(a) (last sentence)	2.09
(a)(1)(A)	6.05
(a)(1)(B)	6.04
(a)(2)	N.A.
(b)	6.07
(c)	2.12
317(a)(1)	6.08
(a)(2)	6.09
(b)	2.04
318(a)	14.01
(b)	N.A.

N.A. means not applicable.

* This Cross Reference Table is not part of the Indenture.1

1 Indenture sections referred to may not apply until after the “TIA Date” referred to in the Indenture.

-i-

-ii-

-iii-

INDENTURE dated as of [________], 2017 among [Helicopter Company I LLC], a Cayman Islands limited liability company (the “Company”), [Helicopter Finance Ltd.], a Cayman Islands exempted limited company (“Finance Corp.” and, together with the Company, the “Issuers”), the Guarantors (as defined herein), and The Bank of New York Mellon, a corporation organized under the laws of the State of New York authorized to conduct a banking business, as Trustee and [_________], as Collateral Agent.

The Issuers, the Guarantors, the Collateral Agent and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined herein) of the $464,100,000 aggregate principal amount of the Issuers’ Zero Interest Second Lien Convertible Notes due 2020 issued on the Issue Date (the “Notes”):

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01         Definitions.

“144A Global Note” means a Global Note substantially in the form of Exhibit A1 hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued on the Issue Date with a balance of zero.

“30-day Average VWAP” means, with respect to any date, the arithmetic average of the Daily Adjusted VWAPs for each VWAP Trading Day in the period (the “Averaging Period”) of 30 consecutive VWAP Trading Days next preceding such date.

“Accredited Investor” means an individual or institution that is an “accredited investor” as that term is defined in Rule 501(a).

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged or amalgamated with or into or becomes a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any specified Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings. For purposes of Section 4.11, portfolio companies of any such Person shall be excluded from this definition.

1

“Agent” means any Registrar, co-registrar, Paying Agent, Conversion Agent or other agent appointed hereunder.

“Agreed Security Principles” means the agreed security principles set forth in Exhibit G hereto.2

“AI Global Note” means a Global Note substantially in the form of Exhibit A3 hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee that will be issued on the Issue Date in a denomination equal to the outstanding principal amount of the Notes sold in the Plan Rights Offering to Institutional Accredited Investors and, to the extent Non-Institutional Accredited Investors are eligible to hold Notes through DTC, the Non-Institutional Accredited Investors.

“Aircraft” means one or more whole helicopter or other fixed-wing aircraft, including its engine and auxiliary power unit (if any), but excluding, for the avoidance of doubt, any engine, transmission and/or auxiliary power unit that has been separated from any whole helicopter or other fixed-wing aircraft.

“Aircraft Equipment” means Aircraft engines and other aircraft-related equipment (including, without limitation, whole Aircraft).

“Aircraft Operating Lease Deemed Principal” shall mean, as at any date of determination, the aggregate amount of Aircraft Operating Lease Payments for the most recently ended period of four consecutive fiscal quarters for which financial statements have been delivered under the Credit Agreement on such date of determination, multiplied by seven (7).

“Aircraft Operating Lease Payments” means, with respect to any specified Person for any period, the aggregate of all scheduled amounts paid by such Person and its Restricted Subsidiaries during such period (treating the Existing Permitted JVs and the other Permitted Joint Ventures as Restricted Subsidiaries for this purpose) pursuant to all operating leases of Aircraft in respect of which any of such Person and/or its Restricted Subsidiaries is a lessee at such time of determination, as determined in accordance with GAAP.

“Aircraft Sale and Leaseback Transaction” means, in respect of any Aircraft acquired or owned by the Company or any of its Restricted Subsidiaries (whether before or after the Issue Date), any transaction occurring whereby such Aircraft is sold by and leased back to the Company or any of its Restricted Subsidiaries (or where the contract relating to the purchase of such Aircraft is assigned or novated to an entity which will lease the Aircraft to the Company or any of its Restricted Subsidiaries).

2 NTD: to be conformed to Schedule V to the revolving credit facility.

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“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.

“Approved Restructuring Plan” means Second Amended Joint Chapter 11 Plan of CHC Group Ltd. and its Affiliated Debtors as may be further amended, supplemented or otherwise modified in accordance with its terms and the terms of the Plan Support Agreement dated as of October 11, 2016 among CHC Group Ltd., the CHC Parties named therein, the Milestone Parties named therein, the Plan Sponsors named therein, the Official Committee of Unsecured Creditors, Marble Ridge Capital L.P., Solus Alternative Asset Management LP and the Additional Consenting Parties party thereto, as amended as of November 23, 2016 pursuant to an amendment among CHC Group Ltd., the Plan Sponsors named therein, the Official Committee of Unsecured Creditors, the Milestone Aviation Group Limited, Marble Ridge Capital L.P. and Solus Alternative Asset Management LP.

“Asset Acquisition” means:

(1) an Investment by the Company or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged with or into or consolidated with the Company or any Restricted Subsidiary; or

(2) the acquisition by the Company or any Restricted Subsidiary of the assets of any Person (other than a Restricted Subsidiary) which constitute all or substantially all of the assets of such Person or comprise any division or Business of such Person or any other properties or assets of such Person other than in the ordinary course of business but including acquisitions of Aircraft by purchase or lease (including operating leases) (whether or not any such acquisition of Aircraft by purchase or lease is consummated in the ordinary course of business).

“Australian PPSA” shall mean the Personal Property Securities Act 2009 (Cwlth).

“Bankruptcy Code” means Title 11 of the United States Code, as amended or any similar federal or state law for the relief of debtors.

“Bankruptcy Law” means the Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada), Companies’ Creditors Arrangement Act (Canada), Winding-up and Restructuring Act (Canada) and all other Canada federal and provincial law for the relief of debtors (including the Canada Business Corporations Act where such statute is used by any Guarantor governed by it to propose an arrangement of any of its Indebtedness), and law of any other applicable jurisdiction relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law.

“Bank Products” means any facilities or services related to cash management, including treasury, depository, overdraft, credit or debit card, purchase card, electronic funds transfer, cash pooling and other cash management arrangements and commercial credit card and merchant card services.

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“Barbados Guarantor” means any Guarantor that is organized under the laws of Barbados.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership (or equivalent), the board of directors, board of managers, sole member, managing member, or other governing body of such partnership;

(3) with respect to a limited liability company, the board of directors or other governing body, and in the absence of the same, the manager or board of managers or the managing member or members or any controlling committee thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function or, in relation to a Dutch Subsidiary its managing board (bestuur) or, in relation to a Polish Subsidiary its management board.

“Board Resolution” means a copy of a resolution certified by an Officer of the Company to have been duly adopted by the Board of Directors of the Company and to be in full force and effect on the date of such certification, and delivered to the Trustee. Where any provision of this Indenture refers to action to be taken pursuant to a Board Resolution, such action may be taken by any manager, Officer or employee of the Company authorized to take such action by the Board of Directors as evidenced by a Board Resolution.

“Brazil JV” means BHH-Brazilian Holdings S.A., a company organized under the laws of Brazil for the purpose of holding the regulated Brazilian operations of the Company and its Subsidiaries and all of its Subsidiaries (as such joint venture is in effect on the Issue Date or as amended and/or modified in a manner not materially adverse to the Company and its Restricted Subsidiaries when taken as a whole).

“Business” means any Person or any assets of any Person which constitute all or substantially all of any division or line of business of any Person.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law to close in New York State.

“Business Optimization Expense” has the meaning specified in the definition of “Consolidated Adjusted EBITDAR”.

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“Business Plan” means the CHC Helicopter Holding S.à r.l.’s five-year business plan dated October 2016.

“Business Plan Restructuring Charges” means the aggregate amount of restructuring charges included in the Business Plan.

“Canadian Guarantor” means each Guarantor that (i) is organized under the laws of Canada or any province or territory thereof, (ii) carries on business in Canada, or (iii) has any title or interest in or to material property in Canada.

“Canadian JV” means CHC Helicopters Canada Inc., a corporation organized under the laws of British Columbia, and all of its Subsidiaries (as such joint venture is in effect on the Issue Date or as amended and/or modified in a manner not materially adverse to the Parent Guarantor and its Restricted Subsidiaries when taken as a whole).

“Canadian PPSA” shall mean the Personal Property Security Act (or similar legislation) applicable in each Province or territory in Canada (other than Quebec) and, in the case of the Province of Quebec, the Civil Code of Quebec.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a lease that would at that time be required to be capitalized on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock or shares;

(2) in the case of an association or business entity that is not a corporation, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” shall mean:

(1)       Canadian Dollars, Euro, U.S. Dollars or such local currencies held by the Company and any of its Restricted Subsidiaries from time to time in the ordinary course of business;

(2)       securities issued or directly and fully guaranteed or insured by the government of Canada, Luxembourg, the United States, Norway, the United Kingdom, Ireland, South Africa, Holland or Australia or any agency or instrumentality of such government (provided that the full faith and credit of the such government is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

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(3)       certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any Lender or with any bank to which the Bank Act (Canada) applies or by any company licensed to carry on the business of a trust in one or more provinces of Canada or any financial institution that is a member of the Federal Reserve System, or the comparable banking authority in Norway, the United Kingdom, South Africa, Holland or Australia, in each case having combined capital and surplus and undivided profits of not less than $500 million, whose debt has a rating, at the time as of which any investment made therein is made of at least A-1 by S&P or at least P-1 by Moody’s or having capital and surplus in excess of $500 million and a Thomson Bank Watch Rating of “B” or better;

(4)       repurchase obligations for underlying securities of the types described in (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in (iii) above;

(5)       commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within one year after the date of acquisition;

(6)       securities issued or fully guaranteed by any state or commonwealth of the United States, or by any political subdivision or taxing authority thereof having one of the two highest ratings obtainable from Moody’s or S&P, and, in each case, maturing within one year after the date of acquisition;

(7)       money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (i) through (vi) of this definition; and

(8)       Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A-2” from Moody’s with maturities of 24 months or less from the date of acquisition.

“Change of Control” shall be deemed to occur:

(1)       if, at any time and other than as contemplated by the Approved Restructuring Plan, any Person or group (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the Issue Date), other than any combination of the Permitted Holders (or a single Permitted Holder), shall own beneficially (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the Issue Date), directly or indirectly, in the aggregate Equity Interests representing (i) prior to an Initial Public Offering that is a Qualifying IPO 50% or more and (ii) after an Initial Public Offering that is a Qualifying IPO 35% or more, in each case of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company, and any combination of the Permitted Holders (including a single Permitted Holder) own beneficially (as defined above), directly or indirectly, a smaller percentage of such ordinary voting power at such time than the Equity Interests owned by such other Person or group. For the avoidance of doubt, for purposes of this definition, Equity Interests shall include the Notes;

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(2)       upon the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of the Company and its Restricted Subsidiaries, taken as a whole, to a Person other than any of the Permitted Holders;

(3)       if, at any time, the Company shall cease to own and control, directly or indirectly, beneficially and of record, 100% of the Voting Stock and other Capital Stock of CHC Helicopter Holding S.à r.l.;

Notwithstanding the preceding, a conversion of the Company or any of its Restricted Subsidiaries from a limited liability company, corporation, limited partnership or other form of entity to a limited liability company, corporation, limited partnership or other form of entity or an exchange of all of the outstanding Capital Stock in one form of entity for Capital Stock for another form of entity shall not constitute a Change of Control within the meaning of clauses (1) or (2) above, so long as following such conversion or exchange the “persons” (as that term is used in Section 13(d)(3) of the Exchange Act) who Beneficially Owned the Capital Stock of the Company immediately prior to such transactions continue to Beneficially Own in the aggregate more than 50% of the Voting Stock of such entity, or continue to Beneficially Own sufficient Equity Interests in such entity to elect a majority of its directors, managers, trustees or other persons serving in a similar capacity for such entity, and in either case no “person” Beneficially Owns more than 50% of the Voting Stock of such entity.

“Change of Control Repurchase Price” means, with respect to any Notes to be repurchased with respect to a Change of Control 101% of the aggregate principal amount of such Notes.

“Chapter 11 Proceedings” means the voluntary petitions for relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Texas filed by CHC Group Ltd. and certain of its Affiliates on May 5, 2016.

“CHC Helicopter Holding S.à r.l.” means CHC Helicopter Holding S.à r.l. (formerly known as CHC Helicopter LLC), a private limited liability company (société à responsabilité limitée) incorporated under the laws of the Luxembourg whose registered office is located at 13-15 avenue de la Liberté, L-1931 Luxembourg and registered with the R.C.S. Luxembourg under number B-155574.

“Clearstream” means Clearstream Banking, S.A.

“Collateral” means all property and assets, whether now owned or hereafter acquired, in which Liens are, from time to time, granted or purported to be granted to secure the Notes and the Note Guarantees pursuant to the Security Documents.

“Collateral Agent” means [__________], acting in its capacity as collateral agent under the Security Documents, or any successor thereto.

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“Collateral Agent Agreement” means the Collateral Agent Agreement dated as of the date hereof among the Trustee, the grantors party thereto and the Collateral Agent.

“Commodity Agreements” means, in respect of any Person, any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement and designed to protect such Person against fluctuation in commodity prices.

“Common Unit” means any capital securities of any class or series of the Company (including, on the Issue Date, the Common Units of the Company) which has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company and which is not subject to redemption by the Company. However, subject to the provisions of Section 13.10, Common Units issuable upon conversion of Notes shall include only units of the class of capital securities of the Company designated as Common Units of the Company on the Issue Date or units of any class or classes resulting from any reclassification or reclassifications thereof and which have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company and which are not subject to redemption by the Company; provided, however, that if at any time there shall be more than one such resulting class, the units of each such class then so issuable shall be substantially in the proportion which the total number of units of such class resulting from all such reclassifications bears to the total number of units of all such classes resulting from all such reclassifications.

“Company Offer” means any tender offer (including any exchange offer) as amended from time to time made by the Company or any of its Subsidiaries for the purchase (including the acquisition pursuant to an exchange offer) of all or any portion of the outstanding Common Units.

“Confirmation Order” means confirmation order entered by the United States Bankruptcy Court for the Northern District of Texas confirming the Approved Restructuring Plan.

“Consolidated Adjusted EBITDAR” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period (treating the Europe JV, the Brazil JV and any other joint venture that is consolidated with the Company for accounting purposes as Restricted Subsidiaries for this purpose):

(a)        increased by (without duplication and only to the extent the same was deducted in calculating Consolidated Net Income for such period):

(1)       provision for Canadian or other taxes based on income, profits or capital, including without limitation provincial, state, franchise, local, foreign and similar taxes, of such Person and its Restricted Subsidiaries;

(2)       the Fixed Charges of such Person and its Restricted Subsidiaries for such period;

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(3)       depreciation, amortization (including amortization of advance aircraft lease rental payments and amortization of goodwill and other intangibles, deferred financing fees and any amortization included in pension, OPEB or other employee benefit expenses, but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (including without limitation write-downs and impairment of property, plant, equipment and intangibles and other long-lived assets (including pursuant to the application of Accounting Standards Codification 350, “Intangibles – Goodwill and Other” and Accounting Standards Codification 360. “Property, Plant and Equipment”) and the impact of purchase accounting, but excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period;

(4)       the amount of any restructuring, integration, business optimization, systems establishment or excess pension or OPEB cost, charge, accrual or reserve, curtailment or other excess charges; (any such cost, charge, accrual or reserve, curtailment or other excess charge a “Business Optimization Expense”) accrued during such period; provided that the aggregate amount of Business Optimization Expenses, together with the amount of any expected cost savings, synergies and operating expense reductions permitted to be added back in calculating Consolidated Adjusted EBITDAR under the definitions of “Fixed Charge Coverage Ratio” or “Senior Secured Leverage Ratio”, in any applicable four fiscal quarter period may not exceed (x) the greater of U.S.$40.0 million and 20% of Consolidated Adjusted EBITDAR plus (y) the portion of the Business Plan Restructuring Charges that the Company has incurred in any fiscal quarter included in such four-fiscal quarter period; provided further that the incurrence of such Business Plan Restructuring Charges in any fiscal quarter does not have to occur in the same fiscal quarter in which such charges are shown in the Business Plan and shall be included in the calculation of Consolidated Adjusted EBITDAR (and shall not reduce the amount available under the cap described above) in any subsequent four fiscal quarter period that includes such fiscal quarter;

(5)       the minority expense relating to any partner in a joint venture which is consolidated with the Company for accounting purposes and the minority interest expense consisting of subsidiary income attributable to minority equity interests of third parties in any non-wholly owned Subsidiary in such period or any prior period, except to the extent of dividends declared or paid on Equity Interests held by third parties; plus

(6)       accretion of asset retirement obligations in accordance with Accounting Standards Codification 410, “Asset Retirement and Environmental Obligations”, and any similar accounting in prior periods; plus

(7)       to the extent not otherwise included, the proceeds of any business interruption insurance received during such period; and

(b)       decreased by (without duplication and only to the extent the same increased Consolidated Net Income for such period):

(1)       non-cash items of such Person and its Restricted Subsidiaries for such period, other than (i) amortization of deferred revenue and deferred gains on Aircraft Sale and Leaseback Transactions, (ii) any items which represent the reversal of any accrual of, or cash reserve for, anticipated charges in any prior period where such accrual or reserve is no longer required and (iii) any items which represent the impact of purchase accounting; and

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(2) the minority interest income consisting of subsidiary losses attributable to the minority equity interests of third parties in any Restricted Subsidiary that is a non-Wholly Owned Subsidiary for such period.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries (treating the Europe JV, the Brazil JV and any other joint venture that is consolidated with the Company for accounting purposes as Restricted Subsidiaries for this purpose) for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) any net after-tax extraordinary, unusual or nonrecurring gains or losses or income or expense or charge (including, without limitation, income, expenses and charges from litigation and arbitration settlements, severance, relocation, other restructuring costs and lease costs in connection with early aircraft contract terminations), any severance, retention or relocation expense, pre-operating expenses that are expensed and not capitalized, and fees, expenses or charges related to the Chapter 11 Proceedings, any foreign law restructuring or insolvency proceedings arising in connection with the Chapter 11 Proceedings, the Restructuring Transactions and the Emergence Restructuring Transactions, any offering of Equity Interests of such Person, any Investment, acquisition, disposition or incurrence or repayment of Indebtedness or other obligations permitted to be incurred hereunder (in each case, whether or not successful), including all fees, expenses and charges, and any financing charges, including penalty interest and bank charges, related to any Indebtedness or other obligations, in each case, shall be excluded;

(2) any net after-tax income or loss from disposed, abandoned, transferred, closed or discontinued operations and any net after-tax gain or loss on disposal of disposed, abandoned, transferred, closed or discontinued operations shall be excluded;

(3) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Company) shall be excluded;

(4) any net after-tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness and Hedging Obligations or other derivative instruments shall be excluded;

(5) (A) the Net Income for such period of any Person that is not a Subsidiary (other than the Europe JV, the Brazil JV or any other joint venture that is consolidated with the Company for accounting purposes), or that is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments in respect of equity that are actually paid in cash (or to the extent converted into cash) by such Person to the Company or a Restricted Subsidiary thereof in respect of such period and (B) the Net Income for such period shall include any dividend, distribution or other payments in respect of equity paid in cash by such Person to the Company or a Restricted Subsidiary thereof in excess of the amount included in clause (A);

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(6) any increase in depreciation or amortization or any one-time non-cash charges (such as purchased in-process research and development or capitalized manufacturing profit in inventory) resulting from purchase accounting in connection with any acquisition that is consummated prior to or after the Issue Date shall be excluded;

(7) accruals and reserves that are established within twelve months after an acquisition’s closing date and that are so required to be established as a result of such transaction in accordance with GAAP or as a result of a modification of accounting policies shall be excluded;

(8) any impairment charges resulting from the application of Accounting Standards Codification 350, “Intangibles – Goodwill and Other”, and Accounting Standards Codification 360, “Property, Plant and Equipment”, and the amortization of intangibles pursuant to Accounting Standards Codification 805, “Business Combinations”, or asset write-offs shall be excluded;

(9) any long-term incentive plan accruals and any compensation expense realized from grants of unit appreciation or similar rights, options or other rights to officers, directors and employees of such Person or any of its Restricted Subsidiaries shall be excluded;

(10) any asset impairment writedowns under GAAP or SEC guidelines shall be excluded;

(11) (A) any unrealized non-cash gains or losses or charges in respect of Hedging Obligations (including those resulting from the application of Accounting 133Standards Codification 815, “Derivatives and Hedging”, or any comparable statement relating to hedging), (B) any foreign exchange gains and losses and (C) any adjustments for financial instruments, derivatives or Hedging Obligations required by GAAP shall be excluded except for any realized exchange gains or losses on derivative instruments which are included as offsets to operating items as part of a designated hedging relationship;

(12) the cumulative effect of a change in accounting principles will be excluded; and

(13) the amount by which any income or charge attributable to a post-employment benefit scheme differs from the current service costs attributable to the scheme will be excluded.

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“Consolidated Total Indebtedness” shall mean, as at any date of determination, an amount equal to the sum of (without duplication):

(i)       the aggregate amount of all outstanding Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money and other Indebtedness obligations evidenced by promissory notes and similar instruments, as determined in accordance with GAAP (excluding, for the avoidance of doubt, all undrawn amounts under revolving credit facilities and letters of credit and bank guarantees, all obligations under Qualified Receivables Financings and all Hedging Obligations); plus

(ii)       the aggregate amount of all outstanding Disqualified Stock of the Company and its Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Stock being equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices as determined on a consolidated basis in accordance with GAAP; plus

(iii)       the aggregate amount of all Capital Lease Obligations of the Company and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP; plus

(iv)       the Aircraft Operating Lease Deemed Principal; and minus

(v)        the aggregate amount of the Notes and any Specified Convertible Debt.

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock, such fair market value shall be determined reasonably and in good faith by the Company. The U.S. Dollar Equivalent principal amount of any Indebtedness denominated in a foreign currency will reflect the currency translation effects, determined in accordance with GAAP, of Hedging Obligations for currency exchange risks with respect to the applicable currency in effect on the date of determination of the U.S. Dollar Equivalent principal amount of such Indebtedness.

“Contingent Obligations” means, with respect to any specified Person, any obligation of such Person guaranteeing any performance, leases, dividends, taxes or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security thereof;

(2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

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(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such obligation against loss in respect thereof.

“Conversion Price” means the conversion price per Common Unit, initially set at $[__________]3 subject to adjustment as provided in Section 13.04.

“Corporate Trust Office of the Trustee” will be at the address of the Trustee specified in Section 14.02 hereof or such other address as to which the Trustee may give notice to the Issuers.

“corporation” means a corporation, association, company (including limited liability company), joint-stock company, business trust or other similar entity.

“Credit Agreement” means that certain Restated Credit Agreement dated as of [______], 2017, among the Company (as the parent guarantor thereunder), the borrowers from time to time party thereto, the lenders from time to time party thereto, HSBC Bank PLC as administrative agent and collateral agent, and the other parties from time to time party thereto, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Currency Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement as to which such Person is a party or a beneficiary.

“Current Market Price” means on any date:

(1) if the reference is to the per unit price of Common Units on any date herein specified and if on such date the Common Units are listed or admitted to trading on a principal national securities exchange in the United States or in the over-the-counter market in the United States:

(A)       for the purpose of any computation under this Indenture (except under Section 13.04(e) in respect of a Company Offer or under Section 13.03), the average of the Quoted Prices for the five consecutive Trading Days selected by the Company commencing not more than 20 Trading Days before, and ending not later than, the earlier of (x) the date in question and (y) in the case of any computation under Section 13.04(d) or 13.04(f), the day before the ‘ex’ date for the issuance or distribution requiring such computation; provided, however, that if the ‘ex’ date for any event (other than the issuance or distribution requiring such computation) that requires (or for any distribution which, but for the Company giving written notice to the Trustee that the Company intends to treat such distribution as a Received Dividend hereunder, would have required) an adjustment to the Conversion Price pursuant to Sections 13.04(a), 13.04(b), 13.04(d), 13.04(e) or 13.04(f) occurs on or after the 20th Trading Day prior to the day in question and prior to the ‘ex’ date for the issuance or distribution requiring such computation, the Quoted Price for each Trading Day prior to the ‘ex’ date for such other event shall be adjusted by multiplying such Quoted Price by the same fraction by which the Conversion Price is so required (or would have been required) to be adjusted pursuant to Sections 13.04(a), 13.04(b), 13.04(d), 13.04(e) or 13.04(f), as applicable, as a result of such other event; or

3 The initial Conversion Price will be calculated by dividing (i) $464.1 million by (ii) the product of (x) 5.84932 (i.e., 0.854/0.146) and (y) the aggregate amount of units to be issued and outstanding (or issuable pursuant to warrants, rights or convertible securities (other than the Notes and other than pursuant to the Management Incentive Plan) that are issued and outstanding) on the date of consummation of the reorganization.

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(B)       for the purpose of any computation under Section 13.04(e), the average of the Quoted Prices for the five consecutive Trading Days selected by the Company commencing on or after the latest (the “Commencement Date”) of (i) the date 20 Trading Days before the date in question, (ii) the date of commencement of the tender offer requiring such computation, and (iii) the date of the last amendment, if any, of such tender offer involving a change in the maximum number of shares for which tenders are sought or a change in the consideration offered, and ending not later than the date of the Expiration Time (as defined in Section 13.04(e)) of such tender offer; provided, however, that if the ‘ex’ date for any event (other than the tender offer requiring such computation) that requires (or for any distribution for which, but for the Company giving written notice to the Trustee that the Company intends to treat such distribution as a Received Dividend hereunder, would have required) an adjustment to the Conversion Price pursuant to Sections 13.04(a), 13.04(b), 13.04(d), 13.04(e) or 13.04(f) occurs on or after the Commencement Date and prior to the Expiration Time for the tender offer requiring such computation, the Quoted Price for each Trading Day prior to the ‘ex’ date for such other event shall be adjusted by multiplying such Quoted Price by the same fraction by which the Conversion Price is so required (or would have been required) to be adjusted pursuant to such Sections 13.04(a), 13.04(b), 13.04(d), 13.04(e) or 13.04(f), as applicable, as a result of such other event; or

(C)       for the purposes of any computation under Section 13.03, the Quoted Price for such date or, if such date is not a Trading Day, for the next preceding Trading Day; or

(2) if the reference is to the per unit price of Common Units on any date herein specified and if on such date the Common Units are not listed or admitted to trading on any such exchange or market, the amount which a willing buyer would pay a willing seller in an arm’s length transaction on such date (neither being under any compulsion to buy or sell) for one Common Unit as determined as of such date (x) for the purposes of any computation under this Indenture (except under Section 13.03), by an Independent Financial Expert as set forth in value report thereof using one or more valuation methods that such Independent Financial Expert, in its best professional judgment, determines to be most appropriate or (y) for the purposes of any computation under Section 13.03, by the Treasurer or Chief Financial Officer of the Company in good faith, whose determination shall be conclusive and evidenced by a certificate of such Officer delivered to the Trustee.

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“Custodian” means the custodian appointed by the Depository with respect to any Global Notes, or any successor entity thereto.

“Daily Adjusted VWAP” means, for any VWAP Trading Day during an Averaging Period, the Daily VWAP for such VWAP Trading Day; provided, however, that if the ‘ex’ date for any event that requires (or for any distribution which, but for the Company giving written notice to the Trustee that the Company intends to treat such distribution as a Received Dividend hereunder, would have required) an adjustment to the Conversion Price pursuant to  Sections 13.04(a), 13.04(b), 13.04(d), 13.04(e) or 13.04(f) occurs during such Averaging Period and after such VWAP Trading Day, such Daily VWAP shall be adjusted by multiplying such Daily VWAP by the same fraction by which the Conversion Price is so required (or would have been required) to be adjusted pursuant to Sections 13.04(a), 13.04(b), 13.04(d), 13.04(e) or 13.04(f), as applicable, as a result of such other event.

“Daily VWAP” means, for any VWAP Trading Day, the per unit volume-weighted average price of the Common Units as displayed under the heading “Bloomberg VWAP” on Bloomberg page [CHC]<equity> (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such VWAP Trading Day (or, if such volume -weighted average price is unavailable, the market value of one Common Unit on such VWAP Trading Day, determined, using a volume -weighted average method, by an Independent Financial Expert retained for this purpose by the Company). The Daily VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Default Period” means each period from (and including) the date upon which any Event of Default occurs to (but excluding) the next succeeding date upon which no Event of Default is continuing.

“Definitive Note” means a certificated, non-global Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, substantially in the form of Exhibit A1 hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Deposit Financings” means Indebtedness incurred by the Company or any Restricted Subsidiary to an aircraft lessor or other third party to finance the deposit of funds in connection with Aircraft Sale and Leaseback Transactions, including in connection with pre-delivery novations of aircraft contracts.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

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“Designated Contributions” means the net cash proceeds received by the Company after the Issue Date from:

(i)	contributions to its Capital Stock; and

(ii)	(x) the sale (other than to a Subsidiary of the Company or a Permitted Joint Venture) of Capital Stock (other than Disqualified Stock) of the Company or (y) the incurrence of Specified Convertible Debt or other Indebtedness upon terms substantially similar to (or more favorable to the lenders under the Credit Agreement than) the Notes, in each case that are designated as a “Designated Contribution” pursuant to an Officers’ Certificate executed by an Officer of the Company.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, no Capital Stock will constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Indenture will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“EDC ABL” means the [describe EDC ABL facility] in a maximum aggregate outstanding principal amount not to exceed U.S. $73.5 million.

“Equity Component Amount” means, with respect to any Permitted Aircraft Financing which relates to an Aircraft (including an Aircraft owned by the Company or any of its Restricted Subsidiaries prior to such Permitted Aircraft Financing), any portion of the acquisition cost of such Aircraft which is funded directly or indirectly by the Company or any of its Restricted Subsidiaries, consisting of the following amounts:

(i) if such Aircraft is being leased pursuant to an operating lease or a capital lease (including a sale and leaseback transaction), an amount equal to any junior loan advance rental payment or the economic equivalent of any of the foregoing, which constitutes an equity investment by the obligor that is recoverable, through a purchase option or the economic equivalent thereof net of any applicable impairment charge related to aircraft valuation, to directly or indirectly fund a portion of the capital cost of such Aircraft, upon which the lease is based; and

(ii) if such Aircraft is being purchased with Indebtedness (other than a capital lease, an amount equal to (A) the purchase price of such Aircraft (including any deposit or the economic equivalent thereof made in connection with or in anticipation of such purchase) less (B) the net cash proceeds received by the obligor(s) under such Indebtedness;

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provided that, (A) for the purposes of determining the Equity Component Amount, the following amounts shall be disregarded: (1) that portion of any equity component of the purchase price or lease cost of any Aircraft which is funded from a Designated Contribution used for such purpose and (2) the equity component of any Aircraft, the purchase of which is financed in part by the first $60.0 million of Indebtedness incurred by the Company and its Subsidiaries under the New ABL and (B) the Equity Component Amount shall be calculated net of any return or net proceeds realized by the Company or its applicable Subsidiary in respect of any amount described in clauses (i) and (ii) above.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Investors” shall mean each Person identified in clause (i) of the definition of Permitted Holders and their respective Affiliates.

“EU Investorco” means any Person established by the Company to acquire a direct or indirect ownership interest in an EU Licensed Operator, it being understood that once an EU Investorco ceases to be a Restricted Subsidiary, it and its Restricted Subsidiaries will cease to be bound by the covenants under this Indenture and will cease to be Guarantors and Restricted Subsidiaries.

“EU Licensed Operators” means CHC Scotia Limited, CHC Ireland Ltd., CHC Denmark APS, CHC Helicopter Service AS, CHC Helicopters Netherlands B.V., or any other Restricted Subsidiary incorporated in a European country that holds licenses to conduct helicopter transportation business that is subject to the provisions of Article 4 of European Union Regulation No. 2407/92 of July 23, 1992, it being understood that once an EU Licensed Operator ceases to be a Restricted Subsidiary, it and its Restricted Subsidiaries will cease to be bound by the covenants under this Indenture and will cease to be Guarantors.

“Euroclear” means Euroclear Bank, S.A./N.V., as operator of the Euroclear system.

“Europe JV” means EEA Helicopter Operations B.V., a company organized under the laws of the Netherlands with its corporate seat in Amsterdam, the Netherlands, for the purpose of holding the regulated European operations of the Company and its Subsidiaries, and all of its Subsidiaries, as such joint venture is in effect on the Issue Date or as amended and/or modified in a manner not materially adverse to the Company and its Restricted Subsidiaries when taken as a whole.

“‘ex’ date” means:

(1) when used with respect to any issuance or distribution, the first date on which the Common Units trade regular way on the relevant exchange or in the relevant market without the right to receive such issuance or distribution;

(2) when used with respect to any subdivision or combination of Common Units, the first date on which the Common Units trade regular way on the relevant exchange or in the relevant market after the time at which such subdivision or combination becomes effective; or

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(3) when used with respect to any tender offer, the first date on which the Common Units trade regular way on the relevant exchange or in the relevant market after the Expiration Time of such tender offer.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing ABL” means the [describe existing ABL facility] in an aggregate outstanding principal amount not to exceed U.S.$52.0 million.

“Existing Capital Leases” means Capital Lease Obligations outstanding on the Issue Date in an amount not to exceed U.S.$39.0 million.

“Existing Permitted JV” means each of the Europe JV, the Brazil JV, the Canadian JV, CHC Helicopteros, Limitada and each other Permitted Joint Venture, as such Permitted Joint Venture is in effect on the Issue Date or amended or modified in a manner not materially adverse to the Company and its Restricted Subsidiaries when taken as a whole.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by (i) the principal financial Officer of the Company for (A) transactions less than $50.0 million and/or (B) intercompany transactions and (ii) the Board of Directors of the Company (unless otherwise provided in this Indenture) for transactions (other than intercompany transactions) valued at, or in excess of, $50.0 million.

“Financial Expert” means any broker or dealer registered as such under the Exchange Act that conducts an investment banking business of nationally recognized standing.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of (a) the Consolidated Adjusted EBITDAR for the most recently ended four fiscal quarters for which internal financial statements are available to (b) the Fixed Charges of the Company for such period of four fiscal quarters. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than (i) ordinary working capital borrowings and (ii) in the case of revolving credit borrowings or revolving advances under any Qualified Receivables Financing, in which case interest expense will be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues, repurchases or redeems preferred equity subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred equity, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

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In addition, for purposes of calculating the Fixed Charge Coverage Ratio, Asset Acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with GAAP), and any related financing transactions, that the specified Person or any of its Restricted Subsidiaries has both determined to make and made after the Issue Date and during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Asset Acquisitions, dispositions, mergers, consolidations and discontinued operations (and the change of any associated Fixed Charges and the change in Consolidated Adjusted EBITDAR resulting therefrom) had occurred on the first day of the four-quarter reference period, including any pro forma expense and cost reductions and other operating improvements that have occurred or are reasonably expected to occur, (but only to the extent permitted by clause (4) of the definition of “Consolidated Adjusted EBITDAR”) . Any Person that is a Restricted Subsidiary on the Fixed Charge Coverage Ratio Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period, and if, since the beginning of the four-quarter reference period, any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any of its other Restricted Subsidiaries since the beginning of such period shall have made any acquisition, Investment, disposition, merger, consolidation or discontinued operation, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be adjusted giving pro forma effect thereto for such period as if such Asset Acquisition, disposition, discontinued operation, merger or consolidation had occurred at the beginning of the applicable four-quarter reference period. Any Person that is not a Restricted Subsidiary on the Fixed Charge Coverage Ratio Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capital Lease Obligation. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate. Any such pro forma calculation may include adjustments appropriate, in the reasonable determination of the Company as set forth in an Officers’ Certificate, to reflect operating expense reductions reasonably expected to result from any acquisition or merger.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

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(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, excluding amortization of deferred financing fees, debt issuance costs and commissions, fees and expenses and the expensing of any bridge, commitment or other financing fees, commissions, discounts, yield and other fees and charges (including any interest expense) related to any receivables facility but including original issue discount, non-cash interest payments, the interest component of any deferred payment obligations (classified as Indebtedness under this Indenture), the interest component of all payments associated with Capital Lease Obligations and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) all cash dividend payments or other cash distributions on any series of preferred equity of such Person and all other dividend payments or other distributions on the Disqualified Stock of such Person; minus

(4) interest income, including interest income on junior loans extended in connection with leases of Aircraft; minus

(5) non-cash interest expense attributable to movement in mark to market valuation of Hedging Obligations or other derivatives under GAAP; minus

(6) accretion or accrual of discounted liabilities not constituting Indebtedness; minus

(7) any expense resulting from the discounting of Indebtedness in connection with the application of purchase accounting in connection with any acquisition; plus

(8) the aggregate amount of Aircraft Operating Lease Payments for such period.

“GAAP” means generally accepted accounting principles in Canada, the U.S. or under International Financial Reporting Standards, as applicable, set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, as in effect from time to time.

“Global Note Legend” means the legend set forth in Section 2.06(f)(2) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes deposited with or on behalf of and registered in the name of the Depositary or its nominee, substantially in the form of Exhibit A1 hereto and that bears the Global Note Legend and that has the “Schedule of Increases or Decreases to Global Note” attached thereto, issued in accordance with Section 2.01, 2.06(b)(3), 2.06(b)(4) or 2.06(d)(2) hereof.

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“Governmental Authority” means any federal, state, provincial, municipal, local or foreign court, tribunal, board or governmental agency, authority, instrumentality or regulatory or legislative body.

“Government Securities” means direct obligations of, or obligations Guaranteed by, the United States of America, and the payment for which the United States pledges its full faith and credit.

“Guarantee” means a guarantee, other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner, including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantors” means any Subsidiary Guarantor and its respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of this Indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under Interest Rate Agreements, Currency Agreements or Commodity Agreements.

“Holder” means a Person in whose name a Note is registered in the register maintained by the Registrar.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by (A) bonds, notes, debentures or similar instruments or (B) letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations;

(5) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed;

(6) to the extent not otherwise included in this definition, net obligations of such Person under Commodity Agreements, Currency Agreements and Interest Rate Agreements (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time); or

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(7) to the extent not otherwise included, with respect to the Company and its Restricted Subsidiaries, the amount then outstanding (i.e., advanced, and received by, and available for use by, the Company or any of its Restricted Subsidiaries) under any Receivables Financing (as set forth in the books and records of the Company or any Restricted Subsidiary and confirmed by the agent, trustee or other representative of the institution or group providing such Receivables Financing), if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes (i) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person); provided, however, that the amount of such Indebtedness shall be the lesser of (x) the Fair Market Value of such asset as such date of determination and (y) the amount of such Indebtedness of such other Person; and (ii) to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. Notwithstanding the foregoing, “Indebtedness” shall not include (a) accrued expenses, royalties and trade payables; (b) Contingent Obligations incurred in the ordinary course of business; (c) asset retirement obligations and obligations in respect of reclamation and workers’ compensation (including pensions and retiree medical care) that are not overdue by more than 90 days; (d) any obligations under Currency Agreements, Commodity Agreements and Interest Rate Agreements; provided that such Agreements are entered into for bona fide hedging purposes of the Company or its Restricted Subsidiaries (as determined in good faith by the Board of Directors or senior management of the Company, whether or not accounted for as a hedge in accordance with GAAP) and, in the case of Currency Agreements or Commodity Agreements, such Currency Agreements or Commodity Agreements are related to business transactions of the Company or its Restricted Subsidiaries entered into in the ordinary course of business and, in the case of Interest Rate Agreements, such Interest Rate Agreements substantially correspond in terms of notional amount, duration and interest rates, as applicable, to Indebtedness of the Company or its Restricted Subsidiaries incurred without violation of this Indenture; or (e) any financing related to the novation of aircraft (“assets under construction”), where the recourse of the finance provider is limited to the relevant assets under construction.

“Independent Financial Expert” means any Financial Expert selected by the Company that either (i) is reasonably acceptable to the Holders of Notes evidencing a majority of the Notes or (ii) is a firm (x) which does not (and whose directors, officers, employees and affiliates, to the knowledge of the Company, do not) have a material direct or indirect financial interest in the Company or any of its Affiliates (other than by virtue of compensation paid for advice or opinions referred to in the exception to clause (z)), as determined by the Board of Directors in its reasonable good faith judgment, (y) which has not been, within the last two years, and, at the time it is called upon to give independent financial advice to the Company or any of its Affiliates, is not (and none of whose directors, officers, employees or affiliates, to the knowledge of the Company, is) a promoter, director or officer of the Company or any of its Affiliates or an underwriter with respect to any of the securities of the Company or any of its Affiliates and (z) which does not provide any advice or opinions to the Company or Affiliates except as an independent financial expert in connection with this Indenture.

“Indenture” means this Indenture, as amended or supplemented from time to time.

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“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Public Offering” shall mean an offering of common stock or other common equity interests of the Company or any direct or indirect parent entity of the Company or any of their respective successors (the “IPO Entity”) and, as a result of which, the shares of common stock or other common equity interests of the IPO Entity in such offering are listed on an internationally recognized stock exchange.

“Initial Notes” means the first $464.1 million aggregate principal amount of Notes issued under this Indenture on the Issue Date.

“Intercreditor Agreement” means that certain Intercreditor Agreement dated as of [   ], 2017, by and among the Issuers, the other grantors party thereto, HSBC Bank PLC as administrative agent and collateral agent under the Credit Agreement, the Collateral Agent, and the Trustee, and as acceded to by any other agent or secured party that may be party thereto from time to time.

“Interest Payment Date” means (i) with respect to any Special Default Period Interest, any Special Default Interest Payment Date or (ii) with respect to any Special Dividend Interest, any Dividend Interest Payment Date.

“Interest Rate Agreement” means with respect to any specified Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

“Institutional Accredited Investor” means a Person that is an “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act.

“Investments” means, with respect to any specified Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. It is understood and agreed for the avoidance of doubt that the term “Investment” shall not include the direct purchase or acquisition of Aircraft Equipment.

                                “Issue Date” means [_________], 2017.

“Junior Lien Indebtedness” means Indebtedness which is secured by the Collateral on a junior basis pursuant to a Junior Lien Intercreditor Agreement.

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“Junior Lien Intercreditor Agreement” means an intercreditor agreement on terms substantially consistent with the form of Junior Lien Intercreditor Agreement attached hereto as Exhibit F or otherwise on terms reasonably acceptable to the Collateral Agent.

“Lien” means, with respect to any asset, any mortgage, lien, hypothecation, deemed trust, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the UCC (or equivalent statutes) of any jurisdiction, but does not include any “security interest” which is deemed to be a security interest only by virtue of section 12(3) of the Australian PPSA (or the equivalent provision in any Canadian PPSA) if the security interest does not secure payment or performance of an obligation.

“Liquidation Amount” means, with respect to any Note, the amount that is the greater by value (as determined by an Independent Financial Expert) of:

(1) an amount in cash equal to 100% of the principal amount of such Note; or

(2) the aggregate securities, money or other property which a Holder of such Notes would have been entitled to receive had such Holder been the holder of record of the Common Units into which such Notes were convertible immediately prior to the consummation of the Liquidation Event.

“Liquidation Date” means the date on which a Liquidation Event is consummated.

“Liquidation Event” means a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company.

“LLC Law” means the Cayman Islands Limited Liability Companies Law, 2016, as the same may be amended from time to time.

“Luxembourg Guarantor” means each Guarantor that is organized under the laws of Luxembourg.

“Management Group” shall mean the group consisting of the directors, executive officers and other management personnel of the Company, or any of its Subsidiaries, as the case may be, on the Issue Date together with (1) any new directors whose election by such boards of directors or whose nomination for election by the shareholders of the Company or any of its Subsidiaries, as the case may be, was approved by a vote of a majority of the directors of the Company or any of its Subsidiaries, as the case may be, then still in office who were either directors on the Issue Date or whose election or nomination was previously so approved and (2) executive officers and other management personnel of the Company or any of its Subsidiaries, as the case may be hired at a time when the directors on the Issue Date together with the directors so approved constituted a majority of the directors of the Company or any of its Subsidiaries, as the case may be.

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“Mandatory Conversion Date” means the first date (i) that is both (a) on or after any Mandatory Conversion Event Date and (b) on or prior to the Maturity Date and (ii) on which no Default or Event of Default has occurred and is continuing.

“Mandatory Conversion Event Date” means the earliest of:

(1) the date of consummation of a Qualified Equity Sale;

(2) after such time as trading in the Common Units generally occurs on the principal national securities exchange in the United States on which the Common Units are listed or admitted for trading, the first date on which the 30-day Average VWAP for such date is 130% of the Conversion Price on such date;

(3) the date 30 days after the date on which Company receives written notice from the Holders of a majority of the outstanding principal amount of Notes on such date of receipt that such Holders have elected for all the Notes to be mandatorily converted; and

(4) the Maturity Date.

“Manufacturer Support Indebtedness” means Indebtedness incurred by the Company or a Restricted Subsidiary to a manufacturer of an Aircraft in connection with the purchase of such Aircraft from the manufacturer.

“Material Adverse Effect” means (i) a materially adverse effect on the business, operations, properties, assets or financial condition of the Company and its Subsidiaries, taken as a whole, or (ii) a material impairment of the validity or enforceability of, or a material impairment of the material rights, remedies or benefits available to the Holders, the Trustee or the Collateral Agent under this Indenture; provided that it is understood and agreed that no event, condition and/or contingency described in clause (i) and/or clause (ii) above that arises directly out of or as a direct result of the Chapter 11 Proceedings will be deemed to give rise to a “Material Adverse Effect” for a period of twelve (12) months after the Issue Date.

“Material Joint Venture” means, at any time, any Permitted Joint Venture that generated at least 10% of the consolidated total revenues of the Company, as determined by reference to the then most recent financial statements provided to the Holders pursuant to Section 4.03(a).

“Material Real Property” means, on any date, any real property owned (but excluding leases) by the Issuer or any Guarantor with a fair market value as of such date of $2.5 million or more.

“Maturity”, when used with respect to any Note, means the date on which the principal of such Note becomes due and payable as therein or herein provided, whether at the fixed date for payment thereof or by declaration of acceleration, liquidation or otherwise.

“Maturity Date” means [______], 2020.

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“Net Income” means, with respect to any specified Person for any period, the net income (loss) of such Person for such period, determined in accordance with GAAP and before any reduction in respect of dividends on preferred interests, excluding, however, (a) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with (1) any asset sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (2) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries and (b) any extraordinary or nonrecurring gain or loss, together with any related provision for taxes on such extraordinary or nonrecurring gain or loss.

“New ABL” means the [describe new (non-EDC) ABL facility] in a maximum aggregate outstanding principal amount not to exceed U.S.$150.0 million.

“Non-Institutional Accredited Investor” means an Accredited Investor that is not an Institutional Accredited Investor.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) other than a limited recourse pledge of the Equity Interests of any Unrestricted Subsidiaries, (b) is directly or indirectly liable (as a guarantor or otherwise) other than by virtue of a limited recourse pledge of the Equity Interests of any Unrestricted Subsidiaries, or (c) constitutes the lender; and

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit, upon notice, lapse of time or both, any holder of any other Indebtedness (other than the Notes offered hereby) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Norwegian Guarantor” means each Guarantor that is organized under the laws of Norway.

“Note Guarantee” means the Guarantee by each Guarantor of the Issuers’ obligations under this Indenture and the Notes.

“Notes” has the meaning assigned to it in the preamble to this Indenture. The Initial Notes and any PIK Notes shall be treated as a single class for all purposes under this Indenture, and unless the context otherwise requires, all references to the Notes shall include the Initial Notes and any PIK Notes.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

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“Officer” means, with respect to any specified Person, the Chairman of the Board of Directors, any Manager, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of such Person.

“Officers’ Certificate” means a certificate signed on behalf of each of the Issuers and each of its respective Restricted Subsidiaries, in the case of the Company, by two Officers of the Company and in the case of Finance Corp. by two of its Officers, in either case, duly appointed for such purpose, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company, that meets the requirements of Section 14.05 hereof.

“Opinion of Counsel” means an opinion from legal counsel that meets the requirements of Section 14.05 hereof. The counsel may be an employee of or counsel to the Company or any Subsidiary of the Company.

“Pari Passu Payment Lien Obligations” means any other Indebtedness that is permitted to have Pari Passu Payment Lien Priority relative to the Notes with respect to the Collateral and is not secured by any other assets; provided that an authorized representative of the holders of such Indebtedness shall have executed a joinder to the Intercreditor Agreement and the Collateral Agent Agreement in the forms provided therein.

“Pari Passu Payment Lien Priority” means, relative to specified Indebtedness and other obligations, having equal Lien priority to the Notes and the Note Guarantees, as the case may be, on the Collateral.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“Permitted Aircraft Financing” means (i) (A) Permitted Refinancing Indebtedness in respect of Indebtedness or other obligations originally incurred in order to finance the purchase or lease by the Company or any Restricted Subsidiary of any Aircraft (including the Specified Existing S-92 Aircraft but excluding any other Aircraft included in the Collateral); and/or (B) Indebtedness (including Capital Lease Obligations) incurred in order to finance the purchase or lease of any Aircraft; provided that, in the case of (A) and (B), such Indebtedness may only be incurred (1) at any time prior to the later of the Mandatory Conversion Date and May 1, 2019, if the Equity Component Amount payable in connection with any proposed purchase or lease of such Aircraft, together with the aggregate outstanding Equity Component Amount previously paid in connection with the purchase or lease of any other Aircraft after the Issue Date does not exceed an aggregate of U.S.$75.0 million or (2) after the Mandatory Conversion Date and prior to May 1, 2019, if the Company has a Fixed Charge Coverage Ratio of at least 1.1 to 1.0, as determined on a pro forma basis as if (x) such Indebtedness had been incurred and (y) the related Aircraft has been acquired at the beginning of the applicable four-quarter period; it being understood and agreed that none of the restrictions set forth in this proviso shall apply after the later of the Mandatory Conversion Date and May 1, 2019; (ii) Indebtedness by the Company of any Restricted Subsidiary of Indebtedness represented by the EDC ABL and/or New ABL; or (iii) an Aircraft operating lease permitted or not restricted by this Indenture.

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“Permitted Business” means the businesses of the Company and its Subsidiaries engaged in on the Issue Date and any other activities that are similar, ancillary or reasonably related to, or a reasonable extension, expansion or development of, such businesses or ancillary thereto.

“Permitted Holders” shall mean each of (i) any Person (together with their Affiliates) owning beneficially (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the Issue Date) directly or indirectly, in the aggregate Equity Interests representing 7.5% or more of the aggregate ordinary voting power represented by the issued and outstanding Equity Interest of the Company as of the Issue Date and any of their Affiliates, (ii) any “group” (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the Issue Date) of which any of the foregoing Persons identified in clause (i) are members, provided that such “group” shall own beneficially (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the Issue Date), directly or indirectly, the aggregate Equity Interests representing (x) prior to an Initial Public Offering that is a Qualifying IPO at least 50% and (y) after an Initial Public Offering that is a Qualifying IPO at least 35%, in each case, of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company, and (iii) with respect to not more than [●]% of the direct or indirect voting power of the Equity Interests of the Company, the Management Group. For the avoidance of doubt, for purposes of this definition, Equity Interests shall include the Notes.

“Permitted Joint Venture” means any joint venture, partnership or other Person (i) in which the Company or a Restricted Subsidiary has an Investment in such Person, (ii) all of whose Indebtedness is Non-Recourse Debt, (iii) which is engaged in a Permitted Business and (iv) none of the Capital Stock of which is held by an officer, director or holder of Capital Stock of the Company qualifying as an Affiliate. Notwithstanding the foregoing, each of CHC Helicopters Viscom (Aberdeen) Ltd., CHC Helicopter (Namibia) (Pty) Ltd., Court Aircraft Sales (Pty) Limited, Myanmar Helicopters International Ltd. East West Helicopter Services (Georgia) Corp., East West Helicopter Services (Azerbaijan) Ltd., Whirly Bird Airport Services Limited, Airport Den Helder CV, Schreiner Airways Cameroun SA, Inversiones Aereas S.L., Canadian Helicopters Philippines International Inc. and each EU Licensed Operator or EU Investorco that ceases to be a Restricted Subsidiary shall be deemed to be a Permitted Joint Venture. Any such designation (other than with respect to Persons identified in the preceding sentence) shall be evidenced to the Collateral Agent by promptly filing with the Collateral Agent a copy of the resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“Permitted Liens” means:

(1) Liens securing Indebtedness and other Obligations under the Credit Agreement in an aggregate principal amount (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) not to exceed $383,020,886, Cash Management Obligations (as defined in the Credit Agreement) and/or Hedging Obligations related thereto, including within First Lien Obligations (as defined in the Credit Agreement);

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(2) Liens in favor of the Company or any of its Restricted Subsidiaries;

(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Subsidiary;

(4) Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to, such acquisition, and not incurred in contemplation of, such acquisition;

(5) Liens or deposits to secure the performance of statutory or regulatory obligations, or surety, appeal, indemnity or performance bonds, warranty and contractual requirements or other obligations of a like nature incurred in the ordinary course of business and Liens over cash deposits in connection with an acquisition, lease, disposition or investment;

(6) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other assets relating to such letters of credit and products and proceeds thereof and any cash cover relating to a letter of credit or bank guarantee;

(7) Liens to secure Indebtedness (including Capital Lease Obligations) incurred by the Company or any of its Restricted Subsidiaries represented by Capital Lease Obligations, mortgage financings, industrial revenue bonds, purchase money obligations or other Indebtedness or preferred stock, or synthetic lease obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, development, construction, installation or improvement of property (real or personal and including Capital Stock), plant or equipment (excluding Aircraft) used in the business of the Company or any of its Restricted Subsidiaries (in each case, whether through the direct purchase of such assets or the Equity Interests of any Person owning such assets), in an aggregate principal amount not to exceed at any time outstanding 5.0% of Total Assets;

(8) Liens existing on the Issue Date;

(9) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(10) Liens incurred or deposits made in the ordinary course of business to secure payment of workers’ compensation or to participate in any fund in connection with workmen’s compensation, unemployment insurance, old-age pensions or other social security programs;

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(11) Liens imposed by law, such as carriers’, warehousemen’s, landlord’s, lessor’s, suppliers, banks, repairmen’s and mechanics’ Liens, and Liens of landlords securing obligations to pay lease payments that are not yet due and payable or in default, in each case, incurred in the ordinary course of business;

(12) leases or subleases granted to others that do not materially interfere with the ordinary conduct of business of the Company or any of its Restricted Subsidiaries;

(13) easements, rights of way, zoning and similar restrictions, reservations or encumbrances in respect of real property or title defects that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties (as such properties are used by the Company or its Subsidiaries) or materially impair their use in the operation of the business of the Company and its Subsidiaries;

(14) Liens created for the benefit of (or to secure) the Notes or the Note Guarantees;

(15) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under this Indenture; provided, however, that:

(a) the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is secured by an original Lien and such new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which such original Lien arose, could secure such original Lien (plus the improvements and accessions to, such property or proceeds or distributions thereof); and

(b) the Indebtedness secured by such new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(16) Liens arising from precautionary UCC, Australian PPSA, Canadian PPSA or analogous financing statement filings regarding operating leases entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(17) judgment Liens not giving rise to an Event of Default so long as any appropriate legal proceedings that may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such legal proceedings may be initiated shall not have expired;

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(18) Liens securing Indebtedness or other obligations of the Company or any Subsidiary of the Company with respect to obligations with an aggregate principal amount that does not exceed $75.0 million at any one time outstanding;

(19) Liens on accounts receivable and related assets of the type specified in the definition of “Receivables Financing” incurred in connection with a Qualified Receivables Financing;

(20) licenses of intellectual property in the ordinary course of business;

(21) [Intentionally omitted.];

(22) leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Company and its Restricted Subsidiaries;

(23) Liens to secure a defeasance trust;

(24) Liens on equipment of the Company or any Restricted Subsidiary granted in the ordinary course of business to clients of which such equipment is located;

(25) Liens securing insurance premium financing arrangements, provided that such Lien is limited to the applicable insurance contracts;

(26) Liens securing Indebtedness (including Acquired Debt) incurred pursuant to Section 6.02(b)(xii) of the Credit Agreement; provided that either (A) any such Lien is limited to the assets financed with such Indebtedness and/or the stock of the acquired entity (the “Acquired Assets”), or (B) any Lien on the Collateral (other than the Acquired Assets) is subject to a Junior Lien Intercreditor Agreement and an equivalent third Lien on the Acquired Assets is granted in favor of the Collateral Agent for the benefit of the Holders (subject to intercreditor arrangements in form and substance reasonably satisfactory to the Collateral Agent);

(27) Liens arising under retention of title, hire purchase or conditional sale arrangements arising under provisions in a supplier’s standard conditions of supply in respect of goods or services supplied to the Company or any Restricted Subsidiary in the ordinary course of business and on arm’s length terms;

(28) Liens arising by way of set-off or pledge (in favor of the account holding bank) (A) arising by operation of law or pursuant to standard banking terms or conditions, including bankers’ Liens and rights and remedies as to deposit accounts, provided that the relevant bank account has not been set up nor has the relevant credit balance arisen in order to implement a secured financing or (B) relating to pooled deposit or sweep accounts of the Company or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company or any Restricted Subsidiary.

(29) [Intentionally omitted];

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(30) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(31) Liens securing Hedging Obligations and other Obligations in respect of Bank Products and/or obligations in respect of overdraft and related liabilities arising from treasury, depositary and cash management services or any automated clearinghouse transfers of funds;

(32) any (A) interest or title of a lessor or sublessor under any lease; (B) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to (including, without limitation, ground leases or other prior leases of the demised premises, mortgages, mechanics’ Liens, tax Liens and easements); (C) subordination of the interest of the lessee or sublessee under such lease to any restrictions or encumbrance referred to in the preceding clause (B) of this subclause (32) or (D) Liens over rental deposits with a lessor pursuant to a property lease entered into in the ordinary course of business;

(33) Liens incurred under or in connection with lease or sale and leaseback transactions and novations and any refinancings thereof (and Liens securing obligations under lease transaction documents relating thereto), including, without limitation, Liens over the assets which are the subject of such leases or sale and leaseback transactions, novations and/or refinancings, assets and contract rights related thereto (including, without limitation, the right to receive rental rebates or deferred sale payments), sub-lease rights, insurances relating thereto and rental deposits;

(34) Liens securing Manufacturer Support Indebtedness, Deposit Financings and Vendor Financings; provided that such Liens only secure the Aircraft purchased from such manufacturer and any assets or contract rights related thereto;

(35) Liens on Collateral securing Junior Lien Indebtedness that has a Stated Maturity that is after the Maturity Date; provided that at the time such Liens are created, no Event of Default has occurred and is continuing;

(36) Liens solely on any cash earnest money deposits made by the Company or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement;

(37) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(38) Liens in connection with any zoning, building or similar applicable law, rule or regulation or right reserved to or vested in any Governmental Authority to control or regulate the use of any or dimensions of real property or the structure thereon, including Liens in connection with any condemnation or eminent domain proceeding or compulsory purchase order;

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(39) Liens securing obligations (other than obligations representing Indebtedness) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of the Company or any of its Restricted Subsidiaries;

(40) Liens on securities that are the subject of repurchase agreements arising out of such repurchase transaction;

(41) Liens securing obligations in an aggregate outstanding amount not to exceed US$5.0 million in respect of letters of credit, bank guarantees, surety bonds, performance bonds or similar instruments;

(42) Liens arising (A) out of conditional sale, title retention, consignment or similar arrangements for the sale of any asset in the ordinary course of business and permitted by this Indenture or (B) by operation of law under Article 2 of the UCC (or similar applicable law under any jurisdiction);

(43) Liens on specific items of inventory or other goods and the proceeds thereof securing the relevant Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(44) (A) Liens on Capital Stock of joint ventures or Unrestricted Subsidiaries securing capital contribution obligations to, or obligations of, such Persons and (B) customary rights of first refusal and tag, drag and similar rights in joint venture agreements and related agreements with respect to non-Wholly Owned Subsidiaries;

(45) Liens consisting of the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(46) Liens disclosed in any mortgage policy delivered pursuant to Section 12.02 with respect to any Real Property and any replacement, extension or renewal thereof; provided that no such replacement, extension or renewal Lien shall cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal (and additions thereto, improvements thereon and the proceeds thereof);

(47) Liens securing obligations in respect of sale and repurchase transactions (and the obligations under the transaction documentation relating thereto);

(48) Liens on Aircraft Equipment temporarily installed on Aircraft, which are in favor of a third party lessor or financier; and

(49) Liens on Third Party Aircraft-Related Collateral relating to obligations under Aircraft operating leases.

provided, however, that no reference herein to Liens permitted hereunder (including Permitted Liens), including any statement or provision as to the acceptability of any Liens (including Permitted Liens), shall, solely by virtue of being permitted hereunder, in any way constitute or be construed as to provide for a contractual subordination of any rights of payment or any Liens of any Holder in favor of such Liens.

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“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged (plus any premium required to be paid on the Indebtedness being so renewed, refunded, replaced, defeased or discharged, plus the amount of all fees and expenses incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; provided that this clause (2) shall not apply to Indebtedness incurred under the Credit Agreement;

(3) if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4) such Refinancing Indebtedness shall not include Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary.

“Person” means any individual, corporation, partnership, joint venture, unincorporated organization, unlimited liability company or government or other entity.

“PIK Interest” means Special Cash Interest paid on any Notes by, if such Note is a Global Note, increasing the principal amount of such Global Note or, if such Note is a Definitive Note, issuing a new Definitive Note, in each case in a principal amount equal to such interest.

“Plan Rights Offering” means the rights offering to purchase $433.3 million aggregate principal amount of the Notes for an aggregate cash amount of $300.0 million (representing an original issue discount of 10% of the principal amount thereof) together with equitization premium of $100.0 million.

“Plan Supplement” means the supplemental appendix to the Approved Restructuring Plan filed in connection with the Chapter 11 Proceedings on January 22, 2017, as may be amended or supplemented.

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“Predecessor Note” of any particular Note means every previous Note evidencing all or a portion of the same debt as that evidenced by such particular Note; and, for the purposes of this definition, any Note authenticated and delivered under Section 2.07 in exchange for or in lieu of a mutilated, destroyed, lost or wrongfully taken Note shall be deemed to evidence the same debt as the mutilated, destroyed, lost or wrongfully taken Note.

“premium” shall include any amount (other than Special Interest), if any, in excess of the principal amount of any Note payable as part of any Change of Control Repurchase Price upon any Change of Control Offer or any Liquidation Amount upon any Liquidation Event.

“Private Placement Legend” means the legend set forth in Section 2. 06(f)(1) hereof to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions of this Indenture.

“Property Dividend” means any payment by the Company to all holders of its Common Units of any dividend, or any other distribution by the Company to such holders, of any shares of Capital Stock of the Company, evidences of Indebtedness of the Company, cash or other assets (including rights, warrants or other securities (of the Company or any other Person)), other than any dividend or distribution (i) upon a merger or consolidation or sale to which Section 13.10 applies or (ii) of any Common Unit referred to in Section 13.04(b).

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Equity Sale” means a bona fide arm’s length issuance and sale (public or private) of Common Units, in a single transaction, to third parties that are not members (or Affiliates of members) of the Company which, together with their Affiliates, hold, immediately prior to such issuance, more than 10% of the Common Units of the Company at a price per Common Unit that is equal to or greater than 130.0% of the Conversion Price at the time of issuance of such Common Units, with net cash proceeds to the Company of at least $75.0 million in the aggregate. For the avoidance of doubt, if an issuance and sale of Common Units that would otherwise constitute a Qualified Equity Sale does not successfully close, it shall not prevent a subsequent equity raise that satisfies the requirements of a Qualified Equity Sale from being treated as a “Qualified Equity Sale.”

“Qualifying IPO” shall mean a firm-commitment underwritten primary initial public offering of common equity of the Company or any direct or indirect parent entity of the Company, or any successor to any of them, pursuant to an effective registration statement under the Securities Act filed with the SEC on Form S-1 (or Form F-1) (or any successor form adopted by the SEC), for aggregate gross proceeds of at least U.S.$300,000,000.

“Qualified Receivables Financing” means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:

(1) the Board of Directors of the Company will have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Company and the Receivables Subsidiary;

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(2) all sales of accounts receivable and related assets to the Receivables Subsidiary are made at Fair Market Value; and

(3) the financing terms, covenants, termination events and other provisions thereof will be market terms (as determined in good faith by the Company) and may include Standard Securitization Undertakings.

“Quoted Price” means, on any Trading Day, with respect to any security, the last reported sale price regular way or, in case no such reported sale takes place on such Trading Day, the average of the reported closing bid and asked prices regular way, in either case on the principal national securities exchange in the United States on which such security is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange in the United States, the average of the closing bid and asked prices in the over-the-counter market in the United States as furnished by any New York Stock Exchange member firm that shall be selected from time to time by the Company for that purpose.

“Received Dividend” means any Property Dividend (which may include any dividend or other payment or distribution referred to in Section 13.12) if (but only if):

(1) prior to the date for determination of holders of Common Units entitled to receive such distribution the Company has delivered a written notice to the Trustee that the Company intends to treat such distribution as a “Received Dividend” hereunder; and

(2) at the same time the Company makes such distribution to holders of Common Units, the Company distributes, to each Person who was the Holder of a Note that was outstanding immediately after the close of business on such date for determination (whether or not such Note is outstanding on the date of such distribution), an amount equal to the amount of securities, cash or other assets that would have been receivable upon such distribution by a holder of the number of Common Units into which all Notes are convertible if such Notes had been converted in full immediately prior to such date for determination, assuming that the Notes were convertible at the time of such date for determination into the number of Common Units into which a Note is convertible, as adjusted from the Issue Date to such date for determination pursuant to Article 13 (other than any adjustment in respect of which the deferral provisions of Section 13.04(h)(D) are then applicable).

“Receivables Financing” means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by the Company or any of its Subsidiaries), and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all Guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by the Company or any such Subsidiary in connection with such accounts receivable.

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“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” means a Wholly Owned Restricted Subsidiary (or another Person formed for the purposes of engaging in a Qualified Receivables Financing with the Company or any Subsidiary and to which the Company or any Subsidiary of the Company transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Company and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Company (as provided below) as a Receivables Subsidiary and:

(1) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is Guaranteed by the Company or any other Subsidiary of the Company (excluding Guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Company or any other Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Company or any other Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(2) with which neither the Company nor any other Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms which the Company reasonably believes to be no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company; and

(3) to which neither the Company nor any other Subsidiary of the Company has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of [__________], 2017, among the Company, the Guarantors and each of the other parties thereto, as such agreement may be amended, modified or supplemented from time to time.

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“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Global Note in the form of Exhibit A2 hereto deposited with or behalf of and registered in the name of the Depositary or its nominee, issued on the Issue Date with a balance of zero.

“Reporting Failure” means the failure of the Company to hold conference calls with respect to, or make available, post or otherwise deliver to the Trustee, within the time periods specified in Section 4.03, the periodic reports, information, documents or other reports which the Company may be required to make available, post or otherwise deliver pursuant to such provision.

“Responsible Officer” when used with respect to the Trustee, means any officer within the Corporate Trust Office of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Restricted Debt” means:

(1)         the Unsecured Notes;

(2)         any Junior Lien Indebtedness;

(3)         any other Indebtedness of the Company or any Restricted Subsidiary that is contractually subordinated (whether in right of payment to the Notes and/or by lien subordination with respect to the Collateral); and

(4)         any Permitted Refinancing Indebtedness in respect of any of the foregoing that is contractually subordinated (whether in right of payment to the Notes and/or by lien subordination with respect to the Collateral);

provided that it is understood and agreed that Restricted Debt will not include (A) any intercompany Indebtedness between or among the Company and/or any of its Restricted Subsidiaries (treating the Existing Permitted JVs and the other Permitted Joint Ventures as subsidiaries for this purpose) and/or (B) any Indebtedness incurred in reliance on Section 6.02(b)(xii) of the Credit Agreement that is secured by a first lien on the relevant Acquired Assets and a third lien on the Collateral.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

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“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary and, unless specified otherwise, means a Restricted Subsidiary of the Company and, if such Person is the Company, shall include CHC Helicopter Holding S.à.r.l.

“Restructuring Transactions” shall mean, collectively, (a) the consummation of the Approved Restructuring Plan including the issuance of the Confirmation Order and (b) the consummation of the transactions under the Credit Agreement.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 501(a)” means Rule 501(a) promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“SEC” means the Securities and Exchange Commission or any successor thereto.

“Secured Parties” means (i) the Holders of the Notes, (ii) the Trustee, (iii) the Collateral Agent and (iv) any successors, indorsees, transferees and assigns of each of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” means the [New York law Notes Pledge and Security Agreement dated as of the date hereof among the Collateral Agent, Heli-One (U.S.), Inc. and Heli-One USA, Inc].

“Security Documents” means the security agreements, including, without limitation, the Security Agreement, pledge agreements, notarial deeds, pledge deeds, charge agreements, mortgages, fixed and floating charges, assignments, agency agreements and related agreements, instruments and documents executed and delivered pursuant to this Indenture or any of the foregoing (including, without limitation, financing statements under the UCC of the relevant states of the United States and/or under the PPSA), as amended, supplemented, restated, renewed, refunded, replaced, restricted, repaid, refinanced or otherwise modified from time to time, and pursuant to which Collateral is pledged, charged, assigned or granted to or on behalf of the Collateral Agent for the benefit of the Holders and the Trustee or notice of such pledge, charge, assignment or grant is given.

“Senior Secured Leverage Ratio” shall mean, as of any date of determination (the “Senior Secured Leverage Ratio Calculation Date”), the ratio of (a) the sum of (i) the Consolidated Total Indebtedness (as of the end of the most recent fiscal quarter for which internal financial statements are available) that is secured by Liens (including, without duplication, any Delayed Lien Debt), (ii) to the extent not included in clause (i) above, the Aircraft Operating Lease Deemed Principal and (iii) the Unsecured Notes (including any Permitted Refinancing Indebtedness in respect thereof), to (b) the Consolidated Adjusted EBITDAR of the Company for the most recently ended four fiscal quarters ending at the end of such fiscal quarter.

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In the event that the Company or any Restricted Subsidiary incurs, assumes, guarantees, redeems, repays, retires or extinguishes any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or preferred stock subsequent to the commencement of the period for which the Senior Secured Leverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Senior Secured Leverage Ratio is made, then the Senior Secured Leverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or preferred stock, as if the same had occurred immediately prior to the end of such most recent fiscal quarter end.

For purposes of making the computation referred to above, Investments, Asset Acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP) that have been made by the Company or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Senior Secured Leverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (and the change in Consolidated Adjusted EBITDAR resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation or discontinued operation that would have required adjustment pursuant to this definition, then the Senior Secured Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, amalgamation, consolidation or discontinued operation had occurred at the beginning of the applicable four-quarter period. For purposes of this definition, whenever pro forma effect is to be given to an Investment, acquisition, disposition, merger or consolidation, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company (and may include, for the avoidance of doubt, cost savings, synergies and operating expense reductions resulting from such Investment, acquisition, merger, amalgamation or consolidation which is being given pro forma effect that have been or are expected to be realized but only to the extent permitted by in clause (4) of the definition of “Consolidated Adjusted EBITDAR”).

“Shelf Registration Statement” means the Shelf Registration Statement as defined in the Registration Rights Agreement.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.

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“Special Cash Interest” means (i) Special Default Period Interest, if any, and any other interest, if any, payable in accordance with Section 4.01(b) and (ii) any Special Cash Dividend Interest payable in accordance with Section 13.12.

“Special Interest” means (i) Special Default Period Interest, if any, and any other interest, if any, payable in accordance with Section 4.01(b) and (ii) any Special Dividend Interest payable in accordance with Section 13.12.

“Specified Convertible Debt” has the meaning specified in the Credit Agreement.

“Specified Existing S-92 Aircraft” means the Sikorsky S92 (generic model S-92) Aircraft bearing manufacturer’s serial number 920045.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and Guarantees of performance entered into by the Company or any Subsidiary of the Company which the Company has determined in good faith to be customary in a Receivables Financing including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any installment of principal on any series of Indebtedness, the date on which the final payment of principal was scheduled to be paid in the documentation governing such Indebtedness as of the closing date thereof, and will not include any Contingent Obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof); and, unless specified otherwise, means a Subsidiary of the Company.

“Subsidiary Guarantor” means (1) the Subsidiaries of the Company (other than any Issuer) that provide a Note Guarantee by executing the Indenture on the Issue Date and (2) any other Subsidiary of the Company that provides a Note Guarantee by executing a supplemental indenture in accordance with the provisions of this Indenture.

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“Taxing Authority” means any government or any political subdivision, state, province or territory of a Taxing Jurisdiction or any authority or agency therein or thereof having power to tax.

“Taxing Jurisdiction” means with respect to any payments made under or with respect to the Notes or a Note Guarantee, any jurisdiction in which the Company or any Guarantor is organized, resident or doing business or through which payments are made by such Person or its paying agents (or any political subdivision, state, province or territory thereof).

“Third Party Aircraft-Related Collateral” means, in relation to any Aircraft which is financed by a Permitted Aircraft Financing:

(i) the relevant Aircraft and any related Aircraft Equipment;

(ii) the stock (or other ownership interest) or assets of any Person that owns the relevant Aircraft; provided that such Person does not own any material assets that do not relate to such Aircraft);

(iii) the rights of any Person (including any Issuer or Guarantor) with respect to any lease or sublease relating to the relevant Aircraft Equipment;

(iv) the rights under maintenance agreements relating to the relevant Aircraft;

(v) the warranties and other rights against the manufacturer (or repairers) of the relevant Aircraft Equipment, insurances, reinsurances, security deposits, maintenance reserves, letters of credit, other cash or cash-like amounts or assets and/or any other claims or proceeds arising out of the property listed in this clause (v) held by lessors, lenders or third parties in each case relating to such Aircraft Equipment; and

(vi) the customer contracts and/or deposit or securities accounts which either relate to the relevant Aircraft or are subject to Liens in favor of the holder of such Indebtedness in existence on the Issue Date.

“TIA” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb).

“TIA Date” means the first date on which this Indenture has been (or is deemed to have been) qualified under the TIA.

“Total Assets” means the total consolidated assets of the Company and its Restricted Subsidiaries, as shown on the most recent balance sheet of the Company (treating the Europe JV, the Brazil JV and any other joint venture that is consolidated with the Company for accounting purposes as Restricted Subsidiaries for this purpose).

“Trading Day” means each Monday, Tuesday, Wednesday, Thursday and Friday, other than any day on which securities are not traded on the applicable securities exchange or in the applicable securities market.

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“Trustee” means The Bank of New York Mellon until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“UCC” shall mean (a) the Uniform Commercial Code as in effect in the applicable jurisdiction and (b) certificate of title or other similar statutes relating to “rolling stock” or barges as in effect in the applicable jurisdiction.

“Unrestricted Definitive Note” means a Definitive Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a Global Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Subsidiary” means:

(i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below; and

(ii) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company but excluding Finance Corp.) to be an Unrestricted Subsidiary, subject to Section 4.09, provided that:

(A)         neither such Subsidiary nor any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property or assets of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated;

(B)         neither such Subsidiary nor any of its Subsidiaries have at the time of designation or thereafter incur any Indebtedness other than Non-Recourse Debt; and

(C)         no Event of Default shall have occurred and be continuing and no Default or Event of Default would exist immediately following such designation.

The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x) (1) the Company could incur $1.00 of additional Indebtedness such that on the date of such designation the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such designation is made, would have been at least 1.00 to 1.00 (at any time until and including October 31, 2018) and 1.05 to 1.00 (at any time thereafter), each determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred at the beginning of such four-quarter period or (2) the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries immediately after such designation would be greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such designation, in each case as determined on a pro forma basis after taking into account such designation, and

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(y) no Event of Default shall have occurred and be continuing and no Default or Event of Default would exist immediately following such designation.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the applicable Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“Unsecured Notes” means the unsecured notes in a maximum initial aggregate principal amount of U.S.$37.5 million, issued pursuant to the Unsecured Notes Indenture.

“Unsecured Notes Indenture” means the indenture, dated as of [date], 2017 by and among the Company and the Unsecured Notes Trustee.

“Unsecured Notes Trustee” means [●], as trustee for the holders of the Unsecured Notes pursuant to the Unsecured Notes Indenture.

“U.S. Person” means a U.S. Person as defined in Rule 902(k) promulgated under the Securities Act.

“Vendor Financings” means Indebtedness incurred by the Company or a Restricted Subsidiary to a vendor of Aircraft Equipment and rotables and other aircraft parts in connection with the purchase of such Aircraft Equipment from such vendor.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“VWAP Trading Day” means any day on which (i) trading in the Common Units generally occurs on the principal national securities exchange in the United States on which the Common Units are listed or admitted for trading, or if not then listed on any national securities exchange in the United States, on the over-the-counter market on which the Common Units are then traded and (ii) a Quoted Price for Common Units is available on such securities exchange or market; provided, however, that if the Common Units are not so listed or traded on any such day, such day shall not be a “VWAP Trading Day”. A VWAP Trading Day only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant exchange or market.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

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(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” of any Person means a Wholly Owned Subsidiary that is a Restricted Subsidiary of such person.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person, all of the Equity Interests of which (other than exchangeable shares held by members of the Management Group, directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned, directly or indirectly, by such Person or any other Wholly Owned Subsidiary of such Person.

Section 1.02      Other Definitions.

Term	Defined in Section
“Acquired Assets”	(26) of “Permitted Liens”
“Affiliate Transaction”	4.11(a)
“Australian Guarantors”	10.01(g)
“Authentication Order”	2.02(d)
“Certificate of Conversion and	13.02(d)
Restricted Transfer”
“Change of Control Offer”	4.06(a)
“Change of Control Payment”	4.06(a)
“Change of Control Payment Date”	4.06(a)(2)
“Constituent Person”	13.10
“Conversion Agent”	2.03(a)
“Covenant Defeasance”	8.03
“Dividend Interest Payment Date”	13.12(a)
“Dividend Interest Record Date”	13.12(b)
“DTC”	2.03(b)
“Documentary Taxes”	4.10(a)
“Emergence Restructuring	14.16
Transactions”
“Event of Default”	6.01
“Expiration Time”	13.04(e)
“Finance Corp.”	Preamble
“Issuers”	Preamble
“Judgment Currency”	14.15(b)
“Liquidation Notice”	13.13(a)
“Mandatory Conversion”	13.01(b)
“Mandatory Conversion Notice”	13.01(d)

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“Other Property”	13.04(c)
“PIK Notes”	2.13(a)
“PIK Payment”	2.13(a)
“Purchased Units”	13.04(e)(A)
“Non-Electing Unit”	13.10
“Non-Surviving Transaction”	13.10
“Regulation”	10.01(g)
“Regulation S-X”	12.06(c)
“Notes”	Preamble
“Special Default Interest Payment	4.01(b)
Date”
“Special Default Period Interest”	4.01(b)
“Special Cash Dividend Interest”	13.12(a)
“Special Dividend Interest”	13.12(a)
“Special Non-Cash Dividend	13.12(a)
Interest”
“Special Non-Cash Dividend	13.12(a)
Interest Payment”
“Substituted Property”	13.10(g)(1)(B)
“Surviving Transaction”	13.10
“Transaction”	13.10
“Trigger Event”	13.04(f)

Section 1.03          Incorporation by Reference of Trust Indenture Act.

Whenever a provision of this Indenture refers to a provision of the TIA, such provision is incorporated by reference in, and made a part of, this Indenture, unless it expressly states it shall not apply until after the TIA Date, in which case it shall be incorporated by reference in, and made a part of, this Indenture, only after the TIA Date.

The following TIA terms used in this Indenture have the following meanings:

“indenture securities” means the Notes;

“indenture security Holder” means a Holder;

“indenture to be qualified” means this Indenture;

“indenture trustee” or “institutional trustee” means the Trustee; and

“obligor” on the Notes and the Note Guarantees means the Issuers and the Guarantors, respectively, and any successor obligor upon the Notes and the Note Guarantees, respectively.

All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule under the TIA have the meanings so assigned to them.

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Section 1.04        Rules of Construction.

Unless the context otherwise requires:

(1)         a term has the meaning assigned to it;

(2)         an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3)         “or” is not exclusive;

(4)         words in the singular include the plural, and in the plural include the singular;

(5)         “will” shall be interpreted to express a command;

(6)         provisions apply to successive events and transactions;

(7)         “$,” “US$,” “U.S. dollars,” and “U.S. Dollars” each refer to United States dollars, or such other money of the United States that at the time of payment is legal tender for payment of public and private debts;

(8)         references to “principal amount” of Notes include the principal amount of any PIK Notes issued as a PIK Payment (whether by increase of the principal amount of Global Notes or by issuance of new Definitive Notes to Holders of Definitive Notes); and

(9)         references to sections of or rules under the Securities Act will be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time.

ARTICLE 2

THE NOTES

Section 2.01        Form and Dating.

(a)         General. The Notes and the Trustee’s certificate of authentication will be substantially in the form of Exhibits A1, A2 and A3 hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note will be dated the date of its authentication. The Notes shall be in minimum denominations of $1.00 and integral multiples of $1.00 in excess thereof.

The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Indenture and the Issuers, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

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Notes offered and sold in reliance on Section 4(a)(2) of the Securities Act shall be issued initially in the form of (x) an AI Global Note in a denomination equal to the outstanding principal amount of the Notes sold in the Plan Rights Offering to Institutional Accredited Investors and, to the extent Non-Institutional Accredited Investors are eligible to hold Notes purchased in the Plan Rights Offering through DTC, the Non-Institutional Accredited Investors and (y) to the extent Non-Institutional Accredited Investors are not eligible to hold Notes through DTC, one or more Definitive Notes in denominations equal in the aggregate to the aggregate outstanding principal amount of the Notes sold in the Plan Rights Offering to such Non-Institutional Accredited Investors.

(b)           Global Notes. Notes issued in global form will be substantially in the form of Exhibits A1, A2 or A3 hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto) . Notes issued in definitive form will be substantially in the form of Exhibit A1 hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note will represent such of the outstanding Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges, transfers, conversions, repurchases and payment of PIK Interest. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Trustee or the Custodian, at the direction of the Trustee, (i) in the case of an exchange or transfer, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof or (ii) in the case of a conversion, repurchase or payment of PIK Interest, in accordance with Section 2.06(g).

(c)          Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream will be applicable to transfers of beneficial interests in the Regulation S Global Notes that are held by Participants through Euroclear or Clearstream.

(d)          None of the Trustee or any Agent shall have any responsibility or obligation to any beneficial owner of an interest in a Global Note, a member of, or a Participant or Indirect Participant in, the Depositary or other Person with respect to the accuracy of the records of the Depositary or its nominee or of any Participant or Indirect Participant in, or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any Participant, Indirect Participant, member, beneficial owner or other Person (other than the Depositary) of any notice or the payment of any amount or delivery of any Notes (or other security or property) under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders in respect of the Notes shall be given or made only to or upon the order of the registered Holders (which shall be the Depositary or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Depositary subject to the Applicable Procedures of the Depositary. The Trustee and each Agent may rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its members, Participants, Indirect Participants and any beneficial owners.

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Section 2.02          Execution and Authentication.

(a)           At least one Officer must sign the Notes for each Issuer by manual or facsimile signature.

(b)           If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note will nevertheless be valid.

(c)          A Note will not be valid until authenticated by the manual signature of the Trustee. The signature will be conclusive evidence that the Note has been authenticated under this Indenture.

(d)          The Trustee will, upon receipt of a written order of the Issuers signed by two Officers of each Issuer (an “Authentication Order”) authenticate Notes for original issue (i) on the Issue Date as Initial Notes in the aggregate principal amount of $464.1 million, and (ii) from time to time as PIK Notes for issue in connection with a PIK Payment. The aggregate principal amount of Notes outstanding at any time may not exceed the aggregate principal amount of Notes authorized for issuance by the Issuers pursuant to one or more Authentication Orders, except as provided in Section 2.07 hereof. The Trustee shall also authenticate and deliver Notes at the times and in the manner specified in Sections 2.06, 2.07, 2.10, 4.06(c), 9.05 or 13.02(c).

(e)          The Trustee may appoint an authenticating agent acceptable to the Issuers to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Company.

Section 2.03           Registrar, Paying Agent and Conversion Agent.

(a)          The Issuers will maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”) and an office or agency where the Notes may be surrendered or other documents delivered for exercise of the conversion privilege (or, upon a Mandatory Conversion, to receive the Common Units receivable upon conversion) (the “Conversion Agent”). The Registrar will keep a register of the Holders and the Notes and of their transfer and exchange. The Issuers may appoint one or more co-registrars and one or more additional Paying Agents or Conversion Agents. The term “Registrar” includes any co-registrar, the term “Paying Agent” includes any additional paying agent and the term “Conversion Agent” includes any additional Conversion Agent. The Issuers may change any Conversion Agent, Paying Agent or Registrar without notice to any Holder. The Issuers will notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Issuers fail to appoint or maintain another entity as Registrar, Paying Agent or Conversion Agent, the Trustee shall act as such. Any Issuer or any of the Subsidiaries of any Issuer may act as Paying Agent or Registrar.

(b)          The Issuers initially appoint The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

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(c)            The Issuers initially appoint the Trustee to act as the Registrar, Paying Agent and Conversion Agent and to act as the Custodian with respect to the Global Notes and as agent for service of notices and demands with respect to the Global Notes.

(d)            respect to any Global Notes, the Corporate Trust Office of the Trustee shall be the office of agency where such Global Notes may be presented or surrendered for payment or conversion or for registration of transfer or exchange, or where successor Notes may be delivered in exchange therefor; provided, however, that any such presentation, surrender or delivery effected pursuant to the Applicable Procedures of the Depositary shall be deemed to have been effected at such office or agency in accordance with the provisions of this Indenture.

Section 2.04           Paying Agent to Hold Money in Trust.

The Issuers will require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium or Special Cash Interest, if any, on the Notes, and will notify the Trustee of any default by the Issuers in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Issuers at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Issuers or a Subsidiary of an Issuer) will have no further liability for the money. If an Issuer or a Subsidiary of an Issuer acts as Paying Agent, it will segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to any Issuer, the Trustee will serve as Paying Agent for the Notes.

Section 2.05          Holder Lists.

The Trustee will preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with the duties and other provisions of TIA § 312(a) that would apply if the Indenture were TIA-qualified. If the Trustee is not the Registrar, the Issuers will furnish to the Trustee at least seven Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders and the Issuers shall otherwise comply with the duties and other provisions of TIA § 312(a) that would apply if the Indenture were TIA-qualified.

Section 2.06          Transfer and Exchange.

(a)            Transfer and Exchange of Global Notes. A Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes will be exchanged by the Issuers for Definitive Notes if:

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(1)         the Issuers deliver to the Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Issuers within 120 days after the date of such notice from the Depositary;

(2)         the Issuers, at their option and subject to the procedures of the Depositary, determine that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and deliver a written notice to such effect to the Trustee; or

(3)         there has occurred and is continuing an Event of Default with respect to the Notes.

Upon the occurrence of either of the preceding events in clauses (1), (2) or (3) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a); however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b) or (c) hereof.

(b)           Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes will be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also will require compliance with either clause (1) or (2) below, as applicable, as well as one or more of the other following clauses, as applicable:

(1)         Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend. Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(1).

(2)         All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(1) above, the transferor of such beneficial interest must deliver to the Registrar either:

(A)         both:

(i)	a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and

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(ii)	instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or

(B)         both:

(i)	a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii)	instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in clause (i) above.

Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(g) hereof.

(3)         Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(2) above and the Registrar receives:

(A)         if the transferee will take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B)         if the transferee shall take delivery in the form of a beneficial interest in the Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; or

(C)         if the transferee will take delivery in the form of a beneficial interest in the AI Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3)(d) thereof, if applicable.

(4)         Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any

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Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(2) above and:

(A)         such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement; or

(B)         the Registrar receives the following:

(i)	if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

(ii)	if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (B), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar, if applicable, to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to Section 2.06(b)(4)(A) or (B) above at a time when an Unrestricted Global Note has not yet been issued, the Issuers shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to Section 2.06(b)(4)(A) or (B) above.

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c)          Transfer or Exchange of Beneficial Interests for Definitive Notes.

(1)          Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon receipt by the Registrar of the following documentation:

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(A)         if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(B)         if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C)         if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D)         if such beneficial interest is being transferred to an Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in Section 2.06(c)(1)(B) or (C) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3)(d) thereof, if applicable; or

(E)         if such beneficial interest is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g) hereof, and the Issuers shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(1) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(2)          Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only if:

(A)         such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement; or

(B)         the Registrar receives the following:

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(i)	if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

(ii)	if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this Section 2.06(c)(2)(B), if the Company so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Company to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(3)         Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.06(b)(2) hereof, the Trustee will cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g) hereof, and the Issuers will execute and the Trustee will authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(3) will be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest requests through instructions to the Registrar from or through the Depositary and the Participant or Indirect Participant. The Trustee will deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(3) will not bear the Private Placement Legend.

(d)          Transfer and Exchange of Definitive Notes for Beneficial Interests.

(1)         Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

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(A)         if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(B)         if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C)         if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D)         if such Restricted Definitive Note is being transferred to an Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in Section 2.06(d)(1)(B) or (C) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3)(d) thereof, if applicable; or

(E)         if such Restricted Definitive Note is being transferred to the Company or any of the Company’s Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof, the Trustee will cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the appropriate Restricted Global Note, in the case of clause (B) above, the 144A Global Note, and in the case of clause (C) above, the Regulation S Global Note, and in all other cases, the AI Global Note.

(2)         Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if:

(A)         such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement; or

(B)         the Registrar receives the following:

(i)	if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

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(ii)	if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this Section 2.06(d)(2)(B), if the Company so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Company to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the clauses in this Section 2.06(d)(2), the Trustee will cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(3)         Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee will cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to Section 2.06(d)(2)(A), 2.06(d)(2)(B), or 2.06(d)(3) above at a time when an Unrestricted Global Note has not yet been issued, the Issuers will issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee will authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e)          Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar will register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder must provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).

(1)         Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

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(A)         if the transfer will be made pursuant to Rule 144A, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B)         if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C)         if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(2)         Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if:

(A)         any such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement; or

(B)         the Registrar receives the following:

(i)	if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

(ii)	if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof.

and, in each such case set forth in this Section 2.06(e)(2)(B), if the Company so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Company to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(3)         Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

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(f)          Legends. The following legends will appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(1)         Private Placement Legend.

(A)         Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER: (1) REPRESENTS THAT: (A) IT AND ANY ACCOUNT FOR WHICH IT IS ACTING IS A “QUALIFIED INSTITUTIONAL BUYER” (WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT) AND THAT IT EXERCISES SOLE INVESTMENT DISCRETION WITH RESPECT TO EACH SUCH ACCOUNT, (B) IT IS AN “ACCREDITED INVESTOR” (WITHIN THE MEANING OF RULE 501(a) UNDER THE SECURITIES ACT) (AN “ACCREDITED INVESTOR”), OR (C) IT IS NOT A U.S. PERSON (WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT), AND (2) AGREES FOR THE BENEFIT OF THE ISSUERS THAT IT SHALL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS NOTE OR ANY BENEFICIAL INTEREST HEREIN, EXCEPT IN ACCORDANCE WITH THE SECURITIES ACT AND ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES AND ONLY: (A) TO THE ISSUERS OR ANY OF THEIR SUBSIDIARIES, (B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT, (C) TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (D) IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 901 OF REGULATION S UNDER THE SECURITIES ACT, (E) IN A PRINCIPAL AMOUNT OF NOT LESS THAN $250,000, TO AN ACCREDITED INVESTOR THAT, PRIOR TO SUCH TRANSFER, DELIVERS TO THE TRUSTEE A DULY COMPLETED AND SIGNED CERTIFICATE (THE FORM OF WHICH MAY BE OBTAINED FROM THE TRUSTEE) RELATING TO THE RESTRICTIONS ON TRANSFER OF THIS NOTE, OR (F) PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH (2)(C) ABOVE OR (2)(D) ABOVE, A DULY COMPLETED AND SIGNED CERTIFICATE (THE FORM OF WHICH MAY BE OBTAINED FROM THE TRUSTEE) MUST BE DELIVERED TO THE TRUSTEE. PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH (2)(E) OR (F) ABOVE, THE ISSUER RESERVES THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY RULE 144 EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. THE INDENTURE CONTAINS A PROVISION REQUIRING THE TRUSTEE TO REFUSE TO REGISTER ANY TRANSFER OF THIS NOTE IN VIOLATION OF THE FOREGOING RESTRICTIONS.”

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(B)         Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to clauses (b)(4), (c)(2), (c)(3), (d)(2), (d)(3), (e)(2) or (e)(3) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) will not bear the Private Placement Legend.

(2)         Global Note Legend. Each Global Note will bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.01 AND SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUERS.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

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(3)         Equity Tax Treatment Legend. Each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

THE ISSUERS, TRUSTEE AND EACH HOLDER SHALL, UNLESS PROHIBITED BY APPLICABLE LAW, TREAT THE NOTES AS EQUITY FOR U.S. FEDERAL INCOME TAX PURPOSES (THAT IS NOT PREFERRED STOCK FOR PURPOSES OF SECTION 305 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED), SUBJECT TO DEFINITIVE GUIDANCE FROM THE INTERNAL REVENUE SERVICE OR A COURT OF COMPETENT JURISDICTION TO THE CONTRARY.

(g)          Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased, converted or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes or if any beneficial interest in a Global Note is repurchased pursuant to Section 4.06 or converted pursuant to Article 13, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(h)          General Provisions Relating to Transfers and Exchanges.

(1)         To permit registrations of transfers and exchanges, the Issuers will execute and the Trustee will authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request.

(2)         No service charge will be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer, exchange or conversion, but the Issuers may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.07, 2.10, 4.06, 9.05 and 13.02 hereof).

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(3)         All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes will be the valid obligations of the Issuers, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(4)         Neither the Registrar nor the Issuers will be required to register the transfer of or to exchange a Note between a record date and the next succeeding Interest Payment Date.

(5)         Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuers may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and premium, if any, and Special Interest, if any, on such Notes and for all other purposes whatsoever, whether or not such Note be overdue, and none of the Trustee, any Agent or the Issuers shall be affected by notice to the contrary.

(6)         The Trustee will authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02 hereof.

(7)         All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

(8)         Neither the Trustee nor any Agent shall have any obligation or duty to monitor, determine or inquire as to compliance with any tax or securities laws with respect to any restrictions on transfer imposed under this Indenture or under applicable law (including any transfers between or among Depositary Participants, Indirect Participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

Section 2.07         Replacement Notes.

(a)          If any mutilated Note is surrendered to the Trustee or the Issuers and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Issuers will issue and the Trustee, upon receipt of an Authentication Order, will authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Issuers, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Issuers to protect the Issuers, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Issuers may charge for their expenses in replacing a Note.

(b)          Every replacement Note is an additional obligation of the Issuers and will be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

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Section 2.08         Outstanding Notes.

(a)          The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Issuers or an Affiliate of the Issuers holds the Note.

(b)          If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser.

(c)          If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and Special Interest, if any, on it ceases to accrue.

(d)          If the Paying Agent (other than the Issuers, a Subsidiary or an Affiliate of any thereof) holds, on the Maturity Date, money sufficient to pay Notes payable on that date, then on and after that date such Notes will be deemed to be no longer outstanding and will cease to accrue Special Interest, if any.

(e)         If any Note has been converted as provided in Section 13.02, it ceases to be outstanding and Special Interest, if any, on it ceases to accrue.

(f)         If any Note has been repurchased as provided in Section 4.06, it ceases to be outstanding and Special Interest, if any, on it ceases to accrue.

Section 2.09         Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by any Issuer or any Guarantor or any other Subsidiary of any Issuer, and after the TIA Date or by any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with any Issuer or any Guarantor, will be considered as though not outstanding, except that for the purposes of determining whether the Trustee will be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee knows are so owned will be so disregarded.

Section 2.10         Temporary Notes.

(a)         Until certificates representing Notes are ready for delivery, the Issuers may prepare and the Trustee, upon receipt of an Authentication Order, will authenticate temporary Notes. Temporary Notes will be substantially in the form of certificated Notes but may have variations that the Issuers consider appropriate for temporary Notes and as may be reasonably acceptable to the Trustee. Without unreasonable delay, the Issuers will prepare and the Trustee will authenticate Definitive Notes in exchange for temporary Notes.

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(b)          Holders of temporary Notes will be entitled to all of the benefits of this Indenture.

Section 2.11         Cancellation.

The Issuers at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent will forward to the Trustee any Notes surrendered to them for registration of transfer, exchange, conversion or payment. The Trustee and no one else will cancel all Notes surrendered for registration of transfer, exchange, conversion, payment, replacement or cancellation and will dispose of such canceled Notes in its customary manner (subject to the record retention requirement of the Exchange Act). Certification of the destruction of all canceled Notes will be delivered to the Issuers. The Issuers may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.12         CUSIP Numbers.

The Issuers in issuing the Notes may use “CUSIP” numbers (if then generally in use), and, if so, the Trustee shall use “CUSIP” numbers in notices as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of any Change of Control Offer and that reliance may be placed only on the other identification numbers printed on the Notes, and any such Change of Control Offer shall not be affected by any defect in or omission of such numbers. The Issuers will promptly notify the Trustee in writing of any change in the “CUSIP” numbers.

Section 2.13         Issuance of PIK Notes.

(a)          In connection with the payment of Special Cash Interest in respect of the Notes, the Issuers are entitled to, without the consent of the Holders of the Notes, issue new Notes (the “PIK Notes”) under this Indenture on the same terms and conditions as the Notes (whether by increase of the principal amount of the Global Notes or by issuance of new Definitive Notes to Holders of Definitive Notes) (in each case, a “PIK Payment”). The Initial Notes and any PIK Notes shall be treated as a single class for all purposes under this Indenture, including directions, waivers, amendments, consents, liquidating distributions and offers to purchase, and none of the Holders of any Initial Notes or any PIK Notes shall have the right to vote or consent as a separate class on any matter to which such Holders are entitled to vote or consent.

(b)          With respect to any PIK Notes, the Issuers shall set forth in an Officers’ Certificate, a copy of which shall be delivered to the Trustee at or prior to original issuance thereof, the following information:

(1)         the aggregate principal amount of such PIK Notes to be authenticated and delivered pursuant to this Indenture;

(2)         the issue date (and the corresponding date from which interest shall accrue thereon and the first Interest Payment Date therefor), the CUSIP and/or ISIN number of such PIK Notes;

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(3)         whether such PIK Notes shall be subject to the restrictions on transfer set forth in Section 2.06 relating to Restricted Global Notes and Restricted Definitive Notes; and

(4)         (A) the principal amount of such PIK Notes to be issued by increasing the principal amount of the outstanding Global Notes held in book-entry form and (B) the principal amount of such PIK Notes to be issued by issuing new Definitive Notes.

Section 2.14         Tax Classification.

The Issuers, Trustee and each Holder shall, unless prohibited by applicable law, treat the notes as equity for U.S. federal income tax purposes (that is not preferred stock for purposes of Section 305 of the U.S. Internal Revenue Code of 1986, as amended), subject to definitive guidance from the Internal Revenue Service or a court of competent jurisdiction to the contrary.

ARTICLE 3

REDEMPTION

Section 3.01         No Optional Redemption.

The Issuers shall not be entitled to redeem or otherwise prepay the Notes, except that the Liquidation Amount shall become receivable upon a Liquidation Event. The Issuers will not, however, be prohibited from acquiring the Notes by means other than a redemption, whether pursuant to a tender offer, open market purchase or otherwise, so long as the acquisition does not violate the terms of this Indenture.

ARTICLE 4

COVENANTS

Section 4.01         Payment of Notes.

(a)          The Issuers will pay or cause to be paid the principal of, premium, if any, and Special Interest, if any, on, the Notes on the dates and in the manner provided in this Section 4.01 and Section 13.12 and the Notes. Principal, premium, if any, and Special Interest, if any will be considered paid on the date due if (i) the Paying Agent, if other than the Issuers or a Subsidiary of the Issuers, holds as of 10:00 a.m. Eastern Time on the Business Day immediately preceding the due date money deposited by the Issuers in immediately available funds and designated for and sufficient to pay all principal of, premium, if any, and Special Interest, if any, then due, (ii) in the case of a Special Non- Cash Dividend Interest Payment, the Issuers have delivered to each of the Holders of record on the applicable Dividend Interest Record Date, such securities or other property which such Holders are entitled to receive pursuant to Section 13.12 or (iii) in the case of a PIK Payment, the Issuers have delivered to the Trustee as of 10:00 a.m. Eastern Time on the due date (A) the Officers’ Certificate required by Section 2.13(b) hereof; (B) the Authentication Order required by Section 2.02(d) hereof; and (C) if any PIK Interest is to be paid by issuance of Definitive Notes, such Definitive Notes duly executed and delivered by the Issuers.

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(b)          The Issuers shall pay interest on the outstanding principal amount of the Notes at 2.0% per annum from the first day of any Default Period to the last day of any Default Period until Maturity (“Special Default Period Interest”). The Issuers will pay Special Default Period Interest, if any, semiannually in arrears on [___________] and [________] of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, a “Special Default Interest Payment Date”). Special Default Period Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the first day of the applicable Default Period until the last day of such Default Period. The first Special Default Interest Payment Date shall be [_________], 2017. The Issuers will pay interest on overdue principal at the rate of 2.0% per annum, and shall pay interest on overdue installments of Special Interest at the same rate to the extent lawful.

(c)          If the Issuers default in a payment of Special Interest on the Notes, they will pay the defaulted Special Interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted Special Interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01(b) hereof. The Issuers will notify the Trustee in writing of the amount of defaulted Special Interest, if any, proposed to be paid on each Note and the date of the proposed payment. The Issuers will fix or cause to be fixed each such special record date and payment date; provided that no such special record date may be less than 10 days prior to the related payment date for such defaulted Special Interest. At least 15 days before the special record date, the Issuers (or, upon the written request of the Issuers, the Trustee in the name and at the expense of the Issuers) will mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such Special Interest to be paid.

(d)          Special Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months.

Section 4.02         Maintenance of Office or Agency.

(a)          The Issuers will maintain in the Borough of Manhattan, the City of New York, an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange, where Notes may be surrendered for conversion and where notices and demands to or upon the Issuers in respect of the Notes and this Indenture may be served. The Issuers will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuers fail to maintain any such required office or agency or fails to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

(b)          The Issuers may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission will in any manner relieve the Issuers of their obligation to maintain an office or agency in the Borough of Manhattan, the City of New York for such purposes. The Issuers will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

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(c)          The Issuers hereby designate the Corporate Trust Office of the Trustee as one such office or agency of the Issuers in accordance with Section 2.03 hereof.

Section 4.03         Reports.

(a)          So long as any Notes are outstanding, the Company will furnish, or cause the Trustee to furnish, to the Holders, without cost to the Trustee or the Holders:

(1)         no later than 120 days after the end of each fiscal year, audited consolidated financial statements; and

(2)         no later than 60 days after the end of each of the first three calendar quarters of each fiscal year, unaudited quarterly financial statements;

provided that, (x) the availability of the foregoing reports on the SEC’s EDGAR filing system, a publicly available website of the Company or a restricted electronic data room accessible to the Holders and beneficial owners of the Notes or (y) by providing such reports to the Trustee will be deemed to satisfy the foregoing delivery requirements.

Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such reports, information and documents shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on an Officers’ Certificate).

(b)          The Company will use commercially reasonable efforts to hold and participate in conference calls with the Holders of the Notes, beneficial owners of the Notes and bona fide prospective investors to discuss the financial information required to be furnished pursuant to Section 4.03(a)(1) and Section 4.03(a)(2) no later than ten Business Days after distribution of such financial information, unless, in each case, the Company reasonably determines that to do so would conflict with applicable securities laws, including in connection with any pending offering of securities. The Company shall be permitted to combine this conference call with any other conference call for other debt or equity holders or lenders. The Company shall, no later than three Business Days prior to the date of the conference calls required to be held in accordance with this paragraph, announce the date and time of such conference calls and all information necessary to enable Holders of Notes and beneficial owners of Notes to obtain access to such calls.

(c)          So long as any Notes are outstanding, the Company will also maintain a restricted electronic data room to which Holders, beneficial owners of the Notes and bona fide prospective investors are given access (which may be password protected and require potential investors to enter in to a customary non-disclosure agreement with the Company (including on a click-through basis) and to which all of the reports required by this Section 4.03 are posted, unless they are otherwise publicly filed with the SEC.

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(d)          In the event that any direct or indirect parent company of the Company becomes a Guarantor of the Notes, the Company may satisfy its obligations under this Section 4.03 with respect to financial information relating to the Company by furnishing financial information relating to such parent company; provided that the same is accompanied by information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Company and its Restricted Subsidiaries on a standalone basis, on the other hand.

(e)          For so long as any Notes remain outstanding, if at any time the Company fails to furnish the information required by Section 4.03(a), the Company and the Guarantors will furnish to the Holders, beneficial owners of the Notes and to bona fide prospective investors in the Notes in connection with any sale thereof, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Section 4.04         Compliance Certificate.

(a)          After the TIA Date, the Issuers and each Guarantor (to the extent such Guarantor is so required under the TIA) shall deliver to the Trustee within 90 days after the end of each fiscal year of the Company (beginning with the fiscal year ended April 30, 2017) an Officers’ Certificate stating that in the course of the performance by the signers of their duties as Officers they would normally have knowledge of any Default and whether or not the signers know of any Default that occurred during such period. If they do, the certificate shall describe the Default, its status and what action the Issuers are taking or proposes to take with respect thereto. After the TIA Date, the Issuers also shall comply with the provisions of § 314(a)(4) of the TIA.

(b)          So long as any of the Notes are outstanding, the Issuers will deliver to the Trustee, forthwith upon any Officer of the Issuers becoming aware of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default and what action the Issuers are taking or propose to take with respect thereto.

Section 4.05         Liens.

(a)          The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset or property of the Company or any Restricted Subsidiary, or any income or profits therefrom, or assign or convey any right to receive income therefrom in each such case to the extent such asset, property, income or profits constitute Collateral, except that the foregoing shall not apply to the following:

(1)         Liens securing the Notes and the related Note Guarantees;

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(2)         (i) Permitted Liens; (ii) Liens securing Indebtedness so long as at the date of incurrence of such Lien the Senior Secured Leverage Ratio does not exceed 6.25:1.00 in respect of any fiscal quarter ending at any time on or prior to April 30, 2020 and 6.00:1.00 in respect of any fiscal quarter ending at any time thereafter and determined on a pro forma basis (including a pro forma application of the net proceeds therefrom) as if such Indebtedness had been incurred at the beginning of such four-quarter period (the “Maximum Secured Leverage Ratio”); provided that any Lien securing such Indebtedness may attach at the date of incurrence of such Indebtedness or within 180 days of the date of incurrence of such Indebtedness so long as at the date of incurrence of such Indebtedness the Maximum Secured Leverage Ratio would not have been exceeded had such Lien attached at the date of incurrence of such Indebtedness and the Company certifies the same in a certificate filed with the Trustee and identifying with particularity such Indebtedness (such Indebtedness, the “Delayed Lien Debt”) and detailing the Liens generally to attach; and (iii) Liens securing the EDC ABL, the Existing ABL, the New ABL, the Specified Convertible Debt, the Existing Capital Leases, Permitted Aircraft Financing, and Permitted Refinancing Indebtedness of any of the foregoing.

(b)          The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien that secures any Restricted Debt, on any asset or property of the Company or any Restricted Subsidiary, or any income or profits therefrom, or assign or convey any right to receive income therefrom, in each case, that does not constitute Collateral unless the Notes and Note Guarantees are secured in priority to such Restricted Debt until such time as such Restricted Debt is no longer secured by such Lien.

(c)          Notwithstanding any other provision of this Indenture, the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Liens with respect to any Aircraft that constitutes Collateral on the Issue Date (other than the Specified Existing S-92 Aircraft) to secure any Permitted Aircraft Financing without the prior written consent of the Holders of a majority in principal amount of the Notes then outstanding.

Section 4.06         Offer to Repurchase Upon Change of Control.

(a)          Upon the occurrence of a Change of Control, the Company will make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (equal to $1.00 or an integral multiple of $1.00 in excess thereof) of that Holder’s Notes at a purchase price in cash equal to the Change of Control Repurchase Price plus accrued and unpaid Special Interest, if any, on the Notes repurchased to, but not including, the date of purchase, subject to the rights of Holders on the relevant record date to receive Special Interest due on the relevant Interest Payment Date (the “Change of Control Payment”). Within 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and stating:

(1)         that the Change of Control Offer is being made pursuant to this Section 4.06 and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment;

(2)         the purchase price and the purchase date, which shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

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(3)         that any Note not tendered will continue to accrue Special Interest, if any;

(4)         that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue Special Interest, if any, after the Change of Control Payment Date;

(5)         that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Trustee at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6)         that Holders will be entitled to withdraw their election if the Trustee receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the Notes purchased; and

(7)         that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $1.00 in principal amount or an integral multiple of $1.00 in excess thereof.

The Company will comply with the requirements of the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.06 hereof, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.06 by virtue of such compliance.

(b)          On the Business Day immediately preceding the Change of Control Payment Date, the Company will, to the extent lawful, deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes accepted for payment.

(c)          On the Change of Control Payment Date, the Company will, to the extent lawful:

(1)         accept for payment all Notes or portions of Notes (in a minimum principal amount of $1.00 and integral multiples of $1.00 in excess thereof) properly tendered pursuant to the Change of Control Offer and not properly withdrawn; and

(2)         deliver or cause to be delivered to the Trustee for cancellation the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

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The Paying Agent will promptly mail to each Holder properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided, that each new Note will be in a principal amount of $1.00 or an integral multiple of $1.00 in excess thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as reasonably practicable after the Change of Control Payment Date.

(d)          Notwithstanding anything to the contrary in this Section 4.06, the Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.06 and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer.

(e)          The Company’s obligation to make a Change of Control Offer pursuant to this Section 4.06 may be waived or modified or terminated with the written consent of the Holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the Notes) prior to the occurrence of such Change of Control.

Section 4.07         Payments for Consent.

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms of the provisions of this Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement. Notwithstanding the foregoing, the Company and the Restricted Subsidiaries shall be permitted, in any offer or payment of consideration for, or as an inducement to, any consent, waiver or amendment of any of the terms or provisions of this Indenture, to exclude Holders in any jurisdiction or any category of Holders where (1) the solicitation of such consent, waiver or amendment, including in connection with any tender or exchange offer, or (2) the payment of the consideration therefor could reasonably be interpreted as requiring the Issuers or any Restricted Subsidiary to file a registration statement, prospectus or similar document under any applicable securities laws or listing requirements (including, but not limited to, the United States federal securities laws and the laws of the European Union or any of its member states), which the Issuers in their sole discretion determine (acting in good faith) (a) would be materially burdensome (it being understood that it would not be materially burdensome to file the consent documents used in other jurisdictions, any substantially similar documents or any summary thereof with the securities or financial services authorities in such jurisdiction); or (b) such solicitation would otherwise not be permitted under applicable law in such jurisdiction or with respect to such category of Holders.

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Section 4.08         Additional Note Guarantees.

If (x) any Issuers or any of their Restricted Subsidiaries acquire or create another Restricted Subsidiary after the Issue Date or if any Unrestricted Subsidiary shall be designated a Restricted Subsidiary after the Issue Date, then that newly acquired, designated, or created Restricted Subsidiary, if such Subsidiary guarantees the Credit Agreement or the Unsecured Notes or (y) any existing Restricted Subsidiary guarantees the Credit Agreement or the Unsecured Notes, then that existing Restricted Subsidiary, in case of clause (x) or (y), will become a Guarantor and execute a supplemental indenture and the applicable Security Documents and any accession to the Collateral Agent Agreement or joinders or supplements thereto and deliver an Opinion of Counsel satisfactory to the Trustee no later than the date on which it guarantees the Credit Agreement or the Unsecured Notes. The form of such supplemental indenture is attached as Exhibit E hereto.

Section 4.09         Designation of Restricted and Unrestricted Subsidiaries.

(a)          The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if (i) that designation would comply with all of the applicable conditions set forth in the definition of “Unrestricted Subsidiary,” (ii) at the time of such designation such Subsidiary is simultaneously designated as an “Unrestricted Subsidiary” under the Credit Agreement and (iii) the outstanding principal amount of Indebtedness, or commitments to lend funds, under the Credit Agreement are in the aggregate at least $25.0 million. The Board of Directors of the Parent Guarantor or the Initial Borrower may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would comply with all of the applicable conditions set forth in the definition of “Unrestricted Subsidiary”.

(b)          If, at any time, (x) any Unrestricted Subsidiary (i) fails to meet the preceding requirements as an Unrestricted Subsidiary, or (ii) no longer constitutes an “Unrestricted Subsidiary” under the Credit Agreement or (y) the outstanding principal amount of Indebtedness, or commitments to lend funds, under the Credit Agreement are not in the aggregate at least $25.0 million, such Unrestricted Subsidiary (in the case of clause (x)) or each Unrestricted Subsidiary (in the case of clause (y)) will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Lien of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary as of such date and, if such Lien is not permitted to be incurred as of such date under Section 4.05, the Issuers will be in default of such covenant.

Section 4.10         Additional Amounts.

(a)          The Issuers will pay and indemnify any Holders for any present or future stamp, court, documentary or other similar taxes, charges or levies that arise in any Taxing Jurisdiction from the execution, delivery or registration of, enforcement of rights under, or payment under or with respect to this Indenture or any related document, including the Note Guarantees (“Documentary Taxes”).

(b)          The obligation to pay and indemnify any Holders for Documentary Taxes will survive any termination, defeasance or discharge of this Indenture and will apply mutatis mutandis to any successor to an Issuer or any Guarantor.

(c)          For purposes of this Section 4.10, the term “payment” shall be deemed to refer to and include delivery of (i) Common Units upon conversion of Notes, (ii) any securities, cash or other property as part of the Liquidation Amount distributable pursuant to Section 13.13 hereof, (iii) any Special Dividend Interest receivable on any Dividend Interest Payment Date and (iv) any PIK Notes issued in connection with a PIK Payment.

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Section 4.11         Transactions with Affiliates

(a)          The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or pay management, consulting, monitoring or advisory fees in cash or Cash Equivalents in favor of, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each, an “Affiliate Transaction”), involving aggregate consideration in excess of $5.0 million (or zero in the case of such management, consulting, monitoring or advisory fees), unless:

(1)         the Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(2)         the Company delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $35.0 million, a resolution of the Board of Directors of the Company or the Issuer certifying that such Affiliate Transaction complies with this Section 4.11 and that such Affiliate Transaction has been approved by a majority of the disinterested members, if any, of the Board of Directors of the Company.

(b)          The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 4.11(a) hereof:

(1)         any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

(2)         transactions (including a merger) between or among the Company and/or any of its Restricted Subsidiaries (treating the Europe JV, the Brazil JV and any other Permitted Joint Venture as Restricted Subsidiaries for this purpose);

(3)         transactions with a Person (other than an Unrestricted Subsidiary) that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4)         payment of reasonable fees to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any of its Restricted Subsidiaries or any direct or indirect parent company of the Company;

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(5)         any issuance of Equity Interests (other than Disqualified Stock) of the Company to Affiliates of the Company (or any other holder of Capital Stock of the Company) or to any director, officer, employee or consultant of the Company or any direct or indirect parent company of the Company, and the granting and performance of registration rights;

(6)         any Restricted Payments and any Investments (in each case as defined in the Credit Agreement);

(7)         the entering into any agreement to pay, and the payment of, customary annual management, consulting, monitoring and advisory fees to the Equity Investors in an amount not to exceed in any four quarter period the greater of (x) $5.0 million and (y) 2.0% of Consolidated Adjusted EBITDAR of the Company and its Restricted Subsidiaries for such period and related expenses;

(8)         loans or advances to employees or consultants in the ordinary course of business ;

(9)         any transaction effected as part of a Qualified Receivables Financing;

(10)        any transaction in which the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an accounting, appraisal or investment banking firm of national standing stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or that such transaction meets the requirements of Section 4.11(a)(1) hereof;

(11)        the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, any acquisition agreements or members’ or stockholders agreement or related documents to which it is a party as of the Issue Date and any amendment thereto or similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (11) to the extent that the terms of any such existing agreement, together with all amendments thereto, taken as a whole, or such new agreement are not otherwise more disadvantageous to the Holders taken as a whole than the original agreement as in effect on the Issue Date;

(12)        transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services, including aircraft services, or lessors or lessees of property, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture which are, in the aggregate (taking into account all the costs and benefits associated with such transactions), materially no less favorable to the Company or its Restricted Subsidiaries than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person, in the reasonable determination of the Board of Directors of the Company or senior management of the Company or the other Issuer, or are on terms at least as favorable as might reasonably have been obtained at such time from an unrelated party;

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(13)        (x) Guarantees of performance by the Company and its Restricted Subsidiaries of Unrestricted Subsidiaries in the ordinary course of business, except for Guarantees of Indebtedness and (y) limited recourse pledges of Equity Interests of Unrestricted Subsidiaries for the benefit of lenders of Unrestricted Subsidiaries;

(14)        if such Affiliate Transaction is with a Person in its capacity as a holder of Indebtedness or Capital Stock of the Company or any Restricted Subsidiary where such Person is treated no more favorably than the holders of Indebtedness or Capital Stock of the Company or any Restricted Subsidiary;

(15)        transactions effected pursuant to agreements in effect on the Issue Date and any amendment, modification or replacement of such agreement (so long as such amendment or replacement is not materially more disadvantageous to the Holders, taken as a whole);

(16)        payments to the Equity Investors made for any financial advisory, financing or other investment banking activities, including without limitation, in connection with acquisitions or divestitures, which payments are approved by a majority of the Board of Directors and on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary, as the case may be, than those that could reasonably have been obtained at such time from an unrelated third party;

(17)        transactions, agreements, arrangements and any amendments or modifications of the foregoing (including, without limitation, sale and leaseback transactions) entered into in the ordinary course of business between the Company or a Restricted Subsidiary and an EU Licensed Operator or EU Investorco (after such EU Licensed Operator or EU Investorco ceases to be a Restricted Subsidiary) that are on terms that are not materially less favorable to the Company or the Restricted Subsidiary, as the case may be, than those that could reasonably have been obtained at such time from an unrelated party;

(18)        transactions, agreements, arrangements and any amendments or modifications of the foregoing entered into in the ordinary course of business between the Company or a Restricted Subsidiary and a Permitted Joint Venture that are on terms that are not materially less favorable to the Company or the Restricted Subsidiary, as the case may be, than those that could reasonably have been obtained at such time from an unrelated party; and

(19)        transactions related to the Credit Agreement, this Indenture, the Notes or Specified Convertible Debt.

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ARTICLE 5

SUCCESSORS

Section 5.01         Consolidation, Amalgamation, Merger, or Sale of Assets.

(a)          Neither of the Issuers will, directly or indirectly: (i) consolidate, amalgamate or merge with or into another Person; or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets (determined on a consolidated basis for the Company and its Restricted Subsidiaries) in one or more related transactions to another Person, unless:

(1)         either:

(A)         such Issuer is the surviving entity; or

(B)         the Person formed by or surviving any such consolidation, amalgamation or merger (if other than such Issuer) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation, partnership or limited liability company organized or existing under the laws of Canada or any province or territory thereof or the United States, any state of the United States or the District of Columbia or Cayman Islands;

(2)         the Person formed by or surviving any such consolidation, amalgamation or merger (if other than an Issuer) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of such Issuer, as the case may be, under the Notes, this Indenture, the Security Documents, the Intercreditor Agreement and the Registration Rights Agreement and shall have provided for conversion rights in accordance with Section 13.10, all pursuant to, in the case of the Notes and this Indenture, agreements reasonably satisfactory to the Trustee;

(3)         immediately after such transaction, no Default or Event of Default exists; and

(4)         in the case of a transaction involving the Company and not Finance Corp. the Fixed Charge Coverage Ratio for the successor entity and its Restricted Subsidiaries would not be less than such ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction.

(b)          The Issuers shall not directly or indirectly, lease all or substantially all of the properties and assets of them and their Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

(c)          This Section 5.01 will not apply to:

(1)         a consolidation, amalgamation or merger of the either of the Issuers with an Affiliate solely for the purpose of reincorporating the applicable Issuer under the laws of Canada or any province or territory thereof or the United States, any state of the United States or the District of Columbia; or

(2)         any consolidation, amalgamation, merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Issuers and any Guarantor.

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Section 5.02         Successor Substituted.

Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of an Issuer, in a transaction that is subject to, and that complies with the provisions of, Section 5.01 hereof, the successor Person formed by such consolidation or into or with which such Issuer is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Indenture referring to an “Issuer”, shall refer instead to the successor Person and not to the predecessor Issuer, and may exercise every right and power of predecessor Issuer, under this Indenture with the same effect as if such successor Person had been named as an Issuer herein; provided, however, that the Issuers shall not be relieved from the obligation to pay the principal of and Special Interest, if any, on the Notes except in the case of a sale of all or substantially all of such Issuer’s properties or assets in a transaction that is subject to, and that complies with the provisions of, Section 5.01 hereof.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01         Events of Default.

Each of the following is an “Event of Default”:

(1)         default for 30 days in the payment when due of Special Interest, if any, on the Notes;

(2)         default in the payment when due (at Maturity or otherwise) of all or any part of the principal of, or premium, if any, on the Notes;

(3)         default for 5 days in the delivery when due of any consideration deliverable upon conversion of any Notes;

(4)         failure by the Company or any of the Company’s Restricted Subsidiaries for 45 days (or 30 days in the case of a Reporting Failure) after notice to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with any of the other agreements in this Indenture or the Security Documents;

(5)         default under (i) the Credit Agreement, or (ii) any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or Finance Corp., or any of the Company’s Significant Subsidiaries or any group of the Company’s Restricted Subsidiaries that taken as a whole would constitute a Significant Subsidiary of the Company (or the payment of which is guaranteed by the Company or any of the Company’s Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the Issue Date (but excluding Indebtedness owing to the Company or a Restricted Subsidiary of the Company), if that default:

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(A)         is caused by a failure to pay principal on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness following the Stated Maturity of such Indebtedness (a “Payment Default”); or

(B)         results in the acceleration of such Indebtedness prior to its Stated Maturity;

and, in the case of clause (ii) for each of (A) and (B) above, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25.0 million or more; provided that (1) this clause (5) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness and (2) no such breach, default or failure with respect to any Aircraft Equipment lease shall constitute all or part of an Event of Default under this Section 6.05(5) unless such breach, default or failure results in the acceleration by the applicable lessor of the obligations of the Company or the relevant Restricted Subsidiary under the applicable Aircraft Equipment lease, which acceleration has not been rescinded;

(6)         failure by the Company, or any of the Company’s Significant Subsidiaries, or any group of the Company’s Restricted Subsidiaries that taken as a whole would constitute a Significant Subsidiary, to pay final and non-appealable judgments entered by a court or courts of competent jurisdiction aggregating in excess of $25.0 million (net of any amounts which are covered by insurance or bonded), which judgments are not paid, waived, satisfied, discharged or stayed for a period of 60 days;

(7)         the Company, or any of the Company’s Restricted Subsidiaries that is a Significant Subsidiary (treating any Material Joint Venture that would constitute a Significant Subsidiary (if such Material Joint Venture was a Subsidiary) as a Restricted Subsidiary that is a Significant Subsidiary for purposes of this Section 6.01(7) if the occurrence of any event described in this Section 6.01(7) in respect of such Material Joint Venture has or could reasonably be expected to have a Material Adverse Effect) or any group of the Company’s Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary pursuant to or within the meaning of Bankruptcy Law:

(A)         commences a voluntary case, or proceeding (including the filing of a notice of intention in respect thereof),

(B)         consents to the entry of an order for relief against it in an involuntary case or proceeding,

(C)         consents to the appointment of a custodian, receiver, receiver-manager, administrative receiver, administrator, liquidator, trustee, liquidation custodian, sequestrator, conservator, or similar official of it or for all or substantially all of its property, or

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(D)         makes a general assignment for the benefit of its creditors.

(8)         a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A)         is for relief against the Company, or any of the Company’s Restricted Subsidiaries that is a Significant Subsidiary or any group of the Company’s Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary in an involuntary case or proceeding;

(B)         appoints a custodian, receiver, receiver-manager, administrative receiver, administrator, liquidator, trustee, liquidation custodian, sequestrator, conservator, or similar official of the Company, or any of the Company’s Restricted Subsidiaries that is a Significant Subsidiary or any group of the Company’s Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of the Company, or any of the Company’s Restricted Subsidiaries that is a Significant Subsidiary or any group of the Company’s Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary; or

(C)         orders the liquidation, winding up, or dissolution or a suspension of payments against the Company, or any of the Company’s Restricted Subsidiaries that is a Significant Subsidiary or any group of the Company’s Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days; provided that any Material Joint Venture that would constitute a Significant Subsidiary (if such Material Joint Venture was a Subsidiary) shall be treated as a Restricted Subsidiary that is a Significant Subsidiary for the purposes of this Section 6.01(8) if the occurrence of any event described in this Section 6.01(8) in respect of such Material Joint Venture has a Material Adverse Effect;

(9)         except as permitted by this Indenture, any Note Guarantee of any Significant Subsidiary of the Company or any group of the Company’s Restricted Subsidiaries that taken as a whole would constitute a Significant Subsidiary of the Company is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect (other than in accordance with the terms of such Note Guarantee and this Indenture), or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee and such Default continues for 10 days;

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(10)        any (x) Security Document governing a security interest with respect to any Collateral having a Fair Market Value in excess of $25.0 million or (y) obligation under the Security Documents of the Company or any of the Company’s Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries would constitute a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms of this Indenture and the Note Guarantees and except for the failure of any security interest with respect to the Collateral to remain in full force and effect, which is governed by clause (10) below) or is declared null and void in a judicial proceeding or the Company or any Guarantor that is a Significant Subsidiary or group of Guarantors that taken together as of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries would constitute a Significant Subsidiary denies or disaffirms its obligations under this Indenture, its Note Guarantee or any Security Document and the Company fails to cause such Guarantor or Guarantors, as the case may be, to rescind such denials or disaffirmations within 60 days;

(11)        with respect to any Collateral having a Fair Market Value in excess of $25.0 million, individually or in the aggregate, (A) the failure of the security interest with respect to such Collateral under the Security Documents, at any time, to be in full force and effect for any reason other than in accordance with their terms and the terms of this Indenture and other than the satisfaction in full of all obligations under this Indenture and discharge of this Indenture if such failure continues for 60 days or (B) the declaration that the security interest with respect to such Collateral created under the Security Documents or under this Indenture is invalid or unenforceable, if such Default continues for 60 days or (C) the assertion by the Company or any Guarantor, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable.

Section 6.02         Acceleration.

(a)          In the case of an Event of Default specified in clause (7) or (8) of Section 6.01 hereof, with respect to the Company, or any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. If the Notes become due and payable at any time prior to Maturity, the amount that shall become due and payable shall be the aggregate outstanding principal of all Notes, together with all accrued and unpaid Special Interest, if any, and, premium, if any, and any other amounts due thereon and all such amounts (other than any premium to the extent payable in securities or other property in accordance with the definition of “Liquidation Amount” and any Special Non-Cash Dividend Interest) shall be payable solely in cash.

(b)          In the event of any Event of Default specified in clause (5) of Section 6.01, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose the Company delivers an Officers’ Certificate to the Trustee stating that (x) the Indebtedness or Guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the Notes as described in this Section 6.02 be annulled, waived or rescinded upon the happening of any such events.

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Section 6.03         Other Remedies.

(a)          If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium and Special Interest, if any, on the Notes or to enforce the performance of any provision of the Notes, Note Guarantees or this Indenture, including giving instructions to the Collateral Agent to take enforcement action in accordance with the terms of the Security Documents and the Intercreditor Agreement.

(b)          The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04         Waiver of Past Defaults.

Holders of not less than a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of the Holders of all of the Notes, rescind an acceleration or waive an existing Default or Event of Default and its consequences hereunder except a continuing Default or Event of Default in the payment of Special Interest, if any, or premium on, or the principal of, the Notes. Upon any such rescission or waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05         Control by Majority.

Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture that the Trustee determines may be unduly prejudicial to the rights of other Holders or that may involve the Trustee in personal liability.

Section 6.06         Limitation on Suits.

(a)          A Holder may pursue a remedy with respect to this Indenture or the Notes only if:

(1)         such Holder has previously given the Trustee written notice that an Event of Default is continuing;

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(2)         Holders of at least 25% in aggregate principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

(3)         such Holder or Holders offer and, if requested, provide to the Trustee security or indemnity reasonably satisfactory to the Trustee against any loss, liability or expense;

(4)         the Trustee does not comply with the request within 60 days after receipt of the request and the offer of security or indemnity; and

(5)         during such 60-day period, Holders of a majority in aggregate principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with such request.

(b)          A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder.

Section 6.07         Rights of Holders to Receive Payment.

(a)          After the TIA Date, notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal, premium and Special Interest, if any, on the Notes, on or after the respective due dates expressed herein and in the Notes (including in connection with an offer to purchase) and to convert such Notes in accordance with Article 13, or to bring suit for the enforcement of any such payment or right to convert on or after such respective dates, shall not be impaired or affected without the consent of such Holder; provided, however, that nothing in this Section 6.07(a) shall prevent the Company or any Guarantor from taking, or refraining from taking, any action that impairs or affects merely the practical (but not the legal) right of any Holder to receive any payment.

(b)          In the case of any Note which is converted after any record date and on or prior to the next succeeding Interest Payment Date (other than any Note whose Maturity is prior to such Interest Payment Date), Special Interest, if any, the fixed date for payment of which is on such Interest Payment Date shall be payable on such Interest Payment Date notwithstanding such conversion, and such Special Interest (whether or not punctually paid or duly provided for) shall be paid to the Person in whose name that Note (or one or more Predecessor Notes) is registered at the close of business on such record date. Except as otherwise expressly provided in the immediately preceding sentence, in the case of any Note which is converted, Special Interest, if any, the fixed date for payment of which is after the date of conversion of such Note shall not be payable.

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Section 6.08         Collection Suit by Trustee.

If an Event of Default specified in clauses (1) or (2) of Section 6.01 hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuers for the whole amount of principal of, premium, and Special Interest, if any, remaining unpaid on, the Notes and Special Interest on overdue principal and, to the extent lawful, Special Interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09         Trustee or Collateral Agent May File Proofs of Claim.

The Trustee or the Collateral Agent is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee or the Collateral Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee or the Collateral Agent, their agents and counsel) and the Holders allowed in any judicial proceedings relative to the Issuers (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee or the Collateral Agent, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee or the Collateral Agent any amount due to it for the reasonable and documented compensation, expenses, disbursements and advances of the Trustee or the Collateral Agent, their agents and counsel, and any other amounts due the Trustee or the Collateral Agent under Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee or the Collateral Agent, their agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee or the Collateral Agent to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee or the Collateral Agent to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10         Priorities.

(a)          If the Trustee collects any money pursuant to this Article 6, it shall, subject to the Intercreditor Agreement (to the extent applicable), pay out the money in the following order:

First: to the Trustee, the Collateral Agent, and each of their respective agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the Collateral Agent and the costs and expenses of collection;

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Second: to Holders for amounts due and unpaid on the Notes for principal, premium and Special Interest, if any, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium and Special Interest, if any, respectively; and

Third: to the Issuers or to such party as a court of competent jurisdiction shall direct in writing.

(b)          The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.

Section 6.11         Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee or the Collateral Agent for any action taken or omitted by it as a Trustee or the Collateral Agent, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable and documented attorneys’ fees and expenses against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee or the Collateral Agent, a suit by a Holder pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Notes.

ARTICLE 7

TRUSTEE

Section 7.01         Duties of Trustee.

(a)          If an Event of Default has occurred and is continuing, the Trustee will exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b)          Except during the continuance of an Event of Default:

(1)         the duties of the Trustee will be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2)         in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, with respect to certificates or opinions specifically required by any provision hereof to be furnished to it, the Trustee will examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture.

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(c)           The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1)           this Section 7.01(c) does not limit the effect of Section 7.01(b);

(2)           the Trustee will not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(3)           the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Sections 6.04 and 6.05 hereof.

(d)           No provision of this Indenture will require the Trustee to expend or risk its own funds or incur any liability.

(e)           The Trustee will not be liable for interest on or the investment of any money received by it except as the Trustee may agree in writing with the Issuers. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(f)            Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to this Section 7.01.

Section 7.02          Rights of Trustee.

(a)           The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

(b)           Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both. The Trustee will not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. The Trustee may consult with counsel of its own selection and the advice of such counsel or any Opinion of Counsel will be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c)           The Trustee may act through its attorneys and agents and will not be responsible for the misconduct, negligence or failure to act of any attorney or agent appointed with due care.

(d)           The Trustee will not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e)           Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuers or any Guarantor, as applicable, will be sufficient if signed by an Officer of the Company or such Guarantor, as applicable.

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(f)            The Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Indenture or the Security Documents at the request or direction of any of the Holders unless such Holders have offered to the Trustee reasonable indemnity or security satisfactory to it against the losses, liabilities and expenses that might be incurred by it in compliance with such request or direction.

(g)           In no event shall the Trustee be responsible or liable for special, indirect, punitive, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(h)           The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has knowledge thereof or unless written notice of any event which is in fact such a default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

(i)            The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder as Registrar and Paying Agent, and each Agent, custodian and other Person employed to act hereunder.

(j)            The Trustee may request that the Company and each Guarantor deliver an Officers’ Certificate setting forth the names of individuals and/or titles of Officers authorized at such time to take specified actions pursuant to this Indenture, which Officers’ Certificate may be signed by any Person authorized to sign an Officers’ Certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded.

(k)           Notwithstanding any provision herein to the contrary, in no event shall the Trustee be liable for any failure or delay in the performance of its obligations under this Indenture because of circumstances beyond its control, including, but not limited to, acts of God, flood, war (whether declared or undeclared), terrorism, fire, riot, strikes or work stoppages for any reason, embargo, government action, including any laws, ordinances, regulations or the like which restrict or prohibit the providing of the services contemplated by this Indenture, inability to obtain material, equipment, or communications or computer facilities, or the failure of equipment or interruption of communications or computer facilities, and other causes beyond its control whether or not of the same class or kind as specifically named above.

Section 7.03           Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with either the Issuers or any Guarantor or any Affiliate of either the Issuers or any Guarantor with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must within 90 days eliminate such conflict or resign or (after the TIA Date) apply to the SEC for permission to continue as trustee. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10 and 7.11 hereof.

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Section 7.04          Trustee’s Disclaimer.

The Trustee will not be responsible for and makes no representation as to the validity or adequacy of any offering materials, this Indenture, the Notes or any Note Guarantee, it shall not be accountable for the Issuers’ use of the proceeds from the Notes or any money paid to the Issuers or upon the Issuers’ direction under any provision of this Indenture, it will not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it will not be responsible for any statement or recital herein or any statement in the Notes, any Note Guarantee or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.05          Notice of Defaults.

If a Default or Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee will mail to Holders a notice of the Default or Event of Default within 90 days after it occurs. Except in the case of a Default or Event of Default in payment of principal of, premium if any, or Special Interest, if any, on, any Note, the Trustee may withhold the notice if and so long as a Responsible Officer in good faith determines that withholding the notice is in the interests of the Holders.

Section 7.06          Reports by Trustee to Holders.

(a)          After the TIA Date, within 60 days after each May 15 beginning with the May 15 following the Issue Date, and for so long as Notes remain outstanding, the Trustee will mail to the Holders a brief report dated as of such reporting date that would comply with the requirements of TIA § 313(a) (but if no event described in TIA § 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). After the TIA Date, the Trustee also shall comply with the duties and provisions of TIA § 313(b)(2). After the TIA Date, the Trustee shall also transmit by mail all reports that would be required to be so transmitted pursuant to TIA § 313(c).

(b)          After the TIA Date, a copy of each report at the time of its mailing to the Holders will be mailed by the Trustee to the Issuers and filed by the Trustee with the SEC and each stock exchange on which the Notes are listed in accordance with the requirements of TIA § 313(d). The Issuers will promptly notify the Trustee in writing when the Notes are listed on any stock exchange or delisted therefrom.

Section 7.07          Compensation and Indemnity.

(a)           The Issuers will pay to each of the Trustee and the Collateral Agent from time to time reasonable compensation for its acceptance and administration of this Indenture, the Collateral Agent Agreement, the Security Documents and/or the Intercreditor Agreement and services hereunder. The Trustee’s and the Collateral Agent’s compensation will not be limited by any law on compensation of a trustee of an express trust. The Issuers will reimburse each of the Trustee and the Collateral Agent promptly upon request for all reasonable and documented disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses will include the reasonable and documented compensation, disbursements and expenses of each of the Trustee’s and the Collateral Agent’s agents and counsel.

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(b)           The Issuers and each Guarantor, jointly and severally, will indemnify each of the Trustee and the Collateral Agent and hold each of them harmless from and against any and all losses, liabilities, claims, damages, costs or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties or the exercise of its rights under this Indenture, the Collateral Agent Agreement, the Security Documents, and/or the Intercreditor Agreement, including the reasonable and documented costs and expenses of enforcing this Indenture, the Collateral Agent Agreement, the Security Documents, and/or the Intercreditor Agreement against the Issuers and the Guarantors (including this Section 7.07) and defending itself against any claim (whether asserted by the Issuers, the Guarantors, any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its own negligence, bad faith or willful misconduct. The Trustee or the Collateral Agent, as the case may be, will notify the Issuers promptly of any claim of which it or a Responsible Officer has received written notice for which it may seek indemnity. Failure by the Trustee or the Collateral Agent, as the case may be, to so notify the Issuers will not relieve the Issuers or any of the Guarantors of their obligations hereunder.

(c)           The obligations of the Issuers and the Guarantors under this Section 7.07 will survive the satisfaction and discharge of this Indenture, the payment of the Notes and/or the resignation or removal of the Trustee or the Collateral Agent.

(d)           To secure the Issuers’ and the Guarantors’ payment obligations in this Section 7. 07, each of the Trustee and the Collateral Agent will have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and Special Interest, if any, on particular Notes. Such Lien will survive the satisfaction and discharge of this Indenture, the payment of the Notes and/or the resignation or removal of the Trustee or the Collateral Agent.

(e)           When the Trustee or the Collateral Agent incurs expenses or renders services after an Event of Default specified in clause (7) or (8) of Section 6.01 hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

(f)            After the TIA Date, the Trustee will comply with the provisions of TIA § 313(b)(2).

Section 7.08          Replacement of Trustee.

(a)           A resignation or removal of the Trustee and appointment of a successor Trustee will become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.

(b)           The Trustee may resign at any time and be discharged from the trust hereby created by so notifying the Issuers in writing. The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuers in writing. The Issuers may remove the Trustee if:

(1)           the Trustee fails to comply with Section 7.10 hereof;

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(2)           the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(3)           a custodian or public officer takes charge of the Trustee or its property; or

(4)           the Trustee becomes incapable of acting.

(c)           If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuers will promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuers.

(d)           If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Issuers, or the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

(e)           If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10 hereof, such Holder may petition at the expense of the Issuers any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f)            A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Issuers. Thereupon, the resignation or removal of the retiring Trustee will become effective, and the successor Trustee will have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee will mail a notice of its succession to Holders. The retiring Trustee will promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Issuers’ obligations under Section 7.07 hereof will continue for the benefit of the retiring Trustee.

Section 7.09          Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business (including this transaction) to, another corporation, the successor corporation without any further act will be the successor Trustee.

Section 7.10          Eligibility; Disqualification.

There will at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $50.0 million as set forth in its most recent published annual report of condition.

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This Indenture will always have a Trustee who satisfies the requirements of TIA § 310(a)(1), (2) and (5) that would apply if the Indenture were TIA-qualified. The Trustee is subject to the duties and provisions of TIA § 310(b) that would apply if the Indenture were TIA-qualified.

Section 7.11          Preferential Collection of Claims Against the Issuers.

The Trustee shall be subject to the duties and provisions of TIA § 311(a) that would apply if the Indenture were TIA-qualified, excluding any creditor relationship listed in TIA § 311(b). A Trustee who has resigned or been removed shall be subject to the duties and provisions of TIA § 311(a) that would apply if the Indenture were TIA-qualified to the extent indicated in TIA § 311(a).

Section 7.12          Certain Rights of the Collateral Agent.

Whether or not expressly provided herein, the rights, privileges, protections, immunities and benefits given to the Collateral Agent pursuant to the Collateral Agent Agreement shall apply to any action taken by the Collateral Agent in accordance with the terms of this Indenture, the Intercreditor Agreement, or the Collateral Agent Agreement.

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01          Option to Effect Legal Defeasance or Covenant Defeasance.

The Issuers may at any time, at the option of their respective Boards of Directors evidenced by a resolution set forth in an Officers’ Certificate, elect to have either Section 8.02 or 8.03 hereof be applied to all outstanding Notes and Note Guarantees upon compliance with the conditions set forth below in this Article 8. Following the Issuers’ election to have either Section 8.02 or 8.03 hereof be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8, the Company will no longer have any right to pay PIK Interest in lieu of Special Cash Interest.

Section 8.02          Legal Defeasance and Discharge.

(a)           Upon the Issuers’ exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Issuers and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes (including the Note Guarantees) on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”) . For this purpose, Legal Defeasance means that the Issuers and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Note Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections and Articles of this Indenture referred to in clauses (1) and (2) below, and to have satisfied all their other obligations under such Notes, the Note Guarantees and this Indenture (and the Trustee, on written demand of and at the expense of the Issuers, shall execute instruments acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:

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(1)           the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or Special Interest, if any, or premium on, such Notes when such payments are due from the trust referred to in Section 8.04 hereof;

(2)           the Issuers’ obligations with respect to such Notes under Sections 2.02, 2.03, 2.04, 2.05, 2.06, 2.07, 2.08, 2.09, 2.10, 3.01, 4.02 and 4.10 and Article 13 hereof;

(3)           the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Issuers’ and the Guarantors’ obligations in connection therewith; and

(4)           this Article 8.

(b)           Subject to compliance with this Article 8, the Issuers may exercise their option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

Section 8.03          Covenant Defeasance.

Upon the Issuers’ exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Issuers and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from each of their obligations under the covenants contained in Sections 4.03, 4.05, 4.06, 4.07, 4.08, 4.10 and 4.11 and Sections 5.01(a)(3) and 5.01(a)(4) hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes will not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Note Guarantees, the Issuers and the Guarantors may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply with such covenants will not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified in this Section 8.03, the remainder of this Indenture and such Notes and Note Guarantees will be unaffected thereby. In addition, upon the Issuers’ exercise under Section 8.01 hereof of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, clauses (4) through (6) of Section 6.01 hereof will not constitute Events of Default.

Section 8.04          Conditions to Legal or Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.02 or 8.03 hereof:

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(1)           the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the written opinion of a U.S. or Canadian nationally recognized investment bank, appraisal firm, or firm of independent public accountants delivered to the Trustee, to pay the principal of, premium and Special Interest, if any, on, the outstanding Notes on the Maturity Date, and the Issuers must specify that the Notes are being defeased to the Maturity Date;

(2)           in the case of an election under Section 8.02 hereof, the Issuers must deliver to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee (subject to customary exceptions and exclusions) confirming that:

(A)         the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling; or

(B)         since the Issue Date there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)           in the case of an election under Section 8.03 hereof, the Issuers must deliver to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee (subject to customary exceptions and exclusions) confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)           no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing);

(5)           such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6)           the Issuers must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Issuers with the intent of preferring the Holders over the other creditors of the Issuers with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuers or others;

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(7)           the Issuers must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

(8)           in the case of both Legal Defeasance and Covenant Defeasance, the Issuers shall have delivered to the Trustee an opinion of Canadian counsel stating that the Issuers have received from, or there has been published by, the Canada Revenue Agency an advance ruling, in either case to the effect that, and based thereon such opinion shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for Canadian federal, provincial or territorial income tax or other tax purposes as a result of such deposit and defeasance and will be subject to Canadian federal, provincial or territorial income tax or other tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and for the purposes of such opinion, such Canadian counsel shall assume that Holders of the Notes include Holders who are not resident in Canada).

Section 8.05          Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.

(a)           Subject to Section 8.06 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium and Special Interest, if any, but such money need not be segregated from other funds except to the extent required by law.

(b)           The Issuers will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non- callable Government Securities deposited pursuant to Section 8.04 hereof or the principal and Special Interest, if any, received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

(c)           Notwithstanding anything in this Article 8 to the contrary, the Trustee will deliver or pay to the Issuers from time to time upon the written request of the Issuers any money or non-callable Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under clause (1) of Section 8.04 hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

(d)          All moneys deposited with the Trustee pursuant to Section 8.04 (and held by it or any Paying Agent) for the payment of Notes subsequently converted shall be returned to the Issuers upon written request by the Issuers, to the extent originally deposited by the Issuers.

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Section 8.06          Repayment to Issuers.

Any money deposited with the Trustee or any Paying Agent, or then held by the Issuers, in trust for the payment of the principal of, premium or Special Interest, if any, on, any Note and remaining unclaimed for two years after such principal, premium or Special Interest, if any, has become due and payable shall be paid to the Issuers on their written request or (if then held by the Issuers) will be discharged from such trust; and the Holders will thereafter be permitted to look only to the Issuers for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuers as trustee thereof, will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Issuers cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Issuers.

Section 8.07          Reinstatement.

If the Trustee or Paying Agent is unable to apply any U.S. dollars or non-callable Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or Governmental Authority enjoining, restraining or otherwise prohibiting such application, then the Issuers’ and the Guarantors’ obligations under this Indenture and the Notes and the Note Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 8. 02 or 8. 03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided, however, that, if the Issuers make any payment of principal of, premium Special Interest, if any, on, any Note following the reinstatement of its obligations, the Issuers will be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01          Without Consent of Holders.

(a)           Notwithstanding Section 9.02 of this Indenture, the Issuers, the Guarantors and the Trustee and, if applicable, the Collateral Agent, may amend or supplement this Indenture or the Notes or the Note Guarantees or any Security Document, the Collateral Agent Agreement or the Intercreditor Agreement without the consent of any Holder:

(1)           to cure any ambiguity, defect or inconsistency;

(2)           to provide for uncertificated Notes in addition to or in place of certificated Notes;

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(3)           to provide for the assumption of the Issuers’ or a Guarantor’s obligations to the Holders under the Notes and Note Guarantees by a successor to the Issuers or such Guarantor pursuant to Article 5 or Article 10 hereof;

(4)           to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under this Indenture, the Security Documents, the Collateral Agent Agreement or the Intercreditor Agreement of any Holder in any material respect;

(5)           to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA;

(6)           to allow any Subsidiary of the Issuers to execute a supplemental indenture and/or a Note Guarantee with respect to the Notes, to add additional assets as Collateral, and to release Guarantors from the Note Guarantee in accordance with the terms of this Indenture;

(7)           to release Liens in favor of the Collateral Agent in the Collateral as provided under Section 12.04 or otherwise in accordance with the terms of this Indenture or any Security Document, the Collateral Agent Agreement or the Intercreditor Agreement;

(8)           to add any Pari Passu Payment Lien Obligations to the extent permitted to be incurred pursuant to this Indenture and the Intercreditor Agreement to the Security Documents, the Collateral Agent Agreement or the Intercreditor Agreement on the terms set forth therein or to add any Junior Lien Indebtedness pursuant to the Junior Lien Intercreditor Agreement; or

(9)           to make provision with respect to the conversion rights of Holders pursuant to the requirements of Section 13.10; or

(10)         in the event that PIK Notes are issued, to make appropriate amendments to this Indenture as to denominations for Global Notes in compliance with any applicable DTC rules or to reflect an appropriate minimum denomination of certificated PIK Notes.

(b)          Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Section 9.06 hereof, the Trustee will join with the Issuers and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee will not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

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Section 9.02          With Consent of Holders.

(a)           Except as provided in this Section 9.02, the Issuers, the Guarantors and the Trustee and, if applicable, the Collateral Agent, may amend or supplement this Indenture (including, without limitation, Section 4.06 hereof) and the Notes or the Note Guarantees with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to Sections 6.04 and 6 .07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium or Special Interest, if any, on, the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, any Security Document, the Collateral Agent Agreement or the Intercreditor Agreement or the Notes or the Note Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes). Section 2.08 hereof shall determine which Notes are considered to be “outstanding” for purposes of this Section 9.02.

(b)           Upon the request of the Issuers accompanied by a resolution of their respective Boards of Directors authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders as aforesaid, and upon receipt by the Trustee of the documents described in Section 9.06 hereof, the Trustee will join with the Issuers and the Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental Indenture.

(c)           It is not necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it is sufficient if such consent approves the substance thereof.

(d)           After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuers will mail to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuers to mail such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amendment, supplement or waiver. Subject to Sections 6.04 and 6.07 hereof, the Holders of a majority in aggregate principal amount of the Notes then outstanding voting as a single class may waive compliance in a particular instance by the Issuers or any Guarantor with any provision of this Indenture, the Security Documents, the Collateral Agent Agreement or the Intercreditor Agreement or the Notes or the Note Guarantees. However, unless (subject to Section 6.07) consented to by the Holders of at least 90% in aggregate principal amount of the then outstanding Notes voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), without the consent of each Holder affected thereby, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(1)           reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

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(2)           reduce the principal of or extend the fixed Maturity of any Note or alter the provisions with respect to the liquidating distributions of the Notes (for the avoidance of doubt, repurchases of the Notes by the Company pursuant to Section 4.06 hereof are not liquidating distributions of the Notes), or adversely affect the right to convert any Note as provided in Article 13 (except as permitted by Section 9.01(a)(9));

(3)           reduce the rate of or extend the time for payment of Special Interest, if any, or premium on any Note;

(4)           waive a Default or Event of Default in the payment of principal of, or premium or Special Interest, if any, on, the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(5)           make any Note payable in money other than that stated in the Notes;

(6)           make any change in the provisions of this Indenture relating to waivers of past Defaults or impair the rights of Holders to receive payments of principal of, or Special Interest, if any, or premium on, the Notes;

(7)           waive a liquidating distribution with respect to any Note (for the avoidance of doubt, any payment required by Section 4.06 hereof is not a liquidating distribution);

(8)           release any Guarantor that is CHC Helicopter Holding S.à r.l. or a Significant Subsidiary of the Issuers from any of its obligations under its Note Guarantee or this Indenture, except in accordance with the terms of this Indenture;

(9)           release all or substantially all of the Liens on the Collateral granted for the benefit of the Holders, except in accordance with the terms of the relevant Security Document and this Indenture; or

(10)          make any change in the preceding amendment and waiver provisions;

it being understood that any amendment, supplement or waiver contemplated by this paragraph that (subject to Section 6.07) is consented to by Holders of at least 90% in aggregate principal amount of the then outstanding Notes will be binding against any non-consenting Holders.

(e)           Without the consent of the Holders of at least 66-2/3% in principal amount of Notes then outstanding, no amendment, supplement or waiver may modify any Security Document (including the Intercreditor Agreement) or the provisions in this Indenture dealing with Security Documents (including the Intercreditor Agreement and the Collateral Agent Agreement) or application of trust moneys in any manner, taken as a whole, materially adverse to the Holders of the Notes.

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Section 9.03          Compliance with Trust Indenture Act.

After the TIA Date, every amendment or supplement to this Indenture or the Notes will be set forth in an amended or supplemental indenture that complies with the provisions of the TIA as then in effect.

Section 9.04          Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder or subsequent Holder may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. After an amendment, supplement or waiver becomes effective in accordance with its terms, it thereafter binds every Holder.

Section 9.05          Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuers in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06          Trustee to Sign Amendments, etc.

The Trustee will sign any amended or supplemental indenture authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Issuers may not sign an amended or supplemental indenture until the Issuers’ respective Boards of Directors approves it. In executing any amended or supplemental indenture, the Trustee will be provided with and (subject to Section 7.01 hereof) will be fully protected in relying upon, in addition to the documents required by Section 14.04 hereof, an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture.

ARTICLE 10

NOTE GUARANTEES

Section 10.01        Guarantee.

(a)           Subject to this Article 10, each of the Guarantors hereby, jointly and severally, unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and the Collateral Agent and their respective successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Issuers hereunder or thereunder, that:

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(1)           the principal of, and premium and Special Interest, if any, on, the Notes will be promptly paid in full when due, whether at Maturity, by acceleration, liquidating distribution or otherwise, and Special Interest on the overdue principal of and Special Interest on the Notes, if any, if lawful, and all other obligations of the Issuers to the Holders or the Trustee or the Collateral Agent hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(2)           in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated Maturity, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b)           The Guarantors hereby agree that their obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuers, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of either Issuer, any right to require a proceeding first against the Issuers, protest, notice and all demands whatsoever and covenant that this Note Guarantee will not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

(c)           [Reserved].

(d)            Notwithstanding the other provisions of this Indenture, a Note Guarantee together with any other undertaking and indemnity under or in connection with the Notes or this Indenture, granted by a Norwegian Guarantor:

(1)           shall be limited, if (and only if) required by the mandatory provisions of law applicable (including, but not limited to, if applicable, the provisions of sections 8-7 and 8-10 cf. sections 1-3 and 1-4 of the Norwegian Limited Companies Act 1997 regulating unlawful financial assistance and other prohibited loans, guarantees and joint and several liability as well as providing of security), and it is understood and agreed that the liability of each Norwegian Guarantor only applies to the extent permitted by the above mentioned provisions of the Norwegian Limited Companies Act 1997 and that such provisions could have the effect of reducing the amount of the obligations or liability assumed and/or the amount guaranteed to zero; and

(2)           shall in no event exceed U.S.$[3.3 billion] plus any unpaid amount of Special Interest, if any, fees, liability, costs and expenses hereunder and under the Notes.

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(e)           Notwithstanding any other provision of this Article 10, the Note Guarantee and other obligations of any Guarantor incorporated or established (as applicable) in the Netherlands, or any of its Subsidiaries expressed to be assumed in this Article 10 shall be deemed not to be assumed by such Guarantor or Subsidiary to the extent that the same would constitute unlawful financial assistance within the meaning of Section 2:98c of the Dutch Civil Code (the “Prohibition”), and the provisions of this Indenture and the Notes shall be construed accordingly. For the avoidance of doubt it is expressly acknowledged that the relevant Guarantors and Subsidiaries will continue to guarantee all such obligations which, if included, do not constitute a violation of the Prohibition.

(f)           Notwithstanding any other provision of this Indenture, the parties to this Indenture agree that in respect of Lloyd Bass Strait Helicopters Pty. Ltd., Lloyd Helicopter Services Pty. Ltd., and Lloyd Helicopter International Pty. Ltd., in its own capacity as trustee of the Australian Helicopters Trust, Lloyd Helicopters Pty. Ltd. and Lloyd Off-Shore Helicopters Pty. Ltd. (collectively, the “Australian Guarantors”), the provisions of this Indenture and the obligations incurred under this Indenture and the Note Guarantees, in so far as such obligations may constitute unlawful financial assistance under Section 260A if the Corporations Act 2001 (Cwlth), have no effect in respect of and do not apply to any Australian Guarantor until such time as the steps set out in Section 260B of the Corporations Act 2001 (Cwlth) have been complied with and all statutory periods required under Section 260B have elapsed.

(g)           The obligations of a Luxembourg Guarantor under this Article 10 (a “Luxembourg Guarantee”):

(1)           shall at all times be limited to an aggregate amount not exceeding the greater of:

(A)         the aggregate of all amounts (if any) received by that Luxembourg Guarantor from the Issuers or any of their Subsidiaries that have been financed directly or indirectly by the issuance of the Notes;

(B)         90% of the Luxembourg Guarantor’s own funds (capitaux propres), as referred to in annex I to the grand-ducal regulation dated 18 December 2015 defining the form and content of the presentation of balance sheet and profit and loss account, and enforcing the Luxembourg law of 19 December 2002 on the commercial register and annual accounts (the “Regulation”)) as reflected in its last annual accounts duly approved and available on the date of payment under this Indenture, the Notes, the Intercreditor Agreement, the Collateral Agent Agreement and the Security Documents; and

(C)         90% of the Luxembourg Guarantor’s own funds (capitaux propres, as referred to in the Regulation) as reflected in its last annual accounts duly approved and available as at the date of execution of this Indenture, save to the extent that such Luxembourg Guarantee relates to the obligations of a direct or indirect Subsidiary of the relevant Luxembourg Guarantor; and

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(2)           shall not include any obligation which, if incurred, would constitute an abuse of assets as defined by article 171-1 of the Luxembourg law on commercial companies dated 10 August 1915 as amended.

For the avoidance of doubt, the limitation in this Section 10.01(g) shall apply to the obligations of any Luxembourg Guarantor under this Article 10 without duplication with any limitation to the Guarantee obligations of the same under the Credit Agreement.

(h)           This Note Guarantee does not apply to any liability to the extent that it would result in this Note Guarantee constituting unlawful financial assistance within the meaning of sections 678 or 679 of the Companies Act 2006 or result in an unlawful return or reduction of the capital of any of the Guarantors incorporated in the United Kingdom.

(i)            Notwithstanding any other provision in this Article 10, the Note Guarantee provided by CHC Leasing (Ireland) Designated Activity Company (the “Irish Guarantor”) in respect of the obligations of the Issuers under the Notes, does not apply to any liability or indebtedness to the extent that it would result in the Note Guarantee constituting unlawful financial assistance within the meaning of Section 82 of the Irish Companies Act 2014.

(j)            Notwithstanding any other provision of this Indenture, if a “secured creditor” (as that term is defined under the Bankruptcy and Insolvency Act (Canada)) is determined by a court of competent jurisdiction not to include a Person to whom obligations are owed on a joint or joint and several basis, then the obligations of each Canadian Guarantor hereunder, to the extent such obligations are secured, only shall be several obligations and not joint or joint and several obligations for the purposes of such Act.

(k)           Notwithstanding any other provision of this Article 10, the Note Guarantee, indemnity and other Obligations of any Barbados Guarantor expressed to be assumed in this Article 10 shall be deemed not to be assumed by such Barbados Guarantor to the extent that the same would result in circumstances prejudicial to such Barbados Guarantor as outlined in Section 53 of the Companies Act Cap 308 of the laws of Barbados (the “Barbados Act”) and to the extent that the same is not permitted under Section 54 of the Barbados Act and the provisions of this Indenture, the Notes, the Note Guarantee, the Intercreditor Agreement, the Collateral Agent Agreement and the Security Documents shall be construed accordingly. For the avoidance of doubt it is expressly acknowledged that the Barbados Guarantors will continue to guarantee all such obligations which, if included, do not constitute a violation of Section 53 of the Barbados Act.

(l)            Notwithstanding any other provision of this Indenture, the liability of any Guarantor incorporated under the laws of Poland, (each, a “Polish Guarantor”) under the Note Guarantee shall be limited as follows.

(1)           The liability of any Polish Guarantor assumed under Article 10 shall, in all circumstances, not include any liability to the extent it would result in insolvency of such Polish Guarantor in the meaning of Article 11.2 of the Polish Bankruptcy Law of 28 February 2003 (Journal of Laws of 2015, item 233, as amended) ("Polish Bankruptcy Law") and shall be subject to all limitations set out in Articles 11.2-5 of the Polish Bankruptcy Law.

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(2)           In addition the obligations and liabilities of any Polish Guarantor incorporated as a limited liability company (spółka z ograniczoną odpowiedzialnością), assumed under Article 10 shall be limited to the extent required to ensure that any payment under Article 10 does not result in a breach of Article 189 of the Polish Commercial Companies Code (Journal of Laws of 2013, item 1030, as amended) (the "Polish Commercial Companies Code") and the obligations and liabilities of any Polish Guarantor incorporated as a joint-stock company (spółka akcyjna), assumed under Article 10 shall be limited to the extent required to ensure that any payment under Article 10 does not result in a breach of Article 344 Section 1, Article 345, and Article 350 Section 1 of the Polish Commercial Companies Code.

(3)           The limitations in this item (l) (1) and (2), will not apply if at least one of the following circumstances occurs:

(A)         an Event of Default under Article 6.01 item (1) through (3) (Events of Default) has occurred; or

(B)         the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes under this Indenture have declared all the Notes to be due and payable, pursuant to Article 6.02 (Acceleration);

(4)           Additionally, the limitations in this item (l) (1) will not apply if at least one of the following circumstances occurs:

(A)         liabilities of the Polish Guarantor other than those under the Note Guarantee result in its insolvency within the meaning of Article 11, paragraph 2 of the Polish Bankruptcy Law; or

(B)         Polish law is amended in such a manner that balance sheet insolvency (niewyplacalność) as provided for in Article 11, paragraph 2 of the Polish Bankruptcy Law no longer gives grounds for bankruptcy or no longer obliges the Polish Guarantor to file for bankruptcy.

(m)          If any Holder or the Trustee is required by any court or otherwise to return to the Issuers, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuers or the Guarantors, any amount paid by either to the Trustee or the Collateral Agent or such Holder, this Note Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.

(n)           Each Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders, the Collateral Agent and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee. The Guarantors will have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantee.

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(o)           Neither the Trustee nor any Agent nor the Collateral Agent shall have any obligation or liability with respect to determining or monitoring (i) the jurisdiction of organization of the Issuers or any Guarantor or any change thereto, (ii) the applicability of any laws referred to in this Article 10, and/or whether or not any such law has been complied with or violated by this Indenture, any Note Guarantee, any Security Document, the Intercreditor Agreement or any action of the Issuers or any Guarantor, or (iii) adjustments in amounts payable by any Guarantor as a result of the applicability of any laws referred to in this Section 10.01.

Section 10.02         Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal, state or provincial law in any jurisdiction to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the Trustee, the Collateral Agent, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 10, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance.

Section 10.03         Intentionally Omitted.

Section 10.04         Guarantors May Consolidate, etc., on Certain Terms.

(a)           Except as otherwise provided in this Section 10.04, a Subsidiary Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge or amalgamate with or into (whether or not such Subsidiary Guarantor is the surviving Person) another Person, other than the Company, or another Subsidiary Guarantor, unless:

(1)           immediately after giving effect to such transaction, no Default or Event of Default exists; and

(2)           the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Subsidiary Guarantor under this Indenture, its Note Guarantee, the Registration Rights Agreement, the Intercreditor Agreement, the Collateral Agent Agreement and the Security Documents, pursuant to, in the case of this Indenture and the relevant agreements, a supplemental indenture in form and substance reasonably satisfactory to the Trustee.

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In case of any such consolidation, merger, amalgamation, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Note Guarantee and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Subsidiary Guarantor, such successor Person will succeed to and be substituted for the Subsidiary Guarantor with the same effect as if it had been named herein as a Subsidiary Guarantor. Such successor Person thereupon may cause to be signed any or all of the Note Guarantees to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by the Company and delivered to the Trustee. All the Note Guarantees so issued will in all respects have the same legal rank and benefit under this Indenture as the Note Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Note Guarantees had been issued at the date of the execution hereof.

(b)           Except as set forth in Articles 4 and 5 hereof, and notwithstanding clauses 2(a) and 2(b) above, nothing contained in this Indenture or in any of the Notes will prevent any consolidation, merger or amalgamation of a Subsidiary Guarantor with or into the Company or another Subsidiary Guarantor, or will prevent any sale or conveyance of the property of a Subsidiary Guarantor as an entirety or substantially as an entirety to the Company or another Subsidiary Guarantor.

Section 10.05        Releases.

(a)           The Note Guarantee of a Subsidiary Guarantor will be released:

(1)           in connection with any sale, disposition or transfer of all or substantially all of the assets of that Subsidiary Guarantor (including by way of merger, amalgamation, or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company;

(2)           in connection with any sale, disposition or transfer of all of the Capital Stock of that Subsidiary Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company;

(3)           upon Legal Defeasance in accordance with Article 8 hereof or satisfaction and discharge of this Indenture in accordance with Article 11 and Article 8 hereof;

(4)           if the Company designates any Restricted Subsidiary that is a Subsidiary Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of this Indenture; or

(5)           upon the release of such Subsidiary Guarantors’ Guarantee under the Credit Agreement or such other Indebtedness that triggered such Subsidiary Guarantor’s Note Guarantee.

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(b)           Any Guarantor not released from its obligations under its Note Guarantee as provided in this Section 10.05 will remain liable for the full amount of principal of and Special Interest, if any, and premium on the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article 10.

ARTICLE 11

SATISFACTION AND DISCHARGE

Section 11.01         Satisfaction and Discharge.

(a)          This Indenture will be discharged and will cease to be of further effect as to all Notes issued hereunder, when:

(1)           either:

(a)          all Notes that have been authenticated and, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust or segregated and held in trust by the Issuers and thereafter repaid to the Issuers, have been delivered to the Trustee for cancellation; or

(b)          all Notes that have not been cancelled or delivered to the Trustee for cancellation have become due and payable or will become due and payable within one year and either Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, without consideration of any reinvestment of Special Interest, to pay and discharge the entire Indebtedness (including all principal and Special Interest, if any) on the Notes not delivered to the Trustee for cancellation;

(2)         either Issuer or any Guarantor has paid or caused to be paid all sums payable by it under this Indenture; and

(3)         the Issuers have delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at Maturity.

(b)          In addition, an Officers’ Certificate has been delivered to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied. Following the satisfaction and discharge of this Indenture, the Company will no longer have any right to pay PIK Interest in lieu of Special Cash Interest.

(c)           Notwithstanding the satisfaction and discharge of this Indenture, Sections 2.02, 2.03 , 2.04, 2.05, 2.06, 2.07, 2.08, 2.09, 2.10, 3.01, 4.02 and 4.10 and Article 13 and if money or Government Securities has been deposited with the Trustee pursuant to Section 11.01(a)(1)(b), the provisions of Sections 11.02 and 8.06 hereof will all survive such satisfaction and discharge. In addition, nothing in this Section 11.01 will be deemed to discharge those provisions of Section 7.07 hereof, or any other provision hereof, that, by their terms, survive the satisfaction and discharge of this Indenture.

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Section 11.02         Application of Trust Money.

(a)           Subject to the provisions of Section 8.06 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee pursuant to Section 11.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and Special Interest, if any, for whose payment such money or Government Securities has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

(b)           If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 11.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or Governmental Authority enjoining, restraining or otherwise prohibiting such application, the Issuers’ and any Guarantor’s obligations under this Indenture and the Notes and Note Guarantees, as applicable, shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01 hereof; provided that if the Issuers have made any payment of principal of, premium, if any, or Special Interest, if any, on, any Notes because of the reinstatement of its obligations, the Issuers shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

(c)           All moneys deposited with the Trustee pursuant to Section 11.01 (and held by it or any Paying Agent) for the payment of Notes subsequently converted shall be returned to the Issuers upon written request by the Issuers, to the extent originally deposited by the Issuers.

ARTICLE 12

COLLATERAL AND SECURITYThe Collateral.

(a)          Pursuant to the Collateral Agent Agreement, [__________] has been appointed to act as Collateral Agent, and each Holder by its acceptance of any Notes and the Note Guarantees thereof, irrevocably consents and agrees to such appointment. The Collateral Agent shall have the privileges, powers and immunities as set forth in this Indenture, the Collateral Agent Agreement, the Security Documents, the Intercreditor Agreement and any Junior Lien Intercreditor Agreement.

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(b)          The due and punctual payment of the principal of, premium, if any, and Special Interest, if any, on the Notes and the Guarantees thereof when and as the same shall be due and payable, whether on an Interest Payment Date, at Maturity, by acceleration, repurchase or otherwise, Special Interest, if any, on the overdue principal of and Special Interest (to the extent lawful), if any, on the Notes and the Note Guarantees thereof and performance of all other obligations under this Indenture, including, without limitation, the obligations of the Issuers set forth in Section 7.07 and Section 8.07 herein, and the Notes and the Note Guarantees thereof and the Security Documents, shall be secured by Liens as provided in the Security Documents which the Issuers and the Guarantors, as the case may be, have entered into simultaneously with the execution of this Indenture and shall be secured by all Security Documents hereafter delivered as required or permitted by this Indenture subject to the terms of the Intercreditor Agreement and the Collateral Agent Agreement. On the Issue Date, the Issuers and the relevant Guarantors will enter into the Security Documents listed on Annex I to the Agreed Security Principles. Within [___] days following the Issue Date (or such longer period as the administrative agent under the Credit Agreement has granted for the corresponding action under such Credit Agreement), the relevant Guarantors will enter into the Security Documents listed on Annex II to the Agreed Security Principles.

(c)           [Intentionally Omitted].

(d)           The Issuers and the Guarantors hereby agree that the Collateral Agent shall hold the Collateral in trust for the benefit of all of the Holders, the Collateral Agent and the Trustee, in each case pursuant to the terms of the Security Documents, the Intercreditor Agreement and the Collateral Agent Agreement, and the Collateral Agent is hereby authorized to execute and deliver the Security Documents.

(e)          Each Holder, by its acceptance of any Notes and the related Note Guarantee thereof, consents and agrees to the terms of the Security Documents (including, without limitation, the provisions providing for foreclosure), the Intercreditor Agreement and the Collateral Agent Agreement as the same may be in effect or as may be amended from time to time in accordance with their terms, and appoints the Collateral Agent as its agent thereunder and authorizes and directs the Collateral Agent to perform its obligations and exercise its rights under the Security Documents, the Intercreditor Agreement and the Collateral Agent Agreement in accordance therewith.

Section 12.02        Further Assurances.

(a)          To the extent required under this Indenture or any of the Security Documents and subject to the Agreed Security Principles, the Issuers and the Guarantors shall, at their sole expense, execute any and all further documents, financing statements, agreements and instruments, and take all further action that may be required under applicable law, or that the Collateral Agent or the Trustee may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests and Liens created or intended to be created by the Security Documents in the Collateral.

(b)          After the TIA Date, the Issuers will comply with the provisions of TIA §314(b). After the TIA Date, the Issuers shall deliver the opinion(s) that are required by § 314(b)(1) of the TIA. After the TIA Date, the Issuers shall, to the extent required by the TIA, furnish to the Trustee on or prior to each anniversary of the Issue Date, an Opinion of Counsel, dated as of such date, stating either that (i) in the opinion of such counsel, all action has been taken with respect to any filing, re-filing, recording or re-recording with respect to the Collateral as is necessary to maintain the Lien on the Collateral in favor of the Holders or (ii) in the opinion of such counsel, that no such action is necessary to maintain such Lien.

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(c)          After the TIA Date, the Issuers shall comply with the applicable provisions of the TIA as they relate to Collateral. After the TIA Date, the Issuers will cause § 313(b) of the TIA, relating to reports, and § 314(d) of the TIA, relating to the release of property and to the substitution therefor of any property to be pledged as collateral for the Notes, to be complied with. After the TIA Date, any certificate or opinion required by § 314(d) of the TIA may be made by an Officer of each of the Issuers except in cases where § 314(d) requires that such certificate or opinion be made by an independent engineer, appraiser or other expert. Notwithstanding anything to the contrary in this paragraph, the Issuers will not be so required to comply with all or any portion of § 314(d) of the TIA if it determines, in good faith based on advice of counsel, that under the terms of § 314(d) and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of Section 314(d) is inapplicable.

Section 12.03         After-Acquired Property.

Subject to the Agreed Security Principles and the terms of the Intercreditor Agreement, if any Issuer or any Guarantor creates any security interest upon any property or asset to secure any Obligations under the Credit Agreement or any Pari Passu Lien Obligations and with respect to which such Issuer or Guarantor is not otherwise required to take the relevant action under an existing Security Document, it must concurrently grant a second-priority perfected security interest (subject to Permitted Liens) upon such property or asset as security for the Notes and the Note Guarantees, and shall execute and deliver, to the extent required by under the Credit Agreement (or the security documents executed in connection therewith or in relation to any Pari Passu Lien Obligations), any information, documentation, financing statements or other certificates and opinions of counsel as may be necessary to vest in the Collateral Agent a perfected security interest, subject to Permitted Liens, in such after-acquired property and to have such after-acquired property added to the Collateral, and thereupon all provisions of this Indenture relating to the Collateral shall be deemed to relate to such after-acquired property to the same extent and with the same force and effect. Such actions shall be taken within the timeframe specified in the relevant Security Document or, if no timeframe is specified, within 60 days of acquisition of the relevant assets (or such longer period as provided for under the security documents executed in connection with the Credit Agreement (including after giving effect to an extension which the administrative agent under the Credit Agreement has granted for the corresponding action under the Credit Agreement)).

Section 12.04        Release of Liens on the Collateral.

(a)           Subject to applicable law, the Liens on the Collateral securing the Notes issued under this Indenture will automatically and without the need for any further action by any Person be released:

(1)           in whole or in part, as applicable, as to all or any portion of property subject to such Liens which has been taken by eminent domain, condemnation or other similar circumstances at the time of such event;

(2)           in whole upon:

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(a)          satisfaction and discharge of this Indenture as set forth under Article 11; or

(b)          a Legal Defeasance or Covenant Defeasance of this Indenture as described under Article 8;

(3)           in part, as to any property that is sold, transferred, leased or otherwise disposed of by any Issuer or any Guarantor (other than to an Issuer or a Guarantor), at the time of such sale, transfer or disposition (which, in connection with sale and leaseback transactions and novations and any refinancings thereof shall include the assets which are the subject of such sale and leaseback transaction, novations and/or refinancings, assets and contract rights related thereto (including, without limitation, the right to receive rental rebates or deferred sale payments, sub-lease rights, insurance relating thereto and related deposits);

(4)           in part, as to any property that is owned or at any time acquired by a Guarantor that has been released from its Note Guarantee in accordance with this Indenture, concurrently with the release of such Guarantee;

(5)           in part, in accordance with the applicable provisions of the Security Documents or the Intercreditor Agreement;

(6)           in whole or in part, as applicable, with the consent of Holders of 75% in aggregate principal amount the Notes (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, Notes); and

(7)           in whole or in part as to any property with respect to which the corresponding Lien granted on such property under the Credit Agreement has been released (other than in connection with the Discharge of Credit Agreement Obligations (as defined in the Intercreditor Agreement)).

(b)           Notwithstanding anything to the contrary, no sale, transfer, lease or other disposal of Collateral by any Person to any Issuer, any Guarantor or any Restricted Subsidiary shall result in the release of the Lien on such Collateral.

(c)           To the extent required by this Indenture for the release of principal properties that constitute Collateral, the Issuers and each Guarantor will furnish to the Trustee, prior to each proposed release of such Collateral pursuant to the Security Documents and this Indenture, an Officers’ Certificate as required by this Indenture.

(d)           Upon compliance by the Issuers or the Guarantors, as the case may be, with the conditions precedent set forth above and the requirements of the Intercreditor Agreement and, if applicable, the Junior Lien Intercreditor Agreement, the Trustee or the Collateral Agent shall promptly cause to be released and reconveyed to the Issuers, or the Guarantors, as the case may be, the released Collateral.

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Section 12.05        Authorization of Actions to be Taken by the Trustee or the Collateral Agent Under the Security Documents.

(a)          Subject to the provisions of the Security Documents, the Intercreditor Agreement, the Collateral Agent Agreement, the Agreed Security Principles and the other provisions of this Indenture, the Collateral Agent may take all actions it deems necessary or appropriate in order to (i) enforce any of its rights or any of the rights of the Holders under the Security Documents and (ii) upon the occurrence and during the continuance of an Event of Default and following acceleration of the Notes pursuant to Section 6.02, collect and receive any and all amounts payable in respect of the Collateral in respect of the obligations of the Issuers and the Guarantors hereunder and thereunder. Subject to the provisions of the Security Documents, the Collateral Agent Agreement, the Agreed Security Principles and the Intercreditor Agreement, the Trustee or the Collateral Agent shall have the power (but not the obligation) to institute and to maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts that may be unlawful or in violation of the Security Documents, the Collateral Agent Agreement, the Agreed Security Principles, the Intercreditor Agreement or this Indenture, and such suits and proceedings as the Collateral Agent may deem expedient to preserve or protect its interest and the interests of the Holders in the Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the enforceability of the Security Documents hereunder or be materially prejudicial to the interests of the Holders or the Trustee or the Collateral Agent).

(b)          The Trustee or the Collateral Agent shall not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence or willful misconduct on the part of the Trustee or the Collateral Agent, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of the Issuers or any Guarantor to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral. The Trustee or the Collateral Agent shall have no responsibility for recording, filing, re-recording or refiling any financing statement, continuation statement, document, instrument or other notice in any public office at any time or times or to otherwise take any action to perfect or maintain the perfection of any security interest granted to it under the Security Documents or otherwise.

(c)           [Intentionally omitted].

(d)          The Trustee or the Collateral Agent, in taking any action under the Security Documents, shall be entitled to receive, if requested, as a condition to take any action, an Officers’ Certificate and Opinion of Counsel to the effect that such action does not violate this Indenture, the Security Documents, the Collateral Agent Agreement or the Intercreditor Agreement, and the Trustee or the Collateral Agent shall be fully protected relying thereon.

(e)          In acting under the Security Documents, the Collateral Agent Agreement and the Intercreditor Agreement, the Trustee and Collateral Agent shall have all the protections, rights and immunities given to them under this Indenture.

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Section 12.06        Recording, Registration, and Opinions.

(a)           After the TIA Date, any release of Collateral permitted by Section 12.03 shall be deemed not to impair the Liens under this Indenture and the Security Documents in contravention thereof and any Person that is required to deliver any certificate or opinion in accordance with Section 12.02(c) pursuant to the requirements of § 314(d) of the TIA shall be entitled to rely upon the foregoing as a basis for delivery of such certificate or opinion. After the TIA Date, the Issuers shall furnish to the Trustee and the Collateral Agent, prior to each proposed release of Collateral pursuant to any Security Documents, (i) all documents required by TIA §314(d) and (ii) an Opinion of Counsel, to the extent required by the TIA, which may be rendered by internal counsel to the Issuers, to the effect that such accompanying documents constitute all documents that are required by TIA §314(d). The Trustee may, subject to Sections 7.01 and 7.02, accept as conclusive evidence of compliance with the foregoing provisions the appropriate statements contained in such documents and Opinion of Counsel.

(b)          After the TIA Date, in the event that the Issuers wish to release Collateral in accordance with the Security Documents and have delivered the certificates and documents required by the Security Documents and Section 12.05 hereof, the Trustee shall determine whether it has received all documentation required by TIA § 314(d) in connection with such release and, based on such determination and the Opinion of Counsel delivered pursuant to this Section 12.06 hereof, shall deliver a certificate to the Collateral Agent setting forth such determination.

(c)           Notwithstanding anything to the contrary set forth in this Article 12 or any Security Document, in the event that Rule 3-16 of Regulation S-X under the Securities Act (“Regulation S-X”) requires or would require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC of separate financial statements of a Subsidiary due to the fact that such Subsidiary’s Capital Stock secures the Notes (if the financial statements of the Issuers and their Subsidiaries were required to be prepared in accordance with Regulation S-X), then the Capital Stock of such Subsidiary need not be pledged pursuant to this Section 12.06 and the Security Documents and shall automatically be deemed released and to not be and to not have been part of the Collateral, but only to the extent necessary to not be subject to such requirement. In such event, the Security Documents may be amended or modified, without the consent of any Holder, to the extent necessary to evidence the release of Liens securing the Notes and the Guarantees on the shares of Capital Stock that are so deemed to no longer constitute part of the Collateral and the Trustee and Collateral Agent are hereby authorized by each Holder to execute, or to authorize the execution of or the filing of, any agreement, document or instrument in order to evidence such release or to otherwise give effect to this Section 12.06.

(d)           In the event that Rule 3-16 of Regulation S-X is amended, modified or interpreted by the SEC to permit (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would permit) a Subsidiary’s Capital Stock to secure the Notes in excess of the amount then pledged without the filing with the SEC (or any other governmental agency) of separate financial statements of such Subsidiary (if the financial statements of the Issuers and their Subsidiaries were required to be prepared in accordance with Regulation S-X), then the Capital Stock of such Subsidiary shall automatically be deemed to be a part of the Collateral but only to the extent necessary to not be subject to any such financial statement requirement (and, in such event, the Security Documents may be amended or modified, without the consent of any Holder of the Notes, to the extent necessary to subject to the Liens under the Security Documents such additional Capital Stock) and the Issuers or such Subsidiary, as applicable, shall take all such necessary steps to effectuate such Lien.

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Section 12.07        Maintenance of Collateral.

The Issuers and the Guarantors shall maintain the Collateral that is necessary to the normal conduct of its business in good working order and condition, other than where failure to so maintain could not reasonably be expected to have a Material Adverse Effect on the business, operations, property or financial position of the Issuers and their Subsidiaries taken as a whole.

ARTICLE 13

CONVERSION OF SECURITIES

Section 13.01        Conversion Privilege and Conversion Price.

(a)          Subject to and upon compliance with the provisions of this Article, at the option of the Holder thereof, at any time up to the close of business on the Business Day next preceding the Maturity Date, any Note or any portion of the principal amount thereof which is $1.00 or an integral multiple in excess thereof may be converted at the principal amount thereof, or of such portion thereof, into Common Units (calculated as to each conversion to the nearest 1/100 of a Common Unit), at the Conversion Price, determined as hereinafter provided, in effect at the time of conversion (plus cash in lieu of fractional Common Units in accordance with Section 13.03). In case any Note or portion thereof is to be surrendered for receipt of the Liquidation Amount pursuant to Section 13.13 or repurchased pursuant to Section 4.06, such conversion right in respect of the Note or portion so surrendered or repurchased shall expire at the close of business on the Business Day next preceding the Liquidation Date or the purchase date in respect of a Change of Control Payment Date, as applicable, unless the Issuers default in making payment due upon surrender or repurchase.

(b)          Subject to and upon compliance with the provisions of this Article, on the Mandatory Conversion Date, if any, all outstanding Notes shall be converted automatically (“Mandatory Conversion”), without any notice to or by the Issuers or the Holder thereof, at the principal amount thereof, into Common Units (calculated as to each conversion to the nearest 1/100 of a Common Unit), at the Conversion Price, determined as hereinafter provided, in effect at the time of conversion (plus cash in lieu of fractional Common Units in accordance with Section 13.03).

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(c)           The Conversion Price at which Common Units shall be delivered upon conversion pursuant to Section 4.01(a) or 4.01(b) shall be initially $_____4 per Common Unit. The Conversion Price shall be adjusted in certain instances as provided in Section 13.04.

(d)          In the event a Mandatory Conversion Date occurs, (i) if the related Mandatory Conversion Event Date arises pursuant to clause (2) of the definition thereof, no later than the Mandatory Conversion Date and (ii) in all other cases, no later than the date 10 Business Days prior to the Mandatory Conversion Date, the Issuers will mail or cause to be mailed, by first class mail, a notice of the Mandatory Conversion to each Holder, the Trustee and each Conversion Agent at its registered address. Such notice (the “Mandatory Conversion Notice”) will state:

(1)           the Mandatory Conversion Date;

(2)           the Conversion Price;

(3)           the nature of the Mandatory Conversion Event Date resulting in the Mandatory Conversion;

(4)           that each Note shall automatically be converted pursuant to the Mandatory Conversion on the Mandatory Conversion Date;

(5)           the name and address of each Conversion Agent maintained for the purpose of conversions pursuant to Sections 2.03 and 4.02;

(6)           that Holders of Definitive Notes or holders of beneficial interests in Global Notes will receive Common Units issuable upon the Mandatory Conversion of Notes upon surrender of such Notes to a Conversion Agent (if such Notes are Definitive Notes) or complying with the Applicable Procedures (if such Notes are Global Notes) and otherwise complying with the provisions of Article 4 of this Indenture;

(7)           no payment or adjustment shall be made upon any conversion on account of any Special Interest accrued on any Note converted pursuant to Mandatory Conversion (except that if the Mandatory Conversion Date occurs during the period from the close of business of any record date next preceding any Interest Payment Date to the opening of business on such Interest Payment Date, the Holder of any Definitive Note or holder of beneficial interests in any Global Note so converted (except for Notes whose Maturity is prior to such Interest Payment Date) shall deliver to any Conversion Agent payment in same day funds or other funds reasonably acceptable to the Issuers an amount equal to the Special Interest payable on such Interest Payment Date on the principal amount of Notes converted);

4 The initial Conversion Price will be calculated by dividing (i) $464.1 million by (ii) the product of (x) 5.84932 (i.e., 0.854/0.146) and (y) the aggregate amount of units to be issued and outstanding (or issuable pursuant to warrants, rights or convertible securities (other than the Notes and other than pursuant to the Management Incentive Plan) that are issued and outstanding) on the date of consummation of the reorganization.

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(8)           that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes; and

(9)           that Special Interest, if any, on Notes which are converted upon Mandatory Conversion ceases to accrue on and after the Mandatory Conversion Date.

At the Issuers’ request, the Trustee will give the Mandatory Conversion Notice in the Issuers’ name and at their expense; provided, however, that the Issuers have delivered to the Trustee, at least thirty (30) days (or a shorter period agreed to by the Trustee) prior to the Mandatory Conversion Date, an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

Section 13.02      Exercise of Conversion Privilege.

(a)          To exercise the conversion privilege pursuant to Section 13.01(a), the Holder of any Definitive Note or holder of beneficial interests in any Global Note to be converted shall both (x) (i) if such Note is a Global Note, comply with the Applicable Procedures to cause the beneficial interests in such portion of such Global Note as is to be converted to be delivered to the Conversion Agent or (ii) if such Note is a Definitive Note, surrender such Note, duly endorsed or assigned to the Issuers or in blank, at any Conversion Agent, accompanied by written notice to the Issuers at such office or agency that the Holder elects to convert such Note or, if less than the entire principal amount thereof is to be converted, the portion thereof to be converted substantially in the form set forth on the reverse of the Note and (y) if required pursuant to Section 13.02(d), deliver to the Conversion Agent a duly completed and executed Certificate of Conversion and Restricted Transfer. To receive the Common Units receivable upon a Mandatory Conversion, the Holder of any Definitive Note or holder of beneficial interests in any Global Note so converted shall both (x) (i) if such Note is a Global Note, to the extent necessary, comply with the Applicable Procedures to cause the beneficial interests in such portion of such Global Note as has been converted to be delivered to the Conversion Agent or (ii) if such Note is a Definitive Note, surrender such Note, duly endorsed or assigned to the Issuers or in blank, at any Conversion Agent, accompanied by written notice to the Issuers at such office or agency substantially in the form set forth on the reverse of the Note and (y) if required pursuant to Section 13.02(d), deliver to the Conversion Agent a duly completed and executed Certificate of Conversion and Restricted Transfer. In the case of any conversion by exercise of the conversion privilege or pursuant to a Mandatory Conversion during the period from the close of business on any record date next preceding any Interest Payment Date to the opening of business on such Interest Payment Date, the Holder of any Definitive Note or holder of beneficial interests in any Global Note so converted (except for Notes whose Maturity is prior to such Interest Payment Date) shall deliver to the Conversion Agent payment in same day funds or other funds acceptable to the Issuers of an amount equal to the Special Interest payable on such Interest Payment Date on the principal amount of Notes converted. Except as provided in the preceding sentence and subject to Section 6.07(b), no payment or adjustment shall be made upon any conversion on account of any Special Interest accrued on the Notes converted by exercise of the conversion privilege or converted pursuant to a Mandatory Conversion or on account of any dividends or distributions on the Common Units issued upon conversion.

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(b)          Notes converted pursuant to Section 13.01(a) shall be deemed to have been converted immediately prior to the close of business on the day of completion of the requirements for exercise of the conversion privilege in accordance with the foregoing provisions and Notes converted pursuant to Section 13.01(b) shall be deemed to have been converted immediately prior to the close of business on the respective Mandatory Conversion Date and, in the case of any such conversion pursuant to Section 13.01(a) or 13.01(b), at such time the rights of the Holders of such Notes as Holders shall cease, and the Person or Persons entitled to receive the Common Units issuable upon conversion shall be treated for all purposes as the record holder or holders of such Common Units at such time. As promptly as practicable on or after the conversion date and delivery to the Issuers of the documents and payment, if any, required pursuant to Section 13.02(a), the Company shall issue and shall deliver to such Person or Persons at such office or agency a certificate or certificates for (or effect book entry transfer in accordance with the Applicable Procedures of) the number of full Common Units issuable upon such conversion, together with payment in lieu of any fraction of a Common Unit, as provided in Section 13.03; provided that Common Units will be deliverable in certificated form upon conversion of Global Notes only if (1) the holder of beneficial interests therein has specifically requested in writing that delivery be in certificates or (2) the Company determines that delivery is required in certificated form either because (A) delivery to such Person or Persons is not practicable in accordance with the Applicable Procedures or (B) in the opinion of legal counsel, delivery is required in certificated form in order to comply with the requirements of applicable securities laws.

(c)          In the case of any Note which is converted in part only, upon such conversion the Issuers shall execute and the Trustee shall authenticate and deliver to the Holder thereof, at the expense of the Issuers, a new Note or Notes of authorized denominations in aggregate principal amount equal to the unconverted portion of the principal amount of such Note.

(d)          If Common Units to be issued upon conversion of a Restricted Definitive Note or Restricted Global Note, or Notes to be issued upon conversion of a Restricted Definitive Note or Restricted Global Note in part only, are to be issued in certificated form and registered in a name (or issued in book-entry form and evidenced by a global unit certificate or Global Note, as applicable, the beneficial interests in which are held by a Person or Persons) other than that of the Holder of such Restricted Definitive Note or the Beneficial Owner of such Restricted Global Note, then such Holder or Beneficial Owner, as applicable, must deliver to the Conversion Agent a certificate of conversion and restricted transfer in the form of Exhibit [D] hereto (the “Certificate of Conversion and Restricted Transfer”), dated the date of surrender of such Restricted Definitive Note or Restricted Global Note and signed by such Holder or Beneficial Owner, as applicable, as to compliance with the restrictions on transfer applicable to such Restricted Definitive Note or Restricted Global Note. The Certificate of Conversion and Restricted Transfer shall be required in addition to any Mandatory Conversion Notice. None of the Trustee, any Conversion Agent, Registrar or transfer agent shall be required to register Common Units issued upon conversion or any unconverted Notes in the name of (or to cause beneficial interests in any global unit certificate evidencing Common Units issued upon conversion or in any Global Notes, as applicable, to be delivered to) any Person other than that of the Holder or Beneficial Owner, as applicable, of the converted Restricted Definitive Note or Restricted Global Note unless such Holder or Beneficial Owner, as applicable, has delivered a properly completed Certificate of Conversion and Restricted Transfer.

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(e)          All Common Units delivered upon conversion of Restricted Definitive Notes or Restricted Global Notes shall bear restrictive legends substantially in the form of the legends required to be set forth on the Restricted Definitive Notes or Restricted Global Notes pursuant to Section 2.06(f) and shall be subject to the restrictions on transfer provided in such legends. Neither the Trustee nor any Conversion Agent shall have any responsibility for the inclusion or content of any such restrictive legends on such Common Units.

Section 13.03       Fractional Common Units.

The Company shall not be required upon the conversion of any Note (or specified portion thereof) to issue any fractional Common Units, but may, in lieu of issuing any fractional Common Units that would otherwise be issuable upon such conversion, pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of the Current Market Price per Common Unit on the date of conversion. If more than one Note shall be converted by exercise of the conversion privilege or converted pursuant to a Mandatory Conversion at one time by the same Holder, the number of full Common Units which shall be issuable upon conversion thereof shall be computed on the basis of the aggregate principal amount of the Notes (or specified portions thereof) so to be converted. The Holders, by their acceptance of the Notes, expressly waive their right to receive any fraction of a Common Unit or a unit certificate representing a fraction of a Common Unit if such amount of cash is paid in lieu thereof.

Section 13.04       Adjustment of Conversion Price.

In order to prevent dilution of the rights granted under the Notes and to grant the Holders certain additional rights, the Conversion Price shall be subject to adjustment from time to time as provided in this Section.

(a)          Subdivisions and Combinations. In the event the Company shall, at any time or from time to time after the Issue Date while the Notes remain outstanding, effect a subdivision (by any unit split or otherwise) of the outstanding Common Units into a greater number of Common Units (other than (x) a subdivision upon a transaction to which Section 13.10 applies or (y) a unit split effected by a transaction to which Section (b) applies), then and in each such event the Conversion Price in effect at the opening of business on the day after the date upon which such subdivision becomes effective shall be proportionately decreased. Conversely, if the Company shall, at any time or from time to time after the Issue Date while the Notes remain outstanding, effect a combination (by any reverse unit split or otherwise) of the outstanding Common Units into a smaller number of Common Units (other than a combination upon a transaction to which Section 13.10 applies), then and in each such event the Conversion Price in effect at the opening of business on the day after the date upon which such combination becomes effective shall be proportionately increased. Any adjustment under this Section 13.04(a) shall become effective immediately prior to the opening of business on the day after the date upon which the subdivision or combination becomes effective.

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(b)          Common Unit Dividends. In the event the Company shall, at any time or from time to time after the Issue Date while the Notes remain outstanding, make or issue to the holders of its Common Units a dividend or distribution payable in, or otherwise make or issue a dividend or other distribution on any class of its capital securities payable in, Common Units (other than a dividend or distribution upon a transaction to which Section 13.10 applies), then and in each such event the Conversion Price in effect at the opening of business on the day after the date for the determination of the holders of Common Units entitled to receive such dividend or distribution shall be decreased by multiplying such Conversion Price by a fraction (not to be greater than 1):

(A)         the numerator of which shall be the total number of Common Units issued and outstanding at the close of business on such date for determination; and

(B)         the denominator of which shall be the total number of Common Units issued and outstanding at the close of business on such date for determination plus the number of Common Units issuable in payment of such dividend or distribution.

Any adjustment under this Section 13.04(b) shall, subject to Section 13.04(h)(D), become effective immediately prior to the opening of business on the day after the date for the determination of the holders of Common Units entitled to receive such dividend or distribution.

(c)          Reclassifications. A reclassification of the Common Units (other than any reclassification in connection with a transaction to which Section 13.10 applies) into Common Units and shares of any other class of capital securities or evidences of indebtedness of the Company, cash or other assets (including rights, warrants or other securities (of the Company or any other Person)) (“Other Property”) shall be deemed:

(A)         a distribution by the Company to the holders of its Common Units of such Other Property for the purposes and within the meaning of Section 13.04(d) (and the effective date of such reclassification shall be deemed to be “the date for the determination of the holders of Common Units entitled to receive such dividend or distribution” for the purposes and within the meaning of Section 13.04(d)); and

(B)         if the outstanding Common Units shall be changed into a larger or smaller number of Common Units as a part of such reclassification, such change shall be deemed a subdivision or combination, as the case may be, of the outstanding Common Units for the purposes and within the meaning of Section 13.04(a) (and the effective date of such reclassification shall be deemed to be “the date upon which such subdivision becomes effective” or “the date upon which such combination becomes effective”, as applicable, for the purposes and within the meaning of Section 13.04(a)).

(d)          Property Dividends. In the event the Company shall, at any time or from time to time after the Issue Date while the Notes remain outstanding, make or issue a dividend or distribution to holders of Common Units a Property Dividend (other than (x) a Received Dividend or (y) any dividend or distribution of any rights or warrants referred to in Section 13.04(f)), then and in each such event the Conversion Price in effect immediately prior to the close of business on the date for the determination of the holders of Common Units entitled to receive such dividend or distribution shall be decreased by multiplying such Conversion Price by a fraction (not to be greater than 1):

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(A)         the numerator of which shall be the Current Market Price per Common Unit on such date for determination minus the portion applicable to one Common Unit of the fair market value (as determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution filed with the Trustee) of such Property Dividend so distributed; and

(B)         the denominator of which shall be such Current Market Price per Common Unit.

Any adjustment under this Section 13.04(d) shall, subject to Section 13.04(h)(D), become effective immediately prior to the opening of business on the day after the date for the determination of the holders of Common Units entitled to receive such dividend or distribution. If the Board of Directors determines the fair market value of any Property Dividend for purposes of this Section 13.04(d) by reference to the actual or when issued trading market for any securities comprising such Property Dividend, it must in doing so consider the prices in such market over the same period used in computing the Current Market Price per Common Unit.

(e)          Self-Tender Offers. In the event, at any time or from time to time after the Issue Date while the Notes remain outstanding, a Company Offer shall expire, then and in each such event the Conversion Price in effect immediately prior to the close of business on the date of the last time (the “Expiration Time”) tenders could have been made pursuant to such Company Offer shall be decreased by multiplying such Conversion Price by a fraction (not to be greater than 1):

(A)         the numerator of which shall be equal to (A) the product of (1) the Current Market Price per Common Unit on the date of the Expiration Time and (2) the number of Common Units outstanding (including any tendered Common Units) on the Expiration Time less (B) the fair market value (as determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution filed with the Trustee) of the aggregate consideration payable to members based on the acceptance (up to any maximum specified in the terms of the Company Offer) of all Common Units validly tendered and not withdrawn as of the Expiration Time (the Common Units deemed so accepted, up to any maximum amount provided for in connection with such Company Offer, being referred to as the “Purchased Units”); and

(B)         the denominator of which shall be equal to the product of (A) the Current Market Price per Common Unit on the date of the Expiration Time and (B) the number of Common Units outstanding (including any tendered Common Units) on the Expiration Time less the number of Purchased Units.

Any adjustment under this Section 13.04(e) shall become effective immediately prior to the opening of business on the day after the Expiration Time.

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(f)          Distributions of Warrants. In the event the Company shall, at any time or from time to time after the Issue Date while the Notes remain outstanding, make or issue a dividend or distribution to all holders of its Common Units of any warrants or other rights to subscribe for or purchase any Common Units (other than (x) a Received Dividend or (y) a distribution of such warrants or rights upon a transaction to which Section 13.10 applies), whether or not the rights to subscribe or purchase thereunder are immediately exercisable, and the consideration per Common Unit for which Common Units may at any time thereafter be issuable pursuant to such warrants or other rights shall be less than the Current Market Price per Common Unit on the date fixed for determination of the holders of Common Units entitled to receive such dividend or distribution, then and in each such event the Conversion Price at the opening of business on the day after such date for determination shall be decreased by multiplying such Conversion Price by a fraction (not to be greater than 1):

(A)         the numerator of which shall be the number of Common Units outstanding at the close of business on such date for determination plus the number of Common Units that the minimum consideration received and receivable by the Company for the issuance of such maximum number of Common Units pursuant to the terms of such warrants or other rights would purchase at such Current Market Price; and

(B)         the denominator of which shall be the number of Common Units outstanding at the close of business on such date for determination plus the maximum number of Common Units issuable pursuant to all such warrants or other rights.

Any adjustment under this Section 13.04(f) shall, subject to Section 13.04(h)(D), become effectively immediately after the opening of business on the day after the date for the determination of the holders of Common Units entitled to receive such dividend or distribution.

Rights or warrants issued by the Company to all holders of its Common Units entitling the holders thereof to subscribe for or purchase Common Units, which rights or warrants (A) are deemed to be transferred with such Common Units, (B) are not exercisable and (C) are also issued in respect of future issuances of Common Units, in each case in clauses (A) through (C) until the occurrence of a specified event or events (“Trigger Event”), shall for purposes of this Section 13.04(f) and Section 13.04(d) not be deemed distributed (and no adjustment to the Conversion Price under this Section 13.04 shall be required) until the occurrence of the earliest Trigger Event, whereupon such rights and warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Conversion Price shall be made under Section 13.04(d) or Section 13.04(f).

(g)          Superseding Adjustment. In the event at any time after any adjustment of the number of Common Units into which each Note is convertible shall have been made pursuant to Section 13.04(f) on the basis of the distribution of warrants or other rights or after any new adjustment of the number of Common Units into which each Note is convertible shall have been made pursuant to this Section 13.04(g), such warrants or rights shall expire, and all or a portion of such warrants or rights shall not have been exercised, then, and in each such case, upon the election of the Company by written notice to the Trustee, such previous adjustment in respect of such warrants or rights which have expired without exercise shall be rescinded and annulled as to any then outstanding Notes, and the Common Units that were deemed for purposes of the computations set forth in Section 13.04(f) to have been issued by virtue of such adjustment in respect of such warrants or rights shall no longer be deemed to have been issued.

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(h)          Other Provisions Applicable to Adjustments. The following provisions shall be applicable to the making of adjustments to the Conversion Price under this Section 13.04:

(A)         Treasury Common Units. The dividend or distribution of any issued Common Units owned or held by or for the account of the Company shall be deemed a dividend or distribution of Common Units for purposes of this Section 13.04. The Company shall not make or issue any dividend or distribution on Common Units held in the treasury of the Company. For the purposes of this Section 13.04, the number of Common Units at any time outstanding shall not include units held in the treasury of the Company but shall include units issuable in respect of scrip certificates issued in lieu of fractions of Common Units.

(B)         When Adjustments Are to be Made. The adjustments required by Sections 13.04(a), 13.04(b), 13.04(c), 13.04(d), 13.04(e) and 13.04(f) shall be made whenever and as often as any specified event requiring an adjustment shall occur, except that no adjustment of the Conversion Price that would otherwise be required shall be made unless and until such adjustment either by itself or with other adjustments not previously made increases or decreases the Conversion Price immediately prior to the making of such adjustment by at least 1%. Any adjustment representing a change of less than such minimum amount (except as aforesaid) shall be carried forward and made as soon as such adjustment, together with other adjustments required by Sections 13.04(a), 13.04(b), 13.04(c), 13.04(d), 13.04(e) and 13.04(f) and not previously made, would result in such minimum adjustment.

(C)         Fractional Interests. In computing adjustments under this Article, fractional interests in Common Units shall be taken into account to the nearest one-thousandth of a unit.

(D)         Deferral Of Issuance Upon Conversion. In any case in which Sections 13.04(b), 13.04(d) or 13.04(f) shall require that a decrease in the Conversion Price be made effective prior to the occurrence of a specified event and any Note is converted after the time at which the adjustment became effective but prior to the occurrence of such specified event and, in connection therewith, Section 13.01 shall as a result of such reduction in the Conversion Price require a corresponding increase in the number of Common Units into which such Note is convertible, the Company may elect to defer until the occurrence of such specified event (A) the issuance to the Holder of such Note (or other Person entitled thereto) of, and the registration of such Holder (or other Person) as the record holder of, the Common Units over and above the Common Units issuable upon such conversion on the basis of the number of Common Units obtainable upon conversion of such Note immediately prior to such adjustment and (B) the corresponding reduction in the Conversion Price; provided, however, that the Company shall deliver to such Holder or other person a due bill or other appropriate instrument that meet any applicable requirements of the principal national securities exchange or other market on which the Common Units are then traded and evidences the right of such Holder or other Person to receive, and to become the record holder of, such additional Common Units, upon the occurrence of such specified event requiring such adjustment (without payment of any amount in respect of such additional Common Units).

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(i)          Optional Tax Adjustment. The Company may at its option, at any time while the Notes remain outstanding, increase the number of Common Units into which each Note is convertible, or decrease the Conversion Price, in addition to those changes required by Sections 13.04(a), 13.04(b), 13.04(c), 13.04(d), 13.04(e) or 13.04(f), as deemed advisable by the Board of Directors, in order that any event treated for [federal] income tax purposes as a dividend of unit or unit rights shall not be taxable to the recipients.

(j)          Notes Deemed Convertible. For purposes solely of this Section 13.04, the number of Common Units which the holder of any Note would have been entitled to receive had such Note been converted in full at any time or into which any Note was converted at any time shall be determined assuming such Note was convertible in full at such time, although such Note may not be convertible in full at such time pursuant to Section 13.01.

(k)          Statement on Securities. Irrespective of any adjustment in the Conversion Price applicable or the amount or kind of securities into which the Note are convertible, Notes theretofore or thereafter issued may continue to express the same Conversion Price initially applicable or amount or kind of securities initially issuable upon conversion of the Notes pursuant to this Indenture.

(l)          Certain Actions Respecting Received Cash Dividends. If the Company shall have given notice to the Trustee of its intention to treat a distribution as a Received Dividend hereunder, the Company shall not permit the date for the determination of holders of Common Units entitled to receive any other dividend or distribution referred to in Sections 13.04(b) or 13.04(d) or to receive any rights, options or warrants referred to in Section 13.04(f), the date of any Expiration Time referred to in Section 13.04(e), the effective date of any subdivision or combination referred to in Section 13.04(a) or the date of consummation of any Transaction to be the same date as the date which is, or is the day before, the date for determination of holders of Common Units entitled to receive such Received Dividend.

Section 13.05       Notice of Adjustments of Conversion Price.

Upon the occurrence of each adjustment of the Conversion Price pursuant to this Section, the Company at its expense shall promptly:

(A)         compute such adjustment in accordance with the terms hereof;

(B)         after such adjustment becomes effective, deliver to all Holders in accordance with Section 14.02 a notice setting forth such adjustment (including the kind and amount of securities, cash or other property for which the Notes shall be convertible and the Conversion Price) and showing in detail the facts upon which such adjustment is based; and

(C)         deliver to the Trustee and file at each office or agency maintained for the purpose of conversion of the Notes pursuant to Section 4.02 a certificate of the Treasurer of the Company setting forth the Conversion Price and the number of Common Units into which each Note is convertible after such adjustment and setting forth a brief statement of the facts requiring such adjustment and the computation by which such adjustment was made (including a description of the basis on which the Current Market Price of the Common Units or the Fair Market Value of any evidences of indebtedness, shares of capital stock, securities, cash or other assets or consideration used in the computation was determined). As provided in Section 7.02, the Trustee shall be entitled to rely on such certificate and shall be under no duty or responsibility with respect to any such certificate, except to exhibit the same from time to time to any Holder desiring an inspection thereof during reasonable business hours.

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Section 13.06       Notice of Certain Corporate Actions.

In the event the Company shall propose:

(A)         to make or issue any dividend or other distribution to holders of Common Units of any Common Units, other securities, cash, assets or property or of any rights to subscribe for or purchase any Common Units of any class or any other securities, rights or options; or

(B)         to effect any Transaction; or

(C)         to effect the voluntary or involuntary dissolution, liquidation or winding-up of the Company; or

(D)         to effect any reclassification of its Common Units; or

(E)         to commence a Company Offer for all or a portion of the outstanding Common Units (or shall amend any such Company Offer),

then, and in each such case, the Company shall cause to be filed with the Trustee and shall give to each Holder of a Note, in accordance with Section 14.02, a notice of such proposed action. Such notice shall specify (x) the date on which a record is to be taken for the purposes of such dividend or distribution; (y) the date on which such reclassification, Transaction, liquidation, dissolution or winding up is expected to become effective and the date as of which it is expected that holders of Common Units of record shall be entitled to exchange their Common Units for securities, cash or other property deliverable upon such reclassification, Transaction, liquidation, dissolution or winding up; or (z) the date on which such tender offer commenced, the date on which such tender offer is scheduled to expire unless extended, the consideration offered and the other material terms thereof (or the material terms of any amendment thereto). Such notice shall be given, in the case of any action covered by clause (i) above, at least 10 days prior to the record date for determining holders of the Common Units for purposes of much action or, in the case of any action covered by clauses (ii) through (v) above, at least 20 days prior to the applicable effective or expiration date specified above or, in any such case, prior to such earlier time as notice thereof shall be required to be given pursuant to Rule l0b-17 under the Exchange Act.

If at any time the Company shall cancel any of the proposed transactions for which notice has been given under this Section prior to the consummation thereof, the Company shall give each Holder prompt notice of such cancellation in accordance with Section 14.02 hereof.

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Section 13.07       Reservation and Authorization of Common Units.

The Company covenants that, so long as any Notes remain outstanding, the Company will at all times cause the organizational documents of the Company to authorize for issuance and delivery upon the conversion of the Notes and free of preemptive rights, such number of Common Units and other securities, cash or property as from time to time shall be issuable upon the conversion in full of all outstanding Notes. The Company covenants that all Common Units issuable upon conversion of the Notes will, upon issuance, be duly and validly issued, fully paid and nonassessable and will be free of restrictions on transfer other than as specified in the organizational documents of the Company and will be free from all taxes, liens and charges in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously or otherwise specified herein) . The Company shall take all such actions as may be necessary to ensure that all such Common Units may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic stock exchange upon which Common Units may be listed (except for official notice of issuance which shall be immediately delivered by the Company upon each such issuance). The Company covenants that all Common Units will, at all times that Notes are convertible, be duly approved for listing subject to official notice of issuance on each securities exchange, if any, on which the Common Units are then listed. The Company covenants that the unit certificates, if any, issued to evidence any Common Units issued upon conversion of Notes will comply with the LLC Law and any other applicable law.

The Company hereby authorizes and directs its current and future transfer agents for the Common Units at all times to reserve unit certificates for such number of Common Units as shall be requisite for such purpose.

Section 13.08       Taxes on Conversion.

The Company shall pay any and all taxes (other than income taxes) that may be payable in respect of the issue or delivery of Common Units on conversion of Notes pursuant hereto. The Company shall not be required, however, to pay any tax or other charge imposed in respect of any transfer involved in the issue and delivery of any certificates for Common Units or payment of cash or other property to any Person other than the Holder of the Note surrendered upon conversion or the Holder of any Note converted upon a Mandatory Conversion, as applicable, and in case of such transfer or payment, the Trustee and the Company shall not be required to issue or deliver any certificate or pay any cash until (a) such tax or charge has been paid or an amount sufficient for the payment thereof has been delivered to the Trustee or the Company or (b) it has been established to the Company’s satisfaction that any such tax or other charge that is or may become due has been paid.

Section 13.09       Cancellation of Converted Securities.

All Notes delivered for conversion shall be delivered to the Trustee to be cancelled by or at the direction of the Trustee, which shall dispose of the same as provided in Section 2.11 hereof. Upon conversion of beneficial interests in any Global Note, the Trustee or the Custodian, at the direction of the Trustee shall reduce the aggregate principal amount of outstanding Notes represented by such Global Note to reflect the conversion.

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Section 13.10       Changes in Common Units.

In case at any time or from time to time after the Issue Date while the Notes remain outstanding, the Company shall be a party to or shall otherwise engage in any transaction or series of related transactions constituting:

(A)         a merger of the Company into, a direct or indirect sale of all of the Company’s equity to, a consolidation of the Company with, or a sale of all or substantially all of the Company’s assets to, any other Person in which the previously outstanding Common Units shall be cancelled, reclassified or converted or changed into or exchanged for securities or other property (including cash) or any combination of the foregoing (a “Non-Surviving Transaction”), or

(B)         any merger of another Person into the Company in which the previously outstanding Common Units shall be cancelled, reclassified or converted or changed into or exchanged for securities or other property (including cash) or any combination of the foregoing (a “Surviving Transaction”; any Non-Surviving Transaction or Surviving Transaction being herein called a “Transaction”), then, as a condition to the consummation of such Transaction, the Company shall (or, in the case of any Non-Surviving Transaction, the Company shall cause such other Person to) execute and deliver to the Trustee a supplemental indenture providing that:

(x)          so long as any Note remains outstanding, on such terms and subject to such conditions as shall be as nearly equivalent as may be practicable to the provisions set forth in this Indenture, each Note, upon the conversion thereof at any time on or after the consummation of such Transaction, shall be convertible into, in lieu of the Common Units issuable upon such conversion prior to such consummation, only the securities or other property (“Substituted Property”) that would have been receivable upon such Transaction by a holder of the number of Common Units into which such Note was convertible immediately prior to such Transaction, assuming such holder of Common Units:

(1)         is not a Person with which the Company consolidated or into which the Company merged or which merged into the Company or to which such sale or transfer was made, as the case may be (“Constituent Person”), or an Affiliate of a Constituent Person; and

(2)         failed to exercise his rights of election, if any, as to the kind or amount of securities, cash and other property receivable upon such Transaction (provided that if the kind or amount of securities, cash and other property receivable upon such Transaction is not the same for each Common Unit held immediately prior to such Transaction by other than a Constituent Person or an Affiliate thereof and in respect of which such rights of election shall not have been exercised (“Non-Electing Unit”), then, for the purposes of this Section 13.10, the kind and amount of securities, cash and other property receivable upon such Transaction by each Non-Electing Unit shall be deemed to be the kind and amount so receivable per unit by a plurality of the Non-Electing Units); and

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(y)          the rights and obligations of the Company (or, in the event of a Non-Surviving Transaction, such other Person) and the Holders in respect of Substituted Property shall be as nearly equivalent as may be practicable to the rights and obligations of the Company and Holders in respect of Common Units hereunder as set forth in Section 13.01 hereof and elsewhere herein.

Such supplemental indenture shall provide for adjustments which, for events subsequent to the effective date of such supplemental indenture, shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article. The above provisions of this Section 13.10 shall similarly apply to successive Transactions. From and after the time, if any, at which the Common Units have been replaced by Substituted Property as a result of any Transaction, references to Common Units in this Indenture are intended to refer to such Substituted Property.

Section 13.11       Voting Rights.

So long as any Notes are outstanding, Holders of outstanding Notes shall be entitled to vote together with the Common Units and not as a separate class on all matters submitted to a vote of the holders of Common Units, may act by written consent in the same manner as the Common Units and shall be deemed to be members for purpose of any provision of the LLC Law which requires the vote of members as a prerequisite to any entity action, with each Holder of Notes that are then outstanding entitled to the number of votes as shall be equal to the number of Common Units into which such Holder’s aggregate principal amount of outstanding Notes is convertible immediately after the close of business on the record date for the determination of the members entitled to vote on such matters or, if no such record date is established, at the date such vote is taken. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula shall be rounded to the nearest whole number (with one-half (1/2) rounded upward to one (1)). Each Holder of an outstanding Note shall receive notice of, and have the right to attend, meetings or any other proceedings of the holders of Common Units.

Section 13.12       Dividend Interest Rights.

(a)          When, as and if the Board of Directors declares or effects any (i) dividend or any other payment or distribution payable in cash on account of the Common Units, each Holder of Notes will be entitled to receive as additional interest on the Notes (“Special Cash Dividend Interest”) such cash which such Holder would have been entitled to receive had such Holder been the holder of record of the Common Units into which such Notes were convertible or (ii) any dividend or any other payment or distribution (other than a dividend or other payment or distribution payable in Common Units or cash) on account of the Common Units, each Holder of Notes will be entitled to receive as additional interest on the Notes (“Special Non-Cash Dividend Interest” and, together with Special Cash Dividend Interest, “Special Dividend Interest”) such securities or other property which such Holder would have been entitled to receive had such Holder been the holder of record of the Common Units into which such Notes were convertible (a “Special Non-Cash Dividend Interest Payment”), in each case, on the record date for such dividend or other payment or distribution, such additional interest being payable on the same date on which such dividend or other payment or distribution shall be payable to holders of Common Units (each such date being referred to herein as a “Dividend Interest Payment Date”), commencing on the first Dividend Interest Payment Date after the Issue Date.

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(b)          The Special Dividend Interest payable pursuant to Section 13.12(a) on the Notes on any Dividend Interest Payment Date shall be payable to the Holders of record of such Notes at the close of business on the date of determination of the holders of Common Units entitled to receive the related dividend or other payment or distribution (each, a “Dividend Interest Record Date”).

(c)          The Company shall mail or cause to be mailed, by first class mail, at least 10 days prior to each Dividend Interest Record Date, a notice specifying such Dividend Interest Record Date and the related Dividend Interest Payment Date and the amount and character of the Special Dividend Interest receivable by the Holder of each $1.00 principal amount of Notes.

(d)          For purposes of any provision that refers to Special Interest or interest accrued on the Notes, any such additional interest that shall become payable pursuant to Section 13.12(a) shall be deemed to have accrued on the earlier of (i) the date on which the related dividend or other payment or distribution of the Common Units was declared or (ii) the related Dividend Interest Record Date.

Section 13.13       Liquidation Event Distribution.

(a)          In the event of a Liquidation Event, the Holders shall be entitled to receive a liquidating distribution equal to the Liquidation Amount for all outstanding Notes plus accrued and unpaid Special Interest, if any, on the Notes to, but not including, the date of receipt of such liquidating distribution, subject to the rights of Holders on the relevant record date to receive Special Interest due on the relevant Interest Payment Date.

Notice of the occurrence of a Liquidation Event (the “Liquidation Notice”) shall be delivered to the Trustee and mailed by first class mail to each Holder’s registered address and, in addition, electronically delivered according to the Applicable Procedures of DTC, no more than 60 nor less than 30 days prior to the Liquidation Date. At the Issuers’ written request, the Trustee shall give the Liquidation Notice in the Issuers’ name and at their expense, which Liquidation Notice shall set forth:

(1)         the Liquidation Date,

(2)         the Liquidation Amount,

(3)         the applicable CUSIP Numbers,

(4)         the name and address of the Trustee,

(5)         that on the Liquidation Date, the Liquidation Amount will become due and distributable upon all of the Notes and that Special Interest thereon, if any, will cease to accrue on or after such date,

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(6)         the Conversion Price, that the right to convert the principal of the Notes will terminate at the close of business on the Business Day prior to the Liquidation Date and the procedures for effecting conversion of Notes,

(7)         the place or places where Notes are to be surrendered for payment of the Liquidation Amount,

(8)         that Notes must be surrendered to the Trustee to collect the Liquidation Amount, and

(9)         that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

(b)          Once notice of a Liquidation Event is mailed in accordance with Section 13.13(a) hereof, the Notes shall become irrevocably due and entitled to receive a liquidating distribution on the Liquidation Date at the Liquidation Amount. The notice, if mailed in accordance with Section 13.13(a) hereof, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to give such notice by mail or any defect in the notice to the Holder designated for receipt of a liquidating distribution in whole or in part shall not affect the validity of the proceedings for the liquidating distribution of any other Note.

(c)          (1)         One Business Day prior to the Liquidation Date, the Issuers will deposit with the Trustee or with the Paying Agent money or such other property as is sufficient to pay the Liquidation Amount on all Notes.

(2)         If the Issuers comply with the provisions of Section 13.13(a), on and after the Liquidation Date, Special Interest will cease to accrue on the Notes. If a Note is due and distributable on or after a record date but on or prior to the related Interest Payment Date, then any accrued and unpaid Special Interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note to be surrendered for receipt of the Liquidation Amount does not receive the Liquidation Amount upon surrender because of the failure of the Issuers to comply with Section 13.13(a), Special Interest shall be paid on the unpaid principal, from the Liquidation Date until such Liquidation Amount is paid, and to the extent lawful on any Special Interest not paid on such unpaid Liquidation Amount, in each case at the rate provided in the Notes and in Section 4.01 hereof.

(d)          Neither the Trustee nor any Agent shall have an obligation to calculate the Liquidation Amount.

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ARTICLE 14

MISCELLANEOUS

Section 14.01       Conflict with Trust Indenture Act.

After the TIA Date, if any provision hereof limits, qualifies or conflicts with a provision of the TIA that is required under the TIA to be a part of and govern this Indenture, the latter provision shall control. After the TIA Date, if any provision of this Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the latter provision shall be deemed to apply to this Indenture as so modified or to be excluded, as the case may be.

Section 14.02       Notices.

(a)          Any notice, direction, request, instruction, document, or communication by the Issuers, any Guarantor or the Trustee to the others is duly given if in writing and delivered in Person or by first class mail (registered or certified, return receipt requested), facsimile transmission or overnight air courier guaranteeing next day delivery, to the others’ address:

If to either Issuer and/or any Guarantor:

[HELICOPTER COMPANY I LLC]

[________________]

Attention: [________________]

Fax: [________________]

with a copy to:

[________________]

[________________]

[________________]

[________________]

Attention: [________________]

Fax: [________________]

Email: [________________]

With a copy to:

[________________]

[________________]

[________________]

Fax: [________________]

Attention: [________________]

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If to the Trustee:

The Bank of New York Mellon

[________________]

[________________]

Attention: [________________]

If to the Collateral Agent:

[________________]

[________________]

[________________]

Attention: [________________]

The Issuers, any Guarantor or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications; provided, however, that notices to the Trustee shall only be effective upon actual receipt.

(b)          All notices and communications (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted by facsimile; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

(c)          Any notice or communication to a Holder will be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. After the TIA Date, any notice or communication will also be so mailed to any Person described in TIA § 313(c), to the extent required by the TIA. Failure to mail a notice or communication to a Holder or any defect in it will not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided in this Section 14.02 within the time prescribed, it is duly given, whether or not the addressee receives it.

(d)          If the Issuers mail a notice or communication to Holders, it will mail a copy to the Trustee and each Agent at the same time.

(e)          In respect of this Indenture, the Trustee and Collateral Agent shall not have any duty or obligation to verify or confirm that the Person sending instructions, directions, reports, notices or other communications or information by electronic transmission is, in fact, a Person authorized to give such instructions, directions, reports, notices or other communications or information on behalf of the party purporting to send such electronic transmission; and neither the Trustee nor the Collateral Agent shall have any liability for any losses, liabilities, costs or expenses incurred or sustained by any party as a result of such reliance upon or compliance with such instructions, directions, reports, notices or other communications or information. Each other party agrees to assume all risks arising out of the use of electronic methods to submit instructions, directions, reports, notices or other communications or information to the Trustee and the Collateral Agent, including without limitation the risk of the Trustee and the Collateral Agent acting on unauthorized instructions, notices, reports or other communications or information, and the risk of interception and misuse by third parties.

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Section 14.03       Communication by Holders with Other Holders.

After the TIA Date, Holders may communicate with other Holders with respect to their rights under this Indenture or the Notes pursuant to the provisions TIA § 312(b); and the Issuers, the Trustee, the Agents and anyone else shall have the protection provided under TIA § 312(c).

Section 14.04       Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuers to the Trustee to take any action under this Indenture (other than in connection with the Authentication Order, dated the date hereof, and delivered to the Trustee in connection with the issuance of the Notes), the Issuers shall furnish to the Trustee:

(1)         an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 14.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(2)         an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 14.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 14.05       Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (i) after the TIA Date, shall comply with the provisions of TIA § 314(e) and (ii) at all times must include substantially:

(1)         a statement that the Person making such certificate or opinion has read such covenant or condition;

(2)         a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3)         a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(4)         a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

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Section 14.06       Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Agents may make reasonable rules and set reasonable requirements for its functions.

Section 14.07       No Personal Liability of Directors, Officers, Employees and Members.

To the extent permitted by law, no past, present or future director, manager, officer, employee, incorporator, stockholder or member of the Issuers or any Subsidiary, as such, will have any liability for any obligations of the Issuers or the Guarantors under the Notes, this Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 14.08       Governing Law.

(a)          THIS INDENTURE, THE NOTES, AND THE NOTE GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b)          Each party hereto irrevocably and unconditionally submits to the jurisdiction of the Supreme Court of the State of New York sitting in the Borough of Manhattan, New York County and of the United States District Court of the Southern District of New York sitting in the Borough of Manhattan, and any appellate court from any jurisdiction thereof, in any action or proceeding arising out of or relating to this Indenture, the Notes, the Note Guarantees, the Security Documents or the Intercreditor Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Indenture shall affect any right that any party hereto or any Secured Party may otherwise have to bring any action or proceeding relating to this Indenture against any party hereto or its properties in the courts of any jurisdiction.

(c)          Each party hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Indenture in any court referred to in Section 14.08(b). Each party hereto irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)          Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 14.02, such service to be effective upon receipt. Nothing in this Indenture will affect the right of any party hereto or any Secured Party to serve process in any other manner permitted by law.

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Section 14.09       Successors.

All agreements of the Issuers in this Indenture and the Notes will bind their successors. All agreements of the Trustee in this Indenture will bind its successors. All agreements of each Guarantor in this Indenture will bind its successors, except as otherwise provided in Section 10.04.

Section 14.10       Severability.

In case any provision in this Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 14.11       Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy will be an original, but all of them together represent the same agreement.

Section 14.12       Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions hereof.

Section 14.13       Waiver of Immunity.

To the extent that any of the Issuers or the Guarantors has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution or execution, on the ground of sovereignty or otherwise) with respect to itself or its property, it hereby irrevocably waives, to the fullest extent permitted by applicable law, such immunity in respect of its obligations under this Indenture, the Notes and/or the Note Guarantees.

Section 14.14       Waiver of Jury Trial.

ALL PARTIES HERETO HEREBY IRREVOCABLY WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES, THE NOTE GUARANTEES, THE SECURITY DOCUMENTS, THE INTERCREDITOR AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 14.15       Conversion of Currency.

(a)          If for the purposes of obtaining judgment in any court it is necessary to convert a sum due under this Indenture to the Holder from U.S. dollars to another currency, the Issuers and each Guarantor has agreed, and each Holder by holding such Note will be deemed to have agreed, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures such Holder could purchase U.S. dollars with such other currency in New York City, New York on the Business Day preceding the day on which final judgment is given.

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(b)          The Issuers’ and Guarantors’ obligations to any Holder or the Trustee or the Collateral Agent will, notwithstanding any judgment in currency (the “Judgment Currency”) other than U.S. dollars, be discharged only to the extent that on the Business Day following receipt by such Holder or the Trustee or the Collateral Agent, as the case may be, of any amount in such Judgment Currency, such Holder or the Trustee or the Collateral Agent may in accordance with normal banking procedures purchase U.S. dollars in the amount originally due to such Person with the Judgment Currency. If the amount of the U.S. dollars so purchased is less than the amount originally to be paid to such Holder or the Trustee or the Collateral Agent, as the case may be, each of the Issuers and the Guarantors, jointly and severally, agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Holder or the Trustee or the Collateral Agent, as the case may be, against any such loss.

Section 14.16       Emergence Restructuring Transactions

Notwithstanding anything to the contrary herein, this Indenture shall permit the consummation prior to, on or after the effective date of the internal corporate reorganization and/or restructuring transactions described in the Plan Supplement, and, in particular, Exhibit [●] to the Plan Supplement, (including any action or intermediate transaction necessary to implement such reorganization and/or restructuring transactions) (the “Emergence Restructuring Transactions”) and no such reorganization and/or restructuring transaction (or action or intermediate transaction necessary to implement any such reorganization and/or restructuring transaction) shall constitute, result in or be deemed to constitute (a) a breach of any covenant set forth in this Indenture or (b) a Default or Event of Default under this Indenture (without limiting the provisions of this Indenture that may require any notice or other action as a result of the consummation of any such reorganization and/or restructuring transaction).

[Signatures on following page]

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[NTD: Signature pages to be updated]

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed and attested, all as of the date first above written.

Dated: [_______________]

By:
Name:
Title:

EXHIBIT A1

[Face of Note]

[Insert the Global Note Legend]1

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Equity Tax Treatment Legend]

CUSIP/ISIN [__________]/[__________]

Zero Interest Second Lien Convertible Notes due 2020

No. [__]	$[__________]

[HELICOPTER COMPANY I LLC]

[HELICOPTER FINANCE LTD.]

promises to pay to [__________] [CEDE & CO.]1 or registered assigns,

the principal sum of [__________] DOLLARS [or such greater or lesser amount as may be indicated on the Schedule of Increases and Decreases to Global Note hereto]1 on [__________], 2020 (the “Maturity Date”).

Special Default Interest Payment Dates: [__________] and [__________]

Special Default Interest Record Dates: [__________] and [__________]

Additional provisions of this Note are set forth on the other side of this Note.

IN WITNESS HEREOF, the Issuers have caused this instrument to be duly executed.

Dated: [__________], 2017	[HELICOPTER COMPANY I LLC]

By:
Name:
Title:

1 If this is a Global Note, add this provision.

[HELICOPTER FINANCE LTD.]

By:
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture:

THE BANK OF NEW YORK MELLON, as Trustee

By:
Authorized Signatory

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[Back of Note]

Zero Interest Second Lien Convertible Notes due 2020

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1) INTEREST. [Helicopter Company I LLC], a Cayman Islands limited liability company (the “Company”), and [Helicopter Finance Ltd.], a Cayman Islands exempted limited company (“Finance Corp,” and together with the Company, the “Issuers”) jointly and severally promise to pay Special Default Period Interest, if any, on the principal amount of this Note at 2.000% per annum from the first day of any Default Period to the last day of any Default Period until maturity. The Issuers will pay Special Default Period Interest, if any, semi-annually in arrears on [_________] and [_________] of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, a “Special Default Interest Payment Date”). Special Default Period Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the first day of the applicable Default Period until the last day of such Default Period. The first Special Default Interest Payment Date shall be [_________], 2017. The Issuers will pay interest on overdue principal at the rate of 2.0% per annum, and it shall pay interest on overdue installments of Special Interest at the same rate to the extent lawful.

(2) METHOD OF PAYMENT. The Issuers will pay Special Default Period Interest on the Notes, if any, to the Persons who are registered Holders at the close of business on the [_________] or [_________] (each, a “Special Default Interest Record Date”) immediately preceding the Special Default Interest Payment Date (whether or not a Business Day), even if such Notes are canceled after such record date and on or before such Special Default Interest Payment Date, except as provided in Section 4.01(c) of the Indenture with respect to defaulted interest. Payments in respect of Notes represented by Global Notes (including principal, premium, if any, and Special Interest) shall be made by wire transfer of immediately available funds to the accounts specified by The Depository Trust Company or any successor depositary. The Issuers will make all payments in respect of a Definitive Note (including principal, premium, if any, and Special Interest), at the office of each Paying Agent, except that, at the option of the Issuers, payment of Special Interest may be made by mailing a check to the registered address of each Holder thereof; provided, however, that payments on the Notes may also be made in the case of a Holder of at least $1,000,000 aggregate principal amount of Notes, by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or a Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion). Such payment (other than Special Non-Cash Dividend Interest) will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

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In the event that the Issuers shall be entitled to pay PIK Interest for any Special Default Period Interest, then the Issuers shall deliver a notice to the Trustee regarding the respective amounts to be paid in respect thereof as PIK Interest as provided in the Indenture. Following a defeasance of the Notes or the satisfaction and discharge of the Indenture pursuant to Article 8 or 11 thereof, the Issuers will no longer have any right to pay PIK Interest in lieu of Special Cash Interest.

(3) PAYING AGENT AND REGISTRAR. Initially, The Bank of New York Mellon, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Issuers may change any Paying Agent or Registrar without notice to any Holder. The Issuers or any of the Issuers’ Subsidiaries may act in any such capacity.

(4) INDENTURE. The Issuers issued the Notes under an Indenture dated as of [_________], 2017 (the “Indenture”) among the Issuers, the Guarantors and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA unless it expressly states it shall not apply until after the TIA Date, in which case it shall be incorporated by reference in, and made a part of, this Indenture, only after the TIA Date. Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all the terms and provisions of the Indenture, and Holders are referred to the Indenture and the TIA for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

The Notes are senior secured obligations of the Issuers. This Note is one of the Notes referred to in the Indenture. The Notes include the Initial Notes and any PIK Notes issued pursuant to the Indenture. The Initial Notes and any PIK Notes are treated as a single class of securities under the Indenture. The Indenture imposes certain limitations on the ability of the Issuers and their Restricted Subsidiaries to, among other things, create or incur Liens. The Indenture also imposes limitations on the ability of the Issuers and each Guarantor to consolidate or merge with or into any other Person or convey, transfer or lease all or substantially all of its property.

To guarantee the due and punctual payment of the principal and Special Interest, if any, on the Notes and all other amounts payable by the Issuers under the Indenture, the Notes and the Security Documents when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Notes and the Indenture, the Guarantors have, jointly and severally, unconditionally guaranteed the Obligations of the Issuers under the Notes on a senior secured basis pursuant to the terms of the Indenture.

The Notes shall be secured by second-priority Liens and security interests, subject to Permitted Liens, in the Collateral on the terms and conditions set forth in the Indenture, the Collateral Agent Agreement, the Security Documents and the Intercreditor Agreement. The Collateral Agent holds the Collateral in trust for the benefit of the holders of the Pari Passu Payment Lien Obligations and the Trustee and the Holders, in each case pursuant to the Security Documents. The Collateral will also secure on a second-priority basis Pari Passu Payment Lien Obligations and Indebtedness and other Obligations permitted under the Indenture to be secured on a second-priority lien basis. Under the terms of the Intercreditor Agreement, the proceeds of any collection, sale, disposition or other realization of Collateral received in connection with the exercise of remedies (including distributions of cash, securities or other property on account of the value of the Collateral in a bankruptcy, insolvency, reorganization or similar proceedings) shall be applied first to repay Pari Passu Payment Lien Obligations.

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Each Holder by accepting this Note consents and agrees to the terms of the Security Documents and the Intercreditor Agreement as the same may be in effect or may be amended from time to time in accordance with their terms and the Indenture authorizes and directs the Collateral Agent and the Trustee, as applicable, to enter into the Security Documents and the Intercreditor Agreement and to perform its obligations and exercise its rights thereunder in accordance therewith.

(5) REDEMPTION.

The Issuers shall not be entitled to redeem or otherwise prepay the Notes, except upon a Liquidation Redemption Event. The Issuers will not, however, be prohibited from acquiring the Notes by means other than a redemption, whether pursuant to a tender offer, open market purchase or otherwise, so long as the acquisition does not violate the terms of this Indenture.

The Issuers will not be required to make mandatory redemption payments with respect to the Notes.

(6) LIQUIDATION EVENT DISTRIBUTION.

In the event of a Liquidation Event, the Holders shall be entitled to receive a liquidating distribution equal to the Liquidation Amount for all outstanding Notes plus accrued and unpaid Special Interest, if any, on the Notes to, but not including, the date of receipt of such liquidating distribution, subject to the rights of Holders on the relevant record date to receive Special Interest due on the relevant Interest Payment Date. “Liquidation Event” means a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company.

(7) NOTICE OF LIQUIDATION. Notice of the occurrence of a Liquidation Event (the “Liquidation Notice”) shall be delivered to the Trustee and mailed by first class mail to each Holder’s registered address and, in addition, electronically delivered according to the Applicable Procedures of DTC, no more than 60 nor less than 30 days prior to the Liquidation Date. At the Issuers’ written request, the Trustee shall give the Liquidation Notice in the Issuers’ name and at their expense, which Liquidation Notice shall set forth:

(a)          the Liquidation Date,

(b)          the Liquidation Amount,

(c)          the applicable CUSIP Numbers,

(d)          the name and address of the Trustee,

(e)          that on the Liquidation Date, the Liquidation Amount will become due and distributable upon all of the Notes and that Special Interest thereon, if any, will cease to accrue on or after such date,

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(f)           the Conversion Price, that the right to convert the principal of the Notes will terminate at the close of business on the Business Day prior to the Liquidation Date and the procedures for effecting conversion of Notes,

(g)          the place or places where Notes are to be surrendered for payment of the Liquidation Amount,

(h)          that Notes must be surrendered to the Trustee to collect the Liquidation Amount,

and

(i)           that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

(8) REPURCHASE AT THE OPTION OF HOLDER. If there is a Change of Control, the Company will make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (equal to $1.00 or an integral multiple of $1.00 in excess thereof) of that Holder’s Notes at a purchase price in cash equal to the Change of Control Repurchase Price plus accrued and unpaid Special Interest, if any, on the Notes repurchased to, but not including, the date of purchase, subject to the rights of Holders on the relevant record date to receive Special Interest due on the relevant Interest Payment Date. Within 30 days following any Change of Control, the Company will mail a notice to each Holder setting forth the procedures governing the Change of Control Offer as required by the Indenture.

(9) CONVERSION. Subject to and upon compliance with the provisions of the Indenture, the Holder of (or, if this Note is a Global Note, the holder of beneficial interests in) this Note is entitled, at its option, at any time up to the close of business on the Business Day next preceding the Stated Maturity, or in case this Note or a portion hereof is subject to be surrendered for receipt of the Liquidation Amount or a Change of Control Offer, then in respect of this Note or such portion hereof until and including, but (unless the Issuers default in making the payment due upon surrender or repurchase) not after, the close of business on the Business Day next preceding the Liquidation Date or purchase date, respectively, to convert this Note (or any portion of the principal amount hereof which is $1,000 or an integral multiple thereof), at the principal amount hereof, or of such portion, into Common Units (calculated as to each conversion to the nearest 1/100 of a Common Unit) at a Conversion Price initially equal to [_____] aggregate principal amount of Notes for each Common Unit (or at the current adjusted Conversion Price if an adjustment has been made as provided in the Indenture) by (if this Note is a Definitive Note) surrender of this Note, duly endorsed or assigned to the Issuers or in blank, to the Issuers at any Conversion Agent, accompanied by written notice to the Issuers that the Holder hereof elects to convert this Note, or if less than the entire principal amount hereof is to be converted, the portion hereof to be converted or (if this Note is a Global Note) by compliance with Applicable Procedures to cause the beneficial interests in such portion of such Note as is to be converted to be delivered to any Conversion Agent and (if this Note is a Restricted Note), to the extent required by the Indenture, delivery to the Issuers at such office or agency of a duly completed and executed Certificate of Conversion and Restricted Transfer.

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In addition, the Indenture provides that on the Mandatory Conversion Date, all outstanding Notes shall be converted automatically, without any notice to or by the Issuers or the Holder thereof, at the principal amount thereof into Common Units (calculated as to each conversion to the nearest 1/100 of a Common Unit), at the Conversion Price. “Mandatory Conversion Date” shall mean, as more fully described in the Indenture, the first date (i) that is both (a) on or after any Mandatory Conversion Event Date and (b) on or prior to the Maturity Date and (ii) on which no Default or Event of Default is continuing. “Mandatory Conversion Event Date” means, as more fully described in the Indenture, the earliest of: (1) the date of a Qualified Equity Sale; (2) after such time as trading in the Common Units generally occurs on the principal national securities exchange in the United States on which the Common Units are listed or admitted for trading, the trailing 30-day Average VWAP is 130% of the Conversion Price; (3) the date 30 days the Issuers receive written notice from the Holders of a majority of the outstanding principal amount of Notes to have all the Notes mandatorily converted; and (4) the Maturity Date.

In addition, the Indenture provides that in case of certain consolidations or mergers to which the Issuers are a party or the transfer of substantially all of the assets of the Issuers, the Indenture shall be amended, without the consent of any Holders of Notes, so that this Note, if then outstanding, will be convertible thereafter, during the period this Note shall be convertible as specified above, only into the kind and amount of securities, cash and other property receivable upon the consolidation, merger or transfer by a holder of the number of Common Units into which this Note might have been converted immediately prior to such consolidation, merger or transfer (assuming such holder of Common Units failed to exercise any rights of election and received per unit the kind and amount received per unit by a plurality of Non-Electing Units).

In the case of any conversion by exercise of the conversion privilege or pursuant to the Mandatory Conversion during the period from the close of business on any record date next preceding any Interest Payment Date to the opening of business on such Interest Payment Date, the Holder of any Definitive Note or holder of beneficial interests in any Global Note so converted (except for Notes whose Maturity is prior to such Interest Payment Date) shall deliver to any Conversion Agent payment in same day funds or other funds reasonably acceptable to the Issuers an amount equal to the Special Interest payable on such Interest Payment Date on the principal amount of Notes converted. Except as provided in the preceding sentence and subject to the following sentence, no payment or adjustment shall be made upon any conversion on account of any interest accrued on the Notes converted by exercise of the conversion privilege or converted pursuant to the Mandatory Conversion or on account of any dividends on the Common Units issued upon conversion. Subject to the aforesaid requirement for payment, in the case of any Note which is converted after any record date and on or prior to the next succeeding Interest Payment Date (other than any Note whose Maturity is prior to such Interest Payment Date), Special Interest, if any, the fixed date for payment of which is on such Interest Payment Date shall be payable on such Interest Payment Date notwithstanding such conversion, and such Special Interest (whether or not punctually paid or duly provided for) shall be paid to the Person in whose name that Note (or one or more Predecessor Notes) is registered at the close of business on such record date. Except as otherwise expressly provided in the immediately preceding sentence, in the case of any Note which is converted, Special Interest, if any, the fixed date for payment of which is after the date of conversion of such Note shall not be payable.

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The Issuers shall not be required upon the conversion of any Note (or specified portion thereof) to issue any fractional Common Units, but may, in lieu of issuing any fractional Common Units that would otherwise be issuable upon such conversion, pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of the Current Market Price per Common Unit on the date of conversion. If more than one Note shall be converted by exercise of the conversion privilege or converted pursuant to a Mandatory Conversion at one time by the same Holder, the number of full Common Units which shall be issuable upon conversion thereof shall be computed on the basis of the aggregate principal amount of the Notes (or specified portions thereof) so to be converted. The Holders, by their acceptance of the Notes, expressly waive their right to receive any fraction of a Common Unit or a unit certificate representing a fraction of a Common Unit if such amount of cash is paid in lieu thereof.

The Conversion Price is subject to adjustment as provided in the Indenture.

(10) NOTICE OF MANDATORY CONVERSION. In the event a Mandatory Conversion Date occurs, (i) if the related Mandatory Conversion Date arises pursuant to clause (2) of the definition thereof, no later than the Mandatory Conversion Date and (ii) in all other cases, no later than the date 10 Business Days prior to the Mandatory Conversion Date, the Issuers will mail or cause to be mailed, by first class mail, a notice of the Mandatory Conversion to each Holder, the Trustee and each Conversion Agent at its registered address. Such notice (the “Mandatory Conversion Notice”) will state:

(a)          the Mandatory Conversion Date;

(b)          the Conversion Price;

(c)          the nature of the Mandatory Conversion Event Date resulting in the Mandatory

Conversion;

(d)          that each Note shall automatically be converted pursuant to the Mandatory Conversion on the Mandatory Conversion Date;

(e)          the name and address of each Conversion Agent maintained for the purpose of conversions pursuant to Sections 2.03 and 4.02 of the Indenture;

(f)          that Holders of Definitive Notes or holders of beneficial interests in Global Notes will receive Common Units issuable upon the Mandatory Conversion of Notes upon surrender of such Notes to a Conversion Agent (if such Notes are Definitive Notes) or complying with the Applicable Procedures (if such Notes are Global Notes) and otherwise complying with the provisions of Article 4 of the Indenture;

(g)          no payment or adjustment shall be made upon any conversion on account of any Special Interest accrued on any Note converted pursuant to Mandatory Conversion (except that if the Mandatory Conversion Date occurs during the period from the close of business of any record date next preceding any Interest Payment Date to the opening of business on such Interest Payment Date, the Holder of any Definitive Note or holder of beneficial interests in any Global Note so converted (except for Notes whose Maturity is prior to such Interest Payment Date) shall deliver to any Conversion Agent payment in same day funds or other funds reasonably acceptable to the Issuers an amount equal to the Special Interest payable on such Interest Payment Date on the principal amount of Notes converted);

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(h)          that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes; and

(i)           that Special Interest, if any, on Notes which are converted upon Mandatory Conversion ceases to accrue on and after the Mandatory Conversion Date.

At the Issuers’ request, the Trustee will give the Mandatory Conversion Notice in the Issuers’ name and at their expense; provided, however, that the Issuers have delivered to the Trustee, at least thirty (30) days (or a shorter period agreed to by the Trustee) prior to the Mandatory Conversion Date, an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

(11) COMMON UNIT VOTING RIGHTS. So long as any Notes are outstanding, Holders of outstanding Notes shall be entitled to vote together with the Common Units and not as a separate class on all matters submitted to a vote of the holders of Common Units, may act by written consent in the same manner as the Common Units and shall be deemed to be members for purpose of any provision of the LLC law which requires the vote of members as a prerequisite to any entity action, with each Holder of Notes that are then outstanding entitled to the number of votes as shall be equal to the number of Common Units into which such Holder’s aggregate principal amount of outstanding Notes is convertible immediately after the close of business on the record date for the determination of the members entitled to vote on such matters or, if no such record date is established, at the date such vote is taken. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula shall be rounded to the nearest whole number (with one-half (1/2) rounded upward to one (1)). Each Holder of an outstanding Note shall receive notice of, and have the right to attend, meetings or any other proceedings of the holders of Common Units.

(12) DIVIDEND RIGHTS.

(a)          When, as and if the Board of Directors declares or effects any (i) dividend or any other payment or distribution payable in cash on account of the Common Units, each Holder of Notes will be entitled to receive as additional interest on the Notes (“Special Cash Dividend Interest”) such cash which such Holder would have been entitled to receive had such Holder been the holder of record of the Common Units into which such Notes were convertible or (ii) any dividend or any other payment or distribution (other than a dividend or other payment or distribution payable in Common Units or cash) on account of the Common Units, each Holder of Notes will be entitled to receive as additional interest on the Notes (“Special Non-Cash Dividend Interest” and, together with Special Cash Dividend Interest, “Special Dividend Interest”) such cash, securities or other property which such Holder would have been entitled to receive had such Holder been the holder of record of the Common Units into which such Notes were convertible (a “Special Non-Cash Dividend Interest Payment”), in each case, on the record date for such dividend or other payment or distribution, such additional interest being payable on the same date on which such dividend or other payment or distribution shall be payable to holders of Common Units (each such date being referred to herein as a “Dividend Interest Payment Date”), commencing on the first Dividend Interest Payment Date after the Issue Date.

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(b)          The Special Dividend Interest payable pursuant to the Indenture on the Notes on any Dividend Interest Payment Date shall be payable to the Holders of record of such Notes at the close of business on the date of determination of the holders of Common Units entitled to receive the related dividend or other payment or distribution (each, a “Dividend Interest Record Date”).

(c)          The Company shall mail or cause to be mailed, by first class mail, at least 10 days prior to each Dividend Interest Record Date, a notice specifying such Dividend Interest Record Date and the related Dividend Interest Payment Date and the amount and character of the Special Dividend Interest receivable by the Holder of each $1.00 principal amount of Notes.

(d)          For purposes of any provision that refers to Special Interest or interest accrued on the Notes, any Special Dividend Interest that shall become payable pursuant to the Indenture shall be deemed to have accrued on the earlier of (i) the date on which the related dividend or other payment or distribution of the Common Units was declared or (ii) the related Dividend Interest Record Date.

(13) DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of $1.00 and integral multiples of $1.00 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. Also, the Issuers need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

(14) PERSONS DEEMED OWNERS. The registered Holder may be treated as its owner for all purposes.

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(15) AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions, the Indenture, the Notes, the Note Guarantees, the Security Documents, the Collateral Agent Agreement, or the Intercreditor Agreement may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding voting as a single class and any existing Default or Event of Default or compliance with any provision of the Indenture, the Notes, the Note Guarantees, Security Documents, the Collateral Agent Agreement or the Intercreditor Agreement may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes voting as a single class. Without the consent of any Holder, the Indenture or the Notes or the Note Guarantees or Security Documents or the Collateral Agent Agreement or Intercreditor Agreement may be amended or supplemented (i) to cure any ambiguity, defect or inconsistency, (ii) to provide for uncertificated Notes in addition to or in place of certificated Notes, (iii) to provide for the assumption of the Issuers’ or a Guarantor’s obligations to Holders and Note Guarantees in case of a merger or consolidation or sale of all or substantially all of the Issuers’ or such Guarantor’s assets, as applicable, (iv) to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the Indenture, the Security Documents or the Collateral Agent Agreement or the Intercreditor Agreement of any such Holder in any material respect, (v) to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA, (vi) to allow any Subsidiary of the Issuers to execute a supplemental indenture to the Indenture and/or a Note Guarantee with respect to the Notes, to add additional assets as Collateral, and to release Guarantors from the Note Guarantee in accordance with the terms of the Indenture, (vii) to release Liens in favor of the Collateral Agent in the Collateral as provided under Section 12.04 of the Indenture or otherwise in accordance with the terms of this Indenture or any Security Document or the Collateral Agent Agreement or the Intercreditor Agreement, (viii) to add any Pari Passu Payment Lien Obligations to the extent permitted to be incurred pursuant to the Indenture and the Intercreditor Agreement to the Security Documents, the Collateral Agent Agreement, and the Intercreditor Agreement on the terms set forth therein or to add any Junior Lien Indebtedness pursuant to the Junior Lien Intercreditor Agreement, (ix) to make provision with respect to the conversion rights of Holders pursuant to the requirements of Section 13.10 of the Indenture, or (x) in the event that PIK Notes are issued, to make appropriate amendments to the Indenture as to denominations for Global Notes in compliance with any applicable DTC rules or to reflect an appropriate minimum denomination of certificated PIK Notes.

Subject to Section 6.07 of the Indenture, with the consent of the Holders of at least 90% in aggregate principal amount of the then outstanding Notes voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), the Indenture or the Notes or the Note Guarantees or Security Documents or the Collateral Agent Agreement or Intercreditor Agreement may be amended or supplemented to (i) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or extend the fixed maturity of any Note or alter the provisions with respect to the liquidating distributions of the Notes (for the avoidance of doubt, repurchases of the Notes by the Issuers pursuant to Section 4.06 of the Indenture are not liquidating distributions of the Notes), or adversely affect the right to convert any Note as provided in Article 13 of the Indenture (except as permitted by Section 9.01(a)(9) of the Indenture), (iii) reduce the rate of or extend the time for payment of Special Interest, if any, or premium on any Note, (iv) waive a Default or Event of Default in the payment of principal of, or premium or Special Interest, if any, on, the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration), (v) make any Note payable in money other than that stated in the Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or impair the rights of Holders to receive payments of principal of, or Special Interest, if any, or premium on, the Notes, (vii) waive a liquidating distribution with respect to any Note (for the avoidance of doubt, any payment required by Section 4.06 of the Indenture is not a liquidating distribution), (viii) release any Guarantor that is CHC Helicopter Holding S.à r.l. or a Significant Subsidiary of either of the Issuers from any of its obligations under its Note Guarantee or this Indenture, except in accordance with the terms of the Indenture, (ix) release all or substantially all of the Liens on the Collateral granted for the benefit of the Holders, except in accordance with the terms of the relevant Security Document and the Indenture, or (x) make any change in the preceding amendment and waiver provisions.

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(16) DEFAULTS AND REMEDIES. If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to Finance Corp., the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may, on behalf of the Holders of all of the Notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of Special Interest, if any, or premium on, or the principal of, the Notes. The Issuers are required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuers are required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

(17) DISCHARGE AND DEFEASANCE. Subject to certain conditions, the Issuers at any time may terminate some or all of their obligations under the Notes, the Note Guarantees and the Indenture if the Issuers deposit with the Trustee money or Government Securities for the payment of principal of and Special Interest, if any, on the Notes to maturity.

(18) TRUSTEE DEALINGS WITH COMPANY. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

(19) NO RECOURSE AGAINST OTHERS. A director, manager, officer, employee, incorporator, member or stockholder of the Issuers or any of the Guarantors, as such, will not have any liability for any obligations of the Issuers or the Guarantors under the Notes, the Note Guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes. agent.

(20) AUTHENTICATION. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(21) ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

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(22) ADDITIONAL RIGHTS OF HOLDERS. In addition to the rights provided to Holders under the Indenture, Holders of Restricted Global Notes and Restricted Definitive Notes will have all the rights set forth in the Registration Rights Agreement dated as of [_____], 2017, among the Issuers, the Guarantors and the Plan Sponsors named therein.

(23) CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes, and CUSIP numbers may be used in notices of liquidating distributions as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of liquidating distributions, and reliance may be placed only on the other identification numbers placed thereon.

(24) GOVERNING LAW. THE INDENTURE, THIS NOTE AND THE NOTE GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture and/or the Registration Rights Agreement. Requests may be made to:

[HELICOPTER COMPANY I LLC]

[Address]

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ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

•
(Insert assignee’s soc. sec. or tax I.D. no.)

•

•

•

•
(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

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OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.06 of the Indenture, check the appropriate box below:

☐ Section 4.06

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.06 of the Indenture, state the amount (in minimum denomination of $1.00 or an integral multiple of $1.00 in excess thereof) you elect to have purchased:

Date:	$

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

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SCHEDULE OF INCREASES OR DECREASES TO GLOBAL NOTE*

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, or cancellations of a part of this Global Note upon repurchases, conversions or payments of PIK Interest, have been made:

	Amount of	Amount of	Principal Amount
	decrease in	increase in	of this Global	Signature of
	Principal Amount	Principal Amount	Note following	authorized officer
Date of Increase or	of this	of this	such decrease	of Trustee
Decrease	Global Note	Global Note	(or increase)	or Custodian

•

•

* This schedule should be included only if the Note is issued in global form.

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EXHIBIT A2

[Face of Regulation S Global Note]

[Insert the Global Note Legend]1

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Equity Tax Treatment Legend]

CUSIP/ISIN [__________]/[__________]

Zero Interest Second Lien Convertible Notes due 2020

No. [__]	$[__________]

[HELICOPTER COMPANY I LLC]

[HELICOPTER FINANCE LTD.]

promises to pay to [__________] [CEDE & CO.]1 or registered assigns,

the principal sum of [__________] DOLLARS [or such greater or lesser amount as may be indicated on the Schedule of Increases and Decreases to Global Note hereto]1 on [__________], 2020 (the “Maturity Date”).

Special Default Interest Payment Dates: [__________] and [__________]

Special Default Interest Record Dates: [__________] and [__________]

Additional provisions of this Note are set forth on the other side of this Note.

IN WITNESS HEREOF, the Issuers have caused this instrument to be duly executed.

Dated: [__________], 2017	[HELICOPTER COMPANY I LLC]

By:
Name:
Title:

[HELICOPTER FINANCE LTD.]

1 If this is a Global Note, add this provision.

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By:
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture:

THE BANK OF NEW YORK MELLON, as Trustee

By:
Authorized Signatory

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[Back of Regulation S Global Note]

Zero Interest Second Lien Convertible Notes due 2020

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1) INTEREST. [Helicopter Company I LLC], a Cayman Islands limited liability company (the “Company”), and [Helicopter Finance Ltd.], a Cayman Islands exempted limited company (“Finance Corp,” and together with the Company, the “Issuers”) jointly and severally promise to pay Special Default Period Interest, if any, on the principal amount of this Note at 2.000% per annum from the first day of any Default Period to the last day of any Default Period until maturity. The Issuers will pay Special Default Period Interest, if any, semi-annually in arrears on [_________] and [_________] of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, a “Special Default Interest Payment Date”). Special Default Period Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the first day of the applicable Default Period until the last day of such Default Period. The first Special Default Interest Payment Date shall be [_________], 2017. The Issuers will pay interest on overdue principal at the rate of 2.0% per annum, and it shall pay interest on overdue installments of Special Interest at the same rate to the extent lawful.

(2) METHOD OF PAYMENT. The Issuers will pay Special Default Period Interest on the Notes, if any, to the Persons who are registered Holders at the close of business on the [_________] or [_________] (each, a “Special Default Interest Record Date”) immediately preceding the Special Default Interest Payment Date (whether or not a Business Day), even if such Notes are canceled after such record date and on or before such Special Default Interest Payment Date, except as provided in Section 4.01(c) of the Indenture with respect to defaulted interest. Payments in respect of Notes represented by Global Notes (including principal, premium, if any, and Special Interest) shall be made by wire transfer of immediately available funds to the accounts specified by The Depository Trust Company or any successor depositary. The Issuers will make all payments in respect of a Definitive Note (including principal, premium, if any, and Special Interest), at the office of each Paying Agent, except that, at the option of the Issuers, payment of Special Interest may be made by mailing a check to the registered address of each Holder thereof; provided, however, that payments on the Notes may also be made in the case of a Holder of at least $1,000,000 aggregate principal amount of Notes, by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or a Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion). Such payment (other than Special Non-Cash Dividend Interest) will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

In the event that the Issuers shall be entitled to pay PIK Interest for any Special Default Period Interest, then the Issuers shall deliver a notice to the Trustee regarding the respective amounts to be paid in respect thereof as PIK Interest as provided in the Indenture. Following a defeasance of the Notes or the satisfaction and discharge of the Indenture pursuant to Article 8 or 11 thereof, the Issuers will no longer have any right to pay PIK Interest in lieu of Special Cash Interest.

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(3) PAYING AGENT AND REGISTRAR. Initially, The Bank of New York Mellon, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Issuers may change any Paying Agent or Registrar without notice to any Holder. The Issuers or any of the Issuers’ Subsidiaries may act in any such capacity.

(4) INDENTURE. The Issuers issued the Notes under an Indenture dated as of [_________], 2017 (the “Indenture”) among the Issuers, the Guarantors and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA unless it expressly states it shall not apply until after the TIA Date, in which case it shall be incorporated by reference in, and made a part of, this Indenture, only after the TIA Date. Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all the terms and provisions of the Indenture, and Holders are referred to the Indenture and the TIA for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

The Notes are senior secured obligations of the Issuers. This Note is one of the Notes referred to in the Indenture. The Notes include the Initial Notes and any PIK Notes issued pursuant to the Indenture. The Initial Notes and any PIK Notes are treated as a single class of securities under the Indenture. The Indenture imposes certain limitations on the ability of the Issuers and their Restricted Subsidiaries to, among other things, create or incur Liens. The Indenture also imposes limitations on the ability of the Issuers and each Guarantor to consolidate or merge with or into any other Person or convey, transfer or lease all or substantially all of its property.

To guarantee the due and punctual payment of the principal and Special Interest, if any, on the Notes and all other amounts payable by the Issuers under the Indenture, the Notes and the Security Documents when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Notes and the Indenture, the Guarantors have, jointly and severally, unconditionally guaranteed the Obligations of the Issuers under the Notes on a senior secured basis pursuant to the terms of the Indenture.

The Notes shall be secured by second-priority Liens and security interests, subject to Permitted Liens, in the Collateral on the terms and conditions set forth in the Indenture, the Collateral Agent Agreement, the Security Documents and the Intercreditor Agreement. The Collateral Agent holds the Collateral in trust for the benefit of the holders of the Pari Passu Payment Lien Obligations and the Trustee and the Holders, in each case pursuant to the Security Documents. The Collateral will also secure on a second-priority basis Pari Passu Payment Lien Obligations and Indebtedness and other Obligations permitted under the Indenture to be secured on a second-priority lien basis. Under the terms of the Intercreditor Agreement, the proceeds of any collection, sale, disposition or other realization of Collateral received in connection with the exercise of remedies (including distributions of cash, securities or other property on account of the value of the Collateral in a bankruptcy, insolvency, reorganization or similar proceedings) shall be applied first to repay Pari Passu Payment Lien Obligations.

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Each Holder by accepting this Note consents and agrees to the terms of the Security Documents and the Intercreditor Agreement as the same may be in effect or may be amended from time to time in accordance with their terms and the Indenture authorizes and directs the Collateral Agent and the Trustee, as applicable, to enter into the Security Documents and the Intercreditor Agreement and to perform its obligations and exercise its rights thereunder in accordance therewith.

(5) REDEMPTION.

The Issuers shall not be entitled to redeem or otherwise prepay the Notes, except upon a Liquidation Redemption Event. The Issuers will not, however, be prohibited from acquiring the Notes by means other than a redemption, whether pursuant to a tender offer, open market purchase or otherwise, so long as the acquisition does not violate the terms of this Indenture.

The Issuers will not be required to make mandatory redemption payments with respect to the Notes.

(6) LIQUIDATION EVENT DISTRIBUTION.

In the event of a Liquidation Event, the Holders shall be entitled to receive a liquidating distribution equal to the Liquidation Amount for all outstanding Notes plus accrued and unpaid Special Interest, if any, on the Notes to, but not including, the date of receipt of such liquidating distribution, subject to the rights of Holders on the relevant record date to receive Special Interest due on the relevant Interest Payment Date. “Liquidation Event” means a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company.

(7) NOTICE OF LIQUIDATION. Notice of the occurrence of a Liquidation Event (the “Liquidation Notice”) shall be delivered to the Trustee and mailed by first class mail to each Holder’s registered address and, in addition, electronically delivered according to the Applicable Procedures of DTC, no more than 60 nor less than 30 days prior to the Liquidation Date. At the Issuers’ written request, the Trustee shall give the Liquidation Notice in the Issuers’ name and at their expense, which Liquidation Notice shall set forth:

(a)          the Liquidation Date,

(b)          the Liquidation Amount,

(c)          the applicable CUSIP Numbers,

(d)          the name and address of the Trustee,

(e)          that on the Liquidation Date, the Liquidation Amount will become due and distributable upon all of the Notes and that Special Interest thereon, if any, will cease to accrue on or after such date,

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(f)          the Conversion Price, that the right to convert the principal of the Notes will terminate at the close of business on the Business Day prior to the Liquidation Date and the procedures for effecting conversion of Notes,

(g)          the place or places where Notes are to be surrendered for payment of the Liquidation Amount,

(h)          that Notes must be surrendered to the Trustee to collect the Liquidation Amount,

and

(i)          that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

(8) REPURCHASE AT THE OPTION OF HOLDER. If there is a Change of Control, the Company will make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (equal to $1.00 or an integral multiple of $1.00 in excess thereof) of that Holder’s Notes at a purchase price in cash equal to the Change of Control Repurchase Price plus accrued and unpaid Special Interest, if any, on the Notes repurchased to, but not including, the date of purchase, subject to the rights of Holders on the relevant record date to receive Special Interest due on the relevant Interest Payment Date. Within 30 days following any Change of Control, the Company will mail a notice to each Holder setting forth the procedures governing the Change of Control Offer as required by the Indenture.

(9) CONVERSION. Subject to and upon compliance with the provisions of the Indenture, the Holder of (or, if this Note is a Global Note, the holder of beneficial interests in) this Note is entitled, at its option, at any time up to the close of business on the Business Day next preceding the Stated Maturity, or in case this Note or a portion hereof is subject to be surrendered for receipt of the Liquidation Amount or a Change of Control Offer, then in respect of this Note or such portion hereof until and including, but (unless the Issuers default in making the payment due upon surrender or repurchase) not after, the close of business on the Business Day next preceding the Liquidation Date or purchase date, respectively, to convert this Note (or any portion of the principal amount hereof which is $1,000 or an integral multiple thereof), at the principal amount hereof, or of such portion, into Common Units (calculated as to each conversion to the nearest 1/100 of a Common Unit) at a Conversion Price initially equal to [_____] aggregate principal amount of Notes for each Common Unit (or at the current adjusted Conversion Price if an adjustment has been made as provided in the Indenture) by (if this Note is a Definitive Note) surrender of this Note, duly endorsed or assigned to the Issuers or in blank, to the Issuers at any Conversion Agent, accompanied by written notice to the Issuers that the Holder hereof elects to convert this Note, or if less than the entire principal amount hereof is to be converted, the portion hereof to be converted or (if this Note is a Global Note) by compliance with Applicable Procedures to cause the beneficial interests in such portion of such Note as is to be converted to be delivered to any Conversion Agent and (if this Note is a Restricted Note), to the extent required by the Indenture, delivery to the Issuers at such office or agency of a duly completed and executed Certificate of Conversion and Restricted Transfer.

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In addition, the Indenture provides that on the Mandatory Conversion Date, all outstanding Notes shall be converted automatically, without any notice to or by the Issuers or the Holder thereof, at the principal amount thereof into Common Units (calculated as to each conversion to the nearest 1/100 of a Common Unit), at the Conversion Price. “Mandatory Conversion Date” shall mean, as more fully described in the Indenture, the first date (i) that is both (a) on or after any Mandatory Conversion Event Date and (b) on or prior to the Maturity Date and (ii) on which no Default or Event of Default is continuing. “Mandatory Conversion Event Date” means, as more fully described in the Indenture, the earliest of: (1) the date of a Qualified Equity Sale; (2) after such time as trading in the Common Units generally occurs on the principal national securities exchange in the United States on which the Common Units are listed or admitted for trading, the trailing 30-day Average VWAP is 130% of the Conversion Price; (3) the date 30 days the Issuers receive written notice from the Holders of a majority of the outstanding principal amount of Notes to have all the Notes mandatorily converted; and (4) the Maturity Date.

In addition, the Indenture provides that in case of certain consolidations or mergers to which the Issuers are a party or the transfer of substantially all of the assets of the Issuers, the Indenture shall be amended, without the consent of any Holders of Notes, so that this Note, if then outstanding, will be convertible thereafter, during the period this Note shall be convertible as specified above, only into the kind and amount of securities, cash and other property receivable upon the consolidation, merger or transfer by a holder of the number of Common Units into which this Note might have been converted immediately prior to such consolidation, merger or transfer (assuming such holder of Common Units failed to exercise any rights of election and received per unit the kind and amount received per unit by a plurality of Non-Electing Units).

In the case of any conversion by exercise of the conversion privilege or pursuant to the Mandatory Conversion during the period from the close of business on any record date next preceding any Interest Payment Date to the opening of business on such Interest Payment Date, the Holder of any Definitive Note or holder of beneficial interests in any Global Note so converted (except for Notes whose Maturity is prior to such Interest Payment Date) shall deliver to any Conversion Agent payment in same day funds or other funds reasonably acceptable to the Issuers an amount equal to the Special Interest payable on such Interest Payment Date on the principal amount of Notes converted. Except as provided in the preceding sentence and subject to the following sentence, no payment or adjustment shall be made upon any conversion on account of any interest accrued on the Notes converted by exercise of the conversion privilege or converted pursuant to the Mandatory Conversion or on account of any dividends on the Common Units issued upon conversion. Subject to the aforesaid requirement for payment, in the case of any Note which is converted after any record date and on or prior to the next succeeding Interest Payment Date (other than any Note whose Maturity is prior to such Interest Payment Date), Special Interest, if any, the fixed date for payment of which is on such Interest Payment Date shall be payable on such Interest Payment Date notwithstanding such conversion, and such Special Interest (whether or not punctually paid or duly provided for) shall be paid to the Person in whose name that Note (or one or more Predecessor Notes) is registered at the close of business on such record date. Except as otherwise expressly provided in the immediately preceding sentence, in the case of any Note which is converted, Special Interest, if any, the fixed date for payment of which is after the date of conversion of such Note shall not be payable.

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The Issuers shall not be required upon the conversion of any Note (or specified portion thereof) to issue any fractional Common Units, but may, in lieu of issuing any fractional Common Units that would otherwise be issuable upon such conversion, pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of the Current Market Price per Common Unit on the date of conversion. If more than one Note shall be converted by exercise of the conversion privilege or converted pursuant to a Mandatory Conversion at one time by the same Holder, the number of full Common Units which shall be issuable upon conversion thereof shall be computed on the basis of the aggregate principal amount of the Notes (or specified portions thereof) so to be converted. The Holders, by their acceptance of the Notes, expressly waive their right to receive any fraction of a Common Unit or a unit certificate representing a fraction of a Common Unit if such amount of cash is paid in lieu thereof.

The Conversion Price is subject to adjustment as provided in the Indenture.

(10) NOTICE OF MANDATORY CONVERSION. In the event a Mandatory Conversion Date occurs, (i) if the related Mandatory Conversion Date arises pursuant to clause (2) of the definition thereof, no later than the Mandatory Conversion Date and (ii) in all other cases, no later than the date 10 Business Days prior to the Mandatory Conversion Date, the Issuers will mail or cause to be mailed, by first class mail, a notice of the Mandatory Conversion to each Holder, the Trustee and each Conversion Agent at its registered address. Such notice (the “Mandatory Conversion Notice”) will state:

(a)          the Mandatory Conversion Date;

(b)          the Conversion Price;

(c)          the nature of the Mandatory Conversion Event Date resulting in the Mandatory

Conversion;

(d)          that each Note shall automatically be converted pursuant to the Mandatory Conversion on the Mandatory Conversion Date;

(e)          the name and address of each Conversion Agent maintained for the purpose of conversions pursuant to Sections 2.03 and 4.02 of the Indenture;

(f)          that Holders of Definitive Notes or holders of beneficial interests in Global Notes will receive Common Units issuable upon the Mandatory Conversion of Notes upon surrender of such Notes to a Conversion Agent (if such Notes are Definitive Notes) or complying with the Applicable Procedures (if such Notes are Global Notes) and otherwise complying with the provisions of Article 4 of the Indenture;

(g)          no payment or adjustment shall be made upon any conversion on account of any Special Interest accrued on any Note converted pursuant to Mandatory Conversion (except that if the Mandatory Conversion Date occurs during the period from the close of business of any record date next preceding any Interest Payment Date to the opening of business on such Interest Payment Date, the Holder of any Definitive Note or holder of beneficial interests in any Global Note so converted (except for Notes whose Maturity is prior to such Interest Payment Date) shall deliver to any Conversion Agent payment in same day funds or other funds reasonably acceptable to the Issuers an amount equal to the Special Interest payable on such Interest Payment Date on the principal amount of Notes converted);

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(h)          that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes; and

(i)          that Special Interest, if any, on Notes which are converted upon Mandatory Conversion ceases to accrue on and after the Mandatory Conversion Date.

At the Issuers’ request, the Trustee will give the Mandatory Conversion Notice in the Issuers’ name and at their expense; provided, however, that the Issuers have delivered to the Trustee, at least thirty (30) days (or a shorter period agreed to by the Trustee) prior to the Mandatory Conversion Date, an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

(11) COMMON UNIT VOTING RIGHTS. So long as any Notes are outstanding, Holders of outstanding Notes shall be entitled to vote together with the Common Units and not as a separate class on all matters submitted to a vote of the holders of Common Units, may act by written consent in the same manner as the Common Units and shall be deemed to be members for purpose of any provision of the LLC law which requires the vote of members as a prerequisite to any entity action, with each Holder of Notes that are then outstanding entitled to the number of votes as shall be equal to the number of Common Units into which such Holder’s aggregate principal amount of outstanding Notes is convertible immediately after the close of business on the record date for the determination of the members entitled to vote on such matters or, if no such record date is established, at the date such vote is taken. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula shall be rounded to the nearest whole number (with one-half (1/2) rounded upward to one (1)). Each Holder of an outstanding Note shall receive notice of, and have the right to attend, meetings or any other proceedings of the holders of Common Units.

(12) DIVIDEND RIGHTS.

(a)          When, as and if the Board of Directors declares or effects any (i) dividend or any other payment or distribution payable in cash on account of the Common Units, each Holder of Notes will be entitled to receive as additional interest on the Notes (“Special Cash Dividend Interest”) such cash which such Holder would have been entitled to receive had such Holder been the holder of record of the Common Units into which such Notes were convertible or (ii) any dividend or any other payment or distribution (other than a dividend or other payment or distribution payable in Common Units or cash) on account of the Common Units, each Holder of Notes will be entitled to receive as additional interest on the Notes (“Special Non-Cash Dividend Interest” and, together with Special Cash Dividend Interest, “Special Dividend Interest”) such cash, securities or other property which such Holder would have been entitled to receive had such Holder been the holder of record of the Common Units into which such Notes were convertible (a “Special Non-Cash Dividend Interest Payment”), in each case, on the record date for such dividend or other payment or distribution, such additional interest being payable on the same date on which such dividend or other payment or distribution shall be payable to holders of Common Units (each such date being referred to herein as a “Dividend Interest Payment Date”), commencing on the first Dividend Interest Payment Date after the Issue Date.

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(b)          The Special Dividend Interest payable pursuant to the Indenture on the Notes on any Dividend Interest Payment Date shall be payable to the Holders of record of such Notes at the close of business on the date of determination of the holders of Common Units entitled to receive the related dividend or other payment or distribution (each, a “Dividend Interest Record Date”).

(c)          The Company shall mail or cause to be mailed, by first class mail, at least 10 days prior to each Dividend Interest Record Date, a notice specifying such Dividend Interest Record Date and the related Dividend Interest Payment Date and the amount and character of the Special Dividend Interest receivable by the Holder of each $1.00 principal amount of Notes.

(d)          For purposes of any provision that refers to Special Interest or interest accrued on the Notes, any Special Dividend Interest that shall become payable pursuant to the Indenture shall be deemed to have accrued on the earlier of (i) the date on which the related dividend or other payment or distribution of the Common Units was declared or (ii) the related Dividend Interest Record Date.

(13) DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of $1.00 and integral multiples of $1.00 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. Also, the Issuers need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

(14) PERSONS DEEMED OWNERS. The registered Holder may be treated as its owner for all purposes.

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(15) AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions, the Indenture, the Notes, the Note Guarantees, the Security Documents, the Collateral Agent Agreement, or the Intercreditor Agreement may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding voting as a single class and any existing Default or Event of Default or compliance with any provision of the Indenture, the Notes, the Note Guarantees, Security Documents, the Collateral Agent Agreement or the Intercreditor Agreement may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes voting as a single class. Without the consent of any Holder, the Indenture or the Notes or the Note Guarantees or Security Documents or the Collateral Agent Agreement or Intercreditor Agreement may be amended or supplemented (i) to cure any ambiguity, defect or inconsistency, (ii) to provide for uncertificated Notes in addition to or in place of certificated Notes, (iii) to provide for the assumption of the Issuers’ or a Guarantor’s obligations to Holders and Note Guarantees in case of a merger or consolidation or sale of all or substantially all of the Issuers’ or such Guarantor’s assets, as applicable, (iv) to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the Indenture, the Security Documents or the Collateral Agent Agreement or the Intercreditor Agreement of any such Holder in any material respect, (v) to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA, (vi) to allow any Subsidiary of the Issuers to execute a supplemental indenture to the Indenture and/or a Note Guarantee with respect to the Notes, to add additional assets as Collateral, and to release Guarantors from the Note Guarantee in accordance with the terms of the Indenture, (vii) to release Liens in favor of the Collateral Agent in the Collateral as provided under Section 12.04 of the Indenture or otherwise in accordance with the terms of this Indenture or any Security Document or the Collateral Agent Agreement or the Intercreditor Agreement, (viii) to add any Pari Passu Payment Lien Obligations to the extent permitted to be incurred pursuant to the Indenture and the Intercreditor Agreement to the Security Documents, the Collateral Agent Agreement, and the Intercreditor Agreement on the terms set forth therein or to add any Junior Lien Indebtedness pursuant to the Junior Lien Intercreditor Agreement, (ix) to make provision with respect to the conversion rights of Holders pursuant to the requirements of Section 13.10 of the Indenture, or (x) in the event that PIK Notes are issued, to make appropriate amendments to the Indenture as to denominations for Global Notes in compliance with any applicable DTC rules or to reflect an appropriate minimum denomination of certificated PIK Notes.

Subject to Section 6.07 of the Indenture, with the consent of the Holders of at least 90% in aggregate principal amount of the then outstanding Notes voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), the Indenture or the Notes or the Note Guarantees or Security Documents or the Collateral Agent Agreement or Intercreditor Agreement may be amended or supplemented to (i) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or extend the fixed maturity of any Note or alter the provisions with respect to the liquidating distributions of the Notes (for the avoidance of doubt, repurchases of the Notes by the Issuers pursuant to Section 4.06 of the Indenture are not liquidating distributions of the Notes), or adversely affect the right to convert any Note as provided in Article 13 of the Indenture (except as permitted by Section 9.01(a)(9) of the Indenture), (iii) reduce the rate of or extend the time for payment of Special Interest, if any, or premium on any Note, (iv) waive a Default or Event of Default in the payment of principal of, or premium or Special Interest, if any, on, the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration), (v) make any Note payable in money other than that stated in the Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or impair the rights of Holders to receive payments of principal of, or Special Interest, if any, or premium on, the Notes, (vii) waive a liquidating distribution with respect to any Note (for the avoidance of doubt, any payment required by Section 4.06 of the Indenture is not a liquidating distribution), (viii) release any Guarantor that is CHC Helicopter Holding S.à r.l. or a Significant Subsidiary of either of the Issuers from any of its obligations under its Note Guarantee or this Indenture, except in accordance with the terms of the Indenture, (ix) release all or substantially all of the Liens on the Collateral granted for the benefit of the Holders, except in accordance with the terms of the relevant Security Document and the Indenture, or (x) make any change in the preceding amendment and waiver provisions.

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(16) DEFAULTS AND REMEDIES. If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to Finance Corp., the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may, on behalf of the Holders of all of the Notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of Special Interest, if any, or premium on, or the principal of, the Notes. The Issuers are required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuers are required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

(17) DISCHARGE AND DEFEASANCE. Subject to certain conditions, the Issuers at any time may terminate some or all of their obligations under the Notes, the Note Guarantees and the Indenture if the Issuers deposit with the Trustee money or Government Securities for the payment of principal of and Special Interest, if any, on the Notes to maturity.

(18) TRUSTEE DEALINGS WITH COMPANY. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

(19) NO RECOURSE AGAINST OTHERS. A director, manager, officer, employee, incorporator, member or stockholder of the Issuers or any of the Guarantors, as such, will not have any liability for any obligations of the Issuers or the Guarantors under the Notes, the Note Guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes. agent.

(20) AUTHENTICATION. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(21) ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

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(22) ADDITIONAL RIGHTS OF HOLDERS. In addition to the rights provided to Holders under the Indenture, Holders of Restricted Global Notes and Restricted Definitive Notes will have all the rights set forth in the Registration Rights Agreement dated as of [_____], 2017, among the Issuers, the Guarantors and the Plan Sponsors named therein.

(23) CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes, and CUSIP numbers may be used in notices of liquidating distributions as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of liquidating distributions, and reliance may be placed only on the other identification numbers placed thereon.

(24) GOVERNING LAW. THE INDENTURE, THIS NOTE AND THE NOTE GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture and/or the Registration Rights Agreement. Requests may be made to:

[HELICOPTER COMPANY I LLC]

[Address]

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ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

•
(Insert assignee’s soc. sec. or tax I.D. no.)

•

•

•

•
(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

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OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.06 of the Indenture, check the appropriate box below:

☐ Section 4.06

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.06 of the Indenture, state the amount (in minimum denomination of $1.00 or an integral multiple of $1.00 in excess thereof) you elect to have purchased:

Date:	$

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

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SCHEDULE OF INCREASES OR DECREASES TO

GLOBAL NOTE*

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note for an interest in this Global Note, or cancellations of a part of this Global Note upon repurchases, conversions or payments of PIK Interest, have been made:

	Amount of	Amount of	Principal Amount
	decrease in	increase in	of this Global	Signature of
	Principal Amount	Principal Amount	Note following	authorized officer
Date of Increase or	of this	of this	such decrease	of Trustee
Decrease	Global Note	Global Note	(or increase)	or Custodian

•

•

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EXHIBIT A3

[Face of Accredited Investor Global Note]

[Insert the Global Note Legend]1

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Equity Tax Treatment Legend]

CUSIP/ISIN [__________]/[__________]

Zero Interest Second Lien Convertible Notes due 2020

No. [__]	$[__________]

[HELICOPTER COMPANY I LLC]

[HELICOPTER FINANCE LTD.]

promises to pay to [__________] [CEDE & CO.]1 or registered assigns,

the principal sum of [__________] DOLLARS [or such greater or lesser amount as may be indicated on the Schedule of Increases and Decreases to Global Note hereto]1 on [__________], 2020 (the “Maturity Date”).

Special Default Interest Payment Dates: [__________] and [__________]

Special Default Interest Record Dates: [__________] and [__________]

Additional provisions of this Note are set forth on the other side of this Note.

IN WITNESS HEREOF, the Issuers have caused this instrument to be duly executed.

Dated: [__________], 2017	[HELICOPTER COMPANY I LLC]

By:
Name:
Title:

[HELICOPTER FINANCE LTD.]

1 If this is a Global Note, add this provision.

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By:
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture:

THE BANK OF NEW YORK MELLON, as Trustee

By:
Authorized Signatory

[Back of Accredited Investor Global Note]

Zero Interest Second Lien Convertible Notes due 2020

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1) INTEREST. [Helicopter Company I LLC], a Cayman Islands limited liability company (the “Company”), and [Helicopter Finance Ltd.], a Cayman Islands exempted limited company (“Finance Corp,” and together with the Company, the “Issuers”) jointly and severally promise to pay Special Default Period Interest, if any, on the principal amount of this Note at 2.000% per annum from the first day of any Default Period to the last day of any Default Period until maturity. The Issuers will pay Special Default Period Interest, if any, semi-annually in arrears on [_________] and [_________] of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, a “Special Default Interest Payment Date”). Special Default Period Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the first day of the applicable Default Period until the last day of such Default Period. The first Special Default Interest Payment Date shall be [_________], 2017. The Issuers will pay interest on overdue principal at the rate of 2.0% per annum, and it shall pay interest on overdue installments of Special Interest at the same rate to the extent lawful.

(2) METHOD OF PAYMENT. The Issuers will pay Special Default Period Interest on the Notes, if any, to the Persons who are registered Holders at the close of business on the [_________] or [_________] (each, a “Special Default Interest Record Date”) immediately preceding the Special Default Interest Payment Date (whether or not a Business Day), even if such Notes are canceled after such record date and on or before such Special Default Interest Payment Date, except as provided in Section 4.01(c) of the Indenture with respect to defaulted interest. Payments in respect of Notes represented by Global Notes (including principal, premium, if any, and Special Interest) shall be made by wire transfer of immediately available funds to the accounts specified by The Depository Trust Company or any successor depositary. The Issuers will make all payments in respect of a Definitive Note (including principal, premium, if any, and Special Interest), at the office of each Paying Agent, except that, at the option of the Issuers, payment of Special Interest may be made by mailing a check to the registered address of each Holder thereof; provided, however, that payments on the Notes may also be made in the case of a Holder of at least $1,000,000 aggregate principal amount of Notes, by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or a Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion). Such payment (other than Special Non-Cash Dividend Interest) will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

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In the event that the Issuers shall be entitled to pay PIK Interest for any Special Default Period Interest, then the Issuers shall deliver a notice to the Trustee regarding the respective amounts to be paid in respect thereof as PIK Interest as provided in the Indenture. Following a defeasance of the Notes or the satisfaction and discharge of the Indenture pursuant to Article 8 or 11 thereof, the Issuers will no longer have any right to pay PIK Interest in lieu of Special Cash Interest.

(3) PAYING AGENT AND REGISTRAR. Initially, The Bank of New York Mellon, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Issuers may change any Paying Agent or Registrar without notice to any Holder. The Issuers or any of the Issuers’ Subsidiaries may act in any such capacity.

(4) INDENTURE. The Issuers issued the Notes under an Indenture dated as of [_________], 2017 (the “Indenture”) among the Issuers, the Guarantors and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA unless it expressly states it shall not apply until after the TIA Date, in which case it shall be incorporated by reference in, and made a part of, this Indenture, only after the TIA Date. Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all the terms and provisions of the Indenture, and Holders are referred to the Indenture and the TIA for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

The Notes are senior secured obligations of the Issuers. This Note is one of the Notes referred to in the Indenture. The Notes include the Initial Notes and any PIK Notes issued pursuant to the Indenture. The Initial Notes and any PIK Notes are treated as a single class of securities under the Indenture. The Indenture imposes certain limitations on the ability of the Issuers and their Restricted Subsidiaries to, among other things, create or incur Liens. The Indenture also imposes limitations on the ability of the Issuers and each Guarantor to consolidate or merge with or into any other Person or convey, transfer or lease all or substantially all of its property.

To guarantee the due and punctual payment of the principal and Special Interest, if any, on the Notes and all other amounts payable by the Issuers under the Indenture, the Notes and the Security Documents when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Notes and the Indenture, the Guarantors have, jointly and severally, unconditionally guaranteed the Obligations of the Issuers under the Notes on a senior secured basis pursuant to the terms of the Indenture.

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The Notes shall be secured by second-priority Liens and security interests, subject to Permitted Liens, in the Collateral on the terms and conditions set forth in the Indenture, the Collateral Agent Agreement, the Security Documents and the Intercreditor Agreement. The Collateral Agent holds the Collateral in trust for the benefit of the holders of the Pari Passu Payment Lien Obligations and the Trustee and the Holders, in each case pursuant to the Security Documents. The Collateral will also secure on a second-priority basis Pari Passu Payment Lien Obligations and Indebtedness and other Obligations permitted under the Indenture to be secured on a second-priority lien basis. Under the terms of the Intercreditor Agreement, the proceeds of any collection, sale, disposition or other realization of Collateral received in connection with the exercise of remedies (including distributions of cash, securities or other property on account of the value of the Collateral in a bankruptcy, insolvency, reorganization or similar proceedings) shall be applied first to repay Pari Passu Payment Lien Obligations.

Each Holder by accepting this Note consents and agrees to the terms of the Security Documents and the Intercreditor Agreement as the same may be in effect or may be amended from time to time in accordance with their terms and the Indenture authorizes and directs the Collateral Agent and the Trustee, as applicable, to enter into the Security Documents and the Intercreditor Agreement and to perform its obligations and exercise its rights thereunder in accordance therewith.

(5) REDEMPTION.

The Issuers shall not be entitled to redeem or otherwise prepay the Notes, except upon a Liquidation Redemption Event. The Issuers will not, however, be prohibited from acquiring the Notes by means other than a redemption, whether pursuant to a tender offer, open market purchase or otherwise, so long as the acquisition does not violate the terms of this Indenture.

The Issuers will not be required to make mandatory redemption payments with respect to the Notes.

(6) LIQUIDATION EVENT DISTRIBUTION.

In the event of a Liquidation Event, the Holders shall be entitled to receive a liquidating distribution equal to the Liquidation Amount for all outstanding Notes plus accrued and unpaid Special Interest, if any, on the Notes to, but not including, the date of receipt of such liquidating distribution, subject to the rights of Holders on the relevant record date to receive Special Interest due on the relevant Interest Payment Date. “Liquidation Event” means a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company.

(7) NOTICE OF LIQUIDATION. Notice of the occurrence of a Liquidation Event (the “Liquidation Notice”) shall be delivered to the Trustee and mailed by first class mail to each Holder’s registered address and, in addition, electronically delivered according to the Applicable Procedures of DTC, no more than 60 nor less than 30 days prior to the Liquidation Date. At the Issuers’ written request, the Trustee shall give the Liquidation Notice in the Issuers’ name and at their expense, which Liquidation Notice shall set forth:

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(a)          the Liquidation Date,

(b)          the Liquidation Amount,

(c)          the applicable CUSIP Numbers,

(d)          the name and address of the Trustee,

(e)          that on the Liquidation Date, the Liquidation Amount will become due and distributable upon all of the Notes and that Special Interest thereon, if any, will cease to accrue on or after such date,

(f)          the Conversion Price, that the right to convert the principal of the Notes will terminate at the close of business on the Business Day prior to the Liquidation Date and the procedures for effecting conversion of Notes,

(g)          the place or places where Notes are to be surrendered for payment of the Liquidation Amount,

(h)          that Notes must be surrendered to the Trustee to collect the Liquidation Amount,

and

(i)          that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

(8) REPURCHASE AT THE OPTION OF HOLDER. If there is a Change of Control, the Company will make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (equal to $1.00 or an integral multiple of $1.00 in excess thereof) of that Holder’s Notes at a purchase price in cash equal to the Change of Control Repurchase Price plus accrued and unpaid Special Interest, if any, on the Notes repurchased to, but not including, the date of purchase, subject to the rights of Holders on the relevant record date to receive Special Interest due on the relevant Interest Payment Date. Within 30 days following any Change of Control, the Company will mail a notice to each Holder setting forth the procedures governing the Change of Control Offer as required by the Indenture.

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(9) CONVERSION. Subject to and upon compliance with the provisions of the Indenture, the Holder of (or, if this Note is a Global Note, the holder of beneficial interests in) this Note is entitled, at its option, at any time up to the close of business on the Business Day next preceding the Stated Maturity, or in case this Note or a portion hereof is subject to be surrendered for receipt of the Liquidation Amount or a Change of Control Offer, then in respect of this Note or such portion hereof until and including, but (unless the Issuers default in making the payment due upon surrender or repurchase) not after, the close of business on the Business Day next preceding the Liquidation Date or purchase date, respectively, to convert this Note (or any portion of the principal amount hereof which is $1,000 or an integral multiple thereof), at the principal amount hereof, or of such portion, into Common Units (calculated as to each conversion to the nearest 1/100 of a Common Unit) at a Conversion Price initially equal to [_____] aggregate principal amount of Notes for each Common Unit (or at the current adjusted Conversion Price if an adjustment has been made as provided in the Indenture) by (if this Note is a Definitive Note) surrender of this Note, duly endorsed or assigned to the Issuers or in blank, to the Issuers at any Conversion Agent, accompanied by written notice to the Issuers that the Holder hereof elects to convert this Note, or if less than the entire principal amount hereof is to be converted, the portion hereof to be converted or (if this Note is a Global Note) by compliance with Applicable Procedures to cause the beneficial interests in such portion of such Note as is to be converted to be delivered to any Conversion Agent and (if this Note is a Restricted Note), to the extent required by the Indenture, delivery to the Issuers at such office or agency of a duly completed and executed Certificate of Conversion and Restricted Transfer.

In addition, the Indenture provides that on the Mandatory Conversion Date, all outstanding Notes shall be converted automatically, without any notice to or by the Issuers or the Holder thereof, at the principal amount thereof into Common Units (calculated as to each conversion to the nearest 1/100 of a Common Unit), at the Conversion Price. “Mandatory Conversion Date” shall mean, as more fully described in the Indenture, the first date (i) that is both (a) on or after any Mandatory Conversion Event Date and (b) on or prior to the Maturity Date and (ii) on which no Default or Event of Default is continuing. “Mandatory Conversion Event Date” means, as more fully described in the Indenture, the earliest of: (1) the date of a Qualified Equity Sale; (2) after such time as trading in the Common Units generally occurs on the principal national securities exchange in the United States on which the Common Units are listed or admitted for trading, the trailing 30-day Average VWAP is 130% of the Conversion Price; (3) the date 30 days the Issuers receive written notice from the Holders of a majority of the outstanding principal amount of Notes to have all the Notes mandatorily converted; and (4) the Maturity Date.

In addition, the Indenture provides that in case of certain consolidations or mergers to which the Issuers are a party or the transfer of substantially all of the assets of the Issuers, the Indenture shall be amended, without the consent of any Holders of Notes, so that this Note, if then outstanding, will be convertible thereafter, during the period this Note shall be convertible as specified above, only into the kind and amount of securities, cash and other property receivable upon the consolidation, merger or transfer by a holder of the number of Common Units into which this Note might have been converted immediately prior to such consolidation, merger or transfer (assuming such holder of Common Units failed to exercise any rights of election and received per unit the kind and amount received per unit by a plurality of Non-Electing Units).

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In the case of any conversion by exercise of the conversion privilege or pursuant to the Mandatory Conversion during the period from the close of business on any record date next preceding any Interest Payment Date to the opening of business on such Interest Payment Date, the Holder of any Definitive Note or holder of beneficial interests in any Global Note so converted (except for Notes whose Maturity is prior to such Interest Payment Date) shall deliver to any Conversion Agent payment in same day funds or other funds reasonably acceptable to the Issuers an amount equal to the Special Interest payable on such Interest Payment Date on the principal amount of Notes converted. Except as provided in the preceding sentence and subject to the following sentence, no payment or adjustment shall be made upon any conversion on account of any interest accrued on the Notes converted by exercise of the conversion privilege or converted pursuant to the Mandatory Conversion or on account of any dividends on the Common Units issued upon conversion. Subject to the aforesaid requirement for payment, in the case of any Note which is converted after any record date and on or prior to the next succeeding Interest Payment Date (other than any Note whose Maturity is prior to such Interest Payment Date), Special Interest, if any, the fixed date for payment of which is on such Interest Payment Date shall be payable on such Interest Payment Date notwithstanding such conversion, and such Special Interest (whether or not punctually paid or duly provided for) shall be paid to the Person in whose name that Note (or one or more Predecessor Notes) is registered at the close of business on such record date. Except as otherwise expressly provided in the immediately preceding sentence, in the case of any Note which is converted, Special Interest, if any, the fixed date for payment of which is after the date of conversion of such Note shall not be payable.

The Issuers shall not be required upon the conversion of any Note (or specified portion thereof) to issue any fractional Common Units, but may, in lieu of issuing any fractional Common Units that would otherwise be issuable upon such conversion, pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of the Current Market Price per Common Unit on the date of conversion. If more than one Note shall be converted by exercise of the conversion privilege or converted pursuant to a Mandatory Conversion at one time by the same Holder, the number of full Common Units which shall be issuable upon conversion thereof shall be computed on the basis of the aggregate principal amount of the Notes (or specified portions thereof) so to be converted. The Holders, by their acceptance of the Notes, expressly waive their right to receive any fraction of a Common Unit or a unit certificate representing a fraction of a Common Unit if such amount of cash is paid in lieu thereof.

The Conversion Price is subject to adjustment as provided in the Indenture.

(10) NOTICE OF MANDATORY CONVERSION. In the event a Mandatory Conversion Date occurs, (i) if the related Mandatory Conversion Date arises pursuant to clause (2) of the definition thereof, no later than the Mandatory Conversion Date and (ii) in all other cases, no later than the date 10 Business Days prior to the Mandatory Conversion Date, the Issuers will mail or cause to be mailed, by first class mail, a notice of the Mandatory Conversion to each Holder, the Trustee and each Conversion Agent at its registered address. Such notice (the “Mandatory Conversion Notice”) will state:

(a)          the Mandatory Conversion Date;

(b)          the Conversion Price;

(c)          the nature of the Mandatory Conversion Event Date resulting in the Mandatory Conversion;

(d)          that each Note shall automatically be converted pursuant to the Mandatory Conversion on the Mandatory Conversion Date;

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(e)          the name and address of each Conversion Agent maintained for the purpose of conversions pursuant to Sections 2.03 and 4.02 of the Indenture;

(f)          that Holders of Definitive Notes or holders of beneficial interests in Global Notes will receive Common Units issuable upon the Mandatory Conversion of Notes upon surrender of such Notes to a Conversion Agent (if such Notes are Definitive Notes) or complying with the Applicable Procedures (if such Notes are Global Notes) and otherwise complying with the provisions of Article 4 of the Indenture;

(g)          no payment or adjustment shall be made upon any conversion on account of any Special Interest accrued on any Note converted pursuant to Mandatory Conversion (except that if the Mandatory Conversion Date occurs during the period from the close of business of any record date next preceding any Interest Payment Date to the opening of business on such Interest Payment Date, the Holder of any Definitive Note or holder of beneficial interests in any Global Note so converted (except for Notes whose Maturity is prior to such Interest Payment Date) shall deliver to any Conversion Agent payment in same day funds or other funds reasonably acceptable to the Issuers an amount equal to the Special Interest payable on such Interest Payment Date on the principal amount of Notes converted);

(h)          that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes; and

(i)          that Special Interest, if any, on Notes which are converted upon Mandatory Conversion ceases to accrue on and after the Mandatory Conversion Date.

At the Issuers’ request, the Trustee will give the Mandatory Conversion Notice in the Issuers’ name and at their expense; provided, however, that the Issuers have delivered to the Trustee, at least thirty (30) days (or a shorter period agreed to by the Trustee) prior to the Mandatory Conversion Date, an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

(11) COMMON UNIT VOTING RIGHTS. So long as any Notes are outstanding, Holders of outstanding Notes shall be entitled to vote together with the Common Units and not as a separate class on all matters submitted to a vote of the holders of Common Units, may act by written consent in the same manner as the Common Units and shall be deemed to be members for purpose of any provision of the LLC law which requires the vote of members as a prerequisite to any entity action, with each Holder of Notes that are then outstanding entitled to the number of votes as shall be equal to the number of Common Units into which such Holder’s aggregate principal amount of outstanding Notes is convertible immediately after the close of business on the record date for the determination of the members entitled to vote on such matters or, if no such record date is established, at the date such vote is taken. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula shall be rounded to the nearest whole number (with one-half (1/2) rounded upward to one (1)). Each Holder of an outstanding Note shall receive notice of, and have the right to attend, meetings or any other proceedings of the holders of Common Units.

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(12) DIVIDEND RIGHTS.

(a)          When, as and if the Board of Directors declares or effects any (i) dividend or any other payment or distribution payable in cash on account of the Common Units, each Holder of Notes will be entitled to receive as additional interest on the Notes (“Special Cash Dividend Interest”) such cash which such Holder would have been entitled to receive had such Holder been the holder of record of the Common Units into which such Notes were convertible or (ii) any dividend or any other payment or distribution (other than a dividend or other payment or distribution payable in Common Units or cash) on account of the Common Units, each Holder of Notes will be entitled to receive as additional interest on the Notes (“Special Non-Cash Dividend Interest” and, together with Special Cash Dividend Interest, “Special Dividend Interest”) such cash, securities or other property which such Holder would have been entitled to receive had such Holder been the holder of record of the Common Units into which such Notes were convertible (a “Special Non-Cash Dividend Interest Payment”), in each case, on the record date for such dividend or other payment or distribution, such additional interest being payable on the same date on which such dividend or other payment or distribution shall be payable to holders of Common Units (each such date being referred to herein as a “Dividend Interest Payment Date”), commencing on the first Dividend Interest Payment Date after the Issue Date.

(b)          The Special Dividend Interest payable pursuant to the Indenture on the Notes on any Dividend Interest Payment Date shall be payable to the Holders of record of such Notes at the close of business on the date of determination of the holders of Common Units entitled to receive the related dividend or other payment or distribution (each, a “Dividend Interest Record Date”).

(c)          The Company shall mail or cause to be mailed, by first class mail, at least 10 days prior to each Dividend Interest Record Date, a notice specifying such Dividend Interest Record Date and the related Dividend Interest Payment Date and the amount and character of the Special Dividend Interest receivable by the Holder of each $1.00 principal amount of Notes.

(d)          For purposes of any provision that refers to Special Interest or interest accrued on the Notes, any Special Dividend Interest that shall become payable pursuant to the Indenture shall be deemed to have accrued on the earlier of (i) the date on which the related dividend or other payment or distribution of the Common Units was declared or (ii) the related Dividend Interest Record Date.

(13) DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of $1.00 and integral multiples of $1.00 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. Also, the Issuers need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

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(14) PERSONS DEEMED OWNERS. The registered Holder may be treated as its owner for all purposes.

(15) AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions, the Indenture, the Notes, the Note Guarantees, the Security Documents, the Collateral Agent Agreement, or the Intercreditor Agreement may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding voting as a single class and any existing Default or Event of Default or compliance with any provision of the Indenture, the Notes, the Note Guarantees, Security Documents, the Collateral Agent Agreement or the Intercreditor Agreement may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes voting as a single class. Without the consent of any Holder, the Indenture or the Notes or the Note Guarantees or Security Documents or the Collateral Agent Agreement or Intercreditor Agreement may be amended or supplemented (i) to cure any ambiguity, defect or inconsistency, (ii) to provide for uncertificated Notes in addition to or in place of certificated Notes, (iii) to provide for the assumption of the Issuers’ or a Guarantor’s obligations to Holders and Note Guarantees in case of a merger or consolidation or sale of all or substantially all of the Issuers’ or such Guarantor’s assets, as applicable, (iv) to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the Indenture, the Security Documents or the Collateral Agent Agreement or the Intercreditor Agreement of any such Holder in any material respect, (v) to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA, (vi) to allow any Subsidiary of the Issuers to execute a supplemental indenture to the Indenture and/or a Note Guarantee with respect to the Notes, to add additional assets as Collateral, and to release Guarantors from the Note Guarantee in accordance with the terms of the Indenture, (vii) to release Liens in favor of the Collateral Agent in the Collateral as provided under Section 12.04 of the Indenture or otherwise in accordance with the terms of this Indenture or any Security Document or the Collateral Agent Agreement or the Intercreditor Agreement, (viii) to add any Pari Passu Payment Lien Obligations to the extent permitted to be incurred pursuant to the Indenture and the Intercreditor Agreement to the Security Documents, the Collateral Agent Agreement, and the Intercreditor Agreement on the terms set forth therein or to add any Junior Lien Indebtedness pursuant to the Junior Lien Intercreditor Agreement, (ix) to make provision with respect to the conversion rights of Holders pursuant to the requirements of Section 13.10 of the Indenture, or (x) in the event that PIK Notes are issued, to make appropriate amendments to the Indenture as to denominations for Global Notes in compliance with any applicable DTC rules or to reflect an appropriate minimum denomination of certificated PIK Notes.

Subject to Section 6.07 of the Indenture, with the consent of the Holders of at least 90% in aggregate principal amount of the then outstanding Notes voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), the Indenture or the Notes or the Note Guarantees or Security Documents or the Collateral Agent Agreement or Intercreditor Agreement may be amended or supplemented to (i) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or extend the fixed maturity of any Note or alter the provisions with respect to the liquidating distributions of the Notes (for the avoidance of doubt, repurchases of the Notes by the Issuers pursuant to Section 4.06 of the Indenture are not liquidating distributions of the Notes), or adversely affect the right to convert any Note as provided in Article 13 of the Indenture (except as permitted by Section 9.01(a)(9) of the Indenture), (iii) reduce the rate of or extend the time for payment of Special Interest, if any, or premium on any Note, (iv) waive a Default or Event of Default in the payment of principal of, or premium or Special Interest, if any, on, the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration), (v) make any Note payable in money other than that stated in the Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or impair the rights of Holders to receive payments of principal of, or Special Interest, if any, or premium on, the Notes, (vii) waive a liquidating distribution with respect to any Note (for the avoidance of doubt, any payment required by Section 4.06 of the Indenture is not a liquidating distribution), (viii) release any Guarantor that is CHC Helicopter Holding S.à r.l. or a Significant Subsidiary of either of the Issuers from any of its obligations under its Note Guarantee or this Indenture, except in accordance with the terms of the Indenture, (ix) release all or substantially all of the Liens on the Collateral granted for the benefit of the Holders, except in accordance with the terms of the relevant Security Document and the Indenture, or (x) make any change in the preceding amendment and waiver provisions.

A3-10

(16) DEFAULTS AND REMEDIES. If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to Finance Corp., the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may, on behalf of the Holders of all of the Notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of Special Interest, if any, or premium on, or the principal of, the Notes. The Issuers are required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuers are required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

(17) DISCHARGE AND DEFEASANCE. Subject to certain conditions, the Issuers at any time may terminate some or all of their obligations under the Notes, the Note Guarantees and the Indenture if the Issuers deposit with the Trustee money or Government Securities for the payment of principal of and Special Interest, if any, on the Notes to maturity.

(18) TRUSTEE DEALINGS WITH COMPANY. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

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(19) NO RECOURSE AGAINST OTHERS. A director, manager, officer, employee, incorporator, member or stockholder of the Issuers or any of the Guarantors, as such, will not have any liability for any obligations of the Issuers or the Guarantors under the Notes, the Note Guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes. agent.

(20) AUTHENTICATION. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(21) ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(22) ADDITIONAL RIGHTS OF HOLDERS. In addition to the rights provided to Holders under the Indenture, Holders of Restricted Global Notes and Restricted Definitive Notes will have all the rights set forth in the Registration Rights Agreement dated as of [_____], 2017, among the Issuers, the Guarantors and the Plan Sponsors named therein.

(23) CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes, and CUSIP numbers may be used in notices of liquidating distributions as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of liquidating distributions, and reliance may be placed only on the other identification numbers placed thereon.

(24) GOVERNING LAW. THE INDENTURE, THIS NOTE AND THE NOTE GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture and/or the Registration Rights Agreement. Requests may be made to:

[HELICOPTER COMPANY I LLC]

[Address]

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ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

•
(Insert assignee’s soc. sec. or tax I.D. no.)
•

•

•

•
(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

A3-13

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.06 of the Indenture, check the appropriate box below:

☐ Section 4.06

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.06 of the Indenture, state the amount (in minimum denomination of $1.00 or an integral multiple of $1.00 in excess thereof) you elect to have purchased:

Date:		$

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

A3-14

SCHEDULE OF INCREASES OR DECREASES TO

GLOBAL NOTE*

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note for an interest in this Global Note, or cancellations of a part of this Global Note upon repurchases, conversions or payments of PIK Interest, have been made:

	Amount of	Amount of	Principal Amount	Signature of
	decrease in	increase in	of this Global
Date of Increase or	Principal Amount	Principal Amount	Note following	authorized officer
	of this	of this	such decrease	of Trustee
Decrease	Global Note	Global Note	(or increase)	or Custodian

•
•

A3-15

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

[HELICOPTER COMPANY I LLC]
[HELICOPTER FINANCE LTD.]
[Address]

The Bank of New York Mellon

[101 Barclay Street, Floor 4 East]

New York, NY 10286

Attention: International Corporate Trust

Re:          Zero Interest Second Lien Convertible Notes due 2020

Reference is hereby made to the Indenture, dated as of [_________], 2017 (the “Indenture”), among [Helicopter Company I LLC] Cayman Islands limited liability company (the “Company”), [Helicopter Finance Ltd.] (Finance Corp,” and together with the Company, the “Issuers”), the Guarantors, [_____________], as collateral agent, and The Bank of New York Mellon, as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

, (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $ in such Note[s] or interests (the “Transfer”), to (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1. ☐ Check if Transferee will take delivery of a beneficial interest in the 144A Global Note or a Restricted Definitive Note pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A, and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.

B-1

2. ☐ Check if Transferee will take delivery of a beneficial interest in the Regulation S Global Note or a Restricted Definitive Note pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a Person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than a Plan Sponsor). Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.

3.  ☐  Check if Transferee will take delivery of a beneficial interest in an Unrestricted Global Note or of an Unrestricted Definitive Note.

(a) ☐ Check if Transfer is pursuant to Rule 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b) ☐ Check if Transfer is Pursuant to Regulation S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(c) ☐ Check if Transfer is Pursuant to Other Exemption. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act.

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Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuers.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

Signature Guarantee*:

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

B-3

ANNEX A TO CERTIFICATE OF TRANSFER

1.	The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a)	☐	a beneficial interest in the:

(i)	☐	144A Global Note (CUSIP [__________]), or

(ii)	☐	Regulation S Global Note (CUSIP [__________]), or

(iii)	☐	Accredited Investor Global Note (CUSIP [__________]), or

(b)	☐	a Restricted Definitive Note.

2.	After the Transfer the Transferee will hold:

[CHECK ONE]

(a)	☐	a beneficial interest in the:

(i)	☐	144A Global Note (CUSIP [__________]), or

(ii)	☐	Regulation S Global Note (CUSIP [__________]), or

(iii)	☐	Accredited Investor Global Note (CUSIP [__________]), or

(iv)	☐	Unrestricted Global Note (CUSIP [_________]); or

(b)	☐	a Restricted Definitive Note; or

(c)	☐	an Unrestricted Definitive Note,

in accordance with the terms of the Indenture.

B-4

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

[HELICOPTER COMPANY I LLC]

[HELICOPTER FINANCE LTD.]

[Address]

The Bank of New York Mellon

[101 Barclay Street, Floor 4 East]

New York, NY 10286

Attention: International Corporate Trust

Re:	Zero Interest Second Lien Convertible Notes due 2020 (CUSIP )

Reference is hereby made to the Indenture, dated as of [_________], 2017 (the “Indenture”), among [Helicopter Company I LLC], a Cayman Islands limited liability company (the (the “Company”), [Helicopter Finance Ltd.] (Finance Corp,” and together with the Company, the “Issuers”), the Guarantors, [_____________], as collateral agent, and The Bank of New York Mellon, as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

, (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $ in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1.          Exchange of Restricted Definitive Notes or Beneficial Interests in a Restricted Global Note for Unrestricted Definitive Notes or Beneficial Interests in an Unrestricted Global Note

(a) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to beneficial interest in an Unrestricted Global Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

C-1

(b)    ☐   Check if Exchange is from beneficial interest in a Restricted Global Note to Unrestricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(c)    ☐   Check if Exchange is from Restricted Definitive Note to beneficial interest in an Unrestricted Global Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(d)    ☐   Check if Exchange is from Restricted Definitive Note to Unrestricted Definitive Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2.        Exchange of Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes

(a)    ☐  Check if Exchange is from beneficial interest in a Restricted Global Note to Restricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

C-2

(b)    ☐  Check if Exchange is from Restricted Definitive Note to beneficial interest in a Restricted Global Note. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] ☐ 144A Global Note, ☐ Regulation S Global Note, or ☐ Accredited Investor Global Note with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuers.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

C-3

EXHIBIT D

FORM OF CERTIFICATE FROM

ACQUIRING ACCREDITED INVESTOR

[HELICOPTER COMPANY I LLC]

[HELICOPTER FINANCE LTD.]

[Address]

The Bank of New York Mellon

[101 Barclay Street, Floor 4 East]

New York, NY 10286

Attention: International Corporate Trust

Re:         Zero Interest Second Lien Convertible Notes due 2020

Reference is hereby made to the Indenture, dated as of [_________], 2017 (the “Indenture”), among [Helicopter Company I LLC], a Cayman Islands limited liability company (the “Company”), [Helicopter Finance Ltd.] (Finance Corp,” and together with the Company, the “Issuers”), the Guarantors, [_____________], as collateral agent, and The Bank of New York Mellon, as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

In connection with our proposed purchase of $          aggregate principal amount of:

(a)	☐	a beneficial interest in a Global Note, or

(b)	☐	a Definitive Note,

we confirm that:

1.          We understand that any subsequent transfer of the Notes or any interest therein is subject to certain restrictions and conditions set forth in the Indenture and the undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the Notes or any interest therein except in compliance with, such restrictions and conditions and the Securities Act of 1933, as amended (the “Securities Act”).

2.          We understand that the offer and sale of the Notes have not been registered under the Securities Act, and that the Notes and any interest therein may not be offered or sold except as permitted in the following sentence. We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should sell the Notes or any interest therein, we will do so only (A) to the Company or any Subsidiary of the Company, (B) inside the United States in accordance with Rule 144A under the Securities Act to a “qualified institutional buyer” (as defined therein), (C) inside the United States to an “accredited investor” (as defined below) that, prior to such transfer, furnishes (or has furnished on its behalf by a U.S. broker-dealer) to you and to the Company a signed letter substantially in the form of this letter and, if requested by the Trustee or the Company, an Opinion of Counsel in form reasonably acceptable to the Company to the effect that such transfer is in compliance with the Securities Act, (D) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act, (E) pursuant to the provisions of Rule 144 under the Securities Act or (F) pursuant to an effective registration statement under the Securities Act, and we further agree to provide to any Person purchasing the Definitive Note or beneficial interest in a Global Note from us in a transaction meeting the requirements of clauses (A) through (E) of this paragraph a notice advising such purchaser that resales thereof are restricted as stated herein.

D-1

3.          We understand that, on any proposed resale of the Notes or beneficial interest therein, we will be required to furnish to you and the Company such certifications, legal opinions and other information as you and the Company may reasonably require to confirm that the proposed sale complies with the foregoing restrictions. We further understand that the Notes purchased by us will bear a legend to the foregoing effect.

4.          We are an “accredited investor” (as defined in Rule 501(a) of Regulation D under the Securities Act) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

5.          We are acquiring the Notes or beneficial interest therein purchased by us for our own account or for one or more accounts (each of which is an “accredited investor”) as to each of which we exercise sole investment discretion.

You and the Issuers are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

D-2

EXHIBIT E

[FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS]

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of __________, 20___, among (the “New Guarantor”), [Helicopter Company I LLC], a Cayman Islands limited liability company (the “Company”), [Helicopter Finance Ltd.] (Finance Corp,” and together with the Company, the “Issuers” and individually an “Issuer”), each other existing Guarantor under the Indenture referred to below, [_____________], as collateral agent, and The Bank of New York Mellon, as trustee under the Indenture referred to below (the “Trustee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

WITNESSETH

WHEREAS, the Issuers and the existing Guarantors have heretofore executed and delivered to the Trustee an indenture ( as amended, supplemented or otherwise modified, the “Indenture”), dated as of [__________], 2017 providing for the issuance of Zero Interest Second Lien Convertible Notes due 2020 (the “Notes”);

WHEREAS, Section 4.08 of the Indenture provides that under certain circumstances the New Guarantor shall execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantor shall unconditionally guarantee all of the Issuers’ Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Note Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee, the Issuers and the existing Guarantors are authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor, the Issuers, the other Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1.    DEFINED TERMS. Defined terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.    AGREEMENT TO GUARANTEE. The New Guarantor hereby agrees, jointly and severally with all existing Guarantors (if any), to provide an unconditional Note Guarantee on the terms and subject to the conditions set forth in Article 10 of the Indenture and to be bound by all other applicable provisions of the Indenture and the Notes and to perform all of the obligations and agreements of a Guarantor under the Indenture.

E-1

3.    NO RECOURSE AGAINST OTHERS. To the extent permitted by law, no past, present or future director, manager, officer, employee, incorporator, stockholder or member of the Issuers, any parent entity of the Issuers or any Subsidiary, as such, will have any liability for any obligations of the Issuers or the Guarantors under the Notes, this Supplemental Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

4.    NOTICES. All notices or other communications to the New Guarantor shall be given as provided in Section 14.02 of the Indenture.

5.    RATIFICATION OF INDENTURE; SUPPLEMENTAL INDENTURES PART OF INDENTURE. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

6.    GOVERNING LAW. THE INDENTURE, THIS SUPPLEMENTAL INDENTURE, THE NOTES AND THE NOTE GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

7.    ALL PARTIES HERETO HEREBY IRREVOCABLY WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE INDENTURE, THE NOTES, THE NOTE GUARANTEES, THE SECURITY DOCUMENTS, THE INTERCREDITOR AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

8.    SUBMISSION TO JURISDICTION; WAIVER OF VENUE, FORUM; CONSENT TO PROCESS. Each party hereto irrevocably and unconditionally submits to the jurisdiction of the Supreme Court of the State of New York sitting in the Borough of Manhattan, New York County and of the United States District Court of the Southern District of New York sitting in the Borough of Manhattan, and any appellate court from any jurisdiction thereof, in any action or proceeding arising out of or relating to this Supplemental Indenture, the Indenture, the Notes, the Note Guarantees, the Security Documents or the Intercreditor Agreement or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Supplemental Indenture shall affect any right that any party hereto or any Secured Party may otherwise have to bring any action or proceeding relating to this Supplemental Indenture, the Indenture, the Notes or the Note Guarantees against any party hereto or its properties in the courts of any jurisdiction.

Each party hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Supplemental Indenture in any court referred to in the paragraph above. Each party hereto irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

E-2

Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 14.02 of the Indenture, such service to be effective upon receipt. Nothing in this Supplemental Indenture will affect the right of any party hereto or any Secured Party to serve process in any other manner permitted by law.

9.    COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

10.  EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

11.  TRUSTEE MAKES NO REPRESENTATION. The Trustee makes no representation as to the recitals contained in this Supplemental Indenture or any representation as to the validity or sufficiency of this Supplemental Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated: _____________, 20___

[NEW GUARANTOR]

By:
Name:
Title:

COMPANY: [HELICOPTER COMPANY I LLC]

By:
Name:
Title:

[HELICOPTER FINANCE LTD.]

By:
Name:
Title:

E-3

EXISTING GUARANTORS: [————————]

By:
Name:
Title:

[NTD: INSERT GUARANTORS]

THE BANK OF NEW YORK MELLON, as Trustee

By:
Name:
Title:

E-4

EXHIBIT F

[NTD: To Come]

[FORM OF]

JUNIOR LIEN INTERCREDITOR AGREEMENT

Among

[        ],

the other Grantors party hereto,

[        ],

[        ],

[        ],

as the Initial Additional Junior Priority Representative

and

each additional Representative from time to time party hereto dated as of [ ], 2017

F-1

EXHIBIT G

Agreed Security Principles

[NTD: To Come]

G-1

Exhibit G

New Unsecured Notes Indenture

[HELICOPTER COMPANY I LLC]

[HELICOPTER FINANCE LTD.]

5% SENIOR NOTES DUE 2024

INDENTURE

Dated as of [•], 2017

The Bank of New York Mellon,

as Trustee

*CROSS-REFERENCE TABLE*

Trust Indenture Act Section	Indenture Section
310(a)(1)	7.10
(a)(2)	7.10
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	7.10
(b)	7.10
(c)	N.A.
311(a)	7.11
(b)	7.11
(c)	N.A.
312(a)	2.05
(b)	13.03
(c)	13.03
313(a)	7.06
(b)(1)	7.06
(b)(2)	7.06; 7.07
(c)	7.06; 13.02
(d)	7.06
314 (a)	4.04; 13.02; 13.05
(b)	N.A.
(c)(1)	13.04
(c)(2)	13.04
(c)(3)	N.A.
(d)	N.A.
(e)	13.05
(f)	N.A.
315(a)	7.01
(b)	7.05; 13.02
(c)	7.01
(d)	7.01
(e)	6.11
316(a) (last sentence)	2.09
(a)(1)(A)	6.05
(a)(1)(B)	6.04
(a)(2)	N.A.
(b)	6.07
(c)	2.12
317(a)(1)	6.08
(a)(2)	6.09
(b)	2.04
318(a)	13.01
(b)	N.A.
(c)	13.01

N.A. means not applicable.

*    This Cross Reference Table is not part of the Indenture.

-  ii -

	ARTICLE 8

	LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01	Option to Effect Legal Defeasance or Covenant Defeasance	67
Section 8.02	Legal Defeasance and Discharge	67
Section 8.03	Covenant Defeasance	67
Section 8.04	Conditions to Legal or Covenant Defeasance	68
Section 8.05	Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions	69
Section 8.06	Repayment to the Issuers	69
Section 8.07	Reinstatement	70

	ARTICLE 9

	AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01	Without Consent of Holders	70
Section 9.02	With Consent of Holders	71
Section 9.03	Compliance with Trust Indenture Act	72
Section 9.04	Revocation and Effect of Consents	72
Section 9.05	Notation on or Exchange of Notes	73
Section 9.06	Trustee to Sign Amendments, etc.	73

	ARTICLE 10

	NOTE GUARANTEES

Section 10.01	Guarantee	73
Section 10.02	Limitation on Guarantor Liability	77
Section 10.03	Intentionally Omitted	77
Section 10.04	Guarantors May Consolidate, etc., on Certain Terms	77
Section 10.05	Releases	78

	ARTICLE 11

	SATISFACTION AND DISCHARGE

Section 11.01	Satisfaction and Discharge	78
Section 11.02	Application of Trust Money	79

	ARTICLE 12

	[RESERVED]

	ARTICLE 13

	MISCELLANEOUS

Section 13.01	Trust Indenture Act Controls	80
Section 13.02	Notices	80

-  iii -

-  iv -

INDENTURE dated as of [•], 2017 among [Helicopter Company I LLC], a Cayman Islands limited liability company (the “Company”), [Helicopter Finance Ltd.], a Cayman Islands exempted company (” Finance Corp.” and, together with the Company, the “Issuers”), the Guarantors (as defined herein) and The Bank of New York Mellon, a corporation organized under the laws of the State of New York authorized to conduct a banking business, as Trustee (the “Trustee”).

The Issuers, the Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined herein) of (a) up to the $[37,500,000] 1 aggregate principal amount of the Issuers’ 5% Senior Notes due 2024 issued on the date hereof (the “Initial Notes”), and (b) any PIK Notes issued in respect of the Initial Notes and any increase in the principal amount of the Initial Notes as a result of a PIK Interest payment (all such securities in clauses (a) and (b) being referred to collectively as the “Notes,” and each individually, as a “Note”), which for the avoidance of doubt, are senior unsecured obligations of the Issuers:

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01         Definitions.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged or amalgamated with or into or becomes a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any specified Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings. For purposes of Section 4.06, Portfolio Companies of any such Person shall be excluded from this definition. For the purposes of this definition and Section 4.06, “Portfolio Company” means any operating company not formed for the purpose of the subject transaction, and the subject transaction would be an ordinary course commercial arrangement or transaction of such operating company.

“Agent” means any Registrar, co-registrar, Paying Agent or other agent appointed hereunder.

“Aircraft” means one or more whole helicopter or other fixed-wing aircraft, including its engine and auxiliary power unit (if any), but excluding, for the avoidance of doubt, any engine, transmission and/or auxiliary power unit that has been separated from any whole helicopter or other fixed-wing aircraft.

1 Subject to dollar for dollar reduction for the convenience class, not to exceed $750,000.

“Aircraft Equipment” means Aircraft engines and other aircraft-related equipment (including, without limitation, whole Aircraft).

“Aircraft Operating Lease Deemed Principal” shall mean, as at any date of determination, the aggregate amount of Aircraft Operating Lease Payments for the most recently ended period of four consecutive fiscal quarters for which financial statements have been delivered under the Credit Agreement on such date of determination, multiplied by seven (7).

“Aircraft Operating Lease Payments” means, with respect to any specified Person for any period, the aggregate of all scheduled amounts paid by such Person and its Restricted Subsidiaries during such period (treating the Existing Permitted JVs and the other Permitted Joint Ventures as Restricted Subsidiaries for this purpose) pursuant to all operating leases of Aircraft in respect of which any of such Person and/or its Restricted Subsidiaries is a lessee at such time of determination, as determined in accordance with GAAP.

“Aircraft Sale and Leaseback Transaction” means, in respect of any Aircraft acquired or owned by the Company or any of its Restricted Subsidiaries (whether before or after the Issue Date), any transaction occurring whereby such Aircraft is sold by and leased back to the Company or any of its Restricted Subsidiaries (or where the contract relating to the purchase of such Aircraft is assigned or novated to an entity which will lease the Aircraft to the Company or any of its Restricted Subsidiaries).

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary that apply to such transfer or exchange.

“Approved Restructuring Plan” means Second Amended Joint Chapter 11 Plan of CHC Group Ltd. and its Affiliated Debtors as may be further amended, supplemented or otherwise modified in accordance with its terms and the terms of the Plan Support Agreement dated as of October 11, 2016 among CHC Group Ltd., the CHC Parties named therein, the Milestone Parties named therein, the Plan Sponsors named therein, the Official Committee of Unsecured Creditors, Marble Ridge Capital L.P., Solus Alternative Asset Management LP and the Additional Consenting Parties party thereto, as amended as of November 23, 2016 pursuant to an amendment among CHC Group Ltd., the Plan Sponsors named therein, the Official Committee of Unsecured Creditors, the Milestone Aviation Group Limited, Marble Ridge Capital L.P. and Solus Alternative Asset Management LP.

“Asset Acquisition” means:

(1)  an Investment by the Company or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged with or into or consolidated with the Company or any Restricted Subsidiary; or

(2)  the acquisition by the Company or any Restricted Subsidiary of the assets of any Person (other than a Restricted Subsidiary) which constitute all or substantially all of the assets of such Person or comprise any division or Business of such Person or any other properties or assets of such Person other than in the ordinary course of business but including acquisitions of Aircraft by purchase or lease (including operating leases) (whether or not any such acquisition of Aircraft by purchase or lease is consummated in the ordinary course of business).

“Australian PPSA” shall mean the Personal Property Securities Act 2009 (Cwlth).

“Bankruptcy Code” means Title 11 of the United States Code, as amended or any similar federal or state law for the relief of debtors.

“Bankruptcy Law” means the Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada), Companies’ Creditors Arrangement Act (Canada), Winding-up and Restructuring Act (Canada) and all other Canada federal and provincial law for the relief of debtors (including the Canada Business Corporations Act where such statute is used by any Guarantor governed by it to propose an arrangement of any of its Indebtedness), and law of any other applicable jurisdiction relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law.

“Bank Products” means any facilities or services related to cash management, including treasury, depository, overdraft, credit or debit card, purchase card, electronic funds transfer, cash pooling and other cash management arrangements and commercial credit card and merchant card services.

“Barbados Guarantor” means any Guarantor that is organized under the laws of Barbados.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1)  with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)  with respect to a partnership (or equivalent), the board of directors, board of managers, sole member, managing member, or other governing body of such partnership;

(3)  with respect to a limited liability company, the board of directors or other governing body, and in the absence of the same, the manager or board of managers or the managing member or members or any controlling committee thereof; and

(4)  with respect to any other Person, the board or committee of such Person serving a similar function or, in relation to a Dutch Subsidiary its managing board (bestuur) or, in relation to a Polish Subsidiary its management board.

“Board Resolution” means a copy of a resolution certified by an Officer of the Company to have been duly adopted by the Board of Directors of the Company and to be in full force and effect on the date of such certification, and delivered to the Trustee. Where any provision of this Indenture refers to action to be taken pursuant to a Board Resolution, such action may be taken by any manager, Officer or employee of the Company authorized to take such action by the Board of Directors as evidenced by a Board Resolution.

“Brazil JV” means BHH-Brazilian Holdings S.A., a company organized under the laws of Brazil for the purpose of holding the regulated Brazilian operations of the Company and its Subsidiaries and all of its Subsidiaries (as such joint venture is in effect on the Issue Date or as amended and/or modified in a manner not materially adverse to the Company and its Restricted Subsidiaries when taken as a whole).

“Business” means any Person or any assets of any Person which constitute all or substantially all of any division or line of business of any Person.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law to close in New York State.

“Business Optimization Expense” has the meaning specified in the definition of “Consolidated Adjusted EBITDAR”.

“Business Plan” means the CHC Helicopter Holding S.à r.l.’s five-year business plan dated October 2016.

“Business Plan Restructuring Charges” means the aggregate amount of restructuring charges included in the Business Plan.

“Canadian Guarantor” means each Guarantor that (i) is organized under the laws of Canada or any province or territory thereof, (ii) carries on business in Canada, or (iii) has any title or interest in or to material property in Canada.

“Canadian JV” means CHC Helicopters Canada Inc., a corporation organized under the laws of British Columbia, and all of its Subsidiaries (as such joint venture is in effect on the Issue Date or as amended and/or modified in a manner not materially adverse to the Company and its Restricted Subsidiaries when taken as a whole).

“Canadian PPSA” shall mean the Personal Property Security Act (or similar legislation) applicable in each Province or territory in Canada (other than Quebec) and, in the case of the Province of Quebec, the Civil Code of Quebec.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a lease that would at that time be required to be capitalized on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.

“Capital Stock” means:

(1)  in the case of a corporation or company, corporate stock or shares;

(2)  in the case of an association or business entity that is not a corporation or company, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)  in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)  any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” shall mean:

(1)         Canadian Dollars, Euro, U.S. Dollars or such local currencies held by the Company and any of its Restricted Subsidiaries from time to time in the ordinary course of business;

(2)         securities issued or directly and fully guaranteed or insured by the government of Canada, Luxembourg, the United States, Norway, the United Kingdom, Ireland, South Africa, Holland or Australia or any agency or instrumentality of such government (provided that the full faith and credit of the such government is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(3)         certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any Lender or with any bank to which the Bank Act (Canada) applies or by any company licensed to carry on the business of a trust in one or more provinces of Canada or any financial institution that is a member of the Federal Reserve System, or the comparable banking authority in Norway, the United Kingdom, South Africa, Holland or Australia, in each case having combined capital and surplus and undivided profits of not less than $500 million, whose debt has a rating, at the time as of which any investment made therein is made of at least A-1 by S&P or at least P-1 by Moody’s or having capital and surplus in excess of $500 million and a Thomson Bank Watch Rating of “B” or better;

(4)         repurchase obligations for underlying securities of the types described in (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in (iii) above;

(5)         commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within one year after the date of acquisition;

(6)         securities issued or fully guaranteed by any state or commonwealth of the United States, or by any political subdivision or taxing authority thereof having one of the two highest ratings obtainable from Moody’s or S&P, and, in each case, maturing within one year after the date of acquisition;

(7)         money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (i) through (vi) of this definition; and

(8)         Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A-2” from Moody’s with maturities of 24 months or less from the date of acquisition.

“Change of Control” shall be deemed to occur:

(1)  if, at any time, and other than as contemplated by the Approved Restructuring Plan, any Person or group (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the Issue Date), other than any combination of the Permitted Holders (or a single Permitted Holder), shall own beneficially (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the Issue Date), directly or indirectly, in the aggregate Equity Interests representing (i) prior to an Initial Public Offering that is a Qualifying IPO 50% or more and (ii) after an Initial Public Offering that is a Qualifying IPO 35% or more, in each case of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company, and any combination of the Permitted Holders (including a single Permitted Holder) own beneficially (as defined above), directly or indirectly, a smaller percentage of such ordinary voting power at such time than the Equity Interests owned by such other Person or group. For the avoidance of doubt, for purposes of this definition, Equity Interests shall include the Notes;

(2)  upon the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of the Company and its Restricted Subsidiaries, taken as a whole, to a Person other than any of the Permitted Holders; or

(3)  if, at any time, the Company shall cease to own and control, directly or indirectly, beneficially and of record, 100% of the Voting Stock and other Capital Stock of CHC Helicopter Holding S.à r.l.

Notwithstanding the preceding, a conversion of the Company or any of its Restricted Subsidiaries from a limited liability company, corporation, limited partnership or other form of entity to a limited liability company, corporation, limited partnership or other form of entity or an exchange of all of the outstanding Capital Stock in one form of entity for Capital Stock for another form of entity shall not constitute a Change of Control within the meaning of clauses (1) or (2) above, so long as following such conversion or exchange the “persons” (as that term is used in Section 13(d)(3) of the Exchange Act) who Beneficially Owned the Capital Stock of the Company immediately prior to such transactions continue to Beneficially Own in the aggregate more than 50% of the Voting Stock of such entity, or continue to Beneficially Own sufficient Equity Interests in such entity to elect a majority of its directors, managers, trustees or other persons serving in a similar capacity for such entity, and in either case no “person” Beneficially Owns more than 50% of the Voting Stock of such entity.

“Chapter 11 Proceedings” means the voluntary petitions for relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Texas filed by CHC Group Ltd. and certain of its Affiliates on May 5, 2016

“CHC Helicopter Holding S.à r.l.” means CHC Helicopter Holding S.à r.l. (formerly known as CHC Helicopter LLC), a private limited liability company (société à responsabilité limitée) incorporated under the laws of the Luxembourg whose registered office is located at 13-15 avenue de la Liberté, L-1931 Luxembourg and registered with the R.C.S. Luxembourg under number B-155574.

“Collateral” has the meaning assigned to such term in the Second Lien Convertible Notes Indenture.

“Commodity Agreements” means, in respect of any Person, any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement and designed to protect such Person against fluctuation in commodity prices.

“Common Unit” means any capital securities of any class or series of the Company (including, on the Issue Date, the Common Units of the Company) which has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company and which is not subject to redemption by the Company. However, subject to the provisions of Section 13.10 of the Second Lien Convertible Notes Indenture, Common Units issuable upon conversion of Second Lien Convertible Notes shall include only units of the class of capital securities of the Company designated as Common Units of the Company on the Issue Date or units of any class or classes resulting from any reclassification or reclassifications thereof and which have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company and which are not subject to redemption by the Company; provided, however, that if at any time there shall be more than one such resulting class, the units of each such class then so issuable shall be substantially in the proportion which the total number of units of such class resulting from all such reclassifications bears to the total number of units of all such classes resulting from all such reclassifications.

“Confirmation Order” means confirmation order entered by the United States Bankruptcy Court for the Northern District of Texas confirming the Approved Restructuring Plan.

“Consolidated Adjusted EBITDAR” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period (treating the Europe JV, the Brazil JV and any other joint venture that is consolidated with the Company for accounting purposes as Restricted Subsidiaries for this purpose):

(a)          increased by (without duplication and only to the extent the same was deducted in calculating Consolidated Net Income for such period):

(1)         provision for Canadian or other taxes based on income, profits or capital, including without limitation provincial, state, franchise, local, foreign and similar taxes, of such Person and its Restricted Subsidiaries;

(2)         the Fixed Charges of such Person and its Restricted Subsidiaries for such period;

(3)         depreciation, amortization (including amortization of advance aircraft lease rental payments and amortization of goodwill and other intangibles, deferred financing fees and any amortization included in pension, OPEB or other employee benefit expenses, but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (including without limitation write-downs and impairment of property, plant, equipment and intangibles and other long-lived assets (including pursuant to the application of Accounting Standards Codification 350, “Intangibles – Goodwill and Other” and Accounting Standards Codification 360, “Property, Plant and Equipment”) and the impact of purchase accounting, but excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period;

(4)         the amount of any restructuring, integration, business optimization, systems establishment or excess pension or OPEB cost, charge, accrual or reserve, curtailment or other excess charges (any such cost, charge, accrual or reserve, curtailment or other excess charge a “Business Optimization Expense”) accrued during such period; provided that the aggregate amount of Business Optimization Expenses, together with the amount of any expected cost savings, synergies and operating expense reductions permitted to be added back in calculating Consolidated Adjusted EBITDAR under the definitions of “Fixed Charge Coverage Ratio” or “Senior Secured Leverage Ratio”, in any applicable four fiscal quarter period may not exceed (x) the greater of U.S. $40,000,000 and 20% of Consolidated Adjusted EBITDAR plus (y) the portion of the Business Plan Restructuring Charges that the Company has incurred in any fiscal quarter included in such four-fiscal quarter period; provided further that the incurrence of such Business Plan Restructuring Charges in any fiscal quarter does not have to occur in the same fiscal quarter in which such charges are shown in the Business Plan and shall be included in the calculation of Consolidated Adjusted EBITDAR (and shall not reduce the amount available under the cap described above) in any subsequent four fiscal quarter period that includes such fiscal quarter;

(5)         the minority expense relating to any partner in a joint venture which is consolidated with the Company for accounting purposes and the minority interest expense consisting of subsidiary income attributable to minority equity interests of third parties in any non-wholly owned Subsidiary in such period or any prior period, except to the extent of dividends declared or paid on Equity Interests held by third parties; plus

(6)         accretion of asset retirement obligations in accordance with, Accounting Standards Codification 410, “Asset Retirement and Environmental Obligations”, and any similar accounting in prior periods; plus

(7)         to the extent not otherwise included, the proceeds of any business interruption insurance received during such period; and

(b)  decreased by (without duplication and only to the extent the same increased Consolidated Net Income for such period):

(1)  non-cash items of such Person and its Restricted Subsidiaries for such period, other than (i) amortization of deferred revenue and deferred gains on Aircraft Sale and Leaseback Transactions, (ii) any items which represent the reversal of any accrual of, or cash reserve for, anticipated charges in any prior period where such accrual or reserve is no longer required and (iii) any items which represent the impact of purchase accounting; and

(2)  the minority interest income consisting of subsidiary losses attributable to the minority equity interests of third parties in any Restricted Subsidiary that is a non-Wholly Owned Subsidiary for such period.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries (treating the Europe JV, the Brazil JV and any other joint venture that is consolidated with the Company for accounting purposes as Restricted Subsidiaries for this purpose) for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1)  any net after-tax extraordinary, unusual or nonrecurring gains or losses or income or expense or charge (including, without limitation, income, expenses and charges from litigation and arbitration settlements, severance, relocation, other restructuring costs and lease costs in connection with early aircraft contract terminations), any severance, retention or relocation expense, pre-operating expenses that are expensed and not capitalized, and fees, expenses or charges related to the Chapter 11 Proceedings, any foreign law restructuring or insolvency proceedings arising in connection with the Chapter 11 Proceedings, the Restructuring Transactions and the Emergence Restructuring Transactions, any offering of Equity Interests of such Person, any Investment, acquisition, disposition or incurrence or repayment of Indebtedness or other obligations permitted to be incurred hereunder (in each case, whether or not successful), including all fees, expenses and charges, and any financing charges, including penalty interest and bank charges, related to any Indebtedness or other obligations, in each case, shall be excluded;

(2)  any net after-tax income or loss from disposed, abandoned, transferred, closed or discontinued operations and any net after-tax gain or loss on disposal of disposed, abandoned, transferred, closed or discontinued operations shall be excluded;

(3)  any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Company) shall be excluded;

(4)  any net after-tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness and Hedging Obligations or other derivative instruments shall be excluded;

(5)  (A) the Net Income for such period of any Person that is not a Subsidiary (other than the Europe JV, the Brazil JV or any other joint venture that is consolidated with the Company for accounting purposes), or that is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments in respect of equity that are actually paid in cash (or to the extent converted into cash) by such Person to the Company or a Restricted Subsidiary thereof in respect of such period and (B) the Net Income for such period shall include any dividend, distribution or other payments in respect of equity paid in cash by such Person to the Company or a Restricted Subsidiary thereof in excess of the amount included in clause (A);

(6)  any increase in depreciation or amortization or any one-time non-cash charges (such as purchased in-process research and development or capitalized manufacturing profit in inventory) resulting from purchase accounting in connection with any acquisition that is consummated prior to or after the Issue Date shall be excluded;

(7)  accruals and reserves that are established within twelve months after an acquisition’s closing date and that are so required to be established as a result of such transaction in accordance with GAAP or as a result of a modification of accounting policies shall be excluded;

(8)  any impairment charges resulting from the application of Accounting Standards Codification 350, “Intangibles – Goodwill and Other”, and Accounting Standards Codification 360, “Property, Plant and Equipment”, and the amortization of intangibles pursuant to Accounting Standards Codification 805, “Business Combinations”, or asset write-offs shall be excluded;

(9)  any long-term incentive plan accruals and any compensation expense realized from grants of stock appreciation or similar rights, stock options or other rights to officers, directors and employees of such Person or any of its Restricted Subsidiaries shall be excluded;

(10)  any asset impairment writedowns under GAAP or SEC guidelines shall be excluded;

(11)  (A) any unrealized non-cash gains or losses or charges in respect of Hedging Obligations (including those resulting from the application of Accounting Standards Codification 815, “Derivatives and Hedging”, or any comparable statement relating to hedging), (B) any foreign exchange gains and losses and (C) any adjustments for financial instruments, derivatives or Hedging Obligations required by GAAP shall be excluded except for any realized exchange gains or losses on derivative instruments which are included as offsets to operating items as part of a designated hedging relationship;

(13)  the cumulative effect of a change in accounting principles will be excluded; and

(14)  the amount by which any income or charge attributable to a post-employment benefit scheme differs from the current service costs attributable to the scheme will be excluded.]

“Consolidated Total Indebtedness” shall mean, as at any date of determination, an amount equal to the sum of (without duplication):

(i)          the aggregate amount of all outstanding Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money and other Indebtedness obligations evidenced by promissory notes and similar instruments, as determined in accordance with GAAP (excluding, for the avoidance of doubt, all undrawn amounts under revolving credit facilities and letters of credit and bank guarantees, all obligations under Qualified Receivables Financings and all Hedging Obligations); plus

(ii)         the aggregate amount of all outstanding Disqualified Stock of the Company and its Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Stock being equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices as determined on a consolidated basis in accordance with GAAP; plus

(iii)        the aggregate amount of all Capital Lease Obligations of the Company and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP; plus

(iv)        the Aircraft Operating Lease Deemed Principal; and minus

(v)         the aggregate amount of the Second Lien Convertible Notes and any Specified Convertible Debt.

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock, such fair market value shall be determined reasonably and in good faith by the Company. The U.S. Dollar Equivalent principal amount of any Indebtedness denominated in a foreign currency will reflect the currency translation effects, determined in accordance with GAAP, of Hedging Obligations for currency exchange risks with respect to the applicable currency in effect on the date of determination of the U.S. Dollar Equivalent principal amount of such Indebtedness.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any performance, leases, dividends, taxes or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1)  to purchase any such primary obligation or any property constituting direct or indirect security thereof;

(2)  to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3)  to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such obligation against loss in respect thereof.

“Corporate Trust Office of the Trustee” will be at the address of the Trustee specified in Section 13.02 hereof or such other address as to which the Trustee may give notice to the Issuers.

“Credit Agreement” means that certain Restated Credit Agreement dated as of [______], 2017, among the Company (as the parent guarantor thereunder), the borrowers from time to time party thereto, the lenders from time to time party thereto, HSBC Bank PLC as administrative agent and collateral agent, and the other parties from time to time party thereto, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Currency Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement as to which such Person is a party or a beneficiary.

“Custodian” means the custodian appointed by the Depository with respect to any Global Notes, or any successor entity thereto.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Note” means a certificated, non-global Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, substantially in the form of Exhibit A, except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Increases and Decreases in the Global Note” attached thereto.

“Deposit Financings” means Indebtedness incurred by the Company or any Restricted Subsidiary to an aircraft lessor or other third party to finance the deposit of funds in connection with Aircraft Sale and Leaseback Transactions, including in connection with pre-delivery novations of aircraft contracts.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Designated Contributions” means the net cash proceeds received by the Company after the Issue Date from:

(i)          contributions to its common Capital Stock, and

(ii)         (x) the sale (other than to a Subsidiary of the Company or a Permitted Joint Venture) of Capital Stock (other than Disqualified Stock) of the Company or (y) the incurrence of Specified Convertible Debt or other Indebtedness upon terms substantially similar to (or more favorable to the lenders under the Credit Agreement than) the Second Lien Convertible Notes, in each case that are designated as a “Designated Contribution” pursuant to an Officers’ Certificate executed by an Officer of the Company.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, no Capital Stock will constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a Change of Control or an asset sale. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Indenture will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“EDC ABL” means the Loan Agreement, dated as of [____], 2017, between CHC Cayman Borrower II Limited and Export Development Canada, as the original lender and security trustee, in a maximum aggregate outstanding principal amount not to exceed U.S. $73,500,000.

“Equity Component Amount” means, with respect to any Permitted Aircraft Financing which relates to an Aircraft (including an Aircraft owned by the Company or any of its Restricted Subsidiaries prior to such Permitted Aircraft Financing), any portion of the acquisition cost of such Aircraft which is funded directly or indirectly by the Company or any of its Restricted Subsidiaries consisting of the following amounts:

(i)  if such Aircraft is being leased pursuant to an operating lease or a capital lease (including a sale and leaseback transaction), an amount equal to any junior loan advance rental payment or the economic equivalent of any of the foregoing, which constitutes an equity investment by the obligor that is recoverable, through a purchase option or the economic equivalent thereof net of any applicable impairment charge related to aircraft valuation, to directly or indirectly fund a portion of the capital cost of such Aircraft, upon which the lease is based; and

(ii)  if such Aircraft is being purchased with Indebtedness (other than a capital lease), an amount equal to (A) the purchase price of such Aircraft (including any deposit or the economic equivalent thereof made in connection with or in anticipation of such purchase) less (B) the net cash proceeds received by the obligor(s) under such Indebtedness;

provided that, (A) for the purposes of determining the Equity Component Amount, the following amounts shall be disregarded: (1) that portion of any equity component of the purchase price or lease cost of any Aircraft which is funded from a Designated Contribution used for such purpose and (2) the equity component of any Aircraft, the purchase of which is financed in part by the first $60,000,000 of Indebtedness incurred by the Company and its Restricted Subsidiaries under the New ABL and (B) the Equity Component Amount shall be calculated net of any return or net proceeds realized by the Company or its applicable Restricted Subsidiary in respect of any amount described in clauses (i) and (ii) above.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Investors” shall mean each Person identified in clause (i) of the definition of Permitted Holders and their respective Affiliates.

“EU Investorco” means any Person established by the Company to acquire a direct or indirect ownership interest in an EU Licensed Operator, it being understood that once an EU Investorco ceases to be a Restricted Subsidiary, it and its Restricted Subsidiaries will cease to be bound by the covenants under this Indenture and will cease to be Guarantors and Restricted Subsidiaries.

“EU Licensed Operators” means CHC Scotia Limited, CHC Ireland Ltd., CHC Denmark APS, CHC Helicopter Service AS, CHC Helicopters Netherlands B.V., or any other Restricted Subsidiary incorporated in a European country that holds licenses to conduct helicopter transportation business that is subject to the provisions of Article 4 of European Union Regulation No. 2407/92 of July 23, 1992, it being understood that once an EU Licensed Operator ceases to be a Restricted Subsidiary, it and its Restricted Subsidiaries will cease to be bound by the covenants under this Indenture and will cease to be Guarantors.

“Europe JV” means EEA Helicopter Operations B.V., a company organized under the laws of the Netherlands with its corporate seat in Amsterdam, the Netherlands, for the purpose of holding the regulated European operations of the Company and its Subsidiaries, and all of its Subsidiaries, as such joint venture is in effect on the Issue Date or as amended and/or modified in a manner not materially adverse to the Company and its Restricted Subsidiaries when taken as a whole.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing ABL” means the Amended and Restated Credit Agreement, dated as of [___] 2017, by and among 6922767 Holding SARL, CHC Cayman ABL Holdings Ltd., CHC Cayman ABL Borrower Ltd., the lenders party thereto, Morgan Stanley Senior Funding, Inc., as administrative agent, and BNP Paribas S.A., as collateral agent, in an aggregate outstanding principal amount not to exceed U.S. $52,000,000.

“Existing Capital Leases” means Capital Lease Obligations outstanding on the Issue Date in an amount not to exceed U.S.$39,000,000.

“Existing Permitted JV” means each of the Europe JV, the Brazil JV, the Canadian JV, CHC Helicopteros, Limitada and each other Permitted Joint Venture, as such Permitted Joint Venture is in effect on the Issue Date or amended or modified in a manner not materially adverse to the Company and its Restricted Subsidiaries when taken as a whole.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by (i) the principal financial Officer of the Company for (A) transactions less than $50.0 million and/or (B) intercompany transactions and (ii) the Board of Directors of the Company (unless otherwise provided in this Indenture) for transactions (other than intercompany transactions) valued at, or in excess of, $50.0 million.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Indenture (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of (a) the Consolidated Adjusted EBITDAR of such Person for the most recently ended four fiscal quarters for which internal financial statements are available to (b) the Fixed Charges of such Person for such period of four fiscal quarters. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than (i) ordinary working capital borrowings and (ii) in the case of revolving credit borrowings or revolving advances under any Qualified Receivables Financing, in which case interest expense will be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues, repurchases or redeems preferred equity subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred equity, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio, Asset Acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with GAAP), and any related financing transactions, that the specified Person or any of its Restricted Subsidiaries has both determined to make and made after the Issue Date and during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Asset Acquisitions, dispositions, mergers, consolidations and discontinued operations (and the change of any associated Fixed Charges and the change in Consolidated Adjusted EBITDAR resulting therefrom) had occurred on the first day of the four-quarter reference period, including any pro forma expense and cost reductions and other operating improvements that have occurred or are reasonably expected to occur, (but only to the extent permitted by clause (4) of the definition of “Consolidated Adjusted EBITDAR”) . Any Person that is a Restricted Subsidiary on the Fixed Charge Coverage Ratio Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period, and if, since the beginning of the four-quarter reference period, any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any of its other Restricted Subsidiaries since the beginning of such period shall have made any acquisition, Investment, disposition, merger, consolidation or discontinued operation, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be adjusted giving pro forma effect thereto for such period as if such Asset Acquisition, disposition, discontinued operation, merger or consolidation had occurred at the beginning of the applicable four-quarter reference period. Any Person that is not a Restricted Subsidiary on the Fixed Charge Coverage Ratio Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting Officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting Officer of the Company to be the rate of interest implicit in such Capital Lease Obligation. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate. Any such pro forma calculation may include adjustments appropriate, in the reasonable determination of the Company as set forth in an Officers’ Certificate, to reflect operating expense reductions reasonably expected to result from any acquisition or merger.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)  the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, excluding amortization of deferred financing fees, debt issuance costs and commissions, fees and expenses and the expensing of any bridge, commitment or other financing fees, commissions, discounts, yield and other fees and charges (including any interest expense) related to any receivables facility but including original issue discount, non-cash interest payments, the interest component of any deferred payment obligations (classified as Indebtedness under this Indenture), the interest component of all payments associated with Capital Lease Obligations and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(2)  the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)  all cash dividend payments or other cash distributions on any series of preferred equity of such Person and all other dividend payments or other distributions on the Disqualified Stock of such Person; minus

(4)  interest income, including interest income on junior loans extended in connection with leases of Aircraft; minus

(5)  non-cash interest expense attributable to movement in mark to market valuation of Hedging Obligations or other derivatives under GAAP; minus

(6)  accretion or accrual of discounted liabilities not constituting Indebtedness; minus

(7)  any expense resulting from the discounting of Indebtedness in connection with the application of purchase accounting in connection with any acquisition; plus

(8)  the aggregate amount of Aircraft Operating Lease Payments for such period.

“GAAP” means generally accepted accounting principles in Canada, the U.S. or under International Financial Reporting Standards, as applicable, set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, as in effect from time to time.

“Global Note Legend” means the legend set forth in Section 2.06(g) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Global Notes deposited with or on behalf of and registered in the name of the Depositary or its nominee, substantially in the form of Exhibit A and that bears the Global Note Legend and that has the “Schedule of Increases and Decreases of Interests in the Global Note” attached thereto, issued in accordance with Section 2.01 or 2.06(d) hereof.

“Government Securities” means direct obligations of, or obligations Guaranteed by, the United States of America, and the payment for which the United States pledges its full faith and credit.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign court, tribunal, board or governmental agency, authority, instrumentality or regulatory or legislative body.

“Guarantee” means a guarantee, other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner, including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantors” means any Subsidiary Guarantor and its respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of this Indenture. 2

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under Interest Rate Agreements, Currency Agreements or Commodity Agreements.

“Holder” means a Person in whose name a Note is registered in the register maintained by the Registrar.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1)  in respect of borrowed money;

(2)  evidenced by (A) bonds, notes, debentures or similar instruments or (B) letters of credit (or reimbursement agreements in respect thereof);

(3)  in respect of banker’s acceptances;

(4)  representing Capital Lease Obligations;

(5)  representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed;

(6)  to the extent not otherwise included in this definition, net obligations of such Person under Commodity Agreements, Currency Agreements and Interest Rate Agreements (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time); or

(7)  to the extent not otherwise included, with respect to the Company and its Restricted Subsidiaries, the amount then outstanding (i.e., advanced, and received by, and available for use by, the Company or any of its Restricted Subsidiaries) under any Receivables Financing (as set forth in the books and records of the Company or any Restricted Subsidiary and confirmed by the agent, trustee or other representative of the institution or group providing such Receivables Financing), if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes (i) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person); provided, however, that the amount of such Indebtedness shall be the lesser of (x) the Fair Market Value of such asset as such date of determination and (y) the amount of such Indebtedness of such other Person; and (ii) to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. Notwithstanding the foregoing, “Indebtedness” shall not include (a) accrued expenses, royalties and trade payables; (b) Contingent Obligations incurred in the ordinary course of business; (c) asset retirement obligations and obligations in respect of reclamation and workers’ compensation (including pensions and retiree medical care) that are not overdue by more than 90 days; (d) any obligations under Currency Agreements, Commodity Agreements and Interest Rate Agreements; provided that such Agreements are entered into for bona fide hedging purposes of the Company or its Restricted Subsidiaries (as determined in good faith by the Board of Directors or senior management of the Company, whether or not accounted for as a hedge in accordance with GAAP) and, in the case of Currency Agreements or Commodity Agreements, such Currency Agreements or Commodity Agreements are related to business transactions of the Company or its Restricted Subsidiaries entered into in the ordinary course of business and, in the case of Interest Rate Agreements, such Interest Rate Agreements substantially correspond in terms of notional amount, duration and interest rates, as applicable, to Indebtedness of the Company or its Restricted Subsidiaries incurred without violation of this Indenture; [or (e) any financing related to the novation of aircraft (“assets under construction”), where the recourse of the finance provider is limited to the relevant assets under construction].

2 NTD: guarantors pending / to follow revolving credit facility.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Public Offering” shall mean an offering of common stock or other common equity interests of the Company or any direct or indirect parent entity of the Company or any of their respective successors (the “IPO Entity”) and, as a result of which, the shares of common stock or other common equity interests of the IPO Entity in such offering are listed on an internationally recognized stock exchange.

“Interest Rate Agreement” means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. It is understood and agreed for the avoidance of doubt that the term “Investment” shall not include the direct purchase or acquisition of Aircraft Equipment.

“Issue Date” means [•], 2017.

“Junior Lien Indebtedness” has the meaning assigned to it in the Credit Agreement.

“Lien” means, with respect to any asset, any mortgage, lien, hypothecation, deemed trust, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the UCC (or equivalent statutes) of any jurisdiction, but does not include any “security interest” which is deemed to be a security interest only by virtue of section 12(3) of the Australian PPSA (or the equivalent provision in any Canadian PPSA) if the security interest does not secure payment or performance of an obligation.

“Luxembourg Guarantor” means each Guarantor that is organized under the laws of Luxembourg.

“Management Group” shall mean the group consisting of the directors, executive officers and other management personnel of the Company, or any of its Subsidiaries, as the case may be, on the Issue Date together with (1) any new directors whose election by such boards of directors or whose nomination for election by the shareholders of the Company or any of its Subsidiaries, as the case may be, was approved by a vote of a majority of the directors of the Company or any of its Subsidiaries, as the case may be, then still in office who were either directors on the Issue Date or whose election or nomination was previously so approved and (2) executive officers and other management personnel of the Company or any of its Subsidiaries, as the case may be hired at a time when the directors on the Issue Date together with the directors so approved constituted a majority of the directors of the Company or any of its Subsidiaries, as the case may be.

“Mandatory Conversion Date” has the meaning assigned to it in the Second Lien Convertible Notes Indenture.

“Manufacturer Support Indebtedness” means Indebtedness incurred by the Company or a Restricted Subsidiary to a manufacturer of an Aircraft in connection with the purchase of such Aircraft from the manufacturer.

“Material Adverse Effect” means (i) a materially adverse effect on the business, operations, properties, assets or financial condition of the Company and its Subsidiaries, taken as a whole, or (ii) a material impairment of the validity or enforceability of, or a material impairment of the material rights, remedies or benefits available to the Holders or the Trustee under this Indenture; provided that it is understood and agreed that no event, condition and/or contingency described in clause (i) and/or clause (ii) above that arises directly out of or as a direct result of the Chapter 11 Proceedings will be deemed to give rise to a “Material Adverse Effect” for a period of twelve (12) months after the Issue Date.

“Material Joint Venture” means, at any time, any Permitted Joint Venture that generated at least 10% of the consolidated total revenues of the Company, as determined by reference to the then most recent financial statements provided to the Holders pursuant to Section 4.03(a).

“Net Income” means, with respect to any Person for any period, the net income (loss) of such Person for such period, determined in accordance with GAAP and before any reduction in respect of dividends on preferred interests, excluding, however, (a) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with (1) any asset sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (2) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries and (b) any extraordinary or nonrecurring gain or loss, together with any related provision for taxes on such extraordinary or nonrecurring gain or loss.

“New ABL” means the [describe new (non-EDC) ABL facility] in a maximum aggregate outstanding principal amount not to exceed U.S.$150,000,000.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) other than a limited recourse pledge of the Equity Interests of any Unrestricted Subsidiaries, (b) is directly or indirectly liable (as a guarantor or otherwise) other than by virtue of a limited recourse pledge of the Equity Interests of any Unrestricted Subsidiaries, or (c) constitutes the lender; and

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit, upon notice, lapse of time or both, any holder of any other Indebtedness (other than the Notes offered hereby) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity.

“Norwegian Guarantor” means each Guarantor that is organized under the laws of Norway.

“Note Guarantee” means the Guarantee by each Guarantor of the Issuers’ obligations under this Indenture and the Notes.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Officer” means, with respect to any specified Person, the Chairman of the Board of Directors, any Manager, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of such Person.

“Officers’ Certificate” means a certificate signed on behalf of each of the Issuers and each of its respective Restricted Subsidiaries, in the case of the Company, by two Officers of the Company and in the case of Finance Corp. by two of its Officers, in either case, duly appointed for such purpose, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company, that meets the requirements of Section 13.05 hereof.

“Opinion of Counsel” means an opinion from legal counsel that meets the requirements of Section 13.05 hereof. The counsel may be an employee of or counsel to the Company or any Subsidiary of the Company.

“Participant” means, with respect to the Depositary, a Person who has an account with the Depositary.

“Permitted Aircraft Financing” means (i) (A) Permitted Refinancing Indebtedness in respect of Indebtedness or other obligations originally incurred in order to finance the purchase or lease by the Company or any Restricted Subsidiary of any Aircraft (including the Specified Existing S-92 Aircraft but excluding any other Aircraft included in the Collateral); and/or (B) Indebtedness (including Capital Lease Obligations) incurred in order to finance the purchase or lease of any Aircraft; provided that, in the case of (A) and (B), such Indebtedness may only be incurred (1) at any time prior to the later of the Mandatory Conversion Date and May 1, 2019, if the Equity Component Amount payable in connection with any proposed purchase or lease of such Aircraft, together with the aggregate outstanding Equity Component Amount previously paid in connection with the purchase or lease of any other Aircraft after the Issue Date does not exceed an aggregate of U.S.$75.0 million or (2) after the Mandatory Conversion Date and prior to May 1, 2019, if the Company has a Fixed Charge Coverage Ratio of at least 1.1 to 1.0, as determined on a pro forma basis as if (x) such Indebtedness had been incurred and (y) the related Aircraft has been acquired at the beginning of the applicable four-quarter period; it being understood and agreed that none of the restrictions set forth in this proviso shall apply after the later of the Mandatory Conversion Date and May 1, 2019; (ii) Indebtedness by the Company of any Restricted Subsidiary of Indebtedness represented by the EDC ABL and/or New ABL; or (iii) an Aircraft operating lease permitted or not restricted by this Indenture.

“Permitted Business” means the businesses of the Company and its Subsidiaries engaged in on the Issue Date and any other activities that are similar, ancillary or reasonably related to, or a reasonable extension, expansion or development of, such businesses or ancillary thereto.

“Permitted Holders” shall mean each of (i) any Person (together with its Affiliates) owning beneficially (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the Issue Date) directly or indirectly, in the aggregate Equity Interests representing [7.5]% or more of the aggregate ordinary voting power represented by the issued and outstanding Equity Interest of the Company as of the Issue Date and any of their Affiliates, (ii) any “group” (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the Issue Date) of which any of the foregoing Persons identified in clause (i) are members, provided that such “group” shall own beneficially (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the Issue Date), directly or indirectly, the aggregate Equity Interests representing (x) prior to an Initial Public Offering that is a Qualifying IPO at least 50% and (y) after an Initial Public Offering that is a Qualifying IPO at least 35%, in each case, of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company, and (iii) with respect to not more than [●]% of the direct or indirect voting power of the Equity Interests of the Company, the Management Group. For the avoidance of doubt, for purposes of this definition, Equity Interests shall include the Second Lien Convertible Notes.

“Permitted Joint Venture” means any joint venture, partnership or other Person (i) in which the Company or a Restricted Subsidiary has an Investment in such Person, (ii) all of whose Indebtedness is Non-Recourse Debt, (iii) which is engaged in a Permitted Business and (iv) none of the Capital Stock of which is held by an officer, director or holder of Capital Stock of the Company qualifying as an Affiliate. Notwithstanding the foregoing, each of CHC Helicopters Viscom (Aberdeen) Ltd., CHC Helicopter (Namibia) (Pty) Ltd., Court Aircraft Sales (Pty) Limited, Myanmar Helicopters International Ltd. East West Helicopter Services (Georgia) Corp., East West Helicopter Services (Azerbaijan) Ltd., Whirly Bird Airport Services Limited, Airport Den Helder CV, Schreiner Airways Cameroun SA, Inversiones Aereas S.L., Canadian Helicopters Philippines International Inc. and each EU Licensed Operator or EU Investorco that ceases to be a Restricted Subsidiary shall be deemed to be a Permitted Joint Venture. Any such designation (other than with respect to Persons identified in the preceding sentence) shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“Permitted Liens” means:

(1)  Liens securing Indebtedness and other Obligations under the Credit Agreement in an aggregate principal amount (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) not to exceed $383,020,886, Cash Management Obligations (as defined in the Credit Agreement) and/or Hedging Obligations related thereto, including within First Lien Obligations (as defined in the Credit Agreement);

(2)  Liens in favor of the Company or any of its Restricted Subsidiaries;

(3)  Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Subsidiary;

(4)  Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to, such acquisition, and not incurred in contemplation of, such acquisition;

(5)  Liens or deposits to secure the performance of statutory or regulatory obligations, or surety, appeal, indemnity or performance bonds, warranty and contractual requirements or other obligations of a like nature incurred in the ordinary course of business and Liens over cash deposits in connection with an acquisition, lease, disposition or investment;

(6)  Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other assets relating to such letters of credit and products and proceeds thereof and any cash cover relating to a letter of credit or bank guarantee;

(7)  Liens to secure Indebtedness (including Capital Lease Obligations) incurred by the Company or any of its Restricted Subsidiaries represented by Capital Lease Obligations, mortgage financings, industrial revenue bonds, purchase money obligations or other Indebtedness or preferred stock, or synthetic lease obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, development, construction, installation or improvement of property (real or personal and including Capital Stock), plant or equipment (excluding Aircraft) used in the business of the Company or any of its Restricted Subsidiaries (in each case, whether through the direct purchase of such assets or the Equity Interests of any Person owning such assets), in an aggregate principal amount not to exceed at any time outstanding 5.0% of Total Assets;

(8)  Liens existing on the Issue Date, including Liens securing the Second Lien Convertible Notes and the related guarantees;

(9)  Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(10)  Liens incurred or deposits made in the ordinary course of business to secure payment of workers’ compensation or to participate in any fund in connection with workmen’s compensation, unemployment insurance, old-age pensions or other social security programs;

(11)  Liens imposed by law, such as carriers’, warehousemen’s, landlord’s, lessor’s, suppliers, banks, repairmen’s and mechanics’ Liens, and Liens of landlords securing obligations to pay lease payments that are not yet due and payable or in default, in each case, incurred in the ordinary course of business;

(12)  leases or subleases granted to others that do not materially interfere with the ordinary conduct of business of the Company or any of its Restricted Subsidiaries;

(13)  easements, rights of way, zoning and similar restrictions, reservations or encumbrances in respect of real property or title defects that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties (as such properties are used by the Company or its Subsidiaries) or materially impair their use in the operation of the business of the Company and its Subsidiaries;

(14)  Liens created for the benefit of (or to secure) the Notes or the Note Guarantees;

(15)  Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under this Indenture; provided, however, that:

(a)  the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is secured by an original Lien and such new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which such original Lien arose, could secure such original Lien (plus the improvements and accessions to, such property or proceeds or distributions thereof); and

(b)  the Indebtedness secured by such new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(16)  Liens arising from precautionary UCC, Australian PPSA, Canadian PPSA or analogous financing statement filings regarding operating leases entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(17)  judgment Liens not giving rise to an Event of Default so long as any appropriate legal proceedings that may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such legal proceedings may be initiated shall not have expired;

(18)  Liens securing Indebtedness or other obligations of the Company or any Subsidiary of the Company with respect to obligations with an aggregate principal amount that does not exceed $75,000,000 at any one time outstanding;

(19)  Liens on accounts receivable and related assets of the type specified in the definition of “Receivables Financing” incurred in connection with a Qualified Receivables Financing;

(20)  licenses of intellectual property in the ordinary course of business;

(21)  [Intentionally omitted.];

(22)  leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Company and its Restricted Subsidiaries;

(23)  Liens to secure a defeasance trust;

(24)  Liens on equipment of the Company or any Restricted Subsidiary granted in the ordinary course of business to clients of which such equipment is located;;

(25)  Liens securing insurance premium financing arrangements, provided that such Lien is limited to the applicable insurance contracts;

(26)  Liens securing Indebtedness (including Acquired Debt) incurred pursuant to Section 6.02(b)(xii) of the Credit Agreement; provided that either (A) any such Lien is limited to the assets financed with such Indebtedness and/or the stock of the acquired entity (the “Acquired Assets”), or (B) any Lien on the Collateral (other than the Acquired Assets) is subject to a Junior Lien Intercreditor Agreement (as defined in the Credit Agreement);

(27)  Liens arising under retention of title, hire purchase or conditional sale arrangements arising under provisions in a supplier’s standard conditions of supply in respect of goods or services supplied to the Company or any Restricted Subsidiary in the ordinary course of business and on arm’s length terms;

(28)  Liens arising by way of set-off or pledge (in favor of the account holding bank) (A) arising by operation of law or pursuant to standard banking terms or conditions, including bankers’ Liens and rights and remedies as to deposit accounts,, provided that the relevant bank account has not been set up nor has the relevant credit balance arisen in order to implement a secured financing or (B) relating to pooled deposit or sweep accounts of the Company or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company or any Restricted Subsidiary.

(29)  [Intentionally omitted];

(30)  Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(31)  Liens securing Hedging Obligations and other Obligations in respect of Bank Products and/or obligations in respect of overdraft and related liabilities arising from treasury, depositary and cash management services or any automated clearinghouse transfers of funds;

(32)  any (A) interest or title of a lessor or sublessor under any lease; (B) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to (including, without limitation, ground leases or other prior leases of the demised premises, mortgages, mechanics’ Liens, tax Liens and easements); (C) subordination of the interest of the lessee or sublessee under such lease to any restrictions or encumbrance referred to in the preceding clause (B) of this subclause (32) or (D) Liens over rental deposits with a lessor pursuant to a property lease entered into in the ordinary course of business;

(33)  Liens incurred under or in connection with or sale and leaseback transactions and novations and any refinancings thereof (and Liens securing obligations under lease transaction documents relating thereto), including, without limitation, Liens over the assets which are the subject of such leases or sale and leaseback transactions, novations and/or refinancings, assets and contract rights related thereto (including, without limitation, the right to receive rental rebates or deferred sale payments), sub-lease rights, insurances relating thereto and rental deposits;

(34)  Liens securing Manufacturer Support Indebtedness, Deposit Financings and Vendor Financings; provided that such Liens only secure the Aircraft purchased from such manufacturer and any assets or contract rights related thereto;

(35)  Liens on Collateral securing Junior Lien Indebtedness that has a Stated Maturity that is after the Maturity Date (as defined in the Credit Agreement.); provided that at the time such Liens are created, no Event of Default has occurred and is continuing;

(36)  Liens solely on any cash earnest money deposits made by the Company or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement;

(37)  Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(38)  Liens in connection with any zoning, building or similar applicable law, rule or regulation or right reserved to or vested in any Governmental Authority to control or regulate the use of any or dimensions of real property or the structure thereon, including Liens in connection with any condemnation or eminent domain proceeding or compulsory purchase order;

(39)  Liens securing obligations (other than obligations representing Indebtedness) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of the Company or any of its Restricted Subsidiaries;

(40)  Liens on securities that are the subject of repurchase agreements arising out of such repurchase transaction;

(41)  Liens securing obligations in an aggregate outstanding amount not to exceed US$5.0 million in respect of letters of credit, bank guarantees, surety bonds, performance bonds or similar instruments;

(42)  Liens arising (A) out of conditional sale, title retention, consignment or similar arrangements for the sale of any asset in the ordinary course of business and permitted by this Indenture or (B) by operation of law under Article 2 of the UCC (or similar applicable law under any jurisdiction);

(43)  Liens on specific items of inventory or other goods and the proceeds thereof securing the relevant Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(44)  (A) Liens on Capital Stock of joint ventures or Unrestricted Subsidiaries securing capital contribution obligations to, or obligations of, such Persons and (B) customary rights of first refusal and tag, drag and similar rights in joint venture agreements and related agreements with respect to non-Wholly Owned Subsidiaries;

(45)  Liens consisting of the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(46)  Liens disclosed in any mortgage policy delivered with respect to any Real Property that is Collateral and any replacement, extension or renewal thereof; provided that no such replacement, extension or renewal Lien shall cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal (and additions thereto, improvements thereon and the proceeds thereof);

(47)  Liens securing obligations in respect of sale and repurchase transactions (and the obligations under the transaction documentation relating thereto);

(48)  Liens on Aircraft Equipment temporarily installed on Aircraft, which are in favor of a third party lessor or financier; and

(49)  Liens on Third Party Aircraft-Related Collateral relating to obligations under Aircraft operating leases.

provided, however, that no reference herein to Liens permitted hereunder (including Permitted Liens), including any statement or provision as to the acceptability of any Liens (including Permitted Liens), shall, solely by virtue of being permitted hereunder, in any way constitute or be construed as to provide for a contractual subordination of any rights of payment or any Liens of any Holder in favor of such Liens.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)  the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged (plus any premium required to be paid on the Indebtedness being so renewed, refunded, replaced, defeased or discharged, plus the amount of all fees and expenses incurred in connection therewith);

(2)  such Permitted Refinancing Indebtedness has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; provided that this clause (2) shall not apply to Indebtedness incurred under the Credit Agreement;

(3)  if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4)  such Refinancing Indebtedness shall not include Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, unlimited liability company or government or other entity.

“PIK Interest” means interest on the Notes payable by increasing the principal amount of the Notes or by issuing PIK Notes.

“Plan” means the plan of reorganization filed in connection with the Chapter 11 Proceedings.

“Plan Supplement” means the supplemental appendix to the Plan filed in connection with the Chapter 11 Proceedings on January 22, 2017, as may be amended or supplanted.

“Qualified Receivables Financing” means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:

(1)  the Board of Directors of the Company will have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Company and the Receivables Subsidiary;

(2)  all sales of accounts receivable and related assets to the Receivables Subsidiary are made at Fair Market Value; and

(3)  the financing terms, covenants, termination events and other provisions thereof will be market terms (as determined in good faith by the Company) and may include Standard Securitization Undertakings.

“Qualifying IPO” means [__________].

“Receivables Financing” means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by the Company or any of its Subsidiaries), and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all Guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by the Company or any such Subsidiary in connection with such accounts receivable.

“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” means a Wholly Owned Restricted Subsidiary (or another Person formed for the purposes of engaging in a Qualified Receivables Financing with the Company or any Subsidiary and to which the Company or any Subsidiary of the Company transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Company and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Company (as provided below) as a Receivables Subsidiary and:

(1)  no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is Guaranteed by the Company or any other Subsidiary of the Company (excluding Guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Company or any other Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Company or any other Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(2)  with which neither the Company nor any other Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms which the Company reasonably believes to be no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company; and

(3)  to which neither the Company nor any other Subsidiary of the Company has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results and all Indebtedness and other obligations (contingent or otherwise) of such Receivables Subsidiary is Non-Recourse Debt, other than pursuant to Standard Securitization Undertakings. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Reporting Failure” means the failure of the Company to hold conference calls with respect to, or make available, post or otherwise deliver to the Trustee, within the time periods specified in Section 4.03, the periodic reports, information, documents or other reports which the Company may be required to make available, post or otherwise deliver pursuant to such provision.

“Repurchase Event” means (i) a Change of Control and/or (ii) a Qualifying IPO.

“Responsible Officer” when used with respect to the Trustee, means any officer within the Corporate Trust Office of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary and, unless specified otherwise, means a Restricted Subsidiary of the Company and, if such Person is the Company, shall include CHC Helicopter Holding S.à r.l.

“Restructuring Transactions” shall mean, collectively, (a) the consummation of the Approved Restructuring Plan including the issuance of the Confirmation Order and (b) the consummation of the transactions under the Credit Agreement.

“SEC” means the Securities and Exchange Commission or any successor thereto.

“Second Lien Convertible Notes” means the $464,100,000 aggregate principal amount of Zero Interest Second Lien Convertible Notes due 2020, issued pursuant to the Second Lien Convertible Notes Indenture.

“Second Lien Convertible Notes Indenture” means the indenture, dated as of [•], 2017 by and among the Company and Finance Corp., as Issuers, the Guarantors (as defined therein) and The Bank of New York Mellon, as Trustee and Collateral Agent.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Secured Leverage Ratio” shall mean, as of any date of determination (the “Senior Secured Leverage Ratio Calculation Date”), the ratio of (a) the sum of (i) the Consolidated Total Indebtedness (as of the end of the most recent fiscal quarter for which internal financial statements are available) that is secured by Liens (including, without duplication, any Delayed Lien Debt), (ii) to the extent not included in clause (i) above, the Aircraft Operating Lease Deemed Principal and (iii) the Notes (including any Permitted Refinancing Indebtedness in respect thereof), to (b) the Consolidated Adjusted EBITDAR of the Company for the most recently ended four fiscal quarters ending at the end of such fiscal quarter.

In the event that the Company or any Restricted Subsidiary incurs, assumes, guarantees, redeems, repays, retires or extinguishes any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or preferred stock subsequent to the commencement of the period for which the Senior Secured Leverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Senior Secured Leverage Ratio is made, then the Senior Secured Leverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or preferred stock, as if the same had occurred immediately prior to the end of such most recent fiscal quarter end.

For purposes of making the computation referred to above, Investments, Asset Acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP) that have been made by the Company or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Senior Secured Leverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, Asset Acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (and the change in Consolidated Adjusted EBITDAR resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation or discontinued operation that would have required adjustment pursuant to this definition, then the Senior Secured Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, amalgamation, consolidation or discontinued operation had occurred at the beginning of the applicable four-quarter period. For purposes of this definition, whenever pro forma effect is to be given to an Investment, acquisition, disposition, merger or consolidation, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company (and may include, for the avoidance of doubt, cost savings, synergies and operating expense reductions resulting from such Investment, acquisition, merger, amalgamation or consolidation which is being given pro forma effect that have been or are expected to be realized but only to the extent permitted by in clause (4) of the definition of “Consolidated Adjusted EBITDAR”).

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.

“Specified Convertible Debt” has the meaning specified in the Credit Agreement.

“Specified Existing S-92 Aircraft” means the Sikorsky S92 (generic model S-92) Aircraft bearing manufacturer’s serial number 920045.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and Guarantees of performance entered into by the Company or any Subsidiary of the Company which the Company has determined in good faith to be customary in a Receivables Financing including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any installment of principal on any series of Indebtedness, the date on which the final payment of principal was scheduled to be paid in the documentation governing such Indebtedness as of the closing date thereof, and will not include any Contingent Obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1)  any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)  any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof); and, unless specified otherwise, means a Subsidiary of the Company.

“Subsidiary Guarantor” means (1) the Subsidiaries of the Company (other than any Issuer) that provide a Note Guarantee by executing the Indenture on the Issue Date and (2) any other Subsidiary of the Company that provides a Note Guarantee by executing a supplemental indenture in accordance with the provisions of this Indenture.

“Taxing Authority” means any government or any political subdivision, state, province or territory of a Taxing Jurisdiction or any authority or agency therein or thereof having power to tax.

“Taxing Jurisdiction” means with respect to any payments made under or with respect to the Notes or a Note Guarantee, any jurisdiction in which the Company or any Guarantor is organized, resident or doing business or through which payments are made by such Person or its paying agents (or any political subdivision, state, province or territory thereof).

“Third Party Aircraft-Related Collateral” means, in relation to any Aircraft which is financed by a Permitted Aircraft Financing:

(i)  the relevant Aircraft and any related Aircraft Equipment;

(ii)  the stock (or other ownership interest) or assets of any Person that owns the relevant Aircraft; provided that such Person does not own any material assets that do not relate to such Aircraft);

(iii)  the rights of any Person (including any Issuers or Guarantor) with respect to any lease or sublease relating to the relevant Aircraft;

(iv)  the rights under maintenance agreements relating to the relevant Aircraft;

(v)  the warranties and other rights against the manufacturer (or repairers) of the relevant Aircraft Equipment, insurances, reinsurances, security deposits, maintenance reserves, letters of credit, other cash or cash-like amounts or assets and/or any other claims or proceeds arising out of the property listed in this clause (v) held by lessors, lenders or third parties in each case relating to such Aircraft Equipment; and

(vi)  the customer contracts and/or deposit or securities accounts which either relate to the relevant Aircraft or are subject to Liens in favor of the holder of such Indebtedness in existence on the Issue Date.

“TIA” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb).

“Total Assets” means the total consolidated assets of the Company and its Restricted Subsidiaries, as shown on the most recent balance sheet of the Company (treating the Europe JV, the Brazil JV and any other joint venture that is consolidated with the Company for accounting purposes as Restricted Subsidiaries for this purpose).

“Trustee” means [•] until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“UCC” shall mean (a) the Uniform Commercial Code as in effect in the applicable jurisdiction and (b) certificate of title or other similar statutes relating to “rolling stock” or barges as in effect in the applicable jurisdiction.

“Unrestricted Subsidiary” means:

(i)  any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below; and

(ii)  any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company but excluding Finance Corp.) to be an Unrestricted Subsidiary, subject to Section 4.10, provided that:

(A)         neither such Subsidiary nor any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property or assets of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated;

(B)         neither such Subsidiary nor any of its Subsidiaries have at the time of designation or thereafter incur any Indebtedness other than Non-Recourse Debt; and

(C)         no Event of Default shall have occurred and be continuing and no Default or Event of Default would exist immediately following such designation.

The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x) (1) the Company could incur $1.00 of additional Indebtedness such that on the date of such designation the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such designation is made, would have been at least 1.00 to 1.00 (at any time until and including October 31, 2018) and 1.05 to 1.00 (at any time thereafter), each determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred at the beginning of such four-quarter period or (2) the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries immediately after such designation would be greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such designation, in each case as determined on a pro forma basis after taking into account such designation, and

(y) no Event of Default shall have occurred and be continuing and no Default or Event of Default would exist immediately following such designation.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the applicable Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“Vendor Financings” means Indebtedness incurred by the Company or a Restricted Subsidiary to a vendor of Aircraft Equipment and rotables and other aircraft parts in connection with the purchase of such Aircraft Equipment from such vendor.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)  the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)  the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” of any Person means a Wholly Owned Subsidiary that is a Restricted Subsidiary of such Person.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person, all of the Equity Interests of which (other than exchangeable shares held by members of the Management Group, directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned, directly or indirectly, by such Person or any other Wholly Owned Subsidiary of such Person.

Section 1.02         Other Definitions.

Term	Defined in Section
“Acquired Assets”	(27) of “Permitted Liens”
“Additional Amounts”	4.11
“Affiliate Transaction”	4.06
“Australian Guarantors”	10.01
“Authentication Order”	2.02
“Company”	Preamble
“Covenant Defeasance”	8.03
“Delayed Lien Debt”	4.05
“DTC”	2.03
“Documentary Taxes”	4.11
“Event of Default”	6.01
“Emergence Restructuring Transactions”	13.16
“Excluded Holder”	4.11
“Finance Corp.”	Preamble
“Initial Notes”	Preamble
“Issuers”	Preamble
“Judgment Currency”	13.15
“Judgment Conversion Date”	13.15
“Irish Guarantor”	10.01(h)
“Legal Defeasance”	8.02
“Luxembourg Guarantee”	10.01
“Maximum Secured Leverage Ratio”	4.05
“Notes”	Preamble

“Obligation Currency”	13.15
“Paying Agent”	2.03
“Payment Default”	6.01
“PIK Notes”	2.01(c)
“Prohibition”	10.01
“Registrar”	2.03
“Registrar”	2.03
“Repurchase Event Offer”	4.07
“Repurchase Event Payment”	4.07
“Repurchase Event Payment Date”	4.07
“Taxes”	4.11
“U.S. Dollars”	1.04

Section 1.03         Incorporation by Reference of Trust Indenture Act.

Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture.

The following TIA terms used in this Indenture have the following meanings:

“indenture securities” means the Notes;

“indenture security Holder” means a Holder;

“indenture to be qualified’” means this Indenture;

“indenture trustee” or “institutional trustee” means the Trustee; and

“obligor” on the Notes and the Note Guarantees means the Issuers and the Guarantors, respectively, and any successor obligor upon the Notes and the Note Guarantees, respectively.

All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule under the TIA have the meanings so assigned to them.

Section 1.04         Rules of Construction.

Unless the context otherwise requires:

(i)  a term has the meaning assigned to it;

(ii)  an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(iii)  “or” is not exclusive;

(iv)   words in the singular include the plural, and in the plural include the singular;

(v)  “will” shall be interpreted to express a command;

(vi)  provisions apply to successive events and transactions;

(vii)  “$,” “US$,” “U.S. dollars” and “U.S. Dollars” each refer to United States dollars, or such other money of the United States of America that at the time of payment is legal tender for payment of public and private debts;

(viii)  whenever in this Indenture or in any Note there is mentioned, in any context, principal, principal amount or aggregate principal amount of Notes or any Note, including for purposes of calculating any redemption amount or premium, such mention shall be deemed to include any increase in the principal amount of the Notes as a result of the payment of PIK Interest; and

(ix)  references to sections of or rules under the Securities Act will be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time.

ARTICLE 2

THE NOTES

Section 2.01         Form and Dating.

(a)          General. The Notes and the Trustee’s certificate of authentication will be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note will be dated the date of its authentication. The Notes shall be in denominations of $1.00 and integral multiples of $1.00 in excess thereof, and any increase in the principal amount of Notes as a result of PIK Interest or issuance of PIK Notes may be made in integral multiples of $1.00.

The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Indenture and the Issuers, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b)          Global Notes. Notes issued in global form will be substantially in the form of Exhibit A hereto (including the Global Note Legend thereon and the “Schedule of Increases and Decreases in the Global Note” attached thereto), as applicable. Notes issued in definitive form will be substantially in the form of Exhibit A hereto (but without the Global Note Legend thereon and without the Schedule of Increases and Decreases in the Global Note attached thereto). Each Global Note will represent such of the outstanding Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

(c)          PIK Interest. In connection with the payment of PIK Interest in respect of the Notes, the Issuers shall increase the outstanding principal amount of the Notes outstanding under this Indenture represented by one or more Global Notes or, with respect to Definitive Notes represented by individual certificates, if any, by issuing additional notes (“PIK Notes”) under this Indenture on the same terms and conditions as the Initial Notes (other than the issuance dates and the date from which interest will accrue).

(d)          None of the Trustee or any Agent shall have any responsibility or obligation to any beneficial owner of an interest in a Global Note, a member of, or a Participant or Indirect Participant in, the Depositary or other Person with respect to the accuracy of the records of the Depositary or its nominee or of any Participant or Indirect Participant in, or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any Participant, Indirect Participant, member, beneficial owner or other Person (other than the Depositary) of any notice (including any notice of redemption) or the payment of any amount or delivery of any Notes (or other security or property) under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders in respect of the Notes shall be given or made only to or upon the order of the registered Holders (which shall be the Depositary or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Depositary subject to the Applicable Procedures of the Depositary. The Trustee and each Agent may rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its members, Participants, Indirect Participants and any beneficial owners.

Section 2.02         Execution and Authentication.

(a)          At least one Officer must sign the Notes for each Issuer by manual or facsimile signature.

(b)          If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note will nevertheless be valid.

(c)          A Note will not be valid until authenticated by the manual signature of the Trustee. The signature will be conclusive evidence that the Note has been authenticated under this Indenture.

(d)          The Trustee will, upon receipt of a written order of the Issuers signed by two Officers of each Issuer (an “Authentication Order”), authenticate (i) Notes for original issue on the Issue Date in an aggregate principal amount not to exceed $37,500,0003 and (ii) subject to the terms of this Indenture, any PIK Notes in an aggregate principal amount to be determined at the time of issuance and specified therein. Such Authentication Order shall specify the amount of the Notes to be authenticated and the date on which the original issue of Notes is to be authenticated and whether such Notes are to be Initial Notes or PIK Notes. The aggregate principal amount of Notes outstanding at any time may not exceed the aggregate principal amount of Notes authorized for issuance by each Issuer pursuant to one or more Authentication Orders, except as provided in Section 2.07 hereof.

(e)          On any interest payment date on which the Issuers pay PIK Interest with respect to a Global Note, the principal amount of such Global Note shall be increased by an amount equal to the interest payable, rounded up to the nearest $1.00, for the relevant interest period on the principal amount of such Global Note as of the relevant record date for such interest payment date, to the credit of the Holders on such record date, pro rata in accordance with their interests or, if applicable, otherwise in accordance with the procedures of the Depositary, and an adjustment shall be made on the books and records of the Trustee (if it is then the Custodian for such Note) with respect to such Global Note, by the Trustee or the Custodian, to reflect such increase. On any interest payment date on which the Issuers pay PIK Interest with respect to Definitive Notes represented by individual certificates, if any, the Issuers shall issue additional PIK Notes in certificated form, rounded up to the nearest $1.00. In connection with any payment of PIK Interest, no later than two Business Days prior to the relevant interest payment date, the Issuers shall deliver to the Trustee and the Paying Agent (if other than the Trustee) an Authentication Order, executed by two Officers of each Issuer, setting forth the amount of PIK Interest to be paid on such interest payment date and either (i) directing the Trustee and the Paying Agent (if other than the Trustee) to increase the principal amount of the Notes in accordance with this paragraph, which notification the Trustee and Paying Agent shall be entitled to rely upon or (ii) directing the Trustee to authenticate PIK Notes and delivering such PIK Notes to the Trustee for authentication no later than two Business Days prior to the relevant payment date.

[3]	Subject to dollar for dollar reduction for the convenience class, not to exceed $750,000.

(f)          The Trustee may appoint an authenticating agent acceptable to the Issuers to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Issuer.

Section 2.03         Registrar and Paying Agent.

(a)          The Notes shall be registered as to both principal and interest, and the Issuers will maintain a register of Notes at their respective registered offices in which the Holders of the Notes will be registered.

(b)          The Issuers will maintain an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”) and an office or agency where Notes may be presented for payment (the “Paying Agent”). The Registrar will keep a register of the Holders and the Notes and of their transfer and exchange. The Issuers may appoint one or more co-registrars and one or more additional Paying Agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Issuers may change any Paying Agent or Registrar without notice to any Holder. The Issuers will notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Issuers fail to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Issuers or any of the Company’s Subsidiaries may act as Paying Agent or Registrar.

(c)          The Issuers initially appoint The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

(d)          The Issuers initially appoint the Trustee to act as the Registrar and Paying Agent with respect to the Global Notes

(e)          With respect to any Global Notes, the Corporate Trust Office of the Trustee shall be the office of agency where such Global Notes may be presented or surrendered for payment or for registration of transfer or exchange, or where successor Notes may be delivered in exchange therefor; provided, however, that any such presentation, surrender or delivery effected pursuant to the Applicable Procedures of the Depositary shall be deemed to have been effected at such office or agency in accordance with the provisions of this Indenture.

Section 2.04         Paying Agent to Hold Money and PIK Notes in Trust.

Prior to 10:00 a.m. Eastern Time on each due date of the principal or interest on any Note, the Issuers shall deposit with each Paying Agent a sum sufficient to pay the cash portion of such principal and interest, and increase the principal amount of the Notes or issue PIK Notes to pay PIK Interest pursuant to an Authentication Order delivered to the Trustee specifying the increase in the Global Notes or the PIK Note amount to be issued on the applicable interest payment date. The Issuers will require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, or interest on the Notes, and will notify the Trustee of any default by the Issuers in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Issuers at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Issuers or a Subsidiary of the Issuers) will have no further liability for the money. If an Issuer or a Subsidiary of an Issuer acts as Paying Agent, it will segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Issuers, the Trustee will serve as Paying Agent for the Notes.

Section 2.05         Holder Lists.

The Trustee will preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA § 312(a). If the Trustee is not the Registrar, the Issuers will furnish to the Trustee at least seven Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders and the Issuers shall otherwise comply with TIA § 312(a).

Section 2.06         Transfer and Exchange.

(a)          Transfer and Exchange of Global Notes. A Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes will be exchanged by the Issuers for Definitive Notes if:

(1)  the Issuers deliver to the Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Issuers within 120 days after the date of such notice from the Depositary;

(2)  the Issuers, at their option and subject to the procedures of the Depositary, determine that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and deliver a written notice to such effect to the Trustee; or

(3)  there has occurred and is continuing an Event of Default with respect to the Notes.

Upon the occurrence of either of the preceding events in clauses (1), (2) or (3) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a), however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b) or (c) hereof.

(b)          Transfer and Exchange of Beneficial Interests in the Global Notes. The Notes will be freely transferrable, and exempt from the registration requirements of the securities laws pursuant to Section 1145 of the Bankruptcy Code. Any transfer or exchange of beneficial interests in the Global Notes will be effected through the Depositary. The transferor of a beneficial interest in Global Notes must deliver to the Registrar either:

(1)  both:

(A)         a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(B)         instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or

(2)  both:

(A)         a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(B)         instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in clause (1) above.

(c)          Transfer or Exchange of Beneficial Interests in Global Notes for Definitive Notes. If any holder of a beneficial interest in a Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.06(b) hereof, the Trustee will cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Issuers will execute and the Trustee will authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(d) will be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest requests through instructions to the Registrar from or through the Depositary and the Participant or Indirect Participant. The Trustee will deliver such Definitive Notes to the Persons in whose names such Notes are so registered.

(d)          Transfer and Exchange of Definitive Notes for Beneficial Interests in Global Notes. A Holder of a Definitive Note may exchange such Note for a beneficial interest in a Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee will cancel the applicable Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Global Notes.

(e)          Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar will register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder must provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).

(f)          [Reserved].

(g)          Legends. The following legends will appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(1) Global Note Legend. Each Global Note will bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.01 AND SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (“DTC”), TO THE ISSUERS OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(2) OID Legend. Each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THIS NOTE HAS BEEN ISSUED WITH “ORIGINAL ISSUE DISCOUNT” (WITHIN THE MEANING OF SECTION 1272 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED) FOR U.S. FEDERAL INCOME TAX PURPOSES. UPON WRITTEN REQUEST, THE ISSUERS WILL PROMPTLY MAKE AVAILABLE TO ANY HOLDER OF THIS NOTE THE FOLLOWING INFORMATION: (1) THE ISSUE PRICE AND DATE OF THE NOTE, (2) THE AMOUNT OF ORIGINAL ISSUE DISCOUNT ON THE NOTE AND (3) THE YIELD TO MATURITY OF THE NOTE. HOLDERS SHOULD CONTACT [__________] OF THE ISSUERS AT [__________].”

(h)          Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(i)          General Provisions Relating to Transfers and Exchanges.

(1)  To permit registrations of transfers and exchanges, the Issuers will execute and the Trustee will authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request.

(2)  No service charge will be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuers may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 4.07 and 9.05 hereof).

(3)  The Registrar will not be required to register the transfer of or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(4)  All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes will be the valid obligations of the Issuers, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(5)  Neither the Registrar nor the Issuers will be required:

(A)         to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection;

(B)         to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or

(C)         to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.

(6)  Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuers may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuers shall be affected by notice to the contrary.

(7)  The Trustee will authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02 hereof.

(8)  All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

(9)  Neither the Trustee nor any Agent shall have any obligation or duty to monitor, determine or inquire as to compliance with any tax or securities laws with respect to any restrictions on transfer imposed under this Indenture or under applicable law (including any transfers between or among Depositary Participants, Indirect Participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

Section 2.07         Replacement Notes.

(a)          If any mutilated Note is surrendered to the Trustee or the Issuers and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Issuers will issue and the Trustee, upon receipt of an Authentication Order, will authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Issuers, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Issuers to protect the Issuers, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Issuers may charge for its expenses in replacing a Note.

(b)          Every replacement Note is an additional obligation of the Issuers and will be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08         Outstanding Notes.

(a)          The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Issuers or an Affiliate of the Issuers holds the Note; however, Notes held by the Issuers, a Subsidiary of the Company or an Affiliate of the Company shall not be deemed to be outstanding for purposes of Section 9.02(a) hereof.

(b)          If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser.

(c)          If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

(d)          If the Paying Agent (other than the Issuer, a Subsidiary of the Company or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes will be deemed to be no longer outstanding and will cease to accrue interest.

Section 2.09         Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuers, a Subsidiary of the Company or an Affiliate of the Company, will be considered as though not outstanding[, except that for the purposes of determining whether the Trustee will be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee knows are so owned will be so disregarded].

Section 2.10         Temporary Notes.

(a)          Until certificates representing Notes are ready for delivery, the Issuers may prepare and the Trustee, upon receipt of an Authentication Order, will authenticate temporary Notes. Temporary Notes will be substantially in the form of certificated Notes but may have variations that the Issuers consider appropriate for temporary Notes and as may be reasonably acceptable to the Trustee. Without unreasonable delay, the Issuers will prepare and the Trustee will authenticate definitive Notes in exchange for temporary Notes.

(b)          Holders of temporary Notes will be entitled to all of the benefits of this Indenture.

Section 2.11         Cancellation.

The Issuers at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent will forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else will cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and will dispose of such canceled Notes in its customary manner (subject to the record retention requirement of the Exchange Act). Certification of the destruction of all canceled Notes will be delivered to the Issuers. The Issuers may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.12         Defaulted Interest.

If the Issuers default in a payment of interest on the Notes, they will pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof. The Issuers will notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Issuers will fix or cause to be fixed each such special record date and payment date; provided that no such special record date may be less than ten days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Issuers (or, upon the written request of the Issuers, the Trustee in the name and at the expense of the Issuers) will mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

Section 2.13         CUSIP Numbers.

The Issuers in issuing the Notes may use “CUSIP” numbers (if then generally in use), and, if so, the Trustee shall use “CUSIP” numbers in notices as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of any Repurchase Event Offer or redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such Repurchase Event Offer or redemption shall not be affected by any defect in or omission of such numbers. The Issuers will promptly notify the Trustee in writing of any change in the “CUSIP” numbers.

ARTICLE 3

REDEMPTION AND PREPAYMENT

Section 3.01         Notices to Trustee.

If the Issuers elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, it must furnish to the Trustee, at least 45 days but not more than 65 days before a redemption date, or such shorter notice period as the Trustee and Issuers shall agree, an Officers’ Certificate setting forth:

(1)  the clause of this Indenture pursuant to which the redemption shall occur;

(2)  the redemption date;

(3)  the principal amount of Notes to be redeemed;

(4)  the redemption price; and

(5)  the applicable CUSIP Numbers.

Section 3.02         Selection of Notes to Be Redeemed.

(a)          If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption or purchase as follows:

(1)  if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

(2)  if the Notes are not listed on any national securities exchange, on a pro rata basis.

(b)          In the event of partial redemption or purchase by lot, the particular Notes to be redeemed or purchased will be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the redemption date by the Trustee from the outstanding Notes not previously called for redemption.

(c)          The Trustee will promptly notify the Company in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed. Notes and portions of Notes selected will be in amounts of $100,000 or whole multiples of $1,000 in excess of $100,000; provided that no Notes of $100,000 or less shall be redeemed in part. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

Section 3.03         Notice of Redemption.

(a)          At least 30 days but not more than 60 days before a redemption date, the Issuers will mail or cause to be mailed, by first class mail or electronically, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Articles 8 or 11 hereof.

(b)          The notice will identify the Notes (including CUSIP Numbers) to be redeemed and will state:

(1)  the redemption date;

(2)  the redemption price;

(3)  if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note;

(4)  the name and address of the Trustee;

(5)  that Notes called for redemption must be surrendered to the Trustee to collect the redemption price;

(6)  that, unless the Issuers default in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(7)  the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(8)  that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes; and

(9)  if in connection with any conditional notice of redemption pursuant to Section 3.07(c) hereof, any condition to the related redemption.

(c)          At the Issuers’ written request, the Trustee will give the notice of redemption in the Issuers’ name and at its expense; provided, however, that the Issuers have delivered to the Trustee, at least 45 days prior to the redemption date, an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in Section 3.03(b) above.

Section 3.04         Effect of Notice of Redemption.

Once notice of redemption is mailed in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price, except as provided for in Section 3.07(c) hereof. The notice, if mailed in accordance with Section 3.03 hereof, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to give such notice by mail or any defect in the notice to the Holder designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other Note.

Section 3.05         Deposit of Redemption Price.

(a)          One Business Day prior to the redemption date, the Issuers will deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption price of and accrued interest (including accrued and unpaid PIK Interest which for the avoidance of doubt shall be paid in cash) on all Notes (including any PIK Notes or any increased principal amount of Notes sufficient to pay PIK Interest) to be redeemed on that date. The Trustee or the Paying Agent will promptly return to the Issuers any money deposited with the Trustee or the Paying Agent by the Issuers in excess of the amounts necessary to pay the redemption price of, and accrued interest on, all Notes to be redeemed.

(b)          If the Issuers comply with the provisions of Section 3.05(a), on and after the redemption date, interest will cease to accrue on the Notes or the portions of Notes called for redemption. If a Note is redeemed on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption is not so paid upon surrender for redemption because of the failure of the Issuers to comply with Section 3.05(a), interest shall be paid on the unpaid principal, from the redemption date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

Section 3.06         Notes Redeemed in Part.

Upon surrender of a Note that is redeemed in part, the Issuers will issue and, upon receipt of an Authentication Order, the Trustee will authenticate for the Holder at the expense of the Issuers a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered, provided that each new Note will be in a principal amount of $1.00 and integral multiples of $1.00 in excess thereof. It is understood that, notwithstanding anything in this Indenture to the contrary, only an Authentication Order and not an Opinion of Counsel or Officers’ Certificate is required for the Trustee to authenticate such new Note.

Section 3.07         Optional Redemption

(a)          At any time other than in contemplation of a Repurchase Event, the Issuers may redeem all or a part of the Notes (including any PIK Notes or any increased principal amount of Notes as payment for PIK Interest), at a redemption price equal to 100% of the aggregate principal amount thereof plus accrued and unpaid cash interest, if any, together with an amount of cash equal to all accrued and unpaid PIK Interest, in each case, on the Notes to be redeemed to, but not including, the date of redemption (subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date).

(b)          Any redemption pursuant to this Section 3.07 shall be made pursuant to and in compliance with the provisions of Sections 3.01 through 3.06 hereof.

(c)          Any notice of any redemption pursuant to this Section 3.07 may be given prior to the redemption thereof, and any such redemption or notice may, at the Issuers’ discretion, be subject to one or more conditions precedent, including, but not limited to, completion of an Equity Offering or other corporate transaction. In the event that any conditional notice of redemption pursuant to this Section 3.07(c) is rescinded by the Issuers, the Issuers or the Company shall promptly deliver an Officers’ Certificate to the Trustee instructing it to notify the Depositary to rescind such notice in accordance with the Applicable Procedures. The Issuers will mail or cause to be mailed, by first class mail or electronically, a notice of such redemption having been rescinded to each Holder whose Notes were to be redeemed at its registered address.

Section 3.08         Mandatory Redemption

The Issuers shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

Section 3.09         Calculation of Redemption Price

Neither the Trustee nor any Agent shall have an obligation to calculate the redemption price of any Notes.

ARTICLE 4

COVENANTS

Section 4.01         Payment of Notes.

The Issuers will pay or cause to be paid the principal of, premium, if any, cash interest and increase the principal amount of the Notes or issue PIK Notes to pay the PIK Interest on the Notes on the dates and in the manner provided in the Notes. An installment of principal of or cash interest on or any PIK Notes or any increased principal amount of Notes sufficient to pay all PIK Interest on the Notes shall be considered paid on the date due if on such date (i) the Trustee or any Paying Agent holds as of 10:00 a.m. Eastern Time on the Business Day immediately preceding the due date money sufficient to pay all principal and interest then due, (ii) the Trustee has received delivery of an Authentication Order as required under Section 2.02(e) hereof prior to the date the payment is due of any PIK Notes to be authenticated and delivered or any increased principal amount of the Global Notes sufficient to pay all PIK Interest then due and (iii) the Trustee or any Paying Agent, as the case may be, are not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture.

Section 4.02         Maintenance of Office or Agency.

(a)          The Issuers will maintain in the Borough of Manhattan, the City of New York, an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuers (other than the type contemplated by Section 13.13 hereof) in respect of the Notes and this Indenture may be served. The Issuers will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuers fail to maintain any such required office or agency or fails to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

(b)          The Issuers may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission will in any manner relieve the Issuers of its obligation to maintain an office or agency in the Borough of Manhattan, the City of New York for such purposes. The Issuers will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

(c)          The Issuers hereby designate the Corporate Trust Office of the Trustee as one such office or agency of the Issuers in accordance with Section 2.03 hereof.

Section 4.03         Reports.

(a)          So long as any Notes are outstanding, the Company will furnish, or cause the Trustee to furnish, to the Holders, without cost to the Trustee or the Holders:

(1)  no later than 120 days after the end of each fiscal year, audited consolidated financial statements; and

(2)  no later than 60 days after the end of each of the first three calendar quarters of each fiscal year, unaudited quarterly financial statements;

provided that, the availability of the foregoing reports on the SEC’s EDGAR filing system, a publicly available website of the Company, a restricted electronic data room accessible to the Holders, beneficial owners of the Notes and bona fide prospective investors in the Notes or by providing such reports to the Trustee will be deemed to satisfy the foregoing delivery requirements.

Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such reports, information and documents shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on an Officers’ Certificate).

(b)          The Company will hold and participate in conference calls with the Holders of the Notes, beneficial owners of the Notes and bona fide prospective investors [(including using commercially reasonable efforts to take and answer questions posed by participants in such conference calls)] to discuss the financial information required to be furnished pursuant to Section 4.03(a)(1) and Section 4.03(a)(2) and the financial results and prospects of the Company no later than ten Business Days after distribution of such financial information, unless, in each case, the Company reasonably determines that to do so would conflict with applicable securities laws, including in connection with any pending offering of securities. The Company shall be permitted to combine this conference call with any other conference call for other debt or equity holders or lenders. The Company shall, no later than three Business Days prior to the date of the conference calls required to be held in accordance with this paragraph, announce the date and time of such conference calls and all information necessary to enable Holders of Notes and beneficial owners of Notes to obtain access to such calls.

(c)          So long as any Notes are outstanding, the Company will also maintain a restricted electronic data room to which Holders, beneficial owners of the Notes and bona fide prospective investors are given access (which may be password protected and require potential investors to enter in to a customary non-disclosure agreement with the Company (including on a click-through basis) and to which all of the reports required by this Section 4.03 are posted, unless they are otherwise publicly filed with the SEC.

(d)          In the event that any direct or indirect parent company of the Company becomes a Guarantor of the Notes, the Company may satisfy its obligations under this Section 4.03 with respect to financial information relating to the Company by furnishing consolidated financial information relating to such parent company; provided that the same is accompanied by information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Company and its Restricted Subsidiaries on a standalone basis, on the other hand.

Section 4.04         Compliance Certificate.

(a)          The Issuers and each Guarantor (to the extent such Guarantor is so required under the TIA) shall deliver to the Trustee within 90 days after the end of each fiscal year of the Company (beginning with the fiscal year ended April 30, 2017) an Officers’ Certificate stating that in the course of the performance by the signers of their duties as Officers they would normally have knowledge of any Default and whether or not the signers know of any Default that occurred during such period. If they do, the certificate shall describe the Default, its status and what action the Issuers are taking or proposes to take with respect thereto. The Issuers also shall comply with the provisions of § 314(a)(4) of the TIA.

(b)          So long as any of the Notes are outstanding, the Issuers will deliver to the Trustee, forthwith upon any Officer of the Issuers becoming aware of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default and what action the Issuers are taking or propose to take with respect thereto.

Section 4.05         Liens.

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset or property of the Company or any Restricted Subsidiary, or any income or profits therefrom, or assign or convey any right to receive income therefrom in each such case to the extent such asset, property, income or profits constitute Collateral, except that the foregoing shall not apply to the following: (i) Permitted Liens; (ii) Liens securing Indebtedness so long as at the date of incurrence of such Lien the Senior Secured Leverage Ratio does not exceed 6.25:1.00 in respect of any fiscal quarter ending at any time on or prior to April 30, 2020 and 6.00:1.00 in respect of any fiscal quarter ending at any time thereafter and determined on a pro forma basis (including a pro forma application of the net proceeds therefrom) as if such Indebtedness had been incurred at the beginning of such four-quarter period (the “Maximum Secured Leverage Ratio”); provided that any Lien securing such Indebtedness may attach at the date of incurrence of such Indebtedness or within 180 days of the date of incurrence of such Indebtedness so long as at the date of incurrence of such Indebtedness the Maximum Secured Leverage Ratio would not have been exceeded had such Lien attached at the date of incurrence of such Indebtedness and the Company certifies the same in a certificate filed with the Trustee and identifying with particularity such Indebtedness (such Indebtedness, the “Delayed Lien Debt”) and detailing the Liens generally to attach; and (iii) Liens securing the EDC ABL, the Existing ABL, the New ABL, the Second Lien Convertible Notes and related guarantees, the Specified Convertible Debt, the Existing Capital Leases, Permitted Aircraft Financing, and Permitted Refinancing Indebtedness of any of the foregoing.

Section 4.06         Transactions with Affiliates.

(a)          The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or pay management, consulting, monitoring or advisory fees in cash or Cash Equivalents in favor of, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each, an “Affiliate Transaction”), involving aggregate consideration in excess of $5.0 million (or zero in the case of such management, consulting, monitoring or advisory fees), unless:

(i)          the Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(ii)         the Company delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $35.0 million, a resolution of the Board of Directors of the Company or the Issuer certifying that such Affiliate Transaction complies with this Section 4.06 and that such Affiliate Transaction has been approved by a majority of the disinterested members, if any, of the Board of Directors of the Company.

(b)          The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 4.06(a) hereof:

(i)          any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

(ii)         transactions (including a merger) between or among the Company and/or any of its Restricted Subsidiaries (treating the Europe JV, the Brazil JV and any other Permitted Joint Venture as Restricted Subsidiaries for this purpose);

(iii)        transactions with a Person (other than an Unrestricted Subsidiary) that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(iv)        payment of reasonable fees to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any of its Restricted Subsidiaries or any direct or indirect parent company of the Company;

(v)         any issuance of Equity Interests (other than Disqualified Stock) of the Company to Affiliates of the Company (or any other holder of Capital Stock of the Company) or to any director, officer, employee or consultant of the Company or any direct or indirect parent company of the Company, and the granting and performance of registration rights;

(vi)        subject to clause (c) below, any Restricted Payments and any Permitted Investments (in each case as defined in the Credit Agreement);

(vii)       the entering into any agreement to pay, and the payment of, customary annual management, consulting, monitoring and advisory fees to the Equity Investors in an amount not to exceed in any four quarter period the greater of (x) $5.0 million and (y) 2.0% of Consolidated Adjusted EBITDAR of the Company and its Restricted Subsidiaries for such period and related expenses;

(viii)      loans or advances to employees or consultants in the ordinary course of business ;

(ix)         any transaction effected as part of a Qualified Receivables Financing;

(x)          any transaction in which the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an accounting, appraisal or investment banking firm of national standing stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or that such transaction meets the requirements of Section 4.06(a)(1) hereof;

(xi)         the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, any acquisition agreements or members’ or stockholders agreement or related documents to which it is a party as of the Issue Date and any amendment thereto or similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (11) to the extent that the terms of any such existing agreement, together with all amendments thereto, taken as a whole, or such new agreement are not otherwise more disadvantageous to the Holders taken as a whole than the original agreement as in effect on the Issue Date;

(xii)        transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services, including aircraft services, or lessors or lessees of property, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture which are, in the aggregate (taking into account all the costs and benefits associated with such transactions), materially no less favorable to the Company or its Restricted Subsidiaries than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person, in the reasonable determination of the Board of Directors of the Company or senior management of the Company or the other Issuer, or are on terms at least as favorable as might reasonably have been obtained at such time from an unrelated party;

(xiii)       (x) Guarantees of performance by the Company and its Restricted Subsidiaries of Unrestricted Subsidiaries in the ordinary course of business, except for Guarantees of Indebtedness and (y) limited recourse pledges of Equity Interests of Unrestricted Subsidiaries for the benefit of lenders of Unrestricted Subsidiaries;

(xiv)      if such Affiliate Transaction is with a Person in its capacity as a holder of Indebtedness or Capital Stock of the Company or any Restricted Subsidiary where such Person is treated no more favorably than the holders of Indebtedness or Capital Stock of the Company or any Restricted Subsidiary;

(xv)       transactions effected pursuant to agreements in effect on the Issue Date and any amendment, modification or replacement of such agreement (so long as such amendment or replacement is not materially more disadvantageous to the Holders, taken as a whole);

(xvi)      payments to the Equity Investors made for any financial advisory, financing or other investment banking activities, including without limitation, in connection with acquisitions or divestitures, which payments are approved by a majority of the Board of Directors and on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary, as the case may be, than those that could reasonably have been obtained at such time from an unrelated third party;

(xvii)     transactions, agreements, arrangements and any amendments or modifications of the foregoing (including, without limitation, sale and leaseback transactions) entered into in the ordinary course of business between the Company or a Restricted Subsidiary and an EU Licensed Operator or EU Investorco (after such EU Licensed Operator or EU Investorco ceases to be a Restricted Subsidiary) that are on terms that are not materially less favorable to the Company or the Restricted Subsidiary, as the case may be, than those that could reasonably have been obtained at such time from an unrelated party;

(xviii)    transactions, agreements, arrangements and any amendments or modifications of the foregoing entered into in the ordinary course of business between the Company or a Restricted Subsidiary and a Permitted Joint Venture that are on terms that are not materially less favorable to the Company or the Restricted Subsidiary, as the case may be, than those that could reasonably have been obtained at such time from an unrelated party; and

(xix)       transactions contemplated by the Credit Agreement, the Second Lien Convertible Notes Indenture or the debt document governing any Specified Convertible Debt.

(c)          Notwithstanding the foregoing, the Company will not, and will not permit any of its Restricted Subsidiaries to purchase Notes held by an Affiliate of the Company unless the offer to purchase Notes is made to all Holders on a pro rata basis.

Section 4.07          Offer to Repurchase Upon Repurchase Event.Upon the occurrence of a Repurchase Event, the Company will make an offer (a “Repurchase Event Offer”) to each Holder to repurchase all or any part (equal to $1.00 or an integral multiple of $1.00 excess thereof) of that Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased (including any PIK Notes or any increased principal amount of Notes as payment for PIK Interest) plus accrued and unpaid interest (including cash in an amount equal to accrued and unpaid PIK Interest) on the Notes repurchased to, but not including, the date of purchase, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date (the “Repurchase Event Payment”). Within 30 days following any Repurchase Event, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Repurchase Event and stating:

(1)  that the Repurchase Event Offer is being made pursuant to this Section 4.07 and that all Notes properly tendered pursuant to such Repurchase Event Offer will be accepted for payment;

(2)  the purchase price and the purchase date, which shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Repurchase Event Payment Date”);

(3)  that any Note not tendered will continue to accrue interest;

(4)  that, unless the Company defaults in the payment of the Repurchase Event Payment, all Notes accepted for payment pursuant to the Repurchase Event Offer will cease to accrue interest after the Repurchase Event Payment Date;

(5)  that Holders electing to have any Notes purchased pursuant to a Repurchase Event Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Trustee at the address specified in the notice prior to the close of business on the third Business Day preceding the Repurchase Event Payment Date;

(6)  that Holders will be entitled to withdraw their election if the Trustee receives, not later than the close of business on the second Business Day preceding the Repurchase Event Payment Date, a telegram, telex, facsimile transmission, letter or email setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the Notes purchased; and

(7)  that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $1.00 or an integral multiple of $1.00 excess thereof.

The Company will comply with the requirements of the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.07 hereof, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.07 by virtue of such compliance.

(b)          On the Business Day immediately preceding the Repurchase Event Payment Date, the Company will, to the extent lawful, deposit with the Paying Agent an amount equal to the Repurchase Event Payment in respect of all Notes or portions of Notes accepted for payment.

(c)          On the Repurchase Event Payment Date, the Company will, to the extent lawful:

(1)  accept for payment all Notes or portions of Notes (in a minimum principal amount of $1.00 or an integral multiple of $1.00 excess thereof) properly tendered pursuant to the Repurchase Event Offer and not properly withdrawn; and

(2)  deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

The Paying Agent will promptly mail to each Holder properly tendered the Repurchase Event Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided, that each new Note will be in a principal amount of $1.00 or an integral multiple of $1.00 excess thereof. The Company will publicly announce the results of the Repurchase Event Offer on or as soon as reasonably practicable after the Repurchase Event Payment Date.

(d)          Notwithstanding anything to the contrary in this Section 4.07, the Company will not be required to make a Repurchase Event Offer upon a Repurchase Event if a third party makes the Repurchase Event Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.07 and purchases all Notes properly tendered and not withdrawn under the Repurchase Event Offer.

Section 4.08         Payments for Consent.

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms of the provisions of this Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement. Notwithstanding the foregoing, the Company and the Restricted Subsidiaries shall be permitted, in any offer or payment of consideration for, or as an inducement to, any consent, waiver or amendment of any of the terms or provisions of this Indenture, to exclude Holders in any jurisdiction or any category of Holders where (1) the solicitation of such consent, waiver or amendment, including in connection with any tender or exchange offer, or (2) the payment of the consideration therefor could reasonably be interpreted as requiring the Issuers or any Restricted Subsidiary to file a registration statement, prospectus or similar document under any applicable securities laws or listing requirements (including, but not limited to, the United States federal securities laws and the laws of the European Union or any of its member states), which the Issuers in their sole discretion determine (acting in good faith) (a) would be materially burdensome (it being understood that it would not be materially burdensome to file the consent documents used in other jurisdictions, any substantially similar documents or any summary thereof with the securities or financial services authorities in such jurisdiction); or (b) such solicitation would otherwise not be permitted under applicable law in such jurisdiction or with respect to such category of Holders.

Section 4.09         Additional Note Guarantees.

If (x) any Issuers or any of their Restricted Subsidiaries acquire or create another Restricted Subsidiary after the Issue Date or if any Unrestricted Subsidiary shall be designated a Restricted Subsidiary after the Issue Date, then that newly acquired, designated, or created Restricted Subsidiary, if such Subsidiary guarantees the Credit Agreement or the Second Lien Convertible Notes or (y) any existing Restricted Subsidiary guarantees the Credit Agreement or the Second Lien Convertible Notes, then that existing Restricted Subsidiary, in case of clause (x) or (y), will become a Guarantor and execute a supplemental indenture and deliver an Opinion of Counsel satisfactory to the Trustee no later than the date on which it guarantees the Credit Agreement or the Second Lien Convertible Notes. The form of such supplemental indenture is attached as Exhibit B hereto.

Section 4.10         Designation of Restricted and Unrestricted Subsidiaries.

(a)          The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if (i) that designation would comply with all of the applicable conditions set forth in the definition of “Unrestricted Subsidiary,” (ii) at the time of such designation such Subsidiary is simultaneously designated as an “Unrestricted Subsidiary” under the Credit Agreement and (iii) the outstanding principal amount of Indebtedness, or commitments to lend funds, under the Credit Agreement are in the aggregate at least $25.0 million. The Board of Directors of the Company may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would comply with all of the applicable conditions set forth in the definition of “Unrestricted Subsidiary”

(b)          If, at any time, (x) any Unrestricted Subsidiary (i) fails to meet the preceding requirements as an Unrestricted Subsidiary, or (ii) no longer constitutes an “Unrestricted Subsidiary” under the Credit Agreement or (y) the outstanding principal amount of Indebtedness, or commitments to lend funds, under the Credit Agreement are not in the aggregate at least $25.0 million, such Unrestricted Subsidiary (in the case of clause (x)) or each Unrestricted Subsidiary (in the case of clause (y)) will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Lien of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary as of such date and, if such Lien is not permitted to be incurred as of such date under Section 4.05, the Issuers will be in default of such covenant.

Section 4.11         Additional Amounts

(a)          All payments made by or on behalf of the Issuers or a Guarantor under or with respect to the Notes or a Note Guarantee will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) imposed or levied by or on behalf of any Taxing Authority (hereinafter “Taxes”), unless the applicable withholding agent is required to withhold or deduct Taxes by law or by the interpretation or administration thereof. If the applicable withholding agent is so required to withhold or deduct any amount for or on account of Taxes from any payment made under or with respect to the Notes or a Note Guarantee, the Issuers or such Guarantor will pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by each Holder (including Additional Amounts) after such withholding or deduction (including any withholding or deduction in respect of Additional Amounts) will not be less than the amount the Holder would have received if such Taxes had not been withheld or deducted; provided that no Additional Amounts will be payable with respect to a payment made to a Holder of Notes or to a third party on behalf of a Holder of Notes to the extent any of the following exceptions apply (any such Holder shall be an “Excluded Holder”) (i) in the case of Canadian withholding taxes, an Issuer or Guarantor, as the case may be, does not deal at arms’ length (within the meaning of the Income Tax Act (Canada)) with such Holder at the time of making such payment, (ii) the Holder (or fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such Holder, if such Holder is an estate, trust, partnership or corporation) is subject to such Taxes by reason of its being connected with the relevant Taxing Jurisdiction otherwise than by reason of the Holder’s activity in connection with purchasing the Notes, or by the mere holding or disposition of Notes or the receipt of payments thereunder or the enforcement of its rights thereunder, (iii) where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to European Union Directive 2003/48/EC or any other directive implementing the conclusions of the ECOFIN Council meeting of November 26-27, 2000 on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such directives, (iv) to the extent (x) that no deduction or withholding would have been required if the Holder or beneficial owner had made a declaration of non-residence or other similar claim for exemption or presented any applicable form or certificate, upon the making or presentation of which that Holder or beneficial owner would either have been able to avoid such deduction or withholding or to obtain a refund of such deduction or withholding and (y) the Holder is legally entitled to make such declaration or claim, (v) to the extent that such deduction or withholding could have been avoided if the payment was made through another Paying Agent, (vi) to the extent any tax, assessment or other governmental charge arising in relation to the Note has been refunded by any tax authority to a Holder in accordance with the terms of an applicable double taxation treaty, (vii) the payment could have been made without such deduction or withholding if the beneficiary of the payment had presented the Note for payment within 30 days after the date on which such payment or such Note became due and payable or the date on which payment thereof is duly provided for, whichever is later (except to the extent that the Holder would have been entitled to Additional Amounts had the Note been presented on the last day of such 30-day period), (viii) where such deduction or withholding is imposed with respect to any estate, inheritance, gift, sales, transfer, personal property or any similar tax, assessment or other governmental charge, (ix) to the extent that any tax, assessment or other governmental charge is payable otherwise than by deduction or withholding from payments under or with respect to the Notes or a Note Guarantee other than pursuant to Section 803 of the Income Tax Regulations to the Income Tax Act (Canada), or (x) to the extent that any tax, assessment or other governmental charge is imposed as a result of FATCA or any similar provision of applicable foreign law. In addition, no Additional Amounts shall be paid with respect to any payment to any Holder of Notes who is a fiduciary or a partnership or other than the sole beneficial owner of such Notes to the extent that the beneficiary or settlor with respect to such fiduciary, the member of such partnership or the beneficial owner of such Notes would not have been entitled to Additional Amounts had such beneficiary, settlor, member or beneficial owner held such Notes directly.

(b)          The Issuers or a Guarantor will (a) make any required withholding or deduction and (b) remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. The Issuers or a Guarantor will furnish to the Trustee and the Holders of the Notes, within 30 days after the date the payment of any Taxes is due pursuant to applicable law, certified copies of tax receipts (or other suitable documentation) evidencing such payment by the Issuers or such Guarantor. The Issuers or a Guarantor will indemnify and hold harmless each Holder (other than an Excluded Holder) and upon written request reimburse each such Holder for the amount of (1) any Taxes so levied or imposed and paid by such Holder as a result of payments made under or with respect to the Notes or a Note Guarantee and (2) any Taxes levied or imposed and paid by such Holder with respect to any indemnification payments under clause (1), other than any Taxes with respect to which such Holder is an Excluded Holder.

(c)          At least 30 days prior to each date on which any payment under or with respect to the Notes or a Note Guarantee is due and payable, if the Issuers or a Guarantor will be obligated to pay Additional Amounts with respect to such payment, the Issuers will deliver to the Trustee and the Paying Agents an Officers’ Certificate instructing the Trustee and such Paying Agent as to whether any payment of principal of or any interest on such Notes shall be made without deduction or withholding for or on account of any tax, duty, assessment or other governmental charge. If any such deduction or withholding shall be required, then such certificate shall specify the amount, if any, required to be deducted or withheld on such payment to the relevant recipient, shall certify that the Issuers shall pay such deduction or withholding amount to the appropriate Taxing Authority, and shall certify that the Issuers shall pay or cause to be paid to the Trustee or such Paying Agent Additional Amounts, if any, required. The Issuers and each of the Guarantors, jointly and severally, agrees to indemnify the Trustee and each Paying Agent for, and to hold each harmless against, any loss, liability or expense reasonably incurred without bad faith on its part arising out of or in connection with actions taken or omitted by it in reliance on any Officers’ Certificate furnished pursuant to this Section or any failure to furnish such a certificate. The obligations of the Issuers and the Guarantors under this Section 4.11 shall survive the payment of the Notes, the resignation or removal of the Trustee or any Paying Agent and/or termination of this Indenture.

(d)          Whenever in this Indenture there is mentioned, in any context, the payment of principal (and premium, if any), Repurchase Event Payment, or any other amount payable under or with respect to any Note or a Note Guarantee, such mention shall be deemed to include mention of the payment of Additional Amounts or indemnification payments to the extent that, in such context, Additional Amounts or indemnification payments are, were or would be payable in respect thereof.

(e)          The Issuers will pay and indemnify any Holders for any present or future stamp, court, documentary or other similar Taxes, charges or levies that arise in any Taxing Jurisdiction from the execution, delivery or registration of, enforcement of rights under, or payment under or with respect to this Indenture or any related document, including the Note Guarantees (“Documentary Taxes”).

(f)          The obligation to pay Additional Amounts, any indemnification payments and Documentary Taxes under the terms and conditions described above will survive any termination, defeasance or discharge of this Indenture and will apply mutatis mutandis to any successor to an Issuer or any Guarantor.

ARTICLE 5

SUCCESSORS

Section 5.01         Consolidation, Amalgamation, Merger, or Sale of Assets.

(a)          Neither of the Issuers will, directly or indirectly: (i) consolidate, amalgamate or merge with or into another Person; or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets (determined on a consolidated basis for the Company and its Restricted Subsidiaries) in one or more related transactions to another Person, unless:

(1)  either:

(A)         such Issuer is the surviving entity; or

(B)         the Person formed by or surviving any such consolidation, amalgamation or merger (if other than such Issuer) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation, partnership or limited liability company organized or existing under the laws of Canada or any province or territory thereof or the United States, any state of the United States or the District of Columbia or the Cayman Islands;

(2)  the Person formed by or surviving any such consolidation, amalgamation or merger (if other than an Issuer) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of such Issuer, as the case may be, under the Notes and this Indenture, all pursuant to agreements reasonably satisfactory to the Trustee;

(3)  immediately after such transaction, no Default or Event of Default exists; and

(4)  in the case of a transaction involving the Company and not Finance Corp. the Fixed Charge Coverage Ratio for the successor entity and its Restricted Subsidiaries would not be less than such ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction.

(b)          The Issuers shall not directly or indirectly, lease all or substantially all of the properties and assets of them and their Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

(c)          This Section 5.01 will not apply to:

(1)  a consolidation, amalgamation or merger of the either of the Issuers with an Affiliate solely for the purpose of reincorporating the applicable Issuer under the laws of Canada or any province or territory thereof or the United States, any state of the United States or the District of Columbia; or

(2)  any consolidation, amalgamation, merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Issuers and any Guarantor.

Section 5.02         Successor Substituted.

Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of an Issuer, in a transaction that is subject to, and that complies with the provisions of, Section 5.01 hereof, the successor Person formed by such consolidation or into or with which such Issuer is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Indenture referring to an “Issuer”, shall refer instead to the successor Person and not to the predecessor Issuer, and may exercise every right and power of predecessor Issuer, under this Indenture with the same effect as if such successor Person had been named as an Issuer herein; provided, however, that the Issuers shall not be relieved from the obligation to pay the principal of interest on the Notes except in the case of a sale of all or substantially all of such Issuer’s properties or assets in a transaction that is subject to, and that complies with the provisions of, Section 5.01 hereof.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01         Events of Default.

Each of the following is an “Event of Default”:

(1)  default for 30 days in the payment when due of interest on the Notes;

(2)  default in the payment when due (at maturity, upon redemption, on any Repurchase Event Payment Date or otherwise) of the principal of, or premium, if any, on, the Notes;

(3)  failure by the Company or any of the Company’s Restricted Subsidiaries for 45 days (or 30 days in the case of a Reporting Failure) after notice to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with any of the other agreements in this Indenture;

(4)  default under (i) the Credit Agreement, or (ii) any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or Finance Corp., or any of the Company’s Significant Subsidiaries or any group of the Company’s Restricted Subsidiaries that taken as a whole would constitute a Significant Subsidiary of the Company (or the payment of which is guaranteed by the Company or any of the Company’s Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the Issue Date (but excluding Indebtedness owing to the Company or a Restricted Subsidiary of the Company), if that default:

(A)         is caused by a failure to pay principal on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness following the Stated Maturity of such Indebtedness (a “Payment Default”); or

(B)         results in the acceleration of such Indebtedness prior to its Stated Maturity;

and, in the case of clause (ii) for each of (A) and (B) above, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25.0 million or more; provided that (1) this clause (4) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness and (2) no such breach, default or failure with respect to any Aircraft Equipment lease shall constitute all or part of an Event of Default under this Section 6.01(4) unless such breach, default or failure results in the acceleration by the applicable lessor of the obligations of the Company or the relevant Restricted Subsidiary under the applicable Aircraft Equipment lease, which acceleration has not been rescinded.

(5)  failure by the Company or any of the Company’s Significant Subsidiaries, or any group of the Company’s Restricted Subsidiaries that taken as a whole would constitute a Significant Subsidiary, to pay final and non-appealable judgments entered by a court or courts of competent jurisdiction aggregating in excess of $25.0 million (net of any amounts which are covered by insurance or bonded), which judgments are not paid, waived, satisfied, discharged or stayed for a period of 60 days;

(6)  the Company or any of the Company’s Restricted Subsidiaries that is a Significant Subsidiary (treating any Material Joint Venture that would constitute a Significant Subsidiary (if such Material Joint Venture was a Subsidiary) as a Restricted Subsidiary that is a Significant Subsidiary for purposes of this Section 6.01(6) if the occurrence of any event described in this Section 6.07(6) in respect of such Material Joint Venture has a Material Adverse Effect) or any group of the Company’s Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary pursuant to or within the meaning of Bankruptcy Law:

(A)         commences a voluntary case, or proceeding (including the filing of a notice of intention in respect thereof),

(B)         consents to the entry of an order for relief against it in an involuntary case or proceeding,

(C)         consents to the appointment of a custodian, receiver, receiver-manager, administrative receiver, administrator, liquidator, trustee, liquidation custodian, sequestrator, conservator, or similar official of it or for all or substantially all of its property, or

(D)         makes a general assignment for the benefit of its creditors.

(7)  a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A)         is for relief against the Company or any of the Company’s Restricted Subsidiaries that is a Significant Subsidiary or any group of the Company’s Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary in an involuntary case or proceeding;

(B)         appoints a custodian, receiver, receiver-manager, administrative receiver, administrator, liquidator, trustee, liquidation custodian, sequestrator, conservator, or similar official of the Company or any of the Company’s Restricted Subsidiaries that is a Significant Subsidiary or any group of the Company’s Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of the Company or any of the Company’s Restricted Subsidiaries that is a Significant Subsidiary or any group of the Company’s Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary; or

(C)         orders the liquidation, winding up, or dissolution or a suspension of payments against the Company or any of the Company’s Restricted Subsidiaries that is a Significant Subsidiary or any group of the Company’s Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days; provided that any Material Joint Venture that would constitute a Significant Subsidiary (if such Material Joint Venture was a Subsidiary) shall be treated as a Restricted Subsidiary that is a Significant Subsidiary for the purposes of this Section 6.01(7) if the occurrence of any event described in this Section 6.01(7) in respect of such Material Joint Venture has a Material Adverse Effect; and

(8) except as permitted by this Indenture, any Note Guarantee of any Significant Subsidiary of the Company or any group of the Company’s Restricted Subsidiaries that taken as a whole would constitute a Significant Subsidiary of the Company is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect (other than in accordance with the terms of such Note Guarantee and this Indenture), or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee and such Default continues for ten days.

Section 6.02         Acceleration.

(a)          In the case of an Event of Default specified in clause (6) or (7) of Section 6.01 hereof, with respect to the Company or any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. If the Notes become due and payable at any time prior to maturity, the amount that shall become due and payable shall be the aggregate outstanding principal of all Notes plus all accrued and unpaid cash interest, if any, together with an amount of cash equal to all accrued and unpaid PIK Interest, and any premium, if any, and any other amounts due thereon and all such amounts shall be payable solely in cash.

(b)          In the event of any Event of Default specified in clause (4) of Section 6.01, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose the Company delivers an Officers’ Certificate to the Trustee stating that (x) the Indebtedness or Guarantee that is the basis for such Event of Default has been discharged, (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the Notes as described in this Section 6.02 be annulled, waived or rescinded upon the happening of any such events.

Section 6.03         Other Remedies.

(a)          If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium and interest on the Notes or to enforce the performance of any provision of the Notes, Note Guarantees or this Indenture.

(b)          The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04         Waiver of Past Defaults.

Holders of not less than a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of the Holders of all of the Notes, rescind an acceleration or waive an existing Default or Event of Default and its consequences hereunder except a continuing Default or Event of Default in the payment of interest or premium or the principal of, the Notes. Upon any such rescission or waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05         Control by Majority.

Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture that the Trustee determines may be unduly prejudicial to the rights of other Holders or that may involve the Trustee in personal liability.

Section 6.06         Limitation on Suits.

(a)          A Holder may pursue a remedy with respect to this Indenture or the Notes only if:

(1)  such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(2)  Holders of at least 25% in aggregate principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

(3)  such Holder or Holders offer and, if requested, provide to the Trustee security or indemnity reasonably satisfactory to the Trustee against any loss, liability or expense;

(4)  the Trustee does not comply with the request within 60 days after receipt of the request and the offer of security or indemnity; and

(5)  during such 60-day period, Holders of a majority in aggregate principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with such request.

(b)          A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder.

Section 6.07         Rights of Holders to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal, premium and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder; provided, however, that nothing in this Section 6.07 shall prevent the Company or any Guarantor from taking, or refraining from taking, any action that impairs or affects merely the practical (but not the legal) right of any Holder to receive any payment.

Section 6.08         Collection Suit by Trustee.

If an Event of Default specified in clauses (1) or (2) of Section 6.01 hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuers for the whole amount of principal of, premium, and interest remaining unpaid on, the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09         Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Issuers (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable and documented compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10         Priorities.

(a)          If the Trustee collects any money pursuant to this Article 6, it shall, pay out the money in the following order:

First: to the Trustee, and each of its respective agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

Second: to Holders for amounts due and unpaid on the Notes for principal, premium and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium and interest, respectively; and

Third: to the Issuers or to such party as a court of competent jurisdiction shall direct in writing.

(b)          The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.

Section 6.11         Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable and documented attorneys’ fees and expenses against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Notes.

ARTICLE 7

TRUSTEE

Section 7.01         Duties of Trustee.

(a)          If an Event of Default has occurred and is continuing, the Trustee will exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b)          Except during the continuance of an Event of Default:

(1)  the duties of the Trustee will be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2)  in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, with respect to certificates or opinions specifically required by any provision hereof to be furnished to it, the Trustee will examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture.

(c)          The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1)  this Section 7.01(c) does not limit the effect of Section 7.01(b) above;

(2)  the Trustee will not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(3)  the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Sections 6.04 and 6.05 hereof.

(d)          No provision of this Indenture will require the Trustee to expend or risk its own funds or incur any liability.

(e)          The Trustee will not be liable for interest on or the investment of any money received by it except as the Trustee may agree in writing with the Issuers. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(f)          Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to Section 7.01.

Section 7.02         Rights of Trustee.

(a)          The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

(b)          Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both. The Trustee will not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. The Trustee may consult with counsel of its own selection and the advice of such counsel or any Opinion of Counsel will be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c)          The Trustee may act through its attorneys and agents and will not be responsible for the misconduct, negligence or failure to act of any attorney or agent appointed with due care.

(d)          The Trustee will not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e)          Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuers or any Guarantor, as applicable, will be sufficient if signed by an Officer of the Company or such Guarantor, as applicable.

(f)          The Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee reasonable indemnity or security satisfactory to it against the losses, liabilities and expenses that might be incurred by it in compliance with such request or direction.

(g)          In no event shall the Trustee be responsible or liable for special, indirect, punitive, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(h)          The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has knowledge thereof or unless written notice of any event which is in fact such a default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

(i)          The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder as Registrar and Paying Agent, and each Agent, custodian and other Person employed to act hereunder.

(j)          The Trustee may request that the Company and each Guarantor deliver an Officers’ Certificate setting forth the names of individuals and/or titles of Officers authorized at such time to take specified actions pursuant to this Indenture, which Officers’ Certificate may be signed by any Person authorized to sign an Officers’ Certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded.

(k)          Notwithstanding any provision herein to the contrary, in no event shall the Trustee be liable for any failure or delay in the performance of its obligations under this Indenture because of circumstances beyond its control, including, but not limited to, acts of God, flood, war (whether declared or undeclared), terrorism, fire, riot, strikes or work stoppages for any reason, embargo, government action, including any laws, ordinances, regulations or the like which restrict or prohibit the providing of the services contemplated by this Indenture, inability to obtain material, equipment, or communications or computer facilities, or the failure of equipment or interruption of communications or computer facilities, and other causes beyond its control whether or not of the same class or kind as specifically named above.

Section 7.03         Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with either Issuers or any Guarantor or any Affiliate of either Issuers or any Guarantor with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10 and 7.11 hereof.

Section 7.04         Trustee’s Disclaimer.

The Trustee will not be responsible for and makes no representation as to the validity or adequacy of any offering materials, this Indenture, the Notes or any Note Guarantee, it shall not be accountable for the Issuers’ use of the proceeds from the Notes or any money paid to the Issuers or upon the Issuers’ direction under any provision of this Indenture, it will not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it will not be responsible for any statement or recital herein or any statement in the Notes, any Note Guarantee or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.05         Notice of Defaults.

If a Default or Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee will mail to Holders a notice of the Default or Event of Default within 90 days after it occurs. Except in the case of a Default or Event of Default in payment of principal of, premium or interest on, any Note, the Trustee may withhold the notice if and so long as a Responsible Officer in good faith determines that withholding the notice is in the interests of the Holders.

Section 7.06         Reports by Trustee to Holders.

(a)          Within 60 days after each May 15 beginning with the May 15 following the Issue Date, and for so long as Notes remain outstanding, the Trustee will mail to the Holders a brief report dated as of such reporting date that complies with TIA § 313(a) (but if no event described in TIA § 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also will comply with TIA § 313(b). The Trustee will also transmit by mail all reports as required by TIA § 313(c).

(b)          A copy of each report at the time of its mailing to the Holders will be mailed by the Trustee to the Issuers and filed by the Trustee with the SEC and each stock exchange on which the Notes are listed in accordance with TIA § 313(d). The Issuers will promptly notify the Trustee in writing when the Notes are listed on any stock exchange or delisted therefrom.

Section 7.07         Compensation and Indemnity.

(a) The Issuers will pay to the Trustee from time to time reasonable compensation for its acceptance and administration of this Indenture and services hereunder. The Trustee’s compensation will not be limited by any law on compensation of a trustee of an express trust. The Issuers will reimburse the Trustee promptly upon request for all reasonable and documented disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses will include the reasonable and documented compensation, disbursements and expenses of the Trustee’s agents and counsel.

(b)          The Issuers and each Guarantor, jointly and severally, will indemnify the Trustee and hold it harmless from and against any and all losses, liabilities, claims, damages, costs or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties or the exercise of its rights under this Indenture including the reasonable and documented costs and expenses of enforcing this Indenture against the Issuers and the Guarantors (including this Section 7.07) and defending itself against any claim (whether asserted by the Issuers, the Guarantors, any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its own negligence, bad faith or willful misconduct. The Trustee will notify the Issuers promptly of any claim of which it or a Responsible Officer has received written notice for which it may seek indemnity. Failure by the Trustee to so notify the Issuers will not relieve the Issuers or any of the Guarantors of their obligations hereunder.

(c)          The obligations of the Issuers and the Guarantors under this Section 7.07 will survive the satisfaction and discharge of this Indenture, the payment of the Notes and/or the resignation or removal of the Trustee.

(d)          To secure the Issuers’ and the Guarantors’ payment obligations in this Section 7.07, the Trustee will have a Lien on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien will survive the satisfaction and discharge of this Indenture, the payment of the Notes and/or the resignation or removal of the Trustee.

(e)          When the Trustee incurs expenses or renders services after an Event of Default specified in clause (6) or (7) of Section 6.01 hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

(f)          The Trustee will comply with the provisions of TIA § 313(b)(2) to the extent applicable.

Section 7.08         Replacement of Trustee.

(a)          A resignation or removal of the Trustee and appointment of a successor Trustee will become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.

(b)          The Trustee may resign at any time and be discharged from the trust hereby created by so notifying the Issuers in writing. The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuers in writing. The Issuers may remove the Trustee if:

(1)  the Trustee fails to comply with Section 7.10 hereof;

(2)  the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(3)  a custodian or public officer takes charge of the Trustee or its property; or

(4)  the Trustee becomes incapable of acting.

(c)          If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuers will promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuers.

(d)          If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Issuers, or the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

(e)          If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10 hereof, such Holder may petition at the expense of the Issuers any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f)          A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Issuers. Thereupon, the resignation or removal of the retiring Trustee will become effective, and the successor Trustee will have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee will mail a notice of its succession to Holders. The retiring Trustee will promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Issuers’ obligations under Section 7.07 hereof will continue for the benefit of the retiring Trustee.

Section 7.09         Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business (including this transaction) to, another corporation, the successor corporation without any further act will be the successor Trustee.

Section 7.10         Eligibility; Disqualification.

There will at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $50.0 million as set forth in its most recent published annual report of condition.

This Indenture will always have a Trustee who satisfies the requirements of TIA §310(a)(1), (2) and (5). The Trustee is subject to TIA § 310(b).

Section 7.11         Preferential Collection of Claims Against the Issuers.

The Trustee is subject to TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b). A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein.

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01         Option to Effect Legal Defeasance or Covenant Defeasance.

The Issuers may at any time, at the option of their respective Boards of Directors evidenced by a resolution set forth in an Officers’ Certificate, elect to have either Section 8.02 or 8.03 hereof be applied to all outstanding Notes and Note Guarantees upon compliance with the conditions set forth below in this Article 8.

Section 8.02         Legal Defeasance and Discharge.

(a)          Upon the Issuers’ exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Issuers and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes (including the Note Guarantees) on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuers and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Note Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections and Articles of this Indenture referred to in clauses (1) and (2) below, and to have satisfied all their other obligations under such Notes, the Note Guarantees and this Indenture (and the Trustee, on written demand of and at the expense of the Issuers, shall execute instruments acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(1)  the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium on, such Notes when such payments are due from the trust referred to in Section 8.04 hereof;

(2)  the Issuers’ obligations with respect to such Notes under Sections 2.02, 2.03, 2.04, 2.05, 2.06, 2.07, 2.08, 2.09, 2.10 and Section 4.02 hereof;

(3)  the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Issuers’ and the Guarantors’ obligations in connection therewith; and

(4)  this Article 8.

(b)          Subject to compliance with this Article 8, the Issuers may exercise their option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

Section 8.03         Covenant Defeasance.

Upon the Issuers’ exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Issuers and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from each of their obligations under the covenants contained in Sections 4.03, 4.07, 4.08, 4.09 and 4.11 and Section 5.01(a)(3) and 5.01(a)(4) hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes will not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Note Guarantees, the Issuers and the Guarantors may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply with such covenants will not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified in this Section 8.03, the remainder of this Indenture and such Notes and Note Guarantees will be unaffected thereby. In addition, upon the Issuers’ exercise under Section 8.01 hereof of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, clauses (3) through (5) of Section 6.01 hereof will not constitute Events of Default.

Section 8.04         Conditions to Legal or Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.02 or 8.3 hereof:

(1)  the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the written opinion of a U.S. or Canadian nationally recognized investment bank, appraisal firm, or firm of independent public accountants delivered to the Trustee, to pay the principal of, premium and interest (including an amount of cash sufficient to pay all PIK Interest) on, the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Issuers must specify whether the Notes are being defeased to such stated date for payment or to a particular redemption date;

(2)  in the case of an election under Section 8.02 hereof, the Issuers must deliver to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee (subject to customary exceptions and exclusions) confirming that:

(A)         the Issuers have received from, or there has been published by, the U.S Internal Revenue Service a ruling; or

(B)         since the Issue Date there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)  in the case of an election under Section 8.03 hereof, the Issuers must deliver to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee (subject to customary exceptions and exclusions) confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)  no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing);

(5)  such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6)  the Issuers must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Issuers with the intent of preferring the Holders over the other creditors of the Issuers with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuers or others;

(7)  the Issuers must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

(8)  in the case of both Legal Defeasance and Covenant Defeasance, the Issuers shall have delivered to the Trustee an opinion of Canadian counsel stating that the Issuers have received from, or there has been published by, the Canada Revenue Agency an advance ruling, in either case to the effect that, and based thereon such opinion shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for Canadian federal, provincial or territorial income tax or other tax purposes as a result of such deposit and defeasance and will be subject to Canadian federal, provincial or territorial income tax or other tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and for the purposes of such opinion, such Canadian counsel shall assume that Holders of the Notes include Holders who are not resident in Canada).

Section 8.05         Deposited Money and Government Securities to be Held in Trust; Other MiscellaneousProvisions.

(a)          Subject to Section 8.06 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium and interest, but such money need not be segregated from other funds except to the extent required by law.

(b)          The Issuers will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

(c)          Notwithstanding anything in this Article 8 to the contrary, the Trustee will deliver or pay to the Issuers from time to time upon the written request of the Issuers any money or non-callable Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under clause (1) of Section 8.04 hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06         Repayment to the Issuers.

Any money deposited with the Trustee or any Paying Agent, or then held by the Issuers, in trust for the payment of the principal of, premium or interest on, any Note and remaining unclaimed for two years after such principal, premium or interest has become due and payable shall be paid to the Issuers on their written request or (if then held by the Issuers) will be discharged from such trust; and the Holders will thereafter be permitted to look only to the Issuers for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuers as trustee thereof, will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Issuers cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Issuers.

Section 8.07         Reinstatement.

If the Trustee or Paying Agent is unable to apply any U.S. dollars or non-callable Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or Governmental Authority enjoining, restraining or otherwise prohibiting such application, then the Issuers’ and the Guarantors’ obligations under this Indenture and the Notes and the Note Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided, however, that, if the Issuers make any payment of principal of, premium or interest on, any Note following the reinstatement of its obligations, the Issuers will be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01         Without Consent of Holders.

(a)          Notwithstanding Section 9.02 of this Indenture, the Issuers, the Guarantors (except that, with respect to Section 9.01(a)(7) below, the Guarantors need not be a party to any supplemental indenture that solely adds or releases a Note Guarantee) and the Trustee may amend or supplement this Indenture or the Notes or the Note Guarantees without the consent of any Holder:

(1)  to cure any ambiguity, defect or inconsistency;

(2)  to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3)  to provide for the assumption of the Issuers’ or a Guarantor’s obligations to the Holders under the Notes and Note Guarantees by a successor to the Issuers or such Guarantor pursuant to Article 5 or Article 10 hereof;

(4)  to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under this Indenture of any Holder in any material respect;

(5)  to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA;

(6)  to make certain changes to the this Indenture to provide for the issuance of PIK Notes or to pay PIK Interest in accordance with the terms of this Indenture; or

(7)  to allow any Subsidiary of the Issuers to execute a supplemental indenture and/or a Note Guarantee with respect to the Notes and to release Guarantors from the Note Guarantee in accordance with the terms of this Indenture.

(b)          Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Section 9.06 hereof, the Trustee will join with the Issuers and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee will not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

Section 9.02         With Consent of Holders.

(a)          Except as provided in this Section 9.02, the Issuers, the Guarantors and the Trustee may amend or supplement this Indenture (including, without limitation, Section 4.07 hereof) and the Notes or the Note Guarantees with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to Sections 6.4 and 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium or interest on, the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture or the Notes or the Note Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes). Section 2.08 hereof shall determine which Notes are considered to be “outstanding” for purposes of this Section 9.02.

(b)          Upon the request of the Issuers accompanied by a resolution of their respective Boards of Directors authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders as aforesaid, and upon receipt by the Trustee of the documents described in Section 9.06 hereof, the Trustee will join with the Issuers and the Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental Indenture.

(c)          It is not necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it is sufficient if such consent approves the substance thereof.

(d)          After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuers will mail to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuers to mail such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amendment, supplement or waiver. Subject to Sections 6.04 and 6.07 hereof, the Holders of a majority in aggregate principal amount of the Notes then outstanding voting as a single class may waive compliance in a particular instance by the Issuers or any Guarantor with any provision of this Indenture or the Notes or the Note Guarantees. However, unless (subject to Section 6.07) consented to by the Holders of at least 90% in aggregate principal amount of the then outstanding Notes voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), without the consent of each Holder affected thereby, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(1)  reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2)  reduce the principal of or extend the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (for the avoidance of doubt, repurchases of the Notes by the Issuers pursuant to Section 4.07 hereof are not redemptions of the Notes);

(3)  reduce the rate of or extend the time for payment of interest, including default interest, or premium on any Note;

(4)  waive a Default or Event of Default in the payment of principal of, or premium or interest on, the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(5)  make any Note payable in money other than that stated in the Notes;

(6)  make any change in the provisions of this Indenture relating to waivers of past Defaults or impair the rights of Holders to receive payments of principal of, or interest or premium, on, the Notes;

(7)  waive a redemption payment with respect to any Note (for the avoidance of doubt, any payment required by Section 4.07 hereof is not a redemption payment);

(8)  waive, modify or terminate the Company’s obligation to make a Repurchase Event Offer pursuant to Section 4.07;

(9)  release any Guarantor that is CHC Helicopter Holding S.à r.l. or a Significant Subsidiary of the Issuers from any of its obligations under its Note Guarantee or this Indenture, except in accordance with the terms of this Indenture; or

(10)  make any change in the preceding amendment and waiver provisions;

it being understood that any amendment, supplement or waiver contemplated by this paragraph that (subject to Section 6.07) is consented to by Holders of at least 90% in aggregate principal amount of the then outstanding Notes will be binding against any non-consenting Holders.

Section 9.03         Compliance with Trust Indenture Act.

Every amendment or supplement to this Indenture or the Notes will be set forth in an amended or supplemental indenture that complies with the TIA as then in effect.

Section 9.04         Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder or subsequent Holder may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. After an amendment, supplement or waiver becomes effective in accordance with its terms, it thereafter binds every Holder.

Section 9.05         Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuers in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06         Trustee to Sign Amendments, etc.

The Trustee will sign any amended or supplemental indenture authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Issuers may not sign an amended or supplemental indenture until their respective Boards of Directors approves it. In executing any amended or supplemental indenture, the Trustee will be provided with and (subject to Section 7.01 hereof) will be fully protected in relying upon, in addition to the documents required by Section 13.04 hereof, an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture.

ARTICLE 10

NOTE GUARANTEES

Section 10.01         Guarantee.

(a)          Subject to this Article 10, each of the Guarantors hereby, jointly and severally, unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its respective successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Issuers hereunder or thereunder, that:

(1)  the principal of, premium and interest on, the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Issuers to the Holders or the Trustee hereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(2)  in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b)          The Guarantors hereby agree that their obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuers, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor.

Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of either Issuer, any right to require a proceeding first against the Issuers, protest, notice and all demands whatsoever and covenant that this Note Guarantee will not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

(c)          [Reserved.]

(d)          Notwithstanding the other provisions of this Indenture, a Note Guarantee together with any other undertaking and indemnity under or in connection with the Notes or this Indenture, granted by a Norwegian Guarantor:

(1)  shall be limited, if (and only if) required by the mandatory provisions of law applicable (including, but not limited to, if applicable, the provisions of sections 8-7 and 8-10 cf. sections 1-3 and 1-4 of the Norwegian Limited Companies Act 1997 regulating unlawful financial assistance and other prohibited loans, guarantees and joint and several liability as well as providing of security), and it is understood and agreed that the liability of each Norwegian Guarantor only applies to the extent permitted by the above mentioned provisions of the Norwegian Limited Companies Act 1997 and that such provisions could have the effect of reducing the amount of the obligations or liability assumed and/or the amount guaranteed to zero; and

(2)  shall in no event exceed U.S.$3.3 billion plus any unpaid amount of interest, fees, liability, costs and expenses hereunder and under the Notes.

(e)          Notwithstanding any other provision of this Article 10, the Note Guarantee and other obligations of any Guarantor incorporated or established (as applicable) in the Netherlands, or any of its Subsidiaries expressed to be assumed in this Article 10 shall be deemed not to be assumed by such Guarantor or Subsidiary to the extent that the same would constitute unlawful financial assistance within the meaning of Section 2:98c of the Dutch Civil Code (the “Prohibition”), and the provisions of this Indenture and the Notes shall be construed accordingly. For the avoidance of doubt it is expressly acknowledged that the relevant Guarantors and Subsidiaries will continue to guarantee all such obligations which, if included, do not constitute a violation of the Prohibition.

(f)          [Notwithstanding any other provision of this Indenture, the parties to this Indenture agree that in respect of Lloyd Bass Strait Helicopters Pty. Ltd., Lloyd Helicopter Services Pty. Ltd., and Lloyd Helicopter International Pty. Ltd., in its own capacity as trustee of the Australian Helicopters Trust, Lloyd Helicopters Pty. Ltd. and Lloyd Off-Shore Helicopters Pty. Ltd. (collectively, the “Australian Guarantors”), the provisions of this Indenture and the obligations incurred under this Indenture and the Note Guarantees, in so far as such obligations may constitute unlawful financial assistance under Section 260A if the Corporations Act 2001 (Cwlth), have no effect in respect of and do not apply to any Australian Guarantor until such time as the steps set out in Section 260B of the Corporations Act 2001 (Cwlth) have been complied with and all statutory periods required under Section 260B have elapsed.]

(g)          The obligations of a Luxembourg Guarantor under this Article 10 (a “Luxembourg Guarantee”):

(1)  shall at all times be limited to an aggregate amount not exceeding the greater of:

(A)         the aggregate of all amounts (if any) received by that Luxembourg Guarantor from the Issuers or any of their Subsidiaries that have been financed directly or indirectly by the issuance of the Notes;

(B)         90% of the Luxembourg Guarantor’s own funds (capitaux propres), as referred to in annex I to the grand-ducal regulation dated 18 December 2015 defining the form and content of the presentation of balance sheet and profit and loss account, and enforcing the Luxembourg law of 19 December 2002 on the commercial register and annual accounts (the “Regulation”)) as reflected in its last annual accounts duly approved and available on the date of payment under this Indenture or the Notes; and

(C)         90% of the Luxembourg Guarantor’s own funds (capitaux propres, as referred to in the Regulation) as reflected in its last annual accounts duly approved and available as at the date of execution of this Indenture, save to the extent that such Luxembourg Guarantee relates to the obligations of a direct or indirect Subsidiary of the relevant Luxembourg Guarantor; and

(2) shall not include any obligation which, if incurred, would constitute an abuse of assets as defined by article 171-1 of the Luxembourg law on commercial companies dated 10 August 1915 as amended.

For the avoidance of doubt, the limitation in this Section 10.01(g) shall apply to the obligations of any Luxembourg Guarantor under this Article 10 without duplication with any limitation to the Guarantee obligations of the same under the Credit Agreement.

(h)          This Note Guarantee does not apply to any liability to the extent that it would result in this Note Guarantee constituting unlawful financial assistance within the meaning of sections 678 or 679 of the Companies Act 2006 or result in an unlawful return or reduction of the capital of any of the Guarantors incorporated in the United Kingdom.

(i)          Notwithstanding any other provision in this Article 10, the Note Guarantee provided by CHC Leasing (Ireland) Designated Activity Company (the “Irish Guarantor”) in respect of the obligations of the Issuers under the Notes, does not apply to any liability or indebtedness to the extent that it would result in the Note Guarantee constituting unlawful financial assistance within the meaning of Section 82 of the Irish Companies Act 2014.

(j)          Notwithstanding any other provision of this Indenture, if a “secured creditor” (as that term is defined under the Bankruptcy and Insolvency Act (Canada)) is determined by a court of competent jurisdiction not to include a Person to whom obligations are owed on a joint or joint and several basis, then the obligations of each Canadian Guarantor hereunder, to the extent such obligations are secured, only shall be several obligations and not joint or joint and several obligations for the purposes of such Act.

(k)          [Notwithstanding any other provision of this Article 10, the Note Guarantee, indemnity and other Obligations of any Barbados Guarantor expressed to be assumed in this Article 10 shall be deemed not to be assumed by such Barbados Guarantor to the extent that the same would result in circumstances prejudicial to such Barbados Guarantor as outlined in Section 53 of the Companies Act Cap 308 of the laws of Barbados (the “Barbados Act”) and to the extent that the same is not permitted under Section 54 of the Barbados Act and the provisions of this Indenture, the Notes and the Note Guarantee shall be construed accordingly. For the avoidance of doubt it is expressly acknowledged that the Barbados Guarantors will continue to guarantee all such obligations which, if included, do not constitute a violation of Section 53 of the Barbados Act.]

(l)          Notwithstanding any other provision of this Indenture, the liability of any Guarantor incorporated under the laws of Poland, (each, a “Polish Guarantor”) under the Note Guarantee shall be limited as follows.

(1)  The liability of any Polish Guarantor assumed under Article 10 shall, in all circumstances, not include any liability to the extent it would result in insolvency of such Polish Guarantor in the meaning of Article 11.2 of the Polish Bankruptcy Law of 28 February 2003 (Journal of Laws of 2015, item 233, as amended) (“Polish Bankruptcy Law”) and shall be subject to all limitations set out in Articles 11.2-5 of the Polish Bankruptcy Law.

(2)  In addition the obligations and liabilities of any Polish Guarantor incorporated as a limited liability company (spółka z ograniczoną odpowiedzialnością), assumed under Article 10 shall be limited to the extent required to ensure that any payment under Article 10 does not result in a breach of Article 189 of the Polish Commercial Companies Code (Journal of Laws of 2013, item 1030, as amended) (the “Polish Commercial Companies Code”) and the obligations and liabilities of any Polish Guarantor incorporated as a joint-stock company (spółka akcyjna), assumed under Article 10 shall be limited to the extent required to ensure that any payment under Article 10 does not result in a breach of Article 344 Section 1, Article 345, and Article 350 Section 1 of the Polish Commercial Companies Code.

(3)  The limitations in this item (l) (1) and (2), will not apply if at least one of the following circumstances occurs:

(A)         an Event of Default under Article 6.01 item (1) through (2) (Events of Default) has occurred; or

(B)         the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes under this Indenture have declared all the Notes to be due and payable, pursuant to Article 6.02 (Acceleration);

(4)  Additionally, the limitations in this item (l) (1) will not apply if at least one of the following circumstances occurs:

(A)         liabilities of the Polish Guarantor other than those under the Note Guarantee result in its insolvency within the meaning of Article 11, paragraph 2 of the Polish Bankruptcy Law; or

(B)         Polish law is amended in such a manner that balance sheet insolvency (niewyplacalność) as provided for in Article 11, paragraph 2 of the Polish Bankruptcy Law no longer gives grounds for bankruptcy or no longer obliges the Polish Guarantor to file for bankruptcy.

(m)          If any Holder or the Trustee is required by any court or otherwise to return to the Issuers, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuers or the Guarantors, any amount paid by either to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.

(n)          Each Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee. The Guarantors will have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantee.

(o)          Neither the Trustee nor any Agent shall have any obligation or liability with respect to determining or monitoring (i) the jurisdiction of organization of the Issuers or any Guarantor or any change thereto, (ii) the applicability of any laws referred to in this Article 10, and/or whether or not any such law has been complied with or violated by this Indenture, any Note Guarantee, or any action of the Issuers or any Guarantor, or (iii) adjustments in amounts payable by any Guarantor as a result of the applicability of any laws referred to in this Section 10.01.

Section 10.02         Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal, state or provincial law in any jurisdiction to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 10, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance.

Section 10.03         Intentionally Omitted.

Section 10.04         Guarantors May Consolidate, etc., on Certain Terms.

(a)          Except as otherwise provided in this Section 10.04, a Subsidiary Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge or amalgamate with or into (whether or not such Subsidiary Guarantor is the surviving Person) another Person, other than the Company or another Subsidiary Guarantor, unless:

(1)  immediately after giving effect to such transaction, no Default or Event of Default exists; and

(2)  the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Subsidiary Guarantor under this Indenture and its Note Guarantee, pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee.

In case of any such consolidation, merger, amalgamation, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Note Guarantee and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Subsidiary Guarantor, such successor Person will succeed to and be substituted for the Subsidiary Guarantor with the same effect as if it had been named herein as a Subsidiary Guarantor. Such successor Person thereupon may cause to be signed any or all of the Note Guarantees to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by the Company and delivered to the Trustee. All the Note Guarantees so issued will in all respects have the same legal rank and benefit under this Indenture as the Note Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Note Guarantees had been issued at the date of the execution hereof.

(b)          Except as set forth in Articles 4 and 5 hereof, and notwithstanding clauses 2(a) and 2(b) above, nothing contained in this Indenture or in any of the Notes will prevent any consolidation, merger or amalgamation of a Subsidiary Guarantor with or into the Company or another Subsidiary Guarantor, or will prevent any sale or conveyance of the property of a Subsidiary Guarantor as an entirety or substantially as an entirety to the Company or another Subsidiary Guarantor.

Section 10.05       Releases.

(a)          The Note Guarantee of a Subsidiary Guarantor will be released:

(1)  in connection with any sale, disposition or transfer of all or substantially all of the assets of that Subsidiary Guarantor (including by way of merger, amalgamation, or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company;

(2)  in connection with any sale, disposition or transfer of all of the Capital Stock of that Subsidiary Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company;

(3)  upon Legal Defeasance in accordance with Article 8 hereof or satisfaction and discharge of this Indenture in accordance with Article 11 and Article 8 hereof;

(4)  if the Company designates any Restricted Subsidiary that is a Subsidiary Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of this Indenture; or

(5)  upon the release of such Subsidiary Guarantors’ Guarantee under the Credit Agreement or such other Indebtedness that triggered such Subsidiary Guarantor’s Note Guarantee.

(b)          Any Guarantor not released from its obligations under its Note Guarantee as provided in this Section 10.05 will remain liable for the full amount of principal of and interest and premium on the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article 10.

ARTICLE 11

SATISFACTION AND DISCHARGE

Section 11.01         Satisfaction and Discharge.

(a)          This Indenture will be discharged and will cease to be of further effect as to all Notes issued hereunder, when:

(1)  either:

(a)  all Notes that have been authenticated and, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust or segregated and held in trust by the Issuers and thereafter repaid to the Issuers, have been delivered to the Trustee for cancellation; or

(b)  all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year or may be called for redemption within one year and the Issuers or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness (including all principal and interest) on the Notes not delivered to the Trustee for cancellation;

(2)  either Issuer or any Guarantor has paid or caused to be paid all sums payable by it under this Indenture; and

(3)  the Issuers have delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be.

(b)          In addition, an Officers’ Certificate has been delivered to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

(c)          Notwithstanding the satisfaction and discharge of this Indenture, if money, non-callable Government Securities, or a combination thereof has been deposited with the Trustee pursuant to Section 11.01(a)(1)(b), the provisions of Sections 11.02 and 8.06 hereof will survive such satisfaction and discharge. In addition, nothing in this Section 11.01 will be deemed to discharge those provisions of Section 7.07 hereof, or any other provision hereof, that, by their terms, survive the satisfaction and discharge of this Indenture.

Section 11.02       Application of Trust Money.

(a)          Subject to the provisions of Section 8.06 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee pursuant to Section 11.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium) and interest for whose payment such money or non-callable Government Securities has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

(b)          If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 11.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuers’ and any Guarantor’s obligations under this Indenture and the Notes and Note Guarantees, as applicable, shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01 hereof; provided that if the Issuers have made any payment of principal of, premium or interest on, any Notes because of the reinstatement of its obligations, the Issuers shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE 12

[RESERVED]

ARTICLE 13

MISCELLANEOUS

Section 13.01       Trust Indenture Act Controls.

If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by TIA § 318(c), the imposed duties will control.

Section 13.02       Notices.

(a)          Any notice, direction, request, instruction, document, or communication by the Issuers, any Guarantor or the Trustee to the others is duly given if in writing and delivered in Person or by first class mail (registered or certified, return receipt requested), facsimile transmission or overnight air courier guaranteeing next day delivery, to the others’ address:

If to either Issuer and/or any Guarantor:

[HELICOPTER COMPANY I LLC]

[•]

with a copy to:

[•]

With a copy to:

[•]

If to the Trustee:

[•]

The Issuers, any Guarantor or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications; provided, however, that notices to the Trustee shall only be effective upon actual receipt.

(b)          All notices and communications (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted by facsimile; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

(c)          Any notice or communication to a Holder will be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Any notice or communication will also be so mailed to any Person described in TIA § 313(c), to the extent required by the TIA. Failure to mail a notice or communication to a Holder or any defect in it will not affect its sufficiency with respect to other Holders.

(d)          If a notice or communication is mailed in the manner provided in this Section 13.02 within the time prescribed, it is duly given, whether or not the addressee receives it.

(e)          If the Issuers mail a notice or communication to Holders, it will mail a copy to the Trustee and each Agent at the same time.

(f)          In respect of this Indenture, the Trustee shall not have any duty or obligation to verify or confirm that the Person sending instructions, directions, reports, notices or other communications or information by electronic transmission is, in fact, a Person authorized to give such instructions, directions, reports, notices or other communications or information on behalf of the party purporting to send such electronic transmission; and the Trustee shall not have any liability for any losses, liabilities, costs or expenses incurred or sustained by any party as a result of such reliance upon or compliance with such instructions, directions, reports, notices or other communications or information. Each other party agrees to assume all risks arising out of the use of electronic methods to submit instructions, directions, reports, notices or other communications or information to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, notices, reports or other communications or information, and the risk of interception and misuse by third parties.

Section 13.03         Communication by Holders with Other Holders.

Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Issuers, the Trustee, the Agents and anyone else shall have the protection of TIA § 312(c).

Section 13.04         Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuers to the Trustee to take any action under this Indenture (other than in connection with the Authentication Order, dated the date hereof, and delivered to the Trustee in connection with the issuance of the Initial Notes), the Issuers shall furnish to the Trustee:

(1)  an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 13.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(2)  an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 13.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 13.05         Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA § 314(a)(4)) must comply with the provisions of TIA § 314(e) and must include substantially:

(1)  a statement that the Person making such certificate or opinion has read such covenant or condition;

(2)  a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3)  a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(4)  a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

Section 13.06         Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Agents may make reasonable rules and set reasonable requirements for its functions.

Section 13.07         No Personal Liability of Directors, Officers, Employees and Stockholders.

To the extent permitted by law, no past, present or future director, manager, officer, employee, incorporator, stockholder or member of the Issuers or any Subsidiary, as such, will have any liability for any obligations of the Issuers or the Guarantors under the Notes, this Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 13.08         Governing Law.

(a)          THIS INDENTURE, THE NOTES, AND THE NOTE GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b)          Each party hereto irrevocably and unconditionally submits to the jurisdiction of the Supreme Court of the State of New York sitting in the Borough of Manhattan, New York County and of the United States District Court of the Southern District of New York sitting in the Borough of Manhattan, and any appellate court from any jurisdiction thereof, in any action or proceeding arising out of or relating to this Indenture, the Notes or the Note Guarantees, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Indenture shall affect any right that any party hereto or any Secured Party may otherwise have to bring any action or proceeding relating to this Indenture against any party hereto or its properties in the courts of any jurisdiction.

(c)          Each party hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Indenture in any court referred to in Section 13.08(c) above. Each party hereto irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)          Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 13.02 hereof, such service to be effective upon receipt. Nothing in this Indenture will affect the right of any party hereto or any Secured Party to serve process in any other manner permitted by law.

Section 13.09         Successors.

All agreements of the Issuers in this Indenture and the Notes will bind their successors. All agreements of the Trustee in this Indenture will bind its successors. All agreements of each Guarantor in this Indenture will bind its successors, except as otherwise provided in Section 10.04.

Section 13.10         Severability.

In case any provision in this Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 13.11         Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy will be an original, but all of them together represent the same agreement.

Section 13.12         Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions hereof.

Section 13.13         Waiver of Immunity

To the extent that any of the Issuers or the Guarantors has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution or execution, on the ground of sovereignty or otherwise) with respect to itself or its property, it hereby irrevocably waives, to the fullest extent permitted by applicable law, such immunity in respect of its obligations under this Indenture, the Notes and/or Note Guarantees.

Section 13.14         Waiver of Jury Trial

ALL PARTIES HERETO HEREBY IRREVOCABLY WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES, THE NOTE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 13.15         Judgment Currency

(a)          If for the purposes of obtaining judgment in any court it is necessary to convert a sum due under this Indenture to the Holder from U.S. dollars to another currency, the Issuers and each Guarantor has agreed, and each Holder by holding such Note will be deemed to have agreed, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures such Holder could purchase U.S. dollars with such other currency in New York City, New York on the Business Day preceding the day on which final judgment is given.

(b)          The Issuers’ and Guarantors’ obligations to any Holder or the Trustee will, notwithstanding any judgment in currency (the “Judgment Currency”) other than U.S. dollars, be discharged only to the extent that on the Business Day following receipt by such Holder or the Trustee, as the case may be, of any amount in such Judgment Currency, such Holder or the Trustee may in accordance with normal banking procedures purchase U.S. dollars in the amount originally due to such Person with the Judgment Currency. If the amount of the U.S. dollars so purchased is less than the amount originally to be paid to such Holder or the Trustee, as the case may be, each of the Issuers and the Guarantors, jointly and severally, agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Holder or the Trustee, as the case may be, against any such loss.

Section 13.16          Emergence Restructuring Transactions. Notwithstanding anything to the contrary herein, this Indenture shall permit the consummation prior to, on or after the effective date of the corporate reorganization and/or restructuring transactions described in the Plan Supplement, and, in particular, Exhibit [●] to the Plan Supplement, (including any action or intermediate transaction necessary to implement such reorganization and/or restructuring transactions) (the “Emergence Restructuring Transactions”) and no such reorganization and/or restructuring transaction (or action or intermediate transaction necessary to implement any such reorganization and/or restructuring transaction) shall constitute, result in or be deemed to constitute (a) a breach of any representation or warranty under this Indenture, (b) a breach of any covenant set forth in this Indenture or (c) a Default or Event of Default under this Indenture.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed and attested, all as of the date first above written.

[HELICOPTER COMPANY I LLC]

By:
Name:
Title:

[HELICOPTER FINANCE LTD.]

By:
Name:
Title:

[Indenture]

THE BANK OF NEW YORK MELLON,
as Trustee, Registrar and Paying Agent

By:
Name:
Title:

[SIGNATURE PAGE TO INDENTURE]

EXHIBIT A

[Face of Note]

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

CUSIP/ISIN [•]/[•]

5% Senior Note due 2024

No.	$

[HELICOPTER COMPANY I LLC]

[HELICOPTER FINANCE LTD.]

[•]

promise to pay to CEDE & CO. or registered assigns,

the principal sum of DOLLARS on [•] 1, 2024.

Interest Payment Dates: [June 1, September 1, December 1, and March 1]

Record Dates: [May 15, August 15, November 15, and February 15]

Dated: [•], 2017

[HELICOPTER COMPANY I LLC]

By:
Name:
Title:

[HELICOPTER FINANCE LTD.]

By:
Name:
Title:

This is one of the Notes referred to

in the within-mentioned Indenture:

THE BANK OF NEW YORK MELLON, as Trustee

By:
Authorized Signatory

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[Back of Note]

5% Senior Notes due 2024

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1)  INTEREST. [HELICOPTER COMPANY I LLC], a Cayman Islands limited liability company (the “Company”) and [HELICOPTER FINANCE LTD.], a Cayman Islands exempted limited company (“Finance Corp.” and, together with the Company, the “Issuers”), promise to pay interest on the principal amount of this Note at 5% per annum from [•]4 until maturity. The Issuers will pay interest, if any, quarterly in arrears on [June 1, September 1, December 1, and March 1] of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from [•] until the principal hereof is due. The first Interest Payment Date shall be [•]. All interest payments shall be made in cash as more fully described below; provided that regularly scheduled interest payments for interest accrued prior to the Second Lien Conversion Date shall be made as PIK Interest. In addition, on and after the date upon which the conversion of the Second Lien Convertible Notes to Common Units of the Company pursuant to the terms of the Second Lien Convertible Notes Indenture (the “Second Lien Conversion Date”) occurs, all interest payments on the Notes shall be made in cash. If the Second Lien Conversion Date occurs on any date that is not an Interest Payment Date, the interest payment on interest accrued during the period prior to the Second Lien Conversion Date shall be made as PIK Interest, and the interest payment on interest accrued on and after the Second Lien Conversion Date shall be made in cash. The Issuers will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal, premium, if any, and interest (without regard to any applicable grace period), from time to time on demand at a rate equal to 2% per annum in excess of the then applicable interest rate on the Notes to the extent lawful (the “Default Rate”). Upon and during the continuance of any Event of Default under the Indenture, interest on the Notes shall accrue at the Default Rate and shall be payable in cash regardless of whether the Second Lien Conversion Date has occurred at such time. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

(2)  METHOD OF PAYMENT. The Issuers will pay interest on the Notes to the Persons who are registered Holders at the close of business on the [May 15, August 15, November 15, and February 15] immediately preceding the Interest Payment Date (whether or not a Business Day), even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. Payments in respect of Notes represented by Global Notes (including principal, premium, if any, and interest (other than PIK Interest)) shall be made by wire transfer of immediately available funds to the accounts specified by The Depository Trust Company or any successor depositary. The Issuers will make all payments in respect of a Definitive Note (including principal, premium, if any, and interest), at the office of each Paying Agent, except that, at the option of the Issuers, payment of interest may be made by mailing a check to the registered address of each Holder thereof; provided, however, that payments on the Notes may also be made in the case of a Holder of at least $[__________] aggregate principal amount of Notes, by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or a Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion). Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. At all times, PIK Interest on the Notes will be payable: (i) with respect to Notes represented by one or more Global Notes registered in the name of, or held by, the Depositary (or any successor depository) or its nominee on the relevant record date, by increasing the principal amount of the outstanding Global Notes, effective as of the applicable interest payment date, by an amount equal to the amount of PIK Interest for the applicable interest period (rounded up to the nearest whole dollar) and the Trustee will record such increase upon receipt of an Authentication Order from the Issuers and (ii) with respect to Definitive Notes, if any, by issuing PIK Notes in certificated form, dated as of the applicable interest payment date, in an aggregate principal amount equal to the amount of the PIK Interest for the applicable interest period (rounded up to the nearest whole dollar), and the Trustee will, upon receipt of an Authentication Order, authenticate and deliver such PIK Notes in certificated form for original issuance to the Holders on the relevant record date, as shown by the records of the register of holders.

4 Issue Date

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(3)  PAYING AGENT AND REGISTRAR. Initially, The Bank of New York Mellon, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Issuers may change any Paying Agent or Registrar without notice to any Holder. The Issuers or any of the Company’s Subsidiaries may act in any such capacity.

(4)  INDENTURE. The Issuers issued the Notes under an Indenture dated as of [•], 2017 (the “Indenture”) among the Issuers, the Guarantors and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA. Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all the terms and provisions of the Indenture, and Holders are referred to the Indenture and the TIA for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

The Notes are senior unsecured obligations of the Issuers. This Note is one of the Notes referred to in the Indenture. The Notes include the Initial Notes (including any increase in the principal amount of the Notes as a result of the payment of PIK Interest) and the PIK Notes. The Initial Notes (including any increase in the principal amount of the Notes as a result of the payment of PIK Interest) and the PIK Notes, if any, shall be treated as a single class of securities under the Indenture. The Indenture imposes certain limitations on the ability of the Company and its Restricted Subsidiaries to, among other things, enter into or permit certain transactions with Affiliates and create or incur Liens. The Indenture also imposes limitations on the ability of the Issuers and each Guarantor to consolidate or merge with or into any other Person or convey, transfer or lease all or substantially all of its property.

To guarantee the due and punctual payment of the principal and interest on the Notes and all other amounts payable by the Issuers under the Indenture and the Notes when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Notes and the Indenture, the Guarantors have, jointly and severally, unconditionally guaranteed the Obligations of the Issuers under the Notes on a senior unsecured basis pursuant to the terms of the Indenture.

(5)  OPTIONAL REDEMPTION. At any time other than in contemplation of a Repurchase Event, the Issuers may redeem all or a part of the Notes (including any PIK Notes or any increased principal amount of Notes as payment for PIK Interest), at a redemption price equal to 100% of the aggregate principal amount thereof plus accrued and unpaid cash interest, if any, together with an amount of cash equal to all accrued and unpaid PIK Interest, in each case, on the Notes to be redeemed to, but not including, the date of redemption (subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date).

(6)  MANDATORY REDEMPTION. The Issuers are not required to make mandatory redemption or sinking fund payments with respect to the Notes.

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(7)  NOTICE OF REDEMPTION. Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction or discharge of the Indenture. Notes in denominations larger than $1.00 or an integral multiple of $1.00 excess thereof.

(8)  REPURCHASE AT THE OPTION OF HOLDER.

(a)  If there is a Repurchase Event, the Company will make an offer (a “Repurchase Event Offer”) to each Holder to repurchase all or any part (equal to $1.00 or an integral multiple of $1.00 excess thereof) of that Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased (including any PIK Notes or any increased principal amount of Notes as payment for PIK Interest) plus accrued and unpaid interest on the Notes repurchased to, but not including, the date of purchase, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Repurchase Event, the Company will mail a notice to each Holder setting forth the procedures governing the Repurchase Event Offer as required by the Indenture.

(9)  DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of $1.00 or an integral multiple of $1.00 excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuers need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Issuers need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

(10)  PERSONS DEEMED OWNERS. The registered Holder may be treated as its owner for all purposes.

(11)  AMENDMENT, SUPPLEMENT AND WAIVER. The provisions governing amendment, supplement and waiver of any provision of the Indenture, the Notes and the Note Guarantees are set forth in Article 9 of the Indenture.

(12)  DEFAULTS AND REMEDIES. The Events of Default relating to the Notes are set forth in Section 6.01 of the Indenture.

(13)  DISCHARGE AND DEFEASANCE. Subject to certain conditions, the Issuers at any time may terminate some or all of their obligations under the Notes, the Note Guarantees and the Indenture if the Issuers deposit with the Trustee money or Government Securities for the payment of principal of and interest on the Notes to redemption or maturity, as the case may be.

(14)  TRUSTEE DEALINGS WITH ISSUER. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Issuers or its Affiliates, and may otherwise deal with the Issuers or its Affiliates, as if it were not the Trustee.

(15)  NO RECOURSE AGAINST OTHERS. A director, manager, officer, employee, incorporator, member or stockholder of the Issuers or any of the Guarantors, as such, will not have any liability for any obligations of the Issuers or the Guarantors under the Notes, the Note Guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

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(16)  AUTHENTICATION. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(17)  ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(19)  CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes, and CUSIP numbers may be used in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

(20)  GOVERNING LAW. THE INDENTURE, THIS NOTE AND THE NOTE GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

The Issuers will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

[HELICOPTER COMPANY I LLC]

[•]

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ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Issuers. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee *:

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

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OPTION OF HOLDER TO ELECT PURCHASE

☐   Please check this box if you want to elect to have this Note purchased by the Company pursuant to Section 4.07 of the Indenture.

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.07 of the Indenture, state the amount you elect to have purchased:

$ _

Date:

Your
Signature:
(Sign exactly as your name appears on the face of this Note)

Tax
Identification
No.:

Signature Guarantee *:

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

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SCHEDULE OF INCREASES AND DECREASES OF INTERESTS

IN THE GLOBAL NOTE *

Principal Amount of
	Amount of decrease	Amount of increase	this Global Note	Signature of
Date of Increase	in Principal Amount	in Principal Amount	following such	authorized officer of
or Decrease	of this Global Note	of this Global Note	decrease (or increase)	Trustee or Custodian

* This schedule should be included only if the Note is issued in global form.

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[FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS]

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of , 20__ , among (the “New Guarantor”), [HELICOPTER COMPANY I LLC], a Cayman Islands limited liability company (the “Company”) and [HELICOPTER FINANCE LTD.], a Cayman Islands exempted limited company (“Finance Corp.” and, together with the Company, the “Issuers”), each other existing Guarantor under the Indenture referred to below, and The Bank of New York Mellon, as trustee under the Indenture referred to below (the “Trustee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

WITNESSETH

WHEREAS, the Issuers and the existing Guarantors have heretofore executed and delivered to the Trustee an indenture (as amended, supplemented or otherwise modified, the “Indenture”), dated as of [•], 2017 providing for the issuance of 5% Senior Notes due 2024 (the “Notes”);

WHEREAS, Section 4.09 of the Indenture provides that under certain circumstances the New Guarantor shall execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantor shall unconditionally guarantee all of the Issuers’ Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Note Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee, the Issuers and the existing Guarantors are authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor, the Issuers, the other Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1.   DEFINED TERMS. Defined terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.   AGREEMENT TO GUARANTEE. The New Guarantor hereby agrees, jointly and severally with all existing Guarantors (if any), to provide an unconditional Note Guarantee on the terms and subject to the conditions set forth in Article 10 of the Indenture and to be bound by all other applicable provisions of the Indenture and the Notes and to perform all of the obligations and agreements of a Guarantor under the Indenture.

3.   NO RECOURSE AGAINST OTHERS. To the extent permitted by law, no past, present or future director, manager, officer, employee, incorporator, stockholder or member of an Issuer or any Subsidiary, as such, will have any liability for any obligations of the Issuers or the Guarantors under the Notes, this Supplemental Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

4.   NOTICES. All notices or other communications to the New Guarantor shall be given as provided in Section 13.02 of the Indenture.

5.   RATIFICATION OF INDENTURE; SUPPLEMENTAL INDENTURES PART OF INDENTURE. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

E-1

6.   GOVERNING LAW. THE INDENTURE, THIS SUPPLEMENTAL INDENTURE, THE NOTES AND THE NOTE GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

7.   ALL PARTIES HERETO HEREBY IRREVOCABLY WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE INDENTURE, THE NOTES, THE NOTE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

8.   APPOINTMENT OF PROCESS AGENT. Any suit, action or proceeding against New Guarantor or its properties, assets or revenues with respect to this Supplemental Indenture, the Indenture, the Notes or the Note Guarantees may be brought in any state or Federal court in the Borough of Manhattan in The City of New York, New York, as the Person bringing such proceeding arising out of or related to this Supplemental Indenture, the Indenture, the Notes or the Note Guarantees may elect in its sole discretion. The New Guarantor hereby consents to the non-exclusive jurisdiction of each such court for the purpose of any such proceeding and has irrevocably waived any objection to the laying of venue of any such proceeding brought in any such court and to the fullest extent it may effectively do so and the defense of an inconvenient forum to the maintenance of any such proceeding or any such suit, action or proceeding in any such court. The New Guarantor has agreed that service of all writs, claims, process and summonses in any such proceeding brought against it in the State of New York may be made upon a process agent (the “Process Agent”). The New Guarantor has irrevocably appointed the Process Agent as its agent and true and lawful attorney in fact in its name, place and stead to accept such service of any and all such writs, claims, process and summonses, and has agreed that the failure of the Process Agent to give any notice to it of any such service of process shall not impair or affect the validity of such service or of any judgment based thereon. The New Guarantor has agreed to maintain at all times an agent with offices in New York City to act as its Process Agent. Nothing in this Supplemental Indenture shall in any way be deemed to limit the ability to serve any such writs, process or summonses in any other manner permitted by applicable law.

9.   COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

10.  EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

11.  TRUSTEE MAKES NO REPRESENTATION. The Trustee makes no representation as to the recitals contained in this Supplemental Indenture or any representation as to the validity or sufficiency of this Supplemental Indenture.

E-2

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated: , 20

[NEW GUARANTOR]

By:
Name:
Title:

ISSUERS:

[HELICOPTER COMPANY I LLC]

By:
Name:
Title:

[HELICOPTER FINANCE LTD.]

By:
Name:
Title:

E-3

Exhibit H1

Schedule of Assumed Contracts and Leases

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

General Notes to Schedule of Assumed Contracts and Leases:

1.	To the extent a contract is executory, each executory contract in the following categories shall be deemed assumed as of the Effective Date (and the proposed Cure Amount with respect to each shall be zero dollars ($0)), except for any executory contract (i) that has been assumed or rejected pursuant to a Final Order of the Bankruptcy Court, (ii) that is the subject of a separate motion to assume or reject pending on the Confirmation Date, (iii) that is specifically listed on the Schedule of Rejected Contracts and Leases, (iv) that is otherwise expressly assumed or rejected pursuant to the Plan, or (v) as to which an Objection has been filed and served within fifteen (15) days of the Debtors’ notice of intent to assume:

•	Employment, Severance, Retention and similar agreements with current employees, other than “Material Employee Agreements” (as defined below), if any, that are not listed on the Schedule of Assumed Compensation and Benefit Plans

•	Confidentiality Agreements

•	Customer Contracts[1]

•	Joint Venture Agreements and Partnership Agreements

•	Insurance Contracts

•	Intercompany Agreements, provided that any claims arising from assumed intercompany agreements shall be addressed pursuant to Section 8.9 of the Plan

For purposes hereof, “Material Employee Agreements” means (i) any non-statutory employment agreement that provides for compensation in excess of $200,000 per annum, (ii) any non-statutory employment agreement or severance agreement that provides for severance benefits in excess of $200,000 or (iii) any retention, change in control, extraordinary bonus or similar agreement that provides for payments in excess of $100,000, in each case, other than agreements that can be terminated by the employer without material liability to the Debtors.

2.	Neither the exclusion nor the inclusion of a contract or lease by the Debtors on this schedule, nor anything contained herein, shall constitute an admission by the Debtors that any such contract or lease is an executory contract or unexpired lease or that any Debtor, or its respective affiliates, has any liability thereunder. In addition, out of an abundance of caution, the Debtors have listed certain contracts or leases on this schedule that have or may have either terminated or expired (or will terminate or expire) prior to the Confirmation Hearing pursuant to the terms of such contracts or leases OR PURSUANT

1 The Debtors have not listed customer contracts in the Schedule of Assumed Contracts and Leases to protect confidential commercial information and, in certain cases, to comply with applicable confidentiality requirements. Counterparties to customer contracts will be served with notice of the assumption and proposed Cure Amount.

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

TO A NOTICE OF TERMINATION DELIVERED PURSUANT TO THE TERMS OF SUCH CONTRACTS OR LEASES. SUCH TERMINATION OR EXPIRATION SHALL SUPERSEDE ANY PURPORTED ASSUMPTION OR REJECTION IMPLIED BY THE LISTING OF SUCH CONTRACT OR LEASE ON THIS SCHEDULE.

3.	All contract or lease assumptions listed on this schedule that are subject to modifications are contingent upon receipt of the signed agreement including the agreed upon modified terms. The Debtors reserve the right, on or prior to 4:00 p.m. (Central Time) on the Business Day immediately prior to the commencement of the Confirmation Hearing, (x) to amend this schedule in order to add, delete or reclassify any executory contract or unexpired lease and (y) to amend the Cure Notice to any contract party, provided, however, that if the Confirmation Hearing is adjourned for a period of more than two (2) consecutive calendar days, the Debtors’ right to amend this schedule and notices shall be extended to 4:00 p.m. (Central Time) on the Business Day immediately prior to the adjourned date of the Confirmation Hearing, with such extension applying in the case of any and all subsequent adjournments of the Confirmation Hearing.

4.	As a matter of administrative convenience, in many cases the Debtors have listed the original parties to the documents listed in this schedule without taking into account any succession of trustees or any other transfers from one party to another. The fact that the current parties to a particular agreement may not be named in this schedule is not intended to change the treatment of such documents.

5.	In accordance with the Plan, any unexpired contract or lease set forth on this schedule that CHC Group Ltd. is a party to, shall be assumed and assigned to Reorganized CHC (as defined in the Plan) pursuant to sections 365 and 1123 of the Bankruptcy Code in accordance with the Restructuring Transactions set forth in the Plan.

6.	Out of an abundance of caution, and for the avoidance of doubt, the Debtors may have listed on the Plan’s schedules certain contracts or leases that they have previously assumed or rejected, and nothing herein is intended to change or alter the date of assumption or rejection or the terms of assumption or rejection of any previously assumed or rejected contract or lease.

2

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
333 Group Level 5 Chifley Tower 2 Chifley Square Sydney NSW 2000 Australia	Services Agreement
62414 - Oerlikon Metco 1101 PROSPECT AVE WESTBURY NY 11590 USA	Supply Agreement
7080751 Canada Inc. Attention: President l3329 25th Ave Surrey, BC V2P lY6 Canada	Shareholder Agreement
A NOBLE & SON LTD 80-92 GRAND JUNCTION ROAD Kilburn SA 5084 Australia	Service Agreement
Abermed/Intl SOS 4 Abercrombie Court Westhill Aberdeenshire AB32 6FE United Kingdom	Services Contract Occupational Health
ABESPETRO Av. Almirante Barroso, 52, 21º Andar Sala 2.102 Parte Centro Rio de Janeiro RJ 20031-918 Brazil	Oil & Gas Association
Accident & Health International Underwriting Pty Ltd on behalf of CGU Insurance Ltd 388 George Street Level 14 Sydney NSW 2000 Australia	Service Contracts
Accident & Health International Underwriting Pty Ltd 33 York Street Level 4 Sydney NSW 2000 Australia	Insurance Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 1 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
ACCUWEIGH PTY LTD 7 ENDEAVOUR DRIVE Port Adelaide SA 5015 Australia	Service Agreement
ACT GOVERNMENT AUTHORITY FOR SUPPLIERS GPO BOX 158 Canberra ACT 2601 Australia	Services Agreement
ACT TERRITORY& MUNICIPAL SERVICES GPO BOX 158 Canberra ACT 2601 Australia	Services Agreement
ACTEWAGL LOCKED BAG 465 Canberra ACT 2601 Australia	Services Agreement
Activ Payroll Cults Business Park Station Road, Cults Aberdeen AB 15 9PE United Kingdom	Service Contracts
ADAC HEMS ACADEMY Richthofenstrabe 142 St. Augustin 53757 Germany	Services Agreement
Adam Al-Attar, QC 3-4 South Square Gray’s Inn London WC1R 5HP United Kingdom	Services Agreement
Adaptive Insights Inc. 595 BURRARD ST SUITE 260 3 BENTALL CENTRE VANCOUVER BC V7X 1L3 Canada	Software License Agreement
Add Secure Telefonvägen 30 Hägersten SE 126 26 Sweden	Services Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 2 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
Adecco Employment Services Limited 10 Bay Street, Suite 330 Toronto ON M5J 2R8 Canada	Services Agreement
Adecco Plac Europejski 2 Warsaw Spire Warszawa 00-844 POLAND	Contractors
Administracion Nacional de Telecomunicaciones (ANTEL) Guatemala 1075 Complejo Torre de las Telecomunicaciones Montevideo Uruguay	Services Agreement
Administracion Nacional de Telecomunicaciones (ANTEL) Guatemala 1075 Complejo Torre de las Telecomunicaciones Montevideo Uruguay	Services Agreement
Adobe 345 Park Avenue San Jose CA 95110-2704 USA	Software License & Mtce
ADP BRASIL LTDA Rua Pedro Vicente 205/221 Armenia SAO PAULO 1109010 Brazil	ADP Brazil Expert Connection
ADP Canada Co. 3250 Bloor Street West 16th Floor East Tower Etobicoke ON M8X 2X9 Canada	Service Contracts
ADP International Services B.V. (Streamline Contract) Lylantse Baan 1 Capelle Aan Den Ijssel 2908 LG Global	Service Contracts
ADP International Services B.V. (Streamline Contract) Lylantse Baan 1 Capelle Aan Den Ijssel 2908 LG Global	Service Contracts

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 3 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
ADP International Services B.V. (Streamline Contract) Lylantse Baan 1 Capelle Aan Den Ijssel 2908 LG Global	Service Contracts
ADP International Services B.V. (Streamline Contract) Lylantse Baan 1 Capelle Aan Den Ijssel 2908 LG Global	Service Contracts
ADP International Services B.V. (Streamline Contract) Lylantse Baan 1 Capelle Aan Den Ijssel 2908 LG Global	Service Contracts
ADP International Services B.V. (Vendor number 57451) LYLANTSE BAAN1 2908 LG CAPELLE AAN DEN LJSSEL Netherlands	ADP Master Contract 2011 Amendment to the Provisions of ADP Streamline Services
ADP International Services BV (Vendor 57451) LYLANTSE BAAN1 2908 LG CAPELLE AAN DEN LJSSEL Netherlands	Services Agreement
ADT SECURITY PO BOX 5416 Sydney NSW 2001 Australia	Services Agreement
Advokatfirmaet BAHR DA Tjuvholmen alle 16 Postboks 1524 Vika 0117 Norway	Legal Services
Advokatfirmaet Wiersholm AS Dokkveien 1 6th Floor Oslo 0250 Norway	Legal Services

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 4 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
Advokatfirmaet Wiersholm AS Dokkveien 1 6th Floor Oslo 0250 Norway	Services Agreement
AERO & MILITARY PRODUCTS PTY LTD UNIT 1, 35-41 WESTPOOL DRIVE Hallam VIC 3803 Australia	Service Agreement
Aero Norway AS Flyplassvegen 220 Sola 4055 Norway	Services Agreement
AERO PRODUCTS PTY LTD 116 CALLAGHAN ROAD Narangba QLD 4504 Australia	Services Agreement
Aero Refuellers ALBURY AIRPORT P.O. BOX 3109 ALBURY NS.W. 2640 Bunbury Australia	Supply Agreement
AERO SEKUR VIA DELLE VALLI 46 Aprilia 04011 Italy	Service Agreement
AERODROME MANAGEMENT SERVICE P/L PO BOX 226 HALLS CREEK Halls Creek WA 6770 Australia	Service Agreement
AEROMIL PACIFIC P/L FriendshipDrive Mudjimba QLD 4564 Australia	Services Agreement
AERONAUTICAL ENGINEERS (USE#72872) PO BOX 238 Willetton WA 6955 Australia	Service Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 5 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
AEROPORTO INTERNACIONAL Dili TP Timor-Leste	Services Agreement
Aeroxchange Ltd PO BOX 975547 DALLAS TX 75397-5547 USA	Services Agreement
Aetna 151 Farmington Avenue Hartford CT 06156 USA	Insurance
Agfire Aviation Hanger 1, Airport PO Box 99 Stawell VIC 3380 Australia	Supply Agreement
AGG KONTORMØBLER AS LANGFLATVN. 29 STAVANGER 4017 Norway	Supply Agreement
AGUSTA S.P.A (AGUSTA WESTLAND COM) Piazza Monte Grappa n. 4 Rome 00195 Italy	Supply Agreement
AGUSTA S.P.A. (Leonardo) Via O Agusta 520 21017 Sahrate (VA) ITALY	Service Center Agreement
AGUSTA WESTLAND Via G Agusta 520-21017 Cascina Costa di Samarate (VA) Italy	Repair and overhaul Agreement
AHLSELL NORGE AS PP STAVANGER POSTBOKS 184 STAVANGER 4065 Norway	Supply Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 6 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
Aidan Joyce Mulhussey, Maynooth Co. Meath Ireland	Consultancy Services
AIG (lead) 180 Maiden Ln New York NY 10038 USA	Insurance Agreement
AIG (lead) 180 Maiden Ln New York NY 10038 USA	Service Contracts
AIG Europe Limited The AIG Building 58 Fenchurch Street London EC3M 4AB United Kingdom	Insurance Agreement
AIG Europe Limited The AIG Building 58 Fenchurch Street London EC3M 4AB United Kingdom	Insurance Agreement
AIG Europe Limited The AIG Building 58 Fenchurch Street London EC3M 4AB United Kingdom	Insurance Agreement
AIG Europe Limited The AIG Building 58 Fenchurch Street London EC3M 4AB United Kingdom	Insurance Agreement
AIG Insurance Company of Canada 120 Bremner Blvd, Suite 2200 Toronto ON M5J 0A8 Canada	Insurance Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 7 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
AIG Insurance Company of Canada 120 Bremner Blvd, Suite 2200 Toronto ON M5J 0A8 Canada	Insurance Agreement
AIG Insurance Company of Canada 120 Bremner Blvd, Suite 2200 Toronto ON M5J 0A8 Canada	Service Contracts
AIG local policy fee 180 Maiden Ln New York NY 10038 USA	Insurance Agreement
AIG 180 Maiden Ln New York NY 10038 USA	Insurance Agreement
AIG 180 Maiden Ln New York NY 10038 USA	Insurance Agreement
AIG 180 Maiden Ln New York NY 10038 USA	Insurance Agreement
AIMS Burj Khalifa Tower, Suite 3312 PO Box 74184 Dubai United Arab Emirates	Software License & Mtce
Air BP Australia Limited PO BOX 4664TT MELBOURNE. VIC. 3001. RAAF Australia	Supply Agreement
Air Cost Control 7050 W STATE ROAD 84 SUITE 16 FORT LAUDERDALE FL 33317 USA	Supply Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 8 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
Air Cost Control 7050 W STATE ROAD 84 SUITE 16 FORT LAUDERDALE FL 33317 USA	Supply Agreement
AIR SAFETY SOLUTIONS PTY LTD Hanger 4 32 Airport Road Albion Park Rail NSW 2529 Australia	Supply Agreement
AIRBUS GROUP AUSTRALIA PACIFIC LTD 616 COMPER STREET Bankstown Airport NSW 2200 Australia	Service Agreement
AIRBUS HELICOPTERS (F0210) ETABLISSEMENT DE MARIGNANE B.P.NO.13 13725 MARIGNANE CEDEX France	Airbus Helicopter Interface Agreement
AIRBUS HELICOPTERS (F0210) ETABLISSEMENT DE MARIGNANE B.P.NO.13 13725 MARIGNANE CEDEX France	Financial T&C
AIRBUS HELICOPTERS (F0210) ETABLISSEMENT DE MARIGNANE B.P.NO.13 13725 MARIGNANE CEDEX France	Norway Repair Center Agreement
AIRBUS HELICOPTERS (FRANCE) 2 A 20 AVENUE MARCEL CACHIN ETABLISSEMENT DE LA COURNEUVE LA COURNEUVE France	Supply Agreement
AIRBUS HELICOPTERS (FRANCE) 2 A 20 AVENUE MARCEL CACHIN ETABLISSEMENT DE LA COURNEUVE LA COURNEUVE France	OEM other

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 9 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
AIRBUS HELICOPTERS (FRANCE) 2 A 20 AVENUE MARCEL CACHIN ETABLISSEMENT DE LA COURNEUVE LA COURNEUVE France	OEM other
AIRBUS HELICOPTERS (FRANCE) 2 A 20 AVENUE MARCEL CACHIN ETABLISSEMENT DE LA COURNEUVE LA COURNEUVE France	OEM other
AIRBUS HELICOPTERS (FRANCE) 2 A 20 AVENUE MARCEL CACHIN ETABLISSEMENT DE LA COURNEUVE LA COURNEUVE France	OEM other
AIRBUS HELICOPTERS (FRANCE) 2 A 20 AVENUE MARCEL CACHIN ETABLISSEMENT DE LA COURNEUVE LA COURNEUVE France	OEM other
Airbus Helicopters Simulation Center Sdn Bhd SULTAN ABDUL AZIZ SHAH AIRPORT 47200 SUBANG SELANGOR MALYASIA	Services Agreement
AIRBUS HELICOPTERS AEROPORT INTERNATIONAL MARSEILLE PROVINCE 13725 MARIGNANE CEDEX France	Supply Agreement
AIRBUS HELICOPTERS AEROPORT INTERNATIONAL MARSEILLE PROVINCE 13725 MARIGNANE CEDEX France	Supply Agreement
AIRCRAFT TECHNICAL PUBLISHERS 101 South Hill Drive Brisbane CA 92056 USA	Services Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 10 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
Airflite 37 EAGLE DR JANDAKOT WA 6164 Australia	Service Agreement
Airinmar Limited Airinmar Ltd, 1 Ivanhoe Road Finchampstead Berkshire RG40 4QQ United Kingdom	Service Agreement
Airinmar LTD 1 IVANHOE RD HOGWOOD INDUSTRIAL ESTATE FINCHAMPSTEAD BERKSHIRE RG40 4QQ United Kingdom	Master Agreement
AIRNORTH REGIONAL PO BOX 39548 Winnellie NT 0821 Australia	Service Agreement
Airport Lease Australia	Service Agreement
AIRWORK (NZ) LIMITED PO BOX 72516 PAPAKURA Auckland 2244 New Zealand	Services Agreement
AKD Lawyers & Civil Law Notaries Wilhelminakade 1 3072 AP Rotterdam P.O. Box 4302 Rotterdam 3006 AH Netherlands	Services Agreement
Akin Gump Strauss Hauer & Feld LLP Robert S. Strauss Building 1333 New Hampshire Avenue, N.W. Washington DC 20036-1564 USA	Legal Services

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 11 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
Ako Law (in association with Clyde & Co) 11th Floor Golden Jubilee Towers PO BOX 80512 Dar es Salaam Tanzania	Tax Litigation
ALBATROSS AS JANAFLATEN 30 GODVIK 5179 Norway	Supply Agreement
ALERT AIR CONDITIONING PO BOX 190 Moorebank NSW 6000 Australia	Services Agreement
Aliko Simon Luchthavenweg 18 Luchthavenweg 18 Den Helder 1786 The Netherlands	Indemnity Agreement
Aliko Simon Luchthavenweg 18 Luchthavenweg 18 Den Helder 1786 The Netherlands	Indemnity Agreement
ALL DOORS LOCKSMITHS 27A FRINDERSTEIN WAY Karathha WA 6714 Australia	Service Agreement
Allens Linklaters QV.1 250 St Georges Terrace Perth WA 6000 Australia	Services Agreement
Allianz Australia Insurance Ltd GPO Box 4049 Sydney NSW 2001 Australia	Service Contracts
Allianz Canada 4273 King Street East - Kitchener Ontario N2P 2E9 Canada	Insurance Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 12 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
Allianz Global Corporate & Specialty SE Königinstrasse 28 Munich 80802 Germany	Insurance Agreement
Allianz Global Corporate & Specialty SE Königinstrasse 28 Munich 80802 Germany	Insurance Agreement
Allianz Insurance Australia Limited GPO Box 4049 Sydney NSW 2001 Australia	Service Contracts
Allianz Insurance Australia Limited GPO Box 4049 Sydney NSW 2001 Australia	Service Contracts
Allianz Insurance Plc 57 Ladymead Guildford Surrey GU1 1DB United Kingdom	Insurance Agreement
Allianz GPO Box 4049 Sydney NSW 2001 Australia	Insurance
Allianz GPO Box 4049 Sydney NSW 2001 Australia	Insurance
Allianz GPO Box 4049 Sydney NSW 2001 Australia	Insurance
Allied Pickfords Corporate Office 8 Lockhart Place Mt Wellington AK 1060 New Zealand	Services Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 13 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
Allstream 7550 Birchmount Road Markham ON L3R 6C6 Canada	Services Agreement
ALLTRACK GSE PTY LTD UNIT 2 8 STENNETT ROAD Denham Court NSW 2565 Australia	Supply Agreement
Altablue Level 5/171 Collins St Melbourne VIC 3000 Australia	Recruiting Services
Alvarez & Marsal Securities, LLC 600 Madison Avenue 8th Floor New York NY 10022 USA	Services Agreement
AMADEUS IT PACIFIC Locked Bag A5085 Sydney NSW 1235 Australia	Service Agreement
Amcom Pty Ltd. GPO Box 2541 Perth WA 6001 Australia	Master Agreement
Amcom Pty Ltd. GPO Box 2541 Perth WA 6001 Australia	Master Agreement
Amcom Pty Ltd. GPO Box 2541 Perth WA 6001 Australia	Master Agreement
Amcom Pty Ltd. GPO Box 2541 Perth WA 6001 Australia	Master Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 14 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
Amcom Pty Ltd. GPO Box 2541 Perth WA 6001 Australia	Master Agreement
AMERICAN EXPRESS AUSTRALIA LTD 12 SHELLEY STREET Sydney NSW 2000 Australia	Services Agreement
American Home Assurance Company 175 Water Street New York NY 10038 USA	Insurance Agreement
American Home Assurance Company 175 Water Street New York NY 10038 USA	Insurance Agreement
American Home Assurance Company 175 Water Street New York NY 10038 USA	Service Contracts
American Home Assurance Company 175 Water Street New York NY 10038 USA	Service Contracts
Anderson Anderson & Brown LLP 9 Queens Road Aberdeen AB15 4YL United Kingdom	Services Agreement
Andika Limited 11th Floor Golden Jubilee Towers Ohio Street, PO Box 80512 Dar es Salaam Tanzania	Legal Services
Annex consuling Suite 950 – 555 Burrard Street Two Bentall Centre Vancouver BC V7X 1M9 Canada	Services Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 15 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
Annex Consulting Group Inc. 1300 - 1075 W. GEORGIA ST VANCOUVER BC V6E 3C9 Canada	Services Agreement
Anteater Waste Management 9/6 Foelsche Street Darwin NT 0800 Australia	Service Agreement
Anticimex Box 47025 Stockholm 100 74 Sweden	Services Agreement
Aon Hewitt Limited Parkside House Ashley Road Epsom Surrey KT18 5BS United Kingdom	Services Agreement
AON REED STENHOUSE INC 12TH FLOOR 401 W. GEORGIA STREET VANCOUVER BC V6B 5A1 Canada	Insurance
Aon Reed Stenhouse Inc., 20 Bay Street Toronto ON M5J 2N9 Canada	Broker Agreement
AON 20 Bay Street Toronto ON M5J 2N9 Canada	MSA
APC 132 Fairgrounds Road West Kingston RI 02892 USA	Services Agreement
Appareo 1810 NDSU Research Circle North Fargo ND 58102 USA	Software License & Mtce

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 16 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
Appleby (Cayman) Ltd. 71 Fort Street, PO Box 190 Grand Cayman KY1-1104 Cayman Islands	Services Agreement
Appleby Global Canon’s Court, 22 Victoria Street Po Box HM 1179 Hamilton HM 11 Bermuda	Services Agreement
ArgoAdvies Argo Advies B.V. Fultonbaan 56 - 60 3439 NE Nieuwegein Netherlands	Services Agreement
Arntzen de Besche Bydoy alle 2 P.O. Box 2734 Oslo Solli 204 Norway	Services Agreement
ARROW AVIATION 318 Smede Hwy Broussard LA 70518 USA	Supply Agreement
Arthur Cox Earlsfort Centre Dublin 2 Ireland	Services Agreement
Arval (BNP Paribas Group) Postbus 536 Duwboot Houten 3990 Netherlands	Service Agreement
Ashurst Australia Level 32 Exchange Plaza 2 The Esplanade Perth WA 6000 Australia	Legal Services

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 17 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
Ashurst Consulting Level 38, Riverside Centre 123 Eagle Street Brisbane QLD 4000 Australia	Legal and IR Advice
ASIC Locked Bag 5000 Gippsland VIC 3841 Australia	Service Agreement
ASR Schadeverzekering N.V. Archimedeslaan 10 Utrecht 3584 BA Netherlands	Insurance Agreement
Assicurazioni Generali SpA Piazza Duca degli Abruzzi 2 P.O.Box 538 Trieste 34132 Italy	Insurance
Assicurazioni Generali SpA Piazza Duca degli Abruzzi 2 P.O.Box 538 Trieste 34132 Italy	Insurance
Assicurazioni Generali SpA Piazza Duca degli Abruzzi 2 P.O.Box 538 Trieste 34132 Italy	Insurance
Assicurazioni Generali SpA Piazza Duca degli Abruzzi 2 P.O.Box 538 Trieste 34132 Italy	Insurance
Assicurazioni Generali SpA Piazza Duca degli Abruzzi 2 P.O.Box 538 Trieste 34132 Italy	Insurance

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 18 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
Assicurazioni Generali SpA Piazza Duca degli Abruzzi 2 P.O.Box 538 Trieste 34132 Italy	Insurance
Assicurazioni Generali SpA Piazza Duca degli Abruzzi, 2 Trieste TS 34132 Italy	Service Contracts
Assicurazioni Generali SpA Postbus 1888 Diemen 1110 CL NETHERLANDS	Insurance
Assicurazioni Generali SpA Postbus 1888 Diemen 1110 CL NETHERLANDS	Insurance
Assicurazioni Generali SpA Postbus 1888 Diemen 1110 CL NETHERLANDS	Insurance
Assicurazioni Generali SpA Postbus 1888 Diemen 1110 CL NETHERLANDS	Insurance
Assicurazioni Generali SpA Postbus 1888 Diemen 1110 CL NETHERLANDS	Insurance
Assicurazioni Generali SpA Postbus 1888 Diemen 1110 CL NETHERLANDS	Insurance
Assicurazioni Generali SpA Postbus 1888 Diemen 1110 CL NETHERLANDS	Insurance

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 19 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
Assicurazioni Generali SpA Postbus 1888 Diemen 1110 CL NETHERLANDS	Insurance
Assicurazioni Generali SpA Postbus 1888 Diemen 1110 CL NETHERLANDS	Insurance
Assicurazioni Generali SpA Postbus 1888 Diemen 1110 CL NETHERLANDS	Insurance
Astoria 160 Spear Street Suite 1100 San Francisco CA 94105 USA	Software License & Mtce
AT&T One AT&T Way Bedminster NJ 07921 USA	Services Agreement
Atea Box 6472 Etterstad Oslo NO 0605 Norway	Services Agreement
Athlon Car Lease Nederland B.V. Zeelandhaven 3 Nieuwegein Midden 3433 Netherlands	Service Agreement
Atlantic Aviation Limited; Jagal FZE; Jagal Limited 12 Oyinkan Abayomi Drive Ikoyi Lagos Nigeria	Termination and Exit Agreement
ATOM SUPPLY PTY LTD PO BOX 1141 Cloverdale WA 6985 Australia	Service Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 20 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
ATTENDE AS POSTBOKS 6 STAVANGER 4064 Norway	Supply Agreement
AUSSIE FORKLIFT REPAIRS PTY LTD 1/20 Garling Road Blacktown NSW 2148 Australia	Service Agreement
AUSTRALIA POST Customer Contact Centre GPO BOX 9911 Melbourne VIC 3001 Australia	Service Agreement
AUSTRALIAN AEROSPACE LIMITED PO Box 227 Bankstown NSW 2200 Australia	Supply Agreement
Australian Federation of Air Pilots (AFAP) 6th Floor 132-136 Albert Road South Melbourne VIC 3205 Australia	CLA
Australian Manufacturing Workers’ Union (AMWU) 2/251 Queensberry Street Carlton South VIC 3053 Australia	CLA
AUSTRALIAN SAFETY ENGINEERS 45 CATALANO CRCT CARMING VALE Carming Vale WA 6155 Australia	Service Agreement
Autodesk 111 McInnis Parkway San Rafael CA 94903 USA	Services Agreement
AVELING 33 HANWELL WAY Bessendean WA 6054 Australia	Supply Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 21 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
AVERY AIRCONIDITIONING PTY LTD UNIT 12, 274 PORT DRIVE PO BOX 3629 Broome WA 6725 Australia	Service Agreement
Avfuel SA 40 Gage Street St Morris 5068 Australia Pearce Australia	Supply Agreement
AVIALL AUSTRALIA PTY LTD 11 EAGLE DRIVE JANDAKOT AIRPORT WA 6164 Australia	Supply Agreement
AVIATION AND SURVIVAL SUPPORT AS BJELLANDVEIEN 13 NO 3172 VEAR Norway	Supply Agreement
AVIATION AUSTRALIA 16 BORONIA ROAD Eagle Farm QLD Australia	Service Agreement
AVIATION COMPONENTS P/L UNIT 1 151 GRANITE STREET Geebung QLD 4034 Australia	Supply Agreement
AVIATION ID AUSTRALIA LOCKED BAG 2000 Merimbula NSW 2548 Australia	Service Agreement
Avinor Bergen Lufthavn Flesland Postboks 34 Flesland BGO 5869 Norway	Services Agreement
Avinor Bergen Lufthavn Postboks 34 Fleshland Bergen 5869 Norway	Services Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 22 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
AVIS AUSTRALIA Westpac PO BOX 246 Mascot NSW 1460 Australia	Service Agreement
AVIS Sir Frank Whittle W Blackpool Business Park Blackpool Business Park Blackpool FY4 2FB United Kingdom	Avis Worldwide Rate Agreement
AXAICAS International House Forest Road Tunbridge Wells Kent TN2 5AL United Kingdom	Service Contracts
AXAICAS Old Sheriff Court Building 70 Hutcheson Street Glasgow G1 1SH United Kingdom	Service Contracts
AZ Consulting Brazil	HR Consulting
B.J. DAVIES PLUMBING PO BOX 2404 Broome WA 6725 Australia	Service Agreement
Backcheck 1311 Howe Street 2nd Floor Vancouver BC V6Z 2P3 USA	Services Agreement
BAE SYSTEMS AUSTRALIA LTD PO BOX 1068 Salisbury SA 5108 Australia	Service Agreement
Bain & Company Inc. 131 Dartmouth Street Boston MA 2116 USA	Services Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 23 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
Ballard Spahr LLP 999 Peachtree Street, Suite 1000 Atlanta GA 30309 USA	Services Agreement
Ballygowan Kilcarbery Park Nangor Road Clondalkin Dublin 22 Ireland	Supply Agreement
BANKSTOWN CITY LOCKSMITHS 242 CHAPEL ROAD South Bankstown NSW 2200 Australia	Services Agreement
Basch & Rameh Advogados Associados Rua da Consolação no. 3.741, 13º andar CEP 01416-001 São Paulo Brasil	Services Agreement
BATTERY WORLD SOUTH CANBERRA 95 GRENVILLE COURT Phillip ACT 2606 Australia	Services Agreement
BC LOCK & KEY 28 Kestral Way Karratha WA 6714 Australia	Service Agreement
BCS - BUNBURY CLEANING SERVICES PO BOX 43 Bunbury WA 6231 Australia	Service Agreement
BDO Mozambique 25 September Avenue, 1230 3rd floor, Block 5 Maputo Mozambique	Services Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 24 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
Be Frank PO Box 2096 Amsterdam Netherlands	Pension Plan Administration
Be Frank PO Box 2096 Amsterdam Netherlands	Pension Plan Administration
BEAUREPAIRES - GOODYEAR + DUNLOP TYR LOCKED BAG 150 ST KILDA ROAD Melbourne VIC 8008 Australia	Service Agreement
BeFrank Postbus 2096 Amsterdam CB 1000 Netherlands	Pension Administration Service Agreement
BELL HELICOPTER ASIA PTE LTD 6 SELETAR AEROSPACE HEIGHTS SELETAR AIRPORT SINGAPORE 79754-5 SG Singapore	Services Agreement
BELL HELICOPTER ASIA PTE LTD 6 SELETAR AEROSPACE HEIGHTS SELETAR AIRPORT SINGAPORE 79754-5 SG Singapore	Services Agreement
BELL HELICOPTER ASIA PTE LTD 6 SELETAR AEROSPACE HEIGHTS SELETAR AIRPORT SINGAPORE 79754-5 SG Singapore	Services Agreement
BELL HELICOPTER ASIA PTE LTD 6 SELETAR AEROSPACE HEIGHTS SELETAR AIRPORT SINGAPORE 79754-5 SG Singapore	Services Agreement
BELL HELICOPTER ASIA PTE LTD 6 SELETAR AEROSPACE HEIGHTS SELETAR AIRPORT SINGAPORE 79754-5 SG Singapore	Services Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 25 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
BELL HELICOPTER TEXTRON INC PO Box 915151 Dallas Texas 75391-5151 USA	Bell CSF agreement 2014
BELL HELICOPTER TEXTRON INC PO Box 915151 Dallas Texas 75391-5151 USA	Master Agreement
Bell 1000 rue de La Gauchetière Ouest Bureau 3700 Montreal QC H3B 4Y7 Canada	Services Agreement
BELLWADE SOLUTIONS LTD 33A EGREMONT PLACE Brighton BN2 OGA United Kingdom	Service Agreement
Berkeley Payment Solutions Inc. 181 University Avenue Suite 1802 Toronto ON M5H 3M7 Canada	Services Agreement
Berkley / via First Ireland Risk Management First Ireland House 15 Parkgate Street Arran Quay Dublin 8 D08 W866 Ireland	Service Contracts
Berkley / via First Ireland Risk Management First Ireland House 15 Parkgate Street Arran Quay Dublin 8 D08 W866 Ireland	Service Contracts
Berkley Professional Liability UK Limited W/R/B Underwriting (Lloyd’s) 40 Lime Street, 2nd Floor London EC3M 7AW United Kingdom	Insurance Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 26 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
Berkley Professional Liability UK Limited W/R/B Underwriting (Lloyd’s) 40 Lime Street, 2nd Floor London EC3M 7AW United Kingdom	Insurance Agreement
BEST WESTERN KARRATHA 27 Warambie Road Karratha WA 6714 Australia	Service Agreement
BK SIGNS & PROMOTIONS PO BOX 5232 CABLE BEACH Broome WA 6726 Australia	Service Agreement
BLACKWOOD PO BOX 167 Goodna QLD 4300 Australia	Service Agreement
Blake Morgan LLP Watchmaker Court 33 St John’s Lane London EC1M 4DB United Kingdom	Legal Services
Blakes, Cassels & Graydon LLP 199 Bay Street Suite 4000, Commerce Court West Toronto ON M5L 1A9 Canada	Legal Services
Bloomberg 731 Lexington Ave New York NY 10022 USA	Services Agreement
Blue Way Brazil	Development programs
BOB JANE T MARTS KARRATHA 38 KARRATHA TCE Karratha WA 6714 Australia	Service Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 27 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
BOC ACCOUNTING CENTRE P.O.BOX 12 PRIESTLEY ROAD Worsley Manchester M28 2UT United Kingdom	Service Agreement
Bollore Logistics (f/k/a SDV Logistics) Botany Bay Industrial Estate 2-12 Beauchamp Road, Unit 14 & 15 Banksmeadow NSW 2019 Timor-Leste	Service Agreement
Bomgar 578 Highland Colony Parkway Paragon Centre Suite 300 Ridgeland MS 39157 USA	Software License & Mtce
BOQ Asset Finance Level 6, 100 Skyring Terrace Newstead QLD 4006 Australia	Hardware Lease Agreement
Boundary Bay Engineers (OPEIU) President’s Office 80 Eighth Avenue 20th Floor New York NY 10011 Canada	CLA
BP BROOME CENTRAL FREDERICK STREET PO BOX 1315 Broome WA 6725 Australia	Service Agreement
Brann og Sikkerhetsservice AS Postboks 1096 Hillevåg Stavanger 4095 Norway	Services Agreement
Brent Invest LLC A Block, 34 Al-Farabi Medeu District Almaty City 050059 Republic of Kazakhstan	Lease Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 28 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
BRETT’S PEST MANAGEMENT PO Box 110 Broome WA 6725 Australia	Service Agreement
Brit Syndicate 2987 Lloyd’s Syndicate 2987 1 lime Street London EC3M 7HA United Kingdom	Insurance Agreement
Brit Syndicate 2987 Lloyd’s Syndicate 2987 1 lime Street London EC3M 7HA United Kingdom	Insurance Agreement
Broadnet BroadNet, Inc. 2-212 Center for Science & Technology Syracuse NY 13244-4100 USA	Services Agreement
Brodies LLP 25 Carden Place Aberdeen AB10 1UQ Scotland	Services Agreement
BROOME AIR SERVICES PO BOX 3106 Broome WA 6725 Australia	Service Agreement
BROOME Airport SERVICES SUITE 6, 2A BRODIE HALL DRIVE Bentley WA 6102 Australia	Service Agreement
BROOME ALI WORX 5 FARRELL STREET Broome WA 6725 Australia	Service Agreement
BROOME CHAMBER OF COMMERCE & INDUST PO BOX 1307 Broome WA 6725 Australia	Service Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 29 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
BROOME DIESEL & HYDRAULIC SERVICES PO BOX 299 4 DECASTILLA STREET Broome WA 6725 Australia	Service Agreement
BROOME HYUNDAI PO BOX 1551 Broome WA 6725 Australia	Service Agreement
BROOME INTERNATIONAL AIRPORT PTY LTD Locked Bag 4016 Broome WA 6725 Australia	Services Agreement
BROOME MARINE SERVICES PO BOX 984 Broome WA 6725 Australia	Service Agreement
BROOME MOTORS 8-10 Clementson Street PO Box 2146 Broome WA 6725 Australia	Service Agreement
BROOME PROGRESSIVE SUPPLIES 7 Haynes St PO Box 1459 1459 Australia	Service Agreement
BROOME TOYOTA Cnr Frederick & Coghlan Street Djugun WA 6725 Australia	Service Agreement
Brunnel Brazil	R&S services
Bryan S Ryan Main Road Tallaght Dublin 24 Ireland	Supply Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 30 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
BT CANADA INC 80 Bloor Street West Suite#1502 Toronto ON M5S 2V1 Canada	Master Agreement
BT CANADA INC 80 Bloor Street West Suite#1502 Toronto ON M5S 2V1 Canada	Statement of Work (SOW)
BT BT Group PLC BT Centre 81 Newgate Street London EC1A 7AJ United Kingdom	Services Agreement
BT, Daisy Communications Daisy Group Limited Daisy House Great Park Road Bradley Stoke Bristol BS32 4QG United Kingdom	Services Agreement
BT, Shetland Broadband BT Group PLC BT Centre 81 Newgate Street London United Kingdom	Services Agreement
BULLANT INSTALLATIONS 4 WOODLAND AVE Thirroul NSW 2515 Australia	Services Agreement
BULLIVANTS PTY LTD PO BOX 517 Plympton NSW 2781 Australia	Service Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 31 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
BUNBURY AERO CLUB PO BOX 5120 Bunbury WA 6231 Australia	Service Agreement
BUNNINGS GROUP LTD WESTFARMERS PO BOX 160 Welshpool WA 6986 Australia	Service Agreement
BUPA (Reinsured through Generali pool CHC Re) Bupa House 15-19 Bloomsbury Way London WC1A 2BA United Kingdom	Service Contracts
BURGESS RAWSON (WA) PTY LTD PO BOX 7658 CLOISTER SQUARE Perth WA 6850 Australia	Services Agreement
BURKE AIR U1 / 21 Frederick Street Belmont WA 6104 Australia	Service Agreement
Burness Paul LLP Union Plaza 1 Union Wynd Aberdeen AB10 1DQ UK	Legal Services
Business Entity Data BV Berhardplein 200 Amsterdam 1097 JB Netherlands	Services Agreement
C2A Gabon C/O KPMG Immeuble Filao B B P 4568 Libreville Gabon	Professional Services

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 32 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
CAE EMIRATES 1ST FLOOR EMIRATES AVIATION COLLEGE Dubai DU UAE	Services Agreement
CAE Inc. 8585 Cote de Liesse Saint-Laurent, Quebec H4T 1G6 Canada	Services Agreement
CAE Inc. 8585 Cote de Liesse Saint-Laurent, Quebec H4T 1G6 Canada	Services Agreement
CAE Inc. 8585 Cote de Liesse Saint-Laurent, Quebec H4T 1G6 Canada	Services Agreement
CAE Inc. 8585 Cote de Liesse Saint-Laurent, Quebec H4T 1G6 Canada	Services Agreement
CAE Inc. 8585 Cote de Liesse Saint-Laurent, Quebec H4T 1G6 Canada	Services Agreement
CAE TRAINING NORWAY AS FLYPLASSVEIEN 229 4055 SOLA Norway	Services Agreement
Cahill, Gordon & Reindel LLP 80 Pine Street New York NY 10005-1702 USA	Services Agreement
Candeo Vision Aurillac Way Retford Nottinghamshire DN22 7PX United Kingdom	Services Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 33 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
CANNON HYGIENE PO BOX 3099 Perth WA 6832 Australia	Service Agreement
Canon 6390 Dixie Road Mississauga ON L5T 1P7 Canada	Services Agreement
Canon 6390 Dixie Road Mississauga ON L5T 1P7 Canada	Services Agreement
CAPITAL AIRCRAFT SERVICES PTY LTD PO BOX 1030 Albion Park Rail NSW 2527 Australia	Services Agreement
CAPITAL CRANES & HOISTS (AUST) PTY U2/5 BARCELONA WAY Maddington WA 6109 Australia	Service Agreement
Capital Solutions 10 Riverview Drive Danbury CT 6810 USA	Services Agreement
CAPITOL CHILLED FOODS PO BOX 4154 Kingston ACT 2604 Australia	Services Agreement
Caral Data Caral Data AS Ryensvingen 15 Oslo NO-0680 Norway	Services Agreement
CAREFLIGHT (QLD) LIMITED PO BOX 5078 ROBINA TOWN CENTRE Robina Town Centre Robina QLD 4230 Australia	Services Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 34 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
CAREFLIGHT LTD LOCKED BAG 2002 Wentworthville NSW 2145 Australia	Services Agreement
Carey Olsen PO Box 10008 Cricket Square Grand Cayman KY1-1001 Grand Cayman	Services Agreement
CARGO MASTERS B.V. JACOBUS SPIJKERDREEF 190 HOOFDDORP AMSTERDAM Netherlands	Services Agreement
Carlsen Elektro Carlsens Elektro Installasjon AS Daleveien 29 Sandnes NO-4328 Norway	Services Agreement
Carlsens Elektriske Daleveien 29 Sandnes 4328 Norway	Services Agreement
Caspian Business Consultants LLC Baku, 44 J.Jabbarly str. Caspian Plaza III 13th floor 1065 Azerbaijan	Services Agreement
Cassels Brock & Blackwell LLP Scotia Plaza 40 King Street West, Suite 2100 Toronto ON M5H 3C2 Canada	Legal Services
Catlin Syndicate Catlin Syndicate Limited 20 Gracechurch Street London EC3V 0BG United Kingdom	Insurance Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 35 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
Catlin XL Insurance Company SE - Irish Branch XL House 8 St. Stephen’s Green Dublin D02 VK30 Ireland	Insurance Agreement
CBC S.a.r.l. (Centralis) 8-10 AVENUE DE LA GARE L-1610 LUXEMBOURG LU Luxembourg	Sub-Lease Agreement
CBTS 221 East Fourth St. Cincinnati OH 45202 USA	Services Agreement
CCW Partnership 1st & 2nd Floors, Units 9 & 10 Block C Kiarong Complex Lebuhraya Suitan Hassanal Bolkiah BE1318 PO Box 2216 Bander Seri Begawan BS8674 Negara Darussalam Brunei	Services Agreement
CDG Group LLC 650 Fifth Avenue New York NY 10019 USA	Service Agreement
Celergo LLC 750 Estate Drive, Suite 110 Deerfield IL 60015 USA	Service Contracts
Centelha Engenharia Consultiva LTD Av Epitacio Pessoa 2214, 1202, parte Rio de Janeiro RJ 22471-000 Brazil	Consultancy Services
Central Law Nicaragua Molina & Asociados Costado Este del Edificio BAC en Colonial Los Robles IV Etapa # 19 Managua Nicaragua	Services Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 36 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
Centralis Cayman Limited One Capital Place, 3rd Floor Shedden Road PO Box 1564 Grand Cayman KY1-1110 Cayman Islands	Services Agreement
Centralis S.A. SOCIETE ANONYME RCS LUXEMBOURG B 113.474 8-10 AVENUE DE LA GARE LUXEMBOURG L-1610 Luxembourg	Services Agreement
Centralis S.A. SOCIETE ANONYME RCS LUXEMBOURG B 113.474 8-10 AVENUE DE LA GARE LUXEMBOURG L-1610 Luxembourg	Services Agreement
Centralis Switzerland GmbH Dufourstrasse 101 Zurich 8008 Switzerland	Services Agreement
Centralis Switzerland GmbH Dufourstrasse 101 Zurich 8008 Switzerland	Services Agreement
Centrum Medyczne Medyk ul. Chopin 1 Rzeszow 35-055 POLAND	Medical
Centurion Law Group Mauritius Attention: NJ Ayuk Barrio Sampaka Carretera entre Arab Contractors Equatorial Guinea Ltd. Y SOGECO Int. SA (Nueva Carretera Razel) Malabo Equatorial Guinea	Legal Services

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 37 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
Century Link CenturyLink, Inc. 100 CenturyLink Drive Monroe LA 71203 USA	Services Agreement
Ceridian 3311 E. Old Shakopee Road Minneapolis MN 55425 Canada	Software Licencing Agreemnt
CEVA LOGISTICS ( AUSTRALIA) PTY 77H Millers Road Brooklyn Vic 3012 AU Brooklyn VIC 3012 Australia	Service Agreement
CGE RISK MANAGEMENT SOLUTIONS Vlietweg 17v The Netherlands NL 2266 KA Leidschendam Netherlands	Services Agreement
CGU PO Box 291 Richmond VIC 3121 Australia	Insurance
CHC Global Operations International ULC 4740 Agar Drive Richmond BC V7B 1A3 Canada	Services Agreement
CHC Helicopter (Ghana) Ltd.; CHC Hoofddorp BV Netherlands F 676/1 Angola Road Kuku Hill PO Box OS 0854 Osu Accra Ghana	Shareholders Agreement
CHC Helicopters Canada Inc; CHC Global Operations Canada (2008) ULC 4740 Agar Drive Richmond BC V7B 1A3 Canada	Shareholder Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 38 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
CHC Helicopters Canada Inc; CHC Global Operations Canada (2008) ULC 4740 Agar Drive Richmond BC V7B 1A3 Canada	Share Purchase Agreement
CHC Helicopters Canada Inc; CHC Global Operations Canada (2008) ULC 4740 Agar Drive Richmond BC V7B 1A3 Canada	Asset Purchase Agreements
CHC HS Mekanikerforeningen Postboks 522 Stavanger Lufthavn Stavanger Lufthavn 4055 Norway	CLA
Child Support Agency Great Western House Woodside Ferry Approach Birkenhead CH41 6DA United Kingdom	Services Agreement
Chromalloy Gas Turbine LLC PO BOX 676531 DALLAS TEXAS 75267-6531 USA	Chromalloy Engine (PT6) Repair Agreement
CHUBB FIRE & SECURITY PTY LTD 33 Talavera Road Macquarie Park NSW 2113 Australia	Service Agreement
Chubb Insurance Company of Canada 250 Howe Street, Suite 910 Vancouver BC V6C 3R8 Canada	Insurance Agreement
Chubb Insurance Company of Canada 330 5th Avenue SW, Suite 2400 Calgary AB T2P OL4 Canada	Insurance Agreement
Chubb Insurance Company (Syndicate 1882 at Lloyd’s) 15 Mountain View Road Warren NJ 07059 USA	Insurance Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 39 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
Chubb Insurance Company of Canada 199 Bay Street Suite 2500 P. O. Box 139 Commerce Court Postal Station Toronto ON M5L 1E2 Canada	Service Contracts
Chubb Insurance Company of Canada 199 Bay Street Suite 2500 Commerce Court Postal Station P.O. Box 139 Toronto ON M5L 1A9 Canada	Insurance Agreement
Chubb Bärengasse 32 Zurich 8001 Switzerland	Insurance
CIEE Brazil	Inter and Young Apprentice serv
CIM Tax Services Ltd 33, Edith Cavell Street Port Louis Mauritius	Services Agreement
Cisco 170 West Tasman Dr. San Jose CA 95134 USA	Software License & Mtce
Citrix Sharefile 851 Cypress Creek Road Fort Lauderdale FL 33309 USA	Subscription
Citrix 4988 Great America Parkway Santa Clara CA 95054 USA	Software License & Mtce

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 40 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
CITY OF KARRATHA PO BOX 219 Karratha WA 6714 Australia	Service Agreement
Claro Rua Flórida, 1970 Cidade Monções São Paulo SP 04565-001 Brazil	Services Agreement
CLEANAWAY Level 4, 441 St Kilda Road Melbourne VIC 3004 Australia	Service Agreement
CLEANAWAY PO BOX 2600 Palmerston NT 0831 Australia	Service Agreement
CLEANAWAY PO BOX 3066 Malaga WA 6945 Australia	Services Agreement
CLEANAWAY PO Box 6942 St Kilda Rd Central Melbourne VIC 8008 Australia	Services Agreement
CLEANAWAY PO Box 6942 St Kilda Rd Central Melbourne VIC 8008 Australia	Services Agreement
CLEANAWAY PO BOX 6942 ST KILDA RD Central VIC 8008 Australia	Services Agreement
CLEANAWAY PO BOX 6942 ST KILDA ROAD Central Melbourne VIC 8008 Australia	Service Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 41 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
Clue 403 Shale Shibuya Building A 8-17 Sakuragaoka Shibuya-ku Tokyo 150-0031 Japan	Software License Agreement
Clyde & Co Tanzania 11th Floor Golden Jubilee Towers PO BOX 80512 Dar es Salaam Tanzania	Legal Services
Clyde & Co. 11th Floor Golden Jubilee Towers P.O. Box 80512 Dar es Salaam Tanzania	Services Agreement
CMS Cameron Mckenna LLP Cannon Place 78 Cannon Street London EC4N 6AF United Kingdom	Legal Services
COATES HIRE OPERATIONS (WA) P/L Westpac PO BOX 5120 Melbourne VIC 3001 Australia	Service Agreement
Cobblestone Cobblestone Capital Advisors, LLC 140 Allens Creek Road Rochester NY 14618 USA	Software License & Mtce
Collaborative Solutions 2425 Matheson Boulevard East 8th Floor Mississauga ON L4W 5K4 Canada	MSA
Commerce and Industry Insurance Company, per AIG 175 Water Street, 18th Floor New York NY 10038 USA	Service Contracts

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 42 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
Compendia Hetlandsgata 9 Forum Jæren Bryne 4349 Norway	Service Contracts
Computershare 250 Royall Street Canton MA 2021 USA	Transfer Agency & Service Agreement
Computershare 250 Royall Street Canton MA 2021 USA	Fee and Service Schedule for Stock Transfer Services
CONLEY PROJECTS PTY LTD Australia	Services Agreement
Cottage Carrasco Hotel & Suites MIRAFLORES 1360 ESQ. RBLA. REPUBLICA DE MEXICO CP. 11500- MONTEVIDEO URUGUAY	Services Agreement
Couto, Graca & Associados Av 24 de Juilho, 7-7 Andar Maputo Mozambique	Legal Services
Couto, Graça e Associados Av. Kenneth Kaunda, 592 Maputo Mozambique	Services Agreement
Cox & Palmer Purdy’s Wharf Tower I 1100-1959 Upper Water Street Halifax NS Canada	Services Agreement
CPL UK/Ireland	Service Agreement
CRAWFORD REALTY KARRATHA PO Box 136 Karratha WA 6714 Australia	Service Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 43 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
Crowe Horwath Olympisch Stadion 24-28 Amsterdam 1076 DE Netherlands	Services Agreement
CTI PO Box 610407 Dallas TX 75261 USA	Services Agreement
CUMMINS SOUTH PACIFIC PTY LTD PO BOX 3057 South Hedland WA 6722 Australia	Services Agreement
CV Check PO Box 140 Osborne Park WA 6917 Australia	Supplier Agreement
CV Starr 399 Park Avenue 8th Floor New York NY 10022 USA	Insurance Agreement
CXC Global UNIT 609, LEVEL 6 BLOCK C KELANA SQUARE, 17 JALAN SS7/26, KELANA JAYA PETALING JAYA SGR 47301 Malaysia	Services Agreement
CY Office Electronics 27 South Mount Street Aberdeen SCT AB25 2TN United Kingdom	Services Agreement
Cyclone Shredding Unit 19 North Park Finglas Dublin 11 Ireland	Services Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 44 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
Daisy Communications Daisy House Lindred Road Business Park Nelson BB9 5SR United Kingdom	Services Agreement
DAMPIER ENTERPRISES P/L T/A KANGAVAN 183 LOCKYER CRESCENT Dampier WA 6713 Australia	Service Agreement
Daniel Bayfield QC 3-4 South Square Gray’s Inn London WC1R 5HP United Kingdom	Services Agreement
DART AEROSPACE LTD 1736 Ord Way Oceanside CA 920256 USA	Service Agreement
DARWIN INTERNATIONAL Airport PTYLTD PO BOX 40996 Casuarina NT 0811 Australia	Services Agreement
Daugherty, Fowler, Peregrin, Haught & Jenson 100 N. Broadway, Suite 2000 Oklahoma City OK 73102 USA	Services Agreement
DB Schenker Schenker House Scylla Road, LHR Portal London Heathrow Airport Hounslow TW6 3FE United Kingdom	Brokerage Agreement
De Brauw Blackstone Westbroek Claude Debussylaan 80 P.O. Box 75084 1070 Amsterdam The Netherlands	Services Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 45 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
De Unie & FNV Bondgenoten Luchthavenweg 10A Den Helder 1786 PP Netherlands	CLA
DEAN WILSON TRANSPORT PTY LTD PO BOX 2582 Broome WA 6725 Australia	Service Agreement
Debevoise & Plimpton LLP 919 Third Avenue New York NY 10022 USA	Legal Services
DEFIBTECH PTY LTD Locked Bag 521 Frenchs Forest NSW 2086 Australia	Services Agreement
Dell One Dell Way Round Rock TX 78682 USA	Software License & Mtce
Deloitte & Touche LLP (Vancouver) 1055 Dunsmuir St, #2800 Vancouver BC V7X 1P4 Canada	Services Agreement
DELOITTE & TOUCHE Claremont 7708 Docex 5 South Africa	Supply Agreement
Deloitte Advokatfirma Da Oslo Dronning Eufemias gate 14 Oslo 0191 Norway	Services Agreement
Deloitte AG General Guisan-Quai 38 PO Box 2232 Zurich 8022 Switzerland	Services Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 46 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
Deloitte Benin 02 BP 2877 Cotonou Bénin	Services Agreement
Deloitte Building Maerua Mall Jan Jonker Road PO Box 47 Windhoek Namibia	Services Agreement
Deloitte Canada 2800 - 1055 Dunsmuir Street Vancouver BC V7X 1P4 Canda	Services Agreement
Deloitte LLP Athene Place 66 Shoe Lane London EC4A 3BQ United Kingdom	Services Agreement
Deloitte Tanzania 10th Floor, PPF Tower P.O. Box 1559 Cnr of Ohio Street & Garden Avenue Dar es Salaam Tanzania	Services Agreement
Deloitte Tax & Consulting 560 rue de Neudorf Luxembourg 2220 Luxembourg	Engagement Letter
Deloitte Tax LLP 30 Rockefeller Plaza New York NY 10112 USA	Services Agreement
Deloitte Tax SRL 4-8 Nicolae Titulescu Road East Entrance, 2rd Floor, Sector 1 Sector 1, 011141 Bucharest 11141 Romania	Services Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 47 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
Deloitte Touche Tohmatsu Limited 25th Floor 183 South Sathorn Road Yannawa Sathorn Bangkok Sathorn Bangkok 10120 Thailand	Services Agreement
Dentons Canada LLP 20th Floor, 250 Howe Street Vancouver BC V6C 3R8 Canada	Legal Services
Dentons Europe Abogados, S.L.U. Paseo de la Castellana, 53, 8a planta Madrid 28046 Spain	Services Agreement
Dentons Kazakhstan LLP 135, Abylai Khan Ave. Almaty 5000 Republic of Kazakhstan	Legal Services
Department of Defence Directorate of Litigation, Defence Legal CP2-4-062, Campbell Park Offices PO Box 7911 Canberra BC ACT 2610 Australia	Supply Agreement
DEPT. OF FIRE & EMERGENCY SERVICES PO BOX 3238 Success WA 6964 Australia	Services Agreement
Descartes Systems 120 Randall Drive Waterloo ON N2V 1C6 Canada	Services Agreement
DEVELOPING ASSETS Enterprise Business Centre Admiral Court Aberdeen AB11 5QX MANY	Service Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 48 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
Developing Assets Enterprise Business Centre Admiral Court Aberdeen AB11 5QX Multiple	Service Agreement
DHL Australia Rhodes Corporate Park, Level 3 1 Homebush Bay Drive, Bldg A Rhodes NSW 2138 Australia	Service Agreement
DHL EXPRESS (AUSTRALIA) LTD PO BOX 5274 Brisbane QLD 4000 Australia	Service Agreement
DHL EXPRESS (CANADA) LTD (use 47799 18 PARKSHORE DRIVE DRAMPTON ON L6T 5M1 Canada	Letter of Intent
DHL Express 1200 South Pine Island Road Suite 600 Plantation FL 33324 USA	Services Agreement
DHL GLOBAL FORWADING 100 - 6200 Edwards Blvd Mississauga ON L5T 2V7 Canada	Services Agreement
Diligent Corporation 510 Opperman Drive PO Box 64833 St. Paul MN 55164-1803 USA	Software License Agreement
Direct TV 2260 East Imperial Highway El Segundo CA 90245 USA	Services Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 49 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
DK ELECTRICAL PO BOX 1440 Karratha WA 6714 Australia	Service Agreement
DLA Piper Australia 1 Martin Place NSW 2000 Sydney DX 107 Australia	Services Agreement
DLA Piper Canada Suite 1000, Livingston Place West 250 2nd St SW Calgary AB T2P 0C1 Canada	Services Agreement
DLA Piper Georgia LP 10 Melikishvili Street 0179 Tbilisi Georgia	Services Agreement
DLA Piper LLP (US) 1251 6th Avenue New York NY 10020 USA	Legal Services
DLA Piper LLP (US) 1251 6th Avenue New York NY 10020 USA	Legal Services
DLA Piper Mexico Paseo de los Tamarindos No. 400 A Piso 31 Bosques de las Lomas Mexico City 05120 Mexico	Services Agreement
DLA Piper Saudi Arabia PO Box 57774 Riyadh 11584 Centria Centre, Level 7 Saudi Arabia	Services Agreement
DLA Piper Singapore 80 Raffles Place UOB Plaza 1, #48-01 Signapore 048624 Singapore	Services Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 50 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
Dør og Portservice AS Arabergvegen 4 Sola 4050 Norway	Services Agreement
DOUBLE R HEAVY EQUIPMENT REPAIRS PO BOX 1051 Mudgee NSE 2850 Australia	Service Agreement
DQ2 Solutions 71 Frecker Drive St. Johns NL A1E 5X3 Canada	Services Agreement
Duff & Phelps, LLC 55 E 52nd St. New York NY 10055 USA	Services Agreement
Dutchtel Dutchtel B.V. Telecom Specialisten De Corridor 14A, Breukelen ZB 3621 Netherlands	Services Agreement
Dynacom 11026 Oriole Drive Surrey BC V3S 5E6 Canada	Services Agreement
EAST COAST PROPELLERS PTY LTD P.O.BOX CP 291 Condell Park NSE 2200 Australia	Services Agreement
EAST TO WEST DATA & ELECTRICAL SRVS PO Box 1266 15 Lucas St Broome WA 6725 Australia	Service Agreement
EasyDNS 300A — 219 Dufferin St. Toronto ON M6K 3J1 Canada	Software License & Mtce

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 51 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
Eaton Power Quality Enable House, 106 Wrights Road Christchurch 8041 New Zealand	Services Agreement
ECP Sandakerveien 110 Oslo 484 Norway	Services Agreement
Eden Scott 26 St Andrew Square Edinburgh EH2 1AF United Kingdom	Service Agreement
EDMO ASIA PACIFIC P/L UNIT 2, 18 PENTLAND ROAD Salisbury SA 5106 Australia	Services Agreement
Educe Design and Innovation Inc. 3527 W. 22ND AVE VANCOUVER BC V6S 1J4 CANADA	Services Agreement
Edwin T. Nobbs, Q.C. Barrister and Solicitor 33 Yonge Street, Suite 201 Toronto CA M5E 0A9 Canada	Services Agreement
EEA Helicopter Operations B.V; CHC Helicopter S.A. Parellaan 9 Hoofddorp WS 2132 Netherlands	Shareholder Agreement
EEA Helicopter Operations B.V; CHC Helicopter S.A. Parellaan 9 Hoofddorp WS 2132 Netherlands	Articles of Association
EHOB Holdings SARL 48 Rue de Bragance Luxembourg L-1255 Luxembourg	Shareholder Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 52 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
EILBECK CRANES UNIT 3/4 CRANE CIRCLE Karratha WA 6714 Australia	Service Agreement
Eir (Eircom) 1 Heuston South Quarter Saint John’s Road Dublin 8 Dublin D08 A9RT Ireland	Services Agreement
EIR 1 Heuston South Quarter St. John’s Road Dublin 8 Ireland	Services Agreement
Elanor Polska Sp. z o.o. Al. Wojciecha Korfantego 2 Katowice 40-004 POLAND	Payroll Partner
Electric Ireland PO Box 841 South City Delivery Office Cork UK	Supply Agreement
Elisabeth Biget 73 Boulevard Haussmann Paris 75008 France	Services Agreement
Elvinger, Hoss & Prussen 2, Place Winston Churchill B.P 425 - L 2014 Luxembourg	Services Agreement
EMA CONSULTING PTY LTD Unit 4, 215 Port Road Hindmarsh SA 5007 Australia	IR Advice and Support

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 53 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
Embarcadero, Flight Data Vision 650 Riverbank House Putney Bridge London SW63JD United Kingdom	Software License Agreement
Embratel PO Box 2586 Rio de Janeiro 20010-957 Brazil	Services Agreement
Entrust Three Lincoln Centre 5430 LBJ Freeway Suite 1250 Dallas TX 75240 USA	Software License Agreement
EQ LDA RUA MARTIRES DA PATRIA Dili Timor-Leste	Services Agreement
EQ-iPalo Fuels Timor-Leste	Supply Agreement
Equivalent Data LLC 4809 Westway Park Blvd. Houston TX 77041 USA	Services Agreement
Ergo Stavanger Norway	Services Agreement
ERGT AUSTRALIA 45 Burns Road Altona VIC 3018 Australia	Service Agreement
Erickson 3100 Willow Springs Road PO Box 3247 CENTRAL POINT OR 97502 USA	External Audit Engagement Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 54 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
Ernst & Young Australia 2646 SYDNEY NSW 2001 Australia	External Audit Engagement Agreement
Ernst & Young Australia 2646 SYDNEY NSW 2001 Australia	External Audit Engagement Agreement
Ernst & Young Australia 2646 SYDNEY NSW 2001 Australia	External Audit Engagement Agreement
Ernst & Young Australia 2646 SYDNEY NSW 2001 Australia	External Audit Engagement Agreement
Ernst & Young Australia 2646 SYDNEY NSW 2001 Australia	External Audit Engagement Agreement
Ernst & Young Brunei Room 309A, 3rd Floor, Wisma Jaya, Jalan Pemancha Bandar Seri Begawan BS8811 Brunei Darussalam	Services Agreement
ERNST & YOUNG LLP (TORONTO) PO Box 57104 Postal Station A Toronto ON M5W 5M5 Canada	Services Agreement
Ernst & Young LLP Pacific Centre 700 West Georgia Street PO Box 10101 Vancouver BC V7Y 1C7 Canada	Services Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 55 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
Ernst & Young LLP Pacific Centre 700 West Georgia Street PO Box 10101 Vancouver BC V7Y 1C7 Canada	Services Agreement
Ernst & Young P/S Osvald Helmuths Vej 4 Frederiksberg 2000 Denmark	Services Agreement
Ernst & Young 5 Times Square 14th Floor New York NY 10036-6530 USA	Services Agreement
Ernst & Young Harcourt Centre Harcourt Street Dublin 2 Ireland	Services Agreement
Esprit Postbus 60043 1320 AA Almere Monitorweg1 Almere 1322 BJ Netherlands	Services Agreement
ESSENDON Airport LIMITED ESSENDON FIELDS HOUSE LEVEL 2 7 ENGLISH STREET Essendon VIC 3041 Australia	Services Agreement
Esset Australia	Service Agreement
Estera Services (Bermuda) Limited [formerly called Appleby Services (Bermuda) Ltd.] Canon’s Court 22 Victoria Street Hamilton HM 12 Bermuda	Services Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 56 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
eTQ 399 CONKLIN STREET SUITE 208 Farmingdale NY 11735 USA	Software License & Mtce
Eurasia 59 Zheltoksan Street Almaty 50004 Kazakhstan	Insurance
Eurasia 59 Zheltoksan Street Almaty 50004 Kazakhstan	Insurance
EURO AVIONICS NAVIGATIONSSYSTEM GMBH Am Lindenberg 8 Weil der Stadt D-71263 Germany	Service Agreement
EUROCOPTER (Airbus) Aeroport International de Marseille-Provence Marignane Cedex 13725 France	HUMS Support Agreement
Evolução RUA BARÃO DO FLAMENGO 22 FLAMENGO GRUPO 701 RJ 22220080 Brazil	Services Agreement
EVRY 1425 Greenway Drive Suite 490 Irving TX 75038 USA	Services Agreement
Executive Risk Insurance Services Executive Risk Insurance Services Ltd. 21 St. Clair Ave. E., Suite 601 Toronto ON M4T 1L8 Canada	Insurance Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 57 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
EXMOUTH Fuel SUPPLIES PTY LTD PO BOX 153 Exmouth WA 6707 Australia	Supply Agreement
Expeditors International UNIT4 HOWEMOSS AVENUE KIRKHILL INDUSTRIAL ESTATE DYCE ABERDEEN AB21 0GP GB United Kingdom	Services Agreement
EXTINGUISHER SERVICES P/L PO BOX 291 Rydalmere NSW 1701 Australia	Services Agreement
ExxonMobil AVI Div of EMPC BVBA GPO BOX 4507 MELBOURNE VIC 3001 Australia	Supply Agreement
EY Office Limited 33RD FLOOR LAKE RAJADA OFFICE 193/ 136-137 RAJADAPISEK RD KLONGTOEY BANGKOK 10110 THAILAND TH	External Audit Engagement Agreement
F5 401 Elliot Avenue West Seattle WA 98119-4017 USA	Software License & Mtce
Farris, Vaughan, Willis & Murphy LLP 25th Floor 700 West Georgia Street Vancouver BC V7Y 1B3 Canada	Legal Services
Farris, Vaughan, Willis & Murphy LLP 25th Floor 700 West Georgia Street Vancouver BC V7Y 1B3 Canada	Legal Services

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 58 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
Fayburn Pty Ltd Forrest Airport Forrest WA 6434 Australia	Supply Agreement
FEDERAL EXPRESS (AUST) PTY LTD P O BOX 2767 Melbourne VIC 3001 Australia	Service Agreement
FEDERAL EXPRESS CORPORATION AV.DAS NACOES UNIDAS 17891 SANTO AMARO SAO PAULO 5655000 Brazil	Services Agreement
FedEx Australia Level 2, 215 – 225 Euston Road Alexandria NSW 2015 Australia	Service Agreement
Felsberg Advogados Av. Rio Branco, 85 - 8º andar Rio de Janeiro 20040-004 Brasil	Services Agreement
Felsberg Advogados Av Cidade Jardim, 803 - 5 andar Jardim Paulistano Sao Paulo 01453 000 Brazil	Legal Services
Felsberg Advogados Av Cidade Jardim, 803 - 5 andar Jardim Paulistano Sao Paulo 01453 000 Brazil	Legal Services
FERNO AUSTRALIA PTY LTD PO BOX 5210 Brendale QLD 4500 Australia	Services Agreement
Ferrere Abogados Juncal 1392 Montevideo Uruguay	Legal Services

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 59 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
FG Burnett Ltd 33 Albyn Place Aberdeen Scotland AB10 1YL United Kingdom	Services Agreement
Fidal, Societe d’ Avocats Tour Prisma 4-6 avenue d’Alsace La Defense Cedex Paris 92982 France	Services Agreement
Fidelity 483 Bay Street Suite 300 Toronto ON Canada	Service Contracts
FIELD AIR CON & AUTO ELECTRICAL 40 BLACKMAN STREET Broome WA 6725 Australia	Service Agreement
FIRST NATIONAL REAL ESTATE KARRATHA PO Box 937 Karratha WA 6714 Australia	Service Agreement
First People Solutions Group 33 Bothwell Street Glasgow G2 6NL United Kingdom	Service Agreement
FirsteBusiness Burghuir Way Inverurie Aberdeenshire AB51 4Ft United Kingdom	Services Agreement
Fisher & Phillips LLP Attorneys at Law 1801 California Street #2700 Denver CO 80202 Canada	Legal Services
Fisketjon Austhallet 1 No-4018 Stavanger No Norway	Services Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 60 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
FitSport Pl. Europejski 2 Warszawa 00-844 POLAND	Benefit
FIVE RINGS AEROSPACE PTY LTD 4A/60 KEILOR PARK DRIVE East Keilor VIC 1875 Australia	Service Agreement
FIXIFY SERVICES 24 TRUSLOVE WAY Karratha WA 6714 Australia	Service Agreement
Fladgate LLP 16 Great Queen Street WC2B 5DG London	Services Agreement
Flexa Hornsyld Industrive 4 Hornsyld 8783 Denmark	Services Agreement
Flexis Advies B.V. Groeneweg 2C Zoetermeer NL 2718 AA Netherlands	HR - Vendor Contracts
Flexis Advies B.V. Groeneweg 2C Zoetermeer NL 2718 AA Netherlands	HR - Vendor Contracts
FLICK ANTICIMEX 1/12 MARS ROAD Lane Cove NSW 2066 Australia	Services Agreement
FLIGHT HELMETS AUSTRALIA 11 LINDAN COURT Cabarlah QLD 4352 Australia	Services Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 61 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
FLIGHTSAFETY INTERNATIONAL Marine Air Terminal Flushing NY 11371 USA	Services Agreement
FLIR SYSTEMS INC. 16505 S W 72ND. AVENUE Portland OR 97224 USA	Service Agreement
FLIR Systems Inc. 27700 SW Parkway Avenue Wilsonville OR 97070 USA	Services Agreement
FLYING FUELS Hanger 169 Parafield Airport Parafield SA 5106 Australia	Service Agreement
FM Global 550 Burrard Street Suite 1788 PO BOX 12 Vancouver BC V6C 2B5 Canada	Insurance Agreement
FPA AUSTRALIA 31-47 JOSEPH STREET BUILDING 2 Blackburn VIC 3130 Australia	Services Agreement
Frankenstein Code TV Production Limited 2400 Boundary Road #810 Burnaby BC V5M 3Z3 Canada	Services Agreement
Front Range 6980 East 54th Place Commerce City CO 80022 USA	Services Agreement
FROSTY AUTO AIR 41 FARRELL RD Bass Hill NSW 2197 Australia	Services Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 62 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
FTI Consulting Level 4 156 Gloucester Street Sydney NSW 2000 Australia	Services Agreement
Fuel Trans Australia Pty Ltd 10-14 Sudlow Rd PO Box 1595 Bibra Lake WA 6163 Australia	Aircraft - Fuel Agreement
Fuel Trans Australia Pty Ltd 10-14 Sudlow Rd PO Box 1595 Bibra Lake WA 6163 Australia	Aircraft - Fuel Agreement
Fuel Trans Australia Pty Ltd 10-14 Sudlow Rd PO Box 1595 Bibra Lake WA 6163 Australia	Aircraft - Fuel Agreement
Fuel Trans Australia Pty Ltd 10-14 Sudlow Rd PO Box 1595 Bibra Lake WA 6163 Australia	Aircraft - Fuel Agreement
Fuel Trans Australia Pty Ltd 10-14 Sudlow Rd PO Box 1595 Bibra Lake WA 6163 Australia	Aircraft - Fuel Agreement
Fuel Trans Australia Pty Ltd 10-14 Sudlow Road Bibra Lake WA 6163 Australia	Supply Agreement
Fujitsu Australia 2 Julius Avenue North Ryde NSW 2113 Australia	Services Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 63 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
FX4casts, Inc. PO Box 1017 Toana VA 23168 USA	Services Agreement
Gabler Henrik Ibsensgate 100 Indekshuset Solheimsgaten 7E Bergen Norway	Service Contracts
Gann Blikk Strandgt 17 Sandnes 4307 Norway	Services Agreement
Gardere 2021 McKinney Avenue Suite 1600 Dallas TX 75201 USA	Legal Services
GARVS AUTO ELECTRICS PTY LTD PO BOX 3365 Broome WA 6725 Australia	Service Agreement
Gaylord Texan Resort & Convention Center 1501 Gaylord Trail Grapevine TX 76051 USA	Group Sales Agreement
GBT Travel Services UK Ltd 5 Churchill Place, Canary Wharf London E14 5HU UK	Master Agreement
GE AVIATION (CINCINNAI OH) One Neumann Way Room 310 Cincinnati OH 45215-6301 USA	Supply Agreement
GE AVIATION (CINCINNAI OH) One Neumann Way Room 310 Cincinnati OH 45215-6301 USA	GE T58 TAA Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 64 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
GE AVIATION SYSTEMS LTD BISHOPS CLEEVE CHELTENHAM GLOUCESTERSHIRE GL52 8SF United Kingdom	HUMS Support Agreement
Georgeson Ltd. DEPT CH 16640 PALATINE IL 60055-6640 USA	Services Agreement
GEOSIM TECHNOLOGIES 126-128 LYNDON WAY Karalee QLD 2870 Australia	Services Agreement
GERALDTON CRANES PTY LTD 26 BOYD STREET Geraldton WA 6530 Australia	Service Agreement
Glenbeigh Records Management Damastown Way, Damastown Business Park Dublin 15 Ireland	Services Agreement
Global Helicopter Pilots Association (Local 103 OPEIU) PO Box 36054 Hillcrest Village Surrey BC V3S 2Y5 Canada	CLA
GLOBAL SPILL CONTROL PTY LTD 50 MURRAY ROAD North Welshpool WA 6106 Australia	Service Agreement
Globecomm 45 Oser Avenue Hauppauge NY 11788 USA	Services Agreement
GMEI Bernhardplein 200 Amsterdam 1097 JB Netherlands	Services Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 65 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
GOODRICH ACTUATION SYSTEMS 106, RUE FOURNY FR-78530 BUC CEDEX FRANCE	Supply Agreement
GOODRICH CORPORATION 104 Otis Street Rome NY 13441 USA	Services Agreement
Gouda Postboks 700 Sentrum 0106 Oslo Norway	Insurance
GRACE REMOVALS NSW LOCKED BAG 2010 Seven Hills NSW 1730 Australia	Services Agreement
Granite State Insurance Company 175 Water Street 18th Floor New York NY 10038 USA	Insurance Agreement
Grata Law Firm International 104, M. Ospanov Street Almaty 50020 Kazakhstan	Legal Services
GREATER TAREE CITY COUNCIL 2 Pulteney Street PO Box 482 Taree NSW 2430 Australia	Services Agreement
GREENBROOK PROPERTIES LTD Suite 102 Ground floor Blake building Corner Eyre Belize City Belize	Services Agreement
Greenhill & Co., LLC 300 Park Avenue New York NY 10022 USA	Services Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 66 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
Greg Beniston 1802-1000 Beach Ave Vancouver BC V6E 4M2 Canada	Legal Services
Grenke Suite 306 Q-House Furze Road Sandyford Business Park Dublin 18 Ireland	Rental Agreement
GSE SERVICES PTY LTD 151 CURRUMBURRA ROAD Ashmore QLD 4214 Australia	Service Agreement
Guarantee Co. of North America 4950 Yonge Street Madison Centre, Suite 1400 Toronto ON M2N 6K1 Canada	Insurance Agreement
GVH AEROSPACE PO BOX 238 Willetton WA 6955 Australia	Services Agreement
Gyrospecialist (43758) 10545 BURBANK BLVD SUITE # 201 NORTH HOLLYWOOD CA 91601 USA	Supply Agreement
H&M TRACEY CONSTRUCTION PTY LTD PO BOX 34 Broome WA 6725 Australia	Service Agreement
HANSEN PROTECTION AS TYKKEMYR 27 1597 MOSS NO Norway	Supply Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 67 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
HANSEN PROTECTION AS TYKKEMYR 27 1597 MOSS NO Norway	Supply Agreement
Harridyal Sodha & Associates (LizaLaw) The Grove 21 Pine Road Belleville St. Michael BB11113 BARBADOS	Services Agreement
Harridyal-Sodha & Associates The Grove 21 Pine Road Belleville St. Michael BB11113 Barbados	Services Agreement
Harris & Company LLP 14th Floor 550 Burrard Street Vancouver BC V6C 2B5 Canada	Legal Services
HAWKER PACIFIC PTY LTD LOCKED BAG 2067 WETHERILL PARK NSW 1851 WETHERILL PARK Australia	Supply Agreement
Hays 250 Euston Road London NW1 2AF United Kingdom	Service Agreement
HAYS Rua Pequetita, 215, 13 andar Vila Olímpia São Paulo São Paulo 04552060 Brazil	HR Consulting
Heirsche, Hayward, Drakeley & Urbach 15303 Dallas Parkway, Suite 700 Addison TX 75001 USA	Services Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 68 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
Helicopter Services LLP Astana Yesil District Airport OPS-14 Kazakhstan	Hangar Lease
HELICOPTER SUPPORT INC. (HSI) 124 Quarry Road Trubmbull CT 6611 USA	Services Agreement
Helicopter Support, Inc. 124 Quarry Road Trumbull CT 06611 USA	Supply Agreement
Helicopter Support, Inc. 124 Quarry Road Trumbull CT 06611 USA	Supply Agreement
HELISIM EUROCOPTER TRAINING SERVICES AEROPORT INTERNATIONAL, MARSEILLE PROVENCE, 13725 MARIGNANE CEDEX - FRANCE	Services Agreement
HELIWEST GROUP Australia	Services Agreement
HELMET INTEGRATED SYSTEM - AUSTRALIA 4 CAPPER STREET Camden Park SA 5038 Australia	Service Agreement
HELMET INTEGRATED SYSTEMS LIMITED Commerce Road Stranraer DG9 7DX DG9 7DX GB Australia	Supply Agreement
HelpSystems 6455 City West Parkway Eden Prairie MN 55344 USA	Services Agreement
HENCHMAN PRODUCTS PTY LTD 8 PAVILLION PLACE CARDIFF NSW 2285 AUSTRALIA AU Cardiff NSW 2285 Australia	Service Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 69 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
Het BTW advies kantoor Hoofdgracht 61 Naarden 1141 LB Netherlands	Services Agreement
Hillevåg Elektro Diesel Old Forusveien 49 Stavanger 4031 Norway	Services Agreement
HIRO Motors INFRONT OF LANDMARK PLAZA FATU-HADA Dili TP Timor-Leste	Service Agreement
HISTORICAL A/CRAFT RESTORATION SOC IIIAWARRA REGIONAL AIRPORT Albion Park Rail NSW 2527 Australia	Services Agreement
Hjem Invest SA INVESTSA PO Box 60320 Table View Cape Town 7439 South Africa	Rental Agreement
Hjem Invest SA INVESTSA PO Box 60320 Table View Cape Town 7439 South Africa	Rental Agreement
Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington DC 20004-1109 USA	Services Agreement
HONEYWELL INTERNATIONAL INC. 1944, E SKY HARBOR CIRCLE PHOENIX AZ USA	Honeywell Dealership Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 70 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
HONEYWELL INTERNATIONAL INC. 1944, E SKY HARBOR CIRCLE PHOENIX AZ USA	Services Agreement
HONEYWELL INTERNATIONAL INC. 1944, E SKY HARBOR CIRCLE PHOENIX AZ USA	HUMS Support Agreement
HONEYWELL INTERNATIONAL INC. 1944, E SKY HARBOR CIRCLE PHOENIX AZ USA	HUMS Support Agreement
HOPE AERO PROP & COMPONENTS INC. c/o Hope Aero Prop & Components Inc. 2283 Anson Dr Mississauga ON L5S 1G6 Canada	Service Agreement
HORIZON POWER PO Box 817 Karratha WA 6714 Australia	Service Agreement
Houlihan Lokey Capital, Inc. 10250 Constellation Blvd Los Angeles CA USA	Services Agreement
HRD AERO SYSTEMS INC 25555 AVENUE STANDFORD VALENCIA CA 91355 USA	Supply Agreement
HRSG Alcohol Testing Australia	Service Agreement
HSBC Bank Australia Limited Level 1 190 St. Georges Terrace Perth WA 6000 Australia	Services Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 71 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
HSBC Ste. 200 - 885 West Georgia Street Vancouver BC V6C 3Gl Canada	Treasury - Credit Agreement
HUTCHINSON REAL ESTATE PO BOX 9 Broome WA 6725 Australia	Service Agreement
HYDRAULIC & PNEUMATIC SERVICE PO BOX 3137 Gippsland VIC 3841 Australia	Service Agreement
HYDROKLEEN PO BOX 5048 Broome WA 6725 Australia	Service Agreement
I.M.P. Group International Inc FRIEDRICH-LIST-STRASSE 41 DE-33100 PADERBORN DE Germany	Sale Agreement
IBM 1 New Orchard Road Armonk NY 10504-1722 USA	Services Agreement
IBM Canada IBM Canada Corporate offices IBM Canada Ltd. 3600 Steeles Avenue East Markham ON L3R 9Z7 Canada	Services Agreement
IBM Global Financing North Castle Drive Armonk NY 10504-1785 USA	Hardware Lease Agreement
IBM Global Financing North Castle Drive Armonk NY 10504-1785 USA	Hardware Lease Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 72 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
IBM Global Financing North Castle Drive Armonk NY 10504-1785 USA	Hardware Lease Agreement
ICBC PO Box 5050 Station Terminal Vancouver V6B 4T4 Canada	Insurance Agreement
ICBC PO Box 5050 Station Terminal Vancouver V6B 4T4 Canada	Service Contracts
ICBC PO Box 5050 Station Terminal Vancouver V6B 4T4 Canada	Service Contracts
ICT Room Dynamostraat 7 BN 1014 Amsterdam	Services Agreement
IDENTITY SECURITY PTY LTD 214 Graham Street Port Melbourne VIC 3207 Australia	Service Agreement
IFAP PO BOX 339 Willetton WA 6955 Australia	Service Agreement
IFB (Internet for Business) Building 54 54 Hareness Road Altens Industrial Estate Aberdeen AB12 3LE United Kingdom	Services Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 73 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
Industri Energi Torggata 12 Oslo 0181 Norway	CLA
INDUSTRIA DE TURBO PROPULSORES S.A. PARQUE TECHNOLOGICO DE SAMUDIO ED. 300 48170 ZAMUDIO, VIZCAYA SPAIN	CT7 Repair Agreement
INDUSTRIAL FIRST AID SERVICE 7B GRENFELL STREET Kent SA 5067 Australia	Service Agreement
Infinte Systems Unit 3 783 Kingsford Smith Drive Eagle Farm 4009 Australia	Services Agreement
Infor 641 Avenue of the Americas New York NY 10011 USA	Software License & Mtce
INJECTION PERFECTION PO BOX 84 Georges Hall NSW 2198 Australia	Services Agreement
Insight 6820 S. Harl Ave. Tempe AZ 85283 USA	Hardware agreement
Insight, Lyreco Unit 41 ParkWest Industrial Estatew Nangor Road Dublin 12 Ireland	Hardware agreement
INSTANT WASTE MANAGEMENT Australia	Services Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 74 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
Intelecom Brynsveien 13 Bryn Oslo 611 Norway	Services Agreement
Intellect Solutions Inc. 12969 96A Avenue Surrey BC V3T 5K5 Canada	Services Agreement
Inter Hannover Hantverkargatan 25 P.O. Box 22085 Stockholm 104 22 Sweden	Insurance Agreement
Intercompany 4740 Agar Drive Richmond BC V7B 1A3 Canada	Treasury Agreement
Intercompany 4740 Agar Drive Richmond BC V7B 1A3 Canada	Treasury Agreement
Interdynamics 320 Adelaide Street Brisbane QLD 4000 Australia	Software License & Mtce
ION 7500 Equitable Drive Eden Prairie MN 55344 USA	Services Agreement
Irish Life Assurance PLC Irish LifeCentre Lower Abbey Street Dublin 1 Ireland	Office Lease

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 75 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
IRON MOUNTAIN AUSTRALIA PO Box 3527 Station A Toronto ON M5W 3G4 Canada	Services Agreement
Iron Mountain PO Box 3527 Station A Toronto ON M5W 3G4 Canada	Services Agreement
Ironshore 141 Front Street Hamilton HM19 Bermuda	Insurance Agreement
iSAR Innovation Centre St Cross Business Park Newport Isle of Wight PO305WB United Kingdom	Software License & Mtce
IT Blueprint 170-422 Richards Street Vancouver BC V6B 2Z4 Canada	Services Agreement
J. Frank Associates, LLC 622 Third Avenue, 36th Floor New York NY 10017 USA	Services Agreement
JANDAKOT Airport HOLDINGS P/L 16 EAGLE DR Jandakot WA 6164 Australia	Service Agreement
Jarl Westergård Enøk-rådgiver Hubrovegen 11 Lye 4347 Norway	Services Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 76 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
JAS Forwarding (USA), Inc DEPT 3570 PO BOX 123570 DALLAS TX 75312-3570 USA	Services Agreement
JAS Forwarding USA DEPT 3570 PO BOX 123570 DALLAS TX 75312-3570 USA	Services Agreement
JCR Holdings Australia	Service Agreement
JCS “Atyrau International Airport” 2 Abulkhair Khan Ave Atyrau 60011 Kazakhstan	Services Agreement
JEPPESEN AUSTRALIAN PTY LTD LEVEL 3 UNIT 304 BLACKALL STREET Barton ACT 3730 Australia	Services Agreement
JOLLY GOOD AUTO ELECTRICS PO BOX 1773 Karratha WA 6714 Australia	Service Agreement
Jones Lang LaSalle Real Estate Services, Inc. PO BOX Q1589 SYDNEY NSW 1230 Australia	Services Agreement
JP’S TRIM SHOP PO BOX 3353 Malaga WA 6090 Australia	Supply Agreement
JRS LOGISTICS 2 Maclaglan Street Jandakot WA 6164 Australia	Service Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 77 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
JSC LIC “Nomad Life” Satpaeva, 30/1, 4th Floor Almati Bostandiski Kazakhstan	Insurance Agreement
JSFirm 11350 Cleveland Gibbs Road Suite 104 Roanoke TX 76262 USA	Recruiting Services
JUST AUTO SERVICES PO BOX 1089 Karratha WA 6714 Australia	Service Agreement
JUST IN SCALES 10 / 45 Tomlinson Road Welshpool WA 6106 Australia	Supply Agreement
JWA Oilfield Supplies 2/40 TACOMA CIRCUIT CANNING VALE WA 6155 Australia	Lease Agreement JWA542491/CH-i
KALLISTA ELECTRONICS LTD. Naldred Farm Offices Bord Hill Lane Haywards Heath West Sussex RH16 1XR United Kingdom	Supply Agreement
KARRATHA CONTRACTING PTY LTD PO BOX 442 Karratha WA 6714 Australia	Service Agreement
Kaztranscom 69/204A Radostovets Str. Almaty 050009 Kazakhstan	Services Agreement
KELLY SERVICES (AUSTRALIA) LTD Ground Floor, 15 Castlereagh Street Sydney NSW 2000 Australia	Services Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 78 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
Keystone Law Audley House, 13 Palace Street London SW1E 5HX United Kingdom	Services Agreement
Kidde Aerospace & Defence Pty Ltd. UNIT 2/5 BECON COURT HALLAM VIC 3803 Australia	Kidde Aerospace Systems New vendor credit application - Review of terms & conditions
Kidde Aerospace & Defence Pty Ltd. UNIT 2/5 BECON COURT HALLAM VIC 3803 Australia	Kidde Aerospace Systems New vendor credit application - Review of terms & conditions
Kidde Aerospace & Defence Pty Ltd. UNIT 2/5 BECON COURT HALLAM VIC 3803 Australia	Kidde Aerospace Systems New vendor credit application - Review of terms & conditions
Kidde Aerospace & Defence Pty Ltd. UNIT 2/5 BECON COURT HALLAM VIC 3803 Australia	Kidde Aerospace Systems New vendor credit application - Review of terms & conditions
Kidde Aerospace & Defence Pty Ltd. UNIT 2/5 BECON COURT HALLAM VIC 3803 Australia	Kidde Aerospace Systems New vendor credit application - Review of terms & conditions
KIMBERLEY GLASS PO Box 546 Broome Broome WA 6725 Australia	Service Agreement
KIMBERLEY SIGNS & DESIGNS PO BOX 1153 Broome WA 6725 Australia	Service Agreement
KIMBERLEY WASHROOM SERVICES PO BOX 5566 Cable Beach WA 6726 Australia	Service Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 79 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
King & Spalding LLP 1700 Pennsylvania Ave, NW, Suite 200 Washington DC 2006-2706 USA	Services Agreement
King & Wood Mallesons Level 61 Governor Phillip Tower 1 Farrer Place Sydney NSW 2000 Australia	Services Agreement
KING TIDE TOWING PO Box 8329 Broome Broome WA 6725 Australia	Service Agreement
KIS west Hylkjeflaten 8 Hylkje 5109 Norway	Services Agreement
KISS REFRIGERATON & AIR CONDITIOINING PO BOX 357 Broome WA 6725 Australia	Service Agreement
Klarity FX 220 Sansome Street Suite 980 San Francisco California 94104 USA	Services Agreement
KLEENHEAT GAS PO Box 4184 Myaree WA 6960 Australia	Service Agreement
Klimaservice AS Postboks 163 Sandnes 4302 Norway	Services Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 80 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
KNIGHT FRANK (PERTH) LEVEL 10 EXCHANGE PLAZA 2 THE ESPLANADE Perth WA 3860 Australia	Services Agreement
Knight Frank 20-21 Upper Pembroke Street Dublin 2 Ireland	Rental Agreement
KONECRANES PTY LTD PO BOX 135 Ingelburn NSW 2600 Australia	Services Agreement
KONNEKTO UNIPESSOAL LTD 02-22 Landmark Plaza Fatuhada, Dili Timor-Leste East Timor	Service Contracts
KPMG - Malta Portico Building, Marina Street Pieta PTA Malta	External Audit Engagement Agreement
KPMG Afrique Centrale (Gabon) Immeuble Filao B BP 4568 Libreville B.P. -4568 Gabon	External Audit Engagement Agreement
KPMG Australia 10 Shelley Street Sydney NSW 2000 Australia	Services Agreement
KPMG Australia 10 Shelley Street Sydney NSW 2000 Australia	Services Agreement
KPMG Barbados Hastings, Christ Church BB 15154 Barbados	Services Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 81 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
KPMG Barbados Hastings, Christ Church BB 15154 Barbados	Services Agreement
KPMG Cardenas Dosal, S.C. Boulevard Manuel Avila Camacho 176 Pl Reforma Social Miguel Hidalgo, C.P DF 11600 Mexico	Services Agreement
KPMG Cardenas Dosal, S.C. Boulevard Manuel Avila Camacho 176 Pl Reforma Social Miguel Hidalgo, C.P DF 11600 Mexico	Services Agreement
KPMG Huset Sorkedalsveien 6 P.O. Box 7000 Majorstuen Oslo N-0306 Norway	Services Agreement
KPMG Huset Sorkedalsveien 6 P.O. Box 7000 Majorstuen Oslo N-0306 Norway	Services Agreement
KPMG Ireland 1 Harbourmaster Place IFSC Dublin 1 D01 F6F5 Ireland	Services Agreement
KPMG Ireland 1 Harbourmaster Place IFSC Dublin 1 D01 F6F5 Ireland	Services Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 82 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
KPMG Is Ve Yonetim Danismanhgi A.S. Kavacik Rüzgarlıbahçe Mah. Kavak Sok. No:29 Kavacık Beykoz 34805 Turkey	Services Agreement
KPMG Is Ve Yonetim Danismanhgi A.S. Kavacik Rüzgarlıbahçe Mah. Kavak Sok. No:29 Kavacık Beykoz 34805 Turkey	Services Agreement
KPMG Korea 10th Floor, Gangnam Finance Center 152 Teheran-ro, Gangnam-gu Seoul 135-984 Republic of Korea	Services Agreement
KPMG Korea 10th Floor, Gangnam Finance Center 152 Teheran-ro, Gangnam-gu Seoul 135-984 Republic of Korea	Services Agreement
KPMG Law Advokatfirma AS Postboks 7000 Oslo 0306 Norway	Services Agreement
KPMG LLP (Ontario, Canada) Suite 700 Commerce Place 21 King StreetWest Hamilton ON L8P 4W7 Canada	Services Agreement
KPMG LLP (Ontario, Canada) Suite 700 Commerce Place 21 King StreetWest Hamilton ON L8P 4W7 Canada	Services Agreement
KPMG LLP (VANCOUVER CANADA) 777 Dunsmuir Street Vancouver BC V7Y 1K3 Canada	External Audit Engagement Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 83 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
KPMG Netherlands Laan van Langerhuize 9 1186 DS Amstelveen Postbus 74600 Amsterdam. 1070 DE Netherlands	Services Agreement
KPMG Netherlands Laan van Langerhuize 9 1186 DS Amstelveen Postbus 74600 Amsterdam. 1070 DE Netherlands	Services Agreement
KPMG Nicaragua Centro Pellas 6to. Piso Km. 4 1/2 carretera a Masaya Managua Nicaragua	Services Agreement
KPMG Nicaragua Centro Pellas 6to. Piso Km. 4 1/2 carretera a Masaya Managua Nicaragua	Services Agreement
KPMG Romania DN1, Sos. Bucuresti-Ploiesti nr. 69-71 P.O. Box 18-191, Sector 1 Bucuresti 13685 Romania	Services Agreement
KPMG Romania DN1, Sos. Bucuresti-Ploiesti nr. 69-71 P.O. Box 18-191, Sector 1 Bucuresti 13685 Romania	Services Agreement
KPMG SA Siege Social 11 Avenue Bir kacem Soussi MA Morocco	External Audit Engagement Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 84 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
KPMG Suriname Gravenberchstraat 10 Paramaribo Suriname	Services Agreement
KPMG Suriname Gravenberchstraat 10 Paramaribo Suriname	Services Agreement
KPMG Suriname Gravenberchstraat 10 Paramaribo Suriname	Services Agreement
KPMG Suriname Gravenberchstraat 10 Paramaribo Suriname	Services Agreement
KPMG Tax AS Postboks 7000 Oslo 0306 Norway	Services Agreement
KPMG Tax AS Postboks 7000 Oslo 0306 Norway	Services Agreement
KPMG Tax SRL DN1 Bucuresti Ploiesti nr. 69-71, PO Box 18-191 Sector 1 Bucharest 013685 Romania	Services Agreement
KPMG Tax SRL DN1 Bucuresti Ploiesti nr. 69-71, PO Box 18-191 Sector 1 Bucharest 013685 Romania	Services Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 85 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
KPMG Thailand 49th Fl., Empire Tower 1 South Sathorn Road Yannawa, Sathorn Bangkok 10120 Thailand	Services Agreement
KPMG Thailand 49th Fl., Empire Tower 1 South Sathorn Road Yannawa, Sathorn Bangkok 10120 Thailand	Services Agreement
KPMG Trinidad & Tobago 69-71 Edward Street Port of Spain Trinidad	Services Agreement
KPMG Trinidad & Tobago 69-71 Edward Street Port of Spain Trinidad	Services Agreement
KPMG Saltire Court 20 Castler Terrace Edinburgh EH1 2EG United Kingdom	Services Agreement
KPMG Saltire Court 20 Castler Terrace Edinburgh EH1 2EG United Kingdom	Services Agreement
KPN PO Box 30000 The Hague 2516 CK The Netherlands	Services Agreement
Kramer Lefin Naftalis & Frankel LLP 1177 Avenue of the Americas New York NY 10036 USA	Legal Services

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 86 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
Kromann Rumert Sønder Allé 3 8000 Aarhus C Denmark	Services Agreement
KROST BUSINESS FURNITURE CENTRE P/L PO BOX 184 St Peters NSW 2044 Australia	Services Agreement
Kurtzman Carson Consultants LLC 2335 Alaska Avenue El Segundo CA 90245 USA	Services Agreement
L3 WESCAM 649 NORTH SERVICE ROAD W.BURLINGTON ON L7P 5B9 Canada	Supply Agreement
LANDMARK OPERATIONS LTD LOT 1 ARCHER ST Broome WA 6725 Australia	Service Agreement
Larlee Rosenberg Barristers & Solicitors 55 West Georgia Street, Suite 600 Randall Building Vancouver BC V6B 1Z5 Canada	Legal Services
Latham & Watkins 99 Bishopsgate London EC2M 3XF UK	Legal Services
Lease Plan LeasePlan USA 1165 Sanctuary Parkway Alpharetta GA 30009 Netherlands	Service Agreement
Lederne Saeravtale Storgata 25 Oslo 814 Norway	CLA

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 87 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
Lemontree Asset No. 6 Aerocity Hospitality District IGI Airport New Delhi 110037 India	Services Agreement
Lesley Sim 2 Mundi Crescend Newmachar Aberdeenshire AB21 0LY United Kingdom	Pension Scheme
Lexpoint Lease Netherlands	Service Agreement
LINDE MARTERIAL HANDLING PTY LTD 15 MILLY COURT Malaga WA 6090 Australia	Service Agreement
Link	Services Agreement
LinkedIn 2029 Stierlin Ct., Ste. 200 Mountain View CA 94043 USA	Software License Agreement
Livingston 141 W. Jackson, Suite 1510A Chicago IL 60604 USA	Brokerage Agreement
LK Shields Solicitors 40 Upper Mount Street Dublin 2 Ireland	Legal Services
Lloyds London Syndicates One Lime Street London EC3M 7HA United Kingdom	Insurance Agreement
Lloyds London Syndicates One Lime Street London EC3M 7HA United Kingdom	Insurance Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 88 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
Lloyds London Syndicates One Lime Street London EC3M 7HA United Kingdom	Insurance Agreement
Lloyd’s Syndicate AWH 2232 199 Water Street, 25th Floor New York NY 10038 USA	Insurance Agreement
Lloyd’s Syndicate AWH 2232 199 Water Street, 25th Floor New York NY 10038 USA	Insurance Agreement
Lloyd’s Syndicate MIT 3210 25 Fenchurch Avenue London EC3M 5AD United Kingdom	Insurance Agreement
Lloyd’s Syndicate NAV 1221 444 South Flower Street, 25th Floor Los Angeles CA 90071 USA	Insurance Agreement
Lloyd’s Syndicate SJC 2003 Ernst & Young Plaza 725 South Figueroa Street, Ste 4000 Los Angeles CA 90017 USA	Insurance Agreement
Lobos Ul. Gen. Maczka 6 PL-35-234 Rzeszow Pl Poland	Services Agreement
Lodahl UK Ltd. 111a Winchester Road Eastleigh SO53 2GH POLAND	Contractors
LogMe IN 320 Summer Street Boston MA 2210 USA	Software License Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 89 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
Longboat Key Opportnities, LLC 1050 Lonboat Club Road Longboat Key FL 34228 USA	Agent Agreement (Fleet)
LOS A/S SERVICEBOKS 603 4606 KRISTIANSUND NO Norway	Supply Agreement
Loyens & Loeff Luxembourg S.À R.L. Avocats à la Cour 18-20 rue Edward Steichen L-2540 LUXEMBOURG	Services Agreement
LYRECO PTY LTD HSBC UNIT 12 2-8 SOUTH STREET Rydalmere NSW 2116 Australia	Service Agreement
Lyse Dialog Breiflatveien 18 Stavanger 4017 Norway	Services Agreement
Lyse Breiflatveien 18 Stavanger 4017 Norway	Services Agreement
M. Hamel-Smith & Co P.O. Box 219 Eleven Albion Cor. Dere & Albion Streets Port of Spain Trinidad & Tobago	Services Agreement
M2 Commander/Primus Telecom GPO Box 4765 Melbourne VIC 3001 Australia	Services Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 90 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
Maclay Murray & Spens LLP 66 Queens Road Aberdeen AB15 4YE United Kingdom	Services Agreement
MAGNAR EIKELAND A/S POSTBOKS 424 SANDNES 4304 Norway	Supply Agreement
Malaysia Airlines E&C BUILDING, COMPLEX A-AA090L P.O. BOX 8747, 47200 SUBANG SELANGOR DARUL EHSAN MALAYSIA	Services Agreement
MALM ORSTAD AS VOLLVEIEN 66 NO-4354 VOLL Norway	Services Agreement
MANGALORE Airport PTY LTD RMB MANGALORE AIRPORT Mangalore VIC 3663 Australia	Services Agreement
Manulife 200 Bloor Street East Toronto ON M4W 1E5 Canada	Service Contracts
Manulife 200 Bloor Street East Toronto ON M4W 1E5 Canada	Service Contracts
Mapaero 10 AVENUE DE LA RIJOLE 09100 Pamiers France	Services Agreement
Maples and Calder (Dublin) 75 St Stephen’s Green Dublin 2 Ireland	Services Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 91 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
Maples and Calder P.O. Box 309 Ugland House, South Church Street Grand Cayman George Town KY1-1104 Cayman Islands	Services Agreement
Mark Abbey Abbeywood Terrington Herefordshire HR1 4HZ United Kingdom	Pension Scheme
Marketform Ltd via Citynet Insurance Brokers Ltd 71 Fenchurch Street London EC3M 4BS United Kingdom	Insurance Agreement
Marketform Ltd via Citynet Insurance Brokers Ltd 71 Fenchurch Street London EC3M 4BS United Kingdom	Insurance Agreement
Marketform via Citynet Resources Ltd. 71 Fenchurch Street London EC3M 4BS United Kingdom	Insurance Agreement
Martins & Associados Advogados - Sociedade Unipessoal Limitada Avenida Vladimir Lenine 174, 40andar Edificio Millennium Park Maputo 796 Mozambique	Services Agreement
Mason Hayes & Curran South Bank House Barrow Street Dublin 4 Ireland	Legal Services
Mayfair Trust S.a.r.l 2, Millewee L-7257 Walferdange Luxembourg Luxembourg	Services Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 92 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
MCDONALD FENCING 39 Halifax Drive Bunbury WA 6230 Australia	Service Agreement
MCGRIGORS PENSION TRUSTEES LIMITED 141 Bothwell Street Glasgow Scotland United Kingdom	Pension Scheme
MCX 21 Hickory Drive, 3rd Floor Waltham MA 2451 USA	Services Agreement
MECHANICAL PROJECT SERVICES 50 ORKNEY ROAD Karratha WA 6714 Australia	Service Agreement
MEGGITT AVIONICS UK 7 Whittle Avenue Segensworth East FAREHAM Hants PO15 5SH United Kingdom	HUMS Support Agreement
MEGGITT AVIONICS UK 7 Whittle Avenue Segensworth East FAREHAM Hants PO15 5SH United Kingdom	HUMS Support Agreement
Meijburg & Co (Netherlands) Laan van Langerhuize 9 Amstelveen 1186 DS Norway	Services Agreement
Meijburg & Co (Netherlands) Laan van Langerhuize 9 Amstelveen 1186 DS Norway	Services Agreement
Meijburg & Co Caribbean Gravenberchstraat 10 Paramaribo Suriname	Legal Services

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 93 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
Mekaniker Foreningen PO Box 535 Stavanger 4055 Norway	CLA
Mendes e Segalotte (Focus) RUA DR. BUENO 488 PARTE IMBETIBA 27913190 Brazil	Services Agreement
Mercer Superannuation Trust One International Towers Sydney 100 Barangaroo Avenue Watermans Quay, Barangaroo NSW 2000 Australia	Service Contracts
Merrill Lynch BCE Place, Wellington Tower 181 Bay Street 4th & 5th Floors Toronto ON M5J 2V8 Canada	Service Contracts
Metalur S A 3168 MIGUEL BARREIRO ST MONTEVIDEO POCITOS 11300 11300 URUGUAY	Services Agreement
MetLife 200 Park Avenue New York NY 10166-0188 USA	Insurance
MG TYRES CHINATOWN PO BOX 106 BROOME Broome WA 6725 Australia	Service Agreement
Michael John Whitcombe Strathmore Cottage Oyne Insch Aberdeenshire AB52 6TQ United Kingdom	Pension Scheme

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 94 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
Michael Page Rua Funchal, 375 - 7th floor Vila Olímpia São Paulo São Paulo 04551-060 Brazil	HR Consulting
Michelle McCombie 7 Pennan Grove Ellon Aberdeenshire AB41 8BU United Kingdom	Pension Scheme
Michelman & Robinson, LLP 10880 Wilshire Boulevard 19th Floor Los Angeles CA 90024 USA	Services Agreement
Microsoft Corporate Headquarters One Microsoft Way Redmond WA 98052-6399 USA	Software License Agreement
Microware 1/F Century Centre 44-46 Hung To Road Kwun Tong Kowloon Hong Kong	Services Agreement
Minter Ellison Minter Ellison Lawyers Rialto Towers 525 Collins Street Melbourne VIC 3000 Australia	Services Agreement
Miranda Correia Amendoeira & Associados Av. Eng. Duarte Pacheco 7 Lisbon 1070-100 Portugal	Services Agreement
Miranda Lawyers Timor-Leste	Services Agreement
MITRE 10-STREETER & MALE PTY LTD 4 Short St Broome WA 6725 Australia	Service Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 95 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
Mitsui JA Building 3-1, Ohtemachi 1-chome Chiyoda-ku Tokyo 100-8631 Japan	Insurance Agreement
Moe & Tun Associates Ltd. 18 Zawtika Street Mayaynigone Sanchaunbg Township Yangon Myanmar	Services Agreement
Møllehagen Torgveien 29 Stavanger 4016 Norway	Services Agreement
MONCRIEFF Pty Ltd 2 Oswald Street Victoria Park WA 2000 Australia	Services Agreement
Morgan Stanley & Co. Incorporated 1585 Broadway New York NY 10036 USA	Placement agent agreement
Morgan, Lewis & Bockius LLP 1701 Market Street Philadelphia PA 19103 - 2921 USA	Services Agreement
Morneau Shepell 7071 Bayers Road, Suite 3007 Halifax Nova Scotia B3L 2C2 Canada	Services Agreement
Morris James 500 Delaware Avenue, Suite 1500 PO Box 2306 Wilmington DE 19899-2306 USA	Services Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 96 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
Morton Fraser LLP Quartermile Two 2 Lister Square Edinburgh EH3 9GL United Kingdom	Services Agreement
MPD ELECTRICAL 18 KIMBARRA AVENUE Camden NSW 2570 Australia	Services Agreement
MR PEST CONTROL Australia	Services Agreement
MSH Suite 300, 999-8th Street S.W. Calgary AB T2R 1N7 Canada	Admintrative Services
Mulcon Multicontainer PEDRO F.BERRO 1035 MONTEVIDEO RIO DE LA PLATA 11300 URUGUAY	Services Agreement
MUNGALALU TRUSCOTT AIRBASE PTY LTD PO BOX 1795 Palmerston NT 0831 Australia	Service Agreement
Murray Nicol Albert Lane Stonehaven AB39 2NT United Kingdom	Pension Scheme
Musat & Asociatii 43 Aviatorilor Boulevard, 1st District, Code 011853 Bucharest ROMANIA	Legal Services
National Aerospace Services 16 Stubbs Avenue Geelong North VIC 3215 Australia	Services Agreement
National Fire & Marine Insurance Company 3024 Harney Street Omaha NE 68131 USA	Insurance Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 97 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
National Fire & Marine Insurance Company National Indemnity Company 1314 Douglas Street, Suite 1400 Omaha NE 68102-1944 USA	Service Contracts
National Fire Berkshire Berkshire Hathaway Specialty Insurance Manager, Director & Officer Underwriting 85 Broad Street, 9th Floor New York NY 10004 USA	Insurance Agreement
National Insurance Timor-Leste SA P.O. Box 112 Dili Timor-Leste	Insurance Agreement
National Support Services Unit 4, Seatown Business Campus Seatown Road Dublin Ireland	Services Agreement
National Union Fire Insurance Company, per AIG 175 Water Street, 18th Floor New York NY 10038 USA	Service Contracts
Nauta Dutilh Strawinskylaan 1999 1077 XV P.O. BOX 7113 Amsterdam The Netherlands	Services Agreement
Navex Global, Inc 5500 Meadows Road, Suite 500 Lake Oswego OR 97035 USA	Services Agreement
Navigators 400 Atlantic Street Stamford CT 06901 USA	Insurance Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 98 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
Navigators Navigators Insurance Company One Penn Plaza 32nd Floor New York NY 10119-0002 USA	Insurance Agreement
NEDAERO COMPONENTS BV HENGELDER 22 ZEVENAAR 6902PA THE NETHERLAND	Supply Agreement
NESPRESSO PROFESSIONAL PO Box 2012 North Sydney NSW 2059 Australia	Service Agreement
Netapp 495 East Java Drive Sunnyvale CA 94089 USA	Services Agreement
Netpower Stokkamyrveien 13 Stavanger Sandnes 4313 Norway	Services Agreement
NEVERFAIL SPRINGWATER LTD GPO BOX 145 Sydney NSW 2001 Australia	Service Agreement
NEWCASTLE Airport Private Bag 2001 Raymon Terrace NSW 2324 Australia	Services Agreement
Nexus Nexus Insurance Services 3 Jervey Ave Greenville SC 29607-2308 USA	Insurance Agreement
NLC - NOVATION LEASING COMPANY LEVEL 3 102 ALBERT ROAD SOUTH MELBOURNE VIC 3205 Australia	Services Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 99 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
NLC - NOVATION LEASING COMPANY LEVEL 3 102 ALBERT ROAD SOUTH MELBOURNE VIC 3205 Australia	Services Agreement
NLC - NOVATION LEASING COMPANY LEVEL 3 102 ALBERT ROAD SOUTH MELBOURNE VIC 3205 Australia	Services Agreement
NLC - NOVATION LEASING COMPANY LEVEL 3 102 ALBERT ROAD SOUTH MELBOURNE VIC 3205 Australia	Services Agreement
NLC - NOVATION LEASING COMPANY LEVEL 3 102 ALBERT ROAD SOUTH MELBOURNE VIC 3205 Australia	Services Agreement
NLC 660 North Capitol Street, NW, Suite 450 Washington DC 20001 USA	Services Agreement
NOKAS AS Trleborgodden 6 TONSBERG 3112 Norway	Services Agreement
Nordea Bank Norge ASA Middelhunsgate 17 PO Box 1166 Oslo Sentrum 0107 Norway	Services Agreement
Nordea Bank Norge ASA Middelhunsgate 17 PO Box 1166 Oslo Sentrum 0107 Norway	Services Agreement
Nordea Bank Norge ASA Middelhunsgate 17 PO Box 1166 Oslo Sentrum 0107 Norway	Services Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 100 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
Nordea Bank Norge ASA Middelhunsgate 17 PO Box 1166 Oslo Sentrum 0107 Norway	Services Agreement
Nordea Bank Norge ASA Middelhunsgate 17 PO Box 1166 Oslo Sentrum 0107 Norway	Services Agreement
Nordea Bank Norge ASA Middelhunsgate 17 PO Box 1166 Oslo Sentrum 0107 Norway	Services Agreement
Nordea Bank Norge ASA Middelhunsgate 17 PO Box 1166 Oslo Sentrum 0107 Norway	Services Agreement
Nordea Bank Norge ASA Middelhunsgate 17 PO Box 1166 Oslo Sentrum 0107 Norway	Services Agreement
Nordea Bank Norge ASA Postboks 1166 Oslo Sentrum 0107 Norway	Services Agreement
Nordic Choice Hotels Frederik Stangs Gate 22-24 PO Box 2454, Solli Oslo 201 Norway	Services Agreement
NORTH WEST LOCKSMITHS PO BOX 2069 Broome WA 6725 Australia	Service Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 101 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
NORTHWEST SHEDMASTERS PO BOX 1317 Wangara WA 6947 Australia	Service Agreement
Norton Rose Fulbright US LLP 1301 Avenue of the Americas New York NY 10019-6022 USA	Services Agreement
Norton White Lawyers & Notaries Level 4, 66 Hunter Street Sydney NSW 2000 Australia	Legal Services
Norton White Level 4, 66 Hunter Street Sydney NSW 2000 Australia	Services Agreement
Norwegian Society of Engineers & Technologists (NITO) Pb. 9100 Greenland Oslo 0133 Norway	CLA
Now Health St. Georges House Watchmoor Park Camberley Surrey GU15 3YL United Kingdom	Insurance
NU-AZ SMASH REPAIRS PO BOX 811 Karratha WA 6714 Australia	Service Agreement
NU-LINE RESOURCES PTY LTD UNIT 2, 16-18 BARRY ROAD Chipping Norton NSW 2710 Australia	Services Agreement
Nygaard AS Postboks 120 Forus Stavanger 4065 Norway	Services Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 102 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
Nysted Stokkamyrveien 3A Sandnes 4313 Norway	Services Agreement
O Hetland Prestegardsmarka 3 Lye 4347 Norway	Services Agreement
O2, DF Communications 33 – 37 South College Street Aberdeen AB11 6LE United Kingdom	Services Agreement
OAKS HOTELS & RESORTS 480 Collins Street Melbourne VIC 3000 Australia	Service Agreement
OASIS EATERY PO BOX 2080 Broome WA 6725 Australia	Service Agreement
Occure Bredaseweg 185 Etten Leur 4872 LA Netherlands	HR - Third Party Consulting Services
Office and Professional Employees International Union (Local 403 - OPEIU) Canada	CLA
OFFICE NATIONAL BROOME LOCKED BAG 4003 Broome WA 6725 Australia	Service Agreement
OFFICE STAR 8/7 Ord Way PO Box 615 Broome WA 6725 Australia	Service Agreement
Oliver Wyman 1166 Avenue of the Americas New York NY 10036 USA	OEM Negotiations
Online Systems	Software License Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 103 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
Online Systems	Services Agreement
OPS Thailand 15th Floor, Room 1502, Shinawatra Tower 3 1010 Vibhavadi Rangsit Rd. Chatuchak, Chatuchak Bangkok 10900 Thailand	Services Agreement
OPTIMA AERO INC 2365 Rue de lAeroport St-Mathieu-de-Beloeil Quebec, J3G 0C9 Canada	Supply Agreement
ORANGE CITY COUNCIL PO BOX 35 Orange NSW 2800 Australia	Services Agreement
OSN Netherlands OSN Nederland B.V. Overijsselhaven 83 Nieuwegein 3433 PH Netherlands	Services Agreement
OSN Netherlands OSN Nederland B.V. Overijsselhaven 83 Nieuwegein 3433 PH Netherlands	Services Agreement
OSN Netherlands OSN Nederland B.V. Overijsselhaven 83 Nieuwegein 3433 PH Netherlands	Services Agreement
O’SULLIVAN ELECTRICAL SERVICES PO BOX 7088 Waston ACT 2602 Australia	Services Agreement
Osv Sivertsen Gamleveien 1 Stavanger 4018 Norway	Services Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 104 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
OZRUNWAYS 135 COAL POINT ROAD Coal Point NSW 2283 Australia	Service Agreement
Pamboridis LLC 45 Digeni Akrita Ave. Pamboridis House Nicosia CY - 1070 CYPRUS	Services Agreement
Panalpina Gabon BP 876 ZONE OPRAG PORT GENTIL Gabon	Agent Agreement
PARAFIELD INSTRUMENT Property P/L 18 PENTLAND ROAD Salisbury SA 5108 Australia	Service Agreement
PARALLEL ELECTRICAL SERVICES PO Box 641 Broome WA 6725 Australia	Service Agreement
PARAVION TECHNOLOGY INC 2001 AIRWAY AVENUE Fort Collins CO 80524 USA	Services Agreement
PARKER HANNIFIN CORP (NY) 300 Marcus Blvd Smithtown NY 11787 USA	Supply Agreement
PARRY’S MERCHANTS PO BOX 907 KARRATHA Karratha WA 6714 Australia	Service Agreement
PATON AIR PTY LTD 48 MAGILLS LANE Maindample VIC 3723 Australia	Services Agreement
Paul Dickens United Kingdom	Services Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 105 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
Paul Groundwater 28/11 Amherst Street Cammeray NSW 2062 Australia	Services Agreement
Paul Hastings 515 South Flower Street, 25th Floor Los Angeles CA 90071 USA	Services Agreement
Peanuts Strandsvingen 14 Stavanger 4032 Norway	Services Agreement
PEARL AVIATION AUSTRALIA P/L Commonwealth GPO BOX 338 Darwin NT 0801 Australia	Service Agreement
PEARL COAST PROPERTIES PTY LTD SUITE 6, 2A BRODIE HALL DRIVE Bentley WA 6102 Australia	Services Agreement
Pearl Cost Properties Pty Ltd ABN 34 009 197 031 Locked Bag 4106 Broome WA 6725 Australia	License Agreement
Pearl Cost Properties Pty Ltd ABN 34 009 197 031 Locked Bag 4106 Broome WA 6725 Australia	License Agreement
PENINSULAR Airport MANAGEMENT SERVICE SUITE 6/2A BROADIE HALL DRIVE Bently WA 6102 Australia	Service Agreement
Pensjonskasse Box 10 Skoyen Oslo 0212 Norway	Insurance

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 106 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
Pensjonskasse Box 10 Skoyen Oslo 0212 Norway	Insurance
Pentagon Freight Services (Aktau) LLP Business Centre Orda Building 47A Microdistrict 2 Aktau 130000 Kazakhstan	Services Agreement
Perth Warehouse Bassendean Perth Australia	Lease Agreement
PGS P.O. Box 251 Lilleaker Oslo 0216 Norway	Services Agreement
Phillip Island Helicopters RMB 1340 Newhaven VIC 3925 Australia	Supply Agreement
PILBARA COPY SERVICE PO BOX 1277 Karratha WA 6714 Australia	Supply Agreement
Pillsbury Winthrop Shaw Pittman Suite 4201, Bund Cente 222 Yan An Road East Huangpu District Shanghai 200002 China	Services Agreement
Pinsent Masons 30 Crown Place Earl Street London EC2A 4ES United Kingdom	Services Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 107 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
PIRTEK KARRATHA 38 OXIDE LOOP GapGap Ridge WA 6714 Australia	Service Agreement
PJT Partners 280 Park Avenue New York NY 10017 USA	Services Agreement
Plus Polkomtel SP. Z 0.0. Konstruktorska 4 Warsaw Mazovia 02-673 Poland	Services Agreement
POINCIANA NURSERY & LANDSCAPING 1508 ANDERSON RD Karratha WA 6714 Australia	Service Agreement
POWERVAC CLEANING EQUIP & SERVICES PO Box 505 Hawthorn WA 6915 Australia	Service Agreement
PPG AEROSPACE 23 OVATA DRIVE Tullamarine VIC 3043 Australia	Service Agreement
PriceWaterhouseCoopers Kazakhstan 34- Al-Farabi Avenue Almaty 50059 Kazakhstan	Services Agreement
PriceWaterhouseCoopers LLP PricewaterhouseCoopers Place 250 Howe Street, Suite 700 Vancouver BC V6C 3S7 Canada	Service Agreement
PriceWaterhouseCoopers LLP PricewaterhouseCoopers Place 250 Howe Street, Suite 700 Vancouver BC V6C 3S7 Canada	Service Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 108 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
PriceWaterhouseCoopers LLP PricewaterhouseCoopers Place 250 Howe Street, Suite 700 Vancouver BC V6C 3S7 Canada	Services Agreement
PricewaterhouseCoopers Tax & Legal Senegal 3, Place de l’independence Immeuble SDIH Dakar BP: 6454 Senegal	Services Agreement
PriceWaterhouseCoopers Tax & Legal Main Road Malabo 2 EGICO Tower 3rd & 4th Floors PO BOX 431 Malabo 2 Equatorial Guinea	Services Agreement
PriceWaterhouseCoopers Tax & Legal Main Road Malabo 2 EGICO Tower 3rd & 4th Floors PO BOX 431 Malabo 2 Equatorial Guinea	Services Agreement
Prime Signal 5381-48th Ave. Delta BC V4K 1W7 Canada	Services Agreement
PRITCHARD FRANCIS LEVEL 1-430 ROBERTS ROAD PO BOX 2150 Subiaco WA 6904 Australia	Service Agreement
Proact GRAYS INN HOUSE LONDON EC1R 5DB United Kingdom	Software License Agreement
ProData 2809 SOUTH 160TH STREET SUITE 401 Omaha NE 68130 USA	Services Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 109 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
Professional English School Lidia Chryń ul. Jablonski 12 Rzeszów 35-068 POLAND	Benefit
PROFLEET WA PTY LTD 11 WARAMBIE ROAD Karratha WA 6714 Australia	Service Agreement
Progressive Messenger Ltd. #102 - 9900 RIVER DRIVE RICHMOND BC V6X 3S3 Canada	Services Agreement
Prosource Hilldowntree Business Centre Banchory Devenick Aberdeen AB12 5YL United Kingdom	Services Agreement
Protector P.O. Box 1351 Vika-NO 0113 Oslo Norway	Insurance
Protector Pb 1351 Vika Oslo 0113 Norway	Insurance Agreement
Protector Pb 1351 Vika Oslo 0113 Norway	Insurance Agreement
Protector Pb 1351 Vika Oslo 0113 Norway	Insurance Agreement
Protector Pb 1351 Vika Oslo 0113 Norway	Insurance Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 110 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
Protector Pb 1351 Vika Oslo 0113 Norway	Insurance Agreement
Protector Pb 1351 Vika Oslo 0113 Norway	Insurance
Protector Pb 1351 Vika Oslo 0113 Norway	Service Contracts
Protector Piccadilly Plaza Manchester City Tower M1 4BT United Kingdom	Insurance
Protector Piccadilly Plaza Manchester City Tower M1 4BT United Kingdom	Insurance
Protector PO Box 500 Lysaker N-1327 Norway	Insurance
Pryor Cashman LLP 7 Times Square New York NY 10036-6569 USA	Services Agreement
Puglisi & Associates 850 Library Ave., Suite 204 Newark DE 19711 USA	Legal Services
Punter Southall 11 Strand London WC2N 5HR England	Services Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 111 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
PwC Canada 250 Howe Street Suite 700 Vancovuer BC V6C 3S7 Canada	Services Agreement
PwC Kazakhstan 34- Al-Farabi Avenue Almaty 50059 Kazakhstan	Services Agreement
PwC Mozambique Av. Vladimir Lenine 174,40 andar Edificio Millennium Park Maputo	Services Agreement
PwC Tanzania Pemba House, 369 Toure Drive Oyster Bay P.O. Box 45 Dar es Salaam Tanzania	Services Agreement
PwC UK Hay’s Galleria 1 Hay’s Lane London SE1 2RD United Kingdom	Services Agreement
Qantas Airways Limited 10 Bourke Road Mascot NSW 2020 Australia	Services Agreement
QBE Insurance Australia Limited Level 27, 8 Chifley Square Sydney NSW 2000 Australia	Insurance Agreement
QBE Syndicate 1886 Plantation Place 30 Fenchurch Street London EC3M 3BD United Kingdom	Insurance Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 112 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
QBE Syndicate 1886 Plantation Place 30 Fenchurch Street London EC3M 3BD United Kingdom	Insurance Agreement
QBE Level 27, 8 Chifley Square Sydney NSW 2000 Australia	Insurance Agreement
QS 1 Tranley Mews, Fleet Road London NW3 2DG United Kingdom	Services Agreement
Rahmat Lim & Partners Suite 33.01, Level 33 The Gardens North Tower, Mid Valley City, Lingkaran Syed Putra Kuala Lumpur 59200 Malaysia	Legal Services
RED BARON ALSE HANGER 17, JOHN DUIGAN DRIVE YARRAWONGA AERODROME Yarrawonga VIC 3033 Australia	Services Agreement
REGAL TRANSPORT PO Box 78 Guildford WA 6935 Australia	Service Agreement
Regus Vulevardul Tudor Vladimirescu Nr 22 Cladirea Greengate Office Bucuresti	Rental Agreement
RELOCATABLES AUSTRALIA UNIT 6, 53 BUSHLAND RIDGE Bibra Lake WA 6163 Australia	Services Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 113 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
Research Development & Financial Consultants Limited F676/1 Kuku Hill Angola Road, Osu Accra Ghana	Shareholder Agreement
RETURN TO WORK SA GPO BOX 2668 Adelaide SA 5001 Australia	Services Agreement
RFD AUSTRALIA PTY LTD 59-63 REDWOOD DRIVE Dingley Village VIC 3172 Australia	Services Agreement
Richard Oliver Underwriting Managers (Chubb Insurance Company of Australia Limited) 555 Bourke Street, Level 4 Melbourne VIC 3000 Australia	Insurance Agreement
RICOH AUSTRALIA 70 Valley Stream Parkway Malvern PA 19355 Australia	Services Agreement
RMS Engineering Unit 1, 31 Jay St, COMORO RIVERSIDE Dili TP 4818 Timor-Leste	Service Agreement
ROBERT HALF AUSTRALIA PTY LTD MLC Centre Level 45 19 Martin Place Sydney NSW 6714 Australia	Services Agreement
Robert Half Canada Inc. 1 Place Ville Marie, Suite 2330 Montreal QC H3B 3M5 Canada	Services Agreement
Robert Wray PLLC 1150 Connecticut Ave., NW, Suite 350 Washington DC 20036 United Kingdom	Legal Services

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 114 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
Robin Lochhead 25 Bankside Dunton Green Sevenoaks Kent TN13 2UA United Kingdom	Pension Scheme
ROCKWELL COLLINS (WICHITA KS) SERVICE CENTER 2051 AIRPORT ROAD WICHITA KS USA	Supply Agreement
Rogaland Elektro Postboks 8110 Stavanger 4068 Norway	Services Agreement
Roper Greyell 745 Thurlow St #1850 Vancouver BC V6E 0C5 Canada	Services Agreement
Rose Aviation 6-9 Trinity Street Dublin 2 IRELAND	Service Agreement
Royal & Sun Alliance RSA Insurance Group plc 20 Fenchurch Street London EC3M 3AU United Kingdom	Insurance Agreement
RSA 174 Middlesex Turnpike Bedford MA 01730 USA	Software License & Mtce
RUAG SWITZERLAND LTD RUAG AVIATION SEETALSTRASSE 175 CH-6032 EMMEN Switzerland	Supply Agreement
Rubin Thomlinson LLP 20 Adelaide St. East Suite 1104 Toronto ON M5C 2T6 Canada	Legal Services

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 115 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
Rubin Thomlinson Attn: Adrian Ishak 20 Adelaide St. East Suite 1104 Toronto ON M5C 2T6 Canada	Services Agreement
Ryan Netherlands BV World Trade Center Amsterdam Tower G, 6th & 7th Floor Strawinkskylaan 685 Amsterdam 1077 XX Netherlands	Services Agreement
Ryan Netherlands World Trade Center Amsterdam Tower G, 6th & 7th Floor Strawinkskylaan 685 Amsterdam 1077 XX Netherlands	Services Agreement
Ryan UK 5th Floor North Brettenham House Lancaster Place London WC2E 7EN United Kingdom	Services Agreement
RYDGES SYDNEY Airport 8 ARRIVALS COURT PO BOX 3023 Sydney NSW 2020 Australia	Services Agreement
S2 Filings 5670 Wilshire Boulevard, Suite 1530 Los Angeles CA 90036 USA	Services Agreement
SABENA TECHNICS BOD B P 50087 95948 ROISSY CDG France	Supply Agreement
SAL & Caldeira Advogados, LDA Avenida Julius Nyerere Maputo Mozambique	Legal Services

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 116 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
Salesforce.com C/O 913321 PO BOX 4090 STN A TORONTO ON M5W 0E9 Canada	Software License Agreement
Sandler, Travis & Rosenberg, P.A. 551 Fifth Avenue, Suite 1100 New York NY 10176 USA	Legal Services
Saxon Box 93001 Willowbrook PO 135-19705 Fraser Hwy Langley BC V3A 8H2 Canada	Temporary Agency Agreement
Schneider 3101 South Pakerland Drive P.O. Box 2545 Green Bay WI 54306-2545 USA	Services Agreement
Schou Andreassen AS PB 116 Stavanger 4065 Norway	Services Agreement
SCR - Special Contingency Risks / 100% Hiscox at Lloyd’s 70 Mark Lane London EC3R 7NQ United Kingdom	Insurance Agreement
Seabury Corporate Advisors LLC 1350 Avenue of the Americas, 25th Floor New York NY 10019 USA	Service Agreement
Seabury Corporate Advisors LLC 1350 Avenue of the Americas, 25th Floor New York NY 10019 USA	Services Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 117 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
Seabury Human Capital LLC 1350 Avenue of Americas, 25th Floor New York NY 10019 USA	HR - Employment Contracts / Term Sheet
Seal and Associates 950 N. Glebe Road Suite 950 Arlington VA 22203 USA	ad hoc
Seek.com Level 6 541 St Kilda Road Melbourne VIC 3004 Australia	Service Contracts
SENTINEL GROUP UNIPESSOAL LDA AVENIDA HUDI LARAN Dili TP Timor-Leste	Service Agreement
Serengeti (Carswell division of Thomson Reuters Canada Limited) One Corporate Plaza 2075 Kennedy Road Toronto ON M1T 3V4 Canada	Legal Services
ServiceNow 2225 Lawson Lane Santa Clara CA 95054 USA	Software License Agreement
Seyfarth Shaw LLP 620 Eighth Avenue New York NY 10018-1405 USA	Legal Services
SHARK SHIELD PTY LTD 62 Drayton St Bowden SA 5007 Australia	Service Agreement
Shearman & Sterling LLP 599 Lexington Avenue New York NY 10022-6069 USA	Services Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 118 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
SHELF CLEANING SERVICES PO BOX 285 Karratha WA 6714 Australia	Service Agreement
Shell Aviation Australia Pty Ltd P.O. BOX 94 PORT ADELAIDE SA 5015 Australia	Supply Agreement
Shell Aviation Australia Pty Ltd P.O. BOX 94 PORT ADELAIDE SA 5015 Australia	Services Agreement
Shell Aviation Australia Pty Ltd P.O. BOX 94 PORT ADELAIDE SA 5015 Australia	Services Agreement
Shell Aviation Australia Pty Ltd P.O. BOX 94 PORT ADELAIDE SA 5015 Australia	Services Agreement
Shell Aviation Australia Pty Ltd P.O. BOX 94 PORT ADELAIDE SA 5015 Australia	Services Agreement
Shell Aviation Australia Pty Ltd P.O. BOX 94 PORT ADELAIDE SA 5015 Australia	Services Agreement
SHELLHARBOUR CITY COUNCIL PO BOX 155 SHELLHARBOUR City Centre NSW 2529 Australia	Services Agreement
Sheppard Mullin Richter & Hampton LLP 30 Rockefeller Plaza New York NY 10112 USA	Legal Services
SHINJU MOTOR GROUP LOT 1-101 GUY STREET Broome WA 6725 Australia	Service Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 119 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
SHIRE OF BROOME PO BOX 44 Broome WA 6725 Australia	Service Agreement
SHIRE OF EXMOUTH PO BOX 21 LOT 863 MAIDSTONE CRESCENT Exmouth WA 6707 Australia	Service Agreement
Shouten Techniek De Marowijne 47 Zwaag AR 1689 Netherlands	Services Agreement
ShowRoom	Services Agreement
SIKORSKY AIRCRAFT CORPORATION 6900 MAIN STREET Stratford CT 06615-9129 USA	Services Agreement
SIKORSKY AIRCRAFT CORPORATION 6900 MAIN STREET Stratford CT 06615-9129 USA	Services Agreement
SIKORSKY AIRCRAFT CORPORATION 6900 MAIN STREET Stratford CT 06615-9129 USA	Supply Agreement
SIKORSKY AIRCRAFT CORPORATION 6900 MAIN STREET Stratford CT 06615-9129 USA	Services Agreement
SIKORSKY AIRCRAFT CORPORATION 6900 MAIN STREET Stratford CT 06615-9129 USA	Services Agreement
SIKORSKY AIRCRAFT CORPORATION 6900 MAIN STREET Stratford CT 06615-9129 USA	Services Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 120 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
SIKORSKY AIRCRAFT CORPORATION 6900 MAIN STREET Stratford CT 06615-9129 USA	Services Agreement
SIKORSKY AIRCRAFT CORPORATION 6900 MAIN STREET Stratford CT 06615-9129 USA	Services Agreement
SIKORSKY AIRCRAFT CORPORATION 6900 MAIN STREET Stratford CT 06615-9129 USA	Services Agreement
SIKORSKY AIRCRAFT CORPORATION 6900 MAIN STREET Stratford CT 06615-9129 USA	Services Agreement
SIKORSKY AIRCRAFT CORPORATION 6900 MAIN STREET Stratford CT 06615-9129 USA	Services Agreement
SIKORSKY AIRCRAFT CORPORATION 6900 MAIN STREET Stratford CT 06615-9129 USA	Ferry Flight
SIKORSKY AIRCRAFT CORPORATION Canon’s Court 22 Victoria Street Hamilton HM 12 Bermuda	Services Agreement
Sikorsky International Operations Inc. 6900 Main Street Stratford CT 06497-9129 USA	OEM other
Sikorsky International Operations Inc. 6900 Main Street Stratford CT 06497-9129 USA	Ferry Flight

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 121 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
Sikorsky International Operations Inc. 6900 Main Street Stratford CT 06497-9129 USA	Ferry Flight
Simplify Jernbaneveien 3B Stavanger 4005 Norway	Services Agreement
Simplify Jernbaneveien 3B Stavanger 4005 Norway	Services Agreement
Simpson & Marwick 4 Carden Terrace Aberdeen AB10 1US DX AB6 United Kingdom	Services Agreement
Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York NY 10017 USA	Services Agreement
Sintef P.O. Box 4760 Sluppen Trondheim NO-7465 Norway	Services Agreement
SIRVA One Parkview Plaza Oakbrook Terrace IL 60181 USA	Services Agreement
SISLEY CLOTHING AUSTRALIA PO BOX 444 Wallsend NSW 2287 Australia	Service Agreement
SITEMEC PTY LTD 2 CROYDON RD Karratha WA 6714 Australia	Service Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 122 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
SKEDCO, INC 10505 SW MANHASSET DR Tualatin OR 97062 USA	Services Agreement
SKY CONNECT AUSTRALIA PTY LTD 16 LODGE ROAD Wooloowin QLD 4030 Australia	Services Agreement
Skydive Jurien Bay PO Box 810 Jurien Bay WA 6516 Australia	Supply Agreement
Skyfuel Australia Pty Ltd P.O. BOX 6 THE OAKS NS.W. 2570 Australia	Supply Agreement
SKYSTAR AIRPORT SERVICES PTY LTD PO BOX 600 Victoria Park WA 6979 Australia	Supply Agreement
SKYTRAC SYSTEMS LTD 201-3590 Airport Road Penticton BC V2A 6J7 Canada	Service Agreement
Skyview Refuellers Pty Ltd PO BOX 727 KARRATHA WA 6714 AUSTRALIA Jandakot Australia	Supply Agreement
SLR CONSULTING (CANADA) LTD Kamloops Office 8 West St. Paul Street Kamloops BC BV V2C 1G1 Canada	Services Agreement
SNAP-ON TOOLS (AUSTRALIA) PTY LTD PO BOX 6077 Blacktown NSW 2148 Australia	Service Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 123 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
SNL Financial LC 1718 ARGYLE STREET SUITE 300 HALIFAX NOVA SCOTIA B3J 3N6 CANADA	Services Agreement
Software for People The Maltings Bridge St Hitchin North Hertfordshire SG5 2DE United Kingdom	Software License Agreement
Solution Automacao Empresarial LTD Rua Francisco Tosin, 18 - Santa Tereza CEP: 17507-252 Marília SP Brazil	Services Agreement
Sonic Healthplus Pty Ltd PO Box 1237 Osborne Park WA 6916 Australia	Supplier Agreement
SOS 80 Tiverton Court Suite 401 Markham BC L3R 0G4 Canada	Benefits
SOUTH WEST LOCKSMITHS PO BOX 713 Bunbury WA 6231 Australia	Service Agreement
Spaces Herengracht 124-128 Amsterdam 1015 Netherlands	HR - Vendor Contracts
Speedcast 2405-08 Dah Sing Financial Centre 108 Gloucester Road Wanchai Hong Kong People’s Republic of China	Services Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 124 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
ST JOHN AMBULANCE WESTERN AUSTRALIA PO BOX 721 Broome WA 6725 Australia	Supply Agreement
STA Sociedade de Transportes Aereos SA Rua de Tchamba 405 Maputo Mozambique	Representation Agreement
Stamford Clinic RUA MARTIRES DA PATRIA Mandarim Timor-Leste	Service Agreement
STAPLES AUSTRALIA PTY LTD Private Bag 16 Alexandria NSW 1435 Australia	Service Agreement
Starr Consortium 9885 Starr Companies 4th Floor, 30 Fenchurch Avenue London EC3M 5AD United Kingdom	Insurance Agreement
Stars (TL) Ltd P O BOX 42 Tili Timor-Leste Australia	Supply Agreement
Stars Ltd P O BOX 42 DE TIMOR LESTE DILI TP Australia	Supply Agreement
Stavanger bygg Postboks 1206 Sandnes 4391 Norway	Services Agreement
Sterling & Sterling, Inc. D/B/A/ Sterlingrisk 135 Crossways Park Dr, Suite 300 P.O. Box 9017 Woodbury NY 11797 USA	Services Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 125 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
STOCKTOTAL TELECOMUNICAÇÕES LTDA R Inácio Borba, 560 - Chácara Santo Antônio São Paulo SP CEP: 04715-020 Brazil	Services Agreement
Stuarts Waler Hersant Humphries Attorneys at Law 1 Cayman Financial Centre 36A Dr. Roy’s Drive PO Box 2510 Grand Cayman KY1-1104 Cayman Islands	Legal Services
SUEZ ENVIRONMENT PO BOX 3500 Rhodes NSW 2138 Australia	Services Agreement
Sun Life 150 King Street West Toronto ON M5H 1J9 Canada	Admintrative Services
Sun Life 150 King Street West Toronto ON M5H 1J9 Canada	Admintrative Services
SWIRE OILFIELD SERVICES 7A HOPETOUN PLACE Welshpool WA 6106 Australia	Service Agreement
Swiss Re International SE Mythenquai 50/60 Zurich 8022 Switzerland	Insurance Agreement
Swiss Re International SE Mythenquai 50/60 Zurich 8022 Switzerland	Insurance Agreement
SwissAS Lachenstrasse 18 Allschwil 4123 Switzerland	Application Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 126 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
SYCip Gorres Velayo & Co 6760 Ayala Avenue Makati City 1226 Philippines	External Audit Engagement Agreement
SYDNEY AirportS CORPORATION LIMITED PO BOX 63 Mascot NSW 1460 Australia	Services Agreement
Sylvain Allard and 708751 1825 E. Bay Tree Court Gilbert AZ 85234 USA	Services Agreement
Symantec Renewal Centre 9 Lanyon Place Belfast BT1 3LP United Kingdom	Software License & Mtce
Syndicate 2525 at Lloyds Camomile Court 23 Camomile Street, 5th Floor London EC3A 7LL United Kingdom	Insurance Agreement
T.Aasen Solskjerming as Forus Parken 28 Stavanger 4031 Norway	Services Agreement
T4BI 1155 W Pender St. #302 Vancouver BC BC V6E 2P4 Canada	Services Agreement
Tableau 1621 N 34th St. Seattle WA 98103 USA	Software License Agreement
TAFESA Australia	Services Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 127 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
Talbot lead and other co-insurers Lloyd’s Syndicate 1183 60 Threadneedle Street London EC2R 8HP UK	Insurance Agreement
Talbot 1 Talbots Dr. Hingham MA 02043 USA	Insurance Agreement
Talbot 1 Talbots Dr. Hingham MA 02043 USA	Insurance Agreement
TANZANIAN AIR SERVICE LTD Tanzanair Terminal P.O Box 364 Dar es Salaam Tanzania	Lease Agreement - Real-estate
Taurus communications 355 South End Ave, Suite 24k New York NY 10280 USA	Services Agreement
Tech Smith 2405 Woodlake Drive Okemos MI 48864-5910 USA	Software License Agreement
Tech Smith 2405 Woodlake Drive Okemos MI 48864-5910 USA	Software License & Mtce
Teknisk Administrativ Forening PO Box 535 Stavanger 4055 Norway	CLA
Tele2 Tele2 Netherlands Holding N.V. Wisselwerking 58 Diemen 1112 XS Netherlands	Service Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 128 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
Telenor Snaroyveien 30 Fornebu N-1360 Norway	Services Agreement
Telenor Snaroyveien 30 Fornebu N-1360 Norway	Services Agreement
Telstra 242 Exhibition Street Melbourne VIC 3000 Australia	Services Agreement
Telus PO Box 7575 Vancouver BC V6B 8N9 Canada	Services Agreement
Tempo Team PO Box 12700 Amsterdam 1100 AS Netherlands	Recruiting Agreement
Teneo Linguistics Company, LLC 4700 Bryant Irvin Court, Suite 301 Fort Worth TX 76107 USA	Services Agreement
Teneo Linguistics Company, LLC 4700 Bryant Irvin Court, Suite 301 Fort Worth TX 76107 USA	Services Agreement
Terra Santa Accomodation Rua Av. Presidente Nicolau Lobato Comoro Dili Timor-Leste	Service Agreement
TEST & TAG Training 14-5 KELLETTS RD Rowville VIC 3178 Australia	Service Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 129 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
Thai Aviation Services Limited 123 Suntowers Building B 21st Floor Vibhavadi-Rangsit Road Bangkok 10900 Thailand	Services Agreement
THALES AVIONICS FR SDV AEROSPACE Zone de Fret 3 - SOGAFRO 3 rue du Re 95706 Roissy CH de GAULLE Cedex France	Supply Agreement
The Australian Licensed Aircraft Engineers Association (ALAEA) & The Automotive, Food, Metals, Engineering, Printing & Kindred Industries Union (AMUA) 25 Stoney Creek Road Bexley NSW 2048 Australia	CLA
THE CANBERRA TIMES 9 PIRIE STREET Fyshwick ACT 5001 Australia	Services Agreement
THE RANGES KARRATHA PO BOX 1660 Karratha WA 6714 Australia	Services Agreement
THE UNIVERSITY OF SYDNEY level 3, G02 Sydney NSW 2006 Australia	Services Agreement
THE YARD 725 E.Central Ave Central Wichita KS 67201 USA	Service Agreement
THINK SECURITY 4 Welcome Road Karratha WA 6714 Australia	Service Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 130 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
Thommessen Krefting Kreve Lund AS Haakon VII’s gate 10 PO Box 1484 Vika NO-0116 OSLO Norway	Services Agreement
Thomson Geer 19 Gouger Street Adelaide SA 5000 Australia	Services Agreement
Thomson Reuters 3 Times Square New York NY 10036 USA	Subscription
Tierney D Electrical Clarina Co. Limerick Ireland	Services Agreement
Tiger Fuels Tiger Fuel Centre Avenida Nicolau Lobato Palapaso-Mandarin Dili Timor-Leste	Supply Agreement
TIGER TRADING RUA MARTIRES DA PATRIA PALAPASO Dili Timor-Leste	Services Agreement
Tim Glassett 9336 Civic Center Drive Beverly Hills CA 92649 USA	Services Agreement
Tim McMillan 7 Russells Crescent Horley Surrey RH6 7DJ United Kingdom	Pension Scheme
TIMKEN ALCOR AEROSPACE TECHNOLOGIES 3110 N. OAKLAND MESA AZ 85215 USA	Supply Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 131 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
Timor Telecom AV MARTIRES DA PATRIA Dili Timor-Leste	Service Agreement
Timothy Gloege 4072 Cody Road Sherman Oaks CA 91403 USA	Services Agreement
Timothy Gloege 4072 Cody Road Sherman Oaks CA 91403 USA	Services Agreement
Timothy Gloege 4072 Cody Road Sherman Oaks CA 91403 USA	Services Agreement
TLC SA Transportation and Logistics Consulting BP 2160 PORT GENTIL Equatorial Guinea	Agent Agreement
TLC SA Transportation and Logistics Consulting BP 2160 PORT GENTIL Equatorial Guinea	Agent Agreement
TNT Australia Pty Ltd. 062-000 10094799 - COMMONWEALTH PO BOX 559 MASCOT NSW 1460 Australia	Services Agreement
TNT Australia Pty Ltd. 062-000 10094799 - COMMONWEALTH PO BOX 559 MASCOT NSW 1460 Australia	Services Agreement
TNT Australia Pty Ltd. 062-000 10094799 - COMMONWEALTH PO BOX 559 MASCOT NSW 1460 Australia	Services Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 132 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
TNT Australia Pty Ltd. 062-000 10094799 - COMMONWEALTH PO BOX 559 MASCOT NSW 1460 Australia	Services Agreement
TNT Australia Pty Ltd. 062-000 10094799 - COMMONWEALTH PO BOX 559 MASCOT NSW 1460 Australia	Services Agreement
TOLL TRANSPORT PTY LTD 390 St Kilda Road Melbourne WA 3004 Australia	Service Agreement
Toma AS SANDVIKVEIEN 18 Stavanger 4016 Norway	Services Agreement
TOP END FLYING FUELS 6 BABAN PLANCE Berrimah NT 0828 Australia	Services Agreement
TOTAL FARM & GARDEN EQUIPMENT 14 Cavendish Street Mittagong NSW 2575 Australia	Services Agreement
TOTAL SAFETY & FIRE SOLUTIONS PO BOX 2978 Broome WA 6725 Australia	Service Agreement
TOTALLY WORKWEAR RICHMOND PO BOX 39318 Winnellie NT 0821 Australia	Service Agreement
TOXFREE PO BOX 5503 CABLE BEACH Cable Beach WA 6726 Australia	Service Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 133 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
Trace Inc. 151 West Street Annapolis MD 21401 USA	Services Agreement
Trace Inc. 151 West Street Annapolis MD 21401 USA	Services Agreement
TRACE International, Inc. 151 West Street Annapolis MD 21401 USA	Services Agreement
TRACE International, Inc. 151 West Street Annapolis MD 21401 USA	Services Agreement
Trans Global Projects (TGP IBM Building, Level 3 1060 Hay Street Perth WA 6005 Australia	Service Agreement
TRANSCEIVER SERVICES PO BOX 248 Para Hills SA 5096 Australia	Services Agreement
TRANSPORT ROADS & MARITIME SERVICES PO BOX 21 Parkes NSW 4009 Australia	Services Agreement
Transport Workers’ Union of Australia (TWU) Level 3 Beaufort Street Perth WA 6000 Australia	CLA
Trend	Software License Agreement
TRONAIR, INC PO Box 635747 Cincinnati Cincinnati OH 45263 USA	Service Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 134 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
TROPICAL UPHOLSTERY C/O KIMBERLEY UPHOLSTERERS PTY LTD PO BOX 1299 Broome WA 6725 Australia	Service Agreement
TURBOMECA - TARNOS Avenue du 1er Mai USINA DE TARNOS France	Norway CREX Makila Contract
TURBOMECA USA 2709 Forum Drive Grand Prairie TX 45052-7099 USA	H1 US - TM CREX for Arriel Engines
TURBOMECA 64511 BORDES CEDEX VAG REG FR19338481955 FRANCE	Supply Agreement
TURNER AVIATION LTD SPIERSBRIDGE TERRACE THORNLIEBANK INDUSTRIAL ESTATE GB-GLASGOW G46 8QJ GREAT BRITAIN	Supply Agreement
TW Telecom 1025 Eldorado Boulevard Broomfield CO 80021 USA	Serices
TYREPLUS BROOME 2 COGHLAN STREET PO BOX 1315 Broome WA 6725 Australia	Service Agreement
TYSCI TECHNOLOGIES PO BOX 275 Pennant Hills NSW 1715 Australia	Services Agreement
UBICOM GROUP 5775 Morehouse Drive San Diego CA 92121 USA	Services Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 135 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
UBICOM GROUP RUA FORMENTO COMORO Dili Timor-Leste	Services Agreement
Ubicom Internet RUA FORMENTO COMORO Dili Timor-Leste	Service Agreement
Ubik do Brasil Al. Santos, 415 - 6º andar Cerqueira César São Paulo SP CEP 01419-913 Brazil	Services Agreement
UMS	Services Agreement
UNIVERSAL AVIONICS SYSTEMS CORPORATI 3260 EAST UNIVERSAL WAY Tucson, AZ 85756	Universal Avionics Dealer Sales & Installation Agreement
Van Doorne N.V. Jachthavenweg 121 1081 KM Amsterdam P.O. Box 75265 Amsterdam 1070 AG The Netherlands	Legal Services
VANCOUVER INTL AIRPORT AUTHORITY Vancouver International Airport P.O. Box 23750 A.P.O. Richmond BC V7B 1Y7 Canada	Lease Agreement - Real-estate
VANCOUVER INTL AIRPORT AUTHORITY Vancouver International Airport P.O. Box 23750 A.P.O. Richmond BC V7B 1Y7 Canada	Lease Agreement - Real-estate

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 136 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
Veeam 2520 Northwinds Parkway, Suite 600 Alpharetta GA 30009 USA	Software License & Mtce
Vereniging Nederlandse Verkeersvliegers Dallaertlaan 61 Badhoevedorp KZ 1171 Netherlands	CLA
Verizon One Verizon Way Basking Ridge NJ 07920 USA	Services Agreement
Versa Relocation 450 Airline Drive, Suite 100 Coppell TX 75019 USA	Benefits
Virgin Australia Airlines Pty Ltd One Eleven Building, St. George’s Terrace Perth WA 6000 Australia	Services Agreement
VLC Associates Ltd 2 West Delaware Suite 1807 Chicago IL 60610 USA	Services Agreement
VMS INTERNATIONAL PTY LTD 18 JOSEPH STREET Blackburn VIC 3130 Australia	Service Agreement
Vmware 3401 Hillview Ave Palo Alto CA 94304 USA	Software License & Mtce
Vocus 130 E Randolph St, 7th Floor Chicago IL 60601 USA	Services Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 137 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
VODAFONE HUTCHISON AUSTRALIA PTY LTD PO Box 686 Spring Hill QLD 4004 Australia	Services Agreement
VODAFONE PTY LTD GPO BOX 2699 SYDNEY NSW 1158 Australia	Services Agreement
VODAFONE PTY LTD GPO BOX 2699 SYDNEY NSW 1158 Australia	Services Agreement
VODAFONE PTY LTD GPO BOX 2699 SYDNEY NSW 1158 Australia	Services Agreement
VODAFONE PTY LTD GPO BOX 2699 SYDNEY NSW 1158 Australia	Services Agreement
VODAFONE PTY LTD GPO BOX 2699 SYDNEY NSW 1158 Australia	Services Agreement
VODAFONE PTY LTD GPO BOX 2699 SYDNEY NSW 1158 Australia	Services Agreement
VoiceNet 171A Rink Street, Suite 258 Peterborough ON K9J 2J6 Canada	Services Agreement
VOLUNTEER MARINE RESCUE NSW Marine Rescue Nelson Bay NSW 2315 Australia	Services Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 138 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
Walkers (Cayman) 171 Main Street PO Box 92, Road Town Tortola VG1110 Cayman Islands	Legal Services
Wardynski & Partners Al. Ujazdowskie 10 Warsaw 00-478 Poland	Legal Services
WATER 2 WATER Unit 5 27-29 Balmoral Rd, Pegs Creek Karratha WA 6714 Australia	Service Agreement
WATER CORPORATION PO BOX 1600 Osborne Park WA 6916 Australia	Service Agreement
WATERLOGIC AUSTRALIA PTY LTD 31 Collingwood St Osborne Park WA 6017 Australia	Service Agreement
Watson Farley & Williams LP 15 Appold Street London EC2A 2HB UK	Legal Services
WAYOON SANTHITITHARADON UNIT 1 / 3 SAVILLE STREET Broome WA 6725 Australia	Service Agreement
Weil, Gotshal & Manges LLP 767 Fifth Avenue New York NY 10153-0119 USA	Legal Services
Weiss, Handler & Cornwell, P.A. One Boca Place 2255 Glades Road, Suite 218-A Boca Raton FL 33431-7392 USA	Services Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 139 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
WEST SALE AIRCRAFT STORAGE 19 THOMAS STREET Maffra VIC 4306 Australia	Services Agreement
West UC Australia Pty Ltd 11808 Miracle Hills Drive Omaha NE 68154 USA	Services Agreement
Western Union Business Solutions Scotia Plaza 100 Yonge Street Suite 1500 Toronto ON M5C 2W1 Canada	Services Agreement
Western Union Business Solutions Scotia Plaza 100 Yonge Street Suite 1500 Toronto ON M5C 2W1 Canada	Services Agreement
Western Union Digital Solutions 100 Summit Ave Montvale NJ 07645 USA	Services Agreement
WESTPAC RESCUE HELICOPTER SERVICE P.O. BOX 230 New Lambton NSW 2305 Australia	Services Agreement
WILLIS AUSTRALIA LIMITED GPO BOX 2492 Adelaide SA 1890 Australia	Insurance Agreement
Willis Canada Inc., a Willis Towers Watson Company 1500-1095 West Pender Street Vancouver BC V6E 2M6 Canada	Broker Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 140 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
WILLIS CANADA VANCOUVER #1500 1095 West Pender Street Vancouver BC V6E 2M6 Canada	PBH Agreement
WILLIS CORROON AEROSPACE OF CANADA 1095 West Pender Street Vancouver, BC Canada	Insurance
WILSON SECURITY PTY LTD 5 BELMONT AVENUE Belmont WA 6104 Australia	Service Agreement
Wireless ORSTADVEIEN 130 KLEPP STASJON NO 4353 NORWAY	Services Agreement
WIST Spodzielnia Telekomunikacyjna WIST 175 PL Laka 36-004 Poland	Services Agreement
WORKCOVER QUEENSLAND GPO BOX 2772 Brisbane QLD 4001 Australia	Services Agreement
Workday 6230 Stoneridge Mall Road Pleasanton CA 94588 USA	Software License & Mtce
WorkFront 3301 N Thanksgiving Way Ste. 100 Lehi UT 84043 USA	Software License & Mtce
WR Berkley 475 Steamboat Road Greenwich CT 06830 USA	Service Contracts

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 141 of 142

Plan Supplement Exhibit H1

Schedule of Assumed Contracts and Leases

Counterparty	Description
WREN OIL PO Box 9050 Picton WA 6229 Australia	Service Agreement
XL Insurance Company PLC 660 S Figueroa St # 1700 Los Angeles CA 90017 USA	Insurance Agreement
XL Insurance Company PLC 660 S Figueroa St # 1700 Los Angeles CA 90017 USA	Insurance Agreement
XL Insurance Company 660 S Figueroa St # 1700 Los Angeles CA 90017 USA	Insurance Agreement
XL Insurance Company 660 S Figueroa St # 1700 Los Angeles CA 90017 USA	Insurance Agreement
XL Specialty Insurance Company Seaview House 70 Seaview Avenue Stamford CT 06902-6040 USA	Insurance Agreement
Xpert Taxis C10 The Exchange Calmout Business Park Dublin 12 Ireland	Services Agreement
Yangon Aircraft Engineering Company (YAECO) Yangon International Airport Yangon 11021 Myanmar	Hangar Lease
Yangon Aircraft Engineering Company (YAECO) Yangon International Airport Yangon 11021 Myanmar	Hangar Lease

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 142 of 142

Exhibit H2

Schedule of Rejected Contracts and Leases

Plan Supplement Exhibit H2

Schedule of Rejected Contracts and Leases

General Notes to Schedule of Rejected Contracts and Leases:

1.	Neither the exclusion nor the inclusion of a contract or lease by the Debtors on this schedule, nor anything contained herein, shall constitute an admission by the Debtors that any such contract or lease is an executory contract or unexpired lease or that any Debtor, or its respective affiliates, has any liability thereunder. In addition, out of an abundance of caution, the Debtors have listed certain contracts or leases on this schedule that have or may have either terminated or expired (or will terminate or expire) prior to the Confirmation Hearing pursuant to the terms of such contracts or leases OR PURSUANT TO A NOTICE OF TERMINATION DELIVERED PURSUANT TO THE TERMS OF SUCH CONTRACTS OR LEASES. SUCH TERMINATION OR EXPIRATION SHALL SUPERSEDE ANY PURPORTED ASSUMPTION OR REJECTION IMPLIED BY THE LISTING OF SUCH CONTRACT OR LEASE ON THIS SCHEDULE.

2.	All contract or lease assumptions listed on this schedule that are subject to modifications are contingent upon receipt of the signed agreement including the agreed upon modified terms. The Debtors reserve the right, on or prior to 4:00 p.m. (Central Time) on the Business Day immediately prior to the commencement of the Confirmation Hearing, (x) to amend this schedule in order to add, delete or reclassify any executory contract or unexpired lease and (y) to amend the Cure Notice to any contract party, provided, however, that if the Confirmation Hearing is adjourned for a period of more than two (2) consecutive calendar days, the Debtors’ right to amend this schedule and notices shall be extended to 4:00 p.m. (Central Time) on the Business Day immediately prior to the adjourned date of the Confirmation Hearing, with such extension applying in the case of any and all subsequent adjournments of the Confirmation Hearing.

3.	As a matter of administrative convenience, in many cases the Debtors have listed the original parties to the documents listed in this schedule without taking into account any succession of trustees or any other transfers from one party to another. The fact that the current parties to a particular agreement may not be named in this schedule is not intended to change the treatment of such documents.

4.	Out of an abundance of caution, and for the avoidance of doubt, the Debtors may have listed on the Plan’s schedules certain contracts or leases that they have previously assumed or rejected, and nothing herein is intended to change or alter the date of assumption or rejection or the terms of assumption or rejection of any previously assumed or rejected contract or lease.

Plan Supplement Exhibit H2

Schedule of Rejected Contracts and Leases

Counterparty	Description
100417 P.E.I. INC. 94 Euston Street Box 910 Charlottetown PEI C1A 7L9 Canada	Services Agreement
ABLE AEROSPACE INC. 7706 E. VELOCITY WAY MESA AZ 85212 USA	Development Agreements
AEM LTD STANSTED TAYLORS END STANSTED AIRPORT ESSEX CM24 1RB UNITED KINGDOM	Supply Agreement
AERONAUTICAL SYSTEMS INC #100 - 43671 Trade Center Place Sterling VA 20166 USA	Services Agreement
AGUSTA WESTLAND Via G Agusta 520-21017 Cascina Costa di Samarate (VA) Italy	2013_01_17 Consignment Agreement
AIRCRAFT COMPONENT DESIGN INC 376 COLLEGE HIGHWAY SOUTHAMPTON MA 01073	Development Agreements
AIRINMAR 1 IVANHOE RD HOGWOOD INDUSTRIAL ESTATE, FINCHAMPSTEAD BERKSHIRE RG40 4QQ United Kingdom	Master Agreement
ART Gabon BP 569 Port-Gentil Gabon	Agent Agreement
AVANTI AEROSPACE & ENGINEERING #4-8473 124th Street Surrey BC V3W 9G4 Canada	Supply Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 1 of 9

Plan Supplement Exhibit H2

Schedule of Rejected Contracts and Leases

Counterparty	Description
Avialux LLC 9 Dzmebi Kakabadzeebi Street Tbilisi Georgia GE Georgia, Republicy of	Services Agreement
AVIATION CENTER COMERCIO E SERVICOS AV. AIRTON SENNA 2541 AEROPORTO DE JACAREPAGUA JACAREPAGUA Brazil	Supply Agreement
AVMAX AVIONICS 230-4520 AGAR DRIVE RICHMOND, RICHMOND Canada	Supply Agreement
BLUE SKY INDUSTRIES EUROPE LTD UNIT 7 AIRSIDE BUSINESS PARK DYCE DRIVE DYCE AB21 0GT United Kingdom	Supply Agreement
BLUE SKY INDUSTRIES EUROPE LTD UNIT 7 AIRSIDE BUSINESS PARK DYCE DRIVE DYCE AB21 0GT United Kingdom	Supply Agreement
BUCK & HICKMAN UNIT A4 HARENESS CIRCLE, ALTENS INDUSTRIAL ESTATE GB-ABERDEEN United Kingdom	BUCK & HICKMAN Vendor Credit Application
Canon Canada Inc. 8801 Trans-Canada Highway Saint-Laurent Saint-Laurent Quebec H4S 1Z6 Canada	Services Agreement
Canon Canada Inc. 8801 Trans-Canada Highway Saint-Laurent Saint-Laurent Quebec H4S 1Z6 Canada	Services Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 2 of 9

Plan Supplement Exhibit H2

Schedule of Rejected Contracts and Leases

Counterparty	Description
CARGO COMPLIANCE COMPANY BV SCHIPHOLWEG 309A NL 1171 PL BADHOEVEDORP Netherlands	Services Agreement
CASTOR NETWORKS BV Marathon 2 1213 PH Hilversum Netherlands	Services Agreement
Cielo, Inc. GRAYS INN HOUSE 127 CLERKENWELL ROAD LONDON EC1R 5DB United Kingdom	Services Agreement
Cummins South Pacific Pty Ltd PO BOX 3057 SOUTH HEDLAND WA 6722 Australia	Services Agreement
Fragomen, Del Rey, Bernsen & Loewy, LLP 250 Montgomery Street 10th Floor San Francisco CA 94104 USA	Legal Services
FREEDOM AERO SERVICE INC. 3200 HOWARD STREET McCLELLAN CA 95652 USA	Supply Agreement
GLOBAL AVIATION CO 3145 Northwoods Pkwy Norcross GA 30071	Supply Agreement
HANSEN INDUSTRIES LTD 45458 2871 OLAFSEN AVE RICHMOND BC V6X 2R4 CANADA	Supply Agreement
HEICO PARTS GROUP 3000 TAFT STREET HOLLYWOOD FL 33021	PMA Development and Supply Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 3 of 9

Plan Supplement Exhibit H2

Schedule of Rejected Contracts and Leases

Counterparty	Description
Hudson Global Resources Australia Pty Ltd GPO BOX 3951 SYDNEY NSW 2001 Australia	Services Agreement
Hudson Global Resources Australia Pty Ltd GPO BOX 3951 SYDNEY NSW 2001 Australia	Services Agreement
Hudson Global Resources Australia Pty Ltd GPO BOX 3951 SYDNEY NSW 2001 Australia	Services Agreement
Hudson Global Resources Australia Pty Ltd GPO BOX 3951 SYDNEY NSW 2001 Australia	Services Agreement
Hudson Global Resources Australia Pty Ltd GPO BOX 3951 SYDNEY NSW 2001 Australia	Services Agreement
Hudson Global Resources Australia Pty Ltd GPO BOX 3951 SYDNEY NSW 2001 Australia	Services Agreement
Hudson Global Resources Australia Pty Ltd GPO BOX 3951 SYDNEY NSW 2001 Australia	Services Agreement
Hudson Global Resources Australia Pty Ltd GPO BOX 3951 SYDNEY NSW 2001 Australia	Services Agreement
Hudson Global Resources Australia Pty Ltd GPO BOX 3951 SYDNEY NSW 2001 Australia	Services Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 4 of 9

Plan Supplement Exhibit H2

Schedule of Rejected Contracts and Leases

Counterparty	Description
Hudson Global Resources Australia Pty Ltd GPO BOX 3951 SYDNEY NSW 2001 Australia	Services Agreement
ICR, LLC 761 Main Avenue Norwalk CT 06851 USA	Services Agreement
JAS FORWARDING (NETHERLANDS) BV Shannonweg 11 1118 LA Schiphol Netherlands	Services Agreement
Jaume & Sere RINCON 422 PISO 5 CP 11000 MONTEVIDEO RIO DE LA PLATA URUGUAY	Services Agreement
John J. Leshinski 8031 East Wood Drive Scottsdale AZ 85260 USA	Services Agreement
KLX Inc. (fka B/E Aerospace Consumables) 52228 10000 N.W. 15th Terrace Miami FL 33172 USA	Supply Agreement
Mahomed Bashir AV. MAGUIGUANA n 122-3-F8 MAPUTO MAPUTO MOZAMBIQUE	HR - Third Party Consulting Services
MAXCRAFT AVIONICS LTD 250 - 18799 AIRPORT WAY PITT MEADOWS BC Canada	Supply Agreement
Mohammad Bachir AV. MAGUIGUANA n 122-3-F8 MAPUTO, MAPUTO MOZAMBIQUE	Mohammed Bachir Consultancy Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 5 of 9

Plan Supplement Exhibit H2

Schedule of Rejected Contracts and Leases

Counterparty	Description
North Bay (62351) 424 EXECUTIVE COURT NORTH SUITE E FAIRFIELD CA 94534 USA	Supply Agreement
NYSE Market (DE) Inc. P.O. Box 223695 Pittsburgh PA 15251 USA	Services Agreement
Oliver Wyman, Inc.	OEM Negotiations
Optipay 51 McKimmie Road Palmyra WA 6157 Australia	Services Agreement
51 McKimmie Road	Services Agreement
Optipay 51 McKimmie Road Palmyra WA 6157 Australia	Services Agreement
Optipay 51 McKimmie Road Palmyra WA 6157 Australia	Services Agreement
Optipay 51 McKimmie Road Palmyra WA 6157 Australia	Services Agreement
PACIFIC SCIENTIFIC A DIVISION OF DANAHER UK LTD HOWARTH ROAD MAIDENHEAD BERKSHIRE SL6 1AP United Kingdom	Supply Agreement
PANALPINA INC Panalpina Inc Suite 2190 - 5000 Miller Road RIchmond BC V7B 1K9 Canada	Services Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 6 of 9

Plan Supplement Exhibit H2

Schedule of Rejected Contracts and Leases

Counterparty	Description
PEERLESS AEROSPACE FASTENER CORP 141 EXECUTIVE BLVD FARMINGDALE NY 11735	Supply Agreement
PF Collins Customs Brokerage P.O. Box 5514 St. Johns NF A1C 5W4 Canada	Agent Agreement
PHP CANADA INC. 305 AVENUE SURREY BC V3S 3V7 CANADA	Supply Agreement
POWER HYDRAULICS CORP. 704-30711 SIMPSON ROAD ABBOTSFORD BC Canada	Supply Agreement
PRATT & WHITNEY CANADA LTD CALGARY SERVICE CENTER 1351 AVIATION PARK NE CALGARY AB T2E 7E8 Canada	Frame Contract for PT6 Engines - Services and Parts
PRECISION HELIPARTS INC ATTN ADAM FETT 495 LAKE MIRRIR ROAD BLDG 800-G ATLANTA GA 30349 USA	Supply Agreement
PreScreenAmerica LLC PO BOX 2139 BURLESON TX 76097-2139 USA	Services Agreement
Richardson Helicopter Services LLC 1605 FAIRHAVEN DR MANSFIELD TX 76063 USA	Services Agreement
Sarah Johnson 2546 Selkirk Ct Crofton MD 21114 USA	Services Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 7 of 9

Plan Supplement Exhibit H2

Schedule of Rejected Contracts and Leases

Counterparty	Description
Skystar Airport Services PO BOX 600 VICTORIA PARK WA 6979 Australia	Ground Handling Cgarhe Note
ST AEROSPACE SYSTEMS PTE LTD 505A AIRPORT ROAD PAYA LEBAR 539934 SINGAPORE	Supply Agreement
STANDARD AERO Netherlands	Supply Agreement
TECHNOFAN Z.A.C. du Grand Noble 10 PLACE MARCEL DASSAULT 31700 BLAGNAC France	Supply Agreement
TLC Freight Forwarding BP 2160 PORT GENTIL Gabon	Agent Agreement
Tulmar Safety Systems (52219)	Supply Agreement
TURBOMECA 64511 BORDES CEDEX VAG REG FR19338481955 FRANCE	Supply Agreement
TURBOMECA 64511 BORDES CEDEX VAG REG FR19338481955 FRANCE	Supply Agreement
VELOCITY TECHNOLOGY SOLUTIONS ULC 100 Wellington Street London Ontario N6B 2K6 Canada	Supply Agreement
WENCOR DIXIE AEROSPACE (USA) 560 Atlanta South Parkway Suite 100 Atlanta GA 30349 USA	Supply Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 8 of 9

Plan Supplement Exhibit H2

Schedule of Rejected Contracts and Leases

Counterparty	Description
WENCOR DIXIE AEROSPACE (USA) 560 Atlanta South Parkway Suite 100 Atlanta GA 30349 USA	Wencor Hardware Purchasing Agreement
Willam Halverstadt Belgium	Services Agreement

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 9 of 9

Exhibit H3

Schedule of Assumed Aircraft Leases

Schedule of Assumed Aircraft Leases

General Notes to Schedule of Assumed Aircraft Leases:

1.	Neither the exclusion nor the inclusion of a lease by the Debtors on this schedule, nor anything contained herein, shall constitute an admission by the Debtors that any such lease is an unexpired lease or that any Debtor, or its respective affiliates, has any liability thereunder. In addition, out of an abundance of caution, the Debtors have listed certain leases on this schedule that have or may have either terminated or expired (or will terminate or expire) prior to the Confirmation Hearing pursuant to the terms of such leases or contracts. All lease assumptions listed on this schedule that are subject to modifications are contingent upon receipt of the signed agreement including the agreed upon modified terms. The Debtors reserve the right, on or prior to 4:00 p.m. (Central Time) on the Business Day immediately prior to the commencement of the Confirmation Hearing, (x) to amend this schedule in order to add, delete or reclassify any unexpired lease and (y) to amend the Cure Notice to any contract party, provided, however, that if the Confirmation Hearing is adjourned for a period of more than two (2) consecutive calendar days, the Debtors’ right to amend this schedule and notices shall be extended to 4:00 p.m. (Central Time) on the Business Day immediately prior to the adjourned date of the Confirmation Hearing, with such extension applying in the case of any and all subsequent adjournments of the Confirmation Hearing.

2.	As a matter of administrative convenience, in many cases the Debtors have listed the original parties to the documents listed in this schedule without taking into account any succession of trustees or any other transfers from one party to another. The fact that the current parties to a particular agreement may not be named in this schedule is not intended to change the treatment of such documents.

3.	Although in most instances only certain agreements governing an aircraft lease or financing transaction are currently described herein for an aircraft lease that is being assumed, each other related operative document to which a Debtor is a party that is integral to such transaction (including, without limitation, (x) any lessee consent to any leveraging transaction in connection with any lease, (y) any residual value guarantee issued for the benefit of any Debtor and (z) any security assignments in connection with any listed aircraft sublease and sub-sublease) also will be deemed to be part of this schedule and each related operative document, whether described herein or deemed to be part of this schedule, shall be assumed if the related aircraft lease is assumed unless (i) such operative document has otherwise been rejected or (ii) a term sheet listed on this schedule expressly provides for termination, replacement or other discontinuance of such operative document or any obligations of any Debtor, any affiliate thereof or any operator of the applicable aircraft under, with respect to or resulting from such operative document. In addition, and for the avoidance of doubt, any agreement relating to more than one aircraft, such as any master lease facility agreement or aircraft lease general terms agreement, that relates to an assumed lease of an aircraft that is listed on this schedule, shall be deemed to be part of this schedule solely as it relates to such aircraft but not as it relates to any other aircraft. References to any agreement to be assumed are to the applicable agreement and other operative documents, as may have been amended, modified or supplemented from time to time and as is in effect as of the date hereof, as may be further amended, modified or supplemented by the parties thereto between the date hereof and the Effective Date. Except as otherwise indicated on this schedule or in the Cure Notice delivered to the applicable parties, the proposed Cure Amount for each unexpired lease relating to Aircraft Equipment listed therein or otherwise being assumed hereunder is zero and the Effective Date for the assumption of such leases shall be the Effective Date.

4.	Any unexpired lease set forth on this schedule that is being assumed subject to the entry of an order approving a term sheet, shall automatically be removed from this schedule and moved to the schedule of rejected aircraft leases if such term sheet is not approved by the Bankruptcy Court.

5.	In accordance with the Plan, any unexpired lease or related document set forth on this schedule that CHC Group Ltd. is a party to, shall be assumed and assigned to Reorganized CHC (as defined in the Plan) pursuant to sections 365 and 1123 of the Bankruptcy Code in accordance with the Restructuring Transactions set forth in the Plan.

6.	Out of an abundance of caution, and for the avoidance of doubt, the Debtors also have listed on the Plan’s schedules certain leases that they have previously assumed or rejected, and nothing herein is intended to change or alter the date of assumption or rejection or the terms of assumption or rejection of any previously assumed or rejected lease.

2

Index to Schedule by Head Lessor

Head Lessor	Row(s)
Brent Invest LLP	2
GE European Equipment Finance (Aircraft No. 2) Limited	32
GE Capital Equipment Finance Ltd	22
Lobo Leasing SPV A Limited	1, 13, 14, 27, 41, 43
Lombard North Central PLC	3, 24, 31
Milestone Export Leasing, Limited	33-35
Parilease S.A.S.	7
Skandinaviska Enskilda Banken AB (Publ)	23
The Milestone Aviation Asset Holding Group No. 8 Ltd	12, 19, 25, 26, 28, 36, 37
The Milestone Aviation Asset Holding Group No. 20 Ltd	11
The Milestone Aviation Asset Holding Group No. 25 Ltd	4-6, 8-10, 15-18, 20, 21, 29, 30, 38-40, 42

3

Leased Aircraft

Row	MSN	Agreement[s]
1	31030	Subject to the approval of the Debtors’ Motion for an Order Pursuant to Sections 105 and 363 of the Bankruptcy Code and Federal Rules of Bankruptcy Procedure 6004(h) and 9019 Authorizing the Debtors to (i) Enter into and Perform Under Restructuring Lease Term Sheets with Lobo Leasing SPV A Limited with Respect to Aircraft with Manufacturer’s Serial Numbers 31030, 920057, 920241, 920250, 760537 and 760570, and (ii) Enter into and Perform Under Settlement Agreements with Lobo Leasing SPV A Limited with Respect to Aircraft With Manufacturer’s Serial Numbers 31540, 760546, and 760561, filed on December 23, 2016, at Docket No. 1412, and entry of the related order, the following agreements, each as amended by the term sheet attached as exhibit C-1 to the motion:
		•	Master Lease Facility Agreement, dated as of January 17, 2014, between CHC Helicopters (Barbados) SRL and Lobo Leasing SPV A Limited
		•	Lease Schedule No. 1, dated as of January 31, 2014, between CHC Helicopters (Barbados) SRL and Lobo Leasing SPV A Limited
		•	Aircraft Lease General Terms Agreement, dated as of June 5, 2008, between CHC Helicopters (Barbados) SRL and CHC Helicopters Netherlands B.V.
		•	Aircraft Specific Lease Agreement, dated as of January 31, 2014, between CHC Helicopters (Barbados) SRL and CHC Helicopters Netherlands B.V.

2	31116	•	Aircraft Operating and Management Agreement, dated as of April 13, 2015, between Brent Invest LLP and CHC Global Operations International ULC
		•	Agreement Operation and Control of Aircraft No. 2016-216, dated as of March 30, 2016, between Joint Stock Company “Euro-Asia Air” Air Company and CHC Global Operations International ULC

3	31155	Subject to the approval of the Debtors’ Motion for an Order Pursuant to Sections 105 and 363 of the Bankruptcy Code and Federal Rules of Bankruptcy Procedure 6004(h) and 9019 Authorizing the Debtors to (i) Enter into and Perform Under Restructuring Lease Term Sheets with Lombard North Central PLC with Respect to Aircraft with Manufacturer’s Serial Numbers 31155, 920034, and 920127 and (ii) Enter into and Perform Under Settlement Agreements with Lombard North Central PLC with Respect to Aircraft with Manufacturer’s Serial Numbers 2707 and 760720, filed on January 18, 2017 at Docket No. 1500 and entry of the related order, the following agreements, each as amended by the term sheet attached as exhibit C-1 to the motion:
		•	Master Lease Facility Agreement, dated as of 28 April 2006, between Heli-One Leasing ULC and Lombard North Central Plc
		•	Lease Supplement 45, dated 18 January 2009, between Heliworld Leasing Limited and Lombard North Central Plc

4

Row	MSN	Agreement[s]
		•	Master Guarantee, dated as of 10 March 2011, by CHC Helicopter S.A.
		•	Right-Sizing Agreement, dated as of 21 October 2013, between Heli-One Leasing ULC, CHC Helicopter S.A. and Lombard North Central Plc
		•	Deed of Undertaking, dated 14 October 2011, between 6922767 Holding S.à.r.l. and Lombard North Central Plc
		•	Intercreditor Deed, dated 10 March 2011, between The Royal Bank of Scotland PLC, Export Development Canada, Lombard North Central Plc, Heli-One Leasing ULC, CHC Helicopters (Barbados) Limited, CHC Helicopters (Barbados) SRL, Heliworld Leasing Limited and CHC Helicopter S.A.
		•	Lease Extension Agreement, dated 3 May 2016, between Heliworld Leasing Limited, Lombard North Central Plc, Heli-One Leasing ULC and CHC Helicopter S.A.
		•	Junior Loan Agreement, dated 18 January 2009, between Heliworld Leasing Limited (as lender) and The Royal Bank of Scotland PLC
		•	Remarketing Agreement, dated 18 January 2009, between Lombard North Central Plc and Heli-One Leasing ULC
		•	Deed of Application of Proceeds, dated 18 January 2009, between Lombard North Central Plc, Heliworld Leasing Limited, The Royal Bank of Scotland PLC and Heli-One Leasing ULC
		•	Security Assignment, dated 1 August 2014, between Heliworld Leasing Limited and Lombard North Central Plc
		•	Sub-Lessee Security Assignment, dated 1 August 2014, between Heliworld Leasing Limited and CHC Helicopter Australia Pty, Ltd.
		•	Residual Value Guarantee Agreement, dated 14 August 2009, from Finmeccanica S.p.A. Helicopter Division to Heli-One Leasing ULC and Lombard North Central Plc
		•	Aircraft Specific Lease Agreement, dated 1 August 2014, between CHC Helicopter Australia Pty, Ltd. and Lloyd Helicopters Pty. Ltd.
		•	Assignment of Insurances, dated 1 August 2014, between CHC Helicopter Australia Pty, Ltd and Lloyd Helicopters Pty. Ltd.
		•	Asset Swap Agreement, dated 21 October 2013, between The Royal Bank of Scotland PLC, Export Development Canada, Lombard North Central Plc, Heli-One Leasing ULC, CHC Helicopters (Barbados) Limited, Heliworld Leasing Limited and CHC Helicopter S.A.
		•	Aircraft Lease General Terms Agreement No. 12000, dated 28 November 2012, between CHC Helicopter Australia Pty, Ltd. and Lloyd Helicopters Pty. Ltd.
		•	Conditional Sale Agreement, dated 18 January 2009, between Heliworld Leasing Limited and CHC Helicopter Australia Pty, Ltd.

4	31208	•	Aircraft Lease Agreement dated December 20, 2013 between CHC Helicopters (Barbados) Limited and Aircraft MSN 31208 Trust
		•	Aircraft Lease General Terms Agreement dated December 19, 2011 between CHC Helicopters (Barbados) Limited and CHC Scotia Limited

5

Row	MSN	Agreement[s]
		•	Aircraft Specific Lease Agreement dated December 20, 2013 between CHC Helicopters (Barbados) Limited and CHC Scotia Limited
		•	Guarantee and Indemnity dated December 20, 2013 between 6922767 Holding S.A R.L. and Aircraft MSN 31208 Trust
		•	Assignment of Insurances dated December 20, 2013 between CHC Helicopters (Barbados) Limited and Aircraft MSN 31208 Trust
		•	Assignment of Sub-Lease dated December 20, 2013 between CHC Helicopters (Barbados) Limited and Aircraft MSN 31208 Trust

Each as modified by the Term Sheet Between CHC Group Ltd., as debtor and debtor in possession and The Milestone Aviation Group Limited Regarding Restructuring of Lease Transactions for Certain Rotor Wing Aircraft and Certain Other Transactions, dated as of October 11, 2016, approved by the Bankruptcy Court on December 20, 2016 at Docket No. 1381

5	31474	•	Aircraft Lease Agreement dated March 28, 2013 between Wilmington Trust SP Services (Dublin) Limited and CHC Helicopters (Barbados) Limited
		•	Aircraft Specific Lease Agreement dated December 12, 2016 between CHC Helicopters (Barbados) Limited and CHC Scotia Limited
		•	Guarantee and Indemnity dated March 28, 2013 between 6922767 Holding S.A R.L. and Wilmington Trust SP Services (Dublin) Limited
		•	Assignment of Insurances dated March 28, 2013 between CHC Helicopters (Barbados) Limited and Wilmington Trust SP Services (Dublin) Limited
		•	Assignment of Sub-Lease dated March 28, 2013 between CHC Helicopters (Barbados) Limited and Wilmington Trust SP Services (Dublin) Limited

Each as modified by the Term Sheet Between CHC Group Ltd., as debtor and debtor in possession and The Milestone Aviation Group Limited Regarding Restructuring of Lease Transactions for Certain Rotor Wing Aircraft and Certain Other Transactions, dated as of October 11, 2016, approved by the Bankruptcy Court on December 20, 2016 at Docket No. 1381

6	31479	•	Aircraft Lease Agreement dated April 19, 2013 between Wilmington Trust SP Services (Dublin) Limited and CHC Helicopters (Barbados) Limited
		•	Aircraft Specific Lease Agreement dated December 12, 2016 between CHC Helicopters (Barbados) Limited and CHC Scotia Limited
		•	Guarantee and Indemnity dated April 19, 2013 between 6922767 Holding S.A R.L. and Wilmington Trust SP Services (Dublin) Limited

6

Row	MSN	Agreement[s]
		•	Assignment of Insurances dated April 19, 2013 between CHC Helicopters (Barbados) Limited and Wilmington Trust SP Services (Dublin) Limited
		•	Assignment of Sub-Lease dated April 19, 2013 between CHC Helicopters (Barbados) Limited and Wilmington Trust SP Services (Dublin) Limited

Each as modified by the Term Sheet Between CHC Group Ltd., as debtor and debtor in possession and The Milestone Aviation Group Limited Regarding Restructuring of Lease Transactions for Certain Rotor Wing Aircraft and Certain Other Transactions, dated as of October 11, 2016, approved by the Bankruptcy Court on December 20, 2016 at Docket No. 1381

7	31485	Subject to the approval of the Debtors' Motion for an Order Pursuant to Sections 105 and 363 of the Bankruptcy Code and Federal Rules of Bankruptcy Procedure 6004(h) and 9019 Authorizing the Debtors to Enter into and Perform Under a Restructuring Lease Term Sheet with Parilease S.A.S. with Respect to Aircraft with Manufacturers Serial Number 31485, filed on December 23, 2016, at Docket No. 1402, and entry of the related order, the following agreements, each as amended by the term sheet attached as exhibit C to the motion:

		•	Deed of Amendment and Restatement No. 2 dated October 25, 2013 to a Master Lease Facility Agreement, dated as of April 18, 2007, between Heli-One Leasing Inc., CHC Helicopter S.A. and Parilease S.A.S.
		•	Lease Schedule, dated as of October 25, 2013, between CHC Helicopters (Barbados) Limited and Parilease S.A.S.
		•	Deed of Amendment and Restatement No. 1 dated October 25, 2013 to a Master Guarantee and Indemnity, dated as of December 30, 2008, between CHC Helicopter S.A. and Parilease S.A.S.
		•	Aircraft Specific Lease Agreement, dated as of February 11, 2016, between CHC Helicopters (Barbados) SRL and Heliworld Leasing Limited
		•	Aircraft Specific Lease Agreement, dated as of February 11, 2016, between Heliworld Leasing Limited and CHC Helicopter Australia Pty. Ltd.
		•	Aircraft Specific Lease Agreement, dated as of February 11, 2016, between CHC Australia Pty. Ltd. and Lloyd Helicopters Pty. Ltd.
		•	Remarketing Agreement in respect of one (1) Agusta Westland AW 139 helicopter with manufacturer’s serial number 31485, dated as of October 25, 2013, between CHC Helicopters (Barbados) Limited and Parilease S.A.S.
		•	Junior Loan Agreement, dated as of October 25, 2013, between CHC Helicopters (Barbados) Limited and Parilease S.A.S.
		•	Deed of Application of Proceeds, dated as of October 25, 2013, between CHC Helicopters (Barbados) Limited, Parilease S.A.S. and Heli-One Leasing Inc.

7

Row	MSN	Agreement[s]
Each as modified by the Restructuring of Lease for Aircraft MSN No. 31485, dated as of December 23, 2016, between Parilease S.A.S. and CHC Helicopters (Barbados) SRL, with each of Heli-One Leasing ULC, CHC Helicopters (Barbados) Limited, CHC Helicopter S.A., Heliworld Leasing Limited, CHC Helicopter Australia Pty. Ltd. and Lloyd Helicopters Pty. Ltd. acceding thereto by executing and delivering the signature pages thereto

8	31511	•	Aircraft Lease Agreement dated December 20, 2013 between CHC Helicopters (Barbados) Limited and Wilmington Trust SP Services (Dublin) Limited
		•	Aircraft Lease General Terms Agreement dated June 5, 2008 between CHC Helicopters (Barbados) Limited and CHC Helicopters Netherlands B.V.
		•	Aircraft Specific Lease Agreement dated December 20, 2013 between CHC Helicopters (Barbados) Limited and CHC Helicopters Netherlands B.V.
		•	Guarantee and Indemnity dated December 20, 2013 between 6922767 Holding S.A R.L. and Wilmington Trust SP Services (Dublin) Limited
		•	Assignment of Insurances dated December 20, 2013 between CHC Helicopters (Barbados) Limited and Wilmington Trust SP Services (Dublin) Limited
		•	Assignment of Sub-Lease dated December 20, 2013 between CHC Helicopters (Barbados) Limited and Wilmington Trust SP Services (Dublin) Limited

Each as modified by the Term Sheet Between CHC Group Ltd., as debtor and debtor in possession and The Milestone Aviation Group Limited Regarding Restructuring of Lease Transactions for Certain Rotor Wing Aircraft and Certain Other Transactions, dated as of October 11, 2016, approved by the Bankruptcy Court on December 20, 2016 at Docket No. 1381

9	31551	•	Aircraft Lease Agreement dated December 9, 2014 between CHC Helicopters (Barbados) SRL and Wilmington Trust SP Services (Dublin) Limited
		•	Aircraft Lease General Terms Agreement dated October 30, 2014 between CHC Helicopters (Barbados) SRL and Capital Aviation Services B.V.
		•	Aircraft Specific Lease Agreement dated December 9, 2014 between CHC Helicopters (Barbados) SRL and Capital Aviation Services B.V.
		•	Aircraft Lease General Terms Agreement dated August 29, 2008 between Capital Aviation Services B.V. and BHS – Brazilian Helicopter Services Taxi Aereo S.A.

8

Row	MSN	Agreement[s]
		•	Aircraft Specific Lease Agreement dated December 3, 2014 between Capital Aviation Services B.V. and BHS – Brazilian Helicopter Services Taxi Aereo S.A.
		•	Guarantee and Indemnity dated December 9, 2014 between 6922767 Holding S.A R.L. and Wilmington Trust SP Services (Dublin) Limited
		•	Assignment of Insurances dated December 9, 2014 between CHC Helicopters (Barbados) SRL and Wilmington Trust SP Services (Dublin) Limited
		•	Assignment of Sub-Lease dated December 9, 2014 between CHC Helicopters (Barbados) SRL and Wilmington Trust SP Services (Dublin) Limited
		•	Assignment of Sub-Sublease dated December 9, 2014 between Capital Aviation Services B.V. and CHC Helicopters (Barbados) SRL

Each as modified by the Term Sheet Between CHC Group Ltd., as debtor and debtor in possession and The Milestone Aviation Group Limited Regarding Restructuring of Lease Transactions for Certain Rotor Wing Aircraft and Certain Other Transactions, dated as of October 11, 2016, approved by the Bankruptcy Court on December 20, 2016 at Docket No. 1381

10	31552	•	Aircraft Lease Agreement dated July 18, 2014 between CHC Helicopters (Barbados) SRL and Wilmington Trust SP Services (Dublin) Limited
		•	Aircraft Lease General Terms Agreement dated October 30, 2014 between CHC Helicopters (Barbados) SRL and Capital Aviation Services B.V.
		•	Aircraft Specific Lease Agreement dated December 16, 2014 between CHC Helicopters (Barbados) SRL and Capital Aviation Services B.V.
		•	Aircraft Lease General Terms Agreement dated August 29, 2008 between Capital Aviation Services B.V. and BHS – Brazilian Helicopter Services Taxi Aereo S.A.
		•	Aircraft Specific Lease Agreement dated November 19, 2014 between Capital Aviation Services B.V. and BHS – Brazilian Helicopter Services Taxi Aereo S.A.
		•	Guarantee and Indemnity dated October 24, 2014 between CHC Group Ltd. and Wilmington Trust SP Services (Dublin) Limited
		•	Assignment of Insurances dated October 24, 2014 between CHC Helicopters (Barbados) SRL and Wilmington Trust SP Services (Dublin) Limited
		•	Assignment of Sub-Lease dated October 24, 2014 between CHC Helicopters (Barbados) SRL and Wilmington Trust SP Services (Dublin) Limited

Each as modified by the Term Sheet Between CHC Group Ltd., as debtor and debtor in possession and The Milestone Aviation Group Limited Regarding Restructuring of Lease Transactions for Certain Rotor Wing Aircraft and Certain Other Transactions, dated as of October 11, 2016, approved by the Bankruptcy Court on December 20, 2016 at Docket No. 1381

9

Row	MSN	Agreement[s]
11	41311	•	Aircraft Lease Agreement dated November 16, 2012 between Heliworld Leasing Limited and Wilmington Trust SP Services (Dublin) Limited
		•	Aircraft Lease General Terms Agreement dated November 16, 2012 between Heliworld Leasing Limited and CHC Helicopter Australia Pty. Ltd.
		•	Aircraft Specific Lease Agreement dated November 16, 2012 between Heliworld Leasing Limited and CHC Helicopter Australia Pty. Ltd.
		•	Aircraft Lease General Terms Agreement dated November 28, 2012 between CHC Helicopter Australia Pty. Ltd. and Lloyd Helicopters Pty. Ltd.
		•	Aircraft Specific Lease Agreement dated June 11, 2015 between CHC Helicopter Australia Pty. Ltd. and Lloyd Helicopters Pty. Ltd.
		•	Guarantee and Indemnity dated January 12, 2016 between CHC Group Ltd. and Wilmington Trust SP Services (Dublin) Limited
		•	Assignment of Insurances dated November 16, 2012 between Heliworld Leasing Limited and Wilmington Trust SP Services (Dublin) Limited
		•	Assignment of Sub-Lease dated November 16, 2012 between Heliworld Leasing Limited and Wilmington Trust SP Services (Dublin) Limited
		•	Assignment of Sub-Sublease dated November 16, 2012 between CHC Helicopter Australia Pty. Ltd. and Heliworld Leasing Limited

Each as modified by the Term Sheet Between CHC Group Ltd., as debtor and debtor in possession and The Milestone Aviation Group Limited Regarding Restructuring of Lease Transactions for Certain Rotor Wing Aircraft and Certain Other Transactions, dated as of October 11, 2016, approved by the Bankruptcy Court on December 20, 2016 at Docket No. 1381

12	41319	•	Aircraft Lease Agreement dated December 21, 2012 between CHC Helicopters (Barbados) Limited and Wilmington Trust SP Services (Dublin) Limited
		•	Aircraft Specific Lease Agreement dated October 11, 2016 between CHC Helicopters (Barbados) Limited and Heliworld Leasing Limited
		•	Aircraft Specific Lease Agreement dated October 11, 2016 between Heliworld Leasing Limited and CHC Helicopter Australia Pty. Ltd.
		•	Aircraft Specific Lease Agreement dated October 11, 2016 between CHC Helicopters Australia Pty. Ltd. and Lloyd Helicopters Pty. Ltd.
		•	Guarantee and Indemnity dated December 21, 2012 between 6922767 Holding S.A R.L. and Wilmington Trust SP Services (Dublin) Limited

10

Row	MSN	Agreement[s]
		•	Assignment of Insurances dated December 21, 2012 between CHC Helicopters (Barbados) Limited and Wilmington Trust SP Services (Dublin) Limited

Each as modified by the Term Sheet Between CHC Group Ltd., as debtor and debtor in possession and The Milestone Aviation Group Limited Regarding Restructuring of Lease Transactions for Certain Rotor Wing Aircraft and Certain Other Transactions, dated as of October 11, 2016, approved by the Bankruptcy Court on December 20, 2016 at Docket No. 1381

13	760537	Subject to the approval of the Debtors’ Motion for an Order Pursuant to Sections 105 and 363 of the Bankruptcy Code and Federal Rules of Bankruptcy Procedure 6004(h) and 9019 Authorizing the Debtors to (i) Enter into and Perform Under Restructuring Lease Term Sheets with Lobo Leasing SPV A Limited with Respect to Aircraft with Manufacturer’s Serial Numbers 31030, 920057, 920241, 920250, 760537 and 760570, and (ii) Enter into and Perform Under Settlement Agreements with Lobo Leasing SPV A Limited with Respect to Aircraft With Manufacturer’s Serial Numbers 31540, 760546, and 760561, filed on December 23, 2016, at Docket No. 1412, and entry of the related order, the following agreements, each as amended by the term sheet attached as exhibit C-5 to the motion:

		•	Master Lease Facility Agreement, dated as of January 17, 2014, between CHC Helicopters (Barbados) SRL and Lobo Leasing SPV A Limited
		•	Lease Schedule No. 1, dated as of April 9, 2014, between CHC Helicopters (Barbados) SRL and Lobo Leasing SPV A Limited
		•	Aircraft Lease General Terms Agreement, dated as of September 15, 2008, between CHC Helicopters (Barbados) SRL and Capital Aviation Services B.V.
		•	Aircraft Specific Lease Agreement, dated as of April 9, 2014, between CHC Helicopters (Barbados) SRL and Capital Aviation Services B.V.
		•	Aircraft Lease General Terms Agreement, dated as of August 19, 2008, between CHC Helicopters (Barbados) SRL and BHS – Brazilian Helicopter Services Taxi Aereo S.A.
		•	Amendment and Restatement Agreement to Aircraft Specific Lease Agreement, dated a day in September 2014 (and effective as of August 1, 2014), between Capital Aviation Services B.V. and BHS – Brazilian Helicopter Services Taxi Aereo S.A.

14	760570	Subject to the approval of the Debtors’ Motion for an Order Pursuant to Sections 105 and 363 of the Bankruptcy Code and Federal Rules of Bankruptcy Procedure 6004(h) and 9019 Authorizing the Debtors to (i) Enter into and Perform Under Restructuring Lease Term Sheets with Lobo Leasing SPV A Limited with Respect to Aircraft with Manufacturer’s Serial Numbers 31030, 920057, 920241, 920250, 760537 and 760570, and (ii) Enter into and Perform Under Settlement Agreements with Lobo Leasing SPV A Limited with Respect to Aircraft With Manufacturer’s Serial Numbers 31540, 760546, and 760561, filed on December 23, 2016, at Docket No. 1412, and entry of the related order, the following agreements, each as amended by the term sheet attached as exhibit C-6 to the motion:

11

Row	MSN	Agreement[s]
		•	Master Lease Facility Agreement, dated as of January 17, 2014, between CHC Helicopters (Barbados) SRL and Lobo Leasing SPV A Limited
		•	Lease Schedule No. 1, dated as of April 9, 2014, between CHC Helicopters (Barbados) SRL and Lobo Leasing SPV A Limited
		•	Aircraft Lease General Terms Agreement, dated as of September 15, 2008, between CHC Helicopters (Barbados) SRL and Capital Aviation Services B.V.
		•	Aircraft Specific Lease Agreement, dated as of April 9, 2014, between CHC Helicopters (Barbados) SRL and Capital Aviation Services B.V.
		•	Aircraft Lease General Terms Agreement, dated as of August 19, 2008, between CHC Helicopters (Barbados) SRL and BHS Brazilian Helicopter Services Taxi Aereo S.A.
		•	Amendment and Restatement Agreement to Aircraft Specific Lease Agreement, dated as of August 1, 2014, between Capital Aviation Services B.V. and BHS – Brazilian Helicopter Services Taxi Aereo S.A.

15	760642	•	Aircraft Lease Agreement dated October 26, 2012 between CHC Helicopters (Barbados) Limited and Wilmington Trust SP Services (Dublin) Limited
		•	Aircraft Lease General Terms Agreement dated September 15, 2008 between CHC Helicopters (Barbados) Limited and Capital Aviation Services B.V.
		•	Aircraft Specific Lease Agreement dated October 26, 2012 between CHC Helicopters (Barbados) Limited and Capital Aviation Services B.V.
		•	Aircraft Lease General Terms Agreement dated August 29, 2008 between Capital Aviation Services B.V. and BHS Brazilian Helicopter Services Taxi Aereo S.A.
		•	Aircraft Specific Lease Agreement dated June 21, 2007 between Capital Aviation Services B.V. and BHS Brazilian Helicopter Services Taxi Aereo S.A.
		•	Guarantee and Indemnity dated October 26, 2012 between 6922767 Holding S.A R.L. and Wilmington Trust SP Services (Dublin) Limited
		•	Assignment of Insurances dated October 26, 2012 between CHC Helicopters (Barbados) Limited and Wilmington Trust SP Services (Dublin) Limited

12

Row	MSN	Agreement[s]
		•	Assignment of Sub-Lease dated October 26, 2012 between CHC Helicopters (Barbados) Limited and Wilmington Trust SP Services (Dublin) Limited
		•	Assignment of Sub-Sublease dated October 26, 2012 between Capital Aviation Services B.V. and Wilmington Trust SP Services (Dublin) Limited

Each as modified by the Term Sheet Between CHC Group Ltd., as debtor and debtor in possession and The Milestone Aviation Group Limited Regarding Restructuring of Lease Transactions for Certain Rotor Wing Aircraft and Certain Other Transactions, dated as of October 11, 2016, approved by the Bankruptcy Court on December 20, 2016 at Docket No. 1381

16	760657	•	Aircraft Lease Agreement dated October 30, 2013 between CHC Helicopters (Barbados) Limited and Wilmington Trust SP Services (Dublin) Limited
		•	Aircraft Lease General Terms Agreement dated September 15, 2008 between CHC Helicopters (Barbados) Limited and Capital Aviation Services B.V.
		•	Aircraft Specific Lease Agreement dated October 30, 2013 between CHC Helicopters (Barbados) Limited and Capital Aviation Services B.V.
		•	Aircraft Lease General Terms Agreement dated September 27, 2005 between Capital Aviation Services B.V. and BHS – Brazilian Helicopter Services Taxi Aereo S.A.
		•	Aircraft Specific Lease Agreement dated October 30, 2013 between Capital Aviation Services B.V. and BHS – Brazilian Helicopter Services Taxi Aereo S.A.
		•	Guarantee and Indemnity dated October 30, 2013 between 6922767 Holding S.A R.L. and Wilmington Trust SP Services (Dublin) Limited
		•	Assignment of Insurances dated October 30, 2013 between CHC Helicopters (Barbados) Limited and Wilmington Trust SP Services (Dublin) Limited
		•	Assignment of Sub-Lease dated October 30, 2013 between CHC Helicopters (Barbados) Limited and Wilmington Trust SP Services (Dublin) Limited
		•	Assignment of Sub-Sublease dated October 30, 2013 between Capital Aviation Services B.V. and CHC Helicopters (Barbados) Limited

Each as modified by the Term Sheet Between CHC Group Ltd., as debtor and debtor in possession and The Milestone Aviation Group Limited Regarding Restructuring of Lease Transactions for Certain Rotor Wing Aircraft and Certain Other Transactions, dated as of October 11, 2016, approved by the Bankruptcy Court on December 20, 2016 at Docket No. 1381

13

Row	MSN	Agreement[s]
17	760658	•	Aircraft Lease Agreement dated October 30, 2013 between CHC Helicopters (Barbados) Limited and Wilmington Trust SP Services (Dublin) Limited
		•	Aircraft Lease General Terms Agreement dated September 15, 2008 between CHC Helicopters (Barbados) Limited and Capital Aviation Services B.V.
		•	Aircraft Specific Lease Agreement dated October 30, 2013 between CHC Helicopters (Barbados) Limited and Capital Aviation Services B.V.
		•	Aircraft Lease General Terms Agreement dated September 27, 2005 between Capital Aviation Services B.V. and BHS Brazilian Helicopter Services Taxi Aereo S.A.
		•	Aircraft Specific Lease Agreement dated October 30, 2013 between Capital Aviation Services B.V. and BHS Brazilian Helicopter Services Taxi Aereo S.A.
		•	Guarantee and Indemnity dated October 30, 2013 between 6922767 Holding S.A R.L. and Wilmington Trust SP Services (Dublin) Limited
		•	Assignment of Insurances dated October 30, 2013 between CHC Helicopters (Barbados) Limited and Wilmington Trust SP Services (Dublin) Limited
		•	Assignment of Sub-Lease dated October 30, 2013 between CHC Helicopters (Barbados) Limited and Wilmington Trust SP Services (Dublin) Limited
		•	Assignment of Sub-Sublease dated October 30, 2013 between Capital Aviation Services B.V. and CHC Helicopters (Barbados) Limited

Each as modified by the Term Sheet Between CHC Group Ltd., as debtor and debtor in possession and The Milestone Aviation Group Limited Regarding Restructuring of Lease Transactions for Certain Rotor Wing Aircraft and Certain Other Transactions, dated as of October 11, 2016, approved by the Bankruptcy Court on December 20, 2016 at Docket No. 1381

18	760689	•	Aircraft Lease Agreement dated June 25, 2014 between Wilmington Trust SP Services (Dublin) Limited and CHC Helicopters (Barbados) Limited
		•	Aircraft Specific Lease Agreement dated January 31, 2013 between CHC Helicopters (Barbados) Limited and CHC Global Operations International ULC
		•	Guarantee and Indemnity dated June 25, 2014 between 6922767 Holding S.A R.L. and Wilmington Trust SP Services (Dublin) Limited
		•	Assignment of Insurances dated June 25, 2014 between CHC Helicopters (Barbados) Limited and Wilmington Trust SP Services (Dublin) Limited

14

Row	MSN	Agreement[s]
Each as modified by the Term Sheet Between CHC Group Ltd., as debtor and debtor in possession and The Milestone Aviation Group Limited Regarding Restructuring of Lease Transactions for Certain Rotor Wing Aircraft and Certain Other Transactions, dated as of October 11, 2016, approved by the Bankruptcy Court on December 20, 2016 at Docket No. 1381

19	760691	•	Aircraft Lease Agreement dated January 31, 2013 between CHC Helicopters (Barbados) Limited and Wilmington Trust SP Services (Dublin) Limited
		•	Aircraft Lease General Terms Agreement dated September 14, 2008 between CHC Helicopters (Barbados) Limited and Heliworld Leasing Limited
		•	Aircraft Specific Lease Agreement dated January 31, 2013 between CHC Helicopters (Barbados) Limited and Heliworld Leasing Limited
		•	Aircraft Lease General Terms Agreement dated February 8, 2007 between Heliworld Leasing Limited and Thai Aviation Services Limited
		•	Aircraft Specific Lease Agreement dated December 20, 2011 between Heliworld Leasing Limited and Thai Aviation Services Limited
		•	Guarantee and Indemnity dated January 31, 2013 between 6922767 Holding S.A R.L. and Wilmington Trust SP Services (Dublin) Limited
		•	Assignment of Insurances dated January 31, 2013 between CHC Helicopters (Barbados) Limited and Wilmington Trust SP Services (Dublin) Limited
		•	Assignment of Sub-Lease dated January 31, 2013 between CHC Helicopters (Barbados) Limited and Wilmington Trust SP Services (Dublin) Limited
		•	Assignment of Sub-Sublease dated January 31, 2013 Heliworld Leasing Limited and CHC Helicopters (Barbados) Limited

Each as modified by the Term Sheet Between CHC Group Ltd., as debtor and debtor in possession and The Milestone Aviation Group Limited Regarding Restructuring of Lease Transactions for Certain Rotor Wing Aircraft and Certain Other Transactions, dated as of October 11, 2016, approved by the Bankruptcy Court on December 20, 2016 at Docket No. 1381

20	760693	•	Aircraft Lease Agreement dated October 30, 2013 between CHC Helicopters (Barbados) Limited and Wilmington Trust SP Services (Dublin) Limited
		•	Aircraft Lease General Terms Agreement dated September 14, 2008 between CHC Helicopters (Barbados) Limited and Heliworld Leasing Limited
		•	Aircraft Specific Lease Agreement dated October 30, 2013 between CHC Helicopters (Barbados) Limited and Heliworld Leasing Limited
		•	Aircraft Lease General Terms Agreement dated February 8, 2007 between Heliworld Leasing Limited and Thai Aviation Services Limited

15

Row	MSN	Agreement[s]
		•	Aircraft Specific Lease Agreement dated May 14, 2010 between Heliworld Leasing Limited and Thai Aviation Services Limited
		•	Guarantee and Indemnity dated October 30, 2013 between 6922767 Holding S.A R.L. and Wilmington Trust SP Services (Dublin) Limited
		•	Assignment of Insurances dated October 30, 2013 between CHC Helicopters (Barbados) Limited and Wilmington Trust SP Services (Dublin) Limited
		•	Assignment of Sub-Lease dated October 30, 2013 between CHC Helicopters (Barbados) Limited and Wilmington Trust SP Services (Dublin) Limited
		•	Assignment of Sub-Sublease dated October 30, 2013 Heliworld Leasing Limited and CHC Helicopters (Barbados) Limited

Each as modified by the Term Sheet Between CHC Group Ltd., as debtor and debtor in possession and The Milestone Aviation Group Limited Regarding Restructuring of Lease Transactions for Certain Rotor Wing Aircraft and Certain Other Transactions, dated as of October 11, 2016, approved by the Bankruptcy Court on December 20, 2016 at Docket No. 1381

21	760724	•	Aircraft Lease Agreement dated October 30, 2013 between CHC Helicopters (Barbados) Limited and Wilmington Trust SP Services (Dublin) Limited
		•	Aircraft Lease General Terms Agreement dated September 14, 2008 between CHC Helicopters (Barbados) Limited and Heliworld Leasing Limited
		•	Aircraft Specific Lease Agreement dated October 30, 2013 between CHC Helicopters (Barbados) Limited and Heliworld Leasing Limited
		•	Aircraft Lease General Terms Agreement dated February 8, 2007 between Heliworld Leasing Limited and Thai Aviation Services Limited
		•	Aircraft Specific Lease Agreement dated January 16, 2009 between Heliworld Leasing Limited and Thai Aviation Services Limited
		•	Guarantee and Indemnity dated October 30, 2013 between 6922767 Holding S.A R.L. and Wilmington Trust SP Services (Dublin) Limited
		•	Assignment of Insurances dated October 30, 2013 between CHC Helicopters (Barbados) Limited and Wilmington Trust SP Services (Dublin) Limited
		•	Assignment of Sub-Lease dated October 30, 2013 between CHC Helicopters (Barbados) Limited and Wilmington Trust SP Services (Dublin) Limited
		•	Assignment of Sub-Sublease dated October 30, 2013 Heliworld Leasing Limited and CHC Helicopters (Barbados) Limited

16

Row	MSN	Agreement[s]
Each as modified by the Term Sheet Between CHC Group Ltd., as debtor and debtor in possession and The Milestone Aviation Group Limited Regarding Restructuring of Lease Transactions for Certain Rotor Wing Aircraft and Certain Other Transactions, dated as of October 11, 2016, approved by the Bankruptcy Court on December 20, 2016 at Docket No. 1381

22	920013	•	Hire Purchase Agreement dated April 29, 2013 between GE Capital Equipment Finance Limited and CHC Helicopters (Barbados) Limited
		•	Aircraft Lease General Terms Agreement dated June 20, 2008 between CHC Helicopters (Barbados) Limited and CHC Helikopter Service AS
		•	Aircraft Specific Lease Agreement dated April 29, 2013 between CHC Helicopters (Barbados) Limited and CHC Helikopter Service AS
		•	Guarantee and Indemnity dated April 29, 2013 between CHC Helicopter S.A. and GE Capital Equipment Finance Ltd.
		•	Assignment of Insurances dated April 29, 2013 between GE Capital Equipment Finance Ltd. and CHC Helikopter Service AS
		•	Security Assignment dated April 29, 2013 between GE Capital Equipment Finance Ltd. and CHC Helicopters (Barbados) Limited

Each as modified by the Term Sheet Between CHC Group Ltd., as debtor and debtor in possession and The Milestone Aviation Group Limited Regarding Restructuring of Lease Transactions for Certain Rotor Wing Aircraft and Certain Other Transactions, dated as of October 11, 2016, approved by the Bankruptcy Court on December 20, 2016 at Docket No. 1381

23	920018	Subject to the approval of the Debtors' Motion for an Order Pursuant to Sections 105 and 363 of the Bankruptcy Code and Federal Rules of Bankruptcy Procedure 6004(h) and 9019 Authorizing the Debtors to Enter into and Perform Under a Restructuring Lease Term Sheet with Skandinaviska Enskilda Banken AB (PUBL) with Respect to Aircraft with Manufacturers Serial Number 920018, filed on December 23, 2016, at Docket No. 1404, and entry of the related order, the following agreements, each as amended by the term sheet attached as exhibit C to the motion:

		•	Amended and Restated Lease Agreement, dated as of December 30, 2015, between CHC Helicopters (Barbados) SRL and Skandinaviska Enskilda Banken AB (Publ)
		•	On Demand Guarantee, dated as of December 30, 2015, by CHC Group Ltd.
		•	Amended and Restated Guarantee, dated as of December 30, 2015, by CHC Helicopter S.A.
		•	Amended and Restated Guarantee, dated as of December 30, 2015, by 6922767 Holding S.à.r.l.
		•	Guarantee Confirmation, dated as of January 28, 2015, by CHC Helicopter S.A., as guarantor

17

Row	MSN	Agreement[s]
		•	Guarantee Confirmation, dated as of January 28, 2015, by 6922767 Holding S.à.r.l., as guarantor
		•	Aircraft Lease General Terms Agreement, dated as of June 20, 2008, between CHC Helicopters (Barbados) SRL, as lessor, and CHC Helikopter Service AS
		•	Aircraft Specific Lease Agreement, dated as of July 31, 2013, between CHC Helicopters (Barbados) SRL, as lessor, and CHC Helikopter Service AS, as lessee
		•	Tripartite Agreement (Agreement and consent to sublease), dated as of January 28, 2015, between CHC Helicopters (Barbados) SRL, Skandinaviska Enskilda Banken AB (Publ), and CHC Helikopter Service AS, as sublessee
		•	Junior Loan Agreement, dated as of July 31, 2013, between CHC Helicopters (Barbados) SRL, as lender, and Skandinaviska Enskilda Banken AB (Publ), as borrower
		•	Proceeds Agreement, dated as of July 31, 2013, between CHC Helicopters (Barbados) SRL, as junior lender, lessee and remarketing agent, and Skandinaviska Enskilda Banken AB (Publ)
		•	Remarketing Agreement, dated as of July 31, 2013, between CHC Helicopters (Barbados) SRL, as remarketing agent, and Skandinaviska Enskilda Banken AB (Publ)
		•	Insurance Assignment, dated January 28, 2015, between CHC Helikopter Service AS, as assignor, and CHC Helicopters (Barbados) SRL, as assignee
		•	Security Assignment, dated January 28, 2015, between CHC Helicopters (Barbados) SRL, as assignor, Skandinaviska Enskilda Banken AB (Publ), as assignee
		•	Netting Agreement, dated as of July 31, 2013, between Skandinaviska Enskilda Banken AB (Publ), as owner and lessor, CHC Helicopters (Barbados) SRL, as option holder, seller, junior lender and lessee, and Heli-One Leasing (Norway) AS
		•	Lease Document Novation Agreement, dated January 28, 2015, between Skandinaviska Enskilda Banken AB (Publ), as owner, and CHC Helicopters (Barbados) SRL, as lessee, junior lender and remarketing agent

Each as modified by the Restructuring of Lease for Aircraft MSN No. 920018, dated as of December 22, 2016, between Skandinaviska Enskilda Banken AB (Publ) and CHC Helicopters (Barbados) SRL, with each of CHC Group Ltd., CHC Helicopter S.A., 6922767 Holding S.à.r.l. and CHC Helikopter Service AS acceding thereto by executing and delivering the signature pages thereto

18

Row	MSN	Agreement[s]
24	920034	Subject to the approval of the Debtors’ Motion for an Order Pursuant to Sections 105 and 363 of the Bankruptcy Code and Federal Rules of Bankruptcy Procedure 6004(h) and 9019 Authorizing the Debtors to (i) Enter into and Perform Under Restructuring Lease Term Sheets with Lombard North Central PLC with Respect to Aircraft with Manufacturer’s Serial Numbers 31155, 920034, and 920127 and (ii) Enter into and Perform Under Settlement Agreements with Lombard North Central PLC with Respect to Aircraft with Manufacturer’s Serial Numbers 2707 and 760720, filed on January 18, 2017 at Docket No. 1500 and entry of the related order, the following agreements, each as amended by the term sheet attached as exhibit C-2 to the motion:

		•	Master Lease Facility Agreement, dated as of 28 April 2006, between Heli-One Leasing ULC and Lombard North Central Plc
		•	Lease Schedule, dated 31 October 2007, between Heli-One Leasing ULC and Lombard North Central Plc
		•	Master Guarantee, dated as of 10 March 2011, by CHC Helicopter S.A.
		•	Right-Sizing Agreement, dated as of 21 October 2013, between Heli- One Leasing ULC, CHC Helicopter S.A. and Lombard North Central Plc
		•	Deed of Undertaking, dated 14 October 2011, between 6922767 Holding S.à.r.l. and Lombard North Central Plc
		•	Intercreditor Deed, dated 10 March 2011, between The Royal Bank of Scotland PLC, Export Development Canada, Lombard North Central Plc, Heli-One Leasing ULC, CHC Helicopters (Barbados) SRL, Heliworld Leasing Limited, CHC Helicopter (Barbados) Limited and CHC Helicopter S.A.
		•	Deed of Indemnity, dated 10 March 2011, between the Royal Bank of Scotland PLC and CHC Helicopter S.A.
		•	Junior Loan Agreement, dated 31 October 2007, between Heli-One Leasing ULC (as lender) and The Royal Bank of Scotland PLC
		•	Remarketing Agreement, dated 31 October 2007, between Lombard North Central Plc and Heli-One Leasing ULC
		•	Deed of Application of Proceeds, dated 31 October 2007, between Lombard North Central Plc, Heli-One Leasing ULC and The Royal Bank of Scotland PLC
		•	Master Sub-lease Agreement, dated 23 January 2012, between Heli-One Leasing ULC and CHC Leasing (Ireland) Designated Activity Company
		•	Residual Value Guarantee, dated 28 December 2006, between Sikorsky International Operations Inc., Heli-One Leasing ULC and Lombard North Central Plc
		•	RVG Side Letter, dated 31 October 2007, between Heli-One Leasing ULC and Lombard North Central Plc
		•	Asset Swap Agreement, dated 21 October 2013, between The Royal Bank of Scotland PLC, Export Development Canada, Lombard North Central Plc, Heli-One Leasing ULC, CHC Helicopters (Barbados) Limited, Heliworld Leasing Limited and CHC Helicopter S.A.

19

Row	MSN	Agreement[s]
		•	Deed of Subordination, dated 23 July 2013, between Heli-One Leasing ULC, Lombard North Central Plc, CHC Ireland Designated Activity Company and CHC Leasing (Ireland) Designated Activity Company
		•	Aircraft Lease General Terms Agreement No. 9992 dated 12 June 2013, between CHC Ireland Designated Activity Company and CHC Leasing (Ireland) Designated Activity Company
		•	Aircraft Specific Lease Agreement No. 9992-201, dated 23 July 2013, between CHC Ireland Designated Activity Company and CHC Leasing (Ireland) Designated Activity Company
		•	Sub-Lessee Security Assignment, dated 23 July 2013, between CHC Leasing (Ireland) Designated Activity Company and Lombard North Central Plc
		•	Assignment of Insurance, dated 23 July 2013, between CHC Ireland Designated Activity Company and CHC Leasing (Ireland) Designated Activity Company
		•	Purchase Option Notice, dated 2 April 2015, to Lombard North Central Plc from Heli-One Leasing ULC
		•	Purchase Agreement, dated 29 March 2016, between CHC Helicopters S.A., Heli-One Leasing ULC, Lombard North Central Plc, CHC Helicopter Holding (Cayman) Limited and The Royal Bank of Scotland PLC
		•	Lease Extension, dated 29 March 2016, between Heli-One Leasing ULC, CHC Helicopter S.A. and Lombard North Central Plc

25	920036	•	Aircraft Lease Agreement dated April 30, 2013 between Heliworld Leasing Limited and Wilmington Trust SP Services (Dublin) Limited
		•	Aircraft Lease General Terms Agreement dated November 16, 2012 between Heliworld Leasing Limited and CHC Helicopter Australia Pty. Ltd.
		•	Aircraft Specific Lease Agreement dated April 30, 2013 between Heliworld Leasing Limited and CHC Helicopter Australia Pty. Ltd.
		•	Aircraft Lease General Terms Agreement dated November 16, 2012 between CHC Helicopter Australia Pty. Ltd. and Lloyd Helicopters Pty. Ltd.
		•	Aircraft Specific Lease Agreement dated April 30, 2013 between CHC Helicopter Australia Pty. Ltd. and Lloyd Helicopters Pty. Ltd.
		•	Guarantee and Indemnity dated April 30, 2013 between 6922767 Holding S.A R.L. and Wilmington Trust SP Services (Dublin) Limited
		•	Assignment of Insurances dated April 30, 2013 between Heliworld Leasing Limited and Wilmington Trust SP Services (Dublin) Limited
		•	Assignment of Sub-Lease dated April 30, 2013 between Heliworld Leasing Limited and Wilmington Trust SP Services (Dublin) Limited
		•	Assignment of Sub-Sublease dated November 16, 2012 between CHC Helicopter Australia Pty. Ltd. and Heliworld Leasing Limited

20

Row	MSN	Agreement[s]
Each as modified by the Term Sheet Between CHC Group Ltd., as debtor and debtor in possession and The Milestone Aviation Group Limited Regarding Restructuring of Lease Transactions for Certain Rotor Wing Aircraft and Certain Other Transactions, dated as of October 11, 2016, approved by the Bankruptcy Court on December 20, 2016 at Docket No. 1381

26	920046	•	Aircraft Lease Agreement dated July 28, 2011 between CHC Leasing (Ireland) Limited and Wilmington Trust SP Services (Dublin) Limited
		•	Aircraft Specific Lease Agreement dated November 8, 2016 between CHC Leasing (Ireland) Limited and CHC Scotia Limited
		•	Guarantee and Indemnity dated January 12, 2016 between CHC Group Ltd. and Wilmington Trust SP Services (Dublin) Limited

Each as modified by the Term Sheet Between CHC Group Ltd., as debtor and debtor in possession and The Milestone Aviation Group Limited Regarding Restructuring of Lease Transactions for Certain Rotor Wing Aircraft and Certain Other Transactions, dated as of October 11, 2016, approved by the Bankruptcy Court on December 20, 2016 at Docket No. 1381

27	920057	Subject to the approval of the Debtors’ Motion for an Order Pursuant to Sections 105 and 363 of the Bankruptcy Code and Federal Rules of Bankruptcy Procedure 6004(h) and 9019 Authorizing the Debtors to (i) Enter into and Perform Under Restructuring Lease Term Sheets with Lobo Leasing SPV A Limited with Respect to Aircraft with Manufacturer’s Serial Numbers 31030, 920057, 920241, 920250, 760537 and 760570, and (ii) Enter into and Perform Under Settlement Agreements with Lobo Leasing SPV A Limited with Respect to Aircraft With Manufacturer’s Serial Numbers 31540, 760546, and 760561, filed on December 23, 2016, at Docket No. 1412, and entry of the related order, the following agreements, each as amended by the term sheet attached as exhibit C-2 to the motion:

		•	Master Lease Facility Agreement, dated as of January 17, 2014, between CHC Helicopters (Barbados) SRL and Lobo Leasing SPV A Limited, but only in so far as it relates to msn 920057 and not any other aircraft
		•	Lease Schedule No. 1, dated as of January 31, 2014, between CHC Helicopters (Barbados) SRL and Lobo Leasing SPV A Limited
		•	Aircraft Lease General Terms Agreement, dated as of October 30, 2014, between CHC Helicopters (Barbados) SRL and CHC Scotia Limited, but only in so far as it relates to msn 920057 and not any other aircraft
		•	Aircraft Specific Lease Agreement, dated as of September 26, 2016, between CHC Helicopters (Barbados) SRL and CHC Scotia Limited

21

Row	MSN	Agreement[s]
28	920058	•	Aircraft Lease Agreement dated July 28, 2011 between CHC Leasing (Ireland) Limited and Wilmington Trust SP Services (Dublin) Limited
		•	Aircraft Lease General Terms Agreement dated October 21, 2010 between CHC Leasing (Ireland) Limited and CHC Scotia Limited.
		•	Aircraft Specific Lease Agreement dated December 14, 2012 between CHC Leasing (Ireland) Limited and CHC Scotia Limited
		•	Guarantee and Indemnity dated January 12, 2016 between CHC Group Ltd. and Wilmington Trust SP Services (Dublin) Limited

Each as modified by the Term Sheet Between CHC Group Ltd., as debtor and debtor in possession and The Milestone Aviation Group Limited Regarding Restructuring of Lease Transactions for Certain Rotor Wing Aircraft and Certain Other Transactions, dated as of October 11, 2016, approved by the Bankruptcy Court on December 20, 2016 at Docket No. 1381

29	920060	•	Aircraft Lease Agreement dated January 27, 2014 between CHC Helicopters (Barbados) SRL and Wilmington Trust SP Services (Dublin) Limited
		•	Aircraft Lease General Terms Agreement dated June 20, 2008 between CHC Helicopters (Barbados) SRL and CHC Helikopter Service AS
		•	Aircraft Specific Lease Agreement dated January 17, 2014 between CHC Helicopters (Barbados) SRL and CHC Helikopter Service AS
		•	Guarantee and Indemnity dated October 27, 2014 between CHC Group Ltd. and Wilmington Trust SP Services (Dublin) Limited
		•	Assignment of Insurances dated October 27, 2014 between CHC Helicopters (Barbados) SRL and Wilmington Trust SP Services (Dublin) Limited
		•	Assignment of Sublease dated October 27, 2014 between CHC Helicopters (Barbados) SRL and Wilmington Trust SP Services (Dublin) Limited

Each as modified by the Term Sheet Between CHC Group Ltd., as debtor and debtor in possession and The Milestone Aviation Group Limited Regarding Restructuring of Lease Transactions for Certain Rotor Wing Aircraft and Certain Other Transactions, dated as of October 11, 2016, approved by the Bankruptcy Court on December 20, 2016 at Docket No. 1381

30	920098	•	Aircraft Lease Agreement dated December 23, 2013 between CHC Helicopters (Barbados) SRL and Wilmington Trust SP Services (Dublin) Limited
		•	Aircraft Lease General Terms Agreement dated June 20, 2008 between CHC Helicopters (Barbados) SRL and CHC Helikopter Service AS
		•	Aircraft Specific Lease Agreement dated December 23, 2013 between CHC Helicopters (Barbados) SRL and CHC Helikopter Service AS
		•	Guarantee and Indemnity dated October 27, 2014 between CHC Group Ltd. and Wilmington Trust SP Services (Dublin) Limited

22

Row	MSN	Agreement[s]
		•	Assignment of Insurances dated October 27, 2014 between CHC Helicopters (Barbados) SRL and Wilmington Trust SP Services (Dublin) Limited
		•	Assignment of Sublease dated October 27, 2014 between CHC Helicopters (Barbados) SRL and Wilmington Trust SP Services (Dublin) Limited

Each as modified by the Term Sheet Between CHC Group Ltd., as debtor and debtor in possession and The Milestone Aviation Group Limited Regarding Restructuring of Lease Transactions for Certain Rotor Wing Aircraft and Certain Other Transactions, dated as of October 11, 2016, approved by the Bankruptcy Court on December 20, 2016 at Docket No. 1381

31	920127	Subject to the approval of the Debtors’ Motion for an Order Pursuant to Sections 105 and 363 of the Bankruptcy Code and Federal Rules of Bankruptcy Procedure 6004(h) and 9019 Authorizing the Debtors to (i) Enter into and Perform Under Restructuring Lease Term Sheets with Lombard North Central PLC with Respect to Aircraft with Manufacturer’s Serial Numbers 31155, 920034, and 920127 and (ii) Enter into and Perform Under Settlement Agreements with Lombard North Central PLC with Respect to Aircraft with Manufacturer’s Serial Numbers 2707 and 760720, filed on January 18, 2017 at Docket No. 1500, and entry of the related order, the following agreements, each as amended by the term sheet attached as exhibit C-3 to the motion:
		•	Master Lease Facility Agreement, dated as of 28 April 2006, between Heli-One Leasing ULC and Lombard North Central Plc
		•	Lease Agreement, dated 12 August 2010, between CHC Helicopters (Barbados) Limited and Lombard North Central Plc
		•	Short Form Lease Agreement, dated 12 August 2010, between CHC Helicopters (Barbados) Limited and Lombard North Central Plc
		•	Master Guarantee, dated as of 10 March 2011, by CHC Helicopter S.A.
		•	Right-Sizing Agreement, dated as of 21 October 2013, between Heli-One Leasing ULC, CHC Helicopter S.A. and Lombard North Central Plc
		•	Deed of Undertaking, dated 14 October 2011, between 6922767 Holding S.à.r.l. and Lombard North Central Plc
		•	Intercreditor Deed, dated 10 March 2011, between The Royal Bank of Scotland PLC, Export Development Canada, Lombard North Central Plc, Heli-One Leasing ULC, Heliworld Leasing Limited, CHC Helicopters (Barbados) SRL, CHC Helicopters (Barbados) Ltd., Heliworld Leasing Limited and CHC Helicopter S.A.
		•	Junior Loan Agreement, dated 12 August 2010, between CHC Helicopters (Barbados) Limited (as lender) and The Royal Bank of Scotland PLC

23

Row	MSN	Agreement[s]
		•	Remarketing Agreement, dated 12 August 2010, between Lombard North Central Plc and CHC Helicopters (Barbados) Limited
		•	Deed of Application of Proceeds, dated 18 August 2010 between Lombard North Central Plc, CHC Helicopters (Barbados) Limited and The Royal Bank of Scotland Plc
		•	Security Assignment, dated 24 December 2015, between CHC Helicopters (Barbados) Limited and Lombard North Central Plc
		•	Residual Value Guarantee, dated 30 June 2010, between Sikorsky International Operations, Inc., CHC Helicopters (Barbados) Limited and Lombard North Central Plc
		•	RVG Side Letter, dated, on or about, August 9, 2010 between CHC Helicopters (Barbados) Limited and Lombard North Central Plc
		•	Assignment of Insurances, dated 24 December 2015, between CHC Helicopters Canada Inc. and CHC Helicopters (Barbados) Limited
		•	Asset Swap Agreement, dated 21 October 2013, between The Royal Bank of Scotland PLC, Export Development Canada, Lombard North Central Plc, Heli-One Leasing ULC, CHC Helicopters (Barbados) Limited, Heliworld Leasing Limited and CHC Helicopter S.A
		•	Aircraft Lease General Terms Agreement No. 5919, dated 21 August 2015, between CHC Helicopters (Barbados) Limited and CHC Helicopters Canada Inc.
		•	Aircraft Specific Lease Agreement, dated 21 August 2015, between CHC Helicopters (Barbados) Limited and CHC Helicopters Canada Inc.
		•	Short Form Lease Agreement, dated 21 August 2015, between CHC Helicopters (Barbados) Limited and CHC Helicopters Canada Inc.
		•	Sublessee and Operator Deed of Subordination, dated 24 December 2015, between CHC Helicopters (Barbados) Limited, Lombard North Central Plc and CHC Helicopters Canada Inc.

	920132	•	Aircraft Lease General Terms Agreement dated June 20, 2008 between CHC Helicopters (Barbados) Limited and CHC Helikopter Service AS
		•	Aircraft Specific Lease Agreement dated September 9, 2010 between CHC Helicopters (Barbados) Limited and CHC Helikopter Service AS
		•	Hire Purchase Agreement dated August 25, 2010 between GE European Equipment Finance (Aircraft No.2) Limited and CHC Helicopters (Barbados) Limited
32		•	Guarantee and Indemnity dated July 29, 2010 between CHC Helicopter S.A R.L. and GE European Equipment Finance (Aircraft No.2) Limited
		•	Residual Value Guarantee Agreement dated August 25, 2010 between Sikorsky International Operations, Inc., GE European Equipment Finance (Aircraft No.2) Limited and CHC Helicopters (Barbados) Limited
		•	Security Assignment dated August 25, 2010 between GE European Equipment Finance (Aircraft No.2) Limited and CHC Helicopters (Barbados) Limited

24

Row	MSN	Agreement[s]
Each as modified by the Term Sheet Between CHC Group Ltd., as debtor and debtor in possession and The Milestone Aviation Group Limited Regarding Restructuring of Lease Transactions for Certain Rotor Wing Aircraft and Certain Other Transactions, dated as of October 11, 2016, approved by the Bankruptcy Court on December 20, 2016 at Docket No. 1381

	920183	•	Aircraft Lease Agreement dated November 21, 2012 between CHC Helicopters (Barbados) Limited and Milestone Export Leasing Limited
		•	Aircraft Lease General Terms Agreement dated September 15, 2008 between CHC Helicopters (Barbados) Limited and Capital Aviation Services B.V.
		•	Aircraft Specific Lease Agreement dated March 4, 2013 between CHC Helicopters (Barbados) Limited and Capital Aviation Services B.V.
		•	Aircraft Lease General Terms Agreement dated August 29, 2008 between Capital Aviation Services B.V. and BHS – Brazilian Helicopter Services Taxi Aereo S.A.
		•	Aircraft Specific Lease Agreement dated March 4, 2013 between Capital Aviation Services B.V. and BHS – Brazilian Helicopter Services Taxi Aereo S.A.
33		•	Guarantee and Indemnity dated November 21, 2012 between 6922767 Holding S.A R.L. and Milestone Export Leasing Limited
		•	Assignment of Insurances dated March 1, 2013 between CHC Helicopters (Barbados) Limited and Wells Fargo Bank Northwest, National Association
		•	Assignment of Sub-Lease dated April 4, 2013 between CHC Helicopters (Barbados) Limited and Milestone Export Leasing Limited
		•	Assignment of Sub-Sublease dated April 4, 2013 between Capital Aviation Services B.V. and Milestone Export Leasing Limited

Each as modified by the Term Sheet Between CHC Group Ltd., as debtor and debtor in possession and The Milestone Aviation Group Limited Regarding Restructuring of Lease Transactions for Certain Rotor Wing Aircraft and Certain Other Transactions, dated as of October 11, 2016, approved by the Bankruptcy Court on December 20, 2016 at Docket No. 1381
	920185	•	Aircraft Lease Agreement dated November 16, 2012 between CHC Helicopters (Barbados) Limited and Milestone Export Leasing Limited
34		•	Aircraft Lease General Terms Agreement dated December 19, 2011 between CHC Helicopters (Barbados) Limited and SRL and CHC Scotia Limited
		•	Aircraft Specific Lease Agreement dated April 3, 2013 between CHC Helicopters (Barbados) Limited and CHC Scotia Limited

25

Row	MSN	Agreement[s]
		•	Guarantee and Indemnity dated November 16, 2012 between 6922767 Holding S.A R.L. and Milestone Export Leasing Limited
		•	Assignment of Sublease dated April 4, 2013 between CHC Helicopters (Barbados) Limited and Milestone Export Leasing Limited

Each as modified by the Term Sheet Between CHC Group Ltd., as debtor and debtor in possession and The Milestone Aviation Group Limited Regarding Restructuring of Lease Transactions for Certain Rotor Wing Aircraft and Certain Other Transactions, dated as of October 11, 2016, approved by the Bankruptcy Court on December 20, 2016 at Docket No. 1381

	920186	•	Aircraft Lease Agreement dated December 4, 2012 between CHC Helicopters (Barbados) Limited and Milestone Export Leasing Limited
		•	Aircraft Lease General Terms Agreement dated June 20, 2008 between CHC Helicopters (Barbados) Limited and CHC Helikopter Service AS
		•	Aircraft Specific Lease Agreement dated April 3, 2013 between CHC Helicopters (Barbados) Limited and CHC Helikopter Service AS
		•	Guarantee and Indemnity dated December 4, 2012 between 6922767 Holding S.A R.L. and Milestone Export Leasing Limited
35		•	Assignment of Insurances dated April 3, 2013 between CHC Helicopters (Barbados) Limited and Wells Fargo Bank Northwest, National Association
		•	Assignment of Sublease dated April 3, 2013 between CHC Helicopters (Barbados) Limited and Milestone Export Leasing Limited

Each as modified by the Term Sheet Between CHC Group Ltd., as debtor and debtor in possession and The Milestone Aviation Group Limited Regarding Restructuring of Lease Transactions for Certain Rotor Wing Aircraft and Certain Other Transactions, dated as of October 11, 2016

	920190	•	Aircraft Lease Agreement dated April 25, 2013 between CHC Helicopters (Barbados) Limited and Wells Fargo Bank Northwest, National Association
		•	Aircraft Lease General Terms Agreement dated December 19, 2011 between CHC Helicopters (Barbados) Limited and SRL and CHC Scotia Limited
36		•	Aircraft Specific Lease Agreement dated May 17, 2013 between CHC Helicopters (Barbados) Limited and CHC Scotia Limited
		•	Guarantee and Indemnity dated April 25, 2013 between 6922767 Holding S.A R.L. and Wells Fargo Bank Northwest, National Association
		•	Assignment of Insurances dated May 17, 2013 between CHC Helicopters (Barbados) Limited and Wells Fargo Bank Northwest, National Association
		•	Assignment of Sublease dated May 17, 2013 between CHC Helicopters (Barbados) Limited and Wells Fargo Bank Northwest, National Association

26

Row	MSN	Agreement[s]
Each as modified by the Term Sheet Between CHC Group Ltd., as debtor and debtor in possession and The Milestone Aviation Group Limited Regarding Restructuring of Lease Transactions for Certain Rotor Wing Aircraft and Certain Other Transactions, dated as of October 11, 2016

	920198	•	Aircraft Lease Agreement dated December 5, 2013 between Heliworld Leasing Limited and Wells Fargo Bank Northwest, National Association
		•	Aircraft Lease General Terms Agreement dated November 16, 2012 between Heliworld Leasing Limited and CHC Helicopter Australia Pty. Ltd.
		•	Aircraft Specific Lease Agreement dated December 12, 2013 between Heliworld Leasing Limited and CHC Helicopter Australia Pty. Ltd.
		•	Aircraft Lease General Terms Agreement dated November 16, 2012 between CHC Helicopter Australia Pty. Ltd. and Lloyd Helicopters Pty. Ltd.
		•	Aircraft Specific Lease Agreement dated December 12, 2013 between CHC Helicopter Australia Pty. Ltd. and Lloyd Helicopters Pty. Ltd.
37		•	Guarantee and Indemnity dated December 5, 2013 between 6922767 Holding S.A R.L. and Wells Fargo Bank Northwest, National Association
		•	Assignment of Insurances dated December 12, 2013 between Heliworld Leasing Limited and Wells Fargo Bank Northwest, National Association
		•	Assignment of Sub-Lease dated December 12, 2013 between Heliworld Leasing Limited and Wells Fargo Bank Northwest, National Association
		•	Assignment of Sub-Sublease dated December 12, 2013 between CHC Helicopter Australia Pty. Ltd. and Heliworld Leasing Limited

Each as modified by the Term Sheet Between CHC Group Ltd., as debtor and debtor in possession and The Milestone Aviation Group Limited Regarding Restructuring of Lease Transactions for Certain Rotor Wing Aircraft and Certain Other Transactions, dated as of October 11, 2016

	920216	•	Aircraft Lease Agreement dated February 21, 2014 between Heli-One Canada ULC and Wells Fargo Bank Northwest, National Association
38		•	Aircraft Specific Lease Agreement dated June 10, 2016 between Heli- One Canada ULC and CHC Scotia Limited
		•	Guarantee and Indemnity dated January 12, 2016 between CHC Group Ltd. and Wells Fargo Bank Northwest, National Association
		•	Assignment of Insurances dated May 6, 2014 between Heli-One Canada ULC and Wells Fargo Bank Northwest, National Association

27

Row	MSN	Agreement[s]
Each as modified by the Term Sheet Between CHC Group Ltd., as debtor and debtor in possession and The Milestone Aviation Group Limited Regarding Restructuring of Lease Transactions for Certain Rotor Wing Aircraft and Certain Other Transactions, dated as of October 11, 2016

	920229	•	Aircraft Lease Agreement dated June 6, 2014 between Heli-One Canada ULC and Wells Fargo Bank Northwest, National Association
		•	Aircraft Specific Lease Agreement dated June 10, 2016 between Heli-One Canada ULC and CHC Scotia Limited
		•	Guarantee and Indemnity dated January 12, 2016 between CHC Group Ltd. and Wells Fargo Bank Northwest, National Association
39		•	Assignment of Insurances dated July 29, 2014 between Heli-One Canada ULC and Wells Fargo Bank Northwest, National Association
		•	Assignment of Sub-Lease dated July 29, 2014 between Heli-One Canada ULC and Wells Fargo Bank Northwest, National Association

Each as modified by the Term Sheet Between CHC Group Ltd., as debtor and debtor in possession and The Milestone Aviation Group Limited Regarding Restructuring of Lease Transactions for Certain Rotor Wing Aircraft and Certain Other Transactions, dated as of October 11, 2016

	920237	•	Aircraft Lease Agreement dated December 4, 2014 between CHC Helicopters (Barbados) SRL and Wells Fargo Bank Northwest, National Association
		•	Aircraft Lease General Terms Agreement dated October 30, 2014 between CHC Helicopters (Barbados) SRL and SRL and CHC Scotia Limited
		•	Aircraft Specific Lease Agreement dated December 22, 2014 between CHC Helicopters (Barbados) SRL and CHC Scotia Limited
40		•	Guarantee and Indemnity dated December 4, 2014 between 6922767 Holding S.A R.L. and Wells Fargo Bank Northwest, National Association
		•	Assignment of Insurances dated December 4, 2014 between CHC Helicopters (Barbados) SRL and Wells Fargo Bank Northwest, National Association
		•	Assignment of Sublease dated December 4, 2014 between CHC Helicopters (Barbados) SRL and Wells Fargo Bank Northwest, National Association

Each as modified by the Term Sheet Between CHC Group Ltd., as debtor and debtor in possession and The Milestone Aviation Group Limited Regarding Restructuring of Lease Transactions for Certain Rotor Wing Aircraft and Certain Other Transactions, dated as of October 11, 2016

28

Row	MSN	Agreement[s]
41	920241

Subject to the approval of the Debtors’ Motion for an Order Pursuant to Sections 105 and 363 of the Bankruptcy Code and Federal Rules of Bankruptcy Procedure 6004(h) and 9019 Authorizing the Debtors to (i) Enter into and Perform Under Restructuring Lease Term Sheets with Lobo Leasing SPV A Limited with Respect to Aircraft with Manufacturer’s Serial Numbers 31030, 920057, 920241, 920250, 760537 and 760570, and (ii) Enter into and Perform Under Settlement Agreements with Lobo Leasing SPV A Limited with Respect to Aircraft With Manufacturer’s Serial Numbers 31540, 760546, and 760561, filed on December 23, 2016, at Docket No. 1412, and entry of the related order, the following agreements, each as amended by the term sheet attached as exhibit C-3 to the motion:

		•	Master Lease Facility Agreement, dated as of January 17, 2014, between CHC Helicopters (Barbados) SRL and Lobo Leasing SPV A Limited
		•	Lease Schedule No. 1, dated as of October 8, 2014, between CHC Helicopters (Barbados) SRL and Lobo Leasing SPV A Limited
		•	Aircraft Lease General Terms Agreement, dated as of December 19, 2011, between CHC Helicopters (Barbados) SRL and CHC Scotia Limited
		•	Aircraft Specific Lease Agreement, dated as of October 8, 2014, between CHC Helicopters (Barbados) SRL and CHC Scotia Limited

	920245	•	Aircraft Lease Agreement dated December 31, 2014 between CHC Helicopters (Barbados) SRL and Wells Fargo Bank Northwest, National Association
		•	Aircraft Lease General Terms Agreement dated October 30, 2014 between CHC Helicopters (Barbados) SRL and Capital Aviation Services B.V.
		•	Aircraft Specific Lease Agreement dated June 9, 2015 between CHC Helicopters (Barbados) SRL and Capital Aviation Services B.V.
		•	Aircraft Lease General Terms Agreement dated August 29, 2008 between Capital Aviation Services B.V. and BHS – Brazilian Helicopter Services Taxi Aereo S.A.
42		•	Aircraft Specific Lease Agreement dated June 9, 2015 between Capital Aviation Services B.V. and BHS – Brazilian Helicopter Services Taxi Aereo S.A.
		•	Guarantee and Indemnity dated July 3, 2015 between CHC Group Limited and Wells Fargo Bank Northwest, National Association
		•	Assignment of Insurances dated June 10, 2015 between CHC Helicopters (Barbados) SRL and Wells Fargo Bank Northwest, National Association
		•	Assignment of Sub-Lease dated June 10, 2015 between CHC Helicopters (Barbados) SRL and Wells Fargo Bank Northwest, National Association
		•	Assignment of Sub-Sublease dated June 10, 2015 between Capital Aviation Services B.V. and CHC Helicopters (Barbados) SRL

29

Row	MSN	Agreement[s]
Each as modified by the Term Sheet Between CHC Group Ltd., as debtor and debtor in possession and The Milestone Aviation Group Limited Regarding Restructuring of Lease Transactions for Certain Rotor Wing Aircraft and Certain Other Transactions, dated as of October 11, 2016

	920250	Subject to the approval of the Debtors’ Motion for an Order Pursuant to Sections 105 and 363 of the Bankruptcy Code and Federal Rules of Bankruptcy Procedure 6004(h) and 9019 Authorizing the Debtors to (i) Enter into and Perform Under Restructuring Lease Term Sheets with Lobo Leasing SPV A Limited with Respect to Aircraft with Manufacturer’s Serial Numbers 31030, 920057, 920241, 920250, 760537 and 760570, and (ii) Enter into and Perform Under Settlement Agreements with Lobo Leasing SPV A Limited with Respect to Aircraft With Manufacturer’s Serial Numbers 31540, 760546, and 760561, filed on December 23, 2016, at Docket No. 1412, and entry of the related order, the following agreements, each as amended by the term sheet attached as exhibit C-4 to the motion:
43		•	Master Lease Facility Agreement, dated as of January 17, 2014, between CHC Helicopters (Barbados) SRL and Lobo Leasing SPV A Limited
		•	Lease Schedule No. 1, dated as of December 16, 2014, between CHC Helicopters (Barbados) SRL and Lobo Leasing SPV A Limited
		•	Aircraft Lease General Terms Agreement, dated as of October 30, 2014, between CHC Helicopters (Barbados) SRL and CHC Scotia Limited
		•	Aircraft Specific Lease Agreement, dated as of March 20, 2015, between CHC Helicopters (Barbados) SRL and CHC Scotia Limited

30

Owned Aircraft

Row	MSN	Agreement[s]		Proposed Cure Amount
44	834	•	Aircraft Specific Lease Agreement dated July 15, 2014, between CHC Helicopters Australia Pty. and Lloyd Helicopters Pty. Ltd.

45	2058	•	Aircraft Specific Lease Agreement dated February 26, 2009 between CHC Helicopters (Barbados) Ltd. and Capital Aviation Services B.V.
		•	Aircraft Specific Lease Agreement dated February 26, 2009, between Capital Aviation Services B.V. and CHC Helicopter Australia Pty
		•	Aircraft Specific Lease Agreement dated February 26, 2009, between CHC Helicopter Australia Pty and Lloyd Helicopters Pty. Ltd.

46	2074	•	Aircraft Specific Lease Agreement dated February 24, 2014, between Heli-One Leasing (Norway) AS and Capital Aviation Services B.V.
		•	Aircraft Specific Lease Agreement dated February 24, 2014, between Capital Aviation Services B.V. and CHC Global Operations International ULC

47	2075	Aircraft Specific Lease Agreement dated December 16, 2013, between CHC Helicopters (Barbados) Ltd. and CHC Scotia Limited

48	2113	Aircraft Specific Lease Agreement dated May 1, 2005, between Heli-One Leasing (Norway) AS and CHC Helikopter Service AS

49	2347	Aircraft Specific Lease Agreement dated October 31, 2013, between Heli-One Leasing (Norway) AS and CHC Helikopter Service AS

50	2381	•	Aircraft Specific Lease Agreement dated February 17, 2011, between Heliworld Leasing Limited and CHC Helicopters Australia Pty.
		•	Aircraft Specific Lease Agreement dated January 31, 2011, between CHC Helicopters Australia Pty. And Lloyd Helicopters Pty. Ltd.

51	2396	Aircraft Specific Lease Agreement dated October 30, 2014, between Heli-One Leasing (Norway) AS and CHC Helikopter Service AS

52	2484	Aircraft Specific Lease Agreement dated February 28, 2006, between Heliworld Leasing Limited and CHC Scotia Limited

53	2493	Aircraft Specific Lease Agreement dated January 31, 2014, between Heliworld Leasing Limited and CHC Helikopter Service AS

31

54	2675	Aircraft Specific Lease Agreement dated July 7, 2015, between CHC Helicopters (Barbados) SRL and CHC Scotia Limited

55	2930	•	Aircraft Specific Lease Agreement dated June 15, 2015, between CHC Helicopter Holding (Cayman) Limited and CHC Helicopters (Barbados) SRL
		•	Aircraft Specific Lease Agreement dated June 15, 2015, between CHC Helicopters (Barbados) SRL and CHC Helikopter Service AS

56	6846	Aircraft Specific Lease Agreement dated July 15, 2014, between CHC Helicopter Australia Pty. and Lloyd Helicopters Pty. Ltd.

57	9009	•	Aircraft Specific Lease Agreement dated October 28, 2015 between CHC Cayman ABL Borrower Ltd. and CHC Helicopters (Barbados) SRL
		•	Aircraft Specific Lease Agreement dated October 28, 2015 between CHC Helicopters (Barbados) SRL and CHC Helikopter Service AS

58	9203	Aircraft Specific Lease Agreement dated March 21, 2014, between CHC Helicopter Australia Pty. and Lloyd Helicopters Pty. Ltd.

59	9235	Aircraft Specific Lease Agreement dated July 15, 2014, between CHC Helicopter Australia Pty. and Lloyd Helicopters Pty. Ltd.

60	31072	•	Aircraft Specific Lease Agreement dated March 1, 2016 between CHC Cayman ABL Borrower Ltd. and CHC Helicopters (Barbados) SRL
		•	Aircraft Specific Lease Agreement dated March 1, 2016 between CHC Helicopters (Barbados) SRL and CHC Global Operations Canada (2008)

61	31099	•	Aircraft Specific Lease Agreement dated October 28, 2015 between CHC Cayman ABL Borrower Ltd. and CHC Helicopters (Barbados) SRL
		•	Aircraft Specific Lease Agreement dated October 28, 2015 between CHC Helicopters (Barbados) SRL and CHC Helicopters Netherlands B.V.

62	31561	•	Aircraft Specific Lease Agreement dated January 27, 2016 between CHC Cayman ABL Borrower Ltd. and CHC Helicopters (Barbados) SRL
		•	Aircraft Specific Lease Agreement dated January 27, 2016 between CHC Helicopters (Barbados) SRL and CHC Scotia Limited

32

63	31610	• Aircraft Specific Lease Agreement dated January 27, 2016 between CHC Cayman ABL Borrower Ltd. and CHC Helicopters (Barbados) SRL
		• Aircraft Specific Lease Agreement dated January 27, 2016 between CHC Helicopters (Barbados) SRL and CHC Scotia Limited

64	36419	Aircraft Specific Lease Agreement dated July 14, 2014, between CHC Helicopter Australia Pty. and Lloyd Helicopters Pty. Ltd.

65	760466	Aircraft Specific Lease Agreement dated September 12, 2016 between CHC Helicopters (Barbados) Limited and CHC Global Operations Canada (2008) ULC

66	760468	Aircraft Operating Agreement dated July 9, 2013, between CHC Helicopters (Barbados) Limited and CHC Global Operations Canada (2008) Inc.

67	760490	Aircraft Specific Lease Agreement dated October 5, 2009, between CHC Helicopters (Barbados) Limited and CHC Global Operations Canada (2008) ULC

68	760547	• Aircraft Specific Lease Agreement dated August 1, 2009, between Trinity Helicopters Limited and Heli-One Leasing ULC
		• Aircraft Specific Lease Agreement dated April 11, 2016, between Heli-One Leasing ULC and CHC Global Operations International ULC

69	760548	• Aircraft Specific Lease Agreement dated October 10, 2012, between Trinity Helicopters Limited and Heli-One Leasing ULC
		• Aircraft Specific Lease Agreement dated March 23, 2016, between Heli-One Leasing ULC and CHC Global Operations International ULC

70	760572	Aircraft Specific Lease Agreement dated February 4, 2009, between CHC Helicopters (Barbados) Limited and CHC Global Operations Canada (2008) ULC

71	760574	Aircraft Specific Lease Agreement dated September 3, 2013, between Capital Aviation Services and CHC Global Operations Canada (2008) ULC

72	760575	Aircraft Specific Lease Agreement dated September 12, 2016, between CHC Helicopters (Barbados) Limited and CHC Global Operations Canada (2008) ULC

73	760589	Aircraft Specific Lease Agreement dated September 4, 2013 between CHC Helicopters (Barbados) Limited and CHC Global Operations Canada (2008) ULC

74	760593	Aircraft Specific Lease Agreement dated April 25, 2016, between CHC Helicopters (Barbados) Limited and CHC Global Operations International ULC

33

75	760596	•	Aircraft Specific Lease Agreement dated September 18, 2012, between Heli-One Leasing ULC and Capital Aviation Services B.V.
		•	Aircraft Specific Lease Agreement dated September 18, 2012, between Capital Aviation Services B.V. and BHS Brazilian Helicopter Services Taxi Aereo S.A.

76	760598	•	Aircraft Specific Lease Agreement dated November 14, 2012, between Heli-One Leasing ULC and Capital Aviation Services B.V.
		•	Aircraft Specific Lease Agreement dated November 14, 2012, between Capital Aviation Services B.V. and BHS Brazilian Helicopter Services Taxi Aereo S.A.

77	760601	•	Aircraft Specific Lease Agreement dated March 11, 2011, between Heli-One Leasing ULC and Capital Aviation Services B.V.
		•	Aircraft Specific Lease Agreement dated December 1, 2014, between Capital Aviation Services B.V. and BHS Brazilian Helicopter Services Taxi Aereo S.A.

78	760602	Aircraft Specific Lease Agreement dated February 14, 2011, between Capital Aviation Services B.V. and BHS Brazilian Helicopter Services Taxi Aereo S.A.

79	760603	•	Aircraft Specific Lease Agreement dated March 11, 2011, between CHC Helicopters (Barbados) Limited and Capital Aviation Services B.V.
		•	Aircraft Specific Lease Agreement dated December 1, 2014, between Capital Aviation Services B.V. and BHS Brazilian Helicopter Services Taxi Aereo S.A.

80	760625	•	Aircraft Specific Lease Agreement dated December 1, 2015, between CHC Cayman ABL Borrower Ltd. and CHC Helicopters (Barbados) SRL
		•	Aircraft Specific Lease Agreement dated December 1, 2015, between CHC Helicopters (Barbados) SRL and Capital Aviation Services B.V.
		•	Aircraft Specific Lease Agreement dated April 4, 2007, between Capital Aviation Services B.V. and BHS Brazilian Helicopter Services Taxi Aereo S.A.

81	760632	•	Aircraft Specific Lease Agreement dated December 1, 2015, between CHC Cayman ABL Borrower Ltd. and CHC Helicopters (Barbados) SRL
		•	Aircraft Specific Lease Agreement dated December 1, 2015, between CHC Helicopters (Barbados) SRL and Capital Aviation Services B.V.
		•	Aircraft Specific Lease Agreement dated April 30, 2007, between Capital Aviation Services B.V. and BHS Brazilian Helicopter Services Taxi Aereo S.A.

34

82	760636	•	Aircraft Specific Lease Agreement dated March 1, 2016, between CHC Cayman ABL Borrower Ltd. and CHC Helicopters (Barbados) SRL
		•	Aircraft Specific Lease Agreement dated March 1, 2016, between CHC Helicopters (Barbados) SRL and Capital Aviation Services B.V.
		•	Aircraft Specific Lease Agreement dated April 20, 2007, between Capital Aviation Services B.V. and BHS Brazilian Helicopter Services Taxi Aereo S.A.

83	760670	•	Aircraft Specific Lease Agreement dated July 6, 2015, between CHC Helicopters (Barbados) SRL and Capital Aviation Services B.V.
		•	Aircraft Specific Lease Agreement dated January 10, 2008, between Capital Aviation Services B.V. and BHS Brazilian Helicopter Services Taxi Aereo S.A.

84	920045	•	Aircraft Specific Lease Agreement dated March 31, 2016, between CHC Helicopter Holding (Cayman) Limited and CHC Helicopters (Barbados) SRL
		•	Aircraft Specific Lease Agreement dated March 31, 2016, between CHC Helicopters (Barbados) SRL and CHC Ireland Limited

85	920253	•	Aircraft Specific Lease Agreement dated March 11, 2015, between CHC Helicopter Holding (Cayman) Limited and CHC Helicopters (Barbados) SRL
		•	Aircraft Specific Lease Agreement dated March 11, 2015, between CHC Helicopters (Barbados) SRL and CHC Helikopter Service AS

35

Exhibit H4

Schedule of Rejected Aircraft Leases

Schedule of Rejected Aircraft Leases

General Notes to Schedule of Rejected Aircraft Leases:

1.	Neither the exclusion nor the inclusion of a lease by the Debtors on this Schedule, nor anything contained herein, shall constitute an admission by the Debtors that any such lease is an unexpired lease or that any Debtor, or its respective affiliates, has any liability thereunder. In addition, out of an abundance of caution, the Debtors have listed certain leases on these schedules that have or may have either terminated or expired (or will terminate or expire) prior to the Confirmation Hearing pursuant to the terms of such leases or contracts. The Debtors reserve the right, on or prior to 4:00 p.m. (Central Time) on the Business Day immediately prior to the commencement of the Confirmation Hearing, to amend this schedule in order to add, delete or reclassify any unexpired lease, provided, however, that if the Confirmation Hearing is adjourned for a period of more than two (2) consecutive calendar days, the Debtors’ right to amend this schedule shall be extended to 4:00 p.m. (Central Time) on the Business Day immediately prior to the adjourned date of the Confirmation Hearing, with such extension applying in the case of any and all subsequent adjournments of the Confirmation Hearing.

2.	As a matter of administrative convenience, in many cases the Debtors have listed the original parties to the documents listed in this schedule without taking into account any succession of trustees or any other transfers from one party to another. The fact that the current parties to a particular agreement may not be named in these Schedules is not intended to change the treatment of such documents.

3.	Although in most instances only certain agreements governing an aircraft lease are currently described herein for an aircraft lease that is being rejected, each other related operative document to which a Debtor is a party that is integral to such transaction (including, without limitation, any lessee consent to any leveraging transaction in connection with any lease) also will be deemed to be part of this schedule and shall be rejected if the related aircraft lease is rejected unless such operative document has otherwise specifically been assumed. In addition, and for the avoidance of doubt, any agreement relating to more than one aircraft, such as any master lease facility agreement or aircraft lease general terms agreement, that relates to a rejected lease of an aircraft that is listed on this schedule, shall be deemed to be part of this schedule solely as it relates to such aircraft but not as it relates to any other aircraft. References to any agreement to be rejected are to the applicable agreement and other operative documents, as may have been amended, modified or supplemented from time to time and as is in effect as of the date hereof.

4.	Out of an abundance of caution, and for the avoidance of doubt, the Debtors also have listed certain leases in the Plan’s schedules that they have previously assumed or rejected, and nothing herein is intended to change or alter the date of assumption or rejection or the terms of assumption or rejection of any previously assumed or rejected contract. Unless previously rejected pursuant to a Final Order of the Bankruptcy Court, the effective date for rejection for each of the unexpired leases relating to Aircraft Equipment that are listed on this schedule shall be the Effective Date or such other date indicated in the notice delivered to the applicable parties in connection with such a rejection.

2

Index to Schedule by Head Lessor

Head Lessor	Row(s)
CHC Cayman ABL Borrower Ltd	19, 54-56, 74
Commonwealth Bank of Australia	4-5, 58
Element Capital Corp.	9-12, 47, 71
ERA Leasing LLC	21
GE Capital Equipment Finance Ltd	17
HFSI One Limited	52
Leonardo Helicopter (4) LLC	63
Leonardo Helicopter (5) LLC	64
Leonardo Helicopter (6) LLC	65
Lobo Leasing SPV A Limited	66, 69, 70
Lombard North Central PLC	1-3, 7, 13, 23, 62, 75, 77, 78, 80, 83-86
Macquarie Rotorcraft Leasing (Ireland) Limited	60
Parilease S.A.S.	24, 25, 27-46, 57
Sandycove Aviation Ltd.	50
Sparebank 1 SR-Finans AS	15, 22, 26
Sparebanken Finans Nord-Norge AS	51
The Milestone Aviation Asset Holding Group No.1 Ltd	6, 14
The Milestone Aviation Asset Holding Group No. 8 Ltd	8, 16, 20, 72
The Milestone Aviation Asset Holding Group No. 20 Ltd	18
The Milestone Aviation Asset Holding Group No. 25 Ltd	48, 49, 53
Waypoint Asset Co 3 Limited	61, 67, 68, 89
Waypoint Asset Co 6 Limited	59, 81, 87
Waypoint Asset Co 8 Limited	82
Waypoint Asset Company Number 1 (Ireland) Limited	88
Waypoint Asset Company Number 2 (Ireland) Limited	76, 79

3

Rejected Leases

Row	MSN	Agreement
1	2053	•	Master Lease Facility Agreement, dated as of 28 April 2006, between Heli-One Leasing ULC and Lombard North Central Plc
		•	Lease Schedule No. 40, dated 29 April 2008, between Heliworld Leasing Limited and Lombard North Central Plc
		•	Master Guarantee, dated as of 10 March 2011, by CHC Helicopter S.A. in favor of Lombard North Central Plc
		•	Right-Sizing Agreement, dated as of 21 October 2013, between Heli-One Leasing ULC , CHC Helicopter S.A. and Lombard North Central Plc
		•	Deed of Undertaking, dated 14 October 2011, between 6922767 Holding S.à.r.l. and Lombard North Central PLC
		•	Intercreditor Deed, dated 10 March 2011, between The Royal Bank of Scotland PLC, Export Development Canada, Lombard North Central Plc, Heli-One Leasing ULC , CHC Helicopters (Barbados) Limited, CHC Helicopters (Barbados) SRL, Heliworld Leasing Limited and CHC Helicopter S.A.
		•	Junior Loan Agreement, dated 29 April 2008, between Heli-One Leasing ULC (as lender) and The Royal Bank of Scotland PLC.
		•	Remarketing Agreement, dated 29 April 2008, between Lombard North Central Plc and Heli-One Leasing ULC
		•	Deed of Application of Proceeds, dated 29 April 2008, between Lombard North Central Plc, Heliworld Leasing Limited, Heli-One Leasing ULC and The Royal Bank of Scotland Plc
		•	Deed of Indemnity, dated 10 March 2011, between CHC Helicopter S.A. and Lombard North Central Plc
		•	Asset Swap Agreement, dated 21 October 2013, between The Royal Bank of Scotland Plc, Export Development Canada , Lombard North Central Plc, Heli-One Leasing ULC , CHC Barbados, Heliworld Leasing Limited and CHC Helicopter S.A.
		•	Lease Extension, dated 15 September 2016, between Heliworld Leasing Limited, Lombard North Central Plc and CHC Helicopter S.A.
		•	Sublease Extension, dated 15 September 2016, between Heliworld Leasing Limited and CHC Helikopter Service AS
		•	Aircraft Lease General Terms Agreement No. 6016, dated 20 December 2013, between Heliworld Leasing Limited and CHC Helikopter AS
		•	Aircraft Specific Lease Agreement No. 6016-200, dated 20 December 2013, between Heliworld and CHC Helikopter AS
		•	Deed of Subordination, dated 20 December 2013, between Heliworld Leasing Limited, Lombard North Central Plc and CHC Helikopter AS.
		•	Security Assignment, dated 20 December 2013, between Lombard North Central Plc and Heliworld Leasing Limited

4

Row	MSN	Agreement
		•	Assignment of Insurances, dated 20 December 2013, between Heliworld Leasing Limited and CHC Helikopter AS
		•	Master Lease Facility Agreement, dated as of 28 April 2006, between Heli-One Leasing ULC Leasing ULC and Lombard North Central Plc
		•	Lease Schedule No. 41, dated 29 April 2008, between CHC Helicopters (Barbados) SRL and Lombard North Central Plc
		•	Master Guarantee, dated as of 10 March 2011, by CHC Helicopter S.A. in favor of Lombard North Central Plc
		•	Right-Sizing Agreement, dated as of 21 October 2013, between Heli-One Leasing ULC, CHC Helicopter S.A. and Lombard North Central Plc
		•	Deed of Undertaking, dated 14 October 2011, between 6922767 Holding S.à.r.l. and Lombard North Central Plc
		•	Intercreditor Deed, dated 10 March 2011, between The Royal Bank of Scotland PLC, Export Development Canda, Lombard North Central Plc, Heli-One Leasing ULC, Heliworld Leasing Limited, CHC Helicopters (Barbados) Limited, CHC Helicopters (Barbados) SRL and CHC Helicopter S.A.
		•	Junior Loan Agreement, dated 29 April 2008 between Heli-One Leasing ULC (as lender) and The Royal Bank of Scotland Plc
		•	Remarketing Agreement, dated 29 April 2008, between Lombard North Central Plc and Heli-One Leasing ULC
2	2067	•	Deed of Application of Proceeds, dated 29 April 2008, between Lombard North Central Plc, CHC Helicopters (Barbados) SRL, Heli-One Leasing ULC and The Royal Bank of Scotland Plc
		•	Deed of Indemnity, dated 10 March 2011, between CHC Helicopter S.A. and Lombard North Central Plc
		•	Asset Swap Agreement, dated 21 October 2013, between The Royal Bank of Scotland Plc, Export Development Canada, CHC Helicopters (Barbados) Limited, Heli-One Leasing ULC, Heliworld Leasing Limited, CHC Helicopters (Barbados) SRL and CHC Helicopter S.A.
		•	Lessee Security Assignment, dated 24 October 2014, between CHC Helicopters (Barbados) SRL and Lombard North Central Plc
		•	Assignment of Insurances, dated 24 October 2014, between CHC Helicopters (Barbados) SRL and CHC Helikopter Service AS
		•	Sub-Lessee Deed of Subordination, dated 24 October 2014, from CHC Helikopter AS to CHC Helicopters (Barbados) SRL and Lombard North Central Plc
		•	Aircraft Lease General Terms Agreement No. 5904-SRL, dated 24 October 2014, between CHC Helicopters (Barbados) SRL and CHC Helikopter AS
		•	Aircraft Specific Lease Agreement No. 5904-SRL-1, dated 24 October 2014, between CHC Helicopters (Barbados) SRL and CHC Helikopter AS

5

Row	MSN	Agreement
3	2139	•	Master Lease Facility Agreement, dated as of 28 April 2006, Heli-One Leasing ULC and Lombard North Central Plc
		•	Lease Schedule, dated 15 February 2008, between CHC Helicopters (Barbados) SRL and Lombard North Central Plc
		•	Master Guarantee, dated as of 10 March 2011, by CHC Helicopter S.A. in favor of Lombard North Central Plc
		•	Right-Sizing Agreement, dated as of 21 October 2013, between Heli-One Leasing ULC, CHC Helicopter S.A. and Lombard North Central Plc
		•	Deed of Undertaking, dated 14 October 2011, between 6922767 Holding S.à.r.l. and Lombard North Central Plc
		•	Intercreditor Deed, dated 10 March 2011, between The Royal Bank of Scotland Plc, Export Development Canada, Lombard North Central Plc, Heli-One Leasing ULC, Heliworld Leasing Limited, CHC Helicopters (Barbados) Limited, CHC Helicopters (Barbados) SRL and CHC Helicopter S.A.
		•	Junior Loan Agreement, dated 15 February 2008, between Heli-One Leasing ULC (as lender) and The Royal Bank of Scotland Plc
		•	Lease Extension Agreement, dated 5 November 2015, between CHC Helicopters (Barbados) SRL, Lombard North Central Plc and CHC Helicopter S.A.
		•	Lease Extension Agreement No. 2, dated 5 February 2016 between CHC Helicopters (Barbados) SRL, Lombard North Central Plc and CHC Helicopter S.A.
		•	Lease Extension Agreement No. 3, dated 26 February 2016, between CHC Helicopters (Barbados) SRL, Lombard North Central Plc and CHC Helicopter S.A.
		•	Lease Extension and Settlement Agreement No.4, dated 26 April 2016 between CHC Helicopters (Barbados) SRL, Lombard North Central Plc and CHC Helicopter S.A.
		•	Remarketing Agreement, dated 15 February 2008, between Lombard North Central Plc and Heli-One Leasing ULC
		•	Deed of Application of Proceeds, dated 15 February 2008, between Lombard North Central Plc, the CHC Helicopters (Barbados) SRL, Heli-One Leasing ULC and The Royal Bank of Scotland Plc
		•	Asset Swap Agreement, dated 21 October 2013, between The Royal Bank of Scotland Plc, Export Development Canada, Lombard North Central Plc, Heli-One Leasing ULC, Heliworld Leasing Limited, CHC Helicopters (Barbados) Limited and CHC Helicopter S.A.
		•	Security Assignment, dated 16 September 2016, between the CHC Helicopters (Barbados) SRL and Lombard North Central Plc

6

Row	MSN	Agreement
		• Assignment of Insurances, dated 16 September 2016, between CHC Helikopter Service AS and CHC Helicopters (Barbados) SRL
		• Aircraft Lease General Terms Agreement No. 5904-SRL, dated 24 October 2014, between CHC Helicopters (Barbados) SRL and CHC Helikopter AS
		• Aircraft Specific Lease Agreement No. 5904-SRL-15, dated 22 August 2016, between the CHC Helicopters (Barbados) SRL and CHC Helikopter AS
		• Operator Deed of Subordination, dated 22 August 2016, between the CHC Helicopters (Barbados) SRL, Lombard North Central Plc and CHC Helikopter AS
		• Deed of Indemnity, dated 10 March 2011, between CHC Helicopter S.A.and Lombard North Central Plc
4	2317	See Order Granting Debtors’ Second Omnibus Motion to Reject Certain Equipment Leases and Subleases Pursuant to Section 365 of the Bankruptcy Code [Dkt. No. 427].
5	2319	See Order Granting Debtors’ Second Omnibus Motion to Reject Certain Equipment Leases and Subleases Pursuant to Section 365 of the Bankruptcy Code [Dkt. No. 427].
6	2393	See Order Granting Debtors’ First Omnibus Motion to Reject Certain Equipment Leases and Subleases Pursuant to Section 365 of the Bankruptcy Code [Dkt. No. 428].
7	2395	See Third Order Granting Debtors’ First Omnibus Motion to Reject Certain Equipment Leases and Subleases Pursuant to Section 365 of the Bankruptcy Code [Dkt. No. 1042].
8	2398	See Order Granting Debtors’ First Omnibus Motion to Reject Certain Equipment Leases and Subleases Pursuant to Section 365 of the Bankruptcy Code [Dkt. No. 428].
9	2467	See Order Granting Debtors’ First Omnibus Motion to Reject Certain Equipment Leases and Subleases Pursuant to Section 365 of the Bankruptcy Code [Dkt. No. 428].
10	2474	See Order Granting Debtors’ First Omnibus Motion to Reject Certain Equipment Leases and Subleases Pursuant to Section 365 of the Bankruptcy Code [Dkt. No. 428].
11	2477	See Order Granting Debtors’ First Omnibus Motion to Reject Certain Equipment Leases and Subleases Pursuant to Section 365 of the Bankruptcy Code [Dkt. No. 428].
12	2504	See Order Granting Debtors’ First Omnibus Motion to Reject Certain Equipment Leases and Subleases Pursuant to Section 365 of the Bankruptcy Code [Dkt. No. 428].
13	2567	See Third Order Granting Debtors’ First Omnibus Motion to Reject Certain Equipment Leases and Subleases Pursuant to Section 365 of the Bankruptcy Code [Dkt. No. 1042].
14	2592	See Order Granting Debtors’ First Omnibus Motion to Reject Certain Equipment Leases and Subleases Pursuant to Section 365 of the Bankruptcy Code [Dkt. No. 428].

7

Row	MSN	Agreement
15	2594	See Order Granting Debtors’ First Omnibus Motion to Reject Certain Equipment Leases and Subleases Pursuant to Section 365 of the Bankruptcy Code [Dkt. No. 428].
16	2601	See Order Granting Debtors’ First Omnibus Motion to Reject Certain Equipment Leases and Subleases Pursuant to Section 365 of the Bankruptcy Code [Dkt. No. 428].
17	2613	See Order Granting Debtors’ First Omnibus Motion to Reject Certain Equipment Leases and Subleases Pursuant to Section 365 of the Bankruptcy Code [Dkt. No. 428].
18	2617	See Order Granting Debtors’ First Omnibus Motion to Reject Certain Equipment Leases and Subleases Pursuant to Section 365 of the Bankruptcy Code [Dkt. No. 428].
19	2674	See Order Authorizing the Debtors to (I) Abandon Certain Aircraft Pursuant to Section 554(a) of the Bankruptcy Code, (II) Transfer Title to Certain Aircraft Pursuant to Section 363(b) of the Bankruptcy Code and (III) Reject Certain Equipment Leases and Subleases Pursuant to Section 365 of the Bankruptcy Code [Dkt. No. 1299].
20	2681	See Order Granting Debtors’ Second Omnibus Motion to Reject Certain Equipment Leases and Subleases Pursuant to Section 365 of the Bankruptcy Code [Dkt. No. 427].
21	2691	See Order Granting Debtors’ Second Omnibus Motion to Reject Certain Equipment Leases and Subleases Pursuant to Section 365 of the Bankruptcy Code [Dkt. No. 427].
22	2692	• See Order Granting Debtors’ Second Omnibus Motion to Reject Certain Equipment Leases and Subleases Pursuant to Section 365 of the Bankruptcy Code [Dkt. No. 427].
		• Manufacturer Support Agreement, dated in or around 2008, among Airbus Helicopters (SAS) (previously known as Eurocopter S.A.S.), BTMU Capital Corporation and Heli-One Leasing (Norway) AS relating to msn 2692, as may have been amended, supplemented or otherwise modified from time to time.
23	2707	• See Order Granting Debtors’ First Omnibus Motion to Reject Certain Equipment Leases and Subleases Pursuant to Section 365 of the Bankruptcy Code [Dkt. No. 428].
		• Manufacturer Support Agreement, dated October 31, 2008, among Airbus Helicopters (SAS) (previously known as Eurocopter S.A.S.), RBS Aerospace Limited and Heli-One Leasing Inc. relating to msn 2707, as may have been amended, supplemented or otherwise modified from time to time.
24	2708	• See Order Granting Debtors’ First Omnibus Motion to Reject Certain Equipment Leases and Subleases Pursuant to Section 365 of the Bankruptcy Code [Dkt. No. 428].
		• Manufacturer Support Agreement, dated July 30, 2009, among Airbus Helicopters (SAS) (previously known as Eurocopter S.A.S.), Parilease S.A.S. and CHC Helicopters (Barbados) Limited relating to msn 2708, as may have been amended, supplemented or otherwise modified from time to time.

8

Row	MSN	Agreement
		•	See Order Granting Debtors’ Second Omnibus Motion to Reject Certain Equipment Leases and Subleases Pursuant to Section 365 of the Bankruptcy Code [Dkt. No. 427].
25	2715	•	Manufacturer Support Agreement, dated July 30, 2008, among Airbus Helicopters (SAS) (previously known as Eurocopter S.A.S.), Parilease S.A.S. and CHC Helicopters (Barbados) SRL relating to msn 2715, as may have been amended, supplemented or otherwise modified from time to time.
		•	See Order Granting Debtors’ Second Omnibus Motion to Reject Certain Equipment Leases and Subleases Pursuant to Section 365 of the Bankruptcy Code [Dkt. No. 427].
26	2716	•	Manufacturer Support Agreement, dated June 4, 2009, among Airbus Helicopters (SAS) (previously known as Eurocopter S.A.S.), Sparebank 1 SR-Financs AS and Heli-One Leasing (Norway) AS relating to msn 2716, as may have been amended, supplemented or otherwise modified from time to time.
		•	See Order Granting Debtors’ Second Omnibus Motion to Reject Certain Equipment Leases and Subleases Pursuant to Section 365 of the Bankruptcy Code [Dkt. No. 427].
27	2721	•	Manufacturer Support Agreement, dated July 30, 2009, among Airbus Helicopters (SAS) (previously known as Eurocopter S.A.S.), Parilease S.A.S. and CHC Helicopters (Barbados) Limited relating to msn 2721, as may have been amended, supplemented or otherwise modified from time to time.
		•	See Order Granting Debtors’ First Omnibus Motion to Reject Certain Equipment Leases and Subleases Pursuant to Section 365 of the Bankruptcy Code [Dkt. No. 428].
28	2722	•	Manufacturer Support Agreement, dated October 1, 2009, among Airbus Helicopters (SAS) (previously known as Eurocopter S.A.S.), Parilease S.A.S. and CHC Helicopters (Barbados) Limited relating to msn 2722, as supplemented by that certain Manufacturer Support Side Letter, dated October 1, 2009, from CHC Helicopters (Barbados) Limites to Airbus Helicopters (SAS) relating to msn 2722 and as may have been further amended, supplemented or otherwise modified from time to time.
29	2725	•	See Order Granting Debtors’ Third Omnibus Motion for Entry of an Order Authorizing the Debtors to Reject Certain Equipment Leases and Subleases Pursuant to Section 365 of the Bankruptcy Code [Dkt. No. 565].
		•	Manufacturer Support Agreement, dated November 6, 2009, among Airbus Helicopters (SAS) (previously known as Eurocopter S.A.S.), Parilease S.a.S. and CHC Helicopters (Barbados) Limited relating to msn 2725, as supplemented by that certain Manufacturer Support Side Letter, dated November 6, 2009, from CHC Helicopters (Barbados) Limited to Airbus Helicopters (SAS) relating to msn 2725 and as may have been further amended, supplemented or otherwise modified from time to time.

9

Row	MSN	Agreement
30	2729	•	See Order Granting Debtors’ Second Omnibus Motion to Reject Certain Equipment Leases and Subleases Pursuant to Section 365 of the Bankruptcy Code [Dkt. No. 427].
		•	Manufacturer Support Agreement, dated October 15, 2009, among Airbus Helicopters (SAS) (previously known as Eurocopter S.A.S.), Parilease S.A.S. and CHC Helicopters (Barbados) Limited relating to msn 2729, as supplemented by that certain Manufacturer Support Side Letter, dated October 15, 2009, from CHC Helicopters (Barbados) Limited to Airbus Helicopters (SAS) relating to msn 2729 and as may have been further amended, supplemented or otherwise modified from time to time.
31	2739	•	See Order Granting Debtors’ Third Omnibus Motion for Entry of an Order Authorizing the Debtors to Reject Certain Equipment Leases and Subleases Pursuant to Section 365 of the Bankruptcy Code [Dkt. No. 565].
		•	Manufacturer Support Agreement, dated December 17, 2009, among Airbus Helicopters (SAS) (previously known as Eurocopter S.A.S.), Parilease S.A.S. and CHC Helicopters (Barbados) Limited relating to msn 2739, as supplemented by that certain Manufacturer Support Side Letter, dated December 17, 2009, from CHC Helicopters (Barbados) Limited to Airbus Helicopters (SAS) relating to msn 2739 and as may have been further amended, supplemented or otherwise modified from time to time.
32	2740	•	See Order Granting Debtors’ Second Omnibus Motion to Reject Certain Equipment Leases and Subleases Pursuant to Section 365 of the Bankruptcy Code [Dkt. No. 427].
		•	Manufacturer Support Agreement, dated October 22, 2009, among Airbus Helicopters (SAS) (previously known as Eurocopter S.A.S.), Parilease S.A.S. and CHC Helicopters (Barbados) Limited relating to msn 2740, as supplemented by that certain Manufacturer Support Side Letter, dated October 22, 2009, from CHC Helicopters (Barbados) Limited to Airbus Helicopters (SAS) relating to msn 2740 and as may have been further amended, supplemented or otherwise modified from time to time.
33	2744	•	See Order Granting Debtors’ Third Omnibus Motion for Entry of an Order Authorizing the Debtors to Reject Certain Equipment Leases and Subleases Pursuant to Section 365 of the Bankruptcy Code [Dkt. No. 565].

10

Row	MSN	Agreement
		•	Manufacturer Support Agreement, dated January 28, 2010, among Airbus Helicopters (SAS) (previously known as Eurocopter S.A.S.), Parilease S.A.S. and CHC Helicopters (Barbados) Limited relating to msn 2744, as supplemented by that certain Manufacturer Support Side Letter, dated January 28, 2010, from CHC Helicopters (Barbados) Limited to Airbus Helicopters (SAS) relating to msn 2744 and as may have been further amended, supplemented or otherwise modified from time to time.
34	2745	•	See Order Granting Debtors’ Second Omnibus Motion to Reject Certain Equipment Leases and Subleases Pursuant to Section 365 of the Bankruptcy Code [Dkt. No. 427].
		•	Manufacturer Support Agreement, dated April 28, 2010, among Airbus Helicopters (SAS) (previously known as Eurocopter S.A.S.), Parilease S.A.S. and CHC Helicopters (Barbados) Limited relating to msn 2745, as supplemented by that certain Manufacturer Support Side Letter, dated April 28, 2010, from CHC Helicopters (Barbados) Limited to Airbus Helicopters (SAS) relating to msn 2745 and as may have been further amended, supplemented or otherwise modified from time to time.
35	2747	•	See Order Granting Debtors’ Second Omnibus Motion to Reject Certain Equipment Leases and Subleases Pursuant to Section 365 of the Bankruptcy Code [Dkt. No. 427].
		•	Manufacturer Support Agreement, dated March 16, 2010, among Airbus Helicopters (SAS) (previously known as Eurocopter S.A.S.), Parilease S.A.S. and CHC Helicopters (Barbados) Limited relating to msn 2747, as supplemented by that certain Manufacturer Support Side Letter, dated March 16, 2010, from CHC Helicopters (Barbados) Limited to Airbus Helicopters (SAS) relating to msn 2747 and as may have been further amended, supplemented or otherwise modified from time to time.
36	2768	•	See Order Granting Debtors’ First Omnibus Motion to Reject Certain Equipment Leases and Subleases Pursuant to Section 365 of the Bankruptcy Code [Dkt. No. 428].
		•	Manufacturer Support Agreement, dated October 21, 2010, among Airbus Helicopters (SAS) (previously known as Eurocopter S.A.S.), Parilease S.A.S. and CHC Helicopters (Barbados) Limited relating to msn 2768, as supplemented by that certain Manufacturer Support Side Letter, dated October 21, 2010, from CHC Helicopters (Barbados) Limited to Airbus Helicopters (SAS) relating to msn 2768 and as may have been further amended, supplemented or otherwise modified from time to time.
37	2773	•	See Order Granting Debtors’ Second Omnibus Motion to Reject Certain Equipment Leases and Subleases Pursuant to Section 365 of the Bankruptcy Code [Dkt. No. 427].
		•	Manufacturer Support Agreement, dated October 26, 210, among Airbus Helicopters (SAS) (previously known as Eurocopter S.A.S.), Parilesae S.A.S. and Justinvale Limited relating to msn 2773, as supplemented by that certain Manufacturer Support Side Letter, dated October 26, 2010, from Justinvale Limited to Airbus Helicopters (SAS) relating to msn 2773 and as may have been further amended, supplemented or otherwise modified from time to time.

11

Row	MSN	Agreement
38	2775	•	See Order Granting Debtors’ First Omnibus Motion to Reject Certain Equipment Leases and Subleases Pursuant to Section 365 of the Bankruptcy Code [Dkt. No. 428].
		•	Manufacturer Support Agreement, dated December 9, 2010, among Airbus Helicopters (SAS) (previously known as Eurocopter S.A.S.), Parilease S.A.S. and CHC Leasing (Ireland) Limited relating to msn 2775, as supplemented by that certain Manufacturer Support Side Letter, dated December 9, 2010, from CHC Leasing (Ireland) Limited to Airbus Helicopters (SAS) relating to msn 2775 and as may have been further amended, supplemented or otherwise modified from time to time.
39	2779	•	See Order Granting Debtors’ Second Omnibus Motion to Reject Certain Equipment Leases and Subleases Pursuant to Section 365 of the Bankruptcy Code [Dkt. No. 427].
		•	Manufacturer Support Agreement, dated July 7, 2011, among Airbus Helicopters (SAS) (previously known as Eurocopter S.A.S.), Parilease S.A.S. and Heliworld Leasing Limited relating to msn 2779, as supplemented by that certain Manufacturer Support Side Letter, dated July 7, 2011, from Heliworld Leasing Limited to Airbus Helicopters (SAS) relating to msn 2779 and as may have been further amended, supplemented or otherwise modified from time to time.
40	2794	•	See Order Granting Debtors’ Second Omnibus Motion to Reject Certain Equipment Leases and Subleases Pursuant to Section 365 of the Bankruptcy Code [Dkt. No. 427].
		•	Manufacturer Support Agreement, dated July 7, 2011, among Airbus Helicopters (SAS) (previously known as Eurocopter S.A.S.), Parilease S.A.S. and Heliworld Leasing Limited relating to msn 2794, as supplemented by that certain Manufacturer Support Side Letter, dated July 7, 2011, from Heliword Leasing Limited to Airbus Helicopters (SAS) relating to msn 2794 and as may have been further amended, supplemented or otherwise modified from time to time.
41	2798	•	See Order Granting Debtors’ Second Omnibus Motion to Reject Certain Equipment Leases and Subleases Pursuant to Section 365 of the Bankruptcy Code [Dkt. No. 427].
		•	Manufacturer Support Agreement, dated July 21, 2011, among Airbus Helicopters (SAS) (previously known as Eurocopter S.A.S.), Parilease S.A.S. and Heliworld Leasing Limited relating to msn 2798, as supplemented by that certain Manufacturer Support Side Letter, dated July 21, 2011, from Heliworld Leasing Limited to Airbus Helicopters (SAS) relating to msn 2798 and as may have been further amended, supplemented or otherwise modified from time to time.

12

Row	MSN	Agreement
42	2801	•	See Order Granting Debtors’ Second Omnibus Motion to Reject Certain Equipment Leases and Subleases Pursuant to Section 365 of the Bankruptcy Code [Dkt. No. 427].
		•	Manufacturer Support Agreement, dated October 14, 2011, among Airbus Helicopters (SAS) (previously known as Eurocopter S.A.S.), Parilease S.A.S. and Heliworld Leasing Limited relating to msn 2801, as supplemented by that certain Manufacturer Support Side Letter, dated October 14, 2011, from Heliworld Leasing Limited to Airbus Helicopters (SAS) relating to msn 2801 and as may have been further amended, supplemented or otherwise modified from time to time.
43	2822	•	See Order Granting Debtors’ Second Omnibus Motion to Reject Certain Equipment Leases and Subleases Pursuant to Section 365 of the Bankruptcy Code [Dkt. No. 427].
		•	Manufacturer Support Agreement, dated December 21, 2011, among Airbus Helicopters (SAS) (previously known as Eurocopter S.A.S.), Parilease S.A.S. and Heliworld Leasing Limited relating to msn 2822, as supplemented by that certain Manufacturer Support Side Letter, dated December 21, 2011, from Heliworld Leasing Limited to Airbus Helicopters (SAS) relating to msn 2822 and as may have been further amended, supplemented or otherwise modified from time to time.
44	2827	•	See Order Granting Debtors’ Second Omnibus Motion to Reject Certain Equipment Leases and Subleases Pursuant to Section 365 of the Bankruptcy Code [Dkt. No. 427].
		•	Manufacturer Support Agreement, dated April 5, 2012, among Airbus Helicopters (SAS) (previously known as Eurocopter S.A.S.), Parilease S.A.S. and Heliwolrd Leasing Limited relating to msn 2827, as supplemented by that certain Manufacturer Support Side Letter, dated April 5, 2012, from Heliworld Leasing Limited to Airbus Helicopters (SAS) relating to msn 2827 and as may have been further amended, supplemented or otherwise modified from time to time.
45	2848	•	See Order Granting Debtors’ Second Omnibus Motion to Reject Certain Equipment Leases and Subleases Pursuant to Section 365 of the Bankruptcy Code [Dkt. No. 427].
		•	Manufacturer Support Agreement, dated November 25, 2013, among Airbus Helicopters (SAS) (previously known as Eurocopter S.A.S.), Heliworld Leasing Limited, as buyer, and Heliworld Leasing Limited, as lessee, relating to msn 2848, as may have been amended, supplemented or otherwise modified from time to time.

13

Row	MSN	Agreement
46	2851	•	See Order Granting Debtors’ Second Omnibus Motion to Reject Certain Equipment Leases and Subleases Pursuant to Section 365 of the Bankruptcy Code [Dkt. No. 427].
		•	Manufacturer Support Agreement, dated November 25, 2013, among Airbus Helicopters (SAS) (previously known as Eurocopter S.A.S.), Heliworld Leasing Limited, as buyer, and Heliworld Leasing Limited, as lessee, relating to msn 2851, as may have been amended, supplemented or otherwise modified from time to time.
47	2878	See Order Granting Debtors’ Second Omnibus Motion to Reject Certain Equipment Leases and Subleases Pursuant to Section 365 of the Bankruptcy Code [Dkt. No. 427].
48	2890	See Order Granting Debtors’ Second Omnibus Motion to Reject Certain Equipment Leases and Subleases Pursuant to Section 365 of the Bankruptcy Code [Dkt. No. 427].
49	2899	See Order Granting Debtors’ First Omnibus Motion to Reject Certain Equipment Leases and Subleases Pursuant to Section 365 of the Bankruptcy Code [Dkt. No. 428].
50	2902	•	See Order Granting Debtors’ First Omnibus Motion to Reject Certain Equipment Leases and Subleases Pursuant to Section 365 of the Bankruptcy Code [Dkt. No. 428].
		•	Manufacturer Support Agreement, dated April 28, 2014, among Airbus Helicopters (SAS) (previously known as Eurocopter S.A.S.), CHC Leasing (Ireland) Limited and CHC Helicopters (Barbados) Limited relating to msn 2902, as may have been amended, supplemented or otherwise modified from time to time.
51	2907	•	See Order Granting Debtors’ Second Omnibus Motion to Reject Certain Equipment Leases and Subleases Pursuant to Section 365 of the Bankruptcy Code [Dkt. No. 427].
		•	Manufacturer Support Agreement, dated March 11, 2014, among Airbus Helicopters (SAS) (previously known as Eurocopter S.A.S.), CHC Leasing (Ireland) Lmited and Heli-One Leasing (Norway) AS relating to msn 2907, as may have been amended, supplemented or otherwise modified from time to time.
52	2910	•	See Order Granting Debtors’ Second Omnibus Motion to Reject Certain Equipment Leases and Subleases Pursuant to Section 365 of the Bankruptcy Code [Dkt. No. 427].
		•	Manufacturer Support Agreement, dated July 2, 2015, among Airbus Helicopters (SAS) (previously known as Eurocopter S.A.S.), CHC Leasing (Ireland) Limited and Heliworld Leasing Limited relating to msn 2910, as may have been amended, supplemented or otherwise modified from time to time.
53	2911	See Order Granting Debtors’ Second Omnibus Motion to Reject Certain Equipment Leases and Subleases Pursuant to Section 365 of the Bankruptcy Code [Dkt. No. 427].
54	2914	See Order Authorizing the Debtors to (I) Abandon Certain Aircraft Pursuant to Section 554(a) of the Bankruptcy Code, (II) Transfer Title to Certain Aircraft Pursuant to Section 363(b) of the Bankruptcy Code and (III) Reject Certain Equipment Leases and Subleases Pursuant to Section 365 of the Bankruptcy Code [Dkt. No. 1299].

14

Row	MSN	Agreement
55	2949	See Order Authorizing the Debtors to (I) Abandon Certain Aircraft Pursuant to Section 554(a) of the Bankruptcy Code, (II) Transfer Title to Certain Aircraft Pursuant to Section 363(b) of the Bankruptcy Code and (III) Reject Certain Equipment Leases and Subleases Pursuant to Section 365 of the Bankruptcy Code [Dkt. No. 1299].
56	2986	See Order Authorizing the Debtors to (I) Abandon Certain Aircraft Pursuant to Section 554(a) of the Bankruptcy Code, (II) Transfer Title to Certain Aircraft Pursuant to Section 363(b) of the Bankruptcy Code and (III) Reject Certain Equipment Leases and Subleases Pursuant to Section 365 of the Bankruptcy Code [Dkt. No. 1299].
57	6802	See Order Granting Debtors’ First Omnibus Motion to Reject Certain Equipment Leases and Subleases Pursuant to Section 365 of the Bankruptcy Code [Dkt. No. 428].
58	9008	See Order Granting Debtors’ Second Omnibus Motion to Reject Certain Equipment Leases and Subleases Pursuant to Section 365 of the Bankruptcy Code [Dkt. No. 427].
59	31042	See Order Granting Debtors’ Fourth Omnibus Motion for Entry of an Order Authorizing the Debtors to Reject Certain Equipment Leases and Subleases Pursuant to Section 365 of the Bankruptcy Code [Dkt. No. 1145].
60	31070	See Order Granting Debtors’ First Omnibus Motion to Reject Certain Equipment Leases and Subleases Pursuant to Section 365 of the Bankruptcy Code [Dkt. No. 428].
61	31141	See Order Granting Debtors’ First Omnibus Motion to Reject Certain Equipment Leases and Subleases Pursuant to Section 365 of the Bankruptcy Code [Dkt. No. 428].
62	31209	• Master Lease Facility Agreement, dated as of 28 April 2006, between Heli-One Leasing ULC and Lombard North Central Plc
		• Lease Schedule No.42, dated 30 April 2008, between Heli-One Leasing ULC and Lombard North Central Plc
		• Master Guarantee, dated as of 10 March 2011, by CHC Helicopter S.A. in favor of Lombard North Central Plc
		• Right-Sizing Agreement, dated as of 21 October 2013, between Heli-One Leasing ULC, CHC Helicopter S.A. and Lombard North Central Plc
		• Deed of Undertaking, dated 14 October 2011, between 6922767 Holding S.à.r.l. and Lombard North Central Plc
		• Intercreditor Deed, dated 10 March 2011, between The Royal Bank of Scotland PLC, Export Development Canada, Lombard North Central Plc, CHC Helicopters Barbados Limited, Heliworld Leasing Limited, CHC Helicopters (Barbados) SRL, Heli-One Leasing ULC and CHC Helicopter S.A.

15

Row	MSN	Agreement
		•	Junior Loan Agreement, dated 30 April 2008, between Heli-One Leasing ULC (as lender) and The Royal Bank of Scotland Plc
		•	Deed of Application of Proceeds, dated 30 April 2008, between Lombard North Central Plc, Heli-One Leasing ULC and The Royal Bank of Scotland Plc
		•	Asset Swap Agreement, dated 21 October 2013, between The Royal Bank of Scotland PLC, Export Development Canada, Lombard North Central Plc, Heli-One Leasing ULC, Heliworld Leasing Limited, CHC Helicopters Barbados Limited and CHC Helicopter S.A.
		•	Deed of Subordination, dated 23 January 2012, between Heli-One Leasing ULC, Lombard North Central Plc, CHC Leasing (Ireland) DAC and CHC Scotia Limited
		•	Airframe and Engines Warranties Assignment, dated 30 April 2008, between Heli-One Leasing ULC and Lombard North Central Plc
		•	Remarketing Agreement, dated 30 April 2008, between Lombard North Central PLC and Heli-One Leasing ULC
		•	Residual Value Guarantee, dated 30 April 2008, between Heli-One Leasing ULC, Finmeccanica S.p.A and Lombard North Central Plc
		•	Residual Value Guarantee Side Letter, dated 30 April 2008, between Heli-One Leasing ULC and Lombard North Central Plc
		•	Residual Value Letter, dated 1 April 2016, between Finmeccania, Heli-One Leasing ULC and Lombard North Central PLC.
		•	Residual Value Letter, dated 5 April 2016, between Finmeccania, Heli-One Leasing ULC and Lombard North Central Plc
		•	Residual Value Letter, dated 5 April 2016, between Finmeccania, Heli-One Leasing ULC and Lombard North Central Plc
		•	Master Security Assignment, dated 23 January 2012, between Heli- One Leasing ULC and Lombard North Central Plc
		•	Deed of Indemnity, dated 10 March 2011, between CHC Helicopter S.A. and Lombard North Central Plc
		•	Lease Extension Agreement, dated 5 April 2016, between Heli-One Leasing ULC, Lombard North Central Plc and CHC Helicopter S.A.
		•	Master Sublease Agreement, dated 23 January 2012, between Heli- One Leasing ULC and CHC Leasing (Ireland) DAC
		•	Aircraft General Terms Agreement No. 6704 dated 21 October 2010 between CHC Leasing (Ireland) DAC and CHC Scotia Limited
		•	Aircraft Specific Lease Agreement No. 6704-17, dated 23 January 2012, between CHC Leasing (Ireland) DAC and CHC Scotia Limited
		•	Sub-Lessee Security Assignment, dated 23 January 2012, between CHC Leasing (Ireland) DAC and Lombard North Central Plc

16

Row	MSN	Agreement
		• Assignment of Insurances, dated 23 January 2012, between CHC Leasing (Ireland) DAC and CHC Scotia Limited
63	31414	See Order Granting Debtors’ First Omnibus Motion to Reject Certain Equipment Leases and Subleases Pursuant to Section 365 of the Bankruptcy Code [Dkt. No. 428].
64	31418	See Order Granting Debtors’ First Omnibus Motion to Reject Certain Equipment Leases and Subleases Pursuant to Section 365 of the Bankruptcy Code [Dkt. No. 428].
65	31458	See Order Granting Debtors’ First Omnibus Motion to Reject Certain Equipment Leases and Subleases Pursuant to Section 365 of the Bankruptcy Code [Dkt. No. 428].
66	31540	See Order Granting Debtors’ Motion for Entry of Agreed Order Rejecting a Certain Equipment Lease and Subleases Nunc Pro Tunc to the Petition Date [Dkt. No. 273].
67	41005	See Order Granting Debtors’ First Omnibus Motion to Reject Certain Equipment Leases and Subleases Pursuant to Section 365 of the Bankruptcy Code [Dkt. No. 428].
68	41210	See Order Granting Debtors’ First Omnibus Motion to Reject Certain Equipment Leases and Subleases Pursuant to Section 365 of the Bankruptcy Code [Dkt. No. 428].
69	760546	See Order Granting Debtors’ First Omnibus Motion to Reject Certain Equipment Leases and Subleases Pursuant to Section 365 of the Bankruptcy Code [Dkt. No. 428].
70	760561	See Order Granting Debtors’ Second Omnibus Motion to Reject Certain Equipment Leases and Subleases Pursuant to Section 365 of the Bankruptcy Code [Dkt. No. 427].
71	760568	See Order Granting Debtors’ Seventh Omnibus Motion to Reject Certain Equipment Leases and Subleases Pursuant to Section 365 of the Bankruptcy Code [Dkt. No.___].
72	760622	See Order Granting Debtors’ First Omnibus Motion to Reject Certain Equipment Leases and Subleases Pursuant to Section 365 of the Bankruptcy Code [Dkt. No. 428].
73	760651	See Order Granting Debtors’ First Omnibus Motion to Reject Certain Equipment Leases and Subleases Pursuant to Section 365 of the Bankruptcy Code [Dkt. No. 428].
74	760674	See Order Authorizing the Debtors to (I) Abandon Certain Aircraft Pursuant to Section 554(a) of the Bankruptcy Code, (II) Transfer Title to Certain Aircraft Pursuant to Section 363(b) of the Bankruptcy Code and (III) Reject Certain Equipment Leases and Subleases Pursuant to Section 365 of the Bankruptcy Code [Dkt. No. 1299].
75	760687	See Third Order Granting Debtors’ First Omnibus Motion to Reject Certain Equipment Leases and Subleases Pursuant to Section 365 of the Bankruptcy Code [Dkt. No. 1042].
76	760706	See Order Granting Debtors’ Motion to Reject Certain Equipment Leases and Subleases Related to the Helicopter with Manufacturer Serial Number 760706 Pursuant to Section 365 of the Bankruptcy Code [Dkt. No. 833].

17

Row	MSN	Agreement
77	760711	See Third Order Granting Debtors’ First Omnibus Motion to Reject Certain Equipment Leases and Subleases Pursuant to Section 365 of the Bankruptcy Code [Dkt. No. 1042].
78	760720	See Order Granting Debtors’ Sixth Omnibus Motion to Reject Certain Equipment Leases and Subleases Pursuant to Section 365 of the Bankruptcy Code [Dkt. No. 1492].
79	760734	See Order Granting Debtors’ First Omnibus Motion to Reject Certain Equipment Leases and Subleases Pursuant to Section 365 of the Bankruptcy Code [Dkt. No. 428].
80	760743	See Third Order Granting Debtors’ First Omnibus Motion to Reject Certain Equipment Leases and Subleases Pursuant to Section 365 of the Bankruptcy Code [Dkt. No. 1042].
81	760764	See Order Granting Debtors’ First Omnibus Motion to Reject Certain Equipment Leases and Subleases Pursuant to Section 365 of the Bankruptcy Code [Dkt. No. 428].
82	760765	See Order Granting Debtors’ First Omnibus Motion to Reject Certain Equipment Leases and Subleases Pursuant to Section 365 of the Bankruptcy Code [Dkt. No. 428].
83	760697	See Order Granting Debtors’ Motion for Entry of an Agreed Order Rejecting a Certain Equipment Lease and Subleases Related to the Helicopter with Manufacturer’s Serial Number 760697 Pursuant to Section 365 of the Bankruptcy Code [Dkt. No. ___].
84	920051	•	Master Lease Facility Agreement, dated as of 28 April 2006, between Heli-One Leasing ULC and Lombard North Central Plc
		•	Lease Schedule, dated 29 November 2007, between Heli-One Leasing ULC and Lombard North Central Plc
		•	Master Guarantee, dated as of 10 March 2011, by CHC Helicopter S.A. in favor of Lombard North Central Plc
		•	Right-Sizing Agreement, dated as of 21 October 2013, between Heli-One Leasing ULC, CHC Helicopter S.A. and Lombard North Central Plc
		•	Deed of Undertaking, dated 14 October 2011, between 6922767 Holding S.à.r.l. and Lombard North Central Plc
		•	Intercreditor Deed, dated 10 March 2011, between The Royal Bank of Scotland PLC, Export Development Canada, Lombard North Central Plc, CHC Helicopters (Barbados) Limited, Heliworld Leasing Limited, CHC Helicopters (Barbados) SRL, Heli-One Leasing ULC and CHC Helicopter S.A.
		•	Lease Extension Agreement, dated 31 December 2015, between Lombard North Central Plc, Heli-One Leasing ULC and CHC Helicopter S.A.
		•	Junior Loan Agreement, dated 29 November 2007, between Heli-One Leasing ULC (as lender) and The Royal Bank of Scotland Plc

18

Row	MSN	Agreement
		•	Remarketing Agreement, dated 29 November 2007, between Lombard North Central Plc and Heli-One Leasing ULC
		•	Deed of Application of Proceeds, dated 29 November 2007, between Lombard North Central Plc, Heli-One Leasing ULC and The Royal Bank of Scotland Plc
		•	Asset Swap Agreement, dated 21 October 2013, between The Royal Bank of Scotland Plc, Export Development Canada, Lombard North Central Plc, CHC Helicopters (Barbados) Limited, Heliworld Leasing Limited, Heli-One Leasing ULC and CHC Helicopter S.A.
		•	Residual Value Guarantee, dated 28 December 2006, between Sikorsky Aircraft Corporation, Lombard North Central Plc and Heli-One Leasing ULC
		•	Residual Value Guarantee Letter Agreement, dated 29 November 2007, between Heli-One Leasing ULC and Lombard North Central Plc
		•	Master Security Assignment, dated 23 January 2012, between Heli- One Leasing ULC and Lombard North Central Plc
		•	Master Sublease Agreement, dated 23 January 2012, between Heli- One Leasing ULC and CHC Leasing Ireland DAC
		•	Aircraft Lease General Terms Agreement No. 9992, dated 12 June 2013, between CHC Leasing Ireland DAC and CHC Ireland DAC
		•	Aircraft Specific Lease Agreement No. 9992-202, dated 12 June 2013, between CHC Leasing Ireland DAC and CHC Ireland DAC
		•	Sub-Lessee Security Assignment, dated 20 June 2013, between Lombard North Central Plc and CHC Leasing Ireland DAC
		•	Assignment of Insurances, dated 20 June 2013, between CHC Ireland DAC and CHC Leasing Ireland DAC
		•	Deed of Subordination, dated 20 June 2013, between Heli-One Leasing ULC, Lombard North Central Plc, CHC Ireland DAC and CHC Leasing Ireland DAC
85	920052	•	Master Lease Facility Agreement, dated as of 28 April 2006, between Heli-One Leasing ULC and Lombard North Central Plc
		•	Lease Schedule, dated 29 November 2007, between Heli-One Leasing ULC and Lombard North Central Plc
		•	Master Guarantee, dated as of 10 March 2011, by CHC Helicopter S.A. in favor of Lombard North Central Plc
		•	Right-Sizing Agreement, dated as of 21 October 2013, between Heli-One Leasing ULC, CHC Helicopter S.A. and Lombard North Central Plc
		•	Deed of Undertaking, dated 14 October 2011, between 6922767 Holding S.à.r.l. and Lombard North Central Plc
		•	Intercreditor Deed, dated 10 March 2011, between The Royal Bank of Scotland Plc, Export Development Canada, Lombard North Central Plc, CHC Helicopters (Barbados) Limited, Heliworld Leasing Limited, CHC Helicopters (Barbados) SRL, Heli-One Leasing ULC and CHC Helicopter S.A.

19

Row	MSN	Agreement
		•	Junior Loan Agreement, dated 29 November 2007, between Heli-One Leasing ULC (as lender) and The Royal Bank of Scotland Plc
		•	Remarketing Agreement, dated 29 November 2007, between Lombard North Central Plc and Heli-One Leasing ULC.
		•	Deed of Application of Proceeds, dated 29 November 2007, between Lombard North Central Plc, Heli-One Leasing ULC and The Royal Bank of Scotland Plc
		•	Asset Swap Agreement, dated 21 October 2013, between The Royal Bank of Scotland Plc, Export Development Canada, Lombard North Central Plc, Heli-One Leasing ULC, Heliworld Leasing Limited, and CHC Helicopter S.A.
		•	Master Sub-Lease Security Assignment, dated 23 January 2012, between Heli-One Leasing ULC and Lombard North Central Plc
		•	Sub-Lessee Leasing ULC Security Assignment, dated 8 July 2013, between Lombard North Central Plc and CHC Leasing (Ireland) DAC
		•	Assignment of Insurances, dated 8 July 2013, between CHC Leasing (Ireland) DAC and CHC Ireland DAC
		•	Deed of Subordination, dated 8 July 2013, between Heli-One Leasing ULC, Lombard North Central Plc, CHC Leasing (Ireland) DAC and CHC Ireland DAC
		•	Deed of Indemnity, dated 10 March 2011, between CHC Helicopter S.A. and Lombard North Central Plc
		•	Residual Value Guarantee Agreement, dated 28 December 2006, between Sikorsky Aircraft Corporation, Lombard North Central Plc and Heli-One Leasing ULC
		•	Residual Value Guarantee Agreement Letter Agreement, dated 29 November 2007, between Lombard North Central Plc and Heli-One Leasing ULC
		•	Master Sub-Lease Agreement, dated 23 January 2012, between Heli-One Leasing ULC and CHC Leasing (Ireland) DAC
		•	Aircraft Lease General Terms Agreement No. 9992, dated 12 June 2013, between CHC Leasing (Ireland) DAC and CHC Ireland DAC
		•	Aircraft Specific Lease Agreement No. 9992-203, dated 8 July 2013, between CHC Leasing (Ireland) DAC and CHC Ireland DAC
86	920097	•	Master Lease Facility Agreement, dated as of 28 April 2006, between Heli-One Leasing ULC and Lombard North Central Plc
		•	Lease Schedule, dated 11 May 2009, between Heli-One Leasing ULC and Lombard North Central Plc
		•	Master Guarantee, dated as of 10 March 2011, by CHC Helicopter S.A.

20

Row	MSN	Agreement
		•	Right-Sizing Agreement, dated as of 21 October 2013, between Heli-One Leasing ULC, CHC Helicopter S.A. and Lombard North Central Plc
		•	Deed of Undertaking, dated 14 October 2011, between 6922767 Holding S.à.r.l. and Lombard North Central Plc
		•	Intercreditor Deed, dated 10 March 2011, between The Royal Bank of Scotland PLC, Export Development Canada, Lombard North Central Plc, CHC Helicopters (Barbados) Limited, Heliworld Leasing Limited, CHC Helicopters (Barbados) SRL, Heli-One Leasing ULC and CHC Helicopter S.A.
		•	Junior Loan Agreement, dated 11 May 2009, between Heli-One Leasing ULC (as lender) and The Royal Bank of Scotland Plc
		•	Remarketing Agreement, dated 11 May 2009, between Lombard North Central Plc and Heli-One Leasing ULC
		•	Deed of Application of Proceeds, dated 11 May 2009, between Lombard North Central PLC, Heli-One Leasing ULC and The Royal Bank of Scotland PLC
		•	Asset Swap Agreement, dated 21 October 2013, between The Royal Bank of Scotland PLC, Export Development Canada, Lombard North Central Plc, CHC Helicopters (Barbados) Limited, Heliworld Leasing Limited, Heli-One Leasing ULC and CHC Helicopter S.A.
		•	Lessee Security Assignment, dated 16 March 2011, between Heli- One Leasing ULC and Lombard North Central Plc
		•	Sub-Lessee Security Assignment, dated 16 March 2011, between CHC Leasing (Ireland) DAC and Lombard North Central Plc
		•	Residual Value Guarantee, dated 20 April 2009, between Sikorsky Aircraft Corporation, Lombard North Central Plc and Heli-One Leasing ULC
		•	Residual Value Guarantee Letter Agreement, dated 30 April 2009, between Lombard North Central Plc and Heli-One Leasing ULC
		•	Deed of Subordination, dated 16 March 2011, between Heli-One Leasing ULC, Lombard North Central Plc, CHC Leasing (Ireland) DAC and CHC Helikopter Service AS
		•	Deed of Indemnity, dated 10 March 2011, between CHC Helicopter S.A. and Lombard North Central Plc
		•	Master Sublease Agreement, dated 16 March 2011, between Heli-One Leasing ULC and CHC Leasing (Ireland) DAC
		•	Aircraft Lease General Terms Agreement No. 8703, dated 16 March 2011, between CHC Leasing (Ireland) DAC and CHC Helikopter AS
		•	Aircraft Specific Lease Agreement No. 8703-02, dated 16 March 2011, between CHC Leasing (Ireland) DAC and CHC Helikopter AS
		•	Assignment of Insurances, dated 16 March 2011 between CHC Helikopter AS and CHC Leasing (Ireland) DAC

21

Row	MSN	Agreement
87	920119	See Order Granting Debtors’ Second Omnibus Motion to Reject Certain Equipment Leases and Subleases Pursuant to Section 365 of the Bankruptcy Code [Dkt. No. 427].
88	920143	See Order Granting Debtors’ Fourth Omnibus Motion for Entry of an Order Authorizing the Debtors to Reject Certain Equipment Leases and Subleases Pursuant to Section 365 of the Bankruptcy Code [Dkt. No. 1145].
89	920231	See Order Granting Debtors’ Fourth Omnibus Motion for Entry of an Order Authorizing the Debtors to Reject Certain Equipment Leases and Subleases Pursuant to Section 365 of the Bankruptcy Code [Dkt. No. 1145].

22

Exhibit H5

Schedule of Postpetition Aircraft Agreements

Schedule of Postpetition Aircraft Agreements

General Notes to Schedule of Postpetition Aircraft Agreements:

1.	Neither the exclusion nor the inclusion of a contract or lease by the Debtors on this schedule, nor anything contained herein, shall constitute an admission by the Debtors that any such lease or contract is an unexpired lease or executory contract or that any Debtor, or its respective affiliates, has any liability thereunder. In addition, out of an abundance of caution, the Debtors have listed certain leases or contracts on this schedule that have or may have either terminated or expired (or will terminate or expire) prior to the Confirmation Hearing pursuant to the terms of such leases or contracts. The Debtors reserve the right, on or prior to 4:00 p.m. (Central Time) on the Business Day immediately prior to the commencement of the Confirmation Hearing, to amend the Schedule of Postpetition Aircraft Agreements in order to add, delete or reclassify any executory contract or unexpired lease, provided, however, that if the Confirmation Hearing is adjourned for a period of more than two (2) consecutive calendar days, the Debtors’ right to amend this schedule shall be extended to 4:00 p.m. (Central Time) on the Business Day immediately prior to the adjourned date of the Confirmation Hearing, with such extension applying in the case of any and all subsequent adjournments of the Confirmation Hearing.

2.	As a matter of administrative convenience, in many cases the Debtors have listed the original parties to the documents listed in the Schedule of Postpetition Aircraft Agreements, without taking into account any succession of trustees or any other transfers from one party to another. The fact that the current parties to a particular agreement may not be named in these schedules is not intended to change the treatment of such documents.

3.	Although in most instances only certain post-petition agreements governing an aircraft lease or financing transaction are currently described herein for an aircraft lease or financing transaction that is being assumed or reinstated, each other related operative document to which a Debtor is a party that is integral to such transaction (including, without limitation, any lessee consent to any leveraging transaction in connection with any lease) also will be deemed to be part of the Schedule of Postpetition Aircraft Agreements and shall be assumed if the related aircraft lease or financing is assumed or reinstated unless such operative document has otherwise been rejected.

Index to Schedule by Head Lessor

Head Lessor	Row(s)
CHC Cayman ABL Borrower Ltd	4, 6, 7, 17, 18, 25, 26, 27
Element Capital Corp.	36
GE European Equipment Finance (Aircraft No. 2) Limited	49
GE Capital Equipment Finance Ltd	35
Lobo Leasing SPV A Limited	5, 23, 24, 43, 58
Lombard North Central PLC	1-3, 8, 10, 38, 41, 42, 46, 48
Milestone Export Leasing, Limited	50-52
Parilease S.A.S.	13
Skandinaviska Enskilda Banken AB (Publ)	37
The Milestone Aviation Asset Holding Group No. 8 Ltd	21, 32, 39, 40, 44, 53, 54
The Milestone Aviation Asset Holding Group No. 20 Ltd	20
The Milestone Aviation Asset Holding Group No. 25 Ltd	9, 11, 12, 14-16, 28-31, 33, 34, 45, 47, 55-57, 59
The Milestone Aviation Group Limited or one of its affiliates	19, 22, 61, 62, 64, 65
Wells Fargo Bank Northwest, National Association	63

Postpetition Aircraft Agreements

Row	MSN	Agreement
1	2053	Interim Restructuring Term Sheet, dated as of September 13, 2016, between CHC Helicopters (Barbados) SRL, Heli-One Leasing ULC, and Heliworld Leasing Limited with Lombard North Central Plc, Export Development Canada and The Royal Bank of Scotland PLC [Docket No. 863. Ex. C]
2	2067	Interim Restructuring Term Sheet, dated as of September 13, 2016, between CHC Helicopters (Barbados) SRL, Heli-One Leasing ULC, and Heliworld Leasing Limited with Lombard North Central Plc, Export Development Canada and The Royal Bank of Scotland PLC [Docket No. 863. Ex. C]
3	2139	Interim Restructuring Term Sheet, dated as of September 13, 2016, between CHC Helicopters (Barbados) SRL, Heli-One Leasing ULC, and Heliworld Leasing Limited with Lombard North Central Plc, Export Development Canada and The Royal Bank of Scotland PLC [Docket No. 863. Ex. C]
4	9009	Restructuring of Credit Agreement for Aircraft MSN No(s). 2674, 2914, 2949, 2986, 9009, 31072, 31099, 31561, 31610, 760625, 760632, 760636 and 760764, dated as of October 26, 2016, between CHC Cayman ABL Borrower Ltd. and the ABL Lender Parties [Docket No. 1071. Ex. C]
5	31030

•      Interim Restructuring Term Sheet, dated as of June 5, 2016, between CHC Helicopters (Barbados) SRL and Lobo Leasing SPV A Limited [Docket No. 253. Ex. C]

•      Restructuring of Lease for Aircraft MSN No. 31030, dated as of December 23, 2016, between CHC Helicopters (Barbados) SRL and Lobo Leasing SPV A Limited [Docket No.1412. Ex. C-1]

6	31072	Restructuring of Credit Agreement for Aircraft MSN No(s). 2674, 2914, 2949, 2986, 9009, 31072, 31099, 31561, 31610, 760625, 760632, 760636 and 760764, dated as of October 26, 2016, between CHC Cayman ABL Borrower Ltd. and the ABL Lender Parties [Docket No. 1071. Ex. C]
7	31099	Restructuring of Credit Agreement for Aircraft MSN No(s). 2674, 2914, 2949, 2986, 9009, 31072, 31099, 31561, 31610, 760625, 760632, 760636 and 760764, dated as of October 26, 2016, between CHC Cayman ABL Borrower Ltd. and the ABL Lender Parties [Docket No. 1071. Ex C]
8	31155	• Interim Restructuring Term Sheet, dated as of June 28, 2016, between Heliworld Leasing Limited, Heli-One Leasing ULC, CHC Helicopters (Barbados) Limited and Lombard North Central Plc [Docket No. 437. Ex. C]

Row	MSN	Agreement
		• Restructuring of Lease for Aircraft MSN No. 31155, dated as of January 17, 2017, between Lombard North Central Plc. and Heliworld Leasing Limited, with each of Heli-One Leasing ULC, CHC Helicopter S.A., 6922767 Holding S.à.r.l., CHC Helicopters (Barbados) Limited, CHC Helicopters (Barbados) SRL, Lloyd Helicopters Pty. Ltd., CHC Helicopter Autralia Pty. Ltd. and CHC Groupt Ltd. acceding thereto by executing and delivering the signature pages thereto [Docket No.1500. Ex. C-1]
9	31208	Term Sheet Between CHC Group Ltd., as debtor and debtor in possession and The Milestone Aviation Group Limited Regarding Restructuring of Lease Transactions for Certain Rotor Wing Aircraft and Certain Other Transactions, dated as of October 11, 2016 [Docket No. 953. Ex. C]
10	31209	Interim Restructuring Term Sheet, dated as of September 13, 2016, between CHC Helicopters (Barbados) SRL, Heli-One Leasing ULC, and Heliworld Leasing Limited with Lombard North Central Plc, Export Development Canada and The Royal Bank of Scotland PLC [Docket No. 863. Ex. C]
11	31474	Term Sheet Between CHC Group Ltd., as debtor and debtor in possession and The Milestone Aviation Group Limited Regarding Restructuring of Lease Transactions for Certain Rotor Wing Aircraft and Certain Other Transactions, dated as of October 11, 2016 [Docket No. 953. Ex. C]
12	31479	Term Sheet Between CHC Group Ltd., as debtor and debtor in possession and The Milestone Aviation Group Limited Regarding Restructuring of Lease Transactions for Certain Rotor Wing Aircraft and Certain Other Transactions, dated as of October 11, 2016 [Docket No. 953. Ex. C]
13	31485

•      Interim Restructuring Term Sheet, dated as of June 3, 2016, between CHC Helicopters (Barbados) SRL and Parilease S.A.S. [Docket No. 252. Ex. C]

•      Restructuring of Lease for Aircraft MSN No. 31485, dated as of December 23, 2016, between CHC Helicopters (Barbados) SRL and Parilesae S.A.S. [Docket No. 1402. Ex. C]

14	31511	Term Sheet Between CHC Group Ltd., as debtor and debtor in possession and The Milestone Aviation Group Limited Regarding Restructuring of Lease Transactions for Certain Rotor Wing Aircraft and Certain Other Transactions, dated as of October 11, 2016, [Docket No. 953. Ex. C]
15	31551	Term Sheet Between CHC Group Ltd., as debtor and debtor in possession and The Milestone Aviation Group Limited Regarding Restructuring of Lease Transactions for Certain Rotor Wing Aircraft and Certain Other Transactions, dated as of October 11, 2016 [Docket No. 953. Ex. C]
16	31552	Term Sheet Between CHC Group Ltd., as debtor and debtor in possession and The Milestone Aviation Group Limited Regarding Restructuring of Lease Transactions for Certain Rotor Wing Aircraft and Certain Other Transactions, dated as of October 11, 2016 [Docket No. 953. Ex. C]

4

Row	MSN	Agreement
17	31561	Restructuring of Credit Agreement for Aircraft MSN No(s). 2674, 2914, 2949, 2986, 9009, 31072, 31099, 31561, 31610, 760625, 760632, 760636 and 760764, dated as of October 26, 2016, between CHC Cayman ABL Borrower Ltd. and the ABL Lender Parties [Docket No. 1071. Ex. C]
18	31610	Restructuring of Credit Agreement for Aircraft MSN No(s). 2674, 2914, 2949, 2986, 9009, 31072, 31099, 31561, 31610, 760625, 760632, 760636 and 760764, dated as of October 26, 2016, between CHC Cayman ABL Borrower Ltd. and the ABL Lender Parties [Docket No. 1071. Ex. C]
19	41268	Term Sheet Between CHC Group Ltd., as debtor and debtor in possession and The Milestone Aviation Group Limited Regarding Restructuring of Lease Transactions for Certain Rotor Wing Aircraft and Certain Other Transactions, dated as of October 11, 2016 [Docket No. 953. Ex. C]
20	41311	Term Sheet Between CHC Group Ltd., as debtor and debtor in possession and The Milestone Aviation Group Limited Regarding Restructuring of Lease Transactions for Certain Rotor Wing Aircraft and Certain Other Transactions, dated as of October 11, 2016 [Docket No. 953. Ex. C]
21	41319	Term Sheet Between CHC Group Ltd., as debtor and debtor in possession and The Milestone Aviation Group Limited Regarding Restructuring of Lease Transactions for Certain Rotor Wing Aircraft and Certain Other Transactions, dated as of October 11, 2016 [Docket No. 953. Ex. C]
22	41354	Term Sheet Between CHC Group Ltd., as debtor and debtor in possession and The Milestone Aviation Group Limited Regarding Restructuring of Lease Transactions for Certain Rotor Wing Aircraft and Certain Other Transactions, dated as of October 11, 2016 [ Docket No. 953. Ex. C]
23	760537

•      Interim Restructuring Term Sheet, dated as of June 5, 2016, between CHC Helicopters (Barbados) SRL and Lobo Leasing SPV A Limited [Docket No. 253. Ex. C]

•      Restructuring of Lease for Aircraft MSN No. 760537, dated as of December 23, 2016, between CHC Helicopters (Barbados) SRL and Lobo Leasing SPV A Limited [Docket No.1412. Ex. C-5]

24	760570

•      Interim Restructuring Term Sheet, dated as of June 5, 2016, between CHC Helicopters (Barbados) SRL and Lobo Leasing SPV A Limited [Docket No. 253. Ex. C]

•      Restructuring of Lease for Aircraft MSN No. 760570, dated as of December 23, 2016, between CHC Helicopters (Barbados) SRL and Lobo Leasing SPV A Limited [Docket No.1412. Ex. C-6]

25	760625	Restructuring of Credit Agreement for Aircraft MSN No(s). 2674, 2914, 2949, 2986, 9009, 31072, 31099, 31561, 31610, 760625, 760632, 760636 and 760764, dated as of October 26, 2016, between CHC Cayman ABL Borrower Ltd. and the ABL Lender Parties [Docket No. 1071. Ex. C]

5

Row	MSN	Agreement
26	760632	Restructuring of Credit Agreement for Aircraft MSN No(s). 2674, 2914, 2949, 2986, 9009, 31072, 31099, 31561, 31610, 760625, 760632, 760636 and 760764, dated as of October 26, 2016, between CHC Cayman ABL Borrower Ltd. and the ABL Lender Parties [Docket No. 1071. Ex. C]
27	760636	Restructuring of Credit Agreement for Aircraft MSN No(s). 2674, 2914, 2949, 2986, 9009, 31072, 31099, 31561, 31610, 760625, 760632, 760636 and 760764, dated as of October 26, 2016, between CHC Cayman ABL Borrower Ltd. and the ABL Lender Parties [Docket No. 1071. Ex. C]
28	760642	Term Sheet Between CHC Group Ltd., as debtor and debtor in possession and The Milestone Aviation Group Limited Regarding Restructuring of Lease Transactions for Certain Rotor Wing Aircraft and Certain Other Transactions, dated as of October 11, 2016 [Docket No. 953. Ex. C]
29	760657	Term Sheet Between CHC Group Ltd., as debtor and debtor in possession and The Milestone Aviation Group Limited Regarding Restructuring of Lease Transactions for Certain Rotor Wing Aircraft and Certain Other Transactions, dated as of October 11, 2016 [Docket No. 953. Ex. C]
30	760658	Term Sheet Between CHC Group Ltd., as debtor and debtor in possession and The Milestone Aviation Group Limited Regarding Restructuring of Lease Transactions for Certain Rotor Wing Aircraft and Certain Other Transactions, dated as of October 11, 2016 [Docket No. 953. Ex. C]
31	760689	Term Sheet Between CHC Group Ltd., as debtor and debtor in possession and The Milestone Aviation Group Limited Regarding Restructuring of Lease Transactions for Certain Rotor Wing Aircraft and Certain Other Transactions, dated as of October 11, 2016 [Docket No. 953. Ex. C]
32	760691	Term Sheet Between CHC Group Ltd., as debtor and debtor in possession and The Milestone Aviation Group Limited Regarding Restructuring of Lease Transactions for Certain Rotor Wing Aircraft and Certain Other Transactions, dated as of October 11, 2016 [Docket No. 953. Ex. C]
33	760693	Term Sheet Between CHC Group Ltd., as debtor and debtor in possession and The Milestone Aviation Group Limited Regarding Restructuring of Lease Transactions for Certain Rotor Wing Aircraft and Certain Other Transactions, dated as of October 11, 2016 [Docket No. 953. Ex. C]
34	760724	Term Sheet Between CHC Group Ltd., as debtor and debtor in possession and The Milestone Aviation Group Limited Regarding Restructuring of Lease Transactions for Certain Rotor Wing Aircraft and Certain Other Transactions, dated as of October 11, 2016 [Docket No. 953. Ex. C]

6

Row	MSN	Agreement
35	920013	Term Sheet Between CHC Group Ltd., as debtor and debtor in possession and The Milestone Aviation Group Limited Regarding Restructuring of Lease Transactions for Certain Rotor Wing Aircraft and Certain Other Transactions, dated as of October 11, 2016 [Docket No. 953. Ex. C]
36	920014	Interim Restructuring Term Sheet, dated as of June 24, 2016, between CHC Helicopters (Barbados) Limited and Element Capital Corp. [Docket No. 439. Ex. C]
37	920018

•      Interim Restructuring Term Sheet, dated as of June 4, 2016, between CHC Helicopters (Barbados) SRL and Skandinaviska Enskilda Banken AB (PUBL)[Docket No. 254. Ex. C]

•      Restructuring of Lease for Aircraft MSN No. 920018, dated as of December 22, 2016, between Skandinaviska Enskilda Banken AB (Publ) and CHC Helicopters (Barbados) SRL, with each of CHC Group Ltd., CHC Helicopter S.A., 6922767 Holding S.à.r.l. and CHC Helikopter Service AS acceding thereto by executing and delivering the signature pages thereto [Docket No. 1404. Ex. C]

38	920034

•      Interim Restructuring Term Sheet, dated as of June 28, 2016, between Heliworld Leasing Limited, Heli-One Leasing ULC, CHC Helicopters (Barbados) Limited and Lombard North Central Plc [Docket No. 437. Ex. C]

•      Restructuring of Lease for Aircraft MSN No. 920034, dated as of January 17, 2017, between Lombard North Central Plc. and Heli-One Leasing ULC, with each of CHC Helicopter S.A., 6922767 Holding S.à.r.l., Heliword Leasing Limited, CHC Helicopters (Barbados) Limited, CHC Helicopters (Barbados) SRL, CHC Leasing (Ireland) Designated Activity Company, CHC Ireland Designated Acitivity Company, CHC Helicopter Holding (Cayman) Limited, and CHC Group Ltd. acceding thereto by executing and delivering the signature pages thereto [Docket No.1500. Ex. C-2]

39	920036	Term Sheet Between CHC Group Ltd., as debtor and debtor in possession and The Milestone Aviation Group Limited Regarding Restructuring of Lease Transactions for Certain Rotor Wing Aircraft and Certain Other Transactions, dated as of October 11, 2016 [Docket No. 953. Ex. C]
40	920046	Term Sheet Between CHC Group Ltd., as debtor and debtor in possession and The Milestone Aviation Group Limited Regarding Restructuring of Lease Transactions for Certain Rotor Wing Aircraft and Certain Other Transactions, dated as of October 11, 2016 [Docket No. 953. Ex. C]
41	920051	Interim Restructuring Term Sheet, dated as of September 13, 2016, between CHC Helicopters (Barbados) SRL, Heli-One Leasing ULC, and Heliworld Leasing Limited with Lombard North Central Plc, Export Development Canada and The Royal Bank of Scotland PLC [Docket No. 863. Ex. C]

7

Row	MSN	Agreement
42	920052	Interim Restructuring Term Sheet, dated as of September 13, 2016, between CHC Helicopters (Barbados) SRL, Heli-One Leasing ULC, and Heliworld Leasing Limited with Lombard North Central Plc, Export Development Canada and The Royal Bank of Scotland PLC [Docket No. 863. Ex. C]
43	920057

•      Interim Restructuring Term Sheet, dated as of June 5, 2016, between CHC Helicopters (Barbados) SRL and Lobo Leasing SPV A Limited [Docket No. 253. Ex. C]

•      Restructuring of Lease for Aircraft MSN No. 920057, dated as of December 23, 2016, between CHC Helicopters (Barbados) SRL and Lobo Leasing SPV A Limited [Docket No.1412. Ex. C-2]

44	920058	Term Sheet Between CHC Group Ltd., as debtor and debtor in possession and The Milestone Aviation Group Limited Regarding Restructuring of Lease Transactions for Certain Rotor Wing Aircraft and Certain Other Transactions, dated as of October 11, 2016 [Docket No. 953. Ex. C]
45	920060	Term Sheet Between CHC Group Ltd., as debtor and debtor in possession and The Milestone Aviation Group Limited Regarding Restructuring of Lease Transactions for Certain Rotor Wing Aircraft and Certain Other Transactions, dated as of October 11, 2016 [Docket No. 953. Ex. C]
46	920097	Interim Restructuring Term Sheet, dated as of September 13, 2016, between CHC Helicopters (Barbados) SRL, Heli-One Leasing ULC, and Heliworld Leasing Limited with Lombard North Central Plc, Export Development Canada and The RoyalBank of Scotland PLC [Docket No. 863. Ex. C]
47	920098	Term Sheet Between CHC Group Ltd., as debtor and debtor in possession and The Milestone Aviation Group Limited Regarding Restructuring of Lease Transactions for Certain Rotor Wing Aircraft and Certain Other Transactions, dated as of October 11, 2016 [Docket No. 953. Ex. C]
48	920127

•      Interim Restructuring Term Sheet, dated as of June 28, 2016, between Heliworld Leasing Limited, Heli-One Leasing ULC, CHC Helicopters (Barbados) Limited and Lombard North Central Plc [Docket No. 437. Ex. C]

•      Restructuring of Lease for Aircraft MSN No. 920127, dated as of January 17, 2017, between Lombard North Central Plc. and CHC Helicopters (Barbados) Limited, with each of Heli -One Leasing ULC, CHC Helicopter S.A., 6922767 Holding S.à.r.l., Heliworld Leasing Limited, CHC Helicopters (Barbados) SRL, CHC Helicopters (Barbados) SRL, CHC Helicopters Canada Inc. and CHC Group Ltd. acceding thereto by executing and delivering the signature pages thereto [Docket No.1500. Ex. C-3]

8

Row	MSN	Agreement
49	920132	Term Sheet Between CHC Group Ltd., as debtor and debtor in possession and The Milestone Aviation Group Limited Regarding Restructuring of Lease Transactions for Certain Rotor Wing Aircraft and Certain Other Transactions, dated as of October 11, 2016 [Docket No. 953. Ex. C]
50	920183	Term Sheet Between CHC Group Ltd., as debtor and debtor in possession and The Milestone Aviation Group Limited Regarding Restructuring of Lease Transactions for Certain Rotor Wing Aircraft and Certain Other Transactions, dated as of October 11, 2016 [Docket No. 953. Ex. C]
51	920185	Term Sheet Between CHC Group Ltd., as debtor and debtor in possession and The Milestone Aviation Group Limited Regarding Restructuring of Lease Transactions for Certain Rotor Wing Aircraft and Certain Other Transactions, dated as of October 11, 2016 [Docket No. 953. Ex. C]
52	920186	Term Sheet Between CHC Group Ltd., as debtor and debtor in possession and The Milestone Aviation Group Limited Regarding Restructuring of Lease Transactions for Certain Rotor Wing Aircraft and Certain Other Transactions, dated as of October 11, 2016 [Docket No. 953. Ex. C]
53	920190	Term Sheet Between CHC Group Ltd., as debtor and debtor in possession and The Milestone Aviation Group Limited Regarding Restructuring of Lease Transactions for Certain Rotor Wing Aircraft and Certain Other Transactions, dated as of October 11, 2016 [Docket No. 953. Ex. C]
54	920198	Term Sheet Between CHC Group Ltd., as debtor and debtor in possession and The Milestone Aviation Group Limited Regarding Restructuring of Lease Transactions for Certain Rotor Wing Aircraft and Certain Other Transactions, dated as of October 11, 2016 [Docket No. 953. Ex. C]
55	920216	Term Sheet Between CHC Group Ltd., as debtor and debtor in possession and The Milestone Aviation Group Limited Regarding Restructuring of Lease Transactions for Certain Rotor Wing Aircraft and Certain Other Transactions, dated as of October 11, 2016 [Docket No. 953. Ex. C]
56	920229	Term Sheet Between CHC Group Ltd., as debtor and debtor in possession and The Milestone Aviation Group Limited Regarding Restructuring of Lease Transactions for Certain Rotor Wing Aircraft and Certain Other Transactions, dated as of October 11, 2016 [Docket No. 953. Ex. C]
57	920237	Term Sheet Between CHC Group Ltd., as debtor and debtor in possession and The Milestone Aviation Group Limited Regarding Restructuring of Lease Transactions for Certain Rotor Wing Aircraft and Certain Other Transactions, dated as of October 11, 2016 [Docket No. 953. Ex. C]

9

Row	MSN	Agreement
58	920241

•      Interim Restructuring Term Sheet, dated as of June 5, 2016, between CHC Helicopters (Barbados) SRL and Lobo Leasing SPV A Limited [Docket No. 253. Ex. C]

•      Restructuring of Lease for Aircraft MSN No. 920241, dated as of December 23, 2016, between CHC Helicopters (Barbados) SRL and Lobo Leasing SPV A Limited [Docket No.1412. Ex. C-3]

59	920245	Term Sheet Between CHC Group Ltd., as debtor and debtor in possession and The Milestone Aviation Group Limited Regarding Restructuring of Lease Transactions for Certain Rotor Wing Aircraft and Certain Other Transactions, dated as of October 11, 2016 [Docket No. 953. Ex. C]
60	920250

•      Interim Restructuring Term Sheet, dated as of June 5, 2016, between CHC Helicopters (Barbados) SRL and Lobo Leasing SPV A Limited [Docket No. 253. Ex. C]

•      Restructuring of Lease for Aircraft MSN No. 920250, dated as of December 23, 2016, between CHC Helicopters (Barbados) SRL and Lobo Leasing SPV A Limited [Docket No.1412. Ex. C-4]

61	920255	Term Sheet Between CHC Group Ltd., as debtor and debtor in possession and The Milestone Aviation Group Limited Regarding Restructuring of Lease Transactions for Certain Rotor Wing Aircraft and Certain Other Transactions, dated as of October 11, 2016 [Docket No. 953. Ex. C]
62	920278	Term Sheet Between CHC Group Ltd., as debtor and debtor in possession and The Milestone Aviation Group Limited Regarding Restructuring of Lease Transactions for Certain Rotor Wing Aircraft and Certain Other Transactions, dated as of October 11, 2016 [Docket No. 953. Ex. C]
63	920283	Term Sheet Between CHC Group Ltd., as debtor and debtor in possession and The Milestone Aviation Group Limited Regarding Restructuring of Lease Transactions for Certain Rotor Wing Aircraft and Certain Other Transactions, dated as of October 11, 2016 [Docket No. 953. Ex. C]
64	920289	Term Sheet Between CHC Group Ltd., as debtor and debtor in possession and The Milestone Aviation Group Limited Regarding Restructuring of Lease Transactions for Certain Rotor Wing Aircraft and Certain Other Transactions, dated as of October 11, 2016 [Docket No. 953. Ex. C]
65		PK Finance Commitment Letter set fort as Exhibit C to the Term Sheet Between CHC Group Ltd., as debtor and debtor in possession and The Milestone Aviation Group Limited Regarding Restructuring of Lease Transactions for Certain Rotor Wing Aircraft and Certain Other Transactions, dated as of October 11, 2016 [Docket No. 953. Ex. C]

10

Exhibit H6

Schedule of Assumed Compensation and Benefit Plans

Plan Supplement Exhibit H6

Schedule of Assumed Compensation and Benefit Plans

General Notes to Schedule of Assumed Compensation and Benefit Plans:

1.	All employment and severance policies, and all compensation and benefits plans, policies, and programs of the Debtors applicable to their respective employees, retirees, and non-employee directors, including all savings plans, retirement plans, healthcare plans, disability plans, severance benefit plans, incentive plans, and life and accidental death and dismemberment insurance plans shall be deemed assumed as of the Effective Date unless such policy or plan, as applicable, (i) has been assumed or rejected pursuant to a Final Order of the Bankruptcy Court, (ii) is the subject of a separate motion to assume or reject pending on the Confirmation Date, (iii) is specifically listed on the Schedule of Rejected Contracts and Leases or (iv) is otherwise expressly assumed or rejected pursuant to the Plan; provided, however, notwithstanding the foregoing, any such policy, plan or program that is (x) not listed on the Schedule of Assumed Compensation and Benefits Plan or Schedule of Assumed Contracts and Leases and (y) not terminable by the applicable employer without material liability to the Reorganized Debtors, shall be deemed rejected.

Plan Supplement Exhibit H6

Schedule of Assumed Compensation and Benefit Plans - United Kingdom

UK Business Information

Company name (s): Heli-One UK LTD

Employees:

Number of Collective Agreements:      5 labor agreements

	Statutory/Mandatory	HELI ONE	Vendor
Retirement
Benefit	Retirement provision is provided by a two tier system: - state old-age pension (flat rate pension) - State Second Pension - S2P (earnings related pension designed to supplement the flat rate pension).

Group Personal Pension –

After 5 years in the pension, employer will pay additional 1% if employee also increases by 1% (maximum employer will match with relevant additional pensionable service is 10%)

Scottish Widows - Alan Banks Tel 07710 745 324 alan.banks@scottishwidows.co.uk Broker Richard Strachan Aon Hewitt T +44 131 456 6430 M 07983 437 603 richard.strachan@aonhewitt.com
Type of Plan	Defined benefit	Defined contribution
Eligibility	All working in UK	All permanent employees
Employer Contributions	13.8% earnings over LEL (lower earnings limit), no maximum (covers all Social insurance, including penison, death benefits, healthcare)

Pilots - Employer contribution of 8% (with 1% of pensionable salary deduction towards Death in Service costs. Employee minimum 8%.

For Pilots after 3 years in the GPPP the employer will pay additional 1% if employee also increases by 1% (maximum is 10%)

Engineer/Ground Staff

Employer contribution is 8% of pensionable salary (1% of pensionable towards cost of DIS benefit). Employee minimum 6%

After 5 years in the GPPP the employer will pay additional 1% if employee also increases by 1% (maximum match is 10%) - applies to all excluding pilots

Employee Contributions	12% earnings over LEL up to UEL, 2% on earnings over UEL (upper earnings limit)

Matching contribution schedule:

Pilots Yrs 1-3 -EE 8% = ER 7%

Pilots Yrs 4-6 - EE 9% = ER 8% (optional)

Pilots Yrs 7+ - EE 10% = ER 9% Max (optional)

Eng & Staff Yrs 1-5 - EE 6% = ER 7% (min.)

Eng & Staff Yrs 6-10 - EE 7% = ER 8% (Opt.)

Eng & Staff Yrs 10+ - EE 8% = ER 9% Max

(Opt.)

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 1 of 24

Plan Supplement Exhibit H6

Schedule of Assumed Compensation and Benefit Plans - United Kingdom

Closed Defined Benefit Plan	n/a	Deferred members only (scheme closed 2009)

Risk Insurance
Death Benefit	Bereavement benefit payable upon death - part of NI and S2P/SERPS	Insured for 5x salary, normally 3x salary lump sum paid, 2x salary for spouse’s pension

Generali - In Captive

Richard Brennan

T: +44 (0)207 265 6219

Richard.Brennan@Generali.co.uk

Broker - Willis

Mark Baggensen

Client Relationship Manager

Direct: +44 (0) 20 3193 9512

M: +44 (0) 7507 779017

Mark.Baggensen@willis.com

Accidental Death	N/A	None	Generali - In Captive Richard Brennan, Generali Mark Baggensen, Willis (as above)

Disability
Short Term Disability (“Company Sick Pay”)	SSP is payable to employees by their employers for up to 28 weeks in any period of sickness. It is paid from the fourth day of sickness. The standard rate of SSP for 2012/2103 is GBP 85.85 per week	Pilots 0 – 3 months Nil 3 – 12 months 2 weeks 12 months + 26 weeks Engineers & Support 0 – 3 months Nil 3 – 12 months 2 weeks 12 – 36 months 4 weeks 36 – 60 months 8 weeks 60 months + 12 weeks	N/A
Long Term Disability (“PHI” - Permanent Health Insurance)	Employment and Support Allowance (ESA) is paid in two stages: The basic ESA will be paid at GBP 71.00 for 2012/2013 (GBP 56.25 if under 25). Potential claimants will undergo a Work Capability Assessment (WCA) which will be carried out within 13 weeks. The medical test is there to establish work capabilities	Pension scheme members who are not pilots Generally, 50% of pay provided for 26 weeks	Generali - In Captive Richard Brennan, Generali Mark Baggensen, Willis (as above)
Loss of Licence	N/A	Captain £150,000 Co-pilot £100,000	Willis - Captive Irene Aarthun Dir tel.: +47 51 84 02 29 Fax: +47 51 84 02 33 Email: irene.aarthun@willis.com
Loss of Medical Certificate	N/A	Not Provided	Willis - Captive Irene Aarthun Dir tel.: +47 51 84 02 29 Fax: +47 51 84 02 33 Email: irene.aarthun@willis.com

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 2 of 24

Plan Supplement Exhibit H6

Schedule of Assumed Compensation and Benefit Plans - United Kingdom

Healthcare Programs
Medical	Access to National Health Service (NHS) hospital treatment is based on ordinary residence in the United Kingdom	Additional medical provided to pilots and management (comprehensive coverage for most costs under BUPA)

BUPA - Captive

Eve Carlyle, Corporate Account Manager

E: eve.carlyle@bupa.com

E: 0800 032 4891 ext. 2064

Broker - Willis

Mark Baggensen

Client Relationship Manager

Willis Employee Benefits,

Direct: +44 (0) 20 3193 9512

Mobile +44 (0) 7507 779017 Mark.Baggensen@willis.com

Dental	Provided by NHS but access limited due to lack of providers	Surgical coverage only, no preventative	BUPA (as above)
Vision	Provides safety glass vouchers for £55, and coverage for injury to eye (Health & Safety Law requirement for Computer users i.e. all)	None	Reena Taylor Regional business Exec T: +44 20 7887 1220 E: reena.taylor@edenred.com Account No: 34763
Employer Contributions	Included in NI contributions above	Pays full cost for employee coverage
Employee Contributions	Included in NI contributions above	Pays nil for self, full cost for family. Employee pays tax on Benefit in Kind value (premium)

Business Travel Medical	N/A	Pays for emergency medical services while travelling for CHC	MSH/ISOS Global Policy

Paid Time Off
Vacation/Holiday	20 days + required 8 days of holiday	28 days/year + one extra day after every 2 years of service up to 33 days/year (inclusive of public holidays)	Recorded in Workday for Support Staff only
Maternity Leave	52 weeks maternity leave - 90% of pay for first 6 weeks plus lower of 90% of pay or statutory maternity pay per week for 33 weeks	Follow statutory requirement
Other Paid leave	Other required paid leaves: • Jury duty • Bereavement = 3 days imm. family, 2 days other	Follow statutory requirement

Other Benefits
Childcare voucher	N/A	Employes can sacrifice a portion of their salary towards childcare vouchers. Taxpayer Max sacrifice per month Basic rate £243 Higher rate £124 Additional rate £97	Fideliti T: 0800 288 8727 enquiries@fideliti.co.uk

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 3 of 24

Plan Supplement Exhibit H6

Schedule of Assumed Compensation and Benefit Plans - United Kingdom

Cyclescheme	N/A	Employees can hire/purchase bicycles and safety equipment through a salary sacrifice arrangement, up to maximum value of £1,000 over 12 months	Cyclescheme info@cyclescheme.co.uk t: 0844 879 5101 www.cyclescheme.co.uk/f85caa
EAP	n/a	Employee and immediate family living in same household – see full details on card – effective 1 June 2010	24 hour helpline - 1 800 62 60 37 Mary Vinakoti International Account Consultant D: +44 (0) 1908 523764 M: +44 (0) 7917 653060 Mary.Vinakoti@icasworld.com

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 4 of 24

Plan Supplement Exhibit H6

Schedule of Assumed Compensation and Benefit Plans - Ireland

Ireland Business Information

Company name (s): CHC Ireland Limited, CHC Leasing Limited

Employees:

Number of Collective Agreements: 4 labor agreements

	Statutory/Mandatory	CHC Leasing	Vendor
Retirement
Benefit	Receive a flat rate DB type benefit payable from the state (PRSI) after 520 full-rate weekly contributions to the state (and began working prior to age 56)

Group Personal Pension –

Contribution accumulation as below. After 5 years in the pension, employer will pay additional 1% if employee also increases by 1% (maximum employer will match with relevant additional pensionable service is 10%)

EE 6% & ER 6% (5% pension & 1% DIS) NRA 63

Maximum EE conts - EUR 115,000 p.a

Max conts by age:

up to 30 - 15%

30 - 39 - 20%

40 - 49 - 25%

50 - 54 - 30%

55 -59 - 35%

60+ - 40%

Irish Life

Phelim Kelly - Snr Client Mgr

Tel: +353 1 704 2847

phelim.kelly@irishlife.ie

or

Peter Cooney (Head Client

Services)

00 353 1 704 2552

Email: Peter.Cooney@irishlife.ie

Broker/Advisor - Mercer

Caitriona Fitzgerald

T:+353 (0)1 4118486

Caitriona.Fitzgerald@mercer.com

or

Nigel Harper -

nigel.harper@mercer.com

Type of Plan	Defined benefit	Defined contribution
Eligibility	Compulsory for all residents of Ireland age 16-66	All permanent employees
Employer Contributions	10.75% of earnings, no maximum (covers all Social insurance, including penison, death benefits, healthcare)	All - 6% (incl. 1% for dth in service)
Employee Contributions	4% of earnings (minimum salary of EUR 18,304 required to pay)	All - 6%

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 5 of 24

Plan Supplement Exhibit H6

Schedule of Assumed Compensation and Benefit Plans - Ireland

Risk Insurance
Death Benefit	Payable after 260 full-rate weekly contributions (or other requirements of pay into PRSI) - flat amount payable per week (reduced if less than full payment into PRSI)	Insured for 5x salary, normally 4x salary lump sum paid, 1x salary for spouse’s pension

Generali - in Captive

Shane Martin -

Senior Account Executive

M: +353 (0)86 0405163

shanemartin@generali.ie

There is no broker for this policy but we used Willis to complete the unbundling market review.

Contact:

John Feely

Director – Employee Benefits &

Investments

Willis Risk Services

Direct: +353 (0)1 4074933

M: +353 (0)87 6184690,

john.feely@willis.ie

Accidental Death	N/A	Not provided

Disability
Short Term Disability (“Company Sick Pay”)	Flat amount payable per week, based on contributions into PRSI - amounts adjusted annually

Pilots, Engineers & Aircrew : Graded on service, 26 weeks at 3 years Others: Graded on service, 13 weeks at 1 year

100% of employee and employer pension contributions on pensionable salary at renewal date

Tracked in Workday for Support staff only
Long Term Disability (“PHI” Permanent Health Insurance)	Flat amount payable per week, based on contributions into PRSI (no waiting after Short-term if deemed permanently disabled) - amounts adjusted annually	Pension scheme members only 50% of pensionable salary as at renewal date (1 Jan) 100% of employee and employer pension contributions on pensionable salary at renewal date	Generali - Captive Kevin Nolan M: +353 (0)46 9099 826 kevinnolan@generali.ie
Loss of Licence	n/a	Captain €180,000 Co-pilot €120,000	Willis - Captive Irene Aarthun +47 51 84 02 29 irene.aarthun@willis.com

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 6 of 24

Plan Supplement Exhibit H6

Schedule of Assumed Compensation and Benefit Plans - Ireland

Loss of Medical (Rearcrew)	n/a

Covered through Protector Forsikring -

€90,000 up to age 58. Benefits reduced after

58 on the following scale:

Age %Benefit Payable

59 50%

60 40%

61 30%

62 20%

63 10%

64 5%

Extra Top Up of EURO 10,000 voluntary at own cost.

Willis - Captive as above

Healthcare Programs
Medical	Socialized medical generally covers primary care and hospitalization in public hospitals	Private medical insurance for all employees	Aviva Health Lisa Morris Corporate Key Account Manager Aviva Health Ireland 086 806 5251 lisa.morris@avivahealth.ie
Dental	Covered in medical program	Cover via Medical insurance: Refund of €25/7 times per year Emergency dental treatment	Aviva
Employer Contributions	Included in PRSI cost above	Pays full cost for employee coverage
Employee Contributions	Included in Universal Social Charge (USC) - 2% on income up to EUR10,036, 4% income b/w EUR10,036- 16,016 and 7% on income over EUR16,016	Pays nil for self, full cost for family
Business Travel Medical	N/A	Pays for emergency medical services while travelling for CHC	MSH/ISOS Global Policy

Paid Time Off
Holiday/Vacation	20 days mandatory + 9 public holidays	20 days annual leave 9 public holidays	Tracked in Workday for Support staff only
Maternity Leave		Statutory only	Tracked in Workday

Other Benefits
Cycle to Work	N/A	After probation period - Cycle scheme

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 7 of 24

Plan Supplement Exhibit H6

Schedule of Assumed Compensation and Benefit Plans - Ireland

Travelcard	N/A	100% employee travel scheme via salary sacrifice
EAP	n/a	Employee and immediate family living in same household – see full details on card – effective 1 June 2010	24 hour helpline - 1 800 62 60 37 Mary Vinakoti International Account Consultant +44 (0) 1908 523764 M: +44 (0) 7917 653060 Mary.Vinakoti@icasworld.com

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 8 of 24

Plan Supplement Exhibit H6

Schedule of Assumed Compensation and Benefit Plans - Norway

Norway Business Information

Company name (s):  Heli-One (Norway) AS

Employees:

Number of Collective Agreements:  8 labor agreements

	Statutory/Mandatory	Heli-One	Vendor
Retirement
Benefit at Retirement	Provided by national insurance scheme - NIS. Based on earnngs up to 7.1G (was 12 G prior to 2011)	Pilots - 70% of final salary prior to age 67; Other - 66% of final salary	CHC Penjonskasse Advisors Gabler Bjarne F. Refsnes Seniorkonsulent (+47) 970 58 106 bjarne.refsnes@gabler.no
Type of Plan	Prior to 2011 was DB; afterwards DC	DB - CHC Norge Pensjonskasse
Eligibility	All employees	Age 20, with hours over 20% of full-time position
Early Retirement	N/A	Provided through AFP from age 62
Employer Contributions	14.1% total earnings plus 12.5% on income over 12G	Cost less 2% EE contributions
Employee Contributions	7.8% total earnings	2% salary

Risk Insurance
Death Benefit	Provided by NIS.	Provided in pension - Spouse's pension of 60%; child pension also available until age 21	Protector Forsikring ASA Broker - Irene Årthun Manager Client Support Willis Towers Watson T +47 51 84 02 29 M +47 93 06 41 90 Irene.aarthun@willistowerswatson.com
Life/ADD	N/A	Pays 30G + 15G when Death in Service for Accidental Death; Permanent Disability based on type and age, ranging 22-30 G	Protector Forsikring ASA Broker - Irene Årthun as above
BTA	N/A	Provides coverage for ees + fam for business and leisure	Gouda

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 9 of 24

Plan Supplement Exhibit H6

Schedule of Assumed Compensation and Benefit Plans - Norway

Disability
Short Term Disability	NIS provides sickness benefis for up to 52 weeks; 100% of earnings up to 6G after 16 days	first 16 days plus 100% of pay up to 12 months less amt paid by NIS	Tracking TBC - Support staff in Workday from 2016
Long Term Disability	NIS provides LTD benefits - 100% of pension after 1 year of disability. Reduced based on level of disability, minimum of 50%.	Provided in pension - pension at age 67 reduced by NIS disability amount (payable until 67) Medical Disability 20G if due to accident or work related illness, 15G if due to other illness	Protector Forsikring ASA Broker - Irene Årthun as above
Loss of Licence	n/a	n/a	Protector Forsikring ASA Broker - Irene Årthun as above

Healthcare Programs
Medical	Provided by NIS.	Provides coverage for employees (family coverage for full cost to employee)	Storebrand Norwegian based employees, BUPA for pilots living overseas
Dental	Provided by NIS to children under 18 and elderly	No supplemental coverage	n/a
Vision	Not covered	2500 NOK for glasses for computer use	n/a
Employer Contributions	included in NIS contribution	Pay full cost of employee coverage + vision benefit
Employee Contributions	included in NIS contribution	Pay full cost of covering dependent

Paid Time Off
Holidays	Varies, generally 13	Follow statutory requirement
Vacation	25 days (30 for over 60)	Follow statutory requirement
Maternity Leave	46 weeks of 100% pay (to 6G) - may take yr unpaid before child turns 3	covers pay over 6G up to 27 weeks

Pay / Allowances
Meal benefit	N/A	Subsidized canteen in facility

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 10 of 24

Plan Supplement Exhibit H6

Schedule of Assumed Compensation and Benefit Plans - Netherlands

The Netherlands Business Information

Company name (s):  CHC Hoofddorp BV, Heli One (Netherlands) BV

Employees:

Number of Collective Agreements:  3 labor agreements

	Statutory/Mandatory	CHC Hoofddorp	Heli-One	Vendor
Retirement
Benefit	All local employees are covered by the savings scheme under the AOW managed by the State - provides annuity payment in retirement (ages graded based on DOB).	Accumulation of Contributions	Accumulation of Contributions	BeFrank Bas Lipholt PensioenCoach Bas.Lipholt@BeFrank.nl T: 020 562 11 31
Type of plan	Defined Benefit	Defined Contribution (new for 2015)	Defined Contribution (new for 2015)
Eligibility	All residents	By collective labor agreement	By collective labor agreement
Employer Contributions	None	Varies by age	Varies by age
Employee Contributions	17.9% of earnings up to EUR 33,363 (2013)	4.6% employee contribution (ground staff)	4.6% employee contribution (ground staff)
Voluntary temporary widow/widower pension (ANW)	n/a	Euro 14,658 (2015) insured amount, age related tarriff, 100% employee voluntary cost	Euro 14,658 (2015) insured amount, age related tarriff, 100% employee voluntary cost	Generali - Captive Contract 2695 (as below)

Risk Insurance
Death Benefit

ANW benefit payable in certain circumstances to surviving spouse and children - cost is 0.6% earnings up to EUR 33,363 for employee Employer is obliged to pay the salary up to one month after date of death

The Widows and Orphans Pension (WOPS) commence. Is a contributory scheme operated by the Government which provides pension benefits to the widow and orphans.

		See statutory practice. In addition, pilots and crew (flying ground staff) receive €150,000 in case of death	None	Generali - Captive Contract No 2695 Sven Roelandt Generali Employee Benefits Network Direct: +32 2 535 71 74 M: +32 490 65 37 89 roelandt@geb.com
Accidental Death & Dismemberment	n/a	Euro 91,000 Contract DL228788		Generali, Underwriter Heinfeld - Captive Broker - Flexis Arnold van Herk 020- 6260628

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 11 of 24

Plan Supplement Exhibit H6

Schedule of Assumed Compensation and Benefit Plans - Netherlands

Disability
Short Term Disability	All employees will be covered by the Supplementary Insurance for Work Resumption by Partially Disabled Persons Scheme (WGA-excedent) - pay sickness benefits of 70% of total wage to social security ceiling	pays 100% of salary for initial two years	pays 100% of salary for initial two years	Absence recorded in OH Portal
Loss of Licence Insurance	n/a	n/a	n/a	Protector Forsikring ASA - Captive Broker -Willis Irene Årthun D +47 51 84 02 29 M +47 93 06 41 90 Irene.aarthun@willistow erswatson.com Contract700132006
Long Term Disability (Gap Insurance)	If an employee is partially disabled (between 35% and 80% disability) or fully but temporarily disabled, 70% of salary under Euro 51,978 (in 2015) payable either by WGA or by social security (UVW)	Follow statutory requirements - all portions of LTD fully insured Contract No 80015540060	Follow statutory requirements - all portions of LTD fully insured Contract No 80015560060	AEGON, underwritten by Felison. Broker Flexis
Disability Excedent Insurance	See above	70% salary above Euro 51,978 (in 2015) Policy 2694	70% salary above Euro 51,978 (in 2015) Policy 2696	Generali - Captive Sven Roelandt, Area Manager Direct: +32 2 535 71 74 M: +32 490 65 3789 roelandt@geb.com

Healthcare Programs
Medical	Basic medical insurance provided by the state - Healthcare Insurance Act (ZVW) - mandatory for those aged 18 and up	Statutory only	Statutory only
Dental and Vision	Not provided under ZVW (except to children up to age 18)	Not provided	Not provided	n/a
Employer Contributions	Reimburses employees' premiums	Reimburses employees' premiums at 100%	Reimburses employees' premiums at 100%
Employee Contributions	Pays premiums of 7.75% of earnings up to EUR 50,853 (2013)	Pays premiums of 7.75% of earnings up to EUR 50,853 (2013)	Pays premiums of 7.75% of earnings up to EUR 50,853 (2013)

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 12 of 24

Plan Supplement Exhibit H6

Schedule of Assumed Compensation and Benefit Plans - Netherlands

Business Travel Medical	N/A	Pays for emergency medical services while travelling for CHC Policy DL228790	Pays for emergency medical services while travelling for CHC Policy DL228787	Generali/DAS - Captive - underwritten by Heinfeld

Paid Time Off

Holidays	8 holidays	Provide 9 days	Provide 9 days
Vacation	Must be provided to all employees, minimum 20 days	Provide 25 days plus additional day upon long service	Provide 25 days plus additional day upon long service
Vacation bonus	Mandatory paid annual leave is based on CLA (Collective Labour Agreement) = 8% of base pay	Follow statutory practice.	Follow statutory practice.
Maternity Leave	Women are entitled to 16 weeks of fully-paid maternity leave per pregnancy.	Follow statutory practice	Follow statutory practice

Other Benefits
Tuition Reimbursement	N/A	covers tuition costs for extended study within the employee’s specialized field.	covers tuition costs for extended study within the employee’s specialized field.

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 13 of 24

Plan Supplement Exhibit H6

Schedule of Assumed Compensation and Benefit Plans - Touring Crew

Touring Crew Business Information

Company name (s): CHC Global Operations (2008) ULC and CHC Global Operations International ULC

Employees: 350 (Jan 1 2016)

Number of Collective Agreements: 2 labor agreements

	Statutory/Mandatory	Crew	Vendors
Retirement
Benefit	Old age security (OAS) based on salary earned, capped by annual earnings limit YMPE	RPP - Registered Pension Plan GRP - Group Retirement Plan 401(k) - US 401(k) Plan	1 - RPP - Manulife Jason Smith T. 604 895-3236 jason.smith@manulife.com
Type of Plan	Defined benefit	All Defined contribution	2 - GRP - Fidelity Sue D'Agostino T +44 (0)1737 836366 sue.d’agostino@fil.com
Eligiblility	Residents of Canada	RPP - All Canadian Touring crew GRP - Non-Canadian, non-US Touring 401(k) - US Resident Touring crew	3 - 401(k) - Merrill Lynch MaryJane Dugan 303-264-6280 maryjane.dugan@baml.com
Employer Contributions	4.95% of salary	RPP and GRP - 4% mandatory 401(k) - 1-1 match up to 4% EE
Employee Contributions	4.95% of salary	RPP and GRP - 4% mandatory, up to 10% voluntary 401(k) - 1-75%, only first 4% matched

Risk Insurance
Death Benefit	Receive portion of OAS	2 x base salary in employer provided coverage (max 500,000); can purchase up to 500,000	Sun Life - Captive Sylvia Van Sickle 1-800-561-7788, ext 5445 sylvia.van.sickle@sunlife.com
Accidental Death	N/A	2 x base salary is full coverage - % payable based on type of loss; can purchace up to 500,000 in coverage	Sun Life - Captive Sylvia Van Sickle (as above)
Dependent insurances	N/A	Can purchase 50% of employee coverage amount for spouse and 10% for child(ren)	Sun Life - Captive Sylvia Van Sickle (as above)

LOL insurance	N/A	Flat amount CA$105,000	self insured

Disability
Short Term Disability	EI provides payment for illness, generally 55% of earnings to a maximum	66.67% of salary after 3 consecutive days	tracked in Workday

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 14 of 24

Plan Supplement Exhibit H6

Schedule of Assumed Compensation and Benefit Plans - Touring Crew

Long Term Disability	Received under Canadian Pension Plan (CPP) based on several factors including age and years of contributions	50% of base salary after 6 months, employee can purchase additional 10% top up	Sun Life - Captive Sylvia Van Sickle (as above)

Healthcare Programs
Medical	Provincial health care mandatory - generally covers doctor visits, hospitalization but not dental care or prescription drugs	Residents - supplemental coverage from Sun Life (MSP primary coverage) Non-Res - coverage under MSH both for home country and travel	1- Sun Life - Resident Med/Den Krista Gaspari (604) 895-5442 krista.gaspari@sunlife.com
Dental	N/A	Residents - full dental coverage from Sun Life Non-Res - full dental coverage under MSH	2 - MSH - Non-Resident Med/Den Stephanie Woodall +1 (800) 672-6089 ext. 2109 stephanie.woodall@americas.msh- intl.com

Employer Contributions	50% of MSP premium	Pay 100% of cost

Employee Contributions	50% of MSP premium	n/a
Travel medical	N/A	Pays for emergency medical services while travelling for CHC	SSQ for resident crew and MSH for non-resident crew

Paid Time Off
Holidays	in BC, mandatory 13 days	Provide statutory amounts
Vacation	Mandatory vacation allowance of 2 weeks, 3 weeks after 6 years of service	Vacation provided by work schedule - generally 6 weeks on/off	tracked in AMOS
Maternity Leave	In BC, 17 weeks of maternity leave	Provide statutory amount	tracked in Workday

Pay / Allowances
Crew Allowances	N/A	check Scheduling for full list of allowances for the touring crew	tracked in Workday

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 15 of 24

Plan Supplement Exhibit H6

Schedule of Assumed Compensation and Benefit Plans - Canada

Canada Business Information

Company name (s): Heli-One Canada ULC (H1 and office staff)

Employees: 462

Number of Collective Agreements: 1 labor agreements

	Statutory/Mandatory	Flex Benefits	Vendors
Retirement
Benefit	Old age security (OAS) based on salary earned, capped by annual earnings limit YMPE	CHC Helicopter Retirement Plan	Manulife Jason Smith T. 604 895-3236 jason.smith@manulife.com
Type of Plan	Defined benefit	Defined contribution (base + bonus)

Eligiblility	Residents of Canada	All non-crew employees, first of month following date of hire

Employer Contributions	4.95% of salary	4% of base

Employee Contributions	4.95% of salary	4% mandatory, up to 10% additional

Risk Insurance
Death Benefit	Receive portion of OAS	Part of flex plan - 1x salary provided by company; can purchase up to 500,000 in coverage	Sun Life - Captive Sylvia Van Sickle 1-800-561-7788, ext 5445 sylvia.van.sickle@sunlife.com
Accidental Death		Part of flex plan - 1x salary provided by company; can purchase up to 500,000 in coverage	Sun Life - Captive Sylvia Van Sickle (as above)
Dependent insurances	N/A	Part of flex plan - can purchase up to 500,000 of life/ad&d for spouse and 100,000 for child	Sun Life - Captive Sylvia Van Sickle (as above)

Disability
Short Term Disability	EI provides payment for illness, generally 55% of earnings to a maximum	66.67% of salary after 3 consecutive days	tracked in Workday
Long Term Disability	Received under Canadian Pension Plan (CPP) based on several factors including age and years of contributions	60% of earnings after 26 week elimination period	Sun Life - Captive Sylvia Van Sickle (as above)

Healthcare Programs
Medical	Provincial health care mandatory - generally covers doctor visits, hospitalization but not dental care or prescription drugs	In flex plan - 3 options for employees; each covers supplementary services (MSP being primary health coverage)	Sun Life Krista Gaspari (604) 895-5442 krista.gaspari@sunlife.com

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 16 of 24

Plan Supplement Exhibit H6

Schedule of Assumed Compensation and Benefit Plans - Canada

Dental	N/A	In flex plan - 3 options for employees; each covers three types of services at varying levels (preventative, basic and major) from Sun Life	Sun Life Krista Gaspari (604) 895-5442 krista.gaspari@sunlife.com
Employer Contributions	50% of MSP premium	Employer provides flex credits for 90% of the cost of median options for medical and dental
Employee Contributions	50% of MSP premium	Additonal coverage costs paid by employee
Travel medical	N/A	Pays for emergency medical services while travelling for CHC	SSQ / AXA

Paid Time Off
Holidays	in BC, mandatory 13 days	Provide statutory amounts	tracked in Workday
Vacation	Mandatory vacation allowance of 2 weeks, 3 weeks after 6 years of service	Receive flex leave (combined sick/vacation/personal)- 20 days up to 8 YOS, 25 days at 9 YOS, 30 days at 18+	tracked in Workday
Maternity Leave	In BC, 17 weeks of maternity leave	Provide statutory amounts	tracked in Workday

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 17 of 24

Plan Supplement Exhibit H6

Schedule of Assumed Compensation and Benefit Plans - Australia

Australia Business Information

Company name (s): CHC Helicopter Australia Pty Ltd

Employees: 496 Jan 1 2016

	Statutory/Mandatory	CHC	Vendor
Retirement
Benefit	The retirement system consists of the state social security system and mandatory superannuation plans (SG plans), which must be in accordance with the Superannuation Guarantee (Administration) Act 1992 (SG act).	Follow statutory requirements - employees can select CHC selected super (with Mercer) or a separate fund of their choice	Mercer
Type of Plan	Superannuation	Superannuation

Eligibility	All residents, whether temporary or permanent	All employees

Employer Contributions	9.5% of salary	9.5% of salary (capped at maximum taxable benefit)

Employee Contributions	9.5% of salary	May contribute up to $30k if under age 50 or 35K if 50 or older

Risk Insurance
Death Benefit	The social security system provides for survivor’s pensions payable in the event of death in service, or death after retirement.	Death & Total Permanent Disability (TPD) provided through the Superannuation scheme. Benefit equal to 5 x gross salary if in CHC super. If not a member of the CHC super, not eligible for coverage	Mercer

Income Protection		75% of salary payable for 5 years; 90-day waiting period	Comminsure

Accidental Death	Workers compensation defined by state legislation. Workers Compensation changes by state. WA, ACT, NT & NSW = Allianz. SA = Employers Mutual Limited. QLD = Work Cover Queensland. VIC = QBE Workers Comp	No additional benefit

Disability
Short Term Disability	Short-term sick pay is initially the responsibility of the employer. The minimum statutory entitlement is 10 days sick leave on full pay per year. Sickness benefits also provided as part of the overall social security system.	Follows statutory requirement (employees can take up to 3 months unpaid sick leave)	Tracked in WD for support staff, AIMS/iSAR for crew

Long Term Disability	Mandatory Disability Support Pension (DSP) included in Social security. TPD benefits normally paid as a lump sum equal to the projected normal retirement benefit based on current salary.	See above under Income Protection - generally capped at maximum benefit of 75% of pay	Comminsure

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 18 of 24

Plan Supplement Exhibit H6

Schedule of Assumed Compensation and Benefit Plans - Australia

Loss of Licence	n/a	AUD 350,000 age 22-30 AUD 300,000 age 31-40 AUD 215,000 age 41-45 AUD 130,000 age 46-50 AUD 95,000 age 51-55 AUD 66,000 age 56-60 Injury Only AUD 35,000 age 61-67	Protector Forsikring ASA - Captive Broker - Irene Årthun Manager Client Support Willis Towers Watson T +47 51 84 02 29 M +47 93 06 41 90 Irene.aarthun@willistowerswa tson.com

Healthcare Programs
Medical	Medicare applies to all permanent Australian residents and covers hospitalization, doctor visits, paramedical, vision care and dental coverage	No additional benefit	n/a
Dental and Vision	Included above	No additional benefit	n/a

Employer Contributions		N/A
Employee Contributions	The Medicare Levy (ML) is charged as a percentage of taxable income, for persons with earnings above the upper threshold the standard rate of 1.5% applies.	N/A
Travel medical	N/A	Covers medical costs incurred while travelling for business (for Australian business only - max of 6 months)	Chubb

Paid Time Off
Personal/carers leave	10 days per year	Follow statutory requirement - leave is accumulated during year and rolls over if unused	Tracked in WD for support staff, AIMS/iSAR for crew
Vacation	20 days per year	Follow statutory requirement - leave is accumulated during year and rolls over if unused	Tracked in WD for support staff, AIMS/iSAR for crew
Parental Leave	Up to one year allowed for combination maternity/paternity - portion paid	Statutory entitlement. Up to one year unpaid but including 18 weeks government funded paid leave at national minimum wage (after one year of service)
Other Paid leave

Other required paid leaves:

•  Paternity = max 51 weeks unpaid less maternity taken

•  Bereavement = 2 days (3 days for crew)

•  Long service = weeks paid leave based on service; varies by state (CHC follows SA LSL regulations)

		Follow statutory requirement	LSL

Other Benefits
Car leasing	N/A	CHC deducts lease amounts on a pre-tax basis - handled by NLC	NLC
Local relocation benefit	N/A	Only moving from base to base within Australia - reimburses HHG shipment from lowest bid provider (all ground-based)	Allied Pickford

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 19 of 24

Plan Supplement Exhibit H6

Schedule of Assumed Compensation and Benefit Plans - United States

US Business Information

Company name (s): CHC Helicopter Support Services (US) Inc. (Dallas), Heli-One American Support LLC (Ft. Collins)

Employees: 173

	Statutory/Mandatory	CHC	Vendors
Retirement
Benefit	Social security (OASDI) - amount based on working lifetime and amounts paid into system during that time	Accumulated benefit in DC plan	Merrill Lynch MaryJane Dugan 303-264-6280 maryjane.dugan@baml.com
Type of Plan	Defined benefit	Defined contribution

Elgibility	All receiving US compensation	First of the month following date of hire
Employer Contributions	FICA 6.2%	1-1 match on first 4% employee contributes on base + STIP
Employee Contributions	FICA 6.2% of pay up to $133,700 (2013)	1-50% of base + STIP (pre-tax only)

Risk Insurance
Death Benefit	Death benefit payable from OASDI	Life insurance 1x base salary (up to 150k) provided by employer; can purchase up to 5x base salary (up to 300k)	Met Life Kristina Wolfe 816-204-3755 kwolfe@metlifeservice.com
Accidental Death	N/A	Life insurance 1x base salary (up to 150k) provided by employer; can purchase up to 5x base salary (up to 300k)	Met Life Kristina Wolfe (as above)

Disability
Short Term Disability	N/A	After 4 days, can receive 66.67% of salary for up to 13 weeks (first 5 days paid under Sick/PTO leave)	tracked in Workday
Long Term Disability	Medicare disability available upon total and permanent disability	After 90 days continuous disability, receive 50% of base salary up to $6000	Met Life KristinaWolfe (as above)

Healthcare Programs
Medical	Medicare only - old age or disabled persons only	2 Aetna fully insured options (PPO or HDHP with HSA) - covers major medical, hospitalization, prescription drugs; PPO - copays for office visit and 90% coinsurance in- network; HDHP - covers 80% after $2,500 deductible	Aetna Cindy Adams AdamsC2@aetna.com

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 20 of 24

Plan Supplement Exhibit H6

Schedule of Assumed Compensation and Benefit Plans - United States

Dental	N/A	Fully insured - covers three tiers of service for dental (preventative at 100%, basic at 80%, major at 50%)	Met Life Kristina Wolfe (as above)

Vision	N/A	Fully insured - covers portion of office visits and corrective lenses	Met Life Kristina Wolfe (as above)
Employer Contributions	1.45% of pay	80% of cost for medical, 60% of cost for dental/vision

Employee Contributions	1.45% of pay	remainder of premium cost + OOP expenses
FSA	N/A	Provide ability to set aside pre-tax monies to pay for either health care or dependent care (employee paid)	WageWorks Tracey Schenhoff 719-351-9776 Tracey.Schenhoff@wageworks.com
Travel medical	N/A	Covered by MSH International fully paid by CHC	MSH /ISOS

Paid Time Off

Holidays	Federal holidays not mandated	9 per year	tracked in Workday
Vacation	No federal requirement	PTO - varies based on level	tracked in Workday
Maternity Leave	As allowed under FMLA, generally unpaid	Paid leave per vacation and STD prior to birth, up to 12 weeks unpaid under FMLA	tracked in Workday

Pay / Allowances

Other Benefits
FMLA	Protected unpaid leave to family reasons: birth or adoption, illness of family member or self; miliatry leave. Maximum 12 wks in 12-month period	Follow statutory requirement	tracked in Workday

Severance
Amount provided	N/A

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 21 of 24

Plan Supplement Exhibit H6

Schedule of Assumed Compensation and Benefit Plans

Material Employee Agreements

Employee
Reference ID	Level	Legal Entity	Country
10001	CEO	CHC Group Ltd.	US
10002	SVP	CHC Group Ltd.	US
10003	SVP	CHC Group Ltd.	US
10004	SVP	Heli-One Canada ULC	Canada
10005	VP	Heli-One Canada ULC	Canada
10006	VP	Heli-One Canada ULC	Canada
10007	VP	Heli-One Canada ULC	Canada
10008	VP	Heli-One Canada ULC	Canada
10009	VP	Lloyd's Helicopter Pty Ltd.	Australia
10010	Director	Lloyd's Helicopter Pty Ltd.	Australia
10011	Director	Lloyd's Helicopter Pty Ltd.	Australia
10012	Director	Lloyd's Helicopter Pty Ltd.	Australia
10013	Director	Lloyd's Helicopter Pty Ltd.	Australia
10014	Director	Heli-One Canada ULC	Canada
10015	Director	Heli-One Canada ULC	Canada
10016	Director	CHC Global Operations (2008) ULC	Canada
10017	Director	Heli-One Canada ULC	Canada
10018	Director	Heli-One Canada ULC	Canada
10019	Director	Heli-One Canada ULC	Canada
10020	Director	Heli-One Canada ULC	Canada
10021	Director	Heli-One Canada ULC	Canada
10022	Director	Heli-One Canada ULC	Canada
10023	Director	Heli-One Canada ULC	Canada
10024	Director	Heli-One Canada ULC	Canada
10025	Director	Heli-One Canada ULC	Canada
10026	Director	Heli-One Canada ULC	Canada
10027	Director	Heli-One Canada ULC	Canada
10028	Director	Heli-One Canada ULC	Canada
10029	Director	Heli-One Canada ULC	Canada
10030	Director	Heli-One (Norway) AS	Norway
10031	Director	Heli-One (Norway) AS	Norway
10032	Director	Heli-One (Norway) AS	Norway
10033	Director	Heli-One (Norway) AS	Norway
10035	Directors	HeliOne (UK) LTD	UK

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 22 of 24

Plan Supplement Exhibit H6

Schedule of Assumed Compensation and Benefit Plans

Assumed Benefit Programs

Country	CHC entity	Provider	Type of Plan	Name or Type of Benefit Plan
Australia	CHC Australia	Allianz	WC	Workers Compensation – WA
Australia	CHC Australia	Allianz	WC	Workers Compensation – NT
Australia	CHC Australia	Allianz	WC	Workers Compensation - ACT
Australia	CHC Australia	AXAICAS	Health	EAP
Australia	CHC Australia	CGU	Insurance	Journey
Australia	CHC Australia	Chubb	Travel	Corporate Travel
Australia	CHC Australia (part of the Superannuation Plan)	Generali - Captive	Insurance	Group Life
Australia	CHC Australia	Generali - Captive	Insurance	Salary Continuance
Australia	CHC Australia	Mercer	Pension	CHC Helicopters (Australia) Superannuation Plan
Canada	Global Operations (2008) ULC	Fidelity	Pension	CHC Global Retirement Plan (GRP)
Canada	Heli-One Canada ULC	Generali - Captive	Insurance	Disability Pension
Canada	Heli-One Canada ULC	Generali - Captive	Insurance	Group Life
Canada	CHC Global Operations (2008) ULC	Generali - Captive	Insurance	Disability Pension
Canada	CHC Global Operations (2008) ULC	Generali - Captive	Insurance	Group Life
Canada	Heli-One Canada ULC	Manulife	Pension	CHC Helicopters and Affiliates Retirement Plan (RPP)
Canada	CHC Global Operations (2008) ULC	Manulife	Pension	CHC Helicopters and Affiliates Retirement Plan (RPP)
Canada	Global Operations (2008) - US residents only	Merrill Lynch	Pension	Heli One (US) Inc. and Affiliates Retirement Plan (401k)
Canada	CHC Global Operations (2008) ULC	MSH	Health	Administrative Services (ASO) - medical/dental
Canada	CHC Global Operations (2008) ULC	Protector - Captive	WC	International WC
Canada	Heli-One Canada ULC	Sun Life	Health	Administrative Services (ASO) - medical/dental
Canada	CHC Global Operations (2008) ULC	Sun Life	Health	Administrative Services (ASO) - medical/dental
Norway	Heli One Norway	Gabler	Pension	pension advice/consulting
Norway	Heli One Norway	Gouda	Travel	Travel insurance
Norway	Heli One Norway	Pensjonskasse	Insurance	Widows & Orphans Pension
Norway	Heli One Norway	Pensjonskasse	Insurance	Disability Pension
Norway	Heli One Norway	Pensjonskasse	Pension	CHC Norge Pensjonskasse
Norway	Heli One Norway	Protector	Insurance	WC/Accident/Life/Disability
Norway	Heli One Norway	Protector	Health	Health Insurance
United Kingdom	CHC SCOTIA LIMITED	Aon Hewitt	Pension	CHC Scotia Pension Scheme (closed DB scheme)
United Kingdom	CHC SCOTIA LIMITED	Cyclescheme	Other	cycle scheme
United Kingdom	CHC SCOTIA LIMITED	Fideliti	Other	childcare vouchers
United Kingdom	CHC SCOTIA LIMITED	Generali - Captive	Insurance	Group Life
United Kingdom	CHC SCOTIA LIMITED	Generali - Captive	Insurance	Group Life
United Kingdom	CHC SCOTIA LIMITED	Generali - Captive	Insurance	Disability Pension
United Kingdom	CHC SCOTIA LIMITED	Generali - Captive	Health	Group Medical Expenses
United Kingdom	CHC GROUP LTD	Protector - Captive	Insurance	Loss of License
United Kingdom	CHC GROUP LTD	Protector - Captive	Insurance	Loss of Medical Approval
United Kingdom	CHC SCOTIA LIMITED	Scottish Widows	Pension	CHC Scotia Group Personal Pension Scheme
United Kingdom	CHC SCOTIA LIMITED	AXAICAS	Health	EAP
United States	CHC Helicopter Support Services	Aetna	Health	Medical/Rx
United States	Heli One (US) Inc	Merrill Lynch	Pension	Heli One (US) Inc. and Affiliates Retirement Plan (401k)
United States	CHC Helicopter Support Services	MetLife	Health	Dental/Vision
United States	CHC Helicopter Support Services	MetLife	Insurance	Life Insurance
United States	CHC Helicopter Support Services	MetLife	Insurance	Long-term Disability
United States	CHC Helicopter Support Services	WageWorks	Health	Health/Dependent Savings Accounts

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 23 of 24

Plan Supplement Exhibit H6

Schedule of Assumed Compensation and Benefit Plans

Assumed Collective Labor Agreements

Country -	EE Group
Business	Represented	Union Name
Australia - HS	Pilots	AFAP – Australian Federation Air Pilots
Australia - HS	Engineers	2 Unions represent EEs under 1 Agreement • AMWU – Australian Manufacturing Workers Union • ALAEA – Australian Licenced Aircraft Engineers Assn
Australia - HS	Aircrew	AMWI – Australian Manufacturing Workers Union
Australia - HS	Ground	TWU – Transport Workers Union (Australia)
Canada – HS	Pilots	GHPA – Global Helicopter Pilots Assn Local of OPEIU, Office & Professional Employees Intl Union
Canada – HS	Engineers	GHEA – Global Helicopter Employees Assn Local of OPEIU, Office & Professional Employees Intl Union
Canada – H1	Maintenance	OPEIU - Office & Professional Employees Intl Union
Norway – H1	Mechanics	MF – Mekaniker Foreningen
Norway – H1	Technical	TAF – Teknisk Administrativ Forening
Norway – H1	Design Engineers	NITO – Saeravtale, Norwegian Society of Engineers & Technologists
Norway – H1	Logistics	IE – Industri Energi

In re CHC Group Ltd. Case No. 16-31854 (BJH)	Page 24 of 24

Exhibit I

Registration Rights Agreement

REGISTRATION RIGHTS AGREEMENT

BY AND AMONG

[HELICOPTER COMPANY I LLC]

[HELICOPTER FINANCE LTD.]

AND

THE OTHER PARTIES HERETO

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of [●], 2017, by and among [Helicopter Company I LLC], a Cayman Islands limited liability company (the “Company”), and [Helicopter Finance Ltd.], a Cayman Islands exempted company (the “Co-Issuer” and, together with the Company, the “Issuers”), the guarantors identified on the signature page of this Agreement (the “Guarantors”), and the parties hereto identified on the signature page of this Agreement (the “Plan Sponsors”).

RECITALS

WHEREAS, the Issuers issued the Zero Interest Second Lien Convertible Notes Due 2020, including the related guarantees by the Guarantors (the “Convertible Notes”), to the Plan Sponsors (among others), upon the terms set forth in the Second Amended Joint Plan of Reorganization of CHC Group Ltd. and certain of its subsidiaries and affiliates (the “Plan”) under Chapter 11 of Title 11 of the United States Code confirmed by the United States Bankruptcy Court for the Northern District of Texas (the “Bankruptcy Court”),; and

WHEREAS, this Agreement was contemplated by the Plan and approved by the Bankruptcy Court, and the Issuers are thus required to provide to the Plan Sponsors certain arrangements with respect to registration of the Registrable Securities (as defined below) under the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations of the SEC promulgated thereunder (the “Securities Act”).

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Issuers and each of the Holders (as defined below) agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1           Definitions. Capitalized terms used herein without definition shall have the meanings given to them below:

“Affiliate” means, with respect to any specified Person, an “affiliate,” as defined in Rule 144 under the Securities Act (or any successor rule or regulation to Rule 144 then in force) of such Person.

“Agreement” has the meaning specified therefor in the introductory paragraph.

“Automatic Shelf Registration Statement” means a registration statement that shall become effective upon filing with the SEC pursuant to Rule 462(e) (or any successor or similar provision adopted by the SEC then in effect) under the Securities Act.

“Bankruptcy Court” has the meaning specified therefor in the recitals of this Agreement.

“Board” means the Board of Managers (or functional equivalent) of the each Issuer.

“Common Unit Registration Statement Effectiveness Deadline” has the meaning specified therefor in Section 2.1(a)(i) of this Agreement.

“Common Unit Registration Statement Effective Date” has the meaning specified therefor in Section 2.1(a)(i) of this Agreement.

“Common Unit Shelf Registration Statement” has the meaning specified therefor in Section 2.1(a)(i) of this Agreement.

“Common Units” has the meaning therefor specified in the Limited Liability Company Agreement, including any units, shares or other securities issued in respect of such Common Units because of or in connection with any stock or unit dividend, stock or unit distribution, stock or unit split, purchase in any rights offering or in connection with any exchange for or replacement of such Common Units or any combination of shares or units, recapitalization, merger, consolidation or conversion to a corporation or similar transaction, or any other equity securities issued pursuant to any other pro rata distribution with respect to the Common Units.

“Company” has the meaning specified therefor in the introductory paragraph of this Agreement and includes any successor or assign thereto (by merger, consolidation, conversion to a corporation, or otherwise), including any Person that acquires all or substantially all of the assets of the Company.

“Convertible Notes” has the meaning set forth in the recitals to this Agreement.

“Convertible Notes Registration Statement Effectiveness Deadline” has the meaning specified therefor in Section 2.1(a)(ii) of this Agreement.

“Convertible Notes Registration Statement Effective Date” has the meaning specified therefor in Section 2.1(a)(ii) of this Agreement.

“Convertible Notes Shelf Registration Statement” has the meaning specified therefor in Section 2.1(a)(ii) of this Agreement.

“Demand Registration” has the meaning specified therefor in Section 2.2(a) of this Agreement.

“Effective Date” means the Common Unit Registration Statement Effective Date or the Convertible Notes Registration Statement Effective Date, as applicable.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations of the SEC promulgated thereunder.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Freely Tradable” means, with respect to any security, that such security (i) is no longer subject to the restrictions on trading under the provisions of Rule 144 under the Securities Act (or any successor rule or regulation to Rule 144 then in force), including volume and manner of sale restrictions, and the current public information requirement of Rule 144(c) (or any successor rule or regulation to Rule 144 then in force) no longer applies, and (ii) bears no legends restricting the transfer thereof.

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“Guarantor” means each subsidiary of the Issuers that guarantees the Convertible Notes.

“Holder” means each Plan Sponsor and its Affiliates, when such Person is a holder or owner of any Registrable Securities, and any other holder of Registrable Securities transferred or assigned by a Plan Sponsor to such holder in accordance with Section 2.10 of this Agreement.

“Holder Underwriter Registration Statement” has the meaning specified therefor in Section 2.4(p) of this Agreement.

“Included Registrable Securities” has the meaning specified therefor in Section 2.3(a) of this Agreement.

“Initial Public Offering” means the initial registered offering of Company securities pursuant to a registration statement under the Securities Act, or a registration of Company securities under the Exchange Act, or a transaction giving rise to a listing of Company securities on an exchange or market in the United States, directly or indirectly, and includes an amalgamation, merger, securities exchange take-over bid or other transaction having a similar result.

“Issuers” has the meaning specified therefor in the introductory paragraph of this Agreement and includes any successor or assign thereto (by merger, consolidation, conversion to a corporation, or otherwise), including any Person that acquires all or substantially all of the assets of the Issuers.

“Launch Date” has the meaning specified therefor in Section 2.3(b) of this Agreement.

“Limited Liability Company Agreement” means that certain amended and restated limited liability company agreement of the Company effective as of [●], 2017.

“Losses” has the meaning specified therefor in Section 2.8(a) of this Agreement.

“Managing Underwriter” means, with respect to any Underwritten Offering or Overnight Underwritten Offering, the book running lead manager of such Underwritten Offering or Overnight Underwritten Offering.

“Opt-Out Notice” has the meaning specified therefor in Section 2.3(a) of this Agreement.

“Outstanding Common Units” means all of the Common Units issued and outstanding as of the applicable time, and for the avoidance of doubt, excluding any equity securities of the Company subject to vesting or other similar restrictions for which the vesting period or other conditions have not yet been satisfied.

“Overnight Underwritten Offering” has the meaning specified therefor in Section 2.3(b) of this Agreement.

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“Parity Holders” has the meaning specified therefor in Section 2.2(d) of this Agreement.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, governmental authority or other entity.

“Piggyback Notice” has the meaning specified therefor in Section 2.3(a) of this Agreement.

“Piggyback Offering” has the meaning specified therefor in Section 2.3(a) of this Agreement.

“Plan” has the meaning specified therefor in the recitals of this Agreement.

“Plan Sponsors” has the meaning specified therefor in the introductory paragraph of this Agreement.

“Pricing Date” has the meaning specified therefor in Section 2.3(b) of this Agreement.

“Registrable Securities” means (i) the Securities, whether or not issued, (ii) any shares or other securities issued in respect of such Registrable Securities because of or in connection with any stock or unit dividend, stock or unit distribution, stock or unit split, purchase in any rights offering or in connection with any exchange for or replacement of such Registrable Securities or any combination of shares or units, recapitalization, merger, consolidation or conversion to a corporation or similar transaction, or any other securities issued pursuant to any other pro rata distribution with respect to the Common Units or other Registrable Securities and (iii) any Securities held by a Holder that is an Affiliate.

“Registration Expenses” has the meaning specified therefor in Section 2.6(a) of this Agreement.

“registration statement” means any registration statement of the Company that covers Registrable Securities pursuant to the provisions of this Agreement, including the prospectus, amendments and supplements to such registration statement, including pre- and post-effective amendments, all exhibits thereto, and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

“SEC” means the U.S. Securities and Exchange Commission (or any successor agency).

“Securities” means (i) the Convertible Notes, (ii) the Common Units and the Common Units issued or issuable upon conversion or exchange of the Convertible Notes and (iii) any shares or other securities issued in respect of such Securities because of or in connection with any stock or unit dividend, stock or unit distribution, stock or unit split, purchase in any rights offering or in connection with any exchange for or replacement of such Securities or any combination of shares or units, recapitalization, merger, consolidation or conversion to a corporation or similar transaction, or any other equity securities issued pursuant to any other pro rata distribution with respect to the Convertible Notes or the Common Units.

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“Securities Act” has the meaning specified therefor in the recitals of this Agreement.

“Selling Expenses” means all underwriting discounts and selling commissions or similar fees or arrangements allocable to the sale of the Registrable Securities, and fees and disbursements of counsel to the Selling Holders, other than those fees and disbursements of counsel required to be paid by the Issuers pursuant to Section 2.7(a) of this Agreement.

“Selling Holder” means a Holder who is selling Registrable Securities pursuant to a registration statement.

“Selling Holder Indemnified Person” has the meaning specified therefor in Section 2.7(a).

“Shelf Registration Statement” means the Common Unit Shelf Registration Statement or the Convertible Notes Shelf Registration Statement, as applicable.

“Short-Form Registration” has the meaning specified therefor in Section 2.2(b) of this Agreement.

“Subsequent Shelf Registration Statement” has the meaning specified therefor in Section 2.1(c) of this Agreement.

“TIA” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb).

“Underwritten Offering” means an offering (including an offering pursuant to a Shelf Registration Statement) in which Common Units (or securities convertible into or exercisable or exchangeable for Common Units) is sold to an underwriter on a firm commitment basis for reoffering to the public or an offering that is a “bought deal” or a “broker-facilitated” transaction with one or more investment banks. As used in this Agreement, a “broker-facilitated transaction” is a transaction in which the broker requests an opinion of counsel, comfort letter and/or due diligence information because of such broker’s internal policies and procedures related to such transaction and such broker having potential liability as an “underwriter” under Section 2(a)(11) of the Securities Act.

“Underwritten Offering Filing” has the meaning specified therefor in Section 2.3(a) of this Agreement.

Section 1.2           Registrable Securities.

(a)          Any Registrable Security will cease to be a Registrable Security when (a) a registration statement covering such Registrable Security is, becomes or has been declared effective by the SEC and such Registrable Security has been sold or disposed of pursuant to such effective registration statement; (b) with respect to a Holder, such Registrable Security has been disposed of (excluding transfers or assignments by a Holder to an Affiliate of such Holder or to another Holder or any of its Affiliates or to any assignee or transferee to whom the rights under this Agreement have been transferred pursuant to Section 2.10) by such Holder pursuant to any section of Rule 144 (or any successor rule or regulation to Rule 144 then in force) under the Securities Act under circumstances in which all of the applicable conditions of such Rule (then in effect) are met; or (c) such Registrable Security is held by any of the Issuers or one of their subsidiaries; provided, however, that a Holder shall not have rights under Section 2.1 with respect to Common Units and Section 2.2 with respect to any particular Registrable Security if such Registrable Security is Freely Tradable.

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(b)          Any determination, consent, approval, transfer, or other right hereunder with respect to a Holder of Registrable Securities shall be determined on an as-converted (or exchanged) to Common Units basis, regardless of whether such Registrable Securities are then issued or outstanding (or then convertible or exchangeable).

(c)          A Holder is deemed to be a holder of Registrable Securities whenever such Person owns Registrable Securities or holds an option, warrant or right to purchase, or a security convertible into or exchangeable for, Registrable Securities, whether or not such acquisition, conversion or exchange has actually been effected.

ARTICLE II

REGISTRATION RIGHTS

Section 2.1           Shelf Registration.

(a)          Shelf Registration.

(i)          The Company shall (x) prepare and file within forty-five (45) days after the consummation of the Initial Public Offering a registration statement under the Securities Act to permit the public resale of all of the Registrable Securities (other than the Convertible Notes) from time to time (regardless of whether such Registrable Securities are outstanding at the time of filing or effectiveness of such registration statement), including as permitted by Rule 415 under the Securities Act (or any similar provision then in force) with respect to all of the Registrable Securities (the “Common Unit Shelf Registration Statement”) and (ii) shall use commercially reasonable efforts to cause the Common Unit Shelf Registration Statement to become effective as soon as reasonably practicable thereafter but in no event later than one-hundred and eighty (180) days after the consummation of the Initial Public Offering (the “Common Unit Registration Statement Effectiveness Deadline,” and, such date that the Common Unit Shelf Registration Statement is declared or becomes effective, the “Common Unit Registration Statement Effective Date”).

(ii)         At any time after the consummation of the Initial Public Offering, if the Issuers shall be requested in writing by Holders who beneficially own at least 50% of the Convertible Notes, to effect a registration of Convertible Notes under the Securities Act in accordance with this Section 2.1(a)(ii), then the Issuers shall (x) prepare and file within forty-five (45) days after such written notice a registration statement under the Securities Act to permit the public resale of all of the Convertible Notes from time to time, including as permitted by Rule 415 under the Securities Act (or any similar provision then in force) with respect to all of the Convertible Notes (the “Convertible Notes Shelf Registration Statement”) and (y) shall use commercially reasonable efforts to cause the Convertible Notes Shelf Registration Statement to become effective as soon as reasonably practicable thereafter but in no event later than one-hundred and eighty (180) days after such written request (the “Convertible Notes Shelf Registration Statement Effectiveness Deadline,” and, such date that the Convertible Notes Shelf Registration Statement is declared or becomes effective, the “Convertible Notes Shelf Registration Statement Effective Date”).

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(iii)        Any Shelf Registration Statement filed pursuant to this Section 2.1(a) shall be on Form S-1 (or Form F-1) or such other form of registration statement as is then available to effect a registration for resale of the Registrable Securities, covering all of the Registrable Securities (other than the Convertible Notes) or all of the Convertible Notes, as applicable, which shall contain a prospectus in such form as to permit any Holder to sell its Registrable Securities pursuant to Rule 415 (or any successor or similar rule adopted by the SEC then in effect) under the Securities Act at any time beginning on the applicable Effective Date. Subject to Section 2.6, the Issuers will cause the applicable Shelf Registration Statement filed pursuant to this Section 2.1(a) to be continuously effective under the Securities Act from and after the date it is first declared or becomes effective until all Registrable Securities covered by the applicable Shelf Registration Statement have been distributed in the manner set forth and as contemplated in the applicable Shelf Registration Statement or there are no longer any Registrable Securities outstanding (each such period, an “Effectiveness Period”). Each Shelf Registration Statement when declared effective shall comply as to form with all applicable requirements of the Securities Act and the Exchange Act and shall not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, in light of the circumstances then existing (in the case of a prospectus or supplement thereto). As soon as practicable following the applicable Effective Date, but in any event within three Business Days of such date, the Issuers will notify the Selling Holders of the effectiveness of such Shelf Registration Statement. If the Issuers have an effective Shelf Registration Statement on Form S-1 (or Form F-1) under the Securities Act and become eligible to use Form S-3 (or Form F-3) or such other short-form registration statement form under the Securities Act (including an Automatic Shelf Registration Statement), the Issuers shall promptly give notice of such eligibility to the Selling Holders covered thereby and shall, at the request of such Selling Holders with a majority of such Registrable Securities included in such Shelf Registration Statement, promptly convert such Shelf Registration Statement on Form S-1 (or Form F-1) to a registration statement on Form S-3 (or Form F-3) or such other short-form registration statement by means of a post-effective amendment or otherwise. No other securities of the Issuers may be included on the Shelf Registration Statement or otherwise participate in any concurrent or subsequent Underwritten Offering or Overnight Underwritten Offering of Registrable Securities utilizing the applicable Shelf Registration Statement without the prior written consent of Holders holding a majority of Registrable Securities registered pursuant to such Shelf Registration Statement.

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(b)          Subsequent Shelf Registrations. If any Shelf Registration Statement filed under Section 2.1(a) or any Subsequent Shelf Registration Statement (as defined below) ceases to be effective for any reason at any time during the Effectiveness Period (other than under Section 2.6 or because of the sale of all of the securities registered thereunder), the Issuers shall use their commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness thereof, and in any event shall within 30 days of such cessation of effectiveness use their commercially reasonable efforts to amend such Shelf Registration Statement in a manner designed to obtain the withdrawal of the order suspending the effectiveness thereof, or file an additional shelf registration statement pursuant to Rule 415 under the Securities Act (or any similar provision then in force) covering all of the Registrable Securities covered by and not sold under such Shelf Registration Statement (a “Subsequent Shelf Registration Statement”). If a Subsequent Shelf Registration Statement is filed, the Issuers shall use their commercially reasonable efforts to cause the Subsequent Shelf Registration Statement to be declared effective as soon as practicable after such filing and to keep such Subsequent Shelf Registration Statement continuously effective during the Effectiveness Period. As used herein the term “Shelf Registration Statement” means a Shelf Registration Statement referenced in Section 2.1(a) and any Subsequent Shelf Registration Statements.

Section 2.2           Demand Registration.

(a)          At any time and from time to time on or after the date that is not less than 180 days after the consummation of the Initial Public Offering, upon the written request (a “Demand Notice”) of one or more Holders (“Requesting Investors”) of their intention to dispose of Registrable Securities (other than Convertible Notes) that in the aggregate constitute more than 5% of the Outstanding Common Units pursuant to an Underwritten Offering or an Overnight Underwritten Offering (a “Demand Registration”) (which Demand Registration shall include any Registrable Securities to be disposed of by a Selling Holder who has elected to participate in such Underwritten Offering or Overnight Underwritten Offering pursuant to Section 2.3), the Issuers shall file, and use their commercially reasonable efforts to cause to be declared effective, as promptly as possible (and in no event later than seventy-five (75) days after it receives a Demand Notice), a registration statement effecting the registration under the Securities Act of all Registrable Securities for which Requesting Investors have requested registration under this Section 2.2 to the extent necessary to permit the disposition (in accordance with the intended method of disposition thereof) of the Registrable Securities to be so registered. Each such Demand Notice will specify the number of Registrable Securities (other than Convertible Notes) proposed to be offered for sale in aggregate and by each Requesting Investor and will also specify the intended method of disposition thereof.

(b)          At the request of such Requesting Investor(s), the Issuers shall enter into an underwriting agreement in a form as is customary in Underwritten Offerings or Overnight Underwritten Offerings of securities by the Issuers with the Managing Underwriter or Underwriters selected by the Issuers, which shall include, among other provisions, indemnities to the effect and to the extent provided in Section 2.8, and shall take all such other reasonable actions as are requested by the Managing Underwriter or Underwriters in order to expedite or facilitate the disposition of such Registrable Securities; provided, however, that the Issuers shall have no obligation to facilitate or participate in, including entering into any underwriting agreement, more than an aggregate of three (3) Underwritten Offerings or Overnight Underwritten Offerings in any eighteen-month period requested by the Holders pursuant to this Section 2.2; provided, further, that if the Issuers are conducting or actively pursuing an underwritten securities offering (other than in connection with any at-the-market offering or similar continuous offering program), then the Issuers may suspend the right of such Requesting Investor(s) to require the Company to conduct an Underwritten Offering or Overnight Underwritten Offering on behalf of such Requesting Investor(s) pursuant to this Section 2.2; provided, however, that the Issuers may only suspend the right of such Requesting Investor(s) to require the Company to conduct an Underwritten Offering or Overnight Underwritten Offering pursuant to this Section 2.2 once in any six month period.

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(c)          Short-Form Registrations. Demand Registrations shall be on Form S-3 (or Form F-3) or any similar short-form registration (a “Short-Form Registration”) whenever the Issuers are permitted to use any applicable short form registration statement under the rules and regulations of the Securities Act, unless the underwriters, in their reasonable discretion, determine that the use of a Form S-1 (or Form F-1) (or any successor form then in effect) is necessary in order for the successful offering of such Registrable Securities. Promptly after the Issuers have become eligible to use Form S-3 under the Securities Act, the Issuers shall use commercially reasonable efforts to make Short-Form Registrations on Form S-3 (or Form F-3) (or any successor form) available for the resale of the applicable Registrable Securities.

(d)          Priority on Demand Registration Rights. In connection with an Underwritten Offering and Overnight Underwritten Offering contemplated by Section 2.2(a), if the Managing Underwriter or Underwriters of any such Underwritten Offering or Overnight Underwritten Offering, as the case may be, advises an Issuer, and such Issuer advises the Requesting Investors in writing, that the total amount of Common Units that the Requesting Investors and any other Persons intend to include in such Underwritten Offering or Overnight Underwritten Offering exceeds the number that can be sold in such Underwritten Offering or Overnight Underwritten Offering without being likely to have a material adverse effect on the price, timing or distribution of the Common Units (or securities convertible into or exercisable or exchangeable for Common Units) offered or the market for the Common Units (or such other securities), then the Common Units (or securities convertible into or exercisable or exchangeable for Common Units) to be included in such Underwritten Offering or Overnight Underwritten Offering shall be the number of Registrable Securities (other than Convertible Notes) that such Managing Underwriter or Underwriters advises such Issuer can be sold without having such adverse effect, with such number to be allocated in accordance with the following order of priority: (i) first, to the Requesting Investors on a pro rata basis according to the number of Registrable Securities held by each such Requesting Investor, (ii) second, to such Issuer (in the event it desires to participate in such Underwritten Offering or Overnight Underwritten Offering) and (iii) third, to all Selling Holders that have elected to participate in such Underwritten Offering or Overnight Underwritten Offering pursuant to Section 2.3 and other holders of any other Common Units having rights of registration on parity with the rights of the Holders hereunder (“Parity Holders”) on a pro rata basis according to the number of Registrable Securities and Common Units held by each such Selling Holder and Parity Holder, respectively. All Requesting Investors shall have the opportunity to share pro rata that portion of such priority allocable to any Requesting Investor, Selling Holder or Parity Holder to the extent not so participating. All participating Selling Holders and Parity Holders shall have the opportunity to share pro rata that portion of such priority allocable to any Selling Holder or Parity Holder to the extent not so participating.

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(e)          Selection of Underwriters. Requesting Investors initially requesting a Demand Registration holding a majority of the Registrable Securities covered by such Demand Registration which is an Underwritten Offering or Overnight Underwritten Offering shall have the right to select the Managing Underwriters to administer the Underwritten Offering or Overnight Underwritten Offering (which shall consist of one or more reputable nationally recognized investment banks in the United States).

(f)          Effective Demand Registration. A registration shall not constitute a Demand Registration unless:

(i)          it has been declared effective by the SEC within seventy-five (75) days after the date the applicable Registration Statement is filed with the SEC other than by reason of the Requesting Investor(s) having refused to proceed or a misrepresentation or omission by a Requesting Investor;

(ii)         if after such Demand Registration has become effective and prior to all of the Registrable Securities registered in such Demand Registration being sold, such registration or the related offer, sale or distribution of Registrable Securities thereunder is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court for any reason not attributable to the Holders requesting the Demand Registration and such interference is not eliminated within thirty (30) days thereafter; or

(iii)        the conditions specified in the underwriting agreement, if any, entered into in connection with such Demand Registration are not satisfied or waived, other than by reason of a failure on the part of the Holders.

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Section 2.3           Piggyback Rights.

(a)          Participation. Except as provided in Section 2.3(b), if at any time either of the Issuers proposes to file (i) a shelf registration statement, other than a Shelf Registration Statement, (ii) a prospectus supplement to an effective shelf registration statement, other than a Shelf Registration Statement, and Holders could be included without the filing of a post-effective amendment thereto (other than a post-effective amendment that is immediately effective), or (iii) a registration statement, other than a shelf registration statement, in the case of each of clause (i), (ii) or (iii), for the sale of Common Units (or securities convertible into or exchangeable or exercisable for Common Units) in an Underwritten Offering for its own account and/or another Person (including a Requesting Investor under Section 2.2), then as soon as practicable but not less than ten (10) Business Days prior to the filing of (A) any preliminary prospectus supplement relating to such Underwritten Offering pursuant to Rule 424(b) under the Securities Act, (B) the prospectus supplement relating to such Underwritten Offering pursuant to Rule 424(b) under the Securities Act (if no preliminary prospectus supplement is used) or (C) such registration statement (other than a Shelf Registration Statement), as the case may be (an “Underwritten Offering Filing”), then such Issuer shall give notice (including notification by electronic mail) of such proposed Underwritten Offering (a “Piggyback Offering”) to the Holders and such notice shall offer the Holders the opportunity to include in such Underwritten Offering such number of the Registrable Securities (other than Convertible Notes) (the “Included Registrable Securities”) as each such Holder may request in writing; provided, however, that if such Issuer has been advised by the Managing Underwriter, and such Issuer has advised the Selling Holders in writing, that the inclusion of such Registrable Securities for sale for the benefit of the Selling Holders will have a material adverse effect on the price, timing or distribution of the Common Units (or securities convertible into or exercisable or exchangeable for Common Units) in the Underwritten Offering, then the amount of Registrable Securities to be offered for the accounts of Selling Holders shall be determined based on the provisions of Section 2.3(c) of this Agreement. The notice required to be provided in this Section 2.3(a) to each Holder (the “Piggyback Notice”) shall be provided on a Business Day pursuant to Section 3.1 hereof. Each Holder shall then have seven (7) Business Days after the date on which the Holders received the Piggyback Notice to request inclusion of Registrable Securities (other than Convertible Notes) in the Underwritten Offering. If no request for inclusion from a Holder is received within such period, such Holder shall have no further right to participate in such Underwritten Offering. If, at any time after giving written notice of its intention to undertake an Underwritten Offering and prior to the closing of such Underwritten Offering, the Board shall determine for any reason not to undertake or to delay such Underwritten Offering, the Issuers may, at their election, give written notice of such determination to the Selling Holders and, (x) in the case of a determination not to undertake such Underwritten Offering, shall be relieved of their obligation to sell any Included Registrable Securities in connection with such terminated Underwritten Offering, and (y) in the case of a determination to delay such Underwritten Offering, shall be permitted to delay offering any Included Registrable Securities for the same period as the delay in the Underwritten Offering. Any Selling Holder shall have the right to withdraw such Selling Holder’s request for inclusion of such Selling Holder’s Registrable Securities in such offering by giving written notice to the Issuers of such withdrawal at least three Business Days (in the event the registration statement requires acceleration of effectiveness) and one Business Day (in all other cases) prior to the time of pricing of such offering. Notwithstanding the foregoing, any Holder may deliver written notice (an “Opt-Out Notice”) to the Issuers at any time requesting that such Holder not receive notice from the Issuers of any proposed Underwritten Offering; provided, however, that such Holder may later revoke any such Opt-Out Notice in writing.

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(b)          Overnight Underwritten Offering Piggyback Rights. If at any time either of the Issuers propose to file an Underwritten Offering Filing and such Underwritten Offering is expected to be launched (the “Launch Date”) after the close of trading on one trading day and priced (the “Pricing Date”) before the open of trading on the next succeeding trading day (such execution format, an “Overnight Underwritten Offering”), then no later than one Business Day after such Issuer engages a Managing Underwriter for the proposed Overnight Underwritten Offering, such Issuer shall notify (including notification by electronic mail) the Holders of the pendency of the Overnight Underwritten Offering and such notice shall offer the Holders the opportunity to include in such Overnight Underwritten Offering such number of Registrable Securities (other than Convertible Notes) as each such Holder may request in writing within two Business Days after the Holder receives such notice. Notwithstanding the foregoing, if such Issuer has been advised by the Managing Underwriter that the inclusion of such Registrable Securities in the Overnight Underwritten Offering for the accounts of the Selling Holders is likely to have a material adverse effect on the price, timing or distribution of the Common Units (or securities convertible into or exercisable or exchangeable for Common Units), then the amount of Registrable Securities to be included in the Overnight Underwritten Offering for the accounts of Selling Holders shall be determined based on the provisions of Section 2.3(c) this Agreement. If, at any time after giving written notice of its intention to execute an Overnight Underwritten Offering and prior to the closing of such Overnight Underwritten Offering, such Issuer determines for any reason not to undertake or to delay such Overnight Underwritten Offering, the Issuer shall give written notice of such determination to the Selling Holders and, (i) in the case of a determination not to undertake such Overnight Underwritten Offering, shall be relieved of its obligation to sell any Registrable Securities held by the Selling Holders in connection with such abandoned or delayed Overnight Underwritten Offering, and (ii) in the case of a determination to delay such Overnight Underwritten Offering, shall be permitted to delay offering any Registrable Securities held by the Selling Holders for the same period as the delay of the Overnight Underwritten Offering. Any Selling Holder shall have the right to withdraw such Selling Holder’s request for inclusion of such Selling Holder’s Registrable Securities in such Overnight Underwritten Offering by giving written notice to the Issuers of such withdrawal at least one Business Day prior to the expected Launch Date. Notwithstanding the foregoing, any Holder may deliver an Opt-Out Notice to the Issuers at any time requesting that such Holder not receive notice from the Issuers of any proposed Overnight Underwritten Offering; provided, however, that such Holder may later revoke any such Opt-Out Notice in writing.

(c)          Priority of Rights. In connection with an Underwritten Offering and Overnight Underwritten Offering contemplated by Section 2.3(a) and Section 2.3(b), respectively, if the Managing Underwriter or Underwriters of any such Underwritten Offering or Overnight Underwritten Offering, as the case may be, advises an Issuer, and such Issuer advises in writing the Selling Holders to whom it sent a Piggyback Notice, that the total amount of Common Units (or securities convertible into or exercisable or exchangeable for Common Units) that the Selling Holders and any other Persons intend to include in such Underwritten Offering or Overnight Underwritten Offering exceeds the number that can be sold in such Underwritten Offering or Overnight Underwritten Offering without being likely to have a material adverse effect on the price, timing or distribution of the Common Units (or securities convertible into or exercisable or exchangeable for Common Units) offered or the market for the Common Units (or such other securities), then the Common Units (or securities convertible into or exercisable or exchangeable for Common Units) to be included in such Underwritten Offering or Overnight Underwritten Offering shall include the number of Registrable Securities that such Managing Underwriter or Underwriters advises such Issuer can be sold without having such adverse effect, with such number to be allocated in accordance with the following order of priority: (i) first, to such Issuer, if the Underwritten Offering or Overnight Underwritten Offering was initiated for and on behalf of such Issuer, or the Requesting Investors on a pro rata basis according to the number of Registrable Securities held by each such Requesting Investor, if the Underwritten Offering or Overnight Underwritten Offering was initiated by Requesting Investors, (ii) second, to such Issuer, if the Underwritten Offering or Overnight Underwritten Offering was initiated for and on behalf of Requesting Investors, and (ii) third, to all Selling Holders that have elected to participate in such Underwritten Offering or Overnight Underwritten Offering pursuant to this Section 2.3 and Parity Holders on a pro rata basis according to the number of Registrable Securities and Common Units held by each such Selling Holder and Parity Holder, respectively. All participating Selling Holders and Parity Holders shall have the opportunity to share pro rata that portion of such priority allocable to any Selling Holder or Parity Holder to the extent not so participating.

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Section 2.4           Registration Procedures. In connection with their obligations under this Article II, the Issuers (or the applicable Selling Holder in the case of Section 2.4(q)), will, as soon as is reasonably practicable (or otherwise within the applicable timeframe, if any, specified below):

(a)          prepare and file with the SEC, and use commercially reasonable efforts to cause to be declared or become effective as soon as practicable and in any event within the time periods set forth in this Agreement, the Shelf Registration Statement and each other registration statement contemplated by this Agreement with respect to all Registrable Securities as provided herein, and use commercially reasonable efforts to keep such Shelf Registration Statement and such other registration statement continuously effective during the period such Shelf Registration Statement or such other registration statement is required to remain effective pursuant to the terms of this Agreement; upon the occurrence of any event that would cause the Shelf Registration Statement or such other registration statement or the prospectus contained therein to contain a material misstatement or omission, the Issuers shall file an appropriate amendment to the Shelf Registration Statement or such other registration statement, a supplement to the prospectus, or a report filed with the SEC pursuant to Section 13(a), 14 or 15(d) of the Exchange Act, correcting any such misstatement or omission, and the Issuers shall use commercially reasonable efforts to cause such amendment to be declared or become effective and the Shelf Registration Statement and such other registration statement and the related prospectus to become usable for their intended purposes as soon as practicable thereafter;

(b)          (i) prepare and file with the SEC such amendments and supplements to the Shelf Registration Statement and such other registration statement and the prospectus used in connection therewith as may be necessary to cause the Shelf Registration Statement and such other registration statement to be effective and to keep the Shelf Registration Statement effective for the Effectiveness Period and as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by the Shelf Registration Statement and such other registration statement; and (ii) if a prospectus supplement will be used in connection with the marketing of an Underwritten Offering or Overnight Underwritten Offering from a registration statement contemplated by this Agreement and the Managing Underwriter at any time shall notify the Selling Holders that, in the reasonable judgment of such Managing Underwriter, inclusion of detailed information to be used in such prospectus supplement is of material importance to the success of the Underwritten Offering or Overnight Underwritten Offering of such Registrable Securities, or if such information is required by applicable law (including the rules and regulation of the SEC), include such information in a prospectus supplement; provided, that, before filing any registration statement, prospectus or any amendments or supplements thereto the Issuers shall provide reasonable advance notice thereof to the Holders and, if requested, furnish at no charge to the Holders of the Registrable Securities included or to be included in such registration statement (and to Akin Gump Strauss Hauer & Feld LLP and Walkers or to any other U.S. and Cayman Islands counsel for the Holders selected by Holders holding a majority of Registrable Securities) and the Managing Underwriter or Managing Underwriters (and to their counsel), if any, a reasonable opportunity to review copies of all such documents (including copies of any documents to be incorporated by reference therein and all exhibits thereto) proposed to be filed (in each case at least three Business Days prior to such filing, and in any event as far in advance as reasonably practicable), and the Issuers shall not file any such registration statement or prospectus or any amendments or supplements thereto in respect of which the Holders have provided or must provide information for the inclusion therein without such Holders being afforded an opportunity to review such documentation and, to the extent timely received, make the corrections reasonably requested by such Holder with respect to such information prior to filing such Registration Statement or such other registration statement and the prospectus included therein or any supplement or amendment thereto;

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(c)          furnish to each Selling Holder (i) as far in advance as reasonably practicable before filing the Shelf Registration Statement or any other registration statement contemplated by this Agreement or any prospectus or prospectus supplement to be used in connection therewith or any supplement or amendment thereto, upon request, copies of reasonably complete drafts of all such documents proposed to be filed (including furnishing or making available exhibits and each document incorporated by reference therein to the extent then required by the rules and regulations of the SEC), and provide each such Selling Holder the opportunity to object to any information pertaining to such Selling Holder and its plan of distribution that is contained therein and make the corrections reasonably requested by such Selling Holder with respect to such information prior to filing the Shelf Registration Statement or such other registration statement or any prospectus or prospectus supplement to be used in connection therewith or supplement or amendment thereto, and (ii) such number of copies of the Shelf Registration Statement or such other registration statement and the prospectus included therein and any supplements and amendments thereto as such Persons may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities covered by the Shelf Registration Statement or such other registration statement;

(d)          if applicable, use their commercially reasonable efforts to register or qualify the Registrable Securities covered by the Shelf Registration Statement or any other registration statement contemplated by this Agreement under the securities or blue sky laws of such jurisdictions as the Selling Holders or, in the case of an Underwritten Offering or Overnight Underwritten Offering, the Managing Underwriter, shall reasonably request, provided that the Issuers will not be required to qualify generally to transact business in any jurisdiction where they are not then required to so qualify or to take any action which would subject them to taxation or general service of process in any such jurisdiction where they are not then so subject;

(e)          promptly notify each Selling Holder and each underwriter of Registrable Securities, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of (i) the filing of the Shelf Registration Statement or any other registration statement contemplated by this Agreement or any prospectus or prospectus supplement to be used in connection therewith, or any amendment or supplement thereto, and, with respect to such Shelf Registration Statement or any other registration statement or any post-effective amendment thereto contemplated by this Agreement, when the same has become effective; and (ii) any written comments from the SEC with respect to any filing referred to in clause (i) and any written request by the SEC for amendments or supplements to the Shelf Registration Statement or any other registration statement contemplated by this Agreement or any prospectus or prospectus supplement thereto (provided that in no event shall such notice contain any material, non-public information regarding the Issuers or any of their subsidiaries);

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(f)           promptly notify each Selling Holder and each underwriter of Registrable Securities, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of (i) the happening of any event as a result of which the prospectus or prospectus supplement contained in the Shelf Registration Statement or any other registration statement contemplated by this Agreement or any post-effective amendment thereto, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading, in the light of the circumstances then existing; (ii) the issuance or threat of issuance by the SEC of any stop order suspending the effectiveness of the Shelf Registration Statement or any other registration statement contemplated by this Agreement, or the initiation of any proceedings for that purpose; or (iii) the receipt by the Issuers of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction (provided that in no event shall such notice contain any material, non-public information regarding the Issuers or any of their subsidiaries); and following the provision of such notice, the Issuers agree to as promptly as practicable amend or supplement the prospectus or prospectus supplement or take other appropriate action as is necessary to remove a stop order, suspension, threat thereof or proceedings related thereto;

(g)          furnish to each Selling Holder copies of any and all transmittal letters or other correspondence with the SEC or any other governmental agency or self-regulatory body or other body having jurisdiction (including any domestic or foreign securities exchange) relating to such offering of Registrable Securities (provided that in no event shall such letters or correspondence contain any material, non-public information regarding the Issuers or any of their subsidiaries);

(h)          in the case of an Underwritten Offering or Overnight Underwritten Offering, furnish upon request and addressed to the underwriters, (i) an opinion of counsel for the Issuers, dated the date of the closing under the underwriting agreement, and (ii) a “comfort letter,” dated the effective date of the applicable registration statement or the date of any amendment or supplement thereto and a letter of like kind dated the date of the closing under the underwriting agreement, in each case, signed by the independent public accountants who have certified the Issuers’ financial statements included or incorporated by reference into the applicable registration statement, and each of the opinion and the “comfort letter” shall be in customary form and cover substantially the same matters with respect to such registration statement (and the prospectus and any prospectus supplement included therein) as are customarily covered in opinions of issuer’s counsel and in accountants’ letters delivered to the underwriters in Underwritten Offerings or Overnight Underwritten Offerings of securities, and such other matters as such underwriters or Selling Holders may reasonably request;

(i)           otherwise use their commercially reasonable efforts to comply with all applicable rules and regulations of the SEC, and make available to their security holders, as soon as reasonably practicable, an earnings statement covering the period of at least 12 months, but not more than 18 months, beginning with the first full calendar month after the effective date of such registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated thereunder;

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(j)          make available to the appropriate representatives of the Managing Underwriter and Selling Holders reasonable access to such information and the Issuers’ personnel as is reasonable and customary to enable such parties to establish a due diligence defense under the Securities Act; provided that the Issuers need not disclose any information to any such representative unless and until such representative has entered into a confidentiality agreement with the Issuers;

(k)          use their commercially reasonable efforts to cause all Common Units registered pursuant to this Agreement to be listed on each securities exchange or nationally recognized quotation system on which similar securities issued by the Issuers are then listed or quoted;

(l)          use their commercially reasonable efforts to cause the Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Issuers to enable the Selling Holders to consummate the disposition of such Registrable Securities;

(m)          provide a transfer agent and registrar for all Common Units covered by such registration statement not later than the effective date of such registration statement;

(n)          enter into customary agreements and take such other actions as are reasonably requested by the Selling Holders or the underwriters, if any, in order to expedite or facilitate the disposition of such Registrable Securities and entry of such Registrable Securities in book-entry with The Depository Trust Company (including, making appropriate officers of the Issuers available to participate in any “road show” presentations before analysts and other customary marketing activities (including one on one meetings with prospective purchasers of the Registrable Securities));

(o)          cause the Registrable Securities to be registered with the Issuers’ transfer agent and provide a CUSIP number for all Registrable Securities; and, in connection therewith, if reasonably required by the Issuers’ transfer agent, the Issuers shall promptly deliver any authorizations, certificates and directions required by the transfer agent which authorize and direct the transfer agent to issue such Registrable Securities without legend upon sale by the holder of such shares of Registrable Securities under the Shelf Registration Statement or any other registration statement contemplated by this Agreement;

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(p)          if any Selling Holder could reasonably be deemed to be an “underwriter,” as defined in Section 2(a)(11) of the Securities Act, in connection with the registration statement in respect of any registration of Registrable Securities of such Selling Holder pursuant to this Agreement, and any amendment or supplement thereof (any such registration statement or amendment or supplement, a “Holder Underwriter Registration Statement”), then, until the Effectiveness Period ends, (i) cooperate with such Selling Holder in allowing such Selling Holder to conduct customary “underwriter’s due diligence” with respect to the Issuers and satisfy their obligations in respect thereof; (ii) until the Effectiveness Period ends, at any Selling Holder’s request, furnish to such Selling Holder, on the date of the effectiveness of any Holder Underwriter Registration Statement and thereafter no more often than on a quarterly basis when so requested, (A) a letter, dated such date, from the Issuers’ independent certified public accountants in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to such Selling Holder, (B) an opinion, dated as of such date, of counsel representing the Issuers for purposes of such Holder Underwriter Registration Statement, in form, scope and substance as is customarily given in an underwritten public offering, including a standard “10b-5” opinion for such offering, addressed to such Selling Holder and (C) a standard officer’s certificate from the Chief Executive Officer and Chief Financial Officer of the Issuers addressed to such Selling Holder; and (iii) use its reasonable efforts to provide legal counsel to such Holder with an opportunity to review and comment upon any such Holder Underwriter Registration Statement, and any amendments and supplements thereto, prior to its filing with the SEC;

(q)          each Selling Holder, upon receipt of notice from the Issuers of the happening of any event of the kind described in subsection (f) of this Section 2.4, shall forthwith discontinue disposition of the Registrable Securities until such Selling Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by subsection (f) of this Section 2.4 or until it is advised in writing by the Issuers that the use of the prospectus may be resumed, and has received copies of any additional or supplemental filings incorporated by reference in the prospectus, and, if so directed by the Issuers, such Selling Holder will, or will request the Managing Underwriter or Underwriters, if any, to deliver to the Issuers (at the Issuers’ expense) all copies in their possession or control, other than permanent file copies then in such Selling Holder’s possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice;

(r)          cause the indenture governing the Convertible Notes to be qualified under the TIA as required by applicable law in a timely manner;

(s)          if requested by a Selling Holder, (i) as soon as practicable incorporate in a prospectus supplement or post-effective amendment such information as such Selling Holder reasonably requests to be included therein relating to the sale and distribution of Registrable Securities, including information with respect to such Holder or any subsequent Holder, the number of Registrable Securities being offered or sold, the purchase price being paid therefor and any other terms of the offering of the Registrable Securities to be sold in such offering; (ii) as soon as practicable make all required filings of such prospectus supplement or post-effective amendment after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment; and (iii) as soon as practicable, supplement or make amendments to the Shelf Registration Statement or any other registration statement; and

(t)          use their commercially reasonable efforts to take all other steps reasonably necessary to effect the registration of the Registrable Securities contemplated hereby.

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Section 2.5           Delay Rights. Notwithstanding anything to the contrary contained herein, the Issuers may, upon written notice by the CEO or other senior executive officer of each Issuer to each Selling Holder whose Registrable Securities are included in a registration statement under Sections 2.1, 2.2 or 2.3 hereof (provided that in no event shall such notice contain any material, non-public information regarding the Issuers or any of their subsidiaries) suspend such Selling Holder’s use of any prospectus which is a part of such registration statement (in which event the Selling Holder shall discontinue sales of the Registrable Securities pursuant to such registration statement) if (i) the Issuers are pursuing a bona fide material acquisition, merger, reorganization, disposition or other similar transaction and the Board determines in good faith that the Issuers’ ability to pursue or consummate such a transaction would be materially and adversely affected by any required disclosure of such transaction in such registration statement (and such disclosure is then-required therein by applicable law, rule or regulation to permit offers and sales thereunder), (ii) the Issuers have experienced some other material non-public event the disclosure of which in such Registration Statement at such time, in the good faith judgment of the Board, would materially and adversely affect the Issuers (and such disclosure therein is then-required by applicable law, rule or regulation to permit offers and sales thereunder), or (iii) until the Issuers are eligible to incorporate such information by reference, the Board shall have determined in good faith, upon the advice of counsel, that it is required by law, rule or regulation to file a post-effective amendment to such registration statement in order to incorporate information into the registration statement for the purpose of (1) including in such registration statement any prospectus required under Section 10(a)(3) of the Securities Act, (2) reflecting in the prospectus included in such registration statement any facts or events arising after the effective date of such registration statement (or of the most-recent post-effective amendment) that, individually or in the aggregate, represents a fundamental change in the information set forth therein, or (3) including in the prospectus included in such registration statement any material information with respect to the plan of distribution not disclosed in the registration statement or any material change to such information; provided, however, in no event shall such Selling Holders be suspended under clauses (i), (ii) or (iii) of this Section 2.5 from selling Registrable Securities pursuant to such registration statement (i) for a period that exceeds an aggregate of forty-five (45) days in any 90-day period or sixty (60) days in any 365-day period or (ii) more than three (3) times during any calendar year. Upon disclosure of such information or the termination of the condition described above, the Issuers shall provide prompt notice to the Selling Holders whose Registrable Securities are included in the applicable registration statement and shall promptly terminate any suspension of sales they have put into effect and shall take such other actions to permit registered sales of Registrable Securities as contemplated in this Agreement.

Section 2.6           Cooperation by Holders. The Issuers shall have no obligation to include in the Shelf Registration Statement or any other registration statement contemplated by this Agreement Registrable Securities of a Holder who has failed to timely furnish such information which, in the opinion of counsel to the Issuers, is reasonably required to be furnished or confirmed in order for the registration statement or prospectus supplement thereto, as applicable, to comply with the Securities Act.

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Section 2.7           Expenses.

(a)          Certain Definitions. “Registration Expenses” means all expenses incident to the Issuers’ performance under or compliance with this Agreement to effect the registration of Registrable Securities on the Shelf Registration Statement or any other registration statement, prospectus or prospectus supplement or amendment or supplement contemplated by this Agreement, an Underwritten Offering or Overnight Underwritten Offering covered under this Agreement, and/or the disposition of such securities, including, without limitation, all registration, filing, securities exchange listing fees, all registration, filing, qualification and other fees and expenses of complying with securities or blue sky laws, fees of FINRA, all underwriting fees, discounts and selling commissions and (to the extent not paid by the applicable underwriters) fees of underwriters’ counsel relating to the sale of securities other than the Registrable Securities, transfer taxes and fees of transfer agents and registrars, all word processing, duplicating and printing expenses, and the reasonable documented fees and disbursements of (x) one U.S. counsel and Cayman Islands counsel to the Holders (selected by Holders holding a majority of Registrable Securities, which may be Akin Gump Strauss Hauer & Feld LLP and Walkers, respectively) and (y) counsel and independent public accountants for the Issuers, including the expenses of any legal opinions or letters, special audits or “comfort letters” required by or incident to such performance and compliance. Registration Expenses shall not include (i) any underwriter's fees (including discounts, commissions or fees of underwriters, selling brokers, dealer managers or similar securities industry professionals) relating to the distribution of the Registrable Securities or (ii) any other expenses of the holders of Registrable Securities not specifically required to be paid by the Issuers pursuant to first sentence of this Section 2.6(a).

(b)          Underwritten Offering or Overnight Underwritten Offering Expenses. The Issuers will pay all Registration Expenses as determined in good faith, including, in the case of an Underwritten Offering or Overnight Underwritten Offering, whether or not any sale is made pursuant to the Shelf Registration Statement or any other registration statement.

Section 2.8           Indemnification.

(a)          By the Issuers. In the event of a registration of any Registrable Securities under the Securities Act pursuant to this Agreement, the Issuers will indemnify and hold harmless each Selling Holder thereunder, its Affiliates and their respective directors, officers, managers, employees and agents and each underwriter pursuant to the applicable underwriting agreement with such underwriter and each Person, if any, who controls such Selling Holder or underwriter within the meaning of the Securities Act and the Exchange Act and its directors, officers, employees and agents (collectively, the “Selling Holder Indemnified Persons”), against any losses, claims, damages, expenses or liabilities (including reasonable attorneys’, accountants’ and experts’ fees and expenses) (collectively, “Losses”), joint or several, to which such Selling Holder Indemnified Person may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such Losses (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in the Shelf Registration Statement or any other registration statement contemplated by this Agreement, any preliminary prospectus, prospectus supplement, free writing prospectus (or roadshow or other similar marketing material) or final prospectus, or any amendment or supplement thereof or (ii) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made) not misleading, and will reimburse each such Selling Holder Indemnified Person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such Loss or actions or proceedings; provided, however, that the Issuers will not be liable in any such case if and to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in strict conformity with information furnished by such Selling Holder Indemnified Person in writing specifically for use in the Shelf Registration Statement or such other registration statement or any prospectus contained therein or any amendment or supplement thereof. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Selling Holder Indemnified Person and shall survive the transfer of such securities by such Selling Holder.

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(b)          By Each Selling Holder. Each Selling Holder agrees severally and not jointly to indemnify and hold harmless the Issuers, their directors and officers, and each Person, if any, who controls the Issuers within the meaning of the Securities Act or of the Exchange Act against any Losses to the same extent as the foregoing indemnity from the Issuers to the Selling Holders, but only with respect to information regarding such Selling Holder furnished in writing by or on behalf of such Selling Holder expressly for inclusion in the Shelf Registration Statement, any other registration statement contemplated by this Agreement or any prospectus contained therein or any amendment or supplement thereof relating to the Registrable Securities; provided, however, that the liability of each Selling Holder shall not be greater in amount than the dollar amount of the proceeds (net of any Selling Expenses) received by such Selling Holder from the sale of the Registrable Securities giving rise to such indemnification.

(c)          Notice. Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but such indemnified party’s failure to so notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have to any indemnified party other than under this Section 2.8 except to the extent it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure. In any action brought against any indemnified party, it shall notify the indemnifying party of the commencement thereof; provided, however, that the failure to notify the indemnifying party shall not relieve it from any liability that it may have under this Section 2.8 except to the extent it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure. The indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel reasonably satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 2.8 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected; provided, however, that, (i) if the indemnifying party has failed to assume the defense and employ counsel reasonably acceptable to the indemnified party or (ii) if the defendants in any such action include both the indemnified party and the indemnifying party and counsel to the indemnified party shall have concluded that there may be reasonable defenses available to the indemnified party that are different from or additional to those available to the indemnifying party, or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, then the indemnified party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the reasonable expenses and fees of one such separate counsel (firm) and other reasonable expenses related to such participation to be reimbursed by the indemnifying party as incurred. Notwithstanding any other provision of this Agreement, no indemnified party shall settle any action brought against it with respect to which it is entitled to indemnification hereunder without the consent of the indemnifying party, in its sole discretion, unless the settlement thereof imposes no liability or obligation on, and includes a complete and unconditional release from all liability of, the indemnifying party.

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(d)          Contribution. If the indemnification provided for in this Section 2.8 is held by a court or government agency of competent jurisdiction to be unavailable to the Issuers or any Selling Holder Indemnified Person or is insufficient to hold it harmless in respect of any Losses, then each such indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Losses as between the Issuers, on the one hand, and such Selling Holder Indemnified Person, on the other hand, in such proportion as is appropriate to reflect the relative fault of the Issuers, on the one hand, and of such Selling Holder Indemnified Person, on the other, in connection with the statements or omissions which resulted in such Losses, as well as any other relevant equitable considerations; provided, however, that in no event shall any Selling Holder be required to contribute an aggregate amount in excess of the dollar amount of proceeds received by any Selling Holder from the sale of Registrable Securities giving rise to such indemnification. The relative fault of the Issuers, on the one hand, and each Selling Holder Indemnified Person, on the other hand, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact has been made by, or relates to, information supplied by such party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contributions pursuant to this paragraph were to be determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the first sentence of this paragraph. The amount paid by an indemnified party as a result of the Losses referred to in the first sentence of this paragraph shall be deemed to include any legal and other expenses reasonably incurred by such indemnified party in connection with investigating or defending any Loss which is the subject of this paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.

(e)          Other Indemnification. The provisions of this Section 2.8 shall be in addition to any other rights to indemnification or contribution which an indemnified party may have pursuant to law, equity, contract or otherwise.

Section 2.9           Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the SEC that may permit the sale of the Registrable Securities to the public without registration, the Issuers agree to use their commercially reasonable efforts, after it has become subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act (or successor provision), to:

(a)          make and keep public information regarding the Issuers available, as those terms are understood and defined in Rule 144 (or any successor rule or regulation to Rule 144 then in force) of the Securities Act, at all times;

(b)          file with the SEC in a timely manner all reports and other documents required of the Issuers under the Securities Act and the Exchange Act at all times;

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(c)          so long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request a copy of the most recent annual or quarterly report of the Issuers, and such other reports and documents so filed as such Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing such Holder to sell any such securities without registration; and

(d)          take such further action as any Holder may reasonably request, all to the extent required from time to time to enable the Holders to sell Registrable Securities without registration under the Securities Act within the limitations of the exemption provided by Rule 144 (or any successor rule or regulation to Rule 144 then in force) under the Securities Act.

Section 2.10         Transfer or Assignment of Registration Rights. A Holder’s rights hereunder may be transferred or assigned by any Holder; provided, that (a) the Issuers are given written notice as promptly as practicable after any said transfer or assignment, stating the name and address of each such transferee or assignee and identifying the securities with respect to which such rights are being transferred or assigned and (b) each such transferee or assignee assumes in writing responsibility for its portion of the obligations of such Holder under this Agreement.

Section 2.11         Information by Holder. Any Holder or Holders of Registrable Securities included in any registration statement shall furnish to the Issuers such information regarding such Holder or Holders and the distribution proposed by such Holder or Holders as the Issuers may reasonably request and as shall be required in connection with any registration, qualification or compliance referred to herein.

Section 2.12         No Inconsistent Agreements; Limitation on Subsequent Registration Rights. The Issuers have not entered, as of the date hereof, and the Issuers shall not enter, after the date of this Agreement, into any agreement with respect to any of their securities that is inconsistent with the rights granted to the Plan Sponsors in this Agreement or otherwise conflicts with the provisions hereof. From and after the date of this Agreement, the Issuers shall not, without the prior written consent of the Holders of at least a majority of the Registrable Securities of such Holders, file or have declared effective a registration statement for equity securities before the Shelf Registration Statement is filed or declared effective, as applicable. From and after the date of this Agreement, the Issuers shall not, without the prior written consent of the Holders holding at least a majority of Registrable Securities, enter into any agreement with any current or future holder of any securities of the Issuers that would allow such current or future holder to require the Issuers to include securities in the Shelf Registration Statement, or in any Piggyback Offering on a basis that is on parity with, or superior in any material respect to, the Piggyback Offering rights granted to the Holders pursuant to Section 2.3 of this Agreement.

ARTICLE III

MISCELLANEOUS

Section 3.1           Communications. All notices and other communications provided for hereunder shall be in writing and shall be given by hand delivery, electronic mail, registered or certified mail, return receipt requested, regular mail, facsimile or air courier guaranteeing overnight delivery to the following addresses:

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if to the Issuers and Guarantors to:

[__________________________]

[__________________________]

[__________________________]

Attention: [__________________]

or, if to a Plan Sponsor, such Person’s address as set forth on the signature page hereto or, if to a transferee of a Holder, to the transferee at the addresses provided pursuant to Section 2.9 above. All notices and communications shall be deemed to have been duly given: (i) at the time delivered by hand, if personally delivered; (ii) when notice is sent to the sender that the recipient has read the message, if sent by electronic mail; (iii) upon actual receipt if sent by registered or certified mail, return receipt requested, or regular mail, if mailed; (iv) upon actual receipt if received during recipient’s normal business hours, or at the beginning of the recipient’s next Business Day if not received during recipient’s normal business hours, if sent by facsimile and confirmed by appropriate answer-back; and (v) upon actual receipt when delivered to an air courier guaranteeing overnight deliver.

Section 3.2           Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the permitted successors and assigns of each of the parties, including subsequent Holders of Registrable Securities to the extent permitted herein.

Section 3.3           Recapitalization, Exchanges, etc. Affecting the Units.

(a)          The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all units or other securities of the Issuers or any successor or assign of the Issuers (whether by merger, consolidation, sale of assets or otherwise), which may be issued in respect of, in exchange for or in substitution of, the Registrable Securities, and shall be appropriately adjusted for combinations, units splits, recapitalizations, pro rata distributions of units and the like occurring after the date of this Agreement.

(b)          The Issuers agree that they shall not effect or permit to occur any combination or subdivision of Common Units or other securities constituting Registrable Securities which would adversely affect the ability of any Holder of any Registrable Securities to include such Registrable Securities in any registration contemplated by this Agreement or the marketability of such Registrable Securities in any such registration.

Section 3.4           Aggregation of Registrable Securities. All Registrable Securities held or acquired by Persons who are Affiliates of one another shall be aggregated together for the purpose of determining the availability of any rights and applicability of any obligations under this Agreement.

Section 3.5           Specific Performance. Damages in the event of breach of this Agreement by a party hereto may be difficult, if not impossible, to ascertain, and it is therefore agreed that each such Person, in addition to and without limiting any other remedy or right it may have, will have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the parties hereto hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right will not preclude any such Person from pursuing any other rights and remedies at law or in equity which such Person may have.

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Section 3.6           Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

Section 3.7           Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

Section 3.8           Governing Law. This Agreement is governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to any conflicts of law principles that would result in the application of any law other than the law of the State of New York.

Section 3.9           Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder shall be brought and determined exclusively in the Supreme Court of the State of New York sitting in the Borough of Manhattan, New York County or, if jurisdiction is vested exclusively in the Federal courts of the United States, the United States District Court of the Southern District of New York sitting in the Borough of Manhattan, and any appellate court from any such state or Federal court, and hereby irrevocably and unconditionally agree that all claims with respect to any such claim shall be heard and determined in such New York court or in such Federal court, as applicable. The parties agree that a final judgment in any such claim is conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law. In addition, each of the parties hereby irrevocably and unconditionally agrees (1) that it is and shall continue to be subject to the jurisdiction of the courts of the State of New York and of the federal courts sitting in the State of New York, and (2)(A) to the extent that such party is not otherwise subject to service of process in the State of New York, to appoint and maintain an agent in the State of New York as such party’s agent for acceptance of legal processes and notify the other parties of the name and address of such agent, and (B) to the fullest extent permitted by law, that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the U.S. Postal Service constituting evidence of valid service, and that, to the fullest extent permitted by applicable law, service made pursuant to (2)(A) or (B) above shall have the same legal force and effect as if served upon such party personally within the State of New York.

Section 3.10         WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HEREBY IRREVOCABLY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON, OR IN CONNECTION WITH, THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 3.10 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

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Section 3.11         Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting or impairing the validity or enforceability of such provision in any other jurisdiction.

Section 3.12         Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein with respect to the rights granted by the Issuers set forth herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

Section 3.13         Amendment. This Agreement may be amended or waived only by means of a written amendment or waiver signed by the Issuers, the Guarantors and the Holders of at least a majority of the then outstanding Registrable Securities; provided, however, that no such amendment shall materially and adversely affect the rights of any Holder hereunder without the consent of such Holder. Notwithstanding the foregoing, a waiver or consent to depart from the provisions hereof with respect to a matter that relates exclusively to the rights of holders of Registrable Securities whose securities are being sold pursuant to a Registration Statement and that does not directly or indirectly affect the rights of other holders of Registrable Securities may be given by holders of at least a majority of the Registrable Securities being sold by such Holders pursuant to such registration statement.

Section 3.14         No Presumption. In the event any claim is made by a party relating to any conflict, omission, or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular party or its counsel.

Section 3.15         Obligations Limited to Parties to Agreement. Each of the Parties hereto covenants, agrees and acknowledges that no Person other than the Plan Sponsors (and their transferees or assignees) and the Issuers and the Guarantors shall have any obligation hereunder and that notwithstanding that a Plan Sponsor is a limited liability company or other entity, no recourse under this Agreement shall be had against any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of the Plan Sponsors or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of the Plan Sponsors or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, as such, for any obligations of the Plan Sponsors under this Agreement or for any claim based on, in respect of or by reason of such obligation or its creation.

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Section 3.16         Independent Nature of Holder’s Obligations. The obligations of each Holder under this Agreement are several and not joint with the obligations of any other Holder, and no Holder shall be responsible in any way for the performance of the obligations of any other Holder under this Agreement. Nothing contained herein, and no action taken by any Holder pursuant thereto, shall be deemed to constitute the Holder as a partnership, an association, a joint venture or any other kind of group or entity, or create a presumption that a Holder is in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement. Each Holder shall be entitled to independently protect and enforce its rights, including, the rights arising out of this Agreement, and it shall not be necessary for any other Holder to be joined as an additional party in any proceeding for such purpose.

Section 3.17         Further Assurances. The Issuers, each Guarantor and each of the Holders shall cooperate with each other and shall take such further action and shall execute and deliver such further documents as may be reasonably requested by any other party in order to carry out the provisions and purposes of this Agreement.

Section 3.18         Cumulative Remedies. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

[Signature page follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

[HELICOPTER COMPANY I LLC]

By:
Name:	[●]
Title:	[●]

[HELICOPTER FINANCE LTD.]

By:
Name:	[●]
Title:	[●]

[GUARANTORS]

By:
Name:	[●]
Title:	[●]

[Signature Page to Registration Rights Agreement]

[PLAN SPONSOR]

By:
Name:	[●]
Title:	[●]
Address:	[●]
[●]
[●]
[●]

[Signature Page to Registration Rights Agreement]

Exhibit J

New Intercreditor Agreement

INTERCREDITOR AGREEMENT

Among

[HELICOPTER COMPANY I LLC]

as Parent Guarantor or Company,

CHC HELICOPTER HOLDING S.À R.L.

as Initial Borrower

the other Grantors party hereto,

HSBC BANK PLC

as the Initial Senior Representative

THE BANK OF NEW YORK MELLON

as the Initial Second Lien Trustee

[__________]

as the Initial Second Lien Collateral Agent

and

each additional Representative from time to time party hereto dated as of [date], 2017

INTERCREDITOR AGREEMENT dated as of [date], 2017 (as amended, supplemented or otherwise modified from time to time, this “Agreement”), among [HELICOPTER COMPANY I LLC] (the “Parent Guarantor” or the “Company”), CHC HELICOPTER HOLDING S.À R.L. as Initial Borrower (the “ Initial Borrower”), the other Grantors (as defined below) party hereto, HSBC BANK PLC, as Representative for the Credit Agreement Secured Parties (in such capacity and together with its successors, assigns or replacements in such capacity, the “ Initial Senior Representative”), THE BANK OF NEW YORK MELLON, as trustee for the Initial Second Lien Debt Parties (in such capacity and together with its successors, assigns or replacements in such capacity, the “Initial Second Lien Trustee”), [_______], as collateral agent for the Initial Second Lien Debt Parties (in such capacity and together with its successors, assigns or replacements in such capacity, the “Initial Second Lien Collateral Agent” and, together with the Initial Second Lien Trustee, the “Initial Second Lien Representative”) and each additional Second Lien Representative and Senior Representative that from time to time becomes a party hereto pursuant to Section 8.09.

In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Initial Senior Representative (for itself and on behalf of the Credit Agreement Secured Parties), the Initial Second Lien Representative (for itself and on behalf of the Initial Second Lien Debt Parties) and each additional Senior Representative (for itself and on behalf of the Additional Senior Debt Parties under the applicable Additional Senior Debt Facility) and each additional Second Lien Representative (for itself and on behalf of the Second Lien Debt Parties under the applicable Second Lien Debt Facility) agree as follows:

ARTICLE 1.

Definitions

SECTION 1.01            Certain Defined Terms.

Capitalized terms used but not otherwise defined herein, if defined in the UCC, have the meanings specified therein. As used in this Agreement, the following terms have the meanings specified below:

“Additional Senior Debt” means any Indebtedness that is issued or guaranteed by any of the Grantors (other than Indebtedness constituting Credit Agreement Obligations) which Indebtedness and Guarantees are secured by the Senior Collateral (or a portion thereof) on a pari passu basis (but without regard to control of remedies) with the Credit Agreement Obligations; provided, however, that (i) such Indebtedness is permitted to be incurred, secured and guaranteed on such basis by each Senior Debt Document and Second Lien Debt Document and (ii) the Representative for the holders of such Indebtedness shall have executed and delivered this Agreement as of the date hereof or become party to this Agreement pursuant to, and by satisfying the conditions set forth in, Section 8.09.

“Additional Senior Debt Documents” means, with respect to any series, issue or class of Additional Senior Debt, the promissory notes, indentures, Collateral Documents or other operative agreements evidencing or governing such Indebtedness, including the Senior Collateral Documents.

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“Additional Senior Debt Facility” means each indenture or other governing agreement with respect to any Additional Senior Debt.

“Additional Senior Debt Obligations” means, with respect to any series, issue or class of Additional Senior Debt, (a) all principal of, and interest (including, without limitation, any interest which accrues after the commencement of any Bankruptcy Case, whether or not allowed or allowable as a claim in any such proceeding) payable with respect to, such Additional Senior Debt, (b) all other amounts payable to the related Additional Senior Debt Parties under the related Additional Senior Debt Documents and (c) any renewals or extensions of the foregoing.

“Additional Senior Debt Parties” means, with respect to any series, issue or class of Additional Senior Debt, the holders of such Indebtedness, the Representative with respect thereto, any trustee or agent therefor under any related Additional Senior Debt Documents and the beneficiaries of each indemnification obligation undertaken by the Parent Guarantor or any other Guarantor under any related Additional Senior Debt Documents.

“Agreement” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Bankruptcy Case” means a case under the Bankruptcy Code or any other Debtor Relief Law.

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Cash Collateral” has the meaning assigned to such term in Section 363(a) of Title 11 of the Bankruptcy Code or any similar provision of any other Debtor Relief Law.

“Class Debt” has the meaning assigned to such term in Section 8.09.

“Class Debt Parties” has the meaning assigned to such term in Section 8.09.

“Class Debt Representatives” has the meaning assigned to such term in Section 8.09.

“Collateral” means the Senior Collateral and the Second Lien Collateral.

“Collateral Documents” means the Senior Collateral Documents and the Second Lien Collateral Documents.

“Company” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Credit Agreement” means that [restated] credit agreement, among the Parent Guarantor, the Initial Borrower, the lenders from time to time party thereto, HSBC Bank plc as administrative agent, and the other parties thereto, dated as of [date], 2017 and as further amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.

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“Credit Agreement Cash Collateral” has the meaning assigned to such term in Section 2.07.

“Credit Agreement Loan Documents” means the Credit Agreement and the other “Loan Documents” as defined in the Credit Agreement.

“Credit Agreement Obligations” means the “First Lien Obligations” as defined in the Credit Agreement.

“Credit Agreement Secured Parties” means the “Finance Parties” as defined in the Credit Agreement, together with any Lender or Affiliate of a Lender to whom Hedging Obligations or Cash Management Obligations are owed (in its capacity as such) that are “Secured Parties” as defined in the Credit Agreement.

“Debt Facility” means any Senior Facility and any Second Lien Debt Facility.

“Debtor Relief Laws” means the Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada), the Companies' Creditors Arrangement Act (Canada), the Winding-Up and Restructuring Act (Canada), and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, winding-up, restructuring, examinership or similar debtor relief laws of the United States or Canada or other insolvency law in the applicable jurisdictions from time to time in effect and affecting the rights of creditors generally, including any arrangement pursuant to the Canada Business Corporations Act, the Business Corporations Act (Alberta) or any other corporate statute if the relevant corporation proposes an arrangement involving a compromise or conversion of liabilities with respect to any class of creditors of such corporation.

“Designated Second Lien Representative” means (i) the Initial Second Lien Collateral Agent, until such time as the Convertible Second Lien Notes cease to be the only Second Lien Debt under this Agreement and (ii) thereafter, the Second Lien Representative designated from time to time by the Second Lien Majority Representatives, in a notice to the Senior Representative and the Company hereunder, as the “Designated Second Lien Representative” for purposes hereof.

“DIP Financing” has the meaning assigned to such term in Section 6.01.

“Discharge” means:

(1)	payment in full in cash of the principal of and interest (including interest accruing on or after the commencement of an Insolvency or Liquidation Proceeding, whether or not such interest would be allowed in the proceeding) on all outstanding Indebtedness included in the Obligations subject to the applicable Discharge;

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(2)	termination or expiration of any commitments to extend credit that would constitute Obligations that are subject to the applicable Discharge (other than, in the case of Senior Obligations only, pursuant to Cash Management Obligations or Hedging Obligations, in each case as to which satisfactory arrangements have been made with the applicable Lender or Affiliate, including the cash collateralization of such Obligations);

(3)	payment in full in cash of all other Obligations being Discharged that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (other than indemnification Obligations for which no claim or demand for payment, whether oral or written, has been made at such time); and

(4)	in the case of Senior Obligations only, termination or cash collateralization (in an amount and manner reasonably satisfactory to the Initial Senior Representative, but in no event greater than 103% of the aggregate undrawn face amount) or the making of other arrangements satisfactory to the applicable letter of credit issuer of all letters of credit issued under the Senior Debt Documents and constituting Senior Obligations.

“Discharge of Credit Agreement Obligations” means the Discharge of the Credit Agreement Obligations; provided that the Discharge of Credit Agreement Obligations shall not be deemed to have occurred in connection with a Refinancing of such Credit Agreement Obligations with an Additional Senior Debt Facility under one or more Additional Senior Debt Documents which has been designated in writing by the Initial Senior Representative (under the Credit Agreement so Refinanced) to the Senior Representative as the “Credit Agreement” for purposes of this Agreement.

“Discharge of Senior Obligations” means the date on which the Discharge of Credit Agreement Obligations and the Discharge of each Additional Senior Debt Facility has occurred.

“Grantors” means the Company and each Subsidiary of the Company which has granted a security interest pursuant to any Collateral Document to secure any Secured Obligations or is either a direct obligor or a guarantor of any Secured Obligations.

“Initial Second Lien Debt” means the Second Lien Debt incurred pursuant to the Initial Second Lien Debt Documents.

“Initial Second Lien Debt Documents” means the Initial Second Lien Indenture and any notes, security documents and other operative agreements evidencing or governing such Indebtedness, including any agreement entered into for the purpose of securing the Initial Second Lien Debt Obligations.

“Initial Second Lien Debt Obligations” means the Second Lien Debt Obligations arising pursuant to the Initial Second Lien Debt Documents.

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“Initial Second Lien Debt Parties” means the holders of any Initial Second Debt Obligations and the Initial Second Lien Representative.

“Initial Second Lien Indenture” means the indenture, among the Company, [FinanceCo], and The Bank of New York Mellon, as trustee and [_____], as collateral agent, dated as of [date], 2017 and as further amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time governing the Zero Interest Second Lien Convertibles Notes due 2020.

“Initial Second Lien Collateral Agent” has the meaning assigned to such term in the introductory paragraph to this Agreement.

“Initial Second Lien Representative” has the meaning assigned to such term in the introductory paragraph to this Agreement.

“Initial Second Lien Trustee” has the meaning assigned to such term in the introductory paragraph to this Agreement.

“Initial Senior Representative” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Insolvency or Liquidation Proceeding” means:

(1) a voluntary or involuntary case or proceeding under any Debtor Relief Laws with respect to the Parent Guarantor or any other Grantor;

(2) any other voluntary or involuntary insolvency, reorganization, or bankruptcy case or proceeding, or any receivership, liquidation, reorganization, or other similar case or proceeding with respect the Parent Guarantor or any other Grantor or a material portion of any of their property;

(3) a liquidation, dissolution, reorganization, or winding up of the Parent Guarantor or any other Grantor, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy; or

(4) an assignment for the benefit of creditors or other marshaling of assets and liabilities of the Parent Guarantor or any other Grantor.

“Intellectual Property” means all “Copyrights,” “Patents” and “Trademarks,” each as defined in the applicable Senior Security Document.

“Joinder Agreement” means a supplement to this Agreement in the form of Annex III or Annex IV hereof required to be delivered by a Representative to the Senior Representative pursuant to Section 8.09 hereof in order to include an additional Debt Facility hereunder and to become the Representative hereunder for the Senior Secured Parties or Second Lien Secured Parties, as the case may be, under such Debt Facility.

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“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Obligations” means all obligations of every nature of a Person owed to any obligee under an agreement, whether for principal, interest, or payments for early termination, fees, expenses, indemnification, or otherwise, and all guaranties of any of the foregoing, whether absolute or contingent, due or to become due, now existing or hereafter arising, and including interest and fees that accrue after the commencement by or against any Person of any proceeding under any Debtor Relief Law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Officer’s Certificate” has the meaning assigned to such term in Section 8.08.

“Parent Guarantor” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Plan of Reorganization” means any plan of reorganization, plan of liquidation, agreement for composition, or other type of plan of arrangement proposed in or in connection with any Insolvency or Liquidation Proceeding.

“Pledged or Controlled Collateral” has the meaning assigned to such term in Section 5.04(a).

“Post-Petition Claims” means interest, fees, costs, expenses, and other charges that pursuant to the Senior Debt Documents or the Second Lien Debt Documents continue to accrue after the commencement of an Insolvency or Liquidation Proceeding or any other claims arising under section 503 of the Bankruptcy Code.

“Proceeds” means the proceeds of any sale, collection or other liquidation of Shared Collateral and any payment or distribution made in respect of Shared Collateral in a Bankruptcy Case and any amounts received by any Senior Representative or any Senior Secured Party from a Second Lien Debt Party in respect of Shared Collateral pursuant to this Agreement.

“Purchase Date” has the meaning assigned to such term in Section 5.07.

“Purchase Notice” has the meaning assigned to such term in Section 5.07.

“Purchasing Creditor” has the meaning assigned to such term in Section 5.07.

“Recovery” has the meaning assigned to such term in Section 6.04.

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“Refinance” means, in respect of any indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay, or to issue other indebtedness or enter alternative financing arrangements, in exchange or replacement for such indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated and including, in each case, through any credit agreement, indenture or other agreement. “Refinanced” and “Refinancing” have correlative meanings.

“Representatives” means the Senior Representatives and the Second Lien Representatives.

“SEC” means the United States Securities and Exchange Commission and any successor agency thereto.

“Second Lien Class Debt” has the meaning assigned to such term in Section 8.09.

“Second Lien Class Debt Parties” has the meaning assigned to such term in Section 8.09.

“Second Lien Class Debt Representative” has the meaning assigned to such term in Section 8.09.

“Second Lien Collateral” means any “Collateral” as defined in any Second Lien Debt Document or any other assets of the Borrower or any other Grantor with respect to which a Lien is granted or purported to be granted pursuant to a Second Lien Collateral Document as security for any Second Lien Debt Obligation, whether or not any such Liens are voided, avoided, invalidated, lapsed or unperfected.

“Second Lien Collateral Documents” means the Initial Second Lien Collateral Documents and each of the collateral agreements, security agreements and other instruments and documents executed and delivered by the Parent Guarantor or any Grantor for purposes of providing collateral security for any Second Lien Debt Obligation.

“Second Lien Debt” means any Indebtedness that is issued or guaranteed by any of the Grantors, including the Initial Second Lien Debt, which Indebtedness and guarantees are secured by the Second Lien Collateral on a pari passu basis (but without regard to control of remedies, other than as provided by the terms of the applicable Second Lien Documents) with any other Second Lien Debt Obligations and the applicable Second Lien Debt Documents which provide that such Indebtedness and guarantees are to be secured by such Second Lien Collateral on a subordinate basis to the Senior Debt Obligations; provided, however, that (i) such Indebtedness is permitted to be incurred, secured and guaranteed on such basis by each Senior Debt Document and Second Lien Debt Document and (ii) except in the case of the Initial Second Lien Debt hereunder, the Representative for the holders of such Indebtedness shall have become party to this Agreement pursuant to, and by satisfying the conditions set forth in, Section 8.09 hereof.

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“Second Lien Debt Documents” means the Initial Second Lien Debt Documents and, with respect to any series, issue or class of Second Lien Debt, the promissory notes, indentures, Collateral Documents or other operative agreements evidencing or governing such Indebtedness, including the Second Lien Collateral Documents.

“Second Lien Debt Facility” means each indenture or other governing agreement with respect to any Second Lien Debt.

“Second Lien Debt Obligations” means the Initial Second Lien Debt Obligations and, with respect to any series, issue or class of Second Lien Debt, (a) all principal of, and interest (including, without limitation, any interest which accrues after the commencement of any Bankruptcy Case, whether or not allowed or allowable as a claim in any such proceeding) payable with respect to, such Second Lien Debt, (b) all other amounts payable to the related Second Lien Debt Parties under the related Second Lien Debt Documents and (c) any renewals or extensions of the foregoing.

“Second Lien Debt Parties” means the Initial Second Lien Debt Parties and, with respect to any series, issue or class of Second Lien Debt, the holders of such Indebtedness, the Representative with respect thereto, any trustee or agent therefor under any related Second Lien Debt Documents and the beneficiaries of each indemnification obligation undertaken by the Parent Guarantor or any other Grantor under any related Second Lien Debt Documents.

“Second Liens” means the Liens on the Second Lien Collateral in favor of Second Lien Debt Parties under Second Lien Collateral Documents.

“Second Lien Majority Representatives” means Second Lien Representatives representing at least a majority of the then aggregate amount of Second Lien Debt Obligations that agree to vote together.

“Second Lien Representative” means (i) in the case of the Initial Second Lien Debt Obligations covered hereby, the Initial Second Lien Representative and (ii) in the case of any Second Lien Debt Facility, the Second Lien Debt Parties thereunder, the trustee, administrative agent, collateral agent, security agent or similar agent under such Second Lien Debt Facility that is named as the Representative in respect of such Second Lien Debt Facility in the applicable Joinder Agreement.

“Secured Obligations” means the Senior Obligations and the Second Lien Debt Obligations.

“Secured Parties” means the Senior Secured Parties and the Second Lien Debt Parties.

“Senior Administrative Agent” means the “Administrative Agent” as defined in the Credit Agreement.

“Senior Class Debt” has the meaning assigned to such term in Section 8.09.

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“Senior Class Debt Parties” has the meaning assigned to such term in Section 8.09.

“Senior Class Debt Representative” has the meaning assigned to such term in Section 8.09.

“Senior Collateral” means any “Collateral” as defined in any Credit Agreement Loan Document or any other Senior Debt Document or any other assets of the Parent Guarantor or any other Grantor with respect to which a Lien is granted or purported to be granted pursuant to a Senior Collateral Document as security for any Senior Obligations, whether or not any such Liens are voided, avoided, invalidated, lapsed or unperfected.

“Senior Collateral Documents” means the Security Agreements and each of the collateral agreements, security agreements and other instruments and documents executed and delivered by the Parent Guarantor and each other Grantor for purposes of providing collateral security for any Senior Obligation.

“Senior Debt Documents” means (a) the Credit Agreement Loan Documents and (b) any Additional Senior Debt Documents.

“Senior Facilities” means the Credit Agreement and any Additional Senior Debt Facilities.

“Senior Lien” means the Liens on the Senior Collateral in favor of the Senior Secured Parties under the Senior Collateral Documents.

“Senior Obligations” means the Credit Agreement Obligations and any Additional Senior Debt Obligations.

“Senior Representative” means (i) in the case of any Credit Agreement Obligations or the Credit Agreement Secured Parties, the Initial Senior Representative, (ii) in the case of any Additional Senior Debt Facility and the Additional Senior Debt Parties thereunder (including with respect to any Additional Senior Debt Facility initially covered hereby on the date of this Agreement), the trustee, administrative agent, collateral agent, security agent or similar agent under such Additional Senior Debt Facility that is named as the Representative in respect of such Additional Senior Debt Facility hereunder or in the applicable Joinder Agreement.

“Senior Secured Parties” means the Credit Agreement Secured Parties and any Additional Senior Debt Parties.

“Senior Security Document” means each “Security Document” as defined in the Credit Agreement.

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“Shared Collateral” means, at any time, Collateral in which the holders of Senior Obligations under at least one Senior Facility and the holders of Second Lien Debt Obligations under at least one Second Lien Debt Facility (or their Representatives) hold or purport to hold a security interest or Lien at such time (or, in the case of the Senior Facilities, are deemed pursuant to Article II to hold a security interest or, in the case of the Second Lien Debt Facilities are deemed pursuant to Article II or Section 5.04 to hold a security interest) whether or not any such Liens are voided, avoided, invalidated, lapsed or unperfected. If, at any time, any portion of the Senior Collateral under one or more Senior Facilities does not constitute Second Lien Collateral under one or more Second Lien Debt Facilities, then such portion of such Senior Collateral shall constitute Shared Collateral only with respect to the Second Lien Debt Facilities for which it constitutes Second Lien Collateral and shall not constitute Shared Collateral for any Second Lien Debt Facility which does not have a security interest in such Collateral at such time. If more than two series of Senior Obligations are outstanding at any time and the holders of less than all series of Senior Obligations hold a security interest in any Collateral at such time, then such Collateral shall constitute Shared Collateral for those series of Senior Obligations that hold a security interest in such Collateral at such time and shall not constitute Shared Collateral for any series of Senior Obligations which does not have a security interest in such Collateral at such time.

“Significant Subsidiary” shall mean any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act of 1933, as amended, as such Regulation is in effect on the date hereof.

“Subsidiary” of any Person shall mean and include (a) any corporation more than 50% of whose Stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time Stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, (b) any limited liability company, partnership, association, joint venture or other entity of which such Person directly or indirectly through Subsidiaries has more than a 50% equity interest at the time. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Parent Guarantor.

“Uniform Commercial Code” or “UCC” means, unless otherwise specified, the Uniform Commercial Code as from time to time in effect in the State of New York.

SECTION 1.02            Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument, other document, statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, but shall not be deemed to include the subsidiaries of such Person unless express reference is made to such subsidiaries, (iii) any references to any Senior Secured Party will refer to such Senior Secured Party solely in its capacity as such and any reference to any Second Lien Debt Party will refer to such Second Lien Debt Party solely in its capacity as such and not in any other role or capacity, (iv) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (v) all references herein to Articles, Sections and Annexes shall be construed to refer to Articles, Sections and Annexes of this Agreement, (vi) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vii) the term “or” is not exclusive.

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ARTICLE 2.

Priorities and Agreements with Respect to Shared Collateral

SECTION 2.01           Lien Subordination. Notwithstanding the date, time, manner or order of filing or recordation of any document or instrument or grant, attachment or perfection of any Liens granted to any Second Lien Representative or any Second Lien Debt Parties on the Shared Collateral or of any Liens granted to any Senior Representative or any other Senior Secured Party on the Shared Collateral (or any actual or alleged defect in any of the foregoing) and notwithstanding any provision of the UCC, any applicable law, any Second Lien Debt Document or any Senior Debt Document or any other circumstance whatsoever, each Second Lien Representative, on behalf of itself and each Second Lien Debt Party under its Second Lien Debt Facility, hereby agrees that (a) any Lien on the Shared Collateral securing any Senior Obligations now or hereafter held by or on behalf of any Senior Representative or any other Senior Secured Party or other agent or trustee therefor, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall have priority over and be senior in all respects and prior to any Lien on the Shared Collateral securing any Second Lien Debt Obligations and (b) any Lien on the Shared Collateral securing any Second Lien Debt Obligations now or hereafter held by or on behalf of any Second Lien Representative, any Second Lien Debt Parties or any Second Lien Representative or other agent or trustee therefor, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Shared Collateral securing any Senior Obligations. All Liens on the Shared Collateral securing any Senior Obligations shall be and remain senior in all respects and prior to all Liens on the Shared Collateral securing any Second Lien Debt Obligations for all purposes, whether or not such Liens securing any Senior Obligations are subordinated to any Lien securing any other obligation of the Parent Guarantor, any other Grantor or any other Person or otherwise subordinated, voided, avoided, invalidated or lapsed.

SECTION 2.02            Nature of Senior Lender Claims. Each Second Lien Representative, on behalf of itself and each Second Lien Debt Party under its Second Lien Debt Facility, acknowledges that (a) a portion of the Senior Obligations is revolving in nature and that the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, (b) the terms of the Senior Debt Documents and the Senior Obligations may be amended, supplemented or otherwise modified, and the Senior Obligations, or a portion thereof, may be Refinanced from time to time and (c) the aggregate amount of the Senior Obligations may be increased, in each case, without notice to or consent by the Second Lien Representatives or the Second Lien Debt Parties and without affecting the provisions hereof. The Lien priorities provided for in Section 2.01 shall not be altered or otherwise affected by any amendment, supplement or other modification, or any Refinancing, of either the Senior Obligations or the Second Lien Debt Obligations, or any portion thereof. As between the Parent Guarantor and the other Grantors and the Second Lien Debt Parties, the foregoing provisions will not limit or otherwise affect the obligations of the Parent Guarantor and the Grantors contained in any Second Lien Debt Document with respect to the incurrence of additional Senior Obligations.

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SECTION 2.03            Prohibition on Contesting Liens. Each of the Second Lien Representatives, for itself and on behalf of each Second Lien Debt Party under its Second Lien Debt Facility, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the validity, extent, perfection, priority or enforceability of any Lien securing any Senior Obligations held (or purported to be held) by or on behalf of any Senior Representative or any of the other Senior Secured Parties or other agent or trustee therefor in any Senior Collateral, and each Senior Representative, for itself and on behalf of each Senior Secured Party under its Senior Facility, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the validity, extent, perfection, priority or enforceability of any Lien securing any Second Lien Debt Obligations held (or purported to be held) by or on behalf of any of any Second Lien Representative or any of the Second Lien Debt Parties in the Second Lien Collateral. Notwithstanding the foregoing, (i) no provision in this Agreement shall be construed to prevent or impair the rights of any Senior Representative to enforce this Agreement (including the priority of the Liens securing the Senior Obligations as provided in Section 2.01) and (ii) no provision in this Agreement shall be construed to prevent or impair the rights of any Second Lien Representative to enforce this Agreement.

SECTION 2.04            Senior Collateral and Second Lien Collateral to be Identical. Subject to Section 2.07, the parties hereto intend that the Senior Collateral and the Second Lien Collateral be identical. Accordingly, subject to the other provisions of this Agreement, the parties hereto agree: (a) upon any reasonable request by any Senior Representative or Second Lien Representative, to cooperate in good faith to determine the specific items included in the Senior Collateral and the Second Lien Collateral, the steps taken to perfect the Liens thereon, and the identity of the Persons having Secured Obligations, and (b) to make the forms, documents, and agreements creating or evidencing the Senior Collateral and Second Lien Collateral and the guarantees of the Senior Obligations and the Second Lien Debt Obligations materially the same, other than with respect to the first and second lien nature of the Liens.

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SECTION 2.05            Restrictions Regarding New Liens. The parties hereto agree that, so long as the Discharge of Senior Obligations has not occurred and subject to Section 2.07, (a) none of the Grantors shall (x) grant or permit any additional Liens on any asset or property of any Grantor to secure any Second Lien Debt Obligation unless it has granted, or concurrently therewith grants, a Lien on such asset or property of such Grantor to secure the Senior Obligations and (y) grant or permit any additional Liens on any asset or property of any Grantor to secure any Senior Obligation unless it has granted, or concurrently therewith grants, a Lien on such asset or property of such Grantor to secure the Second Lien Debt Obligations; and (b) if any Second Lien Representative or any Second Lien Debt Party shall hold any Lien on any assets or property of any Grantor securing any Second Lien Obligations that are not also subject to the first-priority Liens securing all Senior Obligations under the Senior Collateral Documents, such Second Lien Representative or Second Lien Debt Party (i) shall notify the Senior Representative promptly, and in any event within five (5) Business Days thereof, upon becoming aware thereof and, unless such Grantor shall promptly grant a similar Lien on such assets or property to each Senior Representative as security for the Senior Obligations, shall assign such Lien to the Senior Representative as security for all Senior Obligations for the benefit of the Senior Secured Parties (but may retain a junior lien on such assets or property subject to the terms hereof) and (ii) until such assignment or such grant of a similar Lien to each Senior Representative, shall be deemed to hold and have held such Lien for the benefit of each Senior Representative and the other Senior Secured Parties as security for the Senior Obligations.

SECTION 2.06            Perfection of Liens. Except for the limited agreements of the Senior Representatives pursuant to Section 5.04 hereof, none of the Senior Representatives or the Senior Secured Parties shall be responsible for perfecting and maintaining the perfection of Liens with respect to the Shared Collateral for the benefit of the Second Lien Representatives or the Second Lien Debt Parties. The provisions of this Agreement are intended solely to govern the respective Lien priorities as between the Senior Secured Parties and the Second Lien Debt Parties and shall not impose on the Senior Representatives, the Senior Secured Parties, the Second Lien Representatives, the Second Lien Debt Parties or any agent or trustee therefor any obligations in respect of the disposition of Proceeds of any Shared Collateral which would conflict with prior perfected claims therein in favor of any other Person or any order or decree of any court or governmental authority or any applicable law.

SECTION 2.07           Certain Cash Collateral. Notwithstanding anything in this Agreement or any other Senior Debt Documents or Second Lien Debt Documents to the contrary, where required by the Credit Agreement the Parent Guarantor and the other Grantors may grant a Lien over cash and cash equivalents (“Credit Agreement Cash Collateral”) in favour of the Senior Administrative Agent or the Collateral Agent to collateralize Credit Document Obligations consisting of swingline loans, exposure in excess of commitments or reimbursement obligations in respect of letters of credit without providing any equivalent cash collateral to the other Secured Parties. Credit Agreement Cash Collateral shall be applied as specified in the Credit Agreement and will not constitute Shared Collateral.

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ARTICLE 3.

Enforcement

SECTION 3.01            Restrictions on Exercise of Secured Remedies.

(a)	So long as the Discharge of Senior Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Parent Guarantor or any other Grantor, (i) neither any Second Lien Representative nor any Second Lien Debt Party will (w) exercise or seek to exercise any rights or remedies (including setoff) with respect to any Shared Collateral in respect of any Second Lien Debt Obligations, or institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure), (x) contest, protest or object to any foreclosure proceeding or action brought with respect to the Shared Collateral or any other Senior Collateral by any Senior Representative or any Senior Secured Party in respect of the Senior Obligations, the exercise of any right by any Senior Representative or any Senior Secured Party (or any agent or subagent on their behalf) in respect of the Senior Obligations under any lockbox agreement, control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement to which any Senior Representative or any Senior Secured Party either is a party or may have rights as a third party beneficiary, or any other exercise by any such party of any rights and remedies relating to the Shared Collateral under the Senior Debt Documents or otherwise in respect of the Senior Collateral or the Senior Obligations or (y) object to the forbearance by the Senior Secured Parties from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Shared Collateral in respect of Senior Obligations, in the case of clauses (w), (x) and (y) above, so long as any proceeds received by any Senior Representative in excess of those necessary to achieve a Discharge of Senior Obligations are distributed in accordance with Section 4.02 and applicable law and (ii) subject to the proviso below in this clause (a), the Senior Representatives and the Senior Secured Parties shall have the exclusive right to enforce rights, exercise remedies (including setoff and the right to credit bid their debt, except that the Second Lien Representatives shall have the credit bid rights set forth in clause (F) in the proviso below) and, subject to Section 5.01, make determinations regarding the release, disposition or restrictions with respect to the Shared Collateral without any consultation with or the consent of any Second Lien Representative or any Second Lien Debt Party; provided that any proceeds received by the Senior Representative in excess of those necessary to achieve a Discharge of Senior Obligations are distributed in accordance with Section 4.02 and applicable law; provided, however, notwithstanding the foregoing, that (A) in any Insolvency or Liquidation Proceeding commenced by or against the Parent Guarantor or any other Grantor, any Second Lien Representative or Second Lien Debt Party may file a claim or statement of interest with respect to the Second Lien Debt Obligations under its Second Lien Debt Facility, (B) any Second Lien Representative or any Second Lien Debt Party may take any action (not adverse to the prior Liens on the Shared Collateral securing the Senior Obligations or the rights of the Senior Representatives or the Senior Secured Parties to exercise remedies in respect thereof) in order to create, preserve, prove, perfect or protect (but, except as otherwise provided in this proviso, not enforce) its rights in, and perfection and priority of its Lien on, the Shared Collateral, (C) any Second Lien Representative or Second Lien Debt Party may exercise the rights and remedies as unsecured creditors to the extent provided in Section 5.08, (D) any Second Lien Representative or Second Lien Debt Party may exercise the rights and remedies provided for in Section 3.02(b) or Section 6.03, (E) any Second Lien Representative or Second Lien Debt Party may vote on any Plan of Reorganization, file any proof of claim, make other filings and make any arguments and motions that are, in each case, in accordance with the terms of this Agreement, with respect to the Second Lien Debt Obligations and the Second Lien Collateral; provided that no filing of any claim or vote, or pleading related to such claim or vote, to accept or reject a disclosure statement, Plan of Reorganization, arrangement, compromise or liquidation, or any other document, agreement or proposal similar to the foregoing by any Second Lien Representative or any Second Lien Debt Party may be inconsistent or in contravention with any of the provisions of this Agreement, (F) any Second Lien Representative or Second Lien Debt Party may bid for or purchase Shared Collateral at any public, private or judicial foreclosure upon such Shared Collateral initiated by any Senior Representative or Senior Secured Parties, or any sale of Shared Collateral during an Insolvency or Liquidation Proceeding; provided that such bid may not include a “credit bid” in respect of any Second Lien Debt Obligation unless the cash proceeds of such bid are otherwise sufficient to cause the Discharge of Senior Obligations, (G) in any Insolvency or Liquidation Proceeding, any Second Lien Representative or Second Lien Debt Party may exercise rights expressly permitted pursuant to Article 6, and (H) any Second Lien Representative or Second Lien Debt Party may deliver any notice of default in respect of the Second Lien Debt Obligations, reservation of rights, or similar letters or notices to the Grantors under any Second Lien Debt Document and (I) file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of any Second Lien Representative or Second Lien Debt Party, including any claims secured by the Shared Collateral, if any, to the extent such actions are in compliance with, is not inconsistent with and does not contravene, the other provisions of this Agreement. In exercising rights and remedies with respect to the Senior Collateral, the Senior Representatives and the Senior Secured Parties may enforce the provisions of the Senior Debt Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of Shared Collateral upon foreclosure, to incur expenses in connection with such sale or disposition and to exercise all the rights and remedies of a secured lender under the Uniform Commercial Code of any applicable jurisdiction and of a secured creditor under Debtor Relief Laws of any applicable jurisdiction.

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(b)	So long as the Discharge of Senior Obligations has not occurred, each Second Lien Representative, on behalf of itself and each Second Lien Debt Party under its Second Lien Debt Facility, agrees that it will not, in the context of its role as a creditor, take or receive any Shared Collateral or any Proceeds of Shared Collateral in connection with the exercise of any right or remedy (including setoff) with respect to any Shared Collateral in respect of Second Lien Debt Obligations. Without limiting the generality of the foregoing, unless and until the Discharge of Senior Obligations has occurred, except as expressly provided in Section 3.01(a), Section 3.02(b) and Section 6.03, the sole right of the Second Lien Representatives and the Second Lien Debt Parties with respect to the Shared Collateral is to hold a Lien on the Shared Collateral in respect of Second Lien Debt Obligations pursuant to the Second Lien Debt Documents for the period and to the extent granted therein and to receive a share of the Proceeds thereof, if any, after the Discharge of Senior Obligations has occurred.

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(c)	Subject to Sections 3.01(a), 3.02(b) and 6.03, each Second Lien Representative, for itself and on behalf of each Second Lien Debt Party under its Second Lien Debt Facility, (i) agrees that neither such Second Lien Representative nor any such Second Lien Debt Party will take any action that would hinder any exercise of remedies undertaken by any Senior Representative or any Senior Secured Party with respect to the Shared Collateral under the Senior Debt Documents, including any sale, lease, exchange, transfer or other disposition of the Shared Collateral, whether by foreclosure or otherwise, and (ii) hereby waives any and all rights it or any such Second Lien Debt Party may have as a junior lien creditor or otherwise to object to the manner in which the Senior Representatives or the Senior Secured Parties seek to enforce or collect the Senior Obligations or the Liens granted on any of the Senior Collateral undertaken in accordance with this Agreement, regardless of whether any action or failure to act by or on behalf of any Senior Representative or any other Senior Secured Party is adverse to the interests of the Second Lien Debt Parties.

(d)	Each Second Lien Representative hereby acknowledges and agrees that no covenant, agreement or restriction contained in any Second Lien Debt Document shall restrict in any way the rights and remedies of the Senior Representatives or the Senior Secured Parties with respect to the Senior Collateral as set forth in this Agreement and the Senior Debt Documents.

(e)	Subject to Sections 3.01(a), 3.02(b) and 6.03, until the Discharge of Senior Obligations has occurred, the Senior Representative shall have the exclusive right to exercise any right or remedy with respect to the Shared Collateral and shall have the exclusive right to determine and direct the time, method and place for exercising such right or remedy or conducting any proceeding with respect thereto, in each case, in accordance with the terms of the Senior Debt Documents; provided, however, that nothing in this Section 3.01(e) shall impair the right of the Second Lien Representatives or other agent or trustee acting on behalf of the Second Lien Debt Parties to take such actions with respect to the Collateral after the Discharge of Senior Obligations. Following the Discharge of Senior Obligations, the Designated Second Lien Representative who may be instructed by the Second Lien Majority Representatives shall have the exclusive right to exercise any right or remedy with respect to the Collateral, and the Designated Second Lien Representative who may be instructed by the Second Lien Majority Representatives shall have the exclusive right to direct the time, method and place of exercising or conducting any proceeding for the exercise of any right or remedy available to the Second Lien Debt Parties with respect to the Collateral, or of exercising or directing the exercise of any trust or power conferred on the Second Lien Representatives, or for the taking of any other action authorized by the Second Lien Collateral Documents; provided, however, that nothing in this Section shall impair the right of any Second Lien Representative or other agent or trustee acting on behalf of the Second Lien Debt Parties to take such actions with respect to the Collateral after the Discharge of Senior Obligations as may be otherwise required or authorized pursuant to any intercreditor agreement governing the Second Lien Debt Parties or the Second Lien Debt Obligations.

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(f)	The Liens granted to secured the Second Lien Debt Obligations shall attach to any Proceeds resulting from any exercise of remedies taken by the Senior Representatives or any Senior Secured Party in accordance with this Agreement, other than for the avoidance of doubt, Proceeds which are applied to repay amounts owning to the Senior Obligations subject to the relative priorities set forth in this Agreement.

SECTION 3.02            Restrictions on Exercise of Unsecured Remedies.

(a)	So long as the Discharge of Senior Obligations has not occurred, neither any Second Lien Representative nor any Second Lien Debt Party will:

(i)	accelerate any Second Lien Debt Obligations or make any declaration that any Second Lien Debt Obligations are due and payable prior to scheduled maturity unless the scheduled maturity of the Senior Obligations have been accelerated (it being understood, for the avoidance of doubt, that this clause (i) is not intended to limit automatic acceleration upon an actual or deemed entry of an order for relief with respect to any Grantor or its Subsidiaries under any Debtor Relief Law that does not require any action under the Second Lien Debt Documents on the part of the Second Lien Representatives or the Second Lien Debt Parties);

(ii)	exercise any right of set-off, account combination or payment netting against the Parent Guarantor or any other Guarantor in respect of any Second Lien Debt Obligation;

(iii)	institute or commence, or join with or support any other Person in instituting or commencing, any Insolvency or Liquidation Proceeding; or

(iv)	institute or commence any action or proceeding to enforce, collect or receive payment of any Second Lien Debt Obligations or exercise any rights or remedies under any Second Lien Document to enforce payment of any Second Lien Debt Obligations (including any action of enforcement, realization, foreclosure, collection, seizure, garnishment or execution).

(b)	Notwithstanding Section 3.02(a), any Second Lien Representative or Second Lien Debt Party may at any time:

(i)	file any proof of claim with respect to the Second Lien Debt Obligations in any Insolvency or Liquidation Proceeding;

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(ii)	take any action in order to create, perfect, preserve or protect (but not enforce) the Second Liens against the Shared Collateral or establish the priority (subject to the prior ranking of the Senior Liens) of the Second Liens upon any Shared Collateral, except through possession or control;

(iii)	file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Grantors arising under any Debtor Relief Law or other applicable law, so long as (A) no rights which are prohibited under Section 3.01 or Section 3.02(a) are commenced or exercised and (B) no action or proceeding for enforcement, realization, foreclosure, collection, seizure, garnishment or execution (in any case in respect of the Shared Collateral and, for certainty, whether as a secured or an unsecured creditor) is instituted or commenced;

(iv)	exercise its rights to vote under any Insolvency or Liquidation Proceeding; and/or

(v)	exercise the rights and remedies or take any action permitted under the second proviso of Section 3.01(a);

in each case, to the extent, but only to the extent, that any of the foregoing, is in compliance with, is not inconsistent with and does not contravene, the other provisions of this Agreement.

SECTION 3.03            Failure to Take Action. At any time prior to the Discharge of Senior Obligations, if any Second Lien Representative or Second Lien Debt Party fails to file a proof of claim, statement of interest or any similar or related document with respect to its Second Lien Debt Obligations in connection with any Insolvency or Liquidation Proceeding within seven (7) Business Days prior to any applicable bar date in connection therewith, then and in such event, but only in such event, a Senior Representative may notify such Second Lien Representative and Second Lien Debt Party of such fact in writing and include a statement to the effect that such Senior Representative may pursuant to this Section 3.03, if such proof of claim, statement of interest or any similar or related document with respect to its Second Lien Debt Obligations in connection with any Insolvency or Liquidation Proceeding is not so filed by such Second Lien Representative or Second Lien Debt Party at least three (3) Business Days prior to any applicable bar date in connection therewith. At any time prior to the Discharge of Senior Obligations, if any Second Lien Representative or Second Lien Debt Party fails to file a proof of claim, statement of interest or any similar or related document with respect to its Second Lien Debt Obligations in connection with any Insolvency or Liquidation Proceeding within three (3) Business Days prior to any applicable bar date in connection therewith, a Senior Representative may (if it has complied with the notice provisions in the immediate preceding sentence), to make any such filings as agent on behalf of such Second Lien Representative or Second Lien Debt Party as such Senior Representatives may reasonably require. This authorization is coupled with an interest and is irrevocable until the Discharge of Senior Obligations.

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SECTION 3.04            Actions upon Breach. Should any Second Lien Representative or any Second Lien Debt Party, contrary to this Agreement, in any way take, attempt to take or threaten to take any action prohibited by this Agreement or fail to take any action required by this Agreement, any Senior Representative or other Senior Secured Party (in its or their own name or in the name of the Parent Guarantor or any other Grantor) or the Parent Guarantor may obtain relief against such Second Lien Representative or such Second Lien Debt Party by injunction, specific performance or other appropriate equitable relief. Each Second Lien Representative, on behalf of itself and each Second Lien Debt Party under its Second Lien Facility, hereby (i) agrees that the Senior Secured Parties’ damages from the actions of the Second Lien Representatives or any Second Lien Debt Party may at that time be difficult to ascertain and may be irreparable and waives any defense that the Parent Guarantor, any other Grantor or the Senior Secured Parties cannot demonstrate damage or be made whole by the awarding of damages and (ii) irrevocably waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action that may be brought by any Senior Representative or any other Senior Secured Party.

ARTICLE 4.

Payments

SECTION 4.01           Payment Subordination. So long as the Discharge of Senior Obligations has not occurred, no payment (including by purchase of Second Lien Debt or otherwise) shall be made by the Parent Guarantor, the Initial Borrower or any Subsidiary with respect to the principal of or interest on or fees in respect of any Second Lien Debt (except (A) interest on or fees in respect of the Second Lien Obligations paid solely in the form of additional Second Lien Obligations pursuant to the terms of the Second Lien Debt Documents, (B) the payment or distribution in respect of the Second Lien Obligations in the form of Equity Interests (as defined in the Credit Agreement as of the date hereof), (C) debt obligations or equity securities of any of the Company or Guarantors or any successor obligor with respect to Second Lien Obligations provided for by a Plan of Reorganization to the extent permitted by Section 6.10, (D) payments made during and following an Insolvency or Liquidation Proceedings to the extent permitted by Article 6 and authorized by a court of competent jurisdiction, (E) customary fees due to the trustee, collateral agent or other Representative in respect of the Second Lien Debt under the applicable Second Lien Debt Document and (F) to the extent otherwise permitted by Section 4.01(b)), and, if any such payments or (if required by Section 6.10) debt obligations or equity securities are received prior to the Discharge of Senior Obligations, until the Discharge of Senior Obligations has occurred, such payments, debt obligations or equity securities shall be held in trust for the benefit of, and, if and when such Senior Obligations shall have become due and payable, shall be paid over to, the Senior Administrative Agent or the Initial Senior Representative until the Discharge of Senior Obligations has occurred, after giving effect to any concurrent payment or distribution to the holders of Senior Obligations. For the avoidance of doubt, nothing in this Section 4.01 shall prohibit any Initial Second Lien Debt Holder from converting its Initial Second Lien Debt into Common Units (as defined in the Initial Second Lien Indenture as defined as of the date hereof) as set forth in Article 13 of the Initial Second Lien Indenture. The Parent Guarantor, the Initial Borrower or any Subsidiary shall be permitted to make payments of the principal of or interest on or fees in respect of any Second Lien Debt (including by purchase of Second Lien Debt or otherwise) provided that such payment is permitted to be made by each Senior Debt Document. Application of Proceeds. Unless and until the Discharge of Senior Obligations has occurred, the Shared Collateral or Proceeds thereof received in connection with the sale or other disposition of, or collection on, such Shared Collateral upon the exercise of remedies shall be applied by the Senior Representative to the Senior Obligations in such order as specified in the relevant Senior Debt Documents until the Discharge of Senior Obligations has occurred. Upon the Discharge of Senior Obligations, each applicable Senior Representative shall deliver promptly to the Designated Second Lien Representative any Shared Collateral or Proceeds thereof held by it in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct, to be applied by the Designated Second Lien Representative to the Second Lien Debt Obligations in such order as specified in the relevant Second Lien Debt Documents.

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SECTION 4.03           Turnover of Proceeds. Unless and until the Discharge of Senior Obligations has occurred, any Shared Collateral or Proceeds thereof received by any Second Lien Representative or any Second Lien Debt Party in connection with the exercise of any right or remedy (including setoff) relating to the Shared Collateral, and (if required by Section 6.10) any debt obligations or equity securities distributed on account of Second Lien Obligations in any Insolvency or Liquidation Proceeding, shall be segregated and held in trust for the benefit of and forthwith paid over to the Senior Representative for the benefit of the Senior Secured Parties in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. The Senior Representative is hereby authorized to make any such endorsements as agent for each of the Second Lien Representatives or any such Second Lien Debt Party. This authorization is coupled with an interest and is irrevocable until the Discharge of Senior Obligations has occurred.

ARTICLE 5.

Other Agreements

SECTION 5.01            Releases. Each Second Lien Representative, for itself and on behalf of each Second Lien Debt Party under its Second Lien Debt Facility, agrees that if each Senior Representative (i) releases any Senior Lien on any specified item of Shared Collateral (including all or substantially all of the equity interests of any subsidiary of the Parent Guarantor) or (ii) releases any Grantor (other than the Parent Guarantor) from its direct obligations under or guarantee of all Senior Obligations, in each case in connection with a sale, transfer or other disposition permitted by the Senior Debt Documents or the exercise of any rights or remedies in respect of Collateral (in each case, a “Release”), the Liens granted to the Second Lien Representatives and the Second Lien Debt Parties upon such Shared Collateral to secure Second Lien Debt Obligations and/or the guarantee of Second Lien Obligations given by such Grantor, as the case may be, shall terminate and be released, automatically and without any further action, concurrently with such Release. Upon delivery to a Second Lien Representative of an Officer’s Certificate stating that any such Release has become effective (or shall become effective concurrently with such termination and release of the Liens and/or guarantees granted to the Second Lien Debt Parties and the Second Lien Representatives) and any necessary or proper instruments of termination or release prepared by the Parent Guarantor or any other Grantor, such Second Lien Representative will promptly execute, deliver or acknowledge, at the Parent Guarantor’s or the other Grantor’s sole cost and expense, such instruments to evidence such termination and release of the Liens and/or guarantees. Nothing in this Section 5.01(a) will be deemed to affect any agreement of a Second Lien Representative, for itself and on behalf of the Second Lien Debt Parties under its Second Lien Debt Facility, to release the Liens on the Second Lien Collateral and/or any guarantees as set forth in the relevant Second Lien Debt Documents.

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(b)	Each Second Lien Representative, for itself and on behalf of each Second Lien Debt Party under its Second Lien Debt Facility, hereby irrevocably constitutes and appoints the Senior Representative and any officer or agent of the Senior Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Second Lien Representative or such Second Lien Debt Party or in the Senior Representative’s own name, from time to time in the Senior Representative’s discretion, for the purpose of carrying out the terms of Section 5.01(a), to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish the purposes of Section 5.01(a), including any termination statements, endorsements or other instruments of transfer or release.

(c)	Unless and until the Discharge of Senior Obligations has occurred, each Second Lien Representative, for itself and on behalf of each Second Lien Debt Party under its Second Lien Debt Facility, hereby consents to the application, whether prior to or after an event of default under any Senior Debt Document of proceeds of Shared Collateral to the repayment of Senior Obligations pursuant to the Senior Debt Documents; provided that nothing in this Section 5.01(c) shall be construed to prevent or impair the rights of the Second Lien Representatives or the Second Lien Debt Parties to receive proceeds in connection with the Second Lien Debt Obligations not otherwise in contravention of this Agreement.

(d)	Notwithstanding anything to the contrary in any Second Lien Collateral Document, in the event the terms of a Senior Collateral Document and a Second Lien Collateral Document each require any Grantor (i) to make payment in respect of any item of Shared Collateral, (ii) to deliver or afford control over any item of Shared Collateral to, or deposit any item of Shared Collateral with, (iii) to register ownership of any item of Shared Collateral in the name of or make an assignment of ownership of any Shared Collateral or the rights thereunder to, (iv) cause any securities intermediary, commodity intermediary or other Person acting in a similar capacity to agree to comply, in respect of any item of Shared Collateral, with instructions or orders from, or to treat, in respect of any item of Shared Collateral, as the entitlement holder, (v) hold any item of Shared Collateral in trust for (to the extent such item of Shared Collateral cannot be held in trust for multiple parties under applicable law), (vi) obtain the agreement of a bailee or other third party to hold any item of Shared Collateral for the benefit of or subject to the control of or, in respect of any item of Shared Collateral, to follow the instructions of or (vii) obtain the agreement of a landlord with respect to access to leased premises where any item of Shared Collateral is located or waivers or subordination of rights with respect to any item of Shared Collateral in favor of, in any case, both the Senior Representative and any Second Lien Representative or Second Lien Debt Party, such Grantor may, until the applicable Discharge of Senior Obligations has occurred, comply with such requirement under the Second Lien Collateral Document as it relates to such Shared Collateral by taking any of the actions set forth above only with respect to, or in favor of, the Senior Representative.

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SECTION 5.02           Insurance and Condemnation Awards. Unless and until the Discharge of Senior Obligations has occurred, the Senior Representative and the Senior Secured Parties shall have the sole and exclusive right, subject to the rights of the Grantors under the Senior Debt Documents, (a) to adjust settlement for any insurance policy covering the Shared Collateral in the event of any loss thereunder and (b) to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral. Unless and until the Discharge of Senior Obligations has occurred, all proceeds of any such policy and any such award, if in respect of the Shared Collateral, shall be paid (i) first, prior to the occurrence of the Discharge of Senior Obligations, to the Senior Representative for the benefit of Senior Secured Parties pursuant to the terms of the Senior Debt Documents, (ii) second, after the occurrence of the Discharge of Senior Obligations, to the Designated Second Lien Representative for the benefit of the Second Lien Debt Parties pursuant to the terms of the applicable Second Lien Debt Documents and (iii) third, if no Second Lien Debt Obligations are outstanding, to the owner of the subject property, such other Person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct. If any Second Lien Representative or any Second Lien Debt Party shall, at any time, receive any proceeds of any such insurance policy or any such award in contravention of this Agreement, it shall pay such proceeds over to the Senior Representative in accordance with the terms of Section 4.03.

SECTION 5.03           Amendments to Second Lien Debt Documents and Senior Debt Documents. Any modification to or Refinancing of the Second Lien Debt Obligations, that:

(i)	adds any interest rate or fees payable in cash;

(ii)	modifies any covenants, defaults, or events of default to make them materially more restrictive as to any Grantor, except to the extent the same modifications are made to the applicable terms of the applicable Senior Debt Documents;

(iii)	creates or accelerates any date upon which a scheduled payment of principal is due in cash;

(iv)	creates or changes a prepayment, redemption, or defeasance provision so as to require a new cash payment Obligation or accelerate an existing cash payment Obligation;

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(v)	modifies any of the mandatory redemption provisions in Article 3 of the Convertible Second Lien Notes Indenture or the mandatory conversion provisions in Article 13 of the Convertible Second Lien Notes Indenture, in either case in a manner materially adverse to any Senior Secured Party; or

(vi)	changes a term that would result in a default or event of default under the Senior Debt Documents or otherwise be in contravention of this Agreement or the Senior Debt Documents,

may, in each case, only be made if each Senior Representative provides its written consent to such modification or Refinancing.

(b)	Any modification to or Refinancing of the Senior Debt Documents, that (i) modifies any covenants or other terms related to the payment of the principal of or interest on any Second Lien Debt (including by purchase of Second Lien Debt or otherwise) in a manner adverse to a Second Lien Debt Party or (ii) is otherwise be in contravention of this Agreement or the Senior Debt Documents may, in each case, only be made if each Second Lien Representative provides its written consent to such modification or Refinancing.

(c)	Except to the extent not prohibited by any Senior Debt Document, no Second Lien Collateral Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Second Lien Collateral Document, would be prohibited by or inconsistent with any of the terms of this Agreement. The Parent Guarantor agrees to deliver to the Senior Representatives and Second Lien Representatives copies of (i) any amendments, supplements or other modifications to the Senior Collateral Documents or Second Lien Collateral Documents and (ii) any new Senior Collateral Documents or new Second Lien Collateral Documents promptly after effectiveness thereof. Each Second Lien Representative, for itself and on behalf of each Second Lien Debt Party under its Second Lien Debt Facility, agrees that each Second Lien Collateral Document under its Second Lien Debt Facility shall include the following language (or language to similar effect reasonably approved by the Senior Representative):

“Notwithstanding anything herein to the contrary, (i) the liens and security interests granted to the [Second Lien Representative] pursuant to this Agreement are expressly subject and subordinate to the liens and security interests granted in favor of the Senior Secured Parties (as defined in the Intercreditor Agreement referred to below), including liens and security interests granted to [  ], as administrative agent, pursuant to or in connection with the [define Credit Agreement], and the other parties thereto, and (ii) the exercise of any right or remedy by the [Second Lien Representative] hereunder is subject to the limitations and provisions of the Intercreditor Agreement dated as of [  ], 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among [    ], as Initial Senior Representative, [      ] and its subsidiaries and affiliated entities party thereto. In the event of any conflict between the terms of the Intercreditor Agreement and the terms of this Agreement, the terms of the Intercreditor Agreement shall govern.”

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(d)	In the event that each applicable Senior Representative and/or the Senior Secured Parties enter into any amendment, waiver or consent in respect of any of the Senior Collateral Documents for the purpose of adding to or deleting from, or waiving or consenting to any departures from any provisions of, any Senior Collateral Document or changing in any manner the rights of the Senior Representatives, the Senior Secured Parties, the Parent Guarantor or any other Grantor thereunder (including the release of any Liens in Senior Collateral) in a manner that is applicable to all Senior Facilities, then such amendment, waiver or consent shall apply automatically to any comparable provision of each comparable Second Lien Collateral Document without the consent of any Second Lien Representative or any Second Lien Debt Party and without any action by any Second Lien Representative, the Parent Guarantor or any other Grantor; provided that (1) written notice of such amendment, waiver or consent shall have been given to each Second Lien Representative within 10 Business Days after the effectiveness of such amendment, waiver or consent and (2) no such amendment, waiver or consent shall have the effect of: (A) removing assets subject to the Lien of the Second Lien Collateral Documents, except to the extent that a release of such Lien is permitted or required by Section 5.01 and provided that there is a corresponding release of the Liens securing the Senior Obligations; (B) imposing duties on the Second Lien Representative without its consent; (C) permitting other Liens on the Collateral not permitted under the terms of the Second Lien Debt Documents or Article 6; or (D) being prejudicial to the interest of the Second Lien Debt Parties to a greater extent than the Senior Secured Parties (other than by virtue of their relative priorities, rights and obligations hereunder).

SECTION 5.04            Gratuitous Bailee for Perfection.

(a)	Each Senior Representative acknowledges and agrees that if it shall at any time hold a Lien securing any Senior Obligations on any Shared Collateral that can be perfected by the possession or control of such Shared Collateral or of any account in which such Shared Collateral is held, and if such Shared Collateral or any such account is in fact in the possession or under the control of such Senior Representative, or of agents or bailees of such Person (such Shared Collateral being referred to herein as the “Pledged or Controlled Collateral”), or if it shall any time obtain any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, the applicable Senior Representative shall also hold such Pledged or Controlled Collateral, or take such actions with respect to such landlord waiver, bailee’s letter or similar agreement or arrangement, as sub-agent or gratuitous bailee for the relevant Second Lien Representatives, in each case solely for the purpose of perfecting the Liens granted under the relevant Second Lien Collateral Documents and subject to the terms and conditions of this Section 5.04.

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(b)	In the event that any Senior Representative (or its agents or bailees) has Lien filings against Intellectual Property that is part of the Shared Collateral that are necessary for the perfection of Liens in such Shared Collateral, such Senior Representative agrees to hold such Liens as sub-agent and gratuitous bailee for the relevant Second Lien Representatives and any assignee thereof, solely for the purpose of perfecting the security interest granted in such Liens pursuant to the relevant Second Lien Collateral Documents, subject to the terms and conditions of this Section 5.04.

(c)	Until the Discharge of Senior Obligations has occurred, the Senior Representatives and the Senior Secured Parties shall be entitled to deal with the Pledged or Controlled Collateral in accordance with the terms of the Senior Debt Documents as if the Liens under the Second Lien Collateral Documents did not exist. The rights of the Second Lien Representatives and the Second Lien Debt Parties with respect to the Pledged or Controlled Collateral shall at all times be subject to the terms of this Agreement.

(d)	The Senior Representatives and the Senior Secured Parties shall have no obligation whatsoever to the Second Lien Representatives or any Second Lien Debt Party to assure that any of the Pledged or Controlled Collateral is genuine or owned by the Grantors or to protect or preserve rights or benefits of any Person or any rights pertaining to the Shared Collateral, except as expressly set forth in this Section 5.04. The duties or responsibilities of the Senior Representatives under this Section 5.04 shall be limited solely to holding or controlling the Shared Collateral and the related Liens referred to in paragraphs (a) and (c) of this Section 5.04 as sub-agent and gratuitous bailee for the relevant Second Lien Representative for purposes of perfecting the Lien held by such Second Lien Representative.

(e)	The Senior Representatives shall not have by reason of the Second Lien Collateral Documents or this Agreement, or any other document, a fiduciary relationship in respect of any Second Lien Representative or any Second Lien Debt Party, and each, Second Lien Representative, for itself and on behalf of each Second Lien Debt Party under its Second Lien Debt Facility, hereby waives and releases the Senior Representatives from all claims and liabilities arising pursuant to the Senior Representatives’ roles under this Section 5.04 as sub-agents and gratuitous bailees with respect to the Shared Collateral.

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(f)	Upon the Discharge of Senior Obligations, each applicable Senior Representative shall, at the Grantors’ sole cost and expense, (i) (A) deliver to the Designated Second Lien Representative, to the extent that it is legally permitted to do so, all Shared Collateral, including all proceeds thereof, held or controlled by such Senior Representative or any of its agents or bailees, including the transfer of possession and control, as applicable, of the Pledged or Controlled Collateral, together with any necessary endorsements and notices to depositary banks, securities intermediaries and commodities intermediaries, and assign its rights under any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, or (B) direct and deliver such Shared Collateral as a court of competent jurisdiction may otherwise direct, (ii) notify any applicable insurance carrier that it is no longer entitled to be a loss payee or additional insured under the insurance policies of any Grantor issued by such insurance carrier and (iii) notify any governmental authority involved in any condemnation or similar proceeding involving any Grantor that the Designated Second Lien Representative is entitled to approve any awards granted in such proceeding. The Parent Guarantor and the other Grantors shall take such further action as is required to effectuate the transfer contemplated hereby and shall indemnify each Senior Representative for loss or damage suffered by such Senior Representative as a result of such transfer, except for loss or damage suffered by any such Person as a result of its own willful misconduct, gross negligence or bad faith. The Senior Representatives have no obligations to follow instructions from any Second Lien Representative or any other Second Lien Debt Party in contravention of this Agreement.

(g)	None of the Senior Representatives nor any of the other Senior Secured Parties shall be required to marshal any present or future collateral security for any obligations of the Parent Guarantor or any Subsidiary to any Senior Representative or any Senior Secured Party under the Senior Debt Documents or any assurance of payment in respect thereof, or to resort to such collateral security or other assurances of payment in any particular order, and all of their rights in respect of such collateral security or any assurance of payment in respect thereof shall be cumulative and in addition to all other rights, however existing or arising.

SECTION 5.05            When Discharge of Senior Obligations Deemed To Not Have Occurred. If, at any time after the Discharge of Senior Obligations has occurred, the Parent Guarantor or any Subsidiary incurs any Senior Obligations (other than in respect of the payment of indemnities surviving the Discharge of Senior Obligations) which is permitted by the Second Lien Debt Documents, then such Discharge of Senior Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement (other than with respect to any actions taken prior to the date of such designation as a result of the occurrence of such first Discharge of Senior Obligations) and the applicable agreement governing such Senior Obligations shall automatically be treated as a Senior Debt Document for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Shared Collateral set forth herein and the agent, representative or trustee for the holders of such Senior Obligations shall be the Senior Representative for all purposes of this Agreement. This Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto from such date of reinstatement. Upon receipt of notice of such incurrence (including the identity of the new Senior Representative), each Second Lien Representative (including the Designated Second Lien Representative) shall promptly (a) enter into such documents and agreements (at the expense of the Parent Guarantor), including amendments or supplements to this Agreement, as the Parent Guarantor or such new Senior Representative shall reasonably request in writing in order to provide the new Senior Representative the rights of a Senior Representative contemplated hereby, (b) deliver to such Senior Representative, to the extent that it is legally permitted to do so, all Shared Collateral, including all proceeds thereof, held or controlled by such Second Lien Representative or any of its agents or bailees, including the transfer of possession and control, as applicable, of the Pledged or Controlled Collateral, together with any necessary endorsements and notices to depositary banks, securities intermediaries and commodities intermediaries, and assign its rights under any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, (c) notify any applicable insurance carrier that it is no longer entitled to be a loss payee or additional insured under the insurance policies of any Grantor issued by such insurance carrier and (d) notify any governmental authority involved in any condemnation or similar proceeding involving a Grantor that the new Senior Representative is entitled to approve any awards granted in such proceeding. The new Senior Representative shall agree in writing to be bound by the terms of this Agreement. If the new Senior Obligations are secured by assets of the Grantors constituting Shared Collateral that do not also secure the Second Lien Debt Obligations, then the Second Lien Debt Obligations shall be secured at such time by a second-priority Lien on such assets to the same extent provided in the Second Lien Collateral Documents and this Agreement.

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SECTION 5.06            When Discharge of Second Lien Debt Obligations Deemed To Not Have Occurred. If, at any time after the Discharge of Second Lien Debt Obligations has occurred, the Parent Guarantor or any Subsidiary incurs any Second Lien Debt Obligations (other than in respect of the payment of indemnities surviving the Discharge of Second Lien Debt Obligations) which is permitted by the Senior Debt Documents, then such Discharge of Second Lien Debt Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement (other than with respect to any actions taken prior to the date of such designation as a result of the occurrence of such first Discharge of Second Lien Debt Obligations) and the applicable agreement governing such Second Lien Debt Obligations shall automatically be treated as a Second Lien Debt Document for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Shared Collateral set forth herein and the agent, representative or trustee for the holders of such Second Lien Debt Obligations shall be the Second Lien Representative for all purposes of this Agreement. This Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto from such date of reinstatement. Upon receipt of notice of such incurrence (including the identity of the new Second Lien Representative), each Senior Representative shall promptly (a) enter into such documents and agreements (at the expense of the Parent Guarantor), including amendments or supplements to this Agreement, as the Parent Guarantor or such new Second Lien Representative shall reasonably request in writing in order to provide the new Second Lien Representative the rights of a Second Lien Representative contemplated hereby. The new Second Lien Representative shall agree in writing to be bound by the terms of this Agreement. If the new Second Lien Obligations are secured by assets of the Grantors constituting Shared Collateral that do not also secure the Senior Obligations, then the Senior Obligations shall be secured at such time by a first-priority Lien on such assets to the same extent provided in the Senior Collateral Documents and this Agreement.

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SECTION 5.07            Purchase Right.

(a)	Notwithstanding anything in this Agreement or any Senior Debt Document to the contrary, on or at any time after (i) the acceleration of any Senior Obligations in accordance with the applicable Senior Debt Documents, (ii) a payment default under any Senior Debt Documents that has not been cured or waived by the applicable Senior Secured Parties within 60 days of the occurrence thereof or (iii) the commencement of an Insolvency or Liquidation Proceeding with respect to any of the Grantors which individually or collectively would constitute a Significant Subsidiary (treating any Material Joint Venture (as defined in the Credit Agreement as of the date hereof) that would constitute a Significant Subsidiary (if such Material Joint Venture was a Subsidiary) as a Significant Subsidiary for the purposes of this Section 5.07(a) if the commencement of an Insolvency or Liquidation Proceeding in respect of such Material Joint Venture has or could reasonably be expected to have a Material Adverse Effect (as defined in the Credit Agreement as of the date hereof)), the Second Lien Debt Parties shall have the right, at their sole option and election (but will not be obligated) (with each Second Lien Debt Party having a ratable right to make the purchase, with each Second Lien Debt Party’s right to purchase being automatically proportionately increased by the amount not purchased by another Second Lien Debt Party), upon prior written notice to the Senior Secured Parties (a “Purchase Notice”), to purchase all (but not less than all) of the Senior Obligations (including unfunded commitments) pursuant to this Section 5.07 that are outstanding on the date of such purchase.

(b)	Within three (3) Business Days after the receipt of such Purchase Notice, the Senior Representatives, on behalf of the Senior Secured Parties, will deliver to the Second Lien Representatives, on behalf of the Senior Lien Debt Parties, a statement of the amount of Senior Obligations then outstanding and the amount of the cash collateral requested by the Senior Secured Parties to be delivered pursuant to clause (d) below. The right to purchase provided for in this Section 5.07 will expire unless, within ten (10) Business Days after the receipt by the Second Lien Representatives of such statement from the Senior Representatives, the Second Lien Debt Parties deliver to the Senior Representatives an irrevocable commitment of the applicable Second Lien Debt Parties committing to such purchase (the “Purchasing Creditors”) to purchase all (but not less than all) of the Senior Obligations (including unfunded commitments) and to otherwise complete such purchase on the terms set forth under this Section 5.07.

(c)	On the date specified by the Purchasing Creditors in such irrevocable commitment (which shall not be less than five (5) Business Days nor more than twenty (20) Business Days, after the receipt by the Senior Representatives of such irrevocable commitment), the Purchasing Creditors shall purchase all (but not less than all) of the Senior Obligations (including unfunded commitments) pursuant to this Section 5.07 (the date of such purchase, the “Purchase Date”).

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(d)	On the Purchase Date, the Senior Secured Parties shall sell to the Purchasing Creditors all (but not less than all) of the Senior Obligations (including unfunded commitments). On such Purchase Date, the Purchasing Creditors shall (i) pay to the Senior Representatives, for the benefit of the Senior Secured Parties, as directed by the Senior Representatives, in immediately available funds the full amount (at par) of all Senior Obligations then outstanding (for the avoidance of doubt, such payment amount excludes the amount of unfunded commitments) together with all accrued and unpaid interest thereon and other amounts in accordance with the applicable Senior Debt Documents; provided that in the case of Hedging Obligations that constitute Senior Obligations, the Purchasing Creditors shall cause the applicable Interest Rate Contracts, Currency Agreements or Commodity Agreements to be assigned and novated or, if such Interest Rate Contracts, Currency Agreements or Commodity Agreements have been terminated, such purchase price shall include an amount equal to the sum of any unpaid amounts then due in respect of such Hedging Obligations, calculated using the market quotation method and after giving effect to any netting arrangements; and (ii) furnish cash collateral in connection with any issued and outstanding letters of credit issued under the Senior Debt Documents in an amount not to exceed 103% of the maximum amount to be drawn under such letters of credit, which cash collateral shall be (x) held by the applicable Senior Representative as security solely to reimburse the issuers of such letters of credit that become due and payable after the Purchase Date and any fees and expenses incurred in connection with such letters of credit and (y) returned to the Purchasing Creditors (except as may otherwise be required by applicable law or any order of any court or other Governmental Authority) promptly after the expiration or termination from time to time of all payment contingencies affecting such letters of credit. Such purchase price shall be remitted by wire transfer in immediately available funds to such bank account of the applicable Senior Representative (for the benefit of the applicable Senior Secured Parties) as the applicable Senior Representatives shall have specified in writing to the Purchasing Creditors.

(e)	Any purchase pursuant to the purchase option set forth in this Section 5.07 shall, except as provided below, be expressly made without representation or warranty of any kind by the Senior Secured Parties as to the Senior Obligation and without recourse to the Senior Secured Parties as to the Senior Obligations, except that each of the Senior Secured Parties, as to itself only, shall represent and warrant as to (i) the amount of the Senior Obligations being sold by it, (ii) that such Person has not created any Lien on, or sold any participation in, any Senior Obligations being sold by it, (iii) the Senior Obligations purported to be owned by it is free and clear of any Liens and (iv) that such Person has the right to assign the Senior Obligations being assigned by it and its assignment agreement has been duly authorized by it. The Grantors irrevocably, by their execution of this Agreement, authorize and consent to the Senior Secured Parties assigning the Senior Obligations to the Purchasing Creditors as provided in this Section 5.07.

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(f)	In connection with any purchase of Senior Obligations pursuant to this Section 5.07, each Senior Secured Party agrees to enter into and deliver to the Purchasing Creditors on the Purchase Date, as a condition to closing, an assignment agreement in a form reasonably acceptable to the Senior Representatives and the Purchasing Creditors and, at the expense of the Grantors, the applicable Senior Representative shall deliver all possessory collateral (if any), together with any necessary endorsements and other documents (including any applicable stock powers or bond powers), then in its possession or in the possession of its agent or bailee, or turn over control as to any pledged collateral, deposit accounts or securities accounts of which it or its agent or bailee then has control, as the case may be, to any Person designated by the Purchasing Creditors to act as the successor agent under the applicable Senior Debt Documents and otherwise take such actions as may be reasonably appropriate to effect an orderly transition to any Person designated by the Purchasing Creditors to act as the successor agent under the applicable Senior Debt Documents. Upon the consummation of the purchase of the Senior Obligations pursuant to this Section 5.07, the applicable Senior Representatives (and all other agents under the Senior Debt Documents) shall be deemed to have resigned as an “agent” or “administrative agent” or “collateral agent” (or any similar role) for the Senior Secured Parties under the Senior Debt Documents.

SECTION 5.08           Rights as Unsecured Creditors. Notwithstanding anything to the contrary in this Agreement, the Second Lien Representatives and the Second Lien Debt Parties may exercise rights and remedies as unsecured creditors against the Company and any other Grantor in accordance with the terms of the Second Lien Debt Documents and applicable law so long as such rights and remedies are in compliance with, are not inconsistent with and do not contravene any other provisions of this Agreement. Without derogating from the restrictions in Section 3.02(a)(iv), in the event any Second Lien Representative or any Second Lien Debt Party becomes a judgment lien creditor as a result of its enforcement of its rights as an unsecured creditor in respect of Second Lien Debt Obligations, such judgment lien shall be subordinated to the Liens securing Senior Obligations on the same basis as the other Liens securing the Second Lien Debt Obligations are so subordinated to such Liens securing Senior Obligations under this Agreement.

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ARTICLE 6.

Insolvency or Liquidation Proceedings

SECTION 6.01           DIP Financing Issues. Until the Discharge of Senior Obligations has occurred, if the Parent Guarantor or any other Grantor shall be subject to any Insolvency or Liquidation Proceeding and any Senior Representative or any Senior Secured Party shall desire to consent (or not object) to the use of Cash Collateral on which such Senior Representative or Senior Secured Party has a Lien or to consent (or not object) to the Parent Guarantor’s or any other Grantor’s obtaining financing under Section 363 or Section 364 of Title 11 of the Bankruptcy Code or any similar provision of any other Debtor Relief Law (each a “DIP Financing”), then each Second Lien Representative, for itself and on behalf of each Second Lien Debt Party under its Second Lien Debt Facility, agrees that it will raise no (a) objection to and will not otherwise contest such use of such Cash Collateral or such DIP Financing and, except to the extent permitted by Section 6.03, will not request adequate protection or any other relief in connection therewith and, to the extent the Liens securing any Senior Obligations are subordinated to or pari passu with such DIP Financing, will subordinate (and will be deemed hereunder to have subordinated) its Liens in the Shared Collateral to (x) such DIP Financing (and all obligations relating thereto) on the same basis as the Liens securing the Second Lien Debt Obligations are so subordinated to Liens securing Senior Obligations under this Agreement and (y) to any “carve-out” for professional and United States Trustee fees agreed to by the Senior Representatives; provided that the foregoing shall not prevent any Second Lien Representative or Second Lien Debt Party from objecting to any DIP Financing or Liens related to such DIP Financing (A) that purports to govern or control the timing or provisions or content of a Plan of Reorganization for the Grantors involved in such Insolvency or Liquidation Proceeding, (B) that purports to govern or control the timing or provisions of any sale of Shared Collateral (other than a customary asset sale covenant) or assets of any Grantor as part of such Insolvency or Liquidation Proceeding, including, without limitation, any requirement for any Grantor involved in such Insolvency or Liquidation Proceeding to sell assets under Section 363 of Title 11 of the Bankruptcy Code or any similar provision of any other Debtor Relief Law, (C) if the amount of such DIP Financing exceeds $150,000,000, or (D) that contains a roll-up of pre-petition debt provided by the Senior Secured Parties, (b) objection to (and will not otherwise contest) any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of Senior Obligations made by any Senior Representative or any other Senior Secured Party, (c) objection to (and will not otherwise contest) any exercise by any Senior Secured Party of the right to credit bid Senior Obligations at any sale in foreclosure of Senior Collateral, (d) objection to (and will not otherwise contest) any other request for judicial relief made in any court by any Senior Secured Party relating to the lawful enforcement of any Lien on Senior Collateral or (e) objection to (and will not otherwise contest or oppose) any process, pleadings or order relating to a sale or other disposition of assets of any Grantor for which any Senior Representative has consented that provides, to the extent such sale or other disposition is to be free and clear of Liens, that the Liens securing the Senior Obligations and the Second Lien Debt Obligations will attach to the proceeds of the sale on the same basis of priority as the Liens on the Shared Collateral securing the Senior Obligations rank to the Liens on the Shared Collateral securing the Second Lien Debt Obligations pursuant to this Agreement and such process, pleading or order does not impair the rights of the Second Lien Representative or Second Lien Debt Party to “credit bid” as permitted under this Agreement.

In any Insolvency or Liquidation Proceeding, each Second Lien Representative, on behalf of itself and each Second Lien Debt Party under its Second Lien Debt Facility, agrees that it will not propose, agree to provide, approve, promote or support in any respect any DIP Financing in favour of one or more of the Grantors which is secured by a charge or other Lien that ranks in priority to or pari passu with the Senior Liens, unless such Plan of Reorganization or DIP Financing is being (or will be) proposed, provided, approved or supported in writing by each of the Senior Representatives on behalf of itself and the Senior Secured Parties under its Senior Facility; provided that one or more Second Lien Debt Parties may propose, or support any other Person in proposing DIP Financing that provides for the Discharge of Senior Obligations within forty-five (45) days of the petition date (subject to the right of the Senior Representatives or the Senior Secured Parties to object to such DIP Financing).

Each Second Lien Representative, for itself and on behalf of each Second Lien Debt Party under its Second Lien Debt Facility, agrees that notice received five (5) Business Days prior to the entry of an order approving such usage of Cash Collateral or approving such financing shall be adequate notice.

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SECTION 6.02           Relief from the Automatic Stay. Until the Discharge of Senior Obligations has occurred, each Second Lien Representative, for itself and on behalf of each Second Lien Debt Party under its Second Lien Debt Facility, agrees that none of them shall seek relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding or take any action in derogation thereof.

SECTION 6.03            Adequate Protection. Each Second Lien Representative, for itself and on behalf of each Second Lien Debt Party under its Second Lien Debt Facility, agrees that none of them shall (A) object to, contest or support any other Person objecting to or contesting (a) any request by any Senior Representative or any Senior Secured Parties for adequate protection under any Debtor Relief Law, or (b) any objection by any Senior Representative or any Senior Secured Parties to any motion, relief, action or proceeding based on any Senior Representative’s or Senior Secured Party’s claiming a lack of adequate protection or (c) the payment of interest, fees, expenses or other amounts of any Senior Representative or any other Senior Secured Party under Section 506(b) of Title 11 of the Bankruptcy Code or any similar provision of any other Debtor Relief Law or (B) assert or support any claim for costs or expenses of preserving or disposing of any Collateral under Section 506(c) of Title 11 of the Bankruptcy Code or any similar provision of any other Debtor Relief Law. Notwithstanding anything contained in this Section 6.03 or in Section 6.01, in any Insolvency or Liquidation Proceeding, (i) if the Senior Secured Parties (or any subset thereof) are granted adequate protection in the form of additional collateral or superpriority claims in connection with any DIP Financing or use of cash collateral under Section 363 or 364 of Title 11 of the Bankruptcy Code or any similar provision of any other Debtor Relief Law, then each Second Lien Representative, for itself and on behalf of each Second Lien Debt Party under its Second Lien Debt Facility, may seek or request adequate protection in the form of a replacement Lien or superpriority claim on such additional collateral (and each Senior Representative, for itself and on behalf of each of the Senior Secured Parties under its Senior Facility, agrees that no Senior Secured Party shall object to, contest, or support any other Person in objecting to or contesting such request), which Lien or superpriority claim is subordinated to the Liens securing all Senior Obligations and such DIP Financing (and all obligations relating thereto) on the same basis as the other Liens securing the Second Lien Debt Obligations are so subordinated to the Liens securing Senior Obligations under this Agreement and (ii) in the event any Second Lien Representatives, for themselves and on behalf of the Second Lien Debt Parties under their Second Lien Debt Facilities, seek or request adequate protection and such adequate protection is granted in the form of additional collateral, then such Second Lien Representatives, for themselves and on behalf of each Second Lien Debt Party under their Second Lien Debt Facilities, agree that each Senior Representative shall also be granted a senior Lien on such additional collateral as security for the Senior Obligations and any such DIP Financing and that any Lien on such additional collateral securing the Second Lien Debt Obligations shall be subordinated to the Liens on such collateral securing the Senior Obligations and any such DIP Financing (and all obligations relating thereto) and any other Liens granted to the Senior Secured Parties as adequate protection on the same basis as the other Liens securing the Second Lien Debt Obligations are so subordinated to such Liens securing Senior Obligations under this Agreement.

Any claim by a Second Lien Debt Party under section 507(b) of the Bankruptcy Code will be subordinate in right of payment to any claim of Senior Secured Party under section 507(b) of the Bankruptcy Code and any payment thereof will be deemed to be Proceeds.

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SECTION 6.04           Preference Issues. If any Senior Secured Party is required in any Insolvency or Liquidation Proceeding or otherwise to disgorge, turn over or otherwise pay any amount to the estate of the Parent Guarantor or any other Grantor (or any trustee, receiver or similar Person therefor), because the payment of such amount was declared to be fraudulent or preferential in any respect or for any other reason, any amount (a “Recovery”), whether received as proceeds of security, enforcement of any right of setoff or otherwise, then the Senior Obligations shall be reinstated to the extent of such Recovery and deemed to be outstanding as if such payment had not occurred and the Senior Secured Parties shall be entitled to the benefits of this Agreement until a Discharge of Senior Obligations with respect to all such recovered amounts. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto. Each Second Lien Representative, for itself and on behalf of each Second Lien Debt Party under its Second Lien Debt Facility, hereby agrees that none of them shall be entitled to benefit from any avoidance action affecting or otherwise relating to any distribution or allocation made in accordance with this Agreement, whether by preference or otherwise, it being understood and agreed that the benefit of such avoidance action otherwise allocable to them shall instead be allocated and turned over for application in accordance with the priorities set forth in this Agreement.

SECTION 6.05            Separate Grants of Security and Separate Classifications. Each Senior Representative, for itself and on behalf of each Senior Secured Party under its Facility and each Second Lien Representative, for itself and on behalf of each Second Lien Debt Party under its Second Lien Debt Facility, acknowledges and agrees that (a) the grants of Liens pursuant to the Senior Collateral Documents and the Second Lien Collateral Documents constitute separate and distinct grants of Liens and (b) because of, among other things, their differing rights in the Shared Collateral and the payment subordination provisions in Section 4.01, the Second Lien Debt Obligations are fundamentally different from the Senior Obligations and must be separately classified in any Plan of Reorganization proposed or adopted in an Insolvency or Liquidation Proceeding and the Second Lien Debt Parties will not seek in an Insolvency or Liquidation Proceeding to be treated as part of the same class of creditors as the Senior Secured Parties and will not oppose or contest any pleading by the Senior Secured Parties seeking separate classification of their respective secured claims. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that any claims of the Senior Secured Parties and the Second Lien Debt Parties constitute a single class of claims (rather than separate classes of senior and junior secured claims) in an Insolvency or Liquidation Proceeding, then each Second Lien Representative, for itself and on behalf of each Second Lien Debt Party under its Second Lien Debt Facility, hereby acknowledges and agrees that all distributions shall be made as if there were separate classes of senior and junior secured claims against the Grantors (with the effect being that the Senior Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of Post-Petition Claims (whether or not allowed or allowable) before any distribution is made in respect of the Second Lien Debt Obligations, with each Second Lien Representative, for itself and on behalf of each Second Lien Debt Party under its Second Lien Debt Facility, hereby acknowledging and agreeing to turn over to the Senior Representative amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Second Lien Debt Parties).

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SECTION 6.06            No Waivers of Rights of Senior Secured Parties. Nothing contained herein shall, except as expressly provided herein (including, without limitation, Section 6.11(b)), prohibit or in any way limit any Senior Representative or any other Senior Secured Party from objecting in any Insolvency or Liquidation Proceeding or otherwise to any action taken by any Second Lien Debt Party, including the seeking by any Second Lien Debt Party of adequate protection or the asserting by any Second Lien Debt Party of any of its rights and remedies under the Second Lien Debt Documents or otherwise.

SECTION 6.07            Application. This Agreement, which the parties hereto expressly acknowledge is a “subordination agreement” under Section 510(a) of Title 11 of the Bankruptcy Code or any similar provision of any other Debtor Relief Law, shall be effective before, during and after the commencement of any Insolvency or Liquidation Proceeding. The relative rights as to the Shared Collateral and Proceeds thereof, and the payment subordination established by Section 4.01 shall continue after the commencement of any Insolvency or Liquidation Proceeding on the same basis as prior to the date of the petition therefor, subject to any court order approving the financing of, or use of Cash Collateral by, any Grantor. All references herein to any Grantor shall include such Grantor as a debtor-in-possession and any receiver or trustee for such Grantor.

SECTION 6.08            Other Matters. To the extent that any Second Lien Representative or any Second Lien Debt Party has or acquires rights under Section 363 or Section 364 of Title 11 of the Bankruptcy Code or any similar provision of any other Debtor Relief Law with respect to any of the Shared Collateral, except as provided for in Section 6.01 or 6.03, such Second Lien Representative, on behalf of itself and each Second Lien Debt Party under its Second Lien Debt Facility, agrees not to assert any such rights without the prior written consent of each Senior Representative; provided that if requested by any Senior Representative, such Second Lien Representative shall timely exercise such rights in the manner requested by the Senior Representatives (acting unanimously), including any rights to payments in respect of such rights.

SECTION 6.09            506(c) Claims. Until the Discharge of Senior Obligations has occurred, each Second Lien Representative, on behalf of itself and each Second Lien Debt Party under its Second Lien Debt Facility, agrees that it will not assert or enforce any claim under Section 506(c) of Title 11 of the Bankruptcy Code or any similar provision of any other Debtor Relief Law senior to or on a parity with the Liens securing the Senior Obligations for costs or expenses of preserving or disposing of any Shared Collateral. Each Senior Representative, on behalf of itself and each Senior Secured Party under its Senior Facility, agrees that it will raise an objection to and will otherwise contest any claim (or any motion or pleading asserting such claim) under Section 506(c) of Title 11 of the Bankruptcy Code or any similar provision for costs or expenses of preserving or disposing of any Shared Collateral.

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SECTION 6.10            Reorganization Securities. If in any Insolvency or Liquidation Proceeding, any debt obligations of the reorganized debtor are distributed pursuant to a Plan of Reorganization on account of the Senior Obligations and/or the Second Lien Debt Obligations, then the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such Plan of Reorganization and will apply with like effect to such debt obligations with any debt obligations of the reorganized debtor distributed on account of Senior Obligations being deemed to be Senior Obligations and any debt obligations of the reorganized debtor distributed on account of Second Lien Obligations being deemed to be Second Lien Obligations; provided that any debt obligations or equity securities received by a Second Lien Debt Party on account of Second Lien Debt Obligations will be paid over or otherwise transferred to the Senior Representative for application in accordance with Section 4.03 unless (i) such distribution is made under a Plan of Reorganization that is consented to in writing by each of the Senior Representatives on behalf of itself and the Senior Secured Parties under its Senior Facility or (ii) until the Discharge of Senior Obligations has occurred; provided¸ further, notwithstanding anything in this Section 6.10 to the contrary, if the value of any distributions (whether made in cash, debt obligations, securities or other property) made pursuant to a Plan of Reorganization is at least equal to the amount of Senior Obligations in any Insolvency or Liquidation Proceeding, the Second Lien Debt Parties will be permitted to accept and retain (x) any debt obligations of the reorganized debtor which are subordinated, including in right of payment, to any debt obligations distributed on account of Senior Obligations pursuant to such Plan of Reorganization at least to the same extent that the Second Lien Debt Obligations are subordinated to the Senior Obligations pursuant to the terms of this Agreement and (y) any equity securities (other than Disqualified Stock (as defined in the Credit Agreement as of the date hereof)), which do not contain or require any mandatory cash payments of any kind prior to the Discharge of Senior Obligations (including, for certainty, any debt obligations issued in substitution of the Senior Obligations pursuant to such Plan of Reorganization) (it being understood and agreed that if the value of any distributions (whether made in cash, debt obligations, securities or other property) made pursuant to such Plan of Reorganization is less than the amount of Senior Obligations in any Insolvency or Liquidation Proceeding, (A) the Second Lien Debt Parties will only be required to pay over or otherwise transfer to the Senior Representative for application in accordance with Section 4.03, such debt obligations and equity securities as set forth in clauses (x) and (y) above up to the amount of Senior Obligations (after taking into account the value of all other distributions (whether made in cash, debt obligations, securities or other property) made pursuant to a Plan of Reorganization) and (B) the Second Lien Debt Parties will be permitted to accept and retain such debt obligations and equity securities as set forth in clauses (x) and (y) above that are not required to be paid over or otherwise transferred pursuant to clause (A) above.

SECTION 6.11            Post-Petition Claims

(a)	Each Second Lien Representative, for itself and on behalf of each Second Lien Debt Party under its Second Lien Debt Facility, hereby agrees not to oppose or seek to challenge any claim by a Senior Representative or Senior Secured Party for allowance in any Insolvency or Liquidation Proceeding of Senior Secured Obligations consisting of Post-Petition Claims to the extent of the value of any Senior Secured Party’s Liens on the Senior Collateral, without regard to the existence of the Liens of the Second Lien Representative’s or Second Lien Debt Party’s Liens on such Collateral.

(b)	Each Senior Representative, for itself and on behalf of each Senior Secured Party under its Senior Facility, hereby agrees not to oppose or seek to challenge in an Insolvency or Liquidation Proceeding a claim by a Second Lien Representative or Second Lien Debt Party for allowance (but not payment) of Second Lien Debt Obligations consisting of Post-Petition Claims to the extent of the value of any Second Lien Debt Party’s Liens on the Second Lien Collateral, without regard to the existence of the Liens of the Senior Representative’s or Senior Secured Party’s Liens on such Collateral.

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ARTICLE 7.

Reliance; Etc.

SECTION 7.01            Reliance. The consent by the Senior Secured Parties to the execution and delivery of the Second Lien Debt Documents to which the Senior Secured Parties have consented and all loans and other extensions of credit made or deemed made on and after the date hereof by the Senior Secured Parties to the Parent Guarantor or any Subsidiary shall be deemed to have been given and made in reliance upon this Agreement. Other than any reliance on the terms of this Agreement, each Senior Representative, on behalf of itself and each Senior Secured Party under its Senior Facility, acknowledges that it and such Senior Secured Parties have, independently and without reliance on any Second Lien Representative or other Second Lien Debt Party, and based on documents and information deemed by them appropriate, made the decision to enter into the Senior Debt Documents to which they are party or by which they are bound, this Agreement and the transactions contemplated hereby and thereby, and they will continue to make their own credit decisions in taking or not taking any action under the Senior Debt Documents or this Agreement. Each Second Lien Representative, on behalf of itself and each Second Lien Debt Party under its Second Lien Debt Facility, acknowledges that it and such Second Lien Debt Parties have, independently and without reliance on any Senior Representative or other Senior Secured Party, and based on documents and information deemed by them appropriate, made the decision to enter into the Second Lien Debt Documents to which they are party or by which they are bound, this Agreement and the transactions contemplated hereby and thereby, and they will continue to make their own credit decisions in taking or not taking any action under the Second Lien Debt Documents or this Agreement.

SECTION 7.02            No Warranties or Liability. Each Second Lien Representative, on behalf of itself and each Second Lien Debt Party under its Second Lien Debt Facility, acknowledges and agrees that neither any Senior Representative nor any other Senior Secured Party has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the Senior Debt Documents, the ownership of any Shared Collateral or the perfection or priority of any Liens thereon. The Senior Secured Parties will be entitled to manage and supervise their respective loans and extensions of credit under the Senior Debt Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate, and the Senior Secured Parties may manage their loans and extensions of credit without regard to any rights or interests that the Second Lien Representatives and the Second Lien Debt Parties have in the Shared Collateral or otherwise, except as otherwise provided in this Agreement. Neither any Senior Representative nor any other Senior Secured Party shall have any duty to any Second Lien Representative or Second Lien Debt Party to act or refrain from acting in a manner that allows, or results in, the occurrence or continuance of an event of default or default under any agreement with the Parent Guarantor or any Subsidiary (including the Second Lien Debt Documents), regardless of any knowledge thereof that they may have or be charged with. Except as expressly set forth in this Agreement, the Senior Representatives, the Senior Secured Parties, the Second Lien Representatives and the Second Lien Debt Parties have not otherwise made to each other, nor do they hereby make to each other, any warranties, express or implied, nor do they assume any liability to each other with respect to (a) the enforceability, validity, value or collectibility of any of the Senior Obligations, the Second Lien Debt Obligations or any guarantee or security which may have been granted to any of them in connection therewith, (b) any Grantor’s title to or right to transfer any of the Shared Collateral or (c) any other matter except as expressly set forth in this Agreement.

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SECTION 7.03           Obligations Unconditional. All rights, interests, agreements and obligations of the Senior Representatives, the Senior Secured Parties, the Second Lien Representatives and the Second Lien Debt Parties hereunder shall remain in full force and effect irrespective of:

(a)	any lack of validity or enforceability of any Senior Debt Document or any Second Lien Debt Document;

(b)	except as otherwise expressly set forth in this Agreement, any change in the time, manner or place of payment of, or in any other terms of, all or any of the Senior Obligations or Second Lien Debt Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of the Credit Agreement or any other Senior Debt Document or of the terms of any Second Lien Debt Document;

(c)	any exchange of any security interest in any Shared Collateral or any other collateral or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the Senior Obligations or Second Lien Debt Obligations or any guarantee thereof;

(d)	the commencement of any Insolvency or Liquidation Proceeding in respect of the Parent Guarantor or any other Grantor; or

(e)	any other circumstances that otherwise might constitute a defense available to, or a discharge of, (i) the Parent Guarantor or any other Grantor in respect of the Senior Obligations or (ii) any Senior Representative, Senior Secured Party, Second Lien Representative or Second Lien Debt Party in respect of this Agreement.

ARTICLE 8.

Miscellaneous

SECTION 8.01            Conflicts. Subject to Section 8.18, in the event of any conflict between the provisions of this Agreement and the provisions of any Senior Debt Document or any Second Lien Debt Document, the provisions of this Agreement shall govern.

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SECTION 8.02           Continuing Nature of this Agreement; Severability. Subject to Section 6.04, this Agreement shall continue to be effective until the Discharge of Senior Obligations shall have occurred. This is a continuing agreement of Lien subordination and payment subordination, and the Senior Secured Parties may continue, at any time and without notice to the Second Lien Representatives or any Second Lien Debt Party, to extend credit and other financial accommodations and lend monies to or for the benefit of the Parent Guarantor or any Subsidiary constituting Senior Obligations in reliance hereon. The terms of this Agreement shall survive and continue in full force and effect in any Insolvency or Liquidation Proceeding. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8.03            Amendments; Waivers. No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b)	This Agreement may be amended in writing signed by each Representative (in each case, acting in accordance with the documents governing the applicable Debt Facility); provided that any such amendment, supplement or waiver which by the terms of this Agreement requires the Parent Guarantor’s consent or which increases the obligations or reduces the rights of the Parent Guarantor or any other Grantor, shall require the consent of the Parent Guarantor. Any such amendment, supplement or waiver shall be in writing and shall be binding upon the Senior Secured Parties and the Second Lien Debt Parties and their respective successors and assigns.

(c)	Notwithstanding the foregoing, without the consent of any Secured Party, any Representative may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 8.09 of this Agreement and upon such execution and delivery, such Representative and the Secured Parties and Senior Obligations or Second Lien Debt Obligations of the Debt Facility for which such Representative is acting shall be subject to the terms hereof.

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SECTION 8.04          Information Concerning Financial Condition of the Parent Guarantor and the Subsidiaries. The Senior Representatives, the Senior Secured Parties, the Second Lien Representatives and the Second Lien Secured Parties shall each be responsible for keeping themselves informed of (a) the financial condition of the Parent Guarantor and the Subsidiaries and all endorsers or guarantors of the Senior Obligations or the Second Lien Debt Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the Senior Obligations or the Second Lien Debt Obligations. The Senior Representatives, the Senior Secured Parties, the Second Lien Representatives and the Second Lien Secured Parties shall have no duty to advise any other party hereunder of information known to it or them regarding such condition or any such circumstances or otherwise. In the event that any Senior Representative, any Senior Secured Party, any Second Lien Representative or any Second Lien Debt Party, in its sole discretion, undertakes at any time or from time to time to provide any such information to any other party, it shall be under no obligation to (i) make, and the Senior Representatives, the Senior Secured Parties, the Second Lien Representatives and the Second Lien Debt Parties shall not make or be deemed to have made, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided, (ii) provide any additional information or to provide any such information on any subsequent occasion, (iii) undertake any investigation or (iv) disclose any information that, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

SECTION 8.05           Subrogation. With respect to the value of any payments or distributions in cash, property or other assets that any of the Second Lien Representatives or Second Lien Debt Parties pay over to any Senior Representative or Senior Secured Party under the terms of this Agreement, each of the Second Lien Representatives and Second Lien Debt Parties shall be subrogated to the rights of the Senior Representatives and the Senior Secured Parties; provided that each Second Lien Representative, on behalf of itself and each Second Lien Debt Party under its Second Lien Debt Facility, hereby agrees not to assert or enforce any such rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of Senior Obligations has occurred. The Grantors acknowledges and agrees that the value of any payments or distributions in cash, property or other assets received by any Second Lien Representative or any Second Lien Debt Party that are paid over to any Senior Representative or any Senior Secured Party pursuant to this Agreement shall not reduce any of the Second Lien Debt Obligations.

SECTION 8.06            Application of Payments. Except as otherwise provided herein, all payments received by the Senior Secured Parties may be applied, reversed and reapplied, in whole or in part, to such part of the Senior Obligations as the Senior Secured Parties, in their sole discretion, deem appropriate, consistent with the terms of the Senior Debt Documents. Except as otherwise provided herein, each Second Lien Representative, on behalf of itself and each Second Lien Debt Party under its Second Lien Debt Facility, assents to any such extension or postponement of the time of payment of the Senior Obligations or any part thereof and to any other indulgence with respect thereto, to any substitution, exchange or release of any security that may at any time secure any part of the Senior Obligations and to the addition or release of any other Person primarily or secondarily liable therefor.

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SECTION 8.07            Additional Grantors. The Parent Guarantor agrees that, if any Subsidiary shall become a Grantor after the date hereof, it will promptly cause such Subsidiary to become party hereto by executing and delivering an instrument in the form of Annex II. Upon such execution and delivery, such Subsidiary will become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of such instrument shall not require the consent of any other party hereunder, and will be acknowledged by the Designated Second Lien Representative and the Senior Representative. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

SECTION 8.08            Dealings with Grantors. Upon any application or demand by the Parent Guarantor or any other Grantor to any Representative to take or permit any action under any of the provisions of this Agreement or under any Collateral Document (if such action is subject to the provisions hereof), the Parent Guarantor or such other Grantor, as appropriate, shall furnish to such Representative a certificate of an Authorized Officer (an “Officer’s Certificate”) stating that all conditions precedent, if any, provided for in this Agreement or such Collateral Document, as the case may be, relating to the proposed action have been complied with, except that in the case of any such application or demand as to which the furnishing of such documents is specifically required by any provision of this Agreement or any Collateral Document relating to such particular application or demand, no additional certificate or opinion need be furnished.

SECTION 8.09            Additional Debt Facilities. To the extent, but only to the extent, permitted by the provisions of the Senior Debt Documents and the Second Lien Debt Documents, the Initial Borrower may incur or issue and sell one or more series or classes of Second Lien Debt and one or more series or classes of Additional Senior Debt. Any such additional class or series of Second Lien Debt (the “Second Lien Class Debt”) may be secured by a Second Lien which ranks as a subordinated Lien on Shared Collateral, in each case under and pursuant to the relevant Second Lien Collateral Documents for such Second Lien Class Debt, if and subject to the condition that the Representative of any such Second Lien Class Debt (each, a “Second Lien Class Debt Representative”), acting on behalf of the holders of such Second Lien Class Debt (such Representative and holders in respect of any Second Lien Class Debt being referred to as the “Second Lien Class Debt Parties”), becomes a party to this Agreement by satisfying conditions (i) through (iii), as applicable, of the immediately succeeding paragraph. Any such additional class or series of Senior Facilities (the “Senior Class Debt ”; and the Senior Class Debt and Second Lien Class Debt, collectively, the “Class Debt”) may be secured by a senior Lien on Shared Collateral, in each case under and pursuant to the Senior Collateral Documents, if and subject to the condition that the Representative of any such Senior Class Debt (each, a “Senior Class Debt Representative”; and the Senior Class Debt Representatives and Second Lien Class Debt Representatives, collectively, the “Class Debt Representatives”), acting on behalf of the holders of such Senior Class Debt (such Representative and holders in respect of any such Senior Class Debt being referred to as the “Senior Class Debt Parties; and the Senior Class Debt Parties and Second Lien Class Debt Parties, collectively, the “Class Debt Parties”), becomes a party to this Agreement by satisfying the conditions set forth in clauses (i) through (iii), as applicable, of the immediately succeeding paragraph. In order for a Class Debt Representative to become a party to this Agreement:

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(i)	such Class Debt Representative shall have executed and delivered a Joinder Agreement substantially in the form of Annex III (if such Representative is a Second Lien Class Debt Representative) or Annex IV (if such Representative is a Senior Class Debt Representative) (with such changes as may be reasonably approved by the Senior Representative and such Class Debt Representative) pursuant to which it becomes a Representative hereunder, and the Class Debt in respect of which such Class Debt Representative is the Representative and the related Class Debt Parties become subject hereto and bound hereby;

(ii)	the Company shall have delivered to each Representative an Officer’s Certificate stating that the conditions set forth in this Section 8.09 are satisfied with respect to such Class Debt and, if requested, true and complete copies of each of the Second Lien Debt Documents or Senior Debt Documents, as applicable, relating to such Class Debt, certified as being true and correct by an Authorized Officer of the Company; and

(iii)	the Second Lien Debt Documents or Senior Debt Documents, as applicable, relating to such Class Debt shall provide that each Class Debt Party with respect to such Class Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Class Debt.

SECTION 8.10           Consent to Jurisdiction; Waivers. Each Representative, on behalf of itself and the Secured Parties of the Debt Facility for which it is acting, irrevocably and unconditionally:

(a)	submits for itself and its property in any legal action or proceeding relating to this Agreement and the Collateral Documents, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b)	consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)	agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person (or its Representative) at the address referred to in Section 8.11;

(d)	agrees that nothing herein shall affect the right of any other party hereto (or any Secured Party) to effect service of process in any other manner permitted by law; and

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(e)	waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 8.10 any special, exemplary, punitive or consequential damages.

SECTION 8.11            Notices. All notices, requests, demands and other communications provided for or permitted hereunder shall be in writing and shall be sent:

(i)	if to the Parent Guarantor, the Initial Borrower or any other Grantor, to the Parent Guarantor, at its address at: [•], Attention of [•], telecopy [•];

(ii)	if to the Initial Second Lien Representative to it at: [•], Attention of [•], telecopy [•];

(iii)	if to the Initial Senior Representative, to it at: [•], Attention of [•], telecopy [•]; and

(iv)	if to any other Representative, to it at the address specified by it in the Joinder Agreement delivered by it pursuant to Section 8.09.

Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and, may be personally served, telecopied, electronically mailed or sent by courier service or U.S. mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or electronic mail or upon receipt via U.S. mail (registered or certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto shall be as set forth above or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties. As agreed to in writing among each Representative from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such person.

SECTION 8.12            Further Assurances. Each Senior Representative, on behalf of itself and each Senior Secured Party under the Senior Debt Facility for which it is acting, each Second Lien Representative, on behalf of itself, and each Second Lien Debt Party under its Second Lien Debt Facility, agrees that it will take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as the other parties hereto may reasonably request to effectuate the terms of, and the Lien priorities contemplated by, this Agreement.

SECTION 8.13            GOVERNING LAW; WAIVER OF JURY TRIAL.

(A)        THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS, EXCEPT AS REQUIRED BY MANDATORY PROVISIONS OF LAW.

(B)        EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

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SECTION 8.14            Binding on Successors and Assigns. This Agreement shall be binding upon the Senior Representatives, the Senior Secured Parties, the Second Lien Representatives, the Second Lien Debt Parties, the Parent Guarantor, the other Grantors party hereto and their respective successors and assigns.

SECTION 8.15            Section Titles. The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of this Agreement.

SECTION 8.16            Counterparts. This Agreement may be executed in one or more counterparts, including by means of facsimile or other electronic method, each of which shall be an original and all of which shall together constitute one and the same document.

Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 8.17            Authorization. By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement. The Initial Senior Representative represents and warrants that this Agreement is binding upon the Credit Agreement Secured Parties. The Initial Second Lien Representative represents and warrants that this Agreement is binding upon the Initial Second Lien Debt Parties.

SECTION 8.18            No Third Party Beneficiaries; Successors and Assigns. The lien and payment priorities set forth in this Agreement and the rights and benefits hereunder in respect of such lien and payment priorities shall inure solely to the benefit of the Senior Representatives, the Senior Secured Parties, the Second Lien Representatives and the Second Lien Debt Parties, and their respective permitted successors and assigns, and no other Person (including the Grantors, or any trustee, receiver, debtor in possession or bankruptcy estate in a bankruptcy or like proceeding) shall have or be entitled to assert such rights.

SECTION 8.19            Effectiveness. This Agreement shall become effective when executed and delivered by the parties hereto.

SECTION 8.20            Initial Senior Representative and Representative. It is understood and agreed that (a) the Initial Senior Representative is entering into this Agreement in its capacity as collateral agent under the Credit Agreement and the provisions of Article VIII of the Credit Agreement applicable to the Agents (as defined therein) thereunder shall also apply to the Initial Senior Representative hereunder and (b) the Initial Second Lien Collateral Agent is entering into this Agreement in its capacity as collateral agent under the Initial Second Lien Indenture and the provisions of Article [•] of such indenture applicable to the Trustee thereunder shall also apply to the Trustee hereunder.

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SECTION 8.21            Relative Rights. Notwithstanding anything in this Agreement to the contrary (except to the extent contemplated by Section 5.01(a), Section 5.01(d) or Section 5.03(c)), nothing in this Agreement is intended to or will (a) amend, waive or otherwise modify the provisions of the Credit Agreement, any other Senior Debt Document or any Second Lien Debt Documents, or permit the Parent Guarantor or any other Grantor to take any action, or fail to take any action, to the extent such action or failure would otherwise constitute a breach of, or default under, the Credit Agreement or any other Senior Debt Document or any Second Lien Debt Documents, (b) change the relative priorities of the Senior Obligations or Second Lien Obligations or the Liens granted under the Senior Collateral Documents or Second Lien Collateral Documents on the Shared Collateral (or any other assets) as among the Senior Secured Parties, (c) otherwise change the relative rights of the Senior Secured Parties in respect of the Shared Collateral as among such Senior Secured Parties or otherwise change the relative rights of the Second Lien Debt Parties in respect of the Shared Collateral as among such Second Lien Debt Parties or (d) obligate the Parent Guarantor or any other Grantor to take any action, or fail to take any action, that would otherwise constitute a breach of, or default under, the Credit Agreement or any other Senior Debt Document or any Second Lien Debt Document.

SECTION 8.22           Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

SECTION 8.23            Parallel Debt Provisions.

(a)	Each of the Grantors hereby irrevocably and unconditionally agrees and undertakes to the extent legally possible with each Representative and each Secured Party acknowledges that each of the Grantors shall pay to the applicable Representative, as creditor in its own right and not as a representative of any other Secured Party, sums equal to, and in the currency of, any sums owing from time to time by it to any Secured Party (other than to any Representative solely by operation of this provision) under any Senior Debt Documents or Second Lien Debt Documents (the “Principal Obligations”) as and when the same fall due for payment under the applicable Senior Debt Document or Second Lien Debt Document (together with the obligations described in paragraph (f) below, the “Parallel Debt Obligations”).

(b)	Each of the Grantors and each Secured Party (other than each Representative) acknowledges that the right of each Representative to demand payment of the Parallel Debt Obligations shall be independent, separate and several from, and shall not in any way limit or affect, the rights of the other Secured Parties to demand payment of the Principal Obligations nor shall the Parallel Debt Obligations be limited or affected in any way by the corresponding Principal Obligations; provided that (i) the payment by a Grantor of its Parallel Debt Obligations to the applicable Representative in accordance with this Section 8.23 shall also discharge (in the amount of the relevant payment) the corresponding Parallel Debt Obligations and (ii) the payment by a Grantor of its Principal Obligations in accordance with the provisions of the Senior Debt Documents and the Second Lien Debt Documents shall also discharge (in the amount of the relevant payment) the corresponding Parallel Debt Obligations provided further that no Principal Obligation shall be discharged by a discharge of the Parallel Debt Obligations if such discharge of the Parallel Debt Obligations is effected by virtue of any set-off, counterclaim or similar defence invoked by a Grantor vis-à-vis any Representative other than in accordance with the terms of this Agreement, the Senior Debt Documents and the Second Lien Debt Documents.

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(c)	Despite the foregoing, any payment under the Senior Debt Documents or Second Lien Debt Documents shall be made to the relevant Representative unless expressly stated otherwise in any Senior Debt Document or Second Lien Debt Document or unless the relevant Representative directs such payment to be made to any other Person.

(d)	Without limiting or affecting each Representative’s rights against any Grantor (whether under this Section 8.23 or under any provision of the Senior Debt Documents and the Second Lien Debt Documents):

(i)	each Representative agrees with each Secured Party (on a several and divided basis) that it will not exercise its rights under the Parallel Debt Obligations in respect of the Principal Obligations owing to a Secured Party except with the consent of the Senior Secured Parties in accordance with the Senior Debt Documents or after the Discharge of Senior Obligations in accordance with the Second Lien Debt Documents; provided that, nothing in this clause (i) shall in any way limit any Representative’s right to act in the protection or preservation of rights under any Senior Collateral Document or Second Lien Collateral Document or to enforce any collateral, each as contemplated by this Agreement, the Senior Collateral Documents, the Second Lien Collateral Documents, the Senior Debt Documents and the Second Lien Debt Documents (or to do any act reasonably incidental to the foregoing); and

(ii)	each Grantor acknowledges that (x) nothing in this Section 8.23 shall impose any obligation on any Representative to advance any sum to any Grantor or otherwise under any Senior Debt Document or Second Lien Debt Document (as applicable), except in its capacity as a Secured Party (if applicable and other than such Representative) under any Senior Debt Document or Second Lien Debt Document in accordance with the terms thereof, and (y) for the purpose of any vote taken under any Senior Debt Document or Second Lien Debt Document, the applicable Representative shall not be regarded as having any participation or commitment other than those which it has in its capacity as a Secured Party (if applicable and other than such Representative) under any Senior Debt Document or Second Lien Debt Document in accordance with the terms thereof.

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(e)	Each Representative acts in its own name and not as a trustee, and its claims in respect of the Parallel Debt Obligations shall not be held on trust. The collateral granted under the Senior Collateral Documents or Second Lien Collateral Documents to each applicable Representative to secure the Parallel Debt Obligations is granted to each Representative in its capacity as creditor of the Parallel Debt Obligations and shall not be held on trust.

(f)	Each Representative, the Grantors and each of the other Secured Parties agree that each Representative shall be the joint and several creditor (together with the relevant other Secured Party) of each and every obligation of the Grantors towards that other Secured Party under the Primary Finance Documents and that accordingly each Representative will have its own and independent right to demand performance by the Grantors of those obligations in full.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

HSBC BANK PLC,

as Initial Senior Representative

By:
Name:
Title:

By:
Name:
Title:

THE BANK OF NEW YORK MELLON,

as Initial Second Lien Representative and Initial Second Lien Trustee

By:
Name:
Title:

By:
Name:
Title:

[________],

as Initial Second Lien Representative and Initial Second Lien Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

[HELICOPTER COMPANY I LLC],

as Parent Guarantor

By:
Name:
Title:

CHC HELICOPTER HOLDING S.À R.L.

as Initial Borrower

By:
Name:
Title:

THE GRANTORS LISTED ON ANNEX I HERETO

By:
Name:
Title:

2

ANNEX I

Grantors

[        ]

ANNEX II

SUPPLEMENT NO. [•] dated as of [date], to the INTERCREDITOR AGREEMENT dated as of [date], 2017 (the “Intercreditor Agreement”), among [HELICOPTER COMPANY I LLC] (the “Parent Guarantor” or the “Company”), CHC HELICOPTER HOLDING S.À R.L. as Initial Borrower (the “Initial Borrower”) certain other subsidiaries and affiliates of the Parent Guarantor (each a “Grantor”), HSBC BANK PLC, as Initial Senior Representative under the Credit Agreement, THE BANK OF NEW YORK MELLON, as Initial Second Lien Representative and Initial Second Lien Trustee, [_____], as Initial Second Lien Representative and Initial Second Lien Agent, and the additional Representatives from time to time a party thereto.

A.          Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Intercreditor Agreement.

B.          The Grantors have entered into the Intercreditor Agreement. Pursuant to the Credit Agreement, certain Additional Senior Debt Documents and certain Second Lien Debt Documents, certain newly acquired or organized Subsidiaries of the Company are required to enter into the Intercreditor Agreement. Section 8.07 of the Intercreditor Agreement provides that such Subsidiaries may become party to the Intercreditor Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Grantor”) is executing this Supplement in accordance with the requirements of the Credit Agreement, the Second Lien Debt Documents and Additional Senior Debt Documents.

Accordingly, the Senior Representative, Second Lien Representative and the New Subsidiary Grantor agree as follows:

Section 1. In accordance with Section 8.07 of the Intercreditor Agreement, the New Grantor by its signature below becomes a Grantor under the Intercreditor Agreement with the same force and effect as if originally named therein as a Grantor, and the New Grantor hereby agrees to all the terms and provisions of the Intercreditor Agreement applicable to it as a Grantor thereunder. Each reference to a “Grantor” in the Intercreditor Agreement shall be deemed to include the New Grantor. The Intercreditor Agreement is hereby incorporated herein by reference.

Section 2. The New Grantor represents and warrants to the Senior Representative, Second Lien Representative and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

Section 3. This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Senior Representatives and the Second Lien Representatives shall have received a counterpart of this Supplement that bears the signature of the New Grantor. Delivery of an executed signature page to this Supplement by facsimile transmission or other electronic method shall be as effective as delivery of a manually signed counterpart of this Supplement.

Section 4. Except as expressly supplemented hereby, the Intercreditor Agreement shall remain in full force and effect.

Section 5. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 6. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 7. All communications and notices hereunder shall be in writing and given as provided in Section 8.11 of the Intercreditor Agreement. All communications and notices hereunder to the New Grantor shall be given to it in care of the Company as specified in the Intercreditor Agreement.

Section 8. The Company agrees to reimburse the Senior Representative and Second Lien Representative for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Senior Representative and counsel for the Second Lien Representatative.

IN WITNESS WHEREOF, the New Grantor, and the Senior Representative and Second Lien Representative have duly executed this Supplement to the Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW SUBSIDIARY GRANTOR]

By:
Name:
Title:

Acknowledged By:
HSBC BANK PLC,

as Initial Senior Representative

By:
Name:
Title:

THE BANK OF NEW YORK MELLON,
as Initial Second Lien Representative and Initial Second Lien Trustee

By:
Name:
Title:

[_____],
as Initial Second Lien Representative and Initial Second Lien Collateral Agent

By:
Name:
Title:

ANNEX III

REPRESENTATIVE SUPPLEMENT NO. [•] dated as of [date] to the INTERCREDITOR AGREEMENT dated as of [date], 2017 (the “Intercreditor Agreement”), among [HELICOPTER COMPANY I LLC] (the “Parent Guarantor” or the “Company”), CHC HELICOPTER HOLDING S.À R.L. as Initial Borrower (the “Initial Borrower”) certain other subsidiaries and affiliates of the Parent Guarantor (each a “Grantor”), HSBC BANK PLC, as Initial Senior Representative under the Credit Agreement, THE BANK OF NEW YORK MELLON, as Initial Second Lien Representative and Initial Second Lien Trustee, [_____], as Initial Second Lien Representative and Initial Second Lien Collateral Agent, and the additional Representatives from time to time a party thereto.

A.            Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Intercreditor Agreement.

B.            As a condition to the ability of the Company to incur Second Lien Debt and to secure such Second Lien Class Debt with the Second Lien and to have such Second Lien Class Debt guaranteed by the Grantors on a subordinated basis, in each case under and pursuant to the Second Lien Collateral Documents, the Second Lien Class Representative in respect of such Second Lien Class Debt is required to become a Representative under, and such Second Lien Class Debt and the Second Lien Class Debt Parties in respect thereof are required to become subject to and bound by, the Intercreditor Agreement. Section 8.09 of the Intercreditor Agreement provides that such Second Lien Class Debt Representative may become a Representative under, and such Second Lien Class Debt and such Second Lien Class Debt Parties may become subject to and bound by, the Intercreditor Agreement, pursuant to the execution and delivery by the Second Lien Class Debt Representative of an instrument in the form of this Representative Supplement and the satisfaction of the other conditions set forth in Section 8.09 of the Intercreditor Agreement. The undersigned Second Lien Class Debt Representative (the “New Representative”) is executing this Supplement in accordance with the requirements of the Senior Debt Documents and the Second Lien Debt Documents.

Accordingly, the Senior Representative, Second Lien Representative and the New Representative agree as follows:

Section 1. In accordance with Section 8.09 of the Intercreditor Agreement, the New Representative by its signature below becomes a Representative under, and the related Second Lien Class Debt and Second Lien Class Debt Parties become subject to and bound by, the Intercreditor Agreement with the same force and effect as if the New Representative had originally been named therein as a Representative, and the New Representative, on behalf of itself and such Second Lien Class Debt Parties, hereby agrees to all the terms and provisions of the Intercreditor Agreement applicable to it as a Second Lien Representative and to the Second Lien Class Debt Parties that it represents as Second Lien Debt Parties. Each reference to a “Representative” or “Second Lien Representative” in the Intercreditor Agreement shall be deemed to include the New Representative. The Intercreditor Agreement is hereby incorporated herein by reference.

Section 2. The New Representative represents and warrants to the Senior Representative, Second Lien Representative and the other Secured Parties that (i) it has full power and authority to enter into this Representative Supplement, in its capacity as [agent] [trustee], (ii) this Representative Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of such Agreement and (iii) the Second Lien Debt Documents relating to such Second Lien Class Debt provide that, upon the New Representative’s entry into this Agreement, the Second Lien Class Debt Parties in respect of such Second Lien Class Debt will be subject to and bound by the provisions of the Intercreditor Agreement as Second Lien Debt Parties.

Section 3. This Representative Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Representative Supplement shall become effective when the Senior Representative and Junior Representative shall have received a counterpart of this Representative Supplement that bears the signature of the New Representative. Delivery of an executed signature page to this Representative Supplement by facsimile transmission or other electronic method shall be effective as delivery of a manually signed counterpart of this Representative Supplement.

Section 4. Except as expressly supplemented hereby, the Intercreditor Agreement shall remain in full force and effect.

Section 5. THIS REPRESENTATIVE SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 6. In case any one or more of the provisions contained in this Representative Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 7. All communications and notices hereunder shall be in writing and given as provided in Section 8.11 of the Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to it at the address set forth below its signature hereto.

Section 8. The Company agrees to reimburse the Senior Representative and the Second Lien Representative for its reasonable out-of-pocket expenses in connection with this Representative Supplement, including the reasonable fees, other charges and disbursements of counsel for the Senior Representative and counsel for the Second Lien Representative.

IN WITNESS WHEREOF, the New Representative, the Senior Representative and Second Lien Representative have duly executed this Representative Supplement to the Intercreditor Agreement as of the day and year first above written.

[NAME OF REPRESENTATIVE] as
[ ] for the holders of [ ]

By:
Name:
Title:

Address for notices:

Attention of: ________________________

Telecopy: __________________________

[ ],
as Senior Representative

By:
Name:
Title:

[ ],
as Second Lien Representative

By:
Name:
Title:

Acknowledged By:
[HELICOPTER COMPANY I LLC]

By:
Name:
Title:

THE GRANTORS
LISTED ON SCHEDULE I HERETO

By:
Name:
Title:

Schedule I

to the Representative Supplement to the Intercreditor Agreement

Grantors

[           ]

ANNEX IV

REPRESENTATIVE SUPPLEMENT NO. [•] dated as of [date] to the INTERCREDITOR AGREEMENT dated as of [date], 2017 (the “Intercreditor Agreement”), among [HELICOPTER COMPANY I LLC] (the “Parent Guarantor”), CHC HELICOPTER HOLDING S.À R.L. as Initial Borrower (the “Initial Borrower”) certain other subsidiaries and affiliates of the Parent Guarantor (each a “Grantor”), HSBC BANK PLC, as Initial Senior Representative under the Credit Agreement, THE BANK OF NEW YORK MELLON, as Initial Second Lien Representative and Initial Second Lien Trustee, [_____], as Initial Second Lien Representative and Initial Second Lien Collateral, and the additional Representatives from time to time a party thereto.

A.            Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Intercreditor Agreement.

B.            As a condition to the ability of the Company to incur Senior Class Debt after the date of the Intercreditor Agreement and to secure such Senior Class Debt with the Senior Lien and to have such Senior Class Debt guaranteed by the Grantors on a senior basis, in each case under and pursuant to the Senior Collateral Documents, the Senior Class Debt Representative in respect of such Senior Class Debt is required to become a Representative under, and such Senior Class Debt and the Senior Class Debt Parties in respect thereof are required to become subject to and bound by, the Intercreditor Agreement. Section 8.09 of the Intercreditor Agreement provides that such Senior Class Debt Representative may become a Representative under, and such Senior Class Debt and such Senior Class Debt Parties may become subject to and bound by, the Intercreditor Agreement, pursuant to the execution and delivery by the Senior Class Debt Representative of an instrument in the form of this Representative Supplement and the satisfaction of the other conditions set forth in Section 8.09 of the Intercreditor Agreement. The undersigned Senior Class Debt Representative (the “New Representative”) is executing this Supplement in accordance with the requirements of the Senior Debt Documents and the Second Lien Debt Documents.

Accordingly, the Senior Representative, Second Lien Representative and the New Representative agree as follows:

Section 1. In accordance with Section 8.09 of the Intercreditor Agreement, the New Representative by its signature below becomes a Representative under, and the related Senior Class Debt and Senior Class Debt Parties become subject to and bound by, the Intercreditor Agreement with the same force and effect as if the New Representative had originally been named therein as a Representative, and the New Representative, on behalf of itself and such Senior Class Debt Parties, hereby agrees to all the terms and provisions of the Intercreditor Agreement applicable to it as a Senior Representative and to the Senior Class Debt Parties that it represents as Senior Debt Parties. Each reference to a “Representative” or “Senior Representative” in the Intercreditor Agreement shall be deemed to include the New Representative. The Intercreditor Agreement is hereby incorporated herein by reference.

Section 2. The New Representative represents and warrants to the Senior Representative, Second Lien Representative and the other Secured Parties that (i) it has full power and authority to enter into this Representative Supplement, in its capacity as [agent] [trustee], (ii) this Representative Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of such Agreement and (iii) the Senior Debt Documents relating to such Senior Class Debt provide that, upon the New Representative’s entry into this Agreement, the Senior Class Debt Parties in respect of such Senior Class Debt will be subject to and bound by the provisions of the Intercreditor Agreement as Senior Secured Parties.

Section 3. This Representative Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Representative Supplement shall become effective when the Senior Representative and Second Lien Representative shall have received a counterpart of this Representative Supplement that bears the signature of the New Representative. Delivery of an executed signature page to this Representative Supplement by facsimile transmission or other electronic method shall be effective as delivery of a manually signed counterpart of this Representative Supplement.

Section 4. Except as expressly supplemented hereby, the Intercreditor Agreement shall remain in full force and effect.

Section 5. THIS REPRESENTATIVE SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 6. In case any one or more of the provisions contained in this Representative Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 7. All communications and notices hereunder shall be in writing and given as provided in Section 8.11 of the Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to it at the address set forth below its signature hereto.

Section 8. The Company agrees to reimburse the Senior Representative and Second Lien Representative for its reasonable out-of-pocket expenses in connection with this Representative Supplement, including the reasonable fees, other charges and disbursements of counsel for the Senior Representative and counsel for the Second Lien Representative.

IN WITNESS WHEREOF, the New Representative, the Senior Representative and Second Lien Representative have duly executed this Representative Supplement to the Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE] as [ ] for the holders of [ ]

By:
Name:
Title:

Address for notices:

Attention of: ________________________

Telecopy: __________________________

[ ],
as Senior Representative

By:
Name:
Title:

By:
Name:
Title:

Acknowledged By:
[HELICOPTER COMPANY I LLC]

By:
Name:
Title:

THE GRANTORS
LISTED ON SCHEDULE I HERETO

By:
Name:
Title:

Schedule I

to the Representative Supplement to the Intercreditor Agreement

Grantors

[           ]

Exhibit K

Restructuring Transactions

Restructuring Transactions

In contemplation of the Plan, 1 (A) Reorganized CHC was formed and registered as a Cayman Islands limited liability company (which shall be treated as a corporation for U.S. federal income tax purposes) and entered into an asset purchase agreement (the “APA”) with CHC Parent, pursuant to which Reorganized CHC (or at Reorganized CHC’s direction, a wholly owned subsidiary of Reorganized CHC) shall, on the Effective Date, acquire all of the assets of CHC Parent (including all the stock of its sole direct subsidiary on a restructured basis) in exchange for (i) New Unsecured Notes and New Membership Interests and (ii) the agreement of Reorganized CHC to conduct the Rights Offering contemplated by the Plan pursuant to which Reorganized CHC and one of its wholly owned subsidiaries will offer to sell to eligible holders of Senior Secured Notes Claims and Unsecured Notes Claims the New Second Lien Convertible Notes (these Subscription Rights, collectively with the New Unsecured Notes and New Membership Interests, the “Plan Consideration”) and (B) CHC Parent and each of the respective Debtors, as applicable, entered into an assumption agreement (the “Assumption Agreement”), pursuant to which CHC Parent shall, after the Confirmation Date and at least one day prior to the Effective Date, assume primary responsibility for certain Claims against such Debtors, as described in the Restructuring Transactions below. The exercise of the Subscription Rights shall be governed by the Rights Offering Procedures set forth in the Disclosure Statement Order, subscription forms and related documents.

In furtherance of the foregoing and the implementation of the Plan, the following transactions shall occur in the following order on or prior to the Effective Date (as indicated below):

(1)	Prior to the Effective Date, Heli-One Holding (UK) Ltd shall issue to Vinland Denmark Aps an intercompany note to evidence the existing receivable held by Vinland Denmark Aps from Heli-One Holding (UK) Ltd, including the interest that has accrued thereon.

(2)	One business day prior to the Effective Date, pursuant to the Assumption Agreement, CHC Parent shall assume:

(a)	from CHC Helicopter S.A. (including any successor thereof, “CHC SA”), primary responsibility for all of CHC SA’s obligations under and with respect to the Senior Secured Notes Claims and Unsecured Notes Claims in partial consideration for three or more intercompany notes: (i) one or more intercompany notes having an aggregate face amount consistent with the maintenance of a reasonable debt to equity ratio in Luxembourg, as determined by CHC SA, (ii) one (“SA Note II”) having a face amount equal to the amount of any Intercompany Claims (or other amounts) owing from CHC Parent to CHC SA (such claims and other amounts, the “Lux Intercompany Obligations”), and (iii) another (“SA Note III”) having face amount equal to the aggregate amount of any Intercompany Claims (or other amounts) owing from CHC Parent to Heli-one American Support, LLC and CHC Helicopter Support Services (US) Inc. (such claims and other amounts, the “US Intercompany Obligations”), and

1       Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan.

(b)	from each of the Debtors, primary responsibility for any General Unsecured Claims against such Debtor that are aircraft lease rejection claims (including by reason of a guarantee of an aircraft lease rejection claim) (collectively, all assumed claims under this paragraph (2), the “Assumed Claims”), in exchange for one or more intercompany notes from the respective Debtor to CHC Parent (each intercompany note issued under this paragraph (2), a “New Intercompany Note”),[2] in each case, as follows:

(i)	CHC Helicopters (Barbados) Limited, CHC Helicopters (Barbados) SRL, CHC SA, CHC Helicopter Australia Pty Ltd, CHC Leasing (Ireland) Designated Activity Company, Heli-One Leasing ULC, Heli-One Leasing (Norway), Heliworld Leasing Limited, and any other Debtor with responsibility for General Unsecured Claims that are aircraft lease rejection claims shall each issue one or more intercompany notes payable on demand with an aggregate face amount of notes issued by each Debtor equal to the aggregated amount of the applicable Assumed Claims of such Debtor.[3]

(ii)	Heli-One Canada ULC shall issue two or more intercompany notes payable on demand with an aggregate face amount of notes issued by Heli-One Canada ULC equal to the aggregate amount of the applicable Assumed Claims of Heli-One Canada ULC, provided that one of such notes (“Canada Note II”) shall have a face amount equal to the aggregate amount of any Intercompany Claims (or other amounts) owing, if any, from CHC Parent to Heli-One Canada ULC (such claims and other amounts, the “Canada Intercompany Obligations”).[4]

2       The terms of each New Intercompany Note not otherwise provided herein shall be reasonably determined by CHC SA prior to issuance.

3       In the event any Claim being assumed or transferred in accordance with the Restructuring Transactions herein is a Disputed Claim, the face amount of any New Intercompany Note or other consideration or any contribution (as applicable) shall be subsequently adjusted to reflect the Allowed amount of such Claim as subsequently determined.

4       To the extent that the aggregate amount of Canada Intercompany Obligations owed to Heli-One Canada ULC exceed the aggregate amount of aircraft lease rejection claims against Heli-One Canada ULC, Heli-One Canada ULC may transfer on the effective date some or all of the Canada Intercompany Obligations to Heli-One Leasing ULC in exchange a non-interest bearing note. Thereafter, on the effective date, Heli-One Leasing ULC will offset such acquired Canada Intercompany Obligations against the New Intercompany Note(s) issued by Heli-One Leasing Canada ULC under the foregoing provisions on a dollar for dollar basis.

2

To the extent the Assumed Claims of CHC SA exceed the face amount of the New Intercompany Notes issued in partial consideration for the assumption of such Claims, the excess shall be recorded as an assumption for no consideration. For the avoidance of doubt, each assumption by CHC Parent (a) is not an assumption of an executory contract or unexpired lease pursuant to section 365(a) of the Bankruptcy Code, and (b) shall not prejudice or enhance the distributions to which the Assumed Claims are otherwise entitled under Plan but, rather, shall make CHC Parent (rather than the Debtor from whom the Claim was assumed) primarily responsible for such distributions.

(3)	On the Effective Date and immediately prior to the transactions specified below, the new organizational documents governing Reorganized CHC (and its wholly owned subsidiaries, Helicopter Company II LLC and Helicopter Finance Ltd (the “New Subsidiaries”)), including without limitation, the Reorganized CHC Operating Agreement and any amended and restated limited liability company agreement or memorandum and articles of association of the New Subsidiaries, as applicable, shall be in full force and effect and the New Board (or equivalent with respect to the New Subsidiaries) shall serve pursuant to the terms of the applicable new organizational documents of Reorganized CHC (and the New Subsidiaries).[5] For the avoidance of doubt, the resignation of the managers, members, or directors of Reorganized CHC (and the New Subsidiaries) serving prior to the Effective Date shall be effective prior to the transactions that follow this paragraph (3) and such managers, members, or directors of Reorganized CHC (and the New Subsidiaries) are not authorizing the transactions that follow this paragraph (3), with such authorization to be provided by the New Board (or equivalent with respect to the New Subsidiaries).

(4)	In accordance with, and subject to the terms of, the treatment sections of the Plan, the following transactions shall occur concurrently on the Effective Date:

(a)	On behalf of, and at the direction of CHC Parent pursuant hereto, Reorganized CHC shall issue New Membership Interests and (together with one of its wholly owned subsidiaries) New Unsecured Notes (in addition to the Subscription Rights previously provided) to holders of Allowed Senior Secured Notes Claims, Allowed Unsecured Notes Claims and Allowed General Unsecured Claims, as applicable pursuant to the terms of the Plan, in full and final satisfaction and discharge of such Claims.

5 As provided in the Plan and other applicable Plan Documents, the managers, members, or directors of Reorganized CHC (and the New Subsidiaries) serving prior to the Effective Date shall have no continuing obligations or liability to Reorganized CHC (and the New Subsidiaries) on or after the Effective Date and each such manager, member, or director will be deemed to have resigned or shall otherwise cease to be a manager, member, or director on the Effective Date.

3

(b)	Pursuant to the Rights Offering, Reorganized CHC shall receive the Cash exercise price and (together with one of its wholly owned subsidiaries) shall issue the New Second Lien Convertible Notes.

(c)	To the extent that there are Disputed Claims, the Plan Consideration that would otherwise be distributable in respect of such Claims, if such Claims had been Allowed Claims as of the Effective Date, shall be transferred to the Disputed Claims Reserve and administered in accordance with Article VII of the Plan.

(d)	As to any General Unsecured Claims satisfied and discharged by CHC Parent pursuant to paragraph 4(a) above that were not Assumed Claims, CHC Parent shall be treated for tax purposes as having acquired for no consideration and immediately contributed such Claims indirectly to the capital of CHC SA, and, in turn, CHC SA shall be treated as contributing such Claims to the capital of the respective Debtors in exchange for either no consideration, or for equity and/or for share premium (directly, in the case of a Debtor directly owned by CHC SA, or indirectly through a series of cascading capital contributions, each in exchange for either no consideration, or for equity and/or share premium, in the case of any Debtors indirectly owned by CHC SA), as determined by CHC SA or required by law.

(e)	CHC SA shall convert into a Luxembourg limited liability company (à responsabilité limitée – SARL), and be renamed “CHC Leasing Sarl”; provided that if the transaction described in this clause (e) cannot be effected concurrently on the Effective Date it shall be effected as soon as reasonably practicable on or after the Effective Date.

(5)	CHC SA shall offset the Lux Intercompany Obligations against the SA Note II, in full satisfaction and settlement of such obligations and SA Note II.

(6)	CHC SA shall assume the US Intercompany Obligations from CHC Parent in full satisfaction and settlement of SA Note III.

(7)	Heli-One Canada ULC shall offset its Canada Intercompany Obligations, if any, against the Canada Note II, in full satisfaction and settlement of its obligations and Canada Note II.

(8)	Each New Intercompany Note issued in accordance with paragraph 2(b) above (after effectuating the offset of any other obligations as contemplated herein) shall be contributed by CHC Parent to the capital of 6922767 Holding Sarl, and, in turn, to the capital of CHC Helicopter Holding Sarl, in each case in exchange for equity and/or share premium. CHC Helicopter Holdings Sarl may then retain such notes, transfer such notes as otherwise provided herein, or contribute such notes (in whole or in part) to the respective Debtor(s) in cancellation thereof through a series of cascading capital contributions, each in exchange for equity and/or share premium.

4

(9)	CHC Helicopter Holding Sarl (which shall elect to be treated as a corporation for U.S. federal income tax purposes as of the beginning of the Effective Date) shall assume all of CHC SA’s liabilities, as restructured, including under and with respect to the Exit Revolving Credit Facility (by becoming the initial borrower in place of CHC SA), and CHC SA’s New Intercompany Note. CHC SA shall distribute to CHC Helicopter Holding Sarl all of its rights, title and interests in its assets. Notwithstanding the foregoing, the leases entered into by CHC SA (and any transaction documents relating thereto) and subleases entered into by CHC SA (and any transaction documents relating thereto) shall not be assumed by or distributed to CHC Helicopter Holding Sarl.

(10)	In accordance with the terms of the Plan, the APA, and the Cayman Proceeding, and at the direction of Reorganized CHC, CHC Parent shall transfer to Helicopter Company II LLC, a wholly-owned Cayman Islands organized subsidiary of Reorganized CHC, all of its assets (including all the stock of its sole direct subsidiary on a restructured basis and all New Intercompany Notes held by CHC Parent at the time of transfer).

(11)	Reorganized CHC shall contribute $[262.5] million of the amounts received pursuant to the Rights Offering to Helicopter Company II LLC in exchange for equity, some other form of interest, and/or no consideration, as determined by CHC SA.

(12)	Helicopter Company II LLC shall, in turn, lend the $[262.5] million to CHC Helicopter Holding Sarl in exchange for an intercompany note.

(13)	Reorganized CHC shall lend $[37.5] million of the amounts received pursuant to the Rights Offering to CHC Helicopter Holding Sarl in exchange for an intercompany note, with terms otherwise consistent with the New Unsecured Notes.

In furtherance of Section 4.9(a) of the Plan, any Intercompany Claims not otherwise dealt with above may, on or after the Effective Date, be contributed (in exchange for equity, share premium or no consideration), offset against other Intercompany Claims or intercompany obligations, discharged, or continued, as CHC SA determines to be reasonable and appropriate.

In furtherance of Section 5.2 of the Plan, the Debtors intend to align their leasing structure into a new central leasing principal in Luxembourg. As part of this process, CHC SA may enter into one or more agreements or arrangements with the applicable Affiliates to effectuate such structure as they shall reasonably determine, which may include, among other things, the transfer of aircraft from its current legal owners to other Affiliates (other than transfers of aircraft from obligors or guarantors under the Exit Revolving Credit Facility or the New Second Lien Convertible Notes Documents to non-obligors or non-guarantors under the Exit Revolving Credit Facility or the New Second Lien Convertible Notes Documents, as applicable) and amendments to the third-party lease agreements and intercompany lease agreements.

5